FILED PURSUANT TO RULE 424(b)(5)
REGISTRATION STATEMENT NO.: 333-129844

PROSPECTUS SUPPLEMENT
(to Prospectus dated February 6, 2007)

STRUCTURED ASSET SECURITIES CORPORATION II

Depositor

LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1

Issuing Entity

Commercial Mortgage Pass-Through Certificates, Series 2007-C1
Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M,
Class A-J, Class B, Class C, Class D, Class E, Class F, Class X-CP and Class X-W

Approximate Total Principal Balance at Initial Issuance: $3,457,895,000

We are Structured Asset Securities Corporation II, the depositor with respect to the securitization transaction that is the subject of this prospectus supplement. This prospectus supplement relates to, and is accompanied by, our base prospectus dated February 6, 2007. This prospectus supplement and the accompanying base prospectus are intended to offer and relate only to the classes of commercial mortgage pass-through certificates identified above, and not to the other classes of certificates that will be issued by the issuing entity, which is also identified above. The offered certificates are not listed on any national securities exchange or any automated quotation system of any registered securities associations, such as NASDAQ.

The sponsors of the subject securitization transaction are Lehman Brothers Holdings Inc. and UBS Real Estate Investments Inc.

The offered certificates will represent interests only in the issuing entity and do not represent obligations of or interests in either sponsor, the depositor or any of their respective affiliates. The assets of the issuing entity will include a pool of multifamily and commercial mortgage loans having the characteristics described in this prospectus supplement. No governmental agency or instrumentality or private insurer has insured or guaranteed payment on the offered certificates or any of the mortgage loans that back them.

The holders of each class of offered certificates will be entitled to receive, to the extent of available funds, monthly distributions of interest, principal or both, commencing on the distribution date in March 2007. The table on page 7 of this prospectus supplement contains a list of the respective classes of offered certificates and states the original principal balance or notional amount, initial interest rate, interest rate description, and other select characteristics of each of those classes. Credit enhancement is being provided through the subordination of various other classes, including multiple non-offered classes, of the series 2007-C1 certificates. That same table on page 7 of this prospectus supplement also contains a list of the non-offered classes of the series 2007-C1 certificates.

You should fully consider the risk factors beginning on page 50 in this prospectus supplement and on page 18 in the accompanying base prospectus prior to investing in the offered certificates.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers Inc. and Wachovia Capital Markets, LLC are the underwriters with respect to the offered certificates. UBS Global Asset Management (US) Inc. is an underwriter with respect to the offered certificates other than the class A-4 certificates. They will purchase their respective allocations, in each case if any, of the offered certificates from us, subject to the satisfaction of specified conditions. Our proceeds from the sale of the offered certificates will equal approximately $3,597,000,000, plus accrued interest on all the offered certificates from February 11, 2007, before deducting expenses payable by us. The underwriters currently intend to sell the offered certificates at varying prices to be determined at the time of sale. Not every underwriter will have an obligation to purchase offered certificates from us. See ‘‘Method of Distribution’’ in this prospectus supplement.

With respect to this offering, Lehman Brothers Inc. is acting as co-lead manager and sole bookrunner, UBS Global Asset Management (US) Inc. is acting as co-lead manager and Wachovia Capital Markets, LLC is acting as co-manager.

UBS GLOBAL ASSET MANAGEMENT	LEHMAN BROTHERS
Co-Lead Manager	Co-Lead Manager

WACHOVIA SECURITIES
Co-Manager

The date of this prospectus supplement is February 15, 2007

State Street Building, Boston, MA

Westfield San Francisco Emporium, San Francisco, CA

International Square, Washington, DC

1745 Broadway, New York, NY

Tishman Speyer DC Portfolio I, Various

Bethany Maryland Portfolio, Various, MD

Extendicare Portfolio, Various

1166 Avenue of the Americas, New York, NY

Bethany Houston Portfolio, Various, TX

Lembi Portfolio, San Francisco, CA

IMPORTANT NOTICE ABOUT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS	5
NOTICE TO RESIDENTS OF KOREA	5
NOTICE TO RESIDENTS OF GERMANY	5
NOTICE TO NON-U.S. INVESTORS	6
EUROPEAN ECONOMIC AREA	6
SUMMARY OF PROSPECTUS SUPPLEMENT	7
Introduction to the Transaction	7
Relevant Parties	12
Summary of Transaction Parties	17
Relevant Dates and Periods	18
Description of the Offered Certificates	20
The Underlying Mortgage Loans and the Mortgaged Real Properties	33
Legal and Investment Considerations	47
RISK FACTORS	50
The Class A-M, A-J, B, C, D, E and F Certificates Are Subordinate to, and Are Therefore Riskier than, the Class A-1, A-2, A-3, A-AB, A-4, A-1A, X-CP, X-CL and XW Certificates	50
The Offered Certificates Have Uncertain Yields to Maturity	50
The Investment Performance of Your Offered Certificates May Vary Materially and Adversely from Your Expectations Because the Rate of Prepayments and Other Unscheduled Collections of Principal on the Underlying Mortgage Loans Is Faster or Slower than You Anticipated	51
The Interests of the Series 2007-C1 Controlling Class Certificateholders May Be in Conflict with the Interests of the Offered Certificateholders	52
The Interests of the Holders of the Class BMP Certificates May Be in Conflict with the Interests of the Offered Certificateholders	52
The Absence or Inadequacy of Insurance Coverage on the Mortgaged Properties May Adversely Affect Payments on Your Certificates	53
Repayment of the Underlying Mortgage Loans Depends on the Operation of the Mortgaged Real Properties	54
Risks Associated with Condominium Ownership	55
The Mortgaged Real Property Will Be the Sole Asset Available to Satisfy the Amounts Owing Under an Underlying Mortgage Loan in the Event of Default	55
In Some Cases, Payments on an Underlying Mortgage Loan Are Dependent on a Single Tenant or on One or a Few Major Tenants at the Related Mortgaged Real Property	55
Five Percent or More of the Initial Mortgage Pool Balance Will Be Secured by Mortgage Liens on the Respective Borrower’s Interests in Each of the Following Property Types—Office, Retail and Healthcare	56
Conflicting Rights of Tenants May Adversely Affect a Mortgaged Real Property	56
Ten Percent or More of the Initial Mortgage Pool Balance Will Be Secured by Mortgage Liens on Real Properties Located in Each of New York, California and the District of Columbia and Five Percent or More of the Initial Mortgage Pool Balance Will Be Secured by Mortgage Liens on Real Properties Located in Each of Massachusetts, Texas and Florida	57
Of the 15 Mortgaged Real Properties Located in the State of New York, Four (4) of Those Properties, Representing 15.8% Percent of the Initial Mortgage Pool Balance, Will Be Secured by Mortgage Liens on Real Properties Located in the City of New York; The Performance of Those Properties Will be Materially Dependent on the Strength of the Manhattan Economy and Office Leasing Market	57
The Mortgage Pool Will Include Material Concentrations of Balloon Loans	57
The Mortgage Pool Will Include Some Disproportionately Large Mortgage Loans	58
The Mortgage Pool Will Include Leasehold Mortgage Loans and Lending on a Leasehold Interest in Real Property is Riskier Than Lending on the Fee Interest in That Property	58
Many of the Mortgaged Real Properties Are Legal Nonconforming Uses or Legal Nonconforming Structures	58
Some of the Mortgaged Real Properties May Not Comply with All Applicable Zoning Laws and/or Local Building Codes or with the Americans with Disabilities Act of 1990	59
Multiple Mortgaged Real Properties Are Owned by the Same Borrower, Affiliated Borrowers or Borrowers with Related Principals or Are Occupied, in Whole or in Part, by the Same Tenant or Affiliated Tenants, Which Presents a Greater Risk to the Trust Fund in the Event of the Bankruptcy or Insolvency of Any Such Borrower or Tenant	60
Some of the Mortgaged Real Properties Are or May Be Encumbered by Additional Debt and the Ownership Interests in Some Borrowers Have Been or May Be Pledged to Secure Debt Which, in Either Case, May Reduce the Cash Flow Available to the Subject Mortgaged Real Property	60
Certain Borrower Covenants May Affect That Borrower’s Available Cash Flow	61
Some Borrowers Under the Underlying Mortgage Loans Will Not Be Special Purpose Entities	61
Tenancies in Common May Hinder Recovery	62
Operating or Master Leases May Hinder Recovery	63
Changes in Mortgage Pool Composition Can Change the Nature of Your Investment	63
Lending on Income-Producing Real Properties Entails Environmental Risks	63
Lending on Income-Producing Properties Entails Risks Related to Property Condition	67
There May be Restrictions on the Ability of a Borrower, a Lender or Any Transferee Thereof to Terminate or Renegotiate Property Management Agreements That are in Existence With Respect to Some of the Mortgaged Real Properties	68
With Respect to Six (6) Mortgage Loans (Including Four (4) of the Ten (10) Largest Mortgage Loans) That We Intend to Include in the Trust, the Mortgaged Real Property or Properties that Secure the Subject Mortgage Loan in the Trust Also Secure One (1) or More Related Mortgage Loans That Are Not in the Trust; The Interests of the Holders of Those Non-Trust Mortgage Loans May Conflict with Your Interests; The Series 2007-C1 Certificateholders May Have a Limited Ability to Control the Servicing of the Subject Loan Combinations	69
Conflicts of Interest May Exist in Connection with Certain Previous or Existing Relationships of a Mortgage Loan Seller or an Affiliate Thereof to Certain of the Underlying Mortgage Loans, Related Borrowers or Related Mortgaged Real Properties	69
Limitations on Enforceability of Cross-Collateralization May Reduce Its Benefits	70
Investors May Want to Consider Prior Bankruptcies	70
Litigation May Adversely Affect Property Performance	71
Risks Related to the Extendicare Portfolio Mortgage Loan	71
CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT	72
FORWARD-LOOKING STATEMENTS	72
DESCRIPTION OF THE MORTGAGE POOL	73
General	73
The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan	75

IMPORTANT NOTICE ABOUT THE INFORMATION CONTAINED IN THIS
PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS

Information about the offered certificates is contained in two separate documents:

•	this prospectus supplement, which describes specific terms of the offered certificates; and

•	the accompanying base prospectus, which provides general information, some of which may not apply to the offered certificates.

You should read both this prospectus supplement and the accompanying base prospectus in full to obtain material information concerning the offered certificates.

The Annexes attached to this prospectus supplement are hereby incorporated into and made a part of this prospectus supplement.

This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the offered certificates, nor do they constitute an offer to sell or a solicitation of an offer to buy any of the offered certificates to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person.

In this prospectus supplement, the terms ‘‘depositor,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to Structured Asset Securities Corporation II.

NOTICE TO RESIDENTS OF KOREA

The securities to which these materials relate (the ‘‘Subject Securities’’) have not been and will not be registered under the Securities and Exchange Act of Korea and none of the Subject Securities may be offered or sold, directly or indirectly, in Korea or to any resident of Korea or to any persons for the reoffering or resale, directly or indirectly, in Korea or to any resident of Korea, except pursuant to applicable laws and regulations of Korea. None of Lehman Brothers Inc., UBS Global Asset Management (US) Inc., Wachovia Capital Markets, LLC or any of their respective affiliates makes any representation with respect to the eligibility of any recipients of these materials or of the Subject Securities to acquire the Subject Securities under the laws of Korea, including, without limitation, the Foreign Exchange Transaction Regulations of Korea. In addition, any recipient or purchaser of the Subject Securities represents that it is purchasing or acquiring the Subject Securities as principal for its own account. For a period of one year from the issue date of the Subject Securities, neither the holder of the Subject Securities nor any resident of Korea may transfer the Subject Securities in Korea or to any resident of Korea unless such transfer involves all of the Subject Securities held by it. Also, for a period of one year from the issue date of the Subject Securities, the face amount of each certificate representing the Subject Securities held by a resident of Korea shall not be subdivided into more than one such certificate representing the Subject Securities. Furthermore, the purchaser of the Subject Securities shall comply with all applicable regulatory requirements (including but not limited to requirements under the Foreign Exchange Transaction laws) in connection with the purchase of the Subject Securities. For the avoidance of doubt, it is the sole responsibility of the recipient or purchaser of the Subject Securities to determine whether such recipient or purchaser is eligible for the acquisition of the Subject Securities under applicable laws and regulations of Korea, and whether such recipient or purchaser will have complied with all applicable Korean legal and regulatory requirements in connection with the purchase of the Subject Securities.

NOTICE TO RESIDENTS OF GERMANY

Each of the underwriters has confirmed that it is aware that no German sales prospectus (Verkaufsprospekt) has been or will be published in respect of the offering of the series 2007-C1 certificates and each of the underwriters has represented and agreed that it will comply with the German Securities Sales Prospectus Act (Wertpapier—Verkaufsprospektgesetz) or any other laws applicable in Germany governing the issue, offering and sale of the series 2007-C1 certificates. In particular, each underwriter has undertaken not to engage in a public offering (Öffentliches Angebot) in Germany with respect to any of the series 2007-C1 certificates otherwise than in accordance with the German Securities Sales Prospectus Act and any other act replacing or supplementing it and all other applicable laws and regulations.

Any series 2007-C1 certificates purchased by any person which it wishes to offer for sale or resale may not be offered in any jurisdiction in circumstances which would result in the depositor being obliged to register any further prospectus or corresponding document relating to the series 2007-C1 certificates in such jurisdiction.

NOTICE TO NON-U.S. INVESTORS

The distribution of this prospectus supplement and the accompanying base prospectus and the offer or sale of the offered certificates may be restricted by law in certain jurisdictions outside the United States. Persons into whose possession this prospectus supplement and the accompanying base prospectus or any of the offered certificates come must inform themselves about, and observe, any such restrictions. Each prospective purchaser of the offered certificates must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the offered certificates or possesses or distributes this prospectus supplement and the accompanying base prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the offered certificates under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and neither we nor any of the underwriters have any responsibility therefor.

EUROPEAN ECONOMIC AREA

Each underwriter has agreed with us that it will abide by certain selling restrictions with respect to offers of series 2007-C1 certificates to the public in the European Economic Area. See ‘‘Method of Distribution’’ in this prospectus supplement.

SUMMARY OF PROSPECTUS SUPPLEMENT

This summary contains selected information regarding the offering being made by this prospectus supplement. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, you should read carefully this prospectus supplement and the accompanying base prospectus in full.

Introduction to the Transaction

The offered certificates will be part of a series of commercial mortgage pass-through certificates designated as the Series 2007-C1 Commercial Mortgage Pass-Through Certificates and consisting of multiple classes. The table below identifies the respective classes of that series, specifies various characteristics of each of those classes and indicates which of those classes are offered by this prospectus supplement and which are not offered by this prospectus supplement.

Class	Approx. Total Principal Balance or Notional Amount at Initial Issuance		Approx. % of Initial Mortgage Pool Balance(4)(6)	Approx. % Total Credit Support at Initial Issuance(5)(6)		Pass-Through Rate Description	Initial Pass-Through Rate		Weighted Average Life (Years)	Principal Window	Ratings S&P/Fitch
Offered Certificates
A-1	$62,000,000		1.7%	30.000	%(7)	Fixed	5.39100%		2.73	3/07-11/11	AAA/AAA
A-2	$211,000,000		5.7%	30.000	%(7)	Fixed	5.31800%		4.78	11/11-01/12	AAA/AAA
A-3	$225,000,000		6.1%	30.000	%(7)	Fixed	5.39800%		6.88	12/13-01/14	AAA/AAA
A-AB	$95,000,000		2.6%	30.000	%(7)	Fixed	5.40300%		7.32	01/12-08/16	AAA/AAA
A-4	$1,156,051,000		31.1%	30.000	%(7)	Fixed	5.42400%		9.84	08/16-01/17	AAA/AAA
A-1A	$850,172,000		22.9%	30.000	%(7)	Fixed	5.39100%		7.05	03/07-01/17	AAA/AAA
A-M	$371,318,000		10.0%	20.000%		Fixed	5.45500%		9.88	01/17-01/17	AAA/AAA
A-J	$315,620,000		8.5%	11.500%		Fixed	5.48400%		9.88	01/17-01/17	AAA/AAA
B	$27,849,000		0.8%	10.750%		Fixed	5.51400%		9.88	01/17-01/17	AA+/AA+
C	$55,697,000		1.5%	9.250%		Fixed(8)	5.53300%		9.88	01/17-01/17	AA/AA
D	$37,132,000		1.0%	8.250%		Fixed(8)	5.56300%		9.88	01/17-01/17	AA−/AA−
E	$18,566,000		0.5%	7.750%		Fixed(8)	5.58200%		9.88	01/17-01/17	A+/A+
F	$32,490,000		0.9%	6.875%		Fixed(8)	5.61200%		9.88	01/17-01/17	A/A
X-CP	$861,922,250	(3)	N/A	N/A		Variable IO(9)	0.45706	%(13)	N/A	N/A	AAA/AAA
X-W	$2,784,882,625	(3)	N/A	N/A		Variable IO(9)	0.48306	%(13)	N/A	N/A	AAA/AAA
Non-Offered Certificates(1)
X-CL	$928,294,208	(3)	N/A	N/A		Variable IO(9)	0.05868	%(13)	N/A	N/A	N/A
G	$32,491,000		0.9%	N/A		Fixed(8)	5.64100%		N/A	N/A	N/A
H	$41,773,000		1.1%	N/A		WAC – 0.21%(10)	5.70572	%(13)	N/A	N/A	N/A
J	$41,773,000		1.1%	N/A		WAC – 0.11%(10)	5.80572	%(13)	N/A	N/A	N/A
K	$51,056,000		1.4%	N/A		WAC(11)	5.91572	%(13)	N/A	N/A	N/A
L	$9,283,000		0.3%	N/A		Fixed	5.19000%		N/A	N/A	N/A
M	$9,283,000		0.3%	N/A		Fixed	5.19000%		N/A	N/A	N/A
N	$9,283,000		0.3%	N/A		Fixed	5.19000%		N/A	N/A	N/A
P	$4,642,000		0.1%	N/A		Fixed	5.19000%		N/A	N/A	N/A
Q	$9,283,000		0.3%	N/A		Fixed	5.19000%		N/A	N/A	N/A
S	$9,283,000		0.3%	N/A		Fixed	5.19000%		N/A	N/A	N/A
T	$37,131,833		1.0%	N/A		Fixed	5.19000%		N/A	N/A	N/A
BMP (2)	$33,457,011		N/A	N/A		Fixed(12)	11.23792%		N/A	N/A	N/A

(1)	Not offered by this prospectus supplement. The non-offered classes of the series 2007-C1 certificates will also include multiple classes of REMIC residual certificates, each of which classes evidences the sole class of residual interests in a real estate mortgage investment conduit or REMIC. The series 2007-C1 REMIC residual certificates do not have principal balances, notional amounts or pass-through rates.

(2)	The class BMP certificates will represent interests solely in a component of the underlying mortgage loan that is secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as the Bethany Maryland Portfolio. The Bethany Maryland Portfolio underlying mortgage loan consists of two loan components that are sometimes referred to in this prospectus supplement as the Bethany Maryland Portfolio senior loan component and the Bethany Maryland Portfolio junior loan component. The Bethany Maryland Portfolio junior loan component will be represented by the class BMP certificates. The Bethany Maryland Portfolio senior loan component will be pooled with the other underlying mortgage loans to back the other classes of the series 2007-C1 certificates.

(3)	Notional amount.

(4)	The initial mortgage pool balance will be approximately $3,713,176,835. References in this prospectus supplement to the initial mortgage pool balance are to the aggregate principal balance of the underlying mortgage loans (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, just of the senior loan component) as of February 12, 2007, after application of all scheduled payments of principal due with respect to the underlying mortgage loans on or before that date, whether or not received.

(5)	Structural credit enhancement is provided for the more senior classes of offered certificates through the subordination of more junior classes of offered and non-offered certificates, as described under ‘‘—Introduction to the Transaction —Total Credit Support at Initial Issuance’’ below in this prospectus supplement.

(6)	The approximate percentage of initial mortgage pool balance, and the approximate percentage of total credit support at initial issuance, of any class shown in the table above does not take into account the principal balances of (a) the class BMP certificates or (b) the Bethany Maryland Portfolio junior loan component.

(7)	Presented on an aggregate basis for the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates.

(8)	In general, the pass-through rates for the class C, D, E, F and G certificates will, in the case of each of those classes, be fixed at the rate per annum specified in the table above as the initial pass-through rate for the subject class. However, with respect to any interest accrual period, if the weighted average of certain net interest rates on the underlying mortgage loans (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, just on the senior loan component thereof) is below the identified initial pass-through rate for the class C, D, E, F or G certificates, as the case may be, then the pass-through rate for the subject class of series 2007-C1 certificates during that interest accrual period will be that weighted average net interest rate. The net interest rates referred to in this bullet will be converted, in some months, to a 30/360 equivalent annual rate for those underlying mortgage loans or applicable portions thereof that accrue interest on an actual/360 basis. See ‘‘Description of the Offered Certificates— Payments—Calculation of Pass-Through Rates’’ in this prospectus supplement.

(9)	The pass-through rates for the class X-CL, X-CP and X-W certificates will, in the case of each of those classes, for any interest accrual period, equal the weighted average of the respective strip rates (which may be different for each such class) at which interest then accrues on the respective components of the total notional amount of the subject class of series 2007-C1 certificates outstanding immediately prior to the related distribution date, except that the class X-CP certificates will cease to accrue interest following the interest accrual period that ends in February 2014. See ‘‘Description of the Offered Certificates—Payments—Calculation of Pass-Through Rates’’ in this prospectus supplement.

(10)	The pass-through rates for the class H and J certificates will, in the case of each of those classes, for any interest accrual period, be a rate per annum equal to: (a) the weighted average for that interest accrual period of certain net interest rates on the underlying mortgage loans (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, just on the senior loan component thereof), which net interest rates will be converted, in some months, to a 30/360 equivalent annual rate for those underlying mortgage loans that accrue interest on an actual/360 basis; minus (b) 0.21% in the case of the class H certificates and 0.11% in the case of the class J certificates. See ‘‘Description of the Offered Certificates—Payments—Calculation of Pass-Through Rates’’ in this prospectus supplement.

(11)	The pass-through rates for the class K certificates will, for any interest accrual period, be a rate per annum equal to the weighted average for that interest accrual period of certain net interest rates on the underlying mortgage loans (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, just on the senior loan component thereof), which net interest rates will be converted, in some months, to a 30/360 equivalent annual rate for those underlying mortgage loans or applicable portions thereof that accrue interest on an actual/360 basis. See ‘‘Description of the Offered Certificates—Payments—Calculation of Pass-Through Rates’’ in this prospectus supplement.

(12)	The annual rate at which interest accrues on the class BMP certificates will be fixed at the rate per annum specified in the table above as the initial pass-through rate for that class. However, as and to the extent described under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement, the Bethany Maryland Portfolio underlying mortgage loan permits the related borrower, under certain circumstances, to pay less than the full amount of monthly interest accrued on the junior loan component of that mortgage loan, with the unpaid interest to be added to the principal balance of the junior loan component of that mortgage loan and thereafter itself to accrue interest. As described under ‘‘Description of the Offered Certificates—Payments’’ in this prospectus supplement, such capitalized interest will be allocated to the class BMP certificates in reduction of the current accrued interest payable thereon, with a corresponding increase in the total principal balance of the class BMP certificates. Accordingly, the pay rate for the class BMP certificates may be variable. See ‘‘Description of the Offered Certificates—Payments—Calculation of Pass-Through Rates’’ in this prospectus supplement.

(13)	Approximate.

The governing document for purposes of forming the issuing entity and issuing the series 2007-C1 certificates will be a pooling and servicing agreement to be dated as of February 12, 2007. The pooling and servicing agreement will also govern the servicing and administration of the mortgage loans (with two material exceptions) and other assets that back the series 2007-C1 certificates. The underlying mortgage loan secured by the portfolio of mortgaged real properties identified on Annex A-1 to this prospectus supplement as the Extendicare Portfolio, which represents 3.4% of the initial mortgage pool balance, and the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Four Times Square, which represents 2.2% of the initial mortgage pool balance, are not being serviced under the series 2007-C1 pooling and servicing agreement. The Extendicare Portfolio underlying mortgage loan is part of a loan combination that also includes two (2) other mortgage loans that will not be transferred to the issuing entity and will be serviced pursuant to the servicing arrangements for the securitization of one of those two (2) other Extendicare Portfolio mortgage loan(s). The Four Times Square underlying mortgage loan is part of a loan combination that also includes three (3) other mortgage loans that will not be transferred to the issuing entity and will be serviced pursuant to a separate servicing agreement that relates solely to that loan combination. The Extendicare Portfolio underlying mortgage loan and the Four Times Square underlying mortgage loan are sometimes referred to in this prospectus supplement as the outside serviced underlying mortgage loans.

The parties to the series 2007-C1 pooling and servicing agreement will include us, a trustee, a master servicer and a special servicer. A copy of the series 2007-C1 pooling and servicing agreement, including the exhibits thereto, will be filed with the SEC as an exhibit to a current report on Form 8-K under the Securities Exchange Act of 1934, as amended, following the initial issuance of the offered certificates. In addition, if and to the extent that any material terms of the series 2007-C1 pooling and servicing agreement or the exhibits thereto have not been disclosed in this prospectus supplement, then the series 2007-C1 pooling and servicing agreement, together with such exhibits, will be filed with the SEC as an exhibit to a current report on Form 8-K on the date of initial issuance of the offered certificates. The SEC will make those current reports on Form 8-K and its exhibits available to the public for inspection. See ‘‘Available Information’’ in the accompanying base prospectus.

A. Total Principal Balance or Notional Amount at Initial Issuance	The class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S, T and BMP certificates will be the series 2007-C1 certificates with principal balances and are sometimes referred to as the series 2007-C1 principal balance certificates.

The table on page 7 of this prospectus supplement identifies for each class of series 2007-C1 principal balance certificates the approximate total principal balance of that class at initial issuance. The actual total principal balance of any class of series 2007-C1 principal balance certificates at initial issuance may be larger or smaller than the amount shown in the table on page 7 of this prospectus supplement, depending on, among other things, the actual size of the initial mortgage pool balance or, in the case of the class BMP certificates, the actual size of the Bethany Maryland Portfolio junior loan component. The actual size of the initial mortgage pool balance may be as much as 5% larger or smaller than the amount presented in this prospectus supplement.

The class X-CL, X-CP and X-W certificates will not have principal balances and are sometimes referred to as the series 2007-C1 interest-only certificates. For purposes of calculating the amount of accrued interest, each of those classes of series 2007-C1 interest-only certificates will have a total notional amount.

The total notional amount of the class X-CL certificates will equal 25% of the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates outstanding from time to time. The approximate total notional amount of the class X-CL certificates at initial issuance is shown in the table on page 7 of this prospectus supplement, although it may be as much as 5% larger or smaller.

The total notional amount of the class X-CP certificates will: (a) be calculated in accordance with the formula described under ‘‘Description of the Offered Certificates—General’’ in this prospectus supplement; (b) initially equal 25% of the sum of (i) the lesser of $832,240,000 and the total principal balance of the class A-1A certificates, (ii) the lesser of $206,462,000 and the total principal balance of the class A-2 certificates, and (iii) the total principal balance of the class A-3, A-AB, A-4, A-M, A-J, B, C, D, E, F, G and H certificates; (c) decline over time; and (d) equal $0 following the distribution date in February 2014. The approximate total notional amount of the class X-CP certificates at initial issuance is shown in the table on page 7 of this prospectus supplement, although it may be as much as 10% larger or smaller.

The total notional amount of the class X-W certificates will equal 75% of the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates outstanding from time to time. The approximate total notional amount of the class X-W certificates at initial issuance is shown in the table on page 7 of this prospectus supplement, although it may be as much as 5% larger or smaller.

The series 2007-C1 REMIC residual certificates will not have principal balances or notional amounts, and the holders of those certificates are not expected to receive any material payments.

B. Total Credit Support at Initial Issuance	The respective classes of the series 2007-C1 certificates, other than the series 2007-C1 REMIC residual certificates, will entitle their holders to varying degrees of seniority for purposes of—

•	receiving payments of interest and, if and when applicable, payments of principal, and

•	bearing the effects of losses on the underlying mortgage loans or on particular underlying mortgage loans, as well as default-related and other unanticipated expenses of the trust.

Without regard to the class BMP certificates, which are discussed below in this ‘‘—Total Credit Support at Initial Issuance’’ subsection:

•	the class A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL, X-CP and X-W certificates will be the most senior of the series 2007-C1 certificates;

•	after the classes referred to in the prior bullet, the class A-M certificates will be the next most senior class of the series 2007-C1 certificates;

•	after the classes referred to in the prior two bullets, the class A-J certificates will be the next most senior class of the series 2007-C1 certificates; and

•	the class B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates will, in the case of each such class, be senior to each other such class, if any, with a later alphabetic class designation.

The table on page 7 of this prospectus supplement shows the approximate total credit support provided to each class of the offered certificates, other than the class X-CP and X-W certificates, through the subordination of other classes of the series 2007-C1 principal balance certificates, exclusive of the class BMP certificates. In the case of each class of the offered certificates, exclusive of the class X-CP and X-W certificates, the credit support shown in the table on page 7 of this prospectus supplement represents the total initial principal balance, expressed as a percentage of the initial mortgage pool balance, of all classes of the series 2007-C1 principal balance certificates, other than the class BMP certificates, that are subordinate to the indicated class.

The class BMP certificates represent interests solely in the Bethany Maryland Portfolio junior loan component. Accordingly, the class BMP certificates will provide credit support with respect to losses on, and default-related and other unanticipated expenses related to, the Bethany Maryland Portfolio underlying mortgage loan solely to the extent of the junior loan component of that underlying mortgage loan and any payments (or advances in lieu thereof) and other collections on the Bethany Maryland Portfolio underlying mortgage loan that would otherwise be allocable to the junior loan component thereof. See ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement.

The series 2007-C1 REMIC residual certificates will be residual interest certificates and will not provide any credit support to the other series 2007-C1 certificates.

C. Pass-Through Rate	Each class of the series 2007-C1 certificates, other than the series 2007-C1 REMIC residual certificates, will bear interest. The table on page 7 of this prospectus supplement provides the initial pass-through rate and a pass-through rate description for each interest-bearing class of the series 2007-C1 certificates, although as and when indicated the initial pass-through rate shown is approximate. Additionally, a more detailed description of the pass-through rate and/or how it will be calculated with respect to each interest-bearing class of the series 2007-C1 certificates is set forth under ‘‘Description of the Offered Certificates— Payments—Calculation of Pass-Through Rates’’ in this prospectus supplement.

D. Weighted Average Life and Principal Window	The weighted average life of any class of series 2007-C1 principal balance certificates refers to the average amount of time that will elapse from the date of their issuance until each dollar to be applied in reduction of the total principal balance of those certificates is paid to the investors. The principal window for any class of series 2007-C1 principal balance certificates is the period during which the holders of those certificates will receive payments of principal. The weighted average life and principal window shown in the table on page 7 of this prospectus supplement for each class of offered certificates, exclusive of the class X-CP and X-W certificates, were calculated based on the following assumptions with respect to each underlying mortgage loan—

•	the related borrower timely makes all payments on the mortgage loan, and

•	the mortgage loan will not be prepaid prior to stated maturity.

The weighted average life and principal window shown in the table on page 7 of this prospectus supplement for each class of offered certificates, exclusive of the class X-CP and X-W certificates, were further calculated based on the other modeling assumptions referred to under ‘‘Yield and Maturity Considerations’’ in, and set forth in the glossary to, this prospectus supplement.

E. Ratings	The ratings shown in the table on page 7 of this prospectus supplement for the offered certificates are those of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and Fitch, Inc., respectively. It is a condition to their issuance that the respective classes of the offered certificates receive credit ratings no lower than those shown in the table beginning on page 7 of this prospectus supplement.

The ratings assigned to the respective classes of offered certificates will represent the likelihood of—

•	timely receipt by the holders of all interest to which they are entitled on each distribution date, and

•	except in the case of the class X-CP and X-W certificates, the ultimate receipt by the holders of all principal to which they are entitled by the applicable rated final distribution date described under ‘‘—Relevant Dates and Periods—Rated Final Distribution Date’’ below.

A security rating is not a recommendation to buy, sell or hold securities and the assigning rating agency may revise or withdraw its rating at any time.

Further, the ratings on the respective classes of offered certificates do not represent any assessment of: the tax attributes of the offered certificates; the likelihood, frequency or extent of receipt of principal prepayments; the extent to which interest payable on any class of offered certificates may be reduced in connection with prepayment interest shortfalls; the extent of receipt of prepayment premiums, yield maintenance charges or default interest; or the investors’ anticipated yield to maturity.

See ‘‘Ratings’’ in this prospectus supplement.

Relevant Parties

Issuing Entity	LB-UBS Commercial Mortgage Trust, Series 2007-C1 will be the issuing entity for the series 2007-C1 securitization transaction. The issuing entity is sometimes referred to in this prospectus supplement and in the accompanying base prospectus as the ‘‘trust’’ or the ‘‘trust fund.’’ See ‘‘Transaction Participants—The Issuing Entity’’ in this prospectus supplement.

Depositor	We are Structured Asset Securities Corporation II, the depositor of the series 2007-C1 securitization transaction. We are a special purpose Delaware corporation. Our address is 745 Seventh Avenue, New York, New York 10019, and our

telephone number is (212) 526-7000. See ‘‘Transaction Participants—The Depositor’’ in the accompanying base prospectus and ‘‘Transaction Participants —The Depositor’’ in this prospectus supplement.

Sponsors	Lehman Brothers Holdings Inc. and UBS Real Estate Investments Inc. will be the sponsors of the series 2007-C1 securitization transaction. Lehman Brothers Holdings Inc. is our affiliate and an affiliate of Lehman Brothers Inc., one of the underwriters. UBS Real Estate Investments Inc. is an affiliate of UBS Global Asset Management (US) Inc., one of the underwriters. See ‘‘Transaction Participants—The Sponsor’’ in the accompanying base prospectus and ‘‘Transaction Participants—The Sponsors’’ in this prospectus supplement.

Mortgage Loan Sellers	Each of Lehman Brothers Holdings Inc., UBS Real Estate Investments Inc. and Wachovia Bank, National Association will be, and an affiliate of Lehman Brothers Holdings Inc. may be, a mortgage loan seller for the series 2007-C1 securitization transaction.

Initial Trustee	LaSalle Bank National Association, a national banking association, will act as the initial trustee on behalf of the series 2007-C1 certificateholders. See ‘‘Transaction Participants—The Trustee’’ in this prospectus supplement. The trustee will also have, or be responsible for appointing an agent to perform, additional duties with respect to tax administration. Following the transfer of the underlying mortgage loans to the issuing entity, the trustee, on behalf of the series 2007-C1 certificateholders, will become the mortgagee of record under each underlying mortgage loan, subject to the discussion under ‘‘—Extendicare Portfolio Mortgagee of Record, Master Servicer and Special Servicer’’ and ‘‘—Four Times Square Mortgagee of Record, Master Servicer and Special Servicer’’ below. The trustee will further be responsible for calculating the amount of principal and interest to be paid to, and making distributions to, the Series 2007-C1 certificateholders as described under ‘‘Transaction Participants— The Trustee’’ and ‘‘Description of the Offered Certificates’’ in this prospectus supplement.

Initial Master Servicer	KeyCorp Real Estate Capital Markets, Inc., an Ohio corporation, will act as the initial master servicer with respect to the underlying mortgage loans, subject to the discussion under ‘‘—Extendicare Portfolio Mortgagee of Record, Master Servicer and Special Servicer’’ and ‘‘—Four Times Square Mortgagee of Record, Master Servicer and Special Servicer’’ below. See ‘‘Transaction Participants— The Servicers—The Initial Master Servicer’’ in this prospectus supplement.

Initial Special Servicer	Midland Loan Services, Inc., a Delaware corporation, will act as the initial special servicer for the mortgage pool, except as otherwise described under ‘‘—Extendicare Portfolio Mortgagee of Record, Master Servicer and Special Servicer’’ and ‘‘—Four Times Square Mortgagee of Record, Master Servicer and Special Servicer’’ below. Midland Loan Services, Inc. is an affiliate of a company that is the external manager of an entity that may be the initial controlling class representative. See ‘‘Transaction Participants—the Servicers—The Initial Special Servicer’’ in this prospectus supplement.

Non-Trust Mortgage Loan Noteholders	The underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as State Street Building,

Westfield San Francisco Emporium, Extendicare Portfolio, Bethany Houston Portfolio, Four Times Square and Bethany Austin Portfolio, respectively, are each part of a loan combination, as described under ‘‘Description of the Mortgage Pool—Loan Combinations’’ in this prospectus supplement. A loan combination consists of two (2) or more cross-defaulted mortgage loans that are obligations of the same borrower(s) and secured by the same mortgage instrument(s) encumbering the same mortgaged real property or group of mortgaged real properties. Only one of the mortgage loans in any particular loan combination will be transferred to the issuing entity. The remaining mortgage loan(s) in each of those loan combinations will not be included in the trust. Any mortgage loan that is part of a loan combination, but is not an asset of the trust, is sometimes referred to in this prospectus supplement as a non-trust mortgage loan. Pursuant to one or more co-lender or similar agreements with respect to each of the foregoing loan combinations, the holder of a particular non-trust mortgage loan in the subject loan combination, or a group of holders of the mortgage loans in the subject loan combination (acting together), may be granted various rights and powers with respect to the subject loan combination. In some cases, those rights and powers may be assignable or may be exercised through a representative or designee. See ‘‘Description of the Mortgage Pool—Loan Combinations’’, ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’, ‘‘Servicing of the Extendicare Portfolio Loan Combination’’ and ‘‘Servicing of the Four Times Square Loan Combination’’ in this prospectus supplement for a more detailed description of certain of the foregoing rights of the respective non-trust mortgage loan noteholders and/or their representatives and designees.

Extendicare Portfolio Mortgagee of Record, Master Servicer and Special Servicer	The entire Extendicare Portfolio loan combination (including the Extendicare Portfolio underlying mortgage loan) is currently being—and, upon issuance of the series 2007-C1 certificates, will continue to be—serviced and administered pursuant to the series 2006-C7 pooling and servicing agreement relating to the LB-UBS Commercial Mortgage Trust 2006-C7, Commercial Mortgage Pass-Through Certificates, Series 2006-C7 commercial mortgage securitization, which provides for servicing arrangements that are similar but not identical to those under the series 2007-C1 pooling and servicing agreement. In that regard—

•	LaSalle Bank National Association is the trustee under the series 2006-C7 pooling and servicing agreement and will, in that capacity, be the mortgagee of record with respect to the entire Extendicare Portfolio loan combination;

•	Wachovia Bank, National Association is the master servicer under the series 2006-C7 pooling and servicing agreement and will, in that capacity, be the initial master servicer for the entire Extendicare Portfolio loan combination, subject to resignation or, solely in connection with an event of default, replacement pursuant to the terms of the series 2006-C7 pooling and servicing agreement; and

•	LNR Partners, Inc., a Florida corporation, is the special servicer under the series 2006-C7 pooling and servicing agreement and will, in that capacity, be the initial special servicer for the entire Extendicare Portfolio loan combination, subject to resignation or replacement pursuant to the terms of the series 2006-C7 pooling and servicing agreement, including replacement, without cause, by the holders of a majority interest in a designated controlling class of series 2006-C7 certificates.

Notwithstanding the foregoing, references in this prospectus supplement to the trustee, master servicer and special servicer will mean the trustee, master servicer and special servicer, respectively, under the series 2007-C1 pooling and servicing agreement unless the context clearly indicates otherwise.

Four Times Square Mortgagee of Record, Master Servicer and Special Servicer	The entire Four Times Square loan combination (including the Four Times Square underlying mortgage loan) is currently being—and, upon issuance of the series 2007-C1 certificates, will continue to be—serviced and administered pursuant to the series 2006-4TS trust and servicing agreement relating to the Four Times Square Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-4TS, which provides for servicing arrangements solely in respect of the Four Times Square loan combination. In that regard—

•	LaSalle Bank National Association, a national banking association, is the trustee under the series 2006-4TS trust and servicing agreement and will, in that capacity, be the mortgagee of record with respect to the entire Four Times Square loan combination pursuant to an assignment out for recordation;

•	Wachovia Bank, National Association is the master servicer under the series 2006-4TS trust and servicing agreement and will, in that capacity, be the initial master servicer for the entire Four Times Square loan combination, subject to resignation or, solely in connection with an event of default, replacement pursuant to the terms of the series 2006-4TS trust and servicing agreement; and

•	Wachovia Bank, National Association is the special servicer under the series 2006-4TS trust and servicing agreement and will, in that capacity, be the initial special servicer for the entire Four Times Square loan combination, subject to resignation or replacement pursuant to the terms of the series 2006-4TS trust and servicing agreement, including replacement, without cause, by certain of the certificateholders under the 2006-4TS trust and servicing agreement.

Notwithstanding the foregoing, references in this prospectus supplement to the trustee, master servicer and special servicer will mean the trustee, master servicer and special servicer, respectively, under the series 2007-C1 pooling and servicing agreement unless the context clearly indicates otherwise.

Controlling Class of Certificateholders	The holders or beneficial owners of certificates representing a majority interest in a designated controlling class of the series 2007-C1 certificates will have, directly or acting through a designated representative, certain rights and powers under the series 2007-C1 pooling and servicing agreement, as described under ‘‘Risk Factors—The Interests of the Series 2007-C1 Controlling Class Certificateholders May be in Conflict with the Interests of the Offered Certificateholders’’ and ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and

the Serviced Non-Trust Loan Noteholders’’ and ‘‘—Replacement of the Special Servicer’’ in this prospectus supplement.

Unless there are significant losses on the underlying mortgage loans, the controlling class of series 2007-C1 certificateholders will be the holders of a non-offered class of series 2007-C1 certificates.

The Class BMP Representative	The class BMP representative will, in general, be designated by the holders or beneficial owners of certificates representing a majority interest in the class BMP certificates. The class BMP representative will have certain rights and powers under the series 2007-C1 pooling and servicing agreement with respect to the Bethany Maryland Portfolio underlying mortgage loan, as described under ‘‘Risk Factors—The Interests of the Holders of the Class BMP Certificates May Be in Conflict with the Interests of the Offered Certificateholders’’ and ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ and ‘‘—Replacement of the Special Servicer’’ in this prospectus supplement.

Summary of Transaction Parties

Relevant Dates and Periods

Cut-off Date	The cut-off date for the mortgage loans that we intend to include in the trust is February 12, 2007. All payments and collections received on each underlying mortgage loan after its cut-off date, excluding any payments or collections that represent amounts due on or before that cut-off date, will belong to the trust.

Issue Date	The date of initial issuance for the offered certificates will be on or about February 27, 2007.

Distribution Frequency / Distribution Date	Payments on the offered certificates are scheduled to occur monthly, commencing in March 2007. During any given month, the distribution date will be the fourth business day following the 11th calendar day of that month or, if that 11th calendar day is not a business day, then the fifth business day following that 11th calendar day.

Record Date	The record date for each monthly payment on an offered certificate will be the last business day of the prior calendar month. The registered holders of the series 2007-C1 certificates at the close of business on each record date will be entitled to receive, on the following distribution date, any payments on those certificates, except that the last payment on any offered certificate will be made only upon presentation and surrender of the certificate.

Collection Period	Amounts available for payment on the offered certificates on any distribution date will depend on the payments and other collections received, and any advances of payments due, on the underlying mortgage loans during the related collection period. In general, each collection period—

•	will relate to a particular distribution date,

•	will be approximately one month long,

•	will begin immediately after the prior collection period ends or, in the case of the first collection period, will begin on the day following the cut-off date, and

•	will end on a specified day of the same calendar month in which the related distribution date occurs or, if that specified day is not a business day, then on the immediately following business day.

However, the collection period for any distribution date for any underlying mortgage loan that is part of a loan combination may differ from the collection period with respect to the rest of the mortgage pool for that distribution date. Accordingly, there may be multiple collection periods with respect to each distribution date, such as (a) a collection period with respect to each underlying mortgage loan that is part of a loan combination, and (b) a collection period with respect to the rest of the mortgage pool, which collection periods will not necessarily coincide with each other.

Unless the context clearly indicates otherwise, references in any other portion of this prospectus supplement to ‘‘collection period’’ will mean, individually and collectively, as applicable, all of the foregoing collection periods for the subject distribution date.

Interest Accrual Period	The amount of interest payable with respect to the offered certificates on any distribution date will be a function of the interest accrued during the related interest accrual period. The interest accrual period for the offered certificates for any distribution date will be the period commencing on the 11th day of the month preceding the month in which that distribution date occurs and ending on the 10th day of the month in which that distribution date occurs. Interest will be calculated with respect to each class of offered certificates assuming that each year consists of twelve 30-day months.

The related mortgage loan seller will supplement, with two (2) days’ additional interest, the 28 days of interest due from the related borrower in March 2007 on each of the underlying mortgage loans that accrue interest on the basis of the actual number of days elapsed during each related loan-level interest accrual period in a year assumed to consist of 360 days (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, on just the senior loan component thereof). For purposes of determining distributions on the series 2007-C1 certificates, each of those supplemental payments should be considered a payment by the related borrower. The aggregate amount of the supplemental payments contributed by the mortgage loan sellers in accordance with the second preceding sentence will be $1,220,350.46.

Rated Final Distribution Date	The rated final distribution date for the respective classes of the offered certificates with principal balances is the distribution date in February 2040.

See ‘‘Ratings’’ in this prospectus supplement.

Assumed Final Distribution Date	With respect to any class of offered certificates, the assumed final distribution date is the distribution date on which the holders of those certificates would be expected to receive their last payment and the total principal balance or notional amount, as applicable, of those certificates would be expected to be reduced to zero, based upon—

•	the assumption that each borrower timely makes all payments on its underlying mortgage loan;

•	the assumption that no borrower prepays its underlying mortgage loan prior to stated maturity; and

•	the other modeling assumptions referred to under ‘‘Yield and Maturity Considerations’’ in, and set forth in the glossary to, this prospectus supplement.

Accordingly, the assumed final distribution date for each class of offered certificates is the distribution date in the calendar month and year set forth below for that class:

Class	Month and Year of Assumed Final Distribution Date
A-1	November 2011
A-2	January 2012
A-3	January 2014
A-AB	August 2016
A-4	January 2017
A-1A	January 2017
A-M	January 2017
A-J	January 2017
B	January 2017
C	January 2017
D	January 2017
E	January 2017
F	January 2017
X-CP	February 2014
X-W	December 2021

Description of the Offered Certificates

Registration and Denominations	We intend to deliver the offered certificates in book-entry form in original denominations of $10,000 initial principal balance—or, solely in the case of the class X-CP and X-W certificates, $250,000 initial notional amount—and in any greater whole dollar denominations.

You will initially hold your offered certificates, directly or indirectly, through The Depository Trust Company, and they will be registered in the name of Cede & Co. as nominee for The Depository Trust Company. As a result, you will not receive a fully registered physical certificate representing your interest in any offered certificate, except under the limited circumstances described under ‘‘Description of the Offered Certificates—Registration and Denominations’’ in this prospectus supplement and under ‘‘Description of the Certificates—Book-Entry Registration’’ in the accompanying base prospectus.

Payments

A. General	The trustee will make payments of interest and, except in the case of the class X-CL, X-CP and X-W certificates, principal to the following classes of series 2007-C1 certificateholders, sequentially as follows:

1st	A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL, X-CP and X-W
2nd	A-M
3rd	A-J
4th	B
5th	C
6th	D
7th	E
8th	F
9th	G
10th	H
11th	J
12th	K
13th	L
14th	M
15th	N
16th	P
17th	Q
18th	S
19th	T

Amounts allocable as interest and principal with respect to the non-trust mortgage loans and the Bethany Maryland Portfolio junior loan component will not be available to make payments of interest and/or principal with respect to the classes of series 2007-C1 certificates listed in the foregoing table.

The allocation of interest payments among the A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL, X-CP and X-W classes is described under ‘‘—Payments—Payments of Interest’’ below. The series 2007-C1 REMIC residual certificates do not bear interest and do not entitle their respective holders to payments of interest.

The allocation of principal payments among the A-1, A-2, A-3, A-AB, A-4 and A-1A classes is described under ‘‘—Payments—Payments of Principal’’ below. The class X-CL, X-CP and X-W certificates and the series 2007-C1 REMIC residual certificates do not have principal balances and do not entitle their respective holders to payments of principal.

As described under ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ and ‘‘Description of the Offered Certificates—Payments’’ in this prospectus supplement, the class BMP certificates will represent a right to receive, out of payments (or advances in lieu thereof) and other collections on the Bethany Maryland Portfolio underlying mortgage loan that are allocated on a subordinated basis to the junior loan component thereof, monthly payments of: (a) interest at the pass-through rate for the class BMP certificates (exclusive of any capitalized interest on the Bethany Maryland Portfolio junior loan component for the applicable collection period allocable to those certificates); and (b) either a pro rata share (generally based on the relative sizes of the senior loan component and junior loan component of the Bethany Maryland Portfolio underlying mortgage loan, without regard to capitalized interest on the junior loan component) of—or, under certain default, casualty or condemnation scenarios, following payment in full of the balance of the Bethany Maryland Portfolio senior loan component, any remaining portion of—any and all payments and other collections of principal of the Bethany Maryland Portfolio underlying mortgage loan received during the applicable collection period.

See ‘‘Description of the Offered Certificates—Payments—Priority of Payments’’ in this prospectus supplement.

B. Loan Groups	For purposes of allocating payments on certain classes of the offered certificates, the mortgage pool will be divided into:

•	a loan group 1 consisting of all of the underlying mortgage loans that are generally secured by property types other than multifamily and mobile home park; and

•	a loan group 2 consisting of all of the underlying mortgage loans that are generally secured by multifamily and mobile home park properties.

Loan group 1 will contain a total of 105 underlying mortgage loans that represent 77.1% of the initial mortgage pool balance, and loan group 2 will contain a total of 40 underlying mortgage loans that represent 22.9% of the initial mortgage pool balance. The loan group in which each underlying mortgage loan is included is identified on Annex A-1 to this prospectus supplement.

As and to the extent described under ‘‘—Payments of Principal’’ and ‘‘Description of the Offered Certificates—Payments—Payments of Principal’’ and ‘‘— Payments—Priority of Payments’’ below in this prospectus supplement, amounts collected with respect to loan group 2 will have a direct effect on distributions to the holders of the class A-1A certificates and amounts collected with respect to loan group 1 will have a direct effect on distributions to the holders of the class A-1, A-2, A-3, A-AB and A-4 certificates.

C. Payments of Interest	Each class of series 2007-C1 certificates—other than the series 2007-C1 REMIC residual certificates—will bear interest. In each case, that interest will accrue during each interest accrual period based upon—

•	the pass-through rate applicable for the particular class of series 2007-C1 certificates for that interest accrual period,

•	the total principal balance or notional amount, as the case may be, of the particular class of series 2007-C1 certificates outstanding immediately prior to the related distribution date, and

•	the assumption that each year consists of twelve 30-day months (or, solely in the case of the class BMP certificates, based upon the actual number of calendar days comprising that interest accrual period in a 360-day year).

Interest payments with respect to the class A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL, X-CP and X-W certificates are to be made concurrently:

•	in the case of the class A-1, A-2, A-3, A-AB and A-4 certificates, on a pro rata basis in accordance with the respective interest entitlements evidenced by those classes of series 2007-C1 certificates, from available funds attributable to loan group 1;

•	in the case of the class A-1A certificates, from available funds attributable to loan group 2; and

•	in the case of the class X-CP, X-CL and X-W certificates, on a pro rata basis in accordance with the respective interest entitlements evidenced by those classes of series 2007-C1 certificates, from available funds attributable to loan group 1 and/or loan group 2;

provided that, if the foregoing would result in a shortfall in the interest payment on any of the A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL, X-CP and/or X-W classes, then payments of interest will be made on those classes of series 2007-C1 certificates, on a pro rata basis in accordance with the respective interest entitlements evidenced thereby, from available funds attributable to the entire mortgage pool; and provided, further, that the ‘‘available funds’’ referred to above in this sentence do not include amounts attributable to any non-trust mortgage loan or to the Bethany Maryland Portfolio junior loan component.

The borrowers under the underlying mortgage loans are generally prohibited from making whole or partial voluntary prepayments that are not accompanied by a full month’s interest on the prepayment. If, however, a whole or partial voluntary prepayment—or, to the extent it results from the receipt of insurance proceeds or a condemnation award, a whole or partial involuntary prepayment —on an underlying mortgage loan is not accompanied by the amount of one full month’s interest on the prepayment, then, as and to the extent described under ‘‘Description of the Offered Certificates—Payments—Payments of Interest’’ in this prospectus supplement, the resulting shortfall, less—

•	the amount of the master servicing fee that would have been payable from that uncollected interest, and

•	in the case of a voluntary prepayment on a non-specially serviced mortgage loan, the applicable portion of the payment made by the master servicer (if any) to cover prepayment interest shortfalls resulting from the voluntary prepayments on non-specially serviced mortgage loans during the related collection period, will generally be allocated to reduce the amount of accrued interest otherwise payable to the holders of all of the interest-bearing classes of the series 2007-C1 certificates, including the offered certificates, but excluding the class BMP certificates, on a pro rata basis in accordance with the respective amounts of interest actually accrued on those classes during the corresponding interest accrual period; provided that any such resulting interest shortfall that is attributable to a prepayment of the Bethany Maryland Portfolio junior loan component would be allocated to reduce the amount of accrued interest otherwise payable to the holders of the class BMP certificates.

In addition, with respect to the Bethany Maryland Portfolio junior loan component, full monthly payments of accrued interest are not required to be made under certain circumstances. To the extent that any accrued interest is not required to be paid on the Bethany Maryland Portfolio junior loan component in accordance with the loan documents, the amount thereof will be added to the principal balance of such junior loan component and will thereafter itself accrue interest at the interest rate in effect for the Bethany Maryland Portfolio junior loan component. See ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement. On each distribution date, any such capitalized interest amounts applied to the Bethany Maryland Portfolio junior loan component on the related due date will be allocated to reduce the current interest payable on, and to increase the total principal balance of, the class BMP certificates.

On each distribution date, subject to available funds and the payment priority described under ‘‘—Payments—General’’ above, you will be entitled to receive your proportionate share of all unpaid distributable interest accrued with respect to your class of offered certificates through the end of the related interest accrual period.

See ‘‘Description of the Offered Certificates—Payments—Payments of Interest’’ and ‘‘—Payments—Priority of Payments’’ in this prospectus supplement.

D. Payments of Principal	Subject to available funds and the payment priority described under ‘‘—Payments—General’’ above, the holders of each class of offered certificates, other than the class X-CP and X-W certificates, will be entitled to receive a total amount of principal over time equal to the total principal balance of their particular class.

Subject to the discussion under ‘‘—Payments—Amortization, Liquidation and Payment Triggers’’ below, the trustee is required to make payments of principal to the holders of the various classes of the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates), in a specified sequential order, such that:

•	no payments of principal will be made to the holders of any of the class G, H, J, K, L, M, N, P, Q, S and T certificates until the total principal balance of the offered certificates (exclusive of the class X-CP and X-W certificates) is reduced to zero;

•	no payments of principal will be made to the holders of the class A-M, A-J, B, C, D, E or F certificates until, in the case of each class of those offered certificates, the total principal balance of all more senior classes of offered certificates (exclusive of the class X-CP and X-W certificates) is reduced to zero;

•	no payments of principal with respect to loan group 1 will be made to the holders of the class A-1A certificates until the total principal balance of the class A-1, A-2, A-3, A-AB and A-4 certificates is reduced to zero;

•	no payments of principal with respect to loan group 2 will be made to the holders of the class A-1, A-2, A-3, A-AB and/or A-4 certificates until the total principal balance of the class A-1A certificates is reduced to zero;

•	no payments of principal will be made to the holders of the class A-1, A-2, A-3, A-AB and/or A-4 certificates on any given distribution date until the holders of the class A-1A certificates have received all payments of principal to which they are entitled on that distribution date with respect to loan group 2;

•	on any given distribution date, beginning with the distribution date in January 2012, the total principal balance of the class A-AB certificates must be paid down to the applicable scheduled principal balance for that class set forth on Annex F to this prospectus supplement before any payments of principal are made with respect to the class A-1, A-2, A-3 and/or A-4 certificates; and

•	no payments of principal will be made to the holders of the class A-4 certificates until the total principal balance of the class A-1, A-2, A-3 and A-AB certificates is reduced to zero, no payments of principal will be made to the holders of the class A-AB certificates (other than as described in the immediately preceding bullet) until the total principal balance of the class A-1, A-2 and A-3 certificates is reduced to zero, no payments of principal will be made to the holders of the class A-3 certificates until the total principal balance of the class A-1 and A-2 certificates is reduced to zero, and no payments of principal will be made to the holders of the class A-2 certificates until the total principal balance of the class A-1 certificates is reduced to zero.

The total payments of principal to be made on the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates) on any distribution date will, in general, be a function of—

•	the amount of scheduled payments of principal due or, in some cases, deemed due on the underlying mortgage loans (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, on the senior loan component thereof only) during the related collection period, which payments are either received as of the end of that collection period or advanced by the master servicer or the trustee; and

•	the amount of any prepayments and other unscheduled collections of previously unadvanced principal with respect to the underlying mortgage loans (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, on the senior loan component thereof only) that are received during the related collection period.

However, if the master servicer, the special servicer or the trustee reimburses itself out of general collections on the mortgage pool for any advance that it has determined is not recoverable out of collections on the related underlying mortgage loan, then that advance (together with accrued interest thereon) will be deemed, to the fullest extent permitted, to be reimbursed first out of payments and other collections of principal otherwise distributable on the series 2007-C1 principal balance certificates, prior to being deemed reimbursed out of payments and other collections of interest otherwise distributable on the series 2007-C1 certificates. In addition, if payments and other collections of principal on the mortgage pool are applied to reimburse, or pay interest on, any advance that is determined to be nonrecoverable from collections on the related underlying mortgage loan, as described in the prior sentence, then that advance will be reimbursed, and/or interest thereon will be paid, first out of payments or other collections of principal on the loan group (i.e., loan group 1 or loan group 2, as applicable) that includes the subject underlying mortgage loan as to which the advance was made, and prior to using payments or other collections of principal on the other loan group. Notwithstanding the foregoing, no amounts collected with respect to the Bethany Maryland Portfolio underlying mortgage loan and otherwise distributable with respect to the class BMP certificates may be applied to reimburse or pay interest on advances, or to pay other unanticipated trust fund expenses, with respect to any underlying mortgage loan other than the Bethany Maryland Portfolio underlying mortgage loan.

On any distribution date, as described under ‘‘Description of the Mortgage Pool —The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ and ‘‘Description of the Offered Certificates—Payments’’ in this prospectus supplement, the class BMP certificates will represent, with respect to the Bethany Maryland Portfolio underlying mortgage loan, a right to receive either a pro rata share (generally based on the relative sizes of the senior loan component and junior loan component of the Bethany Maryland Portfolio underlying mortgage loan, without regard to capitalized interest on the junior loan component) of—or, under certain default, casualty or condemnation scenarios, following payment in full of the principal balance of the Bethany Maryland Portfolio senior loan component, any remaining portion of—any and all payments and other collections of principal on the Bethany Maryland Portfolio underlying mortgage loan received during the related collection period. See ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement.

The class X-CL, X-CP and X-W certificates and the series 2007-C1 REMIC residual certificates do not have principal balances and do not entitle their holders to payments of principal.

See ‘‘Description of the Offered Certificates—Payments—Payments of Principal,’’ ‘‘—Payments—Priority of Payments’’ and ‘‘—Payments—Payments on the Class BMP Certificates’’ in this prospectus supplement.

E.	Amortization, Liquidation and Payment Triggers	Because of losses on the underlying mortgage loans and/or default-related or other unanticipated expenses of the issuing entity, the total principal balance of the class A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates may be reduced to zero at a time when the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates, or any two or more classes of those certificates, remain outstanding. If that occurs, then any payments of principal on the outstanding class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates will be made among those classes of series 2007-C1 certificates on a pro rata basis in accordance with their respective total principal balances.

Also, specified parties may terminate the trust when the mortgage pool balance (including the Bethany Maryland Portfolio junior loan component) is reduced to less than approximately 1.0% of the initial total principal balance of the series 2007-C1 principal balance certificates, as described under ‘‘—Optional Termination’’ below.

F.	Payments of Prepayment Premiums and Yield Maintenance Charges	If any prepayment premium or yield maintenance charge is collected on any of the underlying mortgage loans (exclusive of any prepayment premium or yield maintenance charge collected with respect to the Bethany Maryland Portfolio underlying mortgage loan that is allocable to the junior loan component thereof), then the trustee will pay that amount, net of any liquidation fee or workout fee payable in connection with the receipt thereof, in the proportions described under ‘‘Description of the Offered Certificates—Payments— Payments of Prepayment Premiums and Yield Maintenance Charges’’ in this prospectus supplement, to—

•	the holders of the class X-CL certificates;

•	the holders of the class X-CP certificates;

•	the holders of the class X-W certificates; and/or

•	the holders of any of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J and/or K certificates that are then entitled to receive any principal payments with respect to the loan group that includes the prepaid mortgage loan.

If any prepayment consideration is collected during any particular collection period with respect to the Bethany Maryland Portfolio underlying mortgage loan, primarily as a result of a default and liquidation, then on the distribution date corresponding to that collection period, the trustee will allocate that prepayment consideration between the senior loan component and the junior loan component on a pro rata basis in accordance with the respective amounts of principal then being prepaid with respect to each such component. The portion of any prepayment consideration allocable to the Bethany Maryland Portfolio junior loan component will be distributed to the applicable holders of the class BMP certificates.

Fees and Expenses	The amounts available for distribution on the series 2007-C1 certificates on any distribution date will generally be net of the following amounts:

Type / Recipient (1)	Amount	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to each underlying mortgage loan, an interest strip that accrues at the related master servicing fee rate on the same principal amount on which interest accrues or is deemed to accrue from time to time on that mortgage loan (2)	Monthly
Additional Master Servicing Compensation / Master Servicer	Prepayment interest excesses on underlying mortgage loans that are the subject of a principal prepayment in full or in part after their due date in any collection period.	Time to time
	All interest and investment income earned on amounts on deposit in the master servicer’s pool custodial account and in any serviced loan combination-specific custodial account.	Monthly
	All interest and investment income earned on amounts on deposit in the servicing accounts, reserve accounts and the defeasance account maintained by the master servicer, to the extent not otherwise payable to the borrowers.	Monthly

Type / Recipient (1)	Amount	Frequency
Outside Master Servicing Fee/ Applicable Master Servicer of an Outside Serviced Underlying Mortgage Loan	With respect to each of the Extendicare Portfolio underlying mortgage loan and the Four Times Square underlying mortgage loan, an interest strip that accrues at the related outside master servicing fee rate on the same principal amount on which interest accrues or is deemed to accrue from time to time on the subject outside serviced underlying mortgage loan.(3)	Monthly
Special Servicing Fee / Special Servicer	With respect to each underlying mortgage loan (other than the outside serviced underlying mortgage loans) and non-trust mortgage loan that is being specially serviced or as to which the related mortgaged real property has become an REO property, an amount that, for any one-month period, will equal one-twelfth of the product of the annual special servicing fee rate, multiplied by the same principal amount on which interest accrues or is deemed to accrue from time to time on such mortgage loan. (4)	Monthly
Workout Fee / Special Servicer	With respect to each underlying mortgage loan (other than the outside serviced underlying mortgage loans) and non-trust mortgage loan that has been and continues to be worked out, the workout fee rate of 1.0% multiplied by each collection of interest (other than default interest), principal and prepayment consideration received on the subject mortgage loan for so long as it remains a worked-out mortgage loan.	Time to time
Liquidation Fee / Special Servicer	With respect to any specially serviced mortgage loan (other than an outside serviced underlying mortgage loan) for which the special servicer obtains a full, partial or discounted payoff and with respect to any specially serviced mortgage loan (other than an outside serviced underlying mortgage loan) or REO property as to which the special servicer obtains any liquidation proceeds, with limited exceptions, an amount calculated by application of a liquidation fee rate of 1.0% to the related payment or proceeds (exclusive of default interest).	Time to time
Additional Special Servicing Compensation / Special Servicer	All interest and investment income earned on amounts on deposit in the special servicer’s REO account.	Monthly

Type / Recipient (1)	Amount	Frequency
Outside Special Servicing Fee/ Applicable Special Servicer of an Outside Serviced Underlying Mortgage Loan	With respect to each of the Extendicare Portfolio underlying mortgage loan and the Four Times Square underlying mortgage loan, an amount that, for any one-month period, will equal one-twelfth of the product of the related annual outside special servicing fee rate, multiplied by the same principal amount on which interest accrues or is deemed to accrue from time to time on the subject outside serviced underlying mortgage loan.(3)	Monthly
Outside Serviced Trust Mortgage Loan Workout Fee and Liquidation Fee / Other Special Servicer of an Outside Serviced Underlying Mortgage Loan	With respect to each outside serviced underlying mortgage loan, the related liquidation fee and workout fee due and owing under the applicable outside servicing agreement are substantially identical to the corresponding fees under the series 2007-C1 pooling and servicing agreement; except that, in the case of the Four Times Square underlying mortgage loan, the liquidation fee is calculated at a liquidation fee rate of 0.05% and the workout fee is calculated at a workout fee rate of 0.05%.	Time to Time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(5)	All assumption fees, assumption application fees, modification fees, consent fees, extension fees, defeasance fees and similar fees actually collected on the underlying mortgage loans (other than the outside serviced underlying mortgage loans) and the non-trust mortgage loans.	Monthly
	Late payment charges and default interest collected on any mortgage loan (and, in the case of an outside serviced underlying mortgage loan, passed through to the issuing entity), but only to the extent such late payment charges and default interest are not otherwise applied to cover (i) interest on advances or (ii) additional trust fund expenses (exclusive of special servicing fees, liquidation fees and workout fees) with respect to the subject mortgage loan or mortgaged real property, which items either are then currently payable or were previously paid from collections on the mortgage pool and not previously reimbursed.	Time to time
Trustee Fee / Trustee	With respect to each and every underlying mortgage loan, an interest strip that accrues at the trustee fee rate on the stated principal balance of that mortgage loan from time to time. (6)	Monthly

Type / Recipient (1)	Amount	Frequency
Additional Trustee Compensation / Trustee	All interest and investment income earned on amounts on deposit in the trustee’s collection account and interest reserve account.	Monthly
Expenses
Servicing Advances / Trustee, Master Servicer or Special Servicer	To the extent of funds available, the amount of any servicing advances (7)(9)	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to a published prime rate, accrued on the amount of each outstanding servicing advance (8)(9)	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I advances (7)	Time to Time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to a published prime rate, accrued on the amount of each outstanding P&I advance (8)	Time to time
Indemnification Expenses / Trustee, Depositor, Master Servicer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the series 2007-C1 pooling and servicing agreement (10)	Time to time
Servicing Advances, Interest on Servicing Advances, Indemnification Expenses / Master Servicer or Special Servicer of an Outside Serviced Underlying Mortgage Loan	Substantially the same as corresponding items under the series 2007-C1 pooling and servicing agreement. (11)	Time to time

(1)	If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and be reimbursed for the same expenses of the master servicer described in this prospectus supplement. Any change to the fees and expenses described in this prospectus supplement would require an amendment to the series 2007-C1 pooling and servicing agreement. See ‘‘Description of the Governing Documents—Amendment’’ in the accompanying base prospectus.

(2)	The master servicing fee rate payable under the series 2007-C1 pooling and servicing agreement for each outside serviced underlying mortgage loan will be 0.01% per annum. The master servicing fee rate payable under the series 2007-C1 pooling and servicing agreement for each other underlying mortgage loan (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, just on the senior loan component thereof) will range, on a loan-by-loan basis, from 0.01% per annum to 0.08% per annum. The master servicing fee rate payable under the series 2007-C1 pooling and servicing agreement for the junior loan component of the Bethany Maryland Portfolio underlying mortgage loan is 0.0075% per annum. See ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Servicing Compensation and Payment of Expenses—Principal Master Servicing Compensation’’ in this prospectus supplement.

(3)	The outside master servicing fee rate for the Extendicare Portfolio underlying mortgage loan will equal 0.01% per annum and the outside special servicing fee rate for the Extendicare Portfolio underlying mortgage loan will equal 0.25% per annum. The outside master servicing fee rate for the Four Times Square underlying mortgage loan will equal 0.005% per annum and the outside special servicing fee rate for the Four Times Square underlying mortgage loan will equal 0.05% per annum.

(4)	The special servicing fee rate for each underlying mortgage loan (other than an outside serviced underlying mortgage loan) will equal 0.25% per annum. See ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Servicing Compensation and Payment of Expenses— Principal Special Servicing Compensation—The Special Servicing Fee’’ in this prospectus supplement.

(5)	Allocable between the master servicer and the special servicer as provided in the series 2007-C1 pooling and servicing agreement.

(6)	The trustee fee rate will equal 0.00054% per annum, as described in this prospectus supplement under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Trustee Compensation.’’

(7)	Reimbursable out of collections on the related underlying mortgage loan, except that advances that are determined not to be recoverable out of related collections will, in general, be reimbursable first out of general collections of principal on the mortgage pool and then out of other general collections on the mortgage pool.

(8)	In general, payable out of late payment charges and/or default interest on the related mortgage loan or, in connection with or after reimbursement of the related advance, out of general collections on the mortgage pool.

(9)	In the case of a loan combination serviced under the series 2007-C1 pooling and servicing agreement, payable out of collections thereon.

(10)	Payable out of general collections on the mortgage pool. In general, none of the above specified persons is entitled to indemnification for (a) any liability specifically required to be borne thereby pursuant to the terms of the series 2007-C1 pooling and servicing agreement, or (b) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of, or the negligent disregard of, such party’s obligations and duties under the series 2007-C1 pooling and servicing agreement, or as may arise from a breach of any representation or warranty of such party made in the series 2007-C1 pooling and servicing agreement, or (c) any loss, liability or expense that constitutes an advance, the reimbursement of which has otherwise been provided for under the series 2007-C1 pooling and servicing agreement, or allocable overhead.

(11)	To the extent related to the Extendicare Portfolio loan combination or the Four Times Square loan combination, payable out of collections on the subject loan combination.

The foregoing fees and expenses will generally be payable prior to distribution on the series 2007-C1 certificates. Further information with respect to the foregoing fees and expenses, as well as additional expenses of the trust, including information regarding the general purpose of and the source of payment for those fees and expenses, is set forth under ‘‘Description of the Offered Certificates—Fees and Expenses’’ in this prospectus supplement.

Reductions of Certificate Principal Balances in Connection with Losses on the Underlying Mortgage Loans and Default-Related and Other Unanticipated Expenses	Because of losses on the underlying mortgage loans—including, for this purpose, advances that are reimbursed out of general collections on the mortgage pool because collections on the related underlying mortgage loan are determined to be insufficient to make such reimbursement—and/or default-related and other unanticipated expenses of the issuing entity, the total principal balance of the mortgage pool, net of outstanding advances of principal and exclusive of the Bethany Maryland Portfolio junior loan component, may fall below the total principal balance of the series 2007-C1 principal balance certificates, exclusive of the class BMP certificates. If and to the extent that those losses on the underlying mortgage loans and/or expenses of the issuing entity cause such a deficit to exist following the payments made on the series 2007-C1 certificates on any distribution date, the total principal balances of the following classes of series 2007-C1 principal balance certificates will be sequentially reduced, in the following order, until that deficit is eliminated:

Reduction Order	Class
1st	T
2nd	S
3rd	Q
4th	P
5th	N
6th	M
7th	L
8th	K
9th	J
10th	H
11th	G
12th	F
13th	E
14th	D
15th	C
16th	B
17th	A-J
18th	A-M
19th	A-1, A-2, A-3, A-AB, A-4 and A-1A, pro rata by total principal balance

Notwithstanding the foregoing, as and to the extent described under ‘‘Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ in this prospectus supplement, losses on and/or default related or other unanticipated trust fund expenses with respect to the Bethany Maryland Portfolio underlying mortgage loan—but only insofar as they result in a loss or permanent shortfall of principal with respect to the junior loan component thereof—will first be allocated to reduce the total principal balance of the class BMP certificates, in each case, prior to being allocated to reduce the total principal balance of any class in the foregoing table.

See ‘‘Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ in this prospectus supplement.

Reports to Certificateholders	On each distribution date, the trustee will provide or make available to the registered holders of the series 2007-C1 certificates a monthly report substantially in the form of Annex D to this prospectus supplement. The trustee’s report will detail, among other things, the payments made to the series 2007-C1 certificateholders on that distribution date and the performance of the underlying mortgage loans and the mortgaged real properties.

Upon reasonable prior notice, you may also review at the trustee’s offices during normal business hours a variety of information and documents that pertain to the underlying mortgage loans and the mortgaged real properties for those loans.

See ‘‘Description of the Offered Certificates—Reports to Certificateholders; Available Information’’ in this prospectus supplement.

Optional Termination	Specified parties to the transaction may terminate the trust by purchasing all of the mortgage loans and any foreclosure properties held by the trust, but only when the total principal balance of the mortgage pool, net of outstanding advances of principal, but including the Bethany Maryland Portfolio junior loan component, is less than 1.0% of the initial total principal balance of the series 2007-C1 principal balance certificates.

In addition, following the date on which the total principal balances of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F and G certificates are reduced to zero, the trust fund may also be terminated, with the consent of 100% of the remaining 2007-C1 certificateholders and the master servicer and subject to such additional conditions as may be set forth in the series 2007-C1 pooling and servicing agreement, in connection with an exchange of all the remaining series 2007-C1 certificates for all the mortgage loans and foreclosure properties remaining in the trust fund at the time of exchange.

See ‘‘Description of the Offered Certificates—Termination’’ in this prospectus supplement.

The Underlying Mortgage Loans and the Mortgaged Real Properties

General	In this section, ‘‘—The Underlying Mortgage Loans and the Mortgaged Real Properties,’’ we provide summary information with respect to the mortgage loans that we intend to include in the trust. For more detailed information regarding those mortgage loans, you should review the following sections in this prospectus supplement:

•	‘‘Risk Factors;’’

•	‘‘Description of the Mortgage Pool;’’

•	Annex A-1—Certain Characteristics of Individual Underlying Mortgage Loans;

•	Annex A-2—Certain Characteristics of the Mortgage Pool;

•	Annex A-3—Certain Characteristics of Loan Group 1;

•	Annex A-4—Certain Characteristics of Loan Group 2;

•	Annex A-5—Certain Monetary Terms of the Underlying Mortgage Loans;

•	Annex A-6—Certain Information Regarding Reserves; and

•	Annex B—Certain Information Regarding Multifamily Properties.

For purposes of calculating distributions on certain classes of the offered certificates, the pool of mortgage loans backing the series 2007-C1 certificates will be divided into a loan group 1 and a loan group 2.

Loan group 1 will consist of all of the underlying mortgage loans that are secured by property types other than multifamily and mobile home park. Loan group 1 will consist of 105 mortgage loans, with an initial loan group 1 balance of $2,863,004,774, representing approximately 77.1% of the initial mortgage pool balance.

Loan group 2 will consist of all of the underlying mortgage loans that are secured by multifamily or mobile home park properties. Loan group 2 will consist of 40 mortgage loans, with an initial loan group 2 balance of $850,172,061, representing approximately 22.9% of the initial mortgage pool balance. See Annex B—Certain Information Regarding Multifamily Properties.

When reviewing the information that we have included in this prospectus supplement, including the Annexes hereto, with respect to the mortgage loans that are to back the offered certificates, please note that—

•	All numerical information provided with respect to the underlying mortgage loans is provided on an approximate basis.

•	References to initial mortgage pool balance mean the aggregate cut-off date principal balance of all the underlying mortgage loans (exclusive of the Bethany Maryland Portfolio junior loan component), references to the initial loan group 1 balance mean the aggregate cut-off date principal balance of the underlying mortgage loans in loan group 1 and references to the initial loan group 2 balance mean the aggregate cut-off date principal balance of the underlying mortgage loans in loan group 2 (exclusive of the Bethany Maryland Portfolio junior loan component). We will transfer each of the underlying mortgage loans, at its respective cut-off date principal balance, to the trust. We show the cut-off date principal balance for each of the underlying mortgage loans (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, the cut-off date principal balance of the senior loan component thereof) on Annex A-1 to this prospectus supplement.

•	All weighted average information provided with respect to the mortgage loans reflects a weighting based on their respective cut-off date principal balances or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, unless the context clearly indicates otherwise, based on the cut-off date principal balance of the senior loan component thereof only.

•	When information with respect to mortgaged real properties is expressed as a percentage of the initial mortgage pool balance, the initial loan group 1 balance or the initial loan group 2 balance, the percentages are based upon the cut-off date principal balances of the related underlying mortgage loans or allocated portions of those balances or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, unless the context clearly indicates otherwise, based on the cut-off date principal balance of the senior loan component thereof only.

•	Unless specifically indicated otherwise, all statistical information with respect to the Bethany Maryland Portfolio underlying mortgage loan, including principal balances, loan-to-value ratios and debt service coverage ratios, is being presented based only on the Bethany Maryland Portfolio senior loan component, as if the Bethany Maryland Portfolio junior loan component is a separate subordinated mortgage loan that is not included in the trust.

•	With respect to each of the underlying mortgage loans that are part of a loan combination, unless the context clearly indicates otherwise, certain statistical information—in particular, information relating to debt service coverage ratios, loan-to-value ratios and loan amount per square foot or other unit of measurement—in this prospectus supplement is calculated in the following manner:

1.	with respect to each of the State Street Building underlying mortgage loan, the Extendicare Portfolio underlying mortgage loan and the Four

Times Square underlying mortgage loan, taking into account the corresponding pari passu non-trust mortgage loan(s) in the subject loan combination; and

2.	with respect to the Westfield San Francisco Emporium underlying mortgage loan, the Bethany Houston Portfolio underlying mortgage loan, the Four Times Square underlying mortgage loan and the Bethany Austin Portfolio underlying mortgage loan, without regard to the corresponding subordinate non-trust mortgage loan(s) in the subject loan combination.

See ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The State Street Building Mortgage Loan,’’ ‘‘—Significant Underlying Mortgage Loans—The Westfield San Francisco Emporium Mortgage Loan,’’ ‘‘—Significant Underlying Mortgage Loans—The Extendicare Portfolio Mortgage Loans’’ and ‘‘—Significant Underlying Mortgage Loans —The Bethany Houston Portfolio Mortgage Loan’’ and ‘‘Description of the Mortgage Pool—Loan Combinations’’ in this prospectus supplement.

•	The series 2007-C1 securitization transaction will include an underlying mortgage loan with an aggregate debt in the amount of $340,000,000 as of the cut-off date, which aggregate debt is (a) secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1745 Broadway and (b) evidenced by four (4) separate promissory notes— two (2) in the aggregate current principal amount of $255,000,000 that will be contributed to the securitization by Lehman Brothers Holdings Inc., and two (2) in the aggregate current principal amount of $85,000,000 that will be contributed to the securitization by Wachovia Bank, National Association. Notwithstanding that it is evidenced by four (4) mortgage notes, such aggregate debt is treated in this prospectus supplement as a single underlying mortgage loan unless the context indicates otherwise.

•	If any of the underlying mortgage loans is secured by multiple real properties located in more than one state or representing more than one property type, a portion of the subject mortgage loan has been allocated to each of those properties.

•	The general characteristics of the entire mortgage pool backing the offered certificates are not necessarily representative of the general characteristics of either loan group 1 or loan group 2. The yield and risk of loss on any class of offered certificates may depend on, among other things, the composition of each of loan group 1 and loan group 2. The general characteristics of each such loan group should also be analyzed when making an investment decision. See ‘‘—Additional Statistical Information’’ below.

•	Whenever we refer to a particular mortgaged real property, or mortgage loan, by name, unless the particular term is otherwise specifically defined, we mean the mortgaged real property, or the mortgage loan secured by the mortgaged real property, identified by that name on Annex A-1 to this prospectus supplement.

•	Statistical information regarding the mortgage loans may change prior to the date of initial issuance of the offered certificates as a result of changes in the composition of the mortgage pool prior to that date.

It has been confirmed to us by S&P and/or Fitch that six (6) of the mortgage loans that we intend to include in the trust, representing 27.6% of the initial mortgage pool balance, each has, in the context of its inclusion in the mortgage pool, credit characteristics consistent with investment grade-rated obligations. Four (4) of those mortgage loans are described under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans’’ in this prospectus supplement.

The Bethany Maryland Portfolio Mortgage Loan	The Bethany Maryland Portfolio underlying mortgage loan consists of two loan components that are sometimes referred to in this prospectus supplement as the Bethany Maryland Portfolio senior loan component and the Bethany Maryland Portfolio junior loan component. The Bethany Maryland Portfolio junior loan component will be represented by the class BMP certificates. The Bethany Maryland Portfolio senior loan component will be pooled with the other underlying mortgage loans to back the other classes of the series 2007-C1 certificates. In that regard, with respect to the Bethany Maryland Portfolio underlying mortgage loan—

•	the cut-off date principal balance of the senior loan component is $150,400,000,

•	the mortgage interest rate of the senior loan component is (i) 5.7289% per annum through and including the accrual period expiring on December 10, 2008, and (ii) 5.9789% per annum from and after December 11, 2008,

•	the cut-off date principal balance of the junior loan component is $33,457,012, and

•	the mortgage interest rate of the junior loan component is 11.24596% per annum.

Notwithstanding the foregoing, with respect to the Bethany Maryland Portfolio junior loan component, full monthly payments of accrued interest are not required to be made (except to the extent of accrued interest at a rate of 5.00% per annum and certain excess cash flow from the related property); and all unpaid accrued interest on the Bethany Maryland Portfolio junior loan component not required to be paid in accordance with the loan documents will be added to the principal balance of such junior loan component and thereafter will itself accrue interest at the interest rate in effect for the Bethany Maryland Portfolio junior loan component.

See ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement.

Loan Combinations	Six (6) underlying mortgage loans, representing 27.4% of the initial mortgage pool balance, are, in each case, part of a loan combination comprised of two (2) or more cross-defaulted mortgage loans that are all: (a) obligations of the same borrower(s); and (b) secured by the same mortgage instrument(s) encumbering the same mortgaged real property or properties. Only one mortgage loan in each such loan combination will be included in the trust. Each of the remaining mortgage loan(s) in each such loan combination will not be included in the trust and is sometimes referred to in this prospectus supplement as a non-trust mortgage loan.

The following underlying mortgage loans are each part of a loan combination:

Mortgaged Property Name (as identified on Annex A-1 to this Prospectus Supplement)	Cut-off Date Principal Balance	% of Initial Mortgage Pool Balance	Original Principal Balance of Related Pari Passu Non-Trust Loan(s)(1)	Original Principal Balance of Related Subordinate Non-Trust Loan(s)(2)
1. State Street Building	$362,000,000	9.7%	$413,000,000	NAP
2. Westfield San Francisco Emporium	$300,000,000	8.1%	NAP	$135,000,000
3. Extendicare Portfolio	$125,000,000	3.4%	$375,000,000	NAP
4. Bethany Houston Portfolio	$102,280,000	2.8%	NAP	$19,450,000
5. Four Times Square	$82,933,806	2.2%	$516,123,000	$50,000,000
6. Bethany Austin Portfolio	$44,000,000	1.2%	NAP	$10,125,000

(1)	Reflects pari passu non-trust mortgage loans that are, in each case, entitled to payments of interest and principal on a pro rata and pari passu basis with the related underlying mortgage loan that is part of the subject loan combination; provided that, in the case of the Four Times Square loan combination, prior to the occurrence of a material non-monetary event of default during a period when such loan combination is specially serviced or a monetary event of default, the Four Times Square mortgage loan receives all scheduled monthly principal payments prior to the related pari passu non-trust mortgage loan.

(2)	Reflects subordinate non-trust mortgage loans that are, in each case: (i) prior to the occurrence of certain material uncured events of default, entitled to monthly payments of principal and interest on a sequentially subordinate, but pro rata, basis with the related underlying mortgage loan, any related pari passu non-trust mortgage loan(s) and, in certain cases, another related subordinate non-trust mortgage loan, in the subject loan combination; and (ii) following and during the continuance of certain material uncured events of default with respect to the subject loan combination, entitled to payments of principal and interest, only following payment of all accrued interest (other than default interest) and the total outstanding principal balance of the related underlying mortgage loan, any related pari passu non-trust mortgage loan(s) and, in certain cases, another related subordinate non-trust mortgage loan, in the subject loan combination. However, in the case of the Four Times Square loan combination, both prior and subsequent to the occurrence of certain material uncured events of default, no payments of principal will be made with respect to the related subordinate non-trust mortgage loans prior to the date that the total principal balance of the related underlying mortgage loan and the related pari passu non-trust mortgage loan is paid in full.

For a more detailed description of the priority of payments among the mortgage loans comprising each loan combination, see ‘‘Description of the Mortgage Pool —Loan Combinations’’ in this prospectus supplement.

Except as discussed above under ‘‘—Extendicare Portfolio Mortgagee of Record, Master Servicer and Special Servicer’’ and ‘‘—Four Times Square Mortgagee of Record, Master Servicer and Special Servicer,’’ each of the loan combinations will be serviced under the series 2007-C1 pooling and servicing agreement by the master servicer and the special servicer thereunder.

See ‘‘Description of the Mortgage Pool—Loan Combinations’’, ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’, ‘‘Servicing of the Extendicare Portfolio Loan Combination’’ and ‘‘Servicing of the Four Times Square Loan Combination’’ in this prospectus supplement for a more detailed description of certain rights of the respective non-trust mortgage loan noteholders and/or their representatives and designees. See also ‘‘Risk Factors—Some of the Mortgaged Real Properties Are or May Be Encumbered by Additional Debt and the Ownership Interests in Some Borrowers Have Been or May Be Pledged to Secure Debt Which, in

Either Case, May Reduce the Cash Flow Available to the Subject Mortgaged Real Property’’ in this prospectus supplement.

Acquisition of Mortgage Loans	On or prior to the date of initial issuance of the offered certificates, we will acquire the mortgage loans from Lehman Brothers Holdings Inc. and/or an affiliate thereof, UBS Real Estate Investment Inc. and Wachovia Bank, National Association and will transfer the mortgage loans to the trust. Following the date of initial issuance of the series 2007-C1 certificates, no party will have the ability to add mortgage loans to the trust fund.

Payment and Other Terms	Each of the mortgage loans that we intend to include in the trust is the obligation of a borrower to repay a specified sum with interest. Repayment of each of the mortgage loans that we intend to include in the trust is secured by a mortgage lien on the fee and/or leasehold interest of the related borrower or another party in one or more commercial or multifamily real properties. Except for limited permitted encumbrances and except as provided in the following sentence, which we identify in the glossary to this prospectus supplement, that mortgage lien will be a first priority lien. Notwithstanding the foregoing, the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1745 Broadway is secured by (a) a first priority mortgage lien securing $220,000,000 of the total principal balance of that mortgage loan and (b) a second priority mortgage lien securing the remaining $120,000,000 of the total principal balance of that mortgage loan.

All of the mortgage loans that we intend to include in the trust are or should be considered nonrecourse. None of those mortgage loans is insured or guaranteed by any governmental agency or instrumentality or by any private mortgage insurer.

Each of the mortgage loans that we intend to include in the trust (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, the senior loan component thereof) currently accrues interest at the annual rate specified with respect to that loan on Annex A-1 to this prospectus supplement. Except in the case of the Bethany Maryland Portfolio senior loan component, the Bethany Houston Portfolio underlying mortgage loan and the Bethany Austin Portfolio underlying mortgage loan, each of which provides for a one-time step-up in rate, the mortgage interest rate for each underlying mortgage loan is, in the absence of default, fixed for the entire term of the loan.

Subject, in some cases, to a next business day convention—

•	one hundred forty-four (144) of the mortgage loans that we intend to include in the trust, representing 99.2% of the initial mortgage pool balance, provides for scheduled payments of principal and/or interest to be due on the eleventh day of each month; and

•	one (1) of the mortgage loans that we intend to include in the trust, representing 0.8% of the initial mortgage pool balance, each provides for scheduled payments of principal and/or interest to be due on the first day of each month.

One hundred forty-four (144) of the mortgage loans that we intend to include in the trust, representing 97.8% of the initial mortgage pool balance, of which 104 mortgage loans are in loan group 1, representing 97.1% of the initial loan group 1 balance, and 40 mortgage loans are in loan group 2, representing 100.0% of the initial loan group 2 balance, respectively, are balloon mortgage loans, which provide for:

•	either (a) amortization schedules that (i) are significantly longer than their respective remaining terms to stated maturity and (ii) in some cases, begin following the end of an initial interest-only period or (b) no amortization prior to stated maturity; and

•	a substantial balloon payment of principal on each of their respective maturity dates.

Sixty six (66) of the balloon mortgage loans identified in the prior paragraph, representing 73.0% of the initial mortgage pool balance, of which 37 mortgage loans are in loan group 1, representing 68.0% of the initial loan group 1 balance, and 29 mortgage loans are in loan group 2, representing 89.9% of the initial loan group 2 balance, respectively, require payments of interest only to be due on each due date until the stated maturity date. Another 53 of the balloon mortgage loans identified in the prior paragraph, representing 18.7% of the initial mortgage pool balance, of which 45 mortgage loans are in loan group 1, representing 22.1% of the initial loan group 1 balance, and eight (8) mortgage loans are in loan group 2, representing 7.3% of the initial loan group 2 balance, respectively, require payments of interest only to be due until the expiration of a designated interest-only period that ends prior to the related stated maturity date.

One (1) of the mortgage loans that we intend to include in the trust, representing 2.2% of the initial mortgage pool balance and 2.9% of the initial loan group 1 balance, respectively, has a payment schedule that provides for the payment of the subject mortgage loan in full or substantially in full by its maturity date.

Delinquency/Loss Information	Except as described in the next paragraph, none of the mortgage loans that we intend to include in the trust were as of the cut-off date, or have been at any time since origination, 30 days or more delinquent with respect to any monthly debt service payment, and there has been no forgiveness of interest or principal with respect to any of the mortgage loans that we intend to include in the trust.

Prepayment Provisions	All of the mortgage loans that we intend to include in the trust provide for one or more of the following:

•	a prepayment lock-out period, during which the principal balance of the mortgage loan may not be voluntarily prepaid in whole or in part;

•	a defeasance period, during which voluntary prepayments are still prohibited, but the related borrower may obtain a full or partial release of the related mortgaged real property through defeasance; and/or

•	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment.

See ‘‘Description of the Mortgage Pool—Terms and Conditions of the Underlying Mortgage Loans—Prepayment Provisions’’ in this prospectus supplement.

Advances of Delinquent Monthly Debt Service Payments	Except as described below in this ‘‘—Advances of Delinquent Monthly Debt Service Payments’’ subsection, the master servicer will be required to make advances with respect to any delinquent scheduled debt service payments, other than balloon payments, due or assumed due on the underlying mortgage loans, in each case net of related master servicing fees and workout fees (and, in the case of an outside serviced underlying mortgage loan, further net of any comparable fees payable for the subject mortgage loan pursuant to the governing servicing agreement). In addition, the trustee must make any of those advances that the master servicer is required, but fails, to make. As described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Advances— Advances of Delinquent Monthly Debt Service Payments’’ in this prospectus supplement, any party that makes an advance will be entitled to be reimbursed for that advance, together with interest at a published prime rate.

Notwithstanding the foregoing, neither the master servicer nor the trustee will be required to make any advance that it or the special servicer determines will not be recoverable from proceeds of the related underlying mortgage loan.

Neither the master servicer nor the trustee will be required to make any advance of delinquent debt service payments with respect to the Bethany Maryland Portfolio junior loan component or with respect to any non-trust mortgage loan included in any of the loan combinations described in this prospectus supplement.

Subject to the discussions below regarding the Bethany Maryland Portfolio underlying mortgage loan and the outside serviced underlying mortgage loans, if there occurs or exists any of various specified adverse events or circumstances with respect to any underlying mortgage loan or the mortgaged real property for that mortgage loan, then a new appraisal—or, in cases involving underlying mortgage loans or mortgaged real properties with principal balances or allocated loan amounts, as the case may be, of less than $2,000,000, a valuation estimate of that property—must be obtained or conducted. If, based on that appraisal or other valuation, subject to the discussion below regarding underlying mortgage loans that are part of loan combinations, it is determined that—

•	the principal balance of, and other delinquent amounts due under, the subject underlying mortgage loan, exceed

•	an amount equal to—

1.	90% of the new appraised or estimated value of that real property, which value may be subject to reduction by the special servicer based on its review of the related appraisal and other relevant information, minus

2.	the amount of any obligations secured by liens on the property, which liens are prior to the lien of the mortgage loan, plus

3.	certain escrows and reserves and any letters of credit constituting additional security for the mortgage loan,

then the amount otherwise required to be advanced with respect to interest on that mortgage loan will be reduced. The reduction will be in generally the same proportion that the excess, sometimes referred to as an appraisal reduction amount, bears to the principal balance of the mortgage loan, net of related advances of principal. Appraisal reduction amounts will not affect the principal portion of P&I advances.

The calculation of any appraisal reduction amount, as described above under this ‘‘—Advances of Delinquent Monthly Debt Service Payments’’ section, in respect of any underlying mortgage loan that is part of a loan combination will, in each case, take into account all of the mortgage loans comprising the related loan combination. The applicable servicer will determine whether an appraisal reduction amount exists with respect to the entire subject loan combination based on a calculation that generally treats the subject loan combination as if it was a single underlying mortgage loan. Any resulting appraisal reduction amount will be allocated among the mortgage loans in a loan combination, in general, first, to any related non-trust mortgage loan(s) that are subordinate and, then, to the related underlying mortgage loan or, if applicable, on a pro rata basis by balance, between the related pari passu non-trust mortgage loan(s) and the related underlying mortgage loan, as described in the definition of ‘‘Appraisal Reduction Amount’’ in the Glossary to this prospectus supplement. The amount of advances of interest on any of the underlying mortgage loans that are part of a loan combination will reflect any appraisal reduction amount allocable thereto.

Any resulting appraisal reduction amount with respect to the Bethany Maryland Portfolio underlying mortgage loan will, in general, be allocated first to the junior loan component and then to the senior loan component, as described in the definition of ‘‘Appraisal Reduction Amount’’ in the Glossary to this prospectus supplement. The amount of advances of interest on the Bethany Maryland Portfolio senior loan component will reflect any appraisal reduction amount allocable thereto.

See ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Advances—Advances of Delinquent Monthly Debt Service Payments,’’ ‘‘—Required Appraisals’’ and ‘‘—Servicing Compensation and Payment of Expenses’’ in this prospectus supplement. See also ‘‘Description of the Governing Documents—Advances’’ in the accompanying base prospectus.

Removal of Underlying Mortgage Loans

A.	Repurchase Due to Breach of Representation or Warranty	As of the date of initial issuance of the offered certificates, and subject to certain exceptions, we will make with respect to each underlying mortgage loan contributed by Lehman Brothers Holdings Inc. or any of our other affiliates, and each of UBS Real Estate Investments Inc. and Wachovia Bank, National Association will make with respect to each underlying mortgage loan contributed by that mortgage loan seller, the representations and warranties generally described under ‘‘Description of the Mortgage Pool—Representations and Warranties’’ in this prospectus supplement. If there exists a material uncured breach of any of those representations and warranties, or if there exists a material uncured document omission with respect to any underlying mortgage loan, as discussed under ‘‘Description of the Mortgage Pool—Assignment of the Underlying Mortgage Loans’’ below in this prospectus supplement, then we, in the case of a mortgage loan contributed by Lehman Brothers Holdings Inc. or any of our other affiliates, and each of UBS Real Estate Investments Inc. and Wachovia Bank, National Association, in the case of a mortgage loan contributed by that mortgage loan seller, may be required, under certain circumstances, to repurchase the affected mortgage loan at a price generally equal to the sum of (a) the unpaid principal balance of that mortgage loan at the time of purchase, (b) all unpaid interest, other than default interest, due with respect to that mortgage loan through the due date in the collection period of purchase, (c) all unreimbursed servicing advances with respect to that mortgage loan, (d) all unpaid interest accrued on advances made with respect to that mortgage loan, and (e) certain other amounts payable under the series 2007-C1 pooling and servicing agreement.

Notwithstanding the foregoing, the obligation to repurchase an underlying mortgage loan only arises if we (or one of our affiliates), UBS Real Estate Investments Inc. or Wachovia Bank, National Association, as applicable, are unable to cure the subject material breach or material document defect, as the case may be, and do not exercise their option to instead pay an amount equal to the loss of value directly attributed to such material breach or material document omission (which amount may not cover the amount of actual losses and expenses incurred by the trust). The foregoing obligation to cure, pay loss of value or repurchase is further contingent on (i) us, UBS Real Estate Investments Inc. or Wachovia Bank, National Association being notified of the subject missing document or breach and (ii) either (a) we, in the case of an underlying mortgage loan contributed by Lehman Brothers Holdings Inc. or any of our other affiliates, or UBS Real Estate Investments Inc. or Wachovia Bank, National Association, in the case of an underlying mortgage loan contributed by that mortgage loan seller, agreeing that, or (b) an arbitration panel making a binding determination that, a material breach or a material document omission, as the case may be, exists.

The underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1745 Broadway is evidenced by four (4) mortgage notes, two (2) in the current aggregate principal amount of $255,000,000 that will be contributed to the series 2007-C1 securitization transaction by Lehman Brothers Holdings Inc. and two (2) in the current aggregate principal amount of $85,000,000 that will be contributed to the series 2007-C1 securitization transaction by Wachovia Bank, National Association. For purposes of the discussion in the two preceding paragraphs, the respective portions of that underlying mortgage loan contributed to the series 2007-C1 securitization transaction by Lehman Brothers Holdings Inc. and Wachovia Bank, National Association will be considered two (2) separate mortgage loans. Neither such mortgage loan seller will have any obligation to the trust with respect to the 1745 Broadway mortgage notes contributed to the series 2007-C1 securitization transaction by the other such mortgage loan seller.

See ‘‘Description of the Mortgage Pool—Representations and Warranties,’’ ‘‘—Assignment of the Underlying Mortgage Loans’’ and ‘‘—Cures and Repurchases’’ in this prospectus supplement.

B. Fair Value Option	Any single certificateholder or group of certificateholders with a majority interest in the series 2007-C1 controlling class, the special servicer and any assignees thereof will have the option to purchase any specially serviced mortgage loan in the trust as to which a material default exists, at a price generally equal to the sum of (a) the outstanding principal balance of that mortgage loan, (b) all accrued and unpaid interest on that mortgage loan, other than default interest, (c) all unreimbursed servicing advances with respect to that mortgage loan, (d) all unpaid interest accrued on advances made by the master servicer, the special servicer and/or the trustee with respect to that mortgage loan, and (e) any other amounts payable under the series 2007-C1 pooling and servicing agreement.

The special servicer is required to accept the first offer by a holder of the purchase option above that is at least equal to that purchase price.

If none of the purchase option holders exercises its option to purchase any specially serviced mortgage loan in the trust as to which a material default exists,

as described above in this ‘‘—Fair Value Option’’ section, then each holder of the purchase option will also have the option to purchase that specially serviced mortgage loan at a price equal to the fair value of that loan. See ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Fair Value Option’’ in this prospectus supplement.

C. Other Purchase Options	The following third parties or their designees will have the option to purchase one or more underlying mortgage loans out of the trust, generally after such mortgage loan has become a specially serviced mortgage loan:

•	with respect to each underlying mortgage loan that is part of a loan combination, pursuant to a related co-lender or similar agreement, the holder of a particular non-trust mortgage loan in the subject loan combination, or a group of holders of non-trust mortgage loans in the subject loan combination (acting together), may be granted the right to purchase the subject underlying mortgage loan, in each case under the circumstances described under ‘‘Description of the Mortgage Pool—Loan Combinations;’’

•	the class BMP representative will be entitled, following certain events, including the occurrence of a monetary event of default and the transfer to special servicing of the Bethany Maryland Portfolio underlying mortgage loan, to purchase that underlying mortgage loan from the trust fund, as described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement— The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders—Additional Rights of the Class BMP Representative; Right to Purchase and Right to Cure Defaults’’ in this prospectus supplement; and

•	a mezzanine lender with respect to the borrower under an underlying mortgage loan may be entitled to purchase that mortgage loan from the trust fund upon the occurrence of a default thereunder or upon the transfer thereof to special servicing, pursuant to a purchase right as set forth in the related intercreditor agreement (see, for example, the discussion regarding several underlying mortgage loans with related mezzanine loans under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans’’ and ‘‘Description of the Mortgage Pool—Additional Loan and Property Information—Other Financing’’ in this prospectus supplement).

Additional Statistical Information

A. General Characteristics	The mortgage pool, loan group 1 and loan group 2 will have the following general characteristics as of the cut-off date:

	Mortgage Pool	Loan Group 1	Loan Group 2
Total cut-off date principal balance	$3,713,176,835	$2,863,004,774	$850,172,061
Number of mortgage loans	145	105	40
Number of mortgaged real properties	275	202	73
Maximum cut-off date principal balance	$362,000,000	$362,000,000	$150,400,000
Minimum cut-off date principal balance	$1,225,000	$1,225,000	$1,438,000
Average cut-off date principal balance	$25,608,116	$27,266,712	$21,254,302
Maximum mortgage interest rate	6.6800%	6.6800%	6.5100%
Minimum mortgage interest rate	5.2650%	5.2650%	5.5600%
Weighted average mortgage interest rate	5.9401%	5.9467%	5.9180%
Maximum original term to maturity	180 months	180 months	120 months
Minimum original term to maturity	60 months	60 months	60 months
Weighted average original term to Maturity	107 months	113 months	87 months
Maximum remaining term to maturity	178 months	178 months	120 months
Minimum remaining term to maturity	56 months	56 months	57 months
Weighted average remaining term to Maturity	106 months	112 months	85 months
Weighted average underwritten debt service coverage ratio	1.37x	1.42x	1.20x
Weighted average cut-off date underwritten debt service coverage ratio	1.43x	1.49x	1.22x
Weighted average cut-off date loan-to-value ratio	67.9%	64.7%	78.9%

In reviewing the foregoing table, please note that:

•	The initial mortgage pool balance, the initial loan group 1 balance and the initial loan group 2 balance are each subject to a permitted variance of plus or minus 5%. None of those balances reflects the Bethany Maryland Portfolio junior loan component.

•	Unless specifically indicated otherwise, all statistical information with respect to the Bethany Maryland Portfolio underlying mortgage loan, including principal balances, mortgage interest rate, term to maturity, loan-to-value ratios and debt service coverage ratios, is being presented in this prospectus supplement based only on the Bethany Maryland Portfolio senior loan component, as if the Bethany Maryland Portfolio junior loan component is a separate subordinated mortgage loan that is not included in the trust. Taking into account both the senior loan component and the junior loan component of the Bethany Maryland Portfolio underlying mortgage loan, the cut-off date loan-to-value ratio is 103.1% and the underwritten debt service coverage ratio for is 0.89x.

•	Except as described below in the second succeeding bullet, the underwritten debt service coverage ratio for any mortgage loan that is to be included in the trust is equal to the underwritten annual net cash flow for the related mortgaged real property, divided by the product of 12 times the monthly debt service payment due in respect of that underlying mortgage loan (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, in respect of the senior loan component thereof only) on the first due date following the cut-off date or, if that mortgage loan is currently in an interest-only period that ends prior to maturity, on the first due date after the commencement of the scheduled amortization.

•	Except as described in the following bullet, the cut-off date loan-to-value ratio for any mortgage loan to be included in the trust is equal to its cut-off date principal balance (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, the cut-off date principal balance of the senior loan component thereof only), divided by the estimated value of the related mortgaged real property as set forth in a related third-party appraisal dated as specified on Annex A-1 to this prospectus supplement.

•	The exceptions to the foregoing calculations of underwritten debt service coverage ratio and cut-off date loan-to-value ratio are as follows:

(1)	in the case of an underlying mortgage loan that provides for payments of interest only until the related stated maturity date, the calculation of underwritten debt service coverage ratio is based upon the actual interest-only payments (calculated in accordance with the related loan documents) that will be due in respect of the subject mortgage loan (or, in the case of the Bethany Maryland Portfolio underlying mortgage loan, in respect of the senior loan component thereof only) during the 12-month period following the cut-off date;

(2)	in the case of an underlying mortgage loan that is part of a loan combination (as set forth under ‘‘Description of the Mortgage Pool— Loan Combinations’’ in this prospectus supplement), the underwritten debt service coverage ratio and the cut-off date loan-to-value ratio are, in general, each calculated based on the entire subject loan combination, excluding any non-trust mortgage loan in the subject loan combination that is subordinate to the related underlying mortgage loan in such loan combination; and

(3)	in the case of each underlying mortgage loan that requires the related borrower to make additional monthly amortization payments solely to the extent available from excess cash flow after a certain date, the calculation of underwritten debt service coverage ratio is based upon interest only payments (calculated in accordance with the related loan documents) that will be due in respect of the subject mortgage loan during the 12-month period following the cut-off date.

•	Cut-off date underwritten debt service coverage ratio for any mortgage loan that is to be included in the trust is equal to the underwritten debt service coverage ratio for that mortgage loan, calculated as described above, except that for any mortgage loan that provides for payments of interest only for a specified period ending prior to the maturity date, the cut-off date underwritten debt service coverage ratio is equal to the underwritten annual net cash flow for the related mortgaged real property, divided by the sum of the actual interest-only payments (calculated in accordance with the related loan documents) that would accrue in respect of that underlying mortgage loan (or, in the case of an underlying mortgage loan that is part of a loan combination, that would accrue in respect of that underlying mortgage loan and all pari passu non-trust mortgage loans, if any, in the subject loan combination) during the 12-month period following the cut-off date based on the related cut-off date principal balance and mortgage interest rate.

•	In the case of many of the mortgage loans that we intend to include in the trust, the calculation of underwritten annual net cash flow for the related mortgaged real property or properties—which is, in turn, used in the calculation of underwritten debt service coverage ratios—was based on certain assumptions regarding projected rental income and/or occupancy, as described under the definitions of Net Cash Flow, Occupancy Percentage and Underwritten Debt Service Coverage Ratio, respectively, in the Glossary to this prospectus supplement.

B. Geographic Concentration	The table below shows the number of, and percentage of the initial mortgage pool balance secured by, mortgaged real properties located in the indicated jurisdictions:

Jurisdiction	Number of Properties	% of Initial Mortgage Pool Balance
New York	15	19.0%
California	32	17.2%
District of Columbia	3	10.8%
Massachusetts	2	9.9%
Texas	31	8.6%
Florida	19	7.2%
Maryland	6	4.8%
Virginia	4	2.8%

The remaining mortgaged real properties with respect to the mortgage pool are located throughout 29 other states. No more than 2.4% of the initial mortgage pool balance is secured by mortgaged real properties located in any of these other jurisdictions.

C. Property Types	The table below shows the number of, and percentage of the initial mortgage pool balance secured by, mortgaged real properties predominantly operated for each indicated purpose:

Property Type	Number of Properties	% of Initial Mortgage Pool Balance
Office	28	45.7%
Retail	77	23.0%
Anchored Retail	61	10.5%
Regional Mall	4	10.4%
Unanchored Retail	12	2.1%
Multifamily(1)	73	22.9%
Healthcare	82	3.4%
Industrial/Warehouse	4	2.8%
Hotel	4	1.3%
Mixed Use	1	0.6%
Self Storage	6	0.4%

(1)	‘‘Multifamily’’ includes mobile home park properties securing 2.2% of the initial mortgage pool balance.

D. Encumbered Interests	The table below shows the number of mortgage loans and the percentage of the initial mortgage pool balance represented thereby, that are secured by mortgaged real properties for which the whole or predominant encumbered interest is as indicated:

Encumbered Interest In the Mortgaged Real Property	Number of Mortgage Loans	% of Initial Mortgage Pool Balance
Fee Simple	142	88.6%
Leasehold	3	11.4%

It should be noted that each mortgage loan secured by overlapping fee and leasehold interests or by a predominant fee interest and a relatively minor leasehold interest, is presented as being secured by a fee simple interest in this prospectus supplement and is therefore included within the category referred to as ‘‘fee simple’’ in the chart above.

E.	Significant Underlying Mortgage Loans	The ten (10) largest mortgage loans and/or groups of cross-collateralized mortgage loans that we intend to include in the trust collectively represent 55.5% of the initial mortgage pool balance. For a discussion of those ten (10) largest underlying mortgage loans and/or groups of cross-collateralized underlying mortgage loans, see ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans’’ in this prospectus supplement.

Legal and Investment Considerations

Federal Income Tax Consequences	The trustee or its agent will make elections to treat designated portions of the assets of the trust as one or more real estate mortgage investment conduits, or REMICs, under sections 860A through 860G of the Internal Revenue Code of 1986, as amended. Any assets not included in a REMIC will constitute one or more grantor trusts for U.S. federal income tax purposes

The offered certificates will be treated as regular interests in a REMIC. This means that they will be treated as newly issued debt instruments for federal income tax purposes. You will have to report income on your offered certificates in accordance with the accrual method of accounting even if you are otherwise a cash method taxpayer. The offered certificates will not represent any interest in the grantor trust(s) referred to above.

The class X-CP and X-W certificates will, and the other classes of the offered certificates will not, be issued with more than a de minimis amount of original issue discount. Certain classes of the offered certificates may, in some cases, be treated as having been issued at a premium. If you own an offered certificate issued with original issue discount, you may have to report original issue discount income and be subject to a tax on this income before you receive a corresponding cash payment. When determining the rate of accrual of original issue discount, market discount and premium, if any, with respect to the series 2007-C1 certificates for federal income tax purposes, the prepayment assumption used will be that following any date of determination:

•	no mortgage loan in the trust will be prepaid prior to maturity, and

•	there will be no extension of maturity for any mortgage loan in the trust.

For a more detailed discussion of the federal income tax aspects of investing in the offered certificates, see ‘‘Federal Income Tax Consequences’’ in each of this prospectus supplement and the accompanying base prospectus.

ERISA	We anticipate that, subject to satisfaction of the conditions referred to under ‘‘ERISA Considerations’’ in this prospectus supplement, retirement plans and other employee benefit plans and arrangements subject to—

•	Title I of the Employee Retirement Income Security Act of 1974, as amended, or

•	section 4975 of the Internal Revenue Code of 1986, as amended,

will be able to invest in the offered certificates without giving rise to a prohibited transaction. This is based upon an individual prohibited transaction exemption granted to a predecessor to Lehman Brothers Inc. by the U.S. Department of Labor.

If you are a fiduciary of any retirement plan or other employee benefit plan or arrangement subject to Title I of ERISA or section 4975 of the Internal Revenue Code of 1986, as amended, you are encouraged to review carefully with your legal advisors whether the purchase or holding of the offered certificates could give rise to a transaction that is prohibited under ERISA or section 4975 of the Internal Revenue Code of 1986, as amended. See ‘‘ERISA Considerations’’ in this prospectus supplement and in the accompanying base prospectus.

Legal Investment	Upon initial issuance, the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, X-CP and X-W certificates will be, and the class E and F certificates will not be, mortgage related securities within the meaning of the Secondary Mortgage Market Enhancement Act of 1984, as amended. All institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities are encouraged to consult with their own legal advisors in determining whether and to what extent the offered certificates will be legal investments for them. See, however, ‘‘Legal Investment’’ in this prospectus supplement and in the accompanying base prospectus.

Investment Considerations	The rate and timing of payments and other collections of principal on or with respect to the underlying mortgage loans may affect the yield to maturity on your offered certificates. In the case of any offered certificate purchased at a discount from its principal balance, a slower than anticipated rate of payments and other collections of principal on the underlying mortgage loans could result in a lower than anticipated yield. In the case of any offered certificate purchased at a premium from its principal balance, a faster than anticipated rate of payments and other collections of principal on the underlying mortgage loans could result in a lower than anticipated yield.

In addition, if you are contemplating the purchase of class X-CP and/or X-W certificates, you should be aware that—

•	the yield to maturity on the class X-CP and X-W certificates will be highly sensitive to the rate and timing of any principal prepayments and/or other early liquidations of the underlying mortgage loans;

•	a faster than anticipated rate of payments and other collections of principal on the underlying mortgage loans could result in a lower than anticipated yield with respect to the class X-CP and/or X-W certificates, and

•	an extremely rapid rate of prepayments and/or other liquidations of the underlying mortgage loans could result in a complete or partial loss of your initial investment with respect to the class X-CP and/or X-W certificates.

The yield on the offered certificates with variable or capped pass-through rates could also be adversely affected if the underlying mortgage loans with relatively higher net mortgage interest rates pay principal faster than the underlying mortgage loans with relatively lower net mortgage interest rates.

In addition, the respective pass-through rates for, and yields on, the class X-CP and X-W certificates will, in the case of each of those classes, vary with changes in the relative sizes of the respective components that make up the related total notional amount of the subject class, with each of those components consisting of: (a) in the case of the class X-CP certificates, 25%, or a lesser designated portion, of the total principal balance of a specified class of series 2007-C1 principal balance certificates; and (b) in the case of the class X-W certificates, 75% of the total principal balance of a specified class of series 2007-C1 principal balance certificates.

Holders of the class A-1, A-2, A-3, A-AB and A-4 certificates will be affected by the rate and timing of payments and other collections of principal on the underlying mortgage loans in loan group 1 and, in the absence of significant losses on the mortgage pool, should be largely unaffected by the rate and timing of payments and other collections of principal on the underlying mortgage loans in loan group 2. Conversely, holders of the class A-1A certificates will be affected by the rate and timing of payments and other collections of principal on the underlying mortgage loans in loan group 2 and, only after the retirement of the class A-1, A-2, A-3, A-AB and A-4 certificates or in connection with significant losses on the mortgage pool, will be affected by the rate and timing of payments and other collections of principal on the underlying mortgage loans in loan group 1.

See ‘‘Yield and Maturity Considerations’’ in this prospectus supplement and in the accompanying base prospectus.

RISK FACTORS

The offered certificates are not suitable investments for all investors. You should not purchase any offered certificates unless you understand and are able to bear the risks associated with those certificates.

The offered certificates are complex securities and it is important that you possess, either alone or together with an investment advisor, the expertise necessary to evaluate the information contained in this prospectus supplement and the accompanying base prospectus in the context of your financial situation.

You should consider the following factors, as well as those set forth under ‘‘Risk Factors’’ in the accompanying base prospectus, in deciding whether to purchase any offered certificates. The ‘‘Risk Factors’’ section in the accompanying base prospectus includes a number of general risks associated with making an investment in the offered certificates.

The Class A-M, A-J, B, C, D, E and F Certificates Are Subordinate to, and Are Therefore Riskier than, the Class A-1, A-2, A-3, A-AB, A-4, A-1A, X-CP, X-CL and X-W Certificates

If you purchase class A-M, A-J, B, C, D, E and F certificates, then your offered certificates will provide credit support to other classes of series 2007-C1 certificates, including the A-1, A-2, A-3, A-AB, A-4, A-1A, X-CP, X-CL and X-W classes. As a result, you will receive payments after, and must bear the effects of losses on the underlying mortgage loans before, the holders of those other classes of series 2007-C1 certificates.

When making an investment decision, you should consider, among other things—

•	the payment priorities of the respective classes of the series 2007-C1 certificates,

•	the order in which the principal balances of the respective classes of the series 2007-C1 certificates with balances will be reduced in connection with losses and default-related shortfalls, and

•	the characteristics and quality of the mortgage loans in the trust.

See ‘‘Description of the Mortgage Pool’’ and ‘‘Description of the Offered Certificates—Payments’’ and ‘‘—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ in this prospectus supplement. See also ‘‘Risk Factors—The Investment Performance of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans; and Those Payments, Defaults and Losses May Be Highly Unpredictable,’’ ‘‘—Payments on the Offered Certificates Will Be Made Solely from the Limited Assets of the Related Trust, and Those Assets May Be Insufficient to Make All Required Payments on Those Certificates’’ and ‘‘—Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses’’ in the accompanying base prospectus.

The Offered Certificates Have Uncertain Yields to Maturity

The yields on your offered certificates will depend on—

•	the price you paid for your offered certificates, and

•	the rate, timing and amount of payments on your offered certificates.

The rate, timing and amount of payments on your offered certificates will depend on:

(a)	the pass-through rate for, and other payment terms of, your offered certificates;

(b)	the rate and timing of payments and other collections of principal on the underlying mortgage loans or, in some cases, a particular group of underlying mortgage loans;

(c)	the rate and timing of defaults, and the severity of losses, if any, on the underlying mortgage loans or, in some cases, a particular group of underlying mortgage loans;

(d)	the rate, timing, severity and allocation of other shortfalls and expenses that reduce amounts available for payment on your offered certificates;

(e)	the collection and payment of prepayment premiums and yield maintenance charges with respect to the underlying mortgage loans or, in some cases, a particular group of underlying mortgage loans; and

(f)	servicing decisions with respect to the underlying mortgage loans or, in some cases, a particular group of underlying mortgage loans.

In general, the factors described in clauses (a) through (f) of the preceding paragraph cannot be predicted with any certainty. Accordingly, you may find it difficult to determine the effect that these factors might have on the yield to maturity of your offered certificates. In the absence of significant losses on the mortgage pool, holders of the class A-1, A-2, A-3, A-AB and A-4 certificates should be concerned with the factors described in clauses (b) through (f) of the preceding paragraph primarily insofar as they relate to the underlying mortgage loans in loan group 1. Until the class A-1, A-2, A-3, A-AB and A-4 certificates are retired, holders of the class A-1A certificates should, in the absence of significant losses on the mortgage pool, be concerned with the factors described in clauses (b) through (f) of the preceding paragraph primarily insofar are they relate to the underlying mortgage loans in loan group 2.

See ‘‘Description of the Mortgage Pool,’’ ‘‘The Series 2007-C1 Pooling and Servicing Agreement,’’ ‘‘Servicing of the Extendicare Portfolio Loan Combination,’’ ‘‘Servicing of the Four Times Square Loan Combination,’’ ‘‘Description of the Offered Certificates—Payments’’ and ‘‘—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ and ‘‘Yield and Maturity Considerations’’ in this prospectus supplement. See also ‘‘Risk Factors—The Investment Performance of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans; and Those Payments, Defaults and Losses May Be Highly Unpredictable’’ and ‘‘Yield and Maturity Considerations’’ in the accompanying base prospectus.

The Investment Performance of Your Offered Certificates May Vary Materially and Adversely from Your Expectations Because the Rate of Prepayments and Other Unscheduled Collections of Principal on the Underlying Mortgage Loans Is Faster or Slower than You Anticipated

If you purchase any offered certificate at a premium from its principal balance, and if payments and other collections of principal on the mortgage loans in the trust occur at a rate faster than you anticipated at the time of your purchase, then your actual yield to maturity may be lower than you had assumed at the time of your purchase. Conversely, if you purchase any offered certificate at a discount from its principal balance, and if payments and other collections of principal on the mortgage loans in the trust occur at a rate slower than you anticipated at the time of your purchase, then your actual yield to maturity may be lower than you had assumed at the time of your purchase.

Holders of the class A-1, A-2, A-3, A-AB and A-4 certificates will be affected by the rate of payments and other collections of principal on the underlying mortgage loans in loan group 1 and, in the absence of significant losses on the mortgage pool, should be largely unaffected by the rate and timing of payments and other collections of principal on the underlying mortgage loans in loan group 2. Conversely, holders of the class A-1A certificates will be affected by the rate and timing of payments and other collections of principal on the underlying mortgage loans in loan group 2 and, only after the retirement of the class A-1, A-2, A-3, A-AB and A-4 certificates or in connection with significant losses on the mortgage pool, will be affected by the rate and timing of payments and other collections of principal on the underlying mortgage loans in loan group 1.

If you purchase a class X-CP or X-W certificate, your yield to maturity will be particularly sensitive to the rate and timing of principal payments on the underlying mortgage loans. Depending on the timing thereof, a payment of principal in reduction of the total principal balance of the class A-1A, A-2, A-3, A-AB, A-4, A-M, A-J, B, C, D, E, F, G or H certificates may result in a reduction in the total notional amount of the class X-CP certificates. In addition, a payment of principal in reduction of the total principal balance of any class of series 2007-C1 principal balance certificates, other than the class BMP certificates, will result in a reduction of the total notional amount of the class X-W certificates. Accordingly, if principal payments on the underlying mortgage loans occur at a rate faster than that assumed at the time of purchase, then your actual yield to maturity with respect to the class X-CP and/or X-W certificates may be lower than that assumed at the time of purchase. Your yield to maturity could also be adversely affected by—

•	the repurchase of any underlying mortgage loan in connection with a material breach of representation and warranty or a material document omission, all as described under ‘‘Description of the Mortgage Pool—Cures and Repurchases’’ in this prospectus supplement,

•	the sale of defaulted underlying mortgage loans out of the trust in accordance with a fair value or other purchase option, and

•	the termination of the trust, as described under ‘‘Description of the Offered Certificates—Termination’’ in this prospectus supplement.

Prior to investing in the class X-CP and/or X-W certificates, you should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other early liquidation of the underlying mortgage loans could result in your failure to fully recover your initial investment. The ratings on the class X-CP and X-W certificates do not address whether a purchaser of those certificates would be able to recover its initial investment in them.

You should consider that prepayment premiums and yield maintenance charges may not be collected in all circumstances. For example, a federal district court in Illinois in September, 2006 held that, under Illinois law, the subject ‘‘yield maintenance’’ premium due in connection with a voluntary prepayment of a commercial mortgage loan was an unenforceable penalty. The decision is currently on appeal to the US Court of Appeals for the Seventh Circuit. Furthermore, even if a prepayment premium or yield maintenance charge is collected and payable on your offered certificates, it may not be sufficient to offset fully any loss in yield on your offered certificates resulting from the corresponding prepayment.

The yield on offered certificates with a variable or capped pass-through rate could also be adversely affected if the underlying mortgage loans with relatively higher net mortgage interest rates pay principal faster than the mortgage loans with relatively lower net mortgage interest rates. In addition, the respective pass-through rates for, and yields on, the class X-CP and X-W certificates will, in the case of each of those classes, vary with changes in the relative sizes of the respective components that make up the related total notional amount of the subject class, with each of those components consisting of: (a) in the case of the class X-CP certificates, 25%, or a lesser designation portion, of the total principal balance of a specified class of series 2007-C1 principal balance certificates; and (b) in the case of the class X-W certificates, 75% of the total principal balance of a specified class of series 2007-C1 principal balance certificates.

The Interests of the Series 2007-C1 Controlling Class Certificateholders May Be in Conflict with the Interests of the Offered Certificateholders

The holders or beneficial owners of series 2007-C1 certificates representing a majority interest in the controlling class of series 2007-C1 certificates will be entitled to: (a) appoint a representative having the rights and powers described and/or referred to under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ in this prospectus supplement; and (b) replace the special servicer under the series 2007-C1 pooling and servicing agreement, subject to satisfaction of the conditions described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Replacement of the Special Servicer’’ in this prospectus supplement. Among other things, the series 2007-C1 controlling class representative may direct the special servicer under the series 2007-C1 pooling and servicing agreement or other applicable servicing agreement to take, or to refrain from taking, certain actions with respect to the servicing and/or administration of any specially serviced mortgage loans and foreclosure properties in the trust (other than the Extendicare Portfolio underlying mortgage loan and the Four Times Square underlying mortgage loan) that the series 2007-C1 controlling class representative may consider advisable, subject to any rights in that regard that the class BMP representative may have with respect to the Bethany Maryland Portfolio underlying mortgage loan or that the related non-trust mortgage loan noteholder(s) may have with respect to an underlying mortgage loan that is part of a loan combination.

In the absence of significant losses on the underlying mortgage loans, the series 2007-C1 controlling class will be a non-offered class of series 2007-C1 certificates. The series 2007-C1 controlling class certificateholders are therefore likely to have interests that conflict with those of the holders of the offered certificates. You should expect that the series 2007-C1 controlling class representative will exercise its rights and powers on behalf of the series 2007-C1 controlling class certificateholders, and it will not be liable to any other class of series 2007-C1 certificateholders for so doing.

The Interests of the Holders of the Class BMP Certificates May Be in Conflict with the Interests of the Offered Certificateholders

The holders or beneficial owners of certificates representing a majority interest in the class BMP certificates will be entitled to designate a representative having certain rights and powers with respect to the Bethany Maryland Portfolio underlying mortgage loan. Those rights and powers are described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ and ‘‘—Replacement of the Special Servicer’’ in this prospectus supplement, and those rights and powers include, without limitation, the right to exercise certain cure rights and purchase options, the right to advise and direct the special servicer and the right to replace the special servicer, all with respect to the Bethany Maryland Portfolio underlying mortgage loan. With respect to the Bethany Maryland Portfolio underlying mortgage loan, for so long as the principal balance of the Bethany Maryland Portfolio junior loan component, net of any appraisal reduction amount and, to the extent not already reflected as a reduction to that principal balance, any realized loss with respect to the Bethany Maryland Portfolio underlying mortgage loan, is greater than, or equal to, 25% of an amount equal to (x) the original principal balance of such junior loan component, minus (y) principal payments made by the related borrower on the Bethany Maryland Portfolio underlying mortgage loan and allocated to such junior loan component, then the class BMP representative may, subject to certain limitations, (i) direct and advise the special servicer with respect to various servicing matters regarding the Bethany Maryland Portfolio underlying mortgage loan, and (ii) replace the special servicer solely with respect to the Bethany Maryland Portfolio underlying mortgage loan.

The class BMP certificates are not offered by this prospectus supplement. The holders of those certificates are likely to have interests that conflict with the interests of the holders of the offered certificates. You should expect that the class BMP representative will exercise its rights and powers on behalf of the holders of the class BMP certificates, and the class BMP representative will not be liable to any other class of series 2007-C1 certificateholders for so doing.

The Absence or Inadequacy of Insurance Coverage on the Mortgaged Properties May Adversely Affect Payments on Your Certificates

After the terrorist attacks of September 11, 2001, the cost of insurance coverage for acts of terrorism increased and the availability of such insurance decreased. In response to this situation, Congress enacted the Terrorism Risk Insurance Act of 2002, which was amended and extended by the Terrorism Risk Insurance Extension Act of 2005, signed into law by President Bush on December 22, 2005. The Terrorism Risk Insurance Extension Act of 2005 requires that qualifying insurers offer terrorism insurance coverage in all property and casualty insurance policies on terms not materially different than terms applicable to other losses. The federal government covers 90% (85% for acts of terrorism occurring in 2007) of the losses from covered certified acts of terrorism on commercial risks in the United States only, in excess of a specified deductible amount calculated as a percentage of an affiliated insurance group’s prior year premiums on commercial lines policies covering risks in the United States. This specified deductible amount is 17.5% of such premiums for losses occurring in 2006, and 20% of such premiums for losses occurring in 2007. Further, to trigger coverage under the Terrorism Risk Insurance Extension Act of 2005, the aggregate industry property and casualty insurance losses resulting from an act of terrorism must exceed $5 million prior to April 2006, $50 million from April 2006 through December 2006, and $100 million for acts of terrorism occurring in 2007. The Terrorism Risk Insurance Extension Act of 2005 now excludes coverage for commercial auto, burglary and theft, surety, professional liability and farm owners’ multiperil. The Terrorism Risk Insurance Extension Act of 2005 will expire on December 31, 2007.

The Terrorism Risk Insurance Extension Act of 2005 applies only to losses resulting from attacks that have been committed by individuals on behalf of a foreign person or foreign interest, and does not cover acts of purely domestic terrorism. Further, any such attack must be certified as an ‘‘act of terrorism’’ by the federal government, which decision is not subject to judicial review. As a result, insurers may continue to try to exclude from coverage under their policies losses resulting from terrorist acts not covered by the Terrorism Risk Insurance Extension Act of 2005. Moreover, the Terrorism Risk Insurance Extension Act of 2005’s deductible and copayment provisions still leave insurers with high potential exposure for terrorism-related claims. Because nothing in the act prevents an insurer from raising premium rates on policyholders to cover potential losses, or from obtaining reinsurance coverage to offset its increased liability, the cost of premiums for such terrorism insurance coverage is still expected to be high.

With respect to most of the mortgage loans that we intend to include in the trust, the related loan documents generally provide that either (a) the borrowers are required to maintain full or partial insurance coverage for property damage to the related mortgaged real property against certain acts of terrorism (except that, in certain instances, including in the case of several of the mortgage loans described under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans’’ in this prospectus supplement, the requirement to obtain such insurance coverage may be subject to the commercial availability of that coverage, certain limitations with respect to the cost thereof and/or whether such hazards are at the time commonly insured against for property similar to such mortgaged real properties and located in or around the region in which such mortgaged real property is located), (b) the borrowers are required to provide such additional insurance coverage as lender may reasonably require to protect its interests or to cover such hazards as are commonly insured against for similarly situated properties, (c) a credit-rated tenant is obligated to restore the mortgaged real property in the event of a casualty, or (d) a principal of the borrower has agreed to be responsible for losses resulting from terrorist acts which are not otherwise covered by insurance. If the related mortgage loan documents do not expressly require insurance against acts of terrorism, but permit the lender to require such other insurance as is reasonable, the related borrower may challenge whether maintaining insurance against acts of terrorism is reasonable in light of all the circumstances, including the cost.

In the case of some of the mortgaged real properties securing mortgage loans that we intend to include in the trust, the insurance covering any of such mortgaged real properties for acts of terrorism may be provided through a blanket policy that also covers properties unrelated to the trust fund. Acts of terrorism at those other properties could exhaust coverage under the blanket policy. No representation is made as to the adequacy of any such insurance coverage provided under a blanket policy, in light of the fact that multiple properties are covered by that policy.

If a borrower is required to maintain insurance for terrorist or similar acts that was not previously maintained, the borrower may incur higher costs for insurance premiums in obtaining such coverage which would have an adverse effect on the net cash flow of the related mortgaged real property. Further, if the federal insurance back-stop program referred to above is not extended or renewed, premiums for terrorism insurance coverage will likely increase and/or the terms of such insurance may be materially amended to enlarge stated exclusions or to otherwise effectively decrease the scope of coverage available. In addition, in the event that any mortgaged real property securing an underlying mortgage loan sustains damage as a result of an uninsured terrorist or similar act, such damaged mortgaged real property may not generate adequate cash flow to pay, and/or provide adequate collateral to satisfy, all amounts owing under such mortgage loan, which could result in a default on that mortgage loan and, potentially, losses on some classes of the series 2007-C1 certificates.

In the case of the Four Times Square underlying mortgage loan, which mortgage loan represents 2.2% of the initial mortgage pool balance and 2.9% of the initial loan group 1 balance, the related borrower has the right, subject to the satisfaction of certain conditions, to provide all or a portion of the insurance it is required to maintain under the related loan documents through an insurance company that is wholly owned by an affiliate of such related borrower. The related borrower currently maintains such insurance for casualties in excess of $750 million. Such insurance company has been established in New York and therefore is subject to the supervision of the New York State Department of Insurance (the ‘‘NYID’’) and the insurance laws and regulations of the State of New York. The NYID and such laws and regulations are designed to assure the solvency of such captive insurance company. In particular, such captive insurance company is subject to restrictions upon its licensors, delinquency proceedings instituted by the NYID and resulting delays or failures to pay under its policy covering the related mortgaged property and the related borrower will not have access to state guaranty funds in such an event. To the extent that such captive insurance company buys third party reinsurance coverage and the third party reinsurers fail to pay, the captive insurance company may not have sufficient funds to pay claims under the policy issued to the related borrower. Because such captive insurance company is a wholly owned subsidiary of an affiliate of the related borrower, to the extent that such affiliate becomes subject to a bankruptcy proceeding and the independent corporate existence of such captive insurance company is not respected, the assets of such captive insurance company could be applied to satisfy the claims of the creditors of such affiliate rather than the related borrower.

Repayment of the Underlying Mortgage Loans Depends on the Operation of the Mortgaged Real Properties

The underlying mortgage loans are secured by mortgage liens on fee and/or leasehold interests in the following types of real property:

•	office;

•	retail;

•	multifamily;

•	healthcare;

•	industrial/warehouse;

•	hotel;

•	mixed use; and

•	self storage.

The risks associated with lending on these types of real properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, repayment of each of the underlying mortgage loans is dependent on—

•	the successful operation and value of the related mortgaged real property, and

•	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged real property.

See ‘‘Risk Factors—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the

Property, of Which There Is No Assurance’’ and ‘‘—The Various Types of Multifamily and Commercial Properties that May Secure Mortgage Loans Underlying a Series of Offered Certificates May Present Special Risks’’ in the accompanying base prospectus.

Risks Associated with Condominium Ownership

With respect to three (3) mortgage loans that we intend to include in the trust, secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as 1745 Broadway, 1166 Avenue of the Americas and Via Mizner representing 9.2%, 3.0% and 0.6%, respectively, of the initial mortgage pool balance, those mortgaged real properties consist of the borrower’s fee or leasehold interest in one or more commercial condominium units. See ‘‘Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums’’ in the accompanying base prospectus, for risks related to lending on a mortgage loan secured by an interest in one or more condominium unit(s). See ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The 1745 Broadway Mortgage Loan—The Mortgaged Property’’ and ‘‘—Significant Underlying Mortgage Loans—The 1166 Avenue of the Americas Mortgage Loan—The Mortgaged Property’’ in this prospectus supplement.

The Mortgaged Real Property Will Be the Sole Asset Available to Satisfy the Amounts Owing Under an Underlying Mortgage Loan in the Event of Default

All of the mortgage loans that we intend to include in the trust are or should be considered nonrecourse loans. You should anticipate that, if the related borrower defaults on any of the underlying mortgage loans, only the mortgaged real property and any additional collateral for the relevant loan, such as escrows or letters of credit, but none of the other assets of the borrower, is available to satisfy the debt. Even if the related loan documents permit recourse to the borrower or a guarantor, the trust may not be able to ultimately collect the amount due under a defaulted mortgage loan or under a guaranty. None of the mortgage loans are insured or guaranteed by any governmental agency or instrumentality or by any private mortgage insurer. See ‘‘Risk Factors—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance—Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Nonrecourse’’ in the accompanying base prospectus.

In Some Cases, Payments on an Underlying Mortgage Loan Are Dependent on a Single Tenant or on One or a Few Major Tenants at the Related Mortgaged Real Property

In the case of 86 mortgaged real properties, securing 58.1% of the initial mortgage pool balance and 75.3% of the initial loan group 1 balance, respectively, the related borrower has leased the property to at least one tenant that occupies 25% or more of the particular property. In the case of 49 of those 86 properties, securing 27.2% of the initial mortgage pool balance and 35.3% of the initial loan group 1 balance, respectively, the related borrower has leased the particular property to a single tenant that occupies 90% or more of the property. Accordingly, the full and timely payment of each of the related underlying mortgage loans is highly dependent on the continued operation of one or more major tenants, which, in some cases, is the sole tenant at the mortgaged real property. See ‘‘Risk Factors—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance—The Successful Operation of a Multifamily or Commercial Property Depends on Tenants,’’ ‘‘—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance— Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral’’ and ‘‘—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance—Tenant Bankruptcy Adversely Affects Property Performance’’ in the accompanying base prospectus.

In addition, with respect to the mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Cold Storage Industrial, representing 1.4% of the initial mortgage pool balance and 1.8% of the initial loan group 1 balance, respectively, the primary tenant, Continental Refrigerated Services, a warehouse cold storage facility, occupies 97% of the mortgaged property. The initial monthly rent payable under the lease to Continental Refrigerated Services is greater than the monthly earnings before interest, taxes, depreciation, amortization and rent (‘‘EBITDAR’’) currently generated by the operations of Continental Refrigerated Services at the mortgaged real property. The tenant delivered a letter of credit in the amount of $5,100,000 in favor of the related borrower, which amount is equal to approximately one year of rental payments under the lease and such letter of credit was pledged and delivered to the lender as additional security for the mortgage loan. In addition, a principal of the tenant delivered a guarantee of lease payments up to a maximum of $16,000,000, which guarantee terminates as of the end of any calendar year if no default then exists under the loan documents and either (a) the tenant’s fixed charge coverage ratio (as calculated pursuant to the related loan documents) is greater than 1.85x or (b) there is a corporate sale with respect to the tenant and the resulting assignee of the lease satisfies specific criteria set forth in the related loan documents. There can be no assurance that the amount of the letter of credit will be sufficient, that the guarantee will be enforceable or that the guarantor will have sufficient funds to pay any amounts due under the guarantee.

Five Percent or More of the Initial Mortgage Pool Balance Will Be Secured by Mortgage Liens on the Respective Borrower’s Interests in Each of the Following Property Types—Office, Retail and Multifamily

Twenty-eight (28) of the mortgaged real properties, securing 45.7% of the initial mortgage pool balance and 59.2% of the initial loan group 1 balance, respectively, are primarily used for office purposes. Some of those office properties are heavily dependent on one or a few major tenants that lease a substantial portion of the related mortgaged real property. A number of factors may adversely affect the value and successful operation of an office property as discussed under ‘‘Risk Factors—The Various Types of Multifamily and Commercial Properties that May Secure Mortgage Loans Underlying a Series of Offered Certificates May Present Special Risks—Office Properties’’ in the accompanying base prospectus.

Seventy-seven (77) of the mortgaged real properties, securing 23.0% of the initial mortgage pool balance and 29.8% of the initial loan group 1 balance, respectively, are primarily used for retail purposes. We consider 65 of the subject retail properties, securing 20.9% of the initial mortgage pool balance and 27.1% of the initial loan group 1 balance, respectively, to be anchored, including shadow anchored; and 12 of the subject retail properties, securing 2.1% of the initial mortgage pool balance and 2.7% of the initial loan group 1 balance, respectively, to be unanchored. A number of factors may adversely affect the value and successful operation of a retail property as discussed under ‘‘Risk Factors—The Various Types of Multifamily and Commercial Properties that May Secure Mortgage Loans Underlying a Series of Offered Certificates May Present Special Risks—Retail Properties’’ in the accompanying base prospectus.

Seventy-three (73) of the mortgaged real properties, securing 22.9% of the initial mortgage pool balance and 100.0% of the initial loan group 2 balance respectively, are primarily used for multifamily rental purposes (including mobile home park properties securing 2.2% of the initial mortgage pool balance). Some of those multifamily properties are subject to rent control laws. A number of factors may adversely affect the value and successful operation of a multifamily property as discussed under ‘‘Risk Factors—The Various Types of Multifamily and Commercial Properties that May Secure Mortgage Loans Underlying a Series of Offered Certificates May Present Special Risks—Multifamily Properties’’ in the accompanying base prospectus.

In general, the inclusion in the trust of a significant concentration of mortgage loans that are secured by mortgage liens on a particular type of income-producing property makes the overall performance of the mortgage pool materially more dependent on the factors that affect the operations at and value of that property type. See ‘‘Risk Factors—The Various Types of Multifamily and Commercial Properties that May Secure Mortgage Loans Underlying a Series of Offered Certificates May Present Special Risks’’ in the accompanying base prospectus.

Conflicting Rights of Tenants May Adversely Affect a Mortgaged Real Property

With respect to some of the mortgaged real properties operated for office, retail or other commercial use, different tenants may have rights of first offer, rights of first refusal or expansion rights with respect to the same space in the related improvements. There is a risk that a tenant who loses any such right in the event of a simultaneous exercise of another tenant’s right for the same space may have remedies under its lease due to such tenant’s inability to exercise such right. Several other leases of space at the related mortgaged real property contain exclusive use provisions which may become operative upon the granting of a currently operative exclusive use right to another tenant, and such exclusive use provisions may allow tenants benefiting therefrom to terminate their lease or take other remedial action in the event that another tenant’s operation violates such tenant’s exclusive use provision. In addition, certain leases of space at the related mortgaged real property contain co-tenancy provisions (which may permit a tenant to terminate its lease and/or to pay reduced rent) which could be triggered if certain tenants exercised their right to terminate their lease for breach of the exclusive use provisions. There are likely other underlying mortgage loans as to which tenants at the subject mortgaged real property have the foregoing rights.

Ten Percent or More of the Initial Mortgage Pool Balance Will Be Secured by Mortgage Liens on Real Properties Located in Each of New York, California and the District of Columbia and Five Percent or More of the Initial Mortgage Pool Balance Will Be Secured by Mortgage Liens on Real Properties Located in Each of Massachusetts, Texas and Florida.

The mortgaged real properties located in each of the following jurisdictions secure mortgage loans or allocated portions of mortgage loans that represent 5% or more of the initial mortgage pool balance:

Jurisdiction	Number of Properties	% of Initial Mortgage Pool Balance
New York	15	19.0%
California	32	17.2%
District of Columbia	3	10.8%
Massachusetts	2	9.9%
Texas	31	8.6%
Florida	19	7.2%

The inclusion in the trust of a significant concentration of mortgage loans that are secured by mortgage liens on real properties located in a particular state or jurisdiction makes the overall performance of the mortgage pool materially more dependent on economic and other conditions or events in that jurisdiction. See ‘‘Risk Factors—Geographic Concentration Within a Trust Exposes Investors to Greater Risk of Default and Loss’’ in the accompanying base prospectus. The mortgaged real properties located in any given state or jurisdiction may be concentrated in one or more areas within that state. Annex A-1 to this prospectus supplement contains the address for each mortgaged real property.

Of the 15 Mortgaged Real Properties Located in the State of New York, Four (4) of Those Properties, Representing 15.8% Percent of the Initial Mortgage Pool Balance, Will Be Secured by Mortgage Liens on Real Properties Located in the City of New York; The Performance of Those Properties Will be Materially Dependent on the Strength of the Manhattan Economy and Office Leasing Market

Four (4) of the mortgage loans that we intend to include in the trust, representing 15.8% of the initial mortgage pool balance, all of which are in loan group 1 and represent 20.5% of the initial loan group 1 balance are secured by mortgaged real properties located in the City of New York. The performance of those mortgaged real properties located in New York City will be dependent, perhaps to a material degree, on the strength of the Manhattan economy and office leasing market. This is true not only for office properties, but also for multifamily and retail properties, as those multifamily properties may provide housing to individuals that are employed in Manhattan and those retail properties may provide retail services to individuals and families employed in Manhattan. The Manhattan economy is dependent upon foreign and domestic businesses selecting New York City as the location in which to engage in trade, finance and business services. The level of economic growth in general and job growth in the foregoing sectors in particular will affect net absorption of office space and increases in office rental rates. The suburban New Jersey, New York and Connecticut markets could continue to compete for certain tenants with New York City. A weakening of the New York City office leasing market generally and the midtown New York City office leasing market in particular, may adversely affect the operation of some of the mortgaged real properties and lessen their market value. Conversely, a strong market could lead to increased building and increased competition for tenants. In either case, the resulting effect on the operations of any of the mortgaged real properties could adversely affect the amount and timing of payments on the related mortgage loans and consequently the amount and timing of distributions on the offered certificates.

The Mortgage Pool Will Include Material Concentrations of Balloon Loans

One hundred forty-four (144) of the mortgage loans that we intend to include in the trust, representing 97.8% of the initial mortgage pool balance, of which 104 mortgage loans are in loan group 1, representing 97.1% of the initial loan group 1 balance, and 40 mortgage loans are in loan group 2, representing 100.0% of the initial loan group 2 balance, respectively, are balloon loans. Sixty-six (66) of those balloon loans, representing 73.0% of the initial mortgage pool balance, of which 37 mortgage loans are in loan group 1, representing 68.0% of the initial loan group 1 balance, and 29 mortgage loans are in loan group 2, representing 89.9% of the initial loan group 2 balance, respectively, are interest-only balloon loans. The Bethany Maryland Portfolio underlying mortgage loan permits negative amortization with respect to the junior loan component thereof, and the Bethany Houston Portfolio underlying mortgage loan and the Bethany Austin Portfolio underlying mortgage loan are each part of a separate loan combination that includes one or more non-trust mortgage loans that permit negative amortization. Negative amortization increases the amount of the balloon payment due at maturity. The ability of a borrower to make the required balloon payment on a balloon loan, or payment of the entire principal balance of an interest-only balloon loan, at maturity depends upon the borrower’s ability either to refinance the loan or to sell the mortgaged real property. See ‘‘Description of the Mortgage Pool—Terms and Conditions of the Underlying Mortgage Loans’’ in this prospectus supplement and ‘‘Risk Factors—The Investment Performance of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans; and Those Payments, Defaults and Losses May Be Highly Unpredictable—There Is an Increased Risk of Default Associated with Balloon Payments’’ in the accompanying base prospectus.

The Mortgage Pool Will Include Some Disproportionately Large Mortgage Loans

The inclusion in the mortgage pool of one or more loans that have outstanding principal balances that are substantially larger than the other mortgage loans in that pool can result in losses that are more severe, relative to the size of the mortgage pool, than would be the case if the total balance of the mortgage pool were distributed more evenly. The five (5) largest mortgage loans and/or groups of cross-collateralized mortgage loans to be included in the trust represent 40.1% of the initial mortgage pool balance, and the ten (10) largest mortgage loans and/or groups of cross-collateralized mortgage loans to be included in the trust represent 55.5% of the initial mortgage pool balance. It has been confirmed to us by S&P and/or Fitch, however, that four of the ten (10) largest mortgage loans and/or groups of cross-collateralized mortgage loans to be included in the trust, representing 24.6% of the initial mortgage pool balance, each has, in the context of its inclusion in the mortgage pool, credit characteristics consistent with investment grade-rated obligations. See ‘‘Description of the Mortgage Pool—General,’’ ‘‘—Cross-Collateralized Mortgage Loans, Multi-Property Mortgage Loans and Mortgage Loans with Affiliated Borrowers’’ and ‘‘—Significant Underlying Mortgage Loans’’ in this prospectus supplement and ‘‘Risk Factors—Loan Concentration Within a Trust Exposes Investors to Greater Risk of Default and Loss’’ in the accompanying base prospectus.

The Mortgage Pool Will Include Leasehold Mortgage Loans and Lending on a Leasehold Interest in Real Property is Riskier Than Lending on the Fee Interest in That Property

Three (3) underlying mortgage loans, representing 11.4% of the initial mortgage pool balance, all of which are in loan group 1, representing 14.8% of the initial loan group 1 balance, as identified on Annex A-1 under the heading ‘‘Ownership Interest’’ as leaseholds, are secured by a mortgage lien on the related borrower’s leasehold interest (but not by the underlying fee interest) in all or a material portion of the related mortgaged real property. Because of possible termination of the related lease, lending on a leasehold interest in a real property is riskier than lending on an actual ownership interest in that property notwithstanding the fact that a lender, such as the trustee on behalf of the trust, generally will have the right to cure defaults under the related lease. Furthermore, the terms of certain leases may require that insurance proceeds or condemnation awards be applied to restore the property or be paid, in whole or in part, to the lessor rather than be applied against the outstanding principal balance of the related mortgage loan. Finally, there can be no assurance that any of the leases securing an underlying mortgage loan contain all of the provisions that a lender may consider necessary or desirable to protect its interest as a lender with respect to a leasehold mortgage loan. See ‘‘Risk Factors— Lending on Ground Leases Creates Risks For Lenders That Are Not Present When Lending on an Actual Ownership Interest in a Real Property’’ and ‘‘Legal Aspects of Mortgage Loans—Foreclosure—Leasehold Considerations’’ in the accompanying base prospectus.

Many of the Mortgaged Real Properties Are Legal Nonconforming Uses or Legal Nonconforming Structures

Many of the mortgage loans are secured by a mortgage lien on a real property that is a legal nonconforming use or a legal nonconforming structure. This may impair the ability of the related borrower to restore the improvements on a mortgaged real property to its current form or use following a major casualty. See ‘‘Description of the Mortgage Pool— Additional Loan and Property Information—Zoning and Building Code Compliance’’ in this prospectus supplement and ‘‘Risk Factors—Changes in Zoning Laws May Adversely Affect the Use or Value of a Real Property’’ in the accompanying base prospectus.

For example, with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Bethany Houston Portfolio, representing 2.8% of the initial mortgage pool balance, and 12.0% of loan group 2 balance, respectively, the tennis courts located in the Sendera Briargrove Apartments, which tennis court parcel is known as ‘‘Tract VIII—Meridian Parcel’’, are potentially not in compliance with applicable subdivision laws.

In addition, with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1431 Kingsland Building, representing 0.1% of the initial mortgage pool balance and

0.2% of the loan group 1 balance, respectively, the area located north of the mortgaged real property is being used by the related borrower for parking and for access to truck docks located on the north side of building, however, that area is not subject to a lease or easement benefiting the mortgaged real property and there can be no assurance that such use by the related borrower will continue to be permitted. The elimination of such use may adversely affect the business operations at the related mortgaged real property.

Some of the Mortgaged Real Properties May Not Comply with All Applicable Zoning Laws and/or Local Building Codes or with the Americans with Disabilities Act of 1990

Some of the mortgaged real properties securing mortgage loans that we intend to include in the trust may not comply with all applicable zoning or land-use laws and ordinances, with all applicable local building codes or with the Americans with Disabilities Act of 1990. Compliance, if required, can be expensive. Failure to comply could result in penalties and/or restrictions on the use of the subject mortgaged real property, in whole or in part. There can be no assurance that any of the mortgage loans that we intend to include in the trust do not have outstanding building code violations. See ‘‘Description of the Mortgage Pool—Additional Loan and Property Information—Zoning and Building Code Compliance’’ in this prospectus supplement and ‘‘Risk Factors—Compliance with the Americans with Disabilities Act of 1990 May Be Expensive’’ and ‘‘Legal Aspects of Mortgage Loans—Americans with Disabilities Act’’ in the accompanying base prospectus.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Bethany Houston Portfolio, representing 2.8% of the initial mortgage pool balance, and 12.0% of loan group 2 balance, respectively, at the time of closing, the number of parking spaces at several of the individual properties comprising the mortgage property portfolio was below the number required by Houston’s then current municipal parking ordinances or the parking requirements set forth on recorded plates of the properties. Parking shortages range from ten (10) spaces (with respect to Sendera Westway Apartments) to one hundred eighty (180) spaces (with respect to Sendera Briargrove Apartments). In addition, the tennis courts located in the Sendera Briargrove Apartments, which parcel is known as ‘‘Tract VIII—Meridian Parcel’’, are potentially not in compliance with applicable subdivision laws.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Del Amo Financial Center, representing 1.4% of the initial mortgage pool balance and 1.8% of the loan group 1 balance, respectively, the related borrower granted to the prior owner of the related mortgaged property the right to obtain a reconveyance (without the payment of cash to the related borrower) of a portion of the related mortgaged real property which currently provides approximately 50% of the parking for tenants of the related borrower. The prior owner’s right to obtain such reconveyance is subject to the satisfaction of certain conditions, including, without limitation, the prior owner’s obtaining approval of the subdivision of the reconveyed tract. The prior owner is required to provide for the construction of a parking structure at its expense on a portion of the related mortgaged real property retained by the related borrower, build a connecting structure for certain remaining parking structures on the related mortgaged real property and provide temporary parking (either off-site or on the parcel reconveyed to the prior owner) to serve the tenants of the related borrower until the parking structure is completed. In the event that the prior owner fails to fulfill its obligations to provide the required parking structure, connecting structure or temporary parking as described in the immediately preceding sentence, such occurrence may adversely affect the related mortgaged real property’s compliance with applicable zoning laws, the value of the related mortgaged real property, the ability of the related borrower to retain existing tenants and attract new tenants and the ability of the related borrower to service and repay the underlying mortgage loan.

In the case of the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Shops at Simi Valley Town Center, representing 0.3% of the initial mortgage pool balance, and 0.4% of initial loan group 1 balance, respectively, certificates of occupancy have not been obtained with respect to the individual tenant improvements at the mortgaged real property.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Rock Springs, representing 0.2% of the initial mortgage pool balance and 0.8% of the initial loan group 2 respectively, the related mortgaged real property is required to have 359 parking spaces pursuant to a plat approved by the City of Houston. The related survey reflects, however, that there are currently only 346 marked parking spaces at the property.

Further, some of the mortgaged real properties securing mortgage loans that we intend to include in the trust may comply currently with applicable zoning or land-use ordinances by virtue of certain contractual arrangements or agreements. If any of those contractual arrangements or agreements are breached or otherwise terminated, then the related mortgaged real property or properties may no longer be in compliance. For example, in the case of the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 340 W. Ponce De Leon, representing 0.1% of the initial mortgage pool balance and 0.1% of the initial loan group 1 balance, respectively, 24 of the 51 parking spaces required for compliance with zoning are located on a separate property leased by the related borrower pursuant to a non-mortgageable month to month lease. There can be no assurance that such lease will continue and, upon the discontinuance thereof, the related mortgaged real property will no longer comply with zoning requirements relating to parking.

Multiple Mortgaged Real Properties Are Owned by the Same Borrower, Affiliated Borrowers or Borrowers with Related Principals or Are Occupied, in Whole or in Part, by the Same Tenant or Affiliated Tenants, Which Presents a Greater Risk to the Trust Fund in the Event of the Bankruptcy or Insolvency of Any Such Borrower or Tenant

Seventeen (17) separate groups of mortgage loans that we intend to include in the trust have borrowers that, in the case of each of those groups, are the same or under common control. The eight (8) largest of these separate groups represent 13.1%, 8.4%, 5.0%, 2.3%, 2.2% 1.8%, 1.1% and 1.0%, respectively, of the initial mortgage pool balance, See ‘‘Description of the Mortgage Pool—Cross-Collateralized Mortgage Loans, Multi-Property Mortgage Loans and Mortgage Loans with Affiliated Borrowers’’ in this prospectus supplement.

In addition, there are tenants who lease space at more than one mortgaged real property securing mortgage loans that we intend to include in the trust. Furthermore, there may be tenants that are related to or affiliated with a borrower and, like other contracts with affiliates, leases with tenants who are affiliates of the landlord may not have been negotiated on an arm’s-length basis and may contain terms more favorable to the affiliate tenant than might be available to tenants unrelated to the borrower.

The bankruptcy or insolvency of, or other financial problems with respect to, any borrower or tenant that is, directly or through affiliation, associated with two or more of the mortgaged real properties securing the underlying mortgage loans could have an adverse effect on all of those properties and on the ability of those properties to produce sufficient cash flow to make required payments on the related mortgage loans in the trust. See ‘‘Risk Factors—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance— Tenant Bankruptcy Adversely Affects Property Performance,’’ ‘‘—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance—Borrower Concentration Within a Trust Exposes Investors to Greater Risk of Default and Loss’’ and ‘‘—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance—Borrower Bankruptcy Proceedings Can Delay and Impair Recovery on a Mortgage Loan Underlying Your Offered Certificates’’ in the accompanying base prospectus.

Some of the Mortgaged Real Properties Are or May Be Encumbered by Additional Debt and the Ownership Interests in Some Borrowers Have Been or May Be Pledged to Secure Debt Which, in Either Case, May Reduce the Cash Flow Available to the Subject Mortgaged Real Property

Six (6) mortgage loans that we intend to include in the trust, which mortgage loans collectively represent 27.4% of the initial mortgage pool balance and 30.4% of the initial loan group 1 balance and 17.2% of the initial loan group 2 balance, are each part of a loan combination that includes one or more additional mortgage loans—not included in the trust —that are secured by the same mortgage instrument(s) encumbering the same mortgaged real property or properties, as applicable, as is the subject underlying mortgage loan. We provide a more detailed discussion of these loan combinations under ‘‘Description of the Mortgage Pool—Loan Combinations’’ in this prospectus supplement, and we have included a table under ‘‘Description of the Mortgage Pool—Loan Combinations—General’’ that identifies each underlying mortgage loan that is part of a loan combination. See ‘‘With Respect to Certain Mortgage Loans Included in Our Trusts, the Mortgaged Property or Properties that Secure the Subject Mortgage Loan in the Trust Also Secure One (1) or More Related Mortgage Loans That Are Not in the Trust; The Interests of the Holders of Those Non-Trust Mortgage Loans May Conflict with Your Interests’’ in the accompanying base prospectus.

One or more co-lender or similar agreements have been executed and delivered with respect to each of the loan combinations referred to in the prior paragraph. However, some provisions contained in a related co-lender, intercreditor or similar agreement restricting another lender’s actions may not be enforceable. If, in the event of the related borrower’s bankruptcy, a court refuses to enforce certain restrictions against another lender, such as provisions whereby such other lender has agreed not to take direct actions with respect to the related debt, including any actions relating to the bankruptcy of the related borrower, or not to vote a mortgagee’s claim with respect to a bankruptcy proceeding, there could be resulting delays in the trustee’s ability to recover with respect to the related borrower. See ‘‘Risk Factors—Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May be Unenforceable’’ in the accompanying base prospectus.

In addition, with respect to each of 13 mortgage loans that we intend to include in the trust, which mortgage loans collectively represent 25.2% of the initial mortgage pool balance (two (2) of which are in loan group 1, representing 17.0% of the initial loan group 1 balance, and 11 of which are in loan group 2, representing 52.7% of the initial loan group 2 balance), the direct or indirect equity interests in the related borrowers have been pledged to secure related mezzanine and affiliate loans, in each case as described under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans —The International Square Mortgage Loan—Mezzanine Financing,’’ ‘‘—Significant Underlying Mortgage Loans—The Tishman Speyer DC Portfolio I Mortgage Loan—Mezzanine Financing,’’ ‘‘—Significant Underlying Mortgage Loans—The Bethany Maryland Portfolio Mortgage Loan—Mezzanine Financing,’’ ‘‘—Significant Underlying Mortgage Loans—The Bethany Houston Portfolio Mortgage Loan—Mezzanine Financing,’’ ‘‘—Significant Underlying Mortgage Loans—The Lembi Portfolio Mortgage Loan—Mezzanine Financing’’ and ‘‘Description of the Mortgage Pool—Additional Loan and Property Information—Other Financing’’ in this prospectus supplement.

Further, with respect to each of 38 mortgage loans that we intend to include in the trust, which mortgage loans collectively represent 16.4% of the initial mortgage pool balance, 16.3% of the initial loan group 1 balance and 16.8% of the initial loan group 2 balance, respectively, the equity holders of the borrower have a right to obtain mezzanine or affiliate financing, secured by a pledge of the direct or indirect ownership interests in the borrower, provided that the requirements set forth in the related loan documents are satisfied, as described under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The 1166 Avenue of the Americas Mortgage Loan—Permitted Mezzanine Financing’’ and ‘‘Description of the Mortgage Pool—Additional Loan and Property Information—Other Financing’’ in this prospectus supplement.

It is also possible that, in the case of some of the other mortgage loans that we intend to include in the trust, one or more of the principals of the related borrower may have incurred without our knowledge or may in the future also incur mezzanine or affiliate debt.

Mezzanine debt is secured by the principal’s direct ownership interest in the related borrower. Affiliate debt is secured by an entity’s indirect ownership interest in the related borrower. While a mezzanine or affiliate debt lender has no security interest in or rights to the related mortgaged real properties, a default under the subject mezzanine or affiliate loan could cause a change in control of the related borrower. Mezzanine and/or affiliate financing reduces the subject principal’s indirect equity in the subject mortgaged real property, and therefore may reduce its incentive to support such mortgaged real property.

In addition, with respect to each of three (3) mortgage loans that we intend to include in the trust, which mortgage loans collectively represent 16.5% of the initial mortgage pool balance and 21.4% of the initial loan group 1 balance, respectively, the ultimate owners of the related borrowers have a revolving loan in place, as further described under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The Extendicare Portfolio Mortgage Loan—Revolving Loan,’’ ‘‘—Significant Underlying Mortgage Loans—The International Square Mortgage Loan—Revolving Loan’’ and ‘‘—Significant Underlying Mortgage Loans—The Tishman Speyer DC Portfolio I Mortgage Loan—Revolving Loan’’ in this prospectus supplement.

See ‘‘Description of the Mortgage Pool—Loan Combinations’’ and ‘‘—Additional Loan and Property Information— Other Financing’’ in this prospectus supplement.

Certain Borrower Covenants May Affect That Borrower’s Available Cash Flow

Borrower covenants with respect to payments for landlord improvements, tenant improvements and leasing commissions, required repairs, taxes and other matters may adversely affect a borrower’s available cash flow and the failure to satisfy those obligations may result in a default under the subject lease.

Some Borrowers Under the Underlying Mortgage Loans Will Not Be Special Purpose Entities

The business activities of the borrowers under the underlying mortgage loans with cut-off date principal balances below $5,000,000 are in many cases not, or previously may not have been, limited to owning their respective mortgaged real properties. In addition, the business activities of borrowers under underlying mortgage loans with cut-off date principal balances above $5,000,000 may, in some cases, not be, or previously may not have been, limited to owning their respective mortgaged real properties. In the case of the underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Sevilla Apartments, North Street Shopping Center, Inland Valley Terrace Business Center and 1431 Kingsland Building, collectively representing 2.3% of the initial mortgage pool balance, 1.3% of the initial loan group 1 balance and 5.6% of the initial loan group 2 balance, respectively, which underlying mortgage loans each have a cut-off date principal balance in excess of $5,000,000, the related borrower is a recycled special purpose entity. In the case of the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Hilton Garden Inn, representing 0.3% of the initial mortgage pool balance and 0.3% of the initial loan group 1 balance, which underlying mortgage loan has a cut-off date principal balance of $9,420,000, the related borrower is not a special purpose entity.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Via Mizner, representing 0.6% of the initial mortgage pool balance and 0.8% of the initial loan group 1 balance, respectively, the fee owner of the property is not a single purpose entity. The related borrower (which is a single purpose entity) has taken title to the related mortgaged real property through a Florida land trust. The related borrower is the sole beneficiary of the land trust. The trustee of the land trust, as the fee owner of the mortgaged real property, executed the related mortgage. Both the trustee of the land trust and the related borrower executed the note evidencing the Via Mizner underlying mortgage loan.

In addition, with respect to the underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as GTECH Office Campus—GTECH, GTECH Office Campus—Immunex, Meadows at Lakeway Apartments, Eastern Market Place I, Colony at Lakeway Apartments, Eastern Market Place III, Willow Springs Apartments, Huntcliff Apartments, Raintree Apartments, Eastern Market Place II, Trace at Lakeway Apartments, Place at Lakeway Apartments and OSO Parkway, collectively representing 3.8% of the initial mortgage pool balance, 2.5% of the initial loan group 1 balance and 8.2% of the initial loan group 2 balance, respectively, such loans either individually or in the aggregate with loans to related borrowers were, in each case, more than $25,000,000, but no opinion of counsel regarding non-consolidation was obtained.

See ‘‘Risk Factors—The Borrower’s Form of Entity May Cause Special Risks and/or Hinder Recovery’’ in the accompanying base prospectus.

Tenancies in Common May Hinder Recovery

Certain of the mortgage loans that we intend to include in the trust have borrowers that own the related mortgaged real properties as tenants-in-common or permit the transfer of more than 49% of the direct or indirect equity interests in the related borrower into a tenant-in-common form of ownership. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) such tenant-in-common has the ability to seek a partition of the property (requesting that a court order a sale of the property and a distribution of the proceeds proportionally). In order to reduce the likelihood of a partition action, certain tenant-in-common borrowers have waived their partition rights, however, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding. Under certain circumstances, a tenant-in-common can be forced to sell its property, including by a bankruptcy trustee, by one or more other tenants-in-common seeking to partition the property and/or by a governmental lienholder in the event of unpaid taxes. Such a forced sale or action for partition of a mortgaged real property may occur during a market downturn and could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers and/or a substantial decrease in the amount recoverable upon the related mortgage loan. Additionally, mortgaged real properties owned by tenant-in-common borrowers may be characterized by inefficient property management, inability to raise capital, possible serial bankruptcy filings and the need to deal with multiple borrowers in the event of a default on the loan.

In addition, enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. This risk can be mitigated if, after the commencement of the first such bankruptcy, a lender commences an involuntary proceeding against the other tenant-in-common borrowers and moves to consolidate all such cases. There can be no assurance that a court will consolidate all such cases.

The mortgage loans identified on Annex A-1 to this prospectus supplement as Bethany Houston Portfolio, Costanza Portfolio, Memphis Multis, Foundation House, Oak Grove Plaza, Visalia Plaza, Shops at Simi Valley Town Center, Hillcrest

Oaks Apartments, Lubbock Square Apartments, River Street Apartments, Bear Pointe Apartments and Apple Tree Storage, respectively, which mortgaged real properties secure mortgage loans that collectively represent 6.6% of the initial mortgage pool balance, 1.5% of the initial loan group 1 balance and 23.7% of the initial loan group 2 balance, are owned by tenant-in-common borrowers. Also, with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Oak Grove Plaza, representing 0.4% of the initial mortgage pool balance and 0.5% of the initial loan group 1 balance, respectively, the related loan was made to 27 tenant-in-common borrowers. The related loan documents allow the sponsor to transfer its membership interests in 17 of the tenant-in-common borrowers within 180 days of the initial closing date of the loan to new beneficial owners approved by the mortgage lender. Not all tenant-in-common borrowers for these mortgage loans are special purpose entities and some of those tenants-in-common are individuals.

See ‘‘Risk Factors—The Borrower’s Form of Entity May Cause Special Risks and/or Hinder Recovery’’ in the accompanying base prospectus.

Operating or Master Leases May Hinder Recovery

The underlying mortgaged real properties securing certain of the mortgage loans that we intend to include in the trust are subject to an operating lease or master lease with an entity that is not a party to the mortgage loan documents but may be an affiliate of the related borrower. Upon a foreclosure of the related mortgage loan, the lessee under the related operating lease or master lease, as applicable, may have certain rights that could hinder or delay a lender’s ability to foreclose on or dispose of the related mortgaged real property.

Changes in Mortgage Pool Composition Can Change the Nature of Your Investment

In general, if you purchase any offered certificates that have a relatively longer weighted average life, or if you purchase class X-CP or X-W certificates, then you will be more exposed to risks associated with changes in concentrations of borrower, loan or property characteristics than are persons that own offered certificates with relatively shorter weighted average lives. See ‘‘Risk Factors—Changes in Pool Composition Will Change the Nature of Your Investment’’ in the accompanying base prospectus.

Lending on Income-Producing Real Properties Entails Environmental Risks

The trust could become liable for a material adverse environmental condition at any of the mortgaged real properties securing the mortgage loans in the trust. Any potential environmental liability could reduce or delay payments on the offered certificates.

With respect to each of the mortgaged real properties securing mortgage loans that we intend to include in the trust, a third-party consultant conducted a Phase I environmental site assessment, updated a previously conducted Phase I environmental site assessment or, in the case of two (2) mortgaged real properties, securing 0.1% of the initial mortgage pool balance and 0.1% of the initial loan group 1 balance, conducted a transaction screen. All of the environmental assessments, updates and transaction screens referred to in the first sentence of this paragraph—or, in the case of 13 mortgaged real properties, securing mortgage loans representing 2.7% of the initial mortgage pool balance, 2.6% of the initial loan group 1 balance and 3.3% of the initial loan group 2 balance, respectively, a related Phase II environmental site assessment—were completed during the 12-month period ending on the cut-off date. Other Phase II environmental site assessments may have been completed with respect to the mortgaged real properties prior to the origination of the related mortgage loans.

The environmental assessment conducted at any particular mortgaged real property did not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water was conducted in most instances only at multifamily rental properties and only when the originator of the related mortgage loan or the environmental consultant involved believed that such an analysis was warranted under the circumstances.

The above-described environmental assessments may have identified various adverse or potentially adverse environmental conditions at the respective mortgaged real properties. If the particular condition is significant, it could result in a claim for damages by any party injured by that condition. The historical uses of some mortgaged real properties, for example, Citizens Michigan Portfolio 4 and Citizens Illinois Portfolio 2, may have resulted in a greater number of adverse or potentially adverse environmental conditions that are significant and could result in a claim for damages or remedial liability. Except as noted below, in the case of such mortgaged real properties, an environmental consultant has not recommended any further remedial action. However, there can be no assurance that the historic uses will not result in a claim for damages or remedial liability.

In many cases, the environmental assessments described above identified the presence of asbestos-containing materials, lead-based paint, mold and/or radon. Where a material amount of asbestos-containing materials or lead-based paint was present above actionable levels, the environmental consultant generally recommended, and the related loan documents generally required—

•	the continuation or the establishment of an operation and maintenance plan to address the issue, or

•	the implementation of a remediation or mitigation program to address the issue;

provided that, in lieu of the actions contemplated by the preceding two bullets, an indemnity or a guaranty from an individual or an entity for, or an environmental insurance policy against, losses, costs and damages resulting from the required remediation or abatement of asbestos-containing materials and/or lead-based paint, may have been required to be delivered.

In certain cases where the environmental consultant recommended that action be taken in respect of a materially adverse or potentially material adverse environmental condition at the related mortgaged real property, then:

•	an environmental consultant investigated those conditions and recommended no further investigations or remediation; or

•	a responsible third party was identified as being responsible for the remediation; or

•	the related originator of the subject underlying mortgage loan generally required the related borrower:

(a)	to take investigative and/or remedial action; or

(b)	to carry out an operation and maintenance plan or other specific remedial measures post-closing and/or to establish an escrow reserve in an amount generally equal to 125% of the estimated cost of obtaining that plan and/or the remediation; or

(c)	to monitor the environmental condition and/or to carry out additional testing, in the manner and within the time frame specified in the related loan documents; or

(d)	to obtain or seek a letter from the applicable regulatory authority stating that no further action was required; or

(e)	to obtain environmental insurance (in the form of a secured creditor impaired property policy or other form of environmental insurance) or provide an indemnity from an individual or an entity.

Some borrowers under the subject underlying mortgage loans may not have satisfied or may not satisfy all post-closing obligations required by the related loan documents with respect to environmental matters. There can be no assurance that recommended operations and maintenance plans have been implemented or will continue to be complied with.

In some cases, the environmental consultant did not recommend that any action be taken by the related borrower with respect to a potential adverse environmental condition at a mortgaged real property because a responsible party, other than the related borrower, had been identified with respect to that condition. There can be no assurance, however, that such a responsible party will be willing or financially able to address the subject condition.

In certain cases, the environmental assessments described above identified potential and, in some cases, serious environmental problems, at properties adjacent or otherwise near to the related mortgaged real properties. Such assessment generally indicated, however, that:

•	the mortgaged real property had not been affected or had been minimally affected,

•	the potential for the problem to affect the mortgaged real property was limited, or

•	a person responsible for remediation had been identified.

Where such problems posed a material adverse impact to a related mortgaged real property, the related borrower was generally required to monitor or further mitigate the environmental condition and/or to carry out additional testing, a responsible third party was identified, an indemnity was obtained, environmental insurance was obtained and/or some confirmation was sought that a responsible party was undertaking appropriate measures at the problem site.

With respect to the Commercial National Bank Building comprising one of the properties securing the Tishman Speyer DC Portfolio I underlying mortgage loan, representing 1.6% of the initial mortgage loan pool balance and 2.1% of the initial loan group 1 balance, respectively, the environmental site assessment summary indicates that the environmental consultant recommends obtaining underground storage tank closure documents or performing regulatory file review to evaluate historical underground storage tank closure actions.

With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Extendicare Portfolio —Ironwood Health & Rehab Center, which mortgaged real property secures a mortgage loan representing 0.1% of the initial mortgage pool balance and 0.1% of the initial loan group no. 1 balance, the environmental consultant recommended removal of a 100-gallon diesel fuel underground storage tank due to its estimated age and replacement with an aboveground storage tank. No estimated removal costs were provided.

With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Extendicare Portfolio —Rocksprings Rehab Center, which mortgaged real property secures a mortgage loan representing 0.02% of the initial mortgage pool balance and 0.03% of the initial loan group no. 1 balance, the environmental consultant reported that a 1,000-gallon underground storage tank previously was removed from the subject property without closure documentation. A Phase II environmental site assessment did not identify target compounds in excess of laboratory detection limits. However, the environmental consultant recommends submittal of a closure report to the applicable regulatory authority.

With respect to the underlying mortgage loan secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Bethany Austin Portfolio, representing 1.2% of the initial mortgage pool balance and 5.2% of the initial loan group 2 balance, regarding the property located at the related mortgaged real property identified as Promontory Point, the Phase I evaluation recommended methane gas testing to assess the potential for methane gas migration due to such property’s proximity to a closed municipal landfill and noted that, because of such property’s proximity to a former industrial facility, representing a potential recognized environmental condition to such property, such property may have been affected by a release from the former industrial facility. The landfill gas assessment report dated January 26, 2007, detected no evidence of methane gas migration but the environmental consultant recommended semi-annual methane gas monitoring for two years. An environmental insurance policy with a coverage limit of $1,000,000.00 will be in place for one year from the date of closing.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Eastland Mall, representing 1.2% of the initial mortgage pool balance and 1.5% of the initial loan group 1 balance, respectively, the environmental consultant reported petroleum impact at the on-site Firestone facility. The Phase I environmental site assessment indicates that the mortgage real property received ‘‘no further action’’ status from Ohio Bureau of Underground Storage Tank Regulations for petroleum contamination at the on-site Firestone facility. The Phase I environmental site assessment indicates that residual petroleum in the soil exceeds soil re-use standards and the contaminated soil is required to be properly handled, if disturbed. In addition, the Phase I environmental site assessment indicates that hydraulic lifts are present at the on-site Firestone facility, some of which appeared to contain underground hydraulic reservoirs. The Phase I consultant indicated that, so long as the soils in the area surrounding the hydraulic lifts will not be disturbed, no additional action is recommended.

With respect to the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Citizens Michigan Portfolio 4 and Citizens Illinois Portfolio 2, together securing 0.4% of the initial mortgage pool balance and 0.6% of the initial loan group 1 balance, due to the historical uses at the properties, an aggregate of $6,000,000 was reserved by the seller with the title company at the time the properties were acquired by the related borrower. The lender has no control over these reserve amounts which may be used to cover certain potential environmental remediation costs associated with these and other properties. In addition, a blanket insurance policy with an aggregate limit of $20,000,000 and a per occurrence limit of $1,000,000, covering such mortgaged real properties, along with certain other properties not included in this securitization, was obtained for the benefit of the related borrower to contribute to certain potential remediation costs. There can be no assurance that the reserve and/or the environmental insurance coverage will be adequate to cover all costs of remediation with respect to environmental conditions at these mortgaged properties.

With respect to the mortgaged real property identified in Annex A-1 to this prospectus supplement as North Street Shopping Center, which mortgaged real property secures a mortgage loan representing 0.5% of the initial mortgage pool balance and 0.7% of the initial loan group 1 balance, respectively, the environmental consultant reported that identified soil and groundwater impact require additional assessment and remediation. Phase II environmental site assessments, performed at the site through November 2006, identified soil and groundwater impact resulting from historical site activities including dry cleaning. The consultant recommended addressing soil and groundwater impact through the Connecticut Voluntary Cleanup Program. Remedial actions are estimated at $120,000 to $242,500. The borrower has escrowed $363,000 to complete the recommended actions. There can be no assurance that the responsible party will fully remediate, take responsibility for or otherwise address the identified environmental contamination at the subject property.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Sandy Village, representing 0.5% of the initial mortgage pool balance and 0.7% of the initial loan group 1 balance, respectively, an amount equal to $100,000 is escrowed between the related borrower and the seller of the mortgaged real property pursuant to an environmental escrow agreement dated as of February 22, 2006 regarding the environmental remediation of the property set forth in the agreement. The environmental escrow agreement indicates that the escrowed funds are to be used to fund the seller’s compliance with all requirements to achieve site closure. The Phase I environmental site assessment indicates that such environmental remediation includes dry cleaning solvent remedial tasks to address solvent impact to soil and groundwater from a former on-site dry cleaner. The Phase I environmental site assessment also indicates that the responsible party for this impact is reported to be the seller. There can be no assurance that the responsible party will fully remediate, take responsibility for or otherwise address the environmental contamination at the subject property.

With respect to the mortgaged real property identified in Annex A-1 to this prospectus supplement as Oak Grove Plaza, which mortgaged real property secures a mortgage loan, representing 0.4% of the initial mortgage loan pool balance and 0.5% of the initial loan group 1 balance, respectively, the Phase I environmental site assessment identified the presence of volatile organic compounds contaminated groundwater which was the result of an accidental release at the mortgaged real property. The release is currently undergoing remediation by monitored natural attenuation and semi annual monitoring under the direction of the Florida Department of Environmental Protection by the responsible party, Unison Industries Inc, a subsidiary of GE, and the borrower has deposited with mortgage lender a $5,000 escrow in connection with the remediation. There can be no assurance that the responsible party will fully remediate, take responsibility for or otherwise address the identified environmental contamination at the subject property.

With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Penn Medical, which mortgaged real property secures a mortgage loan representing 0.2% of the initial mortgage pool balance and 0.3% of the initial loan group 1 balance, the environmental consultant reported that a 100-gallon underground storage tank previously was removed from the subject property without closure documentation. A Phase II environmental site assessment did not identify target compounds in excess of laboratory detection limits resulting in no further action.

With respect to the mortgaged real property identified in Annex A-1 to this prospectus supplement as Walgreens-Hazelwood, which mortgaged real property secures a mortgage loan representing 0.2% of the initial mortgage pool balance and 0.2% of the initial loan group 1 balance, respectively, the Phase I consultant reported that the mortgaged real property remains listed as an active leaking underground storage tank. The Phase I indicates that the former owner of the mortgaged real property has taken responsibility for any remediation. There can be no assurance that the responsible party will fully remediate, take responsibility for or otherwise address the identified environmental contamination at the subject property.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Grandview Meadows III, representing 0.1% of the initial mortgage pool balance and 0.6% of the initial loan group 2 balance, respectively, three of five radon samples at the mortgaged real property were above the EPA Guideline. The environmental consultant recommended, and the related borrower agreed to perform long-term testing, which is estimated by the environmental consultant to cost approximately $3,000.

With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Iliff Crossing Shopping Center, which mortgaged real property secures a mortgage loan representing 0.1% of the initial mortgage pool balance and 0.2% of the initial loan group 1 balance, respectively, the environmental consultant reported petroleum impact from an adjacent leaking underground storage tank site. The contaminant plume is being accessed and remediated by a responsible party under a corrective action plan approved by the state. There can be no assurance that the responsible party will fully remediate, take responsibility for or otherwise address the identified environmental contamination at the subject property.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Puget Park Shopping Center, representing 0.1% of the initial mortgage pool balance and 0.2% of the loan group 1 balance, respectively, the environmental consultant reported that asbestos was confirmed to be present in vinyl flooring and adhesive in the Sun Cleaners unit and recommended abatement of this damaged material. Phase II investigations in 1997 and 2003 identified dry cleaning solvent impact to soil at the subject site. Independent remedial activities resulted in the Washington Department of Ecology issuing a conditional no further action letter with deed restrictions on July 17, 2006. No further environmental investigation is recommended by the environmental consultant.

With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Steele Creek Commons, which mortgaged real property secures a mortgage loan representing 0.1% of the initial mortgage pool balance and 0.2% of the initial loan group 1 balance, respectively, the environmental consultant reported that the subject properties have been enrolled in a state-funded dry cleaner remediation program to address groundwater contamination impacted by on-site dry cleaning operations. Remedial activities will be conducted through these state-funded programs and the consultant recommended the removal and disposal of three drums of soil cuttings and one drum of resin.

With respect to the mortgaged real property identified on Annex A-1 to this prospectus supplement as Price Chopper-Fulton, which mortgaged real property secures a mortgage loan representing 0.1% of the initial mortgage pool balance and 0.1% of the initial loan group 1 balance, respectively, the environmental consultant reported that historical data revealed that the site was occupied by a residence, a junk yard, a gas station, freight depot, warehouses and a railroad spur prior to development of the current improvements. Petroleum-impact has been documented. Phase II environmental site assessments, performed in 2006, confirmed the presence of petroleum contamination resulting from historical on-site underground storage tanks. The Phase I reports that remedial actions are the responsibility of a parent company. The Phase I reports indicate that the spill has been reported to NYSDEC pursuant to a remedial option letter. There can be no assurance that the responsible party will fully remediate, take responsibility for or otherwise address the identified environmental contamination at the subject property. In addition, only the related borrower executed the environmental indemnity agreement.

A particular environmental assessment may not have conducted a review for all potentially adverse conditions. For example, an analysis for lead-based paint, lead in drinking water, mold, and/or radon was done only if the originating lender determined or the environmental consultant recommended that the use, age, location and condition of the subject property warranted that analysis. There can be no assurance that—

•	the environmental assessments referred to above identified all material adverse environmental conditions and circumstances at the subject properties;

•	the results of the environmental testing were accurately evaluated in all cases;

•	the recommendation of the environmental consultant was, in the case of all identified problems, the appropriate action to take;

•	the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by the related environmental consultant;

•	the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks;

•	any environmental insurance or indemnities will be sufficient or will cover the recommended remediation or other action; and/or

•	any environmental escrows that may have been established will be sufficient to cover the recommended remediation or other action.

The information provided by us in this prospectus supplement regarding environmental conditions at the respective mortgaged real properties is based on the results of the environmental assessments referred to in this ‘‘—Lending on Income-Producing Real Properties Entails Environmental Risks’’ subsection and has not been independently verified by us, the underwriters or any of our or their respective affiliates.

There can be no assurance that the environmental assessments referred to above identified all environmental conditions and risks at, or that any environmental conditions will not have a material adverse effect on the value of or cash flow from, one or more of the mortgaged real properties securing the underlying mortgage loans.

See ‘‘Description of the Mortgage Pool—Assessments of Property Condition—Environmental Assessments’’ in this prospectus supplement and ‘‘Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing’’ and ‘‘Legal Aspects of Mortgage Loans—Environmental Considerations’’ in the accompanying base prospectus.

Lending on Income-Producing Properties Entails Risks Related to Property Condition

Engineering firms inspected substantially all of the mortgaged real properties during the 12-month period preceding the cut-off date, in order to assess—

•	the structure, exterior walls, roofing, interior construction, mechanical and electrical systems, and

•	the general condition of the site, buildings and other improvements located at each property.

In some cases, the inspections identified, at origination of the related mortgage loan, conditions requiring escrows to be established for repairs or replacements or other work to be performed at the related mortgaged real property, in each case estimated to cost in excess of $100,000. In those cases, the originator generally required the related borrower or a sponsor of the borrower to fund reserves, or deliver letters of credit, guaranties or other instruments, to cover or partially cover these costs. There can be no assurance that, in any such case, the reserves established by the related borrower to cover the costs of required repairs, replacements or installations will be sufficient for their intended purpose or that the related borrowers will complete such repairs, replacements or installations which, in some cases, are necessary to maintain compliance with state or municipal regulations.

In connection with the foregoing, the mortgage lender holds reserves in excess of $1,000,000 to be disbursed for capital improvements and/or repairs at each of the following mortgaged real properties.

Property Name	Cut-off Date Principal Balance of Related Underlying Mortgage Loan	Reserve Amount
Bethany Maryland Portfolio	$150,400,000	$17,600,000
Bethany Houston Portfolio	$102,280,000	$11,360,000
Bethany Austin Portfolio	$44,000,000	$6,170,000
Towers at Park Central	$64,000,000	$1,401,188
Meadows at Lakeway Apartments	$15,560,000	$1,375,000
Bethany Blanding Place	$16,700,000	$1,280,900
Sandy Village	$20,000,000	$1,270,000
Colony at Lakeway Apartments	$13,100,000	$1,200,000

There May be Restrictions on the Ability of a Borrower, a Lender or Any Transferee Thereof to Terminate or Renegotiate Property Management Agreements That are in Existence With Respect to Some of the Mortgaged Real Properties

In the case of some of the mortgage loans that we intend to include in the trust, the property manager and/or the property management agreement in existence with respect to the related mortgaged real property cannot be terminated by the borrower or the lender, other than under the very limited circumstances set forth in that management agreement, and the terms of the property management agreement are not subject to negotiation. The terms of those property management agreements may provide for the granting of broad powers and discretion to the property manager with respect to the management and operation of the subject property including the right to set pricing or rates, hire and fire employees and manage revenues, operating accounts and reserves. In addition, the fees payable to a property manager pursuant to any property management agreement related to an underlying mortgage loan may be in excess of property management fees paid with respect to similar real properties for similar management responsibilities and may consist of a base fee plus an incentive fee (after expenses and a specified return to the property owner). Further, those property management agreements (including with respect to the identity of the property manager) may be binding on transferees of the mortgaged real property, including a lender as transferee that succeeds to the rights of the borrower through foreclosure or acceptance of a deed in lieu of foreclosure, and any transferee of such lender. In addition, certain property management agreements contain provisions restricting the owner of the related mortgaged real property from mortgaging, or refinancing mortgage debt on, its interest in such property and/or from selling the subject mortgaged real property to specified entities that might provide business competition to or taint the reputation of the subject business enterprise or the property manager and/or its affiliates, and may require any transferees of the subject mortgaged real property to execute a recognition or nondisturbance agreement binding such entity to the foregoing terms. These restrictions may restrict the liquidity of the related mortgaged real property.

With Respect to Six (6) Mortgage Loans (Including Four (4) of the Ten (10) Largest Mortgage Loans) That We Intend to Include in the Trust, the Mortgaged Real Property or Properties that Secure the Subject Mortgage Loan in the Trust Also Secure One (1) or More Related Mortgage Loans That Are Not in the Trust; The Interests of the Holders of Those Non-Trust Mortgage Loans May Conflict with Your Interests; The Series 2007-C1 Certificateholders May Have a Limited Ability to Control the Servicing of the Subject Loan Combinations

Six (6) mortgage loans that we intend to include in the trust, which mortgage loans are described under ‘‘Description of the Mortgage Pool—Loan Combinations’’ and/or ‘‘—Significant Underlying Mortgage Loans’’ in this prospectus supplement and collectively represent 27.4% of the initial mortgage pool balance, 30.4% of the initial loan group 1 balance and 17.2% of the initial loan group 2 balance, are each part of a loan combination that includes one or more additional mortgage loans (not included in the trust) that are secured by the same mortgage instrument(s) encumbering the same mortgaged real property or properties, as applicable, as is the subject underlying mortgage loan. Pursuant to one or more co-lender or similar agreements, a holder of a particular non-trust mortgage loan in a subject loan combination, or a group of holders of non-trust mortgage loans in a subject loan combination (acting together), may be granted various rights and powers that affect the underlying mortgage loan in that loan combination, including (a) cure rights with respect to the underlying mortgage loan in that loan combination, (b) a purchase option with respect to the underlying mortgage loan in that loan combination, (c) the right to advise, direct and/or consult with the applicable servicer regarding various servicing matters, including certain modifications, affecting that loan combination, and/or (d) the right to replace the applicable special servicer (without cause). In some cases, those rights and powers may be assignable or may be exercised through a representative or designee. In connection with exercising any of the foregoing rights afforded to it, the holder of any of the non-trust mortgage loans in any of the above-described loan combinations (or, if applicable, any representative, designee or assignee thereof with respect to the particular right) will likely not be an interested party with respect to the series 2007-C1 securitization, will have no obligation to consider the interests of, or the impact of exercising such rights on, the series 2007-C1 certificateholders and may have interests that conflict with your interests. If any such non-trust mortgage loan is included in a securitization, then the representative, designee or assignee exercising any of the rights of the holder of that non-trust mortgage loan may be a securityholder, an operating advisor, a controlling class representative or other comparable party or a servicer from that securitization. You should expect that the holder or beneficial owner of a non-trust mortgage loan will exercise its rights and powers to protect its own economic interests, and will not be liable to the series 2007-C1 certificateholders for so doing. See ‘‘Description of the Mortgage Pool —Loan Combinations’’ in this prospectus supplement for a more detailed description, with respect to each loan combination, of the related co-lender arrangement and the priority of payments among the mortgage loans comprising that loan combination. Also, see ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ and ‘‘—Replacement of the Special Servicer’’, ‘‘Servicing of the Extendicare Portfolio Loan Combination’’ and ‘‘Servicing of the Four Times Square Combination’’ in this prospectus supplement for a more detailed description of certain of the foregoing rights of the respective non-trust mortgage loan noteholders.

In addition, the following two (2) underlying mortgage loans are each being serviced and administered pursuant to a servicing agreement other than 2007-C1 pooling and servicing agreement: (a) the Extendicare Portfolio underlying mortgage loan, which represents 3.4% of the initial mortgage pool balance, is being serviced pursuant to the pooling and servicing agreement relating to the LB-UBS Commercial Mortgage Trust 2006-C7, Commercial Mortgage Pass-Through Certificates, Series 2006-C7, which is the governing document for the securitization of an Extendicare Portfolio pari passu non-trust mortgage loan; and (b) the Four Times Square underlying mortgage loan, which represents 2.2% of the initial mortgage pool balance, is being serviced pursuant to the trust and servicing agreement relating to the Four Times Square Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-4TS. See ‘‘Servicing of the Extendicare Portfolio Loan Combination’’ and ‘‘Servicing of the Four Times Square Combination’’ in this prospectus supplement. As a result, the holders of the offered certificates will have limited ability to control the servicing of those underlying mortgage loans and the parties with control over the servicing of those underlying mortgage loans may have interests that conflict with your interests.

Conflicts of Interest May Exist in Connection with Certain Previous or Existing Relationships of a Mortgage Loan Seller or an Affiliate Thereof to Certain of the Underlying Mortgage Loans, Related Borrowers or Related Mortgaged Real Properties

Certain of the underlying mortgage loans may have been refinancings of debt previously held by a mortgage loan seller or an affiliate of a mortgage loan seller, or a mortgage loan seller or its respective affiliates may have or have had equity investments in the borrowers or mortgaged real properties relating to certain of the mortgage loans included in the trust. In addition, a mortgage loan seller and its affiliates may have made and/or may make loans to, or equity investments in, or may otherwise have or have had business relationships with, affiliates of the borrowers under the mortgage loans in the trust.

Further, a mortgage loan seller and/or its affiliates may have had or may have (currently or at a future time) a managing or non-managing ownership interest in certain of the borrowers under the mortgage loans in the trust. For example, with respect to the underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as 1745 Broadway, International Square, Tishman Speyer DC Portfolio I, 1166 Avenue of the Americas, Cold Storage Industrial, CVS - Vero Beach, Hy-Vee - 51st Street, Hy-Vee - Cedar Rapids, Hy-Vee - Olathe, Hy-Vee - Grand Avenue, Willow Springs Apartments, Hy-Vee - Columbus, Huntcliff Apartments, Citizens Michigan Portfolio 4, Raintree Apartments, Citizens Illinois Portfolio 2, CVS - Chester, Walgreens - Loganville, Walgreens - New Castle, Walgreens - Canton, Walgreens - Parkville, Walgreens - Columbus, Walgreens - Natchez, collectively representing 31.0% of the initial mortgage pool balance, 39.2% of the initial loan group 1 balance and 3.3% the initial loan group 2 balance, respectively, the related mortgage loan seller or an affiliate thereof has a direct or indirect ownership interest in the related borrower. See ‘‘Description of the Mortgage Pool— Significant Underlying Mortgage Loans—The International Square Mortgage Loan—The Borrower and the Sponsor,’’ ‘‘—Significant Underlying Mortgage Loans—The 1745 Broadway Mortgage Loan—The Borrower and the Sponsor,’’ ‘‘—Significant Underlying Mortgage Loans—The Tishman Speyer DC Portfolio I Mortgage Loan—The Borrower and the Sponsor’’ and ‘‘—Significant Underlying Mortgage Loans—The 1166 Avenue of the Americas Mortgage Loan—The Borrower and the Sponsor.’’ Additional financial interests in, or other financial dealings with, a borrower or its affiliates under any of the mortgage loans in the trust may create conflicts of interest.

In the foregoing cases, the relationship of the mortgage loan seller or an affiliate to, or the ownership interest of the mortgage loan seller or an affiliate in, the borrower under any mortgage loan to be included in the trust or a borrower affiliate may have presented a conflict of interest in connection with the underwriting and origination of that underlying mortgage loan. There can be no assurance that there are not other underlying mortgage loans that involve the related mortgage loan seller or its affiliates in a manner similar to those described above.

Limitations on Enforceability of Cross-Collateralization May Reduce Its Benefits

The mortgage pool will include mortgage loans that are secured, including through cross-collateralization with other mortgage loans, by multiple mortgaged real properties. These mortgage loans are identified in the tables contained in Annex A-1 to this prospectus supplement. The purpose of securing any particular mortgage loan or group of cross-collateralized mortgage loans with multiple real properties is to reduce the risk of default or ultimate loss as a result of an inability of any particular property to generate sufficient net operating income to pay debt service. However, some of these mortgage loans may permit—

•	the release of one or more of the related mortgaged real properties from the related mortgage lien, and/or

•	a full or partial termination of the applicable cross-collateralization,

in each case, upon the satisfaction of the conditions described under ‘‘Description of the Mortgage Pool—Terms and Conditions of the Underlying Mortgage Loans’’ and ‘‘—Cross Collateralized Mortgage Loans, Multi-Property Mortgage Loans and Mortgage Loans With Affiliated Borrowers’’ in this prospectus supplement.

If the borrower under any mortgage loan that is cross-collateralized with the mortgage loans of other borrowers were to become a debtor in a bankruptcy case, the creditors of that borrower or the representative of that borrower’s bankruptcy estate could challenge that borrower’s pledging of the underlying mortgaged real property as a fraudulent conveyance. See ‘‘Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements’’ in the accompanying base prospectus.

In addition, when multiple real properties secure an individual mortgage loan or group of cross-collateralized mortgage loans, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of that individual mortgage loan or group of cross-collateralized mortgage loans, generally to avoid recording tax. This mortgage amount may equal the appraised value or allocated loan amount for the mortgaged real property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan or group of cross-collateralized mortgage loans.

Investors May Want to Consider Prior Bankruptcies

We are aware of three (3) mortgage loans that we intend to include in the trust, representing 0.4% of the initial mortgage pool balance and 0.6% of the initial loan group no. 1 balance, respectively, where the related borrower, a controlling principal in the related borrower or a guarantor has been a party to prior bankruptcy proceedings within the last 10 years. However, there is no assurance that principals or affiliates of other borrowers have not been a party to bankruptcy proceedings. See ‘‘Risk Factors—Borrower Bankruptcy Proceedings Can Delay and Impair Recovery on a Mortgage Loan Underlying Your Offered Certificates’’ in the accompanying base prospectus.

Litigation May Adversely Affect Property Performance

There may be pending or threatened legal proceedings against the borrowers and/or guarantors under the underlying mortgage loans, the managers of the related mortgaged real properties and their respective affiliates, arising out of the ordinary business of those borrowers, managers and affiliates. We cannot assure you that litigation will not have a material adverse effect on your investment.

For instance, with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as the State Street Building, which mortgage loan represents 9.7% of the initial mortgage pool balance and 12.6% of the initial loan group 1 balance, respectively, according to information from the related borrower, the sole tenant has filed a lawsuit against the borrower asking for damages in excess of $4.2 million for alleged overcharges of certain operating expenses in years prior to the borrower’s acquisition of the related mortgaged real property. There can be no assurance regarding how such lawsuit will be settled or resolved or that such lawsuit will not adversely affect the borrower or the operation of the mortgaged real property.

In addition, with respect to the underlying mortgage loans secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as the Lembi Portfolio, which mortgage loans represent 2.3% of the initial mortgage pool balance and 10.1% of the initial loan group 2 balance, respectively, according to information from the related borrowers, entities affiliated with the related borrowers, entities affiliated with the leasing agents and entities affiliated with the sponsor are defendants in certain lawsuits relating to the Lembi Portfolio mortgaged real properties alleging, among other things, unlawful business practices, violations of the San Francisco rent control ordinance, negligence, harassment and intimidation. This litigation may divert the related borrowers’ attention from operating the Lembi Portfolio mortgaged real properties and may adversely affect the ability of the related borrowers to renovate the Lembi Portfolio mortgaged real properties and/or increase revenues with respect thereto. There can be no assurance regarding how such lawsuits will be settled or resolved and such lawsuits could result in monetary damages. In addition, there can be no assurance that the related borrowers will not be named in similar lawsuits in the future. If such litigation were decided adversely to the related borrowers and resulted in the award of monetary damages by the related borrowers to the plaintiffs, such payment may adversely affect the ability of the related borrowers to repay the mortgage loans secured by the Lembi Portfolio mortgaged real properties.

Risks Related to the Extendicare Portfolio Mortgage Loan

The underlying mortgage loan secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as the Extendicare Portfolio, representing 3.4% of the initial mortgage pool balance and 4.4% of the initial loan group 1 balance, is secured by liens on the related borrowers’ interests in 82 skilled nursing and/or assisted living facilities. Nursing facilities and assisted living facilities must meet various federal and state requirements that relate, among other things, to personnel qualifications, quality of care and the adequacy of facility buildings, equipment and supplies. Federal and state agencies routinely conduct annual surveys and complaint investigation surveys to confirm compliance with the Medicare and Medicaid requirements. These agencies may issue statements of deficiencies for non-compliance and may provide the facility with an opportunity to correct cited deficiencies by preparing and implementing a ‘‘plan of correction.’’ In the case of nursing facilities, where deficiencies pose a threat of immediate jeopardy to the health, safety or welfare of the residents, upon repeat deficiencies or upon continued substantial noncompliance with requirements, the agency is authorized to take various adverse actions against the nursing facility, including imposing fines (up to $10,000 per day), denial of payments for new admissions, bans on admission of new residents, termination of payments, license revocation, appointment of a receiver, or temporary manager (at the operator’s expense), decertification as a Medicare or Medicaid program participant and closure. Singly or in combination, available sanctions for quality deficiencies can have a material adverse effect on facilities, particularly nursing facilities, results of operations, liquidity and financial position. There are often significant delays in the process for facilities to appeal sanctions and certain sanctions continue for long periods of time. Proceedings to contest sanctions often involve significant legal expense and facility resources, and there can be no assurance that any appeals will be successful.

With respect to the Extendicare Portfolio mortgaged real properties, the Extendicare Portfolio borrower has informed the lender that, as of January 23, 2007, 27 facilities were reported to have received a ‘‘G’’ level deficiency or higher on their most recent survey (Standard and/or Complaint Investigation), which means that if any such mortgaged real property receives a ‘‘G’’ level or higher deficiency on its next survey the government may impose a remedy, such as denial of payments for new admissions, in as little as two days if there is immediate jeopardy or 15 days if there is no immediate jeopardy. Of the 27 ‘‘G’’ or higher level deficiencies, four (4) of the Extendicare Portfolio mortgaged real properties have ‘‘G’’ or higher level deficiencies that had not been cleared by the state. The Extendicare Portfolio borrower has informed the lender that, with respect to each of these four (4) mortgaged real properties, the related operator was in the process of remediating the problem, had submitted a plan of correction to the appropriate agency and was awaiting the agency’s acceptance of the plan. None of the Extendicare Portfolio mortgaged real properties were reported to be the subject of a ‘‘double G’’ determination for the last three years which had not been resolved by submission of an acceptable plan and as a result thereof such properties had no material impairment of reimbursement. None of the Extendicare Portfolio mortgaged real properties were found to have delivered substandard quality of care in their last two consecutive surveys. During this reporting period, the borrower also reported that three (3) facilities had denials of payments for new admissions imposed one (1) time per facility as a result of the last/most recent Standard and/or Complaint Survey and one (1) nursing facility had been reported as being a Special Focus Facility (as that term is defined by the Centers for Medicare and Medicaid Services Special Focus Facility Program which focuses on facilities with a history of poor survey performance).

There can be no assurance that any of the facilities will remain in compliance with applicable requirements and thus not be subject to sanctions, including denials of payments for new admissions, civil monetary penalties and, in extreme cases, termination of licensure and/or participation in federal, state and third-party payor programs.

The Extendicare Portfolio borrower has informed the lender that certain of the nursing facilities have been subject to audits and that some of these audits have been settled, others have been inactive and still others are pending. An adverse determination in any such audits, whether currently asserted or arising in the future, could have an adverse effect on an audited nursing facility. The borrower has also represented to the lender that, from time to time, the nursing facilities are subject to investigations by the state Medicaid Fraud Control Units. However, for any open investigations, the borrower represented to the lender that they are not aware of any findings from these investigations that require disclosure or accrual of fines or penalties. An adverse determination in any proceedings or governmental investigations, whether currently asserted or arising in the future, could have an adverse effect on the nursing facility and the operators.

CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT

From time to time we use capitalized terms in this prospectus supplement, including in Annexes A-1, A-2, A-3, A-4, A-5, A-6 and B to this prospectus supplement. In cases where a particular capitalized term is frequently used, it will have the meaning assigned to it in the glossary attached to this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus include the words ‘‘expects,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘estimates’’ and similar words and expressions. These words and expressions are intended to identify forward-looking statements. Any forward-looking statements are made subject to risks and uncertainties which could cause actual results to differ materially from those stated. These risks and uncertainties include, among other things, declines in general economic and business conditions, increased competition, changes in demographics, changes in political and social conditions, regulatory initiatives and changes in customer preferences, many of which are beyond our control and the control of any other person or entity related to this offering. The forward-looking statements made in this prospectus supplement are accurate as of the date stated on the cover of this prospectus supplement. We have no obligation to update or revise any forward-looking statement.

DESCRIPTION OF THE MORTGAGE POOL

General

We intend to include the 145 mortgage loans identified on Annex A-1 to this prospectus supplement in the trust. Those mortgage loans will have an Initial Mortgage Pool Balance of $3,713,176,835 (which excludes, in the case of the Bethany Maryland Portfolio Mortgage Loan, the total initial Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component). However, the actual Initial Mortgage Pool Balance may be as much as 5% smaller or larger than that amount if any of those mortgage loans are removed from the mortgage pool or an other mortgage loans are added to the mortgage pool. See ‘‘—Changes in Mortgage Pool Characteristics’’ below.

For purposes of allocating payments on certain classes of the offered certificates, the mortgage pool will be divided into a ‘‘Loan Group 1’’ and a ‘‘Loan Group 2.’’ ‘‘Loan Group 1’’ will consist of all of the mortgage loans backing the series 2007-C1 certificates that are secured by property types other than multifamily and mobile home park. Loan Group 1 will consist of 105 mortgage loans, with an Initial Loan Group 1 Balance of $2,863,004,774 representing approximately 77.1% of the Initial Mortgage Pool Balance. ‘‘Loan Group 2’’ will consist of all of the mortgage loans backing the series 2007-C1 certificates that are secured by multifamily and mobile home park properties. Loan Group 2 will consist of 40 mortgage loans, with an Initial Loan Group 2 Balance of $850,172,061 (which excludes, in the case of the Bethany Maryland Portfolio Mortgage Loan, the total initial Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component), representing approximately 22.9% of the Initial Mortgage Pool Balance. See Annex B—Certain Information Regarding Multifamily Properties. The loan group in which each underlying mortgage loan is included is identified on Annex A-1 to this prospectus supplement.

The Initial Mortgage Pool Balance will equal the total cut-off date principal balance of all the mortgage loans included in the trust (exclusive, in the case of the Bethany Maryland Portfolio Mortgage Loan, of the total initial Allocated Principal Balance of the Junior Component), the Initial Loan Group 1 Balance will equal the total cut-off date principal balance of the mortgage loans in Loan Group 1, and the Initial Loan Group 2 Balance will equal the total cut-off date principal balance of the mortgage loans in Loan Group 2 (exclusive, in the case of the Bethany Maryland Portfolio Mortgage Loan, of the total initial Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component).

The cut-off date principal balance of any mortgage loan is equal to its unpaid principal balance as of the cut-off date, after application of all monthly debt service payments due with respect to the mortgage loan on or before that date, whether or not those payments were received. The cut-off date principal balance of each mortgage loan that we intend to include in the trust (exclusive, in the case of the Bethany Maryland Portfolio Mortgage Loan, of the initial Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component) is shown on Annex A-1 to this prospectus supplement.

Each of the mortgage loans that we intend to include in the trust was originated or co-originated by the related mortgage loan seller, by a predecessor in interest to the related mortgage loan seller, by an affiliate of the related mortgage loan seller or by a correspondent in the related mortgage loan seller’s or one of its affiliates’ conduit lending program.

The Lehman Mortgage Loan Seller is our affiliate and an affiliate of Lehman Brothers Inc. The UBS Mortgage Loan Seller is an affiliate of UBS Global Asset Management (US) Inc. The Wachovia Mortgage Loan Seller is an affiliate of Wachovia Capital Markets, LLC.

Each of the mortgage loans that we intend to include in the trust is an obligation of the related borrower to repay a specified sum with interest. Each of those mortgage loans is evidenced by one or more promissory notes and secured by a mortgage, deed of trust or other similar security instrument that creates a mortgage lien on the fee and/or leasehold interest of the related borrower or another party in one or more commercial or multifamily real properties. That mortgage lien will, in all cases, be a first priority lien, subject only to Permitted Encumbrances and subject to the following sentence. Notwithstanding the foregoing, 1745 Broadway Mortgage Loan is secured by (a) a first priority mortgage lien securing $220,000,000 of the total principal balance of that mortgage loan and (b) a second priority mortgage lien securing the remaining $120,000,000 of the total principal balance of that mortgage loan. See ‘‘—Significant Underlying Mortgage Loans—The 1745 Broadway Mortgage Loan—The Mortgaged Property’’ below in this prospectus supplement.

You should consider each of the underlying mortgage loans to be a nonrecourse obligation of the related borrower. You should anticipate that, in the event of a payment default by the related borrower, recourse will be limited to the corresponding mortgaged real property or properties for satisfaction of that borrower’s obligations. In those cases where recourse to a borrower or guarantor is permitted under the related loan documents, we have not undertaken an evaluation of the financial condition of any of these persons. None of the underlying mortgage loans will be insured or guaranteed by any governmental agency or instrumentality or by any private mortgage insurer.

It has been confirmed to us by S&P and/or Fitch that (six) 6 of the mortgage loans that we intend to include in the trust, collectively representing 27.6% of the Initial Mortgage Pool Balance, each has, in the context of its inclusion in the trust, credit characteristics consistent with investment grade-rated obligations.

We provide in this prospectus supplement a variety of information regarding the mortgage loans that we intend to include in the trust. When reviewing this information, please note that—

•	All numerical information provided with respect to the mortgage loans is provided on an approximate basis.

•	All weighted average information provided with respect to the mortgage loans reflects a weighting by their respective cut-off date principal balances (or, in the Bethany Maryland Portfolio Mortgage Loan, unless the context clearly indicates otherwise, the initial Allocated Principal Balance of the Bethany Maryland Portfolio Senior Component).

•	If a mortgage loan is secured by multiple mortgaged real properties located in more than one state or representing more than one property type, a portion of that mortgage loan has been allocated to each of those properties.

•	When information with respect to mortgaged real properties is expressed as a percentage of the Initial Mortgage Pool Balance, the Initial Loan Group 1 Balance or the Initial Loan Group 2 Balance, the percentages are based upon the cut-off date principal balances of the related mortgage loans or allocated portions of those balances (or, in the case of the Bethany Maryland Portfolio Mortgage Loan, unless the context clearly indicates otherwise, the initial Allocated Principal Balance of the Bethany Maryland Portfolio Senior Component).

•	The general characteristics of the entire mortgage pool backing the offered certificates are not necessarily representative of the general characteristics of either Loan Group 1 or Loan Group 2. The yield and risk of loss on any class of offered certificates may depend on, among other things, the composition of each of Loan Group 1 and Loan Group 2. The general characteristics of each such loan group should also be analyzed when making an investment decision.

•	The series 2007-C1 securitization transaction will include one underlying mortgage loan with an aggregate debt in the amount of $340,000,000 as of the cut-off date, which aggregate debt is (a) secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1745 Broadway and (b) evidenced by four (4) separate promissory notes—two (2) in the aggregate current principal amount of $255,000,000 that will be contributed to the securitization by Lehman Brothers Holdings Inc., and two (2) in the aggregate current principal amount of $85,000,000 that will be contributed to the securitization by Wachovia Bank, National Association. Notwithstanding that it is evidenced by four (4) mortgage notes, such aggregate debt is treated in this prospectus supplement as a single underlying mortgage loan unless the context indicates otherwise.

•	Whenever we refer to a particular mortgaged real property by name, unless the particular item is otherwise specifically defined, we mean the mortgaged real property identified by that name on Annex A-1 to this prospectus supplement. Whenever we refer to a particular mortgage loan by name, unless the particular item is otherwise specifically defined, we mean the mortgage loan secured by the mortgaged real property identified by that name on Annex A-1 to this prospectus supplement.

•	Statistical information regarding the mortgage loans may change prior to the date of initial issuance of the offered certificates as a result of changes in the composition of the mortgage pool prior to that date.

The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan

General.    The Bethany Maryland Portfolio Mortgage Loan consists of two loan components, which we sometimes refer to as the ‘‘Bethany Maryland Portfolio Senior Component’’ or the ‘‘Senior Component’’ and the ‘‘Bethany Maryland Portfolio Junior Component’’ or the ‘‘Junior Component,’’ respectively. The Senior Component and the Junior Component have the following principal balances and mortgage interest rates:

•	the cut-off date principal balance of the Senior Component is $150,400,000;

•	the mortgage interest rate of the Senior Component is (i) 5.7289% per annum through and including the accrual period expiring on December 10, 2008, and (ii) 5.9789% per annum from and after December 11, 2008;

•	the cut-off date principal balance of the Junior Component is $33,457,012; and

•	the mortgage interest rate of the Junior Component is 11.24596%.

Notwithstanding the foregoing, monthly payments of accrued interest on the Bethany Maryland Portfolio Junior Component are only required to be made to the extent of (i) minimum monthly payments of interest at the rate of 5.00% per annum and (ii) additional payments of interest solely to the extent of certain excess cash flow from the Bethany Maryland Portfolio Mortgaged Properties. To the extent that accrued interest on the Bethany Maryland Portfolio Junior Component is not required to be paid on any particular due date in accordance with the loan documents, the amount thereof, which is sometimes referred to herein as a ‘‘Bethany Maryland Portfolio Capitalized Interest Amount,’’ will be added to the principal balance of the Bethany Maryland Portfolio Junior Component and will itself accrue interest at the interest rate in effect for the Bethany Maryland Portfolio Junior Component.

Allocation of Payments.    On or prior to each distribution date, unless there exists a Bethany Maryland Portfolio Payment Application Trigger Event with respect to the Bethany Maryland Portfolio Mortgage Loan, amounts received during the related collection period with respect to the Bethany Maryland Portfolio Mortgage Loan, exclusive of certain related unpaid costs and expenses, and further exclusive of any master servicing fees, servicing advances and servicing expenses payable and/or reimbursable to the master servicer, the special servicer and /or the trustee with respect to that mortgage loan under the series 2007-C1 pooling and servicing agreement, will be allocated to the Senior Component and the Junior Component as follows:

•	first, to the Senior Component, in an amount equal to all accrued and unpaid interest (other than Default Interest) on the principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	second, to the Senior Component, until such time as the principal balance of the Senior Component has been reduced to zero, in an amount equal to (a) a pro rata share of all voluntary principal prepayments with respect to the Bethany Maryland Portfolio Mortgage Loan, (b) all unscheduled principal prepayments on account of the application of insurance or condemnation proceeds received with respect to the Bethany Maryland Portfolio Mortgage Loan, and (c) upon occurrence of the maturity date, a pro rata share of all principal payments made on or about the maturity date with respect to the Bethany Maryland Portfolio Mortgage Loan, in the case of clause (a) and (c), principal to be attributable to the Senior Component on a pro rata basis in accordance with the outstanding principal balance of such Senior Component relative to the outstanding principal balance of the Bethany Maryland Portfolio Mortgage Loan (exclusive of any Bethany Maryland Portfolio Capitalized Interest Amounts added thereto);

•	third, to the Junior Component, in an amount equal to all accrued and unpaid interest (excluding Default Interest and Bethany Maryland Portfolio Capitalized Interest Amounts) on the unpaid principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	fourth, to the Junior Component, until such time as the principal balance of the Junior Component (exclusive of any Bethany Maryland Portfolio Capitalized Interest Amounts added thereto) has been reduced to zero, in an amount equal to (a) a pro rata share of all voluntary principal prepayments with respect to the Bethany Maryland Portfolio Mortgage Loan, (b) all unscheduled principal prepayments on account of the application of insurance or condemnation proceeds received with respect to the Bethany Maryland Portfolio Mortgage Loan, and (c) upon occurrence of the maturity date, a pro rata share of all principal payments made on or after the maturity date with respect to the Bethany Maryland Portolio Mortgage Loan, in the case of clause (a) and (c), principal to be attributable to the Junior Component on a pro rata basis in accordance with the outstanding principal balance of such Junior Component (exclusive of any Bethany Maryland Portfolio Capitalized Interest Amounts added thereto) relative to the outstanding principal balance of the Bethany Maryland Portfolio Mortgage Loan (exclusive of any Bethany Maryland Portfolio Capitalized Interest Amounts added thereto);

•	fifth, to the Senior Component, a pro rata share of any prepayment consideration due with respect to the Bethany Maryland Portfolio Mortgage Loan ( such pro rata share to be based on the relative amount of principal being paid on each of the Senior Component and the Junior Component), to the extent actually paid;

•	sixth, to the Junior Component, a pro rata share of any prepayment consideration due with respect to the Bethany Maryland Portfolio Mortgage Loan ( such pro rata share to be based on the relative amount of principal being paid on each of the Senior Component and the Junior Component), to the extent actually paid;

•	seventh, to the Senior Component, any late payment charges and Default Interest due in respect of the Senior Component in accordance with the related loan documents (after application as provided in the series 2007-C1 pooling and servicing agreement), until all such amounts are paid;

•	eighth, to the Junior Component, any late payment charges and Default Interest due in respect of the Junior Component in accordance with the related loan documents (after application as provided in the series 2007-C1 pooling and servicing agreement), until all such amounts are paid;

•	ninth, to the Junior Component, up to the amount of any cure payments made by the holder of the Junior Component or its designee with respect to the Bethany Maryland Portfolio Mortgage Loan; and

•	tenth, to the Junior Component, up to the amount of any Bethany Maryland Portfolio Capitalized Interest Amount paid by the borrower with respect to the Junior Component in accordance with the related loan documents.

On or prior to each distribution date, if a Bethany Maryland Portfolio Payment Application Trigger Event exists with respect to the Bethany Maryland Portfolio Mortgage Loan, amounts received during the related collection period with respect to the Bethany Maryland Portfolio Mortgage Loan, exclusive of certain related unpaid costs and expenses, and further exclusive of any master servicing fees, servicing advances and servicing expenses payable and/or reimbursable to the master servicer, the special servicer and /or the trustee with respect to that mortgage loan under the series 2007-C1 pooling and servicing agreement, will be allocated to the Senior Component and the Junior Component as follows:

•	first, to the Senior Component, in an amount equal to all accrued and unpaid interest (excluding Default Interest) on the principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	second, to the Senior Component, all payments of principal received with respect to the Bethany Maryland Portfolio Mortgage Loan, in an amount equal to the principal balance of the Senior Component, until such principal balance has been reduced to zero;

•	third, to the Junior Component, in an amount equal to all accrued and unpaid interest (excluding Default Interest and Bethany Maryland Portfolio Capitalized Interest Amounts) on the principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	fourth, to the Junior Component, all payments of principal received with respect to the Bethany Maryland Portfolio Mortgage Loan and not otherwise allocated to the Senior Component, in an amount equal to the principal balance of the Junior Component (without regard to any Bethany Maryland Portfolio Capitalized Interest Amounts added thereto), until such principal balance has been reduced to zero;

•	fifth, to the Senior Component, a pro rata share of any prepayment consideration due with respect to the Bethany Maryland Portfolio Mortgage Loan ( such pro rata share to be based on the relative amount of principal being paid on each of the Senior Component and the Junior Component), to the extent actually paid;

•	sixth, to the Junior Component, a pro rata share of any prepayment consideration due with respect to the Bethany Maryland Portfolio Mortgage Loan (such pro rata share to be based on the relative amount of principal being paid on each of the Senior Component and the Junior Component), to the extent actually paid;

•	seventh, to the Senior Component, any late payment charges and Default Interest due in respect of the Senior Component in accordance with the loan documents (after application as provided in the series 2007-C1 pooling and servicing agreement), until all such amounts are paid;

•	eighth, to the Junior Component, any late payment charges and Default Interest due in respect of the Junior Component in accordance with the related loan documents (after application as provided in the series 2007-C1 pooling and servicing agreement), until all such amounts are paid;

•	ninth, to the Junior Component, up to the amount of any cure payments made by the holder of the Junior Component with respect to the Bethany Maryland Portfolio Mortgage Loan; and

•	tenth, to the Junior Component, up to the amount of any unpaid Bethany Maryland Portfolio Capitalized Interest Amounts with respect to the Junior Component.

All amounts set forth above in this ‘‘—Allocation of Payments’’ subsection that are allocable to previously unadvanced interest (other than Default Interest) on and principal of the Bethany Maryland Portfolio Senior Component shall be included in Net Available P&I Funds and all amounts set forth above that are allocable to interest (other than Default Interest) on and principal of the Bethany Maryland Portfolio Junior Component shall be included in Class BMP Available P&I Funds.

‘‘Bethany Maryland Portfolio Payment Application Trigger Event’’ means, with respect to the Bethany Maryland Portfolio Mortgage Loan, any of the following events: (i) the existence of a monetary mortgage event of default with respect to the Bethany Maryland Portfolio Mortgage Loan as to which the Class BMP Representative (or a designee of the Class BMP Representative) has not made a cure payment as described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders—Additional Rights of the Class BMP Representative; Right to Purchase and Right to Cure Defaults’’ in this prospectus supplement and in accordance with the series 2007-C1 pooling and servicing agreement; or (ii) the existence of a non-monetary mortgage event of default at a time when the Bethany Maryland Portfolio Mortgage Loan is a specially serviced mortgage loan; or (iii) the Bethany Maryland Portfolio Mortgaged Property has become an REO Property.

Cross-Collateralized Mortgage Loans, Multi-Property Mortgage Loans and Mortgage Loans With Affiliated Borrowers

The mortgage pool will include 22 underlying mortgage loans, collectively representing 23.2% of the Initial Mortgage Pool Balance, that are, in each case, individually or through cross-collateralization with other underlying mortgage loans, secured by two or more real properties. However, the amount of the mortgage lien encumbering any particular one of those properties may be less than the full amount of the related mortgage loan or group of cross-collateralized mortgage loans, generally to minimize the amount of mortgage recording tax due in connection with the transaction. The mortgage amount may equal the appraised value or allocated loan amount for the particular real property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other mortgaged real properties securing the same mortgage loan or group of cross-collateralized mortgage loans.

The table below identifies, by property or portfolio name set forth on Annex A-1 to this prospectus supplement, each individual multi-property mortgage loan that represents at least 1.0% of the Initial Mortgage Pool Balance.

Property/Portfolio Names		Number of Properties	% of Initial Mortgage Pool Balance
1.	Tishman Speyer DC Portfolio I	4	5.8%
2.	Bethany Maryland Portfolio	4	4.1%
3.	Extendicare Portfolio	82	3.4%
4.	Bethany Houston Portfolio	8	2.8%
5.	Trophy Properties Portfolio	12	1.3%
6.	Costanza Portfolio	5	1.2%
7.	Bethany Austin Portfolio	4	1.2%

The table below identifies, by property or portfolio name set forth on Annex A-1 to this prospectus supplement, each group of cross-collateralized mortgage loans that represents at least 1.0% of the Initial Mortgage Pool Balance.

Property/Portfolio Names	Number of Properties	% of Initial Mortgage Pool Balance
Lembi Portfolio	19	2.3%

Some or all of the groups of cross-collateralized mortgage loans and/or individual multi-property mortgage loans that we intend to include in the trust entitle the related borrowers to release one or more of the corresponding mortgaged real properties through partial defeasance. The partial defeasance of a group of cross-collateralized mortgage loans or any individual multi-property loan would result in the defeased and undefeased portions of the subject aggregate debt ceasing to be cross-collateralized. See ‘‘—Terms and Conditions of the Underlying Mortgage Loans—Defeasance Loans’’ below.

The underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as GTECH Office Campus – Immunex, representing 0.4% of the Initial Mortgage Pool Balance and 0.6% of the

Initial Loan Group 1 Balance, respectively, is cross-collateralized with the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as GTECH Office Campus – GTECH, representing 0.5% of the Initial Mortgage Pool Balance and 0.6% of the Initial Loan Group 1 Balance, respectively. Upon exercise of an option to purchase by the tenant under its lease of the property securing the GTECH Office Campus – Immunex mortgage loan, the GTECH Office Campus – Immunex mortgage loan, representing 0.4% of the Initial Mortgage Pool Balance and 0.6% of the Initial Loan Group 1 Balance, respectively, must be either defeased in its entirety or, on or after the seventh anniversary of the first monthly payment date of the related mortgage loan, prepaid in full without any prepayment premium and such property will be released from the lien of the mortgage securing the GTECH Office Campus – Immunex mortgage loan and the lien of the mortgage securing GTECH Office Campus – GTECH mortgage loan, causing a termination of any cross-collateralization provisions with respect to those underlying mortgage loans.

The following table identifies the various separate groups of mortgaged real properties that are under common ownership and/or control, that are not reflected, or are not fully reflected, in the prior two tables and that represent at least 1.0% of the Initial Mortgage Pool Balance.

Property/Portfolio Names		Number of Properties	% of Initial Mortgage Pool Balance
1.	International Square, Tishman Speyer DC Portfolio I	5	13.1
2.	Bethany Maryland Portfolio, Bethany Houston Portfolio, Bethany Austin Portfolio, Bethany Blanding Place	17	8.4
3.	Cold Storage Industrial, CVS Vero Beach, Hy-Vee - 51st, Hy-Vee - Cedar Rapids, Hy-Vee - Olathe, Hy-Vee - Grand Avenue, Hy-Vee - Columbus, Citizens Michigan Portfolio 4, Citizens Illinois Portfolio 2, CVS - Chester, Walgreens - Loganville, Walgreens - New Castle, Walgreens - Canton, Walgreens - Parkville Walgreens - Columbus, Walgreens - Natchez	26	5.0
4.	Del Amo Financial Center, Sheraton LA	2	2.2
5.	Costanza Portfolio, Gypsum Mills	6	1.8
6.	Meadows at Lakeway Apartments, Colony at Lakeway Apartments, Trace at Lakeway Apartments, Place at Lakeway Apartments	4	1.1
7.	Eastern Market Place I, Eastern Market Place II, Eastern Market Place III, OSO Parkway	4	1.0

Partial Releases

Some of the mortgage loans that we intend to include in the trust may permit the release of one or more undeveloped or non-income producing parcels or outparcels that, in each such case, do not represent a significant portion of the appraised value of the related mortgaged real property, or have been excluded from the appraised value of the related mortgaged real property, shown on Annex A-1 to this prospectus supplement.

Property Substitutions

With respect to the Tishman Speyer DC Portfolio I Mortgage Loan, representing 5.8% of the Initial Mortgage Pool Balance and 7.6% of the Initial Loan Group 1 Balance, the related borrower may obtain the release of one or more individual properties from the lien of the mortgage loan by substituting therefor one or more office building properties of like kind and quality acquired by the Tishman Speyer DC Portfolio I Borrower, provided that the aggregate loan amount for all individual properties so released may not constitute more than 33% of the original principal balance of the Tishman Speyer DC Portfolio I Mortgage Loan and subject to further conditions, as more fully described under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The Tishman Speyer DC Portfolio I Mortgage Loan—Property Substitutions’’ in this prospectus supplement.

With respect to the Extendicare Portfolio Mortgage Loan, representing 3.4% of the Initial Mortgage Pool Balance and 4.4% of the Initial Loan Group 1 Balance, the Extendicare Portfolio Borrowers may obtain the release of one or more Extendicare Portfolio Mortgaged Properties from the lien of the mortgage by substituting therefor one or more substitute properties, subject to the satisfaction of certain conditions, as further described under ‘‘Description of the Mortgage Pool— Significant Underlying Mortgage Loans—The Extendicare Portfolio Mortgage Loan—Substitutions’’ in this prospectus supplement. In addition, in the event of an ‘‘operating lease default’’ or a ‘‘health care default’’ under the terms of the related loan documents with respect to a particular Extendicare Portfolio Mortgaged Property, such default will not constitute an event of default if the Extendicare Portfolio Borrower effects a substitution of the subject property in accordance with the related loan documents, as further described under ‘‘—Significant Underlying Mortgage Loans—The Extendicare Portfolio Mortgage Loan—Other Defeasance/Substitution Provisions’’ in this prospectus supplement.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Rite Aid — La Plata, which mortgage loan represents 0.04% of the Initial Mortgage Pool Balance and 0.1% of the Initial Loan Group 1 Balance, respectively, the related borrower may obtain a release of the Rite Aid — La Plata mortgaged real property and substitute as collateral for the Rite Aid — La Plata underlying mortgage loan another property acquired by the related borrower upon satisfaction of certain conditions set forth in the related mortgage loan documents, including, without limitation, receipt by the lender of (a) a current appraisal of the substitute property (i) showing an appraised value equal to 125% of the greater of (x) the fair market value of the released property at the time of substitution and (y) the fair market value of the released property at the closing of the underlying mortgage loan and (ii) which supports an aggregate loan to value of no greater than 50% and a loan to acquisition, if applicable, of no greater than 65%; (b) a certificate of the related borrower certifying that after substitution of the substitute property and the release of the mortgaged real property, the debt service coverage ratio for the twelve (12) full calendar months immediately preceding the date of the substitution shall be equal to or greater than 1.50x; (c) if the underlying mortgage loan is part of a securitization, an opinion of counsel acceptable to the rating agencies that the substitution does not constitute a ‘‘significant modification’’ of the underlying mortgage loan under Section 1001 of the Internal Revenue Code of 1986, as amended, or otherwise cause a tax to be imposed on a ‘‘prohibited transaction’’ by any REMIC trust; and (d) a certified copy of the Rite Aid lease affecting the substitute property certified by the related borrower as being true and correct and containing substantially the same terms as the Rite Aid lease with respect to the mortgaged real property (including, without limitation, a base rent no greater than market, which is supported by the appraisal provided in connection with the substitution of property) and the credit rating for the tenant or lease guarantor shall be no less than ‘‘BB+’’ by S&P and tenant and lease guarantor shall not be subject to a bankruptcy or insolvency action.

Terms and Conditions of the Underlying Mortgage Loans

Due Dates.    Subject, in some cases, to a next business day convention—

•	one hundred forty-four (144) of the mortgage loans that we intend to include in the trust, representing 99.2% of the Initial Mortgage Pool Balance, provide for scheduled payments of principal and/or interest to be due on the eleventh day of each month, and

•	one (1) of the mortgage loans that we intend to include in the trust, representing 0.8% of the Initial Mortgage Pool Balance, provide for scheduled payments of principal and/or interest to be due on the first day of each month.

Each mortgage loan that we intend to include in the trust provides for one or both of the following—

•	a grace period for the payment of each monthly debt service payment that does not go beyond the 11th day of the month or, if that 11th day is not a business day, then beyond the next business day, and/or

•	that either Default Interest will commence accruing or late payment charges will be due in the event that a monthly debt service payment has not been made as of the 11th day of the month or, if that 11th day is not a business day, then as of the next business day;

provided that, because the grace period with respect to certain underlying mortgage loans does not commence until a notice required under the related loan documents is delivered to the related borrower, if the master servicer fails to deliver the requisite notice for such an underlying mortgage loan in a timely manner in any given month, the grace period for that underlying mortgage loan could expire later than the 11th day (or the next business day) in that month. For example, some of the underlying mortgage loans, with respect to the related borrower’s first two failures to timely make constant monthly payments in any calendar year, Default Interest will not accrue until five days after notice from lender of such default.

Mortgage Rates; Calculations of Interest.    In general, each of the mortgage loans that we intend to include in the trust bears interest at a mortgage interest rate that, in the absence of default, is fixed until maturity. Notwithstanding the foregoing, with respect to the Bethany Maryland Portfolio Senior Component, the Bethany Houston Portfolio Mortgage Loan and the Bethany Austin Portfolio Mortgage Loan, collectively representing 8.0% of the Initial Mortgage Pool Balance and 34.9% of the Initial Loan Group 2 Balance, the mortgage interest rate of each such mortgage loan or loan component, as the case may be, increases to a specified rate that is higher than the current effective mortgage interest rate for each accrual period commencing approximately December 2008, as indicated in the footnotes to Annex A-1 to this prospectus supplement.

The current mortgage interest rate for each of the mortgage loans that we intend to include in the trust (or, in the case of the Bethany Maryland Portfolio Mortgage Loan, for the Senior Component thereof) is shown on Annex A-1 to this prospectus supplement. As of the cut-off date, those mortgage interest rates ranged from 5.2650% per annum to 6.6800% per annum, and the weighted average of those mortgage interest rates was 5.9401% per annum.

Except for any Bethany Maryland Portfolio Capitalized Interest Amounts in respect of the Bethany Maryland Portfolio Mortgage Loan, none of the mortgage loans that we intend to include in the trust provides for negative amortization or for the deferral of interest. See ‘‘—Significant Underlying Mortgage Loans —The Bethany Maryland Portfolio Mortgage Loan—The Mortgage Loan’’ in this prospectus supplement.

Balloon Loans.    One hundred forty-four (144) of the mortgage loans that we intend to include in the trust, representing 97.8% of the Initial Mortgage Pool Balance, of which 104 mortgage loans are in Loan Group 1, representing 97.1% of the Initial Loan Group 1 Balance, and 40 mortgage loans are in Loan Group 2, representing 100.0% of the Initial Loan Group 2 Balance, respectively, are Balloon Loans and are characterized by—

•	either (a) an amortization schedule that is significantly longer than the actual term of the mortgage loan and that may begin after the end of an initial interest-only period or (b) no amortization prior to stated maturity, and

•	a substantial balloon payment being due with respect to the mortgage loan on its stated maturity date.

Sixty six (66) of the Balloon Loans identified in the prior paragraph, representing 73.0% of the Initial Mortgage Pool Balance, of which 37 mortgage loans are in Loan Group 1, representing 68.0% of the Initial Loan Group 1 Balance, and 29 mortgage loans are in Loan Group 2, representing 89.9% of the Initial Loan Group 2 Balance, respectively, require payments of interest only to be due on each due date until the stated maturity date. Another 53 of the Balloon Loans identified in the prior paragraph, representing 18.7% of the Initial Mortgage Pool Balance, of which 45 mortgage loans are in Loan Group 1, representing 22.1% of the Initial Loan Group 1 Balance, and eight (8) mortgage loans are in Loan Group 2, representing 7.3% of the Initial Loan Group 2 Balance, respectively, require payments of interest only to be due until the expiration of a designated interest-only period that ends prior to the stated maturity date.

Fully Amortizing Mortgage Loans.    One (1) of the mortgage loans that we intend to include in the trust, representing 2.2% of the Initial Mortgage Pool Balance, both of which mortgage loans are in Loan Group 1, representing 2.9% of the Initial Loan Group 1 Balance, have a payment schedule that provides for the payment of the subject mortgage loan in full or substantially in full by its maturity date.

Amortization of Principal.    The table below shows, in months, the original and, as of the cut-off date, the remaining amortization schedules and terms to maturity for the mortgage loans that we expect to back the offered certificates or the specified sub-groups of those mortgage loans.

	Balloon Loans			All Mortgage Loans
	Mortgage Pool	Loan Group No. 1	Loan Group No. 2	Mortgage Pool	Loan Group No. 1	Loan Group No. 2
Original Term to Maturity (Mos.)
Maximum	180	180	120	180	180	120
Minimum	60	60	60	60	60	60
Weighted Average	107	113	87	107	113	87
Remaining Term to Maturity (Mos.)
Maximum	178	178	120	178	178	120
Minimum	56	56	57	56	56	57
Weighted Average	105	111	85	106	112	85
Original Amortization Term (Mos.)
Maximum	360	360	360	360	360	360
Minimum	240	240	360	119	119	360
Weighted Average	347	345	360	328	325	360
Remaining Amortization Term (Mos.)
Maximum	360	360	360	360	360	360
Minimum	239	239	357	117	117	357
Weighted Average	346	345	359	327	324	359

The calculation of original and remaining amortization terms in the foregoing table (i) does not take into account 66 mortgage loans that we intend to include in the trust, collectively representing 73.0% of the Initial Mortgage Pool Balance, of which 37 mortgage loans are in Loan Group 1, representing 68.0% of the Initial Loan Group 1 Balance, and 29 mortgage loans are in Loan Group 2, representing 89.9% of the Initial Loan Group 2 Balance, respectively, that each provides for payments of interest only until the related stated maturity date, and (ii) with respect to the Bethany Maryland Portfolio Mortgage Loan, takes into account both the Senior Component and the Junior Component. In addition, with respect to 53 other mortgage loans that we intend to include in the trust, representing 18.7% of the Initial Mortgage Pool Balance, of which 45 mortgage loans are in Loan Group 1, representing 22.1% of the Initial Loan Group 1 Balance, and eight (8) mortgage loans are in Loan Group 2, representing 7.3% of the Initial Loan Group 2 Balance, respectively, payments of interest only are made during a specified interest-only period following origination of that mortgage loan. The original and remaining amortization terms in the table above for the mortgage loans referred to in the prior sentence are, in each case, calculated assuming the amortization term commences as of the end of the interest-only period.

The following underlying mortgage loans permit additional amortization payments solely to the extent available from excess cash flow, as described below:

•	with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Village Club Apartments, the related borrower is required to make additional monthly amortization payments of $26,572.32, solely to the extent available from excess cash flow, on and after the payment date in February 2012;

•	with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Woodbridge Apartments, the related borrower is required to make additional monthly amortization payments of $11,670.28, solely to the extent available from excess cash flow, on and after the payment date in February 2012;

•	with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as AXA Building, the related borrower is required to make additional monthly amortization payments of $7,451.04, solely to the extent available from excess cash flow, on and after the payment date in February 2012; and

•	with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Kozy Kourt-Mobile Manor, the related borrower is required to make additional monthly amortization payments of $5,929.86, solely to the extent available from excess cash flow, on and after the payment date in February 2012.

The underlying mortgage loans identified in the preceding bullets are treated as interest-only mortgage loans for purposes of the foregoing table and therefore the calculation of original and remaining amortization terms in that table does not take those loans into account.

Some of the underlying mortgage loans will, in each case, provide for a recast of the amortization schedule and an adjustment of the scheduled debt service payments on the mortgage loan upon application of specified amounts of condemnation proceeds or insurance proceeds to pay the related unpaid principal balance.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.    All of the mortgage loans that we intend to include in the trust provide for one or more of the following:

•	a prepayment lock-out period, during which the principal balance of a mortgage loan may not be voluntarily prepaid in whole or in part;

•	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related mortgaged real property through defeasance;

•	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and

•	an open period, during which voluntarily prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying mortgage loans may occur under the circumstances described under ‘‘—Terms and

Conditions of the Underlying Mortgage Loans—Prepayment Provisions—Other Prepayment Provisions’’ below. The prepayment terms of each of the mortgage loans that we intend to include in the trust are more particularly described in Annex A-1 to this prospectus supplement.

The table below shows, with respect to all of the mortgage loans we intend to include in the trust, the prepayment provisions in effect as of the cut-off date, the number of mortgage loans with each specified prepayment provision string that are in the entire mortgage pool, Loan Group 1 and Loan Group 2, and the percentage represented thereby of the Initial Mortgage Pool Balance, the Initial Loan Group 1 Balance and the Initial Loan Group 2 Balance.

Prepayment Provisions as of the Cut-off Date

	Number of Loans
Prepayment Provisions	Mortgage Pool	Loan Group 1	Loan Group 2	% Initial Mortgage Pool Balance	% Initial Loan Group 1 Balance	% Initial Loan Group 2 Balance
L, D, O	80	50	30	66.9	63.7	77.6
L, D	36	31	5	11.3	11.4	10.9
L, D or YM(1), O	3	2	1	10.9	12.3	6.4
YM, D or YM, O(1)	16	16	0	7.0	9.1	0
L, YM1%, O	6	5	1	3.0	3.4	1.9
YM1%, O	1	0	1	0.5	0	2.3
L, YM1%	3	1	2	0.3	0.1	1.0

(1)	The prepayment consideration period identified as ‘‘D or YM’’ is, for the purposes of this prospectus supplement, treated as a yield maintenace period.

For the purposes of the foregoing table, the letter designations under the heading ‘‘Prepayment Provisions’’ have the following meanings, as further described in the first paragraph of this ‘‘—Prepayments Provisions’’ section—

•	‘‘L’’ means the mortgage loan provides for a prepayment lock-out period;

•	‘‘D’’ means the mortgage loan provides for a defeasance period;

•	‘‘YM’’ means the mortgage loan provides for a prepayment consideration period during which the mortgage loan is prepayable together with payment of a yield maintenance charge;

•	‘‘YM1%’’ means the mortgage loan provides for a prepayment consideration period during which the mortgage loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) 1% of the prepaid amount;

•	‘‘D or YM’’ means the mortgage loan provides for a period during which the borrower has the option to either defease the mortgage loan or prepay the mortgage loan together with payment of a yield maintenance charge; and

•	‘‘O’’ means the mortgage loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/ defeasance periods, as applicable, for the 128 underlying mortgage loans for which a prepayment lock-out period is currently in effect:

•	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the cut-off date is 142 months with respect to the entire mortgage pool, 142 months with respect to Loan Group 1 and 119 months with respect to Loan Group 2;

•	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the cut-off date is 23 months with respect to the entire mortgage pool, 23 months with respect to Loan Group 1 and 23 months with respect to Loan Group 2; and

•	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the cut-off date is 91 months with respect to the entire mortgage pool, 96 months with respect to Loan Group 1 and 76 months with respect to Loan Group 2.

Prepayment premiums and yield maintenance charges received on the underlying mortgage loans, whether in connection with voluntary or involuntary prepayments, will be allocated and paid to the holders of certain classes of the series 2007-C1 certificates, in the amounts and in accordance with the priorities described under ‘‘Description of the Offered Certificates— Payments—Payments of Prepayment Premiums and Yield Maintenance Charges’’ in this prospectus supplement. However, limitations may exist under applicable state law on the enforceability of the provisions of the underlying mortgage loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted mortgage loan in the trust, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor the underwriters make any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the mortgage loans included in the trust. See ‘‘Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges’’ and ‘‘Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments’’ in the accompanying base prospectus.

Open prepayment periods generally begin not more than 12 months prior to stated maturity. Notwithstanding the foregoing, with respect to underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as GTECH Office Campus – GTECH and GTECH Office Campus – Immunex, together representing 0.9% of the Initial Mortgaged Pool Balance and 1.2% of the Initial Loan Group 1 Balance, respectively, the related loan documents provide that the loans may be prepaid without any yield maintenance or other prepayment penalty during the last thirty-four months of the ten-year loan term of such mortgage loans.

Other Prepayment Provisions.    Generally, the mortgage loans that we intend to include in the trust provide that condemnation proceeds and insurance proceeds may be applied to reduce the mortgage loan’s principal balance, to the extent such funds will not be used to repair the improvements on the mortgaged real property or given to the related borrower, in many or all cases without prepayment consideration. In addition, some of the mortgage loans that we intend to include in the trust may also in certain cases permit, in connection with the lender’s application of insurance or condemnation proceeds to a partial prepayment of the related mortgage loan, the related borrower to prepay the entire remaining principal balance of the mortgage loan, in many or all cases without prepayment consideration. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph. With respect to certain mortgage loans, particularly those secured in whole or in part by a ground lease, single tenant mortgage loans and other mortgage loans which require that insurance and/or condemnation proceeds be used to repair or restore the mortgaged real property, such proceeds may be required to be used to restore the related mortgaged real property rather than to prepay that mortgage loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Defeasance Loans.    One hundred sixteen (116) of the mortgage loans that we intend to include in the trust, representing 78.2% of the Initial Mortgage Pool Balance, of which 81 mortgage loans are in Loan Group 1, representing 75.2% of the Initial Loan Group 1 Balance, and 35 mortgage loans are in Loan Group 2, representing 88.5% of the Initial Loan Group 2 Balance, respectively, permit the respective borrowers (subsequent to an initial prepayment lock-out period, which is currently in effect, and subject to the satisfaction of various conditions) to defease the subject mortgage loan in whole or, in some cases, in part, during a period that voluntary prepayments are prohibited, by pledging to the holder of the mortgage loan the requisite amount of Government Securities, and thereby obtain a release of the related mortgaged real property or, if applicable, one or more of the related mortgaged real properties. As to any such mortgage loan, the permitted defeasance period does not begin prior to the second anniversary of the Issue Date.

In general, the Government Securities that are to be delivered in connection with the defeasance of any underlying mortgage loan, must provide for a series of payments that:

•	will be made prior, but as closely as possible, to all successive due dates through and including the maturity date or, in some instances, the expiration of the prepayment lock-out period; and

•	will, in the case of each due date, be in a total amount equal to or greater than the scheduled debt service payment, including any applicable balloon payment, scheduled to be due or deemed due on that date, with any excess to be returned to the related borrower or a successor borrower.

Each group of cross-collateralized mortgage loans and each individual multi-property mortgage loan that allows for partial defeasance of the aggregate debt, and that we intend to include in the trust, provides that in the event of a defeasance of less than the entire aggregate debt, one or more of the related mortgaged real properties would be released and the cross-collateralization would terminate as to the released property or properties.

If fewer than all of the mortgaged real properties securing any particular multi-property mortgage loan or group of cross-collateralized mortgage loans are permitted by the related loan documents to be released in connection with any defeasance, then the borrower generally must deliver one of the following: (a) an amount sufficient to purchase government securities that provide payments equal to at least 100% to 125% of the scheduled principal and interest payments for the mortgage loan (or portion thereof) being defeased; or (b) an amount sufficient to purchase government securities that provide payments equal to the lesser of (i) 100% to 125% of the scheduled principal and interest payments for the mortgage loan (or portion thereof) being defeased and (ii) the total of all remaining scheduled payments on, as applicable, all of the subject cross-collateralized mortgage loans or the entire individual multi-property mortgage loan (assuming no defeasance has occurred), less all scheduled defeasance payments to be made under substitute notes delivered in connection with the defeasance.

In connection with any delivery of defeasance collateral, the related borrower will be required to deliver a security agreement granting the trust a first priority security interest in the collateral, together with an opinion of counsel confirming the first priority status of the security interest. Also, a borrower will generally be required to deliver a certification from an independent accounting firm to the effect that the defeasance collateral is sufficient to make all scheduled debt service payments under the related mortgage loan through maturity.

In general, the defeasance collateral will consist of U.S. Treasury securities. However, subject to obtaining ratings confirmations from the related rating agencies, some borrowers may be entitled to defease their respective mortgage loans with other types of obligations that constitute Government Securities.

Due-on-Sale and Due-on-Encumbrance Provisions.    All of the mortgage loans that we intend to include in the trust contain both a due-on-sale clause and a due-on-encumbrance clause. In general, except for the permitted transfers or encumbrances discussed below in this ‘‘—Due-on-Sale and Due-on-Encumbrance Provisions’’ subsection, these clauses either:

•	permit the holder of the related mortgage to accelerate the maturity of the mortgage loan if, without the consent of the holder of the mortgage, the borrower sells or otherwise transfers or encumbers the corresponding mortgaged real property, or

•	prohibit the borrower from transferring or encumbering the corresponding mortgaged real property without the consent of the holder of the mortgage.

See, however, ‘‘Risk Factors—The Investment Performance of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans; and Those Payments, Defaults and Losses May Be Highly Unpredictable—Delinquencies, Defaults and Losses on the Underlying Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates; and the Rate and Timing of Those Delinquencies and Defaults, and the Severity of Those Losses, Are Highly Unpredictable’’ and ‘‘—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses’’ and ‘‘Legal Aspects of Mortgage Loans—Due-on-Sale and Due-on-Encumbrance Provisions’’ in the accompanying base prospectus.

In addition, all of the mortgage loans that we intend to include in the trust permit one or more of the following types of transfers:

•	transfers of the corresponding mortgaged real property if specified conditions are satisfied, which conditions normally include one or both of the following—

1.	confirmation by each applicable rating agency that the transfer will not result in a qualification, downgrade or withdrawal of any of its then current ratings of the certificates, or

2.	the reasonable acceptability of the transferee to the lender;

•	a transfer of the corresponding mortgaged real property to a person that is affiliated with or otherwise related to the borrower or a principal of the borrower;

•	transfers by the borrower of the corresponding mortgaged real property to specified entities or types of entities;

•	issuance by the borrower of new partnership or membership interests;

•	changes in ownership between existing shareholders, partners or members, as applicable, of the related borrower;

•	a transfer of non-controlling ownership interests in the related borrower;

•	a transfer of controlling ownership interests in the related borrower to specified persons, entities or types of entities and/or subject to the satisfaction of certain gross asset tests or other conditions specified in the related mortgage loan documents;

•	transfers of interests in the related borrower for estate planning purposes or otherwise upon the death of a principal; or

•	other transfers similar in nature to the foregoing.

Mortgage Pool Characteristics

A detailed presentation of various characteristics of the mortgage loans that we intend to include in the trust, and of the corresponding mortgaged real properties, on an individual basis and in tabular format, is shown on Annex A-1, Annex A-2, Annex A-3, Annex A-4, Annex A-5, Annex A-6 and Annex B to this prospectus supplement. The statistics in the tables and schedules on Annex A-1, Annex A-2, Annex A-3, Annex A-4, Annex A-5, Annex A-6 and Annex B to this prospectus supplement were derived, in many cases, from information and operating statements furnished by or on behalf of the respective borrowers. The information and the operating statements were generally unaudited and have not been independently verified by us or the underwriters.

Significant Underlying Mortgage Loans

General.    Set forth below are summary discussions of the ten (10) largest underlying mortgage loans and/or groups of cross-collateralized underlying mortgage loans that we intend to include in the trust.

I. The State Street Building Mortgage Loan

Mortgage Loan Information
Cut-off Date Balance:	$362,000,000(1)
Loan per Square Foot:	$742(2)
% of Initial Mortgage Pool Balance:	9.7%
Loan Purpose:	Acquisition
Mortgage Interest Rate:	5.659% per annum
Interest Calculation:	Actual/360
First Payment Date:	February 11, 2007
Amortization Term:	Interest Only
Anticipated Repayment Date:	NAP (3)
Hyperamortization:	NAP(3)
Maturity Date:	January 11, 2017
Maturity Balance:	$362,000,000
Borrower:	Lincoln Street Property Owner, LLC
Sponsor:	The Fortis Property Group, LLC
Defeasance/Prepayment:	Defeasance permitted the earlier to occur of (x) the second anniversary of the last securitization involving any portion of the State Street Building Loan Combination and (y) the third anniversary of the Closing Date. Prepayment without penalty permitted three months prior to maturity date.
Up-Front Reserves:	Required Repair Reserve(4)
Ongoing Reserves:	Basic Carrying Costs Reserve (Tax and Insurance)(5)
Lockbox:	Hard(6)
Other Secured Debt:	$413,000,000 State Street Building Non-Trust Loans (1)

Mortgaged Property Information
Single Asset/Portfolio:	Single Asset
Property Type:	Class A Office
Location:	Boston, Massachusetts
Year Built:	2003
Year Renovated:	NAP(3)
Square Feet:	1,045,106(7)
Occupancy:	100%
Occupancy Date:	December 8, 2006
Ownership Interest:	Fee
Property Management:	Tenant-Managed
U/W NCF:	$51,025,884(8)
U/W NCF DSCR:	1.15x(8)(9)
Cut-off Date U/W NCF DSCR:	1.15x(8)(9)
Appraised Value:	$889,000,000
Appraisal As of Date:	November 20, 2006
Cut-off Date LTV Ratio:	87.2%(10)
Maturity LTV Ratio:	87.2%(10)

(1)	The State Street Building Mortgage Loan is part of the State Street Building Loan Combination that also includes the State Street Building Non-Trust Loans in the aggregate principal amount of $413,000,000.

(2)	Based on a loan amount comprised of the entire State Street Building Loan Combination of $775,000,000. The amount of $775,000,000 is comprised of three pari passu A notes. The Loan per Square Foot based on the $362,000,000 State Street Building Mortgage Loan is $346.

(3)	NAP means not applicable.

(4)	At origination, the State Street Building Borrower deposited $190,000 into an engineering escrow account to pay for required repairs at the State Street Building Mortgaged Property.

(5)	Following the occurrence and during the continuance of an event of default or if State Street Building Borrower fails to deliver proof that all insurance premiums for required insurance policies have been paid in full no later than 15 days prior to the due date for payment of such premiums or if State Street Building Borrower fails to deliver proof that all taxes and other impositions with respect to the State Street Building Mortgaged Property have been paid in full no later than 15 days prior to the date such impositions would be delinquent, then the State Street Building Borrower will make monthly deposits into a basic carrying costs reserve account in an amount equal to (i) one-twelfth of an amount which would be sufficient to pay the taxes and other impositions payable during the following 12 months and (ii) one-twelfth of an amount which would be sufficient to pay the insurance premiums due for the renewal of required insurance policies.

(6)	See ‘‘—Lockbox’’ below.

(7)	Square footage is inclusive of 20,108 square feet of storage space, for which there are no associated rental payments, nor is such space included in expense reimbursement calculations.

(8)	The U/W NCF and U/W NCF DSCR include rental payments for the parking garage calculated by averaging rental payments (based on annual increases of $400,000 through 2009 and assuming certain consumer pricing index increases thereafter) over the term of the leases.

(9)	The U/W NCF DSCR was calculated based on U/W NCF and interest-only payments based on a loan amount comprised of the entire State Street Building Loan Combination of $775,000,000.

(10)	The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based on the entire State Street Building Loan Combination of $775,000,000.

The Borrower and Sponsor.    The State Street Building Borrower is Lincoln Street Property Owner, LLC, a Delaware limited liability company, which is sponsored by The Fortis Property Group, LLC, the primary principals of which are Joel and Margaret Kestenbaum, Jonathan Landau and Terrence Storey. The Fortis Property Group, LLC has over 20 years of experience as a diversified real estate investment, operating and development company with approximately 3 million square feet of commercial properties and approximately 450 residential units in their portfolio.

The Mortgage Loan.    The State Street Building Mortgage Loan was originated on December 27, 2006 and has a cut-off date balance of $362,000,000. The State Street Building Mortgage Loan is one of three (3) mortgage loans, together referred to as the ‘‘State Street Building Loan Combination,’’ that are all secured by the State Street Building Mortgaged Property. The State Street Building Loan Combination is comprised of: (a) the State Street Building Mortgage Loan; and (b) the State Street Building Non-Trust Loans in the aggregate principal amount of $413,000,000, which will not be included in the trust, and which are, at all times, pari passu in right of payment with the State Street Building Mortgage Loan. All of the mortgage loans in the State Street Building Loan Combination are obligations of the State Street Building Borrower, are secured by the State Street Building Mortgaged Property and are cross-defaulted with each other. The respective rights of the holders of the State Street Building Mortgage Loan and the State Street Building Non-Trust Loans are governed by the State Street Building Co-Lender Agreement, which is described under ‘‘Loan Combinations—The State Street Building Mortgage Loan— Co-Lender Agreement’’.

The State Street Building Mortgage Loan (as well as each of the State Street Building Non-Trust Loans) is a ten year loan with a stated maturity date of January 11, 2017 which accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of 5.659% per annum. On the eleventh day of each month, but excluding the stated maturity date, the State Street Building Borrower is required to make interest-only payments on the State Street Building Mortgage Loan. The principal balance of the State Street Building Mortgage Loan, plus all accrued and unpaid interest thereon, will be due on the stated maturity date.

The State Street Building Borrower is prohibited from voluntarily prepaying the State Street Building Mortgage Loan, in whole or in part, on or prior to October 11, 2016. At any time subsequent to October 11, 2016, the State Street Building Borrower may prepay the State Street Building Mortgage Loan, in whole, but not in part, as of the last day of any interest accrual period, without payment of any prepayment consideration (except if the State Street Building Mortgage Loan is prepaid on a date other than a payment date, the State Street Building Borrower is required to pay interest through to the next payment date), provided that the State Street Building Borrower simultaneously prepays the State Street Building Non-Trust Loans.

The State Street Building Borrower may defease the State Street Building Loan Combination, in whole or in part, at any time after the earlier to occur of (x) the second anniversary of the last securitization involving any portion of the State Street Building Loan Combination and (y) the third anniversary of the origination of the State Street Building Loan Combination and prior to the calendar month immediately preceding the Maturity Date, as of the last day of an interest accrual period, and by doing so in full obtain the release of the State Street Building Mortgaged Property. A defeasance will be effected by the State Street Building Borrower pledging substitute collateral that consists of direct, non-callable government securities that produce payments which replicate the payment obligations of the State Street Building Borrower under the State Street Building Loan Combination and are sufficient to pay off the State Street Building Loan Combination in part or in its entirety, at the State Street Building Borrower’s election. The State Street Building Borrower’s right to defease any part or the entirety of State Street Building Loan Combination is subject to, among other things, the applicable rating agencies each confirming, in connection with the securitization of any mortgage loan comprising the State Street Building Loan Combination, that such defeasance would not result in a qualification, downgrade or withdrawal by such rating agency of the ratings then assigned to any class of certificates backed by such mortgage loan.

The Mortgaged Property.    The State Street Building Mortgage Loan is secured by a first mortgage lien on the fee simple interest of the State Street Building Borrower in the State Street Building Mortgaged Property.

The State Street Building Mortgaged Property is a 36-story Class A office building located in Boston, Massachusetts, with approximately 1,045,106 square feet of net rentable area, which includes 20,108 square feet of storage space for which there are no associated rental payments, nor is such space included in expense reimbursement calculations. The State Street Building Mortgaged Property also includes a 900 space, five level underground parking garage. The building was built in 2003 and serves as State Street Corporation’s corporate headquarters.

The building is 100% leased by SSB Realty, LLC (‘‘SSB’’), under an office lease and a garage lease. Under such leasing arrangement, SSB also acts as the day-to-day property manager of the State Street Building Mortgaged Property. Both the

office lease and the garage lease with SSB have terms that expire on September 30, 2023. The amount of annual fixed rent under the office lease is approximately $63,888,125 throughout the initial 20-year term. The annual fixed rent for the calendar year 2007 under the garage lease is $4,000,000. The annual fixed rent under the garage lease increases to $4,400,000 in 2008 and $4,800,000 in 2009, with annual consumer price index adjustments thereafter. SSB has the right to extend the term of both leases for two (2) additional terms of ten (10) years each. Pursuant to the terms of the office lease, SSB has a right of first offer to purchase the State Street Building Mortgaged Property or the entity owning such property. SSB waived its right of first offer in connection with the State Street Building Borrower’s acquisition of the State Street Building Mortgaged Property, which acquisition was funded in part by the State Street Building Loan Combination. The obligations of SSB under both the office lease and the garage lease are guaranteed by State Street Corporation, which is rated AA– by S&P and AA– by Fitch.

SSB subleases the 14th floor and floors 16 through 20 to Kirkpatrick & Lockhart Nicholson Graham LLP, a law firm. In the fifth lease year, the sub-tenant has the right to lease all or any part of the 15th floor for the remainder of its lease term at rental rates pursuant to the sublease. Following the 10th lease year anniversary, Kirkpatrick & Lockhart Nicholson Graham LLP may terminate its sublease at any time on a full floor basis with payment of a fee. Additionally, SSB subleases 933 square feet of retail space to Liberty Travel, Inc., 560 square feet of retail space to Martin’s News Shops of Boston, Inc. and 1,070 square feet and 12 parking spaces to Select Car Rental, LLC.

Lockbox.    The State Street Building Borrower is required to cause all gross income from the State Street Building Mortgaged Property to be deposited into a lockbox account under the control of the lender. Upon the occurrence of an event of default under the loan agreement, the funds in the lockbox account will be disbursed as follows: (i) tax amounts and insurance amounts to the basic carrying costs tax and insurance account; (ii) monthly debt service, default interest and other amounts due under the State Street Building Loan Combination to the debt service account; (iii) the required replacement installment amount to the recurring replacement account; and (iv) the reletting reserve monthly installment to the reletting account.

Terrorism Coverage.    During any period that TRIA is in effect, if ‘‘acts of terrorism’’ or other similar acts or events are excluded from the State Street Building Borrower’s comprehensive all risk insurance policy (including business interruption, rent loss or similar insurance coverage), the State Street Building Borrower is required to obtain an endorsement to such policy, or a separate policy insuring against all ‘‘certified acts of terrorism’’ as defined by TRIA and ‘‘fire following’’, each in an amount equal to 100% of the actual replacement value (exclusive of the premises, footings and foundations) with a waiver of depreciation. During any period that TRIA is not in effect, if ‘‘acts of terrorism’’ or other similar acts or events or ‘‘fire following’’ are excluded from the State Street Building Borrower’s comprehensive all risk insurance policy or business interruption insurance coverage, the State Street Building Borrower is required to obtain an endorsement to such policy, or a separate policy insuring against all such excluded acts or events, to the extent such policy or endorsement is available in an amount determined by lender but in no event greater than the total insurable value plus the required business interruption coverage amount; provided, however, the State Street Building Borrower will not be required to pay annual premiums in excess of three times the premium in effect as of the origination of the State Street Building Mortgage Loan for the required (i) comprehensive all risk insurance coverage, (ii) general liability insurance coverage and (iii) business interruption insurance coverage.

II. The 1745 Broadway Mortgage Loan

Mortgage Loan Information
Cut-off Date Balance:	$340,000,000
Loan per Square Foot:	$534
% of Initial Mortgage Pool Balance:	9.2%
Shadow Rating (S&P/Fitch):	NAP(1)
Loan Purpose:	Acquisition
Mortgage Interest Rate:	5.680% per annum
Interest Calculation:	Actual/360
First Payment Date:	February 11, 2007
Amortization Term:	Interest Only
Anticipated Repayment Date:	NAP(1)
Hyperamortization:	NAP(1)
Maturity Date:	January 11, 2017
Maturity Balance:	$340,000,000
Borrower:	1745 Broadway Associates LLC
Sponsor:	The Witkoff Group LLC
Defeasance/Prepayment:	Defeasance permitted two years after Issue Date. Prepayment without penalty permitted three months prior to maturity date.
Up-Front Reserves:	NAP(1)
Ongoing Reserves:	Tax and Insurance Reserve(2)
Lockbox:	Hard(3)
Other Secured Debt:	NAP(1)

Mortgaged Property Information
Single Asset/Portfolio:	Single Asset
Property Type:	Office(4)
Location:	New York, New York
Year Built:	2003
Year Renovated:	NAP(1)
Square Feet:	636,598(5)
Occupancy:	100.0%
Occupancy Date:	January 1, 2007
Ownership Interest:	Leasehold
Property Management:	Self Managed(6)
U/W NCF:	$22,877,703(7)
U/W NCF DSCR:	1.17x(8)
Cut-off Date U/W NCF DSCR:	1.17x(8)
Appraised Value:	$525,000,000
Appraisal As of Date:	January 1, 2007
Cut-off Date LTV Ratio:	64.8%
Maturity LTV Ratio:	64.8%

(1)	NAP means not applicable.

(2)	The 1745 Broadway Borrower is required to make monthly deposits into a tax and insurance reserve account in an amount equal to one-twelfth of an amount which would be sufficient to pay the taxes payable, or estimated by the lender to be payable, during the following 12 months and one-twelfth of an amount which would be sufficient to pay the insurance premiums due relating to the renewal of insurance policies. Notwithstanding the foregoing, these deposits into the tax and insurance reserve account are not required so long as the Random House lease is in effect and the tenant is directly making payments of taxes and insurance.

(3)	See ‘‘—Lockbox’’ below.

(4)	Office condominium unit within a Class A building known as the 1745 Broadway Building that also includes a retail condominium component and a residential condominium component which are not part of the 1745 Broadway Mortgaged Property.

(5)	Reflects the square footage of the office condominium unit comprising the 1745 Broadway Mortgaged Property. In addition, collateral consists of a 92.5% share of the common elements of the commercial condominium portion of the 1745 Broadway Building. See ‘‘—The Mortgaged Property’’ below.

(6)	The tenant, Random House, Inc., self-manages its space.

(7)	Reflects in-place U/W NCF. U/W NCF is projected to be $28,096,652 based on assumed remeasurement of the square footage of the 1745 Broadway Mortgaged Property by an additional 37,124 square feet and the related additional rent at estimated market rents upon expiration of the Random House lease in 2018 and certain other lease-up assumptions.

(8)	Based on in-place U/W NCF and calculated based on the annual interest-only payments. The U/W DSCR based on the projected U/W NCF of $28,096,652 (described in footnote (7) above) is 1.43x.

Major Tenant Information
Tenant(1)	Approximate Square Feet	% Total Square Feet	% Total Base Revenues	Rent PSF(2)	Ratings(3)	Lease Expiration Date
Random House, Inc.	636,598	100.0%	100.0%	$32.19(4)	BBB+/BBB+	6/30/2018(5)
Total	636,598	100.0%	100.0%

(1)	Tenant’s lease is guaranteed by parent company Bertelsmann AG and its subsidiary Bertelsmann, Inc.

(2)	Reflects in-place net base rent.

(3)	Credit ratings are those by S&P and Fitch, respectively, and reflect the ratings of the parent company and lease guarantor Bertelsmann AG.

(4)	Net base rent under long term net lease. Tenant responsible for additional charges including taxes, ground rent and condominium charges.

(5)	The lease provides for 2, 10-year renewal options at 95% of fair market value.

The Borrower and Sponsor.    The 1745 Broadway Borrower is 1745 Broadway Associates LLC, a Delaware limited liability company, which is ultimately controlled by The Witkoff Group LLC. The Witkoff Group LLC is a fully integrated real estate investment firm that owns a diverse portfolio of real estate in select U.S. markets. The Witkoff Group LLC reports that it specializes in identifying and acquiring undervalued properties in key central business district locations as well as assets with strong repositioning potential in newly emerging markets. The Witkoff Group LLC portfolio includes a number of office buildings in Manhattan, such as The Woolworth Building, 866 Third Avenue, 33 Maiden Lane, Ten Hanover Square, and 220 East 42nd Street. Affiliates of two of the mortgage loan sellers are indirect equity holders of the 1745 Broadway Borrower. However, another equity owner has proposed to acquire or arrange for the acquisition from those mortgage loan sellers of their indirect interests in the 1745 Broadway Borrower.

The Mortgage Loan.    The 1745 Broadway Mortgage Loan was originated on December 22, 2006 and has a cut-off date balance of $340,000,000. The 1745 Broadway Mortgage Loan is a ten-year loan with a stated maturity date of January 11, 2017. The 1745 Broadway Mortgage Loan accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of 5.680% per annum. On the eleventh day of each month through but excluding the stated maturity date, the 1745 Broadway Borrower is required to make payments of interest only on the 1745 Broadway Mortgage Loan. The principal balance of the 1745 Broadway Mortgage Loan, plus all accrued and unpaid interest thereon, will be due on the stated maturity date.

The 1745 Broadway Borrower is prohibited from voluntarily prepaying the 1745 Broadway Mortgage Loan, in whole or in part, prior to October 11, 2016. From and after October 11, 2016, the 1745 Broadway Borrower may prepay the 1745 Broadway Mortgage Loan, in whole or in part, without payment of any prepayment consideration.

The 1745 Broadway Borrower may defease the 1745 Broadway Mortgage Loan in whole only at any time after the expiration of two years following the Issue Date, and by doing so obtain the release of the 1745 Broadway Mortgaged Property. A defeasance will be effected by the 1745 Broadway Borrower’s pledging substitute collateral that consists of direct non-callable obligations of the United States of America or other obligations which are ‘‘government securities’’ as defined in Treasury Regulations Section 1.860G-2(a)(8)(i), as amended, that produce payments which replicate the payment obligations of the 1745 Broadway Borrower under the 1745 Broadway Mortgage Loan and are sufficient to pay off the 1745 Broadway Mortgage Loan in its entirety on the stated maturity date. The 1745 Broadway Borrower’s right to defease the entire 1745 Broadway Mortgage Loan is subject to, among other things, the applicable rating agencies each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2007-C1 certificates by such rating agency.

The Mortgaged Property.    The 1745 Broadway Mortgage Loan is secured by (i) a first priority mortgage lien (securing $220,000,000 of the total loan amount), and (ii) a second priority lien (securing the remaining $120,000,000 of the total loan amount), on the 1745 Broadway Borrower’s leasehold interest in the 1745 Broadway Mortgaged Property, which consists of an office condominium unit with 636,598 square feet of net rentable area located in the 1745 Broadway Building, a building that was completed in 2003. The 1745 Broadway Mortgaged Property also consists of a 92.5 % ownership interest in common elements of the commercial condominium portion of the 1745 Broadway Building. The 1745 Broadway Building, located between West 55th and West 56th Street on Broadway in Midtown Manhattan, is comprised of three condominium components: (i) the office condominium unit comprised principally of 636,598 square feet of office space on floors 2-25 (which office condominium unit and its related 92.5% interest in the common elements of the commercial condomium elements constitutes the 1745 Broadway Mortgaged Property), (ii) a retail condominium unit with ground floor retail space, a two-level parking garage and storage space, and (iii) 108 residential condominium units on floors 27-50. The commercial retail condominium unit and the residential condominium units are not part of the collateral for the 1745 Broadway Mortgage Loan. Since its completion in 2003, the 1745 Broadway Mortgaged Property has been 100% occupied by Random House, Inc. (‘‘Random House’’) pursuant to a long-term net lease that expires June 30, 2018. Headquartered at 1745 Broadway, Random House reports that it is the world’s largest English-language general trade book publisher.

See ‘‘Risk Factors—The Mortgage Pool Will Include Leasehold Mortgage Loans and Lending on a Leasehold Interest in Real Property is Riskier Than Lending on the Fee Interest in That Property’’ and ‘‘—Risks Associated with Condominium Ownership’’ above in this prospectus supplement.

Lockbox.    The 1745 Broadway Borrower is required to cause all tenants to deposit rents directly into a lockbox account. All funds in the lockbox account will be swept daily by the lockbox bank into the cash management account. Provided no event of default on the 1745 Broadway Mortgage Loan shall have occurred and be continuing, the cash management bank will apply the funds in the cash management account in the following order of priority: first, to monthly escrow payments of taxes and insurance premiums, second, to debt service payments, third, to pay the lender for any other amounts due under the loan documents and fourth, the balance, if any, to the 1745 Broadway Borrower. All funds on deposit in the cash management account following the occurrence and continuance of an event of default may be applied by lender in such priority as lender shall determine in its sole discretion.

The Random House Lease.    Pursuant to a lease agreement dated as of June 30, 2003 (the ‘‘Random House Lease’’), Random House leases 100% of the 1745 Broadway Mortgaged Property from the 1745 Broadway Borrower. The Random House Lease is for an initial 15-year term expiring on June 30, 2018. Random House has the right to extend the Random House Lease for two, 10 year terms, each at 95% of the then fair market rent. Pursuant to the Random House Lease, Random House pays a monthly net base rent with contractual escalations during the term of the lease, and is responsible for additional charges relating to the 1745 Broadway Mortgaged Property including payment of real estate taxes, ground rent and condominium charges. Random House has no termination rights under the Random House Lease other than in connection with a casualty or condemnation. The Random House Lease is guaranteed by parent company Bertelsmann AG (which is rated BBB+/BBB+ by S&P and Fitch, respectively) and affiliated entity Bertelsmann, Inc.

First Right of Refusal.    Random House has a first right of refusal during the initial term of the Random House Lease and during the option terms (if exercised) with respect to the entire 1745 Broadway Mortgaged Property. If the 1745 Broadway Borrower desires to sell the 1745 Broadway Mortgaged Property, whether in an asset transaction or, in substance, as a transfer of ownership interests, directly or indirectly, pertaining to same, the 1745 Broadway Borrower shall give Random House notice offering to sell the 1745 Broadway Mortgaged Property to Random House at the purchase price and on the terms and conditions contained in a contract of sale delivered with the notice. Within 15 days after such notice from the 1745 Broadway Borrower to Random House, Random House shall elect, by notice to the 1745 Broadway Borrower, to either (i) purchase the 1745 Broadway Mortgaged Property on the terms contained in the contract or (ii) refuse to purchase the 1745 Broadway Mortgaged Property. If the 1745 Broadway Borrower does not consummate the proposed transfer to the 3rd party purchaser in accordance with the aforementioned within 6 months after the date of Random House’s refusal or deemed refusal to purchase, and if a sale of the 1745 Broadway Mortgaged Property is desired by the 1745 Broadway Borrower after such period, Borrower must again offer the 1745 Broadway Mortgaged Property to Random House. If the 1745 Broadway Borrower desires to consummate a transaction in which the purchase price is not substantially the same as the offered price given in the prior notice to Random House, the 1745 Broadway Borrower shall, prior to such consummation of such transaction, give Random House the option to elect to purchase or refuse to purchase. Pursuant to Section 44.03(a) of the Random House Lease, Random House’s right of first refusal shall not apply to the transfer of the 1745 Broadway Mortgaged Property at a foreclosure sale or by transfer or assignment in lieu of foreclosure (but shall survive such foreclosure or transfer or assignment).

Terrorism Coverage.    The 1745 Broadway Borrower is required, in accordance with the related loan documents, to maintain terrorism insurance, subject to a cap on the annual premium of $1,000,000.

Leasehold.    The 1745 Broadway Mortgaged Property is a leasehold interest pursuant to that certain agreement of lease dated as of December 14, 1999 between AMSI Investors, Sheila Engel and 1741 Broadway Associates LP, collectively as lessor, and Bertelsmann 56th Street Commercial, LLC, as lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (the ‘‘1745 Broadway Ground Lease’’). The term of the 1745 Broadway Ground Lease will expire on March 31, 2098. The 1745 Broadway Ground Lease provides for ten, 5-year renewal options at fair market value, but no less than 85% of the ground rent last in effect. The 1745 Broadway Ground Lease provides for contractual escalations of the annual ground rent payments during the term of the lease. The ground rent payment for year 2007 is $2,135,947. The 1745 Broadway Borrower is responsible for 100% of the ground rent payments.

Condominium.    The 1745 Broadway Mortgaged Property’s leasehold interest is in a commercial condominium within the 1745 Broadway Building comprised of the office condominium unit and the retail condominium unit pursuant to a certain Declaration of The Random House Condominium dated June 14, 2002.

III. Westfield San Francisco Emporium Mortgage Loan

Mortgage Loan Information
Cut-off Date Balance:	$300,000,000(1)
Loan per Square Foot:	$310(2)
% of Initial Mortgage Pool Balance:	8.1%
Shadow Rating (S&P/Fitch):	BBB−/ BBB+
Loan Purpose:	Refinance
Mortgage Interest Rate:	6.046% per annum(3)
Interest Calculation:	Actual/360
First Payment Date:	February 11, 2007
Amortization Term:	Interest Only
Anticipated Repayment Date:	NAP(4)
Hyperamortization:	NAP(4)
Maturity Date:	January 11, 2017
Maturity Balance:	$300,000,000
Borrower:	Emporium Mall LLC
Sponsor:	Westfield America Limited Partnership and Forest City Enterprises, Inc.
Defeasance/Prepayment:	Defeasance permitted beginning two years after securitization. Prepayment with penalty permitted beginning two years after Issue Date. Prepayment without penalty permitted six months prior to scheduled maturity date.
Up-Front Reserves:	NAP(4)
Ongoing Reserves:	Tax and Insurance Reserve(5) Replacement and Rollover Reserve(6)
Lockbox:	Hard(7)
Other Secured Debt:	$135,000,000 Subordinate Non-Trust Loan(1)

Mortgaged Property Information
Single Asset/Portfolio:	Single Asset
Property Type:	Regional Mall
Location:	San Francisco, CA
Year Built:	Early 1900’s; 2006
Year Renovated:	NAP(4)
Gross Square Feet:	966,442(8)
Collateral Square Feet:	609,200(8)
Overall Occupancy:	98.1%(9)
In-Line Occupancy:	98.0%(9)
Occupancy Date:	November 21, 2006
Ownership Interest:	Fee
Property Management:	Westfield, LLC, an affiliate of the Borrower
In-Line Sales PSF:	NAP(10)
In-Line Cost of Occupancy:	NAP(10)
U/W NCF:	$30,120,744(11)
U/W NCF DSCR:	1.64x(12)
Cut-off Date U/W NCF DSCR:	1.64x(12)
Appraised Value:	$622,000,000(13)
Appraisal As of Date:	October 27, 2006
Cut-off Date LTV Ratio:	48.2%(14)
Maturity LTV Ratio:	48.2%(14)

(1)	The Westfield San Francisco Emporium Mortgage Loan is part of the Westfield San Francisco Emporium Loan Combination that also includes the Westfield San Francisco Emporium Non-Trust Loans in the aggregate cut-off date principal amount of $135,000,000 (represented by the Westfield San Francisco Emporium Note B-1 Non-Trust Loan and the Westfield San Francisco Emporium Note B-2 Non-Trust Loan).

(2)	Based solely on a loan amount comprised of the Westfield San Franscisco Emporium Mortgage Loan and gross square feet of the entire mall including any anchor or in-line tenant space not part of the collateral.

(3)	The weighted average mortgage interest rate for the Westfield San Francisco Emporium Non-Trust Loans is 5.80433%.

(4)	NAP means not applicable.

(5)	Upon an event of default, the Westfield San Francisco Emporium Borrower is required to make monthly deposits into a tax and insurance reserve account in an amount equal to 105% of one-twelfth of the estimated annual real estate taxes and an amount equal to one-twelfth of the estimated annual insurance premiums payable during the following twelve months with respect to the Westfield San Francisco Emporium Mortgaged Property. In lieu of making monthly deposits, guarantor may provide one or more letters of credit for the amount that would have been held in the reserve for the next twelve (12) month period had Westfield San Francisco Emporium Borrower been making the required monthly deposits.

(6)	Upon an event of default, the Westfield San Francisco Emporium Borrower is required to make monthly deposits into a replacement and rollover reserve account in the amount of one-twelfth of the product of $1.20 and the gross rentable square feet of the in-line tenant space at the Westfield San Francisco Emporium Mortgaged Property of 315,291 square feet as provided in the related loan documents. In lieu of making monthly deposits, guarantor may provide one of more letters of credit for the amount that would have been held in the reserve for the next twelve (12) month period had Westfield San Francisco Emporium Borrower been making the required monthly deposits.

(7)	See ‘‘—Lockbox’’ below.

(8)	Gross square feet reflects total square feet including any anchor or in-line tenant space not part of the collateral. Collateral square feet comprising the Westfield San Francisco Emporium Mortgaged Property consists of 609,200 square feet comprised of 363,101 square feet of retail space, which includes a 52,636 square foot 9-screen cinema, and 246,099 square feet of office space.

(9)	Overall occupancy and in-line occupancy reflect square footage leased including leases out-for-signature and certain other lease-up assumptions. Excluding out-for-signature leases and certain other lease-up assumptions, overall occupancy is 91.9% and in-line occupancy is 91.6%.

(10)	Not applicable due to the Westfield San Francisco Emporium Mortgaged Property opening in September 2006.

(11)	Reflects in-place U/W NCF. Projected U/W NCF is projected to be $33,234,246 based on assumed execution of leases out-for-signature and lease-up of vacant office space to 95% occupancy and certain other lease-up assumptions.

(12)	Based on in-place U/W NCF and calculated based on the annual interest only payments for the Westfield San Francisco Emporium Mortgage Loan only. The U/W DSCR based on in-place U/W NCF for the entire Westfield San Francisco Emporium Loan Combination is 1.14x. The U/W DSCR based on the projected U/W NCF of $33,234,246 (described in footnote (11) above) is 1.81x for the Westfield San Francisco Emporium Mortgage Loan only. The U/W NCF DSCR based on that projected U/W NCF for the entire Westfield San Francisco Emporium Loan Combination is 1.26x.

(13)	Aggregate of as-is appraised value of $550,000,000 for the retail portion and $72,000,000 for the office portion of the Westfield San Francisco Emporium Mortgaged Property. The stabilized value for the office portion as of February 1, 2008 is $90,000,000 resulting in an aggregate stabilized value of $640,000,000.

(14)	The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based solely on the Westfield San Francisco Emporium Mortgage Loan and do not take into account the Westfield San Francisco Emporium Non-Trust Loans. The Cut-off Date LTV Ratio and the Maturity LTV Ratio of the entire Westfield San Francisco Emporium Loan Combination are both 69.9%. The Cut-off Date LTV of the Westfield San Francisco Emporium Mortgage Loan based on the stabilized appraised value (described in footnote (13) above), without regard to the Westfield San Francisco Emporium Non-Trust Loans, is 46.9%. The Cut-Off Date LTV of the entire Westfield San Francisco Emporium Loan Combination based on that stabilized appraised value is 68.0%.

Major Retail and In-Line Tenant Information
Tenant(1)	Approximate Square Feet	% Total Square Feet(2)	% Total Base Revenues(3)	Rent PSF(4)	Ratings(5)	Lease Expiration Date
Bloomingdale’s(6)	352,416	36.5%	0.3%	$0.25	BBB/BBB+	10/29/2021
Century Theaters	52,636	5.4	4.0	$24.00	B/NR	9/30/2016
Bristol Farms	28,780	3.0	3.1	$33.33	BB−/BB−	1/31/2017
Borders.	20,000	2.1	2.7	$42.00	NR	1/31/2017
H&M.	14,479	1.5	2.2	$47.50	NR	1/31/2017
Ruehl.	11,087	1.1	2.5	$70.00	NR	1/31/2017
Adidas	11,049	1.1	2.3	$65.00	NR	1/31/2022
Total	490,447	50.7%	17.1%

(1)	The seven major retail and in-line tenants are ranked by approximate square feet of the retail portion of the Westfield San Francisco Emporium Mortgaged Property.

(2)	The percentages of total square feet are based on the entire Westfield San Francisco Emporium aggregating 966,442 square feet, comprised of 720,343 square feet of retail space and 246,099 square feet of office space at the Westfield San Francisco Emporium Mortgaged Property.

(3)	The percentages of total base revenues are based on in-place underwritten base rental revenues for the entire Westfield San Francisco Emporium Mortgaged Property.

(4)	Reflects in-place base rent.

(5)	Credit ratings are those by S&P and Fitch, respectively, and may reflect the parent company rating (even though the parent company may have no obligations under the related lease) if the tenant company is not rated. NR means not rated.

(6)	Bloomingdale’s owns its store which is not part of the collateral.

Major Office Tenant Information
Tenant(1)	Approximate Square Feet	% Total Square Feet(2)	% Total Base Revenues (3)	Rent PSF (4)	Ratings(5)	Lease Expiration Date
San Francisco State University	107,125	11.1%	10.5%	$30.50	NR	12/31/2021
Microsoft.	76,614	7.9	7.6	$33.00	NR	12/31/2014(6)
Burke Williams Spa	15,841	1.6	2.2	$43.00	NR	1/31/2022
Total	199,580	20.7%	20.2%

(1)	The three major office tenants are ranked by approximate square feet of the office portion of the Westfield San Francisco Emporium Mortgaged Property.

(2)	The percentages of total square feet are based on the entire Westfield San Francisco Emporium aggregating 966,442 square feet comprised of 720,343 square feet of retail space and 246,099 square feet of office space at the Westfield San Francisco Emporium Mortgaged Property.

(3)	The percentages of total base revenues are based on in-place underwritten base rental revenues for the entire Westfield San Francisco Emporium Mortgaged Property.

(4)	Reflects in-place base rent.

(5)	Credit ratings are by S&P and Fitch, respectively, and may reflect parent company rating (even though the parent company may have no obligations under the related lease) if tenant company is not rated. NR means not rated.

(6)	The lease for 5,000 square feet of the 76,614 square feet is out for signature.

Lease Expiration Information
Year	Approximate Expiring Square Feet	As % of Total Square Feet(1)	Cumulative % of Total Square Feet(1)	Approximate Expiring Base Revenues(2)	As % of Total Base Revenues(2)	Cumulative % of Total Base Revenues(2)
2007	0	0.0%	0.0%	$0	0.0%	0.0%
2008	0	0.0	0.0%	0	0.0	0.0%
2009	0	0.0	0.0%	0	0.0	0.0%
2010	465	0.0	0.0%	244,999	0.8	0.8%
2011	100	0.0	0.1%	65,000	0.2	1.0%
2012(3)	52,699	5.5	5.5%	1,429,532	4.6	5.6%
2013(4)	250	0.0	5.5%	70,000	0.2	5.8%
2014(5)	76,614	7.9	13.5%	2,363,262	7.6	13.3%
2015	588	0.1	13.5%	86,201	0.3	13.6%
2016	86,040	8.9	22.4%	4,676,622	15.0	28.6%
2017 and beyond(6) (7)	731,137	75.7	98.1%	22,329,226	71.4	100.0%
Vacant	18,549	1.9	100.0%	0	—	100.0%
Total	966,442	100.0%		$31,264,842	100.0%

(1)	The percentages of total square feet are based on the total square feet of the Westfield San Francisco Emporium Mortgaged Property.

(2)	Based on in-place underwritten base rental revenues of the Westfield San Francisco Emporium Mortgaged Property.

(3)	Includes 34,191 square feet of currently vacant office space which is assumed to be leased for a term of five years commencing in July 2007 and expiring in July 2012.

(4)	Includes a lease for 150 square feet which is out for signature but not yet executed.

(5)	Includes a lease for 5,000 square feet which is out for signature but not yet executed.

(6)	Includes leases for 14,863 square feet which is out for signature but not yet executed.

(7)	Includes Bloomingdale’s (352,416 square feet) and Global Gourmet (4,826 square feet) which are not part of the collateral.

The Borrower and Sponsor.    The Westfield San Francisco Emporium Borrower is Emporium Mall LLC, a Delaware limited liability company, that is 100% indirectly owned and controlled by Westfield America Limited Partnership, a subsidiary of the Westfield Group, and Forest City Enterprises, Inc. The Westfield Group is the largest retail property group in the world by equity market capitalization and the sixth largest entity listed on the Australian Stock Exchange. Operating on a global platform, the Westfield Group is an internally managed shopping centre group, undertaking ownership, development, design, construction, funds and asset management, property management, leasing and marketing employing in excess of 4,400 staff worldwide. The Westfield Group reports that it has interests in an investment portfolio of 121 shopping centres valued in excess of $44.2 billion located in Australia, the United States, New Zealand and the United Kingdom. Forest City Enterprises, Inc. is a publicly traded national real estate company listed on the New York Stock Exchange under the symbol FCEA. Headquartered in Cleveland, Ohio, Forest City Enterpreises, Inc. reports that it is is principally engaged in the ownership, development and management of commercial and residential real estate throughout the United States.

The Mortgage Loan.    The Westfield San Francisco Emporium Mortgage Loan is part of the Westfield San Francisco Emporium Loan Combination which is comprised of (i) the Westfield San Francisco Emporium Mortgage Loan and (ii) the Westfield San Francisco Emporium Non-Trust Loans in the aggregate principal amount of $135,000,000 (represented by the Westfield San Francisco Emporium Note B-1 Non-Trust Loan and the Westfield San Francisco Emporium Note B-2 Non-Trust Loan). All of the mortgage loans which comprise the Westfield San Francisco Emporium Loan Combination are secured by the Westfield San Francisco Emporium Mortgaged Property. The Westfield San Francisco Emporium Non-Trust Loans, which will not be included in the trust, are, subsequent to an event of default on the Westfield San Francisco Emporium Loan Combination, subordinate in right of payment to the Westfield San Francisco Emporium Mortgage Loan (with the Westfield San Francisco Emporium Non-Trust Loans being pari passu in right of payment with each other). All of the mortgage loans in the Westfield San Francisco Emporium Loan Combination are obligations of the Westfield San Francisco Emporium Borrower and are cross-defaulted with each other. The respective rights of the holders of the Westfield

San Francisco Emporium Mortgage Loan and the Westfield San Francisco Emporium Non-Trust Loans will be governed by the Westfield San Francisco Emporium Co-Lender Agreement. See ‘‘Loan Combinations — The Westfield San Francisco Emporium Loan Combination.’’

The Westfield San Francisco Emporium Mortgage Loan was originated on December 28, 2006 and has a cut-off date principal balance of $300,000,000. The Westfield San Francisco Emporium Mortgage Loan is a ten-year loan with a stated maturity date of January 11, 2017. The Westfield San Francisco Emporium Mortgage Loan accrues interest on an Actual/360 Basis at a fixed interest rate, in the absence of default, of 6.046% per annum. The Westfield San Francisco Emporium Non-Trust Loans accrue interest on an Actual/360 Basis at a weighted average fixed interest rate, in the absence of default, of 5.80433% per annum. On the eleventh day of each month to but not including the stated maturity date, the Westfield San Francisco Emporium Borrower is required to make interest-only payments on the Westfield San Francisco Emporium Loan Combination. The principal balance of the Westfield San Francisco Emporium Loan Combination, plus all accrued and unpaid interest thereon, is due and payable on the stated maturity date.

The Westfield San Francisco Emporium Borrower is prohibited from voluntarily prepaying the Westfield San Francisco Emporium Mortgage Loan, in whole or in part, prior to July 11, 2016. From and after July 11, 2016, the Westfield San Francisco Emporium Borrower may prepay the Westfield San Francisco Emporium Mortgage Loan, in whole only, without payment of any prepayment fee or penalty. The Westfield San Francisco Emporium Borrower may prepay the Westfield San Francisco Emporium Mortgage Loan, in whole only, on any date following the second anniversary of the Issue Date, provided such prepayment is accompanied by the yield maintenance premium.

The Westfield San Francisco Emporium Borrower may defease the Westfield San Francisco Emporium Mortgage Loan, on any date following the second anniversary of the Issue Date, and by doing so obtain the release of the Westfield San Francisco Emporium Mortgaged Property. A defeasance will be effected by the Westfield San Francisco Emporium Borrower’s pledging substitute collateral that consists of direct non-callable obligations of the United States of America that produce payments which replicate the payment obligations of the Westfield San Francisco Emporium Borrower under the Westfield San Francisco Emporium Mortgage Loan and are sufficient to pay off the Westfield San Francisco Emporium Mortgage Loan in its entirety on the stated maturity date. The Westfield San Francisco Emporium Borrower’s right to defease the entire Westfield San Francisco Emporium Mortgage Loan is subject to, among other things, the applicable rating agencies each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2007-C1 certificates by such rating agency and is further conditioned on the Westfield San Francisco Emporium Non-Trust Mortgage Loan being simultaneously prepaid in whole.

The Mortgaged Property.    The Westfield San Francisco Mortgage Loan is secured by a first priority mortgage lien on the fee simple interests in the Westfield San Francisco Emporium Mortgaged Property, a Class A retail property situated on Market and Fifth Streets in San Francisco, California. The Westfield San Francisco Emporium Mortgaged Property is the newly developed portion of the 1,454,974 square foot Westfield San Francisco Centre, an existing mall anchored by a five-level 312,000 square foot Nordstrom department store which is not part of the loan collateral.

The Westfield San Francisco Emporium Mortgaged Property consists of a fully renovated landmark building dating back to the early 1900s known as the Emporium and upon completion of a major renovation, restoration and expansion opened in September 2006. The Westfield San Francisco Emporium Mortgaged Property contains an aggregate of 966,442 square feet of space comprised of 720,343 square feet of retail and entertainment space anchored by a 352,416 square foot five-level flagship Bloomingdale’s, a 9-screen stadium seating Century Theaters cinema, a supermarket known as Bristol Farms, a food court, and a 246,099 square foot Class A office space. Bloomingdale’s owns its store which is not part of the collateral. The 363,101 square feet of retail space, including a cinema, is leased to multiple tenants including Bristol Farms leasing 28,780 square feet (3.0% of total space) through January 31, 2017, Borders leasing 20,000 square feet (2.1% of the total space) through January 31, 2017, and H&M leasing 14,479 square feet (1.5% of the total space) through January 31, 2017. The office component consists of 246,099 square feet. Office tenants include San Francisco State Univeristy leasing 107,125 square feet (11.1% of the total space) through December 31, 2021, Microsoft leasing 76,614 square feet (7.9% of the total space) through December 31, 2014, and Burke Williams Spa leasing 15,841 square feet (1.6% of the total space) through January 31, 2022. As of November 21, 2006, in-line occupancy at the Westfield San Francisco Emporium Mortgaged Property was 98.0% and overall occupancy, based on square footage leased including leases out-for-signature, was 98.1%.

Lockbox.     The Westfield San Francisco Emporium Borrower is required to cause all tenants to deposit rents directly into a lockbox account held by Bank of America, N.A. Provided no event of default occurs, all funds deposited into the lockbox account will be released daily to the Westfield San Francisco Emporium Borrower. During the occurrence and continuance of an event of default, all funds deposited into the lockbox account will be swept daily into a cash management account held by Wachovia Bank, National Association and the funds will applied in the following order of priority: first, to monthly escrow payments of taxes and insurance premiums, second, to Wachovia Bank, National Association for cash management fees, third, to debt service payment, fourth, to the Westfield San Francisco Emporium Borrower for approved operating expenses, fifth, to monthly escrow payments of replacement and rollover reserve, and lastly, the excess to lender to apply funds to any obligations in any such order of priority as lender determines in its sole discretion.

Terrorism Coverage.    The Westfield San Francisco Emporium Borrower is required to maintain coverage for acts of terrorism but is not required to maintain coverage in excess of the coverage available for an annual premium of $300,000.

Guaranty of Payment.    In order to cover the difference, as determined at the time of closing, between the underwritten net cash flow and the stabilized underwritten net cash flow of the Westfield San Francisco Emporium Mortgaged Property, the Westfield San Francisco Emporium Borrower was required to post a cash flow letter of credit in the amount of $15,803,651 and Westfield America Limited Partnership provided a cash flow guaranty in the amount of $15,803,651. As new leases are entered into, which new leases (a) have a term of not less than four (4) years (except with respect to specialty leases and kiosk leases providing for rental income in excess of the current projected specialty leasing and kiosk income in the amount of $1,849,722 per annum as reflected in the 2007 operating budget, which specialty or kiosk leases shall have a term of not less than one (1) year) and (b) provide for the obligation to commence paying the base within one hundred eighty (180) days of the date of the related new lease, upon written request for reduction, the amount of the cash flow letter of credit and cash flow guaranty will be reduced on a pro rata basis in an amount corresponding to the increased, underwritten net cash flow generated by the new leases calculated in accordance with the lender’s underwriting methodology.

Guaranty of Tenant Obligations.    At closing, Westfield America Limited Partnership provided a guaranty for the payment and performance of the Westfield San Francisco Emporium Borrower’s obligations to fund tenant improvement allowances, in the amount of up to $27,671,534.

IV. The International Square Mortgage Loan

Mortgage Loan Information
Cut-off Date Balance:	$270,000,000
Loan per Square Foot:	$263
% of Initial Mortgage Pool Balance:	7.3%
Shadow Rating (S&P/Fitch):	BBB−/BBB−
Loan Purpose:	Acquisition
Mortgage Interest Rate:	6.372% per annum
Interest Calculation:	Actual/360
First Payment Date:	February 11, 2007
Amortization Term:	Interest Only
Anticipated Repayment Date:	NAP(1)
Hyperamortization:	NAP(1)
Maturity Date:	January 11, 2017
Maturity Balance:	$270,000,000
Borrower:	International Square, L.P.
Sponsor:	Tishman Speyer Real Estate Venture VI, L.P. and an affiliate of Lehman Brothers
Defeasance/Prepayment:	Defeasance permitted two years after Issue Date. Prepayment without penalty permitted six months prior to maturity date.
Up-Front Reserves:	Unfunded Tenant Obligations Reserve(2) Suite 400 Reserve(3) Leasing Reserve(4)
Ongoing Reserves:	Tax and Insurance Reserve(5) Replacement Reserve(6)
Lockbox:	Hard(7)
Other Secured Debt:	$103,438,715 Aggregate Mezzanine Debt(8)

Mortgaged Property Information
Single Asset/Portfolio:	Single Asset
Property Type:	Office
Location:	Washington, D.C.
Year Built:	1977, 1979, 1982
Year Renovated:	2007
Square Feet:	1,027,338
Occupancy:	86.3%
Occupancy Date:	August 31, 2006
Ownership Interest:	Fee
Property Management:	Tishman Speyer Properties, L.P., an affiliate of the borrower
U/W NCF:	$26,684,203(9)
U/W NCF DSCR:	1.53x(10)
Cut-off Date U/W NCF DSCR:	1.53x(10)
Appraised Value:	$668,000,000
Appraisal As of Date:	October 1, 2006
Cut-off Date LTV Ratio:	40.4%
Maturity LTV Ratio:	40.4%

(1)	NAP means not applicable.

(2)	At closing, the International Square Borrower deposited $3,378,556 into an unfunded tenant obligations reserve account to pay for the costs of tenant allowances, tenant improvements and leasing commissions.

(3)	At closing, the International Square Borrower deposited $3,403,375 into the Suite 400 reserve account for rent payments attributable to certain vacated space. On the payment date occurring in February 2007, lender will transfer $184,111 from the Suite 400 reserve account to the lockbox account and on each monthly payment date from and after March 2007 up to and including January 11, 2009, lender will transfer $139,968 from the Suite 400 reserve account to the lockbox account.

(4)	At closing, the International Square Borrower deposited $1,200,000 into a leasing reserve account to pay for tenant improvements and allowances, leasing commissions and other related costs of leasing. In addition, all lease termination payments in excess of $500,000 shall be deposited into the leasing reserve account.

(5)	The International Square Borrower is required to make monthly deposits into a tax and insurance reserve account in an amount equal to one-twelfth of an amount which would be sufficient to pay the taxes payable, or estimated by the lender to be payable, during the following 12 months and one-twelfth of an amount which would be sufficient to pay the insurance premiums due relating to the renewal of insurance policies. Notwithstanding the foregoing, so long as the International Square Borrower provides evidence of a blanket insurance policy covering the International Square Mortgaged Property, as approved by the lender, the monthly insurance escrow payments will not be required.

(6)	The International Square Borrower is required to make monthly deposits into a replacement reserve account in the amount of $14,442, provided however, replacement reserves are not required so long as funds are available under credit facility of affiliated entity.

(7)	See ‘‘—Lockbox’’ below.

(8)	Represents mezzanine loans in the aggregate principal amount, as of the cut-off date, of $103,438,715. See ‘‘—Mezzanine Financing’’ below.

(9)	Reflects in-place U/W NCF. U/W NCF is projected to be $34,029,167 based on assumed mark-to-market rent adjustments applied to below-market tenant leases, projected increase of building square footage by approximately 127,988 square feet upon building remeasurement and certain other lease-up assumptions.

(10)	Based on in-place U/W NCF and calculated based on the annual interest-only payments. The U/W DSCR based on the projected U/W NCF of $34,029,167 (described in footnote (9) above) is 1.95x.

Major Tenant Information
Tenant(1)	Approximate Square Feet	% Total Square Feet	% Total Base Revenues(2)	Rent PSF(3)	Ratings(4)	Lease Expiration Date
Dickstein Shapiro Morin & Oshi	393,325	38.3%	41.8%	$41.01	NR	6/30/2021
Merrill Lynch, Pierce, Fenner	73,859	7.2	7.8	$40.68	AA−/AA−	12/31/2008
Smith Group Midatlantic, Inc.	51,878	5.0	4.6	$34.13	NR	6/30/2012(5)
Milbank, Tweed, Hadley & McCloy	47,084	4.6	5.3	$43.34	NR	8/31/2012
Robins, Kaplan, Miller & Cires	41,626	4.1	4.5	$42.75	NR	1/31/2022
Total	607,772	59.2%	64.0%

(1)	Ranked by approximate square feet.

(2)	The percentages of total base revenues are based on in-place underwritten base rental revenues.

(3)	Reflects in-place base rent.

(4)	Credit ratings are by S&P and Fitch, respectively, and may reflect the rating of the parent company even though the parent company may have no obligations under the related lease. NR means not rated.

(5)	Smith Group Midatlantic, Inc’s. lease expiration includes 50,990 square feet expiring June 30, 2012 and 888 square feet leased on at month-to-month basis.

Lease Expiration Information
Year	Approximate Expiring Square Feet	As % of Total Square Feet	Cumulative % of Total Square Feet	Approximate Expiring Base Revenues(1)	As % of Total Base Revenues(1)	Cumulative % of Total Base Revenues(1)
2007(2)	35,919	3.5%	3.5%	$1,401,198	3.6%	3.6%
2008(3)	93,624	9.1	12.6%	6,417,306	16.4	19.9%
2009	75,147	7.3	19.9%	2,995,661	7.6	27.6%
2010	23,171	2.3	22.2%	1,084,861	2.8	30.4%
2011(3)	35,957	3.5	25.7%	1,558,448	4.0	34.3%
2012	103,758	10.1	35.8%	4,412,713	11.3	45.6%
2013	35,053	3.4	39.2%	1,402,715	3.6	49.2%
2014	21,614	2.1	41.3%	857,884	2.2	51.4%
2015	2,614	0.3	41.5%	119,474	0.3	51.7%
2016	22,843	2.2	43.8%	1,017,494	2.6	54.3%
2017 and beyond	436,643	42.5	86.3%	17,934,416	45.7	100.0%
Vacant(4)	140,995	13.7	100.0%	0	—
Total	1,027,338	100.0%		$39,202,170	100.0%

(1)	Based on in-place underwritten base rental revenues.

(2)	Includes any month-to-month tenants.

(3)	Includes base revenues attributable to vacated space formerly leased by CarrAmerica Realty Corporation (further described in footnote (4) below).

(4)	Includes 67,713 square feet vacated by CarrAmerica Realty Corporation, however, a reserve in the amount of $3,403,375 has been established for rent payments on this space through and including January 11, 2009.

The Borrower and Sponsor.    The International Square Borrower is International Square, L.P., a Delaware limited partnership, which is sponsored by Tishman Speyer Real Estate Venture VI, L.P., an investment fund of Tishman Speyer. Tishman Speyer was founded in 1978 by Robert Tishman. Tishman Speyer operates from its headquarters in Manhattan and from seventeen other offices worldwide including offices in Frankfurt, Berlin, London, Paris, Madrid, Bangalore, Sao Paulo and Sydney, as well as eight other offices in the United States. Since its formation, Tishman Speyer has developed or acquired a portfolio of over 77 million square feet of constructed area valued at over $24 billion. In addition to well known developments of high rise office buildings in major urban locations, Tishman Speyer also creates mixed-use, retail, residential and entertainment centers, as well as mid and low-rise office buildings. An affiliate of the mortgage loan seller is an indirect equity holder in the International Square Borrower.

The Mortgage Loan.    The International Square Mortgage Loan was originated on December 27, 2006 and has a cut-off date balance of $270,000,000. The International Square Mortgage Loan is a ten-year loan with a stated maturity date of January 11, 2017. The International Square Mortgage Loan accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of 6.372% per annum. On the eleventh day of each month through but excluding the stated maturity date, the International Square Borrower is required to make interest-only payments on the International Square Mortgage Loan. The principal balance of the International Square Mortgage Loan, plus all accrued and unpaid interest thereon, will be due on the stated maturity date.

The International Square Borrower is prohibited from voluntarily prepaying the International Square Mortgage Loan, in whole or in part, prior to July 11, 2016. From and after July 11, 2016, the International Square Borrower may prepay the International Square Mortgage Loan, in whole but not in part, without payment of any prepayment consideration, provided that each mezzanine borrower, under its respective International Square Mezzanine Loan (as defined under ‘‘—Intercreditor Agreement’’ below) simultaneously prepays the related International Square Mezzanine Loan by a dollar amount which bears the same relation to the principal amount of the subject International Square Mezzanine Loan outstanding immediately prior to such prepayment as the amount of the International Square Mortgage Loan prepaid bears to the principal amount of the International Square Mortgage Loan outstanding immediately prior to such prepayment.

The International Square Borrower may defease the International Square Mortgage Loan in whole only at any time after the expiration of two years following the Issue Date, and by doing so obtain the release of the International Square Mortgaged Property. A defeasance will be effected by the International Square Borrower’s pledging substitute collateral that consists of direct non-callable obligations of the United States of America or other obligations which are ‘‘government securities’’ within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 that produce payments which replicate the payment obligations of the International Square Borrower under the International Square Mortgage Loan and are sufficient to pay off the International Square Mortgage Loan in its entirety on July 11, 2016. The International Square Borrower’s right to defease the entire International Square Mortgage Loan is subject to, among other things, the applicable rating agencies each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2007-C1 certificates by such rating agency. As a condition to the defeasance of the entire International Square Mortgage Loan, the borrower under each International Square Mezzanine Loan must simultaneously prepay its related International Square Mezzanine Loan.

The Mortgaged Property.    The International Square Mortgage Loan is secured by a first mortgage lien on the fee simple interest of the International Square Borrower in the International Square Mortgaged Property, a Class A office complex comprised of three 12-story office buildings located in Wasington, D.C. Built in 1977, 1979 and 1982, and renovated in 2007, the International Square Mortgaged Property contains 1,027,338 square feet of net rentable area. The International Square Mortgaged Property is leased to a diverse mix of tenants including, Dickstein Shapiro Morin & Oshi with 393,325 square feet (38.3% of total space), Merrill Lynch, Pierce, Fenner (which is rated AA−/AA− by S&P and Fitch, respectively) with 73,859 square feet (7.2% of total space), Smith Group Midatlantic, Inc. with 51,878 square feet (5.0% of total space), Millbank, Tweed, Hadley & McCloy with 47,084 square feet (4.6% of total space) and Robins, Kaplan, Miller & Cires with 41,626 square feet (4.1% of total space). As of August 31, 2006, based on square footage leased, occupancy at the International Square Mortgaged Property was 86.3%. Based on historical financial information provided by the International Square Borrower, the net operating income for the International Square Mortgaged Property was $24,683,028 for fiscal year 2005, and $15,946,070 for the interim period January 2006 through July 2006.

Lockbox.    The International Square Borrower is required to deposit (or cause to be deposited) all rents and other income from the International Square Property into a segregated lockbox account controlled by, and pledged to, lender. All funds on deposit in such lockbox account are required to be allocated on each business day as follows: (a) to the tax account in the amount of the monthly deposit for taxes; (b) to the insurance premium account in the amount of the monthly deposit for insurance premiums if any are required; (c) to the debt service account in the amount of monthly payment of the debt service; (d) to the replacement reserve account in the amount of the monthly replacement reserve deposit; (e) to the lockbox bank in the amount of any outstanding fees and expenses of such bank; (f) to the debt service account in the amount of funds sufficient to pay any interest accruing at the default rate and late payment charges; (g) provided no event of default exists, to the holder of the International Square Mezzanine A Loan (as defined below) in an amount equal to the monthly debt service due under the International Square Mezzanine A Loan; (h) provided no event of default exists and no event of default exists under the International Square Mezzanine A Loan, to the holder of the International Square Mezzanine B Loan (as defined below) in an amount equal to the monthly debt service due under the International Square Mezzanine B Loan; (i) provided no event of default exists, upon the occurrence of an event of default under the International Square Mezzanine A Loan or the International Square Mezzanine B Loan or the failure of a debt service coverage ratio test under the International Square Mezzanine A Loan or the International Square Mezzanine B Loan, to the operating expense account in an amount equal to budgeted monthly operating expenses and any extraordinary operating expenses approved by mortgage lender for disbursement to the International Square Borrower; and (j) provided no event of default exists, all sums on deposit in the lockbox account after the foregoing deposits under clauses (a) through (i) above shall be disbursed (A), to the holder of the International Square Mezzanine A Loan if the mortgage lender has received notice that an event of default exists under the International Square Mezzanine A Loan, (B) provided mortgage lender has not received notice that an event of default exists under the International Square Mezzanine A Loan, to the holder of the International Square Mezzanine B

Loan if the mortgage lender has received notice that an event of default exists under the International Square Mezzanine B Loan or (C) to the International Square Borrower if the mortgage lender has not received notice that an event of default exists under the International Square Mezzanine A Loan or the International Square Mezzanine B Loan.

Terrorism Coverage.    The International Square Borrower is required to maintain insurance against terrorism, terrorist acts or similar acts of sabotage, but excluding acts of war with coverage amounts of not less than an amount equal to the full insurable value of the International Square Property (the ‘‘Terrorism Insurance Required Amount’’) and the business interruption/rent loss insurance required under the International Square Loan Documents may not contain an exclusion from coverage under such policy for loss incurred as a result of an act of terrorism (but may contain an exclusion for acts of war). Notwithstanding the foregoing sentence, the International Square Borrower is not obligated to expend more than (i) $121,110 if the International Square Property is controlled by certain individuals affiliated with Tishman Speyer and the International Square Borrower maintains the insurance for the International Square Mortgaged Property under a blanket policy maintained by the property manager or an entity controlled by one or more designated individuals affiliated with Tishman Speyer or (ii) $201,850 if either (A) the International Square Mortgaged Property is not controlled by certain individuals affiliated with Tishman Speyer or (B) the insurance for the International Square Mortgaged Property is maintained under a stand alone policy, in any fiscal year on insurance premiums for terrorism insurance, as adjusted to reflect any increase during the preceding year in the consumer price index (the ‘‘Terrorism Insurance Cap’’) and if the cost of the Terrorism Insurance Required Amount exceeds the Terrorism Insurance Cap, the International Square Borrower shall purchase the maximum amount of terrorism insurance obtainable for a premium equal in amount to the Terrorism Insurance Cap. For so long as the terrorism insurance is part of the International Square Borrower’s all risk insurance, such terrorism insurance shall be subject to a limit of not less than $500,000,000 per occurrence. If such terrorism insurance is maintained under a stand alone policy, the amount of terrorism insurance limits shall be not less than the greater of (x) the outstanding principal balance of the Loan or (y) the replacement cost of the International Square Mortgaged Property, subject to the Terrorism Insurance Cap.

Mezzanine Financing.

International Square Mezzanine Loans.    The ‘‘International Square Mezzanine A Loan’’ was made on December 27, 2006 by an affiliate of the related mortgage loan seller and has a cut-off date principal balance of $68,438,715. The ‘‘International Square Mezzanine B Loan’’ was made on December 27, 2006 by City and County of San Francisco Employees’ Retirement System and has a cut-off date principal balance of $35,000,000. The International Square Mezzanine A Loan accrues interest at a fixed rate per annum and matures on January 11, 2017. The International Square Mezzanine A Loan and the International Square Mezzanine B Loan are together referred to as the ‘‘International Square Mezzanine Loans.’’ The International Square Mezzanine A Loan is secured by the pledge by the International Square Mezzanine A Loan borrower of 100% of the equity interests in (a) the International Square Borrower and (b) the general partner of the International Square Borrower. The International Square Mezzanine B Loan accrues interest at a fixed rate per annum and matures on January 11, 2017. The International Square Mezzanine B Loan is secured by the pledge by the International Square Mezzanine B Loan borrower of 100% of the equity interests in (a) the International Square Mezzanine A Loan borrower and (b) the general partner of the International Square Mezzanine A Loan borrower.

The International Square Mezzanine Loan borrowers are each prohibited from voluntarily prepaying their respective International Square Mezzanine Loans, in whole or in part, prior to the expiration of two years following the Issue Date. From and after the expiration of two years following the Issue Date, the International Square Mezzanine Loan borrowers may prepay their respective International Square Mezzanine Loans in whole, but not in part, provided (a) if such prepayment occurs prior to July 11, 2016, the applicable International Square Mezzanine Loan borrower must pay a prepayment premium in an amount equal to the greater of (x) one percent (1%) of the principal balance of the applicable International Square Mezzanine Loan being prepaid and (y) a yield maintenance treasury make whole premium based on the corresponding Treasury yield for the remaining scheduled interest payments required under the applicable International Square Mezzanine Loan and (b) the other International Square Mezzanine Loan borrower simultaneously prepays the other International Square Mezzanine Loan in whole. From and after July 11, 2016, the International Square Mezzanine Loan borrowers may prepay their respective International Square Mezzanine Loan in whole or in part without payment of any prepayment consideration, provided (a) the International Square Borrower simultaneously prepays the International Square Mortgage Loan by a dollar amount which bears the same relation to the principal amount of the International Square Mortgage Loan outstanding immediately prior to such prepayment as the amount of the applicable International Square Mezzanine Loan being prepaid bears to the principal amount of such International Square Mezzanine Loan outstanding immediately prior to such prepayment and (b) the other International Square Mezzanine Loan borrower simultaneously prepays the other International Square Mezzanine Loan by a dollar amount which bears the same relation to the principal amount of such International Square Mezzanine Loan outstanding immediately prior to such prepayment as the amount of the International

Square Mezzanine Loan being prepaid bears to the principal amount of such International Square Mezzanine Loan outstanding immediately prior to such prepayment.

Mezzanine Intercreditor Agreements.    The mortgage lender has entered into certain intercreditor agreements (collectively, the ‘‘Intercreditor Agreements’’) with the lenders under the International Square Mezzanine A Loan and the International Square Mezzanine B Loan and with the administrative agent (the ‘‘Credit Facility Agent’’) for the Credit Facility Lenders (as defined under ‘‘—Credit Facility’’ below), that set forth the relative priorities between the International Square Mortgage Loan, the International Square Mezzanine A Loan, the International Square Mezzanine B Loan and the Credit Facility Loans (as defined under ‘‘—Credit Facility’’ below). The Intercreditor Agreements provide that, among other things:

•	Each of the International Square Mezzanine A Loan, the International Square Mezzanine B Loan and the Credit Facility Loans are generally subordinate to the International Square Mortgage Loan in right of payment; provided, however, that so long as no event of default has occurred and is continuing with respect to the International Square Mortgage Loan, subject to the terms of the Intercreditor Agreements, the International Square Mezzanine A Loan lender, International Square Mezzanine B Loan lender and Credit Facility Agent may accept payments due and payable from time to time under the loan documents evidencing or securing the International Square Mezzanine A Loan, International Square Mezzanine B Loan and Credit Facility Loans, as applicable, and prepayments of the International Square Mezzanine A Loan, International Square Mezzanine B Loan and Credit Facility Loans, as applicable, made in accordance with loan documents evidencing or securing the International Square Mezzanine A Loan, International Square Mezzanine B Loan or Credit Facility Loans, as applicable.

•	Pursuant to the terms of the Intercreditor Agreements the International Square Mezzanine A Loan lender, International Square Mezzanine B Loan lender and Credit Facility Agent may not exercise any rights it may have under the International Square Mezzanine A Loan, International Square Mezzanine B Loan or Credit Facility Loan documents, as applicable, with respect to a foreclosure or other realization upon the collateral for the International Square Mezzanine A Loan, International Square Mezzanine B Loan or Credit Facility Loans, as applicable, without obtaining confirmation from the applicable rating agencies that such realization will not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such rating agency to any of the series 2007-C1 certificates then outstanding unless (i) the transferee of title to such collateral meets certain standards set forth in the Intercreditor Agreements, (ii) the International Square Mortgaged Property is managed by a manager meeting certain standards set forth in the Intercreditor Agreements and (iii) a cash management system meeting the requirements of the Intercreditor Agreements is in place.

•	Upon an ‘‘event of default’’ under the International Square Mezzanine A Loan or the International Square Mezzanine B Loan, the International Square Mezzanine A Loan lender or the International Square Mezzanine B Loan lender, as applicable, will have the right, subject to the terms of the Intercreditor Agreements, to select a replacement manager for the International Square Mortgaged Property. The Intercreditor Agreements do not provide for the replacement of the manager for the International Square Mortgaged Property by the Credit Facility Agent.

•	Each of the International Square Mezzanine A Loan lender, International Square Mezzanine B Loan lender and Credit Facility Agent has the right to receive notice of any event of default under the International Square Mortgage Loan and the right to cure any monetary default within a period ending 10 business days after the later of receipt of such notice or the expiration of the International Square Borrower’s cure periods under the International Square Mortgage Loan documents; provided that none of the International Square Mezzanine A Loan lender, International Square Mezzanine B Loan lender or Credit Facility Agent will have the right to cure with respect to monthly scheduled debt service payments for a period of more than six consecutive months unless the International Square Mezzanine A Loan lender, International Square Mezzanine B Loan lender or Credit Facility Agent undertaking such cure, as applicable, has commenced and is continuing to diligently pursue its rights against the collateral for the International Square Mezzanine A Loan, International Square Mezzanine B Loan or Credit Facility Loans, as applicable. In addition, if the default is of a non-monetary nature, each of the International Square Mezzanine A Loan lender, International Square Mezzanine B Loan lender and Credit Facility Agent will have the same amount of time as International Square Borrower’s cure period to cure such non-monetary default plus 10 business days; provided, that, if such non-monetary default is susceptible of cure but cannot reasonably be cured within that period (or is not susceptible of cure without foreclosure on the collateral for the International Square Mezzanine A Loan,

International Square Mezzanine B Loan or Credit Facility Loans, as applicable) then, subject to certain conditions, the International Square Mezzanine A Loan lender, International Square Mezzanine B Loan lender or Credit Facility Agent that is undertaking such cure, as applicable, will be given an additional period of time as is reasonably necessary in the exercise of due diligence to cure such non-monetary default or to pursue such foreclosure.

•	If the International Square Mortgage Loan has been accelerated, or any proceeding to foreclose or otherwise enforce the mortgage or other security for the International Square Mortgage Loan has been commenced, or if the International Square Mortgage Loan is a ‘‘specially serviced mortgage loan,’’ then, subject to the terms of the Intercreditor Agreement, the International Square Mezzanine A Loan lender, International Square Mezzanine B Loan lender and Credit Facility Agent will each have the right to purchase the International Square Mortgage Loan in whole for a price equal to the outstanding principal balance thereof, together with all accrued interest and other amounts due thereon (including, without limitation, any advances and post-petition interest, but excluding any liquidated damages, prepayment premiums or fees, late charges or default interest), any protective advances made by the mortgagee and any interest on any advances.

•	The loan documents evidencing and securing the International Square Mezzanine A Loan and the International Square Mezzanine B Loan generally may be modified without the mortgage lender’s consent, except that certain provisions may not be modified without the mortgage lender’s consent, including, without limitation, a material increase in any monetary obligations of the International Square Mezzanine A Loan borrowers or the International Square Mezzanine B Loan borrowers, as applicable. Notwithstanding the foregoing, upon the occurrence of an event of default under the loan documents evidencing or securing the International Square Mezzanine A Loan or the International Square Mezzanine B Loan, as applicable, the International Square Mezzanine A Loan lender or the International Square Mezzanine B Loan lender, as applicable, will be permitted, subject to the satisfaction of certain conditions, to amend or modify the International Square Mezzanine A Loan and the International Square Mezzanine B Loan, as applicable, in connection with a work-out or other surrender, compromise, release, renewal or modification of the International Square Mezzanine A Loan or the International Square Mezzanine B Loan, as applicable.

Credit Facility.    Pursuant to the terms of that certain credit agreement, dated as of December 27, 2006 (the ‘‘Credit Facility Agreement’’) among certain indirect owners of the International Square Borrower and of other borrowers affiliated with the International Square Borrower (collectively, the ‘‘Credit Facility Borrowers’’), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the ‘‘Credit Facility Lenders’’) and an affiliate of the related mortgage loan seller, as administrative agent for the Credit Facility Lenders and others, the Credit Facility Lenders have made available to the Credit Facility Borrowers a term loan in the principal amount of $370,000,000 with incremental term loans in a maximum aggregate principal amount of $200,000,000 and revolving credit loans, letters of credit and swing line loans in the maximum principal amount of $200,000,000 (collectively, the ‘‘Credit Facility Loans’’).

The Credit Facility Loans are secured by, among other things, pledges made by certain of the Credit Facility Borrowers and certain of their subsidiaries of equity interests in various affiliates of the International Square Borrower. Such pledges include pledges of 100% of the equity interests in the International Square Mezzanine B Loan borrower and its general partner. The balance of the equity interests securing the Credit Facility Loans relate to the owners of other properties owned by affiliates of the International Square Borrower (one of which is the Tishman Speyer DC Portfolio I Borrower). A default by any Credit Facility Borrower will constitute a default under the Credit Facility Loans and a default by the owners of such other properties owned by affiliates of the International Square Borrower under any mortgage loan encumbering such other properties owned by the affiliates of the International Square Borrower will constitute a default under the Credit Facility Loans.

V. The Tishman Speyer DC Portfolio I Mortgage Loan

Mortgage Loan Information
Cut-off Date Balance:	$217,000,000
Loan per Square Foot:	$231
% of Initial Mortgage Pool Balance:	5.8%
Shadow Rating (S&P/Fitch):	BBB−/BBB−
Loan Purpose:	Acquisition
Mortgage Interest Rate:	6.435% per annum
Interest Calculation:	Actual/360
First Payment Date:	February 11, 2007
Amortization Term:	Interest Only
Anticipated Repayment Date:	NAP(1)
Hyperamortization:	NAP(1)
Maturity Date:	January 11, 2014
Maturity Balance:	$217,000,000
Borrowers:	Commonwealth Tower, L.P., 700 14th Street, L.P., TransPotomac V Plaza, L.P. and 1201 F Street, L.P.
Sponsor:	Tishman Speyer Real Estate Venture VI, L.P. and an affiliate of Lehman Brothers
Defeasance/Prepayment:	Defeasance permitted two years after Issue Date. Prepayment without penalty permitted, six months prior to maturity date.
Up-Front Reserves:	Unfunded Tenant Obligations Reserve(2)
Leasing Reserve(3)
Ongoing Reserves:	Tax and Insurance Reserve(4)
Replacement Reserve(5)
Lockbox:	Hard(6)
Other Secured Debt:	$88,534,465 Aggregate Mezzanine Debt(7)

Mortgaged Property Information
Single Asset/Portfolio:	Portfolio
Property Type:	Office
Location:	Various(8)
Year Built:	1917, 1971, 1982, 2000
Year Renovated:	1989, 1995
Square Feet:	940,079(9)
Occupancy:	84.1%(10)
Occupancy Date:	August 31, 2006
Ownership Interest:	Fee
Property Management:	Tishman Speyer Properties, L.P., an affiliate of the borrower
UW NCF:	$22,634,862(11)
U/W NCF DSCR:	1.60x(12)
Cut-off Date U/W NCF DSCR:	1.60x(12)
Appraised Value:	$560,000,000(13)
Appraisal As of Date:	October 1, 2006
Cut-off Date LTV Ratio:	38.8%
Maturity LTV Ratio:	38.8%

(1)	NAP means not applicable.

(2)	At closing, the Tishman Speyer DC Portfolio I Borrowers deposited $1,741,983 into an unfunded tenant obligations reserve account to pay for the costs of tenant allowances, tenant improvements and leasing commissions at the Tishman Speyer DC Portfolio I Mortgaged Properties.

(3)	At closing, the Tishman Speyer DC Portfolio I Borrowers deposited $3,100,000 into a leasing reserve account to pay for tenant improvements and allowances, leasing commissions and other related costs of leasing. In addition, all lease termination payments in excess of $500,000 shall be deposited into the leasing reserve account.

(4)	The Tishman Speyer DC Portfolio I Borrowers are required to make monthly deposits into a tax and insurance reserve account in an amount equal to one-twelfth of an amount which would be sufficient to pay the taxes payable, or estimated by the lender to be payable, during the following 12 months and one-twelfth of an amount which would be sufficient to pay the insurance premiums due relating to the renewal of insurance policies. Notwithstanding the foregoing, so long as the Tishman Speyer DC Portfolio I Borrowers provide evidence of a blanket insurance policy covering the Tishman Speyer DC Portfolio I Mortgaged Properties, as approved by the lender, the monthly insurance escrow payments will not be required.

(5)	The Tishman Speyer DC Portfolio I Borrowers are required to make monthly deposits into a replacement reserve account in an amount equal to the product obtained by multiplying one-twelfth of (x) $0.15 per square foot by (y) an initial aggregate of 940,079 square feet for the Tishman Speyer DC Portfolio I Mortgaged Properties, provided however, replacement reserves are not required so long as funds are available under credit facility of affiliated entity.

(6)	See ‘‘—Lockbox’’ below.

(7)	Represents mezzanine loans in the aggregate principal amount, as of the cut-off date, of $88,534,465. See ‘‘—Mezzanine Financing’’ below.

(8)	The four buildings are located in Arlington, Virginia, Alexandria, Virginia and Washington, D.C.

(9)	Total square footage is comprised of the 360,049 square foot Commonwealth Tower, 246,883 square foot 1201 F Street Building, 224,492 square foot Commercial National Bank Building and the 108,655 square foot TransPotomac Plaza V.

(10)	Weighted average as of August 31, 2006 based on allocated loan amounts and individual property occupancy.

(11)	Reflects in-place U/W NCF. U/W NCF is projected to be $26,661,357 based on assumed mark-to-market rent adjustments applied to below-market tenant leases and certain other lease-up assumptions.

(12)	Based on in-place U/W NCF and calculated based on the annual interest-only payments. The U/W DSCR based on the projected U/W NCF of $26,661,357 (described in footnote (11) above) is 1.88x.

(13)	Aggregate for the four Tishman Speyer DC Portfolio I Mortgaged Properties.

Major Tenant Information
Tenant(1)	Property	Approximate Square Feet	% Total Square Feet	% Total Base Revenues(2)	Rent PSF(3)	Lease Expiration Date
American Chemistry Council	Commonwealth Tower	146,546	15.6%	17.1%	$33.15	12/31/2010
Skadden, Arps, Slate, Meagher	Commerical National Bank Building	138,525	14.7	21.3	$43.17	10/31/2013
CRA International	1201 F Street	48,799	5.2	6.4	$36.47	10/31/2010
Cadwalader, Wickersham & Taft	1201 F Street	47,682	5.1	6.4	$37.73	4/30/2010
AAHP/HIAA(4)	1201 F Street	40,960	4.4	5.4	$36.90	1/31/2011
Total		422,512	45.0%	56.6%

(1)	Ranked by approximate square feet.

(2)	The percentages of total base revenues are based on in-place underwritten base rental revenues.

(3)	Reflects in-place base rent.

(4)	The full name of this tenant is American Association of Health Plans/Health Insurance Association of America.

Lease Expiration Information
Year	Approximate Expiring Square Feet	As % of Total Square Feet	Cumulative % of Total Square Feet	Approximate Expiring Base Revenues(1)	As % of Total Base Revenues(1)	Cumulative % of Total Base Revenues(1)
2007(2)	91,465	9.7%	9.7%	$2,944,934	10.3%	10.3%
2008	87,888	9.3	19.1%	3,186,866	11.2	21.5%
2009	11,803	1.3	20.3%	420,105	1.5	22.9%
2010	345,202	36.7	57.1%	12,155,471	42.6	65.5%
2011	54,715	5.8	62.9%	2,089,918	7.3	72.8%
2012	16,311	1.7	64.6%	631,574	2.2	75.0%
2013	146,500	15.6	80.2%	6,400,461	22.4	97.4%
2014	6,274	0.7	80.9%	187,153	0.7	98.1%
2015	0	0.0	80.9%	0	0.0	98.1%
2016	14,399	1.5	82.4%	544,870	1.9	100.0%
2017 and beyond	0	0.0	82.4%	0	0.0	100.0%
Vacant	165,522	17.6	100.0%	0	—
Total	940,079	100.0%		$28,561,352	100.0%

(1)	Based on in-place underwritten base rental revenues.

(2)	Includes any month-to-month tenants.

The Borrower and Sponsor.    The Tishman Speyer DC Portfolio I Borrowers are Commonwealth Tower, L.P., 700 14th Street, L.P., TransPotomac V Plaza, L.P. and 1201 F Street, L.P., each a Delaware limited partnership, which are sponsored by Tishman Speyer Real Estate Venutre VI, L.P., an investment fund of Tishman Speyer. Tishman Speyer was founded in 1978 by Robert Tishman. Tishman Speyer operates from its headquarters in Manhattan and from seventeen other offices worldwide including offices in Frankfurt, Berlin, London, Paris, Madrid, Bangalore, Sao Paulo and Sydney, as well as eight other offices in the United States. Since its formation, Tishman Speyer has developed or acquired a portfolio of over 77 million square feet of constructed area valued at over $24 billion. In addition to well known developments of high rise office buildings in major urban locations, Tishman Speyer also creates mixed-use, retail, residential and entertainment centers, as well as mid and low rise office buildings. An affiliate of the mortgage loan seller is an indirect equity holder in the Tishman Speyer DC Portfolio I Borrowers.

The Mortgage Loan.    The Tishman Speyer DC Portfolio I Mortgage Loan was originated on December 27, 2006 and has a cut-off date balance of $217,000,000. The Tishman Speyer DC Portfolio I Mortgage Loan is a seven-year loan with a stated maturity date of January 11, 2014. The Tishman Speyer DC Portfolio I Mortgage Loan accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of 6.435% per annum. On the eleventh day of each month through but excluding the stated maturity date, the Tishman Speyer DC Portfolio I Borrowers are required to make interest-only payments on the Tishman Speyer DC Portfolio I Mortgage Loan. The principal balance of the Tishman Speyer DC Portfolio I Mortgage Loan, plus all accrued and unpaid interest thereon, will be due on the stated maturity date.

The Tishman Speyer DC Portfolio I Borrowers are prohibited from voluntarily prepaying the Tishman Speyer DC Portfolio I Mortgage Loan, in whole or in part, prior to July 11, 2013. From and after July 11, 2013, the Tishman Speyer DC

Portfolio I Borrowers may prepay the Tishman Speyer DC Portfolio I Mortgage Loan, in whole, but not in part (other than in connection with the release of an Individual Property as defined under ‘‘—Property Substitutions’’ below), without payment of any prepayment consideration, provided that each mezzanine borrower under its respective Tishman Speyer DC Portfolio I Mezzanine Loan (as defined under ‘‘—Intercreditor Agreement’’ below) simultaneously prepays its related Tishman Speyer DC Portfolio I Mezzanine Loan by a dollar amount which bears the same relation to the principal amount of the subject Tishman Speyer DC Portfolio I Mezzanine Loan outstanding immediately prior to such prepayment as the amount of the Tishman Speyer DC Portfolio I Mortgage Loan prepaid bears to the principal amount of the Tishman Speyer DC Portfolio I Mortgage Loan outstanding immediately prior to such prepayment.

The Tishman Speyer DC Portfolio I Borrowers may defease the Tishman Speyer DC Portfolio I Mortgage Loan in whole at any time after the expiration of two years following the Issue Date, and by doing so obtain the release of the Tishman Speyer DC Portfolio I Mortgaged Properties. A defeasance will be effected by the Tishman Speyer DC Portfolio I Borrowers’ pledging substitute collateral that consists of direct non-callable obligations of the United States of America or other obligations which are ‘‘government securities’’ within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 that produce payments which replicate the payment obligations of the Tishman Speyer DC Portfolio I Borrowers under the Tishman Speyer DC Portfolio I Mortgage Loan and are sufficient to pay off the Tishman Speyer DC Portfolio I Mortgage Loan in its entirety on July 11, 2013. The Tishman Speyer DC Portfolio I Borrowers’ right to defease the entire Tishman Speyer DC Portfolio I Mortgage Loan is subject to, among other things, the applicable rating agencies each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2007-C1 certificates by such rating agency. As a condition to the defeasance of the entire Tishman Speyer DC Portfolio I Mortgage Loan, the borrower under each Tishman Speyer DC Portfolio I Mezzanine Loan must simultaneously prepay its related Tishman Speyer DC Portfolio I Mezzanine Loan.

The Tishman Speyer DC Portfolio I Borrowers may defease the Tishman Speyer DC Portfolio I Mortgage Loan in part at any time after the expiration of two years following the Issue Date, in connection with the release an ‘‘Individual Property’’ (as defined in the related loan documents) from the lien of the Tishman Speyer DC Portfolio I Mortgage Loan and the release of the applicable Tishman Speyer DC Portfolio I Borrowers from their obligations under the Tishman Speyer DC Portfolio I Mortgage Loan. The amount of the Tishman Speyer DC Portfolio I Mortgage Loan to be partially defeased shall equal or exceed the release price for the applicable Individual Property as set forth in the Tishman Speyer DC Portfolio I loan documents. A defeasance will be effected by the Tishman Speyer DC Portfolio I Borrowers’ pledging substitute collateral that consists of direct non-callable obligations of the United States of America or other obligations which are ‘‘government securities’’ within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 that produce payments which replicate the payment obligations of the Tishman Speyer DC Portfolio I Borrowers under the portion of the Tishman Speyer DC Portfolio I Mortgage Loan so defeased and are sufficient to pay off such portion of the Tishman Speyer DC Portfolio I Mortgage Loan in its entirety on July 11, 2013. The Tishman Speyer DC Portfolio I Borrowers’ right to partially defease the entire Tishman Speyer DC Portfolio I Mortgage Loan is subject to, among other things, the applicable rating agencies each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2007-C1 certificates by such rating agency. As a condition to the partial defeasance of the Tishman Speyer DC Portfolio I Mortgage Loan, the borrower under each Tishman Speyer DC Portfolio I Mezzanine Loan must simultaneously partially prepay its related Tishman Speyer DC Portfolio I Mezzanine Loan in an amount equal to the release price for such mezzanine loan as set forth in the applicable mezzanine loan documents. In addition to the foregoing, as a condition to the release of an Individual Property from the lien of the Tishman Speyer DC Portfolio I Mortgage Loan and the release of the applicable Tishman Speyer DC Portfolio I Borrowers from their obligations under the Tishman Speyer DC Portfolio I Mortgage Loan, the Tishman Speyer DC Portfolio I Mortgage Loan must meet a DSCR test set forth in the Tishman Speyer DC Portfolio I Mortgage Loan documents and the borrower under each Tishman Speyer DC Portfolio I Mezzanine Loan must satisfy the requirements for the release of such Individual Property as set forth in the applicable mezzanine loan documents.

Property Substitutions.    The Tishman Speyer DC Portfolio I Borrowers may also obtain the release of one or more Individual Properties from the lien of the Tishman Speyer DC Portfolio I Mortgage Loan by substituting therefor one or more office building properties of like kind and quality acquired by the Tishman Speyer DC Portfolio I Borrowers or an affiliate thereof; provided, however, that the Tishman Speyer DC Portfolio I Borrowers may not obtain such release and substitution if and to the extent that the allocated loan amount for the Individual Property so released, as set forth in the Tishman Speyer DC Portfolio I loan documents (taking into account any Individual Properties previously released and substituted), constitute more than 33% of the original principal balance of the Tishman Speyer DC Portfolio I Mortgage Loan. The Tishman Speyer DC Portfolio I Borrowers’ right to obtain such release and substitution is subject to, among other things, (i) the applicable rating agencies each confirming that such release and substitution would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2007-C1 certificates by such rating agency, (ii) the receipt by the lender of a satisfactory appraisal for the substitute property showing an appraised value for the substitute property equal to or greater than the appraised value of the released property, (iii) the satisfaction certain debt service coverage tests and loan-to-value ratio tests, (iv) the receipt by lender of satisfactory environmental and property engineering reports for the substitute property and (v) the receipt by lender of satisfactory title insurance for the substitute property. As a condition to the release and substitution of an Individual Property the borrower under each Tishman Speyer DC Portfolio I Mezzanine Loan must simultaneously comply with the requirements for such release and substitution set forth in the mezzanine loan documents for its related Tishman Speyer DC Portfolio I Mezzanine Loan.

The Mortgaged Properties.    The Tishman Speyer DC Portfolio I Mortgage Loan is secured by a first mortgage lien on the fee simple interest of the Tishman Speyer DC Portfolio I Borrowers in the Tishman Speyer DC Portfolio I Mortgaged Properties. The Tishman Speyer DC Portfolio I Mortgaged Properties consist of four class A office buildings with aggregate of 940,079 square feet located in Arlington, Virginia, Alexandria, Virginia and Washington, D.C. The four properties are comprised of the 360,049 square foot Commonwealth Tower which was built in 1971 and renovated in 1995, the 246,883 square foot 1201 F Street Building which was built in 2000, the 224,492 square foot Commercial National Bank Building which was built in 1917 and renovated in 1989 and the 108,655 square foot TransPotomac Plaza V which was built in 1982. The Tishman Speyer DC Portfolio I Mortgaged Properties are occupied by a diverse mix of companies and industries including, American Chemistry Council with 146,546 square feet (15.6% of total space), Skadden, Arps, Slate, Meagher with 138,525 square feet (14.7% of total space), CRA International with 48,799 square feet (5.2% of total space), Cadwalader, Wickersham & Taft with 47,682 square feet (5.1% of total space) and AAHP/HIAA with 40,960 square feet (4.4% of total space). As of August 31, 2006, the weighted average occupancy of the Tishman Speyer DC Portfolio I Mortgaged Properties, based on allocated loan amount, was 84.1%. Based on historical financial information provided by the Tishman Speyer DC Portfolio I Borrowers, the aggregate net operating income for the Tishman Speyer DC Portfolio I Mortgaged Properties was $26,009,404 for fiscal year 2005, and $16,059,236 for the interim period January 2006 through July 2006.

Tishman Speyer DC Portfolio I Mortgaged Properties
Property(1)	Location	Year Built/Renovated(2)	Approximate Square Feet	Occupancy(3)	Appraised Value	Allocated Loan Amount
1201 F Street	Washington, D.C.	2000/NAP	246,883	91.2%	$188,000,000	$72,219,303
Commonwealth Tower	Arlington, VA	1971/1995	360,049	70.3	180,000,000	69,938,693
Commerical National Bank Building	Washington, D.C.	1917/1989	224,492	91.8	155,000,000	59,675,950
TransPotomac Plaza V	Alexandria, VA	1982/NAP	108,655	83.1	37,000,000	15,166,054
Total/Weighted Average(4)			940,079	84.1%	$560,000,000	$217,000,000

(1)	The properties are ranked by allocated loan amounts for the Tishman Speyer DC Portfolio I Mortgage Loan.

(2)	NAP means not applicable.

(3)	Occupancy for each building, based on square footage leased, as of August 31, 2006.

(4)	Weighted average occupancy based on allocated loan amounts.

Lockbox.    The Tishman Speyer DC Portfolio I Borrowers are required to deposit (or cause to be deposited) all rents and other income from the Tishman Speyer DC Portfolio I Properties into a segregated lockbox account controlled by, and pledged to, the mortgage lender. All funds on deposit in such lockbox account are required to be allocated on each Business Day as follows: (a) to the tax account in the amount of the monthly deposit for taxes; (b) to the insurance premium account in the amount of the monthly deposit for insurance premiums if any are required; (c) to the debt service account in the amount of monthly payment of the debt service; (d) to the replacement reserve account in the amount of the monthly replacement reserve deposit; (e) to the lockbox bank in the amount of any outstanding fees and expenses of such bank; (f) to the debt service account in the amount of funds sufficient to pay any interest accruing at the default rate and late payment charges; (g) provided no event of default exists, to the holder of the Tishman Speyer DC Portfolio I Mezzanine A Loan (as defined below) in an amount equal to the monthly debt service due under the Tishman Speyer DC Portfolio I Mezzanine A Loan; (h) provided no event of default exists and no event of default exists under the Tishman Speyer DC Portfolio I Mezzanine A Loan, to the holder of the Tishman Speyer DC Portfolio I Mezzanine B Loan (as defined below) in an amount equal to the monthly debt service due under the Tishman Speyer DC Portfolio I B Loan; (i) provided no event of default exists, upon the occurrence of an event of default under the Mezzanine A Loan or the Tishman Speyer DC Portfolio I Mezzanine B Loan or the failure of a debt service coverage ratio test under the Tishman Speyer DC Portfolio I Mezzanine

A Loan or the Tishman Speyer DC Portfolio I Mezzanine B Loan, to the operating expense account in an amount equal to budgeted monthly operating expenses and any extraordinary operating expenses approved by the mortgage lender for disbursement to the Tishman Speyer DC Portfolio I Borrowers; and (j) provided no event of default exists, all sums on deposit in the lockbox account after the foregoing deposits under clauses (a) through (i) above shall be disbursed (A), to the holder of the Tishman Speyer DC Portfolio I Mezzanine A Loan if the mortgage lender has received notice that an event of default exists under the Tishman Speyer DC Portfolio I Mezzanine A Loan, (B) provided the mortgage has not received notice that an event of default exists under the Tishman Speyer DC Portfolio I Mezzanine A Loan, to the holder of the Tishman Speyer DC Portfolio I Mezzanine B Loan if the Lender has received notice that an event of default exists under the Tishman Speyer DC Portfolio I Mezzanine B Loan or (C) to the Tishman Speyer DC Portfolio I Borrowers if the mortgage has not received notice that an event of default exists under the Tishman Speyer DC Portfolio I Mezzanine A Loan or the Tishman Speyer DC Portfolio I Mezzanine B Loan.

Terrorism Coverage.    The Tishman Speyer DC Portfolio I Borrowers are required to maintain insurance against terrorism, terrorist acts or similar acts of sabotage, but excluding acts of war with coverage amounts of not less than an amount equal to the full insurable value of the Tishman Speyer DC Portfolio I Properties (the ‘‘Terrorism Insurance Required Amount’’) and the business interruption/rent loss insurance required under the Tishman Speyer DC Portfolio I Loan Documents may not contain an exclusion from coverage under such policy for loss incurred as a result of an act of terrorism (but may contain an exclusion for acts of war). Notwithstanding the foregoing sentence, the Tishman Speyer DC Portfolio I Borrowers are not obligated to expend more than (i) $114,294 if the Tishman Speyer DC Portfolio I Properties are controlled by certain individuals affiliated with Tishman Speyer and the Tishman Speyer DC Portfolio I Borrowers maintain the insurance for the Tishman Speyer DC Portfolio I Properties under a blanket policy maintained by the property manager or an entity controlled by one or more designated individuals affiliated with Tishman Speyer or (ii) $190,490 if either (A) the Tishman Speyer DC Portfolio I Properties are not controlled by certain individuals affiliated with Tishman Speyer or (B) the insurance for the Tishman Speyer DC Portfolio I Properties are maintained under a stand alone policy, in any fiscal year on insurance premiums for terrorism insurance, as adjusted to reflect any increase during the preceding year in the consumer price index (the ‘‘Terrorism Insurance Cap’’) and if the cost of the Terrorism Insurance Required Amount exceeds the Terrorism Insurance Cap, the Tishman Speyer DC Portfolio I Borrowers shall purchase the maximum amount of terrorism insurance obtainable for a premium equal in amount to the Terrorism Insurance Cap. For so long as the terrorism insurance is part of the Tishman Speyer DC Portfolio I Borrowers’ all risk insurance, such terrorism insurance shall be subject to a limit of not less than $500,000,000 per occurrence. If such terrorism insurance is maintained under a stand alone policy, the amount of terrorism insurance limits shall be not less than the greater of (x) the outstanding principal balance of the Loan or (y) the replacement cost of the Tishman Speyer DC Portfolio I Properties, subject to the Terrorism Insurance Cap.

Mezzanine Financing.

Tishman Speyer DC Portfolio I Mezzanine Loans.    The ‘‘Tishman Speyer DC Portfolio I Mezzanine A Loan’’ and the ‘‘Tishman Speyer DC Portfolio I Mezzanine B Loan’’ were made on December 27, 2006 by an affiliate of the related mortgage loan seller and have an aggregate cut-off date principal balance of $88,534,465. The Tishman Speyer DC Portfolio I Mezzanine A Loan and the Tishman Speyer DC Portfolio I Mezzanine B Loan are together referred to herein as the ‘‘Tishman Speyer DC Portfolio I Mezzanine Loans.’’ The Tishman Speyer DC Portfolio I Mezzanine A Loan accrues interest at a fixed rate per annum and matures on January 11, 2014. The Tishman Speyer DC Portfolio I Mezzanine A Loan is secured by the pledge by each Tishman Speyer DC Portfolio I Mezzanine A Loan borrower of 100% of the equity interests in (a) the applicable Tishman Speyer DC Portfolio I Borrowers and (b) the applicable general partner of each Tishman Speyer DC Portfolio I Borrowers. The Tishman Speyer DC Portfolio I Mezzanine B Loan accrues interest at a fixed rate per annum and matures on January 11, 2014. The Tishman Speyer DC Portfolio I Mezzanine B Loan is secured by the pledge by each Tishman Speyer DC Portfolio I Mezzanine B Loan borrower of 100% of the equity interests in (a) the applicable Tishman Speyer DC Portfolio I Mezzanine A Loan borrower and (b) the applicable general partner of each Tishman Speyer DC Portfolio I Mezzanine A loan borrower. The Tishman Speyer DC Portfolio I Mezzanine A Loan and the Tishman Speyer DC Portfolio I Mezzanine B Loan may, at the option of the mezzanine lenders, be consolidated into a single mezzanine loan or further divided into additional mezzanine loans.

The Tishman Speyer DC Portfolio I Mezzanine Loan borrowers are each prohibited from voluntarily prepaying their respective Tishman Speyer DC Portfolio I Mezzanine Loan, in whole or in part, prior to the expiration of two years following the Issue Date. From and after the expiration of two years following the Issue Date, the Tishman Speyer DC Portfolio I Mezzanine Loan borrowers may prepay their respective Tishman Speyer DC Portfolio I Mezzanine Loan in whole, but not in part, provided (a) if such prepayment occurs prior to July 11, 2013, the applicable Tishman Speyer DC Portfolio I Mezzanine Loan borrowers must pay a prepayment premium in an amount equal to the greater of (x) one percent (1%) of the principal balance of the applicable Tishman Speyer DC Portfolio I Mezzanine Loan being prepaid and (y) a yield maintenance treasury make whole premium based on the corresponding Treasury yield for the remaining scheduled interest payments required under the applicable Tishman Speyer DC Portfolio I Mezzanine Loan and (b) the other Tishman Speyer DC Portfolio I Mezzanine Loan borrowers simultaneously prepay the other Tishman Speyer DC Portfolio I Mezzanine Loan in whole. From and after July 11, 2013, the Tishman Speyer DC Portfolio I Mezzanine Loan borrowers may prepay their respective Tishman Speyer DC Portfolio I Mezzanine Loan in whole or in part without payment of any prepayment consideration, provided (a) the Tishman Speyer DC Portfolio I Borrowers simultaneously prepay the Tishman Speyer DC Portfolio I Mortgage Loan by a dollar amount which bears the same relation to the principal amount of the Tishman Speyer DC Portfolio I Mortgage Loan outstanding immediately prior to such prepayment as the amount of the applicable Tishman Speyer DC Portfolio I Mezzanine Loan being prepaid bears to the principal amount of such Tishman Speyer DC Portfolio I Mezzanine Loan outstanding immediately prior to such prepayment and (b) the other Tishman Speyer DC Portfolio I Mezzanine Loan borrower simultaneously prepays the other Tishman Speyer DC Portfolio I Mezzanine Loan by a dollar amount which bears the same relation to the principal amount of such Tishman Speyer DC Portfolio I Mezzanine Loan outstanding immediately prior to such prepayment as the amount of the Tishman Speyer DC Portfolio I Mezzanine Loan being prepaid bears to the principal amount of such Tishman Speyer DC Portfolio I Mezzanine Loan outstanding immediately prior to such prepayment.

Mezzanine Intercreditor Agreements.    The mortgage lender has entered into certain intercreditor agreements (collectively, the ‘‘Intercreditor Agreements’’) with the lenders under the Tishman Speyer DC Portfolio I Mezzanine A Loan and the Tishman Speyer DC Portfolio I Mezzanine B Loan and with the administrative agent (the ‘‘Credit Facility Agent’’) for the Credit Facility Lenders (as defined below), that set forth the relative priorities between the Tishman Speyer DC Portfolio I Mortgage Loan, the Tishman Speyer DC Portfolio I Mezzanine A Loan, the Tishman Speyer DC Portfolio I Mezzanine B Loan and the Credit Facility Loans. The Intercreditor Agreements provide that, among other things:

•	Each of the Tishman Speyer DC Portfolio I Mezzanine A Loan, the Tishman Speyer DC Portfolio I Mezzanine B Loan and the Credit Facility Loans are generally subordinate to the Tishman Speyer DC Portfolio I Mortgage Loan in right of payment; provided, however, that so long as no event of default has occurred and is continuing with respect to the Tishman Speyer DC Portfolio I Mortgage Loan, subject to the terms of the Intercreditor Agreements, the Tishman Speyer DC Portfolio I Mezzanine A Loan lender, Tishman Speyer DC Portfolio I Mezzanine B Loan lender and Credit Facility Agent may accept payments due and payable from time to time under the loan documents evidencing or securing the Tishman Speyer DC Portfolio I Mezzanine A Loan, Tishman Speyer DC Portfolio I Mezzanine B Loan and Credit Facility Loans, as applicable, and prepayments of the Tishman Speyer DC Portfolio I Mezzanine A Loan, Tishman Speyer DC Portfolio I Mezzanine B Loan and Credit Facility Loans, as applicable, made in accordance with loan documents evidencing or securing the Tishman Speyer DC Portfolio I Mezzanine A Loan, the Tishman Speyer DC Portfolio I Mezzanine B Loan or Credit Facility Loans, as applicable.

•	Pursuant to the terms of the Intercreditor Agreements the Tishman Speyer DC Portfolio I Mezzanine A Loan lender, Tishman Speyer DC Portfolio I Mezzanine B Loan lender and Credit Facility Agent may not exercise any rights it may have under the Tishman Speyer DC Portfolio I Mezzanine A Loan, Tishman Speyer DC Portfolio I Mezzanine B Loan or Credit Facility Loan documents, as applicable, with respect to a foreclosure or other realization upon the collateral for the Tishman Speyer DC Portfolio I Mezzanine A Loan, Tishman Speyer DC Portfolio I Mezzanine B Loan or Credit Facility Loans, as applicable, without obtaining confirmation from the applicable rating agencies that such realization will not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such rating agency to any of the series 2007-C1 certificates then outstanding unless (i) the transferee of title to such collateral meets certain standards set forth in the Intercreditor Agreements, (ii) the Tishman Speyer DC Portfolio I Mortgaged Properties is managed by a manager meeting certain standards set forth in the Intercreditor Agreements and (iii) a cash management system meeting the requirements of the Intercreditor Agreements is in place.

•	Upon an ‘‘event of default’’ under the Tishman Speyer DC Portfolio I Mezzanine A Loan or the Tishman Speyer DC Portfolio I Mezzanine B Loan, the Tishman Speyer DC Portfolio I Mezzanine A Loan lender or the Tishman Speyer DC Portfolio I Mezzanine B Loan lender, as applicable, will have the right, subject to the terms of the Intercreditor Agreements, to select a replacement manager for the Tishman Speyer DC Portfolio I Mortgaged Properties. The Intercreditor Agreements do not provide for the replacement of the manager for the Tishman Speyer DC Portfolio I Mortgaged Properties by the Credit Facility Agent.

•	Each of the Tishman Speyer DC Portfolio I Mezzanine A Loan lender, Tishman Speyer DC Portfolio I Mezzanine B Loan lender and Credit Facility Agent has the right to receive notice of any event of default under the Tishman Speyer DC Portfolio I Mortgage Loan and the right to cure any monetary default within a period ending 10 business days after the later of receipt of such notice or the expiration of the Mortgage Borrower’s cure periods under the Tishman Speyer DC Portfolio I Mortgage Loan documents; provided that none of the Tishman Speyer DC Portfolio I Mezzanine A Loan lender, Tishman Speyer DC Portfolio I Mezzanine B Loan lender or Credit Facility Agent will have the right to cure with respect to monthly scheduled debt service payments for a period of more than six consecutive months unless the Tishman Speyer DC Portfolio I Mezzanine A Loan lender, Tishman Speyer DC Portfolio I Mezzanine B Loan lender or Credit Facility Agent undertaking such cure, as applicable, has commenced and is continuing to diligently pursue its rights against the collateral for the Tishman Speyer DC Portfolio I Mezzanine A Loan, Tishman Speyer DC Portfolio I Mezzanine B Loan or Credit Facility Loans, as applicable. In addition, if the default is of a non-monetary nature, each of the Tishman Speyer DC Portfolio I Mezzanine A Loan lender, Tishman Speyer DC Portfolio I Mezzanine B Loan lender and Credit Facility Agent will have the same amount of time as the Tishman Speyer DC Portfolio I Borrowers’ cure period to cure such non-monetary default plus 10 business days; provided, that, if such non-monetary default is susceptible of cure but cannot reasonably be cured within that period (or is not susceptible of cure without foreclosure on the collateral for the Tishman Speyer DC Portfolio I Mezzanine A Loan, Tishman Speyer DC Portfolio I Mezzanine B Loan or Credit Facility Loans, as applicable) then, subject to certain conditions, the Tishman Speyer DC Portfolio I Mezzanine A Loan lender, Tishman Speyer DC Portfolio I Mezzanine B Loan lender or Credit Facility Agent that is undertaking such cure, as applicable, will be given an additional period of time as is reasonably necessary in the exercise of due diligence to cure such non-monetary default or to pursue such foreclosure.

•	If the Tishman Speyer DC Portfolio I Mortgage Loan has been accelerated, or any proceeding to foreclose or otherwise enforce the mortgage or other security for the Tishman Speyer DC Portfolio I Mortgage Loan has been commenced, or if the Tishman Speyer DC Portfolio I Mortgage Loan is a specially serviced mortgage loan, then, subject to the terms of the Intercreditor Agreement, the Tishman Speyer DC Portfolio I Mezzanine A Loan lender, Tishman Speyer DC Portfolio I Mezzanine B Loan lender and Credit Facility Agent will each have the right to purchase the Tishman Speyer DC Portfolio I Mortgage Loan in whole for a price equal to the outstanding principal balance thereof, together with all accrued interest and other amounts due thereon (including, without limitation, any advances and post-petition interest, but excluding any liquidated damages, prepayment premiums or fees, late charges or default interest), any protective advances made by the mortgagee and any interest on any advances.

•	The loan documents evidencing and securing the Tishman Speyer DC Portfolio I Mezzanine A Loan and the Tishman Speyer DC Portfolio I Mezzanine B Loan generally may be modified without the mortgage lender’s consent, except that certain provisions may not be modified without the Tishman Speyer DC Portfolio I Mortgage Loan lender’s consent, including, without limitation, a material increase in any monetary obligations of the Tishman Speyer DC Portfolio I Mezzanine A Loan borrowers or the Tishman Speyer DC Portfolio I Mezzanine B Loan borrowers, as applicable. Notwithstanding the foregoing, upon the occurrence of an event of default under the loan documents evidencing or securing the Tishman Speyer DC Portfolio I Mezzanine A Loan or the Tishman Speyer DC Portfolio I Mezzanine B Loan, as applicable, the Tishman Speyer DC Portfolio I Mezzanine A Loan lender or the Tishman Speyer DC Portfolio I Mezzanine B Loan lender, as applicable, will be permitted, subject to the satisfaction of certain conditions, to amend or modify the Tishman Speyer DC Portfolio I Mezzanine A Loan and the Tishman Speyer DC Portfolio I Mezzanine B Loan, as applicable, in connection with a work-out or other surrender, compromise, release, renewal or modification of the Tishman Speyer DC Portfolio I Mezzanine A Loan or the Tishman Speyer DC Portfolio I Mezzanine B Loan, as applicable.

Credit Facility.    Pursuant to the terms of that certain Credit Agreement, dated as of December 27, 2006 (the ‘‘Credit Facility Agreement’’) among certain indirect owners of the Tishman Speyer DC Portfolio I Borrowers and of other borrowers affiliated with the Tishman Speyer DC Portfolio I Borrowers (collectively, the ‘‘Credit Facility Borrowers’’), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the ‘‘Credit Facility Lenders’’) and an affiliate of the related mortgage loan seller, as administrative agent for the Credit Facility Lenders and others, the Credit Facility Lenders have made available to the Credit Facility Borrowers a term loan in the principal amount of $370,000,000 with incremental term loans in a maximum aggregate principal amount of $200,000,000 and revolving credit loans, letters of credit and swing line loans in the maximum principal amount of $200,000,000 (collectively, the ‘‘Credit Facility Loans’’).

The Credit Facility Loans are secured by, among other things, pledges made by certain of the Credit Facility Borrowers and certain of their subsidiaries of equity interests in various affiliates of the Tishman Speyer DC Portfolio I Borrowers. Such pledges include pledges of 100% of the equity interests in each of the Tishman Speyer DC Portfolio I Mezzanine B Loan borrowers and their respective general partners. The balance of the equity interests securing the Credit Facility Loans relate to the owners of other properties owned by affiliates of the Tishman Speyer DC Portfolio I Borrowers (one of which is the International Square Borrower). A default by any Credit Facility Borrower will constitute a default under the Credit Facility Loans and a default by the owners of such other properties owned by affiliates of the Tishman Speyer DC Portfolio I Borrowers under any mortgage loan encumbering such other properties owned by the affiliates of the Tishman Speyer DC Portfolio I Borrowers will constitute a default under the Credit Facility Loans.

VI. The Bethany Maryland Portfolio Mortgage Loan

Mortgage Loan Information
Cut-off Date Balance:	$150,400,000(1)
Loan per Unit:	$94,770(2)
% of Initial Mortgage Pool Balance:	4.1%
Shadow Rating (S&P/Fitch):	NAP(3)
Loan Purpose:	Acquisition
Mortgage Interest Rate:	5.7289% per annum(4)
Interest Calculation:	Actual/360
First Payment Date:	January 11, 2007
Amortization Term:	Interest Only
Anticipated Repayment Date:	NAP(3)
Hyperamortization:	NAP(3)
Maturity Date:	December 11, 2011
Maturity Balance:	$150,400,000
Borrowers:	Bethany Willow Lake, LLC, et al(5)
Sponsor:	Bethany Holdings Group, LLC
Prepayment/Defeasance:	Defeasance permitted two years after Issue Date. Prepayment without penalty permitted three months prior to maturity date.
Up-Front Reserves:	Required Repairs Reserve(6)
Renovation Reserve(7)
Interest Reserve(8)
Working Capital Reserve(9)
Ongoing Reserves:	Tax and Insurance Reserve(10)
Replacement Reserve(11)
Lockbox:	Soft(12)
Other Secured Debt:	$1,500,000 Mezzanine Loan(13)

Mortgaged Property Information
Single Asset/Portfolio:	Portfolio(14)
Property Type:	Multifamily
Location:	Maryland(14)
Year Built:	1962-1972
Year Renovated:	NAP (3)
Number of Units:	1,587(14)
Occupancy:	88.3%(15)
Occupancy Date:	December 1, 2006
Ownership Interest:	Fee
Property Management:	The Bethany Management Group, LLC, an affiliate of the borrower
U/W NCF:	$9,256,664(16)
U/W NCF DSCR:	1.06x(17)
Cut-off Date U/W NCF DSCR:	1.06x(17)
Aggregate Appraised Value:	$178,300,000(18)
Appraisal As of Date:	November 10, 2006(18)
Aggregate Cut-off Date LTV Ratio:	84.4%(19)
Aggregate Maturity LTV Ratio:	84.4%(19)

(1)	The Bethany Maryland Portfolio Mortgage Loan is comprised of two loan components referred to herein as the ‘‘Bethany Maryland Portfolio Senior Component’’ or the ‘‘Senior Component’’ (with a cut-off date principal balance of $150,400,000) and the ‘‘Bethany Maryland Portfolio Junior Component’’ or the ‘‘Junior Component’’ (with a cut-off date principal balance of $33,457,012, which includes capitalized interest of $357,012). The cut-off date principal balance in the table above is based solely on the Bethany Maryland Portfolio Senior Component. The Bethany Maryland Portfolio Mortgage Loan, including the Senior Component and the Junior Component, has a cut-off date principal balance of $183,857,012.

(2)	Based on the Bethany Maryland Portfolio Senior Component only.

(3)	NAP means not applicable.

(4)	The Bethany Maryland Portfolio Senior Component accrues interest at a rate of 5.7289% per annum through and including the accrual period expiring on December 10, 2008. From and after December 11, 2008, the interest rate on the Bethany Maryland Portfolio Senior Component is 5.9789% per annum. The interest rate on the Bethany Maryland Portfolio Junior Component is 11.24596%, provided however, the Bethany Maryland Portfolio Borrower is only obligated to pay accrued interest to the extent net cash flow is available for such purpose, subject to a minimum current pay rate of 5.00% and unpaid interest will be added to the principal balance of the Junior Component. See ‘‘—The Mortgage Loan’’ below.

(5)	The three other Bethany Maryland Borrowers are Bethany Quail Hollow, LLC, Bethany Seneca Bay, LLC, and Bethany Woodhill, LLC.

(6)	At closing, the Bethany Maryland Portfolio Borrowers deposited $500,000 into a required repairs reserve account to pay for the costs of certain scheduled repairs. In addition, a $673,000 portion of the renovation reserve described in footnote (7) below shall be made available solely for completion of those certain scheduled repairs (following depletion of the required repairs reserve) before such portion of the renovation reserve can be used for any other purpose.

(7)	The Bethany Maryland Portfolio Borrowers deposited $15,140,000 into a renovation reserve account to be used to pay for the costs of certain renovations to the Bethany Maryland Portfolio Mortgaged Properties. Disbursements from the renovation reserve account in excess of $6,000,000 are conditioned upon the satisfaction of a debt yield of 7% and disbursements in excess of $10,160,000 are conditioned upon satisfaction of a debt yield of 7.25%. The debt yield is determined by dividing the annualized net operating income of the Bethany Maryland Portfolio Mortgaged Properties for the most recent three calendar months (subject to certain adjustments as provided in the related loan documents) by the outstanding principal amount of the Bethany Maryland Portfolio Senior Component. Furthermore, a $673,000 portion of the renovation reserve shall be made available solely for completion of the certain scheduled repairs described in footnote (6) above (following depletion of the required repairs reserve) before such portion of the renovation reserve can be used for any other purpose.

(8)	The Bethany Maryland Portfolio Borrowers deposited $3,700,000 into an interest reserve account to be used to the extent necessary to pay the 5.00% minimum current pay rate on the Bethany Maryland Portfolio Junior Component.

(9)	The Bethany Maryland Portfolio Borrowers deposited $1,960,000 into a working capital reserve to be used for working capital costs designated by the Bethany Maryland Portfolio Borrowers.

(10)	The Bethany Maryland Portfolio Borrowers are required to make monthly deposits into tax and insurance reserve accounts in an amount equal to one-twelfth of the estimated annual real estate taxes and insurance premiums payable during the following 12 months with respect to the Bethany Maryland Portfolio Mortgaged Properties, provided, however, no insurance reserve deposits are required if lender approves a blanket or umbrella policy maintained by the Bethany Maryland Portfolio Borrowers.

(11)	Commencing on December 11, 2008 and each monthly payment date thereafter, the Bethany Maryland Portfolio Borrowers are required to make monthly deposits into a replacement reserve account in the amount of $33,062.50.

(12)	See ‘‘—Lockbox’’ below.

(13)	See ‘‘—Mezzanine Financing’’ below.

(14)	The Bethany Maryland Portfolio Mortgaged Properties consist of four garden-style apartment complexes located in Maryland with an aggregate of 1,587 residential units. See ‘‘—Mortgaged Properties’’ below.

(15)	Weighted average occupancy of the Bethany Maryland Portfolio Mortgaged Properties based on the number of units at each such property.

(16)	Reflects aggregate in-place U/W NCF of the Bethany Maryland Portfolio Mortgaged Properties. Projected U/W NCF is $10,332,061 based on assumed market vacancy of 5.5% rather than in-place vacancy of 11.7%.

(17)	Based on aggregate in-place U/W NCF and calculated based on the annual interest-only payments (at the cut-off date interest rate of 5.7289%) and taking into account the Bethany Maryland Portfolio Senior Component only. The aggregate in-place U/W DSCR taking into account the entire Bethany Maryland Portfolio Mortgage Loan (including the Senior Component and the Junior Component) would be 0.89x, based on the assumption that the Bethany Maryland Portfolio Borrowers make only the minimum monthly payment of interest at 5.00% on the Bethany Maryland Portfolio Junior Component. The U/W DSCR based on the projected U/W NCF of $10,332,061 (described in footnote (16) above), calculated based on the annual interest-only payments (at the cut-off date interest rate of 5.7289%) and taking into account the Bethany Maryland Portfolio Senior Component only is 1.18x. The U/W DSCR based on that projected U/W NCF, calculated based on the annual interest-only payments (at the cut-off date interest rate of 5.7289%) and taking into account the entire Bethany Maryland Portfolio Mortgage Loan would be 0.99x, based on the assumption that the Bethany Maryland Portfolio Borrowers make only the minimum monthly payment of interest at 5.00% on the Bethany Maryland Portfolio Junior Component.

(18)	Reflects aggregate as-is appraised value of the four Bethany Maryland Portfolio Mortgaged Properties. Willow Lake, Quail Hollow, and Woodhill were appraised as of November 10, 2006. Seneca Bay was appraised as of November 6, 2006. The aggregate stabilized appraised value of the four Bethany Maryland Portfolio Mortgaged Properties (as of November 1, 2009 for the Willow Lake, Quail Hollow Lake and Woodhill properties and as of July 1, 2008 for the Seneca Bay property) is $208,100,000.

(19)	The Cut-off Date LTV Ratio and the Maturity LTV Ratio (based on the aggregate as-is appraised value) are based on the Bethany Maryland Portfolio Senior Component only. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on the aggregate as-is appraised value of the entire Bethany Maryland Portfolio Mortgage Loan (including the Senior Component and the Junior Component) would each be 103.1%. Based on the aggregate stabilized value set forth in footnote (18) above, the Cut-off Date LTV Ratio and the Maturity LTV Ratio based on the Bethany Maryland Portfolio Senior Component only are each 72.3%. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the entire Bethany Maryland Portfolio Mortgage Loan (including the Senior Component and the Junior Component) would each be 88.4%. The Maturity LTV Ratios with respect to the entire Bethany Maryland Portfolio Mortgage Loan set forth above in this footnote do not include any additional potential Bethany Maryland Portfolio Capitalized Interest Amounts. The Maturity LTV Ratios of the entire Bethany Maryland Portfolio Mortgage Loan, assuming the Bethany Maryland Portfolio Borrowers make only the minimum monthly payment of interest at the rate of 5.00% per annum on the Junior Component, would be 109.8% (based on the aggregate as-is appraised value) and 94.1% (based on the aggregate stabilized appraised value).

The Bethany Maryland Portfolio Mortgaged Properties
Property(1)	Location	Approximate Number of Units	Occupancy(2)	Appraised Value(3)
Willow Lake	Laurel, MD	456	84.0%	$55,700,000
Quail Hollow	Glen Burnie, MD	336	92.3	42,200,000
Woodhill	Glen Burnie, MD	334	85.9	40,900,000
Seneca Bay	Middle River, MD	461	91.5	39,500,000
Total/Weighted Average(4)		1,587	88.3%	$178,300,000

(1)	Ranked by appraised value.

(2)	Occupancy for each property is as of December 1, 2006.

(3)	Represents as-is appraised values as of November 10, 2006 for Willow Lake, Quail Hollow and Woodhill, and as of November 6, 2006 for Seneca Bay. The stabilized appraised values are, as of November 1, 2009, $67,700,000 for Willow Lake, $48,800,000 for Quail Hollow, and $48,000,000 for Woodhill and, as of July 1, 2008, $43,600,000 for Seneca Bay. The aggregate stabilized value for the Bethany Maryland Portfolio Mortgaged Properties is $208,100,000.

(4)	Weighted average occupancy is weighted based on the number of units at each property.

The Borrowers and Sponsor.    The Bethany Maryland Portfolio Borrowers are Bethany Willow Lake, LLC, Bethany Quail Hollow, LLC, Bethany Seneca Bay, LLC, and Bethany Woodhill, LLC, all Delaware limited liability companies. Each of the Bethany Maryland Portfolio Borrowers is wholly-owned by a separate Delaware limited liability company (each, a ‘‘Bethany Maryland Portfolio Owner’’) that is also the owner of the related individual Bethany Maryland Portfolio Mortgaged Property. Each Bethany Maryland Portfolio Owner has guaranteed payment of the Bethany Maryland Portfolio Mortgage Loan and has secured its payment guaranty with, among other things, a first deed of trust lien in favor of the lender on its respective Bethany Maryland Portfolio Mortgaged Property. Except as otherwise expressly set forth herein, all references herein to the Bethany Maryland Portfolio Borrowers shall include the Bethany Maryland Portfolio Owners. The sponsor of the Bethany Maryland Portfolio Borrowers is Bethany Holdings Group, LLC, an Irvine, California based full service real estate and investment company, specializing in multifamily properties. Bethany Holdings Group, LLC reports it has multi-family operations which currently aggregate more than $600 million in assets with over 10,000 apartments nationwide.

The Mortgage Loan.    The Bethany Maryland Portfolio Mortgage Loan was originated on December 8, 2006 and has an aggregate cut-off date principal balance of $183,857,012. The Bethany Maryland Portfolio Mortgage Loan is comprised of two loan components: (i) the ‘‘Bethany Maryland Portfolio Senior Component’’ or the ‘‘Senior Component,’’ with a cut-off date principal balance of $150,400,000 and (ii) the ‘‘Bethany Maryland Portfolio Junior Component’’ or the ‘‘Junior Component,’’ with a cut-off date principal balance of $33,457,012 (which includes capitalized interest of $357,012). The Class BMP Certificates will be entitled to receive collections of principal and interest on the Bethany Maryland Portfolio Junior Component, and the holders of the offered certificates and certain non-offered classes of the series 2007-C1 certificates will be entitled to receive collections of principal and interest on the Bethany Maryland Portfolio Senior Component. See ‘‘—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ above in this prospectus supplement.

The Bethany Maryland Portfolio Mortgage Loan is a five year loan with a stated maturity date of December 11, 2011. The Bethany Maryland Portfolio Senior Component accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of (i) 5.7289% per annum through and including the accrual period expiring on December 10, 2008, and (ii) 5.9789% per annum from and after December 11, 2008. The Bethany Maryland Portfolio Junior Component accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of 11.24596%. On the eleventh day of each month to but excluding the stated maturity date, the Bethany Maryland Portfolio Borrowers are required to make interest-only payments on the Bethany Maryland Portfolio Mortgage Loan solely to the extent cash flow is available for such purpose in accordance with the priorities set forth in ‘‘—Lockbox,’’ below, provided that, regardless of whether sums are available in the lockbox account, the Bethany Maryland Portfolio Borrowers must pay a minimum interest payment on the Bethany Maryland Portfolio Junior Component at a rate of 5.00% per annum. Any accrued interest on the Bethany Maryland Portfolio Junior Component that is not paid on a monthly payment date in accordance with the loan documents (the ‘‘Bethany Maryland Portfolio Capitalized Interest Amount’’) shall be added to the principal balance of the Bethany Maryland Portfolio Junior Component and shall bear interest at the rate of 11.24596% per annum. The principal balance of the Bethany Maryland Portfolio Mortgage Loan, plus all accrued and unpaid interest thereon, will be due on the stated maturity date.

The Bethany Maryland Portfolio Borrowers are prohibited from voluntarily prepaying the Bethany Maryland Portfolio Mortgage Loan, in whole or in part, prior to September 11, 2011. From and after September 11, 2011, the Bethany Maryland Portfolio Borrowers may prepay the Bethany Maryland Portfolio Mortgage Loan, in whole only, without payment of any prepayment consideration.

The Bethany Maryland Portfolio Borrowers may defease the Bethany Maryland Portfolio Mortgage Loan in whole only, at any time after the expiration of two years following the Issue Date, and by doing so obtain the release of the Bethany Maryland Portfolio Mortgaged Properties. A defeasance will be effected by the Bethany Maryland Portfolio Borrowers pledging substitute collateral that consists of direct, non-callable obligations of the United States of America or, if approved by the applicable rating agencies, other ‘‘government securities’’ within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, that produce payments which replicate the payment obligations of the Bethany Maryland Portfolio Borrowers under the Bethany Maryland Portfolio Mortgage Loan and are sufficient to pay off the Bethany Maryland Portfolio Mortgage Loan in its entirety. The Bethany Maryland Portfolio Borrowers’ right to defease the entire Bethany Maryland Portfolio Mortgage Loan is subject to, among other things, the applicable rating agencies each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2007-C1 certificates by such rating agency.

The Mortgaged Properties.    The Bethany Maryland Portfolio Mortgaged Properties are comprised of four, garden-style apartment complexes comprised of an aggregate of 55, three-story buildings situated on approximately 103 landscaped acres with on-site parking and located in Laurel, Glen Burnie, and Middle River, Maryland. The Bethany Maryland Portfolio Mortgaged Properties, with an aggregate of 1,587 units, were constructed between 1962 and 1972. Amenities at the complexes include swimming pools, fitness centers, and playgrounds. As of December 1, 2006, the weighted average occupancy of the Bethany Maryland Portfolio Mortgaged Properties was 88.3%.

Mix of Residential Units at the Bethany Maryland Portfolio Mortgaged Properties
Property(1)	Location	Year Built	Approximate Number of Units	One Bedroom		Two Bedroom	Three Bedroom
Willow Lake	Laurel, MD	1962	456	177	(2)	248	31
Quail Hollow	Glen Burnie, MD	1972	336	198		137	1
Woodhill	Glen Burnie, MD	1968	334	151		183	0
Seneca Bay	Middle River, MD	1968/1969	461	211		250	0
Total			1,587	737		818	32

(1)	Ranked by appraised value

(2)	Includes 14 efficiency units.

Lockbox.    The Bethany Maryland Portfolio Borrowers are required to deposit all income from the Bethany Maryland Portfolio Mortgaged Properties into a segregated lockbox account that has been pledged to the holder of the Bethany Maryland Portfolio Mortgage Loan. All amounts in the lockbox account are required to be transferred each business day to another account (the ‘‘Bethany Maryland Portfolio Property Account’’) that has also been pledged to the holder of the Bethany Maryland Portfolio Mortgage Loan. Provided no event of default shall exist with respect to the Bethany Maryland Portfolio Mortgage Loan, all amounts in the Bethany Maryland Portfolio Property Account will be applied on each payment date in the following order of priority: (i) first, to payment of the Bethany Maryland Portfolio Borrower’s monthly real estate tax reserve obligation, (ii) second, to the payment of the Bethany Maryland Portfolio Borrower’s monthly insurance premium reserve obligation (if any), (iii) third, commencing in December 2008, to the payment of the Bethany Maryland Portfolio Borrower’s monthly replacement reserve obligation, (iv) fourth, to the payment of interest on the Bethany Maryland Portfolio Senior Component, (v) fifth, to the payment of interest accruing at the default rate and late payment charges, if any, with respect to the Bethany Maryland Portfolio Senior Component, (vi) sixth, funds sufficient to pay budgeted operating expenses and certain non-budgeted ‘‘extraordinary’’ expenses of the Bethany Maryland Portfolio Mortgaged Properties shall be paid to the Bethany Maryland Portfolio Borrowers, (vii) seventh, to the payment of interest on the Bethany Maryland Portfolio Junior Component, (viii) eighth, to the payment of interest accruing at the default rate and late payment charges, if any, with respect to the Bethany Maryland Portfolio Junior Component, (ix) ninth, to the payment of the fees and expenses of the bank maintaining the Bethany Maryland Portfolio Property Account, (x) tenth, to the payment of capitalized interest with respect to the Bethany Maryland Portfolio Junior Component, until the amount of such capitalized interest has been reduced to zero, (xi) eleventh, to the payment of accrued and unpaid interest and capitalized interest with respect to the Bethany Maryland Portfolio Mezzanine Loan, (xii) twelfth, if the mortgage lender has been notified of a default with respect to the Bethany Maryland Portfolio Mezzanine Loan by the mezzanine lender, all remaining proceeds shall be paid to the mezzanine lender; otherwise, all remaining proceeds shall be paid to the Bethany Maryland Portfolio Borrowers.

Terrorism Coverage.    The Bethany Maryland Portfolio Borrowers are required to maintain insurance against acts of terrorism or similar acts of sabotage covering 100% or the replacement value of the Bethany Maryland Portfolio Mortgaged Properties, if such insurance is commercially available, and provided such insurance is available at a cost not in excess of $197,320. If the cost of such insurance is greater than $197,320, the Bethany Maryland Portfolio Borrowers are required to obtain the maximum coverage available for acts of terrorism at a cost of $197,320. While the Terrorism Risk Insurance Act of 2002, as amended (‘‘TRIA’’) is in effect, ‘‘terrorism’’ shall have the meaning ascribed thereto in TRIA.

Guarantees:    The following limited payment guaranties were executed and delivered, by the sponsors and certain affiliated third parties in connection with the Bethany Maryland Portfolio Mortgage Loan: (i) a guaranty of payment of principal in the maximum amount of $3,700,000 (minus amounts in the interest reserve account that have been applied to the reduction of the principal balance of the Bethany Maryland Portfolio Mortgage Loan) and (ii) with respect to the Bethany Maryland Portfolio Junior Component, a guaranty of payment in the maximum amount of $1,200,000 and a guaranty of payment of interest (including capitalized interest). The guarantors do not have a net worth or liquidity requirement. Further, there can be no assurance that the guarantors will have the creditworthiness or financial ability to make any payments due under the foregoing guaranties.

Mezzanine Financing.    The owner of 100% of the equity interests in the Bethany Maryland Portfolio Borrowers (collectively, the ‘‘Bethany Maryland Portfolio Mezzanine Borrower’’) have incurred mezzanine financing (the ‘‘Bethany Maryland Portfolio Mezzanine Loan’’) in the initial principal amount of $1,500,000, which accrues interest at a fixed rate per annum. The Bethany Maryland Portfolio Mezzanine Loan is secured by a pledge of 100% of the ownership interests of the Bethany Maryland Portfolio Mezzanine Borrower in the Bethany Maryland Portfolio Borrowers (the ‘‘Bethany Maryland Portfolio Mezzanine Collateral’’). As of the date of this prospectus supplement, the holder of the Bethany Maryland Portfolio

Mezzanine Loan is an affiliate of the related mortgage loan seller. The Bethany Maryland Portfolio Mezzanine Loan matures on December 10, 2011. On the eleventh day of each month, the Bethany Maryland Portfolio Member is required to pay the lesser of (i) accrued interest on the Bethany Maryland Portfolio Mezzanine Loan and (ii) all remaining amounts in the lock box account described under ‘‘Lockbox,’’ above. All accrued interest not paid on any monthly payment date shall be added to the principal amount of the Bethany Maryland Portfolio Mezzanine Loan. The principal balance of Bethany Maryland Portfolio Mezzanine Loan, plus all and accrued and unpaid interest thereon, is due and payable on the stated maturity date.

The Bethany Maryland Portfolio Mezzanine Borrower may prepay the Bethany Maryland Portfolio Mezzanine Loan at any time, provided that the Bethany Maryland Portfolio Borrowers are simultaneously defeasing or prepaying the Bethany Maryland Portfolio Mortgage Loan. Any such prepayment made prior to September 11, 2011 must be accompanied by a prepayment consideration equal to the greater of 1% of the principal amount prepaid and a yield maintenance premium set forth in the related loan documents. The sponsors and certain affiliated third parties have executed limited payment guaranties with respect to payments on the Bethany Maryland Portfolio Mezzanine Loan.

The holder of the Bethany Maryland Portfolio Mortgage Loan entered into an intercreditor agreement (the ‘‘Bethany Maryland Portfolio Intercreditor Agreement’’), that sets forth the relative priorities between the Bethany Maryland Portfolio Mortgage Loan and the Bethany Maryland Portfolio Mezzanine Loan. The Bethany Maryland Portfolio Intercreditor Agreement provides that, among other things:

•	The mezzanine lender generally may not foreclose on the Bethany Maryland Portfolio Mezzanine Collateral without the consent of the mortgage lender.

•	The Bethany Maryland Portfolio Mezzanine Loan is generally subordinate to the Bethany Maryland Portfolio Mortgage Loan in right of payment; provided, however, that so long as no event of default has occurred and is continuing with respect to the Bethany Maryland Portfolio Mortgage Loan, the mezzanine lender may accept payments due and payable from time to time under the related mezzanine loan documents.

•	The loan documents evidencing and securing the Bethany Maryland Portfolio Mezzanine Loan generally may be modified without the mortgage lender’s consent, except that certain provisions may not be modified without the Bethany Maryland Portfolio Mortgage Loan lender’s consent, including, without limitation, a material increase in any monetary obligations of Bethany Maryland Portfolio Mezzanine Loan borrower. Notwithstanding the foregoing, upon the occurrence of an event of default under the loan documents evidencing or securing the Bethany Maryland Portfolio Mezzanine Loan, the applicable Bethany Maryland Portfolio Mezzanine Loan lender will be permitted, subject to the satisfaction of certain conditions, to amend or modify the applicable Bethany Maryland Portfolio Mezzanine Loan in a manner that, among other things, increases the interest rate thereunder.

VII. The Extendicare Portfolio Mortgage Loan

Mortgage Loan Information
Cut-off Date Principal Balance:	$125,000,000(1)
Loan per Bed:	$58,879(2)
% of Initial Mortgage Pool Balance:	3.4%
Shadow Rating (S&P/Fitch):	AAA/AAA
Loan Purpose:	Recapitalization
Mortgage Interest Rate:	6.6525% per annum
Interest Calculation:	Actual/360
First Payment Date:	December 11, 2006
Amortization Term:	25 years(3)
Anticipated Repayment Date:	NAP(4)
Hyperamortization:	NAP(4)
Maturity Date:	November 11, 2011
Maturity Balance:	$121,068,645
Borrowers:	Various(5)
Sponsor:	Extendicare Health Services, Inc.
Defeasance/Prepayment:	Defeasance permitted two years after Issue Date. Prepayment with penalty permitted at any time. Prepayment without penalty permitted three months prior to maturity date.
Up-Front Reserves:	Ground Rent Reserve(6)
Ongoing Reserves:	Tax and Insurance Reserve(7) Replacement Reserve(8) Ground Rent Reserve(9)
Lockbox:	Hard(10)
Other Secured Debt:	$375,000,000 Pari Passu Non-Trust Loans(1) Revolving Loan(11)

Mortgage Property Information
Single Asset/Portfolio:	Portfolio(12)
Property Type:	Skilled Nursing and Assisted Living(12)
Location:	10 states(12)
Year Built:	1948-2000
Year Renovated:	1980-2006
Number of Beds:	8,492
Occupancy:	93.9%(13)
Occupancy Date:	June 30, 2006(13)
Ownership Interest:	Fee(14)
Property Management:	Self Managed(15)
U/W NCF:	$111,783,127(16)
U/W NCF DSCR:	2.72x(17)
Cut-off Date U/W NCF DSCR:	3.31x(18)
Aggregate Appraised Value:	$785,120,000(19)
Appraisal As of Date:	August 31, 2006(19)
Aggregate Cut-off Date LTV Ratio:	63.7%(20)
Aggregate Maturity LTV Ratio:	61.7%(20)

(1)	The Extendicare Portfolio Mortgage Loan is part of the Extendicare Portfolio Loan Combination that also includes the Extendicare Portfolio Pari Passu Non-Trust Loans in the aggregate principal amount of $375,000,000.

(2)	Based on a loan amount comprised of the entire Extendicare Portfolio Loan Combination of $500,000,000. The amount of $500,000,000 is comprised of three pari passu A notes.

(3)	Payments of interest only are required through and including the payment date in November 2009.

(4)	NAP means not applicable.

(5)	See ‘‘—The Borrowers and Sponsor’’ below.

(6)	At origination, the Extendicare Portfolio Borrowers deposited $3,000 into a ground rent reserve account for one month of ground lease base rent payments.

(7)	The Extendicare Portfolio Borrowers are required to make monthly deposits into a tax and insurance reserve account in an amount equal to one-twelfth of an amount which would be sufficient to pay the taxes payable, or estimated by the lender to be payable, during the following 12 months and one-twelfth of an amount which would be sufficient to pay the insurance premiums due for the renewal of insurance policies. Notwithstanding the foregoing, so long as (a) the debt yield exceeds 13%, (b) the Extendicare Portfolio Borrowers have delivered to the lender a guaranty of such obligation from Guarantor (as defined below), and (c) the Extendicare Portfolio Borrowers deliver evidence reasonably satisfactory to the lender that all taxes required to be paid have been paid, the monthly tax escrow payments will not be required. Notwithstanding the foregoing, so long as the Extendicare Portfolio Borrowers provide evidence of a blanket insurance policy covering the Extendicare Portfolio Mortgaged Property, as approved by the lender, the monthly insurance escrow payment will not be required.

(8)	The Extendicare Portfolio Borrowers are required to make monthly deposits into a replacement reserve account in an amount equal to one-twelfth of the product of $300 multiplied by the aggregate number of beds at the Extendicare Portfolio facilities.

(9)	The Extendicare Portfolio Borrowers are required to make monthly deposits into a ground rent reserve account in an amount equal to the ground rent that will be payable under each ground lease for the month in which such payment occurs. Notwithstanding the foregoing, the Extendicare Portfolio Borrowers will not be required to make monthly ground rent reserve deposits provided the Extendicare Portfolio Borrowers deliver, throughout the term of the Extendicare Portfolio Mortgage Loan, evidence reasonably satisfactory to the lender that all ground rent required to be paid by the Extendicare Portfolio Borrowers pursuant to any ground lease has timely been paid by the Extendicare Portfolio Borrowers. As long as the Extendicare

Portfolio Borrowers are not required to make monthly deposits of the ground rent monthly deposit, the initial ground rent deposit will, other than during the continuance of an event of default, be held in the ground rent reserve account and will not be disbursed for the payment of ground rent.

(10)	See ‘‘—Lockbox’’ below.

(11)	See ‘‘—Revolving Loan’’ below.

(12)	Portfolio of 80 skilled nursing facilities and 2 skilled nursing and assisted living facilities located in Kentucky, Pennsylvania, Wisconsin, Indiana, Washington, Ohio, Minnesota, Delaware, West Virginia and Idaho.

(13)	Weighted average as of June 30, 2006, based on allocated loan amounts and individual property occupancy.

(14)	One of the Extendicare Portfolio Mortgaged Properties known as Arbors at Dayton Nursing & Subacute Center is a leasehold interest pursuant to a ground lease expiring on or about October 23, 2045. See ‘‘—Ground Lease’’ below. Two of the Extendicare Portfolio Mortgaged Properties known as Cedar Springs Health & Rehab Center and River’s Bend Health & Rehab are fee interests in commercial condominium units.

(15)	The Extendicare Portfolio Mortgaged Properties are managed by affiliates of the Extendicare Portfolio Borrowers. See ‘‘—Operators’’ below.

(16)	U/W NCF is the aggregate for the 82 Extendicare Mortgaged Properties.

(17)	Based on U/W NCF and calculated based on the annualized constant monthly debt service payment commencing with the payment date in December 2009 and a loan amount comprised of the entire Extendicare Portfolio Loan Combination.

(18)	Based on U/W NCF and calculated based on the annual interest-only payments and a loan amount comprised of the entire Extendicare Portfolio Loan Combination.

(19)	Aggregate for the 82 Extendicare Mortgaged Properties. The appraisal as of date for the Extendicare Portfolio Mortgaged Property known as Parkview Nursing Center is as of September 1, 2006. The appraised values and appraisal as of dates for three of the Extendicare Portfolio Mortgaged Properties are based on stabilized values and stabilized as of dates of January 1, 2007 for River’s Bend Health & Rehab and as of March 1, 2007 for each of Willowcrest Care Center and Heritage Nursing & Rehab Center.

(20)	The Cut-Off Date LTV Ratio and the Maturity Date LTV Ratio are based on the entire Extendicare Portfolio Loan Combination.

The Borrowers and Sponsor.    The 22 Extendicare Portfolio Borrowers are: AAT RE 1 LLC, Abington Crest RE 1 LP, Beaver Valley RE 1 LP, Belair Health RE 1 LP, Columbus RE 1 LLC, Dayton RE 1 LLC, Dresher Hill RE 1 LP, Elkins Crest RE 1 LP, Fairlawn RE 1 LLC, FLT RE 1 LLC, Homes RE 1 LLC, IHR RE 1 LLC, Kaufman RE 1 LLC, London RE 1 LLC, MP RE 1 LLC, New Castle RE 1 LLC, NHF RE 1 LLC, Slate Belt RE 1 LP, Spruce Manor RE 1 LP, Tremont Health RE 1 LP, Valley Manor RE 1 LP, West RE 1 LLC. The sponsor of the Extendicare Portfolio Borrowers is Extendicare Health Services, Inc., the U.S. subsidiary of Extendicare REIT (formerly known as Extendicare Inc.). Extendicare, a Canadian-based company founded in 1968, is a major provider of long-term care and related services in North America. On November 10, 2006, the publicly traded Extendicare Inc. completed its reorganization plans by spinning off to shareholders its assisted living housing subsidiary, Assisted Living Concepts, Inc., as a separately traded entity listed on the New York Stock Exchange, and by converting itself to a Canadian real estate investment trust (‘‘REIT’’). The Extendicare REIT units are listed on the Toronto Stock Exchange under the symbol EXE.UN. Following this reorganization, Extendicare REIT reports that through its subsidiaries (including its U.S.-based Extendicare Health Services, Inc. subsidiary), it operates 235 nursing and assisted living facilities in North America, with capacity for over 26,800 residents and employs approximately 34,000 people in North America.

The Mortgage Loan.    The Extendicare Portfolio Mortgage Loan was originated on October 16, 2006 and has a cut-off date balance of $125,000,000. The Extendicare Portfolio Mortgage Loan is one of three (3) mortgage loans, together referred to as the ‘‘Extendicare Portfolio Loan Combination,’’ that are all secured by the Extendicare Portfolio Mortgaged Property. The Extendicare Portfolio Loan Combination is comprised of: (a) the Extendicare Portfolio Mortgage Loan; and (b) two Extendicare Portfolio Non-Trust Loans in the principal amounts of $250,000,000 and $125,000,000, which will not be included in the trust, and which are, at all times, pari passu in right of payment with the Extendicare Portfolio Mortgage Loan. All three of the mortgage loans in the Extendicare Portfolio Loan Combination are obligations of the Extendicare Portfolio Borrowers, are secured by the Extendicare Portfolio Mortgaged Property and are cross-defaulted with each other. The respective rights of the holders of the Extendicare Portfolio Mortgage Loan and the Extendicare Portfolio Non-Trust Loans will be governed by the Extendicare Portfolio Co-Lender Agreement. See ‘‘Loan Combinations—The Extendicare Portfolio Loan Combination.’’

The Extendicare Portfolio Mortgage Loan (as well as the Extendicare Portfolio Non-Trust Loans) is a five-year loan with a stated maturity date of November 11, 2011 which accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of 6.6525% per annum. On the eleventh day of each month through and including the payment date in November 2009, the Extendicare Portfolio Borrowers are required to make payments of interest-only on the Extendicare Portfolio Mortgage Loan (as well as the Extendicare Portfolio Non-Trust Loans). On the eleventh day of each month from and including December 11, 2009, up to but excluding the stated maturity date, the Extendicare Portfolio Borrowers are required to make constant monthly debt service payments aggregating $3,423,836.08 on the Extendicare Portfolio Loan

Combination (based on a 25-year amortization schedule). The outstanding principal balance of the Extendicare Portfolio Loan Combination, plus all accrued and unpaid interest thereon, are due and payable on such stated maturity date.

The Extendicare Portfolio Borrowers are permitted at any time to voluntarily prepay in whole (but not in part) the Extendicare Portfolio Loan Combination, provided such prepayment is accompanied by a payment of prepayment consideration equal to the greater of 1% of the principal amount prepaid and yield maintenance. From and after August 11, 2011, the Extendicare Portfolio Borrowers may prepay the Extendicare Portfolio Loan Combination, in whole or in part, without payment of any prepayment consideration.

The Extendicare Portfolio Borrowers may defease the Extendicare Portfolio Loan Combination in whole at any time after two years after the latest securitization of any mortgage loan comprising the Extendicare Portfolio Loan Combination, and by doing so obtain the release of the Extendicare Portfolio Mortgaged Properties. A defeasance will be effected by the Extendicare Portfolio Borrowers’ pledging substitute collateral that consists of direct, non-callable ‘‘government securities’’ as defined in Treasury Regulations Section 1.860G-2(a)(8)(i) that produce payments which replicate the payment obligations of the Extendicare Portfolio Borrowers under the Extendicare Portfolio Loan Combination and are sufficient to pay off the Extendicare Portfolio Loan Combination in its entirety on August 11, 2011. The Extendicare Portfolio Borrowers’ right to defease the entire Extendicare Portfolio Loan Combination is subject to, among other things, the applicable rating agencies each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2006-C7 Certificates by such rating agency.

The Extendicare Portfolio Borrowers may also partially defease the Extendicare Portfolio Loan Combination at any time after two years after the latest securitization of any mortgage loan comprising the Extendicare Portfolio Loan Combination, and by doing so obtain the release of an individual Extendicare Portfolio Mortgaged Property (each such individual property, a ‘‘Release Property’’) from the lien of the related mortgage, upon the satisfaction of the following conditions, among others: (a) payment of a defeasance amount (the ‘‘Defeasance Amount’’) that is equal to or exceeds 110-120% (depending on the aggregate amount of the allocated loan amounts of all released Extendicare Portfolio Properties) of the allocated loan amount for the applicable Release Property; (b) after giving effect to such release, the DSCR for the Extendicare Portfolio Mortgaged Properties then remaining subject to the liens of the mortgages must be equal to or greater than the greater of (i)the DSCR on the date of origination and (ii)the DSCR for all of the then remaining Extendicare Portfolio Mortgaged Properties (including the proposed Release Property and taking into account the debt represented by the defeasance collateral in question) for the twelve full calendar months immediately preceding the release of the Release Property; provided, that the Extendicare Portfolio Borrowers will be permitted to increase the principal amount of the debt evidenced by the subject defeased note and accordingly the Defeasance Amount in order to satisfy this DSCR test; and (c) the proposed Release Property must be conveyed to a person other than the Extendicare Portfolio Borrowers or if the Extendicare Portfolio Borrower which owns the proposed Release Property does not own any other Extendicare Portfolio Mortgaged Properties, then such Extendicare Portfolio Borrower may at its option continue to own such proposed Release Property and such Extendicare Portfolio Borrower will be released from obligations under the Extendicare Portfolio Mortgage Loan documents accruing thereafter.

The Mortgaged Properties.    The Extendicare Portfolio Mortgage Loan is secured by first priority mortgage liens on the fee simple and, in the case of one property, leasehold interest of the Extendicare Portfolio Borrowers in the Extendicare Portfolio Mortgaged Properties. The Extendicare Portfolio Mortgaged Properties consist of 80 skilled nursing facilities and two skilled nursing and assisted living facilities containing approximately 8,492 beds. These facilities are located in ten states across the country, as noted in the chart below. Skilled nursing facilities, in addition to room, board, housekeeping and laundry, provide long-term professional nursing care and therapies, assistance with activities of daily living, and, in some cases, shorter-term subacute rehabilitative care, to the frail, elderly, convalescent, chronically ill and others who require such care. Skilled nursing facilities are eligible to become certified in the Medicare and Medicaid programs. Assisted living facilities provide room, board, housekeeping, laundry and assistance with normal daily living activities, which is not necessarily provided by a professional nurse. An assisted living facility is designed to provide services to an established number of persons who may or may not be ambulatory or who may need minimal assistance with bathing, personal grooming or table service. An assisted living facility provides personal need services and supervision of residents’ activities, but does not offer any type of direct medical management unless it participates in a specialized state program, in which case it may provide some health care services.

The Extendicare Portfolio Mortgage Loan by Property Type
Property Type	Number of Mortgaged Properties	Allocated Loan Amount(1)	Percentage of Mortgage Loan Balance
Skilled Nursing Facilities	80	$487,371,357	97.5%
Skilled Nursing Facilities & Assisted Living Facilities	2	$12,628,643	2.5%
Total	82	$500,000,000	100.0%

(1)	Reflects aggregate allocated loan amount of the entire Extendicare Loan Combination.

The Extendicare Portfolio Mortgage Loan by State(1)
Location	Number of Properties	Approximate Number of Beds	Year Built	Weighted Average Occupancy(2)	Appraised Value	Allocated Loan Amount(3)
Kentucky	19	1,638	1963-2000	92.8%	$154,550,000	$98,424,445
Pennsylvania	9	1,257	1963-1984	98.3	154,080,000	98,125,127
Wisconsin	11	992	1948-1997	91.9	123,040,000	78,357,449
Indiana	14	1,418	1958-1988	90.4	99,750,000	63,525,321
Washington	10	1,089	1965-1985	94.0	99,290,000	63,232,372
Ohio	11	1,218	1965-1998	94.7	83,980,000	53,482,270
Minnesota	4	446	1949-1971	94.1	29,130,000	18,551,304
Delaware	1	120	1990	94.5	14,910,000	9,495,364
West Virginia	1	120	1985	98.0	13,270,000	8,450,937
Idaho	2	194	1967-1973	91.7	13,120,000	8,355,411
Total/Weighted Average	82	8,492		93.9%	$785,120,000	$500,000,000

(1)	Ranked by the aggregate allocated loan amount per state for the entire Extendicare Loan Combination.

(2)	Weighted average occupancy for each state based on average occupancy per property in the specified state as of June 30, 2006.

(3)	Based on the entire amount of the Extendicare Portfolio Loan Combination.

Lockbox.    The Extendicare Portfolio Borrowers are required to deliver to the Master Tenant (defined below) the master tenant rent direction letter directing the Master Tenant to deposit all rent payable under the Master Lease (as defined below) directly into a cash management account. The Extendicare Portfolio Borrowers have established such cash management account and various mortgage sub-accounts (collectively, the ‘‘Lockbox Accounts’’) with Wachovia Bank National Association as eligible accounts for the benefit of the lender, each of which Accounts is under the sole dominion and control of the lender. The Extendicare Portfolio Borrowers have granted to the lender a first priority security interest in the Lockbox Accounts and all deposits at any time contained therein and the proceeds thereof. The lender has the sole right to make withdrawals from the Lockbox Accounts and all costs and expenses for establishing and maintaining the Lockbox Accounts will be paid by the Extendicare Portfolio Borrowers. All funds on deposit in the Lockbox Accounts are to be applied as follows: (a) funds sufficient to pay the monthly tax and insurance amount for such payment date, if any, will be transferred to the tax and insurance reserve sub-account; (b) during any time that the monthly ground rent reserve amount is required to be deposited pursuant to the Extendicare Portfolio Mortgage Loan documents, funds sufficient to pay the monthly ground rent reserve amount for such payment date will be transferred to the ground rent reserve sub-account; (c) funds sufficient to pay the monthly debt service payment amount for such payment date will be transferred to the debt service reserve sub-account to be applied in accordance with the Extendicare Portfolio Mortgage Loan documents; (d) funds sufficient to pay the monthly replacement reserve amount for such payment date will be transferred to the replacement reserve sub-account; (e) funds sufficient to pay any interest accruing at the default rate and late payment charges, if any, will be transferred to the debt service reserve sub-account to be applied in accordance with the Extendicare Portfolio Mortgage Loan documents; (f) to the extent of excess cash flow, as described below, funds sufficient to pay the deposits, if any, required to be made by the Extendicare Portfolio Borrowers in the event that the test described below under ‘‘—Excess Cash Flow’’ is not met will be transferred to an account designated by the lender; and (g) all amounts remaining in the Lockbox Accounts after deposits for the foregoing will be transferred by wire transfer to the Extendicare Portfolio Mortgage Borrower’s agent. All funds on deposit in the Lockbox Accounts during the continuance of an event of default may be applied by the lender in such order and priority as the lender shall determine.

Terrorism Coverage.    The Extendicare Portfolio Borrowers are required to maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required in connection with the commercial property and business income insurance set forth in the Extendicare Portfolio

Mortgage Loan documents at all times during the term of the Extendicare Portfolio Mortgage Loan as long as such coverage is available in the commercial market at a premium no greater than $600,000 per annum; provided that if the foregoing required terrorism coverages cost more than $600,000 per annum, the Extendicare Portfolio Borrowers will only be required to obtain such coverage which is available for a premium of $600,000 per annum.

Guarantees.    Extendicare Health Services, Inc. (the ‘‘Guarantor’’) has executed a guaranty in favor of the lender in lieu of the Extendicare Portfolio Borrowers making monthly escrow deposits relating to taxes, pursuant to which the Guarantor guaranties the payment and performance of the Extendicare Portfolio Borrowers’ obligations to pay taxes (the ‘‘Guaranteed Obligations’’), excluding any taxes accruing after the time that the Extendicare Portfolio Borrowers again become obligated pursuant to the applicable Extendicare Portfolio Mortgage Loan documents to make monthly deposits into the tax and insurance reserve account. The Guaranteed Obligations include any initial deposit of tax and insurance reserve funds attributable to taxes in accordance with the Extendicare Portfolio Mortgage Loan documents required by the lender in connection with such commencement of monthly deposits of tax and insurance reserve funds. The Guarantor has executed and delivered to the lender an insurance payment guaranty pursuant to which Guarantor guaranties to reimburse the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with any failure on the part of a specified insurer to pay in full any claim or claims that are due to and owing to a claimant pursuant to the professional liability and/or general liability insurance coverage provided by a specified insurer to the Extendicare Portfolio Borrowers, up to and including the full $10,000,000 of aggregate coverage.

Ground Lease.    The Extendicare Portfolio Borrower is the ground lessee of that certain individual property commonly known as the Arbors at Dayton Nursing and Subacute Center. Under the terms of the ground lease, the Extendicare Portfolio Borrower is obligated to pay to ground lessor the amount of $3,720 per month. The lease expires 50 years from the commencement date thereof (the commencement date being on or about October 23, 1995).

Insurance.    Pursuant to the related loan documents, the Extendicare Portfolio Borrowers are required to procure and maintain commercial general liability insurance and professional liability insurance against claims for personal injury, bodily injury, death or property damages occurring upon, in or about the related mortgaged real properties, on the ‘‘claims made’’ form with a combined limit of not less than $100,000,000 in the annual aggregate and $100,000,000 per occurrence or professional incident. Such amounts will be subject to a self-insured retention of not more than $2,000,000 per each occurrence or professional incident. Such amounts will continue at not less than the specified limit until required to be changed by lender in writing by reason of changed economic conditions making such protection inadequate; and will cover at least the following hazards: (i) premises, operations and professional services; (ii) products and completed operations; (iii) liabilities arising out of the activities of independent contractors; (iv) blanket contractual liability; and (v) contractual liability covering the indemnities contained in the related mortgages to the extent the same is available. Notwithstanding the foregoing, as long as the insurance payment guaranty, described under ‘‘—Guarantees’’ above, given in connection with the mortgages remains in full force and effect, the Extendicare Portfolio Borrower shall be deemed to satisfy the above requirements if such borrower obtains and maintains (i) professional liability and general liability coverage from a specified insurer as a captive insurer insuring not more than $10,000,000 of aggregate exposure under such professional liability and general liability coverage, which coverage shall be in excess of the self-insured retention described above and (ii) additional insurance or reinsurance in a coverage amount not less than $90,000,000 pursuant to policies that satisfy the conditions and applicable provisions including, without limitation, the ratings requirements set forth in the related mortgages.

Operators.    Each individual Extendicare Portfolio Mortgaged Property is master leased by the applicable Extendicare Portfolio Borrower that is the fee or, in the case of one such Extendicare Portfolio Mortgaged Property, leasehold owner of such property to Extendicare Master Tenant 1 LLC, as master tenant (the ‘‘Master Tenant’’) pursuant to a master lease (the ‘‘Master Lease’’). The Master Tenant sub-leases, pursuant to an individual sub-lease (an ‘‘Operating Lease’’), each Extendicare Portfolio Mortgaged Property demised to it pursuant to the Master Lease to a sub-tenant (a ‘‘Healthcare Operator’’). The Master Tenant is a special purpose entity which is an affiliate of each of the Extendicare Portfolio Borrowers. Each Healthcare Operator is a limited special purpose entity as required under the Extendicare Portfolio Mortgage Loan documents. The Operating Leases are cross-defaulted. In addition, the Healthcare Operators, along with certain other related entities, are permitted to incur and have incurred certain additional intercompany debt.

Master Lease.    The Master Lease with respect to the Extendicare Portfolio Loan Combination is a lease of the land, buildings and fixtures of the entire Extendicare Portfolio Mortgaged Property. The leased premises under the Master Lease may only be used as an Extendicare Portfolio Mortgaged Property. The Master Lease is subject and subordinate to the Extendicare Portfolio Loan Combination. The Master Lease has a term of 10 years, expiring October 16, 2016, subject to two (2) options to extend the term of the Master Lease each for an additional 10 year period.

The annual base rent due under the Master Lease (the ‘‘Master Lease Base Rent’’) for the first year of the lease term is $35,410,703, payable in advance in equal consecutive monthly installments on the first day of each month. Thereafter, the Master Lease Base Rent for each consecutive lease year will be the annual base rent due with respect to the immediately prior lease year multiplied by an escalation percentage which will be an amount per annum equal to a fraction, the numerator of which will be the Consumer Price Index on the first day of the applicable lease year and the denominator of which will be the Consumer Price Index on the first day of the preceding lease year. If, during any period during the initial term and the first renewal term, the Master Lease Base Rent is not equal to or greater than the product of one hundred and five percent (105.0%) and the regularly scheduled payments of interest and principal (excluding any balloon payments of principal that are due and payable at maturity, any accelerated payments, and any default interest) required by the applicable Extendicare Portfolio Mortgage Loan documents (‘‘Fee Mortgage Debt Service’’), the Master Lease Base Rent for such period will also, in addition to the annual increases set forth above, be increased by an amount equal to the Fee Mortgage Debt Service for such period minus the Master Lease Base Rent for such period. Based on the first year annual base rent due under the Master Lease, the DSCR as of the Cut-off date is 1.05x. The Master Tenant is also required to pay and discharge, as supplementary rent or additional rent, all other amounts, liabilities and obligations of any nature relating to the leased premises, including, without limitation, all impositions, those arising under any applicable laws, requirements, easements or other similar agreements and all interest and penalties that may accrue thereon in the event of the Master Tenant’s failure to pay such amounts when due, and all damages, costs and expenses which the Extendicare Portfolio Borrowers may incur by reason of the Master Tenant’s failure to comply with the terms of the Master Lease.

The Master Lease Base Rent and all other sums payable under the Master Lease will be payable in all events without regard to the performance or non-performance, by either party, of any other provisions of the Master Lease. The Master Tenant is obligated to pay the Master Lease Base Rent to the Extendicare Portfolio Borrowers, free from any charges, assessments, impositions or deductions of any kind and without abatement, deduction or set-off whatsoever other than expressly set forth in the Master Lease. The Master Tenant is required to pay all costs, expenses and charges of every kind and nature relating to the leased premises from and after the date of the Master Lease, including, without limitation, all taxes, costs and improvements, maintenance, repairs, alterations, additions, replacements and insurance and other impositions except debt service on the Extendicare Portfolio Mortgage Loan or any other indebtedness of the Extendicare Portfolio Borrowers which becomes due and payable or accrues during the term of the Master Lease.

Operating Leases.    The Operating Leases have terms substantially similar to the terms of the Master Lease described above, with changes made based on the type and number of Extendicare Portfolio Mortgage Properties and the specific situations with respect thereto and with respect to the related tenant.

Substitutions.    At any time prior to the date which is three (3) months prior to the maturity date, the Extendicare Portfolio Borrowers may obtain the release of one or more Extendicare Portfolio Mortgaged Properties from the lien of the mortgage thereon and the release of the Extendicare Portfolio Borrowers’ obligations under the Extendicare Portfolio Mortgage Loan documents with respect to such Extendicare Portfolio Mortgaged Properties (other than those expressly stated to survive) (each such Extendicare Portfolio Mortgaged Property, a ‘‘Substituted Property’’), by substituting therefor one or more properties (such properties, individually and collectively as the context requires, a ‘‘Substitute Property’’), provided that, among other things, (a) after giving effect to the proposed substitution, no event of default shall be continuing; (b) the allocated loan amount of the Substituted Property, when taken together with the allocated loan amounts of all other Substituted Properties substituted pursuant to the Extendicare Portfolio Mortgage Loan documents, does not exceed $100,000,000 in the aggregate; (c) the Substitute Property is not located in Arkansas, Mississippi, Florida or Texas (unless the applicable Substituted Property is located in the same such state as the Substitute Property); (d) the Substitute Property has not suffered a casualty or condemnation which has not been fully restored; (e) either (i) the Substituted Property must be conveyed or (ii) the ownership interests in the new Borrower owning such Substituted Property must be transferred, in either case, to a person other than an Extendicare Portfolio Borrower, the Master Tenant or an Operator; (f) the appraised value of the Substitute Property and the ‘‘leased fee value’’ as shown in the related appraisal is equal to or exceeds the appraised value of the Substituted Property and the ‘‘leased fee value’’ immediately prior to the substitution; (g) after giving effect to the proposed substitution, the DSCR for the Extendicare Portfolio Mortgage Properties then remaining subject to the liens of the mortgages must be equal to or greater than the greater of (i) the DSCR for the twelve full calendar months immediately preceding origination and (ii) the DSCR for all of the then remaining Extendicare Portfolio Mortgage Properties (including the Substituted Property) for the twelve full calendar months ending on the last day of the month immediately preceding the substitution of the Substituted Property; (h) the Extendicare Portfolio Borrower must have obtained and delivered to the lender prior written confirmation from the applicable rating agencies that the substitution will not cause a downgrade, withdrawal or qualification of the then-current ratings of the any certificates backed by the

Extendicare Portfolio Loan Combination; (i) the operator of the facility located on the Substitute Property must be a qualified operator which must possess or must have applied for and obtained all material health care licenses necessary to operate the facility located on the Substitute Property; (j) the facility located on the Substitute Property must be operated as a skilled nursing facility and/or an assisted living facility; (k) an operating lease meeting criteria set forth in the loan agreement is entered into with respect to the Substitute Property, (l) the new Borrower will agree to assume and be bound by the Extendicare Portfolio Mortgage Loan documents and have executed a mortgage with respect to the Substitute Property; (m) the lender receives such evidence that the Substitute Property, the facility thereon and the operations thereof are in compliance with all health care requirements as would be acceptable to a reasonably prudent lender; (n) the lender receives valid certificates of insurance evidencing coverage with respect to the Substitute Property as required in the Extendicare Portfolio Mortgage Loan documents; (o) the lender receives certain third party reports with respect to the zoning, structural and environmental conditions of the Substitute Property; and (p) the applicable Extendicare portfolio Borrower pays all reasonable out-of-pocket costs and expenses incurred by the lender in connection with the substitution.

Other Defeasance/Substitution Provisions.    Certain ‘‘operating lease defaults’’ and/or ‘‘health care defaults’’ relating to individual Extendicare Portfolio Mortgaged Properties (a ‘‘Limited Cure Default’’) will not, in each instance, constitute an event of default under the Extendicare Portfolio Mortgage Loan documents in the event that the Extendicare Portfolio Borrowers either (A) obtain the release of the applicable Extendicare Portfolio Mortgaged Property from the lien of the mortgage thereon by partial defeasance as described under ‘‘—the Mortgage Loan’’ above or (B) effect a substitution of such applicable Extendicare Portfolio Mortgaged Property in accordance with the Extendicare Portfolio Mortgage Loan documents as described under ‘‘—Substitutions’’ above within sixty (60) days (which time period will be extended for such time as is reasonably necessary for the related Extendicare Portfolio Borrower in the exercise of due diligence to obtain such release, such additional period not to exceed thirty (30) days) of such Limited Cure Default. The release amount for each such Extendicare Portfolio Mortgaged Property must be equal to one hundred twenty five percent (125%) of the allocated loan amount for such property (the ‘‘Limited Cure Release Amount’’). If the defeasance lockout date has not occurred, the related Extendicare Portfolio Borrower must deposit the Limited Cure Release Amount with the lender to be held by the lender as additional collateral for the Extendicare Portfolio Mortgage Loan and the related Extendicare Portfolio Borrower must effect such Limited Cure Release within ten (10) business days after the occurrence of the defeasance lockout date. In no event will the Extendicare Portfolio Borrowers be entitled to more than six (6) limited cure releases during the term of the Extendicare Portfolio Mortgage Loan.

With respect to any casualty or condemnation at any individual Extendicare Portfolio Mortgaged Property, in the event the lender does not make the net proceeds available to the Extendicare Portfolio Borrowers for restoration in accordance with the terms of the Extendicare Portfolio Mortgage Loan documents, the Extendicare Portfolio Borrowers may partially defease the Extendicare Portfolio Mortgage Loan and obtain the release of such Extendicare Portfolio Mortgaged Property from the lien of the mortgage thereon in accordance with the Extendicare Portfolio Mortgage Loan documents, except that the release amount for such individual Property must be equal to the allocated loan amount for such Extendicare Portfolio Mortgaged Property.

Revolver Loan.    An affiliate of the related mortgage loan seller, as agent (‘‘Agent’’) for itself and other lenders from time to time (the ‘‘Revolving Loan Lenders’’), entered into an amended and restated credit agreement (the ‘‘Revolving Loan’’) with Extendicare Health Services, Inc. in the maximum principal amount of $120,000,000. The Revolving Loan is guaranteed by Extendicare Holdings Inc. The Revolving Loan is not secured by the Extendicare Portfolio Mortgage Properties or the direct interests of the Extendicare Mortgage Portfolio Borrowers. The Revolving Loan is secured by, among other things, a pledge of the direct and indirect equity interests in the Operators of the Extendicare Portfolio Mortgaged Properties and a pledge of the indirect equity of the Extendicare Portfolio Borrowers and the Master Tenant. The Revolving Loan Lenders have entered into an intercreditor agreement (the ‘‘Extendicare Intercreditor’’) with the mortgage lender. In the Extendicare Intercreditor, the Revolving Loan Lenders and the lender each acknowledge that such lender does not have any interest in the collateral securing the Revolving Loan or the Extendicare Portfolio Loan Combination, as applicable, and agree that they will not advocate, induce or cause any third party to (x) make, initiate or challenge the validity, priority or effectiveness of any assertion or claim in any action, suit or proceeding of any nature whatsoever in any way challenging the priority, validity or effectiveness of the liens and security interests granted to the other lenders or (y) in any way interfere with the lien of the other lender on its collateral or its rights of collection with respect thereto. Additionally, the Revolving Loan Lender’s ability to foreclose on the equity interests in the Extendicare Portfolio Borrowers, the Master Tenant and Healthcare Operators is subject to, among other things: (a) the monthly payment amount continuing to be paid to the lender at all times during any enforcement action pursuant to the Extendicare Intercreditor; (b) there having been no material impairment of the value, use or operation of the Extendicare Portfolio Mortgaged Properties taken as a whole; (c) all non-monetary defaults under the Extendicare Portfolio Mortgage Loan documents which are susceptible of cure by any party other than the Extendicare Portfolio Borrowers having been remedied and cured (or proposed remedies and cures have been commenced and are being diligently pursued to the reasonable satisfaction of the lender); (d) the mortgage lender having not commenced an enforcement action; (e) any new borrower being directly or indirectly owned and controlled by a qualified transferee and being a ‘‘special purpose entity’’ meeting applicable criteria of the applicable rating agencies; and (f) Revolving Loan Lender must have received: (i) a rating agency confirmation with respect to such Agent enforcement action and (ii) an additional insolvency opinion and an additional true lease opinion acceptable to the rating agencies). Further, after any foreclosure by the Agent of the pledge of indirect equity interest in the Extendicare Portfolio Borrowers, the Agent or such new borrower, as applicable, will be obligated to commence and diligently pursue to completion the cure of any remaining defaults under the Extendicare Portfolio Mortgage Loan documents which are susceptible of cure by any party other than the original borrower.

Consolidated Leverage Ratio.    At all times during the term of the Extendicare Portfolio Mortgage Loan, Extendicare Health Services Inc. and its subsidiaries, in the aggregate, are required to maintain, as of the last day of each fiscal quarter, a ratio (the ‘‘Consolidated Leverage Ratio’’) of the principal amount of Consolidated Total Debt (as defined below) to consolidated EBITDA for such period that is not in excess of 5.50 to 1.0; provided that after any permitted transfer of the direct or indirect interests in a ‘‘restricted party’’ (as defined under the related loan agreement) that results in a change of control of Extendicare Health Services Inc., Extendicare Health Services Inc. and its subsidiaries in the aggregate are required to maintain a Consolidated Leverage Ratio as of the last day of each fiscal quarter that is not in excess of 7.1 to 1.0. For the purposes of determining the Consolidated Leverage Ratio, ‘‘Consolidated Total Debt’’ includes all indebtedness of Extendicare Health Services Inc. and its subsidiaries (which includes the Extendicare Portfolio Borrower) determined on a consolidated basis (including, without limitation, the Extendicare Portfolio Mortgage Loan, the Revolving Loan, debt for borrowed money and all forms of corporate debt), minus certain Extendicare REIT notes and intercompany loans.

Excess Cash Flow Reserve.    If at the end of any calendar quarter the lease DSCR (based on the Master Lease base rent as set forth under ‘‘—Master Lease’’ above) is not at least 1.05x, the related Extendicare Portfolio Borrowers will be required to deposit all excess cash flow into an account designated by lender. Such funds will be additional collateral for the Extendicare Portfolio Mortgage Loan, which funds may be withdrawn by the lender during the continuance of an event of default and applied by the lender in such order and priority as the lender may determine. Any such funds escrowed will be returned to the related the Extendicare Portfolio Borrowers if such lease debt service coverage ratio becomes at least 1.05x for two consecutive determination dates.

VIII. The 1166 Avenue of the Americas Mortgage Loan

Mortgage Loan Information
Cut-off Date Balance:	$110,000,000
Loan per Square Foot:	$588
% of Initial Mortgage Pool Balance:	3.0%
Shadow Rating (S&P/Fitch):	NAP(1)
Loan Purpose:	Acquisition
Mortgage Interest Rate:	5.568% per annum
Interest Calculation:	Actual/360
First Payment Date:	February 11, 2007
Amortization Term:	Interest Only
Anticipated Repayment Date:	NAP(1)
Hyperamortization:	NAP(1)
Maturity Date:	January 11, 2017
Maturity Balance:	$110,000,000
Borrower:	1166 EJM LLC
Sponsor:	Edward J. Minskoff Equities, Inc.
Defeasance/Prepayment:	Defeasance permitted beginning two years after Issue Date. Prepayment without penalty permitted three months prior to maturity date.
Up-Front Reserves:	Free Rent Reserve(2) Unfunded Tenant Obligations Reserve(3)
Ongoing Reserves:	Tax and Insurance Reserve(4) Rollover Reserve(5) Replacement Reserve(6) Condominium Reserve(7)
Lockbox:	Hard(8)
Other Secured Debt:	Permitted Mezzanine Financing(9)

Mortgaged Property Information
Single Asset/Portfolio:	Single Asset
Property Type:	Office
Location:	New York, New York
Year Built:	1974
Year Renovated:	2003
Square Feet:	187,106(10)
Occupancy:	100.0%
Occupancy Date:	December 5, 2006
Ownership Interest:	Fee
Property Management:	Edward J. Minskoff Equities, Inc., an affiliate of the borrower
U/W NCF:	$6,617,930(11)
U/W NCF DSCR:	1.07x(12)
Cut-off Date U/W NCF DSCR:	1.07x(12)
Appraised Value:	$145,000,000
Appraisal As of Date:	December 1, 2006
Cut-off Date LTV Ratio:	75.9%
Maturity LTV Ratio:	75.9%

(1)	NAP means not applicable.

(2)	At origination, the 1166 Avenue of the Americas Borrower deposited $3,503,594 into a free rent reserve account.

(3)	At origination, the 1166 Avenue of the Americas Borrower deposited $6,648,710 into an unfunded tenant obligations reserve.

(4)	At origination, the 1166 Avenue of the Americas Borrower deposited $316,645.98 into a tax and insurance reserve account. The 1166 Avenue of the Americas Borrower is required to make monthly deposits into tax and insurance reserve account in an amount equal to one-twelfth of the estimated annual real estate taxes and insurance premiums payable during the following 12 months with respect to the 1166 Avenue of the Americas Mortgaged Property.

(5)	At such time as the existing leases at the 1166 Avenue of the Americas Mortgaged Property enter their renewal periods or an existing tenant notifies the 1166 Avenue of the Americas Borrower of its intention not to renew its lease, the 1166 Avenue of the Americas Borrower shall deposit $1,029,800 in June 2016 for the Christian & Timbers lease, $3,040,000 in January 2016 for the D.E. Shaw lease, and/or $930,200 in November 2015 for the Sprint Communications lease, as applicable, into a rollover reserve. In lieu of a cash reserve, the 1166 Avenue of the Americas Borrower may provide a letter of credit or a guaranty from the sponsor.

(6)	At origination, the 1166 Avenue of the Americas Borrower deposited $332,580 into a replacement reserve account. The 1166 Ave of the Americas Borrower is required to make monthly deposits into a replacements reserve account in an amount equal to $3,898 per month.

(7)	In the event that condominium charges for the 1166 Avenue of the Americas Building Condominium are billed by the condominium board less frequently than monthly, then the 1166 Avenue of the Americas Borrower is required to make monthly deposits into a condominium assessment reserve account in an amount equal to one-twelfth of the estimated annual condominium assessment charge.

(8)	See ‘‘—Lockbox’’ below

(9)	See ‘‘—Permitted Mezzanine Financing’’ below.

(10)	Reflects the square footage of the multiple condominium unit comprising the 1166 Avenue of the Americas Mortgaged Property. In addition, collateral consists of a corresponding 11.086% share of the common elements of the 1166 Avenue of the Americas Building Condominum which contains approximately 1,725,828 square feet. See ‘‘—The Mortgaged Property’’ below.

(11)	Reflects in place U/W NCF. Projected U/W NCF is $7,028,345 based on assumed mark-to market rent adjustment applied to below-market tenant leases and certain other lease-up assumptions.

(12)	Calculated based on in-place U/W NCF. The U/W DSCR based on the projected U/W NCF of $7,028,345 (described in footnote (11) above) is 1.13x.

Major Tenant Information
Tenant(1)	Approximate Square Feet	% Total Square Feet	% Total Base Revenues(2)	Rent PSF(3)	Ratings(4)	Lease Expiration Date
D.E. Shaw & Company.	112,270	60.0%	60.8%	$61.00	NR	3/30/2017(5)
Sprint Communications	37,418	20.0	18.6	$56.00	BBB+/BBB	1/31/2017(6)
Christian & Timbers	37,418	20.0	20.6	$62.00	NR	8/31/2017
Total	187,106	100.0%	100.0%

(1)	Ranked by approximate total square feet.

(2)	The percentages of total base rent are based on in-place underwritten base rental revenues.

(3)	Reflects in-place base rent.

(4)	Credit ratings are those by S&P and Fitch, respectively, and may reflect the rating of the parent company even though the parent company may have no obligations under the related lease. NR means not rated.

(5)	The D.E. Shaw & Company lease provides for a one-time right to terminate the lease effective 3/30/2011 upon 18 months notice, accompanied by a payment of a lease termination fee.

(6)	The Sprint Communications lease provides for one five-year renewal option at fair market value.

Lease Expiration Information(1)
Year	Approximate Expiring Square Feet	As % of Total Square Feet	Cumulative % of Total Square Feet	Approximate Expiring Base Revenues(1)	As % of Total Base Revenues(1)	Cumulative % of Total Base Revenues(1)
2007	0	0.0%	0.0%	$0	0.0%	0.0%
2008	0	0.0	0.0%	0	0.0	0.0%
2009	0	0.0	0.0%	0	0.0	0.0%
2010	0	0.0	0.0%	0	0.0	0.0%
2011	0	0.0	0.0%	0	0.0	0.0%
2012	0	0.0	0.0%	0	0.0	0.0%
2013	0	0.0	0.0%	0	0.0	0.0%
2014	0	0.0	0.0%	0	0.0	0.0%
2015	0	0.0	0.0%	0	0.0	0.0%
2016	0	0.0	0.0%	0	0.0	0.0%
2017 and beyond	187,106	100.0	100.0%	11,263,794	100.0	100.0%
Vacant	0	0.0	100.0%	0	0.0	100.0%
Total	187,106	100.0%		$11,263,794	100.0%

(1)	Based on in-place underwritten base rental revenues.

The Borrower and Sponsor.    The 1166 Avenue of the Americas Borrower is 1166 EJM LLC, a Delaware limited liability company, which is sponsored by Edward J. Minskoff Equities, Inc. (‘‘Minskoff Equities’’). Minskoff Equities is a privately held real estate firm founded by Edward J. Minskoff. Minskoff Equities owns, develops and manages commercial office buildings in major urban centers and is involved, directly or indirectly, in the design/development, management, leasing and financing of its projects. Minskoff Equities reports that it owns, leases and manages 4 million square feet including such properties as 590 Madison, 237 Park Avenue and 1325 Avenue of the Americas. An affiliate of the mortgage loan seller is an indirect equity holder in the 1166 Avenue of the Americas Borrower.

The Mortgage Loan.    The 1166 Avenue of the Americas Mortgage Loan was originated on December 14, 2006 and has a cut-off date balance of $110,000,000. The 1166 Avenue of the Americas Mortgage Loan is a ten-year loan with a stated maturity date of January 11, 2017 which accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of 5.568% per annum. On the eleventh day of each month to, but excluding, the stated maturity date, the 1166 Avenue of the Americas Borrower is required to make interest-only payments on the 1166 Avenue of the Americas Mortgage Loan. The principal balance of the 1166 Avenue of the Americas Mortgage Loan, plus all accrued and unpaid interest thereon, will be due on the stated maturity date.

The 1166 Avenue of the Americas Borrower is prohibited from voluntarily prepaying the 1166 Avenue of the Americas Mortgage Loan, in whole or in part, prior to October 11, 2016. From and after October 11, 2016, the 1166 Avenue of the Americas Borrower may prepay the 1166 Avenue of the Americas Mortgage Loan, in whole, without payment of any prepayment consideration.

The 1166 Avenue of the Americas Borrower may defease the 1166 Avenue of the Americas Mortgage Loan in whole only, at any time after the earlier of (i) December 14, 2009 or (ii) the expiration of two years following the Issue Date and by doing so obtain the release of the 1166 Avenue of the Americas Mortgaged Property. A defeasance will be effected by the 1166 Avenue of the Americas Borrower’s pledging substitute collateral that consists of direct, non-callable obligations or securities of the United States Government, or an agency or instrumentality thereof, that produce payments which replicate the payment obligations of the 1166 Avenue of the Americas Borrower under the 1166 Avenue of the Americas Mortgage Loan and are sufficient to pay off the 1166 Avenue of the Americas Mortgage Loan in its entirety on October 11, 2016. The 1166 Avenue of the Americas Borrower’s right to defease the entire 1166 Avenue of the Americas Mortgage Loan is subject to, among other things, the applicable rating agencies each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2007-C1 certificates by such rating agency.

The Mortgaged Property.    The 1166 Avenue of the Americas Mortgage Loan is secured by a first priority lien on the fee simple interest of the 1166 Avenue of the Americas Borrower in the 1166 Avenue of the Americas Mortgaged Property, which consists of five commercial condominium units that constitute a portion of the Class A condominium office building known as 1166 Avenue of the Americas (the ‘‘1166 Avenue of the Americas Building Condominium’’). The 1166 Avenue of the Americas Building Condominium is a 45-story class A office property located in Midtown Manhattan on the easterly blockfront of Avenue of the Americas between 45th and 46th Streets. The building, developed in 1974 and renovated in 2003, has been sub-divided into multiple commercial condominium units, including the 1166 Avenue of the Americas Mortgaged Property, and contains an aggregate of 1,725,828 square feet of net rentable area and related percentage shares of the common areas of the building. The 1166 Avenue of the Americas Mortgaged Property consists of the five condominium units on floors 2-6 with a total of 187,106 square feet of net rentable area and a corresponding 11.086% share of the common elements. The 1166 Avenue of the Americas Mortgaged Property is leased under long term leases to three tenants comprised of D.E. Shaw & Company with 112,270 square feet (60.0% of total subject space), Sprint Communications (which is rated BBB+/BBB by S&P and Fitch, respectively) with 37,418 square feet (20.0% of total subject space), and Christian & Timbers with 37,418 square feet (20.0% of total subject space). As of December 5, 2006, based on square footage leased, occupancy at the 1166 Avenue of the Americas Mortgaged Property was 100.0%.

The other commercial condominium units comprising the 1166 Avenue of the Americas Building Condominum which are not part of the 1166 Avenue of the Americas Mortgaged Property are separately owned by Marsh & McLennan Companies, Inc. and by affiliated entities of the 1166 Avenue of the Americas Borrower.

See ‘‘Risk Factors—Risks Associated with Condominium Ownership’’ above in this prospectus supplement.

Lockbox.    The 1166 Avenue of the Americas Borrower is required to cause all rents to be deposited directly into a lockbox account maintained with Wachovia Bank, National Association (the ‘‘1166 Avenue of the Americas Lockbox Bank’’). The 1166 Avenue of the Americas Lockbox Bank is required to disburse on each business day all funds in the lockbox account in excess of $5,000 to a cash management account maintained by Wachovia Bank, National Association (the ‘‘1166 Avenue of the Americas Cash Management Bank’’), and the 1166 Avenue of the America Cash Management Bank is required to deposit such funds into the following accounts pursuant to a cash management agreement: (i) tax and insurance reserve account, (ii) if applicable, condominium assessment reserve account, (iii) monthly debt service payment account, (iv) replacement reserve account, (v) in payment of any other amounts due under the loan documents, and (vi) provided there is no event of default any remaining funds will be promptly returned to the 1166 Avenue of the Americas Borrower.

Terrorism Coverage.    The 1166 Avenue of the Americas Borrower is required, in accordance with the related loan documents, if commercially available, to maintain insurance against perils and acts of terrorism, provided that such insurance is available and that the total annual premium payable by the 1166 Avenue of the Americas Borrower does not exceed $500,000 per year. If the cost of such insurance is greater than $500,000, the 1166 Avenue of the Americas Borrowers are required to obtain the maximum coverage available for acts of terrorism as may be obtained for $500,000.

Principal Guaranty.    Edward J. Minskoff, personally (the ‘‘1166 Avenue of the Americas Guarantor’’) has executed a limited payment guaranty in favor of the mortgagee guaranteeing the obligations of the 1166 Avenue of the Americas Borrower to pay principal, interest, and all other charges due under the related loan documents. The 1166 Avenue of the Americas Guarantor’s maximum aggregate liability under the limited payment guaranty is $22,000,000 (the ‘‘Guaranty Cap’’) plus any enforcement costs incurred by the mortgagee. The Guaranty Cap will be incrementally reduced upon increase of the debt service coverage ratio, in accordance with the terms and provisions of the related loan documents. The 1166 Avenue of the Americas Guarantor will be released from the obligations under the limited payment guaranty at such time as the debt service coverage ratio is equal to or greater than 1.32x for two consecutive calendar quarters. There can be no assurance that the 1166 Avenue of the Americas Guarantor will have the creditworthiness or financial ability to make any payments due under the foregoing guaranty. The 1166 Avenue of the Americas Guarantor is required to maintain a net worth of $150,000,000 and a minimum liquidity of $30,000,000. However, the 1166 Avenue of the Americas Borrower is not required to provide a replacement guarantor in the event such net worth or liquidity requirements are not met.

Permitted Mezzanine Financing.    Upon at least 30 days notice, provided no event of default exists under the loan documents, the sole member of the 1166 Avenue of the Americas Borrower is permitted to incur mezzanine financing provided certain conditions in the loan documents are satisfied, including but not limited to: (i) the mezzanine lender shall be a ‘‘qualified mezzanine lender’’ (as defined in the loan agreement), (ii) the debt service coverage ratio after the mezzanine financing will not be less than 1.00x, (iii) rating agency confirmation has been delivered, (iv) the collateral for the mezzanine financing shall include only pledges of the equity interests in the 1166 Avenue of the Americas Borrower and any accounts established under a separate mezzanine cash management arrangement, (v) the mezzanine financing shall be subordinate in all respects to the 1166 Avenue of the Americas Mortgage Loan, (vi) the mezzanine lender shall enter into an intercreditor agreement with the mortgagee in form and substance reasonably acceptable to the mortgagee and meeting then current rating agency criteria, (vii) the mezzanine financing shall not be cross-defaulted or cross-collateralized with any other properties or loans, (viii) the mezzanine financing shall be self liquidating, shall be fully amortized over its term, and shall be coterminous with or mature prior to the 1166 Avenue of the Americas Mortgage Loan, and (ix) the mezzanine borrower and any other pledgors shall be structured as not to adversely affect the bankruptcy remote nature of the 1166 Avenue of the Americas Borrower and shall comply with rating agency criteria.

IX. The Bethany Houston Portfolio Mortgage Loan

Mortgage Loan Information
Cut-off Date Balance:	$102,280,000(1)
Loan per Unit:	$41,935(2)
% of Initial Mortgage
Pool Balance:	2.8%
Shadow Rating (S&P/Fitch):	NAP(3)
Loan Purpose:	Acquisition
Mortgage Interest Rate:	6.0165% per annum(4)
Interest Calculation:	Actual/360
First Payment Date:	January 11, 2007
Amortization Term:	Interest Only
Anticipated Repayment Date:	NAP(3)
Hyperamortization:	NAP(3)
Maturity Date:	December 11, 2011
Maturity Balance:	$102,280,000
Borrowers:	KT Terraza-TX1, LLC, et al(5)
Sponsor:	Bethany Holdings Group, LLC
Prepayment/Defeasance:	Defeasance permitted two years after Issue Date. Prepayment without penalty permitted three months prior to maturity date.
Up-Front Reserves:	Required Repairs Reserve(6) Renovation Reserve(7) Working Capital Reserve(8)
Ongoing Reserves:	Tax and Insurance Reserve(9) Replacement Reserve(10)
Lockbox:	Soft(11)

Other Secured Debt:	$19,823,258 aggregate Subordinated Non-Trust Loans(1)
Approximately $7,750,000 Mezzanine Debt(12)

Mortgaged Property Information
Single Asset/Portfolio:	Portfolio(13)
Property Type:	Multifamily
Location:	Houston and Stafford, Texas(13)
Year Built:	1969-1997
Year Renovated:	2003
Number of Units:	2,439(13)
Occupancy:	87.3%(14)
Occupancy Date:	December 1, 2006
Ownership Interest:	Fee
Property Management:	The Bethany Management Group, LLC, an affiliate of the borrower
U/W NCF:	$7,740,683(15)
U/W NCF DSCR:	1.24x(15)
Cut-off Date U/W NCF DSCR:	1.24x(15)
Aggregate Appraised Value:	$117,800,000(16)
Appraisal As of Date:	November 21, 2006(16)
Aggregate Cut-off Date
LTV Ratio:	86.8%(17)
Aggregate Maturity LTV Ratio:	86.8%(17)

(1)	The Bethany Houston Portfolio Mortgage Loan is part of the Bethany Houston Portfolio Loan Combination that also includes the Bethany Houston Portfolio Non-Trust Loans, which consist of: (i) the Bethany Houston Portfolio Note B Non-Trust Loan in the cut-off date principal amount of $18,447,351(which includes capitalized interest of $347,351) and (ii) the Bethany Houston Portfolio Note C Non-Trust Loan in the cut-off date principal amount of $1,375,907 (which includes capitalized interest of $25,907). The entire Bethany Houston Portfolio Loan Combination, including the Bethany Houston Portfolio Non-Trust Loans, has a cut-off date principal balance of $122,103,258.

(2)	Based solely on a loan amount comprised of the Bethany Houston Portfolio Mortgage Loan.

(3)	NAP means not applicable.

(4)	The Bethany Houston Portfolio Mortgage Loan accrues interest at a rate of 6.0165% per annum, through and including the accrual period expiring on December 10, 2008, and with respect to each accrual period thereafter, 6.2665% per annum. The Bethany Houston Portfolio Note B Non-Trust Loan accrues interest at a rate of 11.09% per annum and the Bethany Houston Portfolio Note C Non-Trust Loan accrues interest at a rate of 11.09% per annum. Notwithstanding the foregoing, the Bethany Houston Portfolio Borrowers are not required to make full payments of interest on the Bethany Houston Portfolio Non-Trust Loans, except to the extent described under ‘‘—the Mortgage Loan’’ below, and all accrued interest not required to be paid in accordance with the loan documents will be added to the principal balance of the related Non-Trust Loan and will itself accrue interest at the interest rate in effect for such Non-Trust Loan.

(5)	KT Terraza-TX1, LLC, is the Bethany Houston Portfolio Borrower with the largest percentage interest. The other Bethany Houston Portfolio Borrowers are FJLC-TX1, LLC and Bethany Lonestar Apartments, LLC. The Bethany Houston Portfolio Borrowers own the Bethany Houston Portfolio Mortgaged Properties as tenants in common.

(6)	At closing the Bethany Houston Portfolio Borrowers deposited $900,000 into a required repairs reserve to pay for the costs of certain scheduled repairs. In addition, a $1,175,503 portion of the renovation reserve described in footnote (7) below shall be made available solely for completion of the certain scheduled repairs (following depletion of the required repairs reserve) before such portion of the renovation reserve can be used for any other purpose.

(7)	The Bethany Houston Portfolio Borrowers deposited $9,590,000 into a renovation reserve to be used to pay for the costs of certain renovations to the Bethany Houston Portfolio Mortgaged Properties. Furthermore, a $1,175,503 portion of the renovation reserve shall be made available solely for completion of the certain scheduled repairs described in footnote (6) above (following depletion of the required repairs reserve) before such portion of the renovation reserve can be used for any other purpose.

(8)	The Bethany Houston Portfolio Borrowers deposited $870,000 in a working capital reserve to be used for working capital costs designated by the Bethany Houston Portfolio Borrowers.

(9)	The Bethany Houston Portfolio Borrowers are required to make monthly deposits into tax and insurance reserve accounts in an amount equal to one-twelfth of the estimated annual real estate taxes and insurance premiums payable during the following 12 months with respect to the Bethany

Houston Portfolio Mortgaged Properties, provided, however, no insurance reserve deposits are required if lender approves a blanket or umbrella policy maintained by the Bethany Houston Portfolio Borrowers.

(10)	The Bethany Houston Portfolio Borrowers are required to make monthly deposits into a replacement reserve from and after December 11, 2008 equal to $50,813.

(11)	See ‘‘—Lockbox’’ below.

(12)	Estimated amount which is unfunded as of the cut-off date. Includes potential advances of up to $6,000,000 plus an advance in an amount sufficient to prepay the Bethany Houston Portfolio Note C Non-Trust Loan (including capitalized interest amounts) . See ‘‘—Mezzanine Financing’’ below.

(13)	The Bethany Houston Portfolio Mortgaged Properties consist of eight garden-style apartment complexes located in Texas with an aggregate of 2,439 residential units. See ‘‘—Mortgaged Properties’’ below.

(14)	Weighted average occupancy of the Bethany Houston Portfolio Mortgaged Properties based on the number of units at each property.

(15)	Based on aggregate U/W NCF and calculated based on the annual interest-only payments for the Bethany Houston Portfolio Mortgage Loan only. The U/W DSCR based on U/W NCF for the entire Bethany Houston Portfolio Loan Combination is 1.03x, based on the intitial rate of 6.0165% per annum for the Bethany Houston Portfolio Mortgage Loan and the assumption that, with respect to the Bethany Houston Portfolio Note B Non-Trust Loan, the Bethany Houston Portfolio Borrowers make only a minimum monthly payment of interest at 7.00% per annum and, with respect to the Bethany Houston Portfolio Note C Non-Trust Loan, the Bethany Houston Portfolio Borrowers do not make any payments of accrued interest.

(16)	Reflects aggregate as-is appraised value of the eight Bethany Houston Mortgaged Properties Sendera Park, Sendera Memorial, Sendera Westway and Wyndhman Oaks were appraised as of November 21, 2006. Sendera Champion, Sendera Briargrove, Sendera Sugar Ridge and Sendera Woodbridge were appraised as of November 27, 2006. The aggregate stabilized appraised value of the eight Bethany Houston Mortgaged Properties (as of November 21, 2009 for Sendera Park, Sendera Memorial, Sendera Westway and Wyndham Oaks and as of November 27, 2009 for Sendera Champion, Sendera Briargrove, Sendera Sugar Ridge, and Sendera Woodbridge) is $146,750,000.

(17)	The Cut-off Date LTV Ratio and the Maturity LTV Ratio (based on the aggregate as-is appraised value) are based on the Bethany Houston Portfolio Mortgage Loan and do not take into account the Bethany Houston Portfolio Non-Trust Loans. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on the aggregate as-is appraised value of the entire Bethany Houston Portfolio Loan Combination (including the Bethany Houston Portfolio Non-Trust Loans) would each be 103.7%. Based on the aggregate stabilized value set forth above, the Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the Bethany Houston Portfolio Mortgage Loan only would each be 69.7%. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the entire Bethany Houston Portfolio Loan Combination would each be 83.2%. The Maturity LTV Ratio with respect to the entire Bethany Houston Portfolio Loan Combination set forth above in this footnote does not include any additional potential capitalized interest amounts. The Maturity LTV Ratio of the entire Bethany Houston Portfolio Loan Combination, assuming the Bethany Houston Portfolio Borrowers make only the required minimum monthly payment of interest as described under ‘‘—The Mortgage Loan’’ below, would be 108.5% (based on the aggregate as-is value) and 87.1% (based on the aggregate stabilized value.)

The Bethany Houston Portfolio Mortgaged Properties
Property(1)	Location	Approximate Number of Units	Occupancy(2)	Appraised Value(3)
Sendera Briargrove	Houston, TX	643	82.4%	$24,900,000
Sendera Westway	Houston, TX	316	91.5	17,300,000
Sendera Sugar Ridge	Stafford, TX	250	90.0	16,900,000
Wyndham Oaks	Houston, TX	279	91.0	16,350,000
Sendera Woodbridge	Houston, TX	384	85.7	15,000,000
Sendera at Champion Forest	Houston, TX	198	88.9	10,350,000
Sendera Memorial	Houston, TX	200	92.5	9,350,000
Sendera Park	Houston, TX	169	83.4	7,650,000
Total/Weighted Average(4)		2,439	87.3%	$117,800,000

(1)	Ranked by appraised value.

(2)	Occupancy for each property is as of December 1, 2006.

(3)	Represents ‘‘as is’’ appraised values as of November 21, 2006 or November 27, 2006. The stabilized appraised values for the Bethany Houston Portfolio Mortgaged Properties as of November 2009 are $31,550,000 for Sendera Briargrove, $21,750,000 for Sendera Westway, $19,800,000 for Sendera Sugar Ridge and $20,650,000 for Wyndham Oaks, $17,950,000 for Sendera Woodbridge, $11,950,000 for Sendera at Champion Forest, $11,950,000 for Sendera Memorial and $11,150,000 for Sendera Park for an aggregate stabilized value for the Bethany Houston Portfolio Mortgaged Properties of $146,750,000.

(4)	Weighted average occupancy is weighted based on the number of units at each property.

The Borrowers and Sponsor.    The Bethany Houston Portfolio Borrowers are Bethany Lonestar Apartments, LLC, FJLC-TX1, LLC, and KT Terraza—TX1, LLC, each a Delaware limited liability company and a tenant-in-common. The sponsor of the Bethany Houston Portfolio Mortgage Loan is Bethany Holdings Group, LLC, an Irvine, California based full service real estate and investment company, specializing in multifamily properties. Bethany Holdings Group reports that it has multi-family operations which currently encompasses more than $600 million in assets, with over 10,000 apartments nationwide.

The Mortgage Loan.    The Bethany Houston Portfolio Mortgage Loan was originated on December 7, 2006 and has a cut-off Date principal balance of $102,280,000. The Bethany Houston Portfolio Mortgage Loan is one of three (3) mortgage loans, collectively referred to as the ‘‘Bethany Houston Portfolio Loan Combination,’’ all of which are obligations of the Bethany Houston Portfolio Borrowers, are secured by the Bethany Houston Portfolio Mortgaged Properties, and are cross-defaulted with each other. The Bethany Houston Portfolio Loan Combination is comprised of (a) the Bethany Houston

Portfolio Mortgage Loan; (b) the ‘‘Bethany Houston Portfolio B Note Non-Trust Loan,’’ which has a cut-off Date principal balance of $18,447,351 (which includes capitalized interest of $347,351) and which will not be included in the trust; and (c) the ‘‘Bethany Houston Portfolio C Note Non-Trust Loan,’’ which has a cut-off Date principal balance of $1,375,907 (which includes capitalized interest of $25,907) and which will not be included in the trust. The Bethany Houston Portfolio B Note Non-Trust Loan and the Bethany Houston Portfolio C Note Non-Trust Loan, which are collectively referred to as the ‘‘Bethany Houston Portfolio Non-Trust Loans,’’ are generally subordinate in right of payment to the Bethany Houston Portfolio Mortgage Loan, and the Bethany Houston Portfolio C Note Non-Trust Loan is generally subordinate in right of payment to the Bethany Houston Portfolio B Note Non-Trust Loan. The respective rights of the holders of the Bethany Houston Portfolio Mortgage Loan, the Bethany Houston Portfolio B Note Non-Trust Loan and the Bethany Houston Portfolio C Note Non-Trust Loan will be governed by a co-lender agreement, as further described under ‘‘—Loan Combinations’’ in this prospectus supplement.

The Bethany Houston Portfolio Mortgage Loan is a five year loan with a stated maturity date of December 11, 2011 which accrues interest on an Actual/360 Basis at an interest rate, in the absence of default, of 6.0165% per annum through and including the accrual period expiring on December 10, 2008, and with respect to each accrual period thereafter, 6.2665% per annum. On the eleventh day of each month to but excluding the stated maturity date, the Bethany Houston Portfolio Borrowers are required to make interest-only payments on the Bethany Houston Portfolio Mortgage Loan. The principal balance of the Bethany Houston Portfolio Mortgage Loan, plus all accrued and unpaid interest thereon, will be due on the stated maturity date.

The Bethany Houston Portfolio Borrowers are prohibited from voluntarily prepaying the Bethany Houston Portfolio Mortgage Loan, in whole or in part, prior to September 11, 2011. From and after September 11, 2011, the Bethany Houston Portfolio Borrower may prepay the Bethany Houston Portfolio Mortgage Loan, in whole, without payment of any prepayment consideration, provided that the Bethany Houston Portfolio Borrower simultaneously prepays the Bethany Houston Portfolio Non-Trust Loans.

The Bethany Houston Portfolio Borrowers may defease the Bethany Houston Portfolio Mortgage Loan in whole only at any time following the date occurring two years from the Issue Date, and by doing so obtain the release of the Bethany Houston Portfolio Mortgaged Properties. A defeasance will be effected by the Bethany Houston Portfolio Borrower’s pledging substitute collateral that consists of direct, non-callable obligations of the United States of America or, if approved by the applicable rating agencies, other ‘‘government securities’’ within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, that produce payments which replicate the payment obligations of the Bethany Houston Portfolio Borrowers under the Bethany Houston Portfolio Mortgage Loan and are sufficient to pay off the Bethany Houston Portfolio Mortgage Loan in its entirety. The Bethany Houston Portfolio Borrower’s right to defease the entire Bethany Houston Portfolio Mortgage Loan is subject to, among other things, the applicable rating agencies each confirming that the defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2007-C1 certificates by such rating agency. As a condition precedent to the defeasance of the entire Bethany Houston Portfolio Mortgage Loan, the Bethany Houston Portfolio Borrowers must also simultaneously defease the entire Bethany Houston Portfolio B Note Non-Trust Loan and, to the extent it is still outstanding, prepay the entire Bethany Houston Portfolio C Note Non-Trust Loan.

The Bethany Houston Note B Non-Trust Loan is a five-year loan with a stated maturity date of December 11, 2011 that accrues interest on an Actual/360 basis at an interest rate, in the absence of default, of 11.09% per annum. On the eleventh day of each month up to but excluding the stated maturity date, the Bethany Houston Portfolio Borrowers are required to pay accrued interest on the Bethany Houston Portfolio B Note Non-Trust Loan solely to the extent cash flow is available for such purpose in accordance with the priorities set forth in ‘‘—Lockbox,’’ below, provided that, regardless of whether sums are available in the lockbox account, from and after the monthly payment date occurring in July 2007, the Bethany Houston Portfolio Borrowers must pay a minimum interest payment on the Bethany Houston Portfolio Note B Non-Trust Loan at a rate of 6.00% per annum, and from and after the monthly payment date occurring in January 2008, the Bethany Houston Portfolio Borrowers must pay a minimum interest payment on the Bethany Houston Portfolio Note B Non-Trust Loan at a rate of 7.00% per annum. Any accrued interest on the Bethany Houston Portfolio Note B Non-Trust Loan that is not paid on a monthly payment date shall be added to the principal balance of the Bethany Houston Portfolio Note B Non-Trust Loan and shall bear interest at the rate of 11.09% per annum. The principal balance of the Bethany Houston Portfolio Note B Non-Trust Loan, plus all accrued and unpaid interest, will be due on the stated maturity date. The Bethany Houston Portfolio Note B Non-Trust Loan may be prepaid or defeased on substantially the same terms as the Bethany Houston Portfolio Mortgage Loan.

The Bethany Houston Note C Non-Trust Loan is a five-year loan with a stated maturity date of December 11, 2011 that accrues interest on an Actual/360 basis at an interest rate, in the absence of default, of 11.09% per annum. On the eleventh day of each month up to but excluding the state maturity date, the Bethany Houston Portfolio Borrowers are required to pay accrued interest on the Bethany Houston Portfolio C Note Non-Trust Loan to the extent cash flow is available for such purpose in accordance with the priorities set forth in ‘‘—Lockbox,’’ below. Any accrued interest on the Bethany Houston Portfolio Note C Non-Trust Loan that is not paid on a monthly payment date shall be added to the principal balance of the Bethany Houston Portfolio Note C Non-Trust Loan and shall bear interest at the rate of 11.09% per annum. The principal balance of the Bethany Houston Portfolio Note C Non-Trust Loan, plus all accrued and unpaid interest, will be due on the stated maturity date. The Bethany Houston Portfolio Note C Non-Trust Loan may be prepaid in whole at any time without penalty.

The Mortgaged Properties.    The Bethany Houston Portfolio Mortgaged Properties are comprised of eight, garden-style apartment complexes comprised of an aggregate of 146, two and three-story buildings situated on approximately 91 landscaped acres with on-site parking and located in Houston and Stafford, Texas. The Bethany Houston Portfolio Mortgaged Properties, with an aggregate of 2,439 units, were constructed between 1969 and 1997 and renovated in 2003. Amenities at the complexes include swimming pools, fitness centers, tennis courts and playgrounds. As of December 1, 2006, the weighted average occupancy of the Bethany Houston Portfolio Mortgaged Properties was 87.3%.

Certain of the Bethany Houston Portfolio Mortgaged Properties are not in compliance with certain municipal zoning regulations with respect to required parking spaces, as described under ‘‘Risk Factors—Some of the Mortgaged Real Properties May Not Comply with All Applicable Zoning Laws and/or Local Building Codes or with the Americans with Disabilities Act of 1990.’’

Mix of Residential Units at the Bethany Houston Portfolio Mortgaged Properties
Property(1)	Location	Year Built	Approximate Number of Units	One Bedroom	Two Bedroom	Three Bedroom	Four Bedroom
Sendera Briargrove	Houston, TX	1972	643	450	190	3	—
Sendera Westway	Houston, TX	1971	316	45	179	64	28
Sendera Sugar Ridge	Stafford, TX	1985, 1997	250	—	250	—	—
Wyndham Oaks	Houston, TX	1977	279	143	136	—	—
Sendera Woodbridge	Houston, TX	1984	384	240	120	24	—
Sendera at Champion Forest	Houston, TX	1971	198	118	40	40	—
Sendera Memorial	Houston, TX	1969	200	44	140	16	—
Sendera Park	Houston, TX	1970	169	12	113	44	—
Total			2,439	1,052	1,168	191	28

(1)	Ranked by appraised value.

Lockbox.    The Bethany Houston Portfolio Borrower is required to deposit all income from the Bethany Houston Portfolio Mortgaged Properties into a segregated lockbox account that has been pledged to the holder of the Bethany Houston Portfolio Mortgage Loan. All amounts in the lockbox account are required to be transferred each business day to another account (the ‘‘Bethany Houston Portfolio Property Account’’) that has also been pledged to the holder of the Bethany Houston Portfolio Mortgage Loan. Provided no event of default shall exist with respect to the Bethany Houston Portfolio Mortgage Loan, all amounts in the Bethany Houston Portfolio Property Account will be applied on each payment date in the following order of priority: (i) first, to payment of the Bethany Houston Portfolio Borrower’s monthly real estate tax reserve obligation, (ii) second, to the payment of the Bethany Houston Portfolio Borrower’s monthly insurance premium reserve obligation (if any), (iii) third, commencing in December 2008, to the payment of the Bethany Houston Portfolio Borrower’s monthly replacement reserve obligation, (iv) fourth, to the payment of interest on the Bethany Houston Portfolio Mortgage Loan, (v) fifth, to the payment of interest accruing at the default rate and late payment charges, if any, with respect to the Bethany Houston Portfolio Mortgage Loan, (vi) sixth, funds sufficient to pay budgeted operating expenses and certain non-budgeted expenses of the Bethany Houston Portfolio Mortgaged Properties shall be paid to the Bethany Houston Portfolio Borrowers, (vii) seventh, to the payment of interest required to be paid on the Bethany Houston Portfolio B Note Non-Trust Mortgage Loan, (viii) eighth, to the payment of interest accruing at the default rate and late payment charges, if any, with respect to the Bethany Houston Portfolio B Note Non-Trust Mortgage Loan, (ix) ninth, to the payment of interest required to be paid with respect to the Bethany Houston Portfolio Note C Non-Trust Loan, (x) tenth, to the payment of interest accruing at the default rate and late payment charges, if any, with respect to the Bethany Houston Portfolio C Note Non-Trust Mortgage Loan, (xi) eleventh, to the payment of the fees and expenses of the bank maintaining the Bethany

Houston Portfolio Property Account, (xii) twelfth, to the payment of interest with respect to the Bethany Houston Portfolio Mezzanine Loan and, if necessary, replenishment of a $67,500 debt service reserve with respect to the Mezzanine Loan, (xiii) thirteenth, to the payment of any capitalized interest with respect to the Bethany Houston Portfolio B Note Non-Trust Mortgage Loan, (xiv) fourteenth, to the payment of any capitalized interest with respect to the Bethany Houston Portfolio C Note Non-Trust Mortgage Loan, and (xv) fifteenth, if the mortgage lender has been notified of a default with respect to the Bethany Houston Portfolio Mezzanine Loan by the mezzanine lender, all remaining proceeds shall be paid to the mezzanine lender; otherwise, all remaining proceeds shall be paid to the Bethany Houston Portfolio Borrowers.

Terrorism Coverage.    The Bethany Houston Portfolio Borrowers are required to maintain insurance against acts of terrorism or similar acts of sabotage covering 100% or the replacement value of the Bethany Houston Portfolio Mortgaged Properties, if such insurance is commercially available, and provided such insurance is available at a cost not in excess of $174,600. If the cost of such insurance is greater than $174,600, the Bethany Houston Portfolio Borrowers are required to obtain the maximum coverage available for acts of terrorism at a cost of $174,600. While the Federal Terrorism Risk Insurance Act of 2002, as amended (‘‘TRIA’’) is in effect, ‘‘terrorism’’ shall have the meaning ascribed thereto in TRIA.

Mezzanine Financing:    The direct equity holders in Bethany Houston Portfolio Borrowers have available mezzanine financing in the principal amount of up to $7,750,000 which amount includes potential advances up to $6,000,000 plus an advance amount sufficient to prepay the Bethany Houston Portfolio Note C Non-Trust Loan, including capitalized interest amounts (the ‘‘Bethany Houston Portfolio Mezzanine Loan’’). The Bethany Houston Portfolio Mezzanine Loan accrues interest at an adjustable rate per annum. The Bethany Houston Portfolio Mezzanine Loan is secured by a pledge of 100% of the ownership interests of the Bethany Houston Portfolio mezzanine borrowers in the Bethany Houston Portfolio Borrowers. As of the cut-off date, the holder of the Bethany Houston Portfolio Mezzanine Loan is an affiliate of the related mortgage loan seller. The Bethany Houston Portfolio Mezzanine Loan matures on December 11, 2011. Currently, there is no principal amount outstanding with respect to the Bethany Houston Portfolio Mezzanine Loan. Proceeds of the Bethany Houston Portfolio Mezzanine Loan are to be advanced from time to time to (i) prepay the Bethany Houston Portfolio Note C Non-Trust Loan and (ii) after funds in the renovation reserve with respect to the mortgage loan have been depleted, pay for certain budgeted renovation costs. Disbursements from the Bethany Houston Portfolio Mezzanine Loan are conditioned upon the satisfaction of a ‘‘debt yield’’ test of 7.25%. ‘‘Debt yield’’ shall be determined by dividing the annualized net operating income of the Bethany Houston Portfolio Mortgaged Properties for the most recent three calendar months (subject to certain adjustments) by the outstanding principal amount of the Bethany Houston Portfolio Mortgage, the Bethany Houston Portfolio Non-Trust Loans and the Bethany Houston Portfolio Mezzanine Loan immediately after such disbursement. The principal balance of the Bethany Houston Portfolio Mezzanine Loan, plus all and accrued and unpaid interest thereon, is due and payable on its stated maturity date. There is no obligation on the part of the original holder of the Bethany Houston Portfolio Mezzanine Loan to make any advances under the Bethany Houston Portfolio Mezzanine Loan. Subsequent to a transfer of the Bethany Houston Portfolio Mezzanine Loan to a new holder, advances thereunder will be required to be made by such new holder in accordance with the terms of the Bethany Houston Portfolio Mezzanine Loan.

The mezzanine borrowers may prepay the Bethany Houston Portfolio Mezzanine Loan at any time, provided that the Bethany Houston Portfolio Borrower is simultaneously defeasing or prepaying the Bethany Houston Portfolio Mortgage Loan and the Bethany Houston Portfolio Non-Trust Loans. Any repayment of the Bethany Houston Portfolio Mezzanine Loan must be accompanied by the payment of certain exit fees specified in the related loan documents.

The holder of the Bethany Houston Portfolio Mortgage Loan has entered into an intercreditor agreement (the ‘‘Bethany Houston Portfolio Intercreditor Agreement’’), that sets forth the relative priorities between the Bethany Houston Portfolio Mortgage Loan and the Bethany Houston Portfolio Mezzanine Loan. The Bethany Houston Portfolio Intercreditor Agreement provides that, among other things:

•	The mezzanine lender may not foreclose on the mezzanine collateral unless certain conditions are satisfied, including that any transferee, if not the mezzanine lender, must generally be an institutional investor that meets specified tests as of the date of transfer.

•	The Bethany Houston Portfolio Mezzanine Loan is generally subordinate to the Bethany Houston Portfolio Mortgage Loan in right of payment; provided, however, that so long as no event of default has occurred and is continuing with respect to the Bethany Houston Portfolio Mortgage Loan, the mezzanine lender may accept payments of amounts under the Bethany Houston Portfolio Mezzanine Loan.

•	Upon an ‘‘event of default’’ under the Bethany Houston Portfolio Mezzanine Loan, the default by the then-current property manager under the terms of its management agreement or the then-current property manager becoming a debtor in bankruptcy or insolvent, the mezzanine lender will have the right, subject to the terms of the Bethany Houston Portfolio Intercreditor Agreement, to select a replacement manager for the Bethany Houston Portfolio Mortgaged Property, which replacement manager must be a professional property management company having at least five years experience in the management of properties with similar uses to the mortgaged property.

•	The mezzanine lender has the right pursuant to the Bethany Houston Portfolio Intercreditor Agreement to receive notice of certain events of default under the Bethany Houston Portfolio Mortgage Loan and the right to cure any monetary default within a period ending five business days after the later of receipt of such notice or expiration of the Bethany Houston Portfolio Borrower’s cure period; provided, however, that the mezzanine lender shall not have the right to cure with respect to monthly scheduled debt service payments for a period of more than six consecutive months unless the mezzanine lender has commenced and is continuing to diligently pursue its rights against the mezzanine collateral. In addition, if the default is of a non-monetary nature, the mezzanine lender will have the same period of time as the Bethany Houston Portfolio Borrower to cure such non-monetary default under the Bethany Houston Portfolio Mortgage Loan document; provided, however, that, if such non-monetary default is susceptible of cure but cannot reasonably be cured within such period then, subject to certain conditions, the mezzanine lender will be given an additional period of time as is reasonably necessary in the exercise of due diligence to cure such non-monetary default.

•	If the Bethany Houston Portfolio Mortgage Loan has been accelerated, or an event of default exists under the Bethany Houston Portfolio Mortgage Loan, or any proceeding to foreclose or otherwise enforce the mortgage or other security for the Bethany Houston Portfolio Mortgage Loan has been commenced, then the mezzanine lender has the right to purchase the Bethany Houston Portfolio Mortgage Loan in whole for a price equal to the outstanding principal balance thereof, together with all accrued interest and other amounts due thereon (exclusive of prepayment penalties or yield maintenance charges), any protective advances made by the mortgagee and any interest charged by the mortgagee on any advances for monthly payments of interest on the Bethany Houston Portfolio Mortgage Loan and/or on any protective advances, all costs and expenses (including legal fees and expenses) actually incurred by the mortgage lender in enforcing the terms of the Bethany Houston Portfolio Mortgage Loan documents and all fees and expenses payable to the special servicer pursuant to the series 2007-C1 pooling and servicing agreement.

•	The loan documents evidencing and securing the Bethany Houston Portfolio Mortgage Loan generally may be modified without the mezzanine lender’s consent, except that certain provisions may not be modified without the Bethany Houston Portfolio Mezzanine Loan lender’s consent, including, without limitation, a material increase in any monetary obligations of Bethany Houston Portfolio Mortgage Loan borrower. Notwithstanding the foregoing, upon the occurrence of an event of default under the loan documents evidencing or securing the Bethany Houston Portfolio Mortgage Loan, the Bethany Houston Portfolio Mortgage Loan lender will be permitted to amend or modify the Bethany Houston Portfolio Mortgage Loan in a manner that, among other things, increases the interest rate thereunder.

•	The loan documents evidencing and securing the Bethany Houston Portfolio Mezzanine Loan generally may be modified without the mortgage lender’s consent, except that certain provisions may not be modified without the Bethany Houston Portfolio Mortgage Loan lender’s consent, including, without limitation, a material increase in any monetary obligations of Bethany Houston Portfolio Mezzanine Loan borrower. Notwithstanding the foregoing, upon the occurrence of an event of default under the loan documents evidencing or securing the Bethany Houston Portfolio Mezzanine Loan, the Bethany Houston Portfolio Mezzanine Loan lender will be permitted, subject to the satisfaction of certain conditions, to amend or modify the Bethany Houston Portfolio Mezzanine Loan in a manner that, among other things, increases the interest rate thereunder.

X. The Lembi Portfolio Mortgage Loan

Loan Information
Cut-off Date Balance:	$85,600,000(1)
Loan per Unit:	$244,406(2)
% of Initial Mortgage Pool Balance:	2.3%
Loan Purpose:	Refinance
Mortgage Interest Rate:	6.510% per annum
Interest Calculation:	Actual/360
First Payment Date:	January 11, 2007
Amortization Term:	Interest Only
Anticipated Repayment Date:	NAP(3)
Hyperamortization:	NAP(3)
Maturity Date:	December 11, 2011
Maturity/ARD Balance:	$85,600,000
Borrowers:	Trophy Properties B10 DE, LLC, Prime Apartment Properties B10 DE, LLC, RMSV Bay Citi Properties B10 DE, LLC, 737 Pine B10 DE, LLC and 2238 Hyde B10 DE, LLC
Sponsors:	Frank E. Lembi, Olga Lembi Residual Trust, Walter R. Lembi, The Walter and Linda Lembi Family Trust, David M. Raynal, David M. Raynal Revocable Trust, Ralph Dayan, RMSV Equities, LLC, Billie Z. Salevouris and The Billie Salevouris Revocable Trust
Prepayment/Defeasance:	Defeasance permitted beginning two years after Issue Date. Prepayment without penalty permitted 90 days prior to Maturity Date.
Up-Front Reserves:	Tax and Insurance Reserve(4)
Ongoing Reserves:	Tax and Insurance Reserve(5) CapEx Reserve(6) Operating Expense Account(7)
Lockbox:	Soft (8)
Mezzanine Debt:	$23,600,000

Mortgaged Property Information
Single Asset/Portfolio:	Portfolio
Property Type:	Multifamily with Commercial
Location:	San Francisco, California(9)
Year Built:	Various
Year Renovated:	Various
Units:	446 units(10)
Weighted Average Occupancy:	97.0%(11)
Occupancy Date:	November 21, 2006
Ownership Interest:	Fee
Property Management:	Self-managed by Borrowers
U/W NCF:	$6,774,039
U/W NCF DSCR:	1.20x(2)
Aggregate Appraised Value:	$139,200,000(12)
Appraisal As of Date:	November 10, 2006
Aggregate Cut-off Date LTV Ratio:	61.8%(2)
Maturity/ARD LTV Ratio:	61.8%(2)

(1)	The Lembi Portfolio consists of five cross-collateralized and cross-defaulted mortgage loans: Trophy Properties Portfolio ($49,400,000, twelve properties), Prime Apartment Properties Portfolio ($13,600,000, four properties), 325 9th Avenue ($1,600,000, one property), 737 Pine Street ($10,200,000, one property), and 2238 Hyde Street ($10,800,000, one property).

(2)	Calculated as a weighted average based on allocated loan balance and includes commercial units.

(3)	NAP means not applicable.

(4)	At origination, the Lembi Portfolio Borrower deposited $209,273.81 with respect to taxes and $37,535.33 with respect to insurance into a tax and insurance escrow account.

(5)	The Lembi Portfolio Borrower is required to make monthly escrow deposits into a reserve account equal to one-twelfth of estimated annual real estate taxes and insurance premiums.

(6)	The Lembi Portfolio Borrower is required to make monthly escrow deposits into a capital expenditures account in the amount of $7,433.33 for costs relating to capital improvements at the Lembi Portfolio Mortgaged Properties.

(7)	During a Lembi Portfolio Sweep Period, the Lembi Portfolio Borrower is required to make monthly escrow deposits into the operating expense account in the amount set forth in the approved annual budget for the following month for payment of approved operating expenses for such month (together with any additional funds for extraordinary expenses requested by the Lembi Portfolio Borrower and approved by lender).

(8)	See ‘‘—Lockbox’’ below.

(9)	All of the Lembi Portfolio Mortgaged Properties are located in the City and County of San Francisco.

(10)	Includes four commercial units.

(11)	Weighted Average Occupancy is the average occupancy, weighted based on the allocated loan amounts, of each of the Lembi Portfolio Mortgaged Properties as of the trailing 12 months ending November 21, 2006 and includes commercial units.

(12)	Aggregate of the appraised values for the 19 Lembi Portfolio Mortgaged Properties.

The Borrowers and Sponsors.    The Lembi Portfolio Borrower, collectively, consists of Trophy Properties B10 DE, LLC, Prime Apartment Properties B10 DE, LLC, RMSV Bay Citi Properties B10 DE, LLC, 737 Pine B10 DE, LLC, and 2238 Hyde B10 DE, LLC, each of which is a single-purpose Delaware limited liability company. The Lembi Portfolio Borrower is owned and sponsored by one or more of the following individuals and/or trusts: Frank E. Lembi (an individual); Frank E. Lembi (as Trustee for the Olga Lembi Residual Trust, created under the provisions of Part Three of the Lembi Family Revocable Trust dated February 17, 1984); Walter R. Lembi (an individual); Walter R. Lembi (as Trustee for the Walter and Linda Lembi Family Trust dated June 30, 2004); David M. Raynal (an individual); David M. Raynal (as Trustee for the David M. Raynal Revocable Trust dated May 9, 2002); Ralph Dayan (an individual); RMSV Equities, LLC; Billie Z. Salevouris (an individual); and Billie Z. Salevouris (as Trustee for the Billie Salevouris Revocable Trust dated August 23, 1983, as restated on May 24, 2002). A non-consolidation opinion with respect to the Lembi Portfolio Borrower and the related sponsors was not obtained at origination of the Lembi Portfolio Mortgage Loan as the Lembi Portfolio Mortgage Loan is fully recourse to the principals until certain conditions as set forth in the loan documents are satisfied.

The Mortgage Loan.    The Lembi Portfolio Mortgage Loan is comprised of five (5) mortgage loans referenced on Annex A-1 as Trophy Properties Portfolio, Prime Apartment Properties Portfolio, 2238 Hyde Street, 737 Pine Street and 325 9th Avenue, all of which are collectively defined herein as the ‘‘Lembi Portfolio Mortgage Loan’’. The Lembi Portfolio Mortgage Loan was originated on December 8, 2006 and has a cut-off date principal balance of $85,600,000. The Lembi Portfolio Mortgage Loan is a five-year balloon loan with a stated maturity date of December 11, 2011. The Lembi Portfolio Mortgage Loan accrues interest on an Actual/360 Basis at a fixed rate, in the absence of a default, of 6.510% per annum. On the eleventh day of each month during the term of the Lembi Portfolio Mortgage Loan, the Lembi Portfolio Borrower is required to make payments of interest only calculated on the outstanding principal balance of the Lembi Portfolio Mortgage Loan. The principal balance of the Lembi Portfolio Mortgage Loan, plus all accrued and unpaid interest thereon, is due on the stated Maturity Date.

The Lembi Portfolio Borrower is prohibited from voluntarily prepaying the Lembi Portfolio Mortgage Loan, in whole or in part, prior to the date that is 90 days prior to the stated maturity date. From and after such date, the Lembi Portfolio Borrower may prepay the Lembi Portfolio Mortgage Loan, in whole only, without payment of any prepayment consideration.

Except as provided in the following paragraph, the Lembi Portfolio Borrower may defease each of the mortgage loans comprising the Lembi Portfolio Mortgage Loan in whole only at a single time, provided no event of default then exists, at any time (i) after the date that is two years following the initial issuance of the series 2007-C1 certificates and (ii) prior to September 11, 2011, and by doing so obtain the release of all the Lembi Portfolio Mortgaged Properties. A defeasance will be effected by the Lembi Portfolio Borrower pledging substitute collateral that consists of non-callable United States Treasury obligations that produce payments which replicate the payment obligations of the Lembi Portfolio Borrower under the Lembi Portfolio Mortgage Loan and that are sufficient to pay off the Lembi Portfolio Mortgage Loan in its entirety on the scheduled maturity date of December 11, 2011.

The Lembi Portfolio Borrower may also defease a portion of the Lembi Portfolio Mortgage Loan in order to effect the release of one or more of the Lembi Portfolio Mortgaged Properties, provided no event of default then exists, at any time after the date that is two years following the initial issuance of the series 2007-C1 certificates and prior to September 11, 2011, and by doing so obtain the release of the applicable Lembi Portfolio Mortgaged Property. A partial defeasance will be effected by the applicable Lembi Portfolio Borrower pledging substitute collateral that consists of non-callable United States Treasury obligations that produce payments (including the repayment of principal on the scheduled maturity date of December 11, 2011) which replicate the payment obligations of the applicable Lembi Portfolio Borrower under the Lembi Portfolio Mortgage Loan with respect to a portion of the loan equal to 125% of the allocated loan amount for the Lembi Portfolio Mortgaged Property being released.

The Lembi Portfolio Borrower’s right to defease the Lembi Portfolio Mortgage Loan, or to effect a partial defeasance as described above, is subject to, among other things, each rating agency then rating series 2007-C1 certificates confirming that such defeasance would not result in a qualification, downgrade or withdrawal of the ratings then assigned to any class of series 2007-C1 certificates by such rating agency. In addition, the Lembi Portfolio Borrower may only effect a partial defeasance of the Lembi Portfolio Mortgage Loan and the release of the applicable Lembi Portfolio Mortgaged Properties as described above if (i) the aggregate debt service coverage ratio of all of the Lembi Portfolio Mortgaged Properties after such release is at least equal to the greater of (a) the debt service coverage ratio of the Lembi Portfolio Mortgaged Properties on the date of origination of the Lembi Portfolio Mortgage Loan or (b) the debt service coverage ratio of the Lembi Portfolio Mortgaged Properties immediately prior to such release, each as determined pursuant to the related loan documents, and (ii) the loan-to-value ratio of the then remaining Lembi Portfolio Mortgaged Properties immediately following the release shall be no greater than the lesser of (a) the loan-to-value ratio for all of the Lembi Portfolio Mortgaged Properties inclusive of the applicable Lembi Portfolio Mortgaged Properties immediately preceding such release and (b) the loan-to-value ratio for all of the Lembi Portfolio Mortgaged Properties inclusive of the applicable Lembi Portfolio Mortgaged Properties as of the Closing Date.

The Mortgaged Properties.    The Lembi Portfolio Mortgage Loan is secured by a first priority mortgage lien on the fee simple interest in the 19 Lembi Portfolio Mortgaged Properties, all of which are located in the City and County of San Francisco, California. In the aggregate, the Lembi Portfolio Mortgaged Properties contain 442 multi-family apartments and four commercial units. As of November 21, 2006, the weighted average occupancy for the Lembi Portfolio Mortgaged Properties was 97.0%, weighted based on allocated loan amounts. The unit mix of the Lembi Portfolio Mortgaged Properties is as follows:

The Lembi Portfolio Mortgaged Properties
Unit Type	Number of Units	Average Rate
Studio	184	$1,229
One Bedroom	190	$1,774
Two Bedroom	67	$2,756
Three Bedroom	1	$1,404
Commercial Units	4	$4,525

Lockbox.    The Lembi Portfolio Borrower is required to deposit all gross revenue from the Lembi Portfolio Mortgaged Properties to a clearing account established and maintained by the Lembi Portfolio Borrower at a local bank selected by the Lembi Portfolio Borrower and reasonably approved by the lender, which clearing account is pledged to the lender. Funds on deposit in the clearing account are required to be swept by the bank on a daily basis into the Lembi Portfolio Borrower’s operating account, except that during any Lembi Portfolio Sweep Period, funds are required to be swept on a daily basis into a deposit account controlled by the lender at the deposit bank, from which funds will be applied, at the option of lender, (i) to the payment of the Lembi Portfolio Borrower’s monthly tax reserve obligation, (ii) to the payment of the Lembi Portfolio Borrower’s monthly insurance premium reserve obligation, (iii) to the payment of debt service, (iv) to the payment of the Lembi Portfolio Borrower’s monthly capital expenditure reserve obligation, (v) to the payment of late payment charges and default interest, if any, (vi) to the payment of the Lembi Portfolio Borrower’s monthly operating expense reserve obligation and (vii) if no event of default has occurred or is continuing, to make payments to the mezzanine lender. A ‘‘Lembi Portfolio Sweep Period’’ means the period commencing upon delivery of a written notice by the lender to the clearing bank of the occurrence of (a) an event of default under the Lembi Portfolio Mortgage Loan, (b) an event of default under the Lembi Portfolio Mezzanine Loan (as defined below), (c) an event of default under any management agreement or (d) the debt service coverage ratio for the preceding twelve month period falling below 1.10x, and ending upon delivery of written notice by the lender to the clearing bank to cease sweeping funds.

Terrorism Coverage.    The Lembi Portfolio Borrower is required, in accordance with the related loan documents, to maintain insurance against acts of terrorism, provided that the Lembi Portfolio Borrower will not be required to pay any insurance premiums with respect to terrorism insurance coverage in excess of three times the cost for all other insurance coverage required under the applicable loan documents.

Mezzanine Financing.    The Lembi Portfolio Mezzanine Borrower, collectively, consists of: Trophy Properties B10 Mezz DE, LLC, Prime Apartment Properties B10 Mezz DE, LLC, RMSV Bay Citi Properties B10 Mezz DE, LLC, 737 Pine B10 Mezz DE, LLC, and 2238 Hyde B10 Mezz DE, LLC, each of which is a single-purpose Delaware limited liability company and is the sole member of one of the five entities which collectively constitute the Lembi Portfolio Borrower. At closing, the Lembi Portfolio Mezzanine Borrower obtained mezzanine financing in the amounts of $13,900,000, $3,800,000, $500,000, $2,700,000 and $2,700,000, respectively, for an aggregate mezzanine financing amount of $23,600,000 (collectively, the ‘‘Lembi Portfolio Mezzanine Loan’’). The Lembi Portfolio Mezzanine Loan matures on December 11, 2011 and interest accrues at a fixed rate per annum equal to 12%. The Lembi Portfolio Mezzanine Loan is secured by pledges of 100% of the interest in the Lembi Portfolio Mezzanine Borrower. Provided no Event of Default as defined under the related loan documents shall have occurred and be continuing, the Lembi Portfolio Mezzanine Borrower may prepay the Loan in whole upon the satisfaction of the requirements set forth in the related loan documents. The Lembi Portfolio Mezzanine Loan is cross-collateralized and subject to an intercreditor agreement between the senior lender and the mezzanine lender. Such intercreditor agreement provides, among other things, that (a) the mezzanine lender will have certain rights to cure defaults under the subject mortgage loan, (b) upon the occurrence of an event of default under the subject mortgage loan, no payments will be retained by the mezzanine lender on the applicable mezzanine loan until all payments that are due or that will become due under the related mortgage loan are paid in full to the related mortgagee, (c) the mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgagee, (d) the mezzanine lender is not permitted to transfer more than 49% of its beneficial interest in the related mezzanine loan unless such transfer is to a transferee meeting certain requirements or unless a confirmation from each rating agency that such action will not result in a downgrade, qualification or withdrawal of any of the ratings assigned to the series 2007-C1 certificates has been received, and (e) if a related mortgage loan is accelerated or becomes a specially serviced mortgage loan or if the related mortgagee under the subject mortgage loan exercises any right or remedy under the related loan documents with respect to the related mortgagor or mortgaged real property, the mezzanine lender has the right to purchase the subject mortgage loan, in whole but not in part, for a price equal to the outstanding principal balance thereof, together with all accrued interest thereon, and any advances made by the mortgagee or its servicer under the subject mortgage loan and any interest thereon.

Repayment Guaranty.    As of the closing of the loan, the Lembi Portfolio Mortgage Loan was fully guaranteed as to payment and will continue to be so guaranteed as to payment until such time (if ever) as the Lembi Portfolio Mortgage Loan and the Lembi Portfolio Mezzanine Loan have achieved, in the aggregate, a debt service coverage ratio equal to or greater than 1.20x, based upon the trailing 12 -month underwritten net cash flow (as determined by lender) for the Lembi Portfolio Mortgaged Properties, a 30-year amortization schedule (notwithstanding that the loan documents for both the senior and mezzanine loans provide for interest only payments), and the actual interest rates provided in the loan documents for both the senior and mezzanine loans, at which time the payment guaranty will terminate and the Lembi Portfolio Mortgage Loan will become nonrecourse, except for standard springing recourse events and nonrecourse carveouts, liability for which shall continue to be guaranteed by the sponsors, as described in the related loan documents. The aggregate mezzanine financing amount of $23,600,000 is guaranteed throughout the term of such loan.

Loan Combinations

General.    The mortgage pool will include six (6) mortgage loans that are each part of a separate Loan Combination. Each of those Loan Combinations consists of the particular mortgage loan that we intend to include in the trust and one or more other mortgage loans that we will not include in the trust. Each mortgage loan comprising a particular Loan Combination is evidenced by a separate promissory note. The aggregate debt represented by the entire Loan Combination, however, is secured by the same mortgage(s) or deed(s) of trust on the related mortgaged real property or properties. The mortgage loans constituting a particular Loan Combination are obligations of the same borrower(s) and are cross-defaulted. The allocation of payments to the respective mortgage loans comprising a Loan Combination, whether on a senior/ subordinated or a pari passu basis (or some combination thereof), is either effected through a co-lender agreement or other intercreditor arrangement to which the respective holders of the subject promissory notes are parties and/or may be reflected in the subject promissory notes and/or a common loan agreement. Such co-lender agreement or other intercreditor arrangement will, in general, govern the respective rights of the noteholders, including in connection with the servicing of the respective mortgage loans comprising a Loan Combination. Further, each such co-lender agreement or other intercreditor arrangement will generally prohibit the transfer of the ownership of any mortgage loan that is part of a Loan Combination to any person or entity other than: (i) institutional lenders, institutional investors, investment funds or other substantially similar institutions that, in each such case, exceeds a minimum net worth, surplus or shareholder equity requirement and are regularly engaged in the business of making or owning mortgage loans similar to the underlying mortgage loans; (ii) affiliates of the foregoing; or (iii) a trustee of a rated securitization trust.

The table below identifies each underlying mortgage loan that is part of a Loan Combination.

Underlying Mortgage Loans That are Part of a Loan Combination(1)			Related Pari Passu Non-Trust Loan(s)(1) (2)		Related Subordinate Non-Trust Loan(s)(1) (3)		U/W NCF DSCR and Original LTV of Entire Loan Combination
Mortgaged Property Name (as identified on Annex A-1 to this Prospectus Supplement)	Cut-off Date Principal Balance	% of Initial Mortgage Pool Balance	Original Principal Balance	Non-Trust Loan Noteholder	Original Principal Balance	Non-Trust Loan Noteholder	U/W NCF DSCR	Original LTV Ratio
1.State Street Building	$362,000,000	9.7%	$387,500,000 $25,500,000	Wachovia (or affiliates thereof) or UBS Mortgage Loan Seller(6)	NAP	NAP	1.15x	87.2%
2.Westfield San Francisco Emporium (4)	$300,000,000	8.1%	NAP	NAP	$95,000,000 $40,000,000	Our Affiliate(7)	1.14x	69.9%
3.Extendicare Portfolio	$125,000,000	3.4%	$250,000,000 $125,000,000	Series 2006-C7 Securitization Our Affiliate(6)	NAP	NAP	2.72x	63.7%
4. Bethany Houston Portfolio(4) (5)	$102,280,000	2.8%	NAP	NAP	$18,100,000 $1,350,000	Our Affiliate(7)	1.03x	103.7%
5. Four Times Square(4)	$82,933,806	2.2%	$516,123,000	Series 2006-4TS Securitization	$25,900,000 $24,100,000	Series 2006-4TS Securitization	1.78x	39.4%
6. Bethany Austin Portfolio(4) (5)	$44,000,000	1.2%	NAP	NAP	$9,625,000 $500,000	Our Affiliate(7)	0.97x	105.4%

(1)	See each italicized section below entitled ‘‘—Priority of Payments’’ for specific information regarding the application of payments for each of the Loan Combinations listed in the foregoing table.

(2)	Reflects those Non-Trust Loans (the ‘‘Pari Passu Non-Trust Loans’’) that are, in each case, entitled to payments of interest and principal on a pro rata and pari passu basis with the related underlying mortgage loan that is part of the same Loan Combination; provided that, in the case of the Four Times Square Loan Combination, prior to a material non-monetary event of default during a period when the Four Times Square Loan Combination is specially serviced or a monetary event of default, the Four Times Square Mortgage Loan receives all scheduled monthly principal payments prior to the related Pari Passu Non-Trust Loan.

(3)	Reflects those Non-Trust Loans (the ‘‘Subordinate Non-Trust Loans’’) that are, in each case: (i) prior to the occurrence of certain material uncured events of default, entitled to monthly payments of principal and interest on a sequentially subordinate, but pro rata, basis with the underlying mortgage loan and any Pari Passu Non-Trust Loan(s) and, in certain cases, another related subordinate non-trust mortgage loan, in the subject Loan Combination; and (ii) following and during the continuance of certain material uncured events of default with respect to the subject Loan Combination, generally entitled to payments of principal and interest only following payment of all accrued interest (other than Default Interest) and the total outstanding principal balance of the underlying mortgage loan, any Pari Passu Non-Trust Loan(s) and, in certain cases, another related subordinate non-trust mortgage loan in the subject Loan Combination. However, in the case of the Four Times Square Loan Combination, both prior and subsequent to the occurrence of certain material uncured events of default, no payments of principal will be made with respect to the related Subordinate Non-Trust Loans prior to the date that the total principal balance of the Four Times Square Mortgage Loan and the related Pari Passu Non-Trust Loan is paid in full.

(4)	The subject Loan Combination is an A/B Loan Combination.

(5)	With respect to each of the Bethany Houston Portfolio Non-Trust Loans and the Bethany Austin Portfolio Non-Trust Loans, the related borrower is not required to make full monthly payments of accrued interest and all accrued interest not paid in accordance with the related loan documents is to be added to the principal balance of the subject Non-Trust Loan. The cut-off date principal balances of such Non-Trust Loans, including capitalized interest through the cut-off date, is: (i) 18,447,351 with respect to the Bethany Houston Portfolio Note B Non-Trust Loan, (ii) $1,375,907, with respect to the Bethany Houston Portfolio Note C Non-Trust Loan, (iii) $9,660,159, with respect to the Bethany Austin Portfolio Note B Non-Trust Loan, and (iv) $504,840, with respect to the Bethany Austin Portfolio Note C Non-Trust Loan.

(6)	Expected to be included in a separate commercial mortgage securitization.

(7)	May be transferred to a third-party institutional investor.

Set forth below is a brief description of the co-lender arrangement regarding the six (6) underlying mortgage loans that are each part of a Loan Combination.

The State Street Loan Combination.    The State Street Building Mortgage Loan is part of a Loan Combination comprised of three (3) mortgage loans that are all secured by the State Street Building Mortgaged Property, identified in this prospectus supplement as the State Street Building Mortgage Loan and the State Street Building Non-Trust Loans. See ‘‘—Significant Underlying Mortgage Loans—The State Street Building Mortgage Loan’’ above for a more detailed description of the State Street Building Mortgage Loan. See also ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ in this prospectus supplement for a more detailed description of certain rights of the State Street Building Non-Trust Loan Noteholders. The State Street Building Non-Trust Loans will be serviced, along with the State Street Building Mortgage Loan, under the series 2007-C1 pooling and servicing agreement by the master servicer and the special servicer, generally as if each such Non-Trust Loan was a mortgage loan in the trust; provided, however, that neither the trustee nor the master servicer shall be required to make P&I advances with respect to any such Non-Trust Loan.

Intercreditor Agreement.    The State Street Intercreditor and Servicing Agreement, dated December 27, 2006, between the two holders of the mortgage loans comprising the State Street Building Loan Combination, generally provides that:

•	Consultation Rights. Subject to certain limitations, the series 2007-C1 master servicer or the series 2007-C1 special servicer will be required to consult with the State Street Non-Trust Loan Noteholders for a period of ten business days (or such shorter period as such servicer deems prudent in accordance with the servicing standard) with respect to certain specified servicing actions regarding the State Street Building Loan Combination, including those involving foreclosure or material modification of the State Street Building Loan Combination.

Priority of Payments.    Pursuant to the State Street Intercreditor and Servicing Agreement, all amounts received with respect to the State Street Building Loan Combination will generally be allocated among the three (3) mortgage loans comprising the State Street Loan Building Combination on a pro rata and pari passu basis.

The Westfield San Francisco Emporium Loan Combination.    The Westfield San Francisco Emporium Mortgage Loan is part of a Loan Combination comprised of three (3) mortgage loans that are all secured by Westfield San Francisco Emporium Mortgaged Property, identified in this prospectus supplement as the Westfield San Francisco Emporium Mortgage Loan and the Westfield San Francisco Emporium Non-Trust Loans. See ‘‘—Significant Underlying Mortgage Loans—The Westfield San Francisco Emporium Mortgage Loan’’ above for a more detailed description of the Westfield San Francisco Emporium Mortgage Loan. See also ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ in this prospectus supplement for a more detailed description of certain rights of the Westfield San Francisco Emporium Non-Trust Loan Noteholders. The Westfield San Francisco Emporium Non-Trust Loans will be serviced, along with the Westfield San Francisco Emporium Mortgage Loan, under the series 2007-C1 pooling and servicing agreement by the master servicer and the special servicer, generally as if each Non-Trust Loan was a mortgage loan in the trust (provided, however, that neither the master servicer nor the trustee will be required to make P&I advances with respect to any such Non-Trust Loan).

Co-Lender Agreement.    The holders of the Westfield San Francisco Emporium Mortgage Loan and the Westfield San Francisco Emporium Non-Trust Loans are bound by the terms and provisions of the Westfield San Francisco Emporium Co-Lender Agreement, dated in February 2007. The Westfield San Francisco Emporium Co-Lender Agreement generally includes the following provisions, among others:

•	Consent Rights. The Loan Combination Controlling Party for the Westfield San Francisco Emporium Loan Combination will have the ability to advise and direct the series 2007-C1 master servicer and/or special servicer with respect to certain specified servicing actions regarding the Westfield San Francisco Emporium Loan Combination, including those involving foreclosure or material modification of the Westfield San Francisco Emporium Loan Combination (see ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ in this prospectus supplement), subject to certain conditions described in the Westfield San Francisco Emporium Co-Lender

Agreement. As of any date of determination, the Loan Combination Controlling Party for the Westfield San Francisco Emporium Loan Combination will be: (1) either (A) the Non-Trust Loan Noteholder(s) holding 100% of the aggregate unpaid principal balance of the Westfield San Francisco Emporium Non-Trust Loans (acting jointly and unanimously) or their designee, in the case of certain servicing actions specified in the related Co-Lender Agreement, or (B) the Non-Trust Loan Noteholder(s) holding greater than 50% of the aggregate unpaid principal balance of the Westfield San Francisco Emporium Non-Trust Loans or their designee, in the case of certain other servicing actions specified in the related Co-Lender Agreement, in each case only if and for so long as the aggregate unpaid principal balance of the Westfield San Francisco Emporium Non-Trust Loans (net of any existing Appraisal Reduction Amount with respect to the Westfield San Francisco Emporium Loan Combination) is equal to or greater than 25% of an amount equal to (i) the aggregate original principal balance of Westfield San Francisco Emporium Non-Trust Loans, less (ii) any principal payments made by the Westfield San Francisco Emporium Borrower and received on and allocated to the Westfield San Francisco Emporium Non-Trust Loans, and (2) otherwise, the holder of the Westfield San Francisco Emporium Mortgage Loan or its designee (which designee, in accordance with the series 2007-C1 pooling and servicing agreement, will be the series 2007-C1 controlling class representative).

•	Purchase Option. If and for so long as the Westfield San Francisco Emporium Mortgage Loan is specially serviced and, further, upon the date when a scheduled payment on the Westfield San Francisco Emporium Loan Combination becomes and remains at least 60 days delinquent, either Westfield San Francisco Emporium Non-Trust Loan Noteholder will have the option to purchase the Westfield San Francisco Emporium Mortgage Loan at a price generally equal to the unpaid principal balance of the Westfield San Francisco Emporium Mortgage Loan, together with all accrued and unpaid interest on the Westfield San Francisco Emporium Mortgage Loan (other than default interest) to but not including the date of such purchase, and any servicing compensation, advances and interest on advances payable or reimbursable to any party to the series 2007-C1 pooling and servicing agreement pursuant thereto (but exclusive of any prepayment consideration and late payment charges).

•	Cure Rights. Either Westfield San Francisco Emporium Non-Trust Loan Noteholder (or its designee) has, or all Westfield San Francisco Emporium Non-Trust Noteholders on a pro rata and pari passu basis have, an assignable right to cure (i) a monetary default or a (ii) a non-monetary default susceptible of cure by the payment of money, in each case, within 10 business days of the later of (a) receipt by the Westfield San Francisco Emporium Non-Trust Loan Noteholders of notice of the subject event of default and (b) the expiration of the applicable grace period for the subject event of default; provided that no more than (A) three consecutive cure events are permitted, (B) eight cure events are permitted during the term of the Westfield San Francisco Emporium Loan Combination and (C) four cure events, whether or not consecutive, are permitted in any twelve-month period.

•	Replacement of Special Servicer. The Westfield San Francisco Emporium Non-Trust Loan Noteholders (for so long as they are the related Loan Combination Controlling Party) may replace the Special Servicer with respect to the Westfield San Francisco Emporium Loan Combination only, subject to satisfaction of the conditions set forth under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Replacement of the Special Servicer’’ in this prospectus supplement.

Priority of Payments.    Pursuant to the Westfield San Francisco Emporium Co-Lender Agreement, following the allocation of payments to each mortgage loan in the Westfield San Francisco Emporium Loan Combination in accordance with the related loan documents, unless there exist either (a) certain monetary events of default as to the Westfield San Francisco Emporium Mortgage Loan that have not been cured by either of the Westfield San Francisco Emporium Non-Trust Loan Noteholders (or by a designee of either of the Westfield San Francisco Emporium Non-Trust Loan Noteholders) or (b) certain non-monetary events of default with respect to the Westfield San Francisco Emporium Mortgage Loan at a time when the Westfield San Francisco Emporium Mortgage Loan is being specially serviced, collections on the Westfield San Francisco Emporium Loan Combination will generally be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) to the Westfield San Francisco Emporium Mortgage Loan and the Westfield San Francisco Emporium Non-Trust Loans generally in the following manner:

•	first, to the Westfield San Francisco Emporium Mortgage Loan, in an amount equal to all accrued and unpaid interest (other than Default Interest) on the unpaid principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	second, to the Westfield San Francisco Emporium Mortgage Loan, in an amount equal to (a) all scheduled principal payments attributable to the Westfield San Francisco Emporium Mortgage Loan in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, (b) all voluntary principal prepayments attributable to the Westfield San Francisco Emporium Mortgage Loan in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, (c) all unscheduled principal prepayments on account of the application of insurance or condemnation proceeds attributable to the Westfield San Francisco Emporium Mortgage Loan in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, and (d) on the maturity date, all principal payments attributable to the Westfield San Francisco Emporium Mortgage Loan in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, with (in each case) principal to be attributable to the Westfield San Francisco Emporium Mortgage Loan under the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, on a pro rata basis in accordance with the outstanding principal balance of such mortgage loan relative to the outstanding principal balance of the Westfield San Francisco Emporium Loan Combination;

•	third, to any Westfield San Francisco Emporium Non-Trust Loan Noteholder or Noteholders that have made a cure payment with respect to the Westfield San Francisco Emporium Loan Combination, on a pro rata and pari passu basis based on the relative amount of such cure payments made by each such noteholder, in the case of each such noteholder, up to the amount of any such cure payment by such noteholder with respect to the Westfield San Francisco Emporium Loan Combination pursuant to the Westfield San Francisco Emporium Co-Lender Agreement;

•	fourth, on a pari passu basis, (a) to the Westfield San Francisco Emporium Note B-1 Non-Trust Loan, in an amount equal to all accrued and unpaid interest (other than Default Interest) on the unpaid principal balance thereof and (b) to the Westfield San Francisco Emporium Note B-2 Non-Trust Loan, in an amount equal to all accrued and unpaid interest (other than Default Interest) on the unpaid principal balance thereof, in each case net of related master servicing fees, until all such interest is paid in full;

•	fifth, to the Westfield San Francisco Emporium Non-Trust Loans, on a pro rata and pari passu basis, in an amount equal to (a) all scheduled principal payments attributable to the Westfield San Francisco Emporium Non-Trust Loans in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, (b) all voluntary principal prepayments attributable to the Westfield San Francisco Emporium Non-Trust Loans in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, (c) all unscheduled principal prepayments on account of the application of insurance or condemnation proceeds attributable to the Westfield San Francisco Emporium Non-Trust Loans in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, and (d) on the maturity date, all principal payments attributable to the Westfield San Francisco Emporium Non-Trust Loans in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, with (in each case) principal to be attributable to the Westfield San Francisco Emporium Non-Trust Loans under the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, on a pro rata basis in accordance with the outstanding principal balance of such mortgage loans relative to the outstanding principal balance of the Westfield San Francisco Emporium Loan Combination;

•	sixth, to the Westfield San Francisco Emporium Mortgage Loan, any prepayment consideration attributable to the Westfield San Francisco Emporium Mortgage Loan in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, to the extent actually paid;

•	seventh, on a pari passu basis, to the Westfield San Francisco Emporium Non-Trust Loans, any prepayment consideration attributable to the Westfield San Francisco Emporium Non-Trust Loans in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, to the extent actually paid;

•	eighth, to the Westfield San Francisco Emporium Mortgage Loan, any late payment charges and Default Interest due in respect of the Westfield San Francisco Emporium Mortgage Loan in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable (after application as provided in the applicable servicing agreement), until all such amounts are paid;

•	ninth, on a pari passu basis, to the Westfield San Francisco Emporium Non-Trust Loans, any late payment charges and Default Interest due in respect of the Westfield San Francisco Emporium Non-Trust Loans in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable (after application as provided in the applicable servicing agreement), until all such amounts are paid; and

•	tenth, for such remaining purposes as are provided in the Westfield San Francisco Emporium Co-Lender Agreement.

Pursuant to the Westfield San Francisco Emporium Co-Lender Agreement, during the existence of: (a) certain monetary events of default with respect to the Westfield San Francisco Emporium Mortgage Loan that have not been cured by either of the Westfield San Francisco Emporium Non-Trust Loan Noteholders (or by a designee of either of the Westfield San Francisco Emporium Non-Trust Loan Noteholders) or (b) certain non-monetary events of default with respect to the Westfield San Francisco Emporium Mortgage Loan at a time when the Westfield San Francisco Emporium Mortgage Loan is being specially serviced, collections on the Westfield San Francisco Emporium Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) to the Westfield San Francisco Emporium Mortgage Loan and the Westfield San Francisco Emporium Non-Trust Loans generally in the following manner:

•	first, to the Westfield San Francisco Emporium Mortgage Loan, in an amount equal to the accrued and unpaid interest (excluding Default Interest) on the unpaid principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	second, to the Westfield San Francisco Emporium Mortgage Loan, in an amount equal to the unpaid principal balance thereof, until such principal balance has been reduced to zero;

•	third, to any Westfield San Francisco Emporium Non-Trust Loan Noteholder or Noteholders that have made a cure payment with respect to the Westfield San Francisco Emporium Loan Combination, on a pro rata and pari passu basis based on the relative amount of such cure payments made by each such noteholder, in the case of each such noteholder, up to the amount of any such cure payment by such noteholder with respect to the Westfield San Francisco Emporium Loan Combination pursuant to the Westfield San Francisco Emporium Co-Lender Agreement;

•	fourth, on a pari passu basis, (a) to the Westfield San Francisco Emporium Note B-1 Non-Trust Loan, in an amount equal to all accrued and unpaid interest (other than Default Interest) on the unpaid principal balance thereof and (a) to the Westfield San Francisco Emporium Note B-2 Non-Trust Loan, in an amount equal to all accrued and unpaid interest (other than Default Interest) on the unpaid principal balance thereof, in each case net of related master servicing fees, until all such interest is paid in full;

•	fifth, to the Westfield San Francisco Emporium Non-Trust Loans, on a pro rata and pari passu basis, in an amount equal to the unpaid principal balance thereof, until such principal balance has been reduced to zero;

•	sixth, to the Westfield San Francisco Emporium Mortgage Loan, any prepayment consideration attributable to the Westfield San Francisco Emporium Mortgage Loan in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, to the extent actually paid;

•	seventh, on a pari passu basis, to the Westfield San Francisco Emporium Non-Trust Loans, any prepayment consideration attributable to the Westfield San Francisco Emporium Non-Trust Loans in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable, to the extent actually paid;

•	eighth, to the Westfield San Francisco Emporium Mortgage Loan, any late payment charges and Default Interest due in respect of the Westfield San Francisco Emporium Mortgage Loan in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable (after application as provided in the applicable servicing agreement), until all such amounts are paid;

•	ninth, on a pari passu basis, to the Westfield San Francisco Emporium Non-Trust Loans, any late payment charges and Default Interest due in respect of the Westfield San Francisco Emporium Non-Trust Loans in accordance with the related loan documents or the Westfield San Francisco Emporium Co-Lender Agreement, as applicable (after application as provided in the applicable servicing agreement), until all such amounts are paid; and

•	tenth, for such remaining purposes as are provided in the Westfield San Francisco Emporium Co-Lender Agreement.

The Extendicare Portfolio Loan Combination.    The Extendicare Portfolio Mortgage Loan is part of a Loan Combination comprised of three (3) mortgage loans that are all secured by the Extendicare Portfolio Mortgaged Properties, identified in this prospectus supplement as the Extendicare Portfolio Mortgage Loan and the Extendicare Portfolio Non-Trust Loans. The Extendicare Portfolio Mortgage Loan will be serviced, along with the Extendicare Portfolio Non-Trust Loans, under the series 2006-C7 pooling and servicing agreement, which is the governing document for the securitization transaction involving the Extendicare Portfolio Note A-1 Non-Trust Loan. See ‘‘—Significant Underlying Mortgage

Loans—The Extendicare Portfolio Mortgage Loan’’ above for a more detailed description of the Extendicare Portfolio Mortgage Loan. See also ‘‘Servicing of the Extendicare Portfolio Loan Combination’’ in this prospectus supplement for a more detailed description of certain rights of the Extendicare Portfolio Non-Trust Loan Noteholders.

Co-Lender Agreement.    The Extendicare Portfolio Co-Lender Agreement, dated as of November 13, 2006, between the two holders of the mortgage loans comprising the Extendicare Portfolio Loan Combination, generally provides that:

•	Consent Rights. Subject to certain limitations, the related Loan Combination Controlling Party will have the ability to advise and direct the series 2006-C7 master servicer and/or the 2006-C7 special servicer with respect to certain specified servicing actions regarding the Extendicare Portfolio Loan Combination, including those involving foreclosure or material modification of the Extendicare Portfolio Loan Combination. As of any date of determination, the Loan Combination Controlling Party for the Extendicare Portfolio Loan Combination will be the holder of the Extendicare Portfolio Mortgage Loan and the holders of the Extendicare Portfolio Non-Trust Loan, acting jointly (directly or through representatives, which representative, in the case of the Extendicare Portfolio Mortgage Loan will be, in accordance with the series 2007-C1 pooling and servicing agreement, the series 2007-C1 controlling class representative); provided that, in the event that the holders of the Extendicare Portfolio Mortgage Loan and the Extendicare Portfolio Non-Trust Loans have not, within the requisite time period, directly or through representatives, executed a consent with respect to any advice, consent or direction regarding a specified servicing action, the series 2006-C7 special servicer or master servicer, as applicable, will implement such servicing action as it deems to be in accordance with the servicing standard set forth in the, and the decision of such series 2006-C7 special servicer or master servicer, as applicable, will be binding on all such parties.

Priority of Payments.    Pursuant to the Extendicare Portfolio Co-Lender Agreement, all amounts received with respect to the Extendicare Portfolio Loan Combination will generally be allocated between the three (3) mortgage loans comprising the Extendicare Portfolio Loan Combination on a pro rata and pari passu basis.

The Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combinations.    Each of the Bethany Houston Portfolio Mortgage Loan and the Bethany Austin Portfolio Mortgage Loan is part of a Loan Combination comprising three (3) mortgage loans that are all secured by the related mortgaged real properties. See ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ in this prospectus supplement for a more detailed description of certain rights of the holders of the underlying mortgage loans that comprise each of the Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination. The two (2) Non-Trust Loans (a Note B Non-Trust Loan and a Note C Non-Trust Loan) in each of these two Loan Combinations (a) are subordinate in right of payment to the related underlying mortgage loan (with the related Note C Non-Trust Loan being subordinate in right of payment to the related Note B Non-Trust Loan) and (b) will be serviced, along with the related underlying mortgage loan, under the series 2007-C1 pooling and servicing agreement by the master servicer and the special servicer (subject to the rights of certain parties to replace the special servicer with respect to a specific Loan Combination as described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Replacement of the Special Servicer’’ in this prospectus supplement), generally as if each such Non-Trust Loan was a mortgage loan in the trust (provided, however, that neither the master servicer nor the trustee shall not be required to make P&I advances with respect to any such Non-Trust Loan).

Co-Lender Agreement.    The holders of the mortgage loans comprising each of the Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination are bound by the terms and provisions of the related Co-Lender Agreement, executed in February 2007. Each of those two Co-Lender Agreements generally includes the following provisions, among others:

•	Consent Rights. The Loan Combination Controlling Party for each of the Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination will have the ability to advise and direct the series 2007-C1 master servicer and/or special servicer with respect to certain specified servicing actions regarding the related Loan Combination, including those involving foreclosure or material modification of the related underlying mortgage loan and the related Non-Trust Loans (see ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ in this prospectus supplement), subject to certain conditions described in the related Co-Lender Agreement. As of any date of determination, the Loan Combination Controlling Party for each of the Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination will, in each case, be (A) the related Note B Non-Trust Loan Noteholder, if and for so long as the unpaid principal balance of such Note B Non-Trust Loan, net of that portion of any existing Appraisal Reduction Amount with respect to the subject Loan

Combination that is allocable to such Note B Non-Trust Loan, is equal to or greater than 25.0% of the original principal balance of such Note B Non-Trust Loan, and (B) otherwise, the holder of the related underlying mortgage loan or its designee (which designee, in accordance with the series 2007-C1 pooling and servicing agreement, will be the series 2007-C1 controlling class representative).

•	Purchase Option. If and for so long as the subject Loan Combination is specially serviced and, further, upon the date when a scheduled payment on the subject Loan Combination, as applicable, becomes at least 60 days delinquent, the related Note B Non-Trust Loan Noteholder (or its assignee) will have the option to purchase the related underlying mortgage loan at a price generally equal to the unpaid principal balance of such underlying mortgage loan, together with all accrued unpaid interest thereon (other than Default Interest) to but not including the date of such purchase, and any servicing compensation, advances and interest on advances payable or reimbursable to any party to the series 2007-C1 pooling and servicing agreement pursuant thereto (but exclusive of any prepayment consideration and late payment charges).

•	Cure Rights. With respect to each of the Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination, the related Note B Non-Trust Loan Noteholder has the assignable right to cure a monetary default or a default susceptible to cure by the payment of money, within 10 business days of the later of (a) receipt by the related Note B Non-Trust Loan Noteholder of notice of the subject event of default and (b) the expiration of the applicable grace period for the subject event of default; provided that no more than (A) nine such cure events are permitted during the term of the related Loan Combination, (B) three consecutive such cure events are permitted and (C) six such cure events are permitted in any twelve-month period.

•	Posted Collateral. The related Note B Non-Trust Loan Noteholder (or its designee) will be permitted to post collateral to offset any Appraisal Reduction Amount with respect to the subject Loan Combination that is allocable to the related Note B Non-Trust Loan, thereby retaining Loan Combination Controlling Party status.

Priority of Payments.    With respect to each of the Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination, pursuant to the related Co-Lender Agreement, following the allocation of payments to each mortgage loan in the subject Loan Combination in accordance with the related loan documents, unless there exist either (a) certain monetary events of default as to the related underlying mortgage loan that have not been cured by the related Note B Non-Trust Loan Noteholder (or its designee) or (b) certain non-monetary events of default with respect to the related underlying mortgage loan at a time when the related underlying mortgage loan is being specially serviced, collections on the subject Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) to the related underlying mortgage loan and the related Non-Trust Loans generally in the following manner:

•	first, to the related underlying mortgage loan, in an amount equal to all accrued and unpaid interest (other than Default Interest) on the principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	second, to the related underlying mortgage loan, until the unpaid principal balance of the related underlying mortgage loan has been reduced to zero, in an amount equal to (a) a pro rata share of all voluntary principal prepayments received with respect to the subject Loan Combination, (b) all unscheduled principal prepayments on account of the application of insurance or condemnation proceeds received with respect to the subject Loan Combination and attributable to the related underlying mortgage loan in accordance with the related loan agreement, and (c) on the related maturity date, a pro rata share of all principal payments made on such maturity date with respect to the subject Loan Combination, in the case of clause (a) and (c) above principal to be attributable to the related underlying mortgage loan on a pro rata basis in accordance with the outstanding principal balance of such underlying mortgage loan relative to the outstanding principal balance of the related Loan Combination (exclusive of interest added to that principal balance in accordance with the related loan agreement);

•	third, to the related Note B Non-Trust Loan, in an amount equal to all accrued and unpaid interest (other than Default Interest and unpaid interest added to the principal balance thereof in accordance with the related loan agreement) on the unpaid principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	fourth, to the related Note B Non-Trust Loan, until the unpaid principal balance of the subject Note B Non-Trust Loan (exclusive of interest added to that principal balance in accordance with the related loan agreement) has been reduced to zero, in an amount equal to (a) a pro rata share of all voluntary principal prepayments received with respect to the subject Loan Combination, (b) all unscheduled principal prepayments on account of the application of insurance or condemnation proceeds received with respect to the subject Loan Combination and attributable to the related Note B Non-Trust Loan in accordance with the related loan agreement, and (c) on the related maturity date, a pro rata share of all principal payments made on such maturity date with respect to the subject Loan Combination, in the case of clause (a) and (c) above principal to be attributable to the related Note B Non-Trust Loan on a pro rata basis in accordance with the outstanding principal balance of such Note B Non-Trust Loan (exclusive of unpaid interest added to that principal balance in accordance with the related loan agreement) relative to the outstanding principal balance of the related Loan Combination (exclusive of unpaid interest added to that principal balance in accordance with the related loan agreement);

•	fifth, to the related Note C Non-Trust Loan, in an amount equal to all accrued and unpaid interest (other than Default Interest and unpaid interest added to the principal balance thereof in accordance with the related loan agreement) on the unpaid principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	sixth, to the related Note C Non-Trust Loan, until the unpaid principal balance of the subject Note C Non-Trust Loan (exclusive of unpaid interest added to that principal balance in accordance with the related loan agreement) has been reduced to zero, in an amount equal to (a) a pro rata share of all voluntary principal prepayments received with respect to the subject Loan Combination, (b) all unscheduled principal prepayments on account of the application of insurance or condemnation proceeds received with respect to the subject Loan Combination and attributable to the related Note C Non-Trust Loan in accordance with the related loan agreement, and (c) on the related maturity date, a pro rata share of all principal payments made on such maturity date with respect to the subject Loan Combination, in the case of clause (a) and (c) above principal to be attributable to the related Note C Non-Trust Loan on a pro rata basis in accordance with the outstanding principal balance of such Note C Non-Trust Loan (exclusive of unpaid interest added to that principal balance in accordance with the related loan agreement) relative to the outstanding principal balance of the related Loan Combination (exclusive of unpaid interest added to that principal balance in accordance with the related loan agreement);

•	seventh, to the related underlying mortgage loan, a pro rata share of any prepayment consideration received with respect to the subject Loan Combination (based on the relative amount of principal being paid on each mortgage loan in the subject Loan Combination), to the extent actually paid;

•	eighth, to the related underlying mortgage loan, any late payment charges and Default Interest due in respect of the related underlying mortgage loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement), until all such amounts are paid;

•	ninth, to the related Note B Non-Trust Loan, a pro rata share of any prepayment consideration received with respect to the subject Loan Combination (based on the relative amount of principal being paid on each mortgage loan in the subject Loan Combination), to the extent actually paid;

•	tenth, to the related Note B Non-Trust Loan, any late payment charges and Default Interest due in respect of the related Note B Non-Trust Loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement), until all such amounts are paid;

•	eleventh, to the related Note C Non-Trust Loan, a pro rata share of any prepayment consideration received with respect to the subject Loan Combination (based on the relative amount of principal being paid on each mortgage loan in the subject Loan Combination), to the extent actually paid;

•	twelfth, to the related Note C Non-Trust Loan, any late payment charges and Default Interest due in respect of the related Note C Non-Trust Loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement), until all such amounts are paid;

•	thirteenth, to the related Note B Non-Trust Loan, up to the amount of any cure payments made by the related Non-B Non-Trust Loan Noteholder with respect to the related Loan Combination;

•	fourteenth, to the related Note B Non-Trust Loan, up to the amount of the capitalized interest paid by the related borrower with respect to the related Note B Non-Trust Loan in accordance with the related loan documents;

•	fifteenth, to the related Note C Non-Trust Loan, up to the amount of the capitalized interest paid by the related borrower with respect to the related Note C Non-Trust Loan in accordance with the related loan documents; and

•	sixteenth, for such remaining purposes as are provided in the related Co-Lender Agreement.

With respect to each of the Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination, pursuant to the related Co-Lender Agreement, during the existence of: (a) certain monetary events of default as to the related underlying mortgage loan or (b) certain non-monetary events of default as to the related underlying mortgage loan at a time when the related underlying mortgage loan is being specially serviced, collections on the subject Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) to the related underlying mortgage loan and the related Non-Trust Loans generally in the following manner:

•	first, to the related underlying mortgage loan, in an amount equal to all accrued and unpaid interest (excluding Default Interest) on the principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	second, to the related underlying mortgage loan, in an amount equal to the principal balance thereof, until such principal balance has been reduced to zero;

•	third, to the related Note B Non-Trust Loan, in an amount equal to all accrued and unpaid interest (excluding Default Interest and interest added to the principal balance thereof in accordance with the related loan agreement) on the principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	fourth, to the related Note B Non-Trust Loan, in an amount equal to the principal balance thereof, until such principal balance has been reduced to zero;

•	fifth, to the related Note C Non-Trust Loan, in an amount equal to all accrued and unpaid interest (excluding Default Interest and interest added to the principal balance thereof in accordance with the related loan agreement) on the principal balance thereof (net of related master servicing fees), until all such interest is paid in full;

•	sixth, to the related Note C Non-Trust Loan, in an amount equal to the principal balance thereof, until such principal balance has been reduced to zero;

•	seventh, to the related underlying mortgage loan, a pro rata share of any prepayment consideration received with respect to the subject Loan Combination (based on the relative amount of principal being paid on each mortgage loan in the subject Loan Combination), to the extent actually paid;

•	eighth, to the related Note B Non-Trust Loan, a pro rata share of any prepayment consideration received with respect to the subject Loan Combination (based on the relative amount of principal being paid on each mortgage loan in the subject Loan Combination), to the extent actually paid;

•	ninth, to the related Note C Non-Trust Loan, a pro rata share of any prepayment consideration received with respect to the subject Loan Combination (based on the relative amount of principal being paid on each mortgage loan in the subject Loan Combination), to the extent actually paid;

•	tenth, to the related underlying mortgage loan, any late payment charges and Default Interest due in respect of the related underlying mortgage loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement), until all such amounts are paid;

•	eleventh, to the related Note B Non-Trust Loan, any late payment charges and Default Interest due in respect of the related Note B Non-Trust Loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement), until all such amounts are paid in full;

•	twelfth, to the related Note C Non-Trust Loan, any late payment charges and Default Interest due in respect of the related Note C Non-Trust Loan in accordance with the related loan documents (after application as provided in the applicable servicing agreement), until all such amounts are paid in full;

•	thirteenth, to the related underlying mortgage loan, any other amounts paid by the related borrower and due in respect of the related underlying mortgage loan;

•	fourteenth, to the related Note B Non-Trust Loan, any other amounts paid by the related borrower and due in respect of the related Note B Non-Trust Loan;

•	fifteenth, to the related Note B Non-Trust Loan, up to the amount of any cure payments made by the related Note B Non-Trust Loan with respect to the related Loan Combination;

•	sixteenth, to the related Note C Non-Trust Loan, any other amounts paid by the related borrower and due in respect of the related Note C Non-Trust Loan; and

•	seventeenth, for such remaining purposes as are provided in the related Co-Lender Agreement.

The Four Times Square Loan Combination.    The Four Times Square Mortgage Loan is part of the Four Times Square Loan Combination, which is comprised of four mortgage loans secured by the Four Times Square Mortgaged Property. The Four Times Square Note A-2 Non-Trust Loan, the Four Times Square Note B Non-Trust Loan and the Four Times Square Note C Non-Trust Loan are together referred to as the Four Times Square Non-Trust Loans. See ‘‘Servicing of Four Times Square Loan Combination’’ in this prospectus supplement and ‘‘—Co-Lender Agreement’’ below for a more detailed description of certain rights of the Four Times Square Non-Trust Loan Noteholders. The Four Times Square Loan Combination is serviced and administered pursuant to the series 2006-4TS trust and servicing agreement (the governing document for the securitization of the Four Times Square Note A-2 Non-Trust Loan, Four Time Square Note B Non-Trust Loan and Four Times Square Note C Non-Trust Loan and the issuance of the series 2006-4TS certificates) by and among Dillon Read Asset Securitization Corp., as depositor, Wachovia Bank, National Association, as servicer and as special servicer, and LaSalle Bank National Association, as trustee. The series 2006-4TS trust and servicing agreement provides for servicing arrangements that are similar but not identical to those under the series 2007-C1 pooling and servicing agreement. Certain provisions of the series 2006-4TS trust and servicing agreement are more fully described under ‘‘Servicing of the Four Times Square Loan Combination’’ in this prospectus supplement.

Co-Lender Agreement.    The holders of the mortgage loans comprising the Four Times Square Loan Combination are bound by the terms and provisions of the Four Times Square Co-Lender Agreement, dated as of December 18, 2006, which generally includes the following provisions, among others:

•	Consent Rights. The related Loan Combination Controlling Party will have the ability to advise and direct the series 2006-4TS master servicer and/or the series 2006-4TS special servicer with respect to certain specified servicing actions under the series 2006-4TS trust and servicing agreement regarding the Four Times Square Loan Combination, including those involving foreclosure or material modification of the Four Times Square Loan Combination. As of any date of determination, the related Loan Combination Controlling Party will be one or more certain holders of the certificates issued by the trust holding the Four Times Square Non-Trust Loans. Notwithstanding the foregoing, if the related Loan Combination Controlling Party has not, within the requisite time period, consented with respect to any advice, consent or direction regarding a specified servicing action, the series 2006-4TS special servicer or master servicer, as applicable, will implement such servicing action that it deems to be in accordance with the series 2006-4TS servicing standards, and the decision of such series 2006-4TS special servicer or master servicer, as applicable, will be binding on all such parties, subject to the conditions described under ‘‘Servicing of Four Times Square Loan Combination’’ in this prospectus supplement.

Priority of Payments.    Pursuant to the Four Times Square Co-Lender Agreement, following the allocation of payments to each mortgage loan in the Four Times Square Loan Combination in accordance with the related loan documents, prior to the occurrence of a monetary default or a non-monetary default at a time when the Four Times Square Loan Combination is specially serviced (a ‘‘Four Times Square Payment Application Trigger Event’’), all amounts received on the Four Times Square Loan Combination will be allocated (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) generally in the following manner:

(i)	first, pro rata, to the payment of accrued and unpaid interest on the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan, the Four Times Square Note B Non-Trust Loan and the Four Times Square Note C Non-Trust Loan;

(ii)	second, to the Four Times Square Mortgage Loan, in reduction of its outstanding principal balance until reduced to zero;

(iii)	third, to the Four Times Square Note A-2 Non-Trust Loan, in reduction of its outstanding principal balance until reduced to zero;

(iv)	fourth, to the Four Times Square Note B Non-Trust Loan, in reduction of its outstanding principal balance until reduced to zero; and

(v)	fifth, to the Four Times Square Note C Non-Trust Loan, in reduction of its outstanding principal balances until reduced to zero.

Pursuant to the terms of the Four Times Square Co-Lender Agreement, following the occurrence of a Four Times Square Payment Application Trigger Event (and for so long as the default giving rise to the event is continuing), but prior to a final recovery determination, all amounts received with respect to the Four Times Square Loan Combination (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) will be applied in the following priority:

(i)	first, to the payment of accrued and unpaid interest, pro rata, on the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan;

(ii)	second, to the extent of any principal collections received in respect of the Four Times Square Loan Combination (after allocating all loan collections to interest on the Four Times Square Mortgage Loan, the Four Times Square Note A-2 Non-Trust Loan, the Four Times Square Note B Non-Trust Loan, and the Four Times Square Note C Non-Trust Loan) in reduction of the outstanding principal balances of the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan, pro rata, until each is reduced to zero;

(iii)	third, to the payment of accrued and unpaid interest on the Four Times Square Note B Non-Trust Loan;

(iv)	fourth, to the extent of any principal collections received in respect of the Four Times Square Loan Combination remaining after application pursuant to clause (ii), to the reduction of the outstanding principal balance of the Four Times Square Note B Non-Trust Loan, until it is reduced to zero;

(v)	fifth, to the payment of accrued and unpaid interest, on the Four Times Square Note C Non-Trust Loan;

(vi)	sixth, to the reduction of the outstanding principal balance of the Four Times Square Note C Non-Trust Loan, until it is reduced to zero;

(vii)	seventh, to the payment to (a) the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan, (b) the Four Times Square Note B Non-Trust Loan and (c) the Four Times Square Note C Non-Trust Loan, in that order, any prepayment consideration then due and payable under the related loan documents;

(viii)	eighth, pro rata to the payment of all penalty charges due with respect to the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan to be applied as provided in the series 2006-4TS trust and servicing agreement;

(ix)	ninth, to the payment of all penalty charges due with respect to the Four Times Square Note B Non-Trust Loan to be applied as provided in the series 2006-4TS trust and servicing agreement;

(x)	tenth, to the payment of all penalty charges due with respect to the Four Times Square Note C Non-Trust Loan to be applied as provided in the series 2006-4TS trust and servicing agreement;

(xi)	eleventh, to the extent of any remaining amounts, to the Four Times Square Mortgage Loan and the Four Times Square Non-Trust Loans, pro rata, in accordance with their initial principal amounts.

Pursuant to the terms of the Four Times Square Co-Lender Agreement, upon a final recovery determination, all amounts received with respect to Four Times Square Loan Combination (after application to certain related unreimbursed or unpaid costs and expenses, including outstanding advances, together with interest thereon, and unpaid servicing compensation) will be applied in the following priority:

(i)	first, to the payment of accrued and unpaid interest on the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan;

(ii)	second, to the reduction of the outstanding principal balances of the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan, pro rata, in accordance with the outstanding principal balances thereof, until each is reduced to zero;

(iii)	third, to the payment of accrued and unpaid interest on the Four Times Square Note B Non-Trust Loan;

(iv)	fourth, to the reduction of the outstanding principal balance of the Four Times Square Note B Non-Trust Loan, until it is reduced to zero;

(v)	fifth, to the payment of accrued and unpaid interest on the Four Times Square Note C Non-Trust Loan;

(vi)	sixth, to the reduction of the outstanding principal balance of the Four Times Square Note C Non-Trust Loan, until it is reduced to zero;

(vii)	seventh, to the payment to (a) the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan, (b) the Four Times Square Note B Non-Trust Loan and (c) the Four Times Square Note C Non-Trust Loan, in that order, any prepayment consideration then due and payable under the related loan documents;

(viii)	eighth, pro rata to the payment of all penalty charges due with respect to the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan to be applied as provided in the series 2006-4TS trust and servicing agreement;

(ix)	ninth, to the payment of all penalty charges due with respect to the Four Times Square Note B Non-Trust Loan to be applied as provided in the series 2006-4TS trust and servicing agreement;

(x)	tenth, to the payment of all penalty charges due with respect to the Four Times Square Note C Non-Trust Loan to be applied as provided in the series 2006-4TS trust and servicing agreement;

(xi)	eleventh, to the extent of any remaining amounts, to the Four Times Square Mortgage Loan and the Four Times Square Non-Trust Loans, pro rata, in accordance with their initial principal amounts.

In the event that the Four Times Square Loan Combination is prepaid in full after the conclusion of its lockout period, all amounts received will be applied in the same order of priority as clauses (i) through (xi) in the preceding paragraph.

Additional Loan and Property Information

Delinquency and Loss Information.    None of the mortgage loans that we intend to include in the trust were, as of the cut-off date, or have been at any time since origination, 30 days or more delinquent with respect to any monthly debt service payment due thereunder. There has been no forgiveness of interest or principal with respect to the mortgage loans that we intend to include in the trust.

Tenant Matters.    Described and listed below are special considerations regarding tenants at the mortgaged real properties for the mortgage loans that we intend to include in the trust—

•	With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Eastland Mall, representing 1.2% of the Initial Mortgage Pool Balance and 1.5% of the Initial Loan Group 1 Balance, respectively, there is one vacant anchor space at the subject mall. However, that anchor space is not part of the collateral for the Eastland Mall underlying mortgage loan.

•	Eighty-six (86) of the mortgaged real properties, securing 58.1% of the Initial Mortgage Pool Balance and 75.3% of the Initial Loan Group 1 Balance, respectively, are, in each case, a retail property, an office property or an industrial/warehouse property that has space leased to one or more major tenants that each occupies at least 25% of the net rentable area of the particular property.

•	Forty-nine (49) of the mortgaged real properties, securing 27.2% of the Initial Mortgage Pool Balance and 35.3% of the Initial Loan Group 1 Balance, respectively, are entirely or substantially leased to a single tenant.

•	A number of companies are major tenants at more than one of the mortgaged real properties.

•	There are several cases in which a particular entity is a tenant at more than one of the mortgaged real properties, and although it may not be a major tenant at any of those properties, it is significant to the success of the properties.

•	In the case of the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Sevilla Apartments, representing 1.3% of the Initial Mortgage Pool Balance and 5.6% of the Initial Loan Group 2 Balance, respectively, the related mortgaged real property provides 103 affordable housing restricted rent units that were placed when the complex was developed as a concession from the city for certain development and density issues. The affordable housing units offer restricted rents to residents whose gross income does not exceed 80% of the median income in Riverside County. The affordable housing restrictions shall terminate in May 2014.

•	One (1) of the mortgaged real properties, securing 0.1% of the Initial Mortgage Pool Balance, and 0.5% of the Initial Loan Group 2 Balance, respectively, are each a multifamily rental property that has a material tenant concentration of students. These mortgaged real properties may experience more fluctuations in occupancy rate than other types of properties.

•	With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Ridgewood Apartments, representing 0.1% of the Initial Mortgage Pool Balance and 0.4% of the Initial Loan Group 2 Balance, respectively, the related mortgaged real property has a tenant concentration of 3% students and 25% state employees or government affiliates. These mortgaged real properties may experience more fluctuations in occupancy rate than other types of properties.

•	Certain tenant leases at the mortgaged real properties have terms that are shorter than the terms of the related mortgage loans and, in some cases, significantly shorter. For example, see also ‘‘Description of the Mortgage Pool —Significant Underlying Mortgage Loans’’ and the footnotes to Annex A-1 to this prospectus supplement.

•	Several anchors at the retail properties do not have operating covenants or those covenants have lapsed.

•	Certain of the mortgaged real properties used for multifamily rental purposes are located in states and/or municipalities where laws or ordinances impose limitations on increases in rent on the rental units of such mortgaged real properties.

•	Certain of the mortgaged real properties, including the mortgaged real property identified on Annex A-1 to this prospectus supplement as Foundation House, representing 0.5% of the Initial Mortgage Pool Balance and 2.1% of the Initial Loan Group 2 Balance, respectively, may be subject to age restrictions limiting occupancy to persons of a certain age or above.

•	Four (4) of the mortgaged real properties, Sevilla Apartments, Bethany Austin Portfolio – Broadmoor Apartments, Bethany Houston Portfolio – Sendera Park Apartments and River Street Apartments, securing 1.8% of the Initial Mortgage Pool Balance, and 8.0% of the Initial Loan Group 2 Balance, are each a multifamily rental property that, receives rent subsidies from the United States Department of Housing and Urban Development under its Section 8 Housing Assistance Program.

•	There may be one or more cases in which the sole tenant or a significant tenant of a related mortgaged real property is an agency of the United States Federal Government or a state or local government. Typically the terms of such tenancies are prescribed by the Government Services Administration or the applicable state authority and may contain few or no limitations on the ability of such tenant to terminate the lease and/or vacate the premises and cease the payment of rent.

Leasehold Mortgages.    Three (3) of the mortgage loans that we intend to include in the trust, representing 11.4% of the Initial Mortgage Pool Balance, and 14.8% of the Initial Loan Group 1 Balance, respectively, as identified on Annex A-1 under the heading ‘‘Ownership Interest’’ as leaseholds are secured by a mortgage lien on the related borrower’s leasehold interest (but not by the underlying fee interest) in all or a material portion of the related mortgaged real property. In each of those cases, the related ground lease, taking into account all exercised extension options and all options that may be exercised by the lender (if not already exercised by the borrower), expires more than 10 years after the stated maturity of the related mortgage loan and the related lessor has agreed to give the holder of that mortgage loan notice of, and the right to cure, any default or breach by the lessee.

Purchase Options.    In the case of the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Shops at Simi Valley Town Center, representing 0.3% of the Initial Mortgage Pool Balance, and 0.4% of the Initial Loan Group 1 Balance, respectively, the related borrower’s predecessor/seller has the right to repurchase the mortgaged real property pursuant to that certain First Amendment to Assumption and Development Agreement Parcel 8 dated as of October 6, 2006 in the event that business operations at the property fail to commence on at least 50% of the floor area of the buildings or business operations thereafter discontinue in more than 50% of the floor area of the buildings for a period of 18 consecutive months. The purchase price can not be less than the ‘‘fair market value’’ of the related mortgaged real property, and can in no event be less than $14,000,000.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as GTECH Office Campus—Immunex, representing 0.4% of the Initial Mortgage Pool Balance and 0.6% of the Initial Loan Group 1 Balance, respectively, the sole tenant has a purchase option under its lease. The purchase price required to be paid is the ‘‘fair market price’’ (based on appraisals) as more particularly described in the lease. Upon exercise of the option to purchase by such tenant, the related borrower may obtain a release of the mortgaged real property from the lien of the related mortgage (which mortgage also secures the GTECH Office Campus—GTECH underlying mortgage loan) by either defeasing the entire GTECH Office Campus—Immunex mortgage loan or, to the extent that such option is exercised after the seventh anniversary of the first monthly payment date of the related mortgage loan, prepay the related loan in full without any prepayment premium.

Rights of First Refusal/Rights of First Offer.    With respect to certain of the mortgage loans that we intend to include in the trust, one or more of the leases between the related borrowers and tenants requires that, in the event the borrowers negotiate a sale of the mortgaged real property with a third party, the borrowers are required to provide the related tenant with an opportunity to purchase the mortgaged real property at such negotiated price. If such tenant does not accept an offer submitted to it by the borrower within the time period specified in the lease, such right of first refusal shall be considered waived as to that offer; provided, however, that the right of first refusal will be a continuing right as to any subsequent or modified purchase offer. With respect to certain other mortgage loans that we intend to include in the trust, one or more of the leases between the related borrowers and tenants require that, prior to negotiating a sale of the mortgaged real property with a third party, the borrowers are required to permit the related tenant to make the first offer as to the purchase price of the related mortgaged real property. Set forth below in this ‘‘—Rights of First Refusal/Rights of First Offer’’ section are some examples of the foregoing.

With respect to the mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as the State Street Building, representing 9.7% of the Initial Mortgage Pool Balance and 12.6% of the Initial Loan Group 1 Balance, respectively, the lease between the sole tenant and the mortgagor grants to the tenant a right of first offer to purchase the related mortgaged property or any entity owning such property.

With respect to the underlying mortgage loans secured by the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Walgreens-Hazelwood, Walgreens-Lombard and Walgreens-Lansing, Walgreens-Indian Head Park and Walgreens-Union, collectively representing 0.6% of the Initial Mortgage Pool Balance and 0.7% of the Initial Loan Group 1 Balance, respectively, the lease between the sole tenant and mortgagor grants to the tenant a right of first refusal to purchase the mortgaged real property, provided, however, such right of first refusal shall not apply to a foreclosure, deed in lieu of foreclosure or other enforcement action under the mortgage, but generally will be applicable to subsequent transfers of the mortgaged real property.

In addition, with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Catskill Commons, representing 0.5% of the Initial Mortgage Pool Balance and 0.6% of the Initial Loan Group 1 Balance, respectively, the ground tenant of 38.4% of the mortgaged real property has a right of first offer to purchase said portion of the mortgaged real property, provided, however, such right of first offer shall not apply to a foreclosure, deed in lieu of foreclosure or other enforcement action under the Mortgage, but generally will be applicable to subsequent transfers of the mortgaged real property.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1251 N. Highway 287, representing 0.1% of the Initial Mortgage Pool Balance, and 0.1% of Loan Group 1, the lease between the related borrower and the sole tenant at the mortgaged real property gives the tenant a right of first offer and a right of first refusal to purchase the mortgaged real property, provided however, such right of first offer and right of first refusal shall not apply to a foreclosure, deed in lieu of foreclosure or other enforcement action under the Mortgage, but generally will be applicable to subsequent transfers of the mortgaged real property.

Other Financing.    In the case of the underlying mortgage loans described under ‘‘Description of the Mortgage Pool— Loan Combinations’’ above in this prospectus supplement, the mortgaged real property or properties that secure each such underlying mortgage loan also secure one or more related mortgage loans that are not included in the trust. See ‘‘Risk Factors —Some of the Mortgaged Real Properties Are or May Be Encumbered by Additional Debt and the Ownership Interests in Some Borrowers Have Been or May Be Pledged to Secure Debt Which, in Either Case, May Reduce the Cash Flow Available to the Subject Mortgaged Real Property’’ in this prospectus supplement, ‘‘—Significant Underlying Mortgage Loans —The State Street Building Mortgage Loan’’, ‘‘—Significant Underlying Mortgage Loans—The Westfield San Francisco Emporium Mortgage Loan’’, ‘‘—Significant Underlying Mortgage Loans—The Extendicare Portfolio Mortgage Loan’’, ‘‘—Significant Underlying Mortgage Loans—The Bethany Houston Portfolio Mortgage Loan’’ and ‘‘Description of the Mortgage Pool— Loan Combinations’’ above.

Except as disclosed under this ‘‘—Other Financing’’ subsection, including as described in the second succeeding paragraph, we are not aware of any other mortgage loans that we intend to include in the trust, as to which there is any additional secured debt encumbering the related mortgaged real property. However, the direct or indirect equity interests in borrowers under some of the underlying mortgage loans have been or are permitted to be pledged to secure mezzanine or affiliate debt. ‘‘Mezzanine debt’’ is debt secured by the principal’s direct ownership interest in a related borrower, and the affiliate debt referred to in this ‘‘—Other Financing’’ section is secured by an entity’s indirect ownership interest in a related borrower.

With respect to the International Square Mortgage Loan, which mortgage loan represents 7.3% of the Initial Mortgage Pool Balance and 9.4% of the Initial Loan Group 1 Balance, respectively, there is mezzanine financing in the form of two mezzanine loans in the aggregate maximum principal amount of $103,438,715, as further described under ‘‘—Significant Underlying Mortgage Loans—The International Square Mortgage Loan—Mezzanine Financing’’ in this prospectus supplement.

With respect to the Tishman Speyer DC Portfolio I Mortgage Loan, which mortgage loan represents 5.8% of the Initial Mortgage Pool Balance and 7.6% of the Initial Loan Group 1 Balance, respectively, there is mezzanine financing in the form of two mezzanine loans, in the aggregate maximum principal amount of $88,534,465 as further described under ‘‘—Significant Underlying Mortgage Loans—The Tishman Speyer DC Portfolio I Mortgage Loan—Mezzanine Financing’’ in this prospectus supplement.

With respect to the Bethany Maryland Portfolio Mortgage Loan, which mortgage loan represents 4.1% of the Initial Mortgage Pool Balance and 17.7% of the Initial Loan Group 2 Balance, respectively, there is mezzanine financing secured by a pledge of 100% of the ownership interests in the related borrower in the aggregate amount of $1,500,000 as further described under ‘‘—Significant Underlying Mortgage Loans—The Bethany Maryland Portfolio Mortgage Loan—Mezzanine Financing’’ in this prospectus supplement.

With respect to the Bethany Houston Portfolio Mortgage Loan, which mortgage loan represents 2.8% of the Initial Mortgage Pool Balance and 12.0% of the Initial Loan Group 2 Balance, respectively, there is mezzanine financing secured by a pledge of 100% of the ownership interests in the related borrower in the aggregate amount of approximately $7,750,000 (of which zero has been advanced as of the cut-off date), as further described under ‘‘—Significant Underlying Mortgage Loans—The Bethany Houston Portfolio Mortgage Loan—Mezzanine Financing’’ in this prospectus supplement.

With respect to the Lembi Portfolio—Trophy Properties Portfolio loan, which mortgage loan represents 1.3% of the Initial Mortgage Pool Balance and 5.8% of the Initial Loan Group 2 Balance, respectively, there is one mezzanine loan secured by a pledge of 100% of the direct and indirect equity interests in the related borrower in the aggregate amount of $13,900,000 as further described under ‘‘—Significant Underlying Mortgage Loans—The Lembi Portfolio Mortgage Loan—Mezzanine Financing’’ in this prospectus supplement. The related mezzanine intercreditor agreement provides that (i) the mezzanine lenders are restricted in their ability to transfer their loans, (ii) any foreclosure of the mezzanine loan must comply with the relevant rating agency requirements, (iii) the lender is restricted from modifying the mortgage loan in certain ways without the consent of the mezzanine lenders, (iv) the mezzanine loan documents can be modified in certain ways without the consent of the lender and (v) the mezzanine lenders will have certain purchase and cure rights with respect to the mortgage loan.

With respect to the Bethany Austin Portfolio Mortgage Loan, representing 1.2% of the Initial Mortgage Pool Balance and 5.2% of the Initial Loan Group 2 Balance, respectively, there is mezzanine financing secured by a pledge of 100% of the direct and indirect equity interest in the related borrower in the amount of approximately $4,650,000 (of which zero has been advanced as of the cut-off date). The mezzanine loan can be made in one or more advances in amounts necessary to (i) pay or reimburse the related borrower for actual approved costs of renovations after completion thereof and (ii) prepay the Bethany Austin Portfolio Note C Non-Trust Loan. The related mezzanine loan agreement sets forth the requirements for the advancement of such amounts under the mezzanine loan, which requirements include, among other things, (a) that the first advance be made within 30 months of the closing date of the mezzanine loan, and the related mezzanine borrower shall not be entitled to any advance after the date that is 42 months from the closing date of the mezzanine loan, and (b) all funds deposited in the renovation reserve fund established under the senior mortgage loan agreement shall have been disbursed for the benefit of the related mortgage borrower. The related mezzanine intercreditor agreement provides that: (i) the mezzanine lender is restricted in its ability to transfer its loan; (ii) so long as no event of default has occurred and is continuing under the mortgage loan, the mezzanine lender may accept payments under the mezzanine loan; (iii) the mezzanine lender has the right to select a replacement manager of the property having certain qualifications under certain circumstances, including, the occurrence of an event of default under the mezzanine loan, a default of the existing manager under its management agreement or if the existing manager becomes a debtor in bankruptcy or insolvent; (iv) the mortgage lender is restricted from modifying the mortgage loan in specified ways without the consent of the mezzanine lender; (v) the mezzanine loan documents can be modified in specified ways without the consent of mortgage lender and (vi) the mezzanine lender has certain cure and purchase rights with respect to the mortgage loan.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Augusta Apartments, representing 0.8% of the Initial Mortgage Pool Balance and 3.5% of Initial Loan Group 2 Balance, respectively, there is an existing senior mezzanine loan secured by a pledge of 100% of the direct and indirect equity interests in the related borrower in the aggregate amount of $5,060,738. The related mezzanine intercreditor agreement provides that (i) the mezzanine lender is restricted in its ability to transfer its loan, (ii) any foreclosure of the mezzanine loan must comply with the relevant rating agency requirements, (iii) the mortgage lender is restricted from modifying the mortgage loan in specified ways without the consent of the mezzanine lender, (iv) the mezzanine loan documents can be modified in specified ways without the consent of the mortgage lender and (v) the mezzanine lender has certain cure and purchase rights with respect to the mortgage loan. In addition, with respect to the Augusta Apartments mortgage loan, there is a junior mezzanine loan secured by a pledge of indirect 7.25% non-controlling equity interests in the mezzanine borrower in the aggregate amount of $1,947,818, made by the mortgage lender in its capacity as junior mezzanine lender. There is no intercreditor agreement between the junior mezzanine lender and either the mortgage lender or the senior mezzanine lender.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Verona Woods, representing 0.5% of the Initial Mortgage Pool Balance and 2.3% of the Initial Loan Group 2 Balance, respectively, there is an existing mezzanine loan secured by a pledge of 100% of equity interests in the related borrower in the aggregate maximum principal amount of $8,200,000, of which $1,592,000 has not yet been advanced. That $1,592,000 of the mezzanine loan will be advanced post closing to pay or reimburse for capital improvements at the property. The related mezzanine intercreditor agreement provides that (i) the mezzanine lender is restricted in its ability to transfer the mezzanine loan, (ii) the mezzanine lender may not foreclose on the mezzanine loan without rating agency confirmation (except if (a) transfer of title to mezzanine loan collateral is to a transferee having certain specified qualifications, (b) the related property is managed by a property manager having certain specified qualifications and (c) hard cash management and adequate reserves will be implemented under the related mortgage loan that do not significantly modify the related mortgage loan) and (iii) the mezzanine lender’s rights to payment under the mezzanine loan are subordinated to the mortgage lender’s rights to payment under the related mortgage loan.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Bethany Blanding Place, representing 0.4% of the Initial Mortgage Pool Balance and 2.0% of the Initial Loan Group 2 Balance, respectively, as of the date of this prospectus, there is an existing senior mezzanine loan in the amount of $3,150,000 secured by a pledge of 100% of the equity interests in the related mortgage borrower and a junior mezzanine loan in the amount of $1,650,000 secured by a pledge of 100% of the equity interests in the senior mezzanine borrower. It is anticipated that the amounts of the senior mezzanine loan and junior mezzanine loan will be restructured so that the amount of the senior mezzanine loan shall be increased to approximately $4,300,000 and the amount of the junior mezzanine loan shall be decreased to $500,000. It is also anticipated that that the senior mezzanine loan shall be sold to Rait Partnership, L.P. There is no assurance that the transaction described in the two preceding sentences will be consummated. The mezzanine intercreditor agreement to be entered into between the mortgage lender and the mezzanine lenders will provide that: (i) the mezzanine lenders will be restricted in their ability to transfer their respective loans; (ii) the mezzanine lenders have the right to select a replacement manager of the property having certain qualifications under certain circumstances, including, the occurrence of an event of default under the related mezzanine loan, a default of the existing manager under its management agreement or if the existing manager becomes a debtor in bankruptcy or insolvent; (iii) the mortgage lender is restricted from modifying the mortgage loan in specified ways without the consent of the senior mezzanine lender; (iv) the mezzanine loan documents can be modified in specified ways without the consent of mortgage lender and (v) the mezzanine lenders have certain cure and purchase rights with respect to the mortgage loan. If the restructuring of the senior mezzanine loan and junior mezzanine loan referred to above occurs, the junior mezzanine lender will agree not to foreclose on its collateral without consent of the mortgage lender and senior mezzanine lender. However, the junior mezzanine lender will be permitted to pursue remedies against third party guarantors of the junior mezzanine loan.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Lembi Portfolio—Prime Apartment Properties Portfolio, which mortgage loan represents 0.4% of the Initial Mortgage Pool Balance and 1.6% of the Initial Loan Group 2 Balance, respectively, there is one mezzanine loan secured by a pledge of 100% of the direct and indirect equity interests in the related borrower in the aggregate amount of $3,800,000 as further described under ‘‘—Significant Underlying Mortgage Loans—The Lembi Portfolio Mortgage Loan—Mezzanine Financing’’ in this prospectus supplement. The related mezzanine intercreditor agreement provides that (i) the mezzanine lenders are restricted in their ability to transfer their loans, (ii) any foreclosure of the mezzanine loan must comply with the relevant rating agency requirements, (iii) the lender is restricted from modifying the mortgage loan in certain ways without the consent of the mezzanine lenders, (iv) the mezzanine loan documents can be modified in certain ways without the consent of the lender and (v) the mezzanine lenders will have certain purchase and cure rights with respect to the mortgage loan.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Lembi Portfolio—2238 Hyde Street, which mortgage loan represents 0.3% of the Initial Mortgage Pool Balance and 1.3% of the Initial Loan Group 2 Balance, respectively, there is one mezzanine loan secured by a pledge of 100% of the direct and indirect equity interests in the related borrower in the aggregate amount of $2,700,000 as further described under ‘‘—Significant Underlying Mortgage Loans—The Lembi Portfolio Mortgage Loan—Mezzanine Financing’’

in this prospectus supplement. The related mezzanine intercreditor agreement provides that (i) the mezzanine lenders are restricted in their ability to transfer their loans, (ii) any foreclosure of the mezzanine loan must comply with the relevant rating agency requirements, (iii) the lender is restricted from modifying the mortgage loan in certain ways without the consent of the mezzanine lenders, (iv) the mezzanine loan documents can be modified in certain ways without the consent of the lender and (v) the mezzanine lenders will have certain purchase and cure rights with respect to the mortgage loan.

With respect to the underlying mortgage loan secured by the mortgaged real property indentified on Annex A-1 to this prospectus supplement as Lembi Portfolio—737 Pine Street, which mortgage loan represents 0.3% of the Initial Mortgage Pool Balance and 1.2% of the Initial Loan Group 2 Balance, respectively, there is one mezzanine loan secured by a pledge of 100% of the direct and indirect equity interests in the related borrower in the aggregate amount of $2,700,000 as further described under ‘‘—Significant Underlying Mortgage Loans—The Lembi Portfolio Mortgage Loan—Mezzanine Financing’’ in this prospectus supplement. The related mezzanine intercreditor agreement provides that (i) the mezzanine lenders are restricted in their ability to transfer their loans, (ii) any foreclosure of the mezzanine loan must comply with the relevant rating agency requirements, (iii) the lender is restricted from modifying the mortgage loan in certain ways without the consent of the mezzanine lenders, (iv) the mezzanine loan documents can be modified in certain ways without the consent of the lender and (v) the mezzanine lenders will have certain purchase and cure rights with respect to the mortgage loan.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Lembi Portfolio—325 9th Avenue, which mortgage loan represents 0.04% of the Initial Mortgage Pool Balance and 0.2% of the Initial Loan Group 2 Balance, respectively, there is one mezzanine loan secured by a pledge of 100% of the direct and indirect equity interests in the related borrower in the aggregate amount of $500,000 as further described under ‘‘—Significant Underlying Mortgage Loans—The Lembi Portfolio Mortgage Loan—Mezzanine Financing’’ in this prospectus supplement. The related mezzanine intercreditor agreement provides that (i) the mezzanine lenders are restricted in their ability to transfer their loans, (ii) any foreclosure of the mezzanine loan must comply with the relevant rating agency requirements, (iii) the lender is restricted from modifying the mortgage loan in certain ways without the consent of the mezzanine lenders, (iv) the mezzanine loan documents can be modified in certain ways without the consent of the lender and (v) the mezzanine lenders will have certain purchase and cure rights with respect to the mortgage loan.

The table below identifies, by property or portfolio name set forth on Annex A-1 to this prospectus supplement, those mortgage loans, collectively representing 16.4% of the Initial Mortgage Pool Balance, 16.3% of the Initial Loan Group 1 Balance, and 16.8% of the Initial Loan Group 2 Balance, respectively, for which the owners of the related borrowers are permitted to pledge their ownership interests in the borrower as collateral for mezzanine debt. The incurrence of this mezzanine indebtedness is generally subject to certain conditions, that may include any one or more of the following conditions:

•	consent of the mortgage lender;

•	satisfaction of loan-to-value tests, which provide that the aggregate principal balance of the related mortgage loan and the subject mezzanine debt may not exceed a specified percentage and debt service coverage tests, which provide that the combined debt service coverage ratio of the related mortgage loan and the subject mezzanine loan may not be less than a specified amount;

•	subordination of the mezzanine debt pursuant to a subordination and intercreditor agreement; and/or

•	confirmation from each rating agency that the mezzanine financing will not result in a downgrade, qualification or withdrawal of the then current ratings of the offered certificates.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Maximum Combined LTV Ratio Permitted	Minimum Combined DSCR Permitted
1166 Avenue of the Americas (1)	$110,000,000	NA	1.00x
Four Times Square	$82,933,806	65.0%	1.25x
Cold Storage Industrial	$51,655,093	90.0%	1.10x
Sevilla Apartments	$48,000,000	90.0%	1.05x
CVS – Vero Beach	$29,750,000	90.0%	1.00x
Hunting Oaks Apartments	$25,000,000	85.0%	1.05x
GTECH Office Campus – GTECH	$18,025,000	85.0%	1.15x
GTECH Office Campus – Immunex	$15,975,000	85.0%	1.15x
Meadows at Lakeway Apartments	$15,560,000	85.0%	1.15x

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Maximum Combined LTV Ratio Permitted	Minimum Combined DSCR Permitted
Oak Grove Plaza	$14,750,000	90.0%	1.10x
Colony at Lakeway Apartments	$13,100,000	85.0%	1.15x
Hy-Vee – 51st Street	$12,085,000	90.0%	1.00x
Hy-Vee – Cedar Rapids	$11,622,000	90.0%	1.00x
Hy-Vee – Olathe	$11,203,000	90.0%	1.00x
Hy-Vee – Grand Avenue	$10,375,000	90.0%	1.00x
Willow Springs Apartments	$9,550,000	90.0%	1.15x
Hy-Vee – Columbus	$9,243,000	90.0%	1.00x
Huntcliff Apartments	$9,150,000	90.0%	1.15x
Citizens Michigan Portfolio 4	$9,053,534	95.0%	1.00x
Raintree Apartments	$9,000,000	90.0%	1.15x
Brandon Parkway	$7,700,000	85.0%	1.07x
Citizens Illinois Portfolio 2	$7,586,669	95.0%	1.00x
Trace at Lakeway Apartments	$7,520,000	85.0%	1.15x
Geist Center	$7,484,000	85.0%	1.15x
CVS – Chester	$6,029,000	90.0%	1.00x
Place at Lakeway Apartments	$5,800,000	85.0%	1.15x
Walgreens – Loganville	$5,610,000	90.0%	1.00x
Iliff Crossing Shopping Center	$5,250,000	85.0%	1.15x
1431 Kingsland Building	$5,193,388	90.0%	1.15x
Walgreens – New Castle	$4,780,000	90.0%	1.00x
Walgreens – Canton	$4,428,500	90.0%	1.00x
Steele Creek Commons	$4,300,000	85.0%	1.15x
Walgreens – Parkville	$4,274,000	90.0%	1.00x
Walgreens – Columbus	$4,250,000	90.0%	1.00x
Walgreens – Natchez	$3,910,000	90.0%	1.00x
West Bay Village	$3,800,000	85.0%	1.15x
Tradewinds Plaza	$3,150,000	85.0%	1.15x
Rite Aid-La Plaza	$1,627,879	85.0%	1.20x

(1)	See ‘‘—Significant Underlying Mortgage Loans—The 1166 Avenue of the Americas Mortgage Loan—Permitted Mezzanine Financing’’ above in this prospectus supplement.

While a mezzanine lender has no security interest in or rights to the related mortgaged real properties, a default under the mezzanine loan could cause a change in control in the mortgage borrower as a result of the realization on the pledged ownership interests by the mezzanine lender. See ‘‘Risk Factors—Risks Relating to the Mortgage Loans—A Borrower’s Other Loans May Reduce the Cash Flow Available to the Mortgaged Real Property Which May Adversely Affect Payment on Your Certificates; Mezzanine Financing Reduces a Principal’s Equity in, and Therefore Its Incentive to Support, a Mortgaged Real Property’’ in this prospectus supplement.

Furthermore, in connection with most of the underlying mortgage loans for which mezzanine financing is permitted as referenced above in this section, if the mezzanine financing bears interest at a floating rate, lender may determine the debt service average ratio on the basis of a market-based constant reasonably determined by lender.

With respect to the Extendicare Portfolio Mortgage Loan, representing 3.4% of the Initial Mortgage Pool Balance and 4.4% of the Initial Loan Group 1 Balance, the ultimate owner of the related borrower has a revolving loan in place in the maximum principal amount of $120,000,000, secured by a pledge of the direct and indirect equity in the operators of the related mortgaged real properties and the indirect equity in the related borrower and the related master tenant, as further described under ‘‘Description of the Mortgage Pool — Significant Underlying Mortgage Loans—The Extendicare Portfolio Mortgage Loan—Revolving Loan’’ below in this prospectus supplement.

In addition, with respect to each of the International Square Mortgage Loan, representing 7.3% of the Initial Mortgage Pool Balance and 9.4% of the Initial Loan Group 1 Balance, and the Tishman Speyer DC Portfolio I Mortgage Loan, representing 5.8% of the Initial Mortgage Pool Balance and 7.6% of the Initial Loan Group 1 Balance, the ultimate common owner of the related borrowers has term loan and incremental term loan commitments and a revolving credit facility in place in the aggregate maximum principal amount of $770,000,000, secured by a pledge of the direct and indirect equity in the operators of the related mortgaged real properties and the indirect equity in the related borrowers, as further described under ‘‘—Significant Underlying Mortgage Loans—The International Square Mortgage Loan—Revolving Loan’’ and ‘‘—Significant Underlying Mortgage Loans—The Tishman Speyer DC Portfolio I Mortgage Loan—Revolving Loan’’ below in this prospectus supplement.

In addition, in the case of some of the other mortgage loans that we intend to include in the trust, one or more of the principals of the related borrower may have incurred or may in the future also incur mezzanine or affiliate debt.

Except as disclosed under this ‘‘—Other Financing’’ subsection, we are not aware of any other mezzanine or affiliate debt affecting borrowers under the mortgage loans that we intend to include in the trust.

In addition, some of the borrowers under the mortgage loans that we intend to include in the trust have incurred or may, in the future, be permitted to incur unsecured debt, including loans from members or partners, that is in addition to customary trade debt and equipment financing.

Additional debt, in any form, may cause a diversion of funds from property maintenance and increase the likelihood that the borrower will become the subject of a bankruptcy proceeding. See ‘‘Risk Factors—Additional Secured Debt Increases the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates; Co-Lender, Intercreditor and Similar Agreements May Limit a Mortgage Lender’s Rights’’ in the accompanying base prospectus.

Zoning and Building Code Compliance.    In connection with the origination of each mortgage loan that we intend to include in the trust, the related originator generally examined whether the use and occupancy of the mortgaged real property were in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may have been in the form of legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Where the property as currently operated is a permitted nonconforming use and/or structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, the related originator—

•	determined that any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

•	determined that casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by the originator to be sufficient to pay off the related mortgage loan in full;

•	determined that the mortgaged real property, if permitted to be repaired or restored in conformity with current law, would in the originator’s judgment constitute adequate security for the related mortgage loan; and/or

•	required law and ordinance insurance.

See ‘‘Risk Factors—Many of the Mortgaged Real Properties Are Legal Nonconforming Uses or Legal Nonconforming Structures’’ in this prospectus supplement. See also ‘‘Risk Factors—Some of the Mortgaged Real Properties May Not Comply With All Applicable Zoning Laws and/or Local Building Codes or with the Americans With Disabilities Act of 1990’’ in this prospectus supplement, and ‘‘Risk Factors—Changes in Zoning Laws May Adversely Affect the Use or Value of a Real Property’’ in the accompanying base prospectus.

Outstanding building and/or fire code violations, in addition to other zoning violations, may exist with respect to some of the mortgaged real properties that secure the underlying mortgage loans. In some, but not all, of those circumstances, the borrower under the related mortgage loan has agreed to cure such violations within a set period of time from the date of the closing of such mortgage loan; however, there can be no assurance that the borrowers will comply with their obligations to cure any such violations with respect to the related mortgaged real properties.

In addition, certificates of occupancy or other evidence of compliance with zoning and building codes may not be available for all or for certain portions of some of the mortgaged real properties which secure mortgage loans included in the trust. For example, in the case of the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Shops at Simi Valley Town Center, representing 0.3% of the Initial Mortgage Pool Balance, and 0.4% of Initial Loan Group 1 Balance, respectively, certificates of occupancy have not been obtained with respect to the individual tenant improvements at the mortgaged real property.

With respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Rock Springs, representing 0.2% of the Initial Mortgage Pool Balance and 0.8% of the Initial Loan Group 2 Balance respectively, the related mortgaged real property is required to have 359 parking spaces pursuant to a plat approved by the City of Houston. The related survey reflects, however, that there are currently only 346 marked parking spaces at the property.

Further, some of the mortgaged real properties securing mortgage loans that we intend to include in the trust may comply currently with applicable zoning or land-use ordinances by virtue of certain contractual arrangements or agreements. However, if any of those contractual arrangements or agreements are breached or otherwise terminated, then the related mortgaged real property or properties may no longer be in compliance. For example, in the case of the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as 340 W. Ponce De Leon, representing 0.1% of the Initial Mortgage Pool Balance and 0.1% of the Initial Loan Group 1 Balance, respectively, 24 of the 51 parking spaces required for compliance with zoning are located on a separate property leased by the related borrower pursuant to a non-mortgageable month to month lease. There can be no assurance that such lease will continue and, upon the discontuance thereof, the related mortgaged real property will no longer comply with zoning requirements relating to parking.

Lockboxes.    One hundred thirty-five (135) mortgage loans that we intend to include in the trust, representing approximately 98.6% of the Initial Mortgage Pool Balance, generally provide that rents and certain other income derived from the related mortgaged real properties will be paid, currently or upon the occurrence of a triggering event, into one of the following types of lockboxes:

Type of Lockbox	Number of Mortgage Loans	% of Initial Mortgage Pool Balance
Hard	34	58.5%
Springing Soft	81	24.1%
Soft	11	12.5%
Springing Hard	9	3.5%

•	Hard Lockbox. Tenants are directed to pay rents directly to a lockbox account controlled by the lender (or, with respect to multifamily rental properties and mobile home park properties, income is collected and deposited in the lockbox account by an unaffiliated property manager). In most of the cases described in the preceding sentence: (a) until the occurrence of a triggering event, funds deposited into the lockbox account are disbursed to or at the direction of the borrower on a daily or other periodic basis or the related borrower has withdrawal rights, and the borrower is obligated to pay, among other things, debt service payments, taxes and insurance, reserves and other amounts due under the related mortgage loan; and (b) following the occurrence of a triggering event and requisite notice to the depository, funds on deposit in the lockbox account are required to be disbursed by the lender in accordance with the related loan documents to satisfy the borrower’s obligation to pay certain of the items described in clause (a) above, with the remainder disbursed to the borrower. In a few of the cases described in the second preceding sentence, funds on deposit in the lockbox account are required (without the requirement of a triggering event) to be disbursed by the lender in accordance with the related loan documents to satisfy the borrower’s obligation to pay, among other things, current debt service payments, taxes and insurance, reserve account deposits and operating expenses, with the remainder disbursed to the borrower.

•	Hard/Hotel Lockbox. With respect to hospitality properties only, cash or ‘‘over-the-counter’’ receipts are deposited into the lockbox account by a property manager (which may be affiliated with the borrower), while credit card receivables are deposited directly into a lockbox account) controlled by the lender. In most of the cases described in the preceding sentence: (a) until the occurrence of a triggering event, funds deposited into the lockbox account are disbursed to or at the direction of the borrower on a daily or other periodic basis or the related borrower has withdrawal rights, and the borrower is obligated to pay, among other things, debt service payments, taxes and insurance, reserves and other amounts due under the related mortgage loan; and (b) following the occurrence of a triggering event and requisite notice to the depository, funds on deposit in the lockbox account are required to be disbursed by the lender in accordance with the related loan documents to satisfy the borrower’s obligation to pay the items described in clause (a) above, with the remainder disbursed to the borrower. In very few of the cases described in the second preceding sentence, funds on deposit in the lockbox account are required to be disbursed by the lender in accordance with the related loan documents to satisfy the borrower’s obligation to pay, among other things, current debt service payments, taxes and insurance, reserve account deposits and operating expenses, with the remainder disbursed to the borrower.

•	Springing Hard Lockbox. Either—

1.	income is collected by the borrower or the property manager (which may be an affiliate of the borrower) and paid into a lockbox account or tenants are directed to pay rents directly to a lockbox account that is, in each case, controlled by the borrower, or by both the borrower and the lender and, following the occurrence of a triggering event, that existing lockbox account or another lockbox account is established as a Hard Lockbox with lender cash management; or

2.	a lockbox account is not in place on the closing date and the related mortgage loan documents provide for the establishment, in certain cases upon lender’s request, following the occurrence of certain triggering events, of a Hard Lockbox with lender cash management.

•	Soft Lockbox. Income is collected by the borrower or an affiliated property manager and paid into a lockbox account that otherwise satisfies the description for a Hard Lockbox.

•	Springing Soft Lockbox. A lockbox account is not in place on the closing date and the related mortgage loan documents provide for the establishment, in certain cases upon lender’s request, following the occurrence of certain triggering events, of a Soft Lockbox as described in the preceding bullet.

For the purposes of the foregoing lockbox definitions, examples of triggering events may include one or more of the following:

1.	a decline, by more than a specified amount, in the net operating income of the related mortgaged real property;

2.	a failure to meet a specified debt service coverage ratio;

3.	a discontinuation of operations, lease default, lease termination, lease non-renewal or similar event involving one or more major tenants; and/or

4.	an event of default under the mortgage loan.

Property, Liability and Other Insurance.    Although exceptions exist, such as in cases where tenants maintain insurance or are permitted to self-insure, the loan documents for each of the mortgage loans that we intend to include in the trust generally require the related borrower to maintain or cause to be maintained with respect to the corresponding mortgaged real property the following insurance coverage:

•	property insurance in an amount that generally is, subject to a customary deductible, at least equal to the lesser of—

1.	the outstanding principal balance of the subject underlying mortgage loan (together with, in the case of an underlying mortgage loan that is part of a Loan Combination, the Non-Trust Loan(s) that are part of that Loan Combination), and

2.	the full insurable value or the full insurable replacement cost of the improvements located on the insured property;

•	if any portion of the improvements at the property was in an area identified in the federal register by the Federal Emergency Management Agency as having special flood hazards, flood insurance meeting the requirements of the Federal Insurance Administration guidelines, if available, in an amount that is equal to the least of—

1.	the outstanding principal balance of the subject underlying mortgage loan (together with, in the case of an underlying mortgage loan that is part of a Loan Combination, the Non-Trust Loan(s) that are part of that Loan Combination),

2.	the full insurable value of the improvements on the insured property that are located in the area identified as having specific flood hazards,

3.	the maximum amount of insurance available under the National Flood Insurance Act of 1968, and

4.	the full insurable replacement cost of the improvements located on the mortgaged real property;

•	comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the insured property, in such an amount as is generally required by reasonably prudent commercial lenders with respect to properties similar to the mortgaged real properties in similar locales; and

•	business interruption or rent loss insurance in an amount not less than the projected rental income or revenue from the insured property for at least 12 months.

With respect to the underlying mortgage loans secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Walgreens-Hazelwood, Walgreens-Lombard, Walgreens-Lansing, Walgreens-Indian Head Park and Walgreens-Union, collectively representing 0.6% of the Initial Mortgage Pool Balance and 0.7% of the Initial Loan Group 1 Balance, respectively, the loan documents provide that insurance maintained by the tenants under the terms of the leases for the related mortgaged real property is satisfactory so long as such tenant’s long term unsecured debt is rated investment grade by both S&P and Moody’s. Under the terms of the leases, the tenants are not required to obtain business interruption insurance.

With respect to most of the mortgage loans that we intend to include in the trust, the related loan documents generally provide for at least one of the following: (a) the related borrower is required to maintain full or partial insurance coverage for property damage to the related mortgaged real property against certain acts of terrorism (except that the requirement to obtain such insurance coverage may be subject to, in certain instances, the commercial availability of that coverage, certain limitations with respect to the cost thereof and/or whether such hazards are at the time commonly insured against for property similar to such mortgaged real properties and located in or around the region in which such mortgaged real property is located); (b) the related borrower is required to provide such additional insurance coverage as the lender may reasonably require to protect its interests or to cover such hazards as are commonly insured against for similarly situated properties (except that the related borrower may object to the reasonableness of having to maintain insurance against acts of terrorism); (c) a credit-rated tenant is obligated to restore the related mortgaged real property in the event of a casualty; or (d) a principal of the related borrower is responsible for losses resulting from terrorist acts which are not otherwise covered by insurance. Such policies generally do not provide coverage for biological, chemical or nuclear events or domestic terrorism.

The mortgaged real properties for the mortgage loans that we intend to include in the trust, including certain of those properties located in California, are generally not insured against earthquake risks. However, if a mortgaged real property was located in California or in seismic zones 3 or 4 and seismic reports obtained in connection with the origination of the mortgage loan concluded that the mortgaged real property was likely to experience a probable maximum or bounded loss in excess of 20% of the estimated replacement cost of the improvements as a result of an earthquake, the borrower or a tenant occupying the entire mortgaged real property was required to obtain earthquake insurance. There may be certain limitations on the foregoing obligation to obtain earthquake insurance.

Fifty (50) of the mortgaged real properties, securing 15.8% of the Initial Mortgage Pool Balance, 7.6% of the Initial Loan Group 1 Balance, and 43.4% of the Initial Loan Group 2 Balance, respectively, are located in Florida, Texas or Louisiana, states that have historically been at greater risk than other states regarding other acts of nature, such as hurricanes and tornadoes. The related mortgage loan documents with respect to most of those mortgaged real properties, together with the related mortgage loan documents with respect to a significant number of mortgaged real properties located in various other states, generally require the related borrower to maintain windstorm insurance, except that the requirement to obtain such insurance coverage may be subject to, in certain instances, the commercial availability of that coverage, certain limitations with respect to the cost thereof and/or whether such hazards are at the time commonly insured against for property similar to such mortgaged real properties and located in or around the region in which such mortgaged real property is located. For example, with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Galleria of Key Biscayne, Inc. representing 0.7% of the Initial Mortgage Pool Balance and 0.9% of the Initial Loan Group 1 Balance, respectively, borrower is only required to obtain windstorm coverage to the extent such coverage is commercially available at commercially reasonable rates not to exceed $200,000 per annum. In addition, in the case of the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Ridgewood Apartments, representing 0.1% of the Initial Mortgage Pool Balance and 0.4% of Loan Group 2 Balance, borrower’s property insurance is subject to a $1,000,000 sublimit with respect to peril of windstorm.

Various forms of insurance maintained with respect to any of the mortgaged real properties for the underlying mortgage loans, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in the trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in the trust. See ‘‘Risk Factors—Lack of Insurance Coverage Exposes a Trust to Risk for Particular Special Hazard Losses’’ in the accompanying base prospectus.

The applicable originator and its successors and assigns are the beneficiaries under separate title insurance policies with respect to each mortgage loan that we intend to include in the trust. Each title insurer may enter into such co-insurance and reinsurance arrangements with respect to the title insurance policy as are customary in the title insurance industry. Subject to standard exceptions and/or exclusions, including those regarding claims made in the context of insolvency proceedings, each title insurance policy will provide coverage to the trustee for the benefit of the series 2007-C1 certificateholders for claims made against the trustee regarding the priority and validity of the borrowers’ title to the subject mortgaged real property.

Assessments of Property Condition

Property Inspections.    Each of the mortgaged real properties securing a mortgage loan that we intend to include in the trust was inspected in connection with the origination or acquisition of that mortgage loan to assess its general condition.

Appraisals.    Each of the mortgaged real properties securing a mortgage loan that we intend to include in the trust was appraised by a state certified appraiser or an appraiser belonging to the Appraisal Institute. Those appraisals were conducted in accordance with the Appraisal Foundation’s Uniform Standards of Professional Appraisal Practices. Each of those appraisals was conducted within approximately 12 months of the origination of the related mortgage loan that we intend to include in the trust and generally have not been updated. Each of the resulting appraisal reports or a separate letter contains a statement by the appraiser stating that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. We have not independently verified the accuracy of that statement with respect to any of those properties. The primary purpose of each of those appraisals was to provide an opinion of the fair market value of the related mortgaged real property. There can be no assurance that another appraiser would have arrived at the same opinion of value. The dates of the subject appraisals, or appraisal updates, and the resulting appraised values are shown on Annex A-1 to this prospectus supplement.

Environmental Assessments.    With respect to each of the mortgaged real properties securing the underlying mortgage loans, a third-party consultant conducted a Phase I environmental site assessment, updated a previously conducted Phase I environmental site assessment or conducted a transaction screen, as described under ‘‘Risk Factors—Lending on Income-Producing Real Properties Entails Environmental Risks’’ in this prospectus supplement.

The above-described environmental assessments may have identified various adverse or potentially adverse environmental conditions at the respective mortgaged real properties. If the particular condition is significant, then this could result in a claim for damages by any party injured by the condition. In addition, in certain cases the environmental consultant recommended that action be taken in respect of a materially adverse or potentially material adverse environmental condition at the related mortgaged real property. Further, in certain cases, the environmental assessments described above identified potential and, in some cases, serious environmental problems, at properties adjacent or otherwise near to the related mortgaged real properties. See ‘‘Risk Factors—Lending on Income-Producing Real Properties Entails Environmental Risks’’ in this prospectus supplement for a discussion of certain environmental conditions identified at some of the mortgaged real properties securing mortgage loans that we intend to include in our trust.

The information provided by us in this prospectus supplement regarding environmental conditions at the respective mortgaged real properties is based on the results of the environmental assessments referred to above and has not been independently verified by us, the underwriters or any of our or their respective affiliates.

Environmental Insurance.    As discussed above, certain mortgaged real properties securing the underlying mortgage loans may, in each case, be covered by a secured creditor impaired property policy. Each of these policies provides coverage for the following losses, subject to the applicable deductible, policy terms and exclusions, individual and policy aggregate limits, and further subject to the conditions and limitations set forth below:

1.	With respect to secured creditor impaired property policies which provide full loan balance coverage, if during the term of the policy there is an event of default under the subject mortgage loan and a pollution condition that was discovered prior to or during the default, or that was disclosed to the insurer prior to the effective date of the policy, and the holder of the note has not foreclosed on the collateral, the insurer will (if the pollution condition exists at the time of default) indemnify the trust for the outstanding balance on the date of default, including interest from the date of default until the date that the outstanding balance is paid, interest on any advances of scheduled payments made by the trust after the date of default as well as advances and interest on advances for property protection for up to 10% of the outstanding balance on the date of default. Under the policy, a ‘‘pollution condition’’ is the presence of hazardous substances on, under or emanating from the property in concentrations or amounts exceeding the maximum levels allowed by applicable environmental laws or a government order or directive. With respect to certain other secured creditor impaired property policies, policy terms may limit the coverage under such policies to the lesser of actual losses resulting from such pollution condition or the amount of the related mortgage loan.

2.	If the trust becomes legally obligated to pay for claims for bodily injury, property damage or clean-up costs resulting from pollution conditions on, under or emanating from the property that are made against the insured and reported to the insurer during the policy period, the insurer will defend against and pay such claims.

3.	If the trust incurs clean-up costs after enforcing the related mortgage, the insurer will pay for clean-up costs sustained as a result of pollution conditions on, under or emanating from the property provided that the trust reports the pollution conditions to the appropriate governmental agency in accordance with applicable environmental laws in effect at the time of the discovery of the pollution conditions.

The secured creditor impaired property policies described above require that the insured or the party having direct responsibility for administering or servicing the trust provide the insurer with written notice of a claim as soon as possible but no later than 45 days after first learning of the default and pollution condition or loss. In addition to other excluded matters, the policy does not cover claims arising out of the presence of lead-based paint or asbestos, penalties arising out of violations of law or clean-up costs that are voluntarily incurred. The environmental insurance may be provided under a blanket insurance policy covering other real properties, some of which may not secure loans in the trust. See ‘‘—Property, Liability and Other Insurance’’ above.

The premium for the secured creditor impaired property policies described above has been paid in full as of the Issue Date.

Engineering Assessments.    In connection with the origination process, various engineering firms inspected the respective mortgaged real properties securing the mortgage loans that we intend to include in the trust, to assess the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. The resulting reports indicated deferred maintenance items and/or recommended capital improvements with respect to some of those mortgaged real properties. In cases where the cost of repair was deemed material, the related borrowers were generally required to deposit with the lender an amount generally equal to 125% of the engineering firm’s estimated cost of the recommended repairs, corrections or replacements to assure their completion.

Assignment of the Underlying Mortgage Loans

On or before the Issue Date, we will acquire, pursuant to one or more mortgage loan purchase agreements—

•	91 mortgage loans, with an aggregate cut-off date principal balance of $2,527,430,347 (excluding the initial Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component), from the Lehman Mortgage Loan Seller,

•	54 mortgage loans, with an aggregate cut-off date principal balance of $1,100,746,488, from the UBS Mortgage Loan Seller, and

•	1 mortgage loan, with a cut-off date principal balance of $85,000,000, from the Wachovia Mortgage Loan Seller.

The Westfield San Francisco Emporium Mortgage Loan, which has an unpaid principal balance of $300,000,000, was originated on a 50/50 basis by the UBS Mortgage Loan Seller and by an affiliate of the Lehman Mortgage Loan Seller. We will acquire the Westfield San Francisco Mortgage Loan from the Lehman Mortgage Loan Seller.

The 1745 Broadway Mortgage Loan, which is being treated as a single mortgage loan in this prospectus supplement unless the context indicates otherwise, is actually represented by four (4) pari passu A notes, an A-1 note and an A-3 note in the name of an affiliate of Lehman Brothers Holdings Inc. with an aggregate cut-off date principal balance of $255,000,000, and an A-2 note and an A-4 note in the name of Wachovia Bank, National Association with an aggregate cut-off date principal balance of $85,000,000. With respect to the 1745 Broadway Mortgage Loan, we will acquire the A-1 note and the A-3 note from the Lehman Mortgage Loan Seller and the A-2 note and the A-4 note from the Wachovia Mortgage Loan Seller. For purposes of the discussion under this ‘‘—Assignment of the Underlying Mortgage Loans’’ section, as well as the discussion under ‘‘—Representations and Warranties’’ and ‘‘—Cures and Repurchases’’ below, however, the A-1 note and the A-3 note will be treated as evidencing one separate underlying mortgage loan and the A-2 note and A-4 note will be treated as evidencing a second separate underlying mortgage loan. The Lehman Mortgage Loan Seller will not have any obligations to the trust with respect to the 1745 Broadway A-2 note and A-4 note, and the Wachovia Mortgage Loan Seller will not have any obligations to the trust with respect to the 1745 Broadway A-1 note and A-3 note.

We will transfer to the trustee, for the benefit of the series 2007-C1 certificateholders, all of the mortgage loans that we so acquire from the Lehman Mortgage Loan Seller, the UBS Mortgage Loan Seller and the Wachovia Mortgage Loan Seller.

In each case, the transferor will assign the subject mortgage loans, without recourse, to the transferee. In connection with the foregoing transfers, the UBS Mortgage Loan Seller will be required to deliver to the trustee, with respect to each UBS

Mortgage Loan, the Wachovia Mortgage Loan Seller will be required to deliver to the trustee, with respect to the Wachovia Mortgage Loan, and we will be required to deliver to the trustee, with respect to each Lehman Mortgage Loan, the following documents, among others:

•	either—

1.	the original promissory note(s) evidencing that mortgage loan, or

2.	if any original promissory note has been lost, a copy of that note, together with a lost note affidavit and indemnity;

•	the original or a copy of the mortgage instrument, together with originals or copies of any intervening assignments of the mortgage instrument;

•	the original or a copy of any separate assignment of leases and rents, together with originals or copies of any intervening assignments of that assignment of leases and rents;

•	either—

1.	an executed assignment of the mortgage instrument in favor of the trustee, in recordable form except for missing recording information relating to a mortgage instrument that has not been returned from the applicable recording office, or

2.	a certified copy of that assignment as sent for recording;

•	either—

1.	an executed assignment of any separate assignment of leases and rents in favor of the trustee, in recordable form except for missing recording information relating to an assignment of leases and rents that has not been returned from the applicable recording office, or

2.	a certified copy of that assignment as sent for recording; and

•	an original or copy of the related policy or certificate of lender’s title insurance policy, or if a title insurance policy has not yet been issued, a ‘‘marked-up’’ commitment for title insurance or a pro forma policy;

provided that, in the case of the Four Times Square Mortgage Loan, the UBS Mortgage Loan Seller will only be obligated to deliver, and in the case of the Extendicare Portfolio Mortgage Loan, we will only be obligated to deliver, the original promissory note evidencing that mortgage loan, a copy of the related Co-Lender Agreement and a copy of the agreement governing the servicing of that mortgage loan.

The trustee, either directly or through a custodian, is required to hold all of the documents delivered to it with respect to the underlying mortgage loans, in trust for the benefit of the series 2007-C1 certificateholders and, in the case of a Serviced Loan Combination, also for the benefit of the related Serviced Non-Trust Loan Noteholder(s). Within a specified period of time following that delivery, the trustee, directly or through a custodian, will be further required to conduct a review of those documents. The scope of the trustee’s review of those documents will, in general, be limited solely to confirming that they have been received. None of the trustee, the master servicer, the special servicer or any custodian is under any duty or obligation to inspect, review or examine any of the documents relating to the underlying mortgage loans to determine whether the document is valid, effective, enforceable, in recordable form or otherwise appropriate for the represented purpose.

The above loan documents, among others, with respect to the Extendicare Portfolio Mortgage Loan (with the exception of the original mortgage note evidencing the Extendicare Portfolio Mortgage Loan) have been delivered to LaSalle Bank National Association, as trustee under the series 2006-C7 pooling and servicing agreement, which governs the securitization of a pool of commercial and multifamily mortgage loans that includes the Extendicare Portfolio Note A-1 Non-Trust Loan.

The above loan documents, among others, with respect to the Four Times Square Mortgage Loan (with the exception of the original mortgage note evidencing the Four Times Square Mortgage Loan) have been delivered to LaSalle Bank National Association, as trustee under the series 2006-4TS trust and servicing agreement, which governs the securitization of the Four Times Square Non-Trust Loans.

The trustee may appoint, at the trustee’s expense, one or more custodians to hold all or a portion of the mortgage files as agent for the trustee, which custodian may not be the depositor, any mortgage loan seller or any affiliate of any of them.

Neither the master servicer nor the special servicer has any duty to verify that any such custodian is qualified to act as such in accordance with the series 2007-C1 pooling and servicing agreement. The trustee may enter into an agreement to appoint a custodian which is not the trustee, so long as that agreement: (a) is consistent with the series 2007-C1 pooling and servicing agreement in all material respects and requires the custodian to comply with all of the applicable conditions of the series 2007-C1 pooling and servicing agreement; (b) provides that if the trustee no longer acts in the capacity of trustee hereunder, the successor trustee or its designee may thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the custodian under the subject agreement or, alternatively, may terminate that agreement without cause and without payment of any penalty or termination fee; and (c) may provide that the related custodian will be entitled to be indemnified out of the assets of the trust fund in connection with losses arising from the performance by such custodian of its duties in accordance with the provisions of the related custodial agreement if and to the extent that such indemnification would be permitted for any other agent of the trustee. See ‘‘Description of the Governing Documents— Rights, Protections, Indemnities and Immunities of the Trustee’’ in the accompanying base prospectus. The appointment of one or more custodians does not relieve the trustee from any of its obligations under the series 2007-C1 pooling and servicing agreement, and the trustee is responsible for all acts and omissions of any custodian. The series 2007-C1 pooling and servicing agreement requires that any custodian engaged by the trustee must maintain a fidelity bond and errors and omissions policy in amounts customary for custodians performing duties similar to those set forth in therein. LaSalle itself will act as initial custodian on behalf of the trustee. See ‘‘Transaction Participants—The Trustee’’ in this prospectus supplement for a discussion of the procedures to be employed by LaSalle in connection with the safekeeping and preservation of the documents with respect to the underlying mortgage loans.

If, as provided in the series 2007-C1 pooling and servicing agreement—

•	any of the above-described documents required to be delivered by us, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller to the trustee is not delivered,

•	we, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller, as applicable, are notified of the missing document, and

•	either (a) we, in the case of a Lehman Mortgage Loan, the UBS Mortgage Loan Seller, in the case of a UBS Mortgage Loan, and the Wachovia Mortgage Loan Seller, in the case of the Wachovia Mortgage Loan, agree that, or (b) an arbitration panel makes a binding determination that, in the case of (a) or (b), such omission materially and adversely affects the value of the subject underlying mortgage loan, such material and adverse effect to be determined (i) with respect to any notice of a document omission that is delivered within the 24-month period following the Issue Date, as of the pricing date for the series 2007-C1 certificates, and (ii) with respect to any notice of a document omission that is delivered subsequent to the 24-month period following the Issue Date, as of the date of such notice, then the omission will constitute a ‘‘Material Document Omission’’ as to which the trust will have the rights against us, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller, as applicable, that are described under ‘‘—Cures and Repurchases’’ below.

Within a specified period following the later of—

•	the Issue Date, and

•	the date on which all recording information necessary to complete the subject document is received by the trustee,

one or more independent third party contractors, retained at the expense of us, in the case of the Lehman Mortgage Loans, the UBS Mortgage Loan Seller, in the case of the UBS Mortgage Loans, and the Wachovia Mortgage Loan Seller, in the case of the Wachovia Mortgage Loan, must submit for recording in the real property records of the applicable jurisdiction each of the assignments of recorded loan documents in favor of the trustee described above. Because most of the mortgage loans that we intend to include in the trust are newly originated, many of those assignments cannot be completed and recorded until the related mortgage and/or assignment of leases and rents, reflecting the necessary recording information, is returned from the applicable recording office.

In addition to the foregoing, the UBS Mortgage Loan Seller will be required to deliver to the master servicer with respect to each UBS Mortgage Loan (other than an Outside Serviced Trust Mortgage Loan), the Wachovia Mortgage Loan Seller will be required to deliver to the master servicer with respect to the Wachovia Mortgage Loan, and we will be required to deliver to the master servicer with respect to each Lehman Mortgage Loan (other than an Outside Serviced Trust Mortgage Loan), only the documents required to be included in the related Servicing File pursuant to the series 2007-C1 pooling and servicing agreement for the subject underlying mortgage loan and only to the extent such documents: (a) were delivered in connection with the origination of such underlying mortgage loan, (b) are reasonably necessary for the ongoing administration or servicing of such underlying mortgage loan by the master servicer or the special servicer in connection with its duties under the series 2007-C1 pooling and servicing agreement, and (c) are in our possession or under our control, or in the possession or under the control of the UBS Mortgage Loan Seller, or in the possession or under the control of the Wachovia Mortgage Loan Seller, as applicable; provided that neither we nor the UBS Mortgage Loan Seller nor the Wachovia Mortgage Loan Seller will be required to deliver any draft documents, privileged or other communications or correspondence, credit underwriting or due diligence analyses or information, credit committee briefs or memoranda or other internal approval documents or data or internal worksheets, memoranda, communications or evaluations. With respect to each underlying mortgage loan, within a specified period of time following the Issue Date, the master servicer will be required to certify solely as to its receipt, but not the sufficiency or accuracy, of the documents constituting the Servicing File that are then in its possession. In addition, if any document required to be included in the related Servicing File and delivered to the master servicer with respect to a subject underlying mortgage loan, is not so delivered, and if a written request therefor is not made to us, in the case of a Lehman Mortgage Loan, the UBS Mortgage Loan Seller, in the case of a UBS Mortgage Loan, or the Wachovia Mortgage Loan Seller, in the case of the Wachovia Mortgage Loan, within approximately 18 months of the date of the certification referred to in the preceding sentence, then neither we nor the UBS Mortgage Loan Seller nor the Wachovia Mortgage Loan Seller, as applicable, will have any further obligation to deliver such document with respect to the subject mortgage loan. The master servicer will not be under any duty or obligation to inspect, review or examine any of the documents constituting the Servicing File to determine whether they are valid, effective, enforceable or otherwise appropriate for the represented purpose and will not be obligated to pursue any remedies against us, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller, as the case may be, in the event those documents are not delivered.

Representations and Warranties

As of the Issue Date, and subject to certain exceptions (including, without limitation, any conflicting disclosure contained in this prospectus supplement), we will make with respect to each Lehman Mortgage Loan that we include in the trust, the UBS Mortgage Loan Seller will make with respect to each UBS Mortgage Loan that we include in the trust, and the Wachovia Mortgage Loan Seller will make with respect to the Wachovia Mortgage Loan, representations and warranties generally to the effect described below, together with any other representations and warranties as may be required by the applicable rating agencies:

•	The information pertaining to the mortgage loan set forth in the mortgage loan schedule attached to the series 2007-C1 pooling and servicing agreement, regarding, among other things, its cut-off date principal balance, its mortgage interest rate and the amount of the next monthly payment, will be true and correct in all material respects as of the cut-off date.

•	To the actual knowledge of the representing party, as of the date of its origination, the mortgage loan complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of the mortgage loan, including applicable usury laws.

•	The representing party is the owner of the mortgage loan, has good title to it, has full right, power and authority to sell, assign and transfer the mortgage loan and is transferring the mortgage loan free and clear of any and all liens, pledges, charges and security interests of any nature encumbering the mortgage loan, other than servicing rights.

•	The proceeds of the mortgage loan have been fully disbursed, except in those cases where the full amount of the mortgage loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related mortgaged real property; and there is no requirement for future advances thereunder.

•	The promissory note, each mortgage instrument and each assignment of leases and rents, if separate from the related mortgage instrument, with respect to the mortgage loan is the legal, valid and binding obligation of the maker thereof, subject to any nonrecourse provisions in the particular document and any state anti-deficiency legislation, and is enforceable in accordance with its terms, except that (1) such enforcement may be limited by (a) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and/or other similar laws affecting the enforcement of creditors’ rights generally and (b) by general principles of equity, regardless of whether that enforcement is considered in a proceeding in equity or at law, and

(2) certain provisions in the subject agreement or instrument may be further limited or rendered unenforceable by applicable law, but subject to the limitations set forth in clause (1) of this bullet, those limitations will not render the subject agreement or instrument invalid as a whole or substantially interfere with the lender’s realization of the principal benefits and/or security provided by the subject agreement or instrument.

•	Subject to the exceptions and limitations on enforceability set forth in the fifth bullet under this ‘‘—Representations and Warranties’’ section, there is no valid offset, defense, counterclaim or right of rescission with respect to the promissory note or any related mortgage instrument or other agreement executed by the related borrower in connection with the mortgage loan.

•	The assignment of each related mortgage instrument in favor of the trustee (or, in the case of the Extendicare Portfolio Mortgage Loan, the trustee under the series 2006-C7 pooling and servicing agreement or, in the case of the Four Times Square Mortgage Loan, the trustee under the series 2006-4TS trust and servicing agreement) constitutes the legal, valid, binding and, subject to the exceptions and limitations set forth in the fifth bullet under this ‘‘—Representations and Warranties’’ section, enforceable assignment of that mortgage instrument to the trustee.

•	Each related mortgage instrument is a valid and, subject to the exceptions and limitations set forth in the fifth bullet under this ‘‘—Representations and Warranties’’ section, enforceable first lien on the related mortgaged real property, which mortgaged real property is free and clear of all encumbrances and liens having priority over or on a parity with the first lien of the mortgage instrument, except for Permitted Encumbrances, and except that the mortgage instrument relating to each underlying mortgage loan that is part of a Loan Combination also secures one or more related Non-Trust Loans that will not be included in the trust. The Permitted Encumbrances do not, individually or in the aggregate, materially and adversely interfere with the benefits of the security intended to be provided by the related mortgage instrument, the current principal use of the related mortgaged real property or the current ability of the related mortgaged real property to generate sufficient cashflow to enable the related borrower to timely pay in full the principal and interest on the subject mortgage loan (other than a balloon payment, which would require a refinancing).

•	All taxes and governmental assessments which, in all such cases, were directly related to the subject mortgaged real property and could constitute liens on the subject mortgaged real property prior to the lien of the related mortgage, and that prior to the cut-off date became due and payable in respect of, and materially affect, any related mortgaged real property, have been paid or are not yet delinquent, or an escrow of funds in an amount sufficient to cover those payments has been established.

•	To the actual knowledge of the representing party, there is no proceeding pending for total or partial condemnation of any related mortgaged real property that materially affects its value, and such related mortgaged real property was free of material damage.

•	A nationally recognized title insurance company has issued an ALTA (or its equivalent) lender’s title insurance policy insuring that the mortgage is a valid first lien on the mortgaged real property subject only to Permitted Encumbrances.

•	To the actual knowledge of the representing party, as of the date of origination of the mortgage loan, except where a tenant is permitted under a lease to insure or self-insure or is required to restore the premises or a related sponsor has agreed to be responsible for certain losses due to windstorm or certain acts of terrorism, all insurance required under the mortgage loan was in full force and effect with respect to each related mortgaged real property; provided that the insurance for acts of terrorism and the amount thereof may be limited by the commercial availability of such coverage, whether the lender may reasonably require such insurance, cost limitations and/or whether such hazards are commonly insured against for similar properties.

•	Other than payments due but not yet 30 days or more delinquent, to the actual knowledge of the representing party, no material default, breach, violation or event of acceleration exists under the related mortgage loan documents, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration exists under any of such documents.

•	As of the Issue Date, the mortgage loan is not 30 days or more past due in respect of any scheduled payment of principal and/or interest.

•	Subject to certain identified exceptions, the related mortgage loan documents do not provide for or permit, without the prior written consent of the holder of the related mortgage note or the satisfaction of certain conditions in the related mortgage, any related mortgaged real property or any direct controlling interest in the borrower to secure any other promissory note or debt (other than another mortgage loan in the trust or a Non-Trust Loan which is part of a Loan Combination).

•	One or more environmental site assessments, or updates thereof were performed with respect to each the mortgaged real property during the 12-month period preceding the cut-off date and none of the environmental reports reveal any circumstances or conditions that are in violation of any applicable environmental laws, or if such report does reveal such circumstances, then such report also identifies one or more factors mitigating such circumstances. Additionally, the borrower has represented and warranted generally to the effect that, to its knowledge, except as set forth in the environmental reports described above, it has not used, caused or permitted to exist, and will not use, cause or permit to exist, on the mortgaged real property, any hazardous materials in any manner which violates applicable environmental laws.

•	The related mortgage loans documents require the borrower to comply with applicable environmental laws.

•	To the actual knowledge of the representing party, as of the date of origination of the mortgage loan, the related borrower is not a debtor in any bankruptcy, reorganization, insolvency or comparable proceeding.

•	The mortgage loan documents do not provide for any contingent interest in the cash flow of the related mortgaged real property.

•	Subject to certain identified exceptions, the related mortgage loan contains provisions for the acceleration thereof if, without the prior written consent of the lender, confirmation from the applicable rating agencies that the ratings assigned to the series 2007-C1 certificates will not be withdrawn, qualified or downgraded and/or the satisfaction of certain conditions, any related mortgaged real property, or any direct controlling interest in the borrower is directly encumbered in connection with subordinate financing. Subject to certain identified exceptions, the representing party has not consented to such subordinate financing. To the representing party’s knowledge, subject to certain identified exceptions, the related mortgaged real property is not encumbered in connection with subordinate financing and none of the direct controlling equity holders in the related borrower have incurred debt secured by such interest in the related borrower.

•	Subject to certain identified exceptions, and except with respect to transfers of certain non-controlling and/or minority interests in the related borrower as specified in the related mortgage loan documents or with respect to transfers of interests in the related borrower between affiliates, principals and/or immediate family members and with respect to transfers by devise, by descent or by operation of law or otherwise upon the death or incapacity of a person having an interest in the related borrower, the mortgage loan documents contains provisions for the acceleration of the mortgage loan if any related mortgaged real property or interest therein is directly or indirectly transferred or sold without the prior written consent of the lender, rating agency confirmation, or the satisfaction of certain conditions.

•	Subject to certain identified exceptions, none of the material terms of the mortgage loan documents have been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded by the mortgage lender, and no material portion of the mortgaged real property has been released from the lien of the related mortgage.

•	The related mortgage loan documents do not provide for the release from the lien of the mortgage of any material portion of the related mortgaged real property that is necessary to the operation of such mortgaged real property or was given material value in the underwriting of such mortgage loan at origination, without requiring payment of the loan in full, payment of a specified release price, or the delivery of defeasance collateral or acceptable substitute collateral.

•	The borrower has covenanted in the mortgage loan documents to maintain the mortgaged real property in compliance in all material respects with, to the extent it is not grandfathered under, all applicable laws, zoning ordinances, rules, covenants and restrictions affecting the construction, occupancy, use and operation of such mortgaged real property. The representing party has received no notice of any material violation of, to the extent is has not been grandfathered under, such laws, ordinances, rules, covenants and restrictions which is not affirmatively covered by the lender’s title insurance policy.

•	Generally the borrower is obligated by its organizational documents or the related mortgage loan documents or both to be, for the term of the mortgage loan, an entity that is formed or organized solely for the purpose of owning and operating one or more of the mortgaged properties securing such mortgage loan and is prohibited from engaging in any business unrelated to the mortgaged real property, does not have any material assets other than those related to its interest in and operation of the mortgaged real property and may not incur indebtedness other than as permitted by the mortgage loan documents.

•	To the actual knowledge of the representing party, there are no pending actions, suits or proceedings by or before any court or governmental authority against or affecting the borrower or any mortgaged real property the adverse determination of which would materially and adversely affect the value of the mortgaged real property or the ability of the borrower to pay principal, interest or any other amounts due under the mortgage loan.

•	To the actual knowledge of the representing party, the mortgaged real property is not collateral or security for any mortgage loan that is not in the trust, other than a related Non-Trust Loan.

•	None of improvements on the mortgaged real property are located in a flood hazard area as defined by the Federal Insurance Administration, or if any of such improvements are located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards falling within zones A or V in the national flood insurance program, the borrower is required to maintain flood insurance.

•	One or more engineering assessments, or assessment updates, were performed with respect to the mortgaged real property during the 12-month period preceding the cut-off date and, to the extent the assessments revealed material deficiencies or deferred maintenance the related loan documents provide for reserves, escrows or other security and/or require the borrower to effect repairs.

•	The borrower has represented in the mortgage loan documents that all material licenses, permits and authorizations then required for use of the related mortgaged real property by such borrower, the related lessee, franchisor or operator were issued and were then valid and in full force and effect.

•	If the mortgage loan is secured in whole or in material part by the interest of the borrower as a lessee under a ground lease but not by the fee interest in that property, then, subject to certain identified exceptions: (a) the ground lease or a memorandum thereof has been recorded; (b) all lessor consents required for the operation of the leasehold mortgage have been or will be obtained; (c) upon a foreclosure of the leasehold mortgage, the ground lease can be assigned to the lender; (d) the ground lease cannot be modified without the lender’s consent; (e) the ground lease is in full force and effect; (f) to the actual knowledge of the representing party, there are no current material defaults under the ground lease; (g) the ground lease—or an estoppel or consent letter—requires notices of default to be delivered to the lender; (h) the lender can enter a new ground lease if the current ground lease is terminated, provided the lender cures any then-existing defaults; (i) the lender will have an opportunity to cure lessee defaults; (j) the ground lease has a current term—including options—which exceeds the mortgage loan maturity date.

•	If the mortgage loan is secured by the interest of the related borrower under a ground lease and also by the fee interest in the same property, then the fee mortgage is a first lien on such fee interest, subject only to Permitted Encumbrances.

•	The mortgaged real property currently does, or, within a time period specified in the mortgage loan documents, constitutes, or will constitute one or more complete separate tax lots.

•	If the mortgage loan permits defeasance, the mortgage loan documents require the borrower to pay all reasonable costs associated with the defeasance thereof, and provide either that the lender consent in advance, the borrower comply with the requirements set forth therein for defeasance, or defeasance not occur prior to the second anniversary of the Issue Date and then with defeasance collateral consisting of Government Securities sufficient to make all scheduled payments under the mortgage note or, for a partial defeasance, to make all scheduled payments under the mortgage note equal to at least 100% of the allocated loan amount for the portion of the mortgaged real property being released.

•	As of origination, the mortgaged real property is free and clear of mechanics’ and materialmen’s liens that are not bonded, insured against or escrowed for, and no claims exist that under law could give rise to any such lien that would be prior or equal to the lien of the mortgage unless affirmatively covered by the lender’s title insurance policy in any jurisdiction where such coverage is available.

The foregoing representations and warranties are subject to certain exceptions, including, without limitation, any conflicting disclosure contained in this prospectus supplement.

If, as provided in the series 2007-C1 pooling and servicing agreement—

•	there exists a breach of any of the above-described representations and warranties made by us, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller,

•	we, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller, as applicable, are notified of the breach, and

•	either (a) we, in the case of a Lehman Mortgage Loan, the UBS Mortgage Loan Seller, in the case of a UBS Mortgage Loan, and the Wachovia Mortgage Loan Seller, in the case of the Wachovia Mortgage Loan, agree that, or (b) an arbitration panel makes a binding determination that, in the case of (a) or (b), such breach materially and adversely affects the value of the subject underlying mortgage loan, such material and adverse effect to be determined (i) with respect to any notice of a breach that is delivered within the 24-month period following the Issue Date, as of the pricing date for the series 2007-C1 certificates, and (ii) with respect to any notice of a breach that is delivered subsequent to the 24-month period following the Issue Date, as of the date of such notice, then that breach will be a ‘‘Material Breach’’ as to which the trust will have the rights against us, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller, as applicable, that are described under ‘‘—Cures and Repurchases’’ below.

Cures and Repurchases

If there exists a Material Breach of any of the representations and warranties made by us with respect to any of the Lehman Mortgage Loans, by the UBS Mortgage Loan Seller with respect to any of the UBS Mortgage Loans, or by Wachovia Mortgage Loan Seller with respect to the Wachovia Mortgage Loan, as discussed under ‘‘—Representations and Warranties’’ above, or if there exists a Material Document Omission with respect to any Lehman Mortgage Loan, any UBS Mortgage Loan or the Wachovia Mortgage Loan, to the extent discussed under ‘‘—Assignment of the Underlying Mortgage Loans’’ above, then we, in the case of a Lehman Mortgage Loan, the UBS Mortgage Loan Seller, in the case of a UBS Mortgage Loan, and the Wachovia Mortgage Loan Seller, in the case of the Wachovia Mortgage Loan, will be required either:

•	to cure that Material Breach or Material Document Omission, as the case may be, in all material respects,

•	at our option (in the case of a Lehman Mortgage Loan) or at the option of the UBS Mortgage Loan Seller (in the case of a UBS Mortgage Loan), or at the option of the Wachovia Mortgage Loan Seller (in the case of the Wachovia Mortgage Loan) in the event such party determines that such Material Breach or Material Document Omission cannot be cured, to pay an amount (which would be held in a reserve fund and applied to any losses on and expenses related to the subject underlying mortgage loan) equal to the loss of value directly attributed to such Material Breach or Material Document Omission, provided that there can be no assurance that any such loss of value payment will, in fact, cover the amount of actual losses and expenses incurred by the trust in connection with the subject underlying mortgage loan, including unpaid special servicing compensation and other related costs and expenses, and provided, further, that the foregoing loss of value payment option will not be available if 95% or more of the loss of value of the subject underlying mortgage loan was caused by the subject Material Breach or Material Document Omission, as applicable, and the subject Material Breach or Material Document Omission is not capable of being cured, or

•	to repurchase the affected mortgage loan at a price generally equal to the sum of—

1.	the unpaid principal balance of that mortgage loan at the time of purchase, plus

2.	all unpaid interest, other than Default Interest, due with respect to that mortgage loan pursuant to the related loan documents through the due date in the collection period of purchase, plus

3.	all unreimbursed servicing advances made under the series 2007-C1 pooling and servicing agreement with respect to that mortgage loan, plus

4.	all unpaid interest accrued on advances made under the series 2007-C1 pooling and servicing agreement with respect to that mortgage loan, plus

5.	subject to certain limitations, to the extent not otherwise covered by clause 4. of this bullet, all unpaid special servicing fees and other Additional Trust Fund Expenses related to that mortgage loan (including any liquidation fee, if payable under the series 2007-C1 pooling and servicing agreement).

The time period within which we, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller, as applicable, must complete that cure or repurchase will generally be limited to either (a) 90 days following the date on which we, in the case of a Lehman Mortgage Loan, the UBS Mortgage Loan Seller, in the case of a UBS Mortgage Loan, or the Wachovia Mortgage Loan Seller, in the case of the Wachovia Mortgage Loan, as the case may be, agree that, or (b) 60 days after an arbitration panel makes a binding determination that, in the case of (a) or (b), as applicable, a Material Breach or a Material Document Omission, as the case may be, exists. However, if the responsible party is diligently attempting to correct the problem, then, with limited exception, it will be entitled to as much as an additional 90 days (in the case of clause (a) above in this paragraph) or 45 days (in the case of clause (b) above in this paragraph), or more in the case of a Material Document Omission resulting from the failure of the responsible party to have received the recorded documents, to complete that cure or repurchase.

If a Material Breach or a Material Document Omission exists with respect to any underlying mortgage loan that is cross-collateralized with one or more other mortgage loans in the trust, if the cross-collateralization can be terminated without any adverse tax consequence for the trust, and if the series 2007-C1 controlling class representative so consents, then we, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller, as applicable, will be permitted, subject to specified conditions, to repurchase only the affected mortgage loan. Otherwise, the entire cross-collateralized group will be treated as a single mortgage loan for purposes of—

•	determining whether the subject breach or document omission materially and adversely affects the value of that cross-collateralized group, and

•	the application of remedies.

The cure/payment/repurchase obligations of us, the UBS Mortgage Loan Seller and the Wachovia Mortgage Loan Seller described above will constitute the sole remedies available to the series 2007-C1 certificateholders in connection with a Material Breach or a Material Document Omission with respect to any mortgage loan in the trust.

In connection with the enforcement of any cure/payment/repurchase obligations of us, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller, as applicable, relating to a Material Breach or a Material Document Omission with respect to any mortgage loan in the trust, the parties to the series 2007-C1 pooling and servicing agreement and/or the applicable mortgage loan purchase agreement have agreed that any claims with respect thereto are to be resolved through non-binding mediation and, if an agreement with respect to the subject Material Breach or a Material Document Omission is not reached through non-binding mediation after a period of approximately 90 days following the commencement thereof, then through a binding arbitration proceeding conducted in accordance with the terms of the pooling and servicing agreement, the applicable mortgage loan purchase agreement and the American Arbitration Association Rules for Large Complex Disputes. We, the UBS Mortgage Loan Seller and the Wachovia Mortgage Loan Seller, as applicable, and the other parties to the series 2007-C1 pooling and servicing agreement and/or the applicable mortgage loan purchase agreement have waived the right to resolve any claim related to the enforcement of any cure/payment/repurchase obligations of us, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller, as applicable, in connection with a Material Breach or a Material Document Omission through the judicial process.

Further, no other person will be obligated to cure, pay loss of value or repurchase any affected mortgage loan in connection with, or otherwise address, a Material Breach or a Material Document Omission, if we, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller, as the case may be, default on our obligations to do so. There can be no assurance that we, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller will have sufficient assets to cure, pay the loss of value or repurchase a mortgage loan if required to do so.

Changes in Mortgage Pool Characteristics

The description in this prospectus supplement of the mortgage pool is based upon the mortgage pool as it is expected to be constituted at the time the offered certificates are issued, with adjustments for the monthly debt service payments due on the underlying mortgage loans on or before the cut-off date. Prior to the Issue Date, one or more mortgage loans may be removed from the mortgage pool if we consider the removal necessary or appropriate. A limited number of other mortgage loans may be included in the mortgage pool prior to the Issue Date, unless including those mortgage loans would materially alter the characteristics of the mortgage pool as described in this prospectus supplement. We believe that the information in this prospectus supplement will be generally representative of the characteristics of the mortgage pool as it will be constituted at the time the offered certificates are issued. However, the range of mortgage interest rates and maturities, as well as the other characteristics of the underlying mortgage loans described in this prospectus supplement, may vary, and the actual Initial Mortgage Pool Balance may be as much as 5% larger or smaller than the Initial Mortgage Pool Balance specified in this prospectus supplement.

A copy of the series 2007-C1 pooling and servicing agreement, including the exhibits thereto, will be filed with the SEC as an exhibit to a current report on Form 8-K under the Exchange Act, following the Issue Date. If mortgage loans are removed from or added to the mortgage pool and investors were not otherwise informed, then that removal or addition will be noted in that current report on Form 8-K. In addition, if and to the extent that any material terms of the series 2007-C1 pooling and servicing agreement or the exhibits thereto have not been disclosed in this prospectus supplement, then the series 2007-C1 pooling and servicing agreement, together with such exhibits, will be filed with the SEC as an exhibit to a current report on Form 8-K on the Issue Date. The SEC will make those current reports on Form 8-K and its exhibits available to the public for inspection. See ‘‘Available Information’’ in the accompanying base prospectus.

TRANSACTION PARTICIPANTS

The Issuing Entity

The issuing entity with respect to the series 2007-C1 certificates will be the LB-UBS Commercial Mortgage Trust 2007-C1, a common law trust created under the laws of the State of New York pursuant to the series 2007-C1 pooling and servicing agreement. LB-UBS Commercial Mortgage Trust 2007-C1 is sometimes referred to in this prospectus supplement as the ‘‘trust’’ or the ‘‘trust fund.’’ We will transfer the underlying mortgage loans to the issuing entity in exchange for the series 2007-C1 certificates being issued to us or at our direction.

The trust’s activities will be limited to the transactions and activities entered into in connection with the securitization described in this prospectus supplement, and except for those activities, the trust will not be authorized and will have no power to borrow money or issue debt, merge with another entity, reorganize, liquidate or sell assets or engage in any business or activities. Consequently, the trust will not be permitted to hold any assets, or incur any liabilities, other than those described in this prospectus supplement. Because the trust will be created pursuant to the series 2007-C1 pooling and servicing agreement, the trust and its permissible activities can only be amended or modified by amending the series 2007-C1 pooling and servicing agreement. See ‘‘Description of the Governing Documents—Amendment’’ in the accompanying base prospectus. The fiscal year end of the trust will be December 31.

The trust will not have any directors, officers or employees. The trustee, the master servicer and the special servicer will be responsible for administration of the trust assets, in each case to the extent of its duties expressly set forth in the series 2007-C1 pooling and servicing agreement. Those parties may perform their respective duties directly or through sub-servicers and/or agents.

Because the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a ‘‘business trust’’ for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a ‘‘business trust.’’

The Depositor

The depositor is Structured Asset Securities Corporation II, a Delaware corporation and a wholly owned, direct subsidiary of Lehman Commercial Paper Inc. Lehman Commercial Paper Inc. is a wholly-owned, direct subsidiary of Lehman Brothers Inc., which is a wholly owned, direct subsidiary of Lehman Brothers Holdings Inc. The depositor’s principal executive offices are located at 745 Seventh Avenue, New York, New York 10019. The depositor is only engaged in the securitization of commercial and multifamily mortgage loans and has been since it was organized in October 2002. See ‘‘Transaction Participants—The Depositor’’ in the accompanying base prospectus.

The Sponsors

Lehman Brothers Holdings Inc.    Lehman Brothers Holdings Inc. will act as co-sponsor of the series 2007-C1 transaction. Lehman Brothers Holdings Inc., a Delaware corporation (‘‘LBHI’’), was founded in 1850 and its executive offices are located at 745 Seventh Avenue, New York, New York 10019, U.S.A.

LBHI, together with its affiliates, engages in mortgage- and asset-backed securitizations and other structured financing arrangements. LBHI has been engaged in the securitization of assets since 1987 and in the securitization of multifamily and commercial mortgage loans since 1991. LBHI and its affiliates securitized approximately (a) $9.0 billion of multifamily and commercial mortgage loans during fiscal year 2003, (b) $9.7 billion of multifamily and commercial mortgage loans during fiscal year 2004, (c) $11.4 billion of multifamily and commercial mortgage loans during fiscal year 2005, and (d) over $15.0 billion of multifamily and commercial mortgage loans during fiscal year 2006.

LBHI and its affiliates, directly or through correspondents, also originate multifamily and commercial mortgage loans throughout the United States and abroad and have been engaged in the origination of commercial mortgage loans since 1994. Most of the multifamily and commercial mortgage loans included in commercial mortgage securitizations sponsored by LBHI and its affiliates have been originated, directly or through correspondents, by LBHI or an affiliate.

For further information about LBHI and its affiliates, the general character if its business, its securitization program and a general discussion of LBHI’s procedures for originating or acquiring and securitizing commercial and multifamily mortgage loans, see ‘‘The Sponsor’’ in the accompanying base prospectus.

UBS Real Estate Investments Inc.    UBS Real Estate Investments Inc. will also act as co-sponsor of the series 2007-C1 transaction. UBS Real Estate Investments Inc., a Delaware corporation (‘‘UBSREI’’), has its executive offices located at 1251 Avenue of the Americas, 21st Floor, New York, New York 10020, U.S.A. UBSREI’s predecessor entity was founded in 1994.

General Character of UBSREI’s Business.    UBSREI, together with its affiliates, engages in real estate acquisitions and finance, including mortgage-backed securitizations and other structured financing arrangements. UBSREI originates and purchases commercial and multifamily mortgage loans, some of which are originated or purchased primarily for securitization or resale. UBSREI has been an active participant in securitizations of commercial mortgage loans with Lehman Brothers since 2000. UBSREI securitized approximately (a) $2.9 billion of fixed rate commercial mortgage loans in the LB-UBS program during fiscal year 2003, (b) $2.7 billion of fixed rate commercial mortgage loans in the LB-UBS program during fiscal year 2004, (c) in excess of $3.1 billion of fixed rate commercial mortgage loans in the LB-UBS program during fiscal year 2005, and (d) in excess of $3.6 billion of fixed rate commercial mortgage loans in the LB-UBS program during fiscal year 2006. The statistics set forth in (a), (b), (c) and (d) of the previous sentence do not include whole loan sales or stand-alone securitizations outside the LB-UBS program. In addition to its securitization program with Lehman Brothers, UBSREI acquires commercial real estate and originates fixed and floating rate mortgage loans and mezzanine loans to be held in a portfolio. Most of the commercial mortgage loans included in commercial mortgage securitizations sponsored by UBSREI and its affiliates have been originated by UBSREI, directly or through correspondents.

UBSREI is an indirect subsidiary of UBS AG. UBS AG provides global financing services to corporations, governments and municipalities, institutional clients and individuals worldwide. UBS AG provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services. Its has global headquarters in Switzerland, regional headquarters in New York and London, and offices in additional locations throughout the world.

UBSREI’s Securitization Program.    UBSREI engages in mortgage securitizations and other structured financing arrangements. UBSREI has been an active participant in securitizations of commercial mortgage loans with Lehman Brothers since 2000.

UBSREI and its affiliates, directly or through correspondents, also originate multifamily and commercial mortgage loans throughout the United States and abroad. UBSREI, its affiliates and its predecessor entity have been engaged in the origination of commercial mortgage loans since 1994. The commercial mortgage loans originated and securitized by UBSREI and its affiliates include both small balance and large balance fixed-rate and floating-rate loans. Most of the more recent commercial mortgage loans included in commercial mortgage securitizations sponsored by UBSREI and its affiliates have been originated by UBSREI, directly or through correspondents.

In addition, in the normal course of its securitization program, UBSREI and its affiliates, may also acquire mortgage assets from various third party originators. These mortgage loans may have been originated using underwriting guidelines not established by UBSREI or any of its affiliates. The related trust fund may include mortgage loans originated by one or more of these third parties.

UBSREI and its affiliates may also originate mortgage loans in conjunction with third-party correspondents and, in those cases, the third-party correspondents would perform the underwriting based on certain criteria established or reviewed by UBSREI, and UBSREI or an affiliate would originate the subject mortgage loan on a specified closing date prior to inclusion in the subject securitization.

In connection with its commercial mortgage securitization transactions, UBSREI or an affiliate generally transfers the mortgage assets to the depositor, who then transfers such assets to the issuing entity for the related securitization. In return for the transfer of the mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage assets.

Pursuant to a mortgage loan purchase agreement, UBSREI will make certain representations and warranties, subject to certain exceptions set forth therein, to the depositor and will covenant to provide certain documents regarding the mortgage loans for which it acts as mortgage loan seller and, in connection with certain breaches thereof or certain defects with respect thereto, which breaches or defects are determined to have a material adverse effect on the value of the subject mortgage asset or such other standard as is described in the related mortgage loan purchase agreement, may have an obligation to repurchase such mortgage asset from the depositor, cure the subject defect or breach or pay a loss of value amount with respect to the subject defect or breach, as the case may be. See ‘‘Description of the Mortgage Pool—Assignment of the Underlying Mortgage Loans,’’ ‘‘—Representations and Warranties’’ and ‘‘—Cures and Repurchases’’ in this prospectus supplement.

Underwriting Standards.    Set forth below is a discussion of certain general underwriting guidelines of UBSREI with respect to multifamily and commercial mortgage loans originated by UBSREI. In the case of a multifamily or commercial mortgage loan originated by UBSREI through a correspondent, that correspondent generally collects certain relevant information for analysis by UBSREI, and assists in the origination of the subject mortgage loan on documents approved by UBSREI. The underwriting guidelines described below generally do not apply to mortgage loans acquired by UBSREI or its affiliates from third-party originators.

Notwithstanding the discussion below, given the unique nature of commercial mortgage properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described in this ‘‘—Underwriting Standards’’ section.

A.    Loan Analysis:    UBSREI generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports or judgment, lien, bankruptcy and pending litigation searches. Generally, borrowers are required to be single-purpose entities, although exceptions are made, particularly with respect to mortgage loans that are in the amount of $15,000,000 or less. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBSREI’s credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable.

B.    Loan Approval:    Prior to commitment, all multifamily and commercial mortgage loans to be originated by UBSREI must be approved by a loan committee which includes senior personnel from UBSREI or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

C.    Debt Service Coverage Ratio:    UBSREI’s underwriting includes a calculation of the Debt Service Coverage Ratio (the ‘‘DSCR’’) in connection with the origination of a loan. The DSCR will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBSREI and payments on the loan based on actual principal and/or interest due on the loan.

However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral.

For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBSREI may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, including, without limitation, one or more of the following:

•	the assumption that a particular tenant at the subject mortgaged real property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date;

•	the assumption that an unexecuted lease that is currently being negotiated with respect to a particular tenant at the subject mortgaged real property or is out for signature will be executed and the related tenant will take occupancy and commence paying rent on a future date;

•	the assumption that a portion of the currently vacant and unleased space at the subject mortgaged real property will be leased at current market rates to tenants that will take occupancy and commence paying rent;

•	the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period or has not yet taken occupancy, will be paid commencing on such future date;

•	assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject mortgaged real property; and

•	various additional lease-up assumptions and other assumptions regarding the payment of rent not currently being paid.

There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance.

D.    Loan-to-Value Ratio:    UBSREI’s underwriting also generally includes a calculation of the loan-to-value ratio of a prospective multifamily or commercial mortgage loan in connection with the origination of the mortgage loan. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

•	the then outstanding principal balance of the mortgage loan and any other senior or pari passu loans that are secured by the related real property collateral, to

•	the estimated value of the related real property collateral based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

E.    Additional Debt:    Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBSREI will be the lender on that additional debt.

The debt service coverage ratios described above under ‘‘—Debt Service Coverage Ratio’’ may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described under ‘‘—Loan-to-Value Ratio’’ may be higher based on the inclusion of the amount of any such additional debt.

F.    Assessments of Property Condition:    As part of the underwriting process, UBSREI will obtain the property assessments and reports described below.

(1)	Appraisals: UBSREI will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the ‘‘Uniform Standards of Professional Appraisal Practice’’ as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBSREI may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

(2)	Environmental Assessment: UBSREI will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBSREI may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBSREI might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBSREI or the environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBSREI may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

(3)	Engineering Assessment: In connection with the origination process, UBSREI will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBSREI will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(4)	Seismic Report: If the subject real property collateral includes any material improvements and is located in California or in seismic zones 3 or 4, UBSREI may require a report to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. If that loss is in excess of 20% of the estimated replacement cost for the improvements at the property, UBSREI may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price. It should be noted, however, that because the seismic assessments may not necessarily have used the same assumptions in assessing probable maximum loss, it is possible that some of the real properties that were considered unlikely to experience a probable maximum loss in excess of 20% of estimated replacement cost might have been the subject of a higher estimate had different assumptions been used.

G.    Zoning and Building Code Compliance:    In connection with the origination of a multifamily or commercial mortgage loan, UBSREI will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

H.    Escrow Requirements:    Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBSREI may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBSREI conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBSREI. Furthermore, UBSREI may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Notwithstanding the foregoing discussion under this ‘‘—Underwriting Standards’’ section, we may purchase mortgage loans from UBSREI for inclusion in the trust fund which vary from, or do not comply with, UBSREI’s underwriting guidelines. In addition, in some cases, UBSREI and/or its affiliates may not have strictly applied these underwriting guidelines as the result of a case by case permitted exception based upon other compensating factors.

Mortgage Loan Sellers

LBHI or an affiliate thereof, UBSREI and Wachovia Bank, National Association are the mortgage loan sellers for the series 2007-C1 securitization transaction. LBHI is our affiliate and an affiliate of Lehman Brothers Inc., one of the underwriters. UBSREI is an affiliate of UBS Global Asset Management (US) Inc., one of the underwriters. Wachovia Bank, National Association is an affiliate of Wachovia Capital Markets, LLC, one of the underwriters. See ‘‘Description of the Mortgage Pool—Assignment of the Underlying Mortgage Loans’’ for further information on our acquisition of the underlying mortgage loans.

The Servicers

General.    The parties primarily responsible for servicing the underlying mortgage loans include the master servicer and the special servicer. The obligations of the master servicer and the special servicer are set forth in the series 2007-C1 pooling and servicing agreement, and are described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement’’ in this prospectus supplement and ‘‘Description of the Governing Documents’’ in the accompanying base prospectus. In addition, as permitted under the series 2007-C1 pooling and servicing agreement, the master servicer and/or special servicer may delegate their respective servicing obligations to one or more sub-servicers and/or agents. With respect to most of the underlying mortgage loans, the master servicer is responsible for master servicing and primary servicing functions and the special servicer is responsible for special servicing functions. However, with respect to certain underlying mortgage loans or groups of underlying mortgage loans, in each case as of the cut-off date aggregating less than 10% of the Initial Mortgage Pool Balance, the master servicer has engaged or will engage a sub-servicer, and the master servicer will be responsible for overseeing the obligations of the related sub-servicer and aggregating relating collections and reports with the remaining mortgage pool. See ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Sub-Servicers’’ in this prospectus supplement.

The Initial Master Servicer.    KeyCorp Real Estate Capital Markets, Inc. (‘‘KRECM’’) will be the initial master servicer under the series 2007-C1 pooling and servicing agreement. KRECM is an Ohio corporation that is a wholly-owned subsidiary of KeyBank National Association. KeyBank National Association is a wholly-owned subsidiary of KeyCorp. KRECM maintains servicing offices at 911 Main Street, Suite 1500, Kansas City, Missouri 64105 and 1717 Main Street, Suite 1000, Dallas, Texas 75201.

KRECM has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KRECM’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/2004	12/31/2005	12/30/2006
By Approximate Number:	5,345	11,218	11,322
By Approximate Aggregate Principal Balance (in billions):	$34.094	$73.692	$94.726

Within this servicing portfolio are, as of December 31, 2006, approximately 9,384 loans with a total principal balance of approximately $70 billion that are included in approximately 116 commercial mortgage-backed securitization transactions.

KRECM’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States. KRECM also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third-parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2006, the Mortgage Bankers Association of America ranked KRECM the fifth largest commercial mortgage loan servicer in terms of total master and primary servicing volume.

KRECM is approved as a master servicer, primary servicer and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P and Fitch. Moody’s does not assign specific ratings to servicers. KRECM is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer, and S&P has assigned to KRECM the rating of STRONG as a master servicer, primary servicer and special servicer. Fitch has assigned to KRECM the ratings of CMS1- as a master servicer, CPS1- as a primary servicer and CSS2+ as a special servicer. S&P’s and Fitch’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure and operating history.

No securitization transaction involving commercial mortgage loans in which KRECM is or has been acting as master servicer has experienced a master servicer event of default as a result of any action or inaction of KRECM as master servicer, including as a result of KRECM’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

KRECM’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KRECM to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KRECM generally uses the CMSA format to report to trustees of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.Key.com\Key2CRE) that provides access to reports and other information to investors in CMBS transactions for which KRECM is a master servicer.

Certain duties and obligations of the master servicer and the provisions of the series 2007-C1 pooling and servicing agreement are described in this prospectus supplement under ‘‘The Series 2007-C1 Pooling and Servicing Agreement.’’ KRECM’s ability to waive or modify any terms, fees, penalties or payments on the underlying mortgage loans and the effect of that ability on the potential cash flows from the underlying mortgage loans are described in this prospectus supplement under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders,’’ ‘‘—Enforcement of Due-on-Sale and Due-on-Encumbrance Provisions’’ and ‘‘—Modifications, Waivers, Amendments and Consents.’’

The master servicer’s obligations to make debt service advances and/or servicing advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described in this prospectus supplement under ‘‘Description of the Offered Certificates— Fees and Expenses’’ and ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Required Appraisals,’’ ‘‘—Servicing Compensation and Payment of Expenses,’’ and ‘‘—Advances.’’ KRECM will not have primary responsibility for the custody of original documents evidencing the underlying mortgage loans. Rather, the trustee will act as custodian of the original documents evidencing the underlying mortgage loans. But on occasion, KRECM may have custody of certain original documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent KRECM performs custodial functions as the master servicer, original documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the series 2007-C1 pooling and servicing agreement regarding the master servicer’s removal, replacement, resignation or transfer are described in this prospectus supplement under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Events of Default’’ and ‘‘—Rights Upon Event of Default.’’ Pursuant to the terms of the series 2007-C1 pooling and servicing agreement, KRECM will be under no liability to the issuing entity, the other parties to the series 2007-C1 pooling and servicing agreement or the certificateholders for any action taken, or not taken, in good faith pursuant to the series 2007-C1 pooling and servicing agreement or for errors in judgment; but KRECM will not be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of, or the negligent disregard of, its obligations or duties under the series 2007-C1 pooling and servicing agreement. In addition, KRECM (and, among others, its affiliates, shareholders, directors, officers, employees and agents) will be entitled to indemnification by the issuing entity against any loss, liability or expense incurred in connection with any legal action that relates to, among other things, the series 2007-C1 pooling and servicing agreement, the underlying mortgage loans or the certificates.

The manner in which collections on the underlying mortgage loans are to be maintained is described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Accounts’’ in this prospectus supplement. Generally, all amounts received by KRECM on the underlying mortgage loans are initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KRECM and are then allocated and transferred to the appropriate account described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Accounts’’ in this prospectus supplement within the time required by the series 2007-C1 pooling and servicing agreement. Similarly, KRECM generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KRECM maintains the accounts it uses in connection with servicing commercial mortgage loans with its parent company, KeyBank National Association. The following table sets forth the ratings assigned to KeyBank National Association’s long-term deposits and short-term deposits.

	S&P	Fitch	Moody’s
Long-Term Deposits:	A	A	A1
Short-Term Deposits:	A-1	F1	P-1

KRECM believes that its financial condition will not have any material adverse effect on the performance of its duties under the series 2007-C1 pooling and servicing agreement and, accordingly, will not have any material adverse impact on the mortgage pool performance or the performance of the series 2007-C1 certificates. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against KRECM or of which any of its property is the subject, that is material to the series 2007-C1 certificateholders.

KRECM has developed policies, procedures and controls for the performance of its master servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, and (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer. KRECM’s servicing policies and procedures for the servicing functions it will perform under the series 2007-C1 pooling and servicing agreement for assets of the same type included in the series 2007-C1 securitization transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KRECM has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KRECM’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KRECM is, as the master servicer, generally responsible for both master servicing functions and primary servicing functions with respect to the underlying mortgage loans it is obligated to service under the series 2007-C1 pooling and servicing agreement. However, KRECM will be permitted to appoint one or more subservicers to perform all or any portion of its primary servicing functions under the series 2007-C1 pooling and servicing agreement, as further described in this prospectus supplement under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Sub-Servicers.’’ At the request of the mortgage loan sellers KRECM intends to appoint six (6) subservicers to perform primary servicing functions for certain underlying mortgage loans or groups of underlying mortgage loans pursuant to subservicing agreements that will require and entitle the respective subservicers to handle collections, hold escrow and reserve accounts and respond to and make recommendations regarding assignments and assumptions and other borrower requests.

In addition, KRECM may from time to time perform some of its servicing obligations under the series 2007-C1 pooling and servicing agreement through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches or filing UCC financing statements and amendments.

KRECM will, in accordance with its internal procedures and applicable law, monitor and review the performance of the subservicers that it appoints and any third-party vendors retained by it to perform servicing functions.

KRECM is not an affiliate of the depositor, the sponsors, the issuing entity, the special servicer, the trustee, or any originator of any of the underlying mortgage loans identified in this prospectus supplement.

The information set forth in this prospectus supplement concerning KRECM has been provided by it. KRECM will make no representations as to the validity or sufficiency of the series 2007-C1 pooling and servicing agreement, the series 2007-C1 certificates, the underlying mortgage loans or this prospectus supplement.

See also ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Overview of Servicing,’’ ‘‘—Servicing Compensation and Payment of Expenses,’’ ‘‘—Required Appraisals,’’ ‘‘—Maintenance of Insurance,’’ and ‘‘—Inspections; Collection of Operating Information’’ below in this prospectus supplement.

The Initial Outside Master Servicer.    Wachovia Bank, National Association (‘‘Wachovia’’) will be the initial master servicer of the Extendicare Portfolio Loan Combination under the series 2006-C7 pooling and servicing agreement and the Four Times Square Loan Combination under the series 2006-4TS trust and servicing agreement. Wachovia is a national banking association organized under the laws of the United States of America and is a wholly owned subsidiary of Wachovia Corporation. Wachovia’s principal servicing offices are located at NC 1075, 8739 Research Drive URP4, Charlotte, North Carolina 28262.

Wachovia has been servicing commercial and multifamily mortgage loans in excess of ten years. Wachovia’s primary servicing system runs on EnableUs software. Wachovia reports to trustees in the CMSA format. The table below sets forth information about Wachovia’s portfolio of master or primary serviced commercial and multifamily mortgage loans as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2003	As of 12/31/2004	As of 12/31/2005	As of 12/31/2006
By Approximate Number	10,015	15,531	17,641	20,725
By Approximate Aggregate Unpaid Principal Balance (in billions)	$88.6	$141.3	$182.5	$262.1

Within this portfolio, as of December 31, 2006, are approximately 20,725 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $262.1 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wachovia also services whole loans for itself and a variety of investors. The properties securing loans in Wachovia’s servicing portfolio as of December 31, 2006 were located in, all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

Wachovia utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wachovia to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The table below sets forth information regarding the aggregate amount of principal and interest advances and servicing advances (i) made by Wachovia, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations master serviced by Wachovia and (ii) outstanding as of the dates indicated:

Date	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
December 31, 2003	$74,461,414,561	$84,616,014	0.1%
December 31, 2004	$113,159,013,933	$129,858,178	0.1%
December 31, 2005	$142,222,662,628	$164,516,780	0.1%
December 31, 2006	$201,283,960,215	$162,396,491	0.1%

*	‘‘UPB’’ means unpaid principal balance, ‘‘P&I’’ means principal and interest advances and ‘‘PPA’’ means property protection advances.

Pursuant to an interim servicing agreement between Wachovia and the originator (or an affiliate thereof) of the Extendicare Portfolio Loan Combination, Wachovia acts as primary servicer with respect to mortgage loans owned by such originator (or affiliate) from time to time, including, prior to its inclusion in the Series 2006-C7 Securitization, the Extendicare Portfolio Loan Combination. There are currently no outstanding servicing advances made by Wachovia with respect to the Extendicare Portfolio Loan Combination. Pursuant to an interim servicing agreement between Wachovia and the originator (or an affiliate thereof) of the Four Times Square Loan Combination, Wachovia acts as primary servicer with respect to mortgage loans owned by such originator (or affiliate) from time to time, including, prior to its inclusion in the Series 2006-4TS Securitization, the Four Times Square Loan Combination. There are currently no outstanding servicing advances made by Wachovia which relate to the Four Times Square Loan Combination.

Wachovia is rated by Fitch and S&P as a primary servicer and master servicer. Wachovia’s ratings by each of these agencies is outlined below:

	Fitch	S&P
Primary Servicer	CPS2+	Strong
Master Servicer	CMS2	Strong

The short-term debt ratings of Wachovia are ‘‘A-1+’’ by S&P, ‘‘P-1’’ by Moody’s and ‘‘F1+’’ by Fitch.

Wachovia has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wachovia’s servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wachovia’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation.

Wachovia may perform any of its obligations under the series 2006-C7 pooling and servicing agreement or the series 2006-4TS trust and servicing agreement, as applicable through one or more third-party vendors, affiliates or subsidiaries. Wachovia may engage third-party vendors to provide technology or process efficiencies. Wachovia monitors its third-party vendors in compliance with its internal procedures and applicable law. Wachovia has entered into contracts with third-party vendors for the following functions:

•	monitoring and applying interest rate changes with respect to adjustable rate mortgage loans in accordance with loan documents;

•	provision of Strategy and Strategy CS software;

•	identification, classification, imaging and storage of documents;

•	analysis and determination of amounts to be escrowed for payment of taxes and insurance;

•	entry of rent roll information and property performance data from operating statements;

•	tracking and reporting of flood zone changes;

•	tracking, maintenance and payment of rents due under ground leases;

•	abstracting of insurance requirements contained in loan documents;

•	comparison of insurance certificates to insurance requirements contained in loan documents and reporting of expiration dates and deficiencies, if any;

•	abstracting of leasing consent requirements contained in loan documents;

•	legal representation;

•	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wachovia;

•	maintenance and storage of letters of credit;

•	tracking of anticipated repayment dates for loans with such terms;

•	reconciliation of deal pricing, tapes and annexes prior to securitization;

•	entry of new loan data and document collection;

•	initiation of loan payoff process and provision of payoff quotes;

•	printing, imaging and mailing of statements to borrowers;

•	performance of property inspections;

•	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

•	review of financial spreads performed by sub-servicers;

•	review of borrower requests for disbursements from reserves for compliance with loan documents, which are submitted to Wachovia for approval; and

•	performance of UCC searches and filing of UCCs.

Wachovia may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on certain loans. Generally, all amounts received by Wachovia on the mortgage loans underlying the Extendicare Portfolio Loan Combination and Four Times Square Loan Combination are initially deposited into a common clearing account with collections on other mortgage loans serviced by Wachovia and are then allocated and transferred to the appropriate account described in, and within the time required by, the series 2006-C7 pooling and servicing agreement or the series 2006-4TS trust and servicing agreement, as applicable. On the day any amount is to be disbursed by Wachovia, that amount is transferred to a common disbursement account prior to disbursement.

Wachovia will not have primary responsibility for custody services of original documents evidencing the mortgage loans underlying the Extendicare Portfolio Loan Combination or Four Times Square Loan Combination. On occasion, Wachovia may have custody of certain of such documents as necessary for enforcement actions involving the mortgage loans underlying the Extendicare Portfolio Loan Combination or Four Times Square Loan Combination or otherwise. To the extent Wachovia performs custodial functions as a master servicer under the series 2006-C7 pooling and servicing agreement or the series 2006-4TS trust and servicing agreement, documents will be maintained in a manner consistent with the servicing standards described in the series 2006-C7 pooling and servicing agreement or the series 2006-4TS trust and servicing agreement, as applicable.

There are no legal proceedings pending against Wachovia, or to which any property of Wachovia is subject, that are material to the Certificateholders, nor does Wachovia have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The information set forth in this section titled ‘‘Transaction Parties—The Servicers—The Initial Outside Master Servicer’’ regarding Wachovia has been provided by it.

The Initial Special Servicer    Midland Loan Services, Inc. (‘‘Midland’’) will be the initial special servicer and in this capacity will initially be responsible for the servicing and administration of the specially serviced mortgage loans and REO properties pursuant to the series 2007-C1 pooling and servicing agreement.

Midland is a Delaware corporation and a wholly-owned subsidiary of PNC Bank, National Association. Midland is also an affiliate of a company that is the external manager of an entity that may be the initial controlling class representative under the series 2007-C1 pooling and servicing agreement. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (‘‘CMBS’’) by S&P, Moody’s and Fitch. Midland has received the highest rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from both S&P and Fitch. S&P ranks Midland as ‘‘Strong’’ and Fitch ranks Midland as ‘‘1’’ for each category. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and special serviced loans. The policies and procedures are reviewed annually and centrally managed and available electronically within Midland’s Enterprise!® Loan Management System. Furthermore Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the series 2007-C1 pooling and servicing agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland’s website at www.midlandls.com. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.

As of December 31, 2006, Midland was servicing approximately 22,700 commercial and multifamily mortgage loans with a principal balance of approximately $200.3 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 16,500 of such loans, with a total principal balance of approximately $139.4 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties. As of December 31, 2006, Midland was named the special servicer in approximately 126 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $88.8 billion. With respect to such transactions as of such date, Midland was administering approximately 93 assets with an outstanding principal balance of approximately $383.7 million.

Midland has been servicing mortgage loans in commercial mortgage-backed securities transactions since 1992. The table below contains information on the size and growth of the portfolio of commercial and multifamily mortgage loans in commercial mortgage-backed securities and other servicing transactions for which Midland has acted as master and/or primary servicer from 2004 to 2006.

	Calendar Year End (Approximate amounts in billions)
Portfolio Growth — Master/Primary	2004	2005	2006
CMBS	$70	$104	$139
Other	$28	$32	$61
Total	$98	$136	$200

Midland has acted as a special servicer for commercial and multifamily mortgage loans in commercial mortgage-backed securities transactions since 1992. The table below contains information on the size and growth of the portfolio of specially serviced commercial and multifamily mortgage loans and REO properties that have been referred to Midland as special servicer in commercial mortgage-backed securities transaction from 2004 to 2006.

	Calendar Year End (Approximate amounts in billions)
Portfolio Growth — CMBS Special Servicing	2004	2005	2006
Total	$49	$65	$89

The Initial Outside Special Servicers.    LNR Partners, Inc. (‘‘LNR Partners’’), a Florida corporation and a subsidiary of LNR Property Holdings, Ltd. (‘‘LNR’’), is the initial special servicer for the Extendicare Portfolio Loan Combination. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305)-695-5600.

Wachovia is the initial special servicer for the Four Times Square Loan Combination.

The Trustee

LaSalle Bank National Association, a national banking association (‘‘LaSalle’’), will act as trustee under the series 2007-C1 pooling and servicing agreement, on behalf of the series 2007-C1 certificateholders. In addition, LaSalle will act as custodian on behalf of the trustee. The trustee’s corporate trust office is located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois, 60603. Attention: Global Securities and Trust Services—LB-UBS Commercial Mortgage Trust 2007-C1 or at such other address as the trustee may designate from time to time.

LaSalle is a national banking association formed under the federal laws of the United States of America. Its parent company, LaSalle Bank Corporation, is an indirect subsidiary of ABN AMRO Bank N.V., a Netherlands banking corporation. LaSalle has extensive experience serving as trustee on securitizations of commercial mortgage loans. Since January 1994, LaSalle has served as trustee or paying agent on over 685 commercial mortgage-backed security transactions involving assets similar to the mortgage loans that we intend to include in the trust. As of December 31, 2006, LaSalle serves as trustee or paying agent on over 460 commercial mortgage-backed security transactions. The long-term unsecured debt of LaSalle is rated ‘‘A+’’ by S&P, ‘‘Aa3’’ by Moody’s and ‘‘AA−’’ by Fitch Ratings.

In its capacity as custodian, LaSalle will hold the mortgage loan files exclusively for the use and benefit of the trust. The custodian will not have any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the mortgage loans delivered to it to determine that the same are valid. The disposition of the mortgage loan files will be governed by the series 2007-C1 pooling and servicing agreement. LaSalle provides custodial services on over 1,000 residential, commercial and asset-backed securitization transactions and maintains almost 2.5 million custodial files in its two vault locations in Elk Grove, Illinois and Irvine, California. LaSalle’s two vault locations can maintain a total of approximately 6 million custody files. All custody files are segregated and maintained in secure and fire resistant facilities in compliance with customary industry standards. The vault construction complies with Fannie Mae/Ginnie Mae guidelines applicable to document custodians. LaSalle maintains disaster recovery protocols to ensure the preservation of custody files in the event of force majeure and maintains, in full force and effect, such fidelity bonds and/or insurance policies as are customarily maintained by banks which act as custodians. LaSalle uses unique tracking numbers for each custody file to ensure segregation of collateral files and proper filing of the contents therein and accurate file labeling is maintained through a monthly reconciliation process. LaSalle uses a proprietary collateral review system to track and monitor the receipt and movement internally or externally of custody files and any release or reinstatement of collateral.

LaSalle Bank National Association and UBSREI are parties to a custodial agreement whereby LaSalle, for consideration, provides custodial services to UBSREI for certain commercial mortgage loans originated or purchased by it. Pursuant to this custodial agreement, LaSalle is currently providing custodial services for most of the mortgage loans to be sold by UBSREI to the Depositor in connection with this securitization. The terms of the custodial agreement are customary for the commercial mortgage-backed securitization industry providing for the delivery, receipt, review and safekeeping of mortgage loan files.

LaSalle Bank National Association and Lehman Brothers Bank, FSB (‘‘LBB’’), an affiliate of LBHI (LBB and LBHI, collectively, for purposes of this paragraph, ‘‘Lehman’’), are parties to a custodial agreement whereby LaSalle, for consideration, provides custodial services to Lehman for certain commercial mortgage loans originated or purchased by it. Pursuant to this custodial agreement, LaSalle is currently providing custodial services for most of the mortgage loans to be sold by Lehman to the Depositor in connection with this securitization. The terms of the custodial agreement are customary for the commercial mortgage-backed securitization industry providing for the delivery, receipt, review and safekeeping of mortgage loan files.

Using information set forth in this prospectus supplement, the trustee will develop the cashflow model for the trust. Based on the monthly mortgage loan information provided by the master servicer, the trustee will calculate the amount of principal and interest to be paid to each class of series 2007-C1 certificates on each distribution date. In accordance with the cashflow model and based on the monthly mortgage loan information provided by the master servicer, the trustee will perform distribution calculations, remit distributions on the distribution date to series 2007-C1 certificateholders and prepare a monthly statement to series 2007-C1 certificateholders detailing the payments received and the activity on the mortgage loans during the related collection period. In performing these obligations, the trustee will be able to conclusively rely on the information provided to it by the master servicer, and the trustee will not be required to recompute, recalculate or verify the information provided to it by the master servicer. LaSalle regularly performs such obligations with respect to commercial mortgage-backed securities transactions for which it acts as trustee.

There are no legal proceedings pending against LaSalle, or to which any property of LaSalle is subject, that is material to the series 2007-C1 certificateholders, nor does LaSalle have actual knowledge of any proceedings of this type contemplated by governmental authorities.

We, the master servicer, the special servicer and our and their respective affiliates, may from time to time maintain and enter into other banking and trustee relationships in the ordinary course of business with the trustee and its affiliates. The trustee and any of its respective affiliates may hold series 2007-C1 certificates in their own names. In addition, for purposes of meeting the legal requirements of some local jurisdictions, the trustee will have the power to appoint a co-trustee or separate trustee of all or any part of the trust assets. All rights, powers, duties and obligations conferred or imposed upon the trustee will be conferred or imposed upon the trustee and the separate trustee or co-trustee jointly, or in any jurisdiction in which the trustee is incompetent or unqualified to perform some acts, singly upon the separate trustee or co-trustee who will exercise and perform its rights, powers, duties and obligations solely at the direction of the trustee.

In addition to having express duties under the series 2007-C1 pooling and servicing agreement, the trustee, as a fiduciary, also has certain duties unique to fiduciaries under applicable law. In general, the trustee will be subject to certain federal laws and, because the series 2007-C1 pooling and servicing agreement is governed by New York law, certain New York state laws. As a national bank acting in a fiduciary capacity, the trustee will, in the administration of its duties under the series 2007-C1 pooling and servicing agreement, be subject to certain regulations promulgated by the Office of the Comptroller of the Currency, specifically those set forth in Chapter 12, Part 9 of the Code of Federal Regulations. New York common law has required fiduciaries of common law trusts formed in New York to perform their duties in accordance with the ‘‘prudent person’’ standard, which, in this transaction, would require the trustee to exercise such diligence and care in the administration of the trust as a person of ordinary prudence would employ in managing his own property. However, under New York common law, the application of this standard of care can be restricted contractually to apply only after the occurrence of a default. The series 2007-C1 pooling and servicing agreement provides that the Trustee is subject to the prudent person standard only for so long as an event of default has occurred and remains uncured.

LaSalle is also the trustee under the series 2006-C7 pooling and servicing agreement, which governs the administration of the Extendicare Portfolio Loan Combination, and the series 2006-4TS trust and servicing agreement, which governs the administration of the Four Times Square Loan Combination.

AFFILIATIONS AND CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are a wholly owned, direct subsidiary of Lehman Commercial Paper Inc. Lehman Commercial Paper Inc. is a wholly-owned, direct subsidiary of Lehman Brothers Inc., one of the underwriters with respect to this offering. Lehman Brothers Inc. is a wholly owned, direct subsidiary of Lehman Brothers Holdings Inc., the co-sponsor and one of the mortgage loan sellers. In general, one of our affiliates and an affiliate of Lehman Brothers Holdings Inc. is also the originator with respect to certain of the underlying mortgage loans contributed to the trust by the Lehman Mortgage Loan Seller. See also ‘‘Transaction Participants—The Depositor,’’ ‘‘—The Sponsor’’ and ‘‘—The Originators’’ in the accompanying base prospectus.

UBS Real Estate Investments Inc., the co-sponsor and one of the mortgage loan sellers, is an affiliate of UBS Global Asset Management (US) Inc., one of the underwriters with respect to the offered certificates other than the class A-4 certificates. In addition, all of the mortgage loans contributed to the trust by the UBS Mortgage Loan Seller were originated or co-originated by the UBS Mortgage Loan Seller or its affiliates, directly or through correspondents. See also ‘‘Transaction Participants—The Sponsors’’ and ‘‘—The Mortgage Loan Sellers’’ and ‘‘Summary of Prospectus Supplement—Relevant Parties—Underwriters’’ in this prospectus supplement.

Wachovia Bank, National Association, one of the mortgage loan sellers is an affiliate of Wachovia Capital Markets, LLC, one of the underwriters with respect to the offered certificates.

Midland Loan Services, Inc. is an affiliate of a company that is the external manager of an entity that may be the initial controlling class representative.

Pursuant to an interim servicing agreement between Wachovia and the UBS Mortgage Loan Seller, Wachovia acts as primary servicer with respect to mortgage loans owned by the UBS Mortgage Loan Seller from time to time, including, prior to their inclusion in the trust, some or all of the underlying mortgage loans being contributed by the UBS Mortgage Loan Seller. Pursuant to an interim servicing agreement between Wachovia and the Lehman Mortgage Loan Seller, Wachovia acts as primary servicer with respect to mortgage loans owned by the Lehman Mortgage Loan Seller from time to time, including, prior to their inclusion in the trust, some or all of the underlying mortgage loans being contributed by the Lehman Mortgage Loan Seller.

The trustee has entered into separate custodial agreements with each of UBS Real Estate Investments Inc. and Lehman Brothers Bank, FSB, an affiliate of Lehman Brothers Holdings Inc. (Lehman Brothers Bank, FSB and Lehman Brothers Holdings Inc., collectively, for purposes of this paragraph, ‘‘Lehman’’) whereby the trustee, for consideration, provides custodial services to each of UBS Real Estate Investments Inc. and Lehman for certain commercial mortgage loans originated or purchased by UBS Real Estate Investments Inc. or Lehman, as the case may be. Pursuant to these custodial agreements, the trustee is currently providing custodial services for most of the mortgage loans to be sold by each of UBS Real Estate Investments Inc. and Lehman to the Depositor in connection with this securitization. See also ‘‘Transaction Participants—The Trustee’’ in this prospectus supplement.

The master servicer may enter into agreements with certain firms, including without limitation, the transaction participants of the 2007-C1 securitization transaction, to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on certain loans, which may include, without limitation, the underlying mortgage loans. See also ‘‘Transaction Participants—The Servicers’’ in this prospectus supplement.

THE SERIES 2007-C1 POOLING AND SERVICING AGREEMENT

General

The parties to the series 2007-C1 pooling and servicing agreement will consist of us, the trustee, the master servicer and the special servicer. The series 2007-C1 pooling and servicing agreement will govern, among other things:

•	the issuance of the series 2007-C1 certificates;

•	the formation of the issuing entity;

•	the transfer of the initial trust assets to the issuing entity;

•	the retention of the trust assets on behalf of the series 2007-C1 certificateholders; and

•	the servicing and administration of the mortgage loans in the trust (other than the Outside Serviced Trust Mortgage Loan), as well as the servicing and administration of (a) the Serviced Non-Trust Loans, and (b) any REO Properties acquired by the special servicer on behalf of the series 2007-C1 certificateholders and, if and when applicable, the related Serviced Non-Trust Loan Noteholder(s) as a result of foreclosure or other similar action.

Because the State Street Building Loan Combination, the Westfield San Francisco Emporium Loan Combination, the Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination are to be serviced and administered under the series 2007-C1 pooling and servicing agreement, while the Extendicare Portfolio Loan Combination and the Four Times Square Loan Combination are subject to other servicing arrangements, we have adopted the use of the following terms:

•	‘‘Serviced Loan Combination’’ refers to a Loan Combination that is being serviced and administered under the series 2007-C1 pooling and servicing agreement. The State Street Building Loan Combination, the Westfield San Francisco Emporium Loan Combination, the Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination are the Serviced Loan Combinations.

•	‘‘Serviced Non-Trust Loan’’ refers to a Non-Trust Loan that is part of a Serviced Loan Combination. The State Street Building Non-Trust Loans, the Westfield San Francisco Emporium Non-Trust Loans, the Bethany Houston Portfolio Non-Trust Loans and the Bethany Austin Portfolio Non-Trust Loans are the Serviced Non-Trust Loans.

•	‘‘Serviced Non-Trust Loan Noteholder’’ refers to the holder of the promissory note evidencing a Serviced Non-Trust Loan.

•	‘‘Outside Serviced Loan Combination’’ refers to a Loan Combination that is being serviced and administered under a servicing agreement other than the series 2007-C1 pooling and servicing agreement. The Extendicare Portfolio Loan Combination and the Four Times Square Four Times Square Loan Combination are the Outside Serviced Loan Combinations.

•	‘‘Outside Serviced Trust Mortgage Loans’’ refers to an underlying mortgage loan that is part of an Outside Serviced Loan Combination. The Extendicare Portfolio Mortgage Loan and the Four Times Square Mortgage Loan are the Outside Serviced Trust Mortgage Loans.

The following summaries describe some of the material provisions of the series 2007-C1 pooling and servicing agreement. In addition, see ‘‘Description of the Mortgage Pool—Assignment of the Underlying Mortgage Loans,’’ ‘‘—Representations and Warranties’’ and ‘‘—Cures and Repurchases’’ and ‘‘Description of the Offered Certificates’’ in this prospectus supplement and ‘‘Description of the Governing Documents’’ in the accompanying base prospectus.

Overview of Servicing

The series 2007-C1 pooling and servicing agreement will provide that the master servicer and the special servicer must each service and administer the mortgage loans (except to the extent provided in the series 2007-C1 pooling and servicing agreement and other than the Outside Serviced Trust Mortgage Loans) and any REO Properties in the trust for which it is responsible, together with, when appropriate, the Serviced Non-Trust Loans, directly or through sub-servicers, in accordance with:

•	any and all applicable laws;

•	the express terms of the series 2007-C1 pooling and servicing agreement;

•	the express terms of the subject mortgage loans and any and all related intercreditor, co-lender and/or similar agreements; and

•	to the extent consistent with the foregoing, the Servicing Standard.

In general, the master servicer will be responsible for the servicing and administration of each mortgage loan in the trust (including the Bethany Maryland Portfolio Junior Component, but excluding the Outside Serviced Trust Mortgage Loans) and each Serviced Non-Trust Loan—

•	as to which no Servicing Transfer Event has occurred, or

•	that has been worked out following a Servicing Transfer Event and as to which no new Servicing Transfer Event has occurred.

The special servicer, on the other hand, will be responsible for the servicing and administration of each mortgage loan in the trust (including, if applicable, the Bethany Maryland Portfolio Junior Component, but excluding, if applicable, the Outside Serviced Trust Mortgage Loans) and each Serviced Non-Trust Loan, as to which a Servicing Transfer Event has occurred and which has not yet become a worked-out mortgage loan with respect to that Servicing Transfer Event. In addition, the special servicer will be responsible for the administration of any REO Properties acquired by the trust (other than those that relate to Outside Serviced Loan Combinations).

Despite the foregoing, the series 2007-C1 pooling and servicing agreement will require the master servicer to continue to receive information (which information, with respect to an Outside Serviced Trust Mortgage Loan, will be received from the master servicer under the governing servicing agreement for the related Outside Serviced Loan Combination) and prepare all reports to the trustee required to be received or prepared with respect to any specially serviced mortgage loans (other than, if applicable, an Outside Serviced Loan Combination) and, otherwise, to render other incidental services with respect to any specially serviced mortgage loans (other than, if applicable, an Outside Serviced Loan Combination). In addition, the special servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to non-specially serviced mortgage loans (other than the Outside Serviced Trust Mortgage Loans) in the trust and the Serviced Non-Trust Loan. Neither the master servicer nor the special servicer will have responsibility for the performance by the other of its respective obligations and duties under the series 2007-C1 pooling and servicing agreement.

The master servicer will transfer servicing of a mortgage loan for which it is responsible under the series 2007-C1 pooling and servicing agreement to the special servicer upon the occurrence of a Servicing Transfer Event with respect to that mortgage loan. The special servicer will return the servicing of that mortgage loan to the master servicer, and that mortgage loan will be considered to have been worked out, if and when all Servicing Transfer Events with respect to that mortgage loan cease to exist in accordance with the definition of ‘‘Servicing Transfer Event’’ in the glossary to this prospectus supplement.

In general, the occurrence of a Servicing Transfer Event with respect to any mortgage loan in a Serviced Loan Combination will automatically result in the occurrence of a Servicing Transfer Event with respect to the other mortgage loan(s) in that Loan Combination. However, if, subject to the terms, conditions and limitations of the related Co-Lender Agreement, a Non-Trust Loan Noteholder prevents the occurrence of a Servicing Transfer Event with respect to the related mortgage loan in the trust through the exercise of cure rights as set forth in the related Co-Lender Agreement, then the existence of such Servicing Transfer Event with respect to the related Non-Trust Loan will not, in and of itself, result in the existence of a Servicing Transfer Event with respect to the related mortgage loan in the trust, or the transfer to special servicing of the applicable Loan Combination, unless a separate Servicing Transfer Event may occur with respect thereto.

In general, the Serviced Non-Trust Loans will be serviced and administered under the series 2007-C1 pooling and servicing agreement as if each such Serviced Non-Trust Loan was a mortgage loan in the trust.

Notwithstanding the foregoing, the Outside Serviced Trust Mortgage Loans will not be serviced under the series 2007-C1 pooling and servicing agreement. Under the terms of the related Co-Lender Agreement—

•	for so long as the Extendicare Portfolio Note A-1 Non-Trust Loan is part of the Series 2006-C7 Securitization, the Extendicare Portfolio Loan Combination will be serviced and administered by the master servicer and a special servicer for the Series 2006-C7 Securitization (subject to replacement of each such party), in accordance with the series 2006-C7 pooling and servicing agreement (or any permitted successor servicing agreement).

•	the Four Times Square Loan Combination will be serviced and administered by the master servicer and the special servicer for the Series 2006-4TS Securitization (subject to replacement of each such party), in accordance with the series 2006-4TS trust and servicing agreement (or any permitted successor servicing agreement), which trust and servicing agreement relates solely to the Four Times Square Loan Combination.

The discussion below regarding servicing generally relates solely to the servicing of the mortgage loans in the trust (including the Bethany Maryland Portfolio Junior Component, but excluding the Outside Serviced Trust Mortgage Loans) under the series 2007-C1 pooling and servicing agreement. For a description of certain of the servicing arrangements for the Outside Serviced Loan Combinations, see ‘‘Servicing of the Extendicare Portfolio Loan Combination’’ and ‘‘Servicing of the Four Times Square Loan Combination’’ in this prospectus supplement.

Sub-Servicers

Some of the mortgage loans that we intend to include in the trust are currently being serviced by third-party servicers that are entitled to and will become sub-servicers of these loans pursuant to a sub-servicing agreement with of the master servicer. Neither the trustee nor any other successor master servicer may terminate the sub-servicing agreement for any of those sub-servicers without cause.

The series 2007-C1 pooling and servicing agreement will permit each of the master servicer and, with the consent of the series 2007-C1 controlling class representative, the special servicer to enter into sub-servicing agreements to provide for the performance by third parties of any or all of their respective obligations under the series 2007-C1 pooling and servicing agreement, provided that in each case, the sub-servicing agreement: (a) is consistent with the series 2007-C1 pooling and servicing agreement in all material respects, requires the sub-servicer to comply with all of the applicable conditions of the series 2007-C1 pooling and servicing agreement and, with limited exceptions, provides for events of default with respect to the subject sub-servicer substantially the same as those applicable to the master servicer or the special servicer, as the case may be, modified as necessary to apply to the subject sub-servicer’s obligations under that sub-servicing agreement; (b) provides that if the master servicer or the special servicer, as the case may be, will for any reason no longer act in such capacity under the series 2007-C1 pooling and servicing agreement, including by reason of an event of default, the trustee or its designee may assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the master servicer or the special servicer, as the case may be, under that sub-servicing agreement or may terminate that sub-servicing agreement without cause, except that any sub-servicing agreement in effect as of the Issue Date or within 90 days thereafter may only be terminated for cause; (c) provides that the trustee, for the benefit of the series 2007-C1 certificateholders and, in the case of a sub-servicing agreement relating to a Serviced Loan Combination, the related Serviced Non-Trust Loan Noteholder(s), will each be a third-party beneficiary under that sub-servicing agreement; (d) permits any purchaser of an underlying mortgage loan to terminate that sub-servicing agreement with respect to such purchased mortgage loan at its option and without penalty; (e) does not permit the sub-servicer to enter into or consent to (subject to certain limited exceptions) material modifications, extensions, waivers or amendments of or otherwise take enforcement actions with respect to the subject mortgage loans on behalf of the master servicer or the special servicer, as the case may be, without the consent of the master servicer or special servicer, as the case may be; and (f) does not permit the sub-servicer any direct rights of indemnification that may be satisfied out of assets of the trust fund. In addition, pursuant to the series 2007-C1 pooling and servicing agreement, each sub-servicing agreement entered into by the master servicer must provide that such agreement will, with respect to any underlying mortgage loan, terminate at the time such underlying mortgage loan becomes a specially serviced mortgage loan (or, alternatively, be subject to the special servicer’s rights to service such underlying mortgage loan for so long as such underlying mortgage loan continues to be a specially serviced mortgage loan), and each sub-servicing agreement entered into by the special servicer may relate only to specially serviced mortgage loans and must terminate with respect to any such underlying mortgage loan which ceases to be a specially serviced mortgage loan.

References in the series 2007-C1 pooling and servicing agreement, and under this ‘‘The Series 2007-C1 Pooling and Servicing Agreement’’ section, to actions taken or to be taken by the master servicer or the special servicer include actions taken or to be taken by a sub-servicer on behalf of the master servicer or the special servicer, as the case may be. In connection with the foregoing, all amounts advanced by any sub-servicer to satisfy the obligations of the master servicer or the special servicer under the series 2007-C1 pooling and servicing agreement to make P&I advances or servicing advances are deemed to have been advanced by the master servicer or the special servicer, as the case may be, out of its own funds and, accordingly, those advances will be recoverable by that sub-servicer in the same manner and out of the same funds as if that sub-servicer were the master servicer or the special servicer, as the case may be. The series 2007-C1 pooling and servicing agreement will provide that, for so long as they are outstanding, advances under any sub-servicing agreement will accrue interest at the rate set forth in the series 2007-C1 pooling and servicing agreement, with that interest to be allocable between the master servicer or the special servicer, as the case may be, and the subject sub-servicer as they may agree. For purposes of the series 2007-C1 pooling and servicing agreement, each of the master servicer and the special servicer will be deemed to have received any payment when a sub-servicer retained by it receives the payment.

The series 2007-C1 pooling and servicing agreement will require the master servicer and the special servicer, for the benefit of the trustee, the series 2007-C1 certificateholders and, in the case of a Loan Combination, the related Serviced Non-Trust Loan Noteholder(s), to monitor the performance and enforce the obligations of their respective sub-servicers under the related sub-servicing agreements. Further, the series 2007-C1 pooling and servicing agreement will provide that, notwithstanding any sub-servicing agreement, the master servicer and the special servicer will remain obligated and liable to the trustee, the series 2007-C1 certificateholders and the Serviced Non-Trust Loan Noteholder(s) for the performance of their respective obligations and duties under the series 2007-C1 pooling and servicing agreement as if each alone were servicing and administering the subject mortgage loans, and the master servicer and the special servicer will be responsible, without right of reimbursement, for all compensation of each sub-servicer retained by it.

Servicing Compensation and Payment of Expenses

Principal Master Servicing Compensation.    The principal compensation to be paid to the master servicer with respect to its master servicing activities will be the master servicing fee.

The master servicing fee will be earned with respect to each and every mortgage loan in the trust (including the Outside Serviced Trust Mortgage Loans) and each and every Serviced Non-Trust Loan, including each such mortgage loan—

•	that is being specially serviced;

•	as to which the corresponding mortgaged real property has become an REO Property; or

•	that has been defeased.

In the case of each mortgage loan in the trust, the master servicing fee will—

•	be calculated on a 30/360 Basis, except in the case of partial periods of less than a month, when it will be computed on the basis of the actual number of days elapsed in the partial period and a 360-day year, and further except that, in the case of the Bethany Maryland Portfolio Junior Component, it will always be calculated on an Actual/360 Basis,

•	accrue at the related master servicing fee rate,

•	accrue on the same principal amount as interest accrues or is deemed to accrue from time to time with respect to that mortgage loan, and

•	be payable monthly from amounts received with respect to, or allocable as recoveries of, interest on that mortgage loan or, following liquidation of that mortgage loan and any related REO Property, from general collections on the other mortgage loans and REO Properties in the trust.

The master servicing fee rate with respect to each Outside Serviced Trust Mortgage Loan under the series 2007-C1 pooling and servicing agreement will equal 0.01% per annum. The master servicing fee rate with respect to the other underlying mortgage loans (or, in the case of the Bethany Maryland Portfolio Mortgage Loan, just on the Senior Component) under the series 2007-C1 pooling and servicing agreement will vary on a loan-by-loan basis and ranges from 0.01% per annum to 0.08% per annum. The master servicing fee rate payable under the series 2007-C1 pooling and servicing agreement for the Bethany Maryland Portfolio Junior Component is 0.0075% per annum. The master servicing fee rate includes any sub-servicing fee rate payable to any third-party servicers that sub-service or primary service the loans on behalf of the master servicer, but does not include (i) the master servicing fee rate (which is 0.01% per annum calculated on a 30/360 Basis) that is payable to the series 2006-C7 master servicer with respect to the Extendicare Portfolio Mortgage Loan under the series 2006-C7 pooling and servicing agreement, or (ii) the master servicing fee rate (which is 0.005% per annum calculated on a 30/360 Basis) that is payable to the related outside servicer with respect to the Four Times Square Mortgage Loan under the series 2006-4TS trust and servicing agreement.

Principal Special Servicing Compensation.    The principal compensation to be paid to the special servicer with respect to its special servicing activities in respect of the mortgage pool (other than the Outside Serviced Trust Mortgage Loans) and the Serviced Non-Trust Loans will generally consist of—

•	the special servicing fee,

•	the workout fee, and

•	the liquidation fee.

The Special Servicing Fee.    The special servicing fee will be earned with respect to each underlying mortgage loan (other than an Outside Serviced Trust Mortgage Loan) and each Serviced Non-Trust Loan—

•	that is being specially serviced, or

•	as to which the corresponding mortgaged real property has become an REO Property.

In the case of each underlying mortgage loan that satisfies the criteria described in the prior paragraph, the special servicing fee will—

•	be calculated on a 30/360 Basis, except in the case of partial periods of less than a month, when it will be computed on the basis of the actual number of days elapsed in the partial period and a 360-day year,

•	accrue at a special servicing fee rate of 0.25% per annum,

•	accrue on the same principal amount as interest accrues or is deemed to accrue from time to time with respect to that mortgage loan, and

•	generally be payable monthly from general collections on all the mortgage loans and any REO Properties in the trust.

Special servicing fees earned with respect to a Serviced Loan Combination may be paid out of collections on the entire subject Loan Combination.

The Workout Fee.    The special servicer will, in general, be entitled to receive a workout fee with respect to each underlying mortgage loan (other than an Outside Serviced Trust Mortgage Loan) and Serviced Non-Trust Loan that has been worked out following a Servicing Transfer Event and as to which no new Servicing Transfer Event has occurred. The workout fee will generally be payable out of, and will be calculated by application of a workout fee rate of 1.0% to, each collection of—

•	interest, other than Default Interest,

•	principal, and

•	prepayment consideration,

received on the subject mortgage loan for so long as it remains a worked out mortgage loan; provided that any workout fees payable with respect to a Serviced Loan Combination will generally be payable out of and based on collections on the entire such Loan Combination; and provided, further that any workout fees payable with respect to the Bethany Maryland Portfolio Mortgage Loan will be paid to the special servicer, first, from collections on the Junior Component, and then, from collections on the Senior Component.

The workout fee with respect to any worked-out mortgage loan referred to in the prior paragraph will cease to be payable if a new Servicing Transfer Event occurs with respect to that loan. However, a new workout fee would become payable if that mortgage loan is worked out with respect to that new Servicing Transfer Event.

If the special servicer is terminated or replaced—other than for cause—or resigns, then it will retain the right to receive any and all workout fees payable with respect to each mortgage loan serviced under the series 2007-C1 pooling and servicing agreement that became a worked-out mortgage loan during the period that it acted as special servicer and remained a worked-out mortgage loan at the time of its termination, replacement or resignation. The successor special servicer will not be entitled to any portion of those workout fees.

Although workout fees are intended to provide the special servicer with an incentive to better perform its duties, the payment of any workout fee will reduce amounts payable to the series 2007-C1 certificateholders.

The Liquidation Fee.    Except as described in the next paragraph, the special servicer will be entitled to receive a liquidation fee with respect to: (a) any specially serviced mortgage loan (other than a mortgage loan that is part of an Outside Serviced Loan Combination) and Serviced Non-Trust Loan for which it obtains a full, partial or discounted payoff from the related borrower; and (b) any specially serviced mortgage loan or REO Property (other than a mortgage loan that is part of, or an REO Property that relates to, an Outside Serviced Loan Combination) and Serviced Non-Trust Loan as to which it receives any Liquidation Proceeds. As to each such specially serviced mortgage loan and REO Property, the liquidation fee will generally be payable from, and will be calculated by application of a liquidation fee rate of 1.0% to, the related payment or proceeds, exclusive of any portion of that payment or proceeds that represents a recovery of Default Interest; provided that any liquidation fees in respect of a Serviced Loan Combination will generally be payable out of and based on collections on the entire such Loan Combination.

Despite anything to the contrary described in the prior paragraph, no liquidation fee will be payable based on, or out of, amounts received in connection with:

•	a specially serviced mortgage loan that becomes a worked-out mortgage loan (unless it again becomes a specially serviced mortgage loan);

•	the repurchase of any mortgage loan in the trust by us, the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller, due to a breach of representation or warranty or for missing mortgage loan documentation, prior to the expiration of a specified period of time set forth in the series 2007-C1 pooling and servicing agreement, as described under ‘‘Description of the Mortgage Pool—Cures and Repurchases’’ in this prospectus supplement;

•	the purchase of any specially serviced mortgage loan out of the trust by any holder of the fair value purchase option, as described under ‘‘—Fair Value Option’’ below, unless (a) such purchase occurs more than 90 days after the purchase option arose, and (b) the purchase is by certain specified parties under the series 2007-C1 pooling and servicing agreement;

•	the purchase of any defaulted mortgage loan in the trust by a related mezzanine lender in connection with repurchase rights set forth in the applicable intercreditor agreement, unless the liquidation fee is payable and is actually paid pursuant to such intercreditor agreement;

•	the purchase of all of the mortgage loans and REO Properties in the trust by us, Lehman Brothers Inc., the special servicer, any certificateholder(s) of the series 2007-C1 controlling class or the master servicer in connection with the termination of the trust, as described under ‘‘Description of the Offered Certificates—Termination’’ in this prospectus supplement;

•	the purchase of the Bethany Maryland Portfolio Mortgage Loan by the Class BMP Representative, as described under ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ in this prospectus supplement, unless (a) such purchase occurs more than 90 days after the purchase option arose and (b) the liquidation fee is actually paid;

•	the purchase of an underlying mortgage loan that is part of a Loan Combination by any related Non-Trust Loan Noteholder or its designee in accordance with the related Co-Lender Agreement, unless (a) such purchase occurs more than 60 days after the purchase right arose, and (b) the liquidation fee is actually paid; or

•	the receipt or application of loss of value payments, as described under ‘‘Description of the Mortgage Pool—Cures and Repurchases’’ in this prospectus supplement.

In addition, any liquidation fees payable with respect to the Bethany Maryland Portfolio Mortgage Loan will be paid to the special servicer, first, from collections on the Junior Component, and then, from collections on the Senior Component. Any such payment from the Senior Component will reduce amounts distributable to holders of the offered certificates.

Although liquidation fees are intended to provide the special servicer with an incentive to better perform its duties, the payment of any liquidation fee will reduce amounts payable to the series 2007-C1 certificateholders.

Outside Serviced Loan Combinations.    Special servicing fees, liquidation fees and workout fees will be payable with respect to the Outside Serviced Loan Combinations in accordance with the applicable governing servicing agreement under generally the same circumstances as such fees will be payable with respect to the Serviced Loan Combinations under the series 2007-C1 pooling and servicing agreement and may reduce amounts payable to the series 2007-C1 certificateholders, except that (i) any special servicing fee with respect to the Four Times Square Loan Combination will be calculated at 0.05% per annum and (ii) any liquidation fee or workout fee with respect to the Four Times Square Loan Combination will be calculated at 0.05%.

Additional Servicing Compensation.    As additional master servicing compensation, the master servicer will be entitled to receive any and all Prepayment Interest Excesses collected with respect to the entire mortgage pool (but, in the case of Outside Serviced Trust Mortgage Loan, only to the extent passed through to the trust).

In addition, the master servicer will generally be authorized to invest or direct the investment of funds held in its custodial account, and in any and all escrow accounts, reserve accounts and/or Serviced Loan Combination-specific accounts maintained by the master servicer, in Permitted Investments. See ‘‘—Accounts—Custodial Account’’ below. In general, the master servicer will be entitled to retain any interest or other income earned on those funds that is not otherwise payable to the borrowers and, to the extent the investments are made for its benefit, will be required to cover any investment losses from its own funds. The master servicer will not be obligated, however, to cover any losses resulting from the bankruptcy or insolvency of any depository institution or trust company holding any of those accounts.

As additional special servicing compensation, the special servicer will be authorized to invest or direct the investment of funds held in its REO account in Permitted Investments. See ‘‘—Accounts— REO Account’’ below. In general, the special servicer will be entitled to retain any interest or other income earned on those funds and will be required to cover any investment losses from its own funds without any right to reimbursement. The special servicer will not be obligated, however, to cover any losses resulting from the bankruptcy or insolvency of any depository institution or trust company holding the special servicer’s REO account.

In addition, the special servicer will be entitled to a separate fee of $1,500 per loan payable from the custodial account for making a fair value price determination with respect to an Outside Serviced Trust Mortgage Loan, as described under ‘‘—Fair Value Option’’ below.

All modification fees, assumption fees, assumption application fees, extension fees, defeasance fees, consent/waiver fees and other comparable transaction fees and charges, if any, collected with respect to the underlying mortgage loans (other than the Outside Serviced Trust Mortgage Loans) and the Serviced Non-Trust Loan will be paid to, and allocated between, the master servicer and the special servicer, as additional compensation, in accordance with the series 2007-C1 pooling and servicing agreement. Similarly, any late payment charges and Default Interest actually collected (and, in the case of an Outside Serviced Trust Mortgage Loan, remitted to the trust) with respect to any underlying mortgage loan during any collection period will be paid to, and allocated between, the master servicer and the special servicer, as additional compensation, as provided in the series 2007-C1 pooling and servicing agreement, but only to the extent that those late payment charges and Default Interest are not otherwise allocable—

•	to pay the master servicer, the special servicer or the trustee, as applicable, any unpaid interest on advances reimbursable to that party, during that collection period, with respect to the subject mortgage loan or the related mortgaged real property,

•	to pay any other expenses, excluding special servicing fees, liquidation fees and workout fees, that are then outstanding with respect to the subject mortgage loan or the related mortgaged real property, and that, if paid from collections on the mortgage pool other than late payment charges and Default Interest collected with respect to the subject mortgage loan, would be an Additional Trust Fund Expense, or

•	to reimburse the trust for any Additional Trust Fund Expenses, including interest on advances, but excluding special servicing fees, liquidation fees and workout fees, that were previously paid with respect to the subject mortgage loan or the related mortgaged real property from collections on the mortgage pool—other than late payment charges and Default Interest collected with respect to the subject mortgage loan—and that were not previously reimbursed in accordance with this bullet.

Some or all of the items referred to in the prior paragraph that are collected in respect of the Serviced Non-Trust Loans may also be paid to, and allocated between, the master servicer and the special servicer, as additional compensation, as provided in the series 2007-C1 pooling and servicing agreement. Some or all of the items referred to in the prior paragraph (exclusive of Default Interest and late payment charges) that are collected in respect of an Outside Serviced Trust Mortgage Loan will likely be paid to, and allocated between, the applicable servicers as additional compensation, as provided under the governing servicing agreement for the subject Outside Serviced Loan Combination. However, Default Interest and late payment charges allocable to an Outside Serviced Trust Mortgage Loan may be applied, in accordance with the related governing servicing agreement, first, to offset interest on servicing advances made under such governing servicing agreement, and then, to the extent passed through to the trust, for the same purposes as Default Interest and late payment charges on the other underlying mortgage loans.

Prepayment Interest Shortfalls.    The series 2007-C1 pooling and servicing agreement generally provides that if any Prepayment Interest Shortfalls are incurred in connection with the voluntary prepayment by borrowers of non-specially serviced mortgage loans in the mortgage pool (including, if applicable, the Outside Serviced Trust Mortgage Loans) during any collection period, the master servicer must make a non-reimbursable payment with respect to the related distribution date in an amount equal to the lesser of:

•	the total amount of those Prepayment Interest Shortfalls, and

•	the sum of the following components of the master servicer’s total servicing compensation for that same collection period—

1.	all Prepayment Interest Excesses, if any, collected with respect to the entire mortgage pool during that collection period, and

2.	with respect to each and every mortgage loan in the trust for which the master servicer receives master servicing fees during that collection period, the portion of those fees calculated, in each case, at an annual rate of 0.01% per annum.

No other master servicing compensation will be available to cover Prepayment Interest Shortfalls.

Any payments made by the master servicer with respect to any distribution date to cover Prepayment Interest Shortfalls will be included among the amounts payable as principal and interest on the series 2007-C1 certificates on that distribution date as described under ‘‘Description of the Offered Certificates —Payments’’ in this prospectus supplement. If the amount of the payments made by the master servicer with respect to any distribution date to cover Prepayment Interest Shortfalls is less than the total of all the Prepayment Interest Shortfalls incurred with respect to the mortgage pool during the related collection period, then the resulting Net Aggregate Prepayment Interest Shortfall will be allocated to or among one or more of the respective interest-bearing classes of the series 2007-C1 certificates, in reduction of the interest payable on those certificates, as and to the extent described under ‘‘Description of the Offered Certificates—Payments—Payments of Interest’’ in this prospectus supplement, and the master servicer will have no subsequent liability for such amounts.

Payment of Expenses.    Each of the master servicer and the special servicer will be required to pay its overhead costs and any general and administrative expenses incurred by it in connection with its servicing activities under the series 2007-C1 pooling and servicing agreement. Neither the master servicer nor the special servicer will be entitled to reimbursement for any expenses incurred by it in connection with performing its duties under the series 2007-C1 pooling and servicing agreement except as expressly provided therein.

The master servicer will be permitted to pay, and the special servicer may direct the payment of, some servicing expenses out of general pool-wide collections on deposit in the master servicer’s custodial account. Servicing expenses that may be so paid include the cost to remediate any adverse environmental circumstance or condition at any of the mortgaged real properties securing an underlying mortgage loan serviced under the series 2007-C1 pooling and servicing agreement. In addition, the series 2007-C1 pooling and servicing agreement will require the master servicer, at the direction of the special servicer if a specially serviced asset is involved, to pay directly out of the master servicer’s custodial account any servicing expense that, if advanced by the master servicer or the special servicer, would not be recoverable from expected collections on the related mortgage loan or REO Property. See ‘‘—Advances’’ below. This is only to be done, however, when the master servicer, or the special servicer if a specially serviced asset is involved, has determined in accordance with the Servicing Standard that making the payment is in the best interests of the series 2007-C1 certificateholders (or, if the subject specially serviced asset is a Serviced Loan Combination or any related REO Property, the best interests of the series 2007-C1 certificateholders and the related Serviced Non-Trust Loan Noteholder(s)), as a collective whole.

Trustee Compensation

The trustee will be entitled to receive monthly, out of general collections with respect to the mortgage pool on deposit in its collection account, the trustee fee. With respect to each calendar month, the trustee fee will equal one month’s interest accrued at 0.00054% per annum on the Stated Principal Balance outstanding immediately prior to the distribution date in that month of each and every mortgage loan in the trust. The trustee fee will generally accrue on a 30/360 Basis, except that, with respect to the Bethany Maryland Portfolio Junior Component, the trustee fee will accrue on an Actual/360 Basis.

In addition, the trustee will be authorized to invest or direct the investment of funds held in its collection account and its interest reserve account in Permitted Investments. See ‘‘—Accounts— Collection Account’’ and ‘‘—Accounts—Interest Reserve Account’’ below. In general, the trustee will be entitled to retain any interest or other income earned on those funds and will be required to cover any investment losses from its own funds without any right to reimbursement. The trustee will not be obligated, however, to cover any losses resulting from the bankruptcy or insolvency of any depository institution or trust company holding the trustee’s collection account or interest reserve account.

Advances

Servicing Advances.    Any and all customary, reasonable and necessary out-of-pocket costs and expenses incurred or to be incurred, as the case may be, by the master servicer, the special servicer or the trustee in connection with the servicing of a mortgage loan under the series 2007-C1 pooling and servicing agreement, if a default is imminent or after a default, delinquency or other unanticipated event has occurred with respect to that loan, or in connection with the administration of any REO Property, will be servicing advances. Servicing advances will be reimbursable from future payments and other collections, including Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds, in connection with the related mortgage loan or REO Property.

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be required to make any servicing advances with respect to any Outside Serviced Trust Mortgage Loan or any related mortgaged real property under the series 2007-C1 pooling and servicing agreement. Those servicing advances will be made by the applicable master servicer, special servicer, trustee or fiscal agent, if any (and will be reimbursable together with interest thereon at a published prime rate) under the governing servicing agreement for the related Outside Serviced Loan Combination, on generally the same terms and conditions as are applicable under the series 2007-C1 pooling and servicing agreement. See ‘‘Servicing of the Extendicare Portfolio Loan Combination’’ and ‘‘Servicing of the Four Times Square Loan Combination’’ in this prospectus supplement.

The special servicer may request that the master servicer make servicing advances with respect to a specially serviced mortgage loan or REO Property under the series 2007-C1 pooling and servicing agreement, in lieu of the special servicer’s making that advance itself. The special servicer must make the request a specified number of days in advance of when the servicing advance is required to be made under the series 2007-C1 pooling and servicing agreement. The master servicer, in turn, must make the requested servicing advance within a specified number of days following the master servicer’s receipt of the request. If the request is timely and properly made, the special servicer will be relieved of any obligations with respect to a servicing advance that it requests that the master servicer make, regardless of whether or not the master servicer actually makes that advance.

If the master servicer or the special servicer is required under the series 2007-C1 pooling and servicing agreement to make a servicing advance, but it does not do so within 15 days after the servicing advance is required to be made, then the trustee will be required:

•	if it has actual knowledge of the failure, to give the master servicer or the special servicer, as applicable, notice of its failure; and

•	if the failure continues for three more business days, to make the servicing advance.

None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances that, in the judgment of the party making the advance, or in the judgment of the special servicer with regard to advances by parties other than the special servicer, would not be ultimately recoverable from expected collections on the related mortgage loan or REO Property. In making such recoverability determination, the relevant party will be entitled: (a) to consider, among other things, the obligations of the borrower under the terms of the related mortgage loan as it may have been modified; (b) to consider, among other things, the related mortgaged real property in its ‘‘as is’’ or then current condition and with its then current occupancy, as modified by that party’s assumptions—consistent with the Servicing Standard—regarding the possibility and effects of future adverse change with respect to the related mortgaged real property; (c) to estimate and consider, among other things, future expenses; and (d) to estimate and consider, among other things, the timing of recoveries. In addition, any such person may update or change its recoverability determinations at any time and may obtain from the special servicer any analysis, appraisals or market value estimates or other information in the possession of the special servicer for such purposes. If the master servicer, the special servicer or the trustee makes any servicing advance that it subsequently determines—or, with regard to advances by parties other than the special servicer, that the special servicer subsequently determines—is not recoverable from expected collections on the related mortgage loan or REO Property, then the party that made the advance may obtain reimbursement for it, together with interest on the advance, out of general collections on the mortgage loans and any REO Properties on deposit in the master servicer’s custodial account from time to time. See, however, ‘‘—Advances—Special Considerations Regarding the Reimbursement of Nonrecoverable Advances’’ below. See also ‘‘Description of the Governing Documents—Advances’’ in the accompanying base prospectus and ‘‘—Accounts—Custodial Account’’ below.

Advances of Delinquent Monthly Debt Service Payments.    The master servicer will be required to make, for each distribution date, a total amount of advances of principal and/or interest generally equal to all monthly and assumed monthly debt service payments, in each case net of related master servicing fees and workout fees (and, in the case of each Outside Serviced Trust Mortgage Loan, further net of any comparable fees payable pursuant to the governing servicing agreement for that mortgage loan), that—

•	were due or deemed due, as the case may be, with respect to the mortgage loans in the trust during the related collection period, and

•	were not paid by or on behalf of the respective borrowers or otherwise collected as of the close of business on the last day of the related collection period;

provided that no P&I advances will be made with respect to the Bethany Maryland Portfolio Junior Component.

Notwithstanding the foregoing, if the special servicer determines that an Appraisal Reduction Amount exists with respect to any mortgage loan in the trust (or, with respect to an Outside Serviced Trust Mortgage Loan, if the master servicer has received notice from a servicer under the applicable governing servicing agreement of the existence of an Appraisal Reduction Amount with respect thereto upon which the master servicer may conclusively rely), then the master servicer will generally reduce the interest portion—but not the principal portion—of each P&I advance, if any, that it must make with respect to that mortgage loan during the period that the Appraisal Reduction Amount exists. The interest portion of any P&I advance required to be made with respect to any underlying mortgage loan as to which there exists an Appraisal Reduction Amount, will equal the product of:

•	the amount of the interest portion of that P&I advance that would otherwise be required to be made with respect to the subject mortgage loan for the subject distribution date without regard to this sentence and the prior sentence, multiplied by

•	a fraction, the numerator of which is equal to the Stated Principal Balance of the subject mortgage loan, net of the Appraisal Reduction Amount (or, if applicable, the relevant portion thereof allocable to the subject mortgage loan), and the denominator of which is equal to the Stated Principal Balance of the subject mortgage loan.

Notwithstanding the foregoing, any reduction in the interest portion of P&I advances to be made with respect to the Bethany Maryland Portfolio Senior Component will be based on that portion of any Appraisal Reduction Amount with respect to the Bethany Maryland Portfolio Mortgage Loan is allocable to the Bethany Maryland Portfolio Senior Component. In addition, in the case of any underlying mortgage loan that is part of a Loan Combination, any reduction in the interest portion of P&I advances to be made with respect to that underlying mortgage loan, as contemplated by the prior paragraph, will be based on that portion of any Appraisal Reduction Amount with respect to the subject Loan Combination that is allocable to that underlying mortgage loan.

Each Loan Combination will be treated as a single underlying mortgage loan for purposes of calculating an Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Loan Combination will be allocated in accordance with the definition of ‘‘Appraisal Reduction Amount’’ set forth in the Glossary to this prospectus supplement.

With respect to any distribution date, the master servicer will be required to make P&I advances either out of its own funds or, subject to replacement as and to the extent provided in the series 2007-C1 pooling and servicing agreement, funds held in the master servicer’s custodial account that are not required to be paid on the series 2007-C1 certificates on that distribution date.

The trustee will be required to make any P&I advance that the master servicer is required, but fails, to make, including with respect to an Outside Serviced Trust Mortgage Loan.

The master servicer and the trustee will each be entitled to recover any P&I advance made by it out of its own funds from collections on the underlying mortgage loan as to which the advance was made. Neither the master servicer nor the trustee will be obligated to make any P&I advance for any underlying mortgage loan—including any specially serviced mortgage loan or any mortgage loan as to which the related mortgaged real property has become an REO Property—that, in its judgment, or in the judgment of the special servicer, would not ultimately be recoverable out of collections on the related underlying mortgage loan. If the master servicer or the trustee makes any P&I advance that it or the special servicer subsequently determines will not be recoverable out of collections on the related underlying mortgage loan, then the party that made the advance may obtain reimbursement for it, together with interest on the advance, out of general collections on the mortgage loans and any REO Properties in the trust on deposit in the master servicer’s custodial account from time to time. See, however, ‘‘—Advances—Special Considerations Regarding the Reimbursement of Nonrecoverable Advances’’ below. The master servicer and the trustee will be required to rely on the special servicer’s determination (and may rely on the determination of the servicer of the Outside Serviced Trust Mortgage Loan), and the trustee will be entitled to rely on the master servicer’s determination, that an advance, if made, would not be ultimately recoverable from collections on the related underlying mortgage loan. In making such recoverability determination, the relevant party will be entitled: (a) to consider, among other things, the obligations of the borrower under the terms of the related mortgage loan as it may have been modified; (b) to consider, among other things, the related mortgaged real property in its ‘‘as is’’ or then current condition and with its then current occupancy, as modified by such party’s assumptions—consistent with the Servicing Standard—regarding the possibility and effects of future adverse change with respect to such mortgaged real property; (c) to estimate and consider, among other things, future expenses; and (d) to estimate and consider, among other things, the timing of recoveries. In addition, any such person may update or change its recoverability determinations at any time and may obtain from the special servicer any analysis, appraisals or market value estimates or other information in the possession of the special servicer for such purposes. See ‘‘Description of the Governing Documents—Advances’’ in the accompanying base prospectus and ‘‘—Accounts—Custodial Account’’ below.

A monthly debt service payment will be assumed to be due with respect to:

•	each underlying mortgage loan that is delinquent with respect to its balloon payment beyond the end of the collection period in which its maturity date occurs and as to which no arrangements have been agreed to for the collection of the delinquent amounts, including an extension of maturity; and

•	each underlying mortgage loan as to which the corresponding mortgaged real property has become an REO Property.

The assumed monthly debt service payment deemed due on any mortgage loan described in the prior sentence that is delinquent as to its balloon payment, will equal, for its stated maturity date and for each successive due date that it remains outstanding and part of the trust, the monthly debt service payment that would have been due on the mortgage loan on the relevant date if the related balloon payment had not come due and the mortgage loan had, instead, continued to amortize (if applicable) and accrue interest according to its terms in effect prior to that stated maturity date. The assumed monthly debt service payment deemed due on any mortgage loan described in the second preceding sentence as to which the related mortgaged real property has become an REO Property, will generally equal, for each due date that the REO Property remains part of the trust, the monthly debt service payment or, in the case of a mortgage loan delinquent with respect to its balloon payment, the assumed monthly debt service payment due or deemed due on the last due date prior to the acquisition of that REO Property.

Neither the master servicer nor the trustee will be required to make any P&I advance with respect to a Non-Trust Loan.

Special Considerations Regarding the Reimbursement of Nonrecoverable Advances.    If the master servicer, the trustee or the special servicer reimburses itself out of general collections on the mortgage pool for any advance that has been determined not to be recoverable out of collections on the related underlying mortgage loan, then that advance (together with accrued interest thereon) will be deemed, to the fullest extent permitted, to be reimbursed (i) first, out of payments and other collections of principal on the underlying mortgage loans otherwise distributable on the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates), and (ii) then, out of payments and other collections of interest on the underlying mortgage loans otherwise distributable on the series 2007-C1 certificates (exclusive of the class BMP certificates), thereby reducing the payments of principal on the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates). In addition, if payments and other collections of principal on the mortgage pool are applied to reimburse, or pay interest on, any advance that is determined to be nonrecoverable from collections on the related mortgage loan (or, if such mortgage loan is part of the Serviced Loan Combination, on or in respect of such Loan Combination), as described in the prior sentence, then that advance will be reimbursed, and/or interest thereon will be paid, first, out of payments or other collections of principal on the loan group that includes the subject mortgage loan as to which the advance was made, and then, out of payments or other collections of principal on the other loan group. However, no amounts that are received with respect to the Bethany Maryland Portfolio Mortgage Loan and are otherwise payable on the class BMP certificates will be available to reimburse, or pay interest on, advances, or to pay Additional Trust Fund Expenses, that relate to any underlying mortgage loan other than the Bethany Maryland Portfolio Mortgage Loan.

Notwithstanding the foregoing, upon a determination that a previously made advance is not recoverable out of collections on the related underlying mortgage loan, instead of obtaining reimbursement out of general collections on the mortgage pool immediately, any of the master servicer, the trustee or the special servicer, as applicable, may, in its sole discretion, elect to obtain reimbursement for such nonrecoverable advance over a period of time (not to exceed 12 months without the consent of the series 2007-C1 controlling class representative), with interest thereon at the prime rate described under ‘‘—Advances—Interest on Advances’’ below. At any time after such a determination to obtain reimbursement over time in accordance with the preceding sentence, the master servicer, the trustee or the special servicer, as applicable, may, in its sole discretion, decide to obtain reimbursement out of general collections on the mortgage pool immediately. The fact that a decision to recover over time an advance that is nonrecoverable on a loan-specific basis, or not to do so, benefits some classes of series 2007-C1 certificateholders to the detriment of other classes of series 2007-C1 certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the series 2007-C1 pooling and servicing agreement by any party thereto, or a violation of any fiduciary duty owed by any party thereto to the series 2007-C1 certificateholders.

Interest on Advances.    Each of the master servicer, the special servicer and the trustee will be entitled to receive interest on any servicing advances and, except in the case of the special servicer, P&I advances made by it. The interest will accrue on the amount of each servicing advance and P&I advance, and compound annually, for so long as that advance is outstanding, at a rate per annum equal to the prime rate as published in the ‘‘Money Rates’’ section of The Wall Street Journal, as that prime rate may change from time to time. Interest accrued with respect to any servicing advance or P&I advance will generally be payable—

•	first, out of Default Interest and late payment charges on deposit in the master servicer’s collection account that were collected on the related underlying mortgage loan during the collection period in which the advance is reimbursed, and

•	then, after or at the same time that advance is reimbursed, but only if and to the extent that the Default Interest and late payment charges referred to in the preceding bullet are insufficient to cover the advance interest, out of any other amounts then on deposit in the master servicer’s custodial account;

except that collections on the Bethany Maryland Portfolio Mortgage Loan that are otherwise distributable with respect to the class BMP certificates may not be used to pay interest on any advance other than advances made with respect to the Bethany Maryland Portfolio Mortgage Loan.

Any delay between a sub-servicer’s receipt of a late collection of any monthly debt service or other payment as to which an advance was made and the forwarding of that late collection to the master servicer, will increase the amount of interest accrued and payable to the master servicer, the trustee or the special servicer, as the case may be, on that advance. To the extent not offset by Default Interest and/or late payment charges accrued and actually collected on the related underlying mortgage loan, interest accrued on any outstanding advance will result in a reduction in amounts payable on one or more classes of the series 2007-C1 certificates.

The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders

Series 2007-C1 Controlling Class.    As of any date of determination, the controlling class of series 2007-C1 certificateholders will be the holders of the most subordinate class of series 2007-C1 principal balance certificates, other than the class BMP certificates, then outstanding that has a total principal balance that is at least equal to 25% of that class’s original total principal balance. However, if no class of series 2007-C1 principal balance certificates, exclusive of the class BMP certificates, has a total principal balance that satisfies this requirement, then the controlling class of series 2007-C1 certificateholders will be the holders of the most subordinate class of series 2007-C1 principal balance certificates, other than the class BMP certificates, then outstanding that has a total principal balance greater than zero. For purposes of the foregoing, whether a class of series 2007-C1 principal balance certificates is more subordinate than another such class will be based on the payment priority described under ‘‘Description of the Offered Certificates—Payments—Priority of Payments’’ in this prospectus supplement. The class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates will be treated as one class for purposes of determining, and exercising the rights of, the controlling class of series 2007-C1 certificates. For clarification, the controlling class of series 2007-C1 certificateholders will in no event be the holders of the class X-CL, X-CP or X-W certificates or the holders of the series 2007-C1 REMIC residual certificates.

Selection of the Series 2007-C1 Controlling Class Representative.    The series 2007-C1 pooling and servicing agreement permits the holder or holders of series 2007-C1 certificates representing a majority of the voting rights allocated to the series 2007-C1 controlling class to select a representative with the rights and powers described below in this ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ section and elsewhere in this prospectus supplement. In addition, if the series 2007-C1 controlling class is held in book-entry form and confirmation of the identities of the related beneficial owners has been provided to the trustee, those beneficial owners entitled to a majority of the voting rights allocated to the series 2007-C1 controlling class will be entitled to directly select a controlling class representative. Notwithstanding the foregoing, until a series 2007-C1 controlling class representative is so selected in accordance with the preceding two sentences, or after receipt of a notice from the holders—or, if applicable, the beneficial owners—of series 2007-C1 certificates representing a majority of the voting rights allocated to the series 2007-C1 controlling class that a series 2007-C1 controlling class representative is no longer designated, any party identified to the trustee as beneficially owning more than 50% of the aggregate principal balance of the series 2007-C1 controlling class certificates will be the series 2007-C1 controlling class representative.

If the series 2007-C1 controlling class of certificates is held in book-entry form, then costs incurred in determining the identity of the series 2007-C1 controlling class representative may be an expense of the trust.

Designation of the Loan Combination Controlling Parties.    The Co-Lender Agreement for each Loan Combination provides for, or allows for, one or more particular holders of the mortgage loans comprising that Loan Combination or its or their designee or designees (as to that Loan Combination, the ‘‘Loan Combination Controlling Party’’) to provide advice and direction to the master servicer and/or the special servicer (or, with respect to an Outside Serviced Loan Combination, to provide advice and direction to the master servicer and special servicer under the related governing servicing agreement)

with respect to various servicing actions regarding that Loan Combination, including as described below in this ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ section. The Loan Combination Controlling Party for the State Street Building Loan Combination is the holder of the promissory note for the State Street Building Mortgage Loan or its designee (which designee, in accordance with the series 2007-C1 pooling and servicing agreement, will be the series 2007-C1 controlling class representative). The Loan Combination Controlling Party for each Loan Combination is identified under the subheading ‘‘—Co-Lender Agreement—Consent Rights’’ relating to such Loan Combination that appears under ‘‘Description of the Mortgage Pool—Loan Combinations’’ in this prospectus supplement.

Rights and Powers of The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders.    Neither the special servicer nor the master servicer (to the extent the master servicer is otherwise permitted to take such action under the series 2007-C1 pooling and servicing agreement) will, in general, be permitted to take (or, in the case of the special servicer, if and when applicable, consent to the master servicer’s taking), among others, any of the following actions under the series 2007-C1 pooling and servicing agreement with respect to the mortgage pool (exclusive of each underlying mortgage loan that is part of a Loan Combination), as to which action the series 2007-C1 controlling class representative has objected in writing within ten business days (or, in the case of certain of those actions, five business days) of having been notified in writing of the particular action and having been provided with all reasonably requested information with respect to the particular action—

•	any foreclosure upon or comparable conversion, which may include acquisitions of an REO Property, of the ownership of properties securing those specially serviced mortgage loans in the trust as come into and continue in default;

•	any modification, extension, amendment or waiver of a monetary term (including the timing of payments, but excluding the waiver of Default Interest and late charges) (or, in the case of a non-specially serviced mortgage loan, a material monetary term) or any material non-monetary term (including any material term relating to insurance) of a mortgage loan in the trust;

•	any proposed sale of an REO Property in the trust, other than in connection with the termination of the trust as described under ‘‘Description of the Offered Certificates—Termination’’ in this prospectus supplement, for less than an amount approximately equal to the unpaid principal balance of the related mortgage loan, plus accrued interest (other than Default Interest) thereon, plus any related unreimbursed servicing advances thereon, plus such other items set forth in the 2007-C1 pooling and servicing agreement;

•	any acceptance of a discounted payoff with respect to a specially serviced mortgage loan in the trust;

•	any determination to bring an REO Property, or the mortgaged real property securing a specially serviced mortgage loan, held by the trust into compliance with applicable environmental laws or to otherwise address hazardous materials located at that property;

•	any release of collateral for specially serviced mortgage loans other than any release of collateral that (a) is required by the terms of such mortgage loan (with no material discretion by the lender), (b) occurs upon satisfaction of such mortgage loan or (c) occurs in connection with a defeasance;

•	any release of a parcel of land with respect to a non-specially serviced mortgage loan in the trust (other than parcels that were not given value in the calculation of loan-to-value ratio in connection with the underwriting of such mortgage loan), other than any release of collateral that (a) is required by the terms of such mortgage loan (with no material discretion by the lender), (b) occurs upon satisfaction of such mortgage loan, (c) occurs in connection with a defeasance, or (d) may be approved by the master servicer in accordance with the series 2007-C1 pooling and servicing agreement;

•	any acceptance of substitute or additional collateral for a mortgage loan in the trust, other than any acceptance of substitute or additional collateral that (a) is required by the terms of such mortgage loan (with no material discretion by the lender), (b) occurs in connection with a defeasance, or (c) may be approved by the master servicer in accordance with the series 2007-C1 pooling and servicing agreement;

•	any acceptance of a change in the property management company or, if applicable, the hotel franchise for a mortgaged real property, in each case other than as required by the terms of the mortgage loan; provided that, in each case, there is no material discretion by the lender, and provided, further, that, with respect to a change in the property management company, the unpaid principal balance of such mortgage loan is greater than $5,000,000;

•	any waiver of a due-on-sale or due-on-encumbrance clause with respect to an underlying mortgage loan;

•	any determination by the special servicer not to maintain or cause a borrower to maintain for a mortgaged real property all-risk casualty or other insurance that provides coverage for acts of terrorism, despite the fact that such insurance may be required under the terms of the related underlying mortgage loan;

•	any acceptance of an assumption agreement releasing a borrower from liability under an underlying mortgage loan; and

•	any other actions, including with respect to particular underlying mortgage loans, as may be specified in the series 2007-C1 pooling and servicing agreement.

provided that, if the special servicer or the master servicer, as applicable, determines that failure to take such action would violate the Servicing Standard, then the special servicer or the master servicer, as applicable, may take (or, in the case of the special servicer, if and to the extent applicable, consent to the master servicer’s taking) any such action without waiting for the series 2007-C1 controlling class representative’s response.

In addition, the series 2007-C1 controlling class representative may direct the special servicer to take, or to refrain from taking, any actions with respect to the servicing and/or administration of any specially serviced mortgage loans and REO Properties in the trust—other than any such mortgage loans that are part of, and any such REO Properties that relate to, a Loan Combination—that the series 2007-C1 controlling class representative may consider advisable or as to which provision is otherwise made in the series 2007-C1 pooling and servicing agreement.

Notwithstanding the foregoing, if the Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component, net of any Appraisal Reduction Amount and, to the extent that it has not already resulted in a reduction of that particular Allocated Principal Balance, any Realized Loss with respect to the Bethany Maryland Portfolio Mortgage Loan, is equal to or greater than 25% of an amount equal to (x) the initial Allocated Principal Balance of that particular Junior Component, minus (y) principal payments made by the related borrower on the Bethany Maryland Portfolio Mortgage Loan and allocated to the Junior Component, then the series 2007-C1 controlling class representative will not be entitled to exercise any of the rights and powers described above with respect to the Bethany Maryland Portfolio Mortgage Loan and, instead, the Class BMP Representative will generally be entitled to exercise those rights and powers with respect to the Bethany Maryland Portfolio Mortgage Loan.

Similarly, neither the special servicer nor the master servicer (to the extent the master servicer is otherwise permitted to take such action under the series 2007-C1 pooling and servicing agreement) will be permitted to take (or, in case of the special servicer, if and when appropriate, to consent to the master servicer’s taking) any of the following actions (or, subject to the related Co-Lender Agreement, some subset of the following actions) under the series 2007-C1 pooling and servicing agreement with respect to a Serviced Loan Combination, as to which action the related Loan Combination Controlling Party has objected within ten business days (or within such other time period provided for in the related Co-Lender Agreement) of having been notified thereof in writing and having been provided with all reasonably requested information with respect thereto:

•	any proposed foreclosure upon or comparable conversion, which may include acquisitions of an REO Property, of the related mortgaged real property and the other collateral securing the subject Loan Combination if it comes into and continues in default;

•	any modification, extension, amendment or waiver of a monetary term (including the timing of payments or the maturity date and any acceleration of the loan unless such acceleration is by its terms automatic under the related loan documents) or any material non-monetary term (including a material term relating to insurance) of a mortgage loan that is part of the subject Loan Combination;

•	any proposed sale of a related REO Property or any proposed sale of the loan other than in connection with the exercise of a fair value purchase option pursuant to the pooling and servicing agreement;

•	any acceptance of a discounted payoff or the forgiveness of any interest or principal payments of a mortgage loan that is part of the subject Loan Combination;

•	any determination to bring the related mortgaged real property (including if it is an REO Property) into compliance with applicable environmental laws or to otherwise address hazardous materials located at the related mortgaged real property;

•	any renewal or replacement of the then existing insurance policies to the extent that the renewal or replacement policy does not comply with the terms of the related loan documents or any waiver, modification or amendment of any insurance requirements under the related loan documents, in each case if lender’s approval is required by the related loan documents;

•	any adoption or approval of a plan in bankruptcy of the related borrower or similar event in a bankruptcy or similar proceeding;

•	any release of collateral for the subject Loan Combination (including, but not limited to, the termination or release of any reserves, escrows or letters of credit), other than in accordance with the terms of, or upon satisfaction of, the subject Loan Combination;

•	any acceptance of substitute or additional collateral for the subject Loan Combination or any release of the borrower or any guarantor, other than in accordance with the terms thereof;

•	any waiver of or determination to enforce or not to enforce a ‘‘due-on-sale’’ or ‘‘due-on-encumbrance’’ clause with respect to the subject Loan Combination;

•	any acceptance of an assumption agreement releasing the related borrower from liability under the subject Loan Combination;

•	any approval of annual budgets, business plans, major leases, modifications to or terminations of major leases or a material capital expenditure, if lender’s approval is required by the related loan documents;

•	any replacement of the property manager or any proposed termination or material modification of the property management agreement, if lender’s approval is required by the related loan documents;

•	any approval of the transfer of the related mortgaged real property or interests in the related borrower or the incurrence of additional indebtedness secured by the related mortgaged real property or any mezzanine financing by any beneficial owner of the borrower, if lender’s approval is required by the related loan documents;

•	any modification to a ground lease or certain designated space leases;

•	any determination to apply casualty proceeds or condemnation awards toward repayment of a mortgage loan that is part of the subject Loan Combination rather than toward restoration of the related mortgaged real property;

•	any release, waiver or reduction of the amounts of escrows or reserves not expressly required by the terms of the related loan documents or under applicable law;

•	the subordination of any lien created pursuant to the terms of the related loan documents;

•	any material alteration to the related mortgaged real property, to the extent the lender has approval rights with respect to such item in the related loan documents;

•	any proposed amendment to any single purpose entity provision of the related loan documents;

•	any determination by the master servicer that a Servicing Transfer Event that is based on imminent default has occurred with respect to a mortgage loan that is part of the subject Loan Combination; and

•	any proposed sale of the related mortgaged real property for less than the unpaid principal amount of the underlying mortgage loan that is part of the subject Loan Combination, accrued and unpaid interest thereon, all amounts required to be paid or reimbursed to the master servicer, special servicer and trustee under the series 2007-C1 pooling and servicing agreement and any unreimbursed realized losses allocated to the underlying mortgage loan that is part of the subject Loan Combination;

provided that, if the special servicer or the master servicer, as applicable, determines that immediate action is necessary to protect the interests of the series 2007-C1 certificateholders and the related Serviced Non-Trust Loan Noteholder(s), as a collective whole, then the special servicer or the master servicer (to the extent the master servicer is otherwise permitted to take such action under the series 2007-C1 pooling and servicing agreement), as applicable, may take (or, in the case of the special servicer, if and to the extent applicable, consent to the master servicer’s taking) any such action without waiting for the related Loan Combination Controlling Party’s response.

In addition, the related Loan Combination Controlling Party may direct the special servicer and/or the master servicer, as applicable, to take, or refrain from taking, any actions with respect to a Serviced Loan Combination that such Loan

Combination Controlling Party may consider consistent with the related Co-Lender Agreement or as to which provision is otherwise made in the related Co-Lender Agreement.

Notwithstanding the foregoing, no advice, direction or objection given or made by the series 2007-C1 controlling class representative, by the Class BMP Representative or by the Loan Combination Controlling Party for any Serviced Loan Combination, as contemplated by any of the foregoing paragraphs in this ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders—Rights and Powers of The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ subsection, may require or cause the special servicer or master servicer, as applicable, to violate (a) any other provision of the series 2007-C1 pooling and servicing agreement described in this prospectus supplement or the accompanying base prospectus, including the obligation of that servicer to act in accordance with the Servicing Standard, (b) the related mortgage loan documents, including any applicable co-lender and/or intercreditor agreements, or (c) applicable law, including the REMIC provisions of the Internal Revenue Code; and that servicer is to ignore any such advice, direction or objection that would cause such a violation.

Furthermore, the special servicer will not be obligated to seek approval from the series 2007-C1 controlling class representative, the Class BMP Representative or the related Loan Combination Controlling Party for the Serviced Loan Combination, as applicable, for any actions to be taken by the special servicer with respect to the workout or liquidation of any particular specially serviced mortgage loan in the trust or any Serviced Loan Combination that is being specially serviced under the series 2007-C1 pooling and servicing agreement if—

•	the special servicer has, as described above, notified the series 2007-C1 controlling class representative, the Class BMP Representative or the related Loan Combination Controlling Party, as the case may be, in writing of various actions that the special servicer proposes to take with respect to the workout or liquidation of that mortgage loan or that Loan Combination, and

•	for 60 days following the first of those notices, the series 2007-C1 controlling class representative, the Class BMP Representative or the related Loan Combination Controlling Party, as the case may be, has objected to all of those proposed actions and has failed to suggest any alternative actions that the special servicer considers to be consistent with the Servicing Standard.

With respect to the Extendicare Portfolio Loan Combination, the provisions of the series 2006-C7 pooling and servicing agreement and the Extendicare Portfolio Co-Lender Agreement relating to the rights and powers of the related Loan Combination Controlling Party are similar but not identical to those described above with respect to the Serviced Loan Combinations in this ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders—Rights and Powers of The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ section. Notwithstanding the foregoing, in the case of the Extendicare Portfolio Loan Combination, if the holders of the Extendicare Portfolio Mortgage Loan and the Extendicare Portfolio Non-Trust Loans—or their respective representatives—have not, within the requisite time period provided for in the related Co-Lender Agreement, executed a mutual consent with respect to any advice, consent or direction regarding a specified servicing action, the series 2006-C7 special servicer or the series 2006-C7 master servicer, as applicable, will implement the servicing action that it deems to be in accordance with the applicable servicing standard, and the decision of the series 2006-C7 special servicer or the series 2006-C7 master servicer, as applicable, will be binding on all such parties.

With respect to the Four Times Square Loan Combination, the provisions of the related governing servicing agreement and the Four Times Square Co-Lender Agreement relating to the rights and powers of the related Loan Combination Controlling Party are similar but not identical to those described above with respect to the Serviced Loan Combinations in this ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders—Rights and Powers of The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ section. See ‘‘Description of the Mortgage Pool—Loan Combinations—The Four Times Square Loan Combination—Consent Rights’’ and ‘‘Servicing of the Four Times Square Loan Combination.’’

Limitation on Liability of The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders.    The series 2007-C1 controlling class representative will not be liable to the trust or the series 2007-C1 certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; except that the series 2007-C1 controlling class representative will not be protected against any liability to a series 2007-C1 controlling class certificateholder which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. Each series 2007-C1 certificateholder acknowledges and agrees, by its acceptance of its series 2007-C1 certificates, that:

•	the series 2007-C1 controlling class representative may have special relationships and interests that conflict with those of the holders of one or more classes of the series 2007-C1 certificates;

•	the series 2007-C1 controlling class representative may act solely in the interests of the holders of the series 2007-C1 controlling class;

•	the series 2007-C1 controlling class representative does not have any duties or liability to the holders of any class of series 2007-C1 certificates other than the series 2007-C1 controlling class;

•	the series 2007-C1 controlling class representative may take actions that favor the interests of the holders of the series 2007-C1 controlling class over the interests of the holders of one or more other classes of series 2007-C1 certificates;

•	the series 2007-C1 controlling class representative will not be deemed to have been negligent or reckless, or to have acted in bad faith or engaged in willful misconduct, by reason of its having acted solely in the interests of the holders of the series 2007-C1 controlling class; and

•	the series 2007-C1 controlling class representative will have no liability whatsoever for having acted solely in the interests of the holders of the series 2007-C1 controlling class, and no series 2007-C1 certificateholder may take any action whatsoever against the series 2007-C1 controlling class representative for having so acted.

A Serviced Non-Trust Loan Noteholder or its designee and the Class BMP Representative, in connection with exercising the rights and powers described under ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders— Rights and Powers of The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ above with respect to a Serviced Loan Combination or the Bethany Maryland Portfolio Mortgage Loan, as applicable, will be entitled to substantially the same limitations on liability to which the series 2007-C1 controlling class representative is entitled.

Additional Rights of the Non-Trust Loan Noteholders; Right to Purchase and Right to Cure Defaults.

Right to Purchase.    With respect to each of the Serviced Loan Combinations (other than the State Street Building Loan Combination), if and for so long as such Loan Combination is specially serviced and, further, upon any monthly debt service payment with respect to that Loan Combination becoming at least 60 days delinquent, then one or more holders of a related Non-Trust Loan have the option to purchase the underlying mortgage loan, as further described under ‘‘Description of the Mortgage Pool—Loan Combinations—The Westfield San Francisco Emporium Loan Combination—Co-Lender Agreement—Purchase Option’’ and ‘‘Description of the Mortgage Pool—Loan Combinations—The Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination—Co-Lender Agreement—Purchase Option’’ in this prospectus supplement.

Right to Cure Defaults.    With respect to the each of the Serviced Loan Combinations (other than the State Street Building Loan Combination), one or more related Non-Trust Loan Noteholders will have an assignable right to cure certain events of default with respect to the related underlying mortgage loan in the subject Loan Combination, as further described under ‘‘Description of the Mortgage Pool—Loan Combinations—The Westfield San Francisco Emporium Loan Combination—Co-Lender Agreement—Cure Rights’’ and ‘‘Description of the Mortgage Pool—Loan Combinations—The Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination—Co-Lender Agreement—Cure Rights’’ in this prospectus supplement.

Additional Rights of the Class BMP Representative; Right to Purchase and Right to Cure Defaults.

Right to Purchase.    The Class BMP Representative, with respect to the Bethany Maryland Portfolio Mortgage Loan, will have the right, under certain circumstances following the occurrence and during the continuation of certain specified monetary defaults on the Bethany Maryland Portfolio Mortgage Loan, and after the Bethany Maryland Portfolio Mortgage Loan has become a specially serviced mortgage loan, to purchase the Bethany Maryland Portfolio Mortgage Loan in whole, but not in part, at a purchase price generally equal to the unpaid principal balance of the Bethany Maryland Portfolio Mortgage Loan, together with all accrued unpaid interest thereon at the related mortgage interest rate and any servicing compensation, servicing advances and interest on advances payable or reimbursable to any party to the series 2007-C1 pooling and servicing agreement pursuant thereto.

Right to Cure.    The Class BMP Representative has the right, with respect to the Bethany Maryland Portfolio Mortgage Loan, to cure (a) a default in the payment of a scheduled payment within ten business days from the receipt of notice of that default and (b) any other default susceptible to cure by the payment of money within 10 business days from the receipt of notice of that default; provided that (x) no more than three consecutive cures of defaulted scheduled payments are permitted, (y) no more than four cures of defaulted scheduled payments are permitted in any 12-month period, and (z) no more than eight total cures over the term of the Bethany Maryland Portfolio Mortgage Loan are permitted.

Replacement of the Special Servicer

Subject to the discussion below in this ‘‘—Replacement of the Special Servicer’’ section, series 2007-C1 certificateholders entitled to a majority of the voting rights allocated to the series 2007-C1 controlling class may—

•	terminate an existing special servicer with or without cause, and

•	appoint a successor to any special servicer that has resigned or been terminated.

Any termination of an existing special servicer and/or appointment of a successor special servicer will be subject to, among other things, receipt by the trustee of—

1.	written confirmation from each of S&P and Fitch that the appointment will not result in a qualification, downgrade or withdrawal of any of the ratings then assigned thereby to any class of the series 2007-C1 certificates, and

2.	the written agreement of the proposed special servicer to be bound by the terms and conditions of the series 2007-C1 pooling and servicing agreement, together with an opinion of counsel regarding, among other things, the enforceability of the series 2007-C1 pooling and servicing agreement against the proposed special servicer.

In connection with the foregoing right of the series 2007-C1 certificateholders entitled to a majority of the voting rights allocated to the series 2007-C1 controlling class to replace the special servicer, those series 2007-C1 certificateholders may be required to consult with one or more of the related Serviced Non-Trust Loan Noteholders with respect to each Serviced Loan Combination prior to appointing a replacement special servicer; provided that those series 2007-C1 certificateholders may, in their sole discretion, reject any advice provided by any such Serviced Non-Trust Loan Noteholder.

If the controlling class of series 2007-C1 certificates is held in book-entry form and confirmation of the identities of the related beneficial owners has been provided to the trustee, then the beneficial owners entitled to a majority of the voting rights allocated to the series 2007-C1 controlling class will be entitled to directly replace an existing special servicer and appoint a successor, in the manner described above.

If the special servicer is terminated or replaced or resigns, the outgoing special servicer will be required to cooperate with the trustee and the replacement special servicer in effecting the termination of the outgoing special servicer’s responsibilities and rights under the series 2007-C1 pooling and servicing agreement, including the transfer within two business days to the replacement special servicer for administration by it of all cash amounts that are at the time credited or should have been credited by the outgoing special servicer to a custodial account, a servicing account, a reserve account or an REO account or should have been delivered to the master servicer or that are thereafter received with respect to specially serviced mortgage loans and administered REO Properties. The trustee is required to notify the other parties to the series 2007-C1 pooling and servicing agreement, the certificateholders and the Serviced Non-Trust Loan Noteholders of any termination of the special servicer and appointment of a new special servicer.

Any costs and expenses incurred in connection with the removal of a special servicer (without cause) and the appointment of a successor thereto, as described above, that are not paid by the replacement special servicer will be payable by the holders or beneficial owners entitled to a majority of the voting rights allocated to the series 2007-C1 controlling class. Any costs and expenses incurred in connection with the removal of a special servicer (with cause) and appointment of a successor thereto, as described above, will be payable by the terminated special servicer and, if not paid by the terminated special servicer, will constitute an Additional Trust Fund Expense.

With respect to the each of the Serviced Loan Combinations (other than the State Street Building Loan Combination), the related Note B Non-Trust Loan Noteholder(s) may terminate an existing special servicer with respect to, but solely with respect to, the subject Loan Combination, with or without cause, and appoint a successor to any special servicer with respect to, but solely with respect to, the subject Loan Combination that has resigned or been terminated, subject to, among other things, receipt by the trustee of the items described in clauses (1) and (2) of the second paragraph under this ‘‘—Replacement of the Special Servicer’’ section; provided that such Non-Trust Loan Noteholder(s) with respect to the subject Loan Combination will cease to be able to replace the special servicer if it is or they are, as the case may be, no longer the related Loan Combination Controlling Party.

With respect to the Bethany Maryland Portfolio Mortgage Loan, if and for so long as the Allocated Principal Balance of the Junior Component, net of any Appraisal Reduction Amount and, to the extent that it has not otherwise resulted in a reduction to that Appraisal Reduction Amount, any Realized Loss with respect to the Bethany Maryland Portfolio Mortgage Loan, is equal to or greater than 25% of an amount equal to (x) the initial Allocated Principal Balance of the Junior Component, minus (y) principal payments made by the related borrower on the Bethany Maryland Portfolio Mortgage Loan and allocated to the Junior Component, then:

•	the Class BMP Representative may terminate an existing special servicer with respect to, but solely with respect to, the Bethany Maryland Portfolio Mortgage Loan, with or without cause, and appoint a successor to any such special servicer with respect to, but solely with respect to, the Bethany Maryland Portfolio Mortgage Loan that has resigned or been terminated, subject to receipt by the trustee of the items described in clauses (1) and (2) of the second paragraph under this ‘‘—Replacement of the Special Servicer’’ section; and

•	the majority holders of the series 2007-C1 controlling class certificates cannot terminate a special servicer appointed by the Class BMP Representative with respect to the Bethany Maryland Portfolio Mortgage Loan, without cause.

If the special servicer for any Serviced Loan Combination or the Bethany Maryland Portfolio Mortgage Loan is different from the special servicer for the rest of the mortgage loans serviced under the series 2007-C1 pooling and servicing agreement, then (unless the context indicates otherwise) all references to the special servicer in this prospectus supplement and the accompanying base prospectus are intended to mean the applicable special servicer or all special servicers together, as appropriate in light of the circumstances.

Enforcement of Due-on-Sale and Due-on-Encumbrance Provisions

Subject to the discussion under ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ above, the special servicer or the master servicer, in accordance with the series 2007-C1 pooling and servicing agreement, will be required to determine, in a manner consistent with the Servicing Standard, whether to exercise any right the lender under any underlying mortgage loan (other than an Outside Serviced Trust Mortgage Loan) and any Serviced Non-Trust Loan may have under either a due-on-sale or due-on-encumbrance clause to accelerate payment of that mortgage loan. However, subject to the related loan documents and applicable law, the special servicer or the master servicer may not waive its rights or grant its consent under any such due-on-sale or due-on-encumbrance clause, unless either (a) written confirmation has been received from each of S&P and Fitch that this action would not result in the qualification, downgrade or withdrawal of any of the ratings then assigned by that rating agency to any class of series 2007-C1 certificates, or (b) such confirmation of ratings is not necessary because of the satisfaction of such criteria, including the size of the subject mortgage loan being below any minimum threshold, as may be established by those rating agencies and set forth in the series 2007-C1 pooling and servicing agreement.

Notwithstanding the foregoing, with respect to an Outside Serviced Trust Mortgage Loan, the master servicer and special servicer for the related Outside Serviced Loan Combination will be responsible for enforcing or waiving the mortgagee’s rights under any due-on-encumbrance or due-on-sale clause in a manner consistent with that described above.

Modifications, Waivers, Amendments and Consents

In general, the master servicer and the special servicer, subject to the limitations described below in this —Modifications, Waivers, Amendments and Consents’’ section, will be responsible for any waivers, modifications or amendments of any mortgage loan documents for the underlying mortgage loans (other than the Outside Serviced Trust Mortgage Loans) and the Serviced Non-Trust Loans.

The series 2007-C1 pooling and servicing agreement will generally provide that, with respect to any mortgage loan (other than an Outside Serviced Trust Mortgage Loan) in the trust that is not specially serviced, subject to the rights of the special servicer and the discussion under ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ above, and further subject to obtaining any rating confirmations required under the series 2007-C1 pooling and servicing agreement, the master servicer will be responsible for any request by a borrower for lender consent to modifications, waivers or amendments. As specified in the series 2007-C1 pooling and servicing agreement, the master servicer will be primarily responsible (without the approvals and confirmations described in the preceding sentence) for approving certain modifications, consents, waivers or amendments, including without limitation—

•	consenting to subordination of the lien of the subject mortgage loan to an easement, right-of-way or similar agreement for utilities, access, parking, public improvements or another purpose, provided that the master servicer has determined in accordance with the Servicing Standard that such easement, right-of-way or similar agreement will not materially interfere with the then-current use of the related mortgaged real property, the security intended to be provided by the related mortgage instrument or the related borrower’s ability to repay the subject mortgage loan, or materially or adversely affect the value of the related mortgaged real property;

•	granting waivers of minor covenant defaults (other than financial covenants), including late financial statements;

•	granting releases of non-material parcels of mortgaged real property, releases of mortgaged real property in connection with a defeasance or a pending or threatened condemnation and, if the related loan documents expressly require the mortgagee thereunder to grant a release upon the satisfaction of certain conditions, releases of mortgaged real property as required by the related loan documents;

•	approving routine leasing activity (including any subordination, standstill and attornment agreement) with respect to leases for less than the lesser of (a) 20,000 square feet and (b) 20% of the related mortgaged real property;

•	subject to certain related conditions, approving annual budgets for the related mortgaged property;

•	disbursements of any earnout or holdback amounts in accordance with the related loan documents;

•	waiving provisions of a mortgage loan requiring the receipt of a rating confirmation if the balance such mortgage loan does not exceed certain levels and the related provision of the mortgage loan does not relate to a ‘‘due-on-sale’’ or ‘‘due-on-encumbrance’’ clause or to a defeasance;

•	subject to certain other restrictions regarding principal prepayments, waiving any provision of a mortgage loan requiring a specified number of days notice prior to a principal prepayment;

•	consenting to changing the property manager with respect to any mortgage loan with an unpaid principal balance of less than $5,000,000; and

•	granting other similar non-material waivers, consents, modifications or amendments;

provided that (1) any such modification, waiver or amendment would not in any way affect a payment term of the related mortgage loan (other than, in the case of a non-specially serviced mortgage loan, a waiver of payment of Default Interest or a late payment charge) and (2) agreeing to such modification, waiver or amendment would be consistent with the Servicing Standard. Furthermore, neither the master servicer nor the special servicer may agree to any modification, extension, waiver or amendment of any term of any mortgage loan that would cause any REMIC or grantor trust created under the series 2007-C1 pooling and servicing agreement to fail to qualify as such under the Internal Revenue Code or result in the imposition of any tax on ‘‘prohibited transactions’’ or ‘‘contributions’’ after the startup day under the REMIC provisions of the Internal Revenue Code.

Notwithstanding the foregoing, none of the trustee, the master servicer or the special servicer, as applicable, may give any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager or, if the related mortgaged real property is a hospitality property, give any consent, approval or direction regarding the termination of the franchise or the designation of a new franchise, with respect to any mortgaged real property that secures a mortgage loan in the trust with an unpaid principal balance that is at least equal to the lesser of $20,000,000 and 2% of the then aggregate principal balance of the mortgage pool, unless: (1) the mortgagee is not given discretion under the terms of the related mortgage loan to withhold its consent; or (2) it has received prior written confirmation from each of S&P and Fitch that such action will not result in the qualification, downgrade or withdrawal of any of the ratings then assigned by that rating agency to any class of the series 2007-C1 certificates.

The management, prosecution, defense and/or settlement of claims and litigation relating to any mortgage loan brought against the trust fund or any party to the series 2007-C1 pooling and servicing agreement will generally be handled by the master servicer and the special servicer, as more specifically provided for in the series 2007-C1 pooling and servicing agreement. In connection with handling such matters, the master servicer and the special servicer may be required to seek the consent of the series 2007-C1 controlling class representative with respect to material decisions and settlement proposals. In addition, the master servicer and the special servicer, as applicable, may be entitled to reasonable compensation for directing, managing, prosecuting and/or defending any such claims, as set forth in the series 2007-C1 pooling and servicing agreement.

The series 2007-C1 pooling and servicing agreement will permit the special servicer to modify, extend, waive or amend any term of any mortgage loan serviced thereunder if that modification, extension, waiver or amendment:

•	is consistent with the Servicing Standard, and

•	except under the circumstances described below or as otherwise described under ‘‘—Enforcement of Due-on-Sale and Due-on-Encumbrance Provisions’’ above and/or ‘‘—Maintenance of Insurance’’ below, will not—

1.	affect the amount or timing of any scheduled payments of principal, interest or other amounts, including prepayment premiums and yield maintenance charges, but excluding Default Interest and, with some limitations, other amounts constituting additional servicing compensation, payable under the mortgage loan,

2.	affect the obligation of the related borrower to pay a prepayment premium or yield maintenance charge or permit a principal prepayment during the applicable prepayment lock-out period,

3.	except as expressly provided by the related mortgage instrument or in connection with defeasance, condemnation, or a material adverse environmental condition at the related mortgaged real property, result in a release of the lien of the related mortgage instrument on any material portion of that property without a corresponding principal prepayment, or

4.	in the special servicer’s judgment, materially impair the security for the mortgage loan or reduce the likelihood of timely payment of amounts due on the mortgage loan.

Notwithstanding the second bullet of the preceding paragraph, but subject to the following paragraph and the discussion under ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ above, the special servicer may, among other things—

•	reduce the amounts owing under any specially serviced mortgage loan by forgiving principal, accrued interest and/or any prepayment premium or yield maintenance charge,

•	reduce the amount of the monthly debt service payment on any specially serviced mortgage loan, including by way of a reduction in the related mortgage interest rate,

•	forbear in the enforcement of any right granted under any mortgage note, mortgage instrument or other loan document relating to a specially serviced mortgage loan,

•	accept a principal prepayment on a specially serviced mortgage loan during any prepayment lock-out period, or

•	subject to the limitations described in the following paragraph, extend the maturity date of a specially serviced mortgage loan;

provided that—

1.	the related borrower is in monetary default or material non-monetary default with respect to the specially serviced mortgage loan or, in the judgment of the special servicer, that default is reasonably foreseeable,

2.	in the judgment of the special servicer, that modification, extension, waiver or amendment would increase the recovery to the series 2007-C1 certificateholders (or, if a Serviced Loan Combination is involved, to the series 2007-C1 certificateholders and the related Serviced Non-Trust Loan Noteholder(s)), as a collective whole, on a present value basis,

3.	that modification, extension, waiver or amendment does not result in a tax on ‘‘prohibited transactions’’ or ‘‘contributions’’ being imposed on the trust after the startup day under the REMIC provisions of the Internal Revenue Code or cause any REMIC or grantor trust created pursuant to the series 2007-C1 pooling and servicing agreement to fail to qualify as such under the Internal Revenue Code, and

4.	the subject mortgage loan is not an Outside Serviced Trust Mortgage Loan.

In no event, however, will the special servicer be permitted to:

•	extend the maturity date of a mortgage loan beyond a date that is two years prior to the last rated final distribution date;

•	extend the maturity date of a mortgage loan for more than five years beyond its original maturity date; or

•	if the mortgage loan is secured solely or primarily by a lien on a ground lease, but not by the related fee interest, extend the maturity date of that mortgage loan beyond the date that is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the term of that ground lease.

Any modification, extension, waiver or amendment of the payment terms of a Serviced Loan Combination must:

•	be structured so as to be reasonably consistent with the allocation and payment priorities in the related loan documents and the related Co-Lender Agreement, such that neither the trust as holder of the subject underlying mortgage loan, on the one hand, nor any related Serviced Non-Trust Loan Noteholder, on the other hand, gains a priority over the other that is not reflected in the related loan documents and the related Co-Lender Agreement prior to the subject modification, extension, waiver or amendment, and

•	take into account, where the Bethany Maryland Portfolio Mortgage Loan is involved, the subordinate position of the Bethany Maryland Portfolio Junior Component relative to the Bethany Maryland Portfolio Senior Component.

Further, to the extent consistent with the Servicing Standard, if a Serviced Loan Combination includes a Subordinate Non-Trust Loan:

•	no waiver, reduction or deferral of any amounts due on the underlying mortgage loan in that Serviced Loan Combination will be effected prior to the waiver, reduction or deferral of the entire corresponding item in respect of that Subordinate Non-Trust Loan; and

•	no reduction of the mortgage interest rate of the underlying mortgage loan in that Serviced Loan Combination may be effected prior to the reduction of the mortgage interest rate of that Subordinate Non-Trust Loan, to the fullest extent possible.

The special servicer and master servicer will each be required to notify the trustee of any modification, waiver or amendment of any term of any underlying mortgage loan agreed to by it, and to deliver to the trustee, for deposit in the related mortgage file, an original counterpart of the agreement relating to that modification, waiver or amendment promptly following its execution. Upon reasonable prior written notice to the trustee, copies of each agreement by which any modification, waiver or amendment of any term of any mortgage loan is effected are required to be available for review during normal business hours at the offices of the trustee. See ‘‘Description of the Offered Certificates—Reports to Certificateholders; Available Information’’ in this prospectus supplement.

Notwithstanding the foregoing, (a) the master servicer and special servicer for the Series 2006-C7 Securitization will be responsible for entering into any modifications or amendments and for granting any waivers or consents with respect to the Extendicare Portfolio Loan Combination under terms and conditions similar to those described above in this ‘‘—Modifications, Waivers, Amendments and Consents’’ section, and (b) the master servicer and/or the special servicer for the Series 2006-4TS Securitization will be responsible for entering into any modifications or amendments and for granting any waivers or consents with respect to the Four Times Square Loan Combination, under the terms and conditions described under ‘‘Description of the Mortgage Pool—Loan Combinations—The Four Times Square Loan Combination’’ and ‘‘Servicing of Four Times Square Loan Combination’’ in this prospectus supplement.

Required Appraisals

Within a specified number of days after the date on which any Appraisal Trigger Event has occurred with respect to any of the underlying mortgage loans (other than an Outside Serviced Trust Mortgage Loan), the special servicer must obtain, and deliver to the trustee a copy of, an appraisal of the related mortgaged real property, from an independent appraiser meeting the qualifications imposed in the series 2007-C1 pooling and servicing agreement, unless an appraisal had previously been obtained within the prior 12 months and the special servicer believes, in accordance with the Servicing Standard, there has been no subsequent material change in the circumstances surrounding that property that would draw into question the applicability of that appraisal. Notwithstanding the foregoing, if the Stated Principal Balance of the subject mortgage loan is less than $2,000,000, the special servicer may perform an internal valuation of the mortgaged real property instead of obtaining an appraisal. Also notwithstanding the foregoing, if the portion of the Stated Principal Balance of the subject mortgage loan that has been allocated to any particular mortgaged real property, assuming there is more than one mortgaged real property securing the related mortgage loan, is less than $2,000,000, the special servicer may perform an internal valuation of the particular mortgaged real property instead of obtaining an appraisal.

As a result of any appraisal or other valuation, it may be determined that an Appraisal Reduction Amount exists with respect to the subject mortgage loan or, if applicable, the subject Loan Combination. An Appraisal Reduction Amount is relevant to: (a) the determination of the amount of any advances of delinquent interest required to be made with respect to the affected underlying mortgage loan; (b) in the case of a Serviced Loan Combination (other than the State Street Building Loan Combination), the determination of the identity of the related Loan Combination Controlling Party; and (c) in the case of the Bethany Maryland Portfolio Mortgage Loan, the determination of whether the Class BMP Representative has servicing consent rights or the ability to replace the special servicer with respect to the Bethany Maryland Portfolio Mortgage Loan. See ‘‘Description of the Series 2007-C1 Pooling and Servicing Agreement—Advances—Advances of Delinquent Monthly Debt Service Payments’’ and ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ above. The Appraisal Reduction Amount for any mortgage loan or Loan Combination serviced under the series 2007-C1 pooling and servicing agreement will be determined following either—

•	the occurrence of the Appraisal Trigger Event, if no new appraisal or estimate is required or obtained, or

•	the receipt of a new appraisal or estimate, if one is required and obtained,

and on a monthly basis thereafter until satisfaction of the conditions described in the bullets to the next paragraph.

If an Appraisal Trigger Event occurs with respect to any mortgage loan in the trust (other than an Outside Serviced Trust Mortgage Loan), then the special servicer will have an ongoing obligation to obtain or perform, as applicable, on or about each anniversary of the occurrence of that Appraisal Trigger Event, an update of the prior required appraisal or other valuation. Based upon that update, the special servicer is to redetermine and report to the trustee and the master servicer the new Appraisal Reduction Amount, if any, with respect to the mortgage loan. This ongoing obligation will cease, except in the case of a mortgage loan as to which the Appraisal Trigger Event was the expiration of five years following the initial extension of its maturity, if and when—

•	if the subject mortgage loan had become a specially serviced mortgage loan, it has become a worked-out mortgage loan as contemplated under ‘‘—General’’ above,

•	the subject mortgage loan has remained current for at least three consecutive monthly debt service payments, and

•	no other Appraisal Trigger Event has occurred with respect to the subject mortgage loan during the preceding three months.

The cost of each required appraisal, and any update of that appraisal, will be advanced by the master servicer, at the request of the special servicer, and will be reimbursable to the master servicer as a servicing advance.

At any time that an Appraisal Reduction Amount exists with respect to any mortgage loan in the trust (other than an Outside Serviced Trust Mortgage Loan) or, if applicable, any Serviced Loan Combination (other than the State Street Building Loan Combination), the series 2007-C1 controlling class representative, the related Class BMP Representative or a related Non-Trust Loan Noteholder, as applicable, under the series 2007-C1 pooling and servicing agreement, will be entitled, at its own expense, to obtain and deliver to the master servicer, the special servicer and the trustee an appraisal reasonably satisfactory to the special servicer. Upon request of the series 2007-C1 controlling class representative, the Class BMP Representative or that related Non-Trust Loan Noteholder, as the case may be, the special servicer will be required to recalculate the Appraisal Reduction Amount with respect to the subject mortgage loan(s) based on that appraisal and to report the recalculated Appraisal Reduction Amount to the master servicer.

Subject to the Servicing Standard, the special servicer will be permitted, but not obligated, to adjust downward (but not upward) the value of any mortgaged real property as reflected in an appraisal obtained by it.

Notwithstanding the foregoing, (a) any Appraisal Reduction Amounts with respect to the Extendicare Portfolio Loan Combination will be determined based upon appraisals obtained in accordance with the series 2006-C7 pooling and servicing agreement, and (b) any Appraisal Reduction Amounts with respect to the Four Times Square Loan Combination will be determined based upon appraisals obtained in accordance with the series 2006-4TS trust and servicing agreement, in each case on terms similar to those described above, and each such determination will affect the amount of any advances of delinquent interest required to be made on the Extendicare Portfolio Mortgage Loan or the Four Times Square Mortgage Loan, as applicable.

Maintenance of Insurance

The series 2007-C1 pooling and servicing agreement will require the master servicer to use reasonable efforts, consistent with the Servicing Standard, to cause to be maintained for each mortgaged real property (other than a mortgaged real property with respect to an Outside Serviced Loan Combination) that is not an REO Property all insurance coverage as is required under the related underlying mortgage loan. In addition, the master servicer will generally be required to cause to be maintained any such insurance that the related borrower is required (but fails) to maintain, but only to the extent that (a) the trust has an insurable interest and (b) the subject insurance is available at a commercially reasonable rate.

Notwithstanding the foregoing, neither the master servicer nor the special servicer, as applicable, will be required to maintain or cause a borrower to maintain for a mortgaged real property all-risk casualty or other insurance that provides coverage for acts of terrorism, despite the fact that such insurance may be required under the terms of the related underlying mortgage loan, in the event that the special servicer determines, based on due inquiry in accordance with the Servicing Standard (subject to any required consent of the series 2007-C1 controlling class representative, the related Loan Combination Controlling Party or the Class BMP Representative, in each case if and as applicable) that such insurance (a) is not available at commercially reasonable rates and such hazards are not commonly insured against at the time for properties similar to the subject mortgaged real property and located in and around the region in which the subject mortgaged real property is located or (b) is not available at any rate.

The related Loan Combination Controlling Party, in the case of a mortgaged real property that secures a Serviced Loan Combination, the Class BMP Representative, in the case of the Bethany Maryland Portfolio Mortgaged Property (for so long as the Class BMP Representative is entitled to exercise servicing consent rights with respect to the Bethany Maryland Portfolio Mortgage Loan), or the series 2007-C1 controlling class representative, otherwise, may request that earthquake insurance be secured for one or more mortgaged real properties by the related borrower, to the extent that (a) insurance may be obtained at a commercially reasonable price and (b) the related mortgage loan requires the borrower to obtain earthquake insurance at the mortgagee’s request.

The series 2007-C1 pooling and servicing agreement will require the special servicer, consistent with the Servicing Standard, to cause to be maintained for each REO Property (other than an REO Property relating to an Outside Serviced Loan Combination) no less insurance coverage than was previously required of the applicable borrower under the related mortgage loan, but only if and to the extent that (a) such insurance is available at a commercially reasonable rate and (b) the subject hazards are at the time commonly insured against for properties similar to the subject REO Property and located in or around the region in which such REO Property is located, except that in the case of insurance coverage for acts of terrorism, the special servicer may be required to obtain that insurance at rates that may not be considered commercially reasonable.

If either the master servicer or the special servicer obtains and maintains a blanket policy or master force placed policy insuring against hazard losses on all the mortgage loans and/or REO Properties that it is required to service and administer under the series 2007-C1 pooling and servicing agreement, then, to the extent such policy—

•	is obtained from an insurer having a claims-paying ability or financial strength rating that meets, or whose obligations are guaranteed or backed in writing by an entity having a claims-paying ability or financial strength rating that meets, the requirements of the series 2007-C1 pooling and servicing agreement, and

•	provides protection equivalent to the individual policies otherwise required,

the master servicer or the special servicer, as the case may be, will be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related mortgaged real properties and/or REO Properties. That blanket policy or master force placed policy may contain a customary deductible clause, except that if there has not been maintained on the related mortgaged real property or REO Property an individual hazard insurance policy complying with the requirements described above in this ‘‘—Maintenance of Insurance’’ section, and there occur one or more losses that would have been covered by an individual policy, then the master servicer or special servicer, as appropriate, must promptly deposit into the master servicer’s custodial account from its own funds the amount of those losses that would have been covered by an individual policy, taking account of any applicable (or, to the extent consistent with the Servicing Standard, deemed) deductible clause, but are not covered under the blanket policy or master force placed policy because of the deductible clause in the blanket policy or master force placed policy.

In the case of the Extendicare Portfolio Loan Combination, the master servicer and/or the special servicer under the series 2006-C7 pooling and servicing agreement will be responsible for causing the related borrower to maintain insurance on the related mortgaged real property on substantially similar terms to those described above. In the case of the Four Times Square Loan Combination, the master servicer and/or the special servicer under the governing servicing agreement for the Four Times Square Loan Combination will be responsible for causing the related borrower to maintain insurance on the related mortgaged real property on substantially similar terms to those described above.

Fair Value Option

Any single certificateholder or group of certificateholders with a majority interest in the series 2007-C1 controlling class, the special servicer and any assignees thereof will have the option to purchase any specially serviced mortgage loan in the trust (including, if applicable, an Outside Serviced Trust Mortgage Loan) as to which a material default exists, at a price generally equal to the sum of—

•	the outstanding principal balance of that mortgage loan,

•	all accrued and unpaid interest on that mortgage loan, other than Default Interest,

•	all unreimbursed servicing advances with respect to that mortgage loan,

•	all unpaid interest accrued on advances made by the master servicer, the special servicer and/or the trustee with respect to that mortgage loan, and

•	any other amounts payable under the series 2007-C1 pooling and servicing agreement.

The special servicer is required to accept the first offer by a holder of the purchase option above that is at least equal to that purchase price.

If none of the purchase option holders exercises its option to purchase any specially serviced mortgage loan in the trust as to which a material default exists, as described above in this ‘‘—Fair Value Option’’ section, then each holder of the purchase option will also have the option to purchase that specially serviced mortgage loan at a price equal to the fair value of that loan. Upon receipt of a written request from any holder of the purchase option to determine the fair value price in contemplation of its intention to exercise its option to purchase that specially serviced mortgage loan at a price that is below the purchase price set forth in the first paragraph of this ‘‘—Fair Value Option’’ section, the special servicer is required to promptly obtain an appraisal of the related mortgaged real property by an independent appraiser unless such an appraisal was obtained within one year of such date and the special servicer has no knowledge of any circumstances that would materially affect the validity of that appraisal. Promptly after obtaining that appraisal, the special servicer must determine the fair value price in accordance with the Servicing Standard and the discussion in the next to last paragraph of this ‘‘—Fair Value Option’’ section. Promptly after determining the fair value price, the special servicer is required to report such fair value price to the trustee and each holder of the purchase option.

If the special servicer determines that it is willing, or another holder of the purchase option notifies the special servicer that it is willing, to purchase any specially serviced mortgage loan at a price equal to or above the fair value price, then the special servicer will notify all other holders of the purchase option that it has made or received, as the case may be, such a bid (without disclosing the amount of that bid). All other holders of the purchase option may submit competing bids within the ten business day period following such notice. At the conclusion of the above-described ten-business day period, the special servicer will be required, subject to the following sentence, to accept the highest bid received from any holder of the purchase option that is at least equal to the fair value price. If the special servicer accepts the bid of any holder of the purchase option, that holder of the purchase option will be required to purchase the subject specially serviced mortgage loan within ten business days of receipt of notice of the acceptance.

If the special servicer has not accepted a bid at the fair value price prior to the expiration of 120 days from its determination of the fair value price and thereafter receives a bid at the fair value price or a request from a holder of the purchase option for an updated fair value price, the special servicer will be required, within 45 days, to recalculate the fair value price and repeat the notice and bidding procedure described above until the purchase option terminates.

If the party exercising the purchase option at the fair value price for any specially serviced mortgage loan is the special servicer or an affiliate thereof, the trustee will be required to verify that the fair value price is at least equal to the fair value of such mortgage loan. In determining whether the fair value price is at least equal to the fair value of such mortgage loan the trustee is permitted to conclusively rely on an appraisal obtained by the trustee from an independent appraiser at the time it is required to verify the fair value price, and/or the opinion of an independent expert in real estate matters (including the master servicer) with at least five years’ experience in valuing or investing in loans, similar to such mortgage loan, that has been selected by the trustee with reasonable care at the expense of the trust.

Any holder of the purchase option may, once such option is exercisable, assign its purchase option with respect to any specially serviced mortgage loan to a third party other than (a) another holder of the purchase option, (b) the related borrower, or (c) if such assignment would violate the terms of any related co-lender, intercreditor or similar agreement, any affiliate of the related borrower; and, upon such assignment, that third party will have all of the rights that had been granted to the assignor in respect of the purchase option. That assignment will only be effective after written notice, together with a copy of the executed assignment and assumption agreement, has been delivered to the trustee, the master servicer and the special servicer.

In determining the fair value price for any specially serviced mortgage loan, the special servicer may take into account and rely upon, among other factors, the results of any appraisal or updated appraisal that it or the master servicer may have obtained in accordance with the series 2007-C1 pooling and servicing agreement within the prior 12 months; the opinions on fair value expressed by independent investors in mortgage loans comparable to the subject specially serviced mortgage loan; the period and amount of any delinquency on the subject specially serviced mortgage loan; the physical condition of the related mortgaged real property; the state of the local economy; and the expected recoveries from the subject specially serviced mortgage loan if the special servicer were to pursue a workout or foreclosure strategy instead of selling that mortgage loan to a holder of the purchase option.

Notwithstanding the foregoing, with respect to an Outside Serviced Trust Mortgage Loan, if it becomes a specially serviced mortgage loan under the terms of the applicable servicing agreement as to which a material default exists, the fair value price described above may be calculated based upon, among other things, appraisals and other information obtained from the applicable outside servicers, but only to the extent such information is so obtained. If the special servicer under the series 2007-C1 pooling and servicing agreement has received insufficient information from the applicable outside servicer with respect to such Outside Serviced Trust Mortgage Loan in order to establish a fair value price, it will base such determination only on information otherwise available or easily obtainable by it, at the expense of the trust. If the special servicer determines that a fair value price cannot be established for such Outside Serviced Trust Mortgage Loan based on the information available to it, then none of the purchase option holders will be permitted to exercise the purchase option at a fair value price. In connection with the foregoing, the special servicer will be entitled to a separate fee of $1,500 per loan payable from the custodial account for making a fair value price determination with respect to any such Outside Serviced Trust Mortgage Loan, in addition to being entitled to withdraw from the collection account any out-of-pocket expenses associated with making such fair value determination.

The purchase option for any specially serviced mortgage loan will terminate, and will not be exercisable (or if exercised, but the purchase of the subject mortgage loan has not yet occurred, will terminate and be of no further force or effect) if (a) the special servicer has accepted a bid at the fair value price (although the purchase option will resume if the purchase is not completed within the requisite time period), (b) the subject specially serviced mortgage loan has ceased to be a specially serviced mortgage loan or is otherwise no longer in material default, (c) the related mortgaged real property has become an REO Property, (d) a final recovery determination has been made with respect to the subject specially serviced mortgage loan or (e) the subject specially serviced mortgage loan has been removed from the trust fund. Until a bid at the fair value price is accepted, the special servicer is required to continue to pursue all of the other resolution options available to it with respect to the specially serviced mortgage loan in accordance with the series 2007-C1 pooling and servicing agreement and the Servicing Standard.

Notwithstanding the foregoing, any party exercising a fair value purchase option under the series 2007-C1 pooling and servicing agreement will be subject to any restrictions on transfer contained in any related co-lender or intercreditor agreement or in any related loan document.

Realization Upon Defaulted Mortgage Loans

If a default on an underlying mortgage loan (other than an Outside Serviced Trust Mortgage Loan) or Serviced Loan Combination has occurred, then, subject to the discussion under ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ above and applicable law, the special servicer may, on behalf of the trust and, if applicable, the related Serviced Non-Trust Loan Noteholder(s), take any of the following actions:

•	institute foreclosure proceedings;

•	exercise any power of sale contained in the related mortgage instrument;

•	obtain a deed in lieu of foreclosure; or

•	otherwise acquire title to the corresponding mortgaged real property, by operation of law or otherwise.

Notwithstanding the foregoing, the special servicer may not, on behalf of the trust and, if applicable, the related Serviced Non-Trust Loan Noteholder(s), obtain title to a mortgaged real property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any mortgaged real property, if, as a result of that action, the trustee, on behalf of the series 2007-C1 certificateholders and, if applicable, the related Serviced Non-Trust Loan Noteholder(s), could, in the judgment of the special servicer, exercised in accordance with the Servicing Standard, be considered to hold title to, to be a mortgagee-in-possession of, or to be an owner or operator of, that mortgaged real property within the meaning of CERCLA or any comparable law, unless:

•	the special servicer has previously determined in accordance with the Servicing Standard, based on a report prepared by a person who regularly conducts environmental audits, that the mortgaged real property is in compliance with applicable environmental laws and regulations and there are no circumstances or conditions present at the mortgaged real property that have resulted in any contamination for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations; or

•	in the event that the determination described in the preceding bullet cannot be made, the special servicer has previously determined in accordance with the Servicing Standard, on the same basis as described in the preceding bullet, that it would maximize the recovery to the series 2007-C1 certificateholders and, if the subject mortgaged real property secures a Loan Combination, the affected Serviced Non-Trust Loan Noteholder(s), as a collective whole, on a present value basis, to acquire title to or possession of the mortgaged real property and to take such remedial, corrective and/or other further actions as are necessary to bring the mortgaged real property into compliance with applicable environmental laws and regulations and to appropriately address any of the circumstances and conditions referred to in the preceding bullet.

See, however, ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders—Rights and Powers of the Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ above.

The cost of any environmental testing will be covered by, and reimbursable as, a servicing advance, and the cost of any remedial, corrective or other further action contemplated by the second bullet of the second paragraph of this ‘‘—Realization Upon Defaulted Mortgage Loans’’ section will generally be payable directly out of the master servicer’s custodial account.

If neither of the conditions relating to environmental matters set forth in the two bullets of the second paragraph of this ‘‘—Realization Upon Defaulted Mortgage Loans’’ section has been satisfied with respect to any mortgaged real property securing a defaulted mortgage loan serviced under the series 2007-C1 pooling and servicing agreement, the special servicer will be required to take such action as is in accordance with the Servicing Standard, other than proceeding against the subject mortgaged real property. In connection with the foregoing, the special servicer may, on behalf of the trust and, if applicable, the related Serviced Non-Trust Loan Noteholder(s), but subject to the discussion under ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders—Rights and Powers of The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ above, release all or a portion of the subject mortgaged real property from the lien of the related mortgage.

If Liquidation Proceeds collected with respect to a defaulted mortgage loan in the trust are less than the outstanding principal balance of the defaulted mortgage loan, together with accrued interest on that mortgage loan and reimbursable expenses incurred by the special servicer, the master servicer and/or any other applicable party in connection with that mortgage loan, then the trust will realize a loss in the amount of the shortfall. The special servicer and/or the master servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any defaulted mortgage loan, prior to the payment of those Liquidation Proceeds to the series 2007-C1 certificateholders, for—

•	any and all amounts that represent unpaid servicing compensation with respect to the subject mortgage loan,

•	any unreimbursed servicing expenses incurred with respect to the subject mortgage loan, and

•	any unreimbursed advances of delinquent payments made with respect to the subject mortgage loan.

In addition, amounts otherwise payable on the series 2007-C1 certificates may be further reduced by interest payable to the master servicer and/or special servicer on the servicing expenses and advances.

The special servicer under the applicable governing servicing agreement for each Outside Serviced Loan Combination will be responsible for realizing against the related mortgaged real property following an event of default under the related Outside Serviced Loan Combination, and assuming no alternative arrangements can be made for the resolution of that event of default. See ‘‘Servicing of the Extendicare Portfolio Loan Combination’’ and ‘‘Servicing of the Four Times Square Loan Combination’’ in this prospectus supplement.

REO Properties

If title to any mortgaged real property is acquired by the special servicer on behalf of the trust and, if applicable, the related Serviced Non-Trust Loan Noteholder(s), then the special servicer will be required to sell that property not later than the end of the third calendar year following the year of acquisition, unless—

•	the IRS grants an extension of time to sell the property, or

•	the special servicer obtains an opinion of independent counsel generally to the effect that the holding of the property subsequent to the end of the third calendar year following the year in which the acquisition occurred will not result in the imposition of a tax on the trust assets or cause any REMIC created under the series 2007-C1 pooling and servicing agreement to fail to qualify as such under the Internal Revenue Code.

Regardless of whether the special servicer applies for or is granted an extension of time to sell the property as contemplated by the first bullet of the prior sentence or receives the opinion contemplated by the second bullet of the prior sentence, the special servicer must act in accordance with the Servicing Standard and the terms and conditions of the Pooling and Servicing Agreement to liquidate the property. If an extension is granted or opinion given, the special servicer must sell the REO Property within the period specified in the extension or opinion, as the case may be.

Subject to the foregoing, the special servicer will generally be required to solicit cash offers for any REO Property held by the trust in a manner that will be reasonably likely to realize a fair price for the property; provided that the special servicer may not be obligated to accept the highest cash bid for the subject REO Property if, subject to the discussion under ‘‘—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ above, the special servicer determines, in accordance with the Servicing Standard, that acceptance of a lower cash bid would be in the best interests of the series 2007-C1 certificateholders (and, if the subject REO Property relates to a Serviced Loan Combination, the related Serviced Non-Trust Loan Noteholder(s)), as a collective whole. Neither the trustee, in its individual capacity, nor any of its affiliates may bid for or purchase from the trust any REO Property.

The special servicer may retain an independent contractor to operate and manage the REO Property. The retention of an independent contractor will not relieve the special servicer of its obligations with respect to the REO Property.

In general, the special servicer or an independent contractor employed by the special servicer at the expense of the trust will be obligated to operate and manage any REO Property held by the trust in a manner that:

•	maintains its status as foreclosure property under the REMIC provisions of the Internal Revenue Code, and

•	would, to the extent commercially reasonable and consistent with the preceding bullet, maximize net after-tax proceeds received from that property without materially impairing the special servicer’s ability to sell the REO Property promptly at a fair price.

The special servicer must review the operation of each REO Property held by the trust and consult with the trustee, or any person appointed by the trustee to act as tax administrator, to determine the trust’s federal income tax reporting position with respect to the income it is anticipated that the trust would derive from the property. The special servicer could determine that it would not be commercially reasonable to manage and operate the property in a manner that would avoid the imposition of—

•	a tax on net income from foreclosure property, within the meaning of section 860G(c) of the Internal Revenue Code, or

•	a tax on prohibited transactions under section 860F of the Internal Revenue Code.

To the extent that income the trust receives from an REO Property is subject to—

•	a tax on net income from foreclosure property, that income would be subject to federal tax at the highest marginal corporate tax rate, which is currently 35%, or

•	a tax on prohibited transactions, that income would be subject to federal tax at a 100% rate.

The determination as to whether income from an REO Property held by the trust would be subject to a tax will depend on the specific facts and circumstances relating to the management and operation of each REO Property. The risk of taxation being imposed on income derived from the operation of foreclosed real property is particularly present in the case of hospitality and healthcare properties. Generally, income from an REO Property that is directly operated by the special servicer would be apportioned and classified as service or non-service income. The service portion of the income could be subject to federal tax either at the highest marginal corporate tax rate or at the 100% rate. The non-service portion of the income could be subject to federal tax at the highest marginal corporate tax rate or, although it appears unlikely, at the 100% rate. Any tax imposed on the trust’s income from an REO Property would reduce the amount available for payment to the series 2007-C1 certificateholders. See ‘‘Federal Income Tax Consequences’’ in this prospectus supplement and in the accompanying base prospectus. The reasonable out-of-pocket costs and expenses of obtaining professional tax advice in connection with the foregoing will be payable out of the master servicer’s custodial account.

Notwithstanding anything to the contrary described above, the special servicer will not have any obligations under the series 2007-C1 pooling and servicing agreement with respect to any REO Property relating to an Outside Serviced Loan Combination. If a mortgaged real property relating to an Outside Serviced Loan Combination is acquired as an REO property under the governing servicing agreement for that Loan Combination, then the special servicer under that governing servicing agreement will be required to operate, manage, lease, maintain and dispose of that property pursuant to the terms of the governing servicing agreement, which will be similar (but not identical) to those described above with respect to the special servicer under the series 2007-C1 pooling and servicing agreement and any REO Properties administered thereunder. See ‘‘Servicing of the Extendicare Portfolio Loan Combination’’ and ‘‘Servicing of the Four Times Square Loan Combination’’ in this prospectus supplement.

Inspections; Collection of Operating Information

The special servicer will be required to perform or cause to be performed a physical inspection of a mortgaged real property as soon as practicable after the related underlying mortgage loan (other than an Outside Serviced Trust Mortgage Loan) becomes a specially serviced mortgage loan and annually thereafter for so long as the related underlying mortgage loan remains a specially serviced mortgage loan, provided that the cost of each of those inspections will be borne by the trust and payable through a reimbursable servicing advance or directly out of the master servicer’s custodial account. In addition, the special servicer must perform or cause to be performed a physical inspection of each of the REO Properties held by the trust and administered under the series 2007-C1 pooling and servicing agreement at least once per calendar year, provided that the cost of each of those inspections will be borne by the trust and payable through a reimbursable servicing advance or directly out of the master servicer’s custodial account. Beginning in 2008, the master servicer will be required at its expense to perform or cause to be performed a physical inspection of each mortgaged real property securing a non-specially serviced mortgage loan—

•	at least once every two calendar years in the case of mortgaged real properties securing underlying mortgage loans that have outstanding principal balances, or with allocated loan amounts, of $2,000,000 or less, and

•	at least once every calendar year in the case of all other mortgaged real properties;

provided that the master servicer will not be required to perform or cause to be performed an inspection on a mortgaged real property if such property has been inspected by the master servicer or the special servicer in the preceding six months. Notwithstanding the foregoing, however, neither the master servicer nor the special servicer will be obligated to inspect the mortgaged real property related to an Outside Serviced Loan Combination.

The master servicer and the special servicer will each be required to prepare or cause to be prepared and deliver to the trustee a written report of each of the inspections performed by it that generally describes the condition of the subject mortgaged real property and, insofar as the master servicer or the special servicer is aware thereof, that specifies the existence of any sale, transfer or abandonment of the subject mortgaged real property or any material change in its condition or value.

With respect to each Outside Serviced Loan Combination, periodic inspections of the related mortgaged real property are to be performed by the master servicer and/or special servicer under the governing servicing agreement for that Loan Combination.

The special servicer, in the case of any specially serviced mortgage loans for which it is responsible, and the master servicer, in the case of all other mortgage loans serviced under the series 2007-C1 pooling and servicing agreement, will also be required, consistent with the Servicing Standard, to use reasonable efforts to collect from the related borrowers required to deliver them the quarterly and annual operating statements and related rent rolls with respect to each of the related mortgaged real properties other than a mortgaged real property related to an Outside Serviced Loan Combination. The special servicer will also be required to obtain operating statements and rent rolls with respect to any REO Properties held by the trust and administered under the Series 2007-C1 pooling and servicing agreement. The special servicer will be required to deliver to the master servicer copies of the operating statements and rent rolls it collects, and the master servicer will, upon request, be required to deliver to the trustee copies of the operating statements and rent rolls it collects or receives. The master servicer or the special servicer, as applicable, will be required to prepare and, upon request, deliver to the trustee, an operating statement analysis report with respect to each mortgaged real property and REO Property (other than any mortgaged real property or REO Property related to an Outside Serviced Loan Combination) for the applicable period. See ‘‘Description of the Offered Certificates—Reports to Certificateholders; Available Information’’ in this prospectus supplement. Each of the mortgage loans in the trust requires the related borrower to deliver an annual property operating statement or other annual financial information. The foregoing notwithstanding, there can be no assurance that any operating statements required to be delivered will in fact be delivered, nor are the master servicer and the special servicer likely to have any practical means of compelling their delivery in the case of an otherwise performing mortgage loan.

With respect to an Outside Serviced Trust Mortgage Loan, a servicer under the governing servicing agreement for the related Loan Combination will be responsible for collecting financial information with respect to the related mortgaged real property and will be required to deliver such information to the master servicer under the series 2007-C1 pooling and servicing agreement. Such information will be made available to the series 2007-C1 certificateholders by the trustee as provided in this prospectus supplement.

Evidence as to Compliance

No later than April 30 of each year (or March 15th of any year during which an annual report on Form 10-K under the Securities Exchange Act of 1934, as amended, is required to be filed with the SEC with respect to the trust), beginning in 2008, each of the master servicer and the special servicer (and the trustee to the extent it constitutes a servicer for the purposes of Regulation AB) must deliver or cause to be delivered, as applicable, to us and the trustee, among others:

•	a report on an assessment of compliance by it with the specified servicing criteria, signed by an authorized officer of the master servicer, the special servicer or the trustee, as the case may be, which report shall contain (a) a statement by the master servicer or the special servicer, as the case may be, of its responsibility for assessing compliance with the specified servicing criteria applicable to it, (b) a statement that the master servicer, the special servicer or the trustee, as the case may be, used the servicing criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria, (c) the master servicer’s, the special servicer’s or the trustee’s, as the case may be, assessment of compliance with the applicable servicing criteria as of and for the period ending December 31st of the preceding calendar year, which discussion must include any material instance of noncompliance with the applicable servicing criteria identified by the master servicer or the special servicer, as the case may be, and (d) a statement that a registered public accounting firm has issued an attestation report on the master servicer’s, the special servicer’s or the trustee’s, as the case may be, assessment of compliance with the applicable servicing criteria as of and for such period ending December 31st of the preceding calendar year; and

•	as to each annual assessment report delivered by the master servicer, the special servicer or the trustee, as the case may be, as described in the preceding bullet, a report from a registered public accounting firm—made in accordance with the standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board—that attests to, and reports on, the assessment made by the asserting party in such report delivered as described in the immediately preceding bullet; and

•	a statement of compliance signed by an officer of the master servicer, the special servicer or the trustee, as the case may be, to the effect that (i) a review of the activities of the master servicer, the special servicer or the trustee, as the case may be, during the preceding calendar year—or, in the case of the first such certification, during the period from the Issue Date to December 31, 2007, inclusive—and of its performance under the series 2007-C1 pooling and servicing agreement, has been made under such officer’s supervision, and (ii) to the best of such officer’s knowledge, based on such review, the master servicer, special servicer or trustee, as the case may be, has fulfilled its obligations under the series 2007-C1 pooling and servicing agreement in all material respects throughout the preceding calendar year or the portion of that year during which the series 2007-C1 certificates were outstanding (or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof).

Copies of the above-mentioned annual assessment report, annual attestation report and annual statement of compliance with respect to each of the master servicer and the special servicer will be made available to series 2007-C1 certificateholders, at their expense, upon written request to the trustee.

Accounts

General.    Apart from escrow accounts, reserve accounts and servicing accounts maintained by the master servicer on behalf of the respective borrowers and the trust, for purposes of holding escrow payments and reserve amounts, the primary transaction accounts to be established under the series 2007-C1 pooling and servicing agreement will consist of:

•	the master servicer’s custodial account;

•	each of the Serviced Loan Combination-specific accounts maintained by the master servicer, which Loan Combination-specific accounts arc comparable to the custodial account;

•	the trustee’s collection account;

•	the special servicer’s REO account; and

•	the special servicer’s loss of value reserve fund.

In general, the party maintaining the subject account will make any decisions regarding the deposit of funds therein and the transfer and/or disbursement of funds therefrom. However, those decisions may be made in response to a request by, or based upon information provided by, another party to the series 2007-C1 pooling and servicing agreement or other third party.

Collections of principal, interest and prepayment consideration on the underlying mortgage loans, exclusive of any fees or expenses payable by the trust therefrom, will be distributable to the applicable series 2007-C1 certificateholders on the distribution date relating to the collection period in which those collections were received.

There will be no independent verification of the above-referenced transaction accounts or account activity.

Custodial Account.

General.    The master servicer will be required to establish and maintain a custodial account for purposes of holding payments and other collections that it receives with respect to the underlying mortgage loans. That custodial account must be maintained in a manner and with a depository institution that satisfies rating agency standards for securitizations similar to the one involving the offered certificates. That custodial account will be maintained separate and apart from trust funds created for mortgage-backed securities of other series and the other accounts of the master servicer. Payments and collections received in respect of the Serviced Non-Trust Loan will not be deposited in the custodial account.

The funds held in the master servicer’s custodial account may be held as cash or, at the master servicer’s discretion, invested in Permitted Investments. Any interest or other income earned on funds in the master servicer’s custodial account will be paid to the master servicer as additional compensation subject to the limitations set forth in the series 2007-C1 pooling and servicing agreement.

Deposits.    Under the series 2007-C1 pooling and servicing agreement, the master servicer is required to deposit or cause to be deposited in its custodial account within one business day following receipt, in the case of payments and other collections on the underlying mortgage loans, or as otherwise required under the series 2007-C1 pooling and servicing agreement, the following payments and collections received or made by or on behalf of the master servicer with respect to the mortgage pool subsequent to the Issue Date, other than monthly debt service payments due on or before the cut-off date, which monthly debt service payments belong to the related mortgage loan seller:

•	all payments on account of principal on the underlying mortgage loans, including principal prepayments;

•	all payments on account of interest on the underlying mortgage loans, including Default Interest;

•	all prepayment premiums, yield maintenance charges and late payment charges collected with respect to the underlying mortgage loans;

•	all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds collected on the underlying mortgage loans, except to the extent that any of those proceeds are to be deposited in the special servicer’s REO account;

•	any amounts representing a reimbursement, payment and/or contribution due and owing to the Trust from any Serviced Non-Trust Loan Noteholder in accordance with the related Co-Lender Agreement;

•	all remittances to the trust under the series 2006-C7 pooling and servicing agreement and/or the Extendicare Portfolio Co-Lender Agreement with respect to the Extendicare Portfolio Mortgage Loan;

•	all remittances to the trust under the series 2006-4TS trust and servicing agreement and/or the Four Times Square Co-Lender Agreement with respect to the Four Times Square Mortgage Loan;

•	any amounts required to be deposited by the master servicer in connection with losses incurred with respect to Permitted Investments of funds held in the custodial account;

•	all payments required to be paid by the master servicer or the special servicer with respect to any deductible clause in any blanket or master force placed insurance policy maintained by it as described under ‘‘—Maintenance of Insurance’’ above;

•	any amount required to be transferred from a loss of value reserve fund, any Loan Combination custodial account or the special servicer’s REO account;

•	any amounts required to be transferred from any debt service reserve accounts with respect to the mortgage loans; and

•	insofar as they do not constitute escrow payments, any amount paid by a borrower with respect to an underlying mortgage loan specifically to cover items for which a servicing advance has been made.

Upon its receipt of any of the amounts described in the first five bullets and the last bullet of the prior paragraph with respect to any specially serviced mortgage loan in the trust (other than, if applicable, an Outside Serviced Trust Mortgage Loan), the special servicer is required to promptly remit those amounts to the master servicer for deposit in the master servicer’s custodial account.

The obligation of the master servicer to deposit the amounts identified in this ‘‘—Custodial Account—Deposits’’ section with respect to any Outside Serviced Trust Mortgage Loan is dependent upon its receipt of such amounts from a party responsible for servicing or administering that Outside Serviced Trust Mortgage Loan.

Notwithstanding the foregoing, amounts received on each underlying mortgage loan that is part of a Serviced Loan Combination will be deposited into a separate account maintained by the master servicer before being transferred to the master servicer’s custodial account. Each such separate account will be substantially similar to the custodial account with respect to the manner in which it is maintained and the amounts deposited therein, but will relate only to a particular Serviced Loan Combination.

Also notwithstanding the foregoing, the custodial account and each Serviced Loan Combination-specific account may, in fact, be separate sub-accounts of the same account.

Withdrawals.    The master servicer may make withdrawals from its custodial account for any of the following purposes, which are not listed in any order of priority:

1.	to remit to the trustee for deposit in the trustee’s collection account described under ‘‘—Accounts—Collection Account’’ below, on the business day preceding each distribution date, an amount (the ‘‘Master Servicer Remittance Amount’’) equal to the aggregate of all payments and other collections on the mortgage loans and any REO Properties in the trust that are then on deposit in the custodial account, exclusive of any portion of those payments and other collections that represents one or more of the following—

(a)	monthly debt service payments due on a due date subsequent to the end of the related collection period,

(b)	payments and other collections received after the end of the related collection period,

(c)	amounts that are payable or reimbursable from the custodial account to any person other than the series 2007-C1 certificateholders in accordance with any of clauses 3. through 22. below, and

(d)	amounts deposited in the custodial account in error;

2.	apply amounts held for future distribution on the series 2007-C1 certificates to make advances to cover delinquent scheduled debt service payments, other than balloon payments, as and to the extent described under ‘‘—Advances—Advances of Delinquent Monthly Debt Service Payments’’ in this prospectus supplement;

3.	to reimburse the trustee, itself or the special servicer, as applicable, for any unreimbursed advances made by that party under the series 2007-C1 pooling and servicing agreement, which reimbursement is to be made out of collections on the underlying mortgage loan or REO Property as to which the advance was made;

4.	to pay itself earned and unpaid master servicing fees in respect of each mortgage loan in the trust, which payment is first to be made out of amounts received on or with respect to that mortgage loan that are allocable as a recovery of interest and then, if the subject underlying mortgage loan and any related REO Property has been liquidated, out of general collections on deposit in the custodial account;

5.	to pay the special servicer, out of general collections on deposit in the custodial account, earned and unpaid special servicing fees with respect to each mortgage loan in the trust (other than the Outside Serviced Trust Mortgage Loans), that is either—

(a)	specially serviced mortgage loan, or

(b)	mortgage loan as to which the related mortgaged real property has become an REO Property;

6.	to pay the special servicer earned and unpaid workout fees and liquidation fees to which it is entitled with respect to any mortgage loan in the trust (other than an Outside Serviced Trust Mortgage Loan), which payment is to be made from the sources described under ‘‘—Servicing Compensation and Payment of Expenses’’ above;

7.	to reimburse the trustee, itself or the special servicer, as applicable, out of general collections on deposit in the custodial account, for any unreimbursed advance made by that party under the series 2007-C1 pooling and servicing agreement that has been determined not to be ultimately recoverable as described in clause 3. above or otherwise out of collections on the subject mortgage loan or any related REO Property;

8.	to pay the trustee, itself or the special servicer, as applicable, unpaid interest on any advance made by and then being reimbursed to that party under the series 2007-C1 pooling and servicing agreement, which payment is to be made out of any Default Interest and late payment charges on deposit in the custodial account that were received, during the collection period in which the advance is reimbursed, with respect to the underlying mortgage loan as to which that advance was made;

9.	to pay unpaid expenses—other than interest on advances which is covered by clauses 8. above and 10. below, and other than special servicing fees, workout fees and liquidation fees—that were incurred with respect to any underlying mortgage loan or related REO Property and that, if paid from collections on the mortgage pool other than the late payment charges and Default Interest received with respect to that mortgage loan, would constitute Additional Trust Fund Expenses, which payment is to be made out of Default Interest and late payment charges on deposit in the custodial account that were received with respect to the underlying mortgage loan as to which the expense was incurred, to the extent such amounts have not been otherwise applied according to clause 8. above;

10.	in connection with the reimbursement of advances as described in clause 3. or 7. above or out of the trustee’s collection account, to pay the trustee, itself or the special servicer, as the case may be, out of general collections on deposit in the custodial account, any interest accrued and payable on that advance and not otherwise payable under clause 8. above;

11.	to pay itself any items of additional master servicing compensation on deposit in the custodial account as discussed under ‘‘—Servicing Compensation and Payment of Expenses—Additional Servicing Compensation’’ above;

12.	to pay the special servicer any items of additional special servicing compensation on deposit in the custodial account as discussed under ‘‘—Servicing Compensation and Payment of Expenses—Additional Servicing Compensation’’ above;

13.	to pay, out of general collections on deposit in the custodial account, certain servicing expenses that, if advanced, would not be recoverable under clause 3. above, as discussed under ‘‘—Servicing Compensation and Payment of Expenses—Payment of Expenses’’ above;

14.	to pay, out of general collections on deposit in the custodial account, for costs and expenses incurred by the trust in connection with the remediation of adverse environmental conditions at any mortgaged real property that secures a defaulted mortgage loan in the trust;

15.	to pay the trustee, itself, the special servicer, us or any of their or our respective members, managers, directors, officers, employees and agents, as the case may be, out of general collections on deposit in the custodial account, any of the reimbursements or indemnities to which we or any of those other persons or entities are entitled as described under ‘‘Description of the Governing Documents—Matters Regarding the Master Servicer, the Special Servicer, the Manager and Us’’ and ‘‘—Rights, Protections, Indemnities and Immunities of the Trustee’’ in the accompanying base prospectus;

16.	to pay, out of general collections on deposit in the custodial account, for the cost of an independent appraiser or other expert in real estate matters retained pursuant to the series 2007-C1 pooling and servicing agreement, to the extent that such cost is not covered by a servicing advance;

17.	in the event the master servicer determines, in accordance with the Servicing Standard, that it has received insufficient information from the master servicer or special servicer under the governing servicing agreement for an Outside Serviced Trust Mortgage Loan to make a recoverability determination with respect to required P&I advances on that mortgage loan, to pay, out of general collections on deposit in the custodial account, for costs incurred in connection with obtaining an appraisal and/or other relevant information necessary to make such determination;

18.	to pay, out of general collections on deposit in the custodial account, for the cost of certain advice of counsel and tax accountants, the fees of an independent contractor retained to manage an REO Property, the cost of various opinions of counsel, the cost of recording the series 2007-C1 pooling and servicing agreement and the cost of the trustee’s transferring mortgage files to a successor after having been terminated by series 2007-C1 certificateholders without cause, all as set forth in the series 2007-C1 pooling and servicing agreement;

19.	with respect to each mortgage loan purchased out of the trust fund, to pay to the purchaser all amounts received on that mortgage loan following the purchase that have been deposited in the custodial account;

20.	to make any required payments—other than normal monthly remittances—due under the related Co-Lender Agreement from the trust, as holder of an underlying mortgage loan that is part of a Loan Combination, including to reimburse a servicer of an Outside Serviced Loan Combination for a servicing advance that is not recoverable out of collections on that Outside Serviced Loan Combination;

21.	to reimburse the Class BMP Representative (or its designee) for cure payments on the Bethany Maryland Portfolio Mortgage Loan;

22.	to pay any other items described in this prospectus supplement as being payable from the custodial account;

23.	to withdraw amounts deposited in the custodial account in error;

24.	to invest amounts held in the custodial account in Permitted Investments; and

25.	to clear and terminate the custodial account upon the termination of the series 2007-C1 pooling and servicing agreement.

Withdrawals from any Serviced Loan Combination-specific accounts may be made by the master servicer to make payments to the trust and the applicable Serviced Non-Trust Loan Noteholder(s) and, to the extent they relate solely to the related Loan Combination, for substantially the same purposes identified in clauses 3. through 19. and 23. through 25. of the prior paragraph.

The series 2007-C1 pooling and servicing agreement will prohibit the application of amounts received on a Serviced Non-Trust Loan to cover fees and expenses payable or reimbursable out of general collections with respect to mortgage loans and REO Properties in the trust, which fees and expenses are not related to the applicable Serviced Loan Combination. The series 2007-C1 pooling and servicing agreement will also prohibit the application of amounts received on the Bethany Maryland Portfolio Mortgage Loan and allocable to the Junior Component to cover fees and expenses payable or reimbursable out of general collections with respect to mortgage loans and REO Properties in the trust, which fees and expenses are not related to the Bethany Maryland Portfolio Mortgage Loan.

Only the master servicer and sub-servicers retained by it will have access to funds in the custodial account and the Serviced Loan Combination-specific accounts.

REO Account.    The special servicer will be required to segregate and hold all funds collected and received in connection with any REO Property held by the trust and administered under the Series 2007-C1 pooling and servicing agreement, separate and apart from its own funds and general assets. If any such REO Property is acquired by the trust, the special servicer will be required to establish and maintain an account for the retention of revenues and other proceeds derived from the REO Property. That REO account must be maintained in a manner and with a depository institution that satisfies rating agency standards for securitizations similar to the one involving the offered certificates. The special servicer will be required to deposit, or cause to be deposited, in its REO account, upon receipt, all net income, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received by it with respect to each REO Property held by the trust and administered under the Series 2007-C1 pooling and servicing agreement. The funds held in this REO account may be held as cash or, at the discretion of the special servicer, invested in Permitted Investments. Any interest or other income earned on funds in the special servicer’s REO account will be payable to the special servicer, subject to the limitations described in the series 2007-C1 pooling and servicing agreement.

The special servicer will be required to withdraw from its REO account funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property held by the trust and administered under the Series 2007-C1 pooling and servicing agreement, but only to the extent of amounts on deposit in the account relating to that particular REO Property. Promptly following the end of each collection period, the special servicer will be required to withdraw from the REO account and deposit, or deliver to the master servicer for deposit, into the master servicer’s custodial account the total of all amounts received with respect to each REO Property held by the trust during that collection period, net of—

•	any withdrawals made out of those amounts as described in the preceding sentence,

•	any portion of those amounts that may be retained as reserves as described in the next paragraph, and

•	if the subject REO Property relates to a Serviced Loan Combination, any portion of those amounts that are payable to the related Serviced Non-Trust Loan Noteholder.

The special servicer may, subject to the limitations described in the series 2007-C1 pooling and servicing agreement, retain in its REO account that portion of the proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of the related REO Property, including the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses.

Only the special servicer will have access to funds in the special servicer’s REO Account.

The special servicer must keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, its REO account.

If an REO Property relates to an Outside Serviced Loan Combination, then collections thereon will not be deposited in the special servicer’s REO account.

Collection Account.

General.    The trustee must establish and maintain an account in which it will hold funds pending their payment on the series 2007-C1 certificates, and from which it will make those payments. That collection account must be maintained in a manner and with a depository institution that satisfies rating agency standards for securitizations similar to the one involving the offered certificates.

The funds held in the trustee’s collection account may be held as cash or, at the trustee’s discretion, invested in Permitted Investments. Any interest or other income earned on funds in the trustee’s collection account will be paid to the trustee as additional compensation subject to the limitations set forth in the series 2007-C1 pooling and servicing agreement.

Deposits.    On the business day prior to each distribution date, the master servicer will be required to remit to the trustee for deposit in the collection account the following funds:

•	the applicable Master Servicer Remittance Amount;

•	any advances of delinquent monthly debt service payments made by the master servicer on the underlying mortgage loans with respect to that distribution date; and

•	any payments made by the master servicer to cover Prepayment Interest Shortfalls incurred during the related collection period.

See ‘‘—Advances—Advances of Delinquent Monthly Debt Service Payments,’’ ‘‘—Accounts— Custodial Account’’ and ‘‘—Servicing Compensation and Payment of Expenses’’ above.

With respect to each distribution date that occurs during March, commencing in 2007, the trustee will be required to transfer from its interest reserve account, which we describe under ‘‘—Accounts—Interest Reserve Account’’ below, to its collection account the interest reserve amounts that are then being held in that interest reserve account with respect to the underlying mortgage loans that accrue interest on an Actual/360 Basis.

Withdrawals.    The trustee may from time to time make withdrawals from its collection account for any of the following purposes:

•	to pay itself a monthly fee, which is described under ‘‘—Trustee Compensation’’ above, to invest funds held in the collection account in Permitted Investments and to pay itself investment earnings on Permitted Investments of funds in the collection account;

•	to indemnify itself and various related persons as described under ‘‘Description of the Governing Documents—Rights, Protections, Indemnities and Immunities of the Trustee’’ in the accompanying base prospectus;

•	to pay for various opinions of counsel or the advice of counsel required to be obtained in connection with any amendments to the series 2007-C1 pooling and servicing agreement and the administration of the trust;

•	to pay any federal, state and local taxes imposed on the trust, its assets and/or transactions, together with all incidental costs and expenses, that are required to be borne by the trust as described under ‘‘Federal Income Tax Consequences—REMICs—Prohibited Transactions Tax and Other Taxes’’ in the accompanying base prospectus and ‘‘—REO Properties’’ above;

•	to pay the cost of transferring mortgage files to a successor trustee where the trustee has been terminated without cause and that cost is not otherwise covered;

•	with respect to each distribution date during January of 2007 or any year thereafter that is not a leap year or during February of 2006 or any year thereafter, to transfer to the trustee’s interest reserve account the interest reserve amounts required to be so transferred in that month with respect to the underlying mortgage loans that accrue interest on an Actual/360 Basis; and

•	to withdraw amounts deposited in the collection account in error;

provided that collections on the Bethany Maryland Portfolio Mortgage Loan that are otherwise payable with respect to the related class BMP certificates will not be available to cover Additional Trust Fund Expenses attributable to any underlying mortgage loan other than the Bethany Maryland Portfolio Mortgage Loan.

On each distribution date, all amounts on deposit in the trustee’s collection account, exclusive of any portion of those amounts that may be withdrawn for the purposes contemplated in the foregoing paragraph or that was deposited in the collection account in error, will be withdrawn and applied to make payments on the series 2007-C1 certificates. For any distribution date, the funds available to make payments on the series 2007-C1 certificates will consist of the following separate components—

•	the portion of those funds that represent prepayment consideration collected on the underlying mortgage loans as a result of voluntary or involuntary prepayments that occurred during the related collection period (exclusive of any portion of that prepayment consideration allocable to the Bethany Maryland Portfolio Junior Component), which will be paid to the holders of the class A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL, X-CP, X-W, A-M, A-J, B, C, D, E, F, G, H, J and/or K certificates as and to the extent described under ‘‘Description of the Offered Certificates— Payments—Payments of Prepayment Premiums and Yield Maintenance Charges’’ in this prospectus supplement,

•	the portion of those funds that represent prepayment consideration collected on the Bethany Maryland Portfolio Mortgage Loan during the related collection period that is allocable to the Junior Component, which will be paid to the holders of the class BMP certificates, as described under ‘‘Description of the Offered Certificates—Payments—Payments of Prepayment Premiums and Yield Maintenance Charges’’ in this prospectus supplement,

•	the portion of those funds allocable to principal of, interest on and loss reimbursement with respect to the Junior Component (see ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement), referred to in this prospectus supplement as the Class BMP Available P&I Funds, which will be paid to the holders of the class BMP certificates, as described under ‘‘Description of the Offered Certificates—Payments—Payments on the Class BMP Certificates’’ in this prospectus supplement; and

•	the remaining portion of those funds, which—

1.	we refer to as the Net Available P&I Funds, and

2.	will be paid to the holders of all the series 2007-C1 certificates (exclusive of the class BMP certificates), as described under ‘‘Description of the Offered Certificates—Payments— Priority of Payments’’ in this prospectus supplement.

Only the trustee will have access to funds in the collection account.

Interest Reserve Account.    The trustee must maintain an account in which it will hold the interest reserve amounts described in the second and third following paragraphs with respect to the underlying mortgage loans that accrue interest on an Actual/360 Basis. That interest reserve account must be maintained in a manner and with a depository that satisfies rating agency standards for similar securitizations as the one involving the offered certificates.

The funds held in the trustee’s interest reserve account may be held as cash or, at the trustee’s discretion, invested in Permitted Investments. Any interest or other income earned on funds in the trustee’s interest reserve account will be paid to the trustee as additional compensation subject to the limitations set forth in the series 2007-C1 pooling and servicing agreement.

During January, except in a leap year, and February of each calendar year, beginning in February 2008, the trustee will, on or before the distribution date in that month, withdraw from its collection account and deposit in its interest reserve account the interest reserve amounts with respect to those underlying mortgage loans that accrue interest on an Actual/360

Basis, and for which the monthly debt service payment due in that month was either received or advanced. That interest reserve amount for each of those mortgage loans will, in general, equal one day’s interest accrued at the related mortgage interest rate (or (i) in the case of the Extendicare Portfolio Mortgage Loan, the related mortgage interest rate, minus the actual/360 equivalent of 0.01%, which is the per annum rate at which the master servicing fee under the series 2006-C7 pooling and servicing agreement accrues with respect to the Extendicare Portfolio Mortgage Loan on a 30/360 Basis, and (ii) in the case of the Four Times Square Mortgage Loan, the related mortgage interest rate, minus the actual/360 equivalent of 0.005%, which is the per annum rate at which the master servicing fee under the related governing servicing agreement accrues with respect to the Four Times Square Mortgage Loan on a 30/360 Basis) on the Stated Principal Balance of that mortgage loan as of the end of the related collection period.

During March of each calendar year, beginning with March 2008, the trustee will, on or before the distribution date in that month, withdraw from its interest reserve account and deposit in its collection account any and all interest reserve amounts then on deposit in the interest reserve account with respect to the underlying mortgage loans that accrue interest on an Actual/360 Basis. All interest reserve amounts that are so transferred from the interest reserve account to the collection account will be included in the Net Available P&I Funds for the distribution date during the month of transfer.

In the case of the Bethany Maryland Portfolio Mortgage Loan, each interest reserve amount will be allocable solely to the Senior Component.

Only the trustee will have access to funds in the interest reserve account.

Loss of Value Reserve Fund.    If we, with respect to a Lehman Mortgage Loan, the UBS Mortgage Loan Seller, with respect to a UBS Mortgage Loan, or the Wachovia Mortgage Loan Seller, with respect to the Wachovia Mortgage Loan, make a loss of value payment in connection with a Material Breach or Material Document Defect, as described under ‘‘Description of the Mortgage Pool—Cures and Repurchases’’ in this prospectus supplement, then a party to the series 2007-C1 pooling and servicing agreement will be required to establish a loss of value reserve fund in which to hold that payment pending application thereof. The loss of value reserve fund must be maintained in a manner and with a depository that satisfies rating agency standards for similar securitizations as the one involving the offered certificates. Funds in the loss of value reserve fund will be held uninvested.

Withdrawals may be made from the loss of value reserve fund, out of any loss of value payment or deposit therein, in order to cover losses and Additional Trust Fund Expenses, as incurred, with respect to the underlying mortgage loan as to which that loss of value payment was made and, following a liquidation of that mortgage loan, to cover losses and Additional Trust Fund Expenses with respect to any other underlying mortgage loan.

Events of Default

Each of the following events, circumstances and conditions will be considered events of default with respect to the master servicer or the special servicer, as applicable, under the series 2007-C1 pooling and servicing agreement:

•	the master servicer or the special servicer fails to deposit, or to remit to the appropriate party for deposit, into the master servicer’s custodial account or the special servicer’s REO account, as applicable, any amount required to be so deposited, which failure is not remedied within one business day following the date on which the deposit or remittance was required to be made;

•	the master servicer fails to remit to the trustee for deposit in the trustee’s collection account any amount required to be so remitted, which failure is not remedied by 11:00 a.m., New York City time, on the applicable distribution date, or the master servicer fails to make in a timely manner any payment required to be made to a Serviced Non-Trust Loan Noteholder, which failure is not remedied by 11:00 a.m., New York City time, on the business day immediately following the date on which the payment was required to be made;

•	the master servicer or the special servicer fails to timely make any servicing advance required to be made by it under the series 2007-C1 pooling and servicing agreement, and that failure continues unremedied for three business days following the date on which notice of such failure has been given to the master servicer or the special servicer, as applicable, by any party to the series 2007-C1 pooling and servicing agreement;

•	the master servicer or the special servicer fails to observe or perform in any material respect any of its other covenants or agreements under the series 2007-C1 pooling and servicing agreement, and that failure continues unremedied for 30 days—or such shorter period as may be provided for in the series 2007-C1 pooling and servicing agreement for certain specified acts—or, if the responsible party is diligently attempting to remedy the failure, 60 days—or such shorter period as may be provided for in the series 2007-C1 pooling and servicing agreement for certain specified acts—after written notice of the failure (requiring it to be remedied) has been given to the master servicer or the special servicer, as the case may be, by any other party to the series 2007-C1 pooling and servicing agreement, by series 2007-C1 certificateholders entitled to not less than 25% of the voting rights for the series 2007-C1 certificates or by any affected Serviced Non-Trust Loan Noteholder;

•	it is determined that there is a breach by the master servicer or the special servicer of any of its representations or warranties contained in the series 2007-C1 pooling and servicing agreement that materially and adversely affects the interests of any class of series 2007-C1 certificateholders or any Serviced Non-Trust Loan Noteholder, and that breach continues unremedied for 30 days or, if the responsible party is diligently attempting to cure the breach, 60 days after written notice of the breach (requiring it to be remedied) has been given to the master servicer or the special servicer, as the case may be, by any other party to the series 2007-C1 pooling and servicing agreement, by series 2007-C1 certificateholders entitled to not less than 25% of the voting rights for the series 2007-C1 certificates or by any affected Serviced Non-Trust Loan Noteholder;

•	various events of bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings occur with respect to the master servicer or the special servicer, or the master servicer or the special servicer takes various actions indicating its bankruptcy, insolvency or inability to pay its obligations;

•	the master servicer or the special servicer is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not reinstated within 60 days, and the ratings assigned by S&P to one or more classes of the series 2007-C1 certificates (or, if either of the State Street Building Non-Trust Loans is securitized, to one or more classes of securities backed by that Non-Trust Loan) are qualified, downgraded or withdrawn in connection therewith;

•	a servicing officer of the master servicer or the special servicer, as the case may be, obtains actual knowledge that one or more ratings assigned by Fitch to one or more classes of the series 2007-C1 certificates have been qualified, downgraded or withdrawn, or otherwise made the subject of a ‘‘negative’’ credit watch that remains in effect for at least 60 days, which action Fitch has determined is solely or in material part a result of the master servicer or special servicer, as the case may be, acting in that capacity;

•	the master servicer ceases to be rated at least CMS3 by Fitch or the special servicer ceases to be rated at least CSS3 by Fitch and, in either case, that rating is not restored within 60 days after the subject downgrade or withdrawal or ‘‘negative’’ credit watch; and

•	if a State Street Building Non-Trust Loan is securitized, one or more ratings assigned by Fitch or Moody’s to one or more classes of securities backed by that Non-Trust Loan have been qualified, downgraded or withdrawn, or otherwise made the subject of a ‘‘negative’’ credit watch that remains in effect for at least 60 days, which action Fitch or Moody’s, as the case may be, has determined is solely or in material part a result of the master servicer or special servicer, as the case may be, acting in that capacity.

The series 2007-C1 pooling and servicing agreement may include other events of default that apply only to the Serviced Non-Trust Loans.

If an officer of the trustee responsible for administration of the trust has notice of any event that constitutes or, with notice or lapse of time or both, would constitute an event of default with respect to the master servicer or the special servicer, then—within 10 days after such officer’s receipt of that notice —the trustee will transmit by mail to us, all the series 2007-C1 certificateholders, S&P and Fitch notice of that occurrence, unless the default has been cured.

Rights Upon Event of Default

If an event of default described above under ‘‘—Events of Default’’ occurs with respect to the master servicer or the special servicer and remains unremedied, the trustee will be authorized, and at the written direction of the series 2007-C1 certificateholders entitled to not less than 25% of the voting rights for the series 2007-C1 certificates, the trustee will be required, to terminate all of the future rights and obligations of the defaulting party under the series 2007-C1 pooling and servicing agreement and in and to the trust assets other than any rights the defaulting party may have as a series 2007-C1 certificateholder.

Upon receipt by a defaulting party of written notice of termination for which that defaulting party may be terminated under the series 2007-C1 pooling and servicing agreement, all authority and power of the defaulting party under the series 2007-C1 pooling and servicing agreement will pass to and be vested in the trustee, and the trustee will be authorized and empowered under the series 2007-C1 pooling and servicing agreement to execute and deliver, on behalf of and at the expense of the defaulting party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the subject termination, whether to complete the transfer and endorsement or assignment of the mortgage loans included in the trust and the Serviced Non-Trust Mortgage Loans and related documents or otherwise. Any costs or expenses in connection with any actions to be taken by any party to the series 2007-C1 pooling and servicing agreement in connection with an event of default on the part of the master servicer or the special servicer are required to be borne by the defaulting party, and if not paid by the defaulting party within 90 days after the presentation of reasonable documentation of such costs and expenses, those costs and expenses will be reimbursed out of the trust fund; provided that the defaulting party will not be relieved of its liability for those costs and expenses.

Upon any termination of the master servicer or special servicer as a result of an event of default, the trustee must either:

•	succeed to all of the responsibilities, duties and liabilities of the master servicer or special servicer, as the case may be, under the series 2007-C1 pooling and servicing agreement; or

•	appoint an established mortgage loan servicing institution to act as successor master servicer or special servicer, as the case may be, under the series 2007-C1 pooling and servicing agreement.

The holders of series 2007-C1 certificates entitled to a majority of the voting rights for the series 2007-C1 Certificates may require the trustee to appoint an established mortgage loan servicing institution to act as successor master servicer or special servicer, as the case may be, under the series 2007-C1 pooling and servicing agreement, rather than have the trustee act as that successor.

Notwithstanding the foregoing discussion in this ‘‘—Rights Upon Event of Default’’ section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events of default described in the last four bullets under ‘‘—Events of Default’’ above, the master servicer will have the right for a period of approximately 60 days—during which time the master servicer will continue to master service the mortgage loans—to sell its master servicing rights with respect to the mortgage pool to a master servicer whose appointment S&P and Fitch have each confirmed will not result in a qualification, downgrade or withdrawal of any of the then-current ratings of the series 2007-C1 certificates. The terminated master servicer is responsible for all out-of-pocket expenses incurred in connection with the attempt to sell its rights to master service the underlying mortgage loans, to the extent such expenses are not reimbursed by the replacement servicer.

In general, series 2007-C1 certificateholders entitled to at least 66 2/3% of the voting rights allocated to each class of series 2007-C1 certificates affected by any event of default may waive the event of default. However, some events of default may only be waived by all of the holders of the affected classes of the series 2007-C1 certificates. In addition, any waiver of an event of default under the second bullet of the ‘‘—Events of Default’’ section above in this prospectus supplement requires the written consent of the trustee; and, in limited circumstances, a waiver of certain events of default under the fourth bullet of the ‘‘—Events of Default’’ section above requires our consent. Upon any waiver of an event of default, the event of default will cease to exist and will be deemed to have been remedied for every purpose under the series 2007-C1 pooling and servicing agreement.

Notwithstanding the foregoing in this ‘‘—Rights Upon Event of Default’’ section, (a) if an event of default on the part of the master servicer affects a Serviced Non-Trust Loan Noteholder, and if the master servicer is not otherwise terminated as provided above, then the master servicer may not be terminated by or at the direction of the related Serviced Non-Trust Loan Noteholder, and (b) furthermore, if an event of default affects solely a Serviced Non-Trust Loan Noteholder, then the master servicer may not be terminated by the trustee. However, in the case of each of clause (a) and (b) of the prior sentence, at the request of the affected Serviced Non-Trust Loan Noteholder, the master servicer must appoint a sub-servicer that will be responsible for servicing the subject Loan Combination.

Also notwithstanding the foregoing in this ‘‘—Rights Upon Event of Default’’ section, if an event of default on the part of the special servicer affects a Serviced Non-Trust Loan and the special servicer is not otherwise terminated as provided above, then the related Serviced Non-Trust Loan Noteholder may, subject to certain conditions, require the termination of the duties and obligations of the special servicer with respect to the subject Loan Combination only, but no other mortgage loan in the trust, in accordance with the terms of the series 2007-C1 pooling and servicing agreement. If the special servicer for a Loan Combination is different from the special servicer for the rest of the mortgage loans serviced under the series 2007-C1 pooling and servicing agreement, then (unless the context indicates otherwise) all references to the special servicer in this prospectus supplement and the accompanying base prospectus are intended to mean the applicable special servicer or both special servicers together, as appropriate in light of the circumstances.

In general, with respect to each Outside Serviced Trust Mortgage Loan, the trustee may waive any event of default on the part of the related master servicer and/or special servicer under the governing servicing agreement only if so directed by series 2007-C1 certificateholders entitled to waive a comparable event of default under the series 2007-C1 pooling and servicing agreement. In the event of any such event of default that is not waived or cured and that materially and adversely affects the trust as holder of the subject Outside Serviced Trust Mortgage Loan, the trustee may (and, at the direction of the series 2007-C1 controlling class representative or the holders of series 2007-C1 certificates entitled to 25% of the series 2007-C1 voting rights, will be required to) pursue such rights, if any, as the holder of the subject Outside Serviced Trust Mortgage Loan may have pursuant to the applicable servicing agreement. The trustee, as holder of the Extendicare Portfolio Mortgage Loan, will have substantially the same rights in respect of events of default on the part of the master servicer and/or the special servicer under the series 2006-C7 pooling and servicing agreement as are granted to the Serviced Non-Trust Loan Noteholders in respect of events of default on the part of the master servicer and/or the special servicer under the series 2007-C1 pooling and servicing agreement. Subject to any waiver of the subject event of default on substantially the same terms as are applicable to an event of default under the series 2007-C1 pooling and servicing agreement, the trustee will be required to exercise those rights, together with any similar rights in that regard under the series 2006-4TS trust and servicing agreement, at the direction of the series 2007-C1 controlling class representative or the holders of series 2007-C1 certificates entitled to at least 25% of the series 2007-C1 voting rights.

No series 2007-C1 certificateholder will have the right under the series 2007-C1 pooling and servicing agreement to institute any suit, action or proceeding with respect to that agreement or any underlying mortgage loan unless—

•	that holder previously has given to the trustee written notice of default,

•	except in the case of a default by the trustee, series 2007-C1 certificateholders entitled to not less than 25% of the series 2007-C1 voting rights have made written request to the trustee to institute that suit, action or proceeding in its own name as trustee under the series 2007-C1 pooling and servicing agreement and have offered to the trustee such reasonable indemnity as it may require, and

•	except in the case of a default by the trustee, the trustee for 60 days has neglected or refused to institute that suit, action or proceeding.

See ‘‘Description of the Governing Documents—Rights, Protection, Indemnities and Immunities of the Trustee’’ for a description of certain limitations regarding the trustee’s duties with respect to the foregoing matters.

Administration of the Outside Serviced Trust Mortgage Loans

The Outside Serviced Trust Mortgage Loans and any related REO Property will be serviced and administered in accordance with the governing servicing agreement for the related Loan Combination. If the trustee is requested to take any action in its capacity as holder of an Outside Serviced Trust Mortgage Loan, pursuant to that governing servicing agreement, or if a responsible officer of the trustee becomes aware of a default or event of default on the part of any party under that governing servicing agreement, then (subject to any more specific discussion within this prospectus supplement, including under ‘‘—Rights Upon Event of Default’’ above, with respect to the matter in question) the trustee will notify, and act in accordance with the instructions of, the series 2007-C1 controlling class representative.

SERVICING OF THE EXTENDICARE PORTFOLIO LOAN COMBINATION

The series 2006-C7 pooling and servicing agreement initially governs the servicing and administration of the Extendicare Portfolio Loan Combination and any related REO Property. The series 2006-C7 pooling and servicing agreement is the governing document for the Series 2006-C7 Securitization, which closed prior to the Issue Date. Under the series 2006-C7 pooling and servicing agreement, the master servicer is Wachovia Bank, National Association, the trustee is LaSalle Bank National Association and the initial special servicer is LNR Partners, Inc. The master servicer, special servicer and trustee under the series 2007-C1 pooling and servicing agreement will not have any obligation or authority to supervise the series 2006-C7 master servicer, the series 2006-C7 special servicer or the series 2006-C7 trustee or to make servicing advances with respect to the Extendicare Portfolio Loan Combination. The series 2006-C7 pooling and servicing agreement provides for servicing in a manner acceptable for rated transactions similar in nature to the series 2007-C1 securitization and the servicing arrangements under the series 2006-C7 pooling and servicing agreement are generally similar, but not identical, to the servicing arrangements under the series 2007-C1 pooling and servicing agreement. In that regard—

•	one or more parties to the series 2006-C7 pooling and servicing agreement will be responsible for making servicing advances with respect to the Extendicare Portfolio Loan Combination, which servicing advances will be reimbursable (with interest at a published prime rate) to the maker thereof out of collections on the Extendicare Portfolio Loan Combination, and none of the parties to that agreement (in their capacities under such agreement) will have any right or duty to make advances of delinquent debt service payments on the Extendicare Portfolio Mortgage Loan;

•	the mortgage loans that form the Extendicare Portfolio Loan Combination are to be serviced and administered under a general servicing standard that is substantially similar (but not identical) to the Servicing Standard under the series 2007-C1 pooling and servicing agreement and as if they were a single mortgage loan indebtedness under that agreement (subject to any rights of the Loan Combination Controlling Party or a representative on its behalf to consult or advise with respect to, or to approve or disapprove, various servicing-related actions involving the Extendicare Portfolio Loan Combination);

•	the mortgage loans that form the Extendicare Portfolio Loan Combination will become specially serviced mortgage loans if specified events occur, which events are substantially similar (but not identical) to the Servicing Transfer Events under the Series 2007-C1 pooling and servicing agreement, in which case the party serving as the special servicer under the series 2006-C7 pooling and servicing agreement will be entitled to (among other things) special servicing fees, workout fees and/or liquidation fees with respect to the Extendicare Portfolio Mortgage Loan that arise and are payable in a manner and to an extent that is substantially similar to the special servicing fees, workout fees and/or liquidation fees that are payable to the special servicer under the series 2007-C1 pooling and servicing agreement with respect to other underlying mortgage loans;

•	any modification, extension, waiver or amendment of the payment terms of the Extendicare Portfolio Loan Combination is required to be structured so as to be consistent with the allocation and payment priorities in the related mortgage loan documents and the related Co-Lender Agreement, such that neither the trust as holder of the Extendicare Portfolio Mortgage Loan nor any holder of a related Non-Trust Loan gains a priority over the other such holder that is not reflected in the related mortgage loan documents and the related Co-Lender Agreement;

•	in the case of the Extendicare Portfolio Loan Combination, the master servicer and special servicer under the series 2006-C7 pooling and servicing agreement will each have duties to consult with or obtain the approval of or take direction from the related Loan Combination Controlling Party under that agreement under provisions that are substantially similar to those described in this prospectus supplement with respect to the Serviced Loan Combinations (see ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class

Representative, the Class BMP Representative and the Non-Trust Loan Noteholders—Rights and Powers of The Series 2007-C1 Controlling Class Representative and the Non-Trust Loan Noteholders’’), subject to the discussion under ‘‘Description of the Mortgage Pool—Loan Combinations—The Extendicare Portfolio Mortgage Loan—Co-Lender Agreement—Consent Rights’’ in this prospectus supplement, and except that some of the servicing actions as to which the Loan Combination Controlling Party for the Extendicare Portfolio Loan Combination has consent rights, and the time periods within which such Loan Combination Controlling Party must exercise any right to object, may be different in some respects;

•	in connection with the foregoing bullet, if the holder of the Extendicare Portfolio Mortgage Loan and the holder of the Extendicare Portfolio Non-Trust Loans, acting jointly (directly or through representatives) as the related Loan Combination Controlling Party, have not, within the requisite time period provided for in the related Co-Lender Agreement, executed a mutual consent with respect to any advice, consent or direction regarding a specified servicing action, the special servicer or master servicer, as applicable, under the series 2006-C7 pooling and servicing agreement will implement the servicing action that it deems to be in accordance with the applicable servicing standard, and the decision of such special servicer or such master servicer, as applicable, will be binding on all such parties;

•	the holders of a majority interest in the series 2006-C7 controlling class will have the right to replace the special servicer under the series 2006-C7 pooling and servicing agreement on terms and conditions that are similar to those applicable to the replacement of the special servicer under the series 2007-C1 pooling and servicing agreement by the holders of a majority interest in the series 2007-C1 controlling class, as described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Replacement of the Special Servicer’’ in this prospectus supplement.

•	in general, the respective parties to the series 2006-C7 pooling and servicing agreement will have substantially the same limitations on liability and rights to reimbursement and/or indemnification as do the respective parties to the series 2007-C1 pooling and servicing agreement; and

•	if the Extendicare Portfolio Mortgage Loan is ever no longer subject to the series 2006-C7 pooling and servicing agreement, then the Extendicare Portfolio Loan Combination will be serviced and administered under one or more successor servicing agreements entered into with the master servicer under the series 2006-C7 pooling and servicing agreement and, if applicable, the special servicer under the series 2006-C7 pooling and servicing agreement, on terms substantially similar to those in the series 2006-C7 pooling and servicing agreement, unless that master servicer, that special servicer and the holders of the mortgage loans that form the Extendicare Portfolio Loan Combination otherwise agree; no such other servicing agreement may be entered into on behalf of the trust as the holder of the Extendicare Portfolio Mortgage Loan unless the holders of all mortgage loans comprising the Extendicare Portfolio Loan Combination collectively agree to grant consent to such other servicing agreement; and entry into any successor servicing agreement will be conditioned upon receipt from S&P and Fitch of a written confirmation that entering into that agreement would not result in the withdrawal, downgrade, or qualification, as applicable, of the then current ratings assigned by those rating agencies to any class of series 2007-C1 certificates.

SERVICING OF THE FOUR TIMES SQUARE LOAN COMBINATION

The servicing and administration of the Four Times Square Loan Combination and any related REO Property will initially be governed by a servicing agreement entered into by the initial holders of the Four Times Square Mortgage Loan, the initial holder of each related Non-Trust Loan and Wachovia Bank, National Association, as servicer and special servicer, dated as of December 22, 2005. Under the related servicing agreement, Wachovia Bank, National Association acts as initial servicer and initial special servicer. The master servicer, special servicer and trustee under the series 2007-C1 pooling and servicing agreement will not have any obligation or authority to supervise the servicer or special servicer with respect to the Four Times Square Loan Combination or to make servicing advances with respect to the Four Times Square Loan Combination. The servicing agreement with respect to the Four Times Square Loan Combinations provides, among other things, that—

•	one or more parties to the Four Times Square servicing agreement will be responsible for making servicing advances with respect to the Four Times Square Loan Combination, which servicing advances will be reimbursable (with interest at a published prime rate) to the maker thereof out of collections on the Four Times Square Loan Combination, provided that the master servicer, special servicer or trustee, as applicable, will be required to reimburse the servicer or the special servicer with respect to the Four Times Square Loan from general collections with respect to the series 2007-C1 mortgage pool for the Four Times Square Mortgage Loan’s pro rata portion of any nonrecoverable servicing advances and interest thereon with respect to the Four Times Square Loan Combination, and none of the parties to that agreement (in their capacities under such agreement) will have any right or duty to make advances of delinquent debt service payments on the Four Times Square Mortgage Loan;

•	the mortgage loans that form the Four Times Square Loan Combination are to be serviced and administered as if they were a single mortgage loan indebtedness under that agreement (subject to any rights of the Loan Combination Controlling Party or a representative on its behalf to consult or advise with respect to, or to approve or disapprove, various servicing-related actions involving the Four Times Square Loan Combination) and (i) in the same manner in which, and with the same care, skill, prudence and diligence with which, it generally services and administers similar mortgage loans with similar borrowers for other third party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own loans and to the maximization of net present value of the Four Times Square Loan Combination to the benefit of the holders thereof (as a collective whole) or (ii) the same care, skill, prudence and diligence which it uses to service and administer similar loans which it owns, whichever servicing procedure is of a higher standard; and (iii) without regard to (a) any relationship that it or any affiliate may have with the borrower, the holder of any note in the Four Times Square Loan Combination or any other parties to the transaction; (b) the ownership of any note comprising part of the Four Times Square Loan Combination by it or any affiliate; (c) its obligation to make advances or otherwise incur servicing expenses with respect to the Four Times Square Loan Combination; (d) the right of the servicer, special servicer or any affiliate thereof to receive compensation or other fees for its services under the servicing agreement; or (e) the ownership, servicing or management for others, by the servicer, or special servicer, as applicable, of any other mortgage loans or mortgaged property;

•	the mortgage loans that form the Four Times Square Loan Combination will become specially serviced mortgage loans if: (i) the borrower has not made two consecutive monthly payments (and has not cured at least one delinquency by the next loan payment date under the Four Times Square Loan Combination) or the payment due on the maturity date; (ii) the borrower has expressed to the servicer an inability to pay or a hardship in paying the Four Times Square Loan Combination in accordance with its terms or in the judgment of the servicer (consistent with the related servicing standard), a default under the Four Times Square Loan Combination is imminent and in either case the special servicer is required to engage in modification negotiations relating to material terms or payment terms or other typical special servicing activities in connection therewith; (iii) the servicer has received notice that the borrower has become the subject of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors; (iv) the servicer has received notice of a foreclosure or threatened foreclosure of any lien on the mortgaged property securing the Four Times Square Loan Combination; or (v) a default of which the servicer has notice (other than a failure by the borrower to pay principal or interest as required under the loan documents) and which materially and adversely affects the interests of the holder of any note comprising the Four Times Square Loan Combination has occurred and remained unremedied for the applicable grace period specified in the loan agreement (or, if no grace period is specified, 60 days; provided, that such 60 day grace period does not apply to a default that gives rise to an immediate acceleration without application of a grace period); provided, that a default requiring a servicing advance will be deemed to materially and adversely affect the interests of the holders of the Four Times Square Loan Combination; provided, however, that the mortgage loans comprising the Four Times Square Loan Combination will cease to be specially serviced loans: (A) with respect to the circumstances described in clause (i) above, when the borrower has brought the Four Times Square Loan Combination current and thereafter made three consecutive full and timely monthly payments (including pursuant to any workout of the Four Times Square Loan Combination); (B) with respect to the circumstances described in clause (ii), (iii) and (iv) above, when such circumstances cease to exist in the good faith judgment of the special servicer (or, with respect to the circumstances described in clause (ii), pursuant to any work-out implemented by the special servicer); or (C) with respect to the circumstances described in clause (v) above, when such default is cured; provided, further, that at that time no circumstance identified in clauses (i) through (v) above exists that would cause the mortgage loans that comprise the Four Times Square Loan Combination to continue to be characterized as specially serviced loans.

•	at any time when the mortgage loans that comprise the Four Times Square Loan Combination are specially serviced loans, the special servicer under the Four Times Square Loan Combination servicing agreement will be entitled to (among other things), a special servicing fee based on a special servicing rate of 0.05% per annum, a workout fee equal to 0.05% of principal and interest received on a corrected loan as long as it remains a corrected loan and/or a liquidation fee equal to the product of the net liquidation proceeds and 0.05%.

•	in the case of the Four Times Square Loan Combination, the servicer and special servicer under the Four Times Square Loan Combination servicing agreement will each have duties to consult with or obtain the approval of or take direction from the related Loan Combination Controlling Party and consult with the other holders of the mortgage loans comprising the Four Times Square Mortgage Loan Combination under that agreement under provisions that are substantially similar to those described in this prospectus supplement with respect to the Serviced Loan Combinations (see ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Non-Trust Loan Noteholders—Rights and Powers of The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Non-Trust Loan Noteholders’’), subject to the discussion under ‘‘Description of the Mortgage Pool—Loan Combinations—The Four Times Square Loan Combination—Co-Lender Agreement—Consent Rights’’ in this prospectus supplement, and except that some of the servicing actions as to which the Loan Combination Controlling Party for the Four Times Square Loan Combination has consent rights may be different in some respects;

•	in the case of the Four Times Square Loan Combination, the series 2007-C1 controlling class representative (as designee of the trust as the holder of the Four Times Square Mortgage Loan), depending on the circumstances, will have the right to exercise any rights and powers of the Four Times Square Mortgage Loan in connection with the exercise of any consent rights it may have as part of the related Loan Combination Controlling Party or any rights it may have to consent to the waiver of an event of default by the master servicer or the special servicer with respect to the Four Times Square Loan Combination under the Four Times Square Loan Combination servicing agreement;

•	in the case of the Four Times Square Loan Combination, if the related Loan Combination Controlling Party has not, within the requisite time period provided for in the Four Times Square Co-Lender Agreement, provided its advice, consent or direction regarding a specified servicing action, the special servicer or servicer, as applicable, under the Four Times Square Loan Combination servicing agreement will implement the servicing action that it deems to be in accordance with the applicable servicing standard, and the decision of the special servicer or the servicer, as applicable, will be binding on all such parties;

•	within five business days after the Four Times Square Mortgage Loan has become a defaulted loan pursuant to the Four Times Square Loan Combination servicing agreement, the special servicer thereof shall give notice of that event to the trustee of the series 2007-C1 trust and the 2007-C1 directing certificateholder and any assignee thereof (but excluding any of the foregoing that is an affiliate of the borrower), will have the option to purchase the Four Times Square Mortgage Loan at a price equal to the sum of, without duplication: (i) the outstanding principal balance of the Four Times Square Mortgage Loan; (ii) all accrued and unpaid interest on the Four Times Square Mortgage Loan (other than default interest); (iii) all unreimbursed servicing advances and advances of principal and interest made by the master servicer allocated to the Four Times Square Mortgage Loan (net of accrued and unpaid interest specified in clause (ii) above) with respect to the Four Times Square Mortgage Loan; (iv) all unpaid interest accrued on servicing advances made by the servicer and advances of principal and interest made by the master servicer with respect to the Four Times Square Mortgage Loan and (v) all unpaid or unreimbursed additional expenses with respect to the Four Times Square Mortgage Loan and the special servicer shall accept the first offer by the holder of such purchase option above that is at least equal to such purchase price;

•	if the series 2007-C1 directing certificateholder exercises its purchase option described in the immediately preceding bullet, then it will also have the option to purchase such defaulted loan at a price equal to the fair value of such defaulted loan, as determined by the related special servicer in accordance with the related servicing standard within 30 days after obtaining an appraisal (the cost of which will be reimbursable out of the amount distributable to the Four Times Square Mortgage Loan) of the related mortgaged property by an independent appraiser (unless such an appraisal was obtained within one year of such date and the related special servicer has no knowledge of any circumstances that would, in the related special servicer’s reasonable judgment, materially affect the value of the mortgaged property reflected in that appraisal), and taking into account, among other factors, the results of any appraisal; the opinions on fair value as may have been rendered in writing addressed to such special servicer by independent investors in mortgage loans comparable to the Four Times Square Mortgage Loan; the period and amount of any delinquency on the Four Times Square Mortgage Loan; the physical condition of the related mortgaged property; the state of the local economy; and the expected recoveries from the Four Times Square Mortgage Loan if the related special servicer were to pursue a workout or foreclosure strategy instead of selling the Four Times Square Mortgage Loan to the holder of the purchase option, provided, that in determining whether the fair value price is at least equal to the fair value of the Four Times Square Mortgage Loan, the series 2007-C1 trustee will be permitted to conclusively rely on an appraisal obtained by the special servicer of the Four Times Square Mortgage Loan from an appraiser who is an independent member of the appraisal institute at the time it is required to verify the fair value price, and/or the opinion of an independent expert in real estate matters (including the servicer of the Four Times Square Mortgage Loan and the series 2007-C1 master servicer) with at least 5 years’ experience in valuing or investing in loans, similar to such defaulted loan, that has been selected by the series 2007-C1 trustee with reasonable care at the expense of the series 2007-C1 trust and; provided, further, that if the series 2007-C1 directing certificateholder has not elected to purchase the Four Times Square Mortgage Loan at the fair value price prior to the expiration of 120 days from the related special servicer’s determination of the fair value price, the series 2007-C1 directing certificateholder may request that the related special servicer deliver an updated fair value price, and the related special servicer will be required, within 45 days, to recalculate the fair value price until (a) the related special servicer has accepted a bid at the fair value price, (b) the Four Times Square Mortgage Loan has ceased to be a defaulted loan, (c) the related mortgaged property has become an REO property or (d) a final recovery determination has been made with respect to the Four Times Square Mortgage Loan pursuant to the Four Times Square Loan Combination servicing agreement; and

•	in general, the respective parties to the Four Times Square Loan Combination servicing agreement will have substantially the same limitations on liability and rights to reimbursement and/or indemnification as do the respective parties to the series 2007-C1 pooling and servicing agreement.

DESCRIPTION OF THE OFFERED CERTIFICATES

General

The series 2007-C1 certificates will be issued, on or about February 27, 2007, under the series 2007-C1 pooling and servicing agreement. They will represent the entire beneficial ownership interest of the trust. The assets of the trust will include:

•	the underlying mortgage loans;

•	any and all payments under and proceeds of the underlying mortgage loans received after the cut-off date, exclusive of payments of principal, interest and other amounts due on or before that date;

•	the loan documents for the underlying mortgage loans;

•	our rights under our mortgage loan purchase agreement with the UBS Mortgage Loan Seller;

•	our rights under our mortgage loan purchase agreement with the Wachovia Mortgage Loan Seller;

•	any REO Properties acquired by the special servicer on behalf of the trust with respect to defaulted mortgage loans; and

•	those funds or assets as from time to time are deposited in the various transaction accounts described under ‘‘Description of the Series 2007-C1 Pooling and Servicing Agreement—Accounts’’ in this prospectus supplement.

The series 2007-C1 certificates will include the following classes:

•	the A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, X-CP and X-W classes, which are the classes of series 2007-C1 certificates that are offered by this prospectus supplement, and

•	the X-CL, G, H, J, K, L, M, N, P, Q, S, T and BMP certificates and the series 2007-C1 REMIC residual certificates, which are the classes of series 2007-C1 certificates that—

1.	will be retained by us or sold in transactions that do not require registration under the Securities Act of 1933 as amended, and

2.	are not offered by this prospectus supplement.

The class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S, T and BMP certificates are the series 2007-C1 certificates that will have principal balances and are sometimes referred to as the series 2007-C1 principal balance certificates. The principal balance of any of these certificates will represent the total payments of principal to which the holder of the certificate is entitled over time out of payments, or advances in lieu of payments, and other collections on the assets of the trust. Accordingly, on each distribution date, the principal balance of each of these certificates will be reduced by any payments of principal actually made with respect to that certificate on that distribution date. See ‘‘—Payments’’ below. On any particular distribution date, the principal balance of each of these certificates may also be reduced, without any corresponding payment, in connection with Realized Losses on the underlying mortgage loans and Additional Trust Fund Expenses. See ‘‘—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ below. However, in limited circumstances, if and to the extent that the total Stated Principal Balance of the mortgage pool (exclusive of the Allocated Principal Balances of the Bethany Maryland Portfolio Junior Component) exceeds the total principal balance of the series 2007-C1 principal balance certificates (other than the class BMP certificates) immediately following the distributions to be made with respect to those certificates on any distribution date, the total principal balance of a class of series 2007-C1 principal balance certificates (other than the class BMP certificates) that was previously so reduced without a corresponding payment of principal, may be reinstated (up to the amount of that prior reduction), with past due interest. See ‘‘—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ below. In addition, the amount of any Bethany Maryland Portfolio Capitalized Interest Amounts in respect of the Bethany Maryland Portfolio Junior Component will be allocated to reduce interest payable on the class BMP certificates, with a corresponding increase in the total principal balance of the class BMP certificates.

The class X-CL, X-CP and X-W certificates will not have principal balances and are sometimes referred to as the series 2007-C1 interest-only certificates. For purposes of calculating the amount of accrued interest, each class of series 2007-C1 interest-only certificates will have a total notional amount.

The total notional amount of the class X-CL certificates will equal 25% of the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates outstanding from time to time.

The total notional amount of the Class X-W certificates will equal 75% of the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates outstanding from time to time.

The total notional amount of the class X-CP certificates will equal:

•	during the period from the date of initial issuance of the series 2007-C1 certificates through and including the distribution date in February 2008, 25% of the sum of (a) the lesser of $832,240,000 and the total principal balance of the class A-1A certificates outstanding from time to time, (b) the lesser of $206,462,000 and the total principal balance of the class A-2 certificates outstanding from time to time, and (c) the total principal balance of the class A-3, A-AB, A-4, A-M, A-J, B, C, D, E, F, G and H certificates outstanding from time to time;

•	during the period from the date of initial issuance of the series 2007-C1 certificates through and including the distribution date in February 2009, 25% of the sum of (a) the lesser of $816,657,000 and the total principal balance of the class A-1A certificates outstanding from time to time, (b) the lesser of $144,409,000 and the total principal balance of the class A-2 certificates outstanding from time to time, and (c) the total principal balance of the class A-3, A-AB, A-4, A-M, A-J, B, C, D, E, F, G and H certificates outstanding from time to time;

•	during the period from the date of initial issuance of the series 2007-C1 certificates through and including the distribution date in February 2010, 25% of the sum of (a) the lesser of $782,292,000 and the total principal balance of the class A-1A certificates outstanding from time to time, (b) the lesser of $21,737,000 and the total principal balance of the class A-2 certificates outstanding from time to time, and (c) the total principal balance of the class A-3, A-AB, A-4, A-M, A-J, B, C, D, E, F, G and H certificates outstanding from time to time;

•	during the period from the date of initial issuance of the series 2007-C1 certificates through and including the distribution date in February 2011, 25% of the sum of (a) the lesser of $749,963,000 and the total principal balance of the class A-1A certificates outstanding from time to time, (b) the lesser of $129,625,000 and the total principal balance of the class A-3 certificates outstanding from time to time, (c) the total principal balance of the class A-AB, A-4, A-M, A-J, B, C, D, E and F certificates outstanding from time to time, and (d) the lesser of $19,442,000 and the total principal balance of the class G certificates outstanding from time to time;

•	during the period from the date of initial issuance of the series 2007-C1 certificates through and including the distribution date in February 2012, 25% of the sum of (a) the lesser of $342,809,000 and the total principal balance of the class A-1A certificates outstanding from time to time, (b) the lesser of $1,110,894,000 and the total principal balance of the class A-4 certificates outstanding from time to time, and (c) the total principal balance of the class A-M, A-J, B, C and D certificates outstanding from time to time;

•	during the period from the date of initial issuance of the series 2007-C1 certificates through and including the distribution date in February 2013, 25% of the sum of (a) the lesser of $329,160,000 and the total principal balance of the class A-1A certificates outstanding from time to time, (b) the lesser of $1,014,807,000 and the total principal balance of the class A-4 certificates outstanding from time to time, (c) the total principal balance of the class A-M, A-J and B certificates outstanding from time to time, and (d) the lesser of $40,525,000 and the total principal balance of the class C certificates outstanding from time to time;

•	during the period from the date of initial issuance of the series 2007-C1 certificates through and including the distribution date in February 2014, 25% of the sum of (a) the lesser of $316,926,000 and the total principal balance of the class A-1A certificates outstanding from time to time, (b) the lesser of $776,679,000 and the total principal balance of the class A-4 certificates outstanding from time to time, (c) the total principal balance of the class A-M and A-J certificates outstanding from time to time, and (d) the lesser of $18,669,000 and the total principal balance of the class B certificates outstanding from time to time; and

•	following the distribution date in February 2014, $0.

The series 2007-C1 REMIC residual certificates will not have principal balances or notional amounts.

In general, principal balances and notional amounts will be reported on a class-by-class basis. In order to determine the principal balance or notional amount, as applicable, of any of your offered certificates from time to time, you may multiply the original principal balance or notional amount, as applicable, of that certificate as of the Issue Date, as specified on the face of that certificate, by the then applicable certificate factor for the relevant class. The certificate factor for any class of offered certificates, as of any date of determination, will equal a fraction, expressed as a percentage, the numerator of which will be the then outstanding total principal balance or notional amount, as applicable, of that class, and the denominator of which will be the original total principal balance or notional amount, as applicable, of that class. Certificate factors will be reported monthly in the trustee’s distribution date statement.

Registration and Denominations

General.    The offered certificates will be issued in book-entry form in original denominations of $10,000 initial principal balance—or, solely in the case of the class X-CP and X-W certificates, $250,000 initial notional amount—and in any additional whole dollar denominations.

Each class of offered certificates will initially be represented by one or more certificates registered in the name of Cede & Co., as nominee of The Depository Trust Company. You will not be entitled to receive an offered certificate issued in fully registered, certificated form, except under the limited circumstances described in the accompanying base prospectus under ‘‘Description of the Certificates—Book-Entry Registration.’’ For so long as any class of offered certificates is held in book-entry form—

•	all references to actions by holders of those certificates will refer to actions taken by DTC upon instructions received from beneficial owners of those certificates through its participating organizations, and

•	all references in this prospectus supplement to payments, notices, reports, statements and other information to holders of those certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of those certificates, for payment to beneficial owners of offered certificates through its participating organizations in accordance with DTC’s procedures.

The trustee will initially serve as registrar for purposes of providing for the registration of the offered certificates and, if and to the extent physical certificates are issued to the actual beneficial owners of any of the offered certificates, the registration of transfers and exchanges of those certificates.

DTC, Euroclear and Clearstream.    You will hold your certificates through DTC, in the United States, or Clearstream Banking Luxembourg or The Euroclear System, in Europe, if you are a participating organization of the applicable system, or indirectly through organizations that are participants in the applicable system. Clearstream and Euroclear will hold omnibus positions on behalf of organizations that are participants in either of these systems, through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Those depositaries will, in turn, hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. For a discussion of DTC, Euroclear and Clearstream, see ‘‘Description of the Certificates—Book-Entry Registration—DTC, Euroclear and Clearstream’’ in the accompanying base prospectus.

Transfers between participants in DTC will occur in accordance with DTC’s rules. Transfers between participants in Clearstream and Euroclear will occur in accordance with their applicable rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through participants in Clearstream or Euroclear, on the other, will be accomplished through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. See ‘‘Description of the Certificates— Book-Entry Registration—Holding and Transferring Book-Entry Certificates’’ in the accompanying base prospectus. For additional information regarding clearance and settlement procedures for the offered certificates and for information with respect to tax documentation procedures relating to the offered certificates, see Annex G hereto.

Payments

General.    For purposes of allocating payments on certain classes of the offered certificates, the pool of mortgage loans backing the series 2007-C1 certificates will be divided into:

1.	Loan Group 1, which will consist of 105 underlying mortgage loans, with an Initial Loan Group 1 Balance of $2,863,004,774, representing approximately 77.1% of the Initial Mortgage Pool Balance.

2.	Loan Group 2, which will consist of 40 underlying mortgage loans, with an Initial Loan Group 2 Balance of $850,172,061, representing approximately 22.9% of the Initial Mortgage Pool Balance.

On each distribution date, the trustee will, subject to the available funds, make all payments required to be made on the series 2007-C1 certificates on that date to the holders of record as of the close of business on the last business day of the calendar month preceding the month in which those payments are to occur. The final payment of principal and/or interest on any offered certificate, however, will be made only upon presentation and surrender of that certificate at the location to be specified in a notice of the pendency of that final payment.

In order for a series 2007-C1 certificateholder to receive payments by wire transfer on and after any particular distribution date, that certificateholder must provide the trustee with written wiring instructions no less than five business days prior to the record date for that distribution date (or, in the case of the initial distribution date, no later than the close of business on the later of (a) the fifth business day prior to the record date for the initial distribution date and (b) the Issue Date). Otherwise, that certificateholder will receive its payments by check mailed to it.

Cede & Co. will be the registered holder of your offered certificates, and you will receive payments on your offered certificates through DTC and its participating organizations, until physical certificates are issued to the actual beneficial owners. See ‘‘—Registration and Denominations’’ above.

Payments of Interest.    All of the classes of the series 2007-C1 certificates, except for the series 2007-C1 REMIC residual certificates, will bear interest.

With respect to each interest-bearing class of the series 2007-C1 certificates, that interest will accrue during each interest accrual period based upon—

•	the pass-through rate applicable for that particular class of series 2007-C1 certificates for that interest accrual period,

•	the total principal balance or notional amount, as the case may be, of that particular class of series 2007-C1 certificates outstanding immediately prior to the related distribution date, and

•	the assumption that each year consists of twelve 30-day months (or, in the case of the class BMP certificates, based upon the actual number of calendar days comprising that interest accrual period in a year consisting of 360 days).

However, no interest will accrue with respect to the class X-CP certificates following the interest accrual period that ends in February 2014.

On each distribution date, subject to the Net Available P&I Funds or the Class BMP Available P&I Funds, as applicable, for that date and the priority of payments described under ‘‘—Payments—Priority of Payments’’ or ‘‘—Payments—Payments on the Class BMP Certificates,’’ as applicable, below, the total amount of interest distributable with respect to each interest-bearing class of the series 2007-C1 certificates will equal—

•	the total amount of interest accrued during the related interest accrual period with respect to that class of series 2007-C1 certificates, reduced by

•	the portion of any Net Aggregate Prepayment Interest Shortfall for that distribution date that is allocable to that class of series 2007-C1 certificates.

Notwithstanding the foregoing, any and all Bethany Maryland Portfolio Capitalized Interest Amounts will be added to the principal balance of the Bethany Maryland Portfolio Junior Component and thereafter will accrue interest at the interest rate in effect for the Bethany Maryland Portfolio Junior Component. On each distribution date, any Bethany Maryland Portfolio Capitalized Interest Amounts applied to the Bethany Maryland Portfolio Junior Component on the related due date will be allocated to reduce the interest currently payable on, and to increase the total principal balance of, the class BMP certificates.

If the full amount of interest distributable with respect to any interest-bearing class of the series 2007-C1 certificates is not paid on any distribution date, then the unpaid portion of that interest will continue to be payable on future distribution dates, subject to the Net Available P&I Funds or the Class BMP Available P&I Funds, as applicable, for those future distribution dates and the priorities of payment described under ‘‘—Payments—Priority of Payments’’ or ‘‘—Payments— Payments on the Class BMP Certificates,’’ as applicable, below. However, no interest will accrue on any of that unpaid interest.

The Net Aggregate Prepayment Interest Shortfall for any distribution date will be allocated among the respective interest-bearing classes of the series 2007-C1 certificates in the following manner:

•	that portion, if any, of the Net Aggregate Prepayment Interest Shortfall for any distribution date that is attributable to the Bethany Maryland Portfolio Junior Component will be allocated to the class BMP certificates; and

•	the remaining portion, if any, of the Net Aggregate Prepayment Interest Shortfall for any distribution date will be allocated among the respective interest-bearing classes of series 2007-C1 certificates (exclusive of the class BMP certificates) on a pro rata basis in accordance with the respective amounts of accrued interest in respect of each such class of series 2007-C1 certificates for the related interest accrual period.

Calculation of Pass-Through Rates.    The table on page 7 of this prospectus supplement provides the initial pass-through rate for each interest-bearing class of the series 2007-C1 certificates, provided that as and when indicated thereon that initial pass-through rate is approximate. Set forth below is a description of how the pass-through rate will be calculated with respect to each class of the series 2007-C1 certificates.

The pass-through rates for the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, L, M, N, P, Q, S and T certificates will be fixed at the rate per annum identified in the table beginning on page S-7 of this prospectus supplement as the initial pass-through rate for that class.

The pass-through rates for the class C, D, E, F and G certificates will, in the case of each of those classes, generally be fixed at the rate per annum identified in the table beginning on page S-7 of this prospectus supplement as the initial pass-through rate for the subject class. However, with respect to any interest accrual period, if the applicable Weighted Average Pool Pass-Through Rate is below the identified initial pass-through rate for the class C, D, E, F or G certificates, as the case may be, then the pass-through rate that will be in effect for the subject class of series 2007-C1 certificates during that interest accrual period will be that Weighted Average Pool Pass-Through Rate.

The pass-through rates for the class H and J certificates will, in the case of each of those classes, for any interest accrual period, equal the Weighted Average Pool Pass-Through Rate for that interest accrual period, minus a specified class margin. That class margin is, as to each such class, set forth below.

Class	Class Margin
H	0.21%
J	0.11%

The pass-through rate for the class K certificates will, with respect to any interest accrual period, equal the Weighted Average Pool Pass-Through Rate for that interest accrual period.

The pass-through rate for the class X-CP certificates, for each interest accrual period from and including the initial interest accrual period through and including the interest accrual period that ends in February 2014, will equal the weighted average of the respective strip rates, which we refer to as class X-CP strip rates, at which interest accrues during the subject interest accrual period on the respective components (each, a ‘‘Class X-CP Component’’) of the total notional amount of the class X-CP certificates outstanding immediately prior to the related distribution date, with the relevant weighting to be done based upon the relative sizes of the Class X-CP Components. Each Class X-CP Component will be comprised of 25%, or a lesser designated portion, of the total principal balance of a specified class of series 2007-C1 principal balance certificates as described under ‘‘—General’’ above. If any portion of the total principal balance of any class of series 2007-C1 principal balance certificates is identified under ‘‘—General’’ above as being part of the total notional amount of the class X-CP certificates outstanding immediately prior to any distribution date, then such portion of the total principal balance of that particular class of series 2007-C1 principal balance certificates will represent a separate Class X-CP Component for purposes of calculating the accrual of interest during the related interest accrual period.

For purposes of accruing interest during any interest accrual period, from and including the initial interest accrual period through and including the interest accrual period that ends in February 2014, on any particular Class X-CP Component immediately prior to the related distribution date, the applicable class X-CP strip rate will equal the excess, if any, of:

(1)	the lesser of (a) the reference rate specified on Annex E to this prospectus supplement for that interest accrual period and (b) the Weighted Average Pool Pass-Through Rate for that interest accrual period, over

(2)	the pass-through rate in effect during that interest accrual period for the class of series 2007-C1 principal balance certificates that relates to the subject Class X-CP Component.

Following the interest accrual period that ends in February 2014, the class X-CP certificates will cease to accrue interest. In connection therewith, the class X-CP certificates will have a 0% pass-through rate for the interest accrual period beginning in February 2014 and for each interest accrual period thereafter.

The pass-through rate for the class X-CL certificates for any interest accrual period will equal the weighted average of the respective strip rates, which we refer to as class X-CL strip rates, at which interest accrues during that interest accrual period on the respective components (each, a ‘‘Class X-CL Component’’) of the total notional amount of the class X-CL certificates outstanding immediately prior to the related distribution date, with the relevant weighting to be done based upon the relative sizes of those components. Each Class X-CL Component will be comprised of 25% or a lesser designated portion of the total principal balance of one of the classes of series 2007-C1 principal balance certificates (exclusive of the class BMP certificates). With respect to any distribution date and any class of series 2007-C1, principal balance certificates: (1) if there is, as described under ‘‘—General’’ above, a Class X-CP Component that relates to such class immediately prior to such distribution date, and such Class X-CP Component is less than 25% of the total principal balance of such class, then, for purposes of calculating the accrual the interest during the related interest accrual period, there will be two separate Class X-CL Components that relate to such class of series 2007-C1 principal balance certificates—one Class X-CL Component that will equal the difference between (x) 25% of the total principal balance of such class of series 2007-C1 principal balance certificates, and (y) the amount of the Class X-CP Component identified under ‘‘—General’’ above as relating to such class of series 2007-C1 principal balance certificates immediately prior to such distribution date, and a second Class X-CL Component that will equal the amount of the Class X-CP Component identified under clause (y) above; and (2) in all other cases, for purposes of calculating the accrual of interest during the related interest accrual period, 25% of the total principal balance of such class of series 2007-C1 principal balance certificates will constitute a sole, separate Class X-CL Component for such class of series 2007-C1 principal balance certificates.

For purposes of accruing interest during any interest accrual period, from and including the initial interest accrual period through and including the interest accrual period that ends in February 2014, on any particular Class X-CL Component in effect immediately prior to the related distribution date, the applicable class X-CL strip rate will be calculated as follows:

(1)	if the subject Class X-CL Component consists of 25%, or a lesser designated portion, of the total principal balance of any particular class of series 2007-C1 principal balance certificates (exclusive of the class BMP certificates), and if such 25%, or lesser designated portion, of such total principal balance also constitutes a Class X-CP Component immediately prior to the related distribution date, then the applicable class X-CL strip rate will equal the excess, if any, of (a) the Weighted Average Pool Pass-Through Rate for that interest accrual period, over (b) the greater of (i) the reference rate specified on Annex E to this prospectus supplement for that interest accrual period and (ii) the pass-through rate in effect during that interest accrual period for that class of series 2007-C1 principal balance certificates; and

(2)	if the subject Class X-CL Component consists of 25%, or a lesser designated portion, of the total principal balance of any class of series 2007-C1 principal balance certificates (exclusive of the class BMP certificates), and if such 25%, or lesser designated portion, of such total principal balance does not also constitute a Class X-CP Component immediately prior to the related distribution date, then the applicable class X-CL strip rate will equal the excess, if any, of (a) the Weighted Average Pool Pass-Through Rate for that interest accrual period, over (b) the pass-through rate in effect during that interest accrual period for that class of series 2007-C1 principal balance certificates.

Notwithstanding the foregoing, for purposes of accruing interest on the class X-CL certificates during each interest accrual period subsequent to the interest accrual period that ends in February 2014, 25% of the total principal balance of each class of series 2007-C1 principal balance certificates (exclusive of the class BMP certificates) will constitute a single separate Class X-CL Component, and the applicable class X-CL strip rate with respect to each Class X-CL Component for each of those interest accrual periods will equal the excess, if any, of (a) the Weighted Average Pool Pass-Through Rate for the subject interest accrual period, over (b) the pass-through rate in effect during the subject interest accrual period for the subject class of series 2007-C1 principal balance certificates.

The pass-through rate for the class X-W certificates for any interest accrual period will equal the weighted average of the respective strip rates, which we refer to as class X-W strip rates, at which interest accrues during that interest accrual period on the respective components (each, a ‘‘Class X-W Component’’) of the total notional amount of the class X-W certificates outstanding immediately prior to the related distribution date, with the relative weighting to be done based upon the relative sizes of those Class X-W Components. Each of those Class X-W Components will be comprised of 75% of the total principal balance of one of the classes of series 2007-C1 principal balance certificates (exclusive of the Class BMP certificates).

For purposes of accruing interest on the class X-W certificates during any interest accrual period, the applicable class X-W strip rate with respect to each Class X-W Component in effect immediately prior to the related distribution date will equal the excess, if any, of (a) the Weighted Average Pool Pass-Through Rate for the subject interest accrual period, over (b) the pass-through rate in effect during the subject interest accrual period for the class of series 2007-C1 principal balance certificates that relates to that Class X-W Component.

The calculation of the Weighted Average Pool Pass-Through Rate will be unaffected by any change in the mortgage interest rate for any underlying mortgage loan from what it was on the Issue Date, including in connection with any bankruptcy or insolvency of the related borrower or any modification of that mortgage loan agreed to by the master servicer or the special servicer.

The pass-through rate with respect the class BMP certificates, for any interest accrual period, will equal 11.23792% per annum; however, because current interest on the class BMP certificates can be capitalized rather than paid currently in connection with capitalized interest on the Bethany Maryland Portfolio Junior Component, the pay rate may be variable.

The series 2007-C1 REMIC residual certificates will not be interest-bearing and, therefore, will not have pass-through rates.

Payments of Principal.    Subject to the Net Available P&I Funds or the Class BMP Available P&I Funds, as applicable, for each distribution date and the priority of payments described under ‘‘—Payments—Priority of Payments’’ or ‘‘—Payments —Payments on the Class BMP Certificates,’’ as applicable, below, the holders of each class of series 2007-C1 principal balance certificates will be entitled to receive a total amount of principal over time equal to the total principal balance of that class. In addition, subject to available funds, the total payments of principal to be made on the series 2007-C1 principal balance certificates on any distribution date will generally equal the Total Principal Distribution Amount for that distribution date.

The Total Principal Distribution Amount for any distribution date will consist of the Class BMP Principal Distribution Amount for that distribution date, which is payable with respect to the class BMP certificates, and the Net Total Principal Distribution Amount for that distribution date, which is payable with respect to the remaining series 2007-C1 principal balance certificates.

On each distribution date, after all required payments of interest have been made with respect to the class X-CL, X-CP, X-W, A-1, A-2, A-3, A-AB, A-4 and A-1A certificates on that date, the trustee will be required to apply any and all remaining Net Available P&I Funds to make payments of principal with respect to the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates. In general:

•	except as otherwise discussed in the paragraph following these bullets, no payments of principal with respect to Loan Group 1 will be made to the holders of the class A-1A certificates until the total principal balance of the class A-1, A-2, A-3, A-AB and A-4 certificates is reduced to zero;

•	except as otherwise discussed in the paragraph following these bullets, no payments of principal with respect to Loan Group 2 will be made to the holders of the class A-1, A-2, A-3, A-AB and/or A-4 certificates until the total principal balance of the class A-1A certificates is reduced to zero;

•	on any given distribution date, except as otherwise discussed in the paragraph following these bullets, no payments of principal will be made to the holders of the class A-1, A-2, A-3, A-AB and/or A-4 certificates until the holders of the class A-1A certificates have received all payments of principal to which they are entitled on that distribution date with respect to Loan Group 2;

•	on any given distribution date, beginning with the distribution date in January 2012, except as otherwise discussed in the paragraph following these bullets, the total principal balance of the class A-AB certificates must be paid down to the Class A-AB Planned Principal Balance for that distribution date before any payments of principal are made with respect to the class A-1, A-2, A-3 and/or A-4 certificates; and

•	except as otherwise discussed in the paragraph following these bullets, no payments of principal will be made to the holders of the class A-4 certificates until the total principal balance of the class A-1, A-2, A-3 and A-AB certificates is reduced to zero, no payments of principal will be made to the holders of the class A-AB certificates—other than as described in the immediately preceding bullet—until the total principal balance of the class A-1, A-2 and A-3 certificates is reduced to zero, no payments of principal will be made to the holders of the class A-3 certificates until the total principal balance of the class A-1 and A-2 certificates is reduced to zero, and no payments of principal will be made to the holders of the class A-2 certificates until the total principal balance of the class A-1 certificates is reduced to zero.

Notwithstanding the foregoing, on each distribution date coinciding with or following the Class A Senior Principal Payment Cross-Over Date, and in any event on the final distribution date in connection with the termination of the trust, assuming that any two or more of the A-1, A-2, A-3, A-AB, A-4 and A-1A classes are outstanding at that time, payments of principal on the outstanding class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates, will be made up to, and on a pro rata basis in accordance with, the respective total principal balances of those classes of series 2007-C1 certificates then outstanding.

The ‘‘Class A-AB Planned Principal Balance’’ for any distribution date is the scheduled principal balance specified for that distribution date on Annex F to this prospectus supplement. Such principal balances were calculated using, among other things, the Modeling Assumptions and a 0% CPR. Based on the Modeling Assumptions and a 0% CPR, the total principal balance of the class A-AB certificates on each distribution date would be reduced to approximately the scheduled principal balance indicated for that distribution date on Annex F to this prospectus supplement. There is no assurance, however, that the underlying mortgage loans will not be subject to prepayment or that they will perform in conformity with the Modeling Assumptions. Therefore, there can be no assurance that the total principal balance of the class A-AB certificates on any distribution date will be equal to—and, furthermore, following retirement of the class A-1, A-2 and A-3 certificates, there can be no assurance that the total principal balance of the class A-AB certificates will not be less than—the principal balance that is specified for such distribution date on Annex F to this prospectus supplement.

In general, subject to the available funds and the priority of payments described under ‘‘—Payments—Priority of Payments’’ below, the holders of the class A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates will be entitled on each distribution date to payments of principal in an amount that will, in the case of each of those classes, generally equal the lesser of:

•	the total principal balance of the subject class of series 2007-C1 principal balance certificates outstanding immediately prior to the subject distribution date; and

•	the excess, if any, of (a) the Net Total Principal Distribution Amount for the subject distribution date, over (b) the total payments of principal made on the subject distribution date with respect to all other more senior classes of series 2007-C1 principal balance certificates (exclusive of the class BMP certificates), as described under ‘‘—Payments—Priority of Payments’’ below.

In no event will the holders of the class A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates be entitled to receive any payments of principal until the total principal balance of the class A-1, A-2, A-3, A-AB, A-4 and A-1A Certificates is reduced to zero. Furthermore, in no event will the holders of any class of series 2007-C1 principal balance certificates (exclusive of the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates and the class BMP certificates) be entitled to receive any payments of principal until the total principal balance of all other more senior classes of series 2007-C1 principal balance certificates (exclusive of the class BMP certificates) is reduced to zero.

The Class BMP Principal Distribution Amount for each distribution date will be allocated to the class BMP certificates, in each case up to the lesser of (a) the total principal balance of the class BMP certificates immediately prior to that distribution date and (b) the entire amount of that Class BMP Principal Distribution Amount.

Notwithstanding the foregoing, on the final distribution date in connection with a termination of the trust, subject to the Net Available P&I Funds or the Class BMP Available P&I Funds, as applicable, for that final distribution date and the priority of payments described under ‘‘—Payments —Priority of Payments’’ or ‘‘—Payments—Payments on the Class BMP Certificates,’’ as applicable, below, the holders of each class of series 2007-C1 principal balance certificates will be entitled to payments of principal, up to the total principal balance of that class of series 2007-C1 principal balance certificates outstanding immediately prior to that final distribution date.

If the master servicer, the special servicer or the trustee reimburses itself out of general collections on the mortgage pool for any advance that it has determined is not recoverable out of collections on the related mortgage loan in the trust, then that advance (together with accrued interest thereon) will be deemed, to the fullest extent permitted, to be reimbursed (i) first, out of payments and other collections of principal on the underlying mortgage loans otherwise distributable on the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates), and (ii) then, out of payments and other collections of interest on the underlying mortgage loans otherwise distributable on the series 2007-C1 certificates (exclusive of the class BMP certificates), thereby reducing the payments of principal on the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates). As a result, the Total Principal Distribution Amount for the corresponding distribution date would be reduced, to not less than zero, by the amount of any such reimbursement. In addition, if payments and other collections of principal on the mortgage pool are applied to reimburse, or pay interest on, any advance that is determined to be nonrecoverable from collections on the related mortgage loan (or, if such mortgage loan is part of the Serviced Loan Combination, on or in respect of such Loan Combination), as described in the prior sentence, then that advance will be reimbursed, and/or interest thereon will be paid, first, out of payments or other collections of principal on the loan group that includes the subject mortgage loan as to which the advance was made, and then, out of payments or other collections of principal on the other loan group. Notwithstanding the foregoing, collections on the Bethany Maryland Portfolio Mortgage Loan that are otherwise distributable with respect to the class BMP certificates will not be available to reimburse, or pay interest on, advances or to pay Additional Trust Fund Expenses with respect to any underlying mortgage loan other than the Bethany Maryland Portfolio Mortgage Loan.

If any advance is considered to be nonrecoverable from collections on the related underlying mortgage loan and, therefore, is reimbursed out of payments and other collections of principal with respect to the entire mortgage pool as described in the preceding paragraph, and if there is a subsequent recovery of that item, that subsequent recovery would generally be included as part of the amounts payable as principal with respect to the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates). In addition, if any advance is determined to be nonrecoverable from collections on the related underlying mortgage loan and, therefore, interest on that advance is paid out of general principal collections on the mortgage pool, and if interest on that advance is subsequently reimbursed to the trust out of Default Interest, late payment charges or any other amounts collected on the underlying mortgage loan as to which that advance was made, then the portion of such Default Interest, late payment charge or other amount that was applied to reimburse the trust for interest on that advance would also generally be included as amounts payable as principal with respect to the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates). For purposes of determining the respective portions of the Net Total Principal Distribution Amount attributable to each loan group, those subsequent recoveries that are to be included as amounts payable as principal with respect to the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates) will be deemed allocated to offset the corresponding prior reductions in amounts attributable to each loan group in reverse order to that set forth in the penultimate sentence of the prior paragraph.

The class X-CL, X-CP and X-W certificates and the series 2007-C1 REMIC residual certificates do not have principal balances and do not entitle their respective holders to payments of principal.

Reimbursement Amounts.    As discussed under ‘‘—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ below, the total principal balance of any class of series 2007-C1 principal balance certificates may be reduced without a corresponding payment of principal. If that occurs with respect to any class of series 2007-C1 principal balance certificates, then, subject to the Net Available P&I Funds or the Class BMP Available P&I Funds, as applicable, and the priority of payments described under ‘‘—Payments—Priority of Payments’’ or ‘‘—Payments—Payments on the Class BMP Certificates,’’ as applicable, below, the holders of that class will be entitled to be reimbursed for the amount of that reduction, without interest. References to the ‘‘loss reimbursement amount’’ under ‘‘—Payments—Priority of Payments’’ below, under ‘‘—Payments—Payments on the Class BMP Certificates’’ below and elsewhere in this prospectus supplement mean, in the case of any class of series 2007-C1 principal balance certificates, for any distribution date, the total amount to which the holders of that class will be entitled as reimbursement for all previously unreimbursed reductions, if any, made in the total principal balance of that class on all prior distribution dates as discussed under ‘‘—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ below.

In limited circumstances, if and to the extent the total Stated Principal Balance of the mortgage pool (exclusive of the total Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component) exceeds the total principal balance of the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates) immediately following the distributions to be made with respect to those certificates on any distribution date, the total principal balance of a class of series 2007-C1 principal balance certificates (exclusive of the class BMP certificates) that was previously reduced as described in the preceding paragraph without a corresponding payment of principal, may be reinstated (up to the amount of the prior reduction), with past due interest. Any such reinstatement of principal balance would result in a corresponding reduction in the loss reimbursement amount otherwise payable to the holders of the subject class of series 2007-C1 principal balance certificates. See ‘‘—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ below.

Priority of Payments.    On each distribution date, the trustee will apply the Net Available P&I Funds for that date for the following purposes and in the following order of priority, in each case to the extent of the remaining Available P&I Funds:

(1)	concurrently, (a) from the portion of the Net Available P&I Funds attributable to Loan Group 2, to pay interest to the holders of the class A-1A certificates up to the total amount of interest payable with respect to such class on the subject distribution date, (b) from the portion of the Net Available P&I Funds attributable to Loan Group 1, to pay interest to the holders of the class A-1, A-2, A-3, A-AB and A-4 certificates, pro rata in accordance with their respective interest entitlements, up to the total amount of interest payable with respect to each such class on the subject distribution date, and (c) from any and all Net Available P&I Funds, to pay interest to the holders of the class X-CL, X-CP and X-W certificates, pro rata in accordance with their respective interest entitlements, up to the total amount of interest payable with respect to each such class on the subject distribution date; provided, however, that if the Net Available P&I Funds for the subject distribution date, or the applicable portion of those Net Available P&I Funds attributable to either loan group, is insufficient to pay in full the total amount of interest to be distributable with respect to any of those classes as described above, the Net Available P&I Funds will be allocated among all those classes pro rata in proportion to the respective amounts of interest then payable thereon, without regard to loan group;

(2)	to pay principal to the holders of the class A-1A certificates, until the total principal balance of the class A-1A certificates has been reduced to zero, in an amount up to the portion of the Net Total Principal Distribution Amount for the subject distribution date that is attributable to Loan Group 2;

(3)	to pay principal to the holders of the class A-AB certificates, in an amount up to the lesser of (a) the Net Total Principal Distribution Amount for the subject distribution date, exclusive of any payments of principal made with respect to the class A-1A certificates on the subject distribution date as described in the immediately preceding clause (2), and (b) the excess, if any, of (i) the total principal balance of the class A-AB certificates outstanding immediately prior to the subject distribution date, over (ii) the Class A-AB Planned Principal Balance for the subject distribution date;

(4)	to pay principal to the holders of the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates, sequentially among those classes in that order, in each case until the total principal balance of the subject class of series 2007-C1 certificates has been reduced to zero, in an aggregate amount up to the Net Total Principal Distribution Amount for the subject distribution date, exclusive of any payments of principal made with respect to the class A-1A and/or A-AB certificates on the subject distribution date as described in the immediately preceding clauses (2) and (3); and

(5)	to make payments to the holders of the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates, in an amount up to, and on a pro rata basis in accordance with, the respective loss reimbursement amounts with respect to those classes for the subject distribution date;

provided that, on each distribution date coinciding with or following the Class A Senior Principal Payment Cross-Over Date, and in any event on the final distribution date, assuming any two or more of the A-1, A-2, A-3, A-AB, A-4 and A-1A classes are outstanding at that time, the allocations and order of principal payments described in clauses (2), (3) and (4) above will be ignored and payments of principal on the A-1, A-2, A-3, A-AB, A-4 and/or A-1A classes will be made up to, and on a pro rata basis in accordance with, the respective total principal balances of those classes then outstanding.

On each distribution date, following the payments to be made with respect to the class A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL, X-CP and X-W certificates as described above, the trustee will apply any remaining Net Available P&I Funds for that date to make the following payments in the following order of priority, in each case to the extent of the remaining Net Available P&I Funds:

(1)	payments to the holders of the class A-M certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class A-M certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class A-M certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class A-M certificates;

(2)	payments to the holders of the class A-J certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class A-J certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class A-J certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A and A-M certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class A-J certificates;

(3)	payments to the holders of the class B certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class B certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class B certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M and A-J certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class B certificates;

(4)	payments to the holders of the class C certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class C certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class C certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J and B certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class C certificates;

(5)	payments to the holders of the class D certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class D certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class D certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B and C certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class D certificates;

(6)	payments to the holders of the class E certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class E certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class E certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C and D certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class E certificates;

(7)	payments to the holders of the class F certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class F certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class F certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D and E certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class F certificates;

(8)	payments to the holders of the class G certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class G certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class G certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E and F certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class G certificates;

(9)	payments to the holders of the class H certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class H certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class H certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F and G certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class H certificates;

(10)	payments to the holders of the class J certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class J certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class J certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G and H certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class J certificates;

(11)	payments to the holders of the class K certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class K certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class K certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H and J certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class K certificates;

(12)	payments to the holders of the class L certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class L certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class L certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J and K certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class L certificates;

(13)	payments to the holders of the class M certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class M certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class M certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K and L certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class M certificates;

(14)	payments to the holders of the class N certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class N certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class N certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L and M certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class N certificates;

(15)	payments to the holders of the class P certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class P certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class P certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M and N certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class P certificates;

(16)	payments to the holders of the class Q certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class Q certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class Q certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N and P certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class Q certificates;

(17)	payments to the holders of the class S certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class S certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class S certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P and Q certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class S certificates;

(18)	payments to the holders of the class T certificates—

first, in respect of interest, up to the total amount of interest payable with respect to the class T certificates on the subject distribution date,

second, in respect of principal, until the total principal balance of the class T certificates is reduced to zero, up to an amount equal to the excess, if any, of the Net Total Principal Distribution Amount for the subject distribution date, over the total principal balance of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q and S certificates outstanding immediately prior to the subject distribution date, and third, as a reimbursement, up to the then loss reimbursement amount for the class T certificates; and

(19)	payments to the holders of the series 2007-C1 REMIC residual certificates, up to the amount of any remaining Net Available P&I Funds;

provided that, on the final distribution date, subject to the Net Available P&I Funds for such distribution date and the priority of payments described above in this paragraph, the holders of each class of series 2007-C1 principal balance certificates referred to above in this paragraph will be entitled to receive payments of principal sufficient to retire their certificates, without regard to the Net Total Principal Distribution Amount for the final distribution date.

Payments of Prepayment Premiums and Yield Maintenance Charges.    If any prepayment consideration is collected during any particular collection period with respect to any mortgage loan in the trust (exclusive of any prepayment consideration collected with respect to the Bethany Maryland Portfolio Junior Component), regardless of whether that prepayment consideration is calculated as a percentage of the amount prepaid or in accordance with a yield maintenance formula, then on the distribution date corresponding to that collection period, the trustee will pay a portion of that prepayment consideration to the holders of any class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F, G, H, J or K certificates that are then entitled to payments of principal on such distribution date, from the loan group (i.e., Loan Group 1 or Loan Group 2) that includes the prepaid mortgage loan, up to an amount equal to, in the case of any particular class of those series 2007-C1 certificates, the product of—

•	the amount of that prepayment consideration, net of workout fees and/or liquidation fees payable in connection with the receipt of that prepayment consideration, multiplied by

•	a fraction, which in no event may be greater than 1.0 or less than 0.0, the numerator of which is equal to the excess, if any, of the pass-through rate for that class of series 2007-C1 principal balance certificates for the related interest accrual period, over the relevant Discount Rate, and the denominator of which is equal to the excess, if any, of the mortgage interest rate of the prepaid mortgage loan over the relevant Discount Rate, and further multiplied by

•	a fraction, the numerator of which is equal to the amount of principal payable to the holders of that class of series 2007-C1 principal balance certificates on that distribution date with respect to the loan group that includes the prepaid mortgage loan, and the denominator of which is the portion of the Net Total Principal Distribution Amount for that distribution date attributable to the loan group that includes the prepaid mortgage loan.

The trustee will thereafter pay any remaining portion of that prepayment consideration, net of workout fees and/or liquidation fees payable in connection with the receipt of that prepayment consideration, to the holders of the class X-CL certificates, the holders of the class X-CP certificates and/or the holders of the class X-W certificates, allocable between such classes as follows:

•	on any distribution date up to and including the distribution date in February 2010,

1.	23% thereof to the holders of the class X-CL certificates; and

2.	2% thereof to the holders of the class X-CP certificates; and

3.	75% thereof to the holders of the class X-W certificates; and

•	on any distribution date subsequent to the distribution date in February 2010,

1.	25% thereof to the holders of the class X-CL certificates; and

2.	75% thereof to the holders of the class X-W certificates.

If any prepayment consideration is collected during any particular collection period with respect to the Bethany Maryland Portfolio Mortgage Loan, then on the distribution date corresponding to that collection period, the trustee will allocate that prepayment consideration between the Senior Component and the Junior Component on a pro rata basis in accordance with the respective amounts of principal then being prepaid with respect to each such component. The portion of any prepayment consideration allocable to the Bethany Maryland Portfolio Junior Component, net of workout fees and liquidation fees payable in connection with the receipt thereof, will be distributed to the holders of the class BMP certificates.

Neither we nor the underwriters make any representation as to—

•	the enforceability of the provision of any promissory note evidencing one of the underlying mortgage loans requiring the payment of a prepayment premium or yield maintenance charge, or

•	the collectability of any prepayment premium or yield maintenance charge.

See ‘‘Description of the Mortgage Pool—Terms and Conditions of the Underlying Mortgage Loans—Prepayment Provisions’’ in this prospectus supplement.

Payments on the Class BMP Certificates.    On each distribution date, the trustee will apply the Class BMP Available P&I Funds for that date to make the following payments to the holders of the class BMP certificates in the following order of priority, in each case to the extent of the remaining portion of the Class BMP Available P&I Funds: (i) interest up to the total interest payable on that class; (ii) principal up to the total principal payable on that class; and (iii) reimbursement up to the total loss reimbursement amount for that class.

Treatment of REO Properties

Notwithstanding that any mortgaged real property securing an underlying mortgage loan may become an REO Property through foreclosure, deed in lieu of foreclosure or otherwise, the related mortgage loan(s) will be treated as having remained outstanding, until the REO Property is liquidated, for purposes of determining—

•	payments on the series 2007-C1 certificates,

•	allocations of Realized Losses and Additional Trust Fund Expenses to the series 2007-C1 certificates, and

•	the amount of all fees payable to the master servicer, the special servicer and the trustee under the series 2007-C1 pooling and servicing agreement.

In connection with the foregoing, the related underlying mortgage loan will be taken into account when determining the Weighted Average Pool Pass-Through Rate, the Net Mortgage Pass-Through Rate and the Total Principal Distribution Amount for each distribution date.

Operating revenues and other proceeds derived from an REO Property administered under the series 2007-C1 pooling and servicing agreement will be applied—

•	first, to pay, or to reimburse the master servicer, the special servicer and/or the trustee for the payment of, some of the costs and expenses incurred in connection with the operation and disposition of the REO Property, and

•	thereafter, as collections of principal, interest and other amounts due on the related mortgage loan(s).

To the extent described under ‘‘Description of the Series 2007-C1 Pooling and Servicing Agreement—Advances— Advances of Delinquent Monthly Debt Service Payments’’ in this prospectus supplement, the master servicer and the trustee will be required to advance delinquent monthly debt service payments with respect to each underlying mortgage loan as to which the corresponding mortgaged real property has become an REO Property, in all cases as if the mortgage loan had remained outstanding.

Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses

As a result of Realized Losses and Additional Trust Fund Expenses, the total Stated Principal Balance of the mortgage pool (exclusive of the total Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component) may decline below the total principal balance of the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates). If this occurs following the payments made to the series 2007-C1 certificateholders on any distribution date, then the respective total principal balances of the following classes of the series 2007-C1 principal balance certificates are to be successively reduced in the following order, until the total principal balance of those classes of certificates equals the total Stated Principal Balance of the mortgage pool (reduced by the total Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component) that will be outstanding immediately following that distribution date.

Order of Allocation	Class
1st	T
2nd	S
3rd	Q
4th	P
5th	N
6th	M
7th	L
8th	K
9th	J
10th	H
11th	G
12th	F
13th	E
14th	D
15th	C
16th	B
17th	A-J
18th	A-M
19th	A-1, A-2, A-3, A-AB, A-4 and A-1A, pro rata based on total outstanding principal balances

Notwithstanding the foregoing, Realized Losses and Additional Trust Fund Expenses, if any, in respect of the Bethany Maryland Portfolio Mortgage Loan will be allocated to the class BMP certificates, but only up to the remaining principal balance of, and amounts otherwise distributable on, the class BMP certificates. As a result of Realized Losses and Additional Trust Fund Expenses with respect to the Bethany Maryland Portfolio Mortgage Loan, the aggregate Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component may decline below the total principal balance of the class BMP certificates. If this occurs following the payments made to the holders of the series 2007-C1 certificates on any distribution date, then the total principal balance of the class BMP certificates will be reduced until the total principal balance of the class BMP certificates equals the aggregate Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component that will be outstanding immediately following that distribution date.

The reductions in the total principal balances of the respective classes of series 2007-C1 principal balance certificates, as described above, will represent an allocation of the Realized Losses and/or Additional Trust Fund Expenses that caused the particular mismatch in principal balances between (a) the underlying mortgage loans and/or the applicable portions thereof and (b) the respective classes of series 2007-C1 principal balance certificates.

The Realized Loss with respect to a liquidated mortgage loan, or related REO Property, will generally equal the excess, if any, of:

•	the outstanding principal balance of the mortgage loan as of the date of liquidation, together with all accrued and unpaid interest on the mortgage loan to but not including the due date in the collection period in which the liquidation occurred (exclusive, however, of any portion of that interest that represents Default Interest or, in the case of the Bethany Maryland Portfolio Mortgage Loan, capitalized interest), over

•	the total amount of Liquidation Proceeds, if any, recovered in connection with the subject liquidation that are available to pay principal of, and interest (other than Default Interest) on, that mortgage loan.

If any portion of the debt due under a mortgage loan is forgiven, whether in connection with a modification, waiver or amendment granted or agreed to by the master servicer or the special servicer or in connection with the bankruptcy, insolvency or similar proceeding involving the related borrower, the amount forgiven (other than Default Interest) also will be treated as a Realized Loss.

Realized Losses will include advances that are determined to be non-recoverable from collections on the related underlying mortgage loan and are therefore recovered out of general collections on the mortgage pool.

Additional Trust Fund Expenses may include:

•	any special servicing fees, workout fees and liquidation fees paid to the special servicer;

•	any interest paid to the master servicer, the special servicer and/or the trustee with respect to unreimbursed advances, which interest payment, in any particular case, is not covered out of late payment charges and Default Interest actually collected on the related underlying mortgage loan;

•	the cost of various opinions of counsel required or permitted to be obtained in connection with the servicing of the underlying mortgage loans and the administration of the other trust assets that, in any particular case, is not paid for by the related borrower or covered out of late payment charges and Default Interest actually collected on the related underlying mortgage loan;

•	any unanticipated, non-mortgage loan specific expense of the trust, including—

1.	any reimbursements and indemnifications to the trustee and various related persons described under ‘‘Description of the Governing Documents—Rights, Protections, Indemnities and Immunities of the Trustee’’ in the accompanying base prospectus,

2.	any reimbursements and indemnification to the master servicer, the special servicer, us and various related persons described under ‘‘Description of the Governing Documents—Matters Regarding the Master Servicer, the Special Servicer, the Manager and Us’’ in the accompanying base prospectus, and

3.	any federal, state and local taxes, and tax-related expenses, payable out of the trust assets, as described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—REO Properties’’ in this prospectus supplement and/or ‘‘Federal Income Tax Consequences—REMICs—Prohibited Transactions Tax and Other Taxes’’ in the accompanying base prospectus;

•	rating agency fees, other than on-going surveillance fees, that, in any particular case, cannot be recovered from the related borrower and are not otherwise covered out of late payment charges and Default Interest actually collected on the related underlying mortgage loan; and

•	any amounts expended on behalf of the trust to remediate an adverse environmental condition at any mortgaged real property securing a defaulted mortgage loan as described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Realization Upon Defaulted Mortgage Loans’’ in this prospectus supplement, and that are not paid for by the related borrower or covered out of late payment charges and Default Interest actually collected on the related underlying mortgage loan.

Any expenses under the governing servicing agreement for an Outside Serviced Loan Combination that are similar to the Additional Trust Fund Expenses described above and that relate to such Outside Serviced Loan Combination, are to be paid out of collections on that Loan Combination, could adversely affect amounts available for payments on the series 2007-C1 certificates and, to the extent paid out of amounts otherwise distributable to the trust with respect to the Outside Serviced Trust Mortgage Loan, should be considered Additional Trust Fund Expenses.

The Total Principal Distribution Amount may from time to time include Recovered Amounts. In such circumstances, it is possible that the total Stated Principal Balance of the mortgage pool (exclusive of the Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component) may exceed the total principal balance of the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates). If and to the extent that any such excess exists as a result of the payment of Recovered Amounts as principal on the series 2007-C1 principal balance certificates, the total principal balances of one or more classes of series 2007-C1 principal balance certificates (exclusive of the class BMP certificates) that had previously been reduced as described above in this ‘‘—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ section may be increased (in each case, up to the amount of any such prior reduction). Any such increases would be made among the respective classes of series 2007-C1 principal balance certificates (exclusive of the class BMP certificates) in the reverse order that such reductions had been made (i.e., such increases would be made first with respect to the most senior class of series 2007-C1 principal balance certificates (exclusive of the class BMP certificates) with a loss reimbursement amount and thereafter in descending order of seniority); provided that such increases may not result in the total principal balance of the series 2007-C1 principal balance certificates (exclusive of the class BMP certificates) being in excess of the total Stated Principal Balance of the mortgage pool (exclusive of the Allocated Principal Balance of the Bethany Maryland Portfolio Junior Component). Any such increases will also be accompanied by a reinstatement of the past due interest on the various interest-bearing classes of the series 2007-C1 certificates that would otherwise have accrued if the reinstated principal amounts had never been written off.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the trust fund and the recipient, general purpose, source and frequency of payments for those fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to each underlying mortgage loan, an interest strip accrued at the related annual master servicing fee rate on the same principal amount on which interest accrues or is deemed to accrue from time to time on that mortgage loan. The master servicing fee for each underlying mortgage loan will be calculated on a 30/360 Basis or, solely in the case of the Bethany Maryland Portfolio Junior Component, an Actual/360 Basis. (3)	Compensation	First, out of recoveries of interest with respect to that mortgage loan and then, if the subject mortgage loan and any related REO Property has been liquidated, out of general collections on deposit in the custodial account (4)	Monthly
Additional Master Servicing Compensation/Master Servicer	Prepayment interest excesses on underlying mortgage loans that are the subject of a principal prepayment in full or in part after their due date in any collection period	Compensation	Interest payments made by the related mortgagor intended to cover interest accrued on the subject principal prepayment with respect to the subject mortgage loan during the period from and after the related due date	Time to time
	All interest and investment income earned on amounts on deposit in the master servicer’s pool custodial account and in any Loan Combination-specific custodial account	Compensation	Interest and investment income related to the subject accounts (net of investment losses)	Monthly
	All interest and investment income earned on amounts on deposit in the servicing accounts, reserve accounts and the defeasance account maintained by the master servicer, to the extent not otherwise payable to the borrowers	Compensation	Interest and investment income related to the subject accounts (net of investment losses)	Monthly

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
	Late payment charges and Default Interest actually collected with respect to any underlying mortgage loan in the trust fund during any collection period (and, in the case of an Outside Serviced Trust Mortgage Loan, passed through to the trust), but only to the extent that such late payment charges and Default Interest accrued while it was a non-specially serviced mortgage loan and are not otherwise allocable to pay the following items with respect to the subject mortgage loan: (i) interest on advances; or (ii) Additional Trust Fund Expenses (exclusive of special servicing fees, liquidation fees and workout fees) currently payable or previously paid with respect to the subject mortgage loan or related mortgaged real property from collections on the mortgage pool and not previously reimbursed.	Compensation	Payments of late payment charges and Default Interest made by mortgagors with respect to the underlying mortgage loans	Time to time
Outside Master Servicing Fee / Master Servicer of an Outside Serviced Trust Mortgage Loan	With respect to each Outside Serviced Trust Mortgage Loan, an interest strip accrued at the related outside master servicing fee rate on the same principal amount on which interest accrues or is deemed to accrue from time to time on the subject underlying mortgage loan. The outside master servicing fee for each Outside Serviced Trust Mortgage Loan will be calculated on a 30/360 Basis. (5)	Compensation	Out of payments of interest with respect to the subject Outside Serviced Trust Mortgage Loan.	Monthly

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Special Servicing Fee / Special Servicer	With respect to each underlying mortgage loan (other than an Outside Serviced Trust Mortgage Loans) and Serviced Non-Trust Loan that is being specially serviced or as to which the related mortgaged real property has become an REO Property, an amount that, for any one-month period, is equal to one-twelfth of the product of (a) the annual special servicing fee rate, multiplied by (b) the principal amount on which interest accrues or is deemed to accrue from time to time with respect to such mortgage loan. (6)	Compensation	Out of general collections on all the mortgage loans and any REO Properties in the trust. (4)	Time to time
Outside Special Servicing Fee/ Special Servicer of an Outside Serviced Trust Mortgage Loan	With respect to each of the Extendicare Portfolio Mortgage Loan and the Four Times Square Mortgage Loan, an amount that, for any one-month period, is equal to one-twelfth of the product of (a) the related annual outside special servicing fee rate, multiplied by (b) the principal amount on which interest accrues or is deemed to accrue from time to time on such mortgage loan. (5)	Compensation	Out of payments and other collections on the related Outside Serviced Loan Combination, as applicable	Time to time
Workout Fee / Special Servicer	With respect to each underlying mortgage loan (other than an Outside Serviced Trust Mortgage Loans) and each Serviced Non-Trust Loan that has been and continues to be worked-out, the workout fee rate of 1.0% multiplied by each collection of interest (other than Default Interest), principal, and prepayment consideration received on the subject mortgage loan for so long as it remains a worked-out mortgage loan	Compensation	Out of each collection of interest (other than Default Interest), principal and prepayment consideration received on the subject mortgage loan.	Time to time

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Liquidation Fee / Special Servicer	With respect to any specially serviced mortgage loan (other than, if applicable, an Outside Serviced Trust Mortgage Loan) for which the special servicer obtains a full, partial or discounted payoff and with respect to any specially serviced mortgage loan (other than, if applicable, an Outside Serviced Trust Mortgage Loan) or REO Property for which the special servicer receives any Liquidation Proceeds an amount calculated by application of a liquidation fee rate of 1.0% to the related payment or proceeds (exclusive of Default Interest). (7)	Compensation	Out of the full, partial or discounted payoff obtained from the related borrower and/or Liquidation Proceeds (exclusive of any portion of that payment or proceeds that represents a recovery of Default Interest) in respect of the related specially serviced mortgage loan or related REO Property, as the case may be.	Time to time
Outside Serviced Trust Mortgage Loan Workout Fee and Liquidation Fee / Special Servicer of an Outside Serviced Trust Mortgage Loan	With respect to each Outside Serviced Trust Mortgage Loan, the related liquidation fee and workout fee due and owing under the applicable outside servicing agreement, which fees are calculated in substantially the same manner as the comparable fees under the series 2007-C1 pooling and servicing agreement. (8)	Compensation	Out of payments and other collections on the related Outside Serviced Loan Combination.	Time to time
Additional Special Servicing Compensation / Special Servicer	All interest and investment income earned on amounts on deposit in the special servicer’s REO Account	Compensation	Interest and investment income related to the subject accounts (net of investment losses)	Time to time

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
	Late payment charges and Default Interest actually collected with respect to any mortgage loan (other than the Outside Serviced Trust Mortgage Loans), but only to the extent such late payment charges and Default Interest (a) accrued with respect to that mortgage loan while it was specially serviced or after the related mortgaged real property became an REO Property and (b) are not otherwise allocable to pay the following items with respect to the subject mortgage loan: (i) interest on advances; or (ii) Additional Trust Fund Expenses (exclusive of special servicing fees, liquidation fees and workout fees) currently payable or previously paid with respect to the subject mortgage loan or mortgaged real property from collections on the mortgage pool and not previously reimbursed	Compensation	Late payment charges and Default Interest actually collected in respect of the underlying mortgage loans	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer (9)	All assumption fees, assumption application fees, modification fees, consent fees, extension fees, defeasance fees and similar fees actually collected on the underlying mortgage loans (other than the Outside Serviced Trust Mortgage Loans) and the Serviced Non-Trust Loan	Compensation	Related payments made by mortgagors with respect to the subject mortgage loans	Time to time
Trustee Fee / Trustee	With respect to each distribution date, an amount generally equal to one month’s interest at the annual trustee fee rate accrued on the Stated Principal Balance outstanding immediately prior to such distribution date of each and every underlying mortgage loan. (10)	Compensation	General collections on the mortgage pool on deposit in the trustee’s collection account.	Monthly

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Additional Trustee Compensation / Trustee	All interest and investment income earned on amounts on deposit in the trustee’s collection account and interest reserve account.	Compensation	Interest and investment income realized on funds deposited in the trustee’s collection account and interest reserve account (net of investment losses).	Monthly
Expenses
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any servicing advances.	Reimbursement of expenses	Amounts on deposit in the custodial account or servicing accounts that represent (a) payments made by the related mortgagor to cover the item for which such servicing advance was made or (b) Liquidation Proceeds, condemnation proceeds, insurance proceeds and, if applicable, REO revenues (in each case, if applicable, net of any liquidation fee or workout fee payable therefrom) received in respect of the particular mortgage loan orrelated REO Property, provided that if the master servicer, special servicer or trustee determines that a servicing advance is not recoverable out of collections on the related underlying mortgage, then such reimbursements shall be paid out of general collections on the mortgage loans and any REO Properties in the trust on deposit in the custodial account (11)	Time to time

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Interest on servicing advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the prime rate as published in the ‘‘Money Rates’’ section of The Wall Street Journal, accrued on the amount of each outstanding servicing advance	Payment of Interest on servicing advances	First, out of Default Interest and late payment charges on the related mortgage loan and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the master servicer’s custodial account (12)	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I advances.	Reimbursement of P&I advances made with respect to the mortgage pool	Late collections of interest and principal (net of related master servicing, workout and liquidation fees) received in respect of the related underlying mortgage loan or REO Property as to which such P&I advance was made, provided that if the master servicer or trustee determines that a P&I advance is not recoverable out of collections on the related underlying mortgage, then out of general collections on the mortgage loans and any REO Properties in the trust on deposit in the master servicer’s custodial account	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the prime rate as published in the ‘‘Money Rates’’ section of The Wall Street Journal, accrued on the amount of each outstanding P&I advance	Payment of interest on P&I advances	First, out of Default Interest and late payment charges on the related mortgage loan and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the master servicer’s custodial account	Time to time

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Unpaid expenses (other than interest on servicing advances or P&I advances, special servicing fees, workout fees and liquidation fees)	To the extent of funds available, the amount of any outstanding expenses.	Reimbursement of Expenses	Default Interest and late payment charges on deposit in the custodial account that were received with respect to the mortgage loan as to which the expense was incurred, to the extent not applied to the payment of interest on outstanding servicing or P&I advances	Time to time
Reimbursement of costs and expenses for the remediation of adverse environmental conditions at any mortgaged real property / Special Servicer	To the extent of funds available, the costs and expenses in connection with the remediation of adverse environmental condition at any mortgaged real property that secures a defaulted mortgage loan in the trust (such costs and expenses will be incurred only if the Special Servicer has determined to acquire title or possession of the related mortgaged real property)	Reimbursement of Expenses	General collections on deposit in the master servicer’s custodial account (4)	Time to time
Cost of an independent appraiser or other expert in real estate matters	To the extent of funds available, the cost of such independent appraiser or other expert in real estate matters	Payment of Expenses	General collections on deposit in the master servicer’s custodial account (4)	Time to time
Fees of an independent contractor retained to manage an REO Property	To the extent of funds available, the amount of the fees of such independent contractor	Payment of Expenses	General collections on deposit in the master servicer’s custodial account (4)	Time to time
Servicing expenses, that would, if advanced by the master servicer or special servicer, constitute nonrecoverable servicing advances	To the extent of funds available, the amount of such servicing expense	Payment of servicing expenses	General collections on deposit in the master servicer’s custodial account (4)	Time to time

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Amounts payable or reimbursable to a Non-Trust Noteholder or a servicer of an Outside Serviced Trust Mortgage Loan	Amounts (other than normal monthly payments) specifically payable or reimbursable to such party by the trust in its capacity as holder of the related underlying mortgage loan that is part of the relevant Loan Combination, pursuant to the terms of the related Co-Lender Agreement	Payment or reimbursement or amounts payable by the trust	General collections on deposit in the master servicer’s custodial account.	Time to time
Reimbursement of nonrecoverable advances and interest thereon / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any P&I advance or servicing advance, and interest thereon, that the advancing party has determined to be not recoverable out of collections on the related underlying mortgage loan	Reimbursement of Expenses	First, out of amounts on deposit in the custodial account that represent payments or collections of principal on the mortgage pool and second, out of any other payments and/or collections on the mortgage pool and third, out of any other amounts on deposit in the custodial account.	Time to time
Indemnification of
expenses in connection
with the termination and
removal of the master
servicer or the special
servicer as a result of an
Event of Default / the
applicable party to the
pooling and servicing
agreement	Any cost or expenses in connection with any actions taken by any party to the pooling and servicing agreement with respect to the termination and removal of the master servicer or special servicer following an Event of Default (if not paid by the defaulting party within 90 days after notice of such costs and expenses).	Indemnification	General collections on deposit in the master servicer’s custodial account.	Time to time
Cost of transferring mortgage files and related documents to a successor trustee/ trustee	The cost of transferring mortgage files and related documents to a successor trustee	Payment of expenses	General collections on deposit in the master servicer’s custodial account.	Time to time
Cost of opinions or advice of counsel / Party incurring such expense	To the extent of funds available, the cost of such opinions of counsel or advice of counsel	Payment of expenses	General collections on the mortgage pool on deposit in the trustee’s collection account or the master servicer’s custodial account (4)	Time to time

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Payment of any federal,
state and local taxes
imposed on the trust, its
assets and/or transactions,
together with all incidental
costs and expenses, that
are required to be borne
by the trust / Party
payment such expense	The amount of any federal, state and local taxes imposed on the trust, its assets and/or transactions, together with all incidental costs and expenses	Payment of taxes and related expenses	General collections on the mortgage pool on deposit in the trustee’s collection account	Time to time
Indemnification Expenses / Tax Administrator	The amount of any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the IRS or state tax authorities	Indemnification	General collections on the mortgage pool on deposit in the trustee’s collection account	Time to time
Funds necessary for the proper operation, management, leasing, maintenance and disposition of any administered REO Property/ Special Servicer	To the extent of funds available, the amount of the expenses for the proper operation, management, leasing, maintenance and disposition of such REO Property	Payment of expenses	Amounts on deposit in the account established by the special servicer for the retention of revenues and other proceeds derived from such REO Property (4)	Time to time
The cost or expenses incurred in connection with determining the identity of the Controlling Class Representative or the Class BMP Representative	The amount of such cost or expenses	Indemnification of expenses	Out of the trust funds (in any event, out of amounts otherwise payable with respect to the series 2007-C1 controlling class certificates or the class BMP certificates, as the case may be)	Time to time

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Indemnification Expenses/ Trustee and any director, officer, employee or agent of the Trustee	Any loss, liability or reasonable ‘‘out-of-pocket’’ expense arising out of, or incurred in connection with the series 2007-C1 pooling and servicing agreement, the series 2007-C1 certificates (provided that such loss, liability or expense constitutes an ‘‘unanticipated expense’’ within the meaning of Treasury regulations section 1.860G-1(b)(3)(ii)) (13)	Indemnification	Amounts on deposit on the master servicer’s custodial account and the trustee’s collection account (and, to the extent that a Loan Combination or any related REO Property is affected, such indemnity will be payable out of the related Loan Combination custodial account)	Time to time
Indemnification Expenses/ Depositor, Master Servicer or Special Servicer and any director, officer, employee or agent of Depositor, Master Servicer or Special Servicer	Any loss, liability or reasonable expense (including reasonable legal fees and expenses) incurred in connection with any legal action or claim relating to the series 2007-C1 pooling and servicing agreement or the series 2007-C1 certificates (13)	Indemnification	Amounts on deposit on the master servicer’s custodial account (14)	Time to time
Servicing Advances, Interest on Servicing Advances, Servicing Expenses and Indemnification Expenses / Master Servicer or Special Servicer of an Outside Serviced Trust Mortgage Loan	Substantially the same as corresponding items under the series 2007-C1 pooling and servicing agreement	Fees, Expenses and Indemnification	Payable out of collections on the related Outside Serviced Loan Combination (15)	Time to time

(1)	If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this prospectus supplement. Any change to the fees and expenses described in this prospectus supplement would require an amendment to the series 2007-C1 pooling and servicing agreement. See ‘‘Description of the Governing Documents — Amendment’’ in the accompanying base prospectus.

(2)	Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer or trustee in the case of amounts owed to either of them) prior to distributions on the series 2007-C1 certificates.

(3)	The master servicing fee rate payable with respect to each Outside Serviced Trust Mortgage Loan under the series 2006-C7 pooling and servicing agreement will equal 0.01% per annum. The master servicing fee rate payable with respect to the other underlying mortgage loans (or, in the case of the Bethany Maryland Portfolio Mortgage Loan, just on the Senior Component) will range, on a loan-by-loan basis, from 0.01% per annum to 0.08% per annum. The master servicing fee rate payable under the series 2007-C1 pooling and servicing agreement for the Bethany Maryland Portfolio Junior Component is 0.0075% per annum. See ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Servicing Compensation and Payment of Expenses—The Principal Master Servicing Compensation’’ in this prospectus supplement.

(4)	In the case of a mortgage loan in a Serviced Loan Combination, first, out of amounts on deposit in the Serviced Loan Combination-specific custodial account.

(5)	The outside master servicing fee rate for the Extendicare Portfolio Mortgage Loan will equal 0.01% per annum and the outside special servicing fee rate for the Extendicare Portfolio Mortgage Loan will equal 0.25% per annum. The outside master servicing fee rate for the Four Times Square Mortgage Loan will equal 0.005% per annum and the outside special servicing fee rate for the Four Times Square Mortgage Loan will equal 0.05% per annum.

(6)	The special servicing fee rate for each mortgage loan serviced under the series 2007-C1 pooling and servicing agreement will equal 0.25% per annum. See ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Servicing Compensation and Payment of Expenses—Principal Special Servicing Compensation—The Special Servicing Fee’’ in this prospectus supplement.

(7)	Circumstances as to when a liquidation fee is not payable are set forth under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Servicing Compensation and Payment of Expenses—Principal Special Servicing Compensation—Liquidation Fee’’ in this prospectus supplement.

(8)	The liquidation fee rate and the workout fee rate with respect to the Extendicare Portfolio Mortgage Loan will equal 1.0%. The liquidation fee rate and the workout fee rate with respect to the Four Times Square Mortgage Loan will equal 0.05%.

(9)	Allocable between the master servicer and the special servicer as provided in the series 2007-C1 pooling and servicing agreement.

(10)	The trustee fee rate will equal 0.00054% per annum. See ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Trustee Compensation’’ in this prospectus supplement. The trustee fee will be calculated on a 30/360 Basis, except to the extent that it accrues on the Bethany Maryland Portfolio Junior Component, in which case it will be calculated on an Actual/360 Basis.

(11)	If the subject underlying mortgage loan is part of a Serviced Loan Combination, such servicing advance will generally be paid out of amounts on deposit in the related Serviced Loan Combination-specific account that represent payments made by the related mortgagor to cover the item for which such servicing advance was made, and amounts on deposit in the related Loan Combination-specific account that represent Liquidation Proceeds, condemnation proceeds, insurance proceeds and, if applicable, REO revenues (in each case, if applicable, net of any liquidation fee or workout fee payable therefrom) received in respect of the subject Serviced Loan Combination or any related REO Property, provided that if the party entitled to the reimbursement of such servicing advance has made a determination that such servicing advance is nonrecoverable, then such servicing advance shall generally be paid out of amounts on deposit in the master servicer’s custodial account.

(12)	If the subject underlying mortgage loan is part of a Serviced Loan Combination, such amounts will generally be paid out of: first, to the maximum extent permitted under the related Co-Lender Agreement, any amounts on deposit in the related Serviced Loan Combination-specific account that would otherwise be distributable under the related Co-Lender Agreement to holders of the mortgage loans comprising the subject Serviced Loan Combination as Default

Interest and late payment charges, with such payment to be deducted from the amounts otherwise so distributable; and, second, any remaining amounts on deposit in the related Serviced Loan Combination-specific account that would otherwise be distributable under the related Co-Lender Agreement to the holders of the mortgage loans comprising the subject Serviced Loan Combination with such payment to be deducted (if and to the extent so provided in the related Co-Lender Agreement) from such amounts otherwise so distributable; and, third, as and to the extent provided in the series 2007-C1 pooling and servicing agreement, out of general collections on the mortgage pool.

(13)	In general, none of the above specified persons will be entitled to indemnification for (a) any liability specifically required to be borne thereby pursuant to the terms of the series 2007-C1 pooling and servicing agreement, or (b) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of, or the negligent disregard of, such party’s obligations and duties under the series 2007-C1 pooling and servicing agreement, or as may arise from a breach of any representation or warranty of such party made in the series 2007-C1 pooling and servicing agreement, or (c) any loss, liability or expense that constitutes an advance, the reimbursement of which has otherwise been provided for under the series 2007-C1 pooling and servicing agreement, or allocable overhead.

(14)	If a Serviced Loan Combination is involved, such indemnity will be payable out of the related Loan Combination-specific custodial account and, if and to the extent not solely attributable to the Serviced Non-Trust Loan included in such Loan Combination, will also be payable out of the master servicer’s custodial account if amounts on deposit in the related Loan Combination-specific account are insufficient therefor.

(15)	In the case of the Outside Serviced Loan Combinations, the trust must bear its pro rata share of any servicing advance not otherwise recoverable out of collections on that Loan Combination.

Reports to Certificateholders; Available Information

Certificateholder Reports.    Based solely on information provided in monthly reports prepared by the master servicer and the special servicer and delivered to the trustee, the trustee will be required to make available, as and under the circumstances described under ‘‘—Information Available Electronically’’ below, on each distribution date, to each registered holder of an offered certificate and, upon request, to each beneficial owner of an offered certificate held in book-entry form that is identified to the reasonable satisfaction of the trustee:

•	A distribution date statement containing substantially the information contained in Annex D to this prospectus supplement.

•	A CMSA bond level file, together with a CMSA collateral summary file setting forth information with respect to the underlying mortgage loans and the corresponding mortgaged real properties, respectively.

•	A mortgage pool data update report, which is to contain substantially the categories of information regarding the underlying mortgage loans set forth on Annexes A-1 through A-4 to this prospectus supplement, with that information to be presented in tabular format substantially similar to the format utilized on those annexes. The mortgage pool data update report may be included as part of the distribution date statement.

The master servicer or the special servicer, as specified in the series 2007-C1 pooling and servicing agreement, is required to deliver to the trustee (or, in the case of the special servicer, to the master servicer for delivery, directly or as part of other reports, to the trustee) monthly, and the trustee is required to make available, as and under the circumstances described below under ‘‘—Information Available Electronically,’’ a copy of each of the following reports with respect to the underlying mortgage loans (except as provided in the fourth succeeding paragraph below with respect to the Outside Serviced Trust Mortgage Loans) and the corresponding mortgaged real properties:

•	a CMSA delinquent loan status report;

•	a CMSA historical loan modification and corrected mortgage loan report;

•	a CMSA REO status report;

•	a CMSA servicer watch list;

•	a loan payoff notification report;

•	a CMSA comparative financial status report;

•	a CMSA loan level reserve/LOC report;

•	a CMSA loan periodic update file;

•	a CMSA loan setup file;

•	a CMSA advance recovery report;

•	a CMSA property file;

•	a CMSA special servicer loan file;

•	a CMSA total loan report; and

•	a CMSA financial file.

In addition, upon the request of any holder or, to the extent identified to the reasonable satisfaction of the trustee, beneficial owner of an offered certificate, the trustee will be required to request from the master servicer, and, upon receipt, make available to the requesting party, during normal business hours at the offices of the trustee, copies of the following reports required to be prepared and maintained by the master servicer and/or the special servicer:

•	with respect to any mortgaged real property or REO Property, a CMSA operating statement analysis report; and

•	with respect to any mortgaged real property or REO Property, a CMSA NOI adjustment worksheet.

The reports identified in the preceding three paragraphs as CMSA reports will be in the forms prescribed in the standard Commercial Mortgage Securities Association investor reporting package. Forms of these reports are available at the CMSA’s internet website, located at www.cmbs.org.

Recipients of the reports described above in this ‘‘—Reports to Certificateholders; Available Information’’ section will be deemed to have agreed to keep the information therein confidential in accordance with applicable securities laws and may be required to execute a confidentiality and indemnification agreement. Notwithstanding the foregoing, any information made available by or duplicated in filings made pursuant to the Exchange Act is required to be and will be made available to anyone.

With respect to each of the Outside Serviced Trust Mortgage Loans, the reports required to be delivered to the holder of those mortgage loans by the applicable master servicer, pursuant to the governing servicing agreement, are substantially similar, but not identical, to those required to be delivered to the trustee by the master servicer under the series 2007-C1 pooling and servicing agreement. To the extent any such information with respect to an Outside Serviced Trust Mortgage Loan or the related mortgaged real property is received from the master servicer under the related governing servicing agreement, the series 2007-C1 master servicer is required to aggregate that information with the CMSA reports the series 2007-C1 master servicer is required to prepare with respect to the underlying mortgage loans, and the trustee is then required to make those reports available as described below under ‘‘—Information Available Electronically.’’ The obligation of the series 2007-C1 master servicer and/or the trustee to remit any reports or information identified in this ‘‘—Reports to Certificateholders; Available Information’’ section with respect to an Outside Serviced Trust Mortgage Loan is dependent upon its receipt of the corresponding information from a party responsible for servicing that mortgage loan, upon which information the master servicer and the trustee may conclusively rely.

Within a reasonable period of time after the end of each calendar year, upon request, the trustee is required to send to each person who at any time during the calendar year was a series 2007-C1 certificateholder of record, a report summarizing on an annual basis, if appropriate, certain items of the monthly distribution date statements relating to amounts distributed to the certificateholder and such other information as may be required to enable the certificateholder to prepare its federal income tax returns. The foregoing requirements will be deemed to have been satisfied to the extent that the information is provided from time to time pursuant to the applicable requirements of the Internal Revenue Code.

Absent manifest error of which it is aware, none of the master servicer, the special servicer or the trustee will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller, a servicer of an Outside Serviced Trust Mortgage Loan any other third party that is included in any reports, statements, materials or information prepared or provided by the master servicer, the special servicer or the trustee, as applicable. Notwithstanding the foregoing, the party signing reports required under the Exchange Act on our behalf is responsible for the information contained in those reports.

Book-Entry Certificates.    If you hold your offered certificates in book-entry form through DTC, you may, at your expense, obtain direct access to the monthly reports of the trustee as if you were a certificateholder, provided that you deliver a written certification to the trustee confirming your beneficial ownership in the offered certificates. Otherwise, until definitive certificates are issued with respect to your offered certificates, the information contained in those monthly reports will be available to you only to the extent that it is made available through DTC and the DTC participants or is available on the trustee’s internet website.

Conveyance of notices and other communications by DTC to the DTC participants, and by the DTC participants to beneficial owners of the offered certificates, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. We, the master servicer, the special servicer, the trustee and the series 2007-C1 certificate registrar are required to recognize as certificateholders only those persons in whose names the series 2007-C1 certificates are registered on the books and records of the certificate registrar.

Information Available Electronically.    The trustee will make available each month, for the relevant reporting periods, to the series 2007-C1 certificateholders and beneficial owners of series 2007-C1 certificates identified to the reasonable satisfaction of the trustee, the distribution date statement, any mortgage pool data update report, any loan payoff notification report, and the mortgage loan information presented in the standard Commercial Mortgage Securities Association investor reporting package formats via the trustee’s internet website. All the foregoing reports will be accessible on a restricted basis after receipt by the trustee of a certification in the form attached to the series 2007-C1 pooling and servicing agreement from the person(s) seeking access. The trustee’s internet website will initially be located at www.etrustee.net.

The annual reports on Form 10-K, the distribution reports on Form 10-D, the current reports on Form 8-K and amendments to those reports filed or furnished with respect to the trust pursuant to section 13(a) or 15(d) of the Exchange Act will be made available on the website of the trustee as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. See ‘‘Description of the Certificates—Incorporation of Certain Documents by Reference; Reports Filed with the SEC’’ in the accompanying base prospectus.

The trustee will provide to each person, including any beneficial owner, to whom the accompanying base prospectus is delivered in connection with any offered certificates, free of charge upon written or oral request, a copy of any and all of the information that is incorporated by reference in the accompanying base prospectus but not delivered with the accompanying base prospectus. Requests for this information should be made to the trustee at LaSalle Bank National Association, 135 South LaSalle Street, Suite 1625, Chicago, IL 60603, Attention: Nicholas Xeros, telephone number (312) 904-0708.

The trustee may require the acceptance of a disclaimer and an agreement of confidentiality in connection with providing access to its internet website. The trustee will not be liable for the dissemination of information made in accordance with the series 2007-C1 pooling and servicing agreement.

Upon notice from the underwriters that the non-offered classes of series 2007-C1 certificates have been sold by them, the trustee will be required to make available electronically, on each distribution date, to the Trepp Group, Intex Solutions, Inc., Charter Research Corporation and/or any other similar third party information provider, a copy of the reports made available to the series 2007-C1 certificateholders.

None of the trustee, the master servicer or the special servicer will make any representations or warranties as to the accuracy or completeness of, and may disclaim responsibility for, any information made available by the trustee, the master servicer or the special servicer, as the case may be, for which it is not the original source. Notwithstanding the foregoing, the party signing reports required under the Exchange Act on our behalf is responsible for the information contained in those reports.

Other Information.    The series 2007-C1 pooling and servicing agreement will obligate the trustee to make available at its offices, during normal business hours, upon reasonable advance written notice, for review by any holder or beneficial owner of an offered certificate or any person identified to the trustee as a prospective transferee of an offered certificate or any interest in that offered certificate, originals or copies of, among other things, the following items:

•	the final prospectus supplement, the accompanying base prospectus and any other disclosure documents relating to the non-offered classes of the series 2007-C1 certificates, in the form most recently provided by us or on our behalf to the trustee;

•	the series 2007-C1 pooling and servicing agreement, each sub-servicing agreement delivered to the trustee since the Issue Date, and any amendments to those agreements;

•	all monthly reports of the trustee delivered, or otherwise electronically made available, to series 2007-C1 certificateholders since the Issue Date;

•	all statements of compliance delivered to the trustee annually by the master servicer and/or the special servicer since the Issue Date, as described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Evidence as to Compliance’’ in this prospectus supplement;

•	all assessment reports and attestation reports delivered to the trustee annually with respect to the master servicer and/or the special servicer since the Issue Date, as described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Evidence as to Compliance’’ in this prospectus supplement;

•	the most recent appraisal, if any, with respect to each mortgaged real property for an underlying mortgage loan (other than an Outside Serviced Trust Mortgage Loan) obtained by the master servicer or the special servicer and delivered to the trustee;

•	the mortgage files for the underlying mortgage loans, including all documents, such as modifications, waivers and amendments of those underlying mortgage loans, that are to be added to the mortgage files from time to time, to the extent held by the trustee;

•	upon request, the most recent inspection report with respect to each mortgaged real property with respect to an underlying mortgage loan (other than an Outside Serviced Trust Mortgage Loan) prepared by or on behalf of the master servicer or the special servicer and delivered to the trustee as described under ‘‘Description of the Series 2007-C1 Pooling and Servicing Agreement—Inspections; Collection of Operating Information’’ in this prospectus supplement;

•	upon request, except in the case of an Outside Serviced Trust Mortgage Loan, the most recent quarterly and annual operating statement and rent roll for each mortgaged real property for an underlying mortgage loan and financial statements of the related borrower collected by the master servicer or the special servicer and delivered to the trustee as described under ‘‘Description of the Series 2007-C1 Pooling and Servicing Agreement—Inspections; Collection of Operating Information’’ in this prospectus supplement; and

•	with respect to each Outside Serviced Trust Mortgage Loan, the governing servicing agreement and any reports and other information delivered under that agreement to the master servicer on behalf of the trust as holder of the Outside Serviced Trust Mortgage Loan.

Copies of any and all of the foregoing items will be available from the trustee upon request. However, the trustee will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing the copies.

In connection with providing access to or copies of the items described above, the trustee (or the master servicer, if applicable) may require:

•	in the case of a registered holder of an offered certificate or a beneficial owner of an offered certificate held in book-entry form, a written confirmation executed by the requesting person or entity, in the form attached to the series 2007-C1 pooling and servicing agreement, generally to the effect that the person or entity is a registered holder or beneficial owner of offered certificates and will keep the information confidential, together with a related indemnity; and

•	in the case of a prospective purchaser of an offered certificate or any interest in that offered certificate, confirmation executed by the requesting person or entity, in the form attached to the series 2007-C1 pooling and servicing agreement, generally to the effect that the person or entity is a prospective purchaser of offered certificates or an interest in offered certificates, is requesting the information for use in evaluating a possible investment in the offered certificates and will otherwise keep the information confidential, together with a related indemnity.

Voting Rights

The voting rights for the series 2007-C1 certificates will be allocated among the respective classes of those certificates as follows:

•	99% of the voting rights will be allocated among the holders of the various classes of series 2007-C1 certificates that have principal balances, pro rata in accordance with those principal balances;

•	1% of the voting rights will be allocated among the holders of the class X-CL, X-CP and X-W certificates, pro rata in accordance with their respective notional amounts; and

•	0% of the voting rights will be allocated among the holders of the series 2007-C1 REMIC residual certificates.

Voting rights allocated to a class of series 2007-C1 certificateholders will be allocated among those certificateholders in proportion to their respective percentage interests in that class.

Termination

The obligations created by the series 2007-C1 pooling and servicing agreement will terminate following the earliest of—

1.	the final payment or advance on, other liquidation of, the last mortgage loan or related REO Property remaining in the trust, and

2.	the purchase of all of the mortgage loans and REO Properties remaining in the trust by any single certificateholder or group of certificateholders of the series 2007-C1 controlling class, the special servicer, the master servicer, us or Lehman Brothers Inc., in that order of preference.

Written notice of termination of the series 2007-C1 pooling and servicing agreement will be given to each series 2007-C1 certificateholder. The final payment with respect to each series 2007-C1 certificate will be made only upon surrender and cancellation of that certificate at the office of the series 2007-C1 certificate registrar or at any other location specified in the notice of termination.

Any purchase by any single holder or group of holders of the controlling class, the special servicer, the master servicer, us or Lehman Brothers Inc. of all the mortgage loans and REO Properties remaining in the trust is required to be made at a price generally equal to:

•	the sum of—

1.	the total principal balance of all the mortgage loans then included in the trust, other than any mortgage loans as to which the mortgaged real properties have become REO Properties, together with (a) interest, other than Default Interest and Bethany Maryland Portfolio Capitalized Interest Amounts on those mortgage loans, (b) unreimbursed servicing advances for those mortgage loans and (c) unpaid interest on advances made with respect to those mortgage loans, and

2.	the appraised value of all REO Properties then included in the trust,

minus

•	solely in the case of a purchase by the master servicer or the special servicer, the total of all amounts payable or reimbursable to the purchaser under the series 2007-C1 pooling and servicing agreement.

The purchase will result in early retirement of the outstanding series 2007-C1 certificates. However, the rights of any single holder or group of holders of the series 2007-C1 controlling class, the special servicer, the master servicer, us or Lehman Brothers Inc. to make the purchase is subject to the requirement that the total Stated Principal Balance of the mortgage pool (including the Bethany Maryland Portfolio Junior Component) be less than 1.0% of the initial total principal balance of the series 2007-C1 principal balance certificates. The termination price, exclusive of any portion of the termination price payable or reimbursable to any person other than the series 2007-C1 certificateholders, will constitute part of the Net Available P&I Funds or the Class BMP Available P&I Funds, as applicable, for the final distribution date. Any person or entity making the purchase will be responsible for reimbursing the parties to the series 2007-C1 pooling and servicing agreement for all reasonable out-of-pocket costs and expenses incurred by the parties in connection with the purchase.

In addition, following the date on which the total principal balances of the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, E, F and G certificates are reduced to zero, the trust fund may also be terminated, with the consent of 100% of the remaining 2007-C1 certificateholders and the master servicer and subject to such additional conditions as may be set forth in the series 2007-C1 pooling and servicing agreement, in connection with an exchange of all the remaining series 2007-C1 certificates for all the mortgage loans and REO Properties remaining in the trust fund at the time of exchange.

YIELD AND MATURITY CONSIDERATIONS

Yield Considerations

General.    The yield on any offered certificate will depend on:

•	the price at which the certificate is purchased by an investor, and

•	the rate, timing and amount of payments on the certificate.

The rate, timing and amount of payments on any offered certificate will in turn depend on, among other things,

•	the pass-through rate for the certificate, which will be fixed or variable, as described in this prospectus supplement,

•	the rate and timing of principal payments, including principal prepayments, and other principal collections on the underlying mortgage loans and the extent to which those amounts are to be applied or otherwise result in reduction of the principal balance or notional amount, as applicable, of the certificate,

•	the rate, timing and severity of Realized Losses and Additional Trust Fund Expenses and the extent to which those losses and expenses result in the reduction of the principal balance or notional amount, as applicable, of, or the total payments on, the certificate, and

•	the timing and severity of any Net Aggregate Prepayment Interest Shortfalls and the extent to which those shortfalls result in the reduction of the interest payments on the certificate.

See ‘‘Description of the Offered Certificates—Payments—Calculation of Pass-Through Rates’’ and ‘‘Description of the Mortgage Pool’’ in this prospectus supplement and ‘‘—Rate and Timing of Principal Payments’’ below.

Pass-Through Rates.    If the pass-through rate applicable to any class of offered certificates is equal to, based upon or limited by the Weighted Average Pool Pass-Through Rate from time to time, then the yield on those offered certificates could be sensitive to changes in the relative composition of the mortgage pool as a result of scheduled amortization, voluntary prepayments and liquidations of the underlying mortgage loans following default.

See ‘‘Description of the Offered Certificates—Payments—Calculation of Pass-Through Rates’’ and ‘‘Description of the Mortgage Pool’’ in this prospectus supplement and ‘‘—Rate and Timing of Principal Payments’’ below.

Rate and Timing of Principal Payments.    The yield to maturity of the class X-CP and X-W certificates will be extremely sensitive to, and the yield maturity of any other offered certificates purchased at a discount or a premium will be affected by, the rate and timing of principal payments made in a reduction of the principal balances of those certificates. In turn, the rate and timing of principal payments that are applied or otherwise result in reduction of the principal balance or notional amount of any offered certificate will be directly related to the rate and timing of principal payments on or with respect to the underlying mortgage loans. Finally, the rate and timing of principal payments on or with respect to the underlying mortgage loans will be affected by their amortization schedules, the dates on which balloon payments are due and the rate and timing of principal prepayments and other unscheduled collections on them, including for this purpose, collections made in connection with liquidations of mortgage loans due to defaults, casualties or condemnations affecting the mortgaged real properties, or purchases or other removals of underlying mortgage loans from the trust.

Prepayments and other early liquidations of the underlying mortgage loans will result in payments on the series 2007-C1 certificates of amounts that would otherwise be paid over the remaining terms of the mortgage loans. This will tend to accelerate the rate at which the total notional amounts of the class X-CP and X-W certificates are reduced and further tend to shorten the weighted average lives of the offered certificates with principal balances. Defaults on the underlying mortgage loans, particularly at or near their maturity dates, may result in significant delays in payments of principal on the underlying mortgage loans and, accordingly, on the series 2007-C1 certificates, while work-outs are negotiated or foreclosures are completed. These delays will tend to lengthen the weighted average lives of the offered certificates with principal balances.

The extent to which the yield to maturity on any offered certificate may vary from the anticipated yield will depend upon the degree to which the certificate is purchased at a discount or premium and when, and to what degree, payments of principal on the underlying mortgage loans are in turn paid or otherwise result in a reduction of the principal balance or notional amount of the certificate. If you purchase your offered certificates at a discount, you should consider the risk that a slower than anticipated rate of principal payments on the underlying mortgage loans could result in an actual yield to you that is lower than your anticipated yield. If you purchase class X-CP or X-W certificates, or if you otherwise purchase your offered certificates at a premium, you should consider the risk that a faster than anticipated rate of principal payments on the underlying mortgage loans could result in an actual yield to you that is lower than your anticipated yield.

The yield to investors on the class X-CP and X-W certificates will be highly sensitive to the rate and timing of principal payments, including prepayments, on the underlying mortgage loans. Depending on the timing thereof, a payment of principal on the underlying mortgage loans that is, in turn, applied in reduction of the total principal balance of the class A-1A, A-2, A-3, A-AB, A-4, A-M, A-J, B, C, D, E, F, G and H certificates may result in a reduction in the total notional amount of the class X-CP certificates. In addition, a payment of principal on the underlying mortgage loans that is, in turn, applied in reduction of the total principal balance of any class of series 2007-C1 principal balance certificates (other than the class BMP certificates) will result in a reduction of the total notional amount of the class X-W certificates. If you are considering the purchase of class X-CP and/or X-W certificates, you should consider the risk that an extremely rapid rate of payments and other collections of principal on or with respect to the underlying mortgage loans could result in your failure to fully recover your initial investment.

In the event that prepayments and other early liquidations occur with respect to underlying mortgage loans that have relatively high net mortgage interest rates, the Weighted Average Pool Pass-Through Rate would decline, which could, in turn, adversely affect the yield on any offered certificate with a variable or capped pass-through rate. In addition, the respective pass-through rates for, and yields on, the class X-CP and X-W certificates will, in the case of each of those classes, vary with changes in the relative sizes of the respective Class X-CP Components or Class X-W Components, as the case may be.

Because the rate of principal payments on or with respect to the underlying mortgage loans will depend on future events and a variety of factors, no assurance can be given as to that rate or the rate of principal prepayments in particular.

Even if they are collected and payable on your offered certificates, prepayment premiums and yield maintenance charges may not be sufficient to offset fully any loss in yield on your offered certificates attributable to the related prepayments of the underlying mortgage loans.

Delinquencies and Defaults on the Mortgage Loans. The rate and timing of delinquencies and defaults on the underlying mortgage loans will affect the amount of payments on your offered certificates, the yield to maturity of your offered certificates and, in the case of offered certificates with principal balances, the rate of principal payments on your offered certificates and the weighted average life of your offered certificates. Delinquencies on the underlying mortgage loans, unless covered by monthly debt service advances, may result in shortfalls in payments of interest and/or principal on your offered certificates for the current month.

If—

•	you calculate the anticipated yield to maturity for your offered certificates based on an assumed rate of default and amount of losses on the underlying mortgage loans that is lower than the default rate and amount of losses actually experienced, and

•	the additional losses result in a reduction of the total payments on or the principal balance or notional amount, as applicable, of your offered certificates,

then your actual yield to maturity will be lower than you calculated and could, under some scenarios, be negative.

The timing of any loss on a liquidated mortgage loan that results in a reduction of the total payments on or the principal balance or notional amount, as applicable, of your offered certificates will also affect your actual yield to maturity, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier your loss occurs, the greater the effect on your yield to maturity.

Depending on the timing thereof, any reduction of the total principal balance of the class     ,         ,       ,       ,       ,       ,       ,       ,      ,       ,       ,    and      certificates caused by a Realized Loss with respect to the underlying mortgage loans or an Additional Trust Fund Expense may result in a reduction in the total notional amount of the class X-CP certificates. In addition, any reduction of the total principal balance of a class of series 2007-C1 principal balance certificates (other than the class BMP certificates) will result in a reduction in the total notional amount of the class X-W certificates.

Even if losses on the underlying mortgage loans do not result in a reduction of the total payments on or the principal balance or notional amount, as applicable, of your offered certificates, the losses may still affect the timing of payments on, and the weighted average life and/or yield to maturity of, your offered certificates.

In addition, if the master servicer, the special servicer or the trustee reimburses itself out of general collections on the mortgage pool for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then that advance (together with accrued interest thereon) will be deemed, to the fullest extent permitted, to be reimbursed out of payments and other collections of principal on the underlying mortgage loans otherwise distributable on the series 2007-C1 principal balance certificates, prior to being deemed reimbursed out of payments and other collections of interest on the underlying mortgage loans otherwise distributable on the series 2007-C1 certificates. As a result, the Total Principal Distribution Amount for the corresponding distribution date would be reduced, to not less than zero, by the amount of any such reimbursement. Accordingly, any such reimbursement would have the effect of reducing current payments of principal to any holders of the offered certificates otherwise entitled thereto. Notwithstanding the foregoing, collections on the Bethany Maryland Portfolio Mortgage Loan that are otherwise payable with respect to the class BMP certificates will not be available to reimburse, or pay interest on, advances and/or to pay Additional Trust Fund Expenses with respect to any underlying mortgage loan other than the Bethany Maryland Portfolio Mortgage Loan.

The Effect of Loan Groups.    The mortgage pool has been divided into two loan groups for purposes of calculating distributions on certain classes of the offered certificates. As a result, the holders of the class A-1, A-2, A-3, A-AB and A-4 certificates will be affected by the rate, timing and amount of payments and other collections of principal on, and by delinquencies and defaults on, the mortgage loans in Loan Group 1 and, in the absence of significant losses on the mortgage pool, should be largely unaffected by the rate, timing and amount of payments and other collections of principal on, and by delinquencies and defaults on, the mortgage loans in Loan Group 2. In addition, the holders of the class A-1A certificates will be affected by the rate, timing and amount of payments and other collections of principal on, and by delinquencies and defaults on, the mortgage loans in Loan Group 2 and, prior to the retirement of the class A-1, A-2, A-3, A-AB and A-4 certificates, in the absence of significant losses on the mortgage pool, should be largely unaffected by the rate, timing and amount of payments and other collections of principal on, and by delinquencies and defaults on, the mortgage loans in Loan Group 1. Investors should take this into account when reviewing this ‘‘Yield and Maturity Considerations’’ section.

Relevant Factors.    The following factors, among others, will affect the rate and timing of principal payments and defaults and the severity of losses on or with respect to the mortgage loans in the trust:

•	prevailing interest rates;

•	the terms of the mortgage loans, including—

1.	provisions that require the payment of prepayment premiums and yield maintenance charges,

2.	provisions that impose prepayment lock-out periods, and

3.	amortization terms that require balloon payments;

•	the demographics and relative economic vitality of the areas in which the related mortgaged real properties are located;

•	the general supply and demand for commercial and multifamily rental space of the type available at the related mortgaged real properties in the areas in which those properties are located;

•	the quality of management of the mortgaged real properties;

•	the servicing of the mortgage loans;

•	possible changes in tax laws; and

•	other opportunities for investment.

See ‘‘Risk Factors,’’ ‘‘Description of the Mortgage Pool,’’ ‘‘The Series 2007-C1 Pooling and Servicing Agreement,’’ ‘‘Servicing of the Extendicare Portfolio Loan Combination’’ and ‘‘Servicing of the Four Times Square Loan Combination’’ in this prospectus supplement and ‘‘Description of the Governing Documents’’ and ‘‘Yield and Maturity Considerations—Yield and Prepayment Considerations’’ in the accompanying base prospectus.

The rate of prepayment on the mortgage loans in the trust is likely to be affected by prevailing market interest rates for real estate loans of a comparable type, term and risk level. When the prevailing market interest rate is below the annual rate at which a mortgage loan accrues interest, the related borrower may have an increased incentive to refinance the mortgage loan. Conversely, to the extent prevailing market interest rates exceed the annual rate at which a mortgage loan accrues interest, the related borrower may be less likely to voluntarily prepay the mortgage loan.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some underlying borrowers may sell their mortgaged real properties in order to realize their equity in those properties, to meet cash flow needs or to make other investments. In addition, some underlying borrowers may be motivated by federal and state tax laws, which are subject to change, to sell their mortgaged real properties prior to the exhaustion of tax depreciation benefits.

A number of the underlying borrowers are partnerships. The bankruptcy of the general partner in a partnership may result in the dissolution of the partnership. The dissolution of a borrower partnership, the winding-up of its affairs and the distribution of its assets could result in an acceleration of its payment obligations under the related mortgage loan.

We make no representation or warranty regarding:

•	the particular factors that will affect the rate and timing of prepayments and defaults on the underlying mortgage loans;

•	the relative importance of those factors;

•	the percentage of the total principal balance of the underlying mortgage loans that will be prepaid or as to which a default will have occurred as of any particular date; or

•	the overall rate of prepayment or default on the underlying mortgage loans.

Unpaid Interest.    If the portion of the Net Available P&I Funds payable with respect to interest on any class of offered certificates on any distribution date is less than the total amount of interest then payable for that class, the shortfall will be payable to the holders of those certificates on subsequent distribution dates, subject to the Net Available P&I Funds on those subsequent distribution dates and the priority of payments described under ‘‘Description of the Offered Certificates— Payments—Priority of Payments’’ in this prospectus supplement. That shortfall will not bear interest, however, and will therefore negatively affect the yield to maturity of that class of offered certificates for so long as it is outstanding.

Delay in Payments.    Because monthly payments will not be made on the offered certificates until several days after the due dates for the underlying mortgage loans during the related collection period, your effective yield will be lower than the yield that would otherwise be produced by your pass-through rate and purchase price, assuming that purchase price did not account for a delay.

Yield Sensitivity

The tables on Annex C-1 hereto show the pre-tax corporate bond equivalent yield to maturity and modified duration with respect to each class of offered certificates, as well as the weighted average life and the first and final distribution dates on which principal is to be paid with respect to each class of offered certificates with principal balances. We prepared those tables using the Modeling Assumptions. Where applicable, they also show the assumed purchase prices, which prices do not include accrued interest. Assumed purchase prices are expressed in 32nds as a percentage of the initial total principal balance or notional amount, as applicable, of each class of offered certificates. For example, 99-24 means 99- 24/32%.

We calculated the yields set forth in the tables on Annex C-1 by—

•	determining the monthly discount rates that, when applied to the assumed stream of cash flows to be paid on each class of offered certificates, would cause the discounted present value of that assumed stream of cash flows to equal the assumed purchase prices, plus accrued interest from and including the first day of the initial interest accrual period to but excluding the assumed settlement date specified as part of the Modeling Assumptions, and

•	converting those monthly rates to semi-annual corporate bond equivalent rates.

That calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as payments on the offered certificates and, consequently, does not purport to reflect the return on any investment in the offered certificates when those reinvestment rates are considered.

For purposes of the tables on Annex C-1, modified duration has been calculated using the modified Macaulay Duration as specified in the ‘‘PSA Standard Formulas.’’ The Macaulay Duration is calculated as the present value weighted average time to receive future payments of principal and interest (or, in the case of the class X-CP and X-W certificates, just payments of interest), and the PSA Standard Formula modified duration is calculated by dividing the Macaulay Duration by the appropriate semi-annual compounding factor. The duration of a security may be calculated according to various methodologies. Accordingly, no representation is made by us or any other person that the modified duration approach used in this prospectus supplement is appropriate. Duration, like yield, will be affected by the prepayment rate of the underlying mortgage loans and extensions with respect to balloon payments that actually occur during the life of an offered certificate and by the actual performance of the underlying mortgage loans, all of which may differ, and may differ significantly, from the assumptions used in preparing the tables on Annex C-1.

Prepayments on mortgage loans may be measured by a prepayment standard or model. The model used in this prospectus supplement is the Constant Prepayment Rate or CPR model. The CPR model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then outstanding principal balance of the subject mortgage loan(s). The CPR model does not purport to be either an historical description of the prepayment experience of any pool of loans or a prediction of the anticipated rate of prepayment of any pool of loans. We do not make any representations about the appropriateness of the CPR model.

The characteristics of the mortgage loans in the trust will differ in some respects from those assumed in preparing the tables on Annex C-1. Those tables are presented for illustrative purposes only. Neither the mortgage pool nor any particular underlying mortgage loan will prepay at any constant rate, and it is unlikely that the underlying mortgage loans will prepay in a manner consistent with any designated scenario for the tables on Annex C-1. In addition, there can be no assurance that—

•	the underlying mortgage loans (or any particular group of underlying mortgage loans) will prepay at any particular rate,

•	the underlying mortgage loans (or any particular group of underlying mortgage loans) will not prepay, involuntarily or otherwise, during lock-out/defeasance periods, yield maintenance periods and/or declining premium periods,

•	the actual pre-tax yields on, or any other payment characteristics of, any class of offered certificates will correspond to any of the information shown in the tables on Annex C-1, or

•	the total purchase prices of the offered certificates will be as assumed.

You must make your own decision as to the appropriate assumptions, including prepayment assumptions, to be used in deciding whether to purchase the offered certificates.

Weighted Average Lives

The weighted average life of any offered certificate with a principal balance refers to the average amount of time that will elapse from the Issue Date until each dollar to be applied in reduction of the principal balance of that certificate is distributed to the investor. For purposes of this prospectus supplement, the weighted average life of any offered certificate with a principal balance is determined as follows:

•	multiply the amount of each principal payment on the certificate by the number of years from the assumed settlement date to the related distribution date;

•	sum the results; and

•	divide the sum by the total amount of the reductions in the principal balance of the certificate.

Accordingly, the weighted average life of any offered certificate with a principal balance will be influenced by, among other things, the rate at which principal of the underlying mortgage loans is paid or otherwise collected or advanced and the extent to which those payments, collections and/or advances of principal are in turn applied in reduction of the principal balance of that certificate. The weighted average life of any offered certificate may also be affected to the extent that additional payments of principal are in turn applied in reduction of the principal balance of that certificate occur as a result of the purchase of a mortgage loan from the trust or the optional termination of the trust. The purchase of a mortgage loan from the trust will have the same effect on payments to the offered certificateholders as if the subject mortgage loan had prepaid in full, except that no prepayment fee is collectable on the subject mortgage loans.

As described in this prospectus supplement, the Net Total Principal Distribution Amount for each distribution date will be payable first with respect to the class A-1, A-2, A-3, A-AB, A-4 and/or A-1A certificates (allocated among those classes as described under ‘‘Description of the Offered Certificates—Payments—Payments of Principal’’ and ‘‘—Payments—Priority of Payments’’ in this prospectus supplement), until the total principal balances of those classes are reduced to zero, and will thereafter be distributable entirely with respect to the other classes of offered certificates with principal balances, sequentially based upon their relative seniority, in each case until the related principal balance is reduced to zero. Because of the order in which the Net Total Principal Distribution Amount is applied, the weighted average lives of some classes of offered certificates with principal balances will be shorter, and the weighted average lives of the other classes of offered certificates with principal balances will be longer, than would otherwise be the case if the principal payment amount for each distribution date was being paid on a pro rata basis among the respective classes of series 2007-C1 certificates with principal balances.

The tables set forth in Annex C-2 show with respect to each class of offered certificates (exclusive of the class X-CP and X-W certificates)—

•	the weighted average life of that class, and

•	the percentage of the initial total principal balance of that class that would be outstanding after each of the specified dates, based upon each of the indicated levels of CPR and the Modeling Assumptions.

The actual characteristics and performance of the underlying mortgage loans will differ from the assumptions used in calculating the tables on Annex C-2. Those tables are hypothetical in nature and are provided only to give a general sense of how the principal cash flows might behave under the assumed prepayment scenarios. Any difference between the assumptions used in calculating the tables on Annex C-2 and the actual characteristics and performance of the underlying mortgage loans, or actual prepayment or loss experience, will affect the percentages of initial total principal balances outstanding over time and the weighted average lives of the respective classes of the offered certificates. It is highly unlikely that the underlying mortgage loans will prepay in accordance with the Maturity Assumptions at any of the specified CPRs until maturity or that all the underlying mortgage loans will so prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the underlying mortgage loans that prepay may increase or decrease the percentages of initial principal balances and weighted average lives shown in the tables. Variations may occur even if the average prepayment experience of the underlying mortgage loans were to conform to the assumptions and be equal to any of the specified CPRs. You must make your own decisions as to the appropriate prepayment, liquidation and loss assumptions to be used in deciding whether to purchase any offered certificate.

We make no representation that—

•	the mortgage loans in the trust will prepay in accordance with the assumptions set forth in this prospectus supplement at any of the CPRs shown or at any other particular prepayment rate,

•	all the mortgage loans in the trust will prepay in accordance with the assumptions set forth in this prospectus supplement at the same rate, or

•	mortgage loans in the trust that are in a lock-out/defeasance period, a yield maintenance period or declining premium period will not prepay as a result of involuntary liquidations upon default or otherwise.

USE OF PROCEEDS

Substantially all of the proceeds from the sale of the offered certificates will be used by us to—

•	purchase the mortgage loans that we will include in the trust, and

•	pay expenses incurred in connection with the issuance of the series 2007-C1 certificates.

FEDERAL INCOME TAX CONSEQUENCES

General

Upon the issuance of the offered certificates, Thacher Proffitt & Wood LLP, as counsel to the depositor, will deliver its opinion generally to the effect that, assuming compliance with the series 2007-C1 pooling and servicing agreement and the governing servicing agreement for each Outside Serviced Trust Mortgage Loan, and subject to any other assumptions set forth in the opinion, each REMIC created in compliance with the terms of the series 2007-C1 pooling and servicing agreement will qualify as a REMIC under Section 860A through 860G the Internal Revenue Code.

For federal income tax purposes,

•	the class A-1, A-2, A-3, A-AB, A-4, A-1A, X-CL, X-CP, X-W, A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S, T and BMP certificates will evidence regular interests in, and will generally be treated as debt obligations of, a REMIC, and

•	each class of the series 2007-C1 REMIC residual certificates will evidence the sole class of residual interests in a REMIC.

For federal income tax purposes, each of the X-CL, X-CP and X-W classes will evidence multiple regular interests in a REMIC.

Discount and Premium; Prepayment Consideration

For federal income tax reporting purposes, the class X-CP and X-W certificates will, and the other classes of the offered certificates will not, be issued with more than a de minimis amount of original issue discount. If you own an offered certificate issued with original issue discount, you may have to report original issue discount income and be subject to a tax on this income before you receive a corresponding cash payment.

The IRS has issued regulations under sections 1271 to 1275 of the Internal Revenue Code generally addressing the treatment of debt instruments issued with original issue discount. Section 1272(a)(6) of the Internal Revenue Code provides for special rules applicable to the accrual of original issue discount on, among other things, REMIC regular certificates. The Treasury Department has not issued regulations under that section. You should be aware, however, that the regulations issued under sections 1271 to 1275 of the Internal Revenue Code and section 1272(a)(6) of the Internal Revenue Code do not adequately address all issues relevant to, or are not applicable to, prepayable securities such as the offered certificates. We recommend that you consult with your own tax advisor concerning the tax treatment of your offered certificates.

If the method for computing original issue discount described in the accompanying base prospectus results in a negative amount for any period with respect to any holder of offered certificates, the amount of original issue discount allocable to such period would be zero. This is a possibility of particular relevance to a holder of a class X-CP or X-W certificate. The holder would be permitted to offset the negative amount only against future original issue discount, if any, attributable to his or her offered certificate. Although the matter is not free from doubt, a holder of a class X-CP or X-W certificate may be permitted to deduct a loss to the extent that his or her respective remaining basis in the certificate exceeds the maximum amount of future payments to which the holder is entitled, assuming no further prepayments of the underlying mortgage loans. Any loss might be treated as a capital loss.

Some of the offered certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of an offered certificate will be treated as holding a certificate with amortizable bond premium will depend on the certificateholder’s purchase price and the payments remaining to be made on the certificate at the time of its acquisition by the certificateholder. If you acquire an interest in any offered certificates issued at a premium, you should consider consulting your own tax advisor regarding the possibility of making an election to amortize the premium. See ‘‘Federal Income Tax Consequences—REMICs—Taxation of Owners of REMIC Regular Certificates—Premium’’ in the accompanying base prospectus.

When determining the rate of accrual of market discount and premium, if any, with respect to the series 2007-C1 certificates for federal income tax purposes, the prepayment assumption used will be that following any date of determination:

•	no mortgage loan in the trust will be prepaid prior to maturity, and

•	there will be no extension of maturity for any mortgage loan in the trust.

Prepayment premiums and yield maintenance charges actually collected on the underlying mortgage loans will be paid on certain classes of the offered certificates as and to the extent described under ‘‘Description of the Offered Certificates — Payments—Payments of Prepayment Premiums and Yield Maintenance Charges’’ in this prospectus supplement. It is not entirely clear under the Internal Revenue Code when the amount of a prepayment premium or yield maintenance charge should be taxed to the holder of a class of offered certificates entitled to that amount. For federal income tax reporting purposes, the tax administrator will report prepayment premiums or yield maintenance charges as income to the holders of a class of offered certificates entitled thereto only after the master servicer’s actual receipt of those amounts. The IRS may nevertheless seek to require that an assumed amount of prepayment premiums and yield maintenance charges be included in payments projected to be made on the applicable offered certificates and that the taxable income be reported based on the projected constant yield to maturity of those offered certificates. Therefore, the projected prepayment premiums and yield maintenance charges would be included prior to their actual receipt by holders of the applicable offered certificates. If the projected prepayment premiums and yield maintenance charges were not actually received, presumably the holder of an offered certificate would be allowed to claim a deduction or reduction in gross income at the time the unpaid prepayment premiums and yield maintenance charges had been projected to be received. Moreover, it appears that prepayment premiums and yield maintenance charges are to be treated as ordinary income rather than capital gain. However, the correct characterization of the income is not entirely clear. We recommend you consult your own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Characterization of Investments in Offered Certificates

Except to the extent noted below, the offered certificates will be ‘‘real estate assets’’ within the meaning of section 856(c)(5)(B) of the Internal Revenue Code in the same proportion that the assets of the trust would be so treated. In addition, interest, including original issue discount, if any, on the offered certificates will be interest described in section 856(c)(3)(B)

of the Internal Revenue Code to the extent that those certificates are treated as ‘‘real estate assets’’ within the meaning of section 856(c)(5)(B) of the Internal Revenue Code.

Most of the mortgage loans to be included in the trust are not secured by real estate used for residential or other purposes prescribed in section 7701(a)(19)(C) of the Internal Revenue Code. Consequently, in general, it appears that the offered certificates will be treated as assets qualifying under that section to only a limited extent. Accordingly, investment in the offered certificates may not be suitable for a thrift institution seeking to be treated as a ‘‘domestic building and loan association’’ under section 7701(a)(19)(C) of the Internal Revenue Code. The offered certificates will be treated as ‘‘qualified mortgages’’ for another REMIC under section 860G(a)(3)(C) of the Internal Revenue Code.

To the extent an offered certificate represents ownership of an interest in a mortgage loan that is secured in part by the related borrower’s interest in a bank account, that mortgage loan is not secured solely by real estate. Therefore:

•	a portion of that certificate may not represent ownership of ‘‘loans secured by an interest in real property’’ or other assets described in section 7701(a)(19)(C) of the Internal Revenue Code;

•	a portion of that certificate may not represent ownership of ‘‘real estate assets’’ under section 856(c)(5)(B) of the Internal Revenue Code; and

•	the interest on that certificate may not constitute ‘‘interest on obligations secured by mortgages on real property’’ within the meaning of section 856(c)(3)(B) of the Internal Revenue Code.

In addition, most of the mortgage loans that we intend to include in the trust contain defeasance provisions under which the lender may release its lien on the collateral securing the mortgage loan in return for the borrower’s pledge of substitute collateral in the form of Government Securities. Generally, under the Treasury regulations, if a REMIC releases its lien on real property that secures a qualified mortgage, that mortgage ceases to be a qualified mortgage on the date the lien is released unless certain conditions are satisfied. In order for the mortgage loan to remain a qualified mortgage, the Treasury regulations require that—

(1)	the borrower pledges substitute collateral that consist solely of Government Securities;

(2)	the mortgage loan documents allow that substitution;

(3)	the lien is released to facilitate the disposition of the property or any other customary commercial transaction, and not as part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages; and

(4)	the release is not within two years of the startup day of the REMIC.

Following the defeasance of a mortgage loan, regardless of whether the foregoing conditions were satisfied, that mortgage loan would not be treated as a ‘‘loan secured by an interest in real property’’ or a ‘‘real estate asset’’ and interest on that loan would not constitute ‘‘interest on obligations secured by real property’’ for purposes of sections 7701(a)(19)(C), 856(c)(5)(B) and 856(c)(3)(B) of the Internal Revenue Code, respectively.

See ‘‘Description of the Mortgage Pool’’ in this prospectus supplement and ‘‘Federal Income Tax Consequences—REMICs —Characterization of Investments in REMIC Certificates’’ in the accompanying base prospectus.

Constructive Sales of Class X-CP and X-W Certificates

Section 1259 of the Internal Revenue Code requires the recognition of gain upon the constructive sale of an appreciated financial position. A constructive sale of a financial position may occur if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that—

•	entitle the holder to a specified principal amount,

•	pay interest at a fixed or variable rate, and

•	are not convertible into the stock of the issuer or a related party,

cannot be the subject of a constructive sale for this purpose. Accordingly, only class X-CP and X-W certificates, which do not have principal balances, could be subject to this provision if a holder of those offered certificates engages in a constructive sale transaction.

Prohibited Transactions Tax and Other Taxes

In the case of REO Properties directly operated by the special servicer, a tax may be imposed on any of the REMICs should the REO Properties consist primarily of hotels and income from the REO Property would be apportioned and classified as ‘‘service’’ or ‘‘non-service’’ income. The ‘‘service’’ portion of the income could be treated as net income from foreclosure property or net income from a prohibited transaction subject to federal tax either at the highest marginal corporate tax rate or at the 100% rate, respectively. Any tax imposed on the trust’s income from an REO Property would reduce the amount available for payment to the series 2007-C1 certificateholders.

See ‘‘The Series 2007-C1 Pooling and Servicing Agreement—REO Properties’’ in this prospectus supplement and ‘‘Federal Income Tax Consequences—REMICs—Prohibited Transactions Tax and Other Taxes’’ in the accompanying base prospectus.

For further information regarding the federal income tax consequences of investing in the offered certificates, see ‘‘Federal Income Tax Consequences—REMICs’’ in the accompanying base prospectus.

ERISA CONSIDERATIONS

If you are—

•	a fiduciary of a Plan, or

•	any other person investing ‘‘plan assets’’ of any Plan,

you are encouraged to carefully review with your legal advisors whether the purchase or holding of an offered certificate would be a ‘‘prohibited transaction’’ or would otherwise be impermissible under ERISA or section 4975 of the Internal Revenue Code. See ‘‘ERISA Considerations’’ in the accompanying base prospectus.

If a Plan acquires a series 2007-C1 certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See ‘‘ERISA Considerations—Plan Asset Regulations’’ in the accompanying base prospectus. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the Plan Asset Regulations. For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered ‘‘plan assets’’ if less than 25% of the value of each class of equity interests is held by ‘‘benefit plan investors,’’ which include Plans, as well as entities holding ‘‘plan assets,’’ but this exception will be tested immediately after each acquisition of a series 2007-C1 certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the series 2007-C1 certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each class of the series 2007-C1 certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and the Internal Revenue Code will not apply to transactions involving the trust’s underlying assets. However, if the trust or any of the Exemption-Favored Parties is a Party in Interest with respect to the Plan, the acquisition or holding of offered certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Lehman Brothers Inc., which exemption is identified as Prohibited Transaction Exemption 91-14, as amended by Prohibited Transaction Exemptions 2000-58 and 2002-41. Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of sections 406(a) and (b) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under sections 4975(a) and (b) of the Internal Revenue Code, specified transactions relating to, among other things—

•	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

•	the purchase, sale and holding of mortgage pass-through certificates, such as the offered certificates, that are underwritten by an Exemption-Favored Party.

The Underwriter Exemption sets forth five general conditions which must be satisfied for a transaction involving the purchase, sale and holding of an offered certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

•	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

•	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by S&P, Fitch or Moody’s;

•	third, the trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

•	fourth, the following must be true—

1.	the sum of all payments made to and retained by Exemption-Favored Parties must represent not more than reasonable compensation for underwriting the relevant class of certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of mortgage loans to the trust must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the series 2007-C1 pooling and servicing agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

•	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition of their issuance that each class of offered certificates receive an investment grade rating from each of S&P and Fitch. In addition, the initial trustee is not an affiliate of any other member of the Restricted Group. Accordingly, as of the Issue Date, the second and third general conditions set forth above will be satisfied with respect to the offered certificates. A fiduciary of a Plan contemplating the purchase of an offered certificate in the secondary market must make its own determination that, at the time of the purchase, the certificate continues to satisfy the second and third general conditions set forth above. A fiduciary of a Plan contemplating the purchase of an offered certificate, whether in the initial issuance of the certificate or in the secondary market, must make its own determination that the first and fourth general conditions set forth above will be satisfied with respect to the certificate as of the date of the purchase. A Plan’s authorizing fiduciary will be deemed to make a representation regarding satisfaction of the fifth general condition set forth above in connection with the purchase of an offered certificate.

The Underwriter Exemption also requires that the trust meet the following requirements:

•	the trust assets must consist solely of assets of the type that have been included in other investment pools;

•	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories of S&P, Fitch or Moody’s for at least one year prior to the Plan’s acquisition of an offered certificate; and

•	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an offered certificate.

We believe that these requirements have been satisfied as of the date of this prospectus supplement.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by sections 4975(a) and (b) of the Internal Revenue Code by reason of sections 4975(c)(1)(A) through (D) of the Internal Revenue Code, in connection with—

•	the direct or indirect sale, exchange or transfer of an offered certificate acquired by a Plan upon initial issuance from us or an Exemption-Favored Party when we are, or a mortgage loan seller, the trustee, the master servicer, the special servicer or any sub-servicer, any party responsible for servicing an Outside Serviced Trust Mortgage Loan, provider of credit support, Exemption-Favored Party or mortgagor is, a Party in Interest with respect to the investing Plan,

•	the direct or indirect acquisition or disposition in the secondary market of an offered certificate by a Plan, and

•	the continued holding of an offered certificate by a Plan.

However, no exemption is provided from the restrictions of sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an offered certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

Moreover, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption, are satisfied, it may also provide an exemption from the restrictions imposed by sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by section 4975(c)(1)(E) of the Internal Revenue Code in connection with:

•	the direct or indirect sale, exchange or transfer of offered certificates in the initial issuance of those certificates between us or an Exemption-Favored Party and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of the assets of the Plan in those certificates is a borrower, or an affiliate of a borrower, with respect to 5.0% or less of the fair market value of the underlying mortgage loans;

•	the direct or indirect acquisition or disposition in the secondary market of offered certificates by a Plan; and

•	the continued holding of offered certificates by a Plan.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by sections 4975(a) and (b) of the Internal Revenue Code by reason of section 4975(c) of the Internal Revenue Code, for transactions in connection with the servicing, management and operation of the trust assets.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by sections 406(a) and 407(a) of ERISA, and the taxes imposed by sections 4975(a) and (b) of the Internal Revenue Code, by reason of sections 4975(c)(1)(A) through (D) of the Internal Revenue Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a Party in Interest with respect to an investing plan by virtue of—

•	providing services to the Plan, or

•	having a specified relationship to this person,

solely as a result of the Plan’s ownership of offered certificates.

Before purchasing an offered certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

A governmental plan as defined in section 3(32) of ERISA is not subject to ERISA or section 4975 of the Internal Revenue Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Internal Revenue Code. A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any similar law.

Any fiduciary of a Plan considering whether to purchase an offered certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Internal Revenue Code to the investment.

The sale of offered certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

•	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

•	the investment is appropriate for Plans generally or for any particular Plan.

LEGAL INVESTMENT

Upon initial issuance, the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, X-CP and X-W certificates will be, and the class E and F certificates will not be, mortgage related securities for purposes of SMMEA. However, neither we nor any of the underwriters makes any representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory or other purposes, or as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions. All investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities are encouraged to consult with their own legal advisors in determining whether and to what extent the offered certificates—

•	are legal investments for them, or

•	are subject to investment, capital or other restrictions.

Nothwithstanding anything to the contrary herein, the class A-1, A-2, A-3, A-AB, A-4, A-1A, A-M, A-J, B, C, D, X-CP and X-W certificates may no longer qualify as mortgage related securities for purposes of SMMEA in the event that, with respect to the 1745 Broadway Mortgage Loan (which is evidenced by two pari passu mortgage notes secured by a first priority lien, and two pari passu mortgage notes secured by a second priority lien, on the related mortgaged real property), there is at any time a Material Breach or Material Document Omission that results in the repurchase out of the trust by the related mortgage loan seller of either of the notes secured a first priority lien at a time when either note secured by a second priority lien remains in the trust.

See ‘‘Legal Investment’’ in the accompanying base prospectus.

METHOD OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement between us and the underwriters, the underwriters have agreed, severally and not jointly, to purchase from us, and we have agreed to sell to them, their respective allotments, in each case if any, of the offered certificates as set forth on the table below. Not every underwriter will have an obligation to acquire offered certificates. Proceeds to us from the sale of the offered certificates, before deducting expenses payable by us will be approximately $3,597,000,000, plus accrued interest on all the offered certificates from February 11, 2007. It is expected that delivery of the offered certificates will be made to the underwriters in book-entry form through the same day funds settlement system of DTC on or about February 27, 2007, against payment for them in immediately available funds.

Underwriter	Class A-1	Class A-2	Class A-3	Class A-AB	Class A-4
Lehman Brothers Inc.	$62,000,000	$211,000,000	$225,000,000	$95,000,000	$1,156,051,000
UBS Global Asset Management (US) Inc.	0	0	0	0	N/A
Wachovia Capital Markets, LLC	0	0	0	0	0
Total	$62,000,000	$211,000,000	$225,000,000	$95,000,000	$1,156,051,000

Underwriter	Class A-1A	Class A-M	Class A-J	Class B	Class C
Lehman Brothers Inc.	$850,172,000	$371,318,000	$315,620,000	$27,849,000	$55,697,000
UBS Global Asset Management (US) Inc.	0	0	0	0	0
Wachovia Capital Markets, LLC	0	0	0	0	0
Total	$850,172,000	$371,318,000	$315,620,000	$27,849,000	$55,697,000

Underwriter	Class D	Class E	Class F
Lehman Brothers Inc.	$37,132,000	$18,566,000	$32,490,000
Wachovia Capital Markets, LLC	0	0	0
UBS Global Asset Management (US) Inc.	0	0	0
Total	$37,132,000	$18,566,000	$32,490,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the offered certificates is subject to, among other things:

•	the receipt of various legal opinions; and

•	the satisfaction of various conditions, including that—

1.	no stop order suspending the effectiveness of our registration statement is in effect, and

2.	no proceedings for the purpose of obtaining a stop order are pending before or threatened by the SEC.

Certain of the underwriters currently intend to sell the offered certificates from time to time in one or more negotiated transactions or otherwise at varying prices to be determined at the time of sale. The underwriters may accomplish these transactions by selling the offered certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. The underwriters may be deemed to have received compensation from us, in connection with the sale of the offered certificates, in the form of underwriting compensation. The underwriters and any dealers that participate with the underwriters in the distribution of the offered certificates may be deemed to be statutory underwriters and any profit on the resale of the offered certificates positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

Each underwriter has represented to and agreed with us that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the ‘‘FSMA’’)) received by it in connection with the issue or sale of any offered certificates in circumstances in which section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the offered certificates in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), each underwriter has represented to and agreed with us that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) it has not made and will not make an offer of series 2007-C1 certificates to the public in that Relevant Member State prior to the publication of a prospectus in relation to the series 2007-C1 certificates which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of series 2007-C1 certificates to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of series 2007-C1 certificates to the public’’ in relation to any series 2007-C1 certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the series 2007-C1 certificates to be offered so as to enable an investor to decide to purchase or subscribe the series 2007-C1 certificates, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriting agreement provides that we must indemnify the underwriters, and that under limited circumstances the underwriters must indemnify us, against various civil liabilities under the Securities Act of 1933, as amended, relating to the disclosure in various free writing prospectuses relating to the offered certificates, this prospectus supplement, the accompanying base prospectus or our registration statement.

We have also been advised by the underwriters, other than UBS Global Asset Management (US) Inc., that they presently intend to make a market in the offered certificates. The underwriters have no obligation to do so, however, and any market making may be discontinued at any time. There can be no assurance that an active public market for the offered certificates will develop. See ‘‘Risk Factors—Lack of Liquidity Will Impair Your Ability to Sell Your Offered Certificates and May Have an Adverse Effect on the Market Value of Your Offered Certificates’’ in the accompanying base prospectus.

With respect to this offering—

•	Lehman Brothers Inc., one of our affiliates, is acting as co-lead manager and sole bookrunner,

•	UBS Global Asset Management (US) Inc. is acting as co-lead manager, and

•	Wachovia Capital Markets, LLC is acting as co-manager;

provided that, notwithstanding anything set forth in this prospectus supplement. UBS Global Asset Management (US) Inc., will not act as an underwriter with respect to the Class A-4 certificates.

LEGAL MATTERS

Particular legal matters relating to the offered certificates will be passed upon for us by Thacher Proffitt & Wood LLP, New York, New York, for all of the underwriters by Thacher Proffitt & Wood LLP, New York, New York and for UBS Global Asset Management (US) Inc. by Cadwalader, Wickersham & Taft LLP, New York, New York.

RATINGS

It is a condition to their issuance that the respective classes of offered certificates be rated as follows:

Class	S&P	Fitch
X-CP	AAA	AAA
X-W	AAA	AAA
A-1	AAA	AAA
A-2	AAA	AAA
A-3	AAA	AAA
A-AB	AAA	AAA
A-4	AAA	AAA
A-1A	AAA	AAA
A-M	AAA	AAA
A-J	AAA	AAA
B	AA+	AA+
C	AA	AA
D	AA−	AA−
E	A+	A+
F	A	A

The ratings on the offered certificates address the likelihood of the timely receipt by the holders of all payments of interest to which they are entitled on each distribution date and, except in the case of the class X-CP and X-W certificates, the ultimate receipt by the holders of all payments of principal to which those holders are entitled on or before the related rated final distribution date. The ratings take into consideration the credit quality of the mortgage pool, structural and legal aspects associated with the offered certificates, and the extent to which the payment stream from the mortgage pool is adequate to make payments of interest and principal required under the offered certificates.

The ratings on the respective classes of offered certificates do not represent any assessment of—

•	the tax attributes of the offered certificates or of the trust,

•	whether or to what extent prepayments of principal may be received on the underlying mortgage loans,

•	the likelihood or frequency of prepayments of principal on the underlying mortgage loans,

•	the degree to which the amount or frequency of prepayments of principal on the underlying mortgage loans might differ from those originally anticipated,

•	whether or to what extent the interest payable on any class of offered certificates may be reduced in connection with Net Aggregate Prepayment Interest Shortfalls,

•	whether and to what extent prepayment premiums, yield maintenance charges or Default Interest will be received, and

•	the yield to maturity that investors may experience.

Also, a security rating does not represent any assessment of the possibility that the holders of the class X-CP and/or X-W certificates might not fully recover their investment in the event of rapid prepayments and/or other early liquidations of the underlying mortgage loans.

In general, ratings address credit risk and not prepayment risk. As described in this prospectus supplement, the amounts payable with respect to the class X-CP and X-W certificates consist primarily of interest. Even if the entire mortgage pool were to prepay in the initial month, with the result that the holders of the class X-CP and X-W certificates receive only a single month’s interest payment and, accordingly, suffer a nearly complete loss of their investment, all amounts due to those certificateholders will nevertheless have been paid. This result would be consistent with the ratings received on the class X-CP and X-W certificates. The ratings of the class X-CP and X-W certificates do not address the timing or magnitude of reduction of the notional amounts of those certificates, but only the obligation to pay interest timely on those notional amounts as so reduced from time to time.

There can be no assurance as to whether any rating agency not requested to rate the offered certificates will nonetheless issue a rating to any class of offered certificates and, if so, what the rating would be. A rating assigned to any class of offered certificates by a rating agency that has not been requested by us to do so may be lower than the rating assigned thereto by S&P or Fitch.

See ‘‘Rating’’ in the accompanying base prospectus.

GLOSSARY

The following capitalized terms will have the respective meanings assigned to them in this ‘‘Glossary’’ section whenever they are used in this prospectus supplement, including in Annexes A-1, A-2, A-3, A-4, A-5, A-6 and B to this prospectus supplement.

‘‘30/360 Basis’’ means the accrual of interest based on a 360-day year consisting of twelve 30-day months.

‘‘1166 Avenue of the Americas Borrower’’ means the borrower under the 1166 Avenue of the Americas Mortgage Loan, as identified under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The 1166 Avenue of the Americas Mortgage Loan—The Borrower and Sponsor’’ in this prospectus supplement.

‘‘1166 Avenue of the Americas Mortgage Loan’’ means the underlying mortgage loan secured by the 1166 Avenue of the Americas Mortgaged Property.

‘‘1166 Avenue of the Americas Mortgaged Property’’ means the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1166 Avenue of the Americas.

‘‘1745 Broadway Borrower’’ means the borrower under the 1745 Broadway Mortgage Loan, as identified under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The 1745 Broadway Mortgage Loan—The Borrower and Sponsor’’ in this prospectus supplement.

‘‘1745 BroadwayMortgage Loan’’ means the underlying mortgage loan secured by the 1745 Broadway Mortgaged Property.

‘‘1745 BroadwayMortgaged Property’’ means the mortgaged real property identified on Annex A-1 to this prospectus supplement as 1745 Broadway.

‘‘A/B Loan Combination’’ means a Loan Combination that consists of an underlying mortgage loan and one or more Subordinate Non-Trust Loans. The Westfield San Francisco Emporium Loan Combination, the Bethany Houston Portfolio Loan Combination, the Bethany Austin Portfolio Loan Combination and the Four Times Square Loan Combination are A/B Loan Combinations.

‘‘Actual/360 Basis’’ means the accrual of interest based on the actual number of days elapsed during each one-month accrual period in a year assumed to consist of 360 days.

‘‘Additional Trust Fund Expense’’ means an expense of the trust that—

•	arises out of a default on a mortgage loan or an otherwise unanticipated event,

•	is not required to be paid by any party to the series 2007-C1 pooling and servicing agreement,

•	is not included in the calculation of a Realized Loss in respect of any particular underlying mortgage loan,

•	is not covered by a servicing advance or a corresponding collection from the related borrower and is not offset by late payment charges and/or Default Interest on the related mortgage loan or by amounts otherwise payable to the holder of any related Serviced Non-Trust Loan, and

•	causes a shortfall in the payments of interest or principal on any class of series 2007-C1 certificates.

We provide some examples of Additional Trust Fund Expenses under ‘‘Description of the Offered Certificates— Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ in this prospectus supplement.

‘‘Administrative Cost Rate’’ means, with respect to each mortgage loan in the trust, the sum of—

•	the per annum rate at which the related master servicing fee (including any related primary servicing fee payable by the master servicer to any related sub-servicer who has entered into a sub-servicing agreement with the master servicer) is calculated under the series 2007-C1 pooling and servicing agreement,

•	the per annum rate at which the monthly trustee fee is calculated under the series 2007-C1 pooling and servicing agreement, and

•	solely with respect to an Outside Serviced Trust Mortgage Loan, the per annum rate at which the applicable servicing fee for the subject Outside Serviced Trust Mortgage Loan is calculated (on a 30/360 Basis) under the applicable pooling and servicing agreement.

‘‘ADR’’ means average daily rate.

‘‘Allocated Principal Balance’’ means:

•	in the case of the Bethany Maryland Portfolio Senior Component, a principal amount equal to the lesser of—

1.	the excess, if any, of (a) the portion of the entire actual cut-off date principal balance of the Bethany Maryland Portfolio Mortgage Loan that is allocable to the Senior Component, over (b) all collections and/or advances of principal with respect to the Bethany Maryland Portfolio Mortgage Loan that have previously been allocated to the Senior Component, as described under ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement, and

2.	the then Stated Principal Balance of the Bethany Maryland Portfolio Mortgage Loan; and

•	in the case of the Bethany Maryland Portfolio Junior Component, a principal amount equal to the lesser of—

1.	the excess, if any, of (a) the sum of (i) the portion of the entire actual cut-off date principal balance of the Bethany Maryland Portfolio Mortgage Loan that is allocable to the Junior Component, plus (ii) all Bethany Maryland Portfolio Capitalized Interest Amounts, over (b) all collections and/or advances of principal with respect to the Bethany Maryland Portfolio Mortgage Loan that have previously been allocated to the Junior Component, as described under ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement, and

2.	the excess, if any, of (a) the then Stated Principal Balance of the Bethany Maryland Portfolio Mortgage Loan, over (b) the then Allocated Principal Balance of the Senior Component.

However, the ‘‘Allocated Principal Balance’’ of each of the Bethany Maryland Portfolio Senior Component and the Bethany Maryland Portfolio Junior Component will, in all cases, be zero as of the first distribution date following the end of the collection period in which it is determined that all amounts ultimately collectable with respect to the Bethany Maryland Portfolio Mortgage Loan or any related REO Property have been received.

‘‘Appraisal Reduction Amount’’ means, for any mortgage loan in the trust (other than an Outside Serviced Trust Mortgage Loan) as to which an Appraisal Trigger Event has occurred, an amount that will equal the excess, if any, of ‘‘x’’ over ‘‘y’’ where—

•	‘‘x’’ is equal to the sum of:

1.    the Stated Principal Balance of the mortgage loan;

2.	to the extent not previously advanced by or on behalf of the master servicer or the trustee, all unpaid interest, other than any Default Interest, accrued on the mortgage loan through the most recent due date prior to the date of determination;

3.	all accrued but unpaid special servicing fees, liquidation fees and workout fees with respect to the mortgage loan;

4.	all related unreimbursed advances made by or on behalf of the master servicer, the special servicer or the trustee with respect to the mortgage loan, together with interest on those advances as permitted under the series 2007-C1 pooling and servicing agreement;

5.	any other unpaid items that could become Additional Trust Fund Expenses in respect of the mortgage loan; and

6.	all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents and any unfunded improvement and other applicable reserves, with respect to the related mortgaged real property, net of any escrow reserves held by the master servicer or the special servicer that cover any such item; and

•	‘‘y’’ is equal to the sum of:

1.	the excess, if any, of—

(a)	90% of the resulting appraised or estimated value of the related mortgaged real property or REO Property (which value may be subject to reduction by the special servicer, acting in accordance with the Servicing Standard, based on its review of the related appraisal and other relevant information), over

(b)	the amount of any obligations secured by liens on the property that are prior to the lien of the mortgage loan;

2.	the amount of escrow payments and reserve funds held by the master servicer with respect to the mortgage loan that—

(a)	are not required to be applied to pay real estate taxes and assessments, insurance premiums or ground rents,

(b)	are not otherwise scheduled to be applied (except to pay debt service on the mortgage loan) within the 12-month period following the date of determination, and

(c)	may be used to reduce the principal balance of the mortgage loan; and

3.	the amount of any letter of credit that constitutes additional security for the mortgage loan that may be drawn upon for purposes of paying down the principal balance of the mortgage loan.

If, however, with respect to any mortgage loan in the trust (other than an Outside Serviced Trust Mortgage Loan)—

•	an Appraisal Trigger Event occurs,

•	no appraisal or other valuation estimate, as described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Required Appraisals,’’ is obtained or performed within 60 days after the occurrence of that Appraisal Trigger Event, and

•	either—

1.	no comparable appraisal or other valuation, or update of a comparable appraisal or other valuation, had been obtained or performed during the 12-month period prior to that Appraisal Trigger Event, or

2.	there has been a material change in the circumstances surrounding the related mortgaged real property subsequent to any earlier appraisal or other valuation, or any earlier update of an appraisal or other valuation, that would, in the special servicer’s judgment, materially affect the value of the property, then until the required appraisal or other valuation is obtained or performed, the Appraisal Reduction Amount for the subject mortgage loan will equal 25% of the Stated Principal Balance of that mortgage loan. After receipt of the required appraisal or other valuation, the special servicer will determine the Appraisal Reduction Amount, if any, for the subject mortgage loan as described in the first sentence of this definition. For purposes of this definition, each mortgage loan that is part of a group of cross-collateralized mortgage loans will be treated separately for purposes of calculating any Appraisal Reduction Amount.

Each Appraisal Reduction Amount for a mortgage loan in the trust (other than an Outside Serviced Trust Mortgage Loan) will be reduced to zero as of the date the related mortgage loan becomes a corrected mortgage loan, it has remained current for at least three consecutive monthly payments and no other Appraisal Trigger Event has occurred during the preceding three-month period; and no Appraisal Reduction Amount will exist as to any such mortgage loan after it has been paid in full, liquidated, repurchased or otherwise disposed of.

Notwithstanding the foregoing, each Loan Combination will be treated as a single underlying mortgage loan for purposes of calculating an Appraisal Reduction Amount. Consistent therewith, any Appraisal Reduction Amount or the equivalent under the series 2006-C7 pooling and servicing agreement with respect to the Extendicare Portfolio Loan Combination will be calculated in a manner substantially the same as that described above. Any Appraisal Reduction Amount or the equivalent under the related governing servicing agreement for the Four Times Square Loan Combination will be calculated in a manner substantially the same as that described above.

Any Appraisal Reduction Amount with respect to a Loan Combination will be allocated among the mortgage loans in that Loan Combination as follows—

•	with respect to the State Street Building Loan Combination and the Extendicare Portfolio Loan Combination, any resulting Appraisal Reduction Amount will be allocated, on a pro rata basis by balance, between the underlying mortgage loan and the Pari Passu Non-Trust Loans in the subject Loan Combination;

•	with respect to the Westfield San Francisco Emporium Loan Combination, any resulting Appraisal Reduction Amount will be allocated, first, on a pro rata basis by balance, between the Westfield San Francisco Emporium Non-Trust Loans, up to the amount of the outstanding principal balance, and all accrued and unpaid interest (other than Default Interest) on, each such Non-Trust Loan, and then, to the subject underlying mortgage loan;

•	with respect to each of the Bethany Houston Portfolio Loan Combination and the Bethany Austin Portfolio Loan Combination, any resulting Appraisal Reduction Amount will be allocated, first, to the related Note C Non-Trust-Loan, up to the amount of the outstanding principal balance of, and any accrued and unpaid interest (other than Default Interest) on, such Note C Non-Trust-Loan, second, to the related Note B Non-Trust-Loan, up to the amount of the outstanding principal balance of, and any accrued and unpaid interest (other than Default Interest) on, such Note B Non-Trust-Loan, and third, to the related underlying mortgage loan; and

•	with respect to the Four Times Square Loan Combination, any resulting Appraisal Reduction Amount will be allocated under the related governing servicing agreement, first, to the Four Times Square Note C Non-Trust Loan, up to the amount of the outstanding principal balance of, and any accrued and unpaid interest (other than Default Interest) on, the Four Times Square Note C Non-Trust Loan, second, to the Four Times Square Note B Non-Trust Loan, up to the amount of the outstanding principal balance of, and any accrued and unpaid interest (other than Default Interest) on, the Four Times Square Note B Non-Trust Loan, and third, on a pro rata basis by balance, between the Four Times Square Mortgage Loan and the Four Times Square Note A2 Non-Trust Loan, as provided in the related governing servicing agreement.

Any Appraisal Reduction Amount with respect to the Bethany Maryland Portfolio Mortgage Loan will be allocated among the loan components thereof as follows: first, to the Bethany Maryland Portfolio Junior Component, up to the amount of the outstanding principal balance of, and any accrued and unpaid interest (other than Default Interest and exclusive of any portion thereof that constitutes Bethany Maryland Portfolio Capitalized Interest Amounts) on, such Junior Component; and second, to the Bethany Maryland Portfolio Senior Component.

‘‘Appraisal Trigger Event’’ means, with respect to any mortgage loan in the trust (other than an Outside Serviced Trust Mortgage Loan) or any Serviced Non-Trust Loan, any of the following events:

•	the mortgage loan has been modified by the special servicer in a manner that—

1.	affects that amount or timing of any payment of principal or interest due on it, other than, or in addition to, bringing monthly debt service payments current with respect to the mortgage loan,

2.	except as expressly contemplated by the related loan documents, results in a release of the lien of the related mortgage instrument on any material portion of the related mortgaged real property without a corresponding principal prepayment in an amount, or the delivery by the related borrower of substitute real property collateral with a fair market value, that is not less than the fair market value of the property to be released, or

3.	in the judgment of the special servicer, otherwise materially impairs the security for the mortgage loan or materially reduces the likelihood of timely payment of amounts due on the mortgage loan;

•	the mortgage loan is delinquent—

1.	except in the case of a balloon payment, for 60 days beyond the date the subject payment was due, or

2.	solely in the case of a balloon payment, if any, for one business day after the subject balloon payment was due or, in certain circumstances involving the delivery of a refinancing commitment, for 30 days beyond the date on which that balloon payment was due (or for such shorter period ending on the date on which it is determined that the refinancing could not reasonably be expected to occur);

•	a receiver or similar official is appointed and continues for 60 days in that capacity in respect of the mortgaged real property securing the mortgage loan;

•	the related borrower becomes the subject of (1) voluntary bankruptcy, insolvency or similar proceedings, or (2) involuntary bankruptcy, insolvency or similar proceedings that remain undismissed for 60 days;

•	the mortgaged real property securing the mortgage loan becomes an REO Property; or

•	the mortgage loan remains outstanding five years after any extension of its maturity.

Appraisal Trigger Events or the equivalent with respect to the Extendicare Portfolio Mortgage Loan will be as set forth in, and appraisals of the Extendicare Portfolio Mortgaged Properties will be conducted under, the pooling and servicing agreement for the Series 2006-C7 Securitization (or other successor servicing agreement). Those Appraisal Trigger Events or the equivalent will be similar, but may not be identical, to those described above.

Appraisal Trigger Events or the equivalent with respect to the Four Times Square Mortgage Loan will be as set forth in, and appraisals of the Four Times Square Mortgaged Property will be conducted under, related governing servicing agreement for the Four Times Square Loan Combination (or other successor servicing agreement). Those Appraisal Trigger Events or the equivalent are the earliest to occur of (i) the Four Times Square Loan Combination becoming 60 days delinquent in respect of any monthly payment, (ii) the mortgaged property being acquired on behalf of the related trust and the holder of the Four Times Square Mortgage Loan, (iii) the Four Times Square Loan Combination is modified to reduce the amount of any monthly payment, (iv) a receiver is appointed and continues in such capacity in respect of the mortgaged property for at least 30 days, (v) the borrower is subject to any bankruptcy, insolvency or similar proceeding or (vi) the Four Times Square Loan Combination is due and has not been paid on the maturity date.

‘‘Available P&I Funds’’ means the total amount available to make payments of interest and principal on the series 2007-C1 certificates on each distribution date, consisting of the Net Available P&I Funds and the Class BMP Available P&I Funds.

‘‘Balloon Balance’’ has the same meaning as ‘‘Maturity Balance.’’

‘‘Balloon Loan’’ means any mortgage loan in the trust that by its original terms or by virtue of any modification entered into as of the Issue Date provides for an amortization schedule extending beyond its stated maturity date and as to which, in accordance with such terms, the scheduled payment due on its stated maturity date is significantly larger than the scheduled payment due on the due date next preceding its stated maturity date.

‘‘Bethany Austin Portfolio Loan Combination’’ means, collectively, the Bethany Austin Portfolio Mortgage Loan and the Bethany Austin Portfolio Non-Trust Loans.

‘‘Bethany Austin Portfolio Mortgage Loan’’ means the underlying mortgage loan secured by the Bethany Austin Portfolio Mortgaged Properties.

‘‘Bethany Austin Portfolio Mortgaged Properties’’ means the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Bethany Austin Portfolio.

‘‘Bethany Austin Portfolio Non-Trust Loan’’ means one of the two (2) Non-Trust Loans secured by the Bethany Austin Portfolio Mortgaged Properties.

‘‘Bethany Austin Portfolio Note B Non-Trust Loan’’ means the Bethany Austin Portfolio Non-Trust Loan evidenced by a promissory note designated as note B.

‘‘Bethany Austin Portfolio Note C Non-Trust Loan’’ means the Bethany Austin Portfolio Non-Trust Loan evidenced by a promissory note designated as note C.

‘‘Bethany Houston Portfolio Borrowers’’ means the borrowers under the Bethany Houston Portfolio Loan Combination, as identified under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The Bethany Houston Portfolio Mortgage Loan—The Borrowers and Sponsor’’ in this prospectus supplement.

‘‘Bethany Houston Portfolio Loan Combination’’ means, collectively, the Bethany Houston Portfolio Mortgage Loan and the Bethany Houston Portfolio Non-Trust Loans.

‘‘Bethany Houston Portfolio Mortgage Loan’’ means the underlying mortgage loan secured by the Bethany Houston Portfolio Mortgaged Properties.

‘‘Bethany Houston Portfolio Mortgaged Properties’’ means the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Bethany Houston Portfolio.

‘‘Bethany Houston Portfolio Non-Trust Loan’’ means one of the two (2) Non-Trust Loans secured by the Bethany Houston Portfolio Mortgaged Properties.

‘‘Bethany Houston Portfolio Note B Non-Trust Loan’’ means the Bethany Houston Portfolio Non-Trust Loan evidenced by a promissory note designated as note B.

‘‘Bethany Houston Portfolio Note C Non-Trust Loan’’ means the Bethany Houston Portfolio Non-Trust Loan evidenced by a promissory note designated as note C.

‘‘Bethany Maryland Portfolio Borrowers’’ means the borrowers under the Bethany Maryland Portfolio Mortgage Loan, as identified under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The Bethany Maryland Portfolio Mortgage Loan—The Borrowers and Sponsor’’ in this prospectus supplement.

‘‘Bethany Maryland Portfolio Capitalized Interest Amount’’ has the meaning assigned to such term under ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan—General’’

and ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The Bethany Maryland Portfolio Mortgage Loan—The Mortgage Loan’’ in this prospectus supplement.

‘‘Bethany Maryland Portfolio Junior Component’’ or ‘‘Junior Component’’ means, with respect to the Bethany Maryland Portfolio Mortgage Loan, the component thereof identified as ‘‘Component B’’ under the related loan documents, as further described under ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement.

‘‘Bethany Maryland Portfolio Mortgage Loan’’ means the underlying mortgage loan secured by the Bethany Maryland Portfolio Mortgaged Properties.

‘‘Bethany Maryland Portfolio Mortgaged Properties’’ means the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Bethany Maryland Portfolio.

‘‘Bethany Maryland Portfolio Payment Application Trigger Event’’ has the meaning assigned to that term under ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan —Allocation of Payments’’ in this prospectus supplement.

‘‘Bethany Maryland Portfolio Senior Component’’ or ‘‘Senior Component’’ means, with respect to the Bethany Maryland Portfolio Mortgage Loan, the component thereof identified as ‘‘Component A’’ under the related loan documents, as further described under ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement.

‘‘Capital Imp. Reserve’’ means, with respect to any mortgage loan in the trust, funded reserves escrowed for repairs, replacements and corrections of issues outlined in the engineering reports.

‘‘CBE’’ means corporate bond equivalent.

‘‘CERCLA’’ means the Federal Comprehensive Environmental, Response, Compensation and Liability Act of 1980, as amended.

‘‘Class A-AB Planned Principal Balance’’ has the meaning assigned to that term under ‘‘Description of the Certificates—Payments—Payments of Principal’’ in this prospectus supplement.

‘‘Class A Senior Principal Payment Cross-Over Date’’ means the first distribution date as of the commencement of business on which—

•	the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates, or any two or more of those classes, remain outstanding, and

•	the total principal balance of the class A-M, A-J, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates have previously been reduced to zero as described under ‘‘Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ in this prospectus supplement.

‘‘Class BMP Available P&I Funds’’ means funds allocable to interest on, principal of, and loss/expense reimbursements with respect to the Bethany Maryland Portfolio Junior Component in accordance with the discussion under ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan—Allocation of Payments’’ in this prospectus supplement.

‘‘Class BMP Principal Distribution Amount’’ means, with respect to any distribution date, the total amount of principal allocable to the Bethany Maryland Portfolio Junior Component in accordance with the discussion under ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan—Allocation of Payments’’ in this prospectus supplement.

‘‘Class BMP Representative’’ means a representative selected by the holders (or, in the case of a class of book-entry certificates, beneficial owners) of certificates evidencing a majority of the series 2007-C1 voting rights allocated to the class BMP certificates, as certified by the certificate registrar from time to time; provided, however, that until a Class BMP Representative is so selected or after receipt of a notice from the holders (or, in the case of a class of book-entry certificates, beneficial owners) of more than 50% of the total principal balance of the class BMP certificates that a Class BMP Representative is no longer designated, the holder (or, in the case of a class of book-entry certificates, beneficial owner) of class BMP certificates evidencing the largest aggregate percentage of series 2007-C1 voting rights allocable to those certificates, will be the Class BMP Representative.

‘‘Class X-CL Component’’ has the meaning assigned thereto under ‘‘Description of the Certificates —Payments—Calculation of Pass-Through Rates’’ in this prospectus supplement.

‘‘Class X-CP Component’’ has the meaning assigned thereto under ‘‘Description of the Certificates—Payments—Calculation of Pass-Through Rates’’ in this prospectus supplement.

‘‘Class X-W Component’’ has the meaning assigned thereto under ‘‘Description of the Certificates—Payments—Calculation of Pass-Through Rates’’ in this prospectus supplement.

‘‘Clearstream’’ means Clearstream Banking Luxembourg.

‘‘CMSA’’ means the Commercial Mortgage Securities Association.

‘‘Co-Lender Agreement’’ means the co-lender agreement or other intercreditor agreement that has been executed in connection with each Loan Combination, that identifies the respective rights and obligations of the holders of the promissory notes that evidence the subject Loan Combination, and that is described under ‘‘Description of the Mortgage Pool—Loan Combinations’’ in this prospectus supplement.

‘‘Condemnation Proceeds’’ means all proceeds and other amounts received in connection with the condemnation or the taking by right of eminent domain of a mortgaged real property or an REO Property, other than any such proceeds applied to the restoration of the property or otherwise released to the related borrower or another appropriate person.

‘‘CPI’’ means consumer price index.

‘‘CPR’’ means an assumed constant prepayment rate each month, which is expressed on a per annum basis, relative to the then outstanding principal balance of a pool of mortgage loans for the life of those loans. The CPR model is the prepayment model that we use in this prospectus supplement.

‘‘Cut-off Date Loan-to-Value Ratio,’’ ‘‘Cut-off Date LTV Ratio’’ and ‘‘Cut-off Date LTV’’ each means:

•	with respect to any mortgage loan in the trust (other than the State Street Building Mortgage Loan, the Extendicare Portfolio Mortgage Loan and the Four Times Square Mortgage Loan), the ratio, expressed as a percentage, of—

1.	the cut-off date principal balance of the subject underlying mortgage loan, as shown on Annex A-1 to this prospectus supplement, to

2.	the appraised value of the related mortgaged real property or properties, as shown on Annex A-1 to this prospectus supplement (but without regard to any mortgaged real property or properties that are collateral for the subject underlying mortgage loan solely by reason of cross-collateralization with another mortgage loan); and

•	with respect to each of the State Street Building Mortgage Loan, the Extendicare Portfolio Mortgage Loan and the Four Times Square Mortgage Loan, the ratio, expressed as a percentage, of—

1.	the cut-off date principal balance of the subject underlying mortgage loan, as shown on Annex A-1 to this prospectus supplement, together with the cut-off date principal balance of the related Pari Passu Non-Trust Loan(s), to

2.	the appraised value of the related mortgaged real property or properties, as shown on Annex A-1 to this prospectus supplement;

except that, in the case of each of the Bethany Maryland Portfolio Mortgage Loan, unless the context clearly indicates otherwise, the related Cut-off Date Loan-to-Value Ratio is presented in this prospectus supplement based solely on the Senior Component.

‘‘Cut-off Date U/W NCF DSCR’’ means, with respect to any mortgage loan in the trust, the U/W NCF DSCR, except that for any underlying mortgage loan that provides for payments of interest only for a specified period ending prior to the maturity date, Cut-off Date U/W NCF DSCR is equal to the Net Cash Flow for the related mortgaged real property, divided by the sum of the actual interest-only payments (calculated in accordance with the related loan documents) that would accrue in respect of that underlying mortgage loan (or, in the case of an underlying mortgage loan that is part of a Loan Combination, that would accrue in respect of that underlying mortgage loan and all Pari Passu Non-Trust Loans, if any, in the subject Loan Combination) during the 12-month period following the cut-off date based on the related cut-off date principal balance and mortgage interest rate.

‘‘D(x)’’ means, with respect to any mortgage loan in the trust, a period of x months during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that mortgage loan in order to obtain a release of one or more of the related mortgaged real properties.

‘‘Default Interest’’ means any interest that—

•	accrues on a defaulted mortgage loan solely by reason of the subject default, and

•	is in excess of all interest at the related mortgage interest rate accrued on the mortgage loan.

‘‘Discount Rate’’ means, with respect to any prepaid mortgage loan in the trust, a rate which, when compounded monthly, is equivalent to the ‘‘Yield Maintenance Treasury Rate’’ when compounded semi-annually. The ‘‘Yield Maintenance Treasury Rate’’ means the yield calculated by the master servicer by linear interpolation of the yields, as such yields are reported in Federal Reserve Statistical Release H.15-Selected Interest Rates (519), under the heading U.S. Government Securities/Treasury Constant Maturities, with respect to the maturity dates set forth thereunder, one longer and one shorter, most nearly approximating the maturity date of the relevant prepaid mortgage loan. If Federal Reserve Statistical Release H.15 is no longer published or does not indicate the information set forth above, then the master servicer will select a comparable publication or source for the purposes of determining the Yield Maintenance Treasury Rate.

‘‘DSCR’’ means debt service coverage ratio.

‘‘DSCR Net Cash Flow’’ has the same meaning as Underwritten Debt Service Coverage Ratio.

‘‘Effective Gross Income,’’ ‘‘EGI’’ and ‘‘U/W EGI’’ each means for any mortgaged real property securing a mortgage loan in the trust:

•	the revenue derived from the use and operation of that property; less

•	allowances for vacancies, concessions and credit losses.

In determining rental revenue for multifamily rental properties, self-storage properties and mobile home park properties, the related originator generally either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods.

In the case of hospitality properties, gross receipts were generally determined on the basis of historical operating levels shown on the borrower-supplied 12-month trailing operating statements.

In general, any non-recurring revenue items and non-property related revenue were eliminated from the calculation of EGI.

In determining the ‘‘revenue’’ component of EGI for each mortgaged real property (other than a hospitality property), the related originator generally relied on the most recent rent roll supplied by the related borrower (subject to the discussion in the following paragraph). In some cases, where the actual vacancy shown on that rent roll and the market vacancy was less than 5%, the originator generally assumed a minimum of 5% vacancy in determining revenue from rents, except that, in the case of certain anchored shopping centers, certain office properties and certain single tenant properties, space occupied by those anchor tenants, significant office tenants or single tenants may have been disregarded in performing the vacancy adjustment due to the length of the related leases or the creditworthiness of those tenants, in accordance with the originator’s underwriting standards. For mortgaged real properties (other than hospitality properties), the related originator generally annualized rental revenue shown on the most recent certified rent roll, after applying the applicable vacancy factor, without further regard to the terms, including expiration dates, of the leases shown on that rent roll.

In the case of some of the underlying mortgage loans, the calculation of EGI for the related mortgaged real property or properties was based on assumptions regarding projected rental income, annual net cash flow and/or occupancy, including, without limitation, one or more of the following:

•	the assumption that a particular tenant at the subject mortgaged real property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date;

•	the assumption that an unexecuted lease that is currently being negotiated with respect to a particular tenant at the subject mortgaged real property or is out for signature will be executed and in place on a future date;

•	the assumption that a portion of the currently vacant and unleased space at the subject mortgaged real property will be leased at current market rates and consistent with occupancy rates of comparable properties in the subject market;

•	the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period or has not yet taken occupancy, will be paid commencing on such future date;

•	assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject mortgaged real property;

•	certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus supplement; and

•	certain other assumptions regarding the payment of rent not currently being paid.

There is no assurance that the foregoing assumptions made with respect to any subject underlying mortgage loan will, in fact, be consistent with actual property performance. If they are not consistent, actual annual effective gross income for a mortgaged property may be less than the EGI presented with respect to that property in this prospectus supplement.

For more detailed information regarding the EGI with respect to specific underlying mortgage loans and/or the related mortgaged real properties, you should review Annex A-1—Certain Characteristics of Individual Underlying Mortgage Loans and the footnotes thereto.

‘‘ERISA’’ means the Employee Retirement Income Security Act of 1974, as amended.

‘‘ERISA Plan’’ means any employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA.

‘‘Euroclear’’ means The Euroclear System.

‘‘Exchange Act’’ means the Securities Exchange Act of 1934, as amended.

‘‘Exemption-Favored Party’’ means any of—

•	Lehman Brothers Inc.,

•	any person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Lehman Brothers Inc., and

•	any member of the underwriting syndicate or selling group of which a person described in the prior two bullets is a manager or co-manager with respect to the offered certificates.

‘‘Extendicare Portfolio Borrowers’’ means the borrowers under the Extendicare Portfolio Loan Combination, as identified under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The Extendicare Portfolio Mortgage Loan—The Borrowers and Sponsor’’ in this prospectus supplement.

‘‘Extendicare Portfolio Co-Lender Agreement’’ means the Co-Lender Agreement for the Extendicare Portfolio Loan Combination.

‘‘Extendicare Portfolio Loan Combination’’ means, together, the Extendicare Portfolio Mortgage Loan and the Extendicare Portfolio Non-Trust Loans.

‘‘Extendicare Portfolio Mortgage Loan’’ means the underlying mortgage loan secured by the Extendicare Portfolio Mortgaged Properties, which is evidenced by a promissory note designated as note A-2.

‘‘Extendicare Portfolio Mortgaged Properties’’ means the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Extendicare Portfolio.

‘‘Extendicare Portfolio Non-Trust Loan’’ means one of the two (2) Non-Trust Loans secured by the Extendicare Portfolio Mortgaged Properties.

‘‘Extendicare Portfolio Non-Trust Loan Noteholder’’ means the holder of the promissory note for an Extendicare Portfolio Non-Trust Loan.

‘‘Extendicare Portfolio Note A-1 Non-Trust Loan’’ means the Extendicare Portfolio Non-Trust Loan evidenced by a promissory note designated as note A-1.

‘‘Extendicare Portfolio Note A-3 Non-Trust Loan’’ means the Extendicare Portfolio Non-Trust Loan evidenced by a promissory note designated as note A-3.

‘‘FF&E’’ means furniture, fixtures and equipment.

‘‘Fitch’’ means Fitch, Inc.

‘‘Four Times Square Borrower’’ means the borrower under the Four Times Square Loan Combination.

‘‘Four Times Square Co-Lender Agreement’’ means the Co-Lender Agreement for the Four Times Square Loan Combination.

‘‘Four Times Square Loan Combination’’ means, collectively, the Four Times Square Mortgage Loan and the Four Times Square Non-Trust Loans.

‘‘Four Times Square Mortgage Loan’’ means the underlying mortgage loan secured by the Four Times Square Mortgaged Property.

‘‘Four Times Square Mortgaged Property’’ means the mortgaged real property identified on Annex A-1 to this prospectus supplement as Four Times Square.

‘‘Four Times Square Non-Trust Loans’’ means the three (3) Non-Trust Loans secured by the Four Times Square Mortgaged Property.

‘‘Four Times Square Note A-2 Non-Trust Loan’’ means the Four Times Square Non-Trust Loan evidenced by a promissory note designated as note A-2.

‘‘Four Times Square Note B Non-Trust Loan’’ means the Four Times Square Non-Trust Loan evidenced by a promissory note designated as note B.

‘‘Four Times Square Note C Non-Trust Loan’’ means the Four Times Square Non-Trust Loan evidenced by a promissory note designated as note C.

‘‘FSMA’’ means the Financial Services and Markets Act 2000.

‘‘GAAP’’ means generally accepted accounting principles in the United States of America.

‘‘GLA’’ means gross leasable area.

‘‘Government Securities’’ means government securities within the meaning of section 2(a)(16) of the Investment Company Act of 1940, as amended.

‘‘Initial Loan Group 1 Balance’’ means the aggregate principal balance, as of the cut-off date, of the underlying mortgage loans that are part of Loan Group 1, after application of all scheduled payments of principal due on or before the cut-off date.

‘‘Initial Loan Group 2 Balance’’ means the aggregate principal balance, as of the cut-off date, of the underlying mortgage loans that are part of Loan Group 2, excluding the Bethany Maryland Portfolio Junior Component, after application of all scheduled payments of principal due on or before the cut-off date.

‘‘Initial Mortgage Pool Balance’’ means the aggregate principal balance, as of the cut-off date, of the mortgage loans that are included in the trust (or, in the case of the Bethany Maryland Portfolio Mortgage Loan, just the Senior Component), after application of all scheduled payments of principal due on or before the cut-off date.

‘‘Insurance Proceeds’’ means all proceeds and other amounts received under any hazard, flood, title or other insurance policy that provides coverage with respect to a mortgaged real property or the related underlying mortgage loan, together with any comparable amounts received with respect to an REO Property, other than any such proceeds applied to the restoration of the property or otherwise released to the related borrower or another appropriate person.

‘‘Internal Revenue Code’’ means the Internal Revenue Code of 1986, as amended.

‘‘International Square Borrower’’ means the borrower under the International Square Mortgage Loan, as identified under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The International Square Mortgage Loan—The Borrower and Sponsor’’ in this prospectus supplement.

‘‘International Square Mortgage Loan’’ means the underlying mortgage loan secured by the International Square Mortgaged Property.

‘‘International Square Mortgaged Property’’ means the mortgaged real property identified on Annex A-1 to this prospectus supplement as International Square.

‘‘IRS’’ means the Internal Revenue Service.

‘‘Issue Date’’ means the date of initial issuance for the series 2007-C1 certificates, which will be on or about February 27, 2007.

‘‘Junior Component’’ or ‘‘Bethany Maryland Portfolio Junior Component’’ means, with respect to the Bethany Maryland Portfolio Mortgage Loan, the component thereof identified as ‘‘Component B’’ under the related loan documents, as further described under ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement.

‘‘LaSalle’’ means LaSalle Bank National Association.

‘‘LBHI’’ means Lehman Brothers Holdings Inc.

‘‘Lease Termination Payments’’ means any fees or payments received from any tenant under a lease affecting a mortgaged real property in connection with termination cancellation, surrender, sale or other disposition of such lease.

‘‘Lehman,’’ as referred to under the ‘‘Loan Seller’’ column on Annex A-1 hereto, means LBHI or any affiliate of LBHI.

‘‘Lehman Mortgage Loan’’ means each mortgage loan that was, directly or indirectly, acquired by us from the Lehman Mortgage Loan Seller for inclusion in the trust.

‘‘Lehman Mortgage Loan Seller’’ means, individually and collectively, LBHI and each of our other affiliates, if any, that transferred mortgage loans to us for inclusion in the trust.

‘‘Lembi Portfolio Borrower’’ means, collectively, the borrowers under the Lembi Portfolio Mortgage Loan, as identified under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The Lembi Portfolio Mortgage Loan—The Borrowers and Sponsors’’ in this prospectus supplement.

‘‘Lembi Portfolio Mortgage Loan’’ means, collectively, the underlying mortgage loans secured by the Lembi Portfolio Mortgaged Properties.

‘‘Lembi Portfolio Mortgaged Properties’’ means the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Lembi Portfolio.

‘‘Liquidation Proceeds’’ means, in general, all cash proceeds received and retained by the trust in connection with—

•	the full or partial liquidation of defaulted mortgage loans by foreclosure or otherwise;

•	the repurchase of any mortgage loan by us or the applicable mortgage loan seller, as described under ‘‘Description of the Mortgage Pool—Cures and Repurchases’’ in this prospectus supplement;

•	the purchase of any specially serviced mortgage loan as to which a material default exists, by any holder of a purchase option, as described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Fair Value Option’’ in this prospectus supplement;

•	the purchase of all remaining mortgage loans and REO Properties in the trust by us, Lehman Brothers Inc., the special servicer, any certificateholder of the series 2007-C1 controlling class or the master servicer, as described under ‘‘Description of the Offered Certificates—Termination’’ in this prospectus supplement;

•	the purchase of the Bethany Maryland Portfolio Mortgage Loan by the Class BMP Representative, as described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders—Additional Rights of the Class BMP Representative; Right to Purchase and Right to Cure Defaults’’ in this prospectus supplement;

•	the purchase of an underlying mortgage loan that is part of a Loan Combination by a related Non-Trust Loan Noteholder in accordance with the related Co-Lender Agreement;

•	the purchase of any defaulted mortgage loan in the trust by a mezzanine lender pursuant to a purchase right as set forth in the related intercreditor agreement; and

•	the sale of an REO Property.

‘‘LNR’’ means LNR Property Holdings Ltd.

‘‘LNR Partners’’ means LNR Partners, Inc.

‘‘Loan Combination’’ means each of the Loan Combinations described, and identified in the chart, under ‘‘Description of the Mortgage Pool—Loan Combinations—General’’ in this prospectus supplement.

‘‘Loan Combination Controlling Party’’ means the party or, collectively, the parties designated as such with respect to each Loan Combination and having various rights and powers with respect to the subject Loan Combination, including (in the case of a Serviced Loan Combination) those described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ in this prospectus supplement. The Loan Combination Controlling Party for the State Street Building Loan Combination is identified under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—The Series 2007-C1 Controlling Class Representative, the Class BMP Representative and the Serviced Non-Trust Loan Noteholders’’ in this prospectus supplement. The Loan Combination Controlling Party for each other Loan Combination is identified under each italicized subheading entitled ‘‘—Co-Lender Agreement—Consent Rights’’ in the applicable section relating to the subject Loan Combination under ‘‘Description of the Mortgage Pool—Loan Combinations’’ in this prospectus supplement.

‘‘Loan Group 1’’ has the meaning assigned to that term under ‘‘Description of the Mortgage Pool—General’’ in this prospectus supplement.

‘‘Loan Group 2’’ has the meaning assigned to that term under ‘‘Description of the Mortgage Pool—General’’ in this prospectus supplement.

‘‘Loan per Bed’’ means, with respect to each underlying mortgage loan secured by a lien on a mortgaged real property that constitutes a healthcare property, the cut-off date principal balance of that mortgage loan as shown on Annex A-1 to this prospectus supplement (or, in the case of any underlying mortgage loan that is part of a Loan Combination that contains one or more related Pari Passu Non-Trust Loans, the total cut-off date principal balance of that mortgage loan and the related Pari Passu Non-Trust Loan(s)), divided by the number of beds at or in the related mortgaged real property.

‘‘Loan per SF,’’ ‘‘Loan per Sq. Ft.’’ and ‘‘Loan per Square Foot’’ each means, with respect to each underlying mortgage loan secured by a lien on a mortgaged real property that constitutes a retail, industrial/warehouse, self-storage or office property, the cut-off date principal balance of that mortgage loan as shown on Annex A-1 to this prospectus supplement (or, in the case of any underlying mortgage loan that is part of a Loan Combination that contains one or more related Pari Passu Non-Trust Loans, the total cut-off date principal balance of that mortgage loan and the related Pari Passu Non-Trust Loan(s)), divided by the net rentable square foot area of the related mortgaged real property.

‘‘Loan per Unit’’ means, with respect to each underlying mortgage loan secured by a lien on a mortgaged real property that constitutes a multifamily rental apartment, a mobile home park property or a hospitality property, the cut-off date principal balance of that mortgage loan as shown on Annex A-1 to this prospectus supplement (or, in the case of any underlying mortgage loan that is part of a Loan Combination that contains one or more related Pari Passu Non-Trust Loans, the total cut-off date principal balance of that mortgage loan and the related Pari Passu Non-Trust Loan(s)), divided by the number of dwelling units, pads or guest rooms, as applicable, at or on the related mortgaged real property, except that, in the case of the Bethany Maryland Portfolio Mortgage Loan, unless the context clearly indicates otherwise, Loan per Unit will be based on the cut-off date principal balance of the Senior Component.

‘‘LOC’’ means letter of credit.

‘‘L(x)’’ means, with respect to any mortgage loan in the trust, a period of x months during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

‘‘Master Servicer Remittance Amount’’ has the meaning assigned to that term under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Accounts—Custodial Account—Withdrawals’’ in this prospectus supplement.

‘‘Material Breach’’ has the meaning assigned to that term under ‘‘Description of the Mortgage Pool—Representations and Warranties’’ in this prospectus supplement.

‘‘Material Document Omission’’ has the meaning assigned to that term under ‘‘Description of the Mortgage Pool— Assignment of the Underlying Mortgage Loans’’ in this prospectus supplement.

‘‘Maturity Balance’’ means, with respect to any mortgage loan in the trust, the expected balance of the subject mortgage loan on its maturity date, calculated based on the assumption that there are no prepayments of principal or defaults, and otherwise based on the Modeling Assumptions.

‘‘Maturity Date Loan-to-Value Ratio,’’ ‘‘Maturity Date LTV,’’ ‘‘Maturity LTV Ratio’’ and ‘‘Scheduled Maturity LTV’’ each means:

•	with respect to any mortgage loan in the trust (other than the State Street Building Mortgage Loan, the Extendicare Portfolio Mortgage Loan and the Four Times Square Mortgage Loan), the ratio, expressed as a percentage, of—

1.	the Maturity Balance of the subject underlying mortgage loan, to

2.	the appraised value of the related mortgaged real property or properties, as shown on Annex A-1 to this prospectus supplement (but without regard to any mortgaged real property or properties that are collateral for the subject underlying mortgage loan solely by reason of cross-collateralization with another mortgage loan); and

•	with respect to the State Street Building Mortgage Loan, the Extendicare Portfolio Mortgage Loan and the Four Times Square Mortgage Loan, the ratio, expressed as a percentage, of—

1.	the expected total balance of the subject underlying mortgage loan and the related Pari Passu Non-Trust Loan(s) on their stated maturity date, assuming no prepayments of principal or defaults, to

2.	the appraised value of the related mortgaged real property or properties, as shown on Annex A-1 to this prospectus supplement;

except that, in the case of each the Bethany Maryland Portfolio Mortgage Loan, unless the context clearly indicates otherwise, the related Maturity Date Loan-to-Value Ratio is presented in this prospectus supplement based solely on the Senior Component.

‘‘Midland’’ means Midland Loan Services, Inc.

‘‘Modeling Assumptions’’ means, collectively, the following assumptions regarding the series 2007-C1 certificates and the mortgage loans in the trust:

•	the mortgage loans have the characteristics set forth on Annex A-1 and the Initial Mortgage Pool Balance is approximately $3,713,176,835, the Initial Loan Group 1 Balance is approximately $2,863,004,774 and the Initial Loan Group 2 Balance is approximately $850,172,061;

•	the initial total principal balance or notional amount, as the case may be, of each class of series 2007-C1 certificates is as described in this prospectus supplement;

•	there are no delinquencies or losses with respect to the mortgage loans;

•	there are no modifications, extensions, waivers or amendments affecting the monthly payments by borrowers on the mortgage loans;

•	there are no Appraisal Reduction Amounts with respect to the mortgage loans;

•	there are no casualties or condemnations affecting the corresponding mortgaged real properties;

•	each of the mortgage loans provides for monthly payments which are timely received, and each of the mortgage loans accrues interest on an Actual/360 Basis or a 30/360 Basis, as applicable;

•	all prepayments on the mortgage loans are assumed to be accompanied by a full month’s interest;

•	there are no breaches of our representations and warranties or those of the UBS Mortgage Loan Seller or the Wachovia Mortgage Loan Seller regarding the mortgage loans;

•	no voluntary or involuntary prepayments are received as to any mortgage loan during that mortgage loan’s prepayment lock-out period, defeasance period or prepayment consideration period, in each case if any;

•	except as otherwise expressly assumed in any of the other bullets in this definition, prepayments are made on each of the mortgage loans at the indicated CPRs set forth in the subject tables or other relevant part of this prospectus supplement, without regard to any limitations in those mortgage loans on partial voluntary principal prepayments;

•	no person or entity entitled thereto exercises its right of optional termination described in this prospectus supplement under ‘‘Description of the Offered Certificates—Termination;’’

•	there are no Material Breaches or Material Document Omissions with respect to the underlying mortgage loans;

•	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

•	there are no Additional Trust Fund Expenses;

•	with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Village Club Apartments, where the related borrower is required to make additional monthly amortization payments of $26,572.32, solely to the extent available from excess cash flow, on and after the payment date in February 2012, it is assumed that the related borrower does, in fact, make such additional monthly amortization payments;

•	with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Woodbridge Apartments, where the related borrower is required to make additional monthly amortization payments of $11,670.28, solely to the extent available from excess cash flow, on and after the payment date in February 2012, it is assumed that the related borrower does, in fact, make such additional monthly amortization payments;

•	with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as AXA Building, where the related borrower is required to make additional monthly amortization payments of $7,451.04, solely to the extent available from excess cash flow, on and after the payment date in February 2012, it is assumed that the related borrower does, in fact, make such additional monthly amortization payments;

•	with respect to the underlying mortgage loan secured by the mortgaged real property identified on Annex A-1 to this prospectus supplement as Kozy Kourt-Mobile Manor, where the related borrower is required to make additional monthly amortization payments of $5,929.86, solely to the extent available from excess cash flow, on and after the payment date in February 2012, it is assumed that the related borrower does, in fact, make such additional monthly amortization payments;

•	except as provided in the following bullet, with respect to the Bethany Maryland Portfolio Mortgage Loan, where the related borrower is only required to make monthly payments of accrued interest on the Bethany Maryland Portfolio Junior Component to the extent of (i) minimum monthly payments of accrued interest at a rate of 5.00% per annum and (ii) additional payments of accrued interest to the extent of certain excess cash flow from the related mortgaged real property, it is assumed that the borrower only makes minimum monthly payments of accrued interest on the Junior Component at the rate of 5.00% per annum as described in clause (i) above;

•	with respect to any information regarding the weighted average life of the Class BMP Certificates, it is assumed that the Bethany Maryland Portfolio Borrower makes full monthly payments of accrued interest on the Bethany Maryland Portfolio Junior Component at the rate of 11.24596%;

•	payments on the offered certificates are made on the 15th day of each month, commencing in March 2007; and

•	the offered certificates are settled on February 27, 2007.

For purposes of the Modeling Assumptions, a ‘‘prepayment consideration period’’ is any period during which a mortgage loan provides that voluntary prepayments be accompanied by prepayment consideration in the form of (a) a yield maintenance charge, (b) a prepayment premium calculated as a percentage—which may decline over time—of the principal amount prepaid or (c) some combination of (a) and (b).

‘‘Moody’s’’ means Moody’s Investors Service, Inc.

‘‘N/A’’ and ‘‘NAP’’ mean that, with respect to a particular category of data, the data is not applicable.

‘‘NAV’’ means that, with respect to a particular category of data, the data is not available.

‘‘Net Aggregate Prepayment Interest Shortfall’’ means, with respect to any distribution date, the excess, if any, of—

•	the total Prepayment Interest Shortfalls incurred with respect to the entire mortgage pool during the related collection period, over

•	the total payments made by the master servicer to cover those Prepayment Interest Shortfalls.

‘‘Net Available P&I Funds’’ means the total amount available to make payments of interest and principal on the series 2007-C1 certificates—exclusive of the class BMP certificates—on each distribution date. The Net Available P&I Funds are more particularly described under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—Accounts—Collection Account—Withdrawals’’ in this prospectus supplement.

‘‘Net Cash Flow,’’ ‘‘U/W Net Cash Flow’’ and ‘‘U/W NCF’’ each means for any mortgaged real property securing a mortgage loan in the trust:

•	the revenue derived from the use and operation of that property; less

•	the total of the following items—

(a)	allowances for vacancies and credit losses,

(b)	operating expenses, such as utilities, administrative expenses, repairs and maintenance, management fees and advertising,

(c)	fixed expenses, such as insurance, real estate taxes and ground lease payments, if applicable, and

(d)	replacement reserves, and reserves for tenant improvement costs and leasing commissions, based either on actual reserves or on underwritten annualized amounts.

Net Cash Flow can also be expressed as (a) Effective Gross Income minus (b) Total Expenses and underwritten replacement reserves and tenant improvements and leasing commissions.

Net Cash Flow does not reflect interest expenses and non-cash items, such as depreciation and amortization, and generally does not reflect capital expenditures.

In determining the Net Cash Flow for any mortgaged real property securing a mortgage loan in the trust, the related originator relied on one or more of the following items supplied by the related borrower:

•	rolling 12-month operating statements;

•	applicable year-to-date financial statements, if available;

•	full year budgeted financial statements, if available;

•	except in the case of hospitality properties, single tenant properties and self-storage properties, rent rolls that were current as of a date not earlier than eight months prior to the respective date of origination; and

•	in the case of single tenant properties, the payments due under the related lease.

In the case of the underlying mortgage loans described under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans’’ in this prospectus supplement and a few other underlying mortgage loans, some of the above described items were reviewed by an accountant under a set of agreed upon procedures. Except as described in the prior sentence, however, these items were not audited or otherwise confirmed by an independent party.

In determining rental revenue for multifamily rental properties, self-storage properties and mobile home park properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods.

In the case of hospitality properties, gross receipts were determined on the basis of historical operating levels shown on the borrower-supplied 12-month trailing operating statements.

In general, any non-recurring revenue items and non-property related revenue were eliminated from the calculation of Net Cash Flow and U/W Net Cash Flow.

In determining the ‘‘revenue’’ component of Net Cash Flow for each mortgaged real property (other than a hospitality property), the related originator generally relied on the most recent rent roll supplied by the related borrower (subject to the discussion in the following paragraph). In some cases, where the actual vacancy shown on that rent roll and the market vacancy was less than 5%, the originator generally assumed a minimum of 5% vacancy in determining revenue from rents, except that, in the case of certain anchored shopping centers, certain office properties and certain single tenant properties, space occupied by those anchor tenants, significant office tenants or single tenants may have been disregarded in performing the vacancy adjustment due to the length of the related leases or the creditworthiness of those tenants, in accordance with the originator’s underwriting standards. For mortgaged real properties (other than hospitality properties), the related originator generally annualized rental revenue shown on the most recent certified rent roll, after applying the applicable vacancy factor, without further regard to the terms, including expiration dates, of the leases shown on that rent roll.

In the case of the Extendicare Portfolio Mortgage Loan, in calculating U/W NCF, the ‘‘revenue’’ component is based on the aggregate operating revenue at the 82 Extendicare Portfolio Mortgaged Properties, and not on payments under the Master Lease or the Operating Leases.

In the case of some of the underlying mortgage loans, the calculation of Net Cash Flow, U/W Net Cash Flow and U/W NCF for the related mortgaged real property or properties (which is, in turn, used in the calculation of underwritten debt service coverage ratios) was based on assumptions regarding projected rental income, annual net cash flow and/or occupancy, including, without limitation, one or more of the following:

•	the assumption that a particular tenant at the subject mortgaged real property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date;

•	the assumption that an unexecuted lease that is currently being negotiated with respect to a particular tenant at the subject mortgaged real property or is out for signature will be executed and in place on a future date;

•	the assumption that a portion of the currently vacant and unleased space at the subject mortgaged real property will be leased at current market rates and consistent with occupancy rates of comparable properties in the subject market;

•	the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period or has not yet taken occupancy, will be paid commencing on such future date;

•	assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject mortgaged real property;

•	certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus supplement; and

•	certain other assumptions regarding the payment of rent not currently being paid.

There is no assurance that the foregoing assumptions made with respect to any subject underlying mortgage loan will, in fact, be consistent with actual property performance. Actual annual Net Cash Flow for a mortgaged property may be less than the U/W Net Cash Flow presented with respect to that property in this prospectus supplement.

In determining the ‘‘expense’’ component of Net Cash Flow for each mortgaged real property, the related originator generally relied on full-year or year-to-date financial statements, rolling 12-month operating statements and/or year-to-date financial statements supplied by the related borrower, except that:

•	if tax or insurance expense information more current than that reflected in the financial statements was available, the newer information was generally used;

•	property management fees were generally assumed to be 1.0% to 6.0% (depending on the property) of effective gross revenue (or, in the case of a hospitality property, gross receipts), except that, in some cases, property management fees were assumed to be capped at $1,000,000; and

•	in general, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures.

Annual replacement reserves are—

(a)	in the case of retail, office, self-storage and industrial/warehouse properties, generally not less than $0.10 per square foot and not more than $0.30 per square foot of net rentable commercial area and may be zero;

(b)	in the case of multifamily rental apartments, generally not less than $200 or not more than approximately $300 per residential unit per year, depending on the condition of the property any may be zero;

(c)	in the case of mobile home park properties, generally $50 per pad per year; and

(d)	in the case of hospitality properties, generally 4%, inclusive, of gross revenues.

In some instances, the related originator (where it deemed appropriate) recharacterized as capital expenditures those items reported by borrowers as operating expenses, thereby increasing ‘‘Net Cash Flow.’’

For more detailed information regarding the Net Cash Flow with respect to specific underlying mortgage loans and/or the related mortgaged real properties, you should review Annex A-1—Certain Characteristics of Individual Underlying Mortgage Loans and the footnotes thereto.

Net Cash Flow will be calculated either with respect to a particular 12-month period or otherwise on an annualized basis.

‘‘Net Mortgage Pass-Through Rate’’ means:

•	in the case of each underlying mortgage loan that accrues interest on a 30/360 Basis, for any distribution date, an annual rate equal to—

1.	the mortgage interest rate in effect for that mortgage loan as of the Issue Date,

minus

2.	the related Administrative Cost Rate;

•	in the case of each underlying mortgage loan that accrues interest on an Actual/360 Basis (other than an Outside Serviced Trust Mortgage Loan and, if applicable, other than the Bethany Maryland Portfolio Mortgage Loan), for any distribution date, an annual rate generally equal to—

1.	the product of (a) 12, times (b) a fraction, expressed as a percentage, the numerator of which, subject to adjustment as described below in this definition, is the total amount of interest that accrued or would have accrued, as applicable, with respect to that mortgage loan on an Actual/360 Basis during the related interest accrual period, based on its Stated Principal Balance immediately preceding the subject distribution date and its mortgage interest rate in effect as of the Issue Date (as such mortgage interest rate may step up in accordance with the related loan documents, solely in the case of each of the Bethany Houston Portfolio Mortgage Loan and the Bethany Austin Portfolio Mortgage Loan), and the denominator of which is the Stated Principal Balance of that mortgage loan immediately prior to the subject distribution date, minus

2.	the related Administrative Cost Rate;

•	in the case of the Extendicare Portfolio Mortgage Loan (which accrues interest on an Actual/360 Basis), for any distribution date, an annual rate generally equal to—

1.	the product of (a) 12, times (b) a fraction, expressed as a percentage, the numerator of which, subject to adjustment as described below in this definition, is the total amount of interest that accrued or would have accrued, as applicable, with respect to that mortgage loan on an Actual/360 Basis during the related interest accrual period, based on its Stated Principal Balance immediately preceding the subject distribution date and an annual rate equal to (i) its mortgage interest rate in effect as of the Issue Date, minus (ii) 0.0100% (which is the related annual servicing fee rate on an 30/360 Basis under the series 2006-C7 pooling and servicing agreement), adjusted to an actual/360 equivalent, and the denominator of which is the Stated Principal Balance of that mortgage loan immediately prior to the subject distribution date, minus

2.	the sum of the related master servicing fee rate and the trustee fee rate under the series 2007-C1 pooling and servicing agreement;

•	in the case of the Four Times Square Mortgage Loan (which accrues interest on an Actual/360 Basis) for any distribution date, an annual rate generally equal to—

1.	the product of (a) 12, times (b) a fraction, expressed as a percentage, the numerator of which, subject to adjustment as described below in this definition, is the total amount of interest that accrued or would have accrued, as applicable, with respect to that mortgage loan on an Actual/360 Basis during the related interest accrual period, based on its Stated Principal Balance immediately preceding the subject distribution date and an annual rate equal to (i) its mortgage interest rate in effect as of the Issue Date, minus (ii) 0.005% (which is the related annual servicing fee rate on a 30/360 Basis under the series 2006-4TS trust and servicing agreement), adjusted to an actual/360 equivalent, and the denominator of which is the Stated Principal Balance of that mortgage loan immediately prior to the subject distribution date, minus

2.	the sum of the related master servicing fee rate and the trustee fee rate under the series 2007-C1 pooling and servicing agreement;

•	in the case of the Bethany Maryland Portfolio Senior Component (which accrues interest on an Actual/360 Basis), for any distribution date, an annual rate generally equal to—

1.	the product of (a) 12, times (b) a fraction, expressed as a percentage, the numerator of which, subject to adjustment as described below in this definition, is the total amount of interest that accrued or would have accrued, as applicable, with respect to the Senior Component on an Actual/360 Basis during the related interest accrual period, based on its Allocated Principal Balance immediately preceding the subject distribution date and the mortgage interest rate in effect for the Senior Component as of the Issue Date (as such mortgage interest rate may step up in accordance with the related loan documents), and the denominator of which is the Allocated Principal Balance of the Senior Component immediately prior to the subject distribution date, minus

2.	the Administrative Cost Rate for the Bethany Maryland Portfolio Senior Component; and

•	in the case of the Bethany Maryland Portfolio Junior Component (which accrues interest on an Actual/360 Basis), for any distribution date, an annual rate equal to—

1.	the mortgage interest rate in effect for the Junior Component as of the Issue Date,

minus

2.	the Administrative Cost Rate for the Bethany Maryland Portfolio Junior Component.

Notwithstanding the foregoing, if the subject distribution date occurs during January, except during a leap year, or February, then the amount of interest that comprises the numerator of the fraction described in clause 1(b) of each of the second, third, fourth and fifth bullets of this definition, will be decreased to reflect any interest reserve amount with respect to the subject mortgage loan or Senior Component as applicable, that is transferred from the trustee’s collection account to the trustee’s interest reserve account during that month. Furthermore, if the subject distribution date occurs during March, then the amount of interest that comprises the numerator of the fraction described in clause 1(b) of each of the second, third, fourth and fifth bullets of this definition will be increased to reflect (a) with respect to March 2007, any supplemental interest payments made by the related mortgage loan seller with respect to the subject mortgage loan or Senior Component, as applicable, and (b) with respect to March of any year thereafter, any interest reserve amount(s) with respect to the subject mortgage loan or Senior Component, as applicable, that are transferred from the trustee’s interest reserve account to the trustee’s collection account during that month.

‘‘Net Operating Income,’’ ‘‘U/W Net Operating Income’’ and ‘‘U/W NOI’’ each means, for any mortgaged real property securing a mortgage loan in the trust, an amount generally equal to:

•	the U/W Net Cash Flow for that mortgaged real property;

plus

•	underwritten replacement reserves and tenant improvements and leasing commissions.

Net Operating Income can also be expressed as Effective Gross Income minus Total Expenses.

Net Operating Income will be calculated either with respect to a particular 12-month period or otherwise on an annualized basis.

‘‘Net Total Principal Distribution Amount’’ means the Total Principal Distribution Amount, exclusive of the Class BMP Principal Distribution Amount, for any distribution date.

‘‘Non-Trust Loan’’ means any mortgage loan that is part of a Loan Combination but is not included in the trust.

‘‘Non-Trust Loan Noteholder’’ means the holder of a promissory note for a Non-Trust Loan.

‘‘Non-Trust Loan Securities’’ means any securities backed by a Serviced Non-Trust Loan.

‘‘Note B Non-Trust Loan’’ means either the Westfield San Francisco Emporium Note B-1 or Note B-2 Non-Trust Loan, the Bethany Houston Portfolio Note B Non-Trust Loan, or the Bethany Austin Portfolio Note B Non-Trust Loan

‘‘Note B Non-Trust Loan Noteholder’’ means the holder of the promissory note for a Note B Non-Trust Loan.

‘‘Note C Non-Trust Loan’’ means either the Bethany Houston Portfolio Note C Non-Trust Loan or the Bethany Austin Portfolio Note C Non-Trust Loan

‘‘Note C Non-Trust Loan Noteholder’’ means the holder of the promissory note for a Note C Non-Trust Loan.

‘‘NR’’ means not rated.

‘‘O(z)’’ means, with respect to any Mortgage Loan, a period of z months during which prepayments of principal are permitted without the payment of any prepayment premium or yield maintenance charge and no defeasance can be required.

‘‘Occupancy Percentage’’ or ‘‘Occupancy Rate’’ means:

•	in the case of multifamily rental properties and mobile home park properties, the percentage of rental units or pads, as applicable, that are rented as of the date of determination;

•	in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain underlying mortgage loans, one or more of the additional lease-up assumptions described in the following paragraph);

•	in the case of healthcare properties, the percentage of available beds occupied as of the date of determination; and

•	in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and

•	in the case of self-storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented for the trailing 12-month period ending on the date of determination, depending on borrower reporting.

Occupancy Percentage or Occupancy Rate with respect to an underlying mortgage loan secured by multiple mortgaged real properties reflects the weighted average occupancy of those mortgaged real properties based upon the portion of such mortgage loan allocated to each related mortgaged real property.

In the case of some of the underlying mortgage loans, the calculation of Occupancy Percentage or Occupancy Rate for the related mortgaged real property or properties was based on assumptions regarding projected occupancy, including one or more of the following:

•	the assumption that a particular tenant at the subject mortgaged real property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date;

•	the assumption that an unexecuted lease that is currently being negotiated with respect to a particular tenant at the subject mortgaged real property or is out for signature will be executed and in place on a future date;

•	the assumption that a portion of the currently vacant and unleased space at the subject mortgaged real property will be leased at current market rates and consistent with occupancy rates of comparable properties in the subject market;

•	assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject mortgaged real property; and

•	certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus supplement.

There is no assurance that the foregoing assumptions made with respect to any subject underlying mortgage loan will, in fact, be consistent with actual property performance.

For more detailed information regarding Occupancy Percentages and Occupancy Rates with respect to specific underlying mortgage loans and/or the related mortgaged real properties, you should review Annex A-1—Certain Characteristics of Individual Underlying Mortgage Loans and the footnotes thereto.

‘‘Original Amortization Term’’ means, with respect to each mortgage loan in the trust, the number of months from origination to the month in which that mortgage loan would fully amortize in accordance with its amortization schedule, without regard to any balloon payment that may be due, and assuming no prepayments of principal and no defaults.

‘‘Original Interest-Only Period’’ means, with respect to any mortgage loan in the trust, the period, if any, following the related origination date during which scheduled payments of interest only are required.

‘‘Original Term to Maturity’’ means, with respect to each mortgage loan in the trust, the number of months from origination to maturity.

‘‘Other Secured Debt’’ means debt that is secured by the related mortgaged real property or by direct or indirect interests in the borrower of the related underlying mortgage loan.

‘‘Outside Serviced Loan Combination’’ has the meaning assigned to that term under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—General’’ in this prospectus supplement.

‘‘Outside Serviced Trust Mortgage Loan’’ has the meaning assigned to that term under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—General’’ in this prospectus supplement.

‘‘P&I’’ means principal and/or interest.

‘‘Pari Passu Non-Trust Loan’’ has the meaning assigned to that term under ‘‘Description of the Mortgage Pool—Loan Combinations—General’’ in this prospectus supplement. The State Street Building Non-Trust Loans, the Extendicare Portfolio Non-Trust Loans and the Four Times Square Note A-2 Non-Trust Loan are Pari Passu Non-Trust Loans.

‘‘Party in Interest’’ means any person that is a ‘‘party in interest’’ within the meaning of ERISA or a ‘‘disqualified person’’ within the meaning of the Internal Revenue Code.

‘‘Permitted Encumbrances’’ means, with respect to any mortgaged real property securing a mortgage loan in the trust, any and all of the following:

•	liens for real estate taxes, water charges, sewer rents and assessments not yet due and payable,

•	covenants, conditions and restrictions, rights of way, easements and other matters that are of public record or that are omitted as exceptions in the related lender’s title insurance policy (or, if not yet issued, omitted as exceptions in a fully binding pro forma title policy or title policy commitment),

•	the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related mortgaged real property,

•	condominium declarations of record and identified in the related lender’s title insurance policy (or, if not yet issued, identified in a pro forma title policy or title policy commitment), and

•	if the subject loan is a cross-collateralized mortgage loan, the lien of the mortgage instrument for any other mortgage loan in the trust with which the subject mortgage loan is cross-collateralized.

‘‘Permitted Investments’’ means U.S. government securities and other investment grade obligations specified in the series 2007-C1 pooling and servicing agreement.

‘‘Plan’’ means any ERISA Plan or any other employee benefit or retirement plan, arrangement or account, including any individual retirement account or Keogh plan, that is subject to section 4975 of the Internal Revenue Code.

‘‘Plan Asset Regulations’’ means the regulations of the U.S. Department of Labor promulgated under ERISA, as modified by Section 3(42) of ERISA.

‘‘Prepayment Interest Excess’’ means, with respect to any full or partial prepayment of an underlying mortgage loan made by the related borrower or otherwise received in connection with a casualty or condemnation, during any collection period after the due date for that loan, the amount of any interest collected on that prepayment for the period from and after that due date to the date of prepayment, less the amount of related master servicing fees (and, in the case of an Outside Serviced Trust Mortgage Loan, comparable servicing fees under the governing servicing agreement) payable from that interest collection, and exclusive of any Default Interest included in that interest collection.

‘‘Prepayment Interest Shortfall’’ means, with respect to any full or partial prepayment of an underlying mortgage loan made by the related borrower or otherwise received in connection with a casualty or condemnation, during any collection period prior to the due date for that loan, the amount of any uncollected interest that would have accrued on that prepayment from the date of prepayment to but not including that due date, less the amount of related master servicing fees (and, in the case of an Outside Serviced Trust Mortgage Loan, comparable servicing fees under the governing servicing agreement) that would have been payable from that uncollected interest, and exclusive of any portion of that uncollected interest that would have represented Default Interest.

‘‘Prepayment Provisions’’ means, with respect to any underlying mortgage loan, the type and duration of any indicated prepayment provision. The number in any parenthetical reflects the number of calendar months in the applicable period during which the subject prepayment provision is in effect, with any partial calendar month being calculated as a full calendar month, commencing with the calendar month in which the origination date occurred and ending in the calendar month in which the prepayment period terminates. For example, an underlying mortgage loan that was originated on December 17, 2006 and is in a lockout period through December 16, 2007 has a total lockout period consisting of 13 months.

‘‘PTCE’’ means prohibited transaction class exemption.

‘‘PTE’’ means prohibited transaction exemption.

‘‘Realized Losses’’ mean losses on or with respect to the underlying mortgage loans arising from the inability to collect all amounts due and owing under those mortgage loans, including by reason of the fraud or bankruptcy of a borrower or, to the extent not covered by insurance, a casualty of any nature at a mortgaged real property. We discuss the calculation of Realized Losses under ‘‘Description of the Offered Certificates—Reductions of Certificate Principal Balances in Connection with Realized Losses and Additional Trust Fund Expenses’’ in this prospectus supplement.

‘‘Recovered Amount’’ has the meaning assigned to that term in the definition of ‘‘Total Principal Distribution Amount’’ below in this glossary.

‘‘Relevant Implementation Date’’ has the meaning assigned to that term under ‘‘Method of Distribution’’ in this prospectus supplement.

‘‘Relevant Member State’’ has the meaning assigned to that term under ‘‘Method of Distribution’’ in this prospectus supplement.

‘‘Remaining Amortization Term’’ means, with respect to each mortgage loan in the trust, the number of months remaining from the cut-off date to the month in which that mortgage loan would fully amortize in accordance with its amortization schedule, without regard to any balloon payment that may be due and assuming no prepayments of principal and no defaults.

‘‘Remaining Interest-Only Period’’ means, with respect to any mortgage loan in the trust, the period, if any, following the cut-off date during which scheduled payments of interest only are required.

‘‘Remaining Term to Maturity’’ means, with respect to each mortgage loan in the trust, the number of months remaining to maturity.

‘‘REMIC’’ means a real estate mortgage investment conduit as defined in section 860D of the Internal Revenue Code.

‘‘REO Property’’ means any mortgaged real property or interest therein that is acquired by or on behalf of the trust through foreclosure, deed-in-lieu of foreclosure or otherwise following a default on the corresponding underlying mortgage loan.

‘‘Replacement Reserve’’ means, with respect to any mortgage loan in the trust, funded reserves escrowed for ongoing items such as repairs and replacements, including, in the case of hospitality properties, reserves for furniture, fixtures and equipment. In some cases, however, the reserve will be subject to a maximum amount, and once that maximum amount is reached, the reserve will not thereafter be funded, except to the extent it is drawn upon.

‘‘Restricted Group’’ means, collectively—

1.	the trustee,

2.	the Exemption-Favored Parties,

3.	us,

4.	the master servicer,

5.	the special servicer,

6.	any sub-servicers,

7.	any party having servicing responsibilities with respect to an Outside Serviced Trust Mortgage Loan or any related REO Property;

8.	the mortgage loan sellers,

9.	each borrower, if any, with respect to mortgage loans constituting more than 5.0% of the total unamortized principal balance of the mortgage pool as of the Issue Date, and

10.	any and all affiliates of any of the aforementioned persons.

‘‘REVPAR’’ means, with respect to any hospitality property, revenues per available room.

‘‘S&P’’ means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

‘‘SEC’’ means the Securities and Exchange Commission.

‘‘Securities Act’’ means the Securities Act of 1933, as amended.

‘‘Senior Component’’ or ‘‘Bethany Maryland Portfolio Senior Component’’ means, with respect to the Bethany Maryland Portfolio Mortgage Loan, the component thereof identified as ‘‘Component A’’ under the related loan documents, as further described under ‘‘Description of the Mortgage Pool—The Junior and Senior Components of the Bethany Maryland Portfolio Mortgage Loan’’ in this prospectus supplement.

‘‘Series 2006-4TS Securitization’’ means the securitization that includes the Four Times Square Non-Trust Loans, and in connection with which the Four Times Square Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-4TS, were issued.

‘‘Series 2006-C7 Securitization’’ means the securitization that includes the Extendicare Portfolio Note A1 Non-Trust Loan, and in connection with which the LB-UBS Commercial Mortgage Trust 2006-C7, Commercial Mortgage Pass-Through Certificates, Series 2006-C7, were issued.

‘‘Serviced Loan Combination’’ has the meaning assigned to that term under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—General’’ in this prospectus supplement.

‘‘Serviced Non-Trust Loan’’ has the meaning assigned to that term under ‘‘The Series 2007-C1 Pooling and Servicing Agreement—General’’ in this prospectus supplement.

‘‘Serviced Non-Trust Loan Noteholder’’ means the holder of a promissory note for a Serviced Non-Trust Loan.

‘‘Servicing File’’ means, in general, with respect to each underlying mortgage loan (other than an Outside Serviced Trust Mortgage Loan), to the extent obtained in connection with such underlying mortgage loan, the following documents: copies of any final appraisal, final survey, final engineering report, final environmental report, opinion letters of counsel to a related borrower delivered in connection with the closing of that mortgage loan, escrow agreements, reserve agreements, organizational documentation for the related borrower, the related guarantor or the related indemnitor (if the related guarantor or indemnitor is an entity), insurance certificates or insurance review reports, leases for tenants representing 10% or more of the annual income with respect to the related mortgaged real property, final seismic report and property management agreements, rent roll, property operating statement and financial statements for the related guarantor or indemnitor, cash management or lockbox agreement and zoning letters or zoning reports.

‘‘Servicing Standard’’ means, with respect to either the master servicer or the special servicer, to service and administer, for the benefit of the series 2007-C1 certificateholders (or, with respect to a Serviced Loan Combination, for the benefit of the series 2007-C1 certificateholders and the related Serviced Non-Trust Loan Noteholder(s)), those mortgage loans and any REO Properties that such party is obligated to service and administer under the series 2007-C1 pooling and servicing agreement:

•	in accordance with the higher of the following standards of care—

1.	the same manner in which, and with the same care, skill, prudence and diligence with which, the master servicer or the special servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable foreclosure properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and foreclosure properties, and

2.	the same manner in which, and with the same care, skill, prudence and diligence with which, the master servicer or special servicer, as the case may be, services and administers comparable mortgage loans and foreclosure properties owned by the master servicer or special servicer, as the case may be, in either case exercising reasonable business judgment and acting in accordance with applicable law, the terms of the series 2007-C1 pooling and servicing agreement and the terms of the respective subject mortgage loans and any applicable co-lender, intercreditor and/or similar agreements;

•	with a view to—

1.	the timely recovery of all payments of principal and interest, including balloon payments, under those mortgage loans, or

2.	in the case of (a) a specially serviced mortgage loan or (b) a mortgage loan as to which the related mortgaged real property has become an REO Property, the maximization of recovery on that mortgage loan to the series

2007-C1 certificateholders (as a collective whole) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on the subject Loan Combination to the series 2007-C1 certificateholders and the related Serviced Non-Trust Loan Noteholder(s) (as a collective whole)) of principal and interest, including balloon payments, on a present value basis; and

•	without regard to—

1.	any relationship, including as lender on any other debt (including mezzanine debt or a Serviced Non-Trust Loan), that the master servicer or the special servicer, as the case may be, or any affiliate thereof, may have with any of the underlying borrowers, or any affiliate thereof, or any other party to the series 2007-C1 pooling and servicing agreement,

2.	the ownership by the master servicer or the special servicer, as the case may be, or any affiliate thereof of any series 2007-C1 certificate or any interest in a Serviced Non-Trust Loan,

3.	the obligation of the master servicer or the special servicer, as the case may be, to make advances,

4.	the right of the master servicer or the special servicer, as the case may be, or any affiliate of either of them, to receive compensation or reimbursement of costs under the series 2007-C1 pooling and servicing agreement generally or with respect to any particular transaction, and

5.	the ownership, servicing or management for others of any mortgage loan or real property not subject to the series 2007-C1 pooling and servicing agreement by the master servicer or the special servicer, as the case may be, or any affiliate thereof.

With the Extendicare Portfolio Mortgage Loan, which is being serviced under the series 2006-C7 pooling and servicing agreement, the governing servicing agreement in each case provides for a servicing standard which is substantially similar to the foregoing.

For a discussion of the servicing standard with respect to the Four Times Square Mortgage Loan, see ‘‘Servicing of the Four Times Square Loan Combination’’ in this prospectus supplement.

‘‘Servicing Transfer Event’’ means, with respect to any mortgage loan being serviced under the series 2007-C1 pooling and servicing agreement, any of the following events:

1.	the related borrower (or any related guarantor) fails to make when due any scheduled debt service payment, including a balloon payment, and the failure actually continues, or the master servicer determines that it will continue, or the special servicer (with the consent of the series 2007-C1 controlling class representative) determines that it will continue, unremedied (without regard to any grace period)—

(a)	except in the case of a delinquent balloon payment, for 60 days beyond the date the subject payment was due, or

(b)	solely in the case of a delinquent balloon payment, for one business day after the subject balloon payment was due or, in certain circumstances involving the delivery of a refinancing commitment prior to the related maturity date, for 30 days beyond the date on which that balloon payment was due (or for such shorter period ending on the date on which it is determined that the refinancing could not reasonably be expected to occur)

2.	a default (other than as described in clause 1. of this definition, and other than as a result of a failure by the borrower to maintain all-risk casualty insurance or other insurance with respect to a mortgaged real property that covers acts of terrorism provided that the special servicer has determined (subject to any required consent of the series 2007-C1 controlling class representative, the related Loan Combination Controlling Party or the Class BMP Representative, in each case if and as applicable) that such insurance (a) is not available at commercially reasonable rates and such hazards are not commonly insured against at the time for properties similar to the subject mortgaged real property and located in and around the region in which the subject mortgaged real property is located or (b) is not available at any rate) occurs under the mortgage loan that the master servicer or the special servicer has determined, in accordance with the Servicing Standard, materially impairs the value of the corresponding mortgaged real property as security for the mortgage loan or otherwise materially adversely affects the interests of series 2007-C1 certificateholders or, in the case of a Serviced Non-Trust Loan, the interests of the related Serviced Non-Trust Loan Noteholder, and the default continues unremedied for either (i) one business day (but only if the subject default gives rise to immediate acceleration without application of a cure period under the terms of the mortgage loan) or (ii) otherwise, the greater of (A) the applicable cure period under the terms of the mortgage loan and (B) 30 days; provided that any default requiring a servicing advance will be deemed to materially and adversely affect the interests of the series 2007-C1 certificateholders or, in the case of a Serviced Non-Trust Loan, the interests of the related Serviced Non-Trust Loan Noteholder;

3.	the master servicer determines, or the special servicer (with the consent of the series 2007-C1 controlling class representative) determines, in each case in accordance with the Servicing Standard, that (a) a default in the making of a monthly debt service payment, including a balloon payment, is likely to occur and the default is likely to remain unremedied (without regard to any grace period) for at least the applicable period contemplated in clause 1. of this definition or (b) a default (other than as described in clause 1. of this definition, and other than as a result of a failure by the borrower to maintain all-risk casualty insurance or other insurance with respect to a mortgaged real property that covers acts of terrorism provided that the special servicer has determined that such insurance (i) is not available at commercially reasonable rates and such hazards are not commonly insured against at the time for properties similar to the subject mortgaged real property and located in and around the region in which the subject mortgaged real property is located or (ii) is not available at any rate) is likely to occur under the mortgage loan that will materially impair the value of the corresponding mortgaged real property as security for the mortgage loan or otherwise materially adversely affect the interests of series 2007-C1 certificateholders or, in the case of a Serviced Non-Trust Loan, the interests of the related Serviced Non-Trust Loan Noteholder and the default is likely to remain unremedied for at least the applicable period contemplated in clause 2. of this definition;

4.	various events of bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings occur with respect to the related borrower or the corresponding mortgaged real property, or the related borrower takes various actions indicating its bankruptcy, insolvency or inability to pay its obligations; or

5.	the master servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding mortgaged real property.

A Servicing Transfer Event will cease to exist, if and when:

•	with respect to the circumstances described in clause 1. of this definition, the related borrower makes three consecutive full and timely monthly debt service payments under the terms of the mortgage loan, as those terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the master servicer or the special servicer;

•	with respect to the circumstances described in clause 2. of this definition, the default is cured in the judgment of the special servicer;

•	with respect to the circumstances described in clauses 3. and 4. of this definition, those circumstances cease to exist in the judgment of the special servicer, but, with respect to any bankruptcy or insolvency proceedings contemplated by clause 4., no later than the entry of an order or decree dismissing the proceeding; and

•	with respect to the circumstances described in clause 5. of this definition, the proceedings are terminated.

If a Servicing Transfer Event exists with respect to one mortgage loan in a Loan Combination, it will also be considered to exist for the other mortgage loans in that Loan Combination, provided that, if a Serviced Non-Trust Loan Noteholder prevents the occurrence of a Servicing Transfer Event with respect to the related mortgage loan in the trust through the exercise of cure rights as set forth in the related Co-Lender Agreement, then the existence of such Servicing Transfer Event with respect to the related Serviced Non-Trust Loan will not, in and of itself, result in the existence of a Servicing Transfer Event with respect to the related mortgage loan in the trust, or the transfer to special servicing of the applicable Loan Combination, unless a separate Servicing Transfer Event has occurred with respect thereto.

The Extendicare Portfolio is not being serviced under the series 2007-C1 pooling and servicing agreement, and the servicing transfer events or the equivalent with respect thereto under the series 2006-C7 pooling and servicing agreement (which governs the servicing of the Extendicare Portfolio Loan Combination) will be similar, but may not be identical, to the foregoing, including with respect to the provisions described in the preceding paragraph relating to limited automatic servicing transfer events with respect to all of the mortgage loans comprising that Loan Combination.

Furthermore, the Four Times Square Mortgage Loan is not being serviced under the series 2007-C1 pooling and servicing agreement, and the servicing transfer events or the equivalent with respect thereto under the related governing servicing agreement are described under ‘‘Servicing of the Four Times Square Loan Combination’’ in this prospectus supplement.

‘‘SF’’ means square feet.

‘‘Shadow’’ means, with respect to any mortgaged real property used for retail purposes, a store or other business that materially affects the draw of customers to that property, but which may be located at a nearby property or on a portion of that property that does not constitute security for the related mortgage loan in the trust.

‘‘Shadow Rating’’ means that it has been confirmed to us by S&P and Fitch that the subject underlying mortgage loan has, in the context of its inclusion in the trust, credit characteristics consistent with the specified ratings.

‘‘SMMEA’’ means the Secondary Mortgage Market Enhancement Act of 1984, as amended.

‘‘State Street Building Borrower’’ means the borrower under the State Street Building Loan Combination, as identified under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The State Street Building Mortgage Loan—The Borrower and Sponsor’’ in this prospectus supplement.

‘‘State Street Building Co-Lender Agreement’’ means the Co-Lender Agreement for the State Street Building Loan Combination.

‘‘State Street Building Loan Combination’’ means, collectively, the State Street Building Mortgage Loan and the State Street Building Non-Trust Loans.

‘‘State Street Building Mortgage Loan’’ means the underlying mortgage loan secured by the State Street Building Mortgaged Property.

‘‘State Street Building Mortgaged Property’’ means the mortgaged real property identified on Annex A-1 to this prospectus supplement as State Street Building.

‘‘State Street Building Non-Trust Loans’’ means the Non-Trust Loans secured by the State Street Building Mortgaged Property, which Non-Trust Loans are, at all times, pari passu in right of payment with the State Street Building Mortgage Loan.

‘‘State Street Building Non-Trust Loan Noteholders’’ means the holders of the promissory notes for the State Street Building Non-Trust Loans.

‘‘Stated Principal Balance’’ means, for each mortgage loan in the trust, an amount that:

•	will initially equal its cut-off date principal balance;

•	solely in the case of the Bethany Maryland Portfolio Mortgage Loan, will be increased on each distribution date by the amount of any Bethany Maryland Portfolio Capitalized Interest Amount allocated to the Bethany Maryland Portfolio Junior Component on the related due date; and

•	will be permanently reduced on each distribution date, to not less than zero, by—

1.	that portion, if any, of the Total Principal Distribution Amount for that distribution date that is attributable to that mortgage loan (without regard to any reduction in, or addition to, that Total Principal Distribution Amount contemplated by the second paragraph and/or third paragraph of the definition of ‘‘Total Principal Distribution Amount’’ below in this glossary), and

2.	the principal portion of any Realized Loss incurred with respect to that mortgage loan during the related collection period in connection with a final liquidation or a forgiveness of debt.

However, the ‘‘Stated Principal Balance’’ of an underlying mortgage loan will, in all cases, be zero as of the first distribution date following the end of the collection period in which it is determined that all amounts ultimately collectable with respect to the mortgage loan or any related REO Property have been received.

In the case of the Bethany Maryland Portfolio Mortgage Loan, the related Stated Principal Balance is intended to reflect both the Senior Component and the Junior Component of the Bethany Maryland Portfolio Mortgage Loan.

‘‘Subordinate Non-Trust Loan’’ has the meaning assigned to such term under ‘‘Description of the Mortgage Pool—Loan Combinations—General’’ in this prospectus supplement.

‘‘Subordinate Serviced Non-Trust Loan’’ means any Serviced Non-Trust Loan that is a Subordinate Non-Trust Loan.

‘‘TI/LC’’ means tenant improvements and leasing commissions.

‘‘TI/LC Reserve’’ means, with respect to any mortgage loan in the trust, funded reserves escrowed for tenant improvement allowances and leasing commissions. In certain cases, however, the reserve will be subject to a maximum amount, and once that maximum amount is reached, the reserve will not thereafter be funded, except to the extent it is drawn upon. With respect to the Outside Serviced Trust Mortgage Loan, the foregoing reserves are collected and held by a servicer under the applicable governing servicing agreement.

‘‘Tishman Speyer DC Portfolio I Borrowers’’ means the borrower under the Tishman Speyer DC Portfolio I Mortgage Loan, as identified under ‘‘Description of the Mortgage Pool— Significant Underlying Mortgage Loans—The Tishman Speyer DC Portfolio I Mortgage Loan— The Borrower and Sponsor’’ in this prospectus supplement.

‘‘Tishman Speyer DC Portfolio I Mortgage Loan’’ means the underlying mortgage loan secured by the Tishman Speyer DC Portfolio I Mortgaged Property.

‘‘Tishman Speyer DC Portfolio I Mortgaged Properties’’ means the mortgaged real properties identified on Annex A-1 to this prospectus supplement as Tishman Speyer DC Portfolio I.

‘‘Total Expenses’’ and ‘‘U/W Total Expenses’’ each means, for any mortgaged real property securing a mortgage loan in the trust, all operating expenses associated with that property, including utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and ground lease payments.

In determining ‘‘Total Expenses’’ for each mortgaged real property, the related originator generally relied on full-year or year-to-date financial statements, rolling 12-month operating statements and/or year-to-date financial statements supplied by the related borrower, except that:

•	if tax or insurance expense information more current than that reflected in the financial statements was available, the newer information was generally used; and

•	property management fees were generally assumed to be 1.0% to 6.0% (depending on the property) of effective gross revenue (or, in the case of a hospitality property, gross receipts), except that, in some cases, property management fees were assumed to be capped at $1,000,000.

There is no assurance that the foregoing assumptions made with respect to any subject underlying mortgage loan will, in fact be consistent with actual property performance. Actual annual total expenses for a mortgaged property may be more than the Total Expenses presented with respect to that property in this prospectus supplement.

For more detailed information regarding the Total Expenses with respect to specific underlying mortgage loans and/or the related mortgaged real properties, you should review Annex A-1—Certain Characteristics of Individual Underlying Mortgage Loans and the footnotes thereto.

‘‘Total Principal Distribution Amount’’ means, for any distribution date, an amount equal to the total, without duplication, of the following:

•	all payments of principal, including voluntary principal prepayments, received by or on behalf of the trust on the underlying mortgage loans during the related collection period, in each case exclusive of any portion of the particular payment that represents a late collection of principal for which an advance was previously made for a prior distribution date or that represents a monthly payment of principal due on or before the cut-off date or on a due date subsequent to the end of the related collection period;

•	all monthly payments of principal received by or on behalf of the trust on the underlying mortgage loans prior to, but that are due during, the related collection period;

•	all other collections, including Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds, that were received by or on behalf of the trust on or with respect to any of the underlying mortgage loans or any related REO Properties during the related collection period and that were identified and applied by the master servicer as recoveries of principal of the subject underlying mortgage loan or, in the case of an REO Property, of the related underlying mortgage loan, in each case exclusive of any portion of the particular collection that represents a late collection of principal due on or before the cut-off date or for which an advance of principal was previously made for a prior distribution date; and

•	all advances of principal made with respect to the underlying mortgage loans for that distribution date.

Notwithstanding the foregoing, if the master servicer, the special servicer or the trustee reimburses itself out of general collections on the mortgage pool for any advance that it has determined is not recoverable out of collections on the related mortgage loan (together with accrued interest thereon), then that advance (together with accrued interest thereon) will be deemed, to the fullest extent permitted, to be reimbursed out of payments and other collections of principal on the underlying mortgage loans otherwise distributable on the series 2007-C1 principal balance certificates (with a corresponding reduction in the applicable Total Principal Distribution Amount), prior to being deemed reimbursed out of payments and other collections of interest on the underlying mortgage loans otherwise distributable on the series 2007-C1 certificates. As a result, the Total Principal Distribution Amount for the corresponding distribution date would be reduced, to not less than zero, by the amount of any such reimbursement. In addition, if payments and other collections of principal on the mortgage pool are applied to reimburse, or pay interest on, any advance that is determined to be nonrecoverable from collections on the related underlying mortgage loan, as described in the prior sentence, then that advance will be reimbursed, and/or interest thereon will be paid, first out of payments or other collections of principal on the loan group that includes the subject underlying mortgage loan as to which the advance was made, and prior to using payments or other collections of principal on the other loan group. Notwithstanding the foregoing, collections on the Bethany Maryland Portfolio Mortgage Loan that are otherwise distributable with respect to the class BMP certificates may not be applied to reimburse, or pay interest on, advances on any mortgage loan other than the Bethany Maryland Portfolio Mortgage Loan.

If any advance is considered to be nonrecoverable from collections on the related underlying mortgage loan and is, therefore, reimbursed out of payments and other collections of principal with respect to the entire mortgage pool as described in the preceding paragraph, and if there is a subsequent recovery of that item, the amount of that recovered item (a ‘‘Recovered Amount’’) would generally be included as part of the Total Principal Distribution Amount for the distribution date following the collection period in which that recovered item was received. In addition, if and to the extent that any advance is determined to be nonrecoverable from collections on the related underlying mortgage loan and, therefore, interest on such advance is paid out of general principal collections on the mortgage pool, and if interest on such advance is subsequently reimbursed to the trust out of Default Interest, late payment charges or any other amounts collected on the underlying mortgage loan as to which such advance was made, then an amount equal to that portion of such Default Interest, late payment charge or other amount that was applied to reimburse the trust for interest on such advance (also, a ‘‘Recovered Amount’’) would generally be included as part of the Total Principal Distribution Amount for the distribution date following the collection period in which that Default Interest, late payment charge or other amount was received. For purposes of determining the respective portions of the Total Principal Distribution Amount attributable to each loan group, those Recovered Amounts will be deemed allocated to offset the corresponding prior reductions in amounts attributable to each loan group in reverse order to that set forth in the second to last sentence of the prior paragraph.

For clarification purposes, the recovery of any Bethany Maryland Portfolio Capitalized Interest Amounts constitutes a recovery of principal. The Total Principal Distribution Amount will not include any payments or other collections of principal with respect to any Non-Trust Loan.

‘‘TRIA’’ means the Terrorism Risk Insurance Extension Act of 2005, signed into law by President Bush on December 22, 2005.

‘‘UBS,’’ as referred to under the ‘‘Loan Seller’’ column on Annex A-1 hereto, means UBSREI or any affiliate of UBSREI.

‘‘UBS Mortgage Loan’’ means each mortgage loan that was acquired by us from the UBS Mortgage Loan Seller for inclusion in the trust.

‘‘UBS Mortgage Loan Seller’’ and ‘‘UBSREI’’ each means UBS Real Estate Investments Inc.

‘‘Underwriter Exemption’’ means Prohibited Transaction Exemption 91-14, as amended to date, including by Prohibited Transaction Exemption 2000-58 and Prohibited Transaction Exemption 2002-41, as described under ‘‘ERISA Considerations’’ in this prospectus supplement.

‘‘Underwriting Reserves’’ means, with respect to any mortgage loan in the trust, estimated annual capital costs, as used by the related originator in determining Net Cash Flow.

‘‘Underwritten Debt Service Coverage Ratio,’’ ‘‘DSCR Net Cash Flow’’ and ‘‘U/W NCF DSCR’’ each means, with respect to any mortgage loan in the trust (except as otherwise described below), the ratio of—

•	the Net Cash Flow for the related mortgaged real property or properties (without regard to any mortgaged real property or properties that are collateral for the subject underlying mortgage loan solely by reason of cross-collateralization with another mortgage loan), to

•	twelve times the amount of monthly debt service that will be payable under the subject mortgage loan commencing on the first due date after the cut-off date or, if the subject mortgage loan is currently in an initial interest-only period, on the first due date after the commencement of the scheduled amortization.

Notwithstanding the foregoing, the calculation of Underwritten Debt Service Coverage Ratio for the following mortgage loans that we intend to include in the trust will take into account the adjustments described below:

•	in the case of the Bethany Maryland Portfolio Mortgage Loan, unless the context clearly indicates otherwise, the amount described in the second bullet of the preceding paragraph is based solely on the portion of those monthly debt service payments attributable to the Senior Component;

•	with respect to the State Street Building Mortgage Loan, the amount described in the second bullet of the preceding paragraph is based on monthly debt service payments for the entire State Street Building Loan Combination, including the State Street Building Mortgage Loan and the State Street Building Non-Trust Loans;

•	with respect to the Extendicare Portfolio Mortgage Loan, the amount described in the second bullet of the preceding paragraph is based on monthly debt service payments for the entire Extendicare Portfolio Loan Combination, including the Extendicare Portfolio Mortgage Loan and the Extendicare Portfolio Non-Trust Loans;

•	with respect to the Four Times Square Mortgage Loan, unless the context clearly indicates otherwise, the amount described in the second bullet of the preceding sentence of the preceding paragraph is based on the monthly debt service payments for the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan, and without regard to the Four Times Square Note B Non-Trust Loan and the Four Times Square Note C Non-Trust Loan (see ‘‘Description of the Mortgage Pool—Loan Combinations’’ in this prospectus supplement);

•	in the case of any mortgage loan that provides for payments of interest only until the related stated maturity date, the amount described in the second bullet of the preceding paragraph is based upon the actual interest-only payments (calculated in accordance with the related loan documents) due with respect to the subject mortgage loan during the 12-month period following the cut-off date; and

•	in the case of each underlying mortgage loan that requires the related borrower to make additional monthly amortization payments solely to the extent available from excess cash flow after a certain date, the calculation of underwritten debt service coverage ratio is based upon interest only payments (calculated in accordance with the related loan documents) that will be due in respect of the subject mortgage loan during the 12-month period following the cut-off date.

Unless the context clearly indicates otherwise, the Underwritten Debt Service Coverage Ratio for an underlying mortgage loan that is part of a Loan Combination does not take into account any related Subordinate Non-Trust Loan.

In the case of some of the underlying mortgage loans, the calculation of Underwritten Debt Service Coverage Ratio, DSCR Net Cash Flow and U/W NCF DSCR for the related mortgaged real property or properties was based on assumptions regarding projected rental income, annual net cash flow and/or occupancy, including one or more of the following:

•	the assumption that a particular tenant at the subject mortgaged real property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date;

•	the assumption that an unexecuted lease that is currently being negotiated with respect to a particular tenant at the subject mortgaged real property or is out for signature will be executed and in place on a future date;

•	the assumption that a portion of the currently vacant and unleased space at the subject mortgaged real property will be leased at current market rates and consistent with occupancy rates of comparable properties in the subject market;

•	the assumption that certain rental income that is to be payable commencing on a future date under a signed lease but where the subject tenant is in an initial rent abatement or free rent period or has not yet taken occupancy will be paid commencing on such future date;

•	assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject mortgaged real property;

•	certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus supplement; and

•	certain other assumptions regarding the payment of rent not currently being paid.

There is no assurance that the foregoing assumptions made with respect to any subject underlying mortgage loan will, in fact, be consistent with actual property performance and, in such event, actual annual net cash flow for a mortgaged property may be less than the underwritten annual net cash flow presented with respect to that property in this prospectus supplement.

For more detailed information regarding the Underwritten Debt Service Coverage Ratio, DSCR Net Cash Flow and U/W NCF DSCR with respect to specific underlying mortgage loans and/or the related mortgaged real properties, you should review Annex A-1—Certain Characteristics of Individual Underlying Mortgage Loans and the footnotes thereto.

‘‘United States Person’’ means—

•	a citizen or resident of the United States,

•	a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any state or the District of Columbia;

•	an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

•	a trust as to which—

1.	a court in the United States is able to exercise primary supervision over the administration of the trust, and

2.	one or more United States persons have the authority to control all substantial decisions of the trust.

In addition, to the extent provided in the Treasury Regulations, a trust will be a United States person if it was in existence on August 20, 1996 and it elected to be treated as a United States person.

‘‘U/W EGI’’ has the same meaning as Effective Gross Income.

‘‘U/W NCF’’ has the same meaning as Net Cash Flow.

‘‘U/W NCF DSCR’’ has the same meaning as Underwritten Debt Service Coverage Ratio.

‘‘U/W Net Cash Flow’’ has the same meaning as Net Cash Flow.

‘‘U/W Net Operating Income’’ has the same meaning as Net Operating Income.

‘‘U/W NOI’’ has the same meaning as Net Operating Income.

‘‘U/W Total Expenses’’ has the same meaning as Total Expenses.

‘‘Wachovia’’ means Wachovia Bank, National Association.

‘‘Wachovia Mortgage Loan’’ means the portion of the 1745 Broadway Mortgage Loan, evidenced by an A-2 note and an A-4 note, contributed to the trust by the Wachovia Mortgage Loan Seller.

‘‘Wachovia Mortgage Loan Seller’’ means Wachovia.

‘‘Weighted Average Pool Pass-Through Rate’’ means, for each interest accrual period, the weighted average of the respective Net Mortgage Pass-Through Rates for all of the underlying mortgage loans (or, in the case of the Bethany Maryland Portfolio Mortgage Loan, for the Senior Component) for the related distribution date, weighted on the basis of those mortgage loans’ respective Stated Principal Balances (or, in the case of a Bethany Maryland Portfolio Mortgage Loan, the Allocated Principal Balance of the Senior Component) immediately prior to the related distribution date.

‘‘Westfield San Francisco Emporium Borrower’’ means the borrower under the Westfield San Francisco Mortgage Loan, as identified under ‘‘Description of the Mortgage Pool—Significant Underlying Mortgage Loans—The Westfield San Francisco Emporium Mortgage Loan—The Borrower and Sponsor’’ in this prospectus supplement.

‘‘Westfield San Francisco Emporium Co-Lender Agreement’’ means the Co-Lender Agreement for the Westfield San Francisco Emporium Loan Combination.

‘‘Westfield San Francisco Emporium Loan Combination’’ means, collectively, the Westfield San Francisco Mortgage Loan and the Westfield San Francisco Non-Trust Loans.

‘‘Westfield San Francisco Emporium Mortgage Loan’’ means the underlying mortgage loan secured by the Westfield San Francisco Mortgaged Property.

‘‘Westfield San Francisco Emporium Mortgaged Property’’ means the mortgaged real property identified on Annex A-1 to this prospectus supplement as Westfield San Francisco Emporium.

‘‘Westfield San Francisco Emporium Non-Trust Loans’’ means the Non-Trust Loans secured by the Westfield San Francisco Mortgaged Property.

‘‘Westfield San Francisco Emporium Non-Trust Loan Noteholders’’ means the holders of the promissory notes for the Westfield San Francisco Emporium Non-Trust Loans.

‘‘Westfield San Francisco Emporium Note B-1 Non-Trust Loan’’ means the Westfield San Francisco Emporium Non-Trust Loan evidenced by a promissory note desginated as note B-1.

‘‘Westfield San Francisco Emporium Note B-2 Non-Trust Loan’’ means the Westfield San Francisco Emporium Non-Trust Loan evidenced by a promissory note designated as note B-2.

‘‘Year Built’’ means the year that a mortgaged real property was originally constructed. With respect to any mortgaged real property that was constructed in phases, ‘‘Year Built’’ refers to the year that the first phase was originally constructed.

‘‘Year Renovated’’ means the year that a mortgaged real property was most recently renovated in a substantial manner.

‘‘YM(y)’’ means, with respect to any mortgage loan in the trust, a period of y months during which prepayments of principal are permitted, but must be accompanied by a yield maintenance charge calculated pursuant to a yield maintenance formula.

‘‘YM(x) % (y)’’ means, with respect to any mortgage loan in the trust, a period of y months during which prepayments of principal are permitted, but must be accompanied by a yield maintenance charge equal to the greater of an amount calculated pursuant to a yield maintenance formula and x% of the principal amount prepaid.

ANNEX A-1

CERTAIN CHARACTERISTICS OF INDIVIDUAL UNDERLYING MORTGAGE LOANS

[THIS PAGE INTENTIONALLY LEFT BLANK]

LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1

ITALICS Indicate Loans Secured by Multiple Properties

Capitalized terms used on this Annex A-1 have the same meanings assigned thereto in the Glossary to the accompanying Offering Prospectus

CONTROL  FOOTNOTE  GROUP
  NO.      NO.      NO.    LOAN SELLER                    PROPERTY NAME
----------------------------------------------------------------------------------------

    1                  1  UBS            State Street Building
    2       (1)        1  LB/Wachovia    1745 Broadway
    3       (2)        1  LB/UBS         Westfield San Francisco Emporium
    4       (3)        1  LB             International Square
    5       (4)        1  LB             Tishman Speyer DC Portfolio I
----------------------------------------------------------------------------------------
   5A1                 1  LB             1201 F Street
   5A2                 1  LB             Commonwealth Tower
   5A3                 1  LB             Commercial National Bank Building
   5A4                 1  LB             TransPotomac V Plaza
    6       (5)        2  LB             Bethany Maryland Portfolio
----------------------------------------------------------------------------------------
   6A1                 2  LB             Willow Lake Apartments
   6A2                 2  LB             Quail Hollow Apartments
   6A3                 2  LB             Woodhill Apartments
   6A4                 2  LB             Seneca Bay
    7       (6)        1  LB             Extendicare Portfolio
----------------------------------------------------------------------------------------
   7A1                 1  LB             Valley Manor Nursing & Rehabilitation Center
   7A2                 1  LB             Elkins Crest Health & Rehabilitation Center
   7A3                 1  LB             Cedar Springs Health & Rehab Center
   7A4                 1  LB             Tremont Health and Rehabilitation Center
   7A5                 1  LB             Willowcrest Care Center
----------------------------------------------------------------------------------------
   7A6                 1  LB             Ironwood Health & Rehab. Center
   7A7                 1  LB             Beaver Valley Nursing & Rehabilitation Center
   7A8                 1  LB             Hospitality Nursing & Rehab. Center
   7A9                 1  LB             Bon Harbor Nursing & Rehab Center
  7A10                 1  LB             River's Bend Health & Rehab
----------------------------------------------------------------------------------------
  7A11                 1  LB             Woodcrest Manor Care Center
  7A12                 1  LB             Arbors at Milford
  7A13                 1  LB             Spruce Manor Nursing & Rehabilitation Center
  7A14                 1  LB             Belair Health & Rehabilitation Center
  7A15                 1  LB             Arbors at New Castle Subacute & Rehab Center
----------------------------------------------------------------------------------------
  7A16                 1  LB             Canterbury Nursing
  7A17                 1  LB             Arbors at Fairmont
  7A18                 1  LB             Slate Belt Nursing
  7A19                 1  LB             Dresher Hill Health and Rehabilitation Center
  7A20                 1  LB             Irvine Health & Rehab. Center
----------------------------------------------------------------------------------------
  7A21                 1  LB             Evergreen Nursing & Rehab. Center
  7A22                 1  LB             Salyersville Health Care Center
  7A23                 1  LB             Puget Sound Healthcare Center
  7A24                 1  LB             Meadow View Health & Rehab. Center
  7A25                 1  LB             Gardens on University
----------------------------------------------------------------------------------------
  7A26                 1  LB             Sunrise Manor Nursing & Rehab. Center
  7A27                 1  LB             Forest Ridge Health & Rehab. Center
  7A28                 1  LB             Aldercrest Health & Rehab Center
  7A29                 1  LB             Crestwood Convalescent Center
  7A30                 1  LB             Northwood Nursing & Rehabilitation Center
----------------------------------------------------------------------------------------
  7A31                 1  LB             Bremerton Health & Rehab Center
  7A32                 1  LB             Texas Terrace Care Center
  7A33                 1  LB             Morningside Health Center
  7A34                 1  LB             Sheboygan Progressive Care Center
  7A35                 1  LB             Cypress Grove Rehab. Center
----------------------------------------------------------------------------------------
  7A36                 1  LB             Franklin Hills Health & Rehab Center
  7A37                 1  LB             Medco Center of Paducah
  7A38                 1  LB             Columbus Rehab & Subacute Institute
  7A39                 1  LB             Morganfield Nursing & Rehab.
  7A40                 1  LB             Westpark Rehab. Center
----------------------------------------------------------------------------------------
  7A41                 1  LB             Kenwood House
  7A42                 1  LB             Park Health & Rehab. Center
  7A43                 1  LB             Rockmill Rehab. Centre
  7A44                 1  LB             Arbors at Fairlawn
  7A45                 1  LB             Arbors West
----------------------------------------------------------------------------------------
  7A46                 1  LB             LaCrosse Health & Rehab. Center
  7A47                 1  LB             Medco Center of Brandenburg
  7A48                 1  LB             Riverside Nursing & Rehab. Center
  7A49                 1  LB             Mount Vernon Nursing & Rehab. Center
  7A50                 1  LB             Medco Center of Campbellsville
----------------------------------------------------------------------------------------
  7A51                 1  LB             Woodsfield Nursing & Rehab. Center
  7A52                 1  LB             Richfield Health Center
  7A53                 1  LB             Madison Manor
  7A54                 1  LB             Fordsville Nursing & Rehab. Center
  7A55                 1  LB             Medco Center of Hardinsburg
----------------------------------------------------------------------------------------
  7A56                 1  LB             Abington Crest Nursing & Rehabilitation Center
  7A57                 1  LB             Arbors at Dayton Nursing & Subacute Center
  7A58                 1  LB             Todd-Dickey Nursing & Rehab. Center
  7A59                 1  LB             American Heritage Care Center
  7A60                 1  LB             Springfield Nursing and Rehabilitation Center
----------------------------------------------------------------------------------------
  7A61                 1  LB             Weyauwega Health Care Center
  7A62                 1  LB             Ivy Court
  7A63                 1  LB             Heritage Nursing & Rehab. Center
  7A64                 1  LB             Arbors at London
  7A65                 1  LB             Medco Center of Bowling Green
----------------------------------------------------------------------------------------
  7A66                 1  LB             Crystal River Nursing & Rehab. Center
  7A67                 1  LB             Scott Villa Nursing & Rehabilitation Center
  7A68                 1  LB             Rocksprings Rehab. Center
  7A69                 1  LB             Kittitas Valley Health & Rehab. Center
  7A70                 1  LB             Cornell Area Care Center
----------------------------------------------------------------------------------------
  7A71                 1  LB             Medco Center of Franklin
  7A72                 1  LB             Medco Health & Rehab. Center
  7A73                 1  LB             Eastgate Manor Nursing & Rehab. Center
  7A74                 1  LB             Rose Of Sharon Manor
  7A75                 1  LB             Pembroke Nursing & Rehab. Center
----------------------------------------------------------------------------------------
  7A76                 1  LB             Shady Lawn Nursing Home
  7A77                 1  LB             Parkview Nursing Center
  7A78                 1  LB             Professional Care Rehab Center
  7A79                 1  LB             Elizabethtown Nursing & Rehab. Center
  7A80                 1  LB             Elkhart Rehab. Center
----------------------------------------------------------------------------------------
  7A81                 1  LB             Prairie Village Nursing & Rehabilitation Center
  7A82                 1  LB             Ridgewood Nursing & Rehab. Center
    8       (7)        1  LB             1166 Avenue of the Americas
    9       (8)        2  LB             Bethany Houston Portfolio
   9A1                 2  LB             Sendera Briargrove Apartments
----------------------------------------------------------------------------------------
   9A2                 2  LB             Sendera Westway Apartments
   9A3                 2  LB             Sendera Sugar Ridge Apartments
   9A4                 2  LB             Wyndham Oaks Apartments
   9A5                 2  LB             Sendera Woodbridge Apartments
   9A6                 2  LB             Sendera at Champion Forest Apartments
----------------------------------------------------------------------------------------
   9A7                 2  LB             Sendera Memorial Apartments
   9A8                 2  LB             Sendera Park Apartments
            (9)           UBS            Lembi Portfolio
   10A                 2  UBS            Trophy Properties Portfolio
  10A1                 2  UBS            795 Pine Street
----------------------------------------------------------------------------------------
  10A2                 2  UBS            1801 Gough Street
  10A3                 2  UBS            355 Fulton Street
  10A4                 2  UBS            2038 Divisadero Street
  10A5                 2  UBS            1855 10th Avenue
  10A6                 2  UBS            1440 Sutter Street
----------------------------------------------------------------------------------------
  10A7                 2  UBS            340 Church Street
  10A8                 2  UBS            1753 Mason Street
  10A9                 2  UBS            520 Buchanan Street
  10A10                2  UBS            4540 California Street
  10A11                2  UBS            3264-3274 Mission Street
----------------------------------------------------------------------------------------
  10A12                2  UBS            1656 Leavenworth Street
   10B                 2  UBS            Prime Apartment Properties Portfolio
  10B1                 2  UBS            1547 Clay Street
  10B2                 2  UBS            1020 Post Street
  10B3                 2  UBS            1126 Bush Street
----------------------------------------------------------------------------------------
  10B4                 2  UBS            346 Leavenworth Street
   10C                 2  UBS            2238 Hyde Street
   10D                 2  UBS            737 Pine Street
   10E                 2  UBS            325 9th Avenue
   11       (10)       1  UBS            Four Times Square
----------------------------------------------------------------------------------------
   12                  1  LB             Towers at Park Central
   13       (11)       1  UBS            373 and 381 Park Avenue South
   14                  2  LB             Royal Country
   15                  1  UBS            Del Amo Financial Center
   16       (12)       1  UBS            Cold Storage Industrial
----------------------------------------------------------------------------------------
   17                  2  LB             Sevilla Apartments
   18                  2  UBS            Costanza Portfolio
  18A1                 2  UBS            Waverlywood Village
  18A2                 2  UBS            Glenbrook Manor
  18A3                 2  UBS            Kings Court
----------------------------------------------------------------------------------------
  18A4                 2  UBS            Lake Vista
  18A5                 2  UBS            Brighton Gardens
   19       (13)       2  LB             Bethany Austin Portfolio
  19A1                 2  LB             Falls on Bull Creek Apartments
  19A2                 2  LB             Promontory Point Apartments
----------------------------------------------------------------------------------------
  19A3                 2  LB             Broadmoor Apartments
  19A4                 2  LB             Chesapeake Apartments
   20       (14)       1  LB             Eastland Mall
   21                  2  LB             Augusta Apartments
   22       (15)       1  UBS            Sheraton LA
----------------------------------------------------------------------------------------
   23       (16)       1  LB             Kentucky Oaks Mall
   24                  1  UBS            CVS - Vero Beach
   25                  1  LB             Galleria of Key Biscayne, Inc.
   26                  2  LB             Hunting Oaks Apartments
   27                  1  LB             Via Mizner
----------------------------------------------------------------------------------------
   28       (17)       2  UBS            Village Club Apartments
   29                  1  LB             Pacific Square
   30                  1  LB             401 E. Ocean Blvd.
   31                  1  LB             North Street Shopping Center
   32                  1  LB             Sandy Village
----------------------------------------------------------------------------------------
   33       (18)       2  UBS            Gypsum Mills
   34                  2  LB             Verona Woods
   35                  1  LB             BJ's Wholesale Club
   36                  2  UBS            Memphis Multis
  36A1                 2  UBS            Ridgeway Crossing
----------------------------------------------------------------------------------------
  36A2                 2  UBS            Deerfield Apartments
   37       (19)       1  LB             Catskill Commons
   38                  1  LB             GTECH Office Campus - GTECH
   39                  2  UBS            Foundation House
   40       (20)       2  LB             Bethany Blanding Place
----------------------------------------------------------------------------------------
   41                  2  LB             River Oaks Apartments
   42                  1  LB             GTECH Office Campus - Immunex
   43       (21)       1  UBS            430-460 South Pickett
   44                  1  LB             Midtown Plaza Shopping Center
   45                  2  LB             Meadows at Lakeway Apartments
----------------------------------------------------------------------------------------
   46                  1  LB             Oak Grove Plaza
   47                  1  LB             Oaks Mall Plaza
   48                  1  LB             Visalia Plaza
   49                  1  LB             Pony Mall
   50                  1  LB             Eastern Marketplace I
----------------------------------------------------------------------------------------
   51                  2  LB             Colony at Lakeway Apartments
   52                  1  LB             Inland Valley Terrace Business Center
   53                  1  LB             Shops at Simi Valley Town Center
   54                  1  UBS            Hy-Vee - 51st Street
   55                  1  UBS            Hy-Vee - Cedar Rapids
----------------------------------------------------------------------------------------
   56                  1  UBS            Hy-Vee - Olathe
   57                  1  LB             Tiger Town Phase III
   58                  1  LB             Eastern Marketplace III
   59                  1  LB             Gallery at Warren Conner
   60       (22)       2  UBS            Woodbridge Apartments
----------------------------------------------------------------------------------------
   61                  1  UBS            Hy-Vee - Grand Avenue
   62                  2  LB             Willow Springs Apartments
   63                  1  LB             Handsboro Square
   64                  1  UBS            Hilton Garden Inn
   65                  1  UBS            Hy-Vee - Columbus
----------------------------------------------------------------------------------------
   66                  2  LB             Huntcliff Apartments
   67                  1  UBS            Citizens Michigan Portfolio 4
  67A1                 1  UBS            2580 South Rochester Road
  67A2                 1  UBS            39510 Woodward Avenue
  67A3                 1  UBS            5775 East 14 Mile Road
----------------------------------------------------------------------------------------
  67A4                 1  UBS            2270 16 Mile Road
  67A5                 1  UBS            16501 West Warren Avenue
  67A6                 1  UBS            20333 Conant Avenue
  67A7                 1  UBS            8121 Gratiot Avenue
   68                  2  LB             Raintree Apartments
----------------------------------------------------------------------------------------
   69       (23)       1  LB             Grove
   70                  2  UBS            Tradewinds Apartments
   71                  1  LB             Eastern Marketplace II
   72                  1  LB             Brandon Parkway
   73                  1  UBS            Citizens Illinois Portfolio 2
----------------------------------------------------------------------------------------
  73A1                 1  UBS            6301 South Cass Avenue
  73A2                 1  UBS            115 High Street
  73A3                 1  UBS            8300 South Marquette Avenue
  73A4                 1  UBS            5401 St. Charles Road
  73A5                 1  UBS            10200 South Ewing Avenue
----------------------------------------------------------------------------------------
   74                  1  LB             Publix Supermarket - Palm Beach Plaza
   75                  2  LB             Trace at Lakeway Apartments
   76                  1  LB             Geist Center
   77       (24)       1  UBS            Penn Medical
   78       (25)       1  UBS            AXA Building
----------------------------------------------------------------------------------------
   79                  2  LB             Rock Springs
   80                  1  UBS            Hampton Inn - Cedar Rapids
   81                  1  LB             Lowe's - Westshore Plaza
   82                  1  UBS            CVS - Chester
   83                  2  LB             Place at Lakeway Apartments
----------------------------------------------------------------------------------------
   84       (26)       2  UBS            Kozy Kourt - Mobile Manor
  84A1                 2  UBS            Mobile Manor
  84A2                 2  UBS            Kozy Kourt
   85       (27)       1  UBS            Walgreens - Loganville
   86                  1  LB             OSO Parkway
----------------------------------------------------------------------------------------
   87                  1  LB             Walgreens - Hazelwood
   88                  2  LB             Grandview Meadows III
   89                  1  LB             Iliff Crossing Shopping Center
   90                  1  UBS            1701 East Lake Avenue
   91                  1  LB             1431 Kingsland Building
----------------------------------------------------------------------------------------
   92                  2  UBS            Hillcrest Oaks Apartments
   93                  1  LB             Tops Market - Batavia
   94                  1  LB             Puget Park Shopping Center
   95                  1  LB             Garden City Crossing
   96       (28)       1  UBS            Walgreens - New Castle
----------------------------------------------------------------------------------------
   97                  1  UBS            Keystone Corporate Square
   98                  2  LB             Lubbock Square Apartments
   99                  1  LB             LAUSD Office Building
   100      (29)       1  UBS            Walgreens - Canton
   101                 1  LB             Steele Creek Commons
----------------------------------------------------------------------------------------
   102      (30)       1  UBS            Walgreens - Parkville
   103      (31)       1  UBS            Walgreens - Columbus
   104                 1  LB             Walgreens Lombard
   105      (32)       1  UBS            Walgreens - Miramar
   106                 1  LB             Walgreens Lansing
----------------------------------------------------------------------------------------
   107                 1  LB             WalMart Plaza
   108      (33)       1  UBS            Walgreens - Natchez
   109                 1  LB             Walgreens Indian Head Park
   110                 1  LB             SecurCare 603 and 606
  110A1                1  LB             SecurCare 606
----------------------------------------------------------------------------------------
  110A2                1  LB             SecurCare 603
   111                 1  LB             West Bay Village
   112                 2  UBS            River Street Apartments
   113                 1  LB             Price Chopper - Fulton
   114                 2  UBS            Bear Pointe Apartments
----------------------------------------------------------------------------------------
   115                 1  LB             Walgreens - Union
   116                 1  LB             Holiday Inn Express - Tyler
   117                 2  LB             Ridgewood Apartments
   118                 1  UBS            Tractor Supply
  118A1                1  UBS            TS - Richmond
----------------------------------------------------------------------------------------
  118A2                1  UBS            TS - Victoria
   119                 1  LB             Sawgrass Executive Center, Building A
   120                 1  UBS            Sentinel Square
   121                 1  UBS            Keystone Plaza Retail
   122                 1  UBS            1500 Skokie Boulevard
----------------------------------------------------------------------------------------
   123                 1  LB             Maple Creek and Waconia
  123A1                1  LB             Maple Creek Marketplace
  123A2                1  LB             Waconia Commons
   124                 1  LB             Tradewinds Plaza
   125                 1  LB             Mizner City Center
----------------------------------------------------------------------------------------
   126                 1  UBS            CVS - Garfield
   127                 1  LB             Ark Self Storage
   128                 2  LB             One Camden Court
   129      (34)       1  UBS            Pro Storage
   130                 1  LB             Shops at Railey Hill
----------------------------------------------------------------------------------------
   131                 1  LB             Salida Shoppes
   132                 1  LB             1251 N. Highway 287
   133                 1  LB             Acworth Outparcel
   134                 1  UBS            Apple Tree Storage
   135                 2  UBS            Greenfield Mobile Home Park
----------------------------------------------------------------------------------------
   136                 1  LB             340 W. Ponce De Leon
   137                 1  LB             Action's Self Storage
   138                 1  UBS            Rite Aid  - La Plata
   139                 2  LB             Holly Bend Apartments
   140                 1  LB             Starbucks - Bradenton
----------------------------------------------------------------------------------------
   141                 1  LB             MRFM Office Building
----------------------------------------------------------------------------------------

CONTROL                                                                                                      LOAN
  NO.                                ADDRESS                                 CITY      STATE    ZIP         PURPOSE
-----------------------------------------------------------------------------------------------------------------------

    1    One Lincoln Street                                           Boston           MA       02111  Acquisition
    2    1745 Broadway                                                New York         NY       10019  Acquisition
    3    835 - 845 Market Street                                      San Francisco    CA       94103  Refinance
    4    1825 Eye St, 1850 K St, & 1875 Eye St, NW                    Washington       DC       20006  Acquisition
    5    Various                                                      Various          VR     Various  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   5A1   1201 F Street, NW                                            Washington       DC       20004  N/A
   5A2   1300 Wilson Boulevard                                        Arlington        VA       22209  N/A
   5A3   700 14th Street NW                                           Washington       DC       20005  N/A
   5A4   1199 N Fairfax Drive                                         Alexandria       VA       22314  N/A
    6    Various                                                      Various          MD     Various  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   6A1   13010 Old Stagecoach Road                                    Laurel           MD       20706  N/A
   6A2   7930 Silverleaf Court                                        Glen Burnie      MD       21061  N/A
   6A3   215 Woodhill Drive                                           Glen Burnie      MD       21061  N/A
   6A4   3719 White Pine Road                                         Middle River     MD       21220  N/A
    7    Various                                                      Various          VR     Various  Recapitalization
-----------------------------------------------------------------------------------------------------------------------
   7A1   7650 Route 309                                               Coopersburg      PA       18036  N/A
   7A2   265 East Township Line Road                                  Elkins Park      PA       19027  N/A
   7A3   N27 W5707 Lincoln Blvd.                                      Cedarburg        WI       53012  N/A
   7A4   44 Donaldson Road                                            Tremont          PA       17981  N/A
   7A5   3821 South Chicago Avenue                                    South Milwaukee  WI       53172  N/A
-----------------------------------------------------------------------------------------------------------------------
   7A6   1950 Ridgedale Rd.                                           South Bend       IN       46614  N/A
   7A7   257 Georgetown Road                                          Beaver Falls     PA       15010  N/A
   7A8   8633 32nd Avenue                                             Kenosha          WI       53142  N/A
   7A9   2420 West Third Street                                       Owensboro        KY       42301  N/A
  7A10   960 South Rapids Road                                        Manitowoc        WI       54220  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A11   3875 Turkeyfoot Road                                         Elsmere          KY       41018  N/A
  7A12   5900 Meadowcreek Drive                                       Milford          OH       45150  N/A
  7A13   220 South 4th Avenue                                         West Reading     PA       19611  N/A
  7A14   100 Little Road                                              Lower Burrell    PA       15068  N/A
  7A15   32 Buena Vista Drive                                         New Castle       DE       19720  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A16   2827 Northgate Blvd.                                         Fort Wayne       IN       46835  N/A
  7A17   130 Kaufman Drive                                            Fairmont         WV       26554  N/A
  7A18   701 Slate Belt Boulevard                                     Bangor           PA       18013  N/A
  7A19   1390 Camp Hill Road                                          Dresher          PA       19034  N/A
  7A20   411 Berta Wallace Drive                                      Irvine           KY       40336  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A21   430 Lily Road NE                                             Olympia          WA       98506  N/A
  7A22   571 Parkway Drive                                            Salyersville     KY       41465  N/A
  7A23   4001 Capitol Mall Drive                                      Olympia          WA       98502  N/A
  7A24   900 Anson Street                                             Salem            IN       47167  N/A
  7A25   414 South University Road                                    Spokane          WA       99206  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A26   200 Norfleet Drive                                           Somerset         KY       42501  N/A
  7A27   140 South Marion Ave.                                        Bremerton        WA       98312  N/A
  7A28   21400 72nd Avenue West                                       Edmonds          WA       98026  N/A
  7A29   1116 East Lauridsen Blvd.                                    Port Angeles     WA       98362  N/A
  7A30   3650 Klepinger Road                                          Dayton           OH       45416  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A31   2701 Clare Avenue                                            Bremerton        WA       98310  N/A
  7A32   7900 West 28th Street                                        St. Louis Park   MN       55426  N/A
  7A33   3431 N. 13th St                                              Sheboygan        WI       53083  N/A
  7A34   1902 Mead Avenue                                             Sheboygan        WI       53081  N/A
  7A35   4255 Medwell Drive                                           Newburgh         IN       47630  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A36   6021 North Lidgerwood                                        Spokane          WA       99208  N/A
  7A37   867 McGuire Avenue                                           Paducah          KY       42001  N/A
  7A38   44 South Souder Ave.                                         Columbus         OH       43222  N/A
  7A39   509 North Carrier Street                                     Morganfield      KY       42437  N/A
  7A40   25 South Boehne Camp Road                                    Evansville       IN       47712  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A41   130 Meadowlark Dr.                                           Richmond         KY       40475  N/A
  7A42   4415 West 36 1/2 Street                                      St. Louis Park   MN       55416  N/A
  7A43   3680 Dolson Court NW                                         Carroll          OH       43112  N/A
  7A44   575 Cleveland Massillon Road                                 Fairlawn         OH       44333  N/A
  7A45   375 West Main Street                                         West Jefferson   OH       43162  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A46   210 West LaCrosse Ave.                                       Coeur d'Alene    ID       83814  N/A
  7A47   814 Old Ekron Road                                           Brandenburg      KY       40108  N/A
  7A48   1305 Alexander                                               Centralia        WA       98531  N/A
  7A49   1415 County Club Road                                        Mt. Vernon       IN       47620  N/A
  7A50   1980 Old Greensburg Road                                     Campbellsville   KY       42718  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A51   37930 Airport Road                                           Woodsfield       OH       43793  N/A
  7A52   7727 Portland Avenue South                                   Richfield        MN       55423  N/A
  7A53   131 Meadowlark Dr.                                           Richmond         KY       40475  N/A
  7A54   313 West Main Street                                         Fordsville       KY       42343  N/A
  7A55   101 Fairgrounds Road                                         Hardinsburg      KY       40143  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A56   1267 South Hill Road                                         Erie             PA       16509  N/A
  7A57   320 Albany Street                                            Dayton           OH       45408  N/A
  7A58   712 West 2nd Street                                          Leavenworth      IN       47137  N/A
  7A59   425 Davis Street                                             Hammond          WI       54015  N/A
  7A60   420 East Grundy Avenue                                       Springfield      KY       40069  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A61   717 East Alred                                               Weyauwega        WI       54983  N/A
  7A62   2200 Ironwood Place                                          Coeur d'Alene    ID       83814  N/A
  7A63   1119 N. Wisconsin Street                                     Port Washington  WI       53074  N/A
  7A64   218 Elm Street                                               London           OH       43140  N/A
  7A65   1561 Newton Avenue                                           Bowling Green    KY       42104  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A66   1401 Churchill Street                                        Waupaca          WI       54981  N/A
  7A67   545 W. Moonglo Road                                          Scottsburg       IN       47170  N/A
  7A68   36759 Rocksprings Road                                       Pomeroy          OH       45769  N/A
  7A69   1050 East Mountain View                                      Ellensburg       WA       98926  N/A
  7A70   320 N. 7th Street                                            Cornell          WI       54732  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A71   414 Robey Street                                             Franklin         KY       42135  N/A
  7A72   457 S. State Road 145                                        French Lick      IN       47432  N/A
  7A73   2119 E. National Hwy.                                        Washington       IN       47501  N/A
  7A74   1000 Lovell Avenue                                           Roseville        MN       55113  N/A
  7A75   124 West Nashville Highway                                   Pembroke         KY       42266  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A76   2582 Cerulean Road                                           Cadiz            KY       42211  N/A
  7A77   2200 White River Blvd.                                       Muncie           IN       47303  N/A
  7A78   404 West Willow Street                                       Dale             IN       47523  N/A
  7A79   1101 Woodland Drive                                          Elizabethtown    KY       42701  N/A
  7A80   2600 Morehouse Avenue                                        Elkhart          IN       46517  N/A
-----------------------------------------------------------------------------------------------------------------------
  7A81   801 South State Road 57                                      Washington       IN       47501  N/A
  7A82   1600 Saint Paris Pike                                        Springfield      OH       45504  N/A
    8    1166 Avenue of the Americas                                  New York         NY       10036  Acquisition
    9    Various                                                      Various          TX     Various  Acquisition
   9A1   6259 Westheimer Road                                         Houston          TX       77057  N/A
-----------------------------------------------------------------------------------------------------------------------
   9A2   10580 Hammerly Boulevard                                     Houston          TX       77043  N/A
   9A3   12903 Sugar Ridge Boulevard                                  Stafford         TX       77477  N/A
   9A4   2410 S. Kirkwood Road                                        Houston          TX       77077  N/A
   9A5   14500 Empanada Drive                                         Houston          TX       77083  N/A
   9A6   12801 Champion Forest Drive                                  Houston          TX       77066  N/A
-----------------------------------------------------------------------------------------------------------------------
   9A7   600 Nottingham Oaks Trail                                    Houston          TX       77079  N/A
   9A8   1000 Country Place Drive                                     Houston          TX       77079  N/A
         Various                                                      San Francisco    CA     Various  Refinance
   10A   Various                                                      San Francisco    CA     Various  Refinance
  10A1   795 Pine Street                                              San Francisco    CA       94108  N/A
-----------------------------------------------------------------------------------------------------------------------
  10A2   1801 Gough Street                                            San Francisco    CA       94109  N/A
  10A3   355 Fulton Street                                            San Francisco    CA       94102  N/A
  10A4   2038 Divisadero Street                                       San Francisco    CA       94115  N/A
  10A5   1855 10th Avenue                                             San Francisco    CA       94122  N/A
  10A6   1440 Sutter Street                                           San Francisco    CA       94109  N/A
-----------------------------------------------------------------------------------------------------------------------
  10A7   340 Church Street                                            San Francisco    CA       94114  N/A
  10A8   1753 Mason Street                                            San Francisco    CA       94133  N/A
  10A9   520 Buchanan Street                                          San Francisco    CA       94102  N/A
  10A10  4540 California Street                                       San Francisco    CA       94118  N/A
  10A11  3264-3274 Mission Street                                     San Francisco    CA       94110  N/A
-----------------------------------------------------------------------------------------------------------------------
  10A12  1656 Leavenworth Street                                      San Francisco    CA       94109  N/A
   10B   Various                                                      San Francisco    CA     Various  Refinance
  10B1   1547 Clay Street                                             San Francisco    CA       94109  N/A
  10B2   1020 Post Street                                             San Francisco    CA       94109  N/A
  10B3   1126 Bush Street                                             San Francisco    CA       94109  N/A
-----------------------------------------------------------------------------------------------------------------------
  10B4   346 Leavenworth Street                                       San Francisco    CA       94102  N/A
   10C   2238 Hyde Street                                             San Francisco    CA       94109  Refinance
   10D   737 Pine Street                                              San Francisco    CA       94108  Refinance
   10E   325 9th Avenue                                               San Francisco    CA       94118  Refinance
   11    4 Times Square                                               New York         NY       10036  Refinance
-----------------------------------------------------------------------------------------------------------------------
   12    12750, 12770, 12790 Merit Drive                              Dallas           TX       75251  Refinance
   13    373 - 381 Park Avenue South                                  New York         NY       10016  Refinance
   14    5555 NW 202 Terrace                                          Miami            FL       33055  Refinance
   15    21515-21615 Hawthorne Boulevard                              Torrance         CA       90503  Refinance
   16    450 South Central Avenue                                     University Park  IL       60466  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   17    73373 Country Club Drive                                     Palm Desert      CA       92260  Refinance
   18    Various                                                      Various          NY     Various  Acquisition
  18A1   108 Linden Tree Lane                                         Webster          NY       14580  N/A
  18A2   3636 Lyell Road                                              Rochester        NY       14606  N/A
  18A3   268 Kings Highway South; 30 & 150 Parker Lane                Rochester        NY       14617  N/A
-----------------------------------------------------------------------------------------------------------------------
  18A4   3799-3825 Lake Avenue                                        Rochester        NY       14612  N/A
  18A5   2125-2157 Monroe Avenue                                      Rochester        NY       14618  N/A
   19    Various                                                      Austin           TX     Various  Acquisition
  19A1   8527 N. Capital of Texas Highway                             Austin           TX       78759  N/A
  19A2   2250 Ridgepoint Drive                                        Austin           TX       78754  N/A
-----------------------------------------------------------------------------------------------------------------------
  19A3   12001 Metric Boulevard                                       Austin           TX       78758  N/A
  19A4   12300 Hymeadow Drive                                         Austin           TX       78750  N/A
   20    2740 B Eastland Mall                                         Columbus         OH       43232  Refinance
   21    10175 Spencer Street                                         Las Vegas        NV       89123  Acquisition
   22    711 South Hope Street                                        Los Angeles      CA       90017  Refinance
-----------------------------------------------------------------------------------------------------------------------
   23    5101 Hinkleville Road                                        Paducah          KY       42001  Refinance
   24    2575 98th Avenue                                             Vero Beach       FL       32966  Acquisition
   25    328 Crandon Boulevard                                        Key Biscayne     FL       33149  Refinance
   26    8800 Hunting Lane                                            Laurel           MD       20708  Acquisition
   27    333-337 Worth Avenue and 5-94 Via Mizner                     Palm Beach       FL       33480  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   28    550 Purdy Lane                                               Palm Springs     FL       33406  Refinance
   29    1600-1638 Redondo Beach Blvd                                 Gardena          CA       90247  Refinance
   30    401 E. Ocean Boulevard                                       Long Beach       CA       90802  Refinance
   31    1 Padanaram Road (Rt. 37)                                    Danbury          CT       06811  Acquisition
   32    9451 South 700 East                                          Sandy            UT       84070  Refinance
-----------------------------------------------------------------------------------------------------------------------
   33    6390 Plaster Mill Road                                       Victor           NY       14564  Refinance
   34    1535 West San Bernardino Road                                West Covina      CA       91790  Acquisition
   35    50 Daniel Street                                             Farmingdale      NY       11735  Refinance
   36    Various                                                      Memphis          TN     Various  Acquisition
  36A1   6111 Ridgeway Boulevard                                      Memphis          TN       38115  N/A
-----------------------------------------------------------------------------------------------------------------------
  36A2   2155 Sycamore View Road                                      Memphis          TN       38134  N/A
   37    265 West Bridge Street                                       Catskill         NY       12414  Refinance
   38    55 Technology Way                                            West Greenwich   RI       02817  Acquisition
   39    17602 102nd Avenue, Northeast                                Bothell          WA       98011  Acquisition
   40    2121 Burwick Avenue                                          Orange Park      FL       32073  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   41    11291 Harts Road                                             Jacksonville     FL       32218  Refinance
   42    55 Technology Way                                            West Greenwich   RI       02817  Acquisition
   43    430-440 South Pickett Street / 450-460 South Pickett Street  Alexandria       VA       22304  Acquisition
   44    Ann Street and Highland Avenue                               Montgomery       AL       36106  Refinance
   45    235-269 East I-30                                            Garland          TX       75043  Refinance
-----------------------------------------------------------------------------------------------------------------------
   46    7575-7595 Baymeadows Way                                     Jacksonville     FL       32256  Acquisition
   47    6707-6795 Newberry Road                                      Gainsville       FL       32605  Refinance
   48    3424-3540 S. Mooney Boulevard                                Visalia          CA       93277  Acquisition
   49    1611 Virginia Avenue                                         North Bend       OR       97459  Acquisition
   50    10050, 10090 & 10100 S. Eastern Avenue                       Henderson        NV       89052  Refinance
-----------------------------------------------------------------------------------------------------------------------
   51    1044 East Interstate 30                                      Garland          TX       75043  Acquisition
   52    27368 Via Industria                                          Temecula         CA       92590  Refinance
   53    1263 Simi Town Center Way                                    Simi Valley      CA       93065  Acquisition
   54    555 South 51st Street                                        West Des Moines  IA       50265  Acquisition
   55    5050 Edgewood Road Northeast                                 Cedar Rapids     IA       52411  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   56    18101 West 119th Street                                      Olathe           KS       66061  Acquisition
   57    2574 Enterprise Drive                                        Opelika          AL       36801  Acquisition
   58    10120 S. Eastern Avenue                                      Henderson        NV       89052  Refinance
   59    4899 Conner Avenue                                           Detroit          MI       48215  Refinance
   60    7745 Brandywood Circle                                       Winter Park      FL       32792  Refinance
-----------------------------------------------------------------------------------------------------------------------
   61    1990 Grand Avenue                                            West Des Moines  IA       50265  Acquisition
   62    3402 Preston Avenue                                          Pasadena         TX       77506  Acquisition
   63    1307 East Pass Road                                          Gulfport         MS       39507  Refinance
   64    242 Highland Park Boulevard                                  Wilkes-Barre     PA       18702  Refinance
   65    3010 23rd Street                                             Columbus         NE       68601  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   66    2525 St. Christopher Avenue                                  League City      TX       77573  Acquisition
   67    Various                                                      Various          MI     Various  Acquisition
  67A1   2580 South Rochester Road                                    Rochester Hills  MI       48307  N/A
  67A2   39510 Woodward Avenue                                        Bloomfield Hills MI       48304  N/A
  67A3   5775 East 14 Mile Road                                       Sterling Heights MI       48310  N/A
-----------------------------------------------------------------------------------------------------------------------
  67A4   2270 16 Mile Road                                            Sterling Heights MI       48310  N/A
  67A5   16501 West Warren Avenue                                     Detroit          MI       48228  N/A
  67A6   20333 Conant Avenue                                          Detroit          MI       48234  N/A
  67A7   8121 Gratiot Avenue                                          Detroit          MI       48213  N/A
   68    3300 Rollingbrook Drive                                      Baytown          TX       77521  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   69    1500 Iowa Avenue                                             Riverside        CA       92507  Refinance
   70    2136 Tradewind Drive                                         Mesquite         TX       75150  Refinance
   71    10000, 10010, 10020, 10080, 10140 & 10160 S. Eastern Avenue  Henderson        NV       89052  Refinance
   72    2052-2092 Badlands Drive                                     Brandon          FL       33511  Refinance
   73    Various                                                      Various          IL     Various  Acquisition
-----------------------------------------------------------------------------------------------------------------------
  73A1   6301 South Cass Avenue                                       Westmont         IL       60559  N/A
  73A2   115 High Street                                              West Chicago     IL       60185  N/A
  73A3   8300 South Marquette Avenue                                  Chicago          IL       60617  N/A
  73A4   5401 St. Charles Road                                        Berkeley         IL       60163  N/A
  73A5   10200 South Ewing Avenue                                     Chicago          IL       60617  N/A
-----------------------------------------------------------------------------------------------------------------------
   74    6820 W. Okeechobee Boulevard                                 West Palm Beach  FL       33411  Acquisition
   75    3500,3501,3601,3701,3600 and 3805 Easton Meadows Drive       Garland          TX       75043  Acquisition
   76    11625-11715 Fox Road                                         Indianapolis     IN       46236  Refinance
   77    467 Pennsylvania Avenue                                      Fort Washington  PA       19034  Acquisition
   78    6435 Shiloh Road                                             Alpharetta       GA       30005  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   79    9000 Town Park Drive                                         Houston          TX       77036  Refinance
   80    3265 6th Street Southwest                                    Cedar Rapids     IA       52404  Acquisition
   81    2035 E. Sherman Blvd.                                        Muskegon         MI       49444  Refinance
   82    72 Brookside Avenue                                          Chester          NY       10918  Acquisition
   83    4001 Easton Meadows Drive                                    Garland          TX       75043  Refinance
-----------------------------------------------------------------------------------------------------------------------
   84    Various                                                      Various          IN     Various  Acquisition
  84A1   403 Eastmoor Drive                                           Bluffton         IN       46714  N/A
  84A2   11080 North State Route 1                                    Ossian           IN       46777  N/A
   85    4395 Atlanta Highway                                         Loganville       GA       30052  Acquisition
   86    26342 Oso Parkway                                            Mission Viejo    CA       92691  Refinance
-----------------------------------------------------------------------------------------------------------------------
   87    7398 North Lindbergh Boulevard                               Hazelwood        MO       63042  Refinance
   88    840 Grandview Meadows Drive                                  Longmont         CO       80503  Refinance
   89    16711 East Iliff Avenue                                      Aurora           CO       80013  Acquisition
   90    1701 East Lake Avenue                                        Glenview         IL       60025  Acquisition
   91    1431 Kingsland Avenue                                        St Louis         MO       63133  Refinance
-----------------------------------------------------------------------------------------------------------------------
   92    3501 S. 1st Street                                           Austin           TX       78704  Acquisition
   93    390 West Main Street                                         Batavia          NY       14020  Refinance
   94    520 128th Street S.W.                                        Everett          WA       98204  Acquisition
   95    901 Garden City Connector                                    Murrells Inlet   SC       29576  Refinance
   96    1216 Wilmington  Ave                                         New Castle       PA       16105  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   97    2511 East 46th Street                                        Indianapolis     IN       46205  Acquisition
   98    4602 50th Street                                             Lubbock          TX       79414  Acquisition
   99    13545 Van Nuys Boulevard                                     Pacoima          CA       91331  Acquisition
   100   555 North Main Street                                        Canton           IL       61520  Acquisition
   101   Southwest corner of South Tyron Street & Sandy Porter Road   Charlotte        NC       28273  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   102   6365 Lewis Drive                                             Parkville        MO       64152  Acquisition
   103   5690 West Broad Street                                       Galloway         OH       43119  Acquisition
   104   225 East Roosevelt Road                                      Lombard          IL       60148  Acquisition
   105   12400 Pembroke Road                                          Miramar          FL       33027  Acquisition
   106   18133 Torrence Avenue                                        Lansing          IL       60438  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   107   1200 East Walnut Street                                      Watseka          IL       60970  Refinance
   108   301 Devereaux Drive                                          Natchez          MS       39120  Acquisition
   109   6600 Willow Springs Road                                     Indian Head Park IL       60525  Acquisition
   110   Various                                                      Colorado Springs CO     Various  Refinance
  110A1  2005 King Street                                             Colorado Springs CO       80904  N/A
-----------------------------------------------------------------------------------------------------------------------
  110A2  3420 Vickers Drive                                           Colorado Springs CO       80918  N/A
   111   201-251 &301-351 West Bay Drive                              Largo            FL       33770  Refinance
   112   21-27, 37-49 and 61 River Street                             West Springfield MA       01089  Acquisition
   113   12 West 1st Street                                           Fulton           NY       13069  Refinance
   114   3301 Bear Pointe Circle                                      Powell           OH       43065  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   115   807 Highway 50 East                                          Union            MO       63084  Refinance
   116   3247 West Gentry Parkway                                     Tyler            TX       75702  Refinance
   117   2100 Apalachee Parkway                                       Tallahassee      FL       32301  Acquisition
   118   Various                                                      Various          TX     Various  Refinance
  118A1  1400 FM 2218                                                 Richmond         TX       77469  N/A
-----------------------------------------------------------------------------------------------------------------------
  118A2  9304 Navarro Street                                          Victoria         TX       77904  N/A
   119   400 Sawgrass Corporate Parkway                               Sunrise          FL       33325  Refinance
   120   530-548 North Center Street (SR 301)                         Lagrange         OH       44050  Acquisition
   121   5302 North Keystone Avenue                                   Indianapolis     IN       46220  Refinance
   122   1500 Skokie Boulevard                                        Northbrook       IL       60062  Refinance
-----------------------------------------------------------------------------------------------------------------------
   123   Various                                                      Various          MN     Various  Refinance
  123A1  1015 West Frontage Road                                      Owatonna         MN       55060  N/A
  123A2  540-546 Elm Street South                                     Waconia          MN       55387  N/A
   124   Southeast corner of US Highway 501 and 3rd Avenue North      Myrtle Beach     SC       29577  Acquisition
   125   1700  North Dixie Highway                                    Boca Raton       FL       33432  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   126   281 Midland Avenue                                           Garfield         NJ       07026  Refinance
   127   12420 Starkey Road                                           Largo            FL       33773  Refinance
   128   12411 Antoine Road                                           Houston          TX       77067  Acquisition
   129   1346 Hickory Valley Road                                     Chattanooga      TN       37421  Acquisition
   130   115 Heaths Way Road                                          Midlothian       VA       23114  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   131   3455 North Salida Street                                     Aurora           CO       80011  Acquisition
   132   1251 North Highway 287                                       Mansfield        TX       76063  Acquisition
   133   3348 North Cobb Parkway                                      Acworth          GA       30101  Refinance
   134   6015 South Apple Tree Drive                                  Memphis          TN       38115  Acquisition
   135   630 Oak Street                                               Mansfield        OH       44907  Acquisition
-----------------------------------------------------------------------------------------------------------------------
   136   340 West Ponce De Leon Avenue                                Decatur          GA       30030  Refinance
   137   3825 Parker Rd                                               Wylie            TX       75098  Acquisition
   138   55 Drury Drive                                               La Plata         MD       20646  Acquisition
   139   7112 Holly Hill Drive                                        Dallas           TX       75231  Refinance
   140   7386 52nd Place East                                         Bradenton        FL       34203  Refinance
-----------------------------------------------------------------------------------------------------------------------
   141   10330 Hardin Valley Road                                     Knoxville        TN       37932  Refinance
-----------------------------------------------------------------------------------------------------------------------

                                                          % OF
                                                       AGGREGATE
              CROSS        ORIGINAL      CUT-OFF DATE   CUT-OFF   CUMULATIVE %                             INTEREST
CONTROL  COLLATERALIZED    BALANCE         BALANCE       DATE      OF INITIAL   MORTGAGE  ADMINISTRATIVE    ACCRUAL
  NO.        GROUPS          ($)             ($)        BALANCE   POOL BALANCE  RATE (%)     COST RATE       BASIS
--------------------------------------------------------------------------------------------------------------------

    1    No                362,000,000    362,000,000       9.7%          9.7%   5.65900         0.02054  Actual/360
    2    No                340,000,000    340,000,000       9.2%         18.9%   5.68000         0.02054  Actual/360
    3    No                300,000,000    300,000,000       8.1%         27.0%   6.04600         0.02054  Actual/360
    4    No                270,000,000    270,000,000       7.3%         34.3%   6.37200         0.02054  Actual/360
    5    No                217,000,000    217,000,000       5.8%         40.1%   6.43500         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   5A1   Yes (LB-A)
   5A2   Yes (LB-A)
   5A3   Yes (LB-A)
   5A4   Yes (LB-A)
    6    No                150,400,000    150,400,000       4.1%         44.2%   5.72890         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   6A1   Yes (LB-B)
   6A2   Yes (LB-B)
   6A3   Yes (LB-B)
   6A4   Yes (LB-B)
    7    No                125,000,000    125,000,000       3.4%         47.5%   6.65250         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   7A1   Yes (LB-C)
   7A2   Yes (LB-C)
   7A3   Yes (LB-C)
   7A4   Yes (LB-C)
   7A5   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
   7A6   Yes (LB-C)
   7A7   Yes (LB-C)
   7A8   Yes (LB-C)
   7A9   Yes (LB-C)
  7A10   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A11   Yes (LB-C)
  7A12   Yes (LB-C)
  7A13   Yes (LB-C)
  7A14   Yes (LB-C)
  7A15   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A16   Yes (LB-C)
  7A17   Yes (LB-C)
  7A18   Yes (LB-C)
  7A19   Yes (LB-C)
  7A20   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A21   Yes (LB-C)
  7A22   Yes (LB-C)
  7A23   Yes (LB-C)
  7A24   Yes (LB-C)
  7A25   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A26   Yes (LB-C)
  7A27   Yes (LB-C)
  7A28   Yes (LB-C)
  7A29   Yes (LB-C)
  7A30   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A31   Yes (LB-C)
  7A32   Yes (LB-C)
  7A33   Yes (LB-C)
  7A34   Yes (LB-C)
  7A35   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A36   Yes (LB-C)
  7A37   Yes (LB-C)
  7A38   Yes (LB-C)
  7A39   Yes (LB-C)
  7A40   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A41   Yes (LB-C)
  7A42   Yes (LB-C)
  7A43   Yes (LB-C)
  7A44   Yes (LB-C)
  7A45   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A46   Yes (LB-C)
  7A47   Yes (LB-C)
  7A48   Yes (LB-C)
  7A49   Yes (LB-C)
  7A50   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A51   Yes (LB-C)
  7A52   Yes (LB-C)
  7A53   Yes (LB-C)
  7A54   Yes (LB-C)
  7A55   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A56   Yes (LB-C)
  7A57   Yes (LB-C)
  7A58   Yes (LB-C)
  7A59   Yes (LB-C)
  7A60   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A61   Yes (LB-C)
  7A62   Yes (LB-C)
  7A63   Yes (LB-C)
  7A64   Yes (LB-C)
  7A65   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A66   Yes (LB-C)
  7A67   Yes (LB-C)
  7A68   Yes (LB-C)
  7A69   Yes (LB-C)
  7A70   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A71   Yes (LB-C)
  7A72   Yes (LB-C)
  7A73   Yes (LB-C)
  7A74   Yes (LB-C)
  7A75   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A76   Yes (LB-C)
  7A77   Yes (LB-C)
  7A78   Yes (LB-C)
  7A79   Yes (LB-C)
  7A80   Yes (LB-C)
--------------------------------------------------------------------------------------------------------------------
  7A81   Yes (LB-C)
  7A82   Yes (LB-C)
    8    No                110,000,000    110,000,000       3.0%         50.5%   5.56800         0.02054  Actual/360
    9    No                102,280,000    102,280,000       2.8%         53.2%   6.01650         0.02054  Actual/360
   9A1   Yes (LB-D)
--------------------------------------------------------------------------------------------------------------------
   9A2   Yes (LB-D)
   9A3   Yes (LB-D)
   9A4   Yes (LB-D)
   9A5   Yes (LB-D)
   9A6   Yes (LB-D)
--------------------------------------------------------------------------------------------------------------------
   9A7   Yes (LB-D)
   9A8   Yes (LB-D)
         Yes (UBS-A)     85,600,000.00  85,600,000.00       2.3%         53.2%   6.51000         0.02054  Actual/360
   10A   Yes (UBS-A)        49,400,000     49,400,000       1.3%         54.6%   6.51000         0.02054  Actual/360
  10A1   Yes (UBS-A)
--------------------------------------------------------------------------------------------------------------------
  10A2   Yes (UBS-A)
  10A3   Yes (UBS-A)
  10A4   Yes (UBS-A)
  10A5   Yes (UBS-A)
  10A6   Yes (UBS-A)
--------------------------------------------------------------------------------------------------------------------
  10A7   Yes (UBS-A)
  10A8   Yes (UBS-A)
  10A9   Yes (UBS-A)
  10A10  Yes (UBS-A)
  10A11  Yes (UBS-A)
--------------------------------------------------------------------------------------------------------------------
  10A12  Yes (UBS-A)
   10B   Yes (UBS-A)        13,600,000     13,600,000       0.4%         54.9%   6.51000         0.02054  Actual/360
  10B1   Yes (UBS-A)
  10B2   Yes (UBS-A)
  10B3   Yes (UBS-A)
--------------------------------------------------------------------------------------------------------------------
  10B4   Yes (UBS-A)
   10C   Yes (UBS-A)        10,800,000     10,800,000       0.3%         55.2%   6.51000         0.02054  Actual/360
   10D   Yes (UBS-A)        10,200,000     10,200,000       0.3%         55.5%   6.51000         0.02054  Actual/360
   10E   Yes (UBS-A)         1,600,000      1,600,000       0.0%         55.5%   6.51000         0.02054  Actual/360
   11    No                 83,877,000     82,933,806       2.2%         57.8%   5.59000         0.01554  Actual/360
--------------------------------------------------------------------------------------------------------------------
   12    No                 64,000,000     64,000,000       1.7%         59.5%   5.70000         0.04054  Actual/360
   13    No                 55,000,000     55,000,000       1.5%         61.0%   5.74000         0.02054  Actual/360
   14    No                 54,000,000     54,000,000       1.5%         62.4%   5.79000         0.02054  Actual/360
   15    No                 52,500,000     52,500,000       1.4%         63.8%   6.33500         0.02054  Actual/360
   16    No                 51,700,000     51,655,093       1.4%         65.2%   5.82000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   17    No                 48,000,000     48,000,000       1.3%         66.5%   5.65000         0.02054  Actual/360
   18    No                 45,900,000     45,900,000       1.2%         67.8%   6.16000         0.02054  Actual/360
  18A1   Yes (UBS-B)
  18A2   Yes (UBS-B)
  18A3   Yes (UBS-B)
--------------------------------------------------------------------------------------------------------------------
  18A4   Yes (UBS-B)
  18A5   Yes (UBS-B)
   19    No                 44,000,000     44,000,000       1.2%         69.0%   5.80000         0.02054  Actual/360
  19A1   Yes (LB-E)
  19A2   Yes (LB-E)
--------------------------------------------------------------------------------------------------------------------
  19A3   Yes (LB-E)
  19A4   Yes (LB-E)
   20    No                 43,000,000     43,000,000       1.2%         70.1%   5.86500         0.02054  Actual/360
   21    No                 30,000,000     30,000,000       0.8%         70.9%   6.05000         0.02054  Actual/360
   22    No                 30,000,000     29,979,381       0.8%         71.7%   6.68000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   23    No                 30,000,000     29,933,608       0.8%         72.5%   5.26500         0.02054  Actual/360
   24    No                 29,750,000     29,750,000       0.8%         73.3%   5.52000         0.02054  Actual/360
   25    No                 25,000,000     25,000,000       0.7%         74.0%   5.68000         0.02054  Actual/360
   26    No                 25,000,000     25,000,000       0.7%         74.7%   5.78000         0.02054  Actual/360
   27    No                 23,920,000     23,920,000       0.6%         75.3%   5.85000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   28    No                 23,680,000     23,680,000       0.6%         76.0%   5.77000         0.02054  Actual/360
   29    No                 23,000,000     23,000,000       0.6%         76.6%   5.96000         0.02054  Actual/360
   30    No                 22,000,000     22,000,000       0.6%         77.2%   5.73000         0.02054  Actual/360
   31    No                 20,000,000     20,000,000       0.5%         77.7%   5.95000         0.08054  Actual/360
   32    No                 20,000,000     20,000,000       0.5%         78.2%   5.70000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   33    No                 20,000,000     20,000,000       0.5%         78.8%   6.04000         0.02054  Actual/360
   34    No                 19,250,000     19,250,000       0.5%         79.3%   5.87000         0.02054  Actual/360
   35    No                 19,000,000     19,000,000       0.5%         79.8%   5.55000         0.02054  Actual/360
   36    No                 18,100,000     18,100,000       0.5%         80.3%   5.92000         0.02054  Actual/360
  36A1   Yes (UBS-C)
--------------------------------------------------------------------------------------------------------------------
  36A2   Yes (UBS-C)
   37    No                 18,100,000     18,100,000       0.5%         80.8%   5.82000         0.02054  Actual/360
   38    Yes (LB-E)         18,025,000     18,025,000       0.5%         81.3%   5.80000         0.04054  Actual/360
   39    No                 18,000,000     17,950,498       0.5%         81.8%   5.87000         0.02054  Actual/360
   40    No                 16,700,000     16,700,000       0.4%         82.2%   5.98000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   41    No                 16,500,000     16,500,000       0.4%         82.7%   5.75000         0.08054  Actual/360
   42    Yes (LB-E)         15,975,000     15,975,000       0.4%         83.1%   5.80000         0.04054  Actual/360
   43    No                 15,950,000     15,950,000       0.4%         83.5%   6.01000         0.02054  Actual/360
   44    No                 15,680,000     15,680,000       0.4%         83.9%   6.38000         0.06054  Actual/360
   45    No                 15,560,000     15,560,000       0.4%         84.4%   5.89000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   46    No                 14,750,000     14,750,000       0.4%         84.8%   5.70000         0.02054  Actual/360
   47    No                 14,500,000     14,500,000       0.4%         85.1%   5.70000         0.02054  Actual/360
   48    No                 13,600,000     13,600,000       0.4%         85.5%   5.82000         0.02054  Actual/360
   49    No                 13,500,000     13,500,000       0.4%         85.9%   5.95000         0.02054  Actual/360
   50    No                 13,200,000     13,200,000       0.4%         86.2%   6.03000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   51    No                 13,100,000     13,100,000       0.4%         86.6%   5.89000         0.02054  Actual/360
   52    No                 12,750,000     12,739,265       0.3%         86.9%   5.94000         0.02054  Actual/360
   53    No                 12,500,000     12,500,000       0.3%         87.3%   5.96000         0.08054  Actual/360
   54    No                 12,085,000     12,085,000       0.3%         87.6%   5.68000         0.02054  Actual/360
   55    No                 11,622,000     11,622,000       0.3%         87.9%   5.68000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   56    No                 11,203,000     11,203,000       0.3%         88.2%   5.68000         0.02054  Actual/360
   57    No                 10,770,000     10,770,000       0.3%         88.5%   5.65000         0.02054  Actual/360
   58    No                 10,500,000     10,500,000       0.3%         88.8%   6.03000         0.02054  Actual/360
   59    No                 10,500,000     10,500,000       0.3%         89.1%   5.89000         0.02054  Actual/360
   60    No                 10,400,000     10,400,000       0.3%         89.3%   5.77000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   61    No                 10,375,000     10,375,000       0.3%         89.6%   5.68000         0.02054  Actual/360
   62    No                  9,550,000      9,550,000       0.3%         89.9%   5.56000         0.02054  Actual/360
   63    No                  9,500,000      9,500,000       0.3%         90.1%   6.45000         0.02054  Actual/360
   64    No                  9,420,000      9,420,000       0.3%         90.4%   6.01000         0.02054  Actual/360
   65    No                  9,243,000      9,243,000       0.2%         90.6%   5.68000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   66    No                  9,150,000      9,150,000       0.2%         90.9%   5.56000         0.02054  Actual/360
   67    No                  9,053,534      9,053,534       0.2%         91.1%   6.19100         0.02054  Actual/360
  67A1   Yes (UBS-D)
  67A2   Yes (UBS-D)
  67A3   Yes (UBS-D)
--------------------------------------------------------------------------------------------------------------------
  67A4   Yes (UBS-D)
  67A5   Yes (UBS-D)
  67A6   Yes (UBS-D)
  67A7   Yes (UBS-D)
   68    No                  9,000,000      9,000,000       0.2%         91.4%   5.56000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   69    No                  9,000,000      9,000,000       0.2%         91.6%   5.75000         0.08054  Actual/360
   70    No                  8,100,000      8,100,000       0.2%         91.8%   5.69000         0.02054  Actual/360
   71    No                  7,800,000      7,800,000       0.2%         92.0%   6.03000         0.02054  Actual/360
   72    No                  7,700,000      7,700,000       0.2%         92.2%   6.01000         0.08054  Actual/360
   73    No                  7,586,669      7,586,669       0.2%         92.4%   6.19100         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
  73A1   Yes (UBS-E)
  73A2   Yes (UBS-E)
  73A3   Yes (UBS-E)
  73A4   Yes (UBS-E)
  73A5   Yes (UBS-E)
--------------------------------------------------------------------------------------------------------------------
   74    No                  7,550,000      7,550,000       0.2%         92.7%   5.71000         0.02054  Actual/360
   75    No                  7,520,000      7,520,000       0.2%         92.9%   5.89000         0.02054  Actual/360
   76    No                  7,484,000      7,484,000       0.2%         93.1%   5.60000         0.02054  Actual/360
   77    No                  7,350,000      7,338,635       0.2%         93.3%   6.27000         0.02054  Actual/360
   78    No                  6,900,000      6,900,000       0.2%         93.4%   5.97000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   79    No                  6,600,000      6,600,000       0.2%         93.6%   5.63000         0.02054  Actual/360
   80    No                  6,300,000      6,291,928       0.2%         93.8%   5.98000         0.02054  Actual/360
   81    No                  6,100,000      6,100,000       0.2%         94.0%   5.93000         0.02054  Actual/360
   82    No                  6,029,000      6,029,000       0.2%         94.1%   5.78000         0.02054  Actual/360
   83    No                  5,800,000      5,800,000       0.2%         94.3%   5.89000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   84    No                  5,610,000      5,610,000       0.2%         94.4%   6.08000         0.02054  Actual/360
  84A1   Yes (UBS-F)
  84A2   Yes (UBS-F)
   85    No                  5,610,000      5,610,000       0.2%         94.6%   5.74000         0.02054  Actual/360
   86    No                  5,600,000      5,600,000       0.2%         94.7%   6.28000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   87    No                  5,600,000      5,584,564       0.2%         94.9%   5.86000         0.02054  Actual/360
   88    No                  5,450,000      5,450,000       0.1%         95.0%   5.99000         0.02054  Actual/360
   89    No                  5,250,000      5,250,000       0.1%         95.2%   6.00000         0.07054  Actual/360
   90    No                  5,250,000      5,250,000       0.1%         95.3%   5.90000         0.02054  Actual/360
   91    No                  5,200,000      5,193,389       0.1%         95.4%   6.02000         0.07054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   92    No                  5,000,000      5,000,000       0.1%         95.6%   6.12000         0.02054  Actual/360
   93    No                  5,000,000      5,000,000       0.1%         95.7%   6.03500         0.02054  Actual/360
   94    No                  4,890,000      4,890,000       0.1%         95.8%   5.85000         0.08054  Actual/360
   95    No                  4,880,000      4,871,501       0.1%         96.0%   5.82000         0.02054  Actual/360
   96    No                  4,780,000      4,780,000       0.1%         96.1%   5.74000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   97    No                  4,550,000      4,550,000       0.1%         96.2%   5.94000         0.02054  Actual/360
   98    No                  4,550,000      4,550,000       0.1%         96.3%   5.81000         0.02054  Actual/360
   99    No                  4,500,000      4,496,221       0.1%         96.5%   5.95000         0.02054  Actual/360
   100   No                  4,428,500      4,428,500       0.1%         96.6%   5.75000         0.02054  Actual/360
   101   No                  4,300,000      4,300,000       0.1%         96.7%   5.78000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   102   No                  4,274,000      4,274,000       0.1%         96.8%   5.87000         0.02054  Actual/360
   103   No                  4,250,000      4,250,000       0.1%         96.9%   5.90000         0.02054  Actual/360
   104   Yes (LB-F)          4,125,000      4,125,000       0.1%         97.0%   5.71000         0.02054  Actual/360
   105   No                  4,072,000      4,072,000       0.1%         97.2%   6.06500         0.02054  Actual/360
   106   No                  4,000,000      4,000,000       0.1%         97.3%   5.71000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   107   No                  4,000,000      3,996,693       0.1%         97.4%   6.01000         0.02054  Actual/360
   108   No                  3,910,000      3,910,000       0.1%         97.5%   5.78000         0.02054  Actual/360
   109   Yes (LB-F)          3,875,000      3,875,000       0.1%         97.6%   5.71000         0.02054  Actual/360
   110   No                  3,800,000      3,800,000       0.1%         97.7%   5.95000         0.08054  Actual/360
  110A1  Yes (LB-G)
--------------------------------------------------------------------------------------------------------------------
  110A2  Yes (LB-G)
   111   No                  3,800,000      3,800,000       0.1%         97.8%   5.87000         0.08054  Actual/360
   112   No                  3,800,000      3,796,957       0.1%         97.9%   6.13000         0.02054  Actual/360
   113   No                  3,800,000      3,793,931       0.1%         98.0%   6.15000         0.02054  Actual/360
   114   No                  3,730,000      3,730,000       0.1%         98.1%   5.75000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   115   No                  3,700,000      3,689,777       0.1%         98.2%   5.85000         0.02054  Actual/360
   116   No                  3,650,000      3,636,517       0.1%         98.3%   6.46000         0.02054  Actual/360
   117   No                  3,600,000      3,600,000       0.1%         98.4%   6.10000         0.02054  Actual/360
   118   No                  3,500,000      3,500,000       0.1%         98.5%   6.25000         0.02054  Actual/360
  118A1  Yes (UBS G)
--------------------------------------------------------------------------------------------------------------------
  118A2  Yes (UBS G)
   119   No                  3,400,000      3,400,000       0.1%         98.6%   5.77000         0.06054  Actual/360
   120   No                  3,400,000      3,394,002       0.1%         98.7%   5.77000         0.02054  Actual/360
   121   No                  3,300,000      3,300,000       0.1%         98.7%   5.91000         0.02054  Actual/360
   122   No                  3,200,000      3,200,000       0.1%         98.8%   5.90000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   123   No                  3,160,000      3,160,000       0.1%         98.9%   6.00000         0.08054  Actual/360
  123A1  Yes (LB-H)
  123A2  Yes (LB-H)
   124   No                  3,150,000      3,150,000       0.1%         99.0%   5.83000         0.02054  Actual/360
   125   No                  3,100,000      3,100,000       0.1%         99.1%   6.13000         0.08054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   126   No                  3,100,000      3,100,000       0.1%         99.2%   5.78000         0.02054  Actual/360
   127   No                  2,900,000      2,892,390       0.1%         99.3%   6.07000         0.08054  Actual/360
   128   No                  2,860,000      2,860,000       0.1%         99.3%   5.75000         0.02054  Actual/360
   129   No                  2,720,000      2,720,000       0.1%         99.4%   6.37000         0.02054  Actual/360
   130   No                  2,475,000      2,475,000       0.1%         99.5%   5.80000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   131   No                  2,400,000      2,400,000       0.1%         99.5%   5.96000         0.08054  Actual/360
   132   No                  2,000,000      2,000,000       0.1%         99.6%   5.86000         0.02054  Actual/360
   133   No                  2,000,000      2,000,000       0.1%         99.6%   6.58000         0.02054  Actual/360
   134   No                  2,000,000      2,000,000       0.1%         99.7%   6.32000         0.02054  Actual/360
   135   No                  2,000,000      1,996,606       0.1%         99.7%   5.92000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   136   No                  1,900,000      1,895,304       0.1%         99.8%   6.32000         0.02054  Actual/360
   137   No                  1,800,000      1,795,187       0.0%         99.8%   5.99000         0.02054  Actual/360
   138   No                  1,630,000      1,627,879       0.0%         99.9%   5.90000         0.02054  Actual/360
   139   No                  1,438,000      1,438,000       0.0%         99.9%   5.75000         0.02054  Actual/360
   140   No                  1,400,000      1,400,000       0.0%        100.0%   6.03000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
   141   No                  1,225,000      1,225,000       0.0%        100.0%   6.05000         0.02054  Actual/360
--------------------------------------------------------------------------------------------------------------------
                                        3,713,176,835

                                                               ORIGINAL  REMAINING
                                    ORIGINAL      REMAINING     TERM TO   TERM TO     ORIGINAL      REMAINING
CONTROL       AMORTIZATION       INTEREST-ONLY  INTEREST-ONLY  MATURITY  MATURITY   AMORTIZATION  AMORTIZATION  ORIGINATION
  NO.             TYPE           PERIOD (MOS.)  PERIOD (MOS.)   (MOS.)    (MOS.)    TERM (MOS.)    TERM (MOS.)     DATE
---------------------------------------------------------------------------------------------------------------------------

    1    Interest-Only                     120            119       120        119             0             0  12/27/2006
    2    Interest-Only                     120            119       120        119             0             0  12/22/2006
    3    Interest-Only                     120            119       120        119             0             0  12/28/2006
    4    Interest-Only                     120            119       120        119             0             0  12/27/2006
    5    Interest-Only                      84             83        84         83             0             0  12/27/2006
---------------------------------------------------------------------------------------------------------------------------
   5A1
   5A2
   5A3
   5A4
    6    Interest-Only                      60             58        60         58             0             0   12/8/2006
---------------------------------------------------------------------------------------------------------------------------
   6A1
   6A2
   6A3
   6A4
    7    Interest-Only, Balloon             36             33        60         57           300           300  10/16/2006
---------------------------------------------------------------------------------------------------------------------------
   7A1
   7A2
   7A3
   7A4
   7A5
---------------------------------------------------------------------------------------------------------------------------
   7A6
   7A7
   7A8
   7A9
  7A10
---------------------------------------------------------------------------------------------------------------------------
  7A11
  7A12
  7A13
  7A14
  7A15
---------------------------------------------------------------------------------------------------------------------------
  7A16
  7A17
  7A18
  7A19
  7A20
---------------------------------------------------------------------------------------------------------------------------
  7A21
  7A22
  7A23
  7A24
  7A25
---------------------------------------------------------------------------------------------------------------------------
  7A26
  7A27
  7A28
  7A29
  7A30
---------------------------------------------------------------------------------------------------------------------------
  7A31
  7A32
  7A33
  7A34
  7A35
---------------------------------------------------------------------------------------------------------------------------
  7A36
  7A37
  7A38
  7A39
  7A40
---------------------------------------------------------------------------------------------------------------------------
  7A41
  7A42
  7A43
  7A44
  7A45
---------------------------------------------------------------------------------------------------------------------------
  7A46
  7A47
  7A48
  7A49
  7A50
---------------------------------------------------------------------------------------------------------------------------
  7A51
  7A52
  7A53
  7A54
  7A55
---------------------------------------------------------------------------------------------------------------------------
  7A56
  7A57
  7A58
  7A59
  7A60
---------------------------------------------------------------------------------------------------------------------------
  7A61
  7A62
  7A63
  7A64
  7A65
---------------------------------------------------------------------------------------------------------------------------
  7A66
  7A67
  7A68
  7A69
  7A70
---------------------------------------------------------------------------------------------------------------------------
  7A71
  7A72
  7A73
  7A74
  7A75
---------------------------------------------------------------------------------------------------------------------------
  7A76
  7A77
  7A78
  7A79
  7A80
---------------------------------------------------------------------------------------------------------------------------
  7A81
  7A82
    8    Interest-Only                     120            119       120        119             0             0  12/14/2006
    9    Interest-Only                      60             58        60         58             0             0   12/7/2006
   9A1
---------------------------------------------------------------------------------------------------------------------------
   9A2
   9A3
   9A4
   9A5
   9A6
---------------------------------------------------------------------------------------------------------------------------
   9A7
   9A8
         Interest-Only                      60             58        60         58             0             0   12/8/2006
   10A   Interest-Only                      60             58        60         58             0             0   12/8/2006
  10A1
---------------------------------------------------------------------------------------------------------------------------
  10A2
  10A3
  10A4
  10A5
  10A6
---------------------------------------------------------------------------------------------------------------------------
  10A7
  10A8
  10A9
  10A10
  10A11
---------------------------------------------------------------------------------------------------------------------------
  10A12
   10B   Interest-Only                      60             58        60         58             0             0   12/8/2006
  10B1
  10B2
  10B3
---------------------------------------------------------------------------------------------------------------------------
  10B4
   10C   Interest-Only                      60             58        60         58             0             0   12/8/2006
   10D   Interest-Only                      60             58        60         58             0             0   12/8/2006
   10E   Interest-Only                      60             58        60         58             0             0   12/8/2006
   11    Fully Amortizing                    0              0       119        117           119           117  11/24/2006
---------------------------------------------------------------------------------------------------------------------------
   12    Interest-Only                      60             59        60         59             0             0  12/20/2006
   13    Interest-Only, Balloon             36             35       120        119           360           360  12/22/2006
   14    Interest-Only                     120            118       120        118             0             0  11/15/2006
   15    Interest-Only                     120            120       120        120             0             0    2/9/2007
   16    Balloon                             0              0       120        119           360           359  12/13/2006
---------------------------------------------------------------------------------------------------------------------------
   17    Interest-Only                     120            118       120        118             0             0  11/30/2006
   18    Interest-Only                     120            120       120        120             0             0   1/26/2007
  18A1
  18A2
  18A3
---------------------------------------------------------------------------------------------------------------------------
  18A4
  18A5
   19    Interest-Only                      60             59        60         59             0             0  12/14/2006
  19A1
  19A2
---------------------------------------------------------------------------------------------------------------------------
  19A3
  19A4
   20    Interest-Only, Balloon             24             22       120        118           360           360  11/20/2006
   21    Interest-Only                      60             57        60         57             0             0   11/9/2006
   22    Balloon                             0              0       120        119           360           359  12/12/2006
---------------------------------------------------------------------------------------------------------------------------
   23    Balloon                             0              0       120        119           240           239  12/22/2006
   24    Interest-Only                     120            119       120        119             0             0  12/21/2006
   25    Interest-Only, Balloon             60             59       120        119           360           360  12/21/2006
   26    Interest-Only                     120            117       120        117             0             0   11/3/2006
   27    Interest-Only, Balloon             60             57       120        117           360           360  10/31/2006
---------------------------------------------------------------------------------------------------------------------------
   28    Interest-Only                     120            119       120        119             0             0  12/21/2006
   29    Interest-Only, Balloon             60             59       120        119           360           360  12/28/2006
   30    Interest-Only, Balloon             60             58       120        118           360           360   12/8/2006
   31    Interest-Only, Balloon             36             35       120        119           360           360  12/12/2006
   32    Interest-Only, Balloon             36             35       120        119           360           360  12/29/2006
---------------------------------------------------------------------------------------------------------------------------
   33    Interest-Only                     120            119       120        119             0             0    1/8/2007
   34    Interest-Only                      60             59        60         59             0             0  12/28/2006
   35    Interest-Only, Balloon             60             58       120        118           360           360   12/6/2006
   36    Interest-Only, Balloon             60             59       120        119           360           360  12/29/2006
  36A1
---------------------------------------------------------------------------------------------------------------------------
  36A2
   37    Interest-Only                     120            118       120        118             0             0   12/4/2006
   38    Interest-Only, Balloon             84             83       120        119           360           360  12/27/2006
   39    Balloon                             0              0       120        117           360           357   11/8/2006
   40    Interest-Only                      60             59        60         59             0             0  12/22/2006
---------------------------------------------------------------------------------------------------------------------------
   41    Interest-Only, Balloon             24             22        60         58           360           360   12/7/2006
   42    Interest-Only, Balloon             84             83       120        119           360           360  12/27/2006
   43    Interest-Only                      60             59        60         59             0             0    1/9/2007
   44    Interest-Only, Balloon             60             58       144        142           360           360  11/30/2006
   45    Interest-Only                     120            118       120        118             0             0   12/1/2006
---------------------------------------------------------------------------------------------------------------------------
   46    Interest-Only, Balloon             60             59       120        119           360           360  12/29/2006
   47    Interest-Only, Balloon             60             59       120        119           360           360  12/22/2006
   48    Interest-Only, Balloon             60             58       120        118           360           360  11/30/2006
   49    Interest-Only, Balloon             36             35       120        119           360           360  12/21/2006
   50    Interest-Only, Balloon             60             57       120        117           360           360  10/25/2006
---------------------------------------------------------------------------------------------------------------------------
   51    Interest-Only                     120            118       120        118             0             0   12/1/2006
   52    Balloon                             0              0       120        119           360           359  12/19/2006
   53    Interest-Only                     120            118       120        118             0             0   12/5/2006
   54    Interest-Only                     120            118       120        118             0             0   12/1/2006
   55    Interest-Only                     120            118       120        118             0             0   12/1/2006
---------------------------------------------------------------------------------------------------------------------------
   56    Interest-Only                     120            118       120        118             0             0   12/1/2006
   57    Interest-Only                     120            119       120        119             0             0  12/21/2006
   58    Interest-Only, Balloon             60             57       120        117           360           360  10/25/2006
   59    Interest-Only, Balloon             36             34       120        118           360           360  11/17/2006
   60    Interest-Only                     120            119       120        119             0             0  12/21/2006
---------------------------------------------------------------------------------------------------------------------------
   61    Interest-Only                     120            118       120        118             0             0   12/1/2006
   62    Interest-Only                     120            119       120        119             0             0    1/5/2007
   63    Interest-Only, Balloon             60             58       180        178           360           360  11/16/2006
   64    Balloon                             0              0       120        120           360           360   1/25/2007
   65    Interest-Only                     120            118       120        118             0             0   12/1/2006
---------------------------------------------------------------------------------------------------------------------------
   66    Interest-Only                     120            119       120        119             0             0    1/5/2007
   67    Interest-Only                     120            114       120        114             0             0   7/21/2006
  67A1
  67A2
  67A3
---------------------------------------------------------------------------------------------------------------------------
  67A4
  67A5
  67A6
  67A7
   68    Interest-Only                     120            119       120        119             0             0    1/5/2007
---------------------------------------------------------------------------------------------------------------------------
   69    Interest-Only, Balloon             60             58       120        118           360           360  11/28/2006
   70    Interest-Only, Balloon             60             60       120        120           360           360   1/12/2007
   71    Interest-Only, Balloon             60             57       120        117           360           360  10/25/2006
   72    Interest-Only, Balloon             60             58       120        118           360           360  11/22/2006
   73    Interest-Only                     120            114       120        114             0             0   9/28/2006
---------------------------------------------------------------------------------------------------------------------------
  73A1
  73A2
  73A3
  73A4
  73A5
---------------------------------------------------------------------------------------------------------------------------
   74    Interest-Only                     120            119       120        119             0             0  12/15/2006
   75    Interest-Only                     120            118       120        118             0             0   12/1/2006
   76    Interest-Only, Balloon             60             58       120        118           360           360  11/22/2006
   77    Balloon                             0              0        60         58           360           358  11/14/2006
   78    Interest-Only                     120            119       120        119             0             0  12/29/2006
---------------------------------------------------------------------------------------------------------------------------
   79    Interest-Only, Balloon             60             58       120        118           360           360   12/1/2006
   80    Balloon                             0              0       120        119           300           299   1/10/2007
   81    Interest-Only, Balloon             24             22       120        118           360           360  11/20/2006
   82    Interest-Only                     120            119       120        119             0             0  12/29/2006
   83    Interest-Only                     120            118       120        118             0             0   12/1/2006
---------------------------------------------------------------------------------------------------------------------------
   84    Interest-Only                     120            119       120        119             0             0  12/20/2006
  84A1
  84A2
   85    Interest-Only                     120            119       120        119             0             0  12/22/2006
   86    Interest-Only, Balloon             60             58       120        118           360           360  12/11/2006
---------------------------------------------------------------------------------------------------------------------------
   87    Balloon                             0              0       120        117           360           357  10/23/2006
   88    Interest-Only                     120            119       120        119             0             0    1/5/2007
   89    Interest-Only, Balloon             48             45       120        117           360           360   11/1/2006
   90    Interest-Only, Balloon             18             16       120        118           360           360  11/22/2006
   91    Balloon                             0              0       120        119           300           299  12/14/2006
---------------------------------------------------------------------------------------------------------------------------
   92    Interest-Only                     120            115       120        115             0             0   8/22/2006
   93    Interest-Only, Balloon             60             58       120        118           360           360   12/8/2006
   94    Interest-Only, Balloon             36             32       120        116           360           360   9/28/2006
   95    Balloon                             0              0       120        118           360           358   12/8/2006
   96    Interest-Only                     120            119       120        119             0             0    1/4/2007
---------------------------------------------------------------------------------------------------------------------------
   97    Interest-Only, Balloon             24             21       120        117           360           360   11/3/2006
   98    Interest-Only, Balloon             60             58       120        118           360           360  11/20/2006
   99    Balloon                             0              0        84         83           360           359  12/21/2006
   100   Interest-Only                     120            119       120        119             0             0  12/15/2006
   101   Interest-Only, Balloon             48             47       120        119           360           360  12/12/2006
---------------------------------------------------------------------------------------------------------------------------
   102   Interest-Only                     120            119       120        119             0             0    1/2/2007
   103   Interest-Only                     120            118       120        118             0             0   12/1/2006
   104   Interest-Only                     120            119       120        119             0             0  12/28/2006
   105   Interest-Only                     120            117       120        117             0             0  11/10/2006
   106   Interest-Only                     120            119       120        119             0             0  12/28/2006
---------------------------------------------------------------------------------------------------------------------------
   107   Balloon                             0              0       120        119           360           359  12/28/2006
   108   Interest-Only                     120            119       120        119             0             0  12/14/2006
   109   Interest-Only                     120            119       120        119             0             0  12/28/2006
   110   Interest-Only, Balloon             60             56       120        116           360           360  10/11/2006
  110A1
---------------------------------------------------------------------------------------------------------------------------
  110A2
   111   Interest-Only, Balloon             13             11       120        118           360           360   12/5/2006
   112   Balloon                             0              0       120        119           360           359  12/14/2006
   113   Balloon                             0              0       120        118           360           358   12/4/2006
   114   Interest-Only                     120            119       120        119             0             0  12/13/2006
---------------------------------------------------------------------------------------------------------------------------
   115   Balloon                             0              0       120        117           360           357   11/1/2006
   116   Balloon                             0              0       120        117           300           297  10/26/2006
   117   Interest-Only, Balloon             24             21       120        117           360           360  10/27/2006
   118   Balloon                             0              0       120        120           300           300    2/5/2007
  118A1
---------------------------------------------------------------------------------------------------------------------------
  118A2
   119   Interest-Only, Balloon             60             58        84         82           360           360  11/20/2006
   120   Balloon                             0              0       120        118           360           358   12/1/2006
   121   Interest-Only, Balloon             24             22       120        118           360           360  11/15/2006
   122   Interest-Only, Balloon             18             16       120        118           360           360  11/21/2006
---------------------------------------------------------------------------------------------------------------------------
   123   Interest-Only, Balloon             24             23       120        119           360           360  12/12/2006
  123A1
  123A2
   124   Interest-Only, Balloon             36             35       120        119           360           360  12/20/2006
   125   Interest-Only, Balloon             24             20        60         56           360           360  10/11/2006
---------------------------------------------------------------------------------------------------------------------------
   126   Interest-Only                     120            119       120        119             0             0  12/27/2006
   127   Balloon                             0              0       120        117           360           357   11/7/2006
   128   Interest-Only, Balloon             36             35       120        119           360           360  12/27/2006
   129   Interest-Only                     120            118       120        118             0             0  11/17/2006
   130   Interest-Only, Balloon             48             46       120        118           360           360   12/1/2006
---------------------------------------------------------------------------------------------------------------------------
   131   Interest-Only, Balloon             24             21       120        117           360           360  10/13/2006
   132   Interest-Only                     120            119       120        119             0             0  12/18/2006
   133   Interest-Only, Balloon             48             47       120        119           360           360   1/11/2007
   134   Interest-Only                     120            116       120        116             0             0   10/4/2006
   135   Balloon                             0              0       120        118           360           358  11/21/2006
---------------------------------------------------------------------------------------------------------------------------
   136   Balloon                             0              0       120        117           360           357  10/17/2006
   137   Balloon                             0              0       120        117           360           357  10/23/2006
   138   Balloon                             0              0       120        119           300           299  12/19/2006
   139   Interest-Only, Balloon             24             23       120        119           360           360  12/22/2006
   140   Balloon                             0              0       120        120           360           360   1/22/2007
---------------------------------------------------------------------------------------------------------------------------
   141   Interest-Only, Balloon             18             16       120        118           360           360  11/22/2006
---------------------------------------------------------------------------------------------------------------------------

         MATURITY OR
         ANTICIPATED                                                               MONTHLY       GROSS         TOTAL
CONTROL   REPAYMENT    BALLOON                                                      DEBT        INCOME       EXPENSES
  NO.       DATE      BALANCE ($)  PROPERTY TYPE     PREPAYMENT PROVISIONS       SERVICE ($)      ($)          ($)
----------------------------------------------------------------------------------------------------------------------

    1      1/11/2017  362,000,000  Office            L(26),D(91),O(3)           1,730,841.83   68,779,722   17,548,838
    2      1/11/2017  340,000,000  Office            L(26),D(91),O(3)           1,631,685.19   40,875,218   17,997,515
    3      1/11/2017  300,000,000  Retail            L(26),DorYM1%(88),O(6)     1,532,493.06   49,109,150   18,450,264
    4      1/11/2017  270,000,000  Office            L(26),D(88),O(6)           1,453,612.50   43,192,807   15,115,814
    5      1/11/2014  217,000,000  Office            L(26),D(52),O(6)           1,179,824.48   37,582,489   13,283,077
----------------------------------------------------------------------------------------------------------------------
   5A1                             Office
   5A2                             Office
   5A3                             Office
   5A4                             Office
    6     12/11/2011  150,400,000  Multifamily       L(27),D(30),O(3)             727,994.66   15,036,532    5,410,028
----------------------------------------------------------------------------------------------------------------------
   6A1                             Multifamily
   6A2                             Multifamily
   6A3                             Multifamily
   6A4                             Multifamily
    7     11/11/2011  121,068,645  Health Care       YM1%(28),DorYM1%(29),O(3)    855,959.02  606,595,926  492,778,449
----------------------------------------------------------------------------------------------------------------------
   7A1                             Health Care
   7A2                             Health Care
   7A3                             Health Care
   7A4                             Health Care
   7A5                             Health Care
----------------------------------------------------------------------------------------------------------------------
   7A6                             Health Care
   7A7                             Health Care
   7A8                             Health Care
   7A9                             Health Care
  7A10                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A11                             Health Care
  7A12                             Health Care
  7A13                             Health Care
  7A14                             Health Care
  7A15                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A16                             Health Care
  7A17                             Health Care
  7A18                             Health Care
  7A19                             Health Care
  7A20                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A21                             Health Care
  7A22                             Health Care
  7A23                             Health Care
  7A24                             Health Care
  7A25                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A26                             Health Care
  7A27                             Health Care
  7A28                             Health Care
  7A29                             Health Care
  7A30                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A31                             Health Care
  7A32                             Health Care
  7A33                             Health Care
  7A34                             Health Care
  7A35                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A36                             Health Care
  7A37                             Health Care
  7A38                             Health Care
  7A39                             Health Care
  7A40                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A41                             Health Care
  7A42                             Health Care
  7A43                             Health Care
  7A44                             Health Care
  7A45                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A46                             Health Care
  7A47                             Health Care
  7A48                             Health Care
  7A49                             Health Care
  7A50                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A51                             Health Care
  7A52                             Health Care
  7A53                             Health Care
  7A54                             Health Care
  7A55                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A56                             Health Care
  7A57                             Health Care
  7A58                             Health Care
  7A59                             Health Care
  7A60                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A61                             Health Care
  7A62                             Health Care
  7A63                             Health Care
  7A64                             Health Care
  7A65                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A66                             Health Care
  7A67                             Health Care
  7A68                             Health Care
  7A69                             Health Care
  7A70                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A71                             Health Care
  7A72                             Health Care
  7A73                             Health Care
  7A74                             Health Care
  7A75                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A76                             Health Care
  7A77                             Health Care
  7A78                             Health Care
  7A79                             Health Care
  7A80                             Health Care
----------------------------------------------------------------------------------------------------------------------
  7A81                             Health Care
  7A82                             Health Care
    8      1/11/2017  110,000,000  Office            L(26),D(91),O(3)             517,488.89   11,832,784    4,725,202
    9     12/11/2011  102,280,000  Multifamily       L(27),D(30),O(3)             519,928.66   16,808,758    8,521,309
   9A1                             Multifamily
----------------------------------------------------------------------------------------------------------------------
   9A2                             Multifamily
   9A3                             Multifamily
   9A4                             Multifamily
   9A5                             Multifamily
   9A6                             Multifamily
----------------------------------------------------------------------------------------------------------------------
   9A7                             Multifamily
   9A8                             Multifamily
          12/11/2011   85,600,000  Multifamily       L(27),D(30),O(3)             470,829.72    9,297,257    2,435,019
   10A    12/11/2011   49,400,000  Multifamily       L(27),D(30),O(3)             271,717.15    5,450,583    1,422,177
  10A1                             Multifamily
----------------------------------------------------------------------------------------------------------------------
  10A2                             Multifamily
  10A3                             Multifamily
  10A4                             Multifamily
  10A5                             Multifamily
  10A6                             Multifamily
----------------------------------------------------------------------------------------------------------------------
  10A7                             Multifamily
  10A8                             Multifamily
  10A9                             Multifamily
  10A10                            Multifamily
  10A11                            Multifamily
----------------------------------------------------------------------------------------------------------------------
  10A12                            Multifamily
   10B    12/11/2011   13,600,000  Multifamily       L(27),D(30),O(3)              74,804.72    1,546,832      457,671
  10B1                             Multifamily
  10B2                             Multifamily
  10B3                             Multifamily
----------------------------------------------------------------------------------------------------------------------
  10B4                             Multifamily
   10C    12/11/2011   10,800,000  Multifamily       L(27),D(30),O(3)              59,403.75    1,016,716      220,811
   10D    12/11/2011   10,200,000  Multifamily       L(27),D(30),O(3)              56,103.54    1,117,775      283,780
   10E    12/11/2011    1,600,000  Multifamily       L(27),D(30),O(3)               8,800.56      165,351       50,580
   11     11/11/2016            0  Office            L(27),D(92)                  925,494.72  110,418,474   30,364,190
----------------------------------------------------------------------------------------------------------------------
   12      1/11/2012   64,000,000  Office            L(24),YM1%(33),O(3)          308,222.22   12,465,566    7,053,025
   13      1/11/2017   49,445,230  Office            L(26),D(93),O(1)             320,615.76   10,736,971    4,613,750
   14     12/11/2016   54,000,000  Mobile Home Park  L(27),DorYM(90),O(3)         264,168.75    5,095,025    1,256,178
   15      2/11/2017   52,500,000  Office            L(25),D(92),O(3)             281,005.64    7,529,837    2,842,404
   16      1/11/2017   43,610,814  Industrial/W'hse  L(26),DorYM(91),O(3)         304,010.10    6,151,317    1,467,258
----------------------------------------------------------------------------------------------------------------------
   17     12/11/2016   48,000,000  Multifamily       L(48),D(72)                  229,138.89    6,002,257    2,516,982
   18      2/11/2017   45,900,000  Multifamily       L(25),D(93),O(2)             238,892.50    7,626,526    3,837,877
  18A1                             Multifamily
  18A2                             Multifamily
  18A3                             Multifamily
----------------------------------------------------------------------------------------------------------------------
  18A4                             Multifamily
  18A5                             Multifamily
   19      1/11/2012   44,000,000  Multifamily       L(26),D(31),O(3)             215,620.37    6,782,487    3,415,087
  19A1                             Multifamily
  19A2                             Multifamily
----------------------------------------------------------------------------------------------------------------------
  19A3                             Multifamily
  19A4                             Multifamily
   20     12/11/2016   37,989,265  Retail            L(27),D(93)                  254,086.48    7,418,333    3,139,851
   21     11/11/2011   30,000,000  Multifamily       L(48),D(12)                  153,350.69    3,044,503      834,168
   22      1/11/2017   25,937,943  Hotel             L(26),D(91),O(3)             193,185.57   11,226,539    7,504,883
----------------------------------------------------------------------------------------------------------------------
   23       1/1/2017   19,108,059  Retail            L(26),D(88),O(6)             202,404.72   13,311,178    1,888,283
   24      1/11/2017   29,750,000  Industrial/W'hse  YM(26),DorYM(91),O(3)        138,750.69    2,147,250       64,417
   25      1/11/2017   23,287,775  Retail            L(26),D(94)                  144,783.41    2,421,890      599,409
   26     11/11/2016   25,000,000  Multifamily       L(28),D(89),O(3)             122,089.12    3,291,524    1,379,660
   27     11/11/2016   22,334,105  Mixed Use         L(48),D(69),O(3)             141,113.87    2,308,616      575,566
----------------------------------------------------------------------------------------------------------------------
   28      1/11/2017   23,680,000  Multifamily       L(26),D(91),O(3)             115,442.74    2,914,196    1,072,866
   29      1/11/2017   21,506,905  Retail            L(48),D(69),O(3)             137,305.69    2,544,114      779,690
   30     12/11/2016   20,508,237  Office            L(27),D(90),O(3)             128,106.65    2,911,502    1,104,787
   31      1/11/2017   18,054,837  Retail            L(26),D(91),O(3)             119,267.94    3,225,636    1,028,578
   32      1/11/2017   17,965,668  Retail            L(26),D(94)                  116,080.09    2,568,301      750,999
----------------------------------------------------------------------------------------------------------------------
   33      1/11/2017   20,000,000  Mobile Home Park  L(26),D(92),O(2)             102,064.81    2,229,524      796,154
   34      1/11/2012   19,250,000  Multifamily       YM1%(57),O(3)                 95,472.42    2,420,106    1,035,238
   35     12/11/2016   17,667,100  Retail            L(48),D(69),O(3)             108,476.71    1,370,386       34,260
   36      1/11/2017   16,915,890  Multifamily       L(26),D(91),O(3)             107,589.45    4,282,417    2,436,582
  36A1                             Multifamily
----------------------------------------------------------------------------------------------------------------------
  36A2                             Multifamily
   37     12/11/2016   18,100,000  Retail            L(48),YM1%(69),O(3)           89,004.24    1,454,196      166,917
   38      1/11/2017   17,342,976  Office            L(26),D(60),O(34)            105,762.24    1,955,953      540,397
   39     11/11/2016   15,206,723  Multifamily       L(28),D(90),O(2)             106,419.28    1,699,284       50,979
   40      1/11/2012   16,700,000  Multifamily       L(26),D(31),O(3)              84,377.52    2,002,346      738,377
----------------------------------------------------------------------------------------------------------------------
   41     12/11/2011   15,867,031  Multifamily       L(36),YM(21),O(3)             96,289.52    2,388,375      928,681
   42      1/11/2017   15,370,543  Office            L(26),D(60),O(34)             93,733.80    1,631,823      410,004
   43      1/11/2012   15,950,000  Industrial/W'hse  L(26),D(31),O(3)              80,992.40    1,555,101      250,825
   44     12/11/2018   14,273,318  Retail            L(48),D(96)                   97,874.08    1,616,960      273,762
   45     12/11/2016   15,560,000  Multifamily       L(27),D(90),O(3)              77,434.41    2,875,845    1,558,868
----------------------------------------------------------------------------------------------------------------------
   46      1/11/2017   13,743,607  Office            L(49),D(69),O(2)              85,609.06    1,980,184      690,574
   47      1/11/2017   13,510,664  Retail            L(48),D(72)                   84,158.06    1,734,246      581,038
   48     12/11/2016   12,693,526  Retail            L(48),D(72)                   79,971.71    1,398,699      338,598
   49      1/11/2017   12,187,015  Retail            L(48),D(69),O(3)              80,505.86    2,097,849      934,076
   50     11/11/2016   12,354,744  Retail            L(28),D(92)                   79,395.44    1,483,968      251,721
----------------------------------------------------------------------------------------------------------------------
   51     12/11/2016   13,100,000  Multifamily       L(27),D(90),O(3)              65,192.21    2,144,380    1,088,581
   52      1/11/2017   10,793,624  Office            L(26),D(94)                   75,951.55    1,435,946      314,135
   53     12/11/2016   12,500,000  Retail            L(27),D(90),O(3)              62,945.60    1,230,293      313,721
   54     12/11/2016   12,085,000  Retail            YM(27),DorYM(90),O(3)         57,996.81      881,835       26,455
   55     12/11/2016   11,622,000  Retail            YM(27),DorYM(90),O(3)         55,774.84      847,866       25,436
----------------------------------------------------------------------------------------------------------------------
   56     12/11/2016   11,203,000  Retail            YM(27),DorYM(90),O(3)         53,764.03      816,376       24,491
   57      1/11/2017   10,770,000  Retail            L(26),D(92),O(2)              51,413.04    1,224,649      295,869
   58     11/11/2016    9,827,637  Office            L(28),D(92)                   63,155.47    1,303,869      241,101
   59     12/11/2016    9,468,254  Retail            L(27),D(90),O(3)              62,212.16    1,292,387      356,093
   60      1/11/2017   10,400,000  Multifamily       L(26),D(91),O(3)              50,701.20    1,569,740      769,970
----------------------------------------------------------------------------------------------------------------------
   61     12/11/2016   10,375,000  Retail            YM(27),DorYM(90),O(3)         49,790.39      757,727       22,732
   62      1/11/2017    9,550,000  Multifamily       L(26),D(91),O(3)              44,862.89    1,888,853    1,128,848
   63     12/11/2021    8,163,028  Retail            L(25),YM1%(143),O(12)         59,734.42    1,098,533      171,017
   64      2/11/2017    7,990,198  Hotel             L(25),D(93),O(2)              56,538.24    2,536,470    1,549,925
   65     12/11/2016    9,243,000  Retail            YM(27),DorYM(90),O(3)         44,357.84      675,661       20,270
----------------------------------------------------------------------------------------------------------------------
   66      1/11/2017    9,150,000  Multifamily       L(26),D(91),O(3)              42,983.82    1,850,268    1,051,219
   67      8/11/2016    9,053,534  Retail            YM(31),DorYM(86),O(3)         47,357.42      718,060       21,542
  67A1                             Retail
  67A2                             Retail
  67A3                             Retail
----------------------------------------------------------------------------------------------------------------------
  67A4                             Retail
  67A5                             Retail
  67A6                             Retail
  67A7                             Retail
   68      1/11/2017    9,000,000  Multifamily       L(26),D(91),O(3)              42,279.17    1,795,756    1,111,553
----------------------------------------------------------------------------------------------------------------------
   69     12/11/2016    8,392,052  Office            L(27),D(90),O(3)              52,521.56    1,097,859      375,627
   70      2/11/2017    7,546,003  Multifamily       L(25),D(94),O(1)              46,961.12    2,229,713    1,461,461
   71     11/11/2016    7,300,530  Retail            L(28),D(92)                   46,915.49      799,198      181,987
   72     12/11/2016    7,205,254  Retail            L(48),D(72)                   46,214.91      868,173      251,429
   73      8/11/2016    7,586,669  Retail            YM(31),DorYM(86),O(3)         39,684.51      609,179       18,275
----------------------------------------------------------------------------------------------------------------------
  73A1                             Retail
  73A2                             Retail
  73A3                             Retail
  73A4                             Retail
  73A5                             Retail
----------------------------------------------------------------------------------------------------------------------
   74      1/11/2017    7,550,000  Retail            L(48),D(69),O(3)              36,424.38      830,845      265,292
   75     12/11/2016    7,520,000  Multifamily       L(27),D(90),O(3)              37,423.31    1,345,883      727,714
   76     12/11/2016    6,963,889  Retail            L(27),D(87),O(6)              42,964.07      881,572      179,719
   77     12/11/2011    6,899,866  Office            L(27),D(30),O(3)              45,350.86    1,003,769      306,372
   78      1/11/2017    6,900,000  Office            L(26),D(91),O(3)              34,804.27      949,317      405,831
----------------------------------------------------------------------------------------------------------------------
   79     12/11/2016    6,143,911  Multifamily       L(48),D(72)                   38,014.16    1,408,376      780,652
   80      1/11/2017    4,875,176  Hotel             L(26),D(91),O(3)              40,514.00    1,621,279      842,034
   81     12/11/2016    5,397,195  Retail            L(27),D(91),O(2)              36,298.51      835,930       20,898
   82      1/11/2017    6,029,000  Retail            YM(26),DorYM(91),O(3)         29,443.01      445,071       13,352
   83     12/11/2016    5,800,000  Multifamily       L(27),D(90),O(3)              28,863.73    1,043,679      559,655
----------------------------------------------------------------------------------------------------------------------
   84      1/11/2017    5,610,000  Mobile Home Park  L(26),D(91),O(3)              28,818.78      986,666      523,649
  84A1                             Mobile Home Park
  84A2                             Mobile Home Park
   85      1/11/2017    5,610,000  Retail            YM(26),DorYM(91),O(3)         27,207.20      413,731       12,412
   86     12/11/2016    5,258,786  Retail            L(27),D(93)                   34,589.50      628,415      128,459
----------------------------------------------------------------------------------------------------------------------
   87     11/11/2016    4,729,568  Retail            L(48),D(72)                   33,072.45      514,394       46,882
   88      1/11/2017    5,450,000  Multifamily       L(24),YM1%(96)                27,582.42      659,268      230,878
   89     11/11/2016    4,830,509  Retail            L(48),D(71),O(1)              31,476.40      738,954      244,512
   90     12/11/2016    4,593,980  Office            L(27),D(91),O(2)              31,139.67      999,666      479,653
   91      1/11/2017    4,029,386  Industrial/W'hse  L(26),D(93),O(1)              33,567.27    1,228,174      458,266
----------------------------------------------------------------------------------------------------------------------
   92      9/11/2016    5,000,000  Multifamily       L(30),D(89),O(1)              25,854.17    1,063,230      633,323
   93     12/11/2016    4,680,296  Retail            L(48),D(69),O(3)              30,090.13      458,640        9,173
   94     10/11/2016    4,406,086  Retail            L(48),D(71),O(1)              28,848.11      746,860      277,396
   95     12/11/2016    4,116,879  Retail            L(48),D(71),O(1)              28,695.73      562,764      127,802
   96      1/11/2017    4,780,000  Retail            YM(26),DorYM(91),O(3)         23,181.89      346,747       10,402
----------------------------------------------------------------------------------------------------------------------
   97     11/11/2016    4,026,456  Office            L(28),D(89),O(3)              27,104.28    1,014,173      514,737
   98     12/11/2016    4,246,150  Multifamily       L(48),D(72)                   26,726.25      868,241      394,956
   99      1/11/2014    4,062,469  Office            L(48),D(36)                   26,835.29      546,910       97,165
   100     1/11/2017    4,428,500  Retail            YM(26),DorYM(91),O(3)         21,514.62      325,800        9,774
   101     1/11/2017    3,942,000  Retail            L(26),D(94)                   25,175.64      596,936      205,373
----------------------------------------------------------------------------------------------------------------------
   102     1/11/2017    4,274,000  Retail            YM(26),DorYM(91),O(3)         21,197.36      313,731        6,275
   103    12/11/2016    4,250,000  Retail            YM(27),DorYM(90),O(3)         21,186.05      320,444        9,613
   104     1/11/2017    4,125,000  Retail            L(48),D(72)                   19,900.74      346,125        8,653
   105    11/11/2016    4,072,000  Retail            L(28),D(89),O(3)              20,866.41      311,150        9,335
   106     1/11/2017    4,000,000  Retail            L(48),D(72)                   19,297.69      336,223        8,406
----------------------------------------------------------------------------------------------------------------------
   107     1/11/2017    3,393,238  Retail            L(26),D(92),O(2)              24,007.74      857,022      318,665
   108     1/11/2017    3,910,000  Retail            YM(26),DorYM(91),O(3)         19,094.74      293,885        8,817
   109     1/11/2017    3,875,000  Retail            L(48),D(72)                   18,694.63      324,324        8,108
   110    10/11/2016    3,553,008  Self Storage      L(48),YM1%(72)                22,660.91      760,985      288,603
  110A1                            Self Storage
----------------------------------------------------------------------------------------------------------------------
  110A2                            Self Storage
   111    12/11/2016    3,292,331  Retail            L(27),D(90),O(3)              22,466.29      603,171      242,741
   112     1/11/2017    3,234,897  Multifamily       L(26),D(91),O(3)              23,101.49      664,472      291,363
   113    12/11/2016    3,237,142  Retail            L(48),D(69),O(3)              23,150.67      350,055        7,001
   114     1/11/2017    3,730,000  Multifamily       L(26),D(91),O(3)              18,121.15      516,068      222,171
----------------------------------------------------------------------------------------------------------------------
   115    11/11/2016    3,123,960  Retail            L(48),D(72)                   21,827.81      308,700        6,174
   116    11/11/2016    2,869,880  Hotel             L(48),D(72)                   24,553.91    1,373,766      891,096
   117    11/11/2016    3,197,279  Multifamily       L(48),D(72)                   21,815.81      651,700      298,198
   118     2/11/2017    2,732,597  Retail            L(25),D(92),O(3)              23,088.43      385,358       19,028
  118A1                            Retail
----------------------------------------------------------------------------------------------------------------------
  118A2                            Retail
   119    12/11/2013    3,316,546  Office            L(48),D(34),O(2)              19,884.70      626,202      302,882
   120    12/11/2016    2,864,003  Retail            L(27),D(90),O(3)              19,884.70      484,866      147,718
   121    12/11/2016    2,918,461  Retail            L(27),D(90),O(3)              19,594.63      590,022      213,785
   122    12/11/2016    2,800,140  Office            L(27),D(91),O(2)              18,980.37      611,497      274,064
----------------------------------------------------------------------------------------------------------------------
   123     1/11/2017    2,800,150  Retail            L(48),D(71),O(1)              18,945.80      346,963       93,055
  123A1                            Retail
  123A2                            Retail
   124     1/11/2017    2,836,939  Retail            L(48),D(72)                   18,542.94      431,212      112,819
   125    10/11/2011    2,989,885  Office            L(29),D(31)                   18,845.95      509,199      206,281
----------------------------------------------------------------------------------------------------------------------
   126     1/11/2017    3,100,000  Retail            L(26),D(92),O(2)              15,139.05      231,255        6,938
   127    11/11/2016    2,464,487  Self Storage      L(48),D(71),O(1)              17,517.69      506,472      247,583
   128     1/11/2017    2,571,666  Multifamily       L(24),YM1%(96)                16,690.18      857,988      553,385
   129    12/11/2016    2,720,000  Self Storage      L(27),YM1%(92),O(1)           14,639.20      415,574      163,145
   130    12/11/2016    2,269,814  Retail            L(48),D(72)                   14,522.14      272,971       52,830
----------------------------------------------------------------------------------------------------------------------
   131    11/11/2016    2,124,810  Retail            L(48),D(72)                   14,327.55      261,626       47,020
   132     1/11/2017    2,000,000  Retail            L(48),D(72)                    9,902.31      245,602       50,794
   133     1/11/2017    1,857,055  Retail            L(48),D(72)                   12,746.77      246,084       60,408
   134    10/11/2016    2,000,000  Self Storage      L(29),YM1%(90),O(1)           10,679.63      333,836      151,027
   135    12/11/2016    1,692,293  Mobile Home Park  L(27),D(90),O(3)              11,888.34      448,059      239,567
----------------------------------------------------------------------------------------------------------------------
   136    11/11/2016    1,626,349  Retail            L(48),D(72)                   11,785.26      251,217       40,150
   137    11/11/2016    1,526,094  Self Storage      L(48),D(72)                   10,780.34      291,086      127,811
   138     1/11/2017    1,257,942  Retail            L(26),D(82),O(12)             10,402.70      259,322       92,707
   139     1/11/2017    1,266,966  Multifamily       L(26),D(92),O(2)               8,391.78      392,283      240,362
   140     2/11/2017    1,188,200  Retail            L(25),D(95)                    8,420.73      167,045       40,996
----------------------------------------------------------------------------------------------------------------------
   141    12/11/2016    1,075,853  Office            L(48),D(72)                    7,383.92      151,147       34,139
----------------------------------------------------------------------------------------------------------------------

                                    U/W   CUT-OFF
           U/W NET      U/W NET     NCF  DATE U/W                             CUT-OFF  SCHEDULED    HOSPITALITY
CONTROL   OPERATING      CASH      DSCR     NCF       APPRAISED    APPRAISAL    DATE   MATURITY/      AVERAGE           YEAR
  NO.     INCOME ($)    FLOW ($)    (X)  DSCR (X)     VALUE ($)      DATE     LTV (%)   LTV (%)   DAILY RATE ($)        BUILT
----------------------------------------------------------------------------------------------------------------------------------

    1     51,230,884   51,025,884  1.15      1.15    889,000,000  11/20/2006     87.2     87.2                 0              2003
    2     22,877,703   22,877,703  1.17      1.17    525,000,000    1/1/2007     64.8     64.8                 0              2003
    3     30,658,886   30,120,744  1.64      1.64    622,000,000  10/27/2006     48.2     48.2                 0      1900's, 2006
    4     28,076,993   26,684,203  1.53      1.53    668,000,000   10/1/2006     40.4     40.4                 0  1977, 1979, 1982
    5     24,299,412   22,634,862  1.60      1.60    560,000,000   10/1/2006     38.8     38.8                 0           Various
----------------------------------------------------------------------------------------------------------------------------------
   5A1                                               188,000,000   10/1/2006                                   0              2000
   5A2                                               180,000,000   10/1/2006                                   0              1971
   5A3                                               155,000,000   10/1/2006                                   0              1917
   5A4                                                37,000,000   10/1/2006                                   0              1982
    6      9,626,504    9,256,664  1.06      1.06    178,300,000     Various     84.4     84.4                 0           Various
----------------------------------------------------------------------------------------------------------------------------------
   6A1                                                55,700,000  11/10/2006                                   0              1962
   6A2                                                42,200,000  11/10/2006                                   0              1972
   6A3                                                40,900,000  11/10/2006                                   0              1968
   6A4                                                39,500,000   11/6/2006                                   0         1968-1969
    7    113,817,477  111,783,127  2.72      3.31    785,120,000   8/31/2006     63.7     61.7                 0           Various
----------------------------------------------------------------------------------------------------------------------------------
   7A1                                                25,850,000   8/31/2006                                   0        1965, 1975
   7A2                                                25,720,000   8/31/2006                                   0              1968
   7A3                                                24,640,000   8/31/2006                                   0              1995
   7A4                                                23,080,000   8/31/2006                                   0              1981
   7A5                                                18,840,000    3/1/2007                                   0              1970
----------------------------------------------------------------------------------------------------------------------------------
   7A6                                                17,380,000   8/31/2006                                   0              1958
   7A7                                                16,880,000   8/31/2006                                   0              1969
   7A8                                                16,380,000   8/31/2006                                   0              1967
   7A9                                                15,980,000   8/31/2006                                   0              1966
  7A10                                                15,920,000    1/1/2007                                   0              1997
----------------------------------------------------------------------------------------------------------------------------------
  7A11                                                15,890,000   8/31/2006                                   0              2000
  7A12                                                15,730,000   8/31/2006                                   0              1985
  7A13                                                15,080,000   8/31/2006                                   0        1967, 1975
  7A14                                                14,920,000   8/31/2006                                   0              1967
  7A15                                                14,910,000   8/31/2006                                   0              1990
----------------------------------------------------------------------------------------------------------------------------------
  7A16                                                13,890,000   8/31/2006                                   0              1988
  7A17                                                13,270,000   8/31/2006                                   0              1985
  7A18                                                13,200,000   8/31/2006                                   0              1984
  7A19                                                12,890,000   8/31/2006                                   0              1981
  7A20                                                12,280,000   8/31/2006                                   0              1975
----------------------------------------------------------------------------------------------------------------------------------
  7A21                                                12,080,000   8/31/2006                                   0              1970
  7A22                                                11,730,000   8/31/2006                                   0              1979
  7A23                                                11,730,000   8/31/2006                                   0              1985
  7A24                                                11,640,000   8/31/2006                                   0              1963
  7A25                                                11,280,000   8/31/2006                                   0              1966
----------------------------------------------------------------------------------------------------------------------------------
  7A26                                                11,040,000   8/31/2006                                   0              1969
  7A27                                                10,950,000   8/31/2006                                   0              1975
  7A28                                                10,940,000   8/31/2006                                   0              1974
  7A29                                                10,830,000   8/31/2006                                   0              1968
  7A30                                                10,270,000   8/31/2006                                   0              1995
----------------------------------------------------------------------------------------------------------------------------------
  7A31                                                10,040,000   8/31/2006                                   0              1970
  7A32                                                10,030,000   8/31/2006                                   0              1971
  7A33                                                 9,720,000   8/31/2006                                   0              1965
  7A34                                                 9,690,000   8/31/2006                                   0              1965
  7A35                                                 9,320,000   8/31/2006                                   0              1979
----------------------------------------------------------------------------------------------------------------------------------
  7A36                                                 9,240,000   8/31/2006                                   0              1965
  7A37                                                 9,030,000   8/31/2006                                   0              1969
  7A38                                                 8,720,000   8/31/2006                                   0              1972
  7A39                                                 8,500,000   8/31/2006                                   0              1966
  7A40                                                 8,370,000   8/31/2006                                   0              1988
----------------------------------------------------------------------------------------------------------------------------------
  7A41                                                 7,900,000   8/31/2006                                   0        1968, 1984
  7A42                                                 7,730,000   8/31/2006                                   0              1949
  7A43                                                 7,570,000   8/31/2006                                   0              1979
  7A44                                                 7,530,000   8/31/2006                                   0              1985
  7A45                                                 7,500,000   8/31/2006                                   0              1979
----------------------------------------------------------------------------------------------------------------------------------
  7A46                                                 7,370,000   8/31/2006                                   0              1967
  7A47                                                 7,160,000   8/31/2006                                   0              1969
  7A48                                                 7,160,000   8/31/2006                                   0              1970
  7A49                                                 7,060,000   8/31/2006                                   0              1972
  7A50                                                 7,030,000   8/31/2006                                   0              1969
----------------------------------------------------------------------------------------------------------------------------------
  7A51                                                 7,010,000   8/31/2006                                   0              1980
  7A52                                                 7,000,000   8/31/2006                                   0              1965
  7A53                                                 6,880,000   8/31/2006                                   0              1975
  7A54                                                 6,820,000   8/31/2006                                   0              1966
  7A55                                                 6,570,000   8/31/2006                                   0              1967
----------------------------------------------------------------------------------------------------------------------------------
  7A56                                                 6,460,000   8/31/2006                                   0              1963
  7A57                                                 6,400,000   8/31/2006                                   0              1998
  7A58                                                 6,040,000   8/31/2006                                   0              1980
  7A59                                                 5,940,000   8/31/2006                                   0              1975
  7A60                                                 5,930,000   8/31/2006                                   0              1968
----------------------------------------------------------------------------------------------------------------------------------
  7A61                                                 5,820,000   8/31/2006                                   0              1973
  7A62                                                 5,750,000   8/31/2006                                   0              1973
  7A63                                                 5,750,000    3/1/2007                                   0              1966
  7A64                                                 5,690,000   8/31/2006                                   0              1969
  7A65                                                 5,670,000   8/31/2006                                   0              1986
----------------------------------------------------------------------------------------------------------------------------------
  7A66                                                 5,360,000   8/31/2006                                   0              1948
  7A67                                                 5,240,000   8/31/2006                                   0              1984
  7A68                                                 5,180,000   8/31/2006                                   0              1984
  7A69                                                 5,040,000   8/31/2006                                   0              1971
  7A70                                                 4,980,000   8/31/2006                                   0              1984
----------------------------------------------------------------------------------------------------------------------------------
  7A71                                                 4,590,000   8/31/2006                                   0              1963
  7A72                                                 4,460,000   8/31/2006                                   0              1971
  7A73                                                 4,460,000   8/31/2006                                   0              1973
  7A74                                                 4,370,000   8/31/2006                                   0              1964
  7A75                                                 4,310,000   8/31/2006                                   0              1985
----------------------------------------------------------------------------------------------------------------------------------
  7A76                                                 4,000,000   8/31/2006                                   0              1985
  7A77                                                 3,590,000    9/1/2006                                   0              1965
  7A78                                                 3,390,000   8/31/2006                                   0              1969
  7A79                                                 3,240,000   8/31/2006                                   0              1967
  7A80                                                 2,490,000   8/31/2006                                   0              1961
----------------------------------------------------------------------------------------------------------------------------------
  7A81                                                 2,420,000   8/31/2006                                   0              1967
  7A82                                                 2,380,000   8/31/2006                                   0              1965
    8      7,107,582    6,617,930  1.07      1.07    145,000,000   12/1/2006     75.9     75.9                 0              1974
    9      8,287,450    7,740,683  1.24      1.24    117,800,000     Various     86.8     86.8                 0           Various
   9A1                                                24,900,000  11/27/2006                                   0              1972
----------------------------------------------------------------------------------------------------------------------------------
   9A2                                                17,300,000  11/21/2006                                   0              1971
   9A3                                                16,900,000  11/27/2006                                   0        1985, 1997
   9A4                                                16,350,000  11/21/2006                                   0              1977
   9A5                                                15,000,000  11/27/2006                                   0              1984
   9A6                                                10,350,000  11/27/2006                                   0              1971
----------------------------------------------------------------------------------------------------------------------------------
   9A7                                                 9,350,000  11/21/2006                                   0              1969
   9A8                                                 7,650,000  11/21/2006                                   0              1970
           6,862,238    6,774,038  1.20      1.20    139,200,000  11/10/2006     61.8     61.8                 0           Various
   10A     4,028,406    3,978,606  1.22      1.22     82,600,000  11/10/2006     59.8     59.8                 0           Various
  10A1                                                21,500,000  11/10/2006                                   0              1913
----------------------------------------------------------------------------------------------------------------------------------
  10A2                                                13,700,000  11/10/2006                                   0              1927
  10A3                                                 8,800,000  11/10/2006                                   0              1926
  10A4                                                 5,700,000  11/10/2006                                   0              1964
  10A5                                                 5,100,000  11/10/2006                                   0              1961
  10A6                                                 5,100,000  11/10/2006                                   0              1976
----------------------------------------------------------------------------------------------------------------------------------
  10A7                                                 4,600,000  11/10/2006                                   0              1962
  10A8                                                 4,200,000  11/10/2006                                   0              1906
  10A9                                                 4,600,000  11/10/2006                                   0              1924
  10A10                                                4,500,000  11/10/2006                                   0              1923
  10A11                                                2,600,000  11/10/2006                                   0              1906
----------------------------------------------------------------------------------------------------------------------------------
  10A12                                                2,200,000  11/10/2006                                   0              1916
   10B     1,089,161    1,063,561  1.18      1.18     23,100,000  11/10/2006     58.9     58.9                 0           Various
  10B1                                                 6,600,000  11/10/2006                                   0              1911
  10B2                                                 6,400,000  11/10/2006                                   0              1915
  10B3                                                 6,700,000  11/10/2006                                   0              1923
----------------------------------------------------------------------------------------------------------------------------------
  10B4                                                 3,400,000  11/10/2006                                   0              1924
   10C       795,905      792,505  1.11      1.11     14,900,000  11/10/2006     72.5     72.5                 0              1928
   10D       833,996      826,996  1.23      1.23     16,000,000  11/10/2006     63.8     63.8                 0              1929
   10E       114,771      112,371  1.06      1.06      2,600,000  11/10/2006     61.5     61.5                 0              1924
   11     80,054,284   77,055,332  1.91      1.91  1,648,100,000   10/1/2006     36.3        0                 0              1999
----------------------------------------------------------------------------------------------------------------------------------
   12      5,412,542    4,609,451  1.25      1.25     84,400,000   11/9/2006     75.8     75.8                 0        1982, 1984
   13      6,123,221    5,424,019  1.41      1.69     95,000,000   11/1/2006     57.9     52.0                 0        1910, 1911
   14      3,838,847    3,813,999  1.20      1.20     70,350,000   9/14/2006     76.8     76.8                 0        1981, 1986
   15      4,687,434    4,271,979  1.27      1.27     70,850,000    9/7/2006     74.1     74.1                 0        1967, 1968
   16      4,684,059    4,443,807  1.22      1.22     65,040,000  10/18/2006     79.4     67.1                 0        2004, 2005
----------------------------------------------------------------------------------------------------------------------------------
   17      3,485,275    3,371,473  1.23      1.23     67,700,000   9/12/2006     70.9     70.9                 0              1986
   18      3,788,649    3,527,247  1.23      1.23     51,000,000   11/6/2006     90.0     90.0                 0           Various
  18A1                                                20,400,000   11/6/2006                                   0              1970
  18A2                                                13,650,000   11/6/2006                                   0              1968
  18A3                                                 9,800,000   11/6/2006                                   0              1968
----------------------------------------------------------------------------------------------------------------------------------
  18A4                                                 5,350,000   11/6/2006                                   0              1970
  18A5                                                 1,800,000   11/6/2006                                   0              1947
   19      3,367,400    3,183,400  1.23      1.23     51,400,000  11/27/2006     85.6     85.6                 0           Various
  19A1                                                21,500,000  11/27/2006                                   0              1984
  19A2                                                13,350,000  11/27/2006                                   0              1983
----------------------------------------------------------------------------------------------------------------------------------
  19A3                                                11,000,000  11/27/2006                                   0              1986
  19A4                                                 5,550,000  11/27/2006                                   0              1984
   20      4,278,482    3,966,671  1.30      1.55     60,000,000  10/25/2006     71.7     63.3                 0              1968
   21      2,210,335    2,155,935  1.17      1.17     39,600,000  10/18/2006     75.8     75.8                 0              1999
   22      3,721,657    2,779,258  1.20      1.20     40,000,000    8/3/2006     74.9     64.8               130              1973
----------------------------------------------------------------------------------------------------------------------------------
   23     11,422,894   10,801,584  4.45      4.45    130,000,000  10/26/2006     23.0     14.7                 0              1984
   24      2,082,832    2,020,915  1.21      1.21     34,000,000  12/11/2006     87.5     87.5                 0              2005
   25      1,822,481    1,729,990  1.00      1.20     34,000,000  11/27/2006     73.5     68.5                 0              1990
   26      1,911,864    1,832,114  1.25      1.25     31,300,000  10/18/2006     79.9     79.9                 0        1964, 1966
   27      1,733,050    1,688,330  1.00      1.19     30,500,000   9/14/2006     78.4     73.2                 0              1927
----------------------------------------------------------------------------------------------------------------------------------
   28      1,841,330    1,762,830  1.27      1.27     29,600,000  11/29/2006     80.0     80.0                 0              1971
   29      1,764,424    1,694,623  1.03      1.22     28,750,000  11/29/2006     80.0     74.8                 0              1974
   30      1,806,715    1,671,734  1.09      1.31     27,500,000   10/3/2006     80.0     74.6                 0              1983
   31      2,197,058    2,065,900  1.44      1.71     32,000,000    8/8/2006     62.5     56.4                 0              1976
   32      1,817,302    1,615,127  1.16      1.40     25,600,000  12/11/2006     78.1     70.2                 0         1965-1992
----------------------------------------------------------------------------------------------------------------------------------
   33      1,433,370    1,405,270  1.15      1.15     25,200,000  11/30/2006     79.4     79.4                 0              1988
   34      1,384,868    1,334,550  1.16      1.16     28,650,000   12/6/2006     67.2     67.2                 0              1959
   35      1,336,126    1,336,126  1.03      1.25     23,200,000   11/3/2006     81.9     76.2                 0              2002
   36      1,845,835    1,665,835  1.29      1.53     25,450,000  11/30/2006     71.1     66.5                 0           Various
  36A1                                                19,650,000  11/30/2006                                   0              1984
----------------------------------------------------------------------------------------------------------------------------------
  36A2                                                 5,800,000  11/30/2006                                   0              1985
   37      1,287,279    1,279,621  1.20      1.20     22,900,000    1/1/2007     79.0     79.0                 0              2006
   38      1,415,556    1,282,191  1.01      1.21     23,200,000   11/6/2006     77.7     74.8                 0              1993
   39      1,648,305    1,618,305  1.27      1.27     24,000,000   7/27/2006     74.8     63.4                 0              2005
   40      1,263,969    1,217,569  1.20      1.20     20,600,000   12/8/2006     81.1     81.1                 0              1986
----------------------------------------------------------------------------------------------------------------------------------
   41      1,459,694    1,387,694  1.20      1.44     21,000,000   10/3/2006     78.6     75.6                 0              1975
   42      1,221,819    1,141,523  1.01      1.22     20,100,000    6/1/2007     79.5     76.5                 0              1990
   43      1,304,276    1,186,979  1.22      1.22     23,000,000  11/10/2006     69.3     69.3                 0              1960
   44      1,343,198    1,305,316  1.11      1.29     19,600,000   10/6/2006     80.0     72.8                 0              2006
   45      1,316,977    1,204,474  1.30      1.30     19,450,000   9/29/2006     80.0     80.0                 0              1983
----------------------------------------------------------------------------------------------------------------------------------
   46      1,289,610    1,186,448  1.15      1.39     18,800,000   9/26/2006     78.5     73.1                 0              1983
   47      1,153,208    1,116,447  1.11      1.33     18,000,000  11/17/2006     80.6     75.1                 0              1986
   48      1,060,101      986,353  1.03      1.23     17,100,000   10/9/2006     79.5     74.2                 0              1976
   49      1,163,773      983,368  1.02      1.21     18,350,000  10/18/2006     73.6     66.4                 0  1967, 1976, 1981
   50      1,232,247    1,194,889  1.25      1.48     18,500,000   8/24/2006     71.4     66.8                 0              2001
----------------------------------------------------------------------------------------------------------------------------------
   51      1,055,799      982,879  1.26      1.26     16,500,000   9/29/2006     79.4     79.4                 0              1983
   52      1,121,811    1,079,697  1.18      1.18     17,500,000  10/18/2006     72.8     61.7                 0              2002
   53        916,572      903,251  1.20      1.20     15,450,000  10/13/2006     80.9     80.9                 0              2006
   54        855,380      841,767  1.21      1.21     14,290,000  11/21/2006     84.6     84.6                 0              2006
   55        822,430      809,494  1.21      1.21     13,750,000  11/21/2006     84.5     84.5                 0              2006
----------------------------------------------------------------------------------------------------------------------------------
   56        791,885      780,351  1.21      1.21     13,250,000  11/21/2006     84.6     84.6                 0              2006
   57        928,780      895,232  1.45      1.45     13,800,000   11/1/2006     78.0     78.0                 0         2005-2006
   58      1,062,768    1,016,667  1.34      1.58     14,600,000   8/24/2006     71.9     67.3                 0              2000
   59        936,294      857,604  1.15      1.37     13,500,000   9/14/2006     77.8     70.1                 0              1954
   60        799,770      757,770  1.25      1.25     13,000,000  11/29/2006     80.0     80.0                 0              1986
----------------------------------------------------------------------------------------------------------------------------------
   61        734,995      722,616  1.21      1.21     12,270,000  11/21/2006     84.6     84.6                 0              1988
   62        760,005      697,005  1.29      1.29     11,960,000  10/25/2006     79.8     79.8                 0              1984
   63        927,516      861,475  1.20      1.39     11,900,000   9/26/2006     79.8     68.6                 0              1988
   64        986,545      846,110  1.25      1.25     12,600,000    1/1/2007     74.8     63.4            106.25              2002
   65        655,391      643,741  1.21      1.21     10,590,000  11/21/2006     87.3     87.3                 0              2006
----------------------------------------------------------------------------------------------------------------------------------
   66        799,049      739,049  1.43      1.43     11,900,000  10/25/2006     76.9     76.9                 0              1984
   67        696,518      681,893  1.20      1.20     10,569,000    7/1/2006     85.7     85.7                 0           Various
  67A1                                                 2,893,000    7/1/2006                                   0              2001
  67A2                                                 2,076,000    7/1/2006                                   0              1980
  67A3                                                 2,076,000    7/1/2006                                   0              2004
----------------------------------------------------------------------------------------------------------------------------------
  67A4                                                 1,081,000    7/1/2006                                   0              1972
  67A5                                                   975,000    7/1/2006                                   0              1960
  67A6                                                   779,000    7/1/2006                                   0              1960
  67A7                                                   689,000    7/1/2006                                   0              1971
   68        684,203      622,203  1.23      1.23     11,400,000  10/25/2006     78.9     78.9                 0              1986
----------------------------------------------------------------------------------------------------------------------------------
   69        722,232      698,641  1.11      1.33     11,270,000  10/19/2006     79.9     74.5                 0              2006
   70        768,252      692,002  1.23      1.48     10,150,000  11/14/2006     79.8     74.3                 0              1966
   71        617,211      614,121  1.09      1.29     12,530,000   8/24/2006     62.3     58.3                 0              2001
   72        616,744      603,652  1.09      1.29      9,635,000   10/4/2006     79.9     74.8                 0              2006
   73        590,903      571,411  1.20      1.20      8,937,000    7/1/2006     84.9     84.9                 0           Various
----------------------------------------------------------------------------------------------------------------------------------
  73A1                                                 4,549,000    7/1/2006                                   0              1988
  73A2                                                 1,498,000    7/1/2006                                   0              1971
  73A3                                                 1,159,000    7/1/2006                                   0              1960
  73A4                                                   886,000    7/1/2006                                   0              1977
  73A5                                                   845,000    7/1/2006                                   0              1980
----------------------------------------------------------------------------------------------------------------------------------
   74        565,553      556,585  1.27      1.27      9,500,000  10/12/2006     79.5     79.5                 0              2003
   75        618,169      566,894  1.26      1.26      9,400,000   9/29/2006     80.0     80.0                 0              1983
   76        701,853      660,909  1.28      1.56      9,500,000  10/21/2006     78.8     73.3                 0              1989
   77        697,397      653,764  1.20      1.20     10,000,000    9/5/2006     73.4     69.0                 0              1976
   78        543,486      499,961  1.20      1.20      8,400,000  10/25/2006     82.1     82.1                 0              1998
----------------------------------------------------------------------------------------------------------------------------------
   79        627,724      563,724  1.24      1.50      8,300,000  10/19/2006     79.5     74.0                 0              1976
   80        779,245      694,232  1.43      1.43      8,500,000    1/1/2007     74.0     57.4             84.07              1994
   81        815,032      788,932  1.81      2.15     12,100,000   9/22/2006     50.4     44.6                 0              1995
   82        431,719      429,767  1.22      1.22      7,200,000   11/3/2006     83.7     83.7                 0              2005
   83        484,024      447,054  1.29      1.29      7,250,000   9/29/2006     80.0     80.0                 0              1983
----------------------------------------------------------------------------------------------------------------------------------
   84        463,017      436,767  1.26      1.26      6,730,000   12/4/2006     83.4     83.4                 0           Various
  84A1                                                 4,200,000   12/4/2006                                   0              1959
  84A2                                                 2,530,000   12/4/2006                                   0              1966
   85        401,319      399,145  1.22      1.22      6,600,000   12/7/2006     85.0     85.0                 0              2006
   86        499,956      484,639  1.17      1.36      7,650,000   8/29/2006     73.2     68.7                 0              2006
----------------------------------------------------------------------------------------------------------------------------------
   87        467,512      464,548  1.17      1.17      7,780,000   9/12/2006     71.8     60.8                 0              2006
   88        428,390      413,590  1.25      1.25      7,300,000  11/22/2006     74.7     74.7                 0              2005
   89        494,442      452,275  1.20      1.42      6,800,000   8/29/2006     77.2     71.0                 0              1981
   90        520,013      465,338  1.25      1.48      6,750,000  10/23/2006     77.8     68.1                 0              1971
   91        769,908      680,553  1.69      1.69      7,250,000   11/6/2006     71.6     55.6                 0              1957
----------------------------------------------------------------------------------------------------------------------------------
   92        429,908      395,158  1.27      1.27      6,980,000   6/30/2006     71.6     71.6                 0              1972
   93        449,467      441,667  1.22      1.44      6,300,000    9/1/2006     79.4     74.3                 0              1987
   94        469,464      431,646  1.25      1.49      8,200,000   8/25/2006     59.6     53.7                 0              1983
   95        434,962      425,533  1.24      1.24      6,100,000  10/27/2006     79.9     67.5                 0              1999
   96        336,344      334,121  1.20      1.20      5,625,000  11/17/2006     85.0     85.0                 0              2005
----------------------------------------------------------------------------------------------------------------------------------
   97        499,436      428,876  1.32      1.57      6,000,000    8/7/2006     75.8     67.1                 0              1964
   98        473,285      442,323  1.38      1.65      5,850,000  10/31/2006     77.8     72.6                 0        1973, 1974
   99        449,745      423,992  1.32      1.32      6,800,000  11/13/2006     66.1     59.7                 0              1992
   100       316,026      314,577  1.22      1.22      5,210,000  10/31/2006     85.0     85.0                 0              2005
   101       391,563      364,210  1.21      1.45      5,400,000   11/3/2006     79.6     73.0                 0              1987
----------------------------------------------------------------------------------------------------------------------------------
   102       307,456      305,233  1.20      1.20      4,940,000   11/9/2006     86.5     86.5                 0              2006
   103       310,831      308,647  1.21      1.21      5,000,000   9/27/2006     85.0     85.0                 0              2002
   104       337,472      333,578  1.40      1.40      5,200,000  11/20/2006     79.3     79.3                 0              1999
   105       301,816      300,451  1.20      1.20      5,300,000   5/17/2006     76.8     76.8                 0              2006
   106       327,817      324,062  1.40      1.40      5,060,000  11/18/2006     79.1     79.1                 0              1999
----------------------------------------------------------------------------------------------------------------------------------
   107       538,357      475,139  1.65      1.65      7,260,000  11/12/2006     55.1     46.7                 0              1991
   108       285,069      282,846  1.23      1.23      4,600,000   11/5/2006     85.0     85.0                 0              2006
   109       316,216      311,831  1.39      1.39      4,880,000  11/18/2006     79.4     79.4                 0              1999
   110       472,382      466,714  1.72      2.04      7,380,000   9/19/2006     51.5     48.1                 0           Various
  110A1                                                3,980,000   9/19/2006                                   0              1999
----------------------------------------------------------------------------------------------------------------------------------
  110A2                                                3,400,000   9/19/2006                                   0              1998
   111       360,430      343,770  1.28      1.52      5,750,000   9/11/2006     66.1     57.3                 0              2004
   112       373,109      346,874  1.25      1.25      4,700,000  10/26/2006     80.8     68.8                 0        1967, 1969
   113       343,054      338,018  1.22      1.22      4,800,000   8/17/2006     79.0     67.4                 0              1976
   114       293,897      274,147  1.26      1.26      4,800,000   9/27/2006     77.7     77.7                 0              1997
----------------------------------------------------------------------------------------------------------------------------------
   115       302,526      301,050  1.15      1.15      4,980,000   9/25/2006     74.1     62.7                 0              2006
   116       482,670      427,719  1.45      1.45      5,060,000   5/22/2006     71.9     56.7              78.2              2000
   117       353,502      316,857  1.21      1.42      4,500,000   7/26/2006     80.0     71.1                 0        1980, 1981
   118       366,330      332,917  1.20      1.20      5,815,000   10/5/2006     60.2     47.0                 0              2003
  118A1                                                3,235,000   10/5/2006                                   0              2003
----------------------------------------------------------------------------------------------------------------------------------
  118A2                                                2,580,000   10/5/2006                                   0              2003
   119       323,320      301,541  1.26      1.52      4,400,000  10/26/2006     77.3     75.4                 0              1989
   120       337,148      304,713  1.28      1.28      4,400,000   7/24/2006     77.1     65.1                 0        1981, 1997
   121       376,237      334,426  1.42      1.69      5,000,000   8/10/2006     66.0     58.4                 0              1957
   122       337,434      293,465  1.29      1.53      4,150,000   10/1/2006     77.1     67.5                 0              1970
----------------------------------------------------------------------------------------------------------------------------------
   123       253,908      243,394  1.07      1.27      4,100,000     Various     77.1     68.3                 0           Various
  123A1                                                2,900,000    9/5/2006                                   0              2005
  123A2                                                1,200,000   9/11/2006                                   0              1985
   124       318,393      302,024  1.36      1.62      4,175,000  10/24/2006     75.4     68.0                 0              1996
   125       302,918      270,931  1.20      1.41      4,200,000    9/1/2006     73.8     71.2                 0              1965
----------------------------------------------------------------------------------------------------------------------------------
   126       224,317      223,267  1.23      1.23      3,900,000  10/28/2006     79.5     79.5                 0              1996
   127       258,890      251,285  1.20      1.20      3,950,000    9/9/2006     73.2     62.4                 0        1986, 2000
   128       304,603      265,424  1.33      1.59      3,575,000  11/27/2006     80.0     71.9                 0              1983
   129       252,429      244,046  1.39      1.39      3,850,000   9/26/2006     70.6     70.6                 0        2003, 2004
   130       220,141      211,549  1.21      1.45      3,100,000   8/25/2006     79.8     73.2                 0              2001
----------------------------------------------------------------------------------------------------------------------------------
   131       214,606      209,033  1.22      1.44      3,500,000   9/11/2006     68.6     60.7                 0              2006
   132       194,808      192,028  1.62      1.62      3,200,000  10/11/2006     62.5     62.5                 0              2006
   133       185,676      181,582  1.19      1.36      2,650,000   4/27/2006     75.5     70.1                 0              2005
   134       182,809      172,512  1.35      1.35      2,500,000   8/19/2006     80.0     80.0                 0              1995
   135       208,492      199,192  1.40      1.40      2,800,000   9/12/2006     71.3     60.4                 0  1920, 1972, 1974
----------------------------------------------------------------------------------------------------------------------------------
   136       211,067      204,033  1.44      1.44      2,925,000   8/18/2006     64.8     55.6                 0              1971
   137       163,275      158,354  1.22      1.22      2,290,000   9/11/2006     78.4     66.6                 0              2000
   138       166,615      164,935  1.32      1.32      2,700,000  11/15/2006     60.3     46.6                 0              2005
   139       151,921      131,671  1.31      1.57      2,345,000  10/31/2006     61.3     54.0                 0              1975
   140       126,049      124,352  1.23      1.23      2,050,000   12/1/2006     68.3     58.0                 0              2003
----------------------------------------------------------------------------------------------------------------------------------
   141       117,008      108,910  1.23      1.45      1,550,000   6/26/2006     79.0     69.4                 0              2006
----------------------------------------------------------------------------------------------------------------------------------

                            SQ FEET,     UNIT      LOAN     OCCUPANCY     RENT
CONTROL          YEAR      PADS, ROOMS    OF        PER    PERCENTAGE     ROLL           OWNERSHIP
  NO.          RENOVATED    OR UNITS    MEASURE  UNIT ($)      (%)        DATE            INTEREST
-------------------------------------------------------------------------------------------------------

    1                 N/A    1,045,106  Sq Feet       742       100.0   12/8/2006  Fee Simple
    2                 N/A      636,598  Sq Feet       534       100.0    1/1/2007  Leasehold
    3                 N/A      966,442  Sq Feet       310        98.1  11/21/2006  Fee Simple
    4                2007    1,027,338  Sq Feet       263        86.3   8/31/2006  Fee Simple
    5             Various      940,079  Sq Feet       231        84.1   8/31/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   5A1                N/A      246,883  Sq Feet       293        91.2   8/31/2006  Fee Simple
   5A2               1995      360,049  Sq Feet       194        70.3   8/31/2006  Fee Simple
   5A3               1989      224,492  Sq Feet       266        91.8   8/31/2006  Fee Simple
   5A4                N/A      108,655  Sq Feet       140        83.1   8/31/2006  Fee Simple
    6                 N/A        1,587  Units      94,770        88.3   12/1/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   6A1                N/A          456  Units     103,035        84.0   12/1/2006  Fee Simple
   6A2                N/A          336  Units     105,942        92.3   12/1/2006  Fee Simple
   6A3                N/A          334  Units     103,294        85.9   12/1/2006  Fee Simple
   6A4                N/A          461  Units      72,276        91.5   12/1/2006  Fee Simple
    7             Various        8,492  Beds       58,879        93.9   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   7A1               2005          180  Beds       22,865        98.9   6/30/2006  Fee Simple
   7A2               1996          150  Beds       27,299        98.8   6/30/2006  Fee Simple
   7A3               2005           78  Beds       50,294        85.3   6/30/2006  Fee Simple
   7A4               1991          180  Beds       20,414        98.4   6/30/2006  Fee Simple
   7A5               2004          135  Beds       22,219        94.9   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   7A6               2002          220  Beds       12,578        89.6   6/30/2006  Fee Simple
   7A7               2001          120  Beds       22,396        98.4   6/30/2006  Fee Simple
   7A8               1987          133  Beds       19,608        95.9   6/30/2006  Fee Simple
   7A9               2001          132  Beds       19,274        96.8   6/30/2006  Fee Simple
  7A10               2006          124  Beds       20,441        96.1   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A11               2006          127  Beds       19,920        96.7   6/30/2006  Fee Simple
  7A12               1995          181  Beds       13,836        96.6   6/30/2006  Fee Simple
  7A13               1998          200  Beds       12,005        98.2   6/30/2006  Fee Simple
  7A14          2005-2006          103  Beds       23,062        97.1   6/30/2006  Fee Simple
  7A15                N/A          120  Beds       19,782        94.5   6/30/2006  Fee Simple/Leasehold
---------------------------------------------------------- --------------------------------------------
  7A16                N/A          190  Beds       11,639        81.8   6/30/2006  Fee Simple
  7A17                N/A          120  Beds       17,606        98.0   6/30/2006  Fee Simple
  7A18                N/A          126  Beds       16,679        98.6   6/30/2006  Fee Simple
  7A19               2004          118  Beds       17,392        97.8   6/30/2006  Fee Simple
  7A20         1992, 1997           96  Beds       20,366        97.5   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A21           Mid 90's          129  Beds       14,909        95.5   6/30/2006  Fee Simple
  7A22         1991, 2004          157  Beds       11,895        87.9   6/30/2006  Fee Simple
  7A23               1997          108  Beds       17,292        94.5   6/30/2006  Fee Simple
  7A24         1996, 2002          132  Beds       14,040        85.5   6/30/2006  Fee Simple
  7A25         1984, 2006          124  Beds       14,483        94.3   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A26               1998           93  Beds       18,900        97.8   6/30/2006  Fee Simple
  7A27               1997           98  Beds       17,789        95.7   6/30/2006  Fee Simple
  7A28               2004          124  Beds       14,047        95.5   6/30/2006  Fee Simple
  7A29         1986, 1993          101  Beds       17,072        92.5   6/30/2006  Fee Simple
  7A30               2002          175  Beds        9,343        95.5   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A31               1985          125  Beds       12,788        91.4   6/30/2006  Fee Simple
  7A32               2004          142  Beds       11,246        95.3   6/30/2006  Fee Simple
  7A33               1989           72  Beds       21,494        96.8   6/30/2006  Fee Simple
  7A34                N/A          120  Beds       12,856        94.9   6/30/2006  Fee Simple
  7A35               2002          100  Beds       14,839        94.7   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A36               1998          117  Beds       12,574        91.5   6/30/2006  Fee Simple
  7A37                N/A          103  Beds       13,958        97.2   6/30/2006  Fee Simple
  7A38                N/A          120  Beds       11,569        98.3   6/30/2006  Fee Simple
  7A39               2004           60  Beds       22,555        97.7   6/30/2006  Fee Simple
  7A40                N/A          118  Beds       11,293        89.0   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A41               1995          108  Beds       11,646        66.1   6/30/2006  Fee Simple
  7A42                N/A           93  Beds       13,233        90.7   6/30/2006  Fee Simple
  7A43                N/A          100  Beds       12,052        95.3   6/30/2006  Fee Simple
  7A44                N/A          100  Beds       11,989        83.2   6/30/2006  Fee Simple
  7A45               1987          100  Beds       11,941        94.4   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A46   1989, 1996, 2005          109  Beds       10,765        96.0   6/30/2006  Fee Simple
  7A47               1990           64  Beds       17,812        96.7   6/30/2006  Fee Simple
  7A48               1995           89  Beds       12,808        95.5   6/30/2006  Fee Simple
  7A49               1996           76  Beds       14,790        98.1   6/30/2006  Fee Simple
  7A50         1990, 2003           67  Beds       16,705        96.9   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A51               2002          100  Beds       11,161        96.4   6/30/2006  Fee Simple
  7A52               2006          126  Beds        8,845        94.6   6/30/2006  Fee Simple
  7A53               1995           87  Beds       12,591        61.5   6/30/2006  Fee Simple
  7A54               1991           67  Beds       16,206        95.7   6/30/2006  Fee Simple
  7A55         Early 90's           63  Beds       16,603        99.2   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A56               2005           80  Beds       12,856        95.9   6/30/2006  Fee Simple
  7A57                N/A          106  Beds        9,613        98.1   6/30/2006  Leasehold
  7A58                N/A           78  Beds       12,329        96.4   6/30/2006  Fee Simple
  7A59               2001           72  Beds       13,135        89.5   6/30/2006  Fee Simple
  7A60               2002           70  Beds       13,487        96.7   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A61                N/A           60  Beds       15,444        71.7   6/30/2006  Fee Simple
  7A62               2004           85  Beds       10,770        86.2   6/30/2006  Fee Simple
  7A63               2006           74  Beds       12,371        90.6   6/30/2006  Fee Simple
  7A64               2005           86  Beds       10,534        94.0   6/30/2006  Fee Simple
  7A65                N/A           66  Beds       13,678        97.3   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A66               2006           74  Beds       11,532        94.5   6/30/2006  Fee Simple
  7A67               2005           70  Beds       11,918        93.7   6/30/2006  Fee Simple
  7A68               1995          100  Beds        8,247        93.9   6/30/2006  Fee Simple
  7A69               1998           74  Beds       10,844        91.9   6/30/2006  Fee Simple
  7A70                N/A           50  Beds       15,857        96.9   6/30/2006  Fee Simple/Leasehold
---------------------------------------------------------- --------------------------------------------
  7A71               2006           98  Beds        7,457        88.5   6/30/2006  Fee Simple
  7A72         1992, 2005           70  Beds       10,144        87.8   6/30/2006  Fee Simple
  7A73         Early 90's           82  Beds        8,660        97.6   6/30/2006  Fee Simple
  7A74               1998           85  Beds        8,185        96.4   6/30/2006  Fee Simple
  7A75                N/A           64  Beds       10,722        88.6   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A76                N/A           50  Beds       12,737        96.9   6/30/2006  Fee Simple
  7A77               1997           87  Beds        6,570        93.8   6/30/2006  Fee Simple
  7A78         1994, 2001           53  Beds       10,184        97.0   6/30/2006  Fee Simple
  7A79               2005           66  Beds        7,816        97.2   6/30/2006  Fee Simple
  7A80               1980           72  Beds        5,506        94.3   6/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  7A81               2005           70  Beds        5,504        86.9   6/30/2006  Fee Simple
  7A82                N/A           50  Beds        7,578        90.6   6/30/2006  Fee Simple
    8                2003      187,106  Sq Feet       588       100.0   12/5/2006  Fee Simple
    9                2003        2,439  Units      41,935        87.3   12/1/2006  Fee Simple
   9A1               2003          643  Units      33,623        82.4   12/1/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   9A2               2003          316  Units      47,534        91.5   12/1/2006  Fee Simple
   9A3               2003          250  Units      58,694        90.0   12/1/2006  Fee Simple
   9A4               2003          279  Units      50,881        91.0   12/1/2006  Fee Simple
   9A5               2003          384  Units      33,916        85.7   12/1/2006  Fee Simple
   9A6               2003          198  Units      45,386        88.9   12/1/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   9A7               2003          200  Units      40,591        92.5   12/1/2006  Fee Simple
   9A8               2003          169  Units      39,302        83.4   12/1/2006  Fee Simple
                  Various          446  Units     244,406        97.0  11/21/2006  Fee Simple
   10A            Various          249  Units     198,394        97.9  11/21/2006  Fee Simple
  10A1            Ongoing           42  Units     319,048       100.0  11/21/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  10A2                N/A           41  Units     192,683       100.0  11/21/2006  Fee Simple
  10A3            Ongoing           41  Units     114,634       100.0  11/21/2006  Fee Simple
  10A4               2006           12  Units     300,000        83.3  11/21/2006  Fee Simple
  10A5               2005           18  Units     166,667       100.0  11/21/2006  Fee Simple
  10A6               1995           15  Units     193,333       100.0  11/21/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  10A7            Ongoing           12  Units     225,000       100.0  11/21/2006  Fee Simple
  10A8               2006           15  Units     180,000       100.0  11/21/2006  Fee Simple
  10A9               1998           19  Units     136,842        89.5  11/21/2006  Fee Simple
  10A10              2006           12  Units     216,667       100.0  11/21/2006  Fee Simple
  10A11           Ongoing           10  Units     180,000        90.0  11/21/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  10A12               N/A           12  Units     125,000       100.0  11/21/2006  Fee Simple
   10B            Various          128  Units     106,250        94.2  11/21/2006  Fee Simple
  10B1               1998           27  Units     144,444       100.0  11/21/2006  Fee Simple
  10B2            Ongoing           43  Units      90,698       100.0  11/21/2006  Fee Simple
  10B3               2006           33  Units     112,121        78.8  11/21/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  10B4                N/A           25  Units      84,000       100.0  11/21/2006  Fee Simple
   10C            Ongoing           17  Units     635,294       100.0  11/21/2006  Fee Simple
   10D            Ongoing           40  Units     255,000        92.5  11/21/2006  Fee Simple
   10E               2005           12  Units     133,333       100.0  11/21/2006  Fee Simple
   11                 N/A    1,686,601  Sq Feet       355        99.8    9/1/2006  Leasehold
---------------------------------------------------------- --------------------------------------------
   12                2004      845,865  Sq Feet        76        92.7  12/20/2006  Fee Simple
   13                 N/A      307,130  Sq Feet       179        93.6   12/1/2006  Fee Simple
   14                 N/A          864  Units      62,500        98.8    8/1/2006  Fee Simple
   15          1999, 2005      348,185  Sq Feet       151        84.5   11/1/2006  Fee Simple
   16                 N/A      517,887  Sq Feet       100       100.0  12/13/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   17                 N/A          512  Units      93,750        86.7  11/12/2006  Fee Simple
   18             Various          991  Units      46,317        95.1  11/30/2006  Fee Simple
  18A1                N/A          360  Units      49,712        95.6  11/30/2006  Fee Simple
  18A2               1996          291  Units      43,496        95.9  11/30/2006  Fee Simple
  18A3               1996          184  Units      47,372        94.6  11/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  18A4                N/A          116  Units      42,767        90.5  11/30/2006  Fee Simple
  18A5               1992           40  Units      41,728       100.0  11/30/2006  Fee Simple
   19                 N/A          920  Units      47,826        94.6   12/7/2006  Fee Simple
  19A1                N/A          344  Units      53,502        93.0   12/7/2006  Fee Simple
  19A2                N/A          252  Units      45,349        96.4   12/7/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  19A3                N/A          200  Units      47,082        94.0   12/7/2006  Fee Simple
  19A4                N/A          124  Units      38,314        96.0   12/7/2006  Fee Simple
   20                2005    1,020,765  Sq Feet        42        88.3  11/17/2006  Fee Simple
   21                 N/A          272  Units     110,294        91.5   11/9/2006  Fee Simple
   22                2004          485  Rooms      61,813        68.6  10/31/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   23                2004    1,135,379  Sq Feet        26        98.4  10/23/2006  Fee Simple
   24                 N/A      412,781  Sq Feet        72       100.0  12/21/2006  Fee Simple
   25                 N/A       60,122  Sq Feet       416        96.0  12/20/2006  Fee Simple
   26           2003-2006          319  Units      78,370        88.4   9/20/2006  Fee Simple
   27                 N/A       24,526  Sq Feet       975        89.4  10/26/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   28                2001          314  Units      75,414        96.8  11/27/2006  Fee Simple
   29                 N/A      107,210  Sq Feet       215        95.2   12/1/2006  Fee Simple
   30          2002, 2003      128,785  Sq Feet       171        96.6   12/1/2006  Fee Simple
   31                1998      211,460  Sq Feet        95        96.1  12/11/2006  Fee Simple
   32                1988      234,152  Sq Feet        85        76.1  11/15/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   33             Ongoing          562  Pads       35,587        87.9   11/1/2006  Fee Simple
   34                2004          196  Units      98,214        79.1  12/27/2006  Fee Simple
   35                 N/A      108,532  Sq Feet       175       100.0   12/6/2006  Fee Simple
   36                 N/A          720  Units      25,139        92.7   11/1/2006  Fee Simple
  36A1                N/A          584  Units      23,973        92.3   11/1/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  36A2                N/A          136  Units      30,147        94.1   11/1/2006  Fee Simple
   37                 N/A      363,030  Sq Feet        50        98.8   12/1/2006  Fee Simple
   38                 N/A      170,000  Sq Feet       106       100.0   12/1/2006  Fee Simple
   39                 N/A          120  Units     149,587        84.2  10/10/2006  Fee Simple
   40                2005          232  Units      71,983        90.5  11/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   41                2006          288  Units      57,292       100.0   12/1/2006  Fee Simple
   42                1999       93,000  Sq Feet       172       100.0    5/4/2006  Fee Simple
   43                 N/A      179,605  Sq Feet        89        94.4   11/1/2006  Fee Simple
   44                 N/A      106,944  Sq Feet       147        97.4  11/29/2006  Fee Simple
   45                 N/A          460  Units      33,826        92.4  10/22/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   46                 N/A      230,812  Sq Feet        64        90.1  12/20/2006  Fee Simple
   47                 N/A      105,252  Sq Feet       138       100.0   1/24/2007  Fee Simple
   48                2005       97,264  Sq Feet       140        95.3   11/7/2006  Fee Simple
   49                 N/A      289,460  Sq Feet        47        83.6  11/13/2006  Fee Simple
   50                 N/A       56,462  Sq Feet       234        96.9  10/19/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   51                 N/A          294  Units      44,558        94.6  10/22/2006  Fee Simple
   52                 N/A       57,693  Sq Feet       221       100.0  12/11/2006  Fee Simple
   53                 N/A       24,480  Sq Feet       511       100.0   12/4/2006  Fee Simple
   54                 N/A       90,752  Sq Feet       133       100.0   12/1/2006  Fee Simple
   55                 N/A       86,240  Sq Feet       135       100.0   12/1/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   56                 N/A       76,890  Sq Feet       146       100.0   12/1/2006  Fee Simple
   57                 N/A       99,351  Sq Feet       108       100.0  12/14/2006  Fee Simple
   58                 N/A       49,210  Sq Feet       213       100.0  10/19/2006  Fee Simple
   59           2005-2006      137,541  Sq Feet        76        95.8   11/3/2006  Fee Simple
   60                 N/A          168  Units      61,905       100.0  11/27/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   61                2006       82,528  Sq Feet       126       100.0   12/1/2006  Fee Simple
   62                 N/A          252  Units      37,897        97.2  11/28/2006  Fee Simple
   63                 N/A      156,544  Sq Feet        61        99.0  11/13/2006  Fee Simple
   64                 N/A          123  Rooms      76,585        69.1  11/30/2006  Fee Simple
   65                 N/A       77,667  Sq Feet       119       100.0   12/1/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   66                 N/A          240  Units      38,125        91.3  11/28/2006  Fee Simple
   67                 N/A       20,893  Sq Feet       433       100.0   6/29/2006  Fee Simple
  67A1                N/A        3,910  Sq Feet       637       100.0   6/29/2006  Fee Simple
  67A2                N/A        3,000  Sq Feet       595       100.0   6/29/2006  Fee Simple
  67A3                N/A        3,000  Sq Feet       595       100.0   6/29/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  67A4                N/A        2,001  Sq Feet       463       100.0   6/29/2006  Fee Simple
  67A5                N/A        3,583  Sq Feet       230       100.0   6/29/2006  Fee Simple
  67A6                N/A        2,865  Sq Feet       230       100.0   6/29/2006  Fee Simple
  67A7                N/A        2,534  Sq Feet       230       100.0   6/29/2006  Fee Simple
   68                 N/A          248  Units      36,290        95.6  11/28/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   69                 N/A       49,735  Sq Feet       181       100.0  11/16/2006  Fee Simple
   70                2001          305  Units      26,557        91.5  10/26/2006  Fee Simple
   71                 N/A       30,904  Sq Feet       252       100.0  10/18/2006  Fee Simple
   72                 N/A       30,682  Sq Feet       251        89.4  11/21/2006  Fee Simple
   73                 N/A       27,846  Sq Feet       272       100.0     Various  Fee Simple
---------------------------------------------------------- --------------------------------------------
  73A1                N/A       16,723  Sq Feet       230       100.0    7/6/2006  Fee Simple
  73A2                N/A        3,315  Sq Feet       386       100.0    7/6/2006  Fee Simple
  73A3                N/A        3,448  Sq Feet       286       100.0    7/6/2006  Fee Simple
  73A4                N/A        1,960  Sq Feet       386       100.0    7/6/2006  Fee Simple
  73A5                N/A        2,400  Sq Feet       299       100.0   9/29/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   74                 N/A       44,840  Sq Feet       168       100.0  11/14/2006  Fee Simple
   75                 N/A          204  Units      36,863        91.7  10/22/2006  Fee Simple
   76                 N/A       72,348  Sq Feet       103        96.7  11/22/2006  Fee Simple
   77                2001       32,624  Sq Feet       225       100.0    9/1/2006  Fee Simple
   78                 N/A       54,491  Sq Feet       127       100.0  12/19/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   79                 N/A          256  Units      25,781        90.6   12/4/2006  Fee Simple
   80                2006          106  Rooms      59,358        63.8   9/30/2006  Fee Simple
   81                 N/A      130,497  Sq Feet        47       100.0  10/23/2006  Fee Simple
   82                 N/A       13,013  Sq Feet       463       100.0  12/15/2006  Fee Simple
   83                 N/A          184  Units      31,522        89.7  10/22/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   84                 N/A          525  Pads       10,686        82.6   12/6/2006  Fee Simple
  84A1                N/A          335  Pads       10,448        85.4   12/6/2006  Fee Simple
  84A2                N/A          190  Pads       11,105        77.9   12/6/2006  Fee Simple
   85                 N/A       14,490  Sq Feet       387       100.0  12/11/2006  Fee Simple
   86                 N/A       14,458  Sq Feet       387       100.0   11/2/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   87                 N/A       14,820  Sq Feet       377       100.0   8/29/2006  Fee Simple
   88                 N/A           74  Units      73,649        95.9  11/16/2006  Fee Simple
   89                1994       51,285  Sq Feet       102       100.0   10/1/2006  Fee Simple
   90                 N/A       43,248  Sq Feet       121        92.6   11/1/2006  Fee Simple
   91                 N/A      444,606  Sq Feet        12        94.5  10/23/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   92                2003          139  Units      35,971        92.8   9/30/2006  Fee Simple
   93                2005       78,000  Sq Feet        64       100.0   9/27/2006  Fee Simple
   94                 N/A       41,065  Sq Feet       119        89.0   9/27/2006  Fee Simple
   95                 N/A       44,926  Sq Feet       108       100.0  11/10/2006  Fee Simple
   96                 N/A       14,820  Sq Feet       323       100.0  11/21/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   97                 N/A       98,448  Sq Feet        46        96.5   11/2/2006  Fee Simple
   98                2005          124  Units      36,694        91.9   10/1/2006  Fee Simple
   99                 N/A       29,126  Sq Feet       154       100.0   11/8/2006  Fee Simple
   100                N/A       14,490  Sq Feet       306       100.0  10/24/2006  Fee Simple
   101                N/A       56,747  Sq Feet        76        92.8  12/12/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   102                N/A       14,820  Sq Feet       288       100.0   8/19/2005  Fee Simple
   103                N/A       14,560  Sq Feet       292       100.0  11/30/2006  Fee Simple
   104                N/A       13,905  Sq Feet       297       100.0   12/1/1999  Fee Simple
   105                N/A       13,650  Sq Feet       298       100.0  10/12/2006  Fee Simple
   106                N/A       13,905  Sq Feet       288       100.0   10/1/1999  Fee Simple
---------------------------------------------------------- --------------------------------------------
   107                N/A      126,327  Sq Feet        32        98.4  12/28/2006  Fee Simple
   108                N/A       14,820  Sq Feet       264       100.0  11/28/2006  Fee Simple
   109                N/A       15,120  Sq Feet       256       100.0   10/1/1999  Fee Simple
   110                N/A      104,025  Sq Feet        37        94.5  10/10/2006  Fee Simple
  110A1               N/A       56,450  Sq Feet        36        92.9  10/10/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
  110A2               N/A       47,575  Sq Feet        37        96.3  10/10/2006  Fee Simple
   111                N/A       20,857  Sq Feet       182        95.2   11/6/2006  Fee Simple
   112                N/A           99  Units      38,353       100.0  11/10/2006  Fee Simple
   113         1987, 2005       50,357  Sq Feet        75       100.0  12/18/2006  Fee Simple
   114                N/A           79  Units      47,215        94.9    9/1/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   115                N/A       14,751  Sq Feet       250       100.0  10/31/2006  Fee Simple
   116                N/A           67  Rooms      54,276        77.0   6/30/2006  Fee Simple
   117                N/A          105  Units      34,286       100.0  11/20/2006  Fee Simple
   118                N/A       38,194  Sq Feet        92       100.0   1/16/2007  Fee Simple
  118A1               N/A       19,097  Sq Feet       102       100.0   1/16/2007  Fee Simple
---------------------------------------------------------- --------------------------------------------
  118A2               N/A       19,097  Sq Feet        81       100.0   1/16/2007  Fee Simple
   119                N/A       24,980  Sq Feet       136        94.0  11/20/2006  Fee Simple
   120                N/A       49,900  Sq Feet        68        93.4   10/2/2006  Fee Simple
   121               2004       74,134  Sq Feet        45       100.0   7/14/2006  Fee Simple
   122                N/A       39,074  Sq Feet        82        92.5   11/1/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   123                N/A       18,502  Sq Feet       171        87.6   12/1/2006  Fee Simple
  123A1               N/A       12,070  Sq Feet       185        80.9   12/1/2006  Fee Simple
  123A2               N/A        6,432  Sq Feet       144       100.0   12/1/2006  Fee Simple
   124                N/A       42,500  Sq Feet        74        97.2  12/12/2006  Fee Simple
   125               1985       25,897  Sq Feet       120        92.5   1/23/2007  Fee Simple
---------------------------------------------------------- --------------------------------------------
   126                N/A       10,500  Sq Feet       295       100.0   10/1/2005  Fee Simple
   127                N/A       50,700  Sq Feet        57        97.0   10/4/2006  Fee Simple
   128                N/A          136  Units      21,029        94.9  10/25/2006  Fee Simple
   129                N/A       55,887  Sq Feet        49        84.5  10/12/2006  Fee Simple
   130                N/A       14,528  Sq Feet       170        92.4  11/30/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   131                N/A        5,968  Sq Feet       402       100.0  10/11/2006  Fee Simple
   132                N/A        7,940  Sq Feet       252       100.0   11/1/2006  Fee Simple
   133                N/A        8,320  Sq Feet       240        82.5   10/6/2006  Fee Simple
   134                N/A       68,650  Sq Feet        29        88.1    7/7/2006  Fee Simple
   135               2005          186  Pads       10,734        87.1   10/1/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   136               2005        7,907  Sq Feet       240       100.0   10/6/2006  Fee Simple
   137                N/A       49,209  Sq Feet        36        85.2   8/11/2006  Fee Simple
   138                N/A       11,200  Sq Feet       145       100.0   12/8/2006  Leasehold
   139                N/A           81  Units      17,753        88.9   12/1/2006  Fee Simple
   140               2006        2,135  Sq Feet       656       100.0   12/7/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------
   141                N/A        6,974  Sq Feet       176       100.0  11/20/2006  Fee Simple
---------------------------------------------------------- --------------------------------------------

                                                    LARGEST
                                                    TENANT
                                                     AREA        LARGEST              2ND LARGEST                2ND LARGEST
CONTROL                                             LEASED    TENANT LEASE             TENANT                    TENANT AREA
  NO.    LARGEST TENANT NAME                       (SQ. FT.)   EXP. DATE                NAME                  LEASED (SQ. FT.)
------------------------------------------------------------------------------------------------------------------------------

    1    SSB Realty LLC                            1,045,106     9/30/2023  N/A                                            N/A
    2    Random House, Inc.                          636,598     6/30/2018  N/A                                            N/A
    3    Bloomingdale's                              352,416    10/29/2021  San Francisco State University             107,125
    4    Dickstein Shapiro Morin & Oshi              393,325     6/30/2021  Merrill Lynch, Pierce, Fenner               73,859
    5    N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   5A1   CRA International                            48,799    10/31/2010  Cadwalader, Wickersham & Taft               47,682
   5A2   American Chemistry Council                  146,546    12/31/2010  Jacobs Facilities, Inc.                     22,705
   5A3   Skadden, Arps, Slate, Meagher               138,525    10/31/2013  Cutler & Stanfield, L.L.P.                  19,977
   5A4   Effinity Financial Corporation               14,751    12/31/2007  The Leonard Resource Group                  10,981
    6    N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   6A1   N/A                                             N/A           N/A  N/A                                            N/A
   6A2   N/A                                             N/A           N/A  N/A                                            N/A
   6A3   N/A                                             N/A           N/A  N/A                                            N/A
   6A4   N/A                                             N/A           N/A  N/A                                            N/A
    7    N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   7A1   N/A                                             N/A           N/A  N/A                                            N/A
   7A2   N/A                                             N/A           N/A  N/A                                            N/A
   7A3   N/A                                             N/A           N/A  N/A                                            N/A
   7A4   N/A                                             N/A           N/A  N/A                                            N/A
   7A5   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   7A6   N/A                                             N/A           N/A  N/A                                            N/A
   7A7   N/A                                             N/A           N/A  N/A                                            N/A
   7A8   N/A                                             N/A           N/A  N/A                                            N/A
   7A9   N/A                                             N/A           N/A  N/A                                            N/A
  7A10   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A11   N/A                                             N/A           N/A  N/A                                            N/A
  7A12   N/A                                             N/A           N/A  N/A                                            N/A
  7A13   N/A                                             N/A           N/A  N/A                                            N/A
  7A14   N/A                                             N/A           N/A  N/A                                            N/A
  7A15   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A16   N/A                                             N/A           N/A  N/A                                            N/A
  7A17   N/A                                             N/A           N/A  N/A                                            N/A
  7A18   N/A                                             N/A           N/A  N/A                                            N/A
  7A19   N/A                                             N/A           N/A  N/A                                            N/A
  7A20   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A21   N/A                                             N/A           N/A  N/A                                            N/A
  7A22   N/A                                             N/A           N/A  N/A                                            N/A
  7A23   N/A                                             N/A           N/A  N/A                                            N/A
  7A24   N/A                                             N/A           N/A  N/A                                            N/A
  7A25   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A26   N/A                                             N/A           N/A  N/A                                            N/A
  7A27   N/A                                             N/A           N/A  N/A                                            N/A
  7A28   N/A                                             N/A           N/A  N/A                                            N/A
  7A29   N/A                                             N/A           N/A  N/A                                            N/A
  7A30   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A31   N/A                                             N/A           N/A  N/A                                            N/A
  7A32   N/A                                             N/A           N/A  N/A                                            N/A
  7A33   N/A                                             N/A           N/A  N/A                                            N/A
  7A34   N/A                                             N/A           N/A  N/A                                            N/A
  7A35   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A36   N/A                                             N/A           N/A  N/A                                            N/A
  7A37   N/A                                             N/A           N/A  N/A                                            N/A
  7A38   N/A                                             N/A           N/A  N/A                                            N/A
  7A39   N/A                                             N/A           N/A  N/A                                            N/A
  7A40   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A41   N/A                                             N/A           N/A  N/A                                            N/A
  7A42   N/A                                             N/A           N/A  N/A                                            N/A
  7A43   N/A                                             N/A           N/A  N/A                                            N/A
  7A44   N/A                                             N/A           N/A  N/A                                            N/A
  7A45   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A46   N/A                                             N/A           N/A  N/A                                            N/A
  7A47   N/A                                             N/A           N/A  N/A                                            N/A
  7A48   N/A                                             N/A           N/A  N/A                                            N/A
  7A49   N/A                                             N/A           N/A  N/A                                            N/A
  7A50   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A51   N/A                                             N/A           N/A  N/A                                            N/A
  7A52   N/A                                             N/A           N/A  N/A                                            N/A
  7A53   N/A                                             N/A           N/A  N/A                                            N/A
  7A54   N/A                                             N/A           N/A  N/A                                            N/A
  7A55   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A56   N/A                                             N/A           N/A  N/A                                            N/A
  7A57   N/A                                             N/A           N/A  N/A                                            N/A
  7A58   N/A                                             N/A           N/A  N/A                                            N/A
  7A59   N/A                                             N/A           N/A  N/A                                            N/A
  7A60   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A61   N/A                                             N/A           N/A  N/A                                            N/A
  7A62   N/A                                             N/A           N/A  N/A                                            N/A
  7A63   N/A                                             N/A           N/A  N/A                                            N/A
  7A64   N/A                                             N/A           N/A  N/A                                            N/A
  7A65   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A66   N/A                                             N/A           N/A  N/A                                            N/A
  7A67   N/A                                             N/A           N/A  N/A                                            N/A
  7A68   N/A                                             N/A           N/A  N/A                                            N/A
  7A69   N/A                                             N/A           N/A  N/A                                            N/A
  7A70   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A71   N/A                                             N/A           N/A  N/A                                            N/A
  7A72   N/A                                             N/A           N/A  N/A                                            N/A
  7A73   N/A                                             N/A           N/A  N/A                                            N/A
  7A74   N/A                                             N/A           N/A  N/A                                            N/A
  7A75   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A76   N/A                                             N/A           N/A  N/A                                            N/A
  7A77   N/A                                             N/A           N/A  N/A                                            N/A
  7A78   N/A                                             N/A           N/A  N/A                                            N/A
  7A79   N/A                                             N/A           N/A  N/A                                            N/A
  7A80   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  7A81   N/A                                             N/A           N/A  N/A                                            N/A
  7A82   N/A                                             N/A           N/A  N/A                                            N/A
    8    D. E. Shaw & Company                        112,270     3/31/2017  Sprint Communications                       37,418
    9    N/A                                             N/A           N/A  N/A                                            N/A
   9A1   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   9A2   N/A                                             N/A           N/A  N/A                                            N/A
   9A3   N/A                                             N/A           N/A  N/A                                            N/A
   9A4   N/A                                             N/A           N/A  N/A                                            N/A
   9A5   N/A                                             N/A           N/A  N/A                                            N/A
   9A6   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   9A7   N/A                                             N/A           N/A  N/A                                            N/A
   9A8   N/A                                             N/A           N/A  N/A                                            N/A
         N/A                                             N/A           N/A  N/A                                            N/A
   10A   N/A                                             N/A           N/A  N/A                                            N/A
  10A1   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  10A2   N/A                                             N/A           N/A  N/A                                            N/A
  10A3   N/A                                             N/A           N/A  N/A                                            N/A
  10A4   N/A                                             N/A           N/A  N/A                                            N/A
  10A5   N/A                                             N/A           N/A  N/A                                            N/A
  10A6   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  10A7   N/A                                             N/A           N/A  N/A                                            N/A
  10A8   N/A                                             N/A           N/A  N/A                                            N/A
  10A9   N/A                                             N/A           N/A  N/A                                            N/A
  10A10  N/A                                             N/A           N/A  N/A                                            N/A
  10A11  N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  10A12  N/A                                             N/A           N/A  N/A                                            N/A
   10B   N/A                                             N/A           N/A  N/A                                            N/A
  10B1   N/A                                             N/A           N/A  N/A                                            N/A
  10B2   N/A                                             N/A           N/A  N/A                                            N/A
  10B3   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  10B4   N/A                                             N/A           N/A  N/A                                            N/A
   10C   N/A                                             N/A           N/A  N/A                                            N/A
   10D   N/A                                             N/A           N/A  N/A                                            N/A
   10E   N/A                                             N/A           N/A  N/A                                            N/A
   11    Skadden, Arps, Slate, Meagher & Flom, LLP   826,748     5/31/2020  Advance Magazine Publishers Inc.
                                                                            dba The Conde Nast Publications            767,844
------------------------------------------------------------------------------------------------------------------------------
   12    Trinity Insurance                           143,860     3/31/2018  Interstate Batteries                       106,764
   13    Katzenbach Partners LLC                      27,948     3/31/2010  Hanky Panky Ltd.                            15,670
   14    N/A                                             N/A           N/A  N/A                                            N/A
   15    Wilshire Business Center, LLC                30,632    10/31/2021  Morgan Stanley DW Inc.                      22,097
   16    Continental Refrigerated Services, LLC      501,077    12/31/2026  Tinley Ice Company                          16,800
------------------------------------------------------------------------------------------------------------------------------
   17    N/A                                             N/A           N/A  N/A                                            N/A
   18    N/A                                             N/A           N/A  N/A                                            N/A
  18A1   N/A                                             N/A           N/A  N/A                                            N/A
  18A2   N/A                                             N/A           N/A  N/A                                            N/A
  18A3   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  18A4   N/A                                             N/A           N/A  N/A                                            N/A
  18A5   N/A                                             N/A           N/A  N/A                                            N/A
   19    N/A                                             N/A           N/A  N/A                                            N/A
  19A1   N/A                                             N/A           N/A  N/A                                            N/A
  19A2   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  19A3   N/A                                             N/A           N/A  N/A                                            N/A
  19A4   N/A                                             N/A           N/A  N/A                                            N/A
   20    Sears                                       234,440    12/31/2032  JC Penney                                  149,652
   21    N/A                                             N/A           N/A  N/A                                            N/A
   22    N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   23    Dillard's                                   115,733     1/29/2011  Sears, Roebuck & Co                        111,699
   24    CVS Vero FL Distribution, LLC               412,781     1/31/2032  N/A                                            N/A
   25    Linda B Steakhouse                           10,034     3/31/2011  Northern Trust                               4,806
   26    N/A                                             N/A           N/A  N/A                                            N/A
   27    Renato's                                      2,246     5/31/2007  Mecox Gardens & Pottery                      1,945
------------------------------------------------------------------------------------------------------------------------------
   28    N/A                                             N/A           N/A  N/A                                            N/A
   29    Marukai Market                               32,000     6/30/2019  Sea Empress                                  9,973
   30    Grupo Gallegos                               12,302     1/21/2011  Rose, Klein and Marias, LLP                 10,040
   31    A & P                                        64,991     5/31/2018  Burlington Coat Factory                     53,570
   32    Salt Lake Community College                  29,061     8/31/2010  Cinemark                                    24,310
------------------------------------------------------------------------------------------------------------------------------
   33    N/A                                             N/A           N/A  N/A                                            N/A
   34    N/A                                             N/A           N/A  N/A                                            N/A
   35    BJ's Wholesale Club                         108,532     4/30/2022  N/A                                            N/A
   36    N/A                                             N/A           N/A  N/A                                            N/A
  36A1   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  36A2   N/A                                             N/A           N/A  N/A                                            N/A
   37    Wal-Mart                                    203,819     1/14/2027  Lowe's                                     139,410
   38    GTECH Holdings                              170,000    11/30/2016  N/A                                            N/A
   39    N/A                                             N/A           N/A  N/A                                            N/A
   40    N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   41    N/A                                             N/A           N/A  N/A                                            N/A
   42    Immunex (AMGEN) (S&P: A+)                    93,000     5/31/2014  N/A                                            N/A
   43    Commercial Carpets of America, Inc.          32,028    10/31/2012  Target Corporation                          26,140
   44    Ross Dress for Less                          30,108    12/31/2017  Office Depot                                20,947
   45    N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   46    Unison Indutries                            184,810      9/1/2012  Master Financial Inc.                       11,577
   47    Toys'R'Us                                    39,600     1/31/2014  Trademark Cinemas                           16,803
   48    Jo-Ann Stores                                35,000     4/30/2016  DeeDee's Discount (Ross Stores)             26,625
   49    Macy's                                       41,140     1/28/2011  JC Penney Company                           35,670
   50    Smart & Final                                21,057     3/31/2021  Roni Josef                                   8,032
------------------------------------------------------------------------------------------------------------------------------
   51    N/A                                             N/A           N/A  N/A                                            N/A
   52    MuniFinancial                                27,001    11/30/2014  Edge Development                            26,973
   53    Active Ride Shop                              5,848    11/18/2016  Barbeque Galore                              5,506
   54    Hy-Vee, Inc.                                 90,752    11/30/2026  N/A                                            N/A
   55    Hy-Vee, Inc.                                 86,240    11/30/2026  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   56    Hy-Vee, Inc.                                 76,890    11/30/2026  N/A                                            N/A
   57    Hobby Lobby                                  56,325     6/30/2021  Cost Plus World Market                      18,300
   58    Anthem Executive Suites                      17,676     8/31/2012  Coldwell Banker                              8,970
   59    Forman Mills                                 44,388     7/31/2011  YI, Inc. dba Lee Beauty & Barb              18,850
   60    N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   61    Hy-Vee, Inc.                                 82,528    11/30/2026  N/A                                            N/A
   62    N/A                                             N/A           N/A  N/A                                            N/A
   63    Kmart- Sears Holding                         86,479    11/30/2013  Save-A-Center                               45,065
   64    N/A                                             N/A           N/A  N/A                                            N/A
   65    Hy-Vee, Inc.                                 77,667    11/30/2026  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   66    N/A                                             N/A           N/A  N/A                                            N/A
   67    N/A                                             N/A           N/A  N/A                                            N/A
  67A1   Charter One Bank, N.A.                        3,910     6/30/2021  N/A                                            N/A
  67A2   Charter One Bank, N.A.                        3,000     6/30/2021  N/A                                            N/A
  67A3   Charter One Bank, N.A.                        3,000     6/30/2021  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  67A4   Charter One Bank, N.A.                        2,001     6/30/2021  N/A                                            N/A
  67A5   Charter One Bank, N.A.                        3,583     6/30/2021  N/A                                            N/A
  67A6   Charter One Bank, N.A.                        2,865     6/30/2021  N/A                                            N/A
  67A7   Charter One Bank, N.A.                        2,534     6/30/2021  N/A                                            N/A
   68    N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   69    LSA Associates, Inc.                         20,262     7/31/2011  Inland Regional Center                      18,258
   70    N/A                                             N/A           N/A  N/A                                            N/A
   71    Carraba's Italian Grill                       6,900     1/31/2011  Rebel Oil                                    5,774
   72    Baluka Billiards                              4,500     8/31/2016  Rolling Pin                                  4,500
   73    N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  73A1   Charter One Bank, N.A.                       16,723     7/31/2021  N/A                                            N/A
  73A2   Charter One Bank, N.A.                        3,315     7/31/2021  N/A                                            N/A
  73A3   Charter One Bank, N.A.                        3,448     7/31/2021  N/A                                            N/A
  73A4   Charter One Bank, N.A.                        1,960     7/31/2021  N/A                                            N/A
  73A5   Charter One Bank, N.A.                        2,400     9/30/2021  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   74    Publix                                       44,840    10/31/2023  N/A                                            N/A
   75    N/A                                             N/A           N/A  N/A                                            N/A
   76    CVS                                          19,916     9/30/2008  Consigned by Design Inc                      5,632
   77    Foundation Surgery Affiliate of Ft.
         Washington, L.L.C.                            8,101    10/29/2016  Prosthodontics Intermedica, P.C.             7,523
   78    AXA Equitable Life Insurance Company         54,491     5/31/2013  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   79    N/A                                             N/A           N/A  N/A                                            N/A
   80    N/A                                             N/A           N/A  N/A                                            N/A
   81    Lowe's                                      130,497     6/30/2015  N/A                                            N/A
   82    CVS Albany, LLC                              13,013     1/31/2031  N/A                                            N/A
   83    N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   84    N/A                                             N/A           N/A  N/A                                            N/A
  84A1   N/A                                             N/A           N/A  N/A                                            N/A
  84A2   N/A                                             N/A           N/A  N/A                                            N/A
   85    Walgreen Co.                                 14,490     9/30/2081  N/A                                            N/A
   86    Wine Works                                    1,862    10/31/2012  ERA Dream Team Realty                        1,727
------------------------------------------------------------------------------------------------------------------------------
   87    Walgreen's                                   14,820     9/30/2081  N/A                                            N/A
   88    N/A                                             N/A           N/A  N/A                                            N/A
   89    Advance Stores Company, Inc.                 10,560     3/31/2011  Angelo's CD's & More                         5,828
   90    Citibank, N.A.                                4,245     2/28/2015  Alexander Gruzmark                           2,104
   91    Dancel Warehousing & Trucking               184,680     1/15/2012  A. G. Edwards                               99,753
------------------------------------------------------------------------------------------------------------------------------
   92    N/A                                             N/A           N/A  N/A                                            N/A
   93    Tops Markets, LLC                            78,000     2/28/2018  N/A                                            N/A
   94    Dollar Tree                                   9,450     9/30/2007  Mount Vernon Beauty School                   6,176
   95    Food Lion- Delhaize America                  33,000     5/11/2019  Sporting Chance                              2,100
   96    Walgreen Eastern Co., Inc.                   14,820    10/31/2081  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   97    Prokids, Inc.                                 9,354     4/30/2009  M.D. Strum Housing Services, Inc.            9,299
   98    N/A                                             N/A           N/A  N/A                                            N/A
   99    LAUSD                                        26,361     5/31/2011  Donut Shop                                   1,986
   100   Walgreen Co.                                 14,490     8/31/2081  N/A                                            N/A
   101   Food Lion                                    26,171     9/12/2012  Dollar Tree Stores, Inc.                     9,600
------------------------------------------------------------------------------------------------------------------------------
   102   Walgreen Co.                                 14,820     4/30/2081  N/A                                            N/A
   103   Walgreen Co.                                 14,560     6/30/2077  N/A                                            N/A
   104   Walgreens - Lombard                          13,905    11/30/2019  N/A                                            N/A
   105   Walgreen Co.                                 13,650    10/31/2081  N/A                                            N/A
   106   Walgreens                                    13,905     9/30/2019  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   107   Wal-Mart, Inc.                               78,636    11/30/2010  Berkots Foods                               38,826
   108   Walgreen Co.                                 14,820     7/31/2081  N/A                                            N/A
   109   Walgreens                                    15,120     2/28/2019  N/A                                            N/A
   110   N/A                                             N/A           N/A  N/A                                            N/A
  110A1  N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  110A2  N/A                                             N/A           N/A  N/A                                            N/A
   111   Crispers, LLC                                 5,400     6/30/2009  Fodalo Grill, LLC                            3,966
   112   N/A                                             N/A           N/A  N/A                                            N/A
   113   Price Chopper                                50,357    10/26/2015  N/A                                            N/A
   114   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   115   Walgreens - Union                            14,751     8/31/2081  N/A                                            N/A
   116   N/A                                             N/A           N/A  N/A                                            N/A
   117   N/A                                             N/A           N/A  N/A                                            N/A
   118   N/A                                             N/A           N/A  N/A                                            N/A
  118A1  Tractor Supply Company                       19,097     1/28/2019  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
  118A2  Tractor Supply Company                       19,097     1/14/2019  N/A                                            N/A
   119   Phytrust of Florida, LLC                     11,879     1/14/2012  Apptinum, Inc.                               5,140
   120   Kaltenbach Groceries, Inc. dba IGA Food
         Store                                        31,000    11/30/2016  The Child Garden, Ltd.                       4,018
   121   Concord Buying Group Inc.                    25,000    10/31/2014  Dollar Tree Stores, Inc.                    17,000
   122   Planned Elder Care, Inc.                      4,156    10/31/2007  Willow House                                 3,213
------------------------------------------------------------------------------------------------------------------------------
   123   N/A                                             N/A           N/A  N/A                                            N/A
  123A1  East Wind Buffet                              4,272     4/30/2016  Dunn Bro's Coffee                            1,910
  123A2  D'vinci's Italian Restaurant                  1,624     2/28/2008  Fantastic Sam's                              1,504
   124   Food Lion- Delhaize America                  33,000     1/30/2016  Advance America, Cash Advance                2,600
   125   National Tax Verification, Inc.               2,731    11/30/2011  David Associates                             2,155
------------------------------------------------------------------------------------------------------------------------------
   126   Garfield CVS, Inc.                           10,500     1/31/2030  N/A                                            N/A
   127   N/A                                             N/A           N/A  N/A                                            N/A
   128   N/A                                             N/A           N/A  N/A                                            N/A
   129   N/A                                             N/A           N/A  N/A                                            N/A
   130   Huntington Learning Center                    4,732      3/1/2011  A.N.Y Slice                                  2,532
------------------------------------------------------------------------------------------------------------------------------
   131   Chipotle Mexican Grill                        2,245     9/21/2016  Starbucks                                    1,729
   132   National Tire and Battery                     7,940     4/30/2031  N/A                                            N/A
   133   Shane's Rib Shack                             2,800     7/31/2015  Moe's Southwest Grill                        2,520
   134   N/A                                             N/A           N/A  N/A                                            N/A
   135   N/A                                             N/A           N/A  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   136   Azio Restaurant                               3,089     2/28/2016  9 Mile Trolley                               1,478
   137   N/A                                             N/A           N/A  N/A                                            N/A
   138   Rite Aid of Maryland, Inc.                   11,200      3/9/2026  N/A                                            N/A
   139   N/A                                             N/A           N/A  N/A                                            N/A
   140   Starbucks                                     2,135     12/2/2016  N/A                                            N/A
------------------------------------------------------------------------------------------------------------------------------
   141   Fulgum Macindoe and Associates                3,960      8/1/2020  Diablo Valley Packaging                      1,507
------------------------------------------------------------------------------------------------------------------------------

         2ND LARGEST        3RD LARGEST                      3RD LARGEST     3RD LARGEST
CONTROL  TENANT LEASE         TENANT                         TENANT AREA    TENANT LEASE  CONTROL  FOOTNOTE
  NO.     EXP. DATE            NAME                       LEASED (SQ. FT.)    EXP. DATE      NO.       NO.
-----------------------------------------------------------------------------------------------------------

    1             N/A  N/A                                             N/A           N/A     1
    2             N/A  N/A                                             N/A           N/A     2        (1)
    3      12/31/2021  Microsoft                                    76,614    12/31/2014     3        (2)
    4      12/31/2008  Smith Group Midatlantic, Inc.                51,878     6/30/2012     4        (3)
    5             N/A  N/A                                             N/A           N/A     5        (4)
-----------------------------------------------------------------------------------------------------------
   5A1      4/30/2010  AAHP/HIAA                                    40,960     1/31/2011    5A1
   5A2      2/29/2008  The Boeing Company                           22,705           MTM    5A2
   5A3      7/31/2008  Highland Hudson Group Inc.                   11,067     7/31/2008    5A3
   5A4      7/31/2010  Casals & Associates, Inc.                    10,968     1/31/2010    5A4
    6             N/A  N/A                                             N/A           N/A     6        (5)
-----------------------------------------------------------------------------------------------------------
   6A1            N/A  N/A                                             N/A           N/A    6A1
   6A2            N/A  N/A                                             N/A           N/A    6A2
   6A3            N/A  N/A                                             N/A           N/A    6A3
   6A4            N/A  N/A                                             N/A           N/A    6A4
    7             N/A  N/A                                             N/A           N/A     7        (6)
-----------------------------------------------------------------------------------------------------------
   7A1            N/A  N/A                                             N/A           N/A    7A1
   7A2            N/A  N/A                                             N/A           N/A    7A2
   7A3            N/A  N/A                                             N/A           N/A    7A3
   7A4            N/A  N/A                                             N/A           N/A    7A4
   7A5            N/A  N/A                                             N/A           N/A    7A5
-----------------------------------------------------------------------------------------------------------
   7A6            N/A  N/A                                             N/A           N/A    7A6
   7A7            N/A  N/A                                             N/A           N/A    7A7
   7A8            N/A  N/A                                             N/A           N/A    7A8
   7A9            N/A  N/A                                             N/A           N/A    7A9
  7A10            N/A  N/A                                             N/A           N/A   7A10
-----------------------------------------------------------------------------------------------------------
  7A11            N/A  N/A                                             N/A           N/A   7A11
  7A12            N/A  N/A                                             N/A           N/A   7A12
  7A13            N/A  N/A                                             N/A           N/A   7A13
  7A14            N/A  N/A                                             N/A           N/A   7A14
  7A15            N/A  N/A                                             N/A           N/A   7A15
-----------------------------------------------------------------------------------------------------------
  7A16            N/A  N/A                                             N/A           N/A   7A16
  7A17            N/A  N/A                                             N/A           N/A   7A17
  7A18            N/A  N/A                                             N/A           N/A   7A18
  7A19            N/A  N/A                                             N/A           N/A   7A19
  7A20            N/A  N/A                                             N/A           N/A   7A20
-----------------------------------------------------------------------------------------------------------
  7A21            N/A  N/A                                             N/A           N/A   7A21
  7A22            N/A  N/A                                             N/A           N/A   7A22
  7A23            N/A  N/A                                             N/A           N/A   7A23
  7A24            N/A  N/A                                             N/A           N/A   7A24
  7A25            N/A  N/A                                             N/A           N/A   7A25
-----------------------------------------------------------------------------------------------------------
  7A26            N/A  N/A                                             N/A           N/A   7A26
  7A27            N/A  N/A                                             N/A           N/A   7A27
  7A28            N/A  N/A                                             N/A           N/A   7A28
  7A29            N/A  N/A                                             N/A           N/A   7A29
  7A30            N/A  N/A                                             N/A           N/A   7A30
-----------------------------------------------------------------------------------------------------------
  7A31            N/A  N/A                                             N/A           N/A   7A31
  7A32            N/A  N/A                                             N/A           N/A   7A32
  7A33            N/A  N/A                                             N/A           N/A   7A33
  7A34            N/A  N/A                                             N/A           N/A   7A34
  7A35            N/A  N/A                                             N/A           N/A   7A35
-----------------------------------------------------------------------------------------------------------
  7A36            N/A  N/A                                             N/A           N/A   7A36
  7A37            N/A  N/A                                             N/A           N/A   7A37
  7A38            N/A  N/A                                             N/A           N/A   7A38
  7A39            N/A  N/A                                             N/A           N/A   7A39
  7A40            N/A  N/A                                             N/A           N/A   7A40
-----------------------------------------------------------------------------------------------------------
  7A41            N/A  N/A                                             N/A           N/A   7A41
  7A42            N/A  N/A                                             N/A           N/A   7A42
  7A43            N/A  N/A                                             N/A           N/A   7A43
  7A44            N/A  N/A                                             N/A           N/A   7A44
  7A45            N/A  N/A                                             N/A           N/A   7A45
-----------------------------------------------------------------------------------------------------------
  7A46            N/A  N/A                                             N/A           N/A   7A46
  7A47            N/A  N/A                                             N/A           N/A   7A47
  7A48            N/A  N/A                                             N/A           N/A   7A48
  7A49            N/A  N/A                                             N/A           N/A   7A49
  7A50            N/A  N/A                                             N/A           N/A   7A50
-----------------------------------------------------------------------------------------------------------
  7A51            N/A  N/A                                             N/A           N/A   7A51
  7A52            N/A  N/A                                             N/A           N/A   7A52
  7A53            N/A  N/A                                             N/A           N/A   7A53
  7A54            N/A  N/A                                             N/A           N/A   7A54
  7A55            N/A  N/A                                             N/A           N/A   7A55
-----------------------------------------------------------------------------------------------------------
  7A56            N/A  N/A                                             N/A           N/A   7A56
  7A57            N/A  N/A                                             N/A           N/A   7A57
  7A58            N/A  N/A                                             N/A           N/A   7A58
  7A59            N/A  N/A                                             N/A           N/A   7A59
  7A60            N/A  N/A                                             N/A           N/A   7A60
-----------------------------------------------------------------------------------------------------------
  7A61            N/A  N/A                                             N/A           N/A   7A61
  7A62            N/A  N/A                                             N/A           N/A   7A62
  7A63            N/A  N/A                                             N/A           N/A   7A63
  7A64            N/A  N/A                                             N/A           N/A   7A64
  7A65            N/A  N/A                                             N/A           N/A   7A65
-----------------------------------------------------------------------------------------------------------
  7A66            N/A  N/A                                             N/A           N/A   7A66
  7A67            N/A  N/A                                             N/A           N/A   7A67
  7A68            N/A  N/A                                             N/A           N/A   7A68
  7A69            N/A  N/A                                             N/A           N/A   7A69
  7A70            N/A  N/A                                             N/A           N/A   7A70
-----------------------------------------------------------------------------------------------------------
  7A71            N/A  N/A                                             N/A           N/A   7A71
  7A72            N/A  N/A                                             N/A           N/A   7A72
  7A73            N/A  N/A                                             N/A           N/A   7A73
  7A74            N/A  N/A                                             N/A           N/A   7A74
  7A75            N/A  N/A                                             N/A           N/A   7A75
-----------------------------------------------------------------------------------------------------------
  7A76            N/A  N/A                                             N/A           N/A   7A76
  7A77            N/A  N/A                                             N/A           N/A   7A77
  7A78            N/A  N/A                                             N/A           N/A   7A78
  7A79            N/A  N/A                                             N/A           N/A   7A79
  7A80            N/A  N/A                                             N/A           N/A   7A80
-----------------------------------------------------------------------------------------------------------
  7A81            N/A  N/A                                             N/A           N/A   7A81
  7A82            N/A  N/A                                             N/A           N/A   7A82
    8       1/31/2017  Christian & Timbers                          37,418     8/31/2017     8        (7)
    9             N/A  N/A                                             N/A           N/A     9        (8)
   9A1            N/A  N/A                                             N/A           N/A    9A1
-----------------------------------------------------------------------------------------------------------
   9A2            N/A  N/A                                             N/A           N/A    9A2
   9A3            N/A  N/A                                             N/A           N/A    9A3
   9A4            N/A  N/A                                             N/A           N/A    9A4
   9A5            N/A  N/A                                             N/A           N/A    9A5
   9A6            N/A  N/A                                             N/A           N/A    9A6
-----------------------------------------------------------------------------------------------------------
   9A7            N/A  N/A                                             N/A           N/A    9A7
   9A8            N/A  N/A                                             N/A           N/A    9A8
                  N/A  N/A                                             N/A           N/A              (9)
   10A            N/A  N/A                                             N/A           N/A    10A
  10A1            N/A  N/A                                             N/A           N/A   10A1
-----------------------------------------------------------------------------------------------------------
  10A2            N/A  N/A                                             N/A           N/A   10A2
  10A3            N/A  N/A                                             N/A           N/A   10A3
  10A4            N/A  N/A                                             N/A           N/A   10A4
  10A5            N/A  N/A                                             N/A           N/A   10A5
  10A6            N/A  N/A                                             N/A           N/A   10A6
-----------------------------------------------------------------------------------------------------------
  10A7            N/A  N/A                                             N/A           N/A   10A7
  10A8            N/A  N/A                                             N/A           N/A   10A8
  10A9            N/A  N/A                                             N/A           N/A   10A9
  10A10           N/A  N/A                                             N/A           N/A   10A10
  10A11           N/A  N/A                                             N/A           N/A   10A11
-----------------------------------------------------------------------------------------------------------
  10A12           N/A  N/A                                             N/A           N/A   10A12
   10B            N/A  N/A                                             N/A           N/A    10B
  10B1            N/A  N/A                                             N/A           N/A   10B1
  10B2            N/A  N/A                                             N/A           N/A   10B2
  10B3            N/A  N/A                                             N/A           N/A   10B3
-----------------------------------------------------------------------------------------------------------
  10B4            N/A  N/A                                             N/A           N/A   10B4
   10C            N/A  N/A                                             N/A           N/A    10C
   10D            N/A  N/A                                             N/A           N/A    10D
   10E            N/A  N/A                                             N/A           N/A    10E
   11
            4/30/2019  Zone Enterprises, Inc.                       43,057     4/30/2014    11       (10)
-----------------------------------------------------------------------------------------------------------
   12       7/31/2010  Nexen Petroleum                              96,649    12/31/2010    12
   13       6/30/2011  373 Park LLC                                 13,900     9/30/2011    13       (11)
   14             N/A  N/A                                             N/A           N/A    14
   15      10/31/2011  California Bank & Trust                      10,387     5/31/2007    15
   16       5/31/2011  N/A                                             N/A           N/A    16       (12)
-----------------------------------------------------------------------------------------------------------
   17             N/A  N/A                                             N/A           N/A    17
   18             N/A  N/A                                             N/A           N/A    18
  18A1            N/A  N/A                                             N/A           N/A   18A1
  18A2            N/A  N/A                                             N/A           N/A   18A2
  18A3            N/A  N/A                                             N/A           N/A   18A3
-----------------------------------------------------------------------------------------------------------
  18A4            N/A  N/A                                             N/A           N/A   18A4
  18A5            N/A  N/A                                             N/A           N/A   18A5
   19             N/A  N/A                                             N/A           N/A    19       (13)
  19A1            N/A  N/A                                             N/A           N/A   19A1
  19A2            N/A  N/A                                             N/A           N/A   19A2
-----------------------------------------------------------------------------------------------------------
  19A3            N/A  N/A                                             N/A           N/A   19A3
  19A4            N/A  N/A                                             N/A           N/A   19A4
   20       1/31/2008  Macy's                                      120,000    10/31/2055    20       (14)
   21             N/A  N/A                                             N/A           N/A    21
   22             N/A  N/A                                             N/A           N/A    22       (15)
-----------------------------------------------------------------------------------------------------------
   23       7/19/2018  J.C. Penney Company                          86,180     7/31/2013    23       (16)
   24             N/A  N/A                                             N/A           N/A    24
   25       6/30/2015  Coldwell Banker                               3,143     8/31/2007    25
   26             N/A  N/A                                             N/A           N/A    26
   27       5/30/2010  Fiandaca                                      1,905     5/30/2010    27
-----------------------------------------------------------------------------------------------------------
   28             N/A  N/A                                             N/A           N/A    28       (17)
   29      11/30/2009  Golder State Water Co                         4,944     6/30/2012    29
   30       1/17/2010  Washington Mutual                             9,438     2/28/2009    30
   31       1/31/2027  The Rag Shop/Danbury, Inc.                   17,654     2/28/2009    31
   32      11/30/2008  Spoons & Spice                               10,853     7/31/2012    32
-----------------------------------------------------------------------------------------------------------
   33             N/A  N/A                                             N/A           N/A    33       (18)
   34             N/A  N/A                                             N/A           N/A    34
   35             N/A  N/A                                             N/A           N/A    35
   36             N/A  N/A                                             N/A           N/A    36
  36A1            N/A  N/A                                             N/A           N/A   36A1
-----------------------------------------------------------------------------------------------------------
  36A2            N/A  N/A                                             N/A           N/A   36A2
   37       9/30/2026  Pompodoro's (Hudson Valley
                       Italian Restaurant)                           4,160     3/31/2011    37       (19)
   38             N/A  N/A                                             N/A           N/A    38
   39             N/A  N/A                                             N/A           N/A    39
   40             N/A  N/A                                             N/A           N/A    40       (20)
-----------------------------------------------------------------------------------------------------------
   41             N/A  N/A                                             N/A           N/A    41
   42             N/A  N/A                                             N/A           N/A    42
   43       8/31/2011  A&S Sales, Inc.                              13,000     6/30/2009    43       (21)
   44       9/30/2016  Shoe Carnival                                12,000     9/30/2016    44
   45             N/A  N/A                                             N/A           N/A    45
-----------------------------------------------------------------------------------------------------------
   46        6/1/2012  Waterfront Group Florida, LLC                11,469      7/1/2009    46
   47      12/31/2011  MB&G I, LLC (Morrison's Grill)                5,925     6/17/2017    47
   48       1/31/2012  PETCO #735                                   17,206     5/20/2016    48
   49       7/31/2014  Ross Dress                                   30,000     1/31/2015    49
   50       5/31/2008  5th Ave. Furniture                            5,321     5/10/2007    50
-----------------------------------------------------------------------------------------------------------
   51             N/A  N/A                                             N/A           N/A    51
   52       1/31/2018  Charter School Management                     2,040     7/31/2009    52
   53      11/18/2016  Country Wide Home Loans                       4,000    11/18/2016    53
   54             N/A  N/A                                             N/A           N/A    54
   55             N/A  N/A                                             N/A           N/A    55
-----------------------------------------------------------------------------------------------------------
   56             N/A  N/A                                             N/A           N/A    56
   57       1/31/2012  Kirkland's Home                               6,003     1/31/2011    57
   58       7/31/2011  Southern Nevada Family Dentistry              3,646     6/30/2008    58
   59       3/31/2008  Conner Dollar, Inc.                          10,000    10/31/2009    59
   60             N/A  N/A                                             N/A           N/A    60       (22)
-----------------------------------------------------------------------------------------------------------
   61             N/A  N/A                                             N/A           N/A    61
   62             N/A  N/A                                             N/A           N/A    62
   63       6/30/2009  The Sleep Gallery                             6,000     1/31/2011    63
   64             N/A  N/A                                             N/A           N/A    64
   65             N/A  N/A                                             N/A           N/A    65
-----------------------------------------------------------------------------------------------------------
   66             N/A  N/A                                             N/A           N/A    66
   67             N/A  N/A                                             N/A           N/A    67
  67A1            N/A  N/A                                             N/A           N/A   67A1
  67A2            N/A  N/A                                             N/A           N/A   67A2
  67A3            N/A  N/A                                             N/A           N/A   67A3
-----------------------------------------------------------------------------------------------------------
  67A4            N/A  N/A                                             N/A           N/A   67A4
  67A5            N/A  N/A                                             N/A           N/A   67A5
  67A6            N/A  N/A                                             N/A           N/A   67A6
  67A7            N/A  N/A                                             N/A           N/A   67A7
   68             N/A  N/A                                             N/A           N/A    68
-----------------------------------------------------------------------------------------------------------
   69       8/31/2016  Rufus C. Burkley, III and Darrell
                       Butler and Jim Rountree                      11,215    11/14/2018    69       (23)
   70             N/A  N/A                                             N/A           N/A    70
   71      12/31/2030  Wells Fargo & Co                              5,542     2/29/2016    71
   72       7/31/2016  Salon Suites                                  3,000     6/30/2011    72
   73             N/A  N/A                                             N/A           N/A    73
-----------------------------------------------------------------------------------------------------------
  73A1            N/A  N/A                                             N/A           N/A   73A1
  73A2            N/A  N/A                                             N/A           N/A   73A2
  73A3            N/A  N/A                                             N/A           N/A   73A3
  73A4            N/A  N/A                                             N/A           N/A   73A4
  73A5            N/A  N/A                                             N/A           N/A   73A5
-----------------------------------------------------------------------------------------------------------
   74             N/A  N/A                                             N/A           N/A    74
   75             N/A  N/A                                             N/A           N/A    75
   76       9/30/2007  Cozy Fox                                      5,100    12/31/2009    76
   77      11/13/2016  Advanced Facial Imaging, Inc.
                       d/b/a Viewpoint                               4,350    11/13/2016    77       (24)
   78             N/A  N/A                                             N/A           N/A    78       (25)
-----------------------------------------------------------------------------------------------------------
   79             N/A  N/A                                             N/A           N/A    79
   80             N/A  N/A                                             N/A           N/A    80
   81             N/A  N/A                                             N/A           N/A    81
   82             N/A  N/A                                             N/A           N/A    82
   83             N/A  N/A                                             N/A           N/A    83
-----------------------------------------------------------------------------------------------------------
   84             N/A  N/A                                             N/A           N/A    84       (26)
  84A1            N/A  N/A                                             N/A           N/A   84A1
  84A2            N/A  N/A                                             N/A           N/A   84A2
   85             N/A  N/A                                             N/A           N/A    85       (27)
   86      10/31/2011  Flooring Sales, Inc.                          1,713    10/30/2011    86
-----------------------------------------------------------------------------------------------------------
   87             N/A  N/A                                             N/A           N/A    87
   88             N/A  N/A                                             N/A           N/A    88
   89       9/30/2012  Washtime of the Rockies                       3,735     1/31/2011    89
   90       8/14/2007  Remanco, Inc.                                 1,921     6/30/2008    90
   91       8/31/2009  Eagle Drayage and Warehouse                  64,656    12/31/2008    91
-----------------------------------------------------------------------------------------------------------
   92             N/A  N/A                                             N/A           N/A    92
   93             N/A  N/A                                             N/A           N/A    93
   94       9/30/2012  Taj Majestic Indian Restaurant                2,450     3/31/2008    94
   95       7/30/2009  Fitness Her Way                               2,100     5/31/2007    95
   96             N/A  N/A                                             N/A           N/A    96       (28)
-----------------------------------------------------------------------------------------------------------
   97       7/31/2007  Marion County Public Defender
                       Agency                                        6,272     9/30/2009    97
   98             N/A  N/A                                             N/A           N/A    98
   99       7/30/2007  Boba Store                                      779     9/30/2009    99
   100            N/A  N/A                                             N/A           N/A    100      (29)
   101      9/30/2007  Auto Zone                                     5,904     8/31/2008    101
-----------------------------------------------------------------------------------------------------------
   102            N/A  N/A                                             N/A           N/A    102      (30)
   103            N/A  N/A                                             N/A           N/A    103      (31)
   104            N/A  N/A                                             N/A           N/A    104
   105            N/A  N/A                                             N/A           N/A    105      (32)
   106            N/A  N/A                                             N/A           N/A    106
-----------------------------------------------------------------------------------------------------------
   107     12/14/2011  Blockbuster                                   3,600     6/30/2009    107
   108            N/A  N/A                                             N/A           N/A    108      (33)
   109            N/A  N/A                                             N/A           N/A    109
   110            N/A  N/A                                             N/A           N/A    110
  110A1           N/A  N/A                                             N/A           N/A   110A1
-----------------------------------------------------------------------------------------------------------
  110A2           N/A  N/A                                             N/A           N/A   110A2
   111      1/31/2011  Michael & Laura Peters d/b/a
                       Salon West                                    1,632    11/30/2009    111
   112            N/A  N/A                                             N/A           N/A    112
   113            N/A  N/A                                             N/A           N/A    113
   114            N/A  N/A                                             N/A           N/A    114
-----------------------------------------------------------------------------------------------------------
   115            N/A  N/A                                             N/A           N/A    115
   116            N/A  N/A                                             N/A           N/A    116
   117            N/A  N/A                                             N/A           N/A    117
   118            N/A  N/A                                             N/A           N/A    118
  118A1           N/A  N/A                                             N/A           N/A   118A1
-----------------------------------------------------------------------------------------------------------
  118A2           N/A  N/A                                             N/A           N/A   118A2
   119      7/31/2007  BAC of Florida Bank                           2,500     4/30/2010    119
   120      1/31/2011  Nunzio Dino and Sharon Boscarello             3,250     7/31/2009    120
   121      5/31/2012  Citi Trends, Inc.                            11,835     3/31/2011    121
   122      3/31/2009  National Benefit Brokers, Inc.                2,730    10/31/2009    122
-----------------------------------------------------------------------------------------------------------
   123            N/A  N/A                                             N/A           N/A    123
  123A1    11/30/2015  Fantastic Sam's                               1,200     1/31/2013   123A1
  123A2     6/30/2013  Dojo Karate                                   1,440     8/31/2009   123A2
   124      9/30/2007  Beauty Alliance                               2,200     8/31/2011    124
   125      9/30/2011  Elite Home Health                             1,942     1/31/2007    125
-----------------------------------------------------------------------------------------------------------
   126            N/A  N/A                                             N/A           N/A    126
   127            N/A  N/A                                             N/A           N/A    127
   128            N/A  N/A                                             N/A           N/A    128
   129            N/A  N/A                                             N/A           N/A    129      (34)
   130       8/1/2009  Curves for Women                              1,432     12/1/2009    130
-----------------------------------------------------------------------------------------------------------
   131      8/16/2016  GameStop                                      1,111     9/20/2016    131
   132            N/A  N/A                                             N/A           N/A    132
   133       6/3/2015  Firehouse Subs                                1,540    10/31/2010    133
   134            N/A  N/A                                             N/A           N/A    134
   135            N/A  N/A                                             N/A           N/A    135
-----------------------------------------------------------------------------------------------------------
   136      4/30/2009  DiFrancesco Plastic Surgery, LLC              1,298     4/30/2009    136
   137            N/A  N/A                                             N/A           N/A    137
   138            N/A  N/A                                             N/A           N/A    138
   139            N/A  N/A                                             N/A           N/A    139
   140            N/A  N/A                                             N/A           N/A    140
-----------------------------------------------------------------------------------------------------------
   141      10/1/2010  NSB Construction and Development              1,507     10/1/2020    141
-----------------------------------------------------------------------------------------------------------

Annex A-1 Footnotes

All Mortgage Loans	With regard to multi-property mortgage loans or cross-collateralized mortgage loans, each such mortgage loan or related mortgaged real property with a particular letter designation in the ‘‘Cross-Collateralized Groups’’ column is either part of a multi-property loan or crossed-collateralized with each of the other mortgage loans or mortgaged properties with the same letter designation.

With regards to Prepayment Provisions, the number in any parenthetical reflects the number of months in the applicable period during which the subject prepayment is in effect.

The weighted average occupancy for multi-property loans is based on allocated loan amounts.

With regards to the ‘‘% of Aggregate Cut-off Date Balance’’ column, 0.0 means the percentage by total cut-off date principal balance is less than 0.05%.

(1)	1745 Broadway	U/W Net Operating Income and U/W Net Cash Flow reflect in-place U/W Net Operating Income and U/W Net Cash Flow. The U/W Net Operating Income and U/W Net Cash Flow of the 1745 Broadway Mortgaged Property are based on assumed remeasurement of the square footage of the 1745 Broadway Mortgaged Property by an additional 37,124 square feet and the related additional rent at estimated market rents upon expiration of the Random House lease in 2018 and certain other lease-up assumptions and are projected to be $28,688,640 and $28,096,652 respectively.

The U/W NCF DSCR based on the projected U/W Net Cash Flow of $28,096,652 is 1.43x.

(2)	Westfield San Francisco Emporium	The Westfield San Francisco Emporium Mortgage Loan is part of the Westfield San Francisco Emporium Loan Combination that also includes the Westfield San Francisco Emporium Non-Trust Loans, which have an aggregate cut-off date principal amount of $135,000,000.

The weighted average mortgage interest rates for the Westfield San Francisco Emporium Non-Trust Loans is 5.80433%.

Overall occupancy and in-line occupancy reflect square footage leased including leases out-for-signature and certain other lease-up assumptions.

Reflects in-place U/W NCF. Projected U/W NCF is projected to be $33,234,246 based on assumed execution of leases out-for-signature and lease-up of vacant office space to 95% occupancy and certain other lease-up assumptions.

Based on in-place U/W NCF and calculated based on the annual interest only payments for the Westfield San Francisco Emporium Mortgage Loan only. The U/W DSCR based on in-place U/W NCF for the entire Westfield San Francisco Emporium Loan Combination is 1.14x. The U/W DSCR

1

Annex A-1 Footnotes  — continued

based on the projected U/W NCF of $33,234,246 is 1.81x. The U/W NCF DSCR based on that projected U/W NCF for the entire Westfield San Francisco Emporium Loan Combination is 1.26x.

Aggregate of as-is appraised value of $550,000,000 for the retail portion and $72,000,000 for the office portion of the Westfield San Francisco Emporium Mortgaged Property. The stabilized value for the office portion as of February 1, 2008 is $90,000,000 resulting in an aggregate stabilized value of $640,000,000.

The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based solely on the Westfield San Francisco Emporium Mortgage Loan and do not take into account the Westfield San Francisco Emporium Non-Trust Loans. The Cut-off Date LTV Ratio and the Maturity LTV Ratio of the entire Westfield San Francisco Emporium Loan Combination are both 69.9%. The Cut-off Date LTV of the Westfield San Francisco Emporium Mortgage Loan based on the stabilized appraised value described above, without regard to the Westfield San Francisco Emporium Non-Trust Loans, is 46.9%. The Cut-Off Date LTV Ratio of the entire Westfield San Francisco Emporium Loan Combination based on that stabilized appraised value is 68.0%.

Square footage reflects total gross leasable area of the property, not all of which is part of the collateral. The collateral totals of 609,200 square feet comprised of 363,101 square feet of retail space, which includes a 52,636 square foot 9-screen cinema, and 246,099 square feet of office space. Bloomingdale’s owns its store which is not part of the collateral.

The percentages of total square footage are based on the entire Westfield San Francisco Emporium aggregating 966,442 square feet, comprised of 720,343 square feet of retail space and 246,099 square feet of office space.

(3)	International Square	The U/W Net Operating Income and U/W Net Cash Flow reflect in-place U/W Net Operating Income and U/W Net Cash Flow. The U/W Net Operating Income and U/W Net Cash Flow of the International Square Mortgaged Property are based on assumed mark-to-market rent adjustments applied to below-market tenant leases, projected increase of building square footage by approximately 127,988 square feet upon building remeasurement and certain other lease-up assumptions and are projected to be $35,538,691 and $34,029,167 respectively.

The U/W NCF DSCR based on the projected U/W Net Cash Flow of $34,029,167 is 1.95x.

2

Annex A-1 Footnotes  — continued

(4)	Tishman Speyer DC Portfolio I	U/W Net Operating Income and U/W Net Cash Flow reflect in-place U/W Net Operating Income and U/W Net Cash Flow. The U/W Net Operating Income and U/W Net Cash Flow of the Tishman Speyer DC Portfolio I Mortgaged Properties are based on assumed mark-to-market rent adjustments applied to below-market tenant leases and certain other lease-up assumptions and are projected to be $28,645,933 and $26,661,357 respectively.

The U/W DSCR based on the projected U/W NCF of $26,661,357 is 1.88x.

(5)	Bethany Maryland Portfolio	The Original Balance and the Cut-off Date Balance reflect the Senior Component. The Bethany Maryland Portfolio Mortgage Loan is comprised of two loan components—the ‘‘Senior Component’’ (with a cut-off date principal balance of $150,400,000) and the ‘‘Junior Component’’ or the ‘‘Junior Component’’ (with a cut-off date principal balance of $33,457,012, which includes capitalized interest of $357,012). The entire Bethany Maryland Portfolio Mortgage Loan has a cut-off date principal balance of $183,857,012.

Senior Component accrues interest at a rate of 5.7289% per annum through and including the accrual period expiring on December 10, 2008. From and after December 11, 2008, the interest rate on the Senior Component is 5.9789% per annum. The interest rate on the Junior Component is 11.24596%, provided however, the Bethany Maryland Portfolio Borrower is only obligated to pay accrued interest to the extent net cash flow is available for such purpose, subject to a minimum current pay rate of 5.00% and unpaid interest will be added to the principal balance of the Junior Component.

The Administrative Cost Rate relates to the Bethany Maryland Portfolio Senior Component only. The Administrative Cost Rate for the Bethany Maryland Portfolio Junior Component is 0.00804% per annum.

Weighted average occupancy of the Bethany Maryland Portfolio Mortgaged Properties based on the number of units at each such property.

Reflects aggregate in-place U/W NCF of the Bethany Maryland Portfolio Mortgaged Properties. Projected U/W NCF is $10,332,061 based on assumed market vacancy of 5.5% rather than in-place vacancy of 11.7%.

Based on aggregate in-place U/W NCF and calculated based on the annual interest-only payments (at the cut-off date interest rate of 5.7289%) and taking into account the Bethany Maryland Portfolio Senior Component only. The aggregate in-place U/W DSCR taking into account the entire Bethany Maryland Portfolio Mortgage Loan would be 0.89x, based on

3

Annex A-1 Footnotes  — continued

the assumption that the Bethany Maryland Portfolio Borrowers make only the minimum monthly payment of interest at 5.00% on the Junior Component. The U/W DSCR based on the projected U/W NCF of $10,332,061, calculated based on the annual interest-only payments (at the cut-off date interest rate of 5.7289%) and taking into account the Senior Component only is 1.18x. The U/W DSCR based on that projected U/W NCF, calculated based on the annual interest-only payments (at the cut-off date interest rate of 5.7289%) and taking into account the entire Bethany Maryland Portfolio Mortgage Loan would be 0.99x, based on the assumption that the Bethany Maryland Portfolio Borrowers make only the minimum monthly payment of interest at 5.00% on the Junior Component.

Reflects aggregate as-is appraised value of the four Bethany Maryland Mortgaged Properties. Willow Lake, Quail Hollow, and Woodhill were appraised as of November 10, 2006. Seneca Bay was appraised as of November 6, 2006. The aggregate stabilized appraised value of the four Bethany Maryland Mortgaged Properties (as of November 1, 2009 for the Willow Lake, Quail Hollow Lake and Woodhill properties and as of July 1, 2008 for the Seneca Bay property) is $208,100,000.

The aggregate stabilized appraised value of $208,100,000 is comprised of $67,700,000 for Willow Lake Apartments, $48,800,000 for Quail Hollow Apartments, $48,000,000 for Woodhill Apartments, and $43,600,000 for Seneca Bay Apartments. The stabilized values for individual properties in the Bethany Maryland Portfolio Mortgage Loan were calculated based on proposed rents achieved upon completion of property renovations and are as of November 1, 2009 with the exception of Seneca Bay Apartments which is as of July 1, 2008.

The Cut-off Date LTV Ratio and the Maturity LTV Ratio (based on the aggregate as-is appraised value) are based on the Senior Component only. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on the aggregate as-is appraised value of the entire Bethany Maryland Portfolio Mortgage Loan (including the Senior Component and the Junior Component) would each be 103.1%. Based on the aggregate stabilized value set forth in the footnotes above, the Cut-off Date LTV Ratio and the Maturity LTV Ratio based on the Senior Component only are each 72.3%. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the entire Bethany Maryland Portfolio Mortgage Loan (including the Senior Component and the Junior Component) would each be 88.4%. The Maturity LTV Ratios with respect to the entire Bethany Maryland Portfolio Mortgage Loan set forth above in this footnote do not include any additional potential Bethany

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Maryland Portfolio Capitalized Interest Amounts. The Maturity LTV Ratios of the entire Bethany Maryland Portfolio Mortgage Loan, assuming the Bethany Maryland Portfolio Borrowers make only the minimum monthly payment of interest at the rate of 5.00% per annum on the Junior Component, would be 109.8% (based on the aggregate as-is appraised value) and 94.1% (based on the aggregate stabilized appraised value).

(6)	Extendicare Portfolio	The Original Balance and Cut-Off Date Balance reflect the Extendicare Portfolio Mortgage Loan, which is part of the Extendicare Portfolio Loan Combination of $500,000,000. The amount of $500,000,000 comprises the three pari passu A Notes.

The Cut-Off Date LTV Ratio and the Maturity Date LTV Ratio are based on the entire Extendicare Portfolio Loan Combination.

The appraisal as of date for the Extendicare Portfolio Mortgaged Property known as Parkview Nursing Center is as of September 1, 2006. The appraised values and appraisal as of dates for three of the Extendicare Portfolio Mortgaged Properties are based on stabilized values and stabilized as of dates of January 1, 2007 for River’s Bend Health & Rehab and as of March 1, 2007 for each of Willowcrest Care Center and Heritage Nursing & Rehab Center.

The U/W NCF DSCR based on U/W NCF and calculated based on the annualized constant monthly debt service payment commencing with the payment date in December 2009 and on a loan amount comprised of the entire Extendicare Portfolio Loan Combination.

(7)	1166 Avenue of the Americas	U/W Net Operating Income and U/W Net Cash Flow reflect in-place U/W Net Operating Income and U/W Net Cash Flow. The projected U/W Net Operating Income and projected U/W Net Cash Flow of the 1166 Avenue of the Americas Mortgaged Property are based on assumed contractual rent steps and other operating assumptions based on 2013 proforma stabilized operations which are projected to be $7,536,303 and $7,028,345 respectively.

The U/W NCF DSCR based on the projected U/W NCF of $7,028,345 is 1.13x.

(8)	Bethany Houston Portfolio	The Bethany Houston Portfolio Mortgage Loan is part of the Bethany Houston Portfolio Loan Combination that also includes the Bethany Houston Portfolio Non-Trust Loans, which consist of: (i) the Bethany Houston Portfolio Note B Non-Trust Loan in the cut-off date principal amount of $18,447,351(which includes capitalized interest of $347,351) and (ii) the Bethany Houston Portfolio Note C Non-Trust Loan in the cut-off date principal amount of $1,375,907

5

Annex A-1 Footnotes  — continued

(which includes capitalized interest of $25,907). The entire Bethany Houston Portfolio Loan Combination has a cut-off date principal balance of $122,103,258.

The Bethany Houston Portfolio Mortgage Loan accrues interest at a rate of 6.0165% per annum, through and including the accrual period expiring on December 10, 2008, and with respect to each accrual period thereafter, 6.2665% per annum. The Bethany Houston Portfolio Note B Non-Trust Loan accrues interest at a rate of 11.09% per annum and the Bethany Houston Portfolio Note C Non-Trust Loan accrues interest at a rate of 11.09% per annum. Notwithstanding the foregoing, the Bethany Houston Portfolio Borrowers are not required to make full payments of interest on the Non-Trust Loans other than to the extent of certain excess cash flow from the property, except that, with respect to the Note B Non-Trust Loan only, a minimum monthly payment of interest at 6.00% per annum will be required from and after July 2007 and a minimum monthly payment of interest at 7.00% per annum will be required from and after January 1, 2008. All accrued interest not required to be paid in accordance with the loan documents will be added to the principal balance of the related Non-Trust Loan and will itself accrue interest at the interest rate in effect for such Non-Trust Loan.

Based on aggregate U/W NCF and calculated based on the annual interest-only payments for the Bethany Houston Portfolio Mortgage Loan only. The U/W DSCR based on U/W NCF for the entire Bethany Houston Portfolio Loan Combination is 1.03x., based on the initial rate of 6.0165% per annum for the Bethany Houston Portfolio Mortgage Loan and the assumption that, with respect to the Bethany Houston Portfolio Note B Non-Trust Loan, the Bethany Houston Portfolio Borrowers make only a minimum monthly payment of interest at 7.00% per annum and, with respect to the Bethany Houston Portfolio Note C Non-Trust Loan, the Bethany Houston Portfolio Borrowers do not make any payments of accrued interest.

Weighted average occupancy of the Bethany Houston Portfolio Mortgaged Properties based on the number of units at each property.

Reflects aggregate as-is appraised value of the eight Bethany Houston Mortgaged Properties Sendera Park, Sendera Memorial, Sendera Westway and Wyndham Oaks were appraised as of November 21, 2006. Sendera Champion, Sendera Briargrove, Sendera Sugar Ridge and Sendera Woodbridge were appraised as of November 27, 2006. The aggregate stabilized appraised value of the eight Bethany Houston Mortgaged Properties (as of November 21, 2009 for Sendera Park, Sendera Memorial, Sendera Westway and Wyndham Oaks and as of November 27, 2009 for Sendera

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Annex A-1 Footnotes  — continued

Champion, Sendera Briargrove, Sendera Sugar Ridge, and Sendera Woodbridge) is $146,750,000.

The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based on the Bethany Houston Portfolio Mortgage Loan and do not take into account the Non-Trust Loans. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on the entire Bethany Houston Portfolio Loan Combination (including the Non-Trust Loans) would each be 103.7%. Based on the aggregate stabilized value set forth above, the Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the Bethany Houston Portfolio Mortgage Loan only, would each be 69.7%. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the entire Bethany Houston Portfolio Loan Combination would each be 83.2%. The Maturity LTV Ratio with respect to the entire Bethany Houston Portfolio Loan Combination set forth above in this footnote does not include any additional potential capitalized interest amounts. The Maturity LTV Ratio of the entire Bethany Houston Portfolio Loan Combination, assuming the Bethany Houston Portfolio Borrowers make only the required minimum monthly payment of interest as described under the preceding footnote would be 108.5% (based on the aggregate as-is appraised value) and 87.1% (based on the aggregate stabilized appraised value).

(9)	Lembi Portfolio	Consists of five cross collateralized mortgage loans identified on Annex A-1 as Trophy Properties Portfolio, Prime Apartment Properties Portfolio, 2238 Hyde Street, 737 Pine Street and 325 9th Avenue. Occupancy Percentage, U/W NCF DSCR, Original LTV, Cut-Off Date LTV and Balloon LTV were calculated as a weighted average based on allocated loan amounts of such mortgage loans.

(10)	Four Times Square	Original Balance and Cut-off Date Balance reflect the fully-amortizing Four Times Square Mortgage Loan. The Four Times Square Note A-2 Non-Trust Loan totals $516,123,000, The Four Times Square Note B Non-Trust Loan totals $25,900,000 and the Four Times Square Note C Non-Trust Loan totals $24,100,000, which all together represent the ‘‘Non-Trust Component’’. The Non-Trust Component was previously securitized in 2006-4TS. The Four Times Square Loan Combination totals $649,056,806, with only the Four Times Square Mortgage Loan receiving scheduled principal payments during the first 119 months of the loan term, subject to the mortgage loan documents and intercreditor agreement.

Maturity Date LTV and Maturity Balance reflect the balance after month 119 of the fully-amortizing Four Times Square Mortgage Loan. At the maturity of the Four Times Square Mortgage Loan, the Four Times Square Note A-2 Non-Trust Loan is expected to have an outstanding principal balance of

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Annex A-1 Footnotes  — continued

$516,122,640 and the Four Times Square Loan Combination is expected to have an outstanding principal balance of $566,122,640.

Original LTV and Cut-Off Date LTV are based on the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan, with a total cut-off balance of $599,056,806 and total balance after month 119 of $516,122,640. The Original LTV and Cut-Off Date LTV of the Four Times Square Loan Combination is approximately 39.4% and 39.4% respectively. The LTV of the Four Times Square Loan Combination at maturity of the Four Times Square Mortgage Loan (month 119) is expected to be approximately 34.4%, while the LTV at maturity of the Four Times Square Loan Combination is expected to be approximately 31.3%.

U/W NCF DSCR is based on U/W Net Cash Flow divided by the product of (i) the aggregate initial principal balance of the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan and (ii) the weighted average actual debt service constant based on an average of the first 12 monthly payments for the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan of 6.7263%.

The annual debt service was calculated by adding the 12 consecutive monthly payments due with respect to the Four Times Square Mortgage Loan commencing on the payment date in March 2007. Such monthly payments are comprised of (i) principal payments computed by allocating all principal payments during the first 119 months of the loan term (beginning January 1, 2007) to the Four Times Square Mortgage Loan and (ii) interest payments computed by applying the 5.59% coupon to the aggregate outstanding principal balance of the Four Times Square Mortgage Loan. The loan constant for the Four Times Square Loan Combination is 6.6449%.

Original Term to Maturity, Remaining Term to Maturity, Original Amortization Term, and Remaining Amortization Term reflect the Four Times Square Mortgage Loan only. The Four Times Square Loan Combination totals $650,000,000, has an original term of 168 months and amortizes on a 33-year schedule.

The Prepayment Provisions are based on the Four Times Square Mortgage Loan only. The Four Times Square Loan Combination may not be prepaid or defeased prior to the earlier to occur of (i) two years from the ‘‘startup day’’ and (ii) three years from the closing of the Four Times Square Loan Combination, with defeasance permitted thereafter. Except by way of defeasance, the Four Times Square Loan Combination may not be voluntarily prepaid in whole or in

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Annex A-1 Footnotes  — continued

part at any time during its term except from and after September 11, 2020 at which time the Four Times Square Loan Combination may be prepaid but not defeased.

(11)	373 — 381 Park Avenue South	U/W Net Cash Flow and U/W NCF DSCR were calculated including the future rent from Park Avenue South LLC, which has executed a lease commencing in March 2007, but the related tenant has not yet taken occupancy. The amount of $2,200,000 was escrowed at the closing of the mortgage loan. Once Park Avenue South LLC has taken possession of the space, the holdback will be required to be reduced to $1,000,000, which will be released in twelve monthly payments over the first year of the lease term.

(12)	Cold Storage Industrial	It is anticipated that in the initial stages of the lease, the operations of Continental Refrigerated Services LLC will not be sufficient to make rental payments due under the lease. A letter of credit was posted at the closing of the mortgage loan in the amount of $5,100,000, which represents approximately one year of rental payments at the subject property. Additionally, there is a lease payment guaranty made by one of the principals of Continental Refrigerated Services LLC of approximately $16,000,000 which represents approximately three years of rental payments, which guaranty terminates upon certain events.

(13)	Bethany Austin Portfolio	The Bethany Austin Portfolio Mortgage Loan is part of the Bethany Austin Portfolio Loan Combination that also includes the Bethany Austin Portfolio Non-Trust Loans, which consist of: (i) the Bethany Austin Portfolio Note B Non-Trust Loan in the cut-off date principal amount of $9,660,159 (which includes capitalized interest of $35,159) and (ii) the Bethany Austin Portfolio Note C Non-Trust Loan in the cut-off date principal amount of $504,840 (which includes capitalized interest of $4,840). The entire Bethany Austin Portfolio Loan Combination has a cut-off date principal balance of $54,164,999.

The Bethany Austin Portfolio Mortgage Loan accrues interest at a rate of 5.80% per annum, through and including the accrual period expiring on January 10, 2009, and with respect to each accrual period thereafter, 6.05% per annum. The Bethany Austin Portfolio Note B Non-Trust Loan accrues interest at a rate of 11.242% per annum and the Bethany Austin Portfolio Note C Non-Trust Loan accrues interest at a rate of 11.242% per annum. Notwithstanding the foregoing, the Bethany Maryland Portfolio Borrowers are not required to make full payments of interest on the Non-Trust Loans other than to the extent of certain excess cash flow from the property, except that, with respect to the Note B Non-Trust Loan only, a minimum monthly payment of interest at 7.0% per annum will be required. All accrued interest not required

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Annex A-1 Footnotes  — continued

to be paid in accordance with the loan documents will be added to the principal balance of the related Non-Trust Loan and will itself accrue interest at the interest rate in effect for such Non-Trust Loan.

Based on aggregate U/W NCF and calculated based on the annual interest-only payments for the Bethany Austin Portfolio Mortgage Loan only. The U/W DSCR based on U/W NCF for the entire Bethany Austin Portfolio Loan Combination is 0.97x, based on the initial rate of 5.80% per annum for the Bethany Austin Portfolio Mortgage Loan and the assumption that, with respect to the Bethany Austin Portfolio Note B Non-Trust Loan, the Bethany Austin Portfolio Borrowers make only a minimum monthly payment of interest at 7.00% per annum and, with respect to the Bethany Austin Portfolio Note C Non-Trust Loan, the Bethany Austin Portfolio Borrowers do not make any payments of accrued interest.

The stabilized values for individual properties were calculated based on proposed rents achieved upon completion of property renovations and are as of November 27, 2009.

The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based on the Bethany Austin Portfolio Mortgage Loan and do not take into account the Non-Trust Loans. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on the entire Bethany Austin Portfolio Loan Combination (including the Non-Trust Loans) would each be 105.4%. Based on the aggregate stabilized value set forth above, the Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the Bethany Austin Portfolio Mortgage Loan only, would each be 67.1%. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the entire Bethany Austin Portfolio Loan Combination would each be 82.6%. The Maturity LTV Ratio with respect to the entire Bethany Austin Portfolio Loan combination set forth above in this footnote does not include any additional potential capitalized interest amounts. The Maturity LTV Ratio of the entire Bethany Austin Portfolio Loan Combination, assuming the Bethany Austin Portfolio Borrowers make only the required minimum monthly payment of interest as described above would be 110.5% (based on the aggregate as-is appraised value) and 86.6% (based on the aggregate stabilized appraised value).

(14)	Eastland Mall	Reflects overall square footage of the property. The Subject collateral consists of the all in-line, kiosk, and food court space, and the Streetscape space, for a combined total of 245,471 sf. Collateral also includes the two pad sites ground leased by JC Penney and Firestone Outlet, but not the 169,844 sf of tenant-owned improvements.

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(15)	Sheraton LA	The related borrower has guaranteed the amount of $8,000,000 of the mortgage loan. The guaranty may be reduced up to 3 times over the term of the loan in an amount equal the proceeds attributable to the difference in the U/W Net Cash Flow at the time of request, and the U/W Net Cash Flow which results in an U/W NCF DSCR of 1.34x.

(16)	Kentucky Oaks Mall	Square footage and overall occupancy are based on total gross leasable area of the entire mall, not all of which is part of the collateral. The collateral consists of 848,005 square feet comprised of 327,026 square feet of anchor space, 298,901 square feet of in-line mall space and 222,078 square feet of outparcel space. In-line occupancy is 94.0%.

(17)	Village Club Apartments	The related borrower is required to make additional monthly amortization payments, to the extent available from excess cash flow, beginning with the February 2012 payment date and continuing until maturity, in the approximate amount of $26,572 which payments will accrue if not made. The failure to make such additional monthly amortization payments will not be an event of default if excess cash flow is not sufficient to make such additional monthly amortization payments. If all additional monthly amortization payments are made in full and as scheduled, then annual debt service payments of $1,659,758 calculated based on the average of the sum of such required monthly amortization payments and the related interest payments that would be made from the payment date in February 2012 through the maturity date, would result in a balloon balance of $22,085,661 and a Balloon LTV of 74.6%.

(18)	Gypsum Mills	The related borrower has guaranteed the amount of $5,000,000 of the mortgage loan. The guaranty burns off once the property has achieved a 1.20x U/W NCF DSCR on a trailing 12 month basis.

(19)	Catskill Commons	Square footage and overall occupancy are based on total gross leasable area of the entire shopping center, not all of which is part of the collateral. The collateral consists of 19,801 square feet. Collateral occupancy is 78.6%.

(20)	Bethany Blanding Place	The stabilized appraised value of Bethany Blanding Place is $23,750,000 as of December 8, 2009.

The stabilized LTV based on the aggregate stabilized appraised values is 70.3%.

(21)	430-460 South Pickett	U/W Net Cash Flow and U/W NCF DSCR were calculated including 10,000 square feet which is currently master leased. The master lease may be terminated by the related borrower

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if certain conditions described in the mortgage loan documentation are met, including but not limited to (i) a replacement tenant executing a lease for a term no less than three years and (ii) rental payments from replacement tenant which result in a debt service coverage ratio of no less than 1.25x for three consecutive quarters. Excluding the rental payments from the master lease, the debt service coverage ratio is 1.15x.

(22)	Woodbridge Apartments	The related borrower is required to make additional monthly amortization payments, to the extent available from excess cash flow, beginning with the February 2012 payment date and continuing until maturity, in the approximate amount of $11,670, which payments will accrue if not made. The failure to make such additional monthly amortization payments will not be an event of default if excess cash flow is not sufficient to make such additional monthly amortization payments. If all additional monthly amortization payments are made in full and as scheduled, then annual debt service payments of $728,948, calculated based on the average of the sum of such required monthly amortization payments and the related interest payments that would be made from the payment date in February 2012 through the maturity date, would result in a Balloon Balance of $9,699,783 and a Balloon LTV of 74.6%.

(23)	Grove	U/W Net Cash Flow and U/W NCF DSCR were calculated including 11,215 square feet which is currently master leased. The master lease may be terminated by the related borrower if certain conditions described in the mortgage loan documentation are met, including but not limited to (i) a replacement tenant executing a lease for a term no less than five years and (ii) rental payments shall yield weighted average annual rent of not less than $24.00 per square foot. Excluding the rental payments from the master lease, the cut-off date debt service coverage ratio is 0.82x and the debt service coverage ratio is 0.69x.

(24)	Penn Medical	Occupancy Percentage, U/W Net Cash Flow and U/W NCF DSCR were calculated including 6,100 sf of recently executed leases by tenants who have not yet taken occupancy. The amount of $150,000 representing approximately one year of rent for the related tenants was escrowed at the closing of the mortgage loan and is required to be released to the related borrower once these tenants have taken occupancy and commenced paying full unabated rent. Based on the current net cash flow, the DSCR is 1.00x. The mortgaged property is currently 81.3% occupied.

(25)	AXA Building	The related borrower is required to make additional monthly amortization payments, to the extent available from excess cash flow, beginning with the February 2012 payment date

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and continuing until maturity, in the approximate amount of $7,451, which payments will accrue if not made. The failure to make such additional monthly amortization payments will not be an event of default if excess cash flow is not sufficient to make such additional monthly amortization payments. If all additional monthly amortization payments are made in full and as scheduled, then annual debt service payments of $494,193, calculated based on the average of the sum of such required monthly amortization payments and the related interest payments that would be made from the payment date in February 2012 through the maturity date, would result in a Balloon Balance of $6,452,938 and a Balloon LTV of 76.8%.

(26)	Kozy Kourt — Mobile Manor	The related borrower is required to make additional monthly amortization payments, to the extent available from excess cash flow, beginning with the February 2012 payment date and continuing until maturity, in the approximate amount of $5,930 which payments will accrue if not made. The failure to make such additional monthly amortization payments will not be an event of default if excess cash flow is not sufficient to make such additional monthly amortization payments. If all additional monthly amortization payments are made in full and as scheduled, then annual debt service payments of $406,560, calculated based on the average of the sum of such required monthly amortization payments and the related interest payments that would be made from the payment date in February 2012 through the maturity date, would result in a Balloon Balance of $5,254,208 and a Balloon LTV of 78.1%.

(27)	Walgreens — Loganville	Walgreen Co. has the option to terminate its lease on the last day of the 300th month of the lease term (September 2030), and every five years thereafter, pursuant to the lease.

(28)	Walgreens — New Castle	Walgreen Co. has the option to terminate its lease on the last day of the 300th month of the lease term (October 2030), and every five years thereafter, pursuant to the lease.

(29)	Walgreens — Canton	Walgreen Co. has the option to terminate its lease on the last day of the 300th month of the lease term (August 2031), and every five years thereafter, pursuant to the lease.

(30)	Walgreens — Parkville	Walgreen Co. has the option to terminate its lease on the last day of the 300th month of the lease term (April 2031), and at the end of every month thereafter, pursuant to the lease.

(31)	Walgreens — Columbus	Walgreen Co. has the option to terminate its lease on the last day of the 300th month of the lease term (June 2028), and every five years thereafter, pursuant to the lease.

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(32)	Walgreens — Miramar	Walgreen Co. has the option to terminate its lease on the last day of the 300th month of the lease term (October 2031), and every five years thereafter, pursuant to the lease.

(33)	Walgreens — Natchez	Walgreen Co. has the option to terminate its lease on the last day of the 300th month of the lease term (July 2031), and every five years thereafter, pursuant to the lease.

(34)	Pro Storage	U/W Net Cash Flow and U/W NCF DSCR were calculated based on potential lease up at the mortgaged real property. The amount of $320,000, representing proceeds allocable to the net cash flow differential between the current net cash flow and the anticipated net cash flow resulting from the potential lease up, was escrowed at the closing of the mortgage loan. The amount of $320,000 is required to be released to the related borrower upon satisfaction of certain requirements as indicated in the mortgage loan documentation, including but not limited to the achievement of a 1.20x DSCR on a trailing six-month basis based on a 30-year amortization schedule. Based on the current net cash flow, excluding the potential rent increases, the DSCR is 1.10x.

14

ANNEX A-2

CERTAIN CHARACTERISTICS OF THE MORTGAGE POOL

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Amortization Types
(Mortgage Pool)

Amortization Types	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
Interest Only	66	$2,712,041,703	73.0%	$41,091,541	$362,000,000	67.9%	1.30	x	94.2%	5.935%
Amortizing Balloon(2)	78	918,201,326	24.7	11,771,812	125,000,000	71.0	1.52		94.8	5.987
Fully Amortizing	1	82,933,806	2.2	82,933,806	82,933,806	36.3	1.91		99.8	5.590
Total/Avg/Wtd Avg:	145	$3,713,176,835	100.0%	$25,608,116	$362,000,000	67.9%	1.37	x	94.5%	5.940%

(1)	Excludes mortgage loans secured by hospitality properties.

(2)	Includes mortgage loans, representing 18.7% of the initial mortgage pool balance, that provide for payments of interest-only for a specified number of periods, followed by payments of principal and interest up to the maturity date. 51.1% of these loans, by balance, have three years or less of interest-only payments.

Annex A-2-1

Cut-Off Date Loan-to-Value Ratios
(Mortgage Pool)

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
20.1 - 25.0	1	$29,933,608	0.8%	$29,933,608	$29,933,608	23.0%	4.45	x	98.4%	5.265%
35.1 - 40.0	2	299,933,806	8.1	149,966,903	217,000,000	38.1	1.69		88.4	6.201
40.1 - 45.0	1	270,000,000	7.3	270,000,000	270,000,000	40.4	1.53		86.3	6.372
45.1 - 50.0	1	300,000,000	8.1	300,000,000	300,000,000	48.2	1.64		98.1	6.046
50.1 - 55.0	2	9,900,000	0.3	4,950,000	6,100,000	50.8	1.78		97.9	5.938
55.1 - 60.0	5	126,886,693	3.4	25,377,339	55,000,000	58.7	1.31		95.3	6.135
60.1 - 65.0	11	515,061,183	13.9	46,823,744	340,000,000	64.3	1.56		98.2	5.959
65.1 - 70.0	7	50,596,221	1.4	7,228,032	19,250,000	67.7	1.22		89.9	5.933
70.1 - 75.0	26	363,182,950	9.8	13,968,575	52,500,000	72.8	1.23		90.7	6.039
75.1 - 80.0	62	829,895,714	22.4	13,385,415	110,000,000	78.1	1.18		95.5	5.797
80.1 >=	27	917,786,660	24.7	33,992,099	362,000,000	86.0	1.16		95.9	5.768
Total/Avg/Wtd Avg:	145	$3,713,176,835	100.0%	$25,608,116	$362,000,000	67.9%	1.37	x	94.5%	5.940%

Weighted Average Cut-off Date LTV Ratio:    67.9%

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-2-2

Original Term to Maturity
(Mortgage Pool)

Range of Original Terms to Maturity (Months)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate	Wtd. Avg. Original Term
49 - 60	17	$680,118,635	18.3%	$40,006,979	$150,400,000	75.8%	1.46	x	91.6%	6.081%	60
73 - 84	3	224,896,221	6.1	74,965,407	217,000,000	39.9	1.59		84.6	6.415	84
109 - 120	123	2,782,981,978	74.9	22,625,870	362,000,000	68.2	1.33		96.0	5.863	120
121 - 144	1	15,680,000	0.4	15,680,000	15,680,000	80.0	1.11		97.4	6.380	144
169 - 180	1	9,500,000	0.3	9,500,000	9,500,000	79.8	1.20		99.0	6.450	180
Total/Avg/Wtd Avg:	145	$3,713,176,835	100.0%	$25,608,116	$362,000,000	67.9%	1.37	x	94.5%	5.940%	107

Weighted Average Original Term to Maturity:    107 months.

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-2-3

Remaining Term to Maturity
(Mortgage Pool)

Range of Remaining Terms to Maturity (Months)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate	Wtd. Avg. Remaining Term
49 - 60	17	$680,118,635	18.3%	$40,006,979	$150,400,000	75.8%	1.46	x	91.6%	6.081%	58
73 - 84	3	224,896,221	6.1	74,965,407	217,000,000	39.9	1.59		84.6	6.415	83
109 - 120	123	2,782,981,978	74.9	22,625,870	362,000,000	68.2	1.33		96.0	5.863	119
121 - 144	1	15,680,000	0.4	15,680,000	15,680,000	80.0	1.11		97.4	6.380	142
169 - 180	1	9,500,000	0.3	9,500,000	9,500,000	79.8	1.20		99.0	6.450	178
Total/Avg/Wtd Avg:	145	$3,713,176,835	100.0%	$25,608,116	$362,000,000	67.9%	1.37	x	94.5%	5.940%	106

Weighted Average Remaining Term to Maturity:    106 months.

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-2-4

Mortgaged Properties by Property Type(1)
(Mortgage Pool)

Property Type	Number of Properties	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(2)	Wtd. Avg. Mortgage Rate
Office	28	$1,695,882,927	45.7%	$60,567,247	$362,000,000	63.2%	1.32	x	94.6%	5.909%
Retail	77	853,117,962	23.0	11,079,454	300,000,000	64.9	1.47		96.9	5.910
Multifamily	68	768,565,455	20.7	11,302,433	48,000,000	79.0	1.20		91.2	5.923
Healthcare	82	125,000,000	3.4	1,524,390	4,115,613	63.7	2.72		93.9	6.653
Industrial/Warehouse	4	102,548,482	2.8	25,637,121	51,655,093	79.8	1.24		98.9	5.773
Mobile Home Park	5	81,606,606	2.2	16,321,321	54,000,000	77.8	1.20		94.7	5.874
Hotel	4	49,327,826	1.3	12,331,956	29,979,381	74.5	1.26		—	6.447
Mixed Use	1	23,920,000	0.6	23,920,000	23,920,000	78.4	1.00		89.4	5.850
Self Storage	6	13,207,577	0.4	2,201,263	2,892,390	68.2	1.41		90.7	6.124
Total/Avg/Wtd Avg:	275	$3,713,176,835	100.0%	$13,502,461	$362,000,000	67.9%	1.37	x	94.5%	5.940%

(1)	Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

(2)	Excludes mortgage loans secured by hospitality properties.

Annex A-2-5

Cut-Off Date Principal Balances
(Mortgage Pool)

Range of Cut-off Date Principal Balances ($)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
<= 2,000,000	11	$18,977,975	0.5%	$1,725,270	$2,000,000	69.5%	1.32	x	93.3%	6.124%
2,000,001 - 4,000,000	26	88,280,269	2.4	3,395,395	4,000,000	73.6	1.31		96.6	5.950
4,000,001 - 6,000,000	23	112,935,175	3.0	4,910,225	5,800,000	77.4	1.27		96.3	5.923
6,000,001 - 8,000,000	12	84,900,232	2.3	7,075,019	7,800,000	75.9	1.26		97.1	5.920
8,000,001 - 10,000,000	9	82,016,534	2.2	9,112,948	9,550,000	80.3	1.24		96.9	5.832
10,000,001 - 15,000,000	19	229,944,265	6.2	12,102,330	14,750,000	76.7	1.19		96.8	5.921
15,000,001 - 20,000,000	15	266,790,498	7.2	17,786,033	20,000,000	75.8	1.18		92.3	5.883
20,000,001 - 25,000,000	6	142,600,000	3.8	23,766,667	25,000,000	78.6	1.11		93.7	5.794
25,000,001 - 50,000,000	9	349,962,989	9.4	38,884,777	49,400,000	71.9	1.50		93.7	5.962
50,000,001 - 75,000,000	5	277,155,093	7.5	55,431,019	64,000,000	72.8	1.27		93.9	5.868
75,000,001 - 100,000,000	1	82,933,806	2.2	82,933,806	82,933,806	36.3	1.91		99.8	5.590
100,000,001 - 125,000,000	3	337,280,000	9.1	112,426,667	125,000,000	74.7	1.73		93.9	6.106
150,000,001 >=	6	1,639,400,000	44.2	273,233,333	362,000,000	61.1	1.36		94.2	5.961
Total/Avg/Wtd Avg:	145	$3,713,176,835	100.0%	$25,608,116	$362,000,000	67.9%	1.37	x	94.5%	5.940%

Average Cut-off Date Principal Balance:    $25,608,116

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-2-6

U/W NCF DSCR
(Mortgage Pool)

Range of U/W NCF DSCR (x)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
<= 1.19	33	$1,364,373,605	36.7%	$41,344,655	$362,000,000	77.2%	1.12	x	96.8%	5.739%
1.20 - 1.29	77	1,082,353,279	29.1	14,056,536	102,280,000	78.6	1.23		94.3	5.938
1.30 - 1.39	13	100,327,100	2.7	7,717,469	43,000,000	73.7	1.32		92.2	5.902
1.40 - 1.49	11	120,165,355	3.2	10,924,123	55,000,000	65.2	1.42		95.1	5.802
1.50 - 1.59	1	270,000,000	7.3	270,000,000	270,000,000	40.4	1.53		86.3	6.372
1.60 - 1.69	5	528,190,082	14.2	105,638,016	300,000,000	44.7	1.62		92.3	6.205
1.70 - 1.79	1	3,800,000	0.1	3,800,000	3,800,000	51.5	1.72		94.5	5.950
1.80 - 1.89	1	6,100,000	0.2	6,100,000	6,100,000	50.4	1.81		100.0	5.930
1.90 - 1.99	1	82,933,806	2.2	82,933,806	82,933,806	36.3	1.91		99.8	5.590
2.00 >=	2	154,933,608	4.2	77,466,804	125,000,000	55.8	3.05		94.8	6.384
Total/Avg/Wtd Avg:	145	$3,713,176,835	100.0%	$25,608,116	$362,000,000	67.9%	1.37	x	94.5%	5.940%

Weighted Average U/W NCF DSCR: 1.37x.

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-2-7

Occupancy Rates(1)(2)
(Mortgage Pool)

Range of Occupancy Rates (%)	Number of Properties	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate
<= 65.0	1	$1,095,374	0.0%	$1,095,374	$1,095,374	63.7%	2.72	x	61.5%	6.653%
65.1 - 70.0	1	1,257,770	0.0	1,257,770	1,257,770	63.7	2.72		66.1	6.653
70.1 - 75.0	2	70,676,610	1.9	35,338,305	69,750,000	39.1	1.61		70.3	6.438
75.1 - 80.0	4	45,060,000	1.2	11,265,000	20,000,000	72.1	1.17		77.7	5.857
80.1 - 85.0	13	187,499,189	5.0	14,423,015	52,500,000	75.5	1.24		83.8	6.079
85.1 - 90.0	31	550,740,429	14.8	17,765,820	270,000,000	58.9	1.40		87.1	6.132
90.1 - 95.0	60	640,772,721	17.3	10,679,545	72,850,000	68.4	1.38		92.3	6.004
95.1 >=	159	2,166,746,916	58.4	13,627,339	362,000,000	70.2	1.37		99.1	5.834
Total/Avg/Wtd Avg:	271	$3,663,849,008	98.7%	$13,519,738	$362,000,000	67.9%	1.37	x	94.5%	5.933%

Weighted average occupancy rate: 94.5%

(1)	Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

(2)	Excludes mortgage loans secured by hospitality properties.

Annex A-2-8

Remaining Amortization Terms
(Mortgage Pool)

Range of Remaining Amortization Terms (Months)(1)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(3)	Wtd. Avg. Mortgage Rate	Wtd. Avg. Remaining Amortization Term(4)
Interest Only(2)	66	$2,712,041,703	73.0%	$41,091,541	$362,000,000	67.9%	1.30	x	94.2%	5.935%	0
109 - 120	1	82,933,806	2.2	82,933,806	82,933,806	36.3	1.91		99.8	5.590	117
229 - 240	1	29,933,608	0.8	29,933,608	29,933,608	23.0	4.45		98.4	5.265	239
289 - 300	6	145,249,712	3.9	24,208,285	125,000,000	64.5	2.54		94.2	6.578	300
349 - 360	71	743,018,006	20.0	10,465,042	55,000,000	74.1	1.20		94.8	5.900	360
Total/Avg/Wtd Avg:	145	$3,713,176,835	100.0%	$25,608,116	$362,000,000	67.9%	1.37	x	94.5%	5.940%	327

Weighted Average Remaining Amortization Term: 327 months.(4)

(1)	Ranges of Remaining Amortization Terms (other than Interest Only) may include mortgage loans that have an interest-only period ending prior to maturity date but exclude mortgage loans that provide for payments of interest only up to the maturity date.

(2)	Interest-only up to maturity date.

(3)	Excludes mortgage loans secured by hospitality properties.

(4)	Includes mortgage loans that have an interest-only period ending prior to maturity date, but excludes mortgage loans that provide for payments of interest only up to maturity date.

Annex A-2-9

Mortgage Rates
(Mortgage Pool)

Range of Mortgage Rates (%)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
5.251 - 5.500	1	$29,933,608	0.8%	$29,933,608	$29,933,608	23.0%	4.45	x	98.4%	5.265%
5.501 - 5.750	39	1,540,412,306	41.5	39,497,751	362,000,000	75.0	1.21		97.2	5.665
5.751 - 6.000	59	680,810,520	18.3	11,539,161	54,000,000	76.7	1.22		94.6	5.859
6.001 - 6.250	27	631,570,564	17.0	23,391,502	300,000,000	65.3	1.43		95.2	6.054
6.251 - 6.500	11	587,870,457	15.8	53,442,769	270,000,000	45.8	1.50		86.2	6.391
6.501 - 6.750	8	242,579,381	6.5	30,322,423	125,000,000	64.5	1.98		95.0	6.605
Total/Avg/Wtd Avg:	145	$3,713,176,835	100.0%	$25,608,116	$362,000,000	67.9%	1.37	x	94.5%	5.940%

Weighted Average Mortgage Rate: 5.940%

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-2-10

Maturity Date Loan-to-Value Ratios
(Mortgage Pool)

Range of Maturity Date Loan-to-Value Ratios (%)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Maturity Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
<= 0.0	1	$82,933,806	2.2%	$82,933,806	$82,933,806	—	1.91	x	99.8%	5.590%
10.1 - 15.0	1	29,933,608	0.8	29,933,608	29,933,608	14.7%	4.45		98.4	5.265
35.1 - 40.0	1	217,000,000	5.8	217,000,000	217,000,000	38.8	1.60		84.1	6.435
40.1 - 45.0	2	276,100,000	7.4	138,050,000	270,000,000	40.5	1.54		86.6	6.362
45.1 - 50.0	5	312,924,572	8.4	62,584,914	300,000,000	48.2	1.63		98.1	6.046
50.1 - 55.0	3	61,328,000	1.7	20,442,667	55,000,000	52.2	1.39		93.1	5.749
55.1 - 60.0	12	120,813,359	3.3	10,067,780	49,400,000	58.4	1.30		97.2	6.270
60.1 - 65.0	15	608,452,481	16.4	40,563,499	340,000,000	63.8	1.51		97.1	5.981
65.1 - 70.0	22	227,780,307	6.1	10,353,650	51,655,093	67.6	1.19		94.9	5.932
70.1 - 75.0	29	357,964,000	9.6	12,343,586	52,500,000	73.0	1.16		91.2	5.929
75.1 - 80.0	30	537,457,000	14.5	17,915,233	110,000,000	77.3	1.19		96.4	5.739
80.1 - 85.0	16	273,989,169	7.4	17,124,323	150,400,000	84.0	1.13		92.6	5.778
85.1 >=	8	606,500,534	16.3	75,812,567	362,000,000	87.2	1.18		97.1	5.770
Total/Avg/Wtd Avg:	145	$3,713,176,835	100.0%	$25,608,116	$362,000,000	65.5%	1.37	x	94.5%	5.940%

Weighted Average Maturity Date LTV Ratio: 65.5%

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-2-11

Properties by State(1)
(Mortgage Pool)

State	Number of Properties	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance
NY	15	$705,756,737	19.0%
CA	32	638,264,867	17.2
DC	3	401,895,253	10.8
MA	2	365,796,957	9.9
TX	31	319,439,704	8.6
FL	19	266,714,390	7.2
MD	6	177,027,879	4.8
VA	4	103,529,747	2.8
IL	13	88,116,955	2.4
OH	16	69,741,175	1.9
NV	4	61,500,000	1.7
KY	20	54,539,718	1.5
PA	12	46,069,917	1.2
IA	4	40,373,928	1.1
WA	12	38,648,592	1.0
IN	19	36,825,330	1.0
RI	2	34,000,000	0.9
AL	2	26,450,000	0.7
MI	9	25,653,534	0.7
TN	5	24,045,000	0.6
CT	1	20,000,000	0.5
UT	1	20,000,000	0.5
WI	11	19,589,361	0.5
MO	4	18,741,730	0.5
CO	5	16,900,000	0.5
GA	4	16,405,304	0.4
OR	1	13,500,000	0.4
MS	2	13,410,000	0.4
KS	1	11,203,000	0.3
NE	1	9,243,000	0.2
SC	2	8,021,501	0.2
MN	6	7,797,827	0.2
NC	1	4,300,000	0.1
NJ	1	3,100,000	0.1
DE	1	2,373,841	0.1
WV	1	2,112,734	0.1
ID	2	2,088,853	0.1
Total:	275	$3,713,176,835	100.0%

(1)	Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

Annex A-2-12

ANNEX A-3

CERTAIN CHARACTERISTICS OF LOAN GROUP 1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Amortization Types
(Loan Group No. 1)

Amortization Types	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
Interest Only	37	$1,947,361,703	68.0%	$52,631,397	$362,000,000	63.4%	1.34	x	95.3%	5.938%
Amortizing Balloon(2)	67	832,709,265	29.1	12,428,496	125,000,000	70.4	1.55		95.1	6.002
Fully Amortizing	1	82,933,806	2.9	82,933,806	82,933,806	36.3	1.91		99.8	5.590
Total/Avg/Wtd Avg:	105	$2,863,004,774	100.0%	$27,266,712	$362,000,000	64.7%	1.42	x	95.4%	5.947%

(1)	Excludes mortgage loans secured by hospitality properties.

(2)	Includes mortgage loans, representing 22.1% of the loan group no. 1 balance, that provide for payments of interest-only for a specified number of periods, followed by payments of principal and interest up to the maturity date. 52.3% of these loans, by balance, have three years or less of interest-only payments.

Annex A-3-1

Cut-Off Date Loan-to-Value Ratios
(Loan Group No. 1)

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
20.1 - 25.0	1	$29,933,608	1.0%	$29,933,608	$29,933,608	23.0%	4.45	x	98.4%	5.265%
35.1 - 40.0	2	299,933,806	10.5	149,966,903	217,000,000	38.1	1.69		88.4	6.201
40.1 - 45.0	1	270,000,000	9.4	270,000,000	270,000,000	40.4	1.53		86.3	6.372
45.1 - 50.0	1	300,000,000	10.5	300,000,000	300,000,000	48.2	1.64		98.1	6.046
50.1 - 55.0	2	9,900,000	0.3	4,950,000	6,100,000	50.8	1.78		97.9	5.938
55.1 - 60.0	3	63,886,693	2.2	21,295,564	55,000,000	57.9	1.41		93.5	5.765
60.1 - 65.0	8	501,823,183	17.5	62,727,898	340,000,000	64.3	1.57		98.3	5.946
65.1 - 70.0	6	31,346,221	1.1	5,224,370	15,950,000	68.0	1.26		96.6	5.971
70.1 - 75.0	19	255,885,846	8.9	13,467,676	52,500,000	73.2	1.23		91.4	6.113
75.1 - 80.0	42	551,195,714	19.3	13,123,707	110,000,000	78.0	1.15		96.2	5.785
80.1 >=	20	549,099,703	19.2	27,454,985	362,000,000	86.2	1.16		100.0	5.686
Total/Avg/Wtd Avg:	105	$2,863,004,774	100.0%	$27,266,712	$362,000,000	64.7%	1.42	x	95.4%	5.947%

Weighted Average Cut-off Date LTV Ratio: 64.7%

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-3-2

Original Term to Maturity
(Loan Group No. 1)

Range of Original Terms to Maturity (Months)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate	Wtd. Avg. Original Term
49 - 60	5	$215,388,635	7.5%	$43,077,727	$125,000,000	68.2%	2.10	x	93.8%	6.301%	60
73 - 84	3	224,896,221	7.9	74,965,407	217,000,000	39.9	1.59		84.6	6.415	84
109 - 120	95	2,397,539,917	83.7	25,237,262	362,000,000	66.5	1.35		96.5	5.866	120
121 - 144	1	15,680,000	0.5	15,680,000	15,680,000	80.0	1.11		97.4	6.380	144
169 - 180	1	9,500,000	0.3	9,500,000	9,500,000	79.8	1.20		99.0	6.450	180
Total/Avg/Wtd Avg:	105	$2,863,004,774	100.0%	$27,266,712	$362,000,000	64.7%	1.42	x	95.4%	5.947%	113

Weighted Average Original Term to Maturity: 113 months.

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-3-3

Remaining Term to Maturity
(Loan Group No. 1)

Range of Remaining Terms to Maturity (Months)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate	Wtd. Avg. Remaining Term
49 - 60	5	$215,388,635	7.5%	$43,077,727	$125,000,000	68.2%	2.10	x	93.8%	6.301%	58
73 - 84	3	224,896,221	7.9	74,965,407	217,000,000	39.9	1.59		84.6	6.415	83
109 - 120	95	2,397,539,917	83.7	25,237,262	362,000,000	66.5	1.35		96.5	5.866	119
121 - 144	1	15,680,000	0.5	15,680,000	15,680,000	80.0	1.11		97.4	6.380	142
169 - 180	1	9,500,000	0.3	9,500,000	9,500,000	79.8	1.20		99.0	6.450	178
Total/Avg/Wtd Avg:	105	$2,863,004,774	100.0%	$27,266,712	$362,000,000	64.7%	1.42	x	95.4%	5.947%	112

Weighted Average Remaining Term to Maturity: 112 months.

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-3-4

Mortgaged Properties by Property Type(1)
(Loan Group No. 1)

Property Type	Number of Properties	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(2)	Wtd. Avg. Mortgage Rate
Office	28	$1,695,882,927	59.2%	$60,567,247	$362,000,000	63.2%	1.32	x	94.6%	5.909%
Retail	77	853,117,962	29.8	11,079,454	300,000,000	64.9	1.47		96.9	5.910
Other	82	124,999,999	4.4	1,524,390	4,115,613	63.7	2.72		93.9	6.653
Industrial/Warehouse	4	102,548,482	3.6	25,637,121	51,655,093	79.8	1.24		98.9	5.773
Hotel	4	49,327,826	1.7	12,331,956	29,979,381	74.5	1.26		—	6.447
Mixed Use	1	23,920,000	0.8	23,920,000	23,920,000	78.4	1.00		89.4	5.850
Self Storage	6	13,207,577	0.5	2,201,263	2,892,390	68.2	1.41		90.7	6.124
Total/Avg/Wtd Avg:	202	$2,863,004,773	100.0%	$14,173,291	$362,000,000	64.7%	1.42	x	95.4%	5.947%

(1)	Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

(2)	Excludes mortgage loans secured by hospitality properties.

Annex A-3-5

Cut-Off Date Principal Balances
(Loan Group No. 1)

Range of Cut-off Date Principal Balances ($)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
<= 2,000,000	8	$13,943,369	0.5%	$1,742,921	$2,000,000	71.0%	1.34	x	93.9%	6.147%
2,000,001 - 4,000,000	22	74,293,311	2.6	3,376,969	4,000,000	72.4	1.32		96.4	5.952
4,000,001 - 6,000,000	18	86,525,175	3.0	4,806,954	5,610,000	77.3	1.26		98.1	5.905
6,000,001 - 8,000,000	10	70,780,232	2.5	7,078,023	7,800,000	75.1	1.27		98.4	5.950
8,000,001 - 10,000,000	5	46,216,534	1.6	9,243,307	9,500,000	81.5	1.19		99.7	6.019
10,000,001 - 15,000,000	14	171,844,265	6.0	12,274,590	14,750,000	78.7	1.19		97.0	5.815
15,000,001 - 20,000,000	8	142,730,000	5.0	17,841,250	20,000,000	75.9	1.15		95.0	5.863
20,000,001 - 25,000,000	4	93,920,000	3.3	23,480,000	25,000,000	77.9	1.03		94.3	5.804
25,000,001 - 50,000,000	4	132,662,989	4.6	33,165,747	43,000,000	65.0	1.97		94.6	5.836
50,000,001 - 75,000,000	4	223,155,093	7.8	55,788,773	64,000,000	71.8	1.29		92.7	5.887
75,000,001 - 100,000,000	1	82,933,806	2.9	82,933,806	82,933,806	36.3	1.91		99.8	5.590
100,000,001 - 125,000,000	2	235,000,000	8.2	117,500,000	125,000,000	69.4	1.95		96.8	6.145
150,000,001 >=	5	1,489,000,000	52.0	297,800,000	362,000,000	58.7	1.39		94.8	5.984
Total/Avg/Wtd Avg:	105	$2,863,004,774	100.0%	$27,266,712	$362,000,000	64.7%	1.42	x	95.4%	5.947%

Average Cut-off Date Principal Balance: $27,266,712

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-3-6

U/W NCF DSCR
(Loan Group No. 1)

Range of U/W NCF DSCR (x)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
<= 1.19	26	$1,118,723,605	39.1%	$43,027,831	$362,000,000	76.6%	1.13	x	98.5%	5.707%
1.20 - 1.29	50	513,385,824	17.9	10,267,716	64,000,000	78.5	1.23		96.3	5.937
1.30 - 1.39	9	75,919,100	2.7	8,435,456	43,000,000	72.1	1.32		92.2	5.919
1.40 - 1.49	9	109,018,749	3.8	12,113,194	55,000,000	64.1	1.42		95.7	5.820
1.50 - 1.59	1	270,000,000	9.4	270,000,000	270,000,000	40.4	1.53		86.3	6.372
1.60 - 1.69	5	528,190,082	18.4	105,638,016	300,000,000	44.7	1.62		92.3	6.205
1.70 - 1.79	1	3,800,000	0.1	3,800,000	3,800,000	51.5	1.72		94.5	5.950
1.80 - 1.89	1	6,100,000	0.2	6,100,000	6,100,000	50.4	1.81		100.0	5.930
1.90 - 1.99	1	82,933,806	2.9	82,933,806	82,933,806	36.3	1.91		99.8	5.590
2.00 >=	2	154,933,608	5.4	77,466,804	125,000,000	55.8	3.05		94.8	6.384
Total/Avg/Wtd Avg:	105	$2,863,004,774	100.0%	$27,266,712	$362,000,000	64.7%	1.42	x	95.4%	5.947%

Weighted Average U/W NCF DSCR:    1.42x.

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-3-7

Occupancy Rates(1)(2)
(Loan Group No. 1)

Range of Occupancy Rates (%)	Number of Properties	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate
<= 65.0	1	$1,095,374	0.0%	$1,095,374	$1,095,374	63.7%	2.72	x	61.5%	6.653%
65.1 - 70.0	1	1,257,770	0.0	1,257,770	1,257,770	63.7	2.72		66.1	6.653
70.1 - 75.0	2	70,676,610	2.5	35,338,305	69,750,000	39.1	1.61		70.3	6.438
75.1 - 80.0	1	20,000,000	0.7	20,000,000	20,000,000	78.1	1.16		76.1	5.700
80.1 - 85.0	8	90,702,928	3.2	11,337,866	52,500,000	68.1	1.34		83.9	6.304
85.1 - 90.0	18	369,422,150	12.9	20,523,453	270,000,000	49.0	1.51		86.9	6.275
90.1 - 95.0	36	341,853,864	11.9	9,495,941	72,850,000	57.3	1.53		92.4	6.100
95.1 >=	131	1,918,668,251	67.0	14,646,323	362,000,000	69.4	1.39		99.2	5.810
Total/Avg/Wtd Avg:	198	$2,813,676,947	98.3%	$14,210,490	$362,000,000	64.5%	1.42	x	95.4%	5.938%

Weighted average occupancy rate:    95.4%

(1)	Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

(2)	Excludes mortgage loans secured by hospitality properties.

Annex A-3-8

Remaining Amortization Terms
(Loan Group No. 1)

Range of Remaining Amortization Terms (Months)(1)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(3)	Wtd. Avg. Mortgage Rate	Wtd. Avg. Remaining Amortization Term(4)
Interest Only(2)	37	$1,947,361,703	68.0%	$52,631,397	$362,000,000	63.4%	1.34	x	95.3%	5.938%	0
109 - 120	1	82,933,806	2.9	82,933,806	82,933,806	36.3	1.91		99.8	5.590	117
229 - 240	1	29,933,608	1.0	29,933,608	29,933,608	23.0	4.45		98.4	5.265	239
289 - 300	6	145,249,712	5.1	24,208,285	125,000,000	64.5	2.54		94.2	6.578	300
349 - 360	60	657,525,945	23.0	10,958,766	55,000,000	73.9	1.20		95.1	5.909	360
Total/Avg/Wtd Avg:	105	$2,863,004,774	100.0%	$27,266,712	$362,000,000	64.7%	1.42	x	95.4%	5.947%	324

Weighted Average Remaining Amortization Term:    324 months.(4)

(1)	Ranges of Remaining Amortization Terms (other than Interest Only) may include mortgage loans that have an interest-only period ending prior to maturity date but exclude mortgage loans that provide for payments of interest only up to the maturity date.

(2)	Interest-only up to maturity date.

(3)	Excludes mortgage loans secured by hospitality properties.

(4)	Includes mortgage loans that have an interest-only period ending prior to maturity date, but excludes mortgage loans that provide for payments of interest only up to maturity date.

Annex A-3-9

Mortgage Rates
(Loan Group No. 1)

Range of Mortgage Rates (%)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
5.251 - 5.500	1	$29,933,608	1.0%	$29,933,608	$29,933,608	23.0%	4.45	x	98.4%	5.265%
5.501 - 5.750	28	1,275,084,306	44.5	45,538,725	362,000,000	73.9	1.22		98.7	5.659
5.751 - 6.000	43	397,753,416	13.9	9,250,079	51,655,093	75.5	1.20		95.8	5.874
6.001 - 6.250	19	415,383,606	14.5	21,862,295	300,000,000	55.2	1.53		97.9	6.051
6.251 - 6.500	11	587,870,457	20.5	53,442,769	270,000,000	45.8	1.51		86.2	6.391
6.501 - 6.750	3	156,979,381	5.5	52,326,460	125,000,000	66.0	2.41		93.7	6.657
Total/Avg/Wtd Avg:	105	$2,863,004,774	100.0%	$27,266,712	$362,000,000	64.7%	1.42	x	95.4%	5.947%

Weighted Average Mortgage Rate:    5.947%

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-3-10

Maturity Date Loan-to-Value Ratios
(Loan Group No. 1)

Range of Maturity Date Loan-to-Value Ratios (%)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Maturity Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate(1)	Wtd. Avg. Mortgage Rate
<= 0.0	1	$82,933,806	2.9%	$82,933,806	$82,933,806	—	1.91	x	99.8%	5.590%
10.1 - 15.0	1	29,933,608	1.0	29,933,608	29,933,608	14.7%	4.45		98.4	5.265
35.1 - 40.0	1	217,000,000	7.6	217,000,000	217,000,000	38.8	1.60		84.1	6.435
40.1 - 45.0	2	276,100,000	9.6	138,050,000	270,000,000	40.5	1.54		86.6	6.362
45.1 - 50.0	5	312,924,572	10.9	62,584,914	300,000,000	48.2	1.63		98.1	6.046
50.1 - 55.0	2	59,890,000	2.1	29,945,000	55,000,000	52.1	1.40		93.2	5.749
55.1 - 60.0	10	57,813,359	2.0	5,781,336	20,000,000	57.2	1.39		97.4	6.009
60.1 - 65.0	11	576,705,377	20.1	52,427,762	340,000,000	63.8	1.52		97.6	5.974
65.1 - 70.0	19	186,633,350	6.5	9,822,808	51,655,093	67.7	1.19		96.6	5.936
70.1 - 75.0	20	263,004,000	9.2	13,150,200	52,500,000	73.4	1.14		91.3	5.968
75.1 - 80.0	15	284,467,000	9.9	18,964,467	110,000,000	76.5	1.16		98.1	5.662
80.1 - 85.0	13	101,279,169	3.5	7,790,705	12,500,000	84.0	1.21		100.0	5.801
85.1 >=	5	414,320,534	14.5	82,864,107	362,000,000	87.2	1.16		100.0	5.663
Total/Avg/Wtd Avg:	105	$2,863,004,774	100.0%	$27,266,712	$362,000,000	61.7%	1.42	x	95.4%	5.947%

Weighted Average Maturity Date LTV Ratio:    61.7%

(1)	Excludes mortgage loans secured by hospitality properties.

Annex A-3-11

Properties by State(1)
(Loan Group No. 1)

State	Number of Properties	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance
NY	9	$639,856,737	22.3%
CA	11	485,414,867	17.0
DC	3	401,895,253	14.0
MA	1	362,000,000	12.6
FL	13	141,834,390	5.0
VA	4	103,529,747	3.6
IL	13	88,116,955	3.1
TX	6	74,931,704	2.6
OH	14	64,014,569	2.2
KY	20	54,539,718	1.9
PA	12	46,069,917	1.6
IA	4	40,373,928	1.4
RI	2	34,000,000	1.2
NV	3	31,500,000	1.1
IN	17	31,215,330	1.1
AL	2	26,450,000	0.9
MI	9	25,653,534	0.9
WA	11	20,698,094	0.7
CT	1	20,000,000	0.7
UT	1	20,000,000	0.7
WI	11	19,589,361	0.7
MO	4	18,741,730	0.7
GA	4	16,405,304	0.6
OR	1	13,500,000	0.5
MS	2	13,410,000	0.5
CO	4	11,450,000	0.4
KS	1	11,203,000	0.4
NE	1	9,243,000	0.3
SC	2	8,021,501	0.3
MN	6	7,797,827	0.3
TN	3	5,945,000	0.2
NC	1	4,300,000	0.2
NJ	1	3,100,000	0.1
DE	1	2,373,841	0.1
WV	1	2,112,734	0.1
ID	2	2,088,853	0.1
MD	1	1,627,879	0.1
Total:	202	$2,863,004,774	100.0%

(1)	Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

Annex A-3-12

ANNEX A-4

CERTAIN CHARACTERISTICS OF LOAN GROUP 2

[THIS PAGE INTENTIONALLY LEFT BLANK]

Amortization Types
(Loan Group 2)

Amortization Types	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate
Interest Only	29	$764,680,000	89.9%	$26,368,276	$150,400,000	79.2%	1.19	x	91.4%	5.927%
Amortizing Balloon(1)	11	85,492,061	10.1	7,772,006	18,100,000	76.1	1.26		92.5	5.835
Total/Avg/Wtd Avg:	40	$850,172,061	100.0%	$21,254,302	$150,400,000	78.9%	1.20	x	91.6%	5.918%

(1)	Includes mortgage loans, representing 7.3% of the loan group no. 2 balance, that provide for payments of interest-only for a specified number of periods, followed by payments of principal and interest up to the maturity date. 39.5% of these loans, by balance, have three years or less of interest-only payments.

Annex A-4-1

Cut-Off Date Loan-to-Value Ratios
(Loan Group No. 2)

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate
55.1 - 60.0	2	$63,000,000	7.4%	$31,500,000	$49,400,000	59.6%	1.21	x	97.1%	6.510%
60.1 - 65.0	3	13,238,000	1.6	4,412,667	10,200,000	63.3	1.22		93.0	6.427
65.1 - 70.0	1	19,250,000	2.3	19,250,000	19,250,000	67.2	1.16		79.1	5.870
70.1 - 75.0	7	107,297,104	12.6	15,328,158	48,000,000	72.0	1.24		89.4	5.863
75.1 - 80.0	20	278,700,000	32.8	13,935,000	54,000,000	78.5	1.24		94.3	5.819
80.1 >=	7	368,686,957	43.4	52,669,565	150,400,000	85.7	1.16		89.8	5.892
Total/Avg/Wtd Avg:	40	$850,172,061	100.0%	$21,254,302	$150,400,000	78.9%	1.20	x	91.6%	5.918%

Weighted Average Cut-off Date LTV Ratio: 79.0%

Annex A-4-2

Original Term to Maturity
(Loan Group No. 2)

Range of Original Terms to Maturity (Months)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate	Wtd. Avg. Original Term
49 - 60	12	$464,730,000	54.7%	$38,727,500	$150,400,000	79.3%	1.16	x	90.6%	5.979%	60
109 - 120	28	385,442,061	45.3	13,765,788	54,000,000	78.5	1.25		92.7	5.844	120
Total/Avg/Wtd Avg:	40	$850,172,061	100.0%	$21,254,302	$150,400,000	78.9%	1.20	x	91.6%	5.918%	87

Weighted Average Original Term to Maturity: 87 months.

Annex A-4-3

Remaining Term to Maturity
(Loan Group No. 2)

Range of Remaining Terms to Maturity (Months)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate	Wtd. Avg. Remaining Term
49 - 60	12	$464,730,000	54.7%	$38,727,500	$150,400,000	79.3%	1.16	x	90.6%	5.979%	58
109 - 120	28	385,442,061	45.3	13,765,788	54,000,000	78.5	1.25		92.7	5.844	118
Total/Avg/Wtd Avg:	40	$850,172,061	100.0%	$21,254,302	$150,400,000	78.9%	1.20	x	91.6%	5.918%	85

Weighted Average Remaining Term to Maturity: 85 months.

Annex A-4-4

Mortgaged Properties by Property Type(1)
(Loan Group No. 2)

Property Type	Number of Properties	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate
Multifamily	68	$768,565,455	90.4%	$11,302,433	$48,000,000	79.0%	1.20	x	91.2%	5.923%
Mobile Home Park	5	81,606,606	9.6	16,321,321	54,000,000	77.8	1.20		94.7	5.874
Total/Avg/Wtd Avg:	73	$850,172,061	100.0%	$11,646,193	$54,000,000	78.9%	1.20	x	91.6%	5.918%

(1)	Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

Annex A-4-5

Cut-Off Date Principal Balances
(Loan Group No. 2)

Range of Cut-off Date Principal Balances ($)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate
<= 2,000,000	3	$5,034,606	0.6%	$1,678,202	$1,996,606	65.3%	1.27	x	91.7%	6.059%
2,000,001 - 4,000,000	4	13,986,957	1.6	3,496,739	3,796,957	79.6	1.26		97.6	5.943
4,000,001 - 6,000,000	5	26,410,000	3.1	5,282,000	5,800,000	77.7	1.29		90.4	5.981
6,000,001 - 8,000,000	2	14,120,000	1.7	7,060,000	7,520,000	79.8	1.25		91.2	5.768
8,000,001 - 10,000,000	4	35,800,000	4.2	8,950,000	9,550,000	78.8	1.30		94.0	5.589
10,000,001 - 15,000,000	5	58,100,000	6.8	11,620,000	13,600,000	70.7	1.21		96.1	6.238
15,000,001 - 20,000,000	7	124,060,498	14.6	17,722,928	20,000,000	75.8	1.22		89.2	5.906
20,000,001 - 25,000,000	2	48,680,000	5.7	24,340,000	25,000,000	79.9	1.26		92.5	5.775
25,000,001 - 50,000,000	5	217,300,000	25.6	43,460,000	49,400,000	76.1	1.22		93.3	6.039
50,000,001 - 75,000,000	1	54,000,000	6.4	54,000,000	54,000,000	76.8	1.20		98.8	5.790
100,000,001 - 125,000,000	1	102,280,000	12.0	102,280,000	102,280,000	86.8	1.24		87.3	6.017
150,000,001 >=	1	150,400,000	17.7	150,400,000	150,400,000	84.4	1.06		88.3	5.729
Total/Avg/Wtd Avg:	40	$850,172,061	100.0%	$21,254,302	$150,400,000	78.9%	1.20	x	91.6%	5.918%

Average Cut-off Date Principal Balance: $21,254,302

Annex A-4-6

U/W NCF DSCR
(Loan Group No. 2)

Range of U/W NCF DSCR (x)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate
<= 1.19.	7	$245,650,000	28.9%	$35,092,857	$150,400,000	79.5%	1.10	x	88.9%	5.887%
1.20 - 1.29	27	568,967,455	66.9	21,072,869	102,280,000	78.7	1.24		92.7	5.940
1.30 - 1.39	4	24,408,000	2.9	6,102,000	15,560,000	78.5	1.32		92.4	5.850
1.40 - 1.49	2	11,146,606	1.3	5,573,303	9,150,000	75.9	1.42		90.5	5.624
Total/Avg/Wtd Avg:	40	$850,172,061	100.0%	$21,254,302	$150,400,000	78.9%	1.20	x	91.6%	5.918%

Weighted Average U/W NCF DSCR: 1.20x.

Annex A-4-7

Occupancy Rates(1)
(Loan Group No. 2)

Range of Occupancy Rates (%)	Number of Properties	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate
75.1 - 80.0	3	$25,060,000	2.9%	$8,353,333	$19,250,000	67.3%	1.17	x	79.0%	5.982%
80.1 - 85.0	5	96,796,261	11.4	19,359,252	46,984,184	82.4	1.16		83.6	5.868
85.1 - 90.0	13	181,318,279	21.3	13,947,560	48,000,000	79.1	1.20		87.4	5.841
90.1 - 95.0	24	298,918,857	35.2	12,454,952	35,596,635	81.1	1.20		92.2	5.895
95.1 >=	28	248,078,664	29.2	8,859,952	54,000,000	76.1	1.22		98.3	6.015
Total/Avg/Wtd Avg:	73	$850,172,061	100.0%	$11,646,193	$54,000,000	78.9%	1.20	x	91.6%	5.918%

Weighted average occupancy rate: 91.6%

(1)	Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

Annex A-4-8

Remaining Amortization Terms
(Loan Group No. 2)

Range of Remaining Amortization Terms (Months)(1)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate	Wtd. Avg. Remaining Amortization Term(3)
Interest Only(2)	29	$764,680,000	89.9%	$26,368,276	$150,400,000	79.2%	1.19	x	91.4%	5.927%	0
349 - 360	11	85,492,061	10.1	7,772,006	18,100,000	76.1	1.26		92.5	5.835	359
Total/Avg/Wtd Avg:	40	$850,172,061	100.0%	$21,254,302	$150,400,000	78.9%	1.20	x	91.6%	5.918%	359

Weighted Average Remaining Amortization Term: 359 months.(3)

(1)	Ranges of Remaining Amortization Terms (other than Interest Only) may include mortgage loans that have an interest-only period ending prior to maturity date but exclude mortgage loans that provide for payments of interest only up to the maturity date.

(2)	Interest-only up to maturity date.

(3)	Includes mortgage loans that have an interest-only period ending prior to maturity date, but excludes mortgage loans that provide for payments of interest only up to maturity date.

Annex A-4-9

Mortgage Rates
(Loan Group No. 2)

Range of Mortgage Rates (%)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Cut-off Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate
5.501 - 5.750	11	$265,328,000	31.2%	$24,120,727	$150,400,000	80.5%	1.14	x	89.7%	5.695%
5.751 - 6.000	16	283,057,104	33.3	17,691,069	54,000,000	78.3	1.24		92.8	5.838
6.001 - 6.250	8	216,186,957	25.4	27,023,370	102,280,000	84.6	1.22		90.0	6.061
6.501 - 6.750	5	85,600,000	10.1	17,120,000	49,400,000	61.8	1.20		97.0	6.510
Total/Avg/Wtd Avg:	40	$850,172,061	100.0%	$21,254,302	$150,400,000	78.9%	1.20	x	91.6%	5.918%

Weighted Average Mortgage Rate: 5.918%

Annex A-4-10

Maturity Date Loan-to-Value Ratios
(Loan Group No. 2)

Range of Maturity Date Loan-to-Value Ratios (%)	Number of Loans	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance	Average Cut-off Date Principal Balance	Maximum Cut-off Date Principal Balance	Wtd. Avg. Maturity Date LTV	Wtd. Avg. U/W NCF DSCR		Wtd. Avg. Occupancy Rate	Wtd. Avg. Mortgage Rate
50.1 - 55.0	1	$1,438,000	0.2%	$1,438,000	$1,438,000	54.0%	1.31	x	88.9%	5.750%
55.1 - 60.0	2	63,000,000	7.4	31,500,000	49,400,000	59.6	1.21		97.1	6.510
60.1 - 65.0	4	31,747,104	3.7	7,936,776	17,950,498	63.2	1.25		87.8	6.111
65.1 - 70.0	3	41,146,957	4.8	13,715,652	19,250,000	67.0	1.23		87.0	5.916
70.1 - 75.0	9	94,960,000	11.2	10,551,111	48,000,000	72.0	1.23		90.7	5.822
75.1 - 80.0	15	252,990,000	29.8	16,866,000	54,000,000	78.3	1.23		94.5	5.825
80.1 - 85.0	3	172,710,000	20.3	57,570,000	150,400,000	84.0	1.08		88.3	5.765
85.1 >=	3	192,180,000	22.6	64,060,000	102,280,000	87.3	1.24		90.8	6.001
Total/Avg/Wtd Avg:	40	$850,172,061	100.0%	$21,254,302	$150,400,000	78.2%	1.20	x	91.6%	5.918%

Weighted Average Maturity Date LTV Ratio: 78.2%

Annex A-4-11

Properties by State(1)
(Loan Group No. 2)

State	Number of Properties	Total Cut-off Date Principal Balance	% by Total Cut-off Date Principal Balance
TX	25	$244,508,000	28.8%
MD	5	175,400,000	20.6
CA	21	152,850,000	18.0
FL	6	124,880,000	14.7
NY	6	65,900,000	7.8
NV	1	30,000,000	3.5
TN	2	18,100,000	2.1
WA	1	17,950,498	2.1
OH	2	5,726,606	0.7
IN	2	5,610,000	0.7
CO	1	5,450,000	0.6
MA	1	3,796,957	0.4
Total:	73	$850,172,061	100.0%

(1)	Calculations are based on a per property basis and, where multiple properties secure a single underlying mortgage loan, allocated loan amounts.

Annex A-4-12

ANNEX A-5

CERTAIN MONETARY TERMS OF THE UNDERLYING MORTGAGE LOANS

[THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                     ANNEX A-5-1

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1

                                                              ORIGINAL        REMAINING
CONTROL   FOOTNOTE                                          INTEREST-ONLY   INTEREST-ONLY        AMORTIZATION          ANTICIPATED
  NO.        NO.                PROPERTY NAME               PERIOD (MOS.)   PERIOD (MOS.)            TYPE            REPAYMENT DATE
-----------------------------------------------------------------------------------------------------------------------------------

      1              State Street Building                            120             119   Interest-Only                       N/A
      2      (1)     1745 Broadway                                    120             119   Interest-Only                       N/A
      3      (2)     Westfield San Francisco Emporium                 120             119   Interest-Only                       N/A
      4      (3)     International Square                             120             119   Interest-Only                       N/A
      5      (4)     Tishman Speyer DC Portfolio I                     84              83   Interest-Only                       N/A
      6      (5)     Bethany Maryland Portfolio                        60              58   Interest-Only                       N/A
      7      (6)     Extendicare Portfolio                             36              33   Interest-Only, Balloon              N/A
      8      (7)     1166 Avenue of the Americas                      120             119   Interest-Only                       N/A
      9      (8)     Bethany Houston Portfolio                         60              58   Interest-Only                       N/A
             (9)     Lembi Portfolio                                   60              58   Interest-Only                       N/A
    10A              Trophy Properties Portfolio                       60              58   Interest-Only                       N/A
    10B              Prime Apartment Properties Portfolio              60              58   Interest-Only                       N/A
    10C              2238 Hyde Street                                  60              58   Interest-Only                       N/A
    10D              737 Pine Street                                   60              58   Interest-Only                       N/A
    10E              325 9th Avenue                                    60              58   Interest-Only                       N/A
     11     (10)     Four Times Square                                  0               0   Fully Amortizing                    N/A
     12              Towers at Park Central                            60              59   Interest-Only                       N/A
     13     (11)     373 and 381 Park Avenue South                     36              35   Interest-Only, Balloon              N/A
     14              Royal Country                                    120             118   Interest-Only                       N/A
     15              Del Amo Financial Center                         120             120   Interest-Only                       N/A
     16     (12)     Cold Storage Industrial                            0               0   Balloon                             N/A
     17              Sevilla Apartments                               120             118   Interest-Only                       N/A
     18              Costanza Portfolio                               120             120   Interest-Only                       N/A
     19     (13)     Bethany Austin Portfolio                          60              59   Interest-Only                       N/A
     20              Eastland Mall                                     24              22   Interest-Only, Balloon              N/A
     21              Augusta Apartments                                60              57   Interest-Only                       N/A
     22     (14)     Sheraton LA                                        0               0   Balloon                             N/A
     23              Kentucky Oaks Mall                                 0               0   Balloon                             N/A
     24              CVS - Vero Beach                                 120             119   Interest-Only                       N/A
     25              Galleria of Key Biscayne, Inc.                    60              59   Interest-Only, Balloon              N/A
     26              Hunting Oaks Apartments                          120             117   Interest-Only                       N/A
     27              Via Mizner                                        60              57   Interest-Only, Balloon              N/A
     28     (15)     Village Club Apartments                          120             119   Interest-Only                       N/A
     29              Pacific Square                                    60              59   Interest-Only, Balloon              N/A
     30              401 E. Ocean Blvd.                                60              58   Interest-Only, Balloon              N/A
     31              North Street Shopping Center                      36              35   Interest-Only, Balloon              N/A
     32              Sandy Village                                     36              35   Interest-Only, Balloon              N/A
     33     (16)     Gypsum Mills                                     120             119   Interest-Only                       N/A
     34              Verona Woods                                      60              59   Interest-Only                       N/A
     35              BJ's Wholesale Club                               60              58   Interest-Only, Balloon              N/A
     36              Memphis Multis                                    60              59   Interest-Only, Balloon              N/A
     37              Catskill Commons                                 120             118   Interest-Only                       N/A
     38              GTECH Office Campus - GTECH                       84              83   Interest-Only, Balloon              N/A
     39              Foundation House                                   0               0   Balloon                             N/A
     40     (17)     Bethany Blanding Place                            60              59   Interest-Only                       N/A
     41              River Oaks Apartments                             24              22   Interest-Only, Balloon              N/A
     42              GTECH Office Campus - Immunex                     84              83   Interest-Only, Balloon              N/A
     43     (18)     430-460 South Pickett                             60              59   Interest-Only                       N/A
     44              Midtown Plaza Shopping Center                     60              58   Interest-Only, Balloon              N/A
     45              Meadows at Lakeway Apartments                    120             118   Interest-Only                       N/A
     46              Oak Grove Plaza                                   60              59   Interest-Only, Balloon              N/A
     47              Oaks Mall Plaza                                   60              59   Interest-Only, Balloon              N/A
     48              Visalia Plaza                                     60              58   Interest-Only, Balloon              N/A
     49              Pony Mall                                         36              35   Interest-Only, Balloon              N/A
     50              Eastern Marketplace I                             60              57   Interest-Only, Balloon              N/A
     51              Colony at Lakeway Apartments                     120             118   Interest-Only                       N/A
     52              Inland Valley Terrace Business Center              0               0   Balloon                             N/A
     53              Shops at Simi Valley Town Center                 120             118   Interest-Only                       N/A
     54              Hy-Vee - 51st Street                             120             118   Interest-Only                       N/A
     55              Hy-Vee - Cedar Rapids                            120             118   Interest-Only                       N/A
     56              Hy-Vee - Olathe                                  120             118   Interest-Only                       N/A
     57              Tiger Town Phase III                             120             119   Interest-Only                       N/A
     58              Eastern Marketplace III                           60              57   Interest-Only, Balloon              N/A
     59              Gallery at Warren Conner                          36              34   Interest-Only, Balloon              N/A
     60     (19)     Woodbridge Apartments                            120             119   Interest-Only                       N/A
     61              Hy-Vee - Grand Avenue                            120             118   Interest-Only                       N/A
     62              Willow Springs Apartments                        120             119   Interest-Only                       N/A
     63              Handsboro Square                                  60              58   Interest-Only, Balloon              N/A
     64              Hilton Garden Inn                                  0               0   Balloon                             N/A
     65              Hy-Vee - Columbus                                120             118   Interest-Only                       N/A
     66              Huntcliff Apartments                             120             119   Interest-Only                       N/A
     67              Citizens Michigan Portfolio 4                    120             114   Interest-Only                       N/A
     68              Raintree Apartments                              120             119   Interest-Only                       N/A
     69              Grove                                             60              58   Interest-Only, Balloon              N/A
     70              Tradewinds Apartments                             60              60   Interest-Only, Balloon              N/A
     71              Eastern Marketplace II                            60              57   Interest-Only, Balloon              N/A
     72              Brandon Parkway                                   60              58   Interest-Only, Balloon              N/A
     73              Citizens Illinois Portfolio 2                    120             114   Interest-Only                       N/A
     74              Publix Supermarket - Palm Beach Plaza            120             119   Interest-Only                       N/A
     75              Trace at Lakeway Apartments                      120             118   Interest-Only                       N/A
     76              Geist Center                                      60              58   Interest-Only, Balloon              N/A
     77     (20)     Penn Medical                                       0               0   Balloon                             N/A
     78     (21)     AXA Building                                     120             119   Interest-Only                       N/A
     79              Rock Springs                                      60              58   Interest-Only, Balloon              N/A
     80              Hampton Inn - Cedar Rapids                         0               0   Balloon                             N/A
     81              Lowe's - Westshore Plaza                          24              22   Interest-Only, Balloon              N/A
     82              CVS - Chester                                    120             119   Interest-Only                       N/A
     83              Place at Lakeway Apartments                      120             118   Interest-Only                       N/A
     84     (22)     Kozy Kourt - Mobile Manor                        120             119   Interest-Only                       N/A
     85              Walgreens - Loganville                           120             119   Interest-Only                       N/A
     86              OSO Parkway                                       60              58   Interest-Only, Balloon              N/A
     87              Walgreens - Hazelwood                              0               0   Balloon                             N/A
     88              Grandview Meadows III                            120             119   Interest-Only                       N/A
     89              Iliff Crossing Shopping Center                    48              45   Interest-Only, Balloon              N/A
     90              1701 East Lake Avenue                             18              16   Interest-Only, Balloon              N/A
     91              1431 Kingsland Building                            0               0   Balloon                             N/A
     92              Hillcrest Oaks Apartments                        120             115   Interest-Only                       N/A
     93              Tops Market - Batavia                             60              58   Interest-Only, Balloon              N/A
     94              Puget Park Shopping Center                        36              32   Interest-Only, Balloon              N/A
     95              Garden City Crossing                               0               0   Balloon                             N/A
     96              Walgreens - New Castle                           120             119   Interest-Only                       N/A
     97              Keystone Corporate Square                         24              21   Interest-Only, Balloon              N/A
     98              Lubbock Square Apartments                         60              58   Interest-Only, Balloon              N/A
     99              LAUSD Office Building                              0               0   Balloon                             N/A
    100              Walgreens - Canton                               120             119   Interest-Only                       N/A
    101              Steele Creek Commons                              48              47   Interest-Only, Balloon              N/A
    102              Walgreens - Parkville                            120             119   Interest-Only                       N/A
    103              Walgreens - Columbus                             120             118   Interest-Only                       N/A
    104              Walgreens Lombard                                120             119   Interest-Only                       N/A
    105              Walgreens - Miramar                              120             117   Interest-Only                       N/A
    106              Walgreens Lansing                                120             119   Interest-Only                       N/A
    107              WalMart Plaza                                      0               0   Balloon                             N/A
    108              Walgreens - Natchez                              120             119   Interest-Only                       N/A
    109              Walgreens Indian Head Park                       120             119   Interest-Only                       N/A
    110              SecurCare 603 and 606                             60              56   Interest-Only, Balloon              N/A
    111              West Bay Village                                  13              11   Interest-Only, Balloon              N/A
    112              River Street Apartments                            0               0   Balloon                             N/A
    113              Price Chopper - Fulton                             0               0   Balloon                             N/A
    114              Bear Pointe Apartments                           120             119   Interest-Only                       N/A
    115              Walgreens - Union                                  0               0   Balloon                             N/A
    116              Holiday Inn Express - Tyler                        0               0   Balloon                             N/A
    117              Ridgewood Apartments                              24              21   Interest-Only, Balloon              N/A
    118              Tractor Supply                                     0               0   Balloon                             N/A
    119              Sawgrass Executive Center, Building A             60              58   Interest-Only, Balloon              N/A
    120              Sentinel Square                                    0               0   Balloon                             N/A
    121              Keystone Plaza Retail                             24              22   Interest-Only, Balloon              N/A
    122              1500 Skokie Boulevard                             18              16   Interest-Only, Balloon              N/A
    123              Maple Creek and Waconia                           24              23   Interest-Only, Balloon              N/A
    124              Tradewinds Plaza                                  36              35   Interest-Only, Balloon              N/A
    125              Mizner City Center                                24              20   Interest-Only, Balloon              N/A
    126              CVS - Garfield                                   120             119   Interest-Only                       N/A
    127              Ark Self Storage                                   0               0   Balloon                             N/A
    128              One Camden Court                                  36              35   Interest-Only, Balloon              N/A
    129     (23)     Pro Storage                                      120             118   Interest-Only                       N/A
    130              Shops at Railey Hill                              48              46   Interest-Only, Balloon              N/A
    131              Salida Shoppes                                    24              21   Interest-Only, Balloon              N/A
    132              1251 N. Highway 287                              120             119   Interest-Only                       N/A
    133              Acworth Outparcel                                 48              47   Interest-Only, Balloon              N/A
    134              Apple Tree Storage                               120             116   Interest-Only                       N/A
    135              Greenfield Mobile Home Park                        0               0   Balloon                             N/A
    136              340 W. Ponce De Leon                               0               0   Balloon                             N/A
    137              Action's Self Storage                              0               0   Balloon                             N/A
    138              Rite Aid  - La Plata                               0               0   Balloon                             N/A
    139              Holly Bend Apartments                             24              23   Interest-Only, Balloon              N/A
    140              Starbucks - Bradenton                              0               0   Balloon                             N/A
    141              MRFM Office Building                              18              16   Interest-Only, Balloon              N/A

                                                  ORIGINAL     REMAINING           REMAINING          U/W        CUT-OFF
CONTROL    MATURITY    MORTGAGE   AMORTIZATION   SEASONING      TERM TO        LOCKOUT/DEFEASANCE     NCF          DATE
  NO.        DATE       RATE(%)    TERM (MOS.)     (MOS.)    MATURITY (MOS.)      PERIOD (MOS.)     DSCR (x)   NCF DSCR (x)
---------------------------------------------------------------------------------------------------------------------------

      1    1/11/2017   5.659000              0           1               119                  116       1.15           1.15
      2    1/11/2017   5.680000              0           1               119                  116       1.17           1.17
      3    1/11/2017   6.046000              0           1               119                   25       1.64           1.64
      4    1/11/2017   6.372000              0           1               119                  113       1.53           1.53
      5    1/11/2014   6.435000              0           1                83                   77       1.60           1.60
      6   12/11/2011   5.728900              0           2                58                   55       1.06           1.06
      7   11/11/2011   6.652500            300           3                57                    0       2.72           3.31
      8    1/11/2017   5.568000              0           1               119                  116       1.07           1.07
      9   12/11/2011   6.016500              0           2                58                   55       1.24           1.24
          12/11/2011   6.510000              0           2                58                   55       1.20           1.20
    10A   12/11/2011   6.510000              0           2                58                   55       1.22           1.22
    10B   12/11/2011   6.510000              0           2                58                   55       1.18           1.18
    10C   12/11/2011   6.510000              0           2                58                   55       1.11           1.11
    10D   12/11/2011   6.510000              0           2                58                   55       1.23           1.23
    10E   12/11/2011   6.510000              0           2                58                   55       1.06           1.06
     11   11/11/2016   5.590000            119           2               117                  117       1.91           1.91
     12    1/11/2012   5.700000              0           1                59                   23       1.25           1.25
     13    1/11/2017   5.740000            360           1               119                  118       1.41           1.69
     14   12/11/2016   5.790000              0           2               118                   25       1.20           1.20
     15    2/11/2017   6.335000              0           0               120                  117       1.27           1.27
     16    1/11/2017   5.820000            360           1               119                   25       1.22           1.22
     17   12/11/2016   5.650000              0           2               118                  118       1.23           1.23
     18    2/11/2017   6.160000              0           0               120                  118       1.23           1.23
     19    1/11/2012   5.800000              0           1                59                   56       1.23           1.23
     20   12/11/2016   5.865000            360           2               118                  118       1.30           1.55
     21   11/11/2011   6.050000              0           3                57                   57       1.17           1.17
     22    1/11/2017   6.680000            360           1               119                  116       1.20           1.20
     23     1/1/2017   5.265000            240           1               119                  113       4.45           4.45
     24    1/11/2017   5.520000              0           1               119                    0       1.21           1.21
     25    1/11/2017   5.680000            360           1               119                  119       1.00           1.20
     26   11/11/2016   5.780000              0           3               117                  114       1.25           1.25
     27   11/11/2016   5.850000            360           3               117                  114       1.00           1.19
     28    1/11/2017   5.770000              0           1               119                  116       1.27           1.27
     29    1/11/2017   5.960000            360           1               119                  116       1.03           1.22
     30   12/11/2016   5.730000            360           2               118                  115       1.09           1.31
     31    1/11/2017   5.950000            360           1               119                  116       1.44           1.71
     32    1/11/2017   5.700000            360           1               119                  119       1.16           1.40
     33    1/11/2017   6.040000              0           1               119                  117       1.15           1.15
     34    1/11/2012   5.870000              0           1                59                    0       1.16           1.16
     35   12/11/2016   5.550000            360           2               118                  115       1.03           1.25
     36    1/11/2017   5.920000            360           1               119                  116       1.29           1.53
     37   12/11/2016   5.820000              0           2               118                   46       1.20           1.20
     38    1/11/2017   5.800000            360           1               119                   85       1.01           1.21
     39   11/11/2016   5.870000            360           3               117                  115       1.27           1.27
     40    1/11/2012   5.980000              0           1                59                   56       1.20           1.20
     41   12/11/2011   5.750000            360           2                58                   34       1.20           1.44
     42    1/11/2017   5.800000            360           1               119                   85       1.01           1.22
     43    1/11/2012   6.010000              0           1                59                   56       1.22           1.22
     44   12/11/2018   6.380000            360           2               142                  142       1.11           1.29
     45   12/11/2016   5.890000              0           2               118                  115       1.30           1.30
     46    1/11/2017   5.700000            360           1               119                  117       1.15           1.39
     47    1/11/2017   5.700000            360           1               119                  119       1.11           1.33
     48   12/11/2016   5.820000            360           2               118                  118       1.03           1.23
     49    1/11/2017   5.950000            360           1               119                  116       1.02           1.21
     50   11/11/2016   6.030000            360           3               117                  117       1.25           1.48
     51   12/11/2016   5.890000              0           2               118                  115       1.26           1.26
     52    1/11/2017   5.940000            360           1               119                  119       1.18           1.18
     53   12/11/2016   5.960000              0           2               118                  115       1.20           1.20
     54   12/11/2016   5.680000              0           2               118                    0       1.21           1.21
     55   12/11/2016   5.680000              0           2               118                    0       1.21           1.21
     56   12/11/2016   5.680000              0           2               118                    0       1.21           1.21
     57    1/11/2017   5.650000              0           1               119                  117       1.45           1.45
     58   11/11/2016   6.030000            360           3               117                  117       1.34           1.58
     59   12/11/2016   5.890000            360           2               118                  115       1.15           1.37
     60    1/11/2017   5.770000              0           1               119                  116       1.25           1.25
     61   12/11/2016   5.680000              0           2               118                    0       1.21           1.21
     62    1/11/2017   5.560000              0           1               119                  116       1.29           1.29
     63   12/11/2021   6.450000            360           2               178                   23       1.20           1.39
     64    2/11/2017   6.010000            360           0               120                  118       1.25           1.25
     65   12/11/2016   5.680000              0           2               118                    0       1.21           1.21
     66    1/11/2017   5.560000              0           1               119                  116       1.43           1.43
     67    8/11/2016   6.191000              0           6               114                    0       1.20           1.20
     68    1/11/2017   5.560000              0           1               119                  116       1.23           1.23
     69   12/11/2016   5.750000            360           2               118                  115       1.11           1.33
     70    2/11/2017   5.690000            360           0               120                  119       1.23           1.48
     71   11/11/2016   6.030000            360           3               117                  117       1.09           1.29
     72   12/11/2016   6.010000            360           2               118                  118       1.09           1.29
     73    8/11/2016   6.191000              0           6               114                    0       1.20           1.20
     74    1/11/2017   5.710000              0           1               119                  116       1.27           1.27
     75   12/11/2016   5.890000              0           2               118                  115       1.26           1.26
     76   12/11/2016   5.600000            360           2               118                  112       1.28           1.56
     77   12/11/2011   6.270000            360           2                58                   55       1.20           1.20
     78    1/11/2017   5.970000              0           1               119                  116       1.20           1.20
     79   12/11/2016   5.630000            360           2               118                  118       1.24           1.50
     80    1/11/2017   5.980000            300           1               119                  116       1.43           1.43
     81   12/11/2016   5.930000            360           2               118                  116       1.81           2.15
     82    1/11/2017   5.780000              0           1               119                    0       1.22           1.22
     83   12/11/2016   5.890000              0           2               118                  115       1.29           1.29
     84    1/11/2017   6.080000              0           1               119                  116       1.26           1.26
     85    1/11/2017   5.740000              0           1               119                    0       1.22           1.22
     86   12/11/2016   6.280000            360           2               118                  118       1.17           1.36
     87   11/11/2016   5.860000            360           3               117                  117       1.17           1.17
     88    1/11/2017   5.990000              0           1               119                   23       1.25           1.25
     89   11/11/2016   6.000000            360           3               117                  116       1.20           1.42
     90   12/11/2016   5.900000            360           2               118                  116       1.25           1.48
     91    1/11/2017   6.020000            300           1               119                  118       1.69           1.69
     92    9/11/2016   6.120000              0           5               115                  114       1.27           1.27
     93   12/11/2016   6.035000            360           2               118                  115       1.22           1.44
     94   10/11/2016   5.850000            360           4               116                  115       1.25           1.49
     95   12/11/2016   5.820000            360           2               118                  117       1.24           1.24
     96    1/11/2017   5.740000              0           1               119                    0       1.20           1.20
     97   11/11/2016   5.940000            360           3               117                  114       1.32           1.57
     98   12/11/2016   5.810000            360           2               118                  118       1.38           1.65
     99    1/11/2014   5.950000            360           1                83                   83       1.32           1.32
    100    1/11/2017   5.750000              0           1               119                    0       1.22           1.22
    101    1/11/2017   5.780000            360           1               119                  119       1.21           1.45
    102    1/11/2017   5.870000              0           1               119                    0       1.20           1.20
    103   12/11/2016   5.900000              0           2               118                    0       1.21           1.21
    104    1/11/2017   5.710000              0           1               119                  119       1.40           1.40
    105   11/11/2016   6.065000              0           3               117                  114       1.20           1.20
    106    1/11/2017   5.710000              0           1               119                  119       1.40           1.40
    107    1/11/2017   6.010000            360           1               119                  117       1.65           1.65
    108    1/11/2017   5.780000              0           1               119                    0       1.23           1.23
    109    1/11/2017   5.710000              0           1               119                  119       1.39           1.39
    110   10/11/2016   5.950000            360           4               116                   44       1.72           2.04
    111   12/11/2016   5.870000            360           2               118                  115       1.28           1.52
    112    1/11/2017   6.130000            360           1               119                  116       1.25           1.25
    113   12/11/2016   6.150000            360           2               118                  115       1.22           1.22
    114    1/11/2017   5.750000              0           1               119                  116       1.26           1.26
    115   11/11/2016   5.850000            360           3               117                  117       1.15           1.15
    116   11/11/2016   6.460000            300           3               117                  117       1.45           1.45
    117   11/11/2016   6.100000            360           3               117                  117       1.21           1.42
    118    2/11/2017   6.250000            300           0               120                  117       1.20           1.20
    119   12/11/2013   5.770000            360           2                82                   80       1.26           1.52
    120   12/11/2016   5.770000            360           2               118                  115       1.28           1.28
    121   12/11/2016   5.910000            360           2               118                  115       1.42           1.69
    122   12/11/2016   5.900000            360           2               118                  116       1.29           1.53
    123    1/11/2017   6.000000            360           1               119                  118       1.07           1.27
    124    1/11/2017   5.830000            360           1               119                  119       1.36           1.62
    125   10/11/2011   6.130000            360           4                56                   56       1.20           1.41
    126    1/11/2017   5.780000              0           1               119                  117       1.23           1.23
    127   11/11/2016   6.070000            360           3               117                  116       1.20           1.20
    128    1/11/2017   5.750000            360           1               119                   23       1.33           1.59
    129   12/11/2016   6.370000              0           2               118                   25       1.39           1.39
    130   12/11/2016   5.800000            360           2               118                  118       1.21           1.45
    131   11/11/2016   5.960000            360           3               117                  117       1.22           1.44
    132    1/11/2017   5.860000              0           1               119                  119       1.62           1.62
    133    1/11/2017   6.580000            360           1               119                  119       1.19           1.36
    134   10/11/2016   6.320000              0           4               116                   25       1.35           1.35
    135   12/11/2016   5.920000            360           2               118                  115       1.40           1.40
    136   11/11/2016   6.320000            360           3               117                  117       1.44           1.44
    137   11/11/2016   5.990000            360           3               117                  117       1.22           1.22
    138    1/11/2017   5.900000            300           1               119                  107       1.32           1.32
    139    1/11/2017   5.750000            360           1               119                  117       1.31           1.57
    140    2/11/2017   6.030000            360           0               120                  120       1.23           1.23
    141   12/11/2016   6.050000            360           2               118                  118       1.23           1.45

          CUT-OFF    SCHEDULED
CONTROL     DATE     MATURITY/
  NO.     LTV (%)   ARD LTV (%)
-------------------------------

      1      87.2          87.2
      2      64.8          64.8
      3      48.2          48.2
      4      40.4          40.4
      5      38.8          38.8
      6      84.4          84.4
      7      63.7          61.7
      8      75.9          75.9
      9      86.8          86.8
             61.8          61.8
    10A      59.8          59.8
    10B      58.9          58.9
    10C      72.5          72.5
    10D      63.8          63.8
    10E      61.5          61.5
     11      36.3           0.0
     12      75.8          75.8
     13      57.9          52.0
     14      76.8          76.8
     15      74.1          74.1
     16      79.4          67.1
     17      70.9          70.9
     18      90.0          90.0
     19      85.6          85.6
     20      71.7          63.3
     21      75.8          75.8
     22      74.9          64.8
     23      23.0          14.7
     24      87.5          87.5
     25      73.5          68.5
     26      79.9          79.9
     27      78.4          73.2
     28      80.0          80.0
     29      80.0          74.8
     30      80.0          74.6
     31      62.5          56.4
     32      78.1          70.2
     33      79.4          79.4
     34      67.2          67.2
     35      81.9          76.2
     36      71.1          66.5
     37      79.0          79.0
     38      77.7          74.8
     39      74.8          63.4
     40      81.1          81.1
     41      78.6          75.6
     42      79.5          76.5
     43      69.3          69.3
     44      80.0          72.8
     45      80.0          80.0
     46      78.5          73.1
     47      80.6          75.1
     48      79.5          74.2
     49      73.6          66.4
     50      71.4          66.8
     51      79.4          79.4
     52      72.8          61.7
     53      80.9          80.9
     54      84.6          84.6
     55      84.5          84.5
     56      84.6          84.6
     57      78.0          78.0
     58      71.9          67.3
     59      77.8          70.1
     60      80.0          80.0
     61      84.6          84.6
     62      79.8          79.8
     63      79.8          68.6
     64      74.8          63.4
     65      87.3          87.3
     66      76.9          76.9
     67      85.7          85.7
     68      78.9          78.9
     69      79.9          74.5
     70      79.8          74.3
     71      62.3          58.3
     72      79.9          74.8
     73      84.9          84.9
     74      79.5          79.5
     75      80.0          80.0
     76      78.8          73.3
     77      73.4          69.0
     78      82.1          82.1
     79      79.5          74.0
     80      74.0          57.4
     81      50.4          44.6
     82      83.7          83.7
     83      80.0          80.0
     84      83.4          83.4
     85      85.0          85.0
     86      73.2          68.7
     87      71.8          60.8
     88      74.7          74.7
     89      77.2          71.0
     90      77.8          68.1
     91      71.6          55.6
     92      71.6          71.6
     93      79.4          74.3
     94      59.6          53.7
     95      79.9          67.5
     96      85.0          85.0
     97      75.8          67.1
     98      77.8          72.6
     99      66.1          59.7
    100      85.0          85.0
    101      79.6          73.0
    102      86.5          86.5
    103      85.0          85.0
    104      79.3          79.3
    105      76.8          76.8
    106      79.1          79.1
    107      55.1          46.7
    108      85.0          85.0
    109      79.4          79.4
    110      51.5          48.1
    111      66.1          57.3
    112      80.8          68.8
    113      79.0          67.4
    114      77.7          77.7
    115      74.1          62.7
    116      71.9          56.7
    117      80.0          71.1
    118      60.2          47.0
    119      77.3          75.4
    120      77.1          65.1
    121      66.0          58.4
    122      77.1          67.5
    123      77.1          68.3
    124      75.4          68.0
    125      73.8          71.2
    126      79.5          79.5
    127      73.2          62.4
    128      80.0          71.9
    129      70.6          70.6
    130      79.8          73.2
    131      68.6          60.7
    132      62.5          62.5
    133      75.5          70.1
    134      80.0          80.0
    135      71.3          60.4
    136      64.8          55.6
    137      78.4          66.6
    138      60.3          46.6
    139      61.3          54.0
    140      68.3          58.0
    141      79.0          69.4

[THIS PAGE INTENTIONALLY LEFT BLANK]

Annex A-5 Footnotes

(1) 1745 Broadway	U/W Net Operating Income and U/W Net Cash Flow reflect in-place U/W Net Operating Income and U/W Net Cash Flow. The U/W Net Operating Income and U/W Net Cash Flow of the 1745 Broadway Mortgaged Property are based on assumed remeasurement of the square footage of the 1745 Broadway Mortgaged Property by an additional 37,124 square feet and the related additional rent at estimated market rents upon expiration of the Random House lease in 2018 and certain other lease-up assumptions and are projected to be $28,688,640 and $28,096,652 respectively.

The U/W NCF DSCR based on the projected U/W Net Cash Flow of $28,096,652 is 1.43x.

(2) Westfield San Francisco Emporium	The Westfield San Francisco Emporium Mortgage Loan is part of the Westfield San Francisco Emporium Loan Combination that also includes the Westfield San Francisco Emporium Non-Trust Loans, which have an aggregate cut-off date principal amount of $135,000,000.

The weighted average mortgage interest rates for the Westfield San Francisco Emporium Non-Trust Loans is 5.80433%.

Overall occupancy and in-line occupancy reflect square footage leased including leases out-for-signature and certain other lease-up assumptions.

Reflects in-place U/W NCF. Projected U/W NCF is projected to be $33,234,246 based on assumed execution of leases out-for-signature and lease-up of vacant office space to 95% occupancy and certain other lease-up assumptions.

Based on in-place U/W NCF and calculated based on the annual interest only payments for the Westfield San Francisco Emporium Mortgage Loan only. The U/W DSCR based on in-place U/W NCF for the entire Westfield San Francisco Emporium Loan Combination is 1.14x. The U/W DSCR based on the projected U/W NCF of $33,234,246 is 1.81x. The U/W NCF DSCR based on that projected U/W NCF for the entire Westfield San Francisco Emporium Loan Combination is 1.26x.

Aggregate of as-is appraised value of $550,000,000 for the retail portion and $72,000,000 for the office portion of the Westfield San Francisco Emporium Mortgaged Property. The stabilized value for the office portion as of February 1, 2008 is $90,000,000 resulting in an aggregate stabilized value of $640,000,000.

The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based solely on the Westfield San Francisco Emporium Mortgage Loan and do not take into account the Westfield San Francisco Emporium Non-Trust Loans. The Cut-off Date LTV Ratio and the Maturity LTV Ratio of the entire

1

Annex A-5 Footnotes  — continued

Westfield San Francisco Emporium Loan Combination are both 69.9%. The Cut-off Date LTV Ratio of the Westfield San Francisco Emporium Mortgage Loan based on the stabilized appraised value described above, without regard to the Westfield San Francisco Emporium Non-Trust Loans, is 46.9%. The Cut-Off Date LTV Ratio of the entire Westfield San Francisco Emporium Loan Combination based on that stabilized appraised value is 68.0%.

Appraisal value is based on as-is appraised value of $550,000,000 for the retail component and $72,000,000 for the office component. The stabilized appraised value for the office component is $90,000,000 as of February 1, 2008 resulting in a stabilized appraised value for the Westfield San Francisco Emporium of $640,000,000.

(3) International Square	The U/W Net Operating Income and U/W Net Cash Flow reflect in-place U/W Net Operating Income and U/W Net Cash Flow. The U/W Net Operating Income and U/W Net Cash Flow of the International Square Mortgaged Property are based on assumed mark-to-market rent adjustments applied to below-market tenant leases, projected increase of building square footage by approximately 127,988 square feet upon building remeasurement and certain other lease-up assumptions and are projected to be $35,538,691 and $34,029,167 respectively.

The U/W NCF DSCR based on the projected U/W Net Cash Flow of $34,029,167 is 1.95x.

(4) Tishman Speyer DC Portfolio I	U/W Net Operating Income and U/W Net Cash Flow reflect in-place U/W Net Operating Income and U/W Net Cash Flow. The U/W Net Operating Income and U/W Net Cash Flow of the Tishman Speyer DC Portfolio I Mortgaged Properties are based on assumed mark-to-market rent adjustments applied to below-market tenant leases and certain other lease-up assumptions and are projected to be $28,645,933 and $26,661,357 respectively.

The U/W DSCR based on the projected U/W NCF of $26,661,357 is 1.88x.

(5) Bethany Maryland Portfolio	The Original Balance and the Cut-off Date Balance reflect the Senior Component. The Bethany Maryland Portfolio Mortgage Loan is comprised of two loan components – the ‘‘Senior Component’’ (with a cut-off date principal balance of $150,400,000) and the ‘‘Junior Component’’ or the ‘‘Junior Component’’ (with a cut-off date principal balance of $33,457,012, which includes capitalized interest of $357,012). The entire Bethany Maryland Portfolio Mortgage Loan has a cut-off date principal balance of $183,857,012.

Senior Component accrues interest at a rate of 5.7289% per annum through and including the accrual period expiring on

2

Annex A-5 Footnotes  — continued

December 10, 2008. From and after December 11, 2008, the interest rate on the Senior Component is 5.9789% per annum. The interest rate on the Junior Component is 11.24596%, provided however, the Bethany Maryland Portfolio Borrower is only obligated to pay accrued interest to the extent net cash flow is available for such purpose, subject to a minimum current pay rate of 5.00% and unpaid interest will be added to the principal balance of the Junior Component.

Weighted average occupancy of the Bethany Maryland Portfolio Mortgaged Properties based on the number of units at each such property.

Reflects aggregate in-place U/W NCF of the Bethany Maryland Portfolio Mortgaged Properties. Projected U/W NCF is $10,332,061 based on assumed market vacancy of 5.5% rather than in-place vacancy of 11.7%.

Based on aggregate in-place U/W NCF and calculated based on the annual interest-only payments (at the cut-off date interest rate of 5.7289%) and taking into account the Bethany Maryland Portfolio Senior Component only. The aggregate in-place U/W DSCR taking into account the entire Bethany Maryland Portfolio Mortgage Loan would be 0.89x, based on the assumption that the Bethany Maryland Portfolio Borrowers make only the minimum monthly payment of interest at 5.00% on the Junior Component. The U/W DSCR based on the projected U/W NCF of $10,332,061, calculated based on the annual interest-only payments (at the cut-off date interest rate of 5.7289%) and taking into account the Senior Component only is 1.18x. The U/W DSCR based on that projected U/W NCF, calculated based on the annual interest-only payments (at the cut-off date interest rate of 5.7289%) and taking into account the entire Bethany Maryland Portfolio Mortgage Loan would be 0.99x, based on the assumption that the Bethany Maryland Portfolio Borrowers make only the minimum monthly payment of interest at 5.00% on the Junior Component.

Reflects aggregate as-is appraised value of the four Bethany Maryland Mortgaged Properties. Willow Lake, Quail Hollow, and Woodhill were appraised as of November 10, 2006. Seneca Bay was appraised as of November 6, 2006. The aggregate stabilized appraised value of the four Bethany Maryland Mortgaged Properties (as of November 1, 2009 for the Willow Lake, Quail Hollow Lake and Woodhill properties and as of July 1, 2008 for the Seneca Bay property) is $208,100,000.

The Cut-off Date LTV Ratio and the Maturity LTV Ratio (based on the aggregate as-is appraised value) are based on the Senior Component only. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on the aggregate as-is

3

Annex A-5 Footnotes  — continued

appraised value of the entire Bethany Maryland Portfolio Mortgage Loan (including the Senior Component and the Junior Component) would each be 103.1%. Based on the aggregate stabilized value set forth in the footnotes above, the Cut-off Date LTV Ratio and the Maturity LTV Ratio based on the Senior Component only are each 72.3%. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the entire Bethany Maryland Portfolio Mortgage Loan (including the Senior Component and the Junior Component) would each be 88.4%. The Maturity LTV Ratios with respect to the entire Bethany Maryland Portfolio Mortgage Loan set forth above in this footnote do not include any additional potential Bethany Maryland Portfolio Capitalized Interest Amounts. The Maturity LTV Ratios of the entire Bethany Maryland Portfolio Mortgage Loan, assuming the Bethany Maryland Portfolio Borrowers make only the minimum monthly payment of interest at the rate of 5.00% per annum on the Junior Component, would be 109.8% (based on the aggregate as-is appraised value) and 94.1% (based on the aggregate stabilized appraised value).

The aggregate stabilized appraised value of $208,100,000 is comprised of $67,700,000 for Willow Lake Apartments, $48,800,000 for Quail Hollow Apartments, $48,000,000 for Woodhill Apartments, and $43,600,000 for Seneca Bay Apartments. The stabilized values for individual properties in the Bethany Maryland Portfolio Mortgage Loan were calculatedd based on proposed rents achieved upon completion of property renovations and are as of November 1, 2009 with the exception of Seneca Bay Apartments which is as of July 1, 2008

(6) Extendicare Portfolio	The Original Balance and Cut-Off Date Balance reflect the Extendicare Portfolio Mortgage Loan, which is part of the Extendicare Portfolio Loan Combination of $500,000,000. The amount of $500,000,000 comprises the three pari passu A Notes.

The Cut-Off Date LTV Ratio and the Maturity Date LTV Ratio are based on the entire Extendicare Portfolio Loan Combination.

The appraisal as of date for the Extendicare Portfolio Mortgaged Property known as Parkview Nursing Center is as of September 1, 2006. The appraised values and appraisal as of dates for three of the Extendicare Portfolio Mortgaged Properties are based on stabilized values and stabilized as of dates of January 1, 2007 for River’s Bend Health & Rehab and as of March 1, 2007 for each of Willowcrest Care Center and Heritage Nursing & Rehab Center.

4

Annex A-5 Footnotes  — continued

The U/W DSCR based on U/W NCF and calculated based on the annualized constant monthly debt service payment commencing with the payment date in December 2009 and on a loan amount comprised of the entire Extendicare Portfolio Loan Combination.

(7) 1166 Avenue of the Americas	U/W Net Operating Income and U/W Net Cash Flow reflect in-place U/W Net Operating Income and U/W Net Cash Flow. The projected U/W Net Operating Income and projected U/W Net Cash Flow of the 1166 Avenue of the Americas Mortgaged Property are based on assumed contractual rent steps and other operating assumptions based on 2013 proforma of stabilized operations which are projected to be $7,536,303 and $7,028,345, respectively.

The U/W DSCR based on the projected U/W NCF of $7,028,345 is 1.13x.

(8) Bethany Houston Portofolio	The Bethany Houston Portfolio Mortgage Loan is part of the Bethany Houston Portfolio Loan Combination that also includes the Bethany Houston Portfolio Non-Trust Loans, which consist of: (i) the Bethany Houston Portfolio Note B Non-Trust Loan in the cut-off date principal amount of $18,447,351(which includes capitalized interest of $347,351) and (ii) the Bethany Houston Portfolio Note C Non-Trust Loan in the cut-off date principal amount of $1,375,907 (which includes capitalized interest of $25,907). The entire Bethany Houston Portfolio Loan Combination has a cut-off date principal balance of $122,103,258.

The Bethany Houston Portfolio Mortgage Loan accrues interest at a rate of 6.0165% per annum, through and including the accrual period expiring on December 10, 2008, and with respect to each accrual period thereafter, 6.2665% per annum. The Bethany Houston Portfolio Note B Non-Trust Loan accrues interest at a rate of 11.09% per annum and the Bethany Houston Portfolio Note C Non-Trust Loan accrues interest at a rate of 11.09% per annum. Notwithstanding the foregoing, the Bethany Houston Portfolio Borrowers are not required to make full payments of interest on the Non-Trust Loans other than to the extent of certain excess cash flow from the property, except that, with respect to the Note B Non-Trust Loan only, a minimum monthly payment of interest at 6.00% per annum will be required from and after July 2007 and a minimum monthly payment of interest at 7.00% per annum will be required from and after January 1, 2008. All accrued interest not required to be paid in accordance with the loan documents will be added to the principal balance of the related Non-Trust Loan and will itself accrue interest at the interest rate in effect for such Non-Trust Loan.

5

Annex A-5 Footnotes  — continued

Based on aggregate U/W NCF and calculated based on the annual interest-only payments for the Bethany Houston Portfolio Mortgage Loan only. The U/W DSCR based on U/W NCF for the entire Bethany Houston Portfolio Loan Combination is 1.03x., based on the initial rate of 6.0165% per annum for the Bethany Houston Portfolio Mortgage Loan and the assumption that, with respect to the Bethany Houston Portfolio Note B Non-Trust Loan, the Bethany Houston Portfolio Borrowers make only a minimum monthly payment of interest at 7.00% per annum and, with respect to the Bethany Houston Portfolio Note C Non-Trust Loan, the Bethany Houston Portfolio Borrowers do not make any payments of accrued interest.

Weighted average occupancy of the Bethany Houston Portfolio Mortgaged Properties based on the number of units at each property.

Reflects aggregate as-is appraised value of the eight Bethany Houston Mortgaged Properties Sendera Park, Sendera Memorial, Sendera Westway and Wyndham Oaks were appraised as of November 21, 2006. Sendera Champion, Sendera Briargrove, Sendera Sugar Ridge and Sendera Woodbridge were appraised as of November 27, 2006. The aggregate stabilized appraised value of the eight Bethany Houston Mortgaged Properties (as of November 21, 2009 for Sendera Park, Sendera Memorial, Sendera Westway and Wyndham Oaks and as of November 27, 2009 for Sendera Champion, Sendera Briargrove, Sendera Sugar Ridge, and Sendera Woodbridge) is $146,750,000.

The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based on the Bethany Houston Portfolio Mortgage Loan and do not take into account the Non-Trust Loans. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on the entire Bethany Houston Portfolio Loan Combination (including the Non-Trust Loans) would each be 103.7%. Based on the aggregate stabilized value set forth above, the Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the Bethany Houston Portfolio Mortgage Loan only, would each be 69.7%. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the entire Bethany Houston Portfolio Loan Combination would each be 83.2%. The Maturity LTV Ratio with respect to the entire Bethany Houston Portfolio Loan Combination set forth above in this footnote does not include any additional potential capitalized interest amounts. The Maturity LTV Ratio of the entire Bethany Houston Portfolio Loan Combination, assuming the Bethany Houston Portfolio Borrowers make only the required minimum monthly payment of interest as described under the preceding footnote would be 108.5% (based on the aggregate as-is appraised value) and 87.1% (based on the aggregate stabilized appraised value).

6

Annex A-5 Footnotes  — continued

(9) Lembi Portfolio	Consists of five cross collateralized mortgage loans identified on Annex A-1 as Trophy Properties Portfolio, Prime Apartment Properties Portfolio, 2238 Hyde Street, 737 Pine Street and 325 9th Avenue. U/W NCF DSCR, Original LTV, Cut-Off Date LTV and Balloon LTV were calculated as a weighted average based on allocated loan amounts.

(10) Four Times Square	Original Balance and Cut-off Date Balance reflect the fully-amortizing Four Times Square Mortgage Loan. The Four Times Square Note A-2 Non-Trust Loan totals $516,123,000, The Four Times Square Note B Non-Trust Loan totals $25,900,000 and the Four Times Square Note C Non-Trust Loan totals $24,100,000, which all together represent the ‘‘Non-Trust Component’’. The Non-Trust Component was previously securitized in 2006-4TS. The Four Times Square Loan Combination totals $649,056,806, with only the Four Times Square Mortgage Loan receiving scheduled principal payments during the first 119 months of the loan term, subject to the mortgage loan documents and intercreditor agreement.

Maturity Date LTV and Maturity Balance reflect the balance after month 119 of the fully-amortizing Four Times Square Mortgage Loan. At the maturity of the Four Times Square Mortgage Loan, the Four Times Square Note A-2 Non-Trust Loan is expected to have an outstanding principal balance of $516,122,640 and the Four Times Square Loan Combination is expected to have an outstanding principal balance of $566,122,640.

Original LTV and Cut-Off Date LTV are based on the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan, with a total cut-off balance of $599,056,806 and total balance after month 119 of $516,122,640. The Original LTV and Cut-Off Date LTV of the Four Times Square Loan Combination is approximately 39.4% and 39.4% respectively. The LTV of the Four Times Square Loan Combination at maturity of the Four Times Square Mortgage Loan (month 119) is expected to be approximately 34.4%, while the LTV at maturity of the Four Times Square Loan Combination is expected to be approximately 31.3%.

U/W NCF DSCR is based on U/W Net Cash Flow divided by the product of (i) the aggregate initial principal balance of the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan and (ii) the weighted average actual debt service constant based on an average of the first 12 monthly payments for the Four Times Square Mortgage Loan and the Four Times Square Note A-2 Non-Trust Loan of 6.7263%.

The annual debt service was calculated by adding the 12 consecutive monthly payments due with respect to the Four

7

Annex A-5 Footnotes  — continued

Times Square Mortgage Loan commencing on the payment date in March 2007. Such monthly payments are comprised of (i) principal payments computed by allocating all principal payments during the first 119 months of the loan term (beginning January 1, 2007) to the Four Times Square Mortgage Loan and (ii) interest payments computed by applying the 5.59% coupon to the aggregate outstanding principal balance of the Four Times Square Mortgage Loan. The loan constant for the Four Times Square Loan Combination is 6.6449%.

Original Term to Maturity, Remaining Term to Maturity, Original Amortization Term, and Remaining Amortization Term reflect the Four Times Square Mortgage Loan only. The Four Times Square Loan Combination totals $650,000,000, has an original term of 168 months and amortizes on a 33-year schedule.

The Prepayment Provisions are based on the Four Times Square Mortgage Loan only. The Four Times Square Loan Combination may not be prepaid or defeased prior to the earlier to occur of (i) two years from the ‘‘startup day’’ and (ii) three years from the closing of the Four Times Square Loan Combination, with defeasance permitted thereafter. Except by way of defeasance, the Four Times Square Loan Combination may not be voluntarily prepaid in whole or in part at any time during its term except from and after September 11, 2020 at which time the Four Times Square Loan Combination may be prepaid but not defeased.

(11)	373 - 381 Park Avenue South	U/W Net Cash Flow and U/W NCF DSCR were calculated including the future rent from Park Avenue South LLC, which has executed a lease commencing in March 2007, but the related tenant has not yet taken occupancy. The amount of $2,200,000 was escrowed at the closing of the mortgage loan. Once Park Avenue South LLC has taken possession of the space, the holdback will be required to be reduced to $1,000,000, which will be released in twelve monthly payments over the first year of the lease term.

(12)	Cold Storage Industrial	It is anticipated that in the initial stages of the lease, the operations of Continental Refrigerated Services LLC will not be sufficient to make rental payments due under the lease. A letter of credit was posted at the closing of the mortgage loan in the amount of $5,100,000, which represents approximately one year of rental payments at the subject property. Additionally, there is a lease payment guaranty made by one of the principals of Continental Refrigerated Services LLC of approximately $16,000,000 which represents approximately three years of rental payments, which guaranty terminates upon certain events.

8

Annex A-5 Footnotes  — continued

(13)	Bethany Austin Portfolio	The Bethany Austin Portfolio Mortgage Loan is part of the Bethany Austin Portfolio Loan Combination that also includes the Bethany Austin Portfolio Non-Trust Loans, which consist of: (i) the Bethany Austin Portfolio Note B Non-Trust Loan in the cut-off date principal amount of $9,660,159 (which includes capitalized interest of $35,159) and (ii) the Bethany Austin Portfolio Note C Non-Trust Loan in the cut-off date principal amount of $504,840 (which includes capitalized interest of $4,840). The entire Bethany Austin Portfolio Loan Combination has a cut-off date principal balance of $54,164,999

The Bethany Austin Portfolio Mortgage Loan accrues interest at a rate of 5.80% per annum, through and including the accrual period expiring on January 10, 2009, and with respect to each accrual period thereafter, 6.05% per annum. The Bethany Austin Portfolio Note B Non-Trust Loan accrues interest at a rate of 11.242% per annum and the Bethany Austin Portfolio Note C Non-Trust Loan accrues interest at a rate of 11.242% per annum. Notwithstanding the foregoing, the Bethany Maryland Portfolio Borrowers are not required to make full payments of interest on the Non-Trust Loans other than to the extent of certain excess cash flow from the property, except that, with respect to the Note B Non-Trust Loan only, a minimum monthly payment of interest at 7.00% per annum will be required. All accrued interest not required to be paid in accordance with the loan documents will be added to the principal balance of the related Non-Trust Loan and will itself accrue interest at the interest rate in effect for such Non-Trust Loan.

Based on aggregate U/W NCF and calculated based on the annual interest-only payments for the Bethany Austin Portfolio Mortgage Loan only. The U/W DSCR based on U/W NCF for the entire Bethany Austin Portfolio Loan Combination is 0.97x, based on the initial rate of 5.80% per annum for the Bethany Austin Portfolio Mortgage Loan and the assumption that, with respect to the Bethany Austin Portfolio Note B Non-Trust Loan, the Bethany Austin Portfolio Borrowers make only a minimum monthly payment of interest at 7.0% per annum and, with respect to the Bethany Austin Portfolio Note C Non-Trust Loan, the Bethany Austin Portfolio Borrowers do not make any payments of accrued interest.

The stabilized values for individual properties were calculated based on proposed rents achieved upon completion of property renovations and are as of November 27, 2009.

The Cut-off Date LTV Ratio and the Maturity LTV Ratio are based on the Bethany Austin Portfolio Mortgage Loan and do not take into account the Non-Trust Loans. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on the

9

Annex A-5 Footnotes  — continued

entire Bethany Austin Portfolio Loan Combination (including the Non-Trust Loans) would each be 105.4%. Based on the aggregate stabilized value set forth above, the Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the Bethany Austin Portfolio Mortgage Loan only, would each be 67.1%. The Cut-off Date LTV Ratio and the Maturity LTV Ratio based on that stabilized value and the entire Bethany Austin Portfolio Loan Combination would each be 82.6%. The Maturity LTV Ratio with respect to the entire Bethany Austin Portfolio Loan combination set forth above in this footnote does not include any additional potential capitalized interest amounts. The Maturity LTV Ratio of the entire Bethany Austin Portfolio Loan Combination, assuming the Bethany Austin Portfolio Borrowers make only the required minimum monthly payment of interest as described above would be 110.5% (based on the aggregate as-is appraised value) and 86.6% (based on the aggregate stabilized appraised value).

(14)	Sheraton LA	The related borrower has guaranteed the amount of $8,000,000 of the mortgage loan. The guaranty may be reduced up to 3 times over the term of the loan in an amount equal to the proceeds attributable to the difference in the U/W Net Cash Flow at the time of request, and the U/W Net Cash Flow which results in an U/W NCF DSCR of 1.34x.

(15)	Village Club Apartments	The related borrower is required to make additional monthly amortization payments, to the extent available from excess cash flow, beginning with the February 2012 payment date and continuing until maturity, in the approximate amount of $26,572, which payments will accrue if not made. The failure to make such additional monthly amortization payments will not be an event of default if excess cash flow is not sufficient to make such additional monthly amortization payments. If all additional monthly amortization payments are made in full and as scheduled, then annual debt service payments of $1,659,758 calculated based on the average of the sum of such required monthly amortization payments and the related interest payments that would be made from the payment date in February 2012 through the maturity date, would result in a balloon balance of $22,085,661 and a Balloon LTV of 74.6%.

(16)	Gypsum Mills	The related borrower has guaranteed the amount of $5,000,000 of the mortgage loan. The guaranty burns off once the property has achieved a 1.20x U/W NCF DSCR on a trailing 12 month basis.

(17)	Bethany Blanding Place	Appraised value of Bethany Blanding Place is as of December 8, 2006. The stabilized appraised value of Blanding Place is $23,750,000 as of December 8, 2009.

10

Annex A-5 Footnotes  — continued

The stabilized LTV based on the aggregate stabilized appraised values is 70.3%.

(18)	430-460 South Pickett	U/W Net Cash Flow and U/W NCF DSCR were calculated including 10,000 square feet which is currently master leased. The master lease may be terminated by the related borrower if certain conditions described in the mortgage loan documentation are met, including but not limited to (i) a replacement tenant executing a lease for a term no less than three years and (ii) rental payments from replacement tenant which result in a debt service coverage ratio of no less than 1.25x for three consecutive quarters. Excluding the rental payments from the master lease, the debt service coverage ratio is 1.15x.

(19)	Woodbridge Apartments	The related borrower is required to make additional monthly amortization payments, to the extent available from excess cash flow, beginning with the February 2012 payment date and continuing until maturity, in the approximate amount of $11,670, which payments will accrue if not made. The failure to make such additional monthly amortization payments will not be an event of default if excess cash flow is not sufficient to make such additional monthly amortization payments. If all additional monthly amortization payments are made in full and as scheduled, then annual debt service payments of $728,948 calculated based on the average of the sum of such required monthly amortization payments and the related interest payments that would be made from the payment date in February 2012 through the maturity date, would result in a Balloon Balance of $9,699,783 and a Balloon LTV of 74.6%.

(20)	Penn Medical	Occupancy Percentage, U/W Net Cash Flow and U/W NCF DSCR were calculated including 6,100 sf of recently executed leases by tenants who have not yet taken occupancy. The amount of $150,000 representing approximately one year of rent for the four tenants was escrowed at the closing of the mortgage loan and is required to be released to the related borrower once these tenants have taken occupancy and commenced paying full unabated rent. Based on the current net cash flow, the DSCR is 1.00x. The mortgaged property is currently 81.3% occupied.

(21)	AXA Building	The related borrower is required to make additional monthly amortization payments, to the extent available from excess cash flow, beginning with the February 2012 payment date and continuing until maturity, in the approximate amount of $7,451, which payments will accrue if not made. The failure to make such additional monthly amortization payments will not be an event of default if excess cash flow is not sufficient to make such additional monthly amortization payments. If all additional monthly amortization payments are made in

11

Annex A-5 Footnotes  — continued

full and as scheduled, then annual debt service payments of $494,193 calculated based on the average of the sum of such required monthly amortization payments and the related interest payments that would be made from the payment date in February 2012 through the maturity date, would result in a Balloon Balance of $6,452,938 and a Balloon LTV of 76.8%.

The related borrower is required to fund monthly reserves for tenant improvements and leasing commissions in the amount of $28,000 per annum commencing from the first payment of the mortgage loan to and including the payment date in December 2008. Commencing on the payment date in January 2009 the related borrower will be required to fund monthly reserves for tenant improvements and leasing commissions in the amount of $40,000 per annum.

(22)	Kozy Kourt — Mobile Manor	The related borrower is required to make additional monthly amortization payments, to the extent available from excess cash flow, beginning with the February 2012 payment date and continuing until maturity, in the approximate amount of $5,930, which payments will accrue if not made. The failure to make such additional monthly amortization payments will not be an event of default if excess cash flow is not sufficient to make such additional monthly amortization payments. If all additional monthly amortization payments are made in full and as scheduled, then annual debt service payments of $406,560 calculated based on the average of the sum of such required monthly amortization payments and the related interest payments that would be made from the payment date in February 2012 through the maturity date, would result in a Balloon Balance of $5,254,208 and a Balloon LTV of 78.1%.

(23)	Pro Storage	U/W Net Cash Flow and U/W NCF DSCR were calculated based on potential lease up at the mortgaged real property. The amount of $320,000, representing proceeds allocable to the net cash flow differential between the current net cash flow and the anticipated net cash flow resulting from the potential lease up, was escrowed at the closing of the mortgage loan. The amount of $320,000 is required to be released to the related borrower upon satisfaction of certain requirements as indicated in the mortgage loan documentation, including but not limited to the achievement of a 1.20x DSCR on a trailing six-month basis based on an 30-year amortization schedule. Based on the current net cash flow, excluding the potential rent increases, the DSCR is 1.10x.

12

ANNEX A-6

CERTAIN INFORMATION REGARDING RESERVES

[THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                     ANNEX A-6-1

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1

CONTROL                                                            PROPERTY
  NO.     FOOTNOTE             PROPERTY NAME                         TYPE                             SPECIFIC
------------------------------------------------------------------------------------------------------------------------------------

 1           (1)     State Street Building                   Office                 N/A
 2                   1745 Broadway                           Office                 Commercial Condominium
 3                   Westfield San Francisco Emporium        Retail                 Regional Mall
 4                   International Square                    Office                 N/A
 5                   Tishman Speyer DC Portfolio I           Office                 N/A
 6           (2)     Bethany Maryland Portfolio              Multifamily            N/A
 7           (3)     Extendicare Portfolio                   Health Care            Skilled Nursing & Assisted Living
 8                   1166 Avenue of the Americas             Office                 Commercial Condominium
 9           (4)     Bethany Houston Portfolio               Multifamily            N/A
             (5)     Lembi Portfolio                         Multifamily            N/A
10A                  Trophy Properties Portfolio             Multifamily            N/A
10B                  Prime Apartment Properties Portfolio    Multifamily            N/A
10C                  2238 Hyde Street                        Multifamily            N/A
10D                  737 Pine Street                         Multifamily            N/A
10E                  325 9th Avenue                          Multifamily            N/A
11           (6)     Four Times Square                       Office                 N/A
12                   Towers at Park Central                  Office                 N/A
13                   373 and 381 Park Avenue South           Office                 N/A
14                   Royal Country                           Mobile Home Park       N/A
15                   Del Amo Financial Center                Office                 N/A
16                   Cold Storage Industrial                 Industrial/Warehouse   N/A
17                   Sevilla Apartments                      Multifamily            N/A
18                   Costanza Portfolio                      Multifamily            N/A
19           (7)     Bethany Austin Portfolio                Multifamily            N/A
20                   Eastland Mall                           Retail                 Regional Mall
21                   Augusta Apartments                      Multifamily            N/A
22           (8)     Sheraton LA                             Hotel                  Full Service
23                   Kentucky Oaks Mall                      Retail                 Regional Mall
24                   CVS - Vero Beach                        Industrial/Warehouse   N/A
25                   Galleria of Key Biscayne, Inc.          Retail                 Unanchored
26                   Hunting Oaks Apartments                 Multifamily            N/A
27                   Via Mizner                              Mixed Use              N/A
28                   Village Club Apartments                 Multifamily            N/A
29                   Pacific Square                          Retail                 Anchored
30                   401 E. Ocean Blvd.                      Office                 N/A
31                   North Street Shopping Center            Retail                 Anchored
32           (9)     Sandy Village                           Retail                 Anchored
33                   Gypsum Mills                            Mobile Home Park       N/A
34                   Verona Woods                            Multifamily            N/A
35                   BJ's Wholesale Club                     Retail                 Anchored
36                   Memphis Multis                          Multifamily            N/A
37          (10)     Catskill Commons                        Retail                 Anchored
38                   GTECH Office Campus - GTECH             Office                 N/A
39                   Foundation House                        Multifamily            N/A
40          (11)     Bethany Blanding Place                  Multifamily            N/A
41                   River Oaks Apartments                   Multifamily            N/A
42                   GTECH Office Campus - Immunex           Office                 N/A
43          (12)     430-460 South Pickett                   Industrial/Warehouse   N/A
44                   Midtown Plaza Shopping Center           Retail                 Anchored
45                   Meadows at Lakeway Apartments           Multifamily            N/A
46                   Oak Grove Plaza                         Office                 N/A
47                   Oaks Mall Plaza                         Retail                 Anchored
48                   Visalia Plaza                           Retail                 Anchored
49                   Pony Mall                               Retail                 Regional Mall
50                   Eastern Marketplace I                   Retail                 Anchored
51                   Colony at Lakeway Apartments            Multifamily            N/A
52                   Inland Valley Terrace Business Center   Office                 N/A
53                   Shops at Simi Valley Town Center        Retail                 Anchored
54                   Hy-Vee - 51st Street                    Retail                 Single Tenant
55                   Hy-Vee - Cedar Rapids                   Retail                 Single Tenant
56                   Hy-Vee - Olathe                         Retail                 Single Tenant
57                   Tiger Town Phase III                    Retail                 Anchored
58                   Eastern Marketplace III                 Office                 N/A
59          (13)     Gallery at Warren Conner                Retail                 Anchored
60                   Woodbridge Apartments                   Multifamily            N/A
61                   Hy-Vee - Grand Avenue                   Retail                 Single Tenant
62                   Willow Springs Apartments               Multifamily            N/A
63                   Handsboro Square                        Retail                 Unanchored
64                   Hilton Garden Inn                       Hotel                  N/A
65                   Hy-Vee - Columbus                       Retail                 Single Tenant
66                   Huntcliff Apartments                    Multifamily            N/A
67                   Citizens Michigan Portfolio 4           Retail                 Single Tenant
68                   Raintree Apartments                     Multifamily            N/A
69                   Grove                                   Office                 N/A
70                   Tradewinds Apartments                   Multifamily            N/A
71                   Eastern Marketplace II                  Retail                 Anchored
72                   Brandon Parkway                         Retail                 Unanchored
73                   Citizens Illinois Portfolio 2           Retail                 Single Tenant
74                   Publix Supermarket - Palm Beach Plaza   Retail                 Anchored
75                   Trace at Lakeway Apartments             Multifamily            N/A
76                   Geist Center                            Retail                 Anchored
77                   Penn Medical                            Office                 N/A
78                   AXA Building                            Office                 N/A
79                   Rock Springs                            Multifamily            N/A
80                   Hampton Inn - Cedar Rapids              Hotel                  Limited Service
81                   Lowe's - Westshore Plaza                Retail                 Anchored
82                   CVS - Chester                           Retail                 Single Tenant
83                   Place at Lakeway Apartments             Multifamily            N/A
84                   Kozy Kourt - Mobile Manor               Mobile Home Park       N/A
85                   Walgreens - Loganville                  Retail                 Single Tenant
86                   OSO Parkway                             Retail                 Unanchored
87                   Walgreens - Hazelwood                   Retail                 Unanchored
88                   Grandview Meadows III                   Multifamily            N/A
89                   Iliff Crossing Shopping Center          Retail                 Unanchored
90                   1701 East Lake Avenue                   Office                 N/A
91                   1431 Kingsland Building                 Industrial/Warehouse   N/A
92                   Hillcrest Oaks Apartments               Multifamily            N/A
93                   Tops Market - Batavia                   Retail                 Anchored
94                   Puget Park Shopping Center              Retail                 Anchored
95                   Garden City Crossing                    Retail                 Anchored
96                   Walgreens - New Castle                  Retail                 Single Tenant
97                   Keystone Corporate Square               Office                 N/A
98                   Lubbock Square Apartments               Multifamily            N/A
99                   LAUSD Office Building                   Office                 N/A
100                  Walgreens - Canton                      Retail                 Single Tenant
101                  Steele Creek Commons                    Retail                 Unanchored
102                  Walgreens - Parkville                   Retail                 Single Tenant
103                  Walgreens - Columbus                    Retail                 Single Tenant
104                  Walgreens Lombard                       Retail                 Single Tenant
105                  Walgreens - Miramar                     Retail                 Single Tenant
106                  Walgreens Lansing                       Retail                 Single Tenant
107                  WalMart Plaza                           Retail                 Anchored
108                  Walgreens - Natchez                     Retail                 Single Tenant
109                  Walgreens Indian Head Park              Retail                 Single Tenant
110                  SecurCare 603 and 606                   Self Storage           N/A
111         (14)     West Bay Village                        Retail                 Unanchored
112                  River Street Apartments                 Multifamily            N/A
113                  Price Chopper - Fulton                  Retail                 Anchored
114                  Bear Pointe Apartments                  Multifamily            N/A
115                  Walgreens - Union                       Retail                 Unanchored
116                  Holiday Inn Express - Tyler             Hotel                  Limited Service
117                  Ridgewood Apartments                    Multifamily            N/A
118         (15)     Tractor Supply                          Retail                 Single Tenant
119                  Sawgrass Executive Center, Building A   Office                 N/A
120                  Sentinel Square                         Retail                 Anchored
121                  Keystone Plaza Retail                   Retail                 Anchored
122                  1500 Skokie Boulevard                   Office                 N/A
123                  Maple Creek and Waconia                 Retail                 Anchored
124                  Tradewinds Plaza                        Retail                 Anchored
125                  Mizner City Center                      Office                 N/A
126                  CVS - Garfield                          Retail                 Single Tenant
127                  Ark Self Storage                        Self Storage           N/A
128                  One Camden Court                        Multifamily            N/A
129                  Pro Storage                             Self Storage           N/A
130                  Shops at Railey Hill                    Retail                 Unanchored
131                  Salida Shoppes                          Retail                 Unanchored
132                  1251 N. Highway 287                     Retail                 Single Tenant
133                  Acworth Outparcel                       Retail                 Anchored
134                  Apple Tree Storage                      Self Storage           N/A
135                  Greenfield Mobile Home Park             Mobile Home Park       N/A
136                  340 W. Ponce De Leon                    Retail                 Unanchored
137                  Action's Self Storage                   Self Storage           N/A
138                  Rite Aid  - La Plata                    Retail                 Single Tenant
139                  Holly Bend Apartments                   Multifamily            N/A
140                  Starbucks - Bradenton                   Retail                 Single Tenant
141                  MRFM Office Building                    Office                 N/A

          INITIAL DEPOSIT     ANNUAL DEPOSIT     REPLACEMENT      ANNUAL           CURRENT         TI & LC     AS OF
          TO THE DEFERRED   TO THE REPLACEMENT     RESERVE     DEPOSIT TO THE   BALANCE OF THE     RESERVE     DATE OF
CONTROL     MAINTENANCE          RESERVE           ACCOUNT        TI & LC          TI & LC         ACCOUNT     TI & LC
  NO.        ACCOUNT ($)         ACCOUNT ($)         CAP ($)      ACCOUNT ($)      ACCOUNT ($)     CAP ($)     ACCOUNT
-----------------------------------------------------------------------------------------------------------------------

 1                190,000                    0             0                0                0            0   2/11/2007
 2                      0                    0             0                0                0            0   2/11/2007
 3                      0                    0             0                0                0            0   2/11/2007
 4                      0                    0             0                0        1,200,000            0   2/11/2007
 5                      0                    0             0                0        3,100,000            0   2/11/2007
 6                500,000                    0             0                0                0            0   2/11/2007
 7                      0            2,547,600             0                0                0            0   2/11/2007
 8                      0            46,776.00             0                0        6,648,710            0   2/11/2007
 9                900,000                    0             0                0                0            0   2/11/2007
                        0            89,199.96             0                0                0            0   2/11/2007
10A                     0                49800             0                0                0            0   2/11/2007
10B                     0               25,600             0                0                0            0   2/11/2007
10C                     0                3,400             0                0                0            0   2/11/2007
10D                     0                8,000             0                0                0            0   2/11/2007
10E                     0                2,400             0                0                0            0   2/11/2007
11                      0                    0       600,000                0                0            0   2/11/2007
12              1,401,188                    0             0                0        3,505,495            0   2/11/2007
13                354,613               46,070       500,000          637,776                0            0   2/11/2007
14                 22,750                    0             0                0                0         0.00   2/11/2007
15                123,806               52,228             0          363,227                0      363,227   2/11/2007
16                 13,125               51,792             0                0                0            0   2/11/2007
17                 25,938              113,802             0                0                0            0   2/11/2007
18                119,331              261,152             0                0                0            0   2/11/2007
19              1,300,000                    0             0                0                0            0   2/11/2007
20                      0               62,049             0          285,000           71,269      855,000   2/11/2007
21                      0               54,400             0                0                0            0   2/11/2007
22                      0              706,799             0                0                0            0   2/11/2007
23                      0                    0             0                0                0            0   2/11/2007
24                      0                    0             0                0                0            0   2/11/2007
25                      0                    0             0                0                0            0   2/11/2007
26                 47,850                    0             0                0                0            0   2/11/2007
27                      0                3,679         7,358          100,000           25,009      500,000   2/11/2007
28                  6,625               62,800             0                0                0            0   2/11/2007
29                      0                    0        53,605           60,000           65,000      120,000   2/11/2007
30                      0               11,591        25,757           25,000          100,000      100,000   2/11/2007
31                 11,350               54,339        54,339           50,012            4,168       50,000   2/11/2007
32                      0               72,587             0          125,000          510,417      350,000   2/11/2007
33                      0               28,100             0                0                0            0   2/11/2007
34                 18,750               50,372       151,116                0                0            0   2/11/2007
35                      0               10,853             0           21,600                0            0   2/11/2007
36                 13,375              144,000             0                0                0            0   2/11/2007
37                      0                1,980         5,940            5,940              991       17,821   2/11/2007
38                  2,500               34,842        69,683                0                0            0   2/11/2007
39                      0               30,000        60,000                0                0            0   2/11/2007
40                    901               58,000             0                0                0            0   2/11/2007
41                      0               72,000       144,000                0                0            0   2/11/2007
42                 55,750               14,403        28,806                0                0            0   2/11/2007
43                113,263               44,901        89,802           64,270                0      200,000   2/11/2007
44                      0               10,694        21,389           26,736            2,228       53,472   2/11/2007
45                 37,500                    0             0                0                0            0   2/11/2007
46                      0               34,622             0                0        1,869,537            0   2/11/2007
47                  2,000               15,788        31,576                0          500,000            0   2/11/2007
48                      0               10,699        32,097           30,500            5,083       91,500   2/11/2007
49                455,938               63,681             0          100,000          108,333      300,000   2/11/2007
50                      0                5,646             0           40,000           60,000            0   2/11/2007
51                103,500               72,920             0                0                0            0   2/11/2007
52                      0                5,772        11,544           36,636            3,053       73,272   2/11/2007
53                      0                1,714         4,896           10,771            1,795            0   2/11/2007
54                      0                    0             0                0                0            0   2/11/2007
55                      0                    0             0                0                0            0   2/11/2007
56                  3,125                    0             0                0                0            0   2/11/2007
57                      0                    0             0                0                0            0   2/11/2007
58                      0                5,087             0           40,844           10,211            0   2/11/2007
59                 12,550               18,509        37,018           40,000          508,494      650,000   2/11/2007
60                119,485               33,600             0                0                0            0   2/11/2007
61                      0                    0             0                0                0            0   2/11/2007
62                 16,250               63,000             0                0                0            0   2/11/2007
63                273,130               23,482        70,445           35,000            5,834      150,000   2/11/2007
64                      0               70,217             0                0                0            0   2/11/2007
65                      0                    0             0                0                0            0   2/11/2007
66                 73,738               60,000             0                0                0            0   2/11/2007
67                      0                    0             0                0                0            0   2/11/2007
68                 57,500               62,000             0                0                0            0   2/11/2007
69                      0                4,980         9,948           28,920          273,045      350,000   2/11/2007
70                 12,500               76,250             0                0                0            0   2/11/2007
71                      0                3,096             0                0                0            0   2/11/2007
72                      0                3,068             0           15,341            2,557       61,364   2/11/2007
73                      0                    0             0                0                0            0   2/11/2007
74                      0                4,484             0            4,484              374            0   2/11/2007
75                 80,500               36,970             0                0                0            0   2/11/2007
76                106,250               10,852        32,557           31,833            7,958       80,306   2/11/2007
77                      0                8,156             0           35,477                0            0   2/11/2007
78                 10,000               10,898        10,898           28,000                0         0.00   2/11/2007
79                171,000               64,000             0                0                0            0   2/11/2007
80                350,000               85,014             0                0                0            0   2/11/2007
81                      0                    0             0                0                0            0   2/11/2007
82                      0                    0             0                0                0            0   2/11/2007
83                 18,750                    0             0                0                0            0   2/11/2007
84                      0               13,125             0                0                0            0   2/11/2007
85                      0                    0             0                0                0            0   2/11/2007
86                      0                1,880             0           14,516            1,210            0   2/11/2007
87                      0                    0             0            2,964            9,633        8,892   2/11/2007
88                      0               14,800        44,400                0                0            0   2/11/2007
89                184,175                6,138        12,276           40,564           10,141       81,128   2/11/2007
90                      0               10,812             0           43,863                0      140,000   2/11/2007
91                 15,244               44,460             0           44,892            3,741         0.00   2/11/2007
92                      0               34,750       140,000                0                0            0   2/11/2007
93                      0                    0             0            7,800            1,300            0   2/11/2007
94                      0               12,320             0           25,499            8,500            0   2/11/2007
95                      0                4,493             0           22,464            3,744       44,926   2/11/2007
96                      0                    0             0                0                0            0   2/11/2007
97                      0               19,690             0           49,224                0      125,000   2/11/2007
98                 23,086               31,000             0                0                0         0.00   2/11/2007
99                      0                5,534             0           20,000            1,667            0   2/11/2007
100                     0                    0             0                0                0            0   2/11/2007
101                10,350             8,512.08             0           18,726            1,561            0   2/11/2007
102                     0                    0             0                0                0            0   2/11/2007
103                     0                    0             0                0                0            0   2/11/2007
104                     0                1,391             0                0                0            0   2/11/2007
105                     0                1,365             0                0                0            0   2/11/2007
106                 6,250                1,391             0                0                0            0   2/11/2007
107                     0               18,949        90,000           60,000          265,000      500,000   2/11/2007
108                     0                    0             0                0                0            0   2/11/2007
109                 6,250                1,512             0                0                0            0   2/11/2007
110                 3,950                5,676        11,352                0                0            0   2/11/2007
111                     0                2,086         4,171           10,428          175,403      175,000   2/11/2007
112                     0               26,235             0                0                0            0   2/11/2007
113                     0                    0             0            5,036              839            0   2/11/2007
114                     0               15,800             0                0                0            0   2/11/2007
115                     0                    0             0            2,964            8,892        8,892   2/11/2007
116                 1,250               54,951             0                0                0            0   2/11/2007
117                   750               36,648        73,290                0                0            0   2/11/2007
118                     0                5,729             0                0                0            0   2/11/2007
119                     0                4,496         8,993           20,000            3,335       60,000   2/11/2007
120                     0                7,485             0           24,950                0      100,000   2/11/2007
121                     0               11,051        33,175           23,444                0    77,360.00   2/11/2007
122                     0                9,769             0           33,649                0   163,000.00   2/11/2007
123                     0                4,368         8,736            6,156              513    12,312.00   2/11/2007
124                     0                4,250        21,250            8,500            1,417            0   2/11/2007
125                     0                4,313         8,625                0           50,128       50,000   2/11/2007
126                     0                1,050             0                0                0            0   2/11/2007
127                 1,250                7,619             0                0                0            0   2/11/2007
128               100,000               39,179             0                0                0            0   2/11/2007
129                     0                    0        25,149                0                0            0   2/11/2007
130                     0                1,453         2,906            7,990            1,332       15,981   2/11/2007
131                     0                  597             0            5,908            1,477       17,725   2/11/2007
132                     0                  784           784            1,572            1,568        1,568   2/11/2007
133                     0                  998             0            3,096          100,258      112,000   2/11/2007
134                     0               10,298             0                0                0            0   2/11/2007
135                21,375                9,300             0                0                0            0   2/11/2007
136                   625                2,688         5,377           10,000            2,500       20,000   2/11/2007
137                     0                4,921         9,842                0                0            0   2/11/2007
138                     0                    0             0                0                0            0   2/11/2007
139                     0               20,250             0                0                0            0   2/11/2007
140                     0                  512             0                0          109,000            0   2/11/2007
141                     0                  839             0            6,974           26,162       34,870   2/11/2007

[THIS PAGE INTENTIONALLY LEFT BLANK]

Annex A-6 Footnotes

(1) State Street Building	No ongoing reserves for capital expenditures or tenant improvement and leasing commissions will be collected, subject to satisfaction of certain requirements as indicated in the mortgage loan documentation, including but not limited to the absence of events of default.

(2) Bethany Maryland Portfolio	Other reserve current balance is $16,744,944 for renovations and working capital expenses. Initial deposit to the working capital reserve was $1,960,000 and the renovation reserve account was $15,140,000.

$3,700,000 interest reserve account to maintain 5.00% current pay on the Bethany Maryland Junior Component.

The Bethany Maryland Portfolio Borrowers are required to make monthly deposits into a replacement reserve account on each payment date from and after the payment date occurring in December 2008 in the amount of $33,063 estimated by the lender in its sole discretion to be due for replacements and repairs required to be made to the Property during the calendar year.

(3) Extendicare Portfolio	The Extendicare Portfolio Borrowers are required to make monthly deposits into a tax and insurance reserve account in an amount equal to one-twelfth of an amount which would be sufficient to pay the taxes payable, or estimated by the lender to be payable, during the following 12 months and one-twelfth of an amount which would be sufficient to pay the insurance premiums due for the renewal of insurance policies. Notwithstanding the foregoing, so long as (a) the debt yield exceeds 13%, (b) the Extendicare Portfolio Borrowers have delivered to the lender a guaranty of such obligation from Guarantor (as defined below), and (c) the Extendicare Portfolio Borrowers deliver evidence reasonably satisfactory to the lender that all taxes required to be paid have been paid, the monthly tax escrow payments will not be required. Notwithstanding the foregoing, so long as the Extendicare Portfolio Borrowers provide evidence of a blanket insurance policy covering the Extendicare Portfolio Mortgaged Property, as approved by the lender, the monthly insurance escrow payment will not be required.

The Extendicare Portfolio Borrowers are required to make monthly deposits into a replacement reserve account in an amount equal to one-twelfth of the product of $300 multiplied by the aggregate number of beds at the Extendicare Portfolio facilities.

The Extendicare Portfolio Borrowers are required to make monthly deposits into a ground rent reserve account in an amount equal to the ground rent that will be payable under each ground lease for the month in which such payment occurs. Notwithstanding the foregoing, the Extendicare Portfolio Borrowers will not be required to make monthly ground

1

Annex A-6 Footnotes  — continued

rent reserve deposits provided the Extendicare Portfolio Borrowers deliver, throughout the term of the Extendicare Portfolio Mortgage Loan, evidence reasonably satisfactory to the lender that all ground rent required to be paid by the Extendicare Portfolio Borrowers pursuant to any ground lease has timely been paid by the Extendicare Portfolio Borrowers. As long as the Extendicare Portfolio Borrowers are not required to make monthly deposits of the ground rent monthly deposit, the initial ground rent deposit will, other than during the continuance of an event of default, be held in the ground rent reserve account and will not be disbursed for the payment of ground rent.

(4) Bethany Houston Portfolio	Other reserve balance of $10.46 million was initially deposited into renovations and working capital reserves.

The Bethany Houston Portfolio Borrowers are required to make monthly deposits into a replacement reserve on each payment date from and after the payment date occurring in December 2008 in the amount of $50,813 estimated by the lender in its sole discretion to be due for replacements and repairs required to be made to the property during the calendar year.

(5) Lembi Portfolio	Consists of five cross collateralized mortgage loans identified on Annex A-1 as Trophy Properties Portfolio, Prime Apartment Properties Portfolio, 2238 Hyde Street, 737 Pine Street and 325 9th Avenue.

(6) Four Times Square	A borrower affiliated entity has guaranteed monthly payments for tenant improvements and leasing commissions at $40.00 psf with respect to the lease expirations of Conde Nast in April 2019 and Skadden in May 2020. A principal has guaranteed monthly payments for capital expenditures.

(7) Bethany Austin Portfolio	$430,000 upfront interest reserve to pay the minimum current-pay of 7.00% on the related Note B Non-Trust Loan.

The borrower is required to make monthly deposits into a replacement reserve account on each payment date from and after the payment date occurring in December 2008 in the amount of $19,167 estimated by the lender in its sole discretion to be due for replacements and repairs required to be made to the property during the calendar year.

An additional amount of $4,870,000 was initially deposited into a renovation and working capital reserve.

(8) Sheraton LA	Ongoing reserves for capital expenditures will adjust commencing on the payment date in May 2007 and every subsequent May based on an amount equal to four percent of the gross income from operations for the previous calendar year.

2

Annex A-6 Footnotes  — continued

(9) Sandy Village	If no event of default is existing, the initial leasing deposit will be released to the borrower if: (a) Cinemark Corporation, a Texas corporation (‘‘Cinemark’’), renews its lease dated December 10, 1987, as amended (the ‘‘Cinemark Lease’’), for an additional term of not less than five (5) years on terms satisfactory to the lender, as evidenced by the delivery to the lender of an amendment to the Cinemark Lease and in form and substance acceptable to the lender, executed by Cinemark and the borrower (the ‘‘Cinemark Amendment’’) or (b) a tenant satisfactory to the lender pursuant the related security instrument (a ‘‘New Tenant’’) leases the premises that are occupied by Cinemark as of the date hereof for a term of not less than five (5) years on terms satisfactory to the lender and, that New Tenant (i) is in occupancy, (ii) has commenced the payment of its full base rent as reflected in the rent roll delivered by the borrower to the lender at the closing of the mortgage loan, (iii) is conducting its normal business operations in the entire premises covered by its lease at the property, and (iv) has been fully reimbursed by the borrower for all tenant improvements or other charges incurred in connection with the construction of the tenant premises, and otherwise acceptable in substance to the lender.

(10) Catskill Commons	$1,068,051 was deposited into a debt service reserve account. Disbursements from the account will be made from time to time to pay for debt service and required reserves in excess of the monthly net cash flow.

(11) Bethany Blanding Place	Interest reserve is in the amount of $150,000 to maintain 7.00% current pay on related senior mezzanine financing.

An additional amount of $1,280,000 was initially deposited into a renovation and working capital reserve.

The borrower is required to make monthly deposits into a replacement reserve on each payment date from and after the payment date occurring in January 2009 $4,833.33 estimated by the lender in its sole discretion to be due for replacements and repairs required to be made to the property during the calendar year.

(12) 430-460 South Pickett	U/W Net Cash Flow and U/W NCF DSCR were calculated including 10,000 square feet which is currently master leased. The master lease may be terminated by the related borrower if certain conditions described in the mortgage loan documentation are met, including but not limited to (i) a replacement tenant executing a lease for a term no less than three years and (ii) rental payments from replacement tenant which result in a debt service coverage ratio of no less than 1.25x for three consecutive quarters. Excluding the rental payments from the master lease, the debt service coverage ratio is 1.15x.

3

Annex A-6 Footnotes  — continued

(13) Gallery at Warren Conner	If, following the fifth (5th) anniversary of the date hereof, the total of the In-Place Rents is equal to or greater than $1,247,848, then (i) all amounts in the Rollover Reserve Account (not including the undistributed Lease Termination Payments deposited therein) in excess of $250,000 shall be distributed to Borrower and (ii) the cap shall be reduced to $400,000.

(14) West Bay Village	Amounts in the current balance of the TI & LC account in excess of $100,000 after the third year may be released to the borrower one time only if (i) the borrower provides fifteen day prior written request, (ii) there is no event of default, (iii) the debt service coverage ratio is greater than 1.25x and (iv) occupancy is greater than 90%.

(15) Tractor Supply	The principal has guaranteed the monthly payment for tenant improvements and leasing commissions.

4

ANNEX B

CERTAIN INFORMATION REGARDING MULTIFAMILY PROPERTIES

                    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1

Capitalized terms used on this Annex B have the meanings assigned thereto in the
Glossary to the accompanying Offering Prospectus.

CONTROL                           PROPERTY                                 CUT-OFF DATE   UTILITIES PAID
  NO.    FOOTNOTE                   NAME                      COUNTY        BALANCE ($)      BY TENANT
--------------------------------------------------------------------------------------------------------

   6               Bethany Maryland Portfolio             Various         150,400,000.00  Yes
  6A1              Willow Lake Apartments                 Prince Georges   46,984,183.96  Yes
  6A2              Quail Hollow Apartments                Anne Arundel     35,596,634.89  Yes
  6A3              Woodhill Apartments                    Anne Arundel     34,500,056.09  Yes
  6A4              Seneca Bay                             Baltimore        33,319,125.07  Yes
   9               Bethany Houston Portfolio              Various         102,280,000.00  Yes
  9A1              Sendera Briargrove Apartments          Harris           21,619,457.00  Yes
  9A2              Sendera Westway Apartments             Harris           15,020,747.00  Yes
  9A3              Sendera Sugar Ridge Apartments         Fort Bend        14,673,447.00  Yes
  9A4              Wyndham Oaks Apartments                Harris           14,195,908.00  Yes
  9A5              Sendera Woodbridge Apartments          Harris           13,023,769.00  Yes
  9A6              Sendera at Champion Forest Apartments  Harris            8,986,401.00  Yes
  9A7              Sendera Memorial Apartments            Harris            8,118,149.00  Yes
  9A8              Sendera Park Apartments                Harris            6,642,122.00  Yes
            (1)    Lembi Portfolio                        San Francisco    85,600,000.00  Yes
  10A              Trophy Properties Portfolio            San Francisco    49,400,000.00  Yes
  10A1             795 Pine Street                        San Francisco    13,400,000.00  Yes
  10A2             1801 Gough Street                      San Francisco     7,900,000.00  Yes
  10A3             355 Fulton Street                      San Francisco     4,700,000.00  Yes
  10A4             2038 Divisadero Street                 San Francisco     3,600,000.00  Yes
  10A5             1855 10th Avenue                       San Francisco     3,000,000.00  Yes
  10A6             1440 Sutter Street                     San Francisco     2,900,000.00  Yes
  10A7             340 Church Street                      San Francisco     2,700,000.00  Yes
  10A8             1753 Mason Street                      San Francisco     2,700,000.00  Yes
  10A9             520 Buchanan Street                    San Francisco     2,600,000.00  Yes
 10A10             4540 California Street                 San Francisco     2,600,000.00  Yes
 10A11             3264-3274 Mission Street               San Francisco     1,800,000.00  Yes
 10A12             1656 Leavenworth Street                San Francisco     1,500,000.00  Yes
  10B              Prime Apartment Properties Portfolio   San Francisco    13,600,000.00  Yes
  10B1             1547 Clay Street                       San Francisco     3,900,000.00  Yes
  10B2             1020 Post Street                       San Francisco     3,900,000.00  Yes
  10B3             1126 Bush Street                       San Francisco     3,700,000.00  Yes
  10B4             346 Leavenworth Street                 San Francisco     2,100,000.00  Yes
  10C              2238 Hyde Street                       San Francisco    10,800,000.00  Yes
  10D              737 Pine Street                        San Francisco    10,200,000.00  Yes
  10E              325 9th Avenue                         San Francisco     1,600,000.00  Yes
   14              Royal Country                          Dade             54,000,000.00  Yes
   17              Sevilla Apartments                     Riverside        48,000,000.00  Yes
   18              Costanza Portfolio                     Monroe           45,900,000.00  Yes
  18A1             Waverlywood Village                    Monroe           17,896,318.20  Yes
  18A2             Glenbrook Manor                        Monroe           12,657,292.20  Yes
  18A3             Kings Court                            Monroe            8,716,364.10  Yes
  18A4             Lake Vista                             Monroe            4,960,917.90  Yes
  18A5             Brighton Gardens                       Monroe            1,669,107.60  Yes
   19              Bethany Austin Portfolio               Various          44,000,000.00  Yes
  19A1             Falls on Bull Creek Apartments         Travis           18,404,669.00  Yes
  19A2             Promontory Point Apartments            Travis           11,428,016.00  Yes
  19A3             Broadmoor Apartments                   Travis            9,416,342.00  Yes
  19A4             Chesapeake Apartments                  Williamson        4,750,973.00  Yes
   21              Augusta Apartments                     Clark            30,000,000.00  Yes
   26              Hunting Oaks Apartments                Prince George    25,000,000.00  Yes
   28              Village Club Apartments                Palm Beach       23,680,000.00  Yes
   33              Gypsum Mills                           Ontario          20,000,000.00  Yes
   34              Verona Woods                           Los Angeles      19,250,000.00  Yes
   36              Memphis Multis                         Shelby           18,100,000.00  Yes
  36A1             Ridgeway Crossing                      Shelby           14,000,000.00  Yes
  36A2             Deerfield Apartments                   Shelby            4,100,000.00  Yes
   39              Foundation House                       King             17,950,497.97  Yes
   40              Bethany Blanding Place                 Clay             16,700,000.00  Yes
   41              River Oaks Apartments                  Duval            16,500,000.00  Yes
   45              Meadows at Lakeway Apartments          Dallas           15,560,000.00  Yes
   51              Colony at Lakeway Apartments           Dallas           13,100,000.00  Yes
   60              Woodbridge Apartments                  Orange           10,400,000.00  Yes
   62              Willow Springs Apartments              Harris            9,550,000.00  Yes
   66              Huntcliff Apartments                   Galveston         9,150,000.00  Yes
   68              Raintree Apartments                    Harris            9,000,000.00  Yes
   70              Tradewinds Apartments                  Dallas            8,100,000.00  No
   75              Trace at Lakeway Apartments            Dallas            7,520,000.00  Yes
   79              Rock Springs                           Harris            6,600,000.00  Yes
   83              Place at Lakeway Apartments            Dallas            5,800,000.00  Yes
   84              Kozy Kourt - Mobile Manor              Wells             5,610,000.00  Yes
  84A1             Mobile Manor                           Wells             3,500,000.00  Yes
  84A2             Kozy Kourt                             Wells             2,110,000.00  Yes
   88              Grandview Meadows III                  Boulder           5,450,000.00  Yes
   92              Hillcrest Oaks Apartments              Travis            5,000,000.00  Yes
   98              Lubbock Square Apartments              Lubbock           4,550,000.00  Yes
  112              River Street Apartments                Hampden           3,796,957.23  No
  114              Bear Pointe Apartments                 Delaware          3,730,000.00  Yes
  117              Ridgewood Apartments                   Leon              3,600,000.00  No
  128              One Camden Court                       Harris            2,860,000.00  Yes
  135              Greenfield Mobile Home Park            Richland          1,996,605.80  No
  139              Holly Bend Apartments                  Dallas            1,438,000.00  Yes

CONTROL          UTILITIES PAID              # OF  AVG. RENT  MAX. RENT    # OF    AVG. RENT    MAX. RENT    # OF 1      AVG. RENT
  NO.              BY TENANT                 PADS   PADS ($)   PADS ($)  STUDIOS  STUDIOS ($)  STUDIOS ($)  BEDROOMS  1 BEDROOMS ($)
------------------------------------------------------------------------------------------------------------------------------------

   6     Various                                0          0          0       15          409          779       722             728
  6A1    Electric, Gas, Water, Sewer            0          0          0       14          779          779       163             862
  6A2    Electric, Gas, Water, Sewer            0          0          0        1          680          680       197             820
  6A3    Electric, Gas, Water, Sewer            0          0          0        0            0            0       151             783
  6A4    Electric, Gas                          0          0          0        0            0            0       211             632
   9     Various                                0          0          0        0            0            0     1,052             501
  9A1    Electric, Water, Sewer, Trash          0          0          0        0            0            0       450             581
  9A2    Electric, Water, Sewer, Trash          0          0          0        0            0            0        45             553
  9A3    Electric, Water, Sewer, Trash          0          0          0        0            0            0         0               0
  9A4    Electric, Water, Sewer, Trash          0          0          0        0            0            0       143             597
  9A5    Electric, Water, Sewer, Trash          0          0          0        0            0            0       240             566
  9A6    Electric, Water, Sewer, Trash          0          0          0        0            0            0       118             583
  9A7    Electric, Water, Sewer, Trash          0          0          0        0            0            0        44             553
  9A8    Electric, Water, Sewer, Trash          0          0          0        0            0            0        12             654
         Various                                0          0          0      184     1,229.00        3,000       190        1,774.00
  10A    Various                                0          0          0       89        1,464        3,000       107           1,927
  10A1   Electric, Gas                          0          0          0       27        2,534        3,000        13           4,247
  10A2   Electric, Gas                          0          0          0        7        1,107        1,495        33           1,922
  10A3   Electric                               0          0          0       32        1,002        1,295         9           1,352
  10A4   Electric, Gas                          0          0          0        0            0            0         0               0
  10A5   Electric, Gas                          0          0          0        0            0            0        15           1,401
  10A6   Electric, Gas, Water                   0          0          0        0            0            0         3           1,106
  10A7   Electric, Gas                          0          0          0        0            0            0         0               0
  10A8   Electric, Gas                          0          0          0        0            0            0         6           1,059
  10A9   Electric, Gas                          0          0          0       15          985        1,375         4           1,745
 10A10   Electric, Gas                          0          0          0        0            0            0        12           1,917
 10A11   Electric, Gas                          0          0          0        0            0            0         8           1,085
 10A12   Electric, Gas                          0          0          0        8          796        1,250         4           1,503
  10B    Various                                0          0          0       77          875        1,325        47           1,152
  10B1   Electric, Gas                          0          0          0       10        1,185        1,325        15           1,278
  10B2   Electric, Gas                          0          0          0       33          772        1,195         9           1,110
  10B3   Electric, Gas                          0          0          0       18          967        1,275        14           1,256
  10B4   Electric                               0          0          0       16          803          950         9             869
  10C    Electric, Gas                          0          0          0        2        1,875        2,500         2           6,500
  10D    Electric, Gas                          0          0          0       16        1,572        3,000        22           2,190
  10E    Electric, Water, Gas                   0          0          0        0            0            0        12           1,129
   14    Electric, Gas, Water, Sewer            0          0          0        0            0            0       864             458
   17    Electric, Water, Sewer, Trash          0          0          0        0            0            0       188             873
   18    Various                                0          0          0       54          459          540       370             572
  18A1   Electric, Gas                          0          0          0        0            0            0       116             613
  18A2   Electric, Gas                          0          0          0       52          465          540       131             546
  18A3   Electric, Gas                          0          0          0        0            0            0        48             605
  18A4   Electric, Gas                          0          0          0        0            0            0        59             542
  18A5   Electric, Gas                          0          0          0        2          315          365        16             520
   19    Various                                0          0          0       77          474          749       516             540
  19A1   Electric, Water, Sewer, Trash          0          0          0       29          528          679       152             610
  19A2   Electric, Water, Sewer, Trash          0          0          0       48          494          749       148             572
  19A3   Electric, Water, Sewer, Trash          0          0          0        0            0            0       152             524
  19A4   Electric, Water, Sewer, Trash          0          0          0        0            0            0        64             495
   21    Electric, Gas, Water, Sewer, Trash     0          0          0        0            0            0       106             792
   26    Electric                               0          0          0        0            0            0       193             826
   28    Electric                               0          0          0        0            0            0       227             756
   33    Electric, Gas, Water, Sewer          562        375        375        0            0            0         0               0
   34    Water, Sewer, Trash                    0          0          0        0            0            0         0               0
   36    Electric, Water, Sewer                 0          0          0        0            0            0       396             505
  36A1   Electric, Water, Sewer                 0          0          0        0            0            0       348             501
  36A2   Electric, Water, Sewer                 0          0          0        0            0            0        48             528
   39    Electric                               0          0          0        3         1380         1380        80            2440
   40    Electric, Water, Sewer, Trash          0          0          0        0            0            0        24             655
   41    Electric                               0          0          0        0            0            0       136             618
   45    Electric, Water & Sewer                0          0          0        0            0            0       333             576
   51    Electric, Water & Sewer                0          0          0        0            0            0       176             620
   60    Electric                               0          0          0        0            0            0        80             747
   62    Water                                  0          0          0        0            0            0       160             551
   66    Water                                  0          0          0        0            0            0       108             533
   68    Water                                  0          0          0        0            0            0       128             541
   70    None                                   0          0          0        0            0            0       129             602
   75    Electric, Water & Sewer                0          0          0        0            0            0       148             572
   79    Electric, Water                        0          0          0        0            0            0       184             438
   83    Electric, Water & Sewer                0          0          0        0            0            0       106             612
   84    Electric                             525        187        198        0            0            0         0               0
  84A1   Electric                             335        186        198        0            0            0         0               0
  84A2   Electric                             190        190        195        0            0            0         0               0
   88    Electric, Water & Sewer                0          0          0        0            0            0        29             636
   92    Electric, Water, Sewer                 0          0          0        0            0            0        75             544
   98    Electric, Water                        0          0          0        0            0            0        48             541
  112    None                                   0          0          0        0            0            0        86             572
  114    Electric, Water                        0          0          0        0            0            0         0               0
  117    None                                   0          0          0       13          490          525        90             554
  128    Electric, Water                        0          0          0        0            0            0        60             476
  135    None                                 186        205        205        0            0            0         0               0
  139    Electric                               0          0          0        7          538          600        58             439

CONTROL     MAX. RENT     # OF 2      AVG. RENT       MAX. RENT     # OF 3     AVG. RENT        MAX. RENT    # OF 4     AVG. RENT
  NO.    1 BEDROOMS ($)  BEDROOMS  2 BEDROOMS ($)  2 BEDROOMS ($)  BEDROOMS  3 BEDROOMS ($)  3 BEDROOMS ($) BEDROOMS  4 BEDROOMS ($)
------------------------------------------------------------------------------------------------------------------------------------

   6              1,019       818             745           1,119        32           1,119           1,319        0               0
  6A1               959       248             999           1,052        31           1,286           1,319        0               0
  6A2             1,019       137             974           1,109         1           1,105           1,105        0               0
  6A3               884       183             936           1,119         0               0               0        0               0
  6A4               799       250             733             924         0               0               0        0               0
   9                680     1,168             648           1,100       191             801           1,350       28             783
  9A1               615       190             728           1,100         3           1,262           1,350        0               0
  9A2               605       179             686             790        64             792             875       28             913
  9A3                 0       250             782             895         0               0               0        0               0
  9A4               680       136             846             954         0               0               0        0               0
  9A5               645       120             765             810        24             905             955        0               0
  9A6               660        40             854             895        40             963           1,055        0               0
  9A7               615       140             657             800        16             891             960        0               0
  9A8               675       113             694             855        44             843           1,055        0               0
                  6,500        67        2,756.00           8,000         1        1,404.00        1,404.00        0               0
  10A             5,500        49           1,985           6,989         0               0               0        0               0
  10A1            5,500         1           6,989           6,989         0               0               0        0               0
  10A2            2,500         1           2,500           2,500         0               0               0        0               0
  10A3            1,695         0               0               0         0               0               0        0               0
  10A4                0        12           2,377           2,850         0               0               0        0               0
  10A5            1,650         3           1,763           1,895         0               0               0        0               0
  10A6            1,595        12           1,846           2,495         0               0               0        0               0
  10A7                0        12           1,723           2,250         0               0               0        0               0
  10A8            1,750         8           1,490           3,100         0               0               0        0               0
  10A9            1,795         0               0               0         0               0               0        0               0
 10A10            2,250         0               0               0         0               0               0        0               0
 10A11            1,750         0               0               0         0               0               0        0               0
 10A12            1,595         0               0               0         0               0               0        0               0
  10B             1,795         3           2,375           2,500         1           1,404           1,404        0               0
  10B1            1,795         2           2,375           2,500         0               0               0        0               0
  10B2            1,450         0               0               0         1           1,404           1,404        0               0
  10B3            1,750         1           1,950           1,950         0               0               0        0               0
  10B4            1,375         0               0               0         0               0               0        0               0
  10C             6,500        13           5,412           8,000         0               0               0        0               0
  10D             5,500         2           3,997           5,250         0               0               0        0               0
  10E             1,395         0               0               0         0               0               0        0               0
   14               485         0               0               0         0               0               0        0               0
   17             1,000       324           1,019           1,200         0               0               0        0               0
   18             1,080       560             651           1,550         7             860             905        0               0
  18A1              945       238             654           1,550         6             860             905        0               0
  18A2              660       108             620             700         0               0               0        0               0
  18A3              665       136             691             880         0               0               0        0               0
  18A4            1,080        56             613             670         1             660             660        0               0
  18A5              580        22             598             720         0               0               0        0               0
   19               749       327             634           1,059         0               0               0        0               0
  19A1              679       163             719           1,059         0               0               0        0               0
  19A2              749        56             669             774         0               0               0        0               0
  19A3              599        48             745             939         0               0               0        0               0
  19A4              580        60             611             707         0               0               0        0               0
   21               970       141             926             995        25           1,036           1,115        0               0
   26             1,025       105             940           1,080        21           1,197           1,335        0               0
   28               800        87             884             900         0               0               0        0               0
   33                 0         0               0               0         0               0               0        0               0
   34                 0       196           1,199           1,325         0               0               0        0               0
   36               648       296             608             689        28             783             842        0               0
  36A1              648       208             600             686        28             783             842        0               0
  36A2              579        88             627             689         0               0               0        0               0
   39              2440        37            3750            3750         0               0               0        0               0
   40               700       184             759             825        24             856             930        0               0
   41               650       124             745             775        28             875             875        0               0
   45               907       127             779             907         0               0               0        0               0
   51               850       115             783            1140         3             950            1105        0               0
   60               790        88             845             885         0               0               0        0               0
   62               650        68             701             745        24             868             890        0               0
   66               585       108             714             785        24             902             970        0               0
   68               605       104             652             690        16             823             845        0               0
   70               635       168             733             800         8             949             970        0               0
   75               660        50             762             835         6             949             955        0               0
   79               633        72             560             633         0               0               0        0               0
   83               675        76             772             825         2             970             970        0               0
   84                 0         0               0               0         0               0               0        0               0
  84A1                0         0               0               0         0               0               0        0               0
  84A2                0         0               0               0         0               0               0        0               0
   88               885        36             723             875         9            1033            1185        0               0
   92               570        64             716             725         0               0               0        0               0
   98               610        52             599             800        18             837             950        6            1040
  112               590        13             673             675         0               0               0        0               0
  114                 0        79             584             675         0               0               0        0               0
  117               720         2             675             700         0               0               0        0               0
  128               495        76             608             733         0               0               0        0               0
  135                 0         0               0               0         0               0               0        0               0
  139               550        16             515             575         0               0               0        0               0

CONTROL    MAX. RENT     # OF COMMERCIAL       AVG. RENT            MAX. RENT                   TOTAL
  NO.    4 BEDROOMS ($)       UNITS       COMMERCIAL UNITS ($)  COMMERCIAL UNITS ($)  ELEVATOR  UNITS
-----------------------------------------------------------------------------------------------------

   6                  0                0                     0                     0  No         1587
  6A1                 0                0                     0                     0  No          456
  6A2                 0                0                     0                     0  No          336
  6A3                 0                0                     0                     0  No          334
  6A4                 0                0                     0                     0  No          461
   9              1,005                0                     0                     0  No         2439
  9A1                 0                0                     0                     0  No          643
  9A2             1,005                0                     0                     0  No          316
  9A3                 0                0                     0                     0  No          250
  9A4                 0                0                     0                     0  No          279
  9A5                 0                0                     0                     0  No          384
  9A6                 0                0                     0                     0  No          198
  9A7                 0                0                     0                     0  No          200
  9A8                 0                0                     0                     0  No          169
                      0                4              4,525.00                 6,000  Various     446
  10A                 0                4                 4,783                 6,000  Various     249
  10A1                0                1                 6,000                 6,000  Yes          42
  10A2                0                0                     0                     0  Yes          41
  10A3                0                0                     0                     0  Yes          41
  10A4                0                0                     0                     0  Yes          12
  10A5                0                0                     0                     0  Yes          18
  10A6                0                0                     0                     0  Yes          15
  10A7                0                0                     0                     0  No           12
  10A8                0                1                 4,600                 4,600  No           15
  10A9                0                0                     0                     0  No           19
 10A10                0                0                     0                     0  No           12
 10A11                0                2                 3,750                 3,750  No           10
 10A12                0                0                     0                     0  No           12
  10B                 0                0                     0                     0  Yes         128
  10B1                0                0                     0                     0  Yes          27
  10B2                0                0                     0                     0  Yes          43
  10B3                0                0                     0                     0  Yes          33
  10B4                0                0                     0                     0  Yes          25
  10C                 0                0                     0                     0  Yes          17
  10D                 0                0                     0                     0  Yes          40
  10E                 0                0                     0                     0  No           12
   14                 0                0                     0                     0  No          864
   17                 0                0                     0                     0  No          512
   18                 0                0                     0                     0  No          991
  18A1                0                0                     0                     0  No          360
  18A2                0                0                     0                     0  No          291
  18A3                0                0                     0                     0  No          184
  18A4                0                0                     0                     0  No          116
  18A5                0                0                     0                     0  No           40
   19                 0                0                     0                     0  No          920
  19A1                0                0                     0                     0  No          344
  19A2                0                0                     0                     0  No          252
  19A3                0                0                     0                     0  No          200
  19A4                0                0                     0                     0  No          124
   21                 0                0                     0                     0  No          272
   26                 0                0                     0                     0  No          319
   28                 0                0                     0                     0  Yes         314
   33                 0                0                     0                     0  N/A         562
   34                 0                0                     0                     0  No          196
   36                 0                0                     0                     0  No          720
  36A1                0                0                     0                     0  No          584
  36A2                0                0                     0                     0  No          136
   39                 0                0                     0                     0  Yes         120
   40                 0                0                     0                     0  No          232
   41                 0                0                     0                     0  No          288
   45                 0                0                     0                     0  No          460
   51                 0                0                     0                     0  No          294
   60                 0                0                     0                     0  No          168
   62                 0                0                     0                     0  No          252
   66                 0                0                     0                     0  No          240
   68                 0                0                     0                     0  No          248
   70                 0                0                     0                     0  No          305
   75                 0                0                     0                     0  No          204
   79                 0                0                     0                     0  No          256
   83                 0                0                     0                     0  No          184
   84                 0                0                     0                     0  N/A         525
  84A1                0                0                     0                     0  N/A         335
  84A2                0                0                     0                     0  N/A         190
   88                 0                0                     0                     0  No           74
   92                 0                0                     0                     0  No          139
   98              1050                0                     0                     0  No          124
  112                 0                0                     0                     0  No           99
  114                 0                0                     0                     0  No           79
  117                 0                0                     0                     0  No          105
  128                 0                0                     0                     0  No          136
  135                 0                0                     0                     0  N/A         186
  139                 0                0                     0                     0  No           81

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Annex B Footnotes

Lembi Portfolio	Consists of five cross-collateralized mortgage loans identified on Annex A-1 as Trophy Properties Portfolio, Prime Apartment Properties Portfolio, 2238 Hyde Street, 737 Pine Street and 325 9th Avenue.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C-1

PRICE/YIELD TABLES

[THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                     ANNEX C-1-1

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
 DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS A-1 CERTIFICATES

                                            0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 ----------------------------------------------------------------------------------------------
                                      0% CPR             25% CPR             50% CPR            75% CPR            100% CPR
                                 ----------------    ----------------   ----------------   -----------------   ----------------
                                  CBE    Modified     CBE    Modified    CBE    Modified     CBE    Modified    CBE    Modified
                                 Yield   Duration    Yield   Duration   Yield   Duration    Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)     (Years)     (%)     (Years)    (%)     (Years)     (%)    (Years)     (%)    (Years)
------------------------------   -----   --------    ----------------   -----   --------   ------   --------   -----   --------

    99-12                        5.685%     2.43     5.685%     2.42    5.686%    2.41     5.686%     2.41     5.686%    2.41
    99-16                        5.633%     2.43     5.634%     2.42    5.634%    2.42     5.634%     2.42     5.634%    2.42
    99-20                        5.581%     2.43     5.582%     2.42    5.582%    2.42     5.582%     2.42     5.582%    2.42
    99-24                        5.530%     2.43     5.530%     2.42    5.530%    2.42     5.530%     2.42     5.530%    2.42
    99-28                        5.479%     2.43     5.479%     2.42    5.479%    2.42     5.479%     2.42     5.479%    2.42
   100-00                        5.427%     2.43     5.427%     2.43    5.427%    2.42     5.427%     2.42     5.427%    2.42
   100-04                        5.376%     2.43     5.376%     2.43    5.376%    2.42     5.376%     2.42     5.376%    2.42
   100-08                        5.325%     2.44     5.325%     2.43    5.324%    2.43     5.324%     2.43     5.324%    2.43
   100-12                        5.274%     2.44     5.273%     2.43    5.273%    2.43     5.273%     2.43     5.273%    2.43
   100-16                        5.223%     2.44     5.222%     2.43    5.222%    2.43     5.222%     2.43     5.222%    2.43
   100-20                        5.172%     2.44     5.171%     2.43    5.171%    2.43     5.171%     2.43     5.171%    2.43

WEIGHTED AVERAGE LIFE (YRS.)            2.73               2.72               2.72               2.72                2.72
FIRST PRINCIPAL PAYMENT DATE          3/15/2007          3/15/2007          3/15/2007         3/15/2007            3/15/2007
LAST PRINCIPAL PAYMENT DATE          11/15/2011          9/15/2011          8/15/2011         8/15/2011            8/15/2011

                                                                     ANNEX C-1-2

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
 DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS A-2 CERTIFICATES

                                            0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 ----------------------------------------------------------------------------------------------
                                      0% CPR             25% CPR             50% CPR            75% CPR            100% CPR
                                 ----------------    ----------------   ----------------   -----------------   ----------------
                                  CBE    Modified     CBE    Modified    CBE    Modified     CBE    Modified    CBE    Modified
                                 Yield   Duration    Yield   Duration   Yield   Duration    Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)     (Years)     (%)     (Years)    (%)     (Years)     (%)    (Years)     (%)    (Years)
------------------------------   -----   --------    ----------------   -----   --------   -----------------   -----   --------

    99-12                        5.515%     4.11     5.515%     4.10    5.516%    4.09      5.516%    4.08     5.521%    3.93
    99-16                        5.484%     4.11     5.485%     4.11    5.485%    4.10      5.485%    4.08     5.489%    3.93
    99-20                        5.454%     4.11     5.454%     4.11    5.454%    4.10      5.455%    4.08     5.458%    3.93
    99-24                        5.424%     4.11     5.424%     4.11    5.424%    4.10      5.424%    4.08     5.426%    3.93
    99-28                        5.393%     4.12     5.393%     4.11    5.393%    4.10      5.393%    4.08     5.394%    3.93
   100-00                        5.363%     4.12     5.363%     4.11    5.363%    4.10      5.363%    4.08     5.362%    3.93
   100-04                        5.333%     4.12     5.333%     4.11    5.332%    4.10      5.332%    4.08     5.331%    3.93
   100-08                        5.302%     4.12     5.302%     4.11    5.302%    4.10      5.302%    4.08     5.299%    3.93
   100-12                        5.272%     4.12     5.272%     4.11    5.272%    4.10      5.271%    4.08     5.267%    3.93
   100-16                        5.242%     4.12     5.242%     4.11    5.242%    4.10      5.241%    4.09     5.236%    3.94
   100-20                        5.212%     4.12     5.212%     4.12    5.211%    4.10      5.211%    4.09     5.204%    3.94

WEIGHTED AVERAGE LIFE (YRS.)            4.78               4.78               4.76               4.74                 4.54
FIRST PRINCIPAL PAYMENT DATE         11/15/2011          9/15/2011          8/15/2011         8/15/2011            8/15/2011
LAST PRINCIPAL PAYMENT DATE           1/15/2012          1/15/2012          1/15/2012         1/15/2012            1/15/2012

                                                                     ANNEX C-1-3

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS A-AB CERTIFICATES

                                              0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 ----------------------------------------------------------------------------------------------
                                      0% CPR             25% CPR             50% CPR            75% CPR            100% CPR
                                 ----------------    ----------------   ----------------   -----------------   ----------------
                                  CBE    Modified     CBE    Modified    CBE    Modified     CBE    Modified    CBE    Modified
                                 Yield   Duration    Yield   Duration   Yield   Duration    Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)     (Years)     (%)     (Years)    (%)     (Years)     (%)    (Years)     (%)    (Years)
------------------------------   -----   --------    -----   --------   ----------------   ------   --------   -----   --------

    99-12                        5.561%     5.85     5.563%     5.72    5.564%    5.65     5.565%     5.58     5.568%    5.46
    99-16                        5.539%     5.85     5.541%     5.73    5.542%    5.65     5.543%     5.58     5.545%    5.46
    99-20                        5.518%     5.85     5.519%     5.73    5.520%    5.65     5.520%     5.59     5.522%    5.46
    99-24                        5.497%     5.85     5.497%     5.73    5.498%    5.65     5.498%     5.59     5.499%    5.46
    99-28                        5.475%     5.85     5.475%     5.73    5.476%    5.65     5.476%     5.59     5.476%    5.46
   100-00                        5.454%     5.86     5.454%     5.73    5.454%    5.65     5.453%     5.59     5.453%    5.47
   100-04                        5.433%     5.86     5.432%     5.73    5.432%    5.66     5.431%     5.59     5.430%    5.47
   100-08                        5.411%     5.86     5.410%     5.74    5.410%    5.66     5.409%     5.59     5.408%    5.47
   100-12                        5.390%     5.86     5.389%     5.74    5.388%    5.66     5.387%     5.60     5.385%    5.47
   100-16                        5.369%     5.86     5.367%     5.74    5.366%    5.66     5.364%     5.60     5.362%    5.47
   100-20                        5.348%     5.87     5.345%     5.74    5.344%    5.66     5.342%     5.60     5.340%    5.47

WEIGHTED AVERAGE LIFE (YRS.)            7.32               7.12               6.99               6.89                6.70
FIRST PRINCIPAL PAYMENT DATE         1/15/2012           1/15/2012          1/15/2012         1/15/2012            1/15/2012
LAST PRINCIPAL PAYMENT DATE          8/15/2016           1/15/2016          9/15/2015         6/15/2015            3/15/2015

                                                                     ANNEX C-1-4

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS A-3 CERTIFICATES

                                           0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 --------------------------------------------------------------------------------------------
                                      0% CPR             25% CPR            50% CPR            75% CPR           100% CPR
                                 ----------------   ----------------   ----------------   ----------------   ----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)     (Years)    (%)    (Years)     (%)     (Years)    (%)     (Years)    (%)     (Years)
------------------------------   -----   --------   ------  --------   ------  --------   ------  --------   ------  --------

 99-12                           5.560%    5.59     5.561%    5.57     5.561%    5.54     5.562%    5.49     5.566%    5.26
 99-16                           5.538%    5.60     5.538%    5.57     5.538%    5.54     5.539%    5.49     5.543%    5.27
 99-20                           5.515%    5.60     5.516%    5.57     5.516%    5.54     5.516%    5.49     5.519%    5.27
 99-24                           5.493%    5.60     5.493%    5.57     5.493%    5.54     5.494%    5.49     5.495%    5.27
 99-28                           5.471%    5.60     5.471%    5.57     5.471%    5.54     5.471%    5.49     5.471%    5.27
100-00                           5.448%    5.60     5.448%    5.57     5.448%    5.54     5.448%    5.50     5.448%    5.27
100-04                           5.426%    5.60     5.426%    5.58     5.426%    5.54     5.425%    5.50     5.424%    5.27
100-08                           5.404%    5.60     5.404%    5.58     5.403%    5.55     5.403%    5.50     5.400%    5.27
100-12                           5.382%    5.61     5.381%    5.58     5.381%    5.55     5.380%    5.50     5.377%    5.27
100-16                           5.360%    5.61     5.359%    5.58     5.358%    5.55     5.358%    5.50     5.353%    5.28
100-20                           5.337%    5.61     5.337%    5.58     5.336%    5.55     5.335%    5.50     5.330%    5.28

WEIGHTED AVERAGE LIFE (YRS.)            6.88              6.84               6.80              6.73                6.40
FIRST PRINCIPAL PAYMENT DATE         12/15/2013         7/15/2013          7/15/2013          7/15/2013          7/15/2013
LAST PRINCIPAL PAYMENT DATE           1/15/2014         1/15/2014          1/15/2014          1/15/2014          1/15/2014

                                                                     ANNEX C-1-5

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS A-4 CERTIFICATES

                                           0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 --------------------------------------------------------------------------------------------
                                      0% CPR             25% CPR            50% CPR            75% CPR           100% CPR
                                 ----------------   ----------------   ----------------   ----------------   ----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)    (Years)     (%)    (Years)     (%)     (Years)    (%)     (Years)    (%)     (Years)
------------------------------   -----   --------   ------  --------   ------  --------   ------  --------   ------  --------

 99-12                           5.562%    7.42     5.562%    7.40     5.562%    7.37     5.563%    7.32     5.564%    7.20
 99-16                           5.545%    7.42     5.545%    7.40     5.545%    7.37     5.546%    7.33     5.547%    7.20
 99-20                           5.528%    7.43     5.528%    7.40     5.528%    7.37     5.529%    7.33     5.529%    7.20
 99-24                           5.511%    7.43     5.511%    7.40     5.511%    7.37     5.511%    7.33     5.512%    7.20
 99-28                           5.494%    7.43     5.494%    7.40     5.494%    7.37     5.494%    7.33     5.495%    7.21
100-00                           5.478%    7.43     5.478%    7.41     5.477%    7.38     5.477%    7.34     5.477%    7.21
100-04                           5.461%    7.43     5.461%    7.41     5.461%    7.38     5.460%    7.34     5.460%    7.21
100-08                           5.444%    7.44     5.444%    7.41     5.444%    7.38     5.443%    7.34     5.443%    7.21
100-12                           5.427%    7.44     5.427%    7.41     5.427%    7.38     5.427%    7.34     5.426%    7.21
100-16                           5.411%    7.44     5.410%    7.42     5.410%    7.38     5.410%    7.34     5.408%    7.22
100-20                           5.394%    7.44     5.394%    7.42     5.393%    7.39     5.393%    7.35     5.391%    7.22

WEIGHTED AVERAGE LIFE (YRS.)            9.84               9.80               9.75              9.68                9.46
FIRST PRINCIPAL PAYMENT DATE         8/15/2016          1/15/2016          9/15/2015          6/15/2015           3/15/2015
LAST PRINCIPAL PAYMENT DATE          1/15/2017          1/15/2017          1/15/2017          1/15/2017          10/15/2016

                                                                     ANNEX C-1-6

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS A-1A CERTIFICATES

                                           0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 --------------------------------------------------------------------------------------------
                                      0% CPR             25% CPR            50% CPR            75% CPR           100% CPR
                                 ----------------   ----------------   ----------------   ----------------   ----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)    (Years)     (%)    (Years)     (%)     (Years)    (%)     (Years)    (%)     (Years)
------------------------------   -----   --------   ------  --------   ------  --------   ------  --------   ------  --------

 99-12                           5.553%    5.59     5.553%    5.58     5.553%    5.57     5.553%    5.56     5.556%    5.43
 99-16                           5.531%    5.59     5.531%    5.59     5.531%    5.58     5.531%    5.56     5.533%    5.44
 99-20                           5.508%    5.59     5.508%    5.59     5.508%    5.58     5.508%    5.57     5.510%    5.44
 99-24                           5.486%    5.60     5.486%    5.59     5.486%    5.58     5.486%    5.57     5.487%    5.44
 99-28                           5.463%    5.60     5.463%    5.59     5.464%    5.58     5.464%    5.57     5.464%    5.44
100-00                           5.441%    5.60     5.441%    5.60     5.441%    5.59     5.441%    5.57     5.441%    5.45
100-04                           5.419%    5.60     5.419%    5.60     5.419%    5.59     5.419%    5.58     5.418%    5.45
100-08                           5.397%    5.61     5.397%    5.60     5.397%    5.59     5.396%    5.58     5.395%    5.45
100-12                           5.375%    5.61     5.374%    5.60     5.374%    5.59     5.374%    5.58     5.372%    5.45
100-16                           5.352%    5.61     5.352%    5.60     5.352%    5.60     5.352%    5.58     5.350%    5.46
100-20                           5.330%    5.61     5.330%    5.61     5.330%    5.60     5.330%    5.59     5.327%    5.46

WEIGHTED AVERAGE LIFE (YRS.)            7.05               7.04               7.02              7.01                6.82
FIRST PRINCIPAL PAYMENT DATE         3/15/2007          3/15/2007          3/15/2007          3/15/2007           3/15/2007
LAST PRINCIPAL PAYMENT DATE          1/15/2017          1/15/2017          1/15/2017          1/15/2017          10/15/2016

                                                                     ANNEX C-1-7

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS A-M CERTIFICATES

                                           0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 --------------------------------------------------------------------------------------------
                                      0% CPR            25% CPR            50% CPR            75% CPR            100% CPR
                                 ----------------   ----------------   ----------------   ----------------   ----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)     (Years)    (%)     (Years)    (%)    (Years)     (%)     (Years)    (%)     (Years)
------------------------------   -----   --------   ------  --------   ------  --------   ------  --------   ------  --------

    99-12                        5.593%    7.43     5.593%    7.43     5.593%    7.43     5.593%    7.43     5.595%    7.29
    99-16                        5.576%    7.43     5.576%    7.43     5.576%    7.43     5.576%    7.43     5.578%    7.29
    99-20                        5.560%    7.44     5.560%    7.44     5.560%    7.44     5.560%    7.44     5.560%    7.29
    99-24                        5.543%    7.44     5.543%    7.44     5.543%    7.44     5.543%    7.44     5.543%    7.30
    99-28                        5.526%    7.44     5.526%    7.44     5.526%    7.44     5.526%    7.44     5.526%    7.30
   100-00                        5.509%    7.44     5.509%    7.44     5.509%    7.44     5.509%    7.44     5.509%    7.30
   100-04                        5.492%    7.45     5.492%    7.45     5.492%    7.45     5.492%    7.45     5.492%    7.30
   100-08                        5.476%    7.45     5.476%    7.45     5.476%    7.45     5.476%    7.45     5.475%    7.30
   100-12                        5.459%    7.45     5.459%    7.45     5.459%    7.45     5.459%    7.45     5.458%    7.31
   100-16                        5.442%    7.45     5.442%    7.45     5.442%    7.45     5.442%    7.45     5.441%    7.31
   100-20                        5.426%    7.45     5.426%    7.45     5.426%    7.45     5.426%    7.45     5.424%    7.31

WEIGHTED AVERAGE LIFE (YRS.)           9.88               9.88               9.88               9.88               9.63
FIRST PRINCIPAL PAYMENT DATE         1/15/2017          1/15/2017          1/15/2017          1/15/2017         10/15/2016
LAST PRINCIPAL PAYMENT DATE          1/15/2017          1/15/2017          1/15/2017          1/15/2017         10/15/2016

                                                                     ANNEX C-1-8

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS A-J CERTIFICATES

                                           0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 --------------------------------------------------------------------------------------------
                                      0% CPR            25% CPR            50% CPR            75% CPR            100% CPR
                                 ----------------   ----------------   ----------------   ----------------   ----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)    (Years)     (%)     (Years)    (%)    (Years)     (%)     (Years)    (%)     (Years)
------------------------------   -----   --------   ------  --------   ------  --------   ------  --------   ------  --------

    99-12                        5.623%    7.42     5.623%    7.42     5.623%    7.42     5.623%    7.42     5.624%    7.29
    99-16                        5.606%    7.42     5.606%    7.42     5.606%    7.42     5.606%    7.42     5.607%    7.30
    99-20                        5.589%    7.43     5.589%    7.43     5.589%    7.43     5.589%    7.43     5.590%    7.30
    99-24                        5.572%    7.43     5.572%    7.43     5.572%    7.43     5.572%    7.43     5.573%    7.30
    99-28                        5.556%    7.43     5.556%    7.43     5.556%    7.43     5.556%    7.43     5.556%    7.30
   100-00                        5.539%    7.43     5.539%    7.43     5.539%    7.43     5.539%    7.43     5.539%    7.31
   100-04                        5.522%    7.43     5.522%    7.43     5.522%    7.43     5.522%    7.43     5.522%    7.31
   100-08                        5.505%    7.44     5.505%    7.44     5.505%    7.44     5.505%    7.44     5.505%    7.31
   100-12                        5.489%    7.44     5.489%    7.44     5.489%    7.44     5.489%    7.44     5.488%    7.31
   100-16                        5.472%    7.44     5.472%    7.44     5.472%    7.44     5.472%    7.44     5.471%    7.31
   100-20                        5.455%    7.44     5.455%    7.44     5.455%    7.44     5.455%    7.44     5.454%    7.32

WEIGHTED AVERAGE LIFE (YRS.)           9.88               9.88               9.88               9.88               9.66
FIRST PRINCIPAL PAYMENT DATE         1/15/2017          1/15/2017          1/15/2017          1/15/2017         10/16/2016
LAST PRINCIPAL PAYMENT DATE          1/15/2017          1/15/2017          1/15/2017          1/15/2017         11/15/2016

                                                                     ANNEX C-1-9

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
  DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS B CERTIFICATES

                                           0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 --------------------------------------------------------------------------------------------
                                      0% CPR            25% CPR            50% CPR            75% CPR            100% CPR
                                 ----------------   ----------------   ----------------   ----------------   ----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)    (Years)     (%)     (Years)    (%)    (Years)     (%)     (Years)    (%)     (Years)
------------------------------   -----   --------   ------  --------   ------  --------   ------  --------   ------  --------

    99-12                        5.654%    7.41     5.654%    7.41     5.654%    7.41     5.654%    7.41     5.655%    7.32
    99-16                        5.637%    7.41     5.637%    7.41     5.637%    7.41     5.637%    7.41     5.638%    7.32
    99-20                        5.620%    7.41     5.620%    7.41     5.620%    7.41     5.620%    7.41     5.621%    7.32
    99-24                        5.603%    7.42     5.603%    7.42     5.603%    7.42     5.603%    7.42     5.603%    7.32
    99-28                        5.586%    7.42     5.586%    7.42     5.586%    7.42     5.586%    7.42     5.586%    7.32
   100-00                        5.569%    7.42     5.569%    7.42     5.569%    7.42     5.569%    7.42     5.569%    7.33
   100-04                        5.553%    7.42     5.553%    7.42     5.553%    7.42     5.553%    7.42     5.552%    7.33
   100-08                        5.536%    7.43     5.536%    7.43     5.536%    7.43     5.536%    7.43     5.535%    7.33
   100-12                        5.519%    7.43     5.519%    7.43     5.519%    7.43     5.519%    7.43     5.518%    7.33
   100-16                        5.502%    7.43     5.502%    7.43     5.502%    7.43     5.502%    7.43     5.501%    7.34
   100-20                        5.486%    7.43     5.486%    7.43     5.486%    7.43     5.486%    7.43     5.485%    7.34

WEIGHTED AVERAGE LIFE (YRS.)            9.88               9.88               9.88               9.88               9.72
FIRST PRINCIPAL PAYMENT DATE         1/15/2017          1/15/2017          1/15/2017          1/15/2017         11/15/2016
LAST PRINCIPAL PAYMENT DATE          1/15/2017          1/15/2017          1/15/2017          1/15/2017         11/15/2016

                                                                    ANNEX C-1-10

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
  DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS C CERTIFICATES

                                           0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 --------------------------------------------------------------------------------------------
                                      0% CPR             25% CPR            50% CPR            75% CPR           100% CPR
                                 ----------------   ----------------   ----------------   ----------------   ----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)    (Years)     (%)    (Years)     (%)     (Years)    (%)     (Years)    (%)     (Years)
------------------------------   -----   --------   ------  --------   ------  --------   ------  --------   ------  --------

 99-12                           5.673%    7.40     5.673%    7.40     5.673%    7.40     5.673%    7.40     5.674%    7.33
 99-16                           5.656%    7.41     5.656%    7.41     5.656%    7.41     5.656%    7.41     5.657%    7.33
 99-20                           5.639%    7.41     5.639%    7.41     5.639%    7.41     5.639%    7.41     5.640%    7.33
 99-24                           5.623%    7.41     5.623%    7.41     5.623%    7.41     5.623%    7.41     5.623%    7.33
 99-28                           5.606%    7.41     5.606%    7.41     5.606%    7.41     5.606%    7.41     5.606%    7.34
100-00                           5.589%    7.41     5.589%    7.41     5.589%    7.41     5.589%    7.41     5.589%    7.34
100-04                           5.572%    7.42     5.572%    7.42     5.572%    7.42     5.572%    7.42     5.572%    7.34
100-08                           5.555%    7.42     5.555%    7.42     5.555%    7.42     5.555%    7.42     5.555%    7.34
100-12                           5.539%    7.42     5.539%    7.42     5.539%    7.42     5.539%    7.42     5.538%    7.34
100-16                           5.522%    7.42     5.522%    7.42     5.522%    7.42     5.522%    7.42     5.521%    7.35
100-20                           5.505%    7.43     5.505%    7.43     5.505%    7.43     5.505%    7.43     5.504%    7.35

WEIGHTED AVERAGE LIFE (YRS.)           9.88               9.88               9.88               9.88               9.75
FIRST PRINCIPAL PAYMENT DATE        1/15/2017           1/15/2017          1/15/2017          1/15/2017         11/15/2016
LAST PRINCIPAL PAYMENT DATE         1/15/2017           1/15/2017          1/15/2017          1/15/2017         12/15/2016

                                                                    ANNEX C-1-11

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
  DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS D CERTIFICATES

                                           0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 --------------------------------------------------------------------------------------------
                                      0% CPR             25% CPR            50% CPR            75% CPR           100% CPR
                                 ----------------   ----------------   ----------------   ----------------   ----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)    (Years)     (%)    (Years)     (%)     (Years)    (%)     (Years)    (%)     (Years)
------------------------------   -----   --------   ------  --------   ------  --------   ------  --------   ------  --------

 99-12                           5.704%    7.39     5.704%    7.39     5.704%    7.39     5.704%    7.39     5.705%    7.35
 99-16                           5.687%    7.39     5.687%    7.39     5.687%    7.39     5.687%    7.39     5.687%    7.35
 99-20                           5.670%    7.40     5.670%    7.40     5.670%    7.40     5.670%    7.40     5.670%    7.35
 99-24                           5.653%    7.40     5.653%    7.40     5.653%    7.40     5.653%    7.40     5.653%    7.35
 99-28                           5.636%    7.40     5.636%    7.40     5.636%    7.40     5.636%    7.40     5.636%    7.35
100-00                           5.620%    7.40     5.620%    7.40     5.620%    7.40     5.620%    7.40     5.619%    7.36
100-04                           5.603%    7.41     5.603%    7.41     5.603%    7.41     5.603%    7.41     5.603%    7.36
100-08                           5.586%    7.41     5.586%    7.41     5.586%    7.41     5.586%    7.41     5.586%    7.36
100-12                           5.569%    7.41     5.569%    7.41     5.569%    7.41     5.569%    7.41     5.569%    7.36
100-16                           5.552%    7.41     5.552%    7.41     5.552%    7.41     5.552%    7.41     5.552%    7.37
100-20                           5.536%    7.41     5.536%    7.41     5.536%    7.41     5.536%    7.41     5.535%    7.37

WEIGHTED AVERAGE LIFE (YRS.)           9.88               9.88               9.88               9.88               9.80
FIRST PRINCIPAL PAYMENT DATE        1/15/2017          1/15/2017           1/15/2017          1/15/2017         12/15/2016
LAST PRINCIPAL PAYMENT DATE         1/15/2017          1/15/2017           1/15/2017          1/15/2017         12/15/2016

                                                                    ANNEX C-1-12

   WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE, LAST PRINCIPAL PAYMENT
  DATE, PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS E CERTIFICATES

                                           0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 --------------------------------------------------------------------------------------------
                                      0% CPR             25% CPR            50% CPR            75% CPR           100% CPR
                                 ----------------   ----------------   ----------------   ----------------   ----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)    (Years)     (%)    (Years)     (%)     (Years)    (%)     (Years)    (%)     (Years)
------------------------------   -----   --------   ------  --------   ------  --------   ------  --------   ------  --------

 99-12                           5.724%    7.39     5.724%    7.39     5.724%    7.39     5.724%    7.39     5.724%    7.34
 99-16                           5.707%    7.39     5.707%    7.39     5.707%    7.39     5.707%    7.39     5.707%    7.34
 99-20                           5.690%    7.39     5.690%    7.39     5.690%    7.39     5.690%    7.39     5.690%    7.34
 99-24                           5.673%    7.39     5.673%    7.39     5.673%    7.39     5.673%    7.39     5.673%    7.35
 99-28                           5.656%    7.39     5.656%    7.39     5.656%    7.39     5.656%    7.39     5.656%    7.35
100-00                           5.639%    7.40     5.639%    7.40     5.639%    7.40     5.639%    7.40     5.639%    7.35
100-04                           5.622%    7.40     5.622%    7.40     5.622%    7.40     5.622%    7.40     5.622%    7.35
100-08                           5.605%    7.40     5.605%    7.40     5.605%    7.40     5.605%    7.40     5.605%    7.35
100-12                           5.588%    7.40     5.588%    7.40     5.588%    7.40     5.588%    7.40     5.588%    7.36
100-16                           5.572%    7.41     5.572%    7.41     5.572%    7.41     5.572%    7.41     5.571%    7.36
100-20                           5.555%    7.41     5.555%    7.41     5.555%    7.41     5.555%    7.41     5.554%    7.36

WEIGHTED AVERAGE LIFE (YRS.)           9.88               9.88               9.88               9.88               9.80
FIRST PRINCIPAL PAYMENT DATE        1/15/2017           1/15/2017          1/15/2017          1/15/2017         12/15/2016
LAST PRINCIPAL PAYMENT DATE         1/15/2017           1/15/2017          1/15/2017          1/15/2017         12/15/2016

                                                                    ANNEX C-1-13

              WEIGHTED AVERAGE LIFE, FIRST PRINCIPAL PAYMENT DATE,
           LAST PRINCIPAL PAYMENT DATE, PRE-TAX YIELD TO MATURITY AND
                   MODIFIED DURATION OF CLASS F CERTIFICATES

                                           0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 ---------------------------------------------------------------------------------------------
                                       0% CPR             25% CPR          50% CPR             75% CPR           100% CPR
                                 ----------------   ----------------   ----------------   ----------------   -----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified   CBE     Modified    CBE     Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)     (Years)    (%)    (Years)     (%)     (Years)    (%)     (Years)    (%)     (Years)
------------------------------   -----   --------   -----   --------   -----   --------   -----   --------   -----   ---------

    99-12                        5.754%    7.37     5.754%    7.37     5.754%     7.37    5.754%    7.37     5.755%    7.33
    99-16                        5.737%    7.38     5.737%    7.38     5.737%     7.38    5.737%    7.38     5.738%    7.33
    99-20                        5.720%    7.38     5.720%    7.38     5.720%     7.38    5.720%    7.38     5.721%    7.33
    99-24                        5.703%    7.38     5.703%    7.38     5.703%     7.38    5.703%    7.38     5.704%    7.33
    99-28                        5.686%    7.38     5.686%    7.38     5.686%     7.38    5.686%    7.38     5.687%    7.34
   100-00                        5.670%    7.39     5.670%    7.39     5.670%     7.39    5.670%    7.39     5.670%    7.34
   100-04                        5.653%    7.39     5.653%    7.39     5.653%     7.39    5.653%    7.39     5.653%    7.34
   100-08                        5.636%    7.39     5.636%    7.39     5.636%     7.39    5.636%    7.39     5.636%    7.34
   100-12                        5.619%    7.39     5.619%    7.39     5.619%     7.39    5.619%    7.39     5.619%    7.35
   100-16                        5.602%    7.39     5.602%    7.39     5.602%     7.39    5.602%    7.39     5.602%    7.35
   100-20                        5.585%    7.40     5.585%    7.40     5.585%     7.40    5.585%    7.40     5.585%    7.35

WEIGHTED AVERAGE LIFE (YRS.)           9.88               9.88               9.88              9.88               9.80
FIRST PRINCIPAL PAYMENT DATE        1/15/2017          1/15/2017          1/15/2017         1/15/2017         12/15/2016
LAST PRINCIPAL PAYMENT DATE         1/15/2017          1/15/2017          1/15/2017         1/15/2017         12/15/2016

                                                                    ANNEX C-1-14

   PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS X-CP CERTIFICATES

                                          0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 --------------------------------------------------------------------------------------------
                                       0% CPR            25% CPR            50% CPR           75% CPR            100% CPR
                                 ----------------   ----------------   ----------------   ----------------   ----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)    (Years)      (%)    (Years)    (%)     (Years)     (%)    (Years)    (%)     (Years)
------------------------------   -----   --------   -----   --------   -----   --------   ------  --------   -----   --------

   2-13                          7.722%    2.63     7.722%    2.63     7.722%    2.63     7.722%    2.63     7.722%    2.63
   2-14                          7.237%    2.65     7.237%    2.65     7.237%    2.65     7.237%    2.65     7.237%    2.65
   2-15                          6.762%    2.67     6.762%    2.67     6.762%    2.67     6.762%    2.67     6.762%    2.67
   2-16                          6.297%    2.69     6.297%    2.69     6.297%    2.69     6.297%    2.69     6.297%    2.69
   2-17                          5.840%    2.71     5.840%    2.71     5.840%    2.71     5.840%    2.71     5.840%    2.71
   2-18                          5.393%    2.73     5.393%    2.73     5.393%    2.73     5.393%    2.73     5.393%    2.73
   2-19                          4.955%    2.75     4.955%    2.75     4.955%    2.75     4.955%    2.75     4.955%    2.75
   2-20                          4.525%    2.77     4.525%    2.77     4.525%    2.77     4.525%    2.77     4.525%    2.77
   2-21                          4.103%    2.79     4.103%    2.79     4.103%    2.79     4.103%    2.79     4.103%    2.79
   2-22                          3.688%    2.81     3.688%    2.81     3.688%    2.81     3.688%    2.81     3.688%    2.81
   2-23                          3.282%    2.83     3.282%    2.83     3.282%    2.83     3.282%    2.83     3.282%    2.83

                                                                    ANNEX C-1-15

    PRE-TAX YIELD TO MATURITY AND MODIFIED DURATION OF CLASS X-W CERTIFICATES

                                            0% CPR DURING LOP, YMP, OR DECLINING PREMIUM - OTHERWISE AT INDICATED CPR
                                 ---------------------------------------------------------------------------------------------
                                       0% CPR            25% CPR             50% CPR           75% CPR            100% CPR
                                 ----------------   ----------------   ----------------   ----------------   -----------------
                                  CBE    Modified    CBE    Modified    CBE    Modified    CBE    Modified    CBE     Modified
                                 Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration   Yield   Duration
        PRICE (32NDS)             (%)    (Years)     (%)     (Years)    (%)     (Years)    (%)     (Years)     (%)    (Years)
------------------------------   -----   --------   -----   --------   -----   --------   -----   --------   -----   ---------

   3-14                          7.789%    3.71     7.723%    3.71     7.647%    3.70     7.543%    3.70     6.917%     3.66
   3-15                          7.547%    3.73     7.482%    3.73     7.405%    3.72     7.301%    3.72     6.672%     3.68
   3-16                          7.309%    3.75     7.243%    3.75     7.166%    3.74     7.062%    3.74     6.430%     3.70
   3-17                          7.074%    3.78     7.008%    3.77     6.931%    3.76     6.826%    3.76     6.192%     3.72
   3-18                          6.843%    3.80     6.777%    3.79     6.699%    3.78     6.593%    3.78     5.957%     3.74
   3-19                          6.615%    3.82     6.548%    3.81     6.470%    3.80     6.364%    3.80     5.726%     3.76
   3-20                          6.390%    3.83     6.323%    3.83     6.245%    3.82     6.138%    3.82     5.498%     3.78
   3-21                          6.168%    3.85     6.101%    3.85     6.022%    3.84     5.915%    3.84     5.272%     3.80
   3-22                          5.949%    3.87     5.881%    3.87     5.802%    3.86     5.695%    3.86     5.050%     3.82
   3-23                          5.733%    3.89     5.665%    3.89     5.586%    3.88     5.478%    3.87     4.831%     3.84
   3-24                          5.520%    3.91     5.451%    3.91     5.372%    3.90     5.264%    3.89     4.614%     3.85

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ANNEX C-2

DECREMENT TABLES

[THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                     ANNEX C-2-1

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-1 CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                         OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE               0% CPR  25% CPR  50% CPR  75% CPR   100% CPR
------------------------------  ------  -------  -------  -------   --------
Initial Percentage............    100%     100%     100%     100%      100%
February 2008.................     85       85       85       85        85
February 2009.................     68       68       68       68        68
February 2010.................     49       49       49       49        49
February 2011.................     23       23       23       23        23
February 2012 and thereafter..      0        0        0        0         0
Weighted Average Life
   (in years) ................   2.73     2.72     2.72     2.72      2.72

                                                                     ANNEX C-2-2

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-2 CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                         OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE               0% CPR  25% CPR  50% CPR  75% CPR   100% CPR
------------------------------  ------  -------  -------  -------   --------
Initial Percentage............    100%     100%     100%     100%      100%
February 2008.................    100      100      100      100       100
February 2009.................    100      100      100      100       100
February 2010.................    100      100      100      100       100
February 2011.................    100      100      100      100       100
February 2012 and thereafter..      0        0        0        0         0
Weighted Average Life
   (in years).................   4.78     4.78     4.76     4.74      4.54

                                                                     ANNEX C-2-3

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-3 CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                         OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE               0% CPR  25% CPR  50% CPR  75% CPR   100% CPR
------------------------------  ------  -------  -------  -------   --------
Initial Percentage............    100%     100%     100%     100%      100%
February 2008.................    100      100      100      100       100
February 2009.................    100      100      100      100       100
February 2010.................    100      100      100      100       100
February 2011.................    100      100      100      100       100
February 2012.................    100      100      100      100       100
February 2013.................    100      100      100      100       100
February 2014 and thereafter..      0        0        0        0         0
Weighted Average Life
   (in years).................   6.88     6.84     6.80     6.73      6.40

                                                                     ANNEX C-2-4

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-AB CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                          OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE                0% CPR  25% CPR  50% CPR  75% CPR  100% CPR
------------------------------   ------  -------  -------  -------  --------
Initial Percentage............     100%    100%     100%     100%      100%
February 2008.................     100     100      100      100       100
February 2009.................     100     100      100      100       100
February 2010.................     100     100      100      100       100
February 2011.................     100     100      100      100       100
February 2012.................      98      98       98       98        98
February 2013.................      79      79       79       79        79
February 2014.................      58      58       58       58        58
February 2015.................      36      27       19       10         1
February 2016.................      13       0        0        0         0
February 2017 and thereafter..       0       0        0        0         0
Weighted Average Life
   (in years).................    7.32    7.12     6.99     6.89      6.70

                                                                     ANNEX C-2-5

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-4 CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                          OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE                0% CPR  25% CPR  50% CPR  75% CPR  100% CPR
------------------------------   ------  -------  -------  -------  --------
Initial Percentage............     100%     100%    100%     100%      100%
February 2008.................     100      100     100      100       100
February 2009.................     100      100     100      100       100
February 2010.................     100      100     100      100       100
February 2011.................     100      100     100      100       100
February 2012.................     100      100     100      100       100
February 2013.................     100      100     100      100       100
February 2014.................     100      100     100      100       100
February 2015.................     100      100     100      100       100
February 2016.................     100      100      99       98        98
February 2017 and thereafter..       0        0       0        0         0
Weighted Average Life
   (in years).................    9.84     9.80    9.75     9.68      9.46

                                                                     ANNEX C-2-6

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-1A CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                          OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE                0% CPR  25% CPR  50% CPR  75% CPR  100% CPR
------------------------------   ------  -------  -------  -------  --------
Initial Percentage............     100%    100%     100%     100%      100%
February 2008.................     100     100      100      100       100
February 2009.................     100     100      100      100       100
February 2010.................     100     100      100      100       100
February 2011.................     100     100      100      100       100
February 2012.................      45      45       45       45        45
February 2013.................      45      45       45       45        45
February 2014.................      45      45       45       45        45
February 2015.................      45      45       45       45        45
February 2016.................      44      44       44       44        44
February 2017 and thereafter..       0       0        0        0         0
Weighted Average Life
   (in years).................    7.05    7.04     7.02     7.01      6.82

                                                                     ANNEX C-2-7

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-M CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                          OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE                0% CPR  25% CPR  50% CPR  75% CPR  100% CPR
------------------------------  -------  -------  -------  -------  --------
Initial Percentage............     100%     100%     100%     100%     100%
February 2008.................     100      100      100      100      100
February 2009.................     100      100      100      100      100
February 2010.................     100      100      100      100      100
February 2011.................     100      100      100      100      100
February 2012.................     100      100      100      100      100
February 2013.................     100      100      100      100      100
February 2014.................     100      100      100      100      100
February 2015.................     100      100      100      100      100
February 2016.................     100      100      100      100      100
February 2017 and thereafter..       0        0        0        0        0
Weighted Average Life
   (in years).................    9.88     9.88     9.88     9.88     9.63

                                                                     ANNEX C-2-8

  PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS A-J CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                          OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE                0% CPR  25% CPR  50% CPR  75% CPR  100% CPR
------------------------------  -------  -------  -------  -------  --------
Initial Percentage............     100%     100%     100%     100%     100%
February 2008.................     100      100      100      100      100
February 2009.................     100      100      100      100      100
February 2010.................     100      100      100      100      100
February 2011.................     100      100      100      100      100
February 2012.................     100      100      100      100      100
February 2013.................     100      100      100      100      100
February 2014.................     100      100      100      100      100
February 2015.................     100      100      100      100      100
February 2016.................     100      100      100      100      100
February 2017 and thereafter..       0        0        0        0        0
Weighted Average Life
   (in years).................    9.88     9.88     9.88     9.88     9.66

                                                                     ANNEX C-2-9

   PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS B CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                          OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE                0% CPR  25% CPR  50% CPR  75% CPR  100% CPR
------------------------------  -------  -------  -------  -------  --------
Initial Percentage............     100%     100%     100%     100%     100%
February 2008.................     100      100      100      100      100
February 2009.................     100      100      100      100      100
February 2010.................     100      100      100      100      100
February 2011.................     100      100      100      100      100
February 2012.................     100      100      100      100      100
February 2013.................     100      100      100      100      100
February 2014.................     100      100      100      100      100
February 2015.................     100      100      100      100      100
February 2016.................     100      100      100      100      100
February 2017 and thereafter..       0        0        0        0        0
Weighted Average Life
   (in years).................    9.88     9.88     9.88     9.88     9.72

                                                                    ANNEX C-2-10

   PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS C CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                          OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE                0% CPR  25% CPR  50% CPR  75% CPR  100% CPR
------------------------------   ------  -------  -------  -------  --------
Initial Percentage............     100%     100%     100%     100%     100%
February 2008.................     100      100      100      100      100
February 2009.................     100      100      100      100      100
February 2010.................     100      100      100      100      100
February 2011.................     100      100      100      100      100
February 2012.................     100      100      100      100      100
February 2013.................     100      100      100      100      100
February 2014.................     100      100      100      100      100
February 2015.................     100      100      100      100      100
February 2016.................     100      100      100      100      100
February 2017 and thereafter..       0        0        0        0        0
Weighted Average Life
   (in years).................    9.88     9.88     9.88     9.88     9.75

                                                                    ANNEX C-2-11

   PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS D CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                          OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE                0% CPR  25% CPR  50% CPR  75% CPR  100% CPR
------------------------------   ------  -------  -------  -------  --------
Initial Percentage............     100%    100%     100%     100%      100%
February 2008.................     100     100      100      100       100
February 2009.................     100     100      100      100       100
February 2010.................     100     100      100      100       100
February 2011.................     100     100      100      100       100
February 2012.................     100     100      100      100       100
February 2013.................     100     100      100      100       100
February 2014.................     100     100      100      100       100
February 2015.................     100     100      100      100       100
February 2016.................     100     100      100      100       100
February 2017 and thereafter..       0       0        0        0         0
Weighted Average Life
   (in years).................    9.88    9.88     9.88     9.88      9.80

                                                                    ANNEX C-2-12

   PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS E CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                          OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE                0% CPR  25% CPR  50% CPR  75% CPR  100% CPR
------------------------------   ------  -------  -------  -------  --------
Initial Percentage............     100%    100%     100%     100%      100%
February 2008.................     100     100      100      100       100
February 2009.................     100     100      100      100       100
February 2010.................     100     100      100      100       100
February 2011.................     100     100      100      100       100
February 2012.................     100     100      100      100       100
February 2013.................     100     100      100      100       100
February 2014.................     100     100      100      100       100
February 2015.................     100     100      100      100       100
February 2016.................     100     100      100      100       100
February 2017 and thereafter..       0       0        0        0         0
Weighted Average Life
   (in years).................    9.88    9.88     9.88     9.88      9.80

                                                                    ANNEX C-2-13

   PERCENTAGES OF THE INITIAL CERTIFICATE BALANCE OF THE CLASS F CERTIFICATES

                                0% CPR DURING LOP, YMP OR DECLINING PREMIUM -
                                          OTHERWISE AT INDICATED CPR
                                ---------------------------------------------
DISTRIBUTION DATE                0% CPR  25% CPR  50% CPR  75% CPR  100% CPR
------------------------------   ------  -------  -------  -------  --------
Initial Percentage............     100%    100%     100%     100%      100%
February 2008.................     100     100      100      100       100
February 2009.................     100     100      100      100       100
February 2010.................     100     100      100      100       100
February 2011.................     100     100      100      100       100
February 2012.................     100     100      100      100       100
February 2013.................     100     100      100      100       100
February 2014.................     100     100      100      100       100
February 2015.................     100     100      100      100       100
February 2016.................     100     100      100      100       100
February 2017 and thereafter..       0       0        0        0         0
Weighted Average Life
   (in years).................    9.88    9.88     9.88     9.88      9.80

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

[THIS PAGE INTENTIONALLY LEFT BLANK]

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

Administrator:

Nick Xeros 312.904.0708
nick.xeros@abnamro.com

Issue Id: SAMPLUBS

Monthly Data File Name: SAMPLUBS_200703_3.ZIP

                                 ABN AMRO ACCT:
                      REPORTING PACKAGE TABLE OF CONTENTS

                                                                        Page(s)
                                                                       ---------
Statements to Certificateholders                                       Page 2
Cash Recon                                                             Page 3
Bond Interest Reconciliation                                           Page 4
Bond Interest Reconciliation                                           Page 5
Shortfall Summary Report                                               Page 6
Asset-Backed Facts ~ 15 Month Loan Status Summary                      Page 7
Asset-Backed Facts ~ 15 Month Loan Payoff/Loss Summary                 Page 8
Mortgage Loan Characteristics                                          Page 9-11
Delinquent Loan Detail                                                 Page 12
Loan Level Detail                                                      Page 13
Realized Loss Detail                                                   Page 14
Collateral Realized Loss                                               Page 15
Appraisal Reduction Detail                                             Page 16
Material Breaches Detail                                               Page 17
Historical Collateral Prepayment                                       Page 18
Specially Serviced (Part I) - Loan Detail                              Page 19
Specially Serviced (Part II) - Servicer Comments                       Page 20
Summary of Loan Maturity Extensions                                    Page 21
Rating Information                                                     Page 22
Other Related Information                                              Page 23

Analyst:

Patrick Gong 714.259.6253
patrick.gong@abnamro.com

Closing Date:

First Payment Date: 16-Mar-2007

Rated Final Payment Date:

Determination Date:

                            Trust Collection Period

                           PARTIES TO THE TRANSACTION

              Depositor: Structured Asset Securities Corporation II

                  Master Servicer: KeyBank National Association

          Rating Agency: Fitch, Inc./Standard & Poor's Rating Services

                  Special Servicer: Midland Loan Services, Inc.

    Underwriter: Lehman Brothers Inc./UBS Global Asset Management (US) Inc./
                         Wachovia Capital Markets, LLC

       INFORMATION IS AVAILABLE FOR THIS ISSUE FROM THE FOLLOWING SOURCES

LaSalle Web Site                                                www.etrustee.net

LaSalle Factor Line                                                 800.246.5761

                                                                    PAGE 1 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:

                                                                                                         PASS-THROUGH
CLASS     ORIGINAL     OPENING  PRINCIPAL    PRINCIPAL     NEGATIVE    CLOSING    INTEREST    INTEREST       RATE
CUSIP  FACE VALUE (1)  BALANCE   PAYMENT   ADJ. OR LOSS  AMORTIZATION  BALANCE  PAYMENT (2)  ADJUSTMENT  Next Rate(3)
-----  --------------  -------  ---------  ------------  ------------  -------  -----------  ----------  ------------

Total
                                                         Total P&I Payment

Notes: (1) N denotes notional balance not included in total (2) Accrued Interest
       Plus/Minus Interest Adjustment Minus Deferred Interest equals Interest
       Payment (3) Estimated.

*      Denotes Controlling Class

                                                                    PAGE 2 OF 23

[LaSalle Bank ABN AMRO LOGO]      LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:   16-Mar-07
                               COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:     16-Mar-07
                                               SERIES 2007-C1                   Prior Payment:          N/A
                                                                                Next Payment:     17-Apr-07
                                                                                Record Date:      28-Feb-07

                                 ABN AMRO ACCT:
                           CASH RECONCILIATION SUMMARY

                                INTEREST SUMMARY

Current Scheduled Interest                                                  0.00
Less Deferred Interest                                                      0.00
Less PPIS Reducing Scheduled Int                                            0.00
Plus Gross Advance Interest                                                 0.00
Less ASER Interest Adv Reduction                                            0.00
Less Other Interest Not Advanced                                            0.00
Less Other Adjustment                                                       0.00
                                                                            ----
Total                                                                       0.00
                                                                            ----
UNSCHEDULED INTEREST:
Prepayment Penalties                                                        0.00
Yield Maintenance Penalties                                                 0.00
Other Interest Proceeds                                                     0.00
                                                                            ----
Total                                                                       0.00
                                                                            ----
Less Fee Paid To Servicer                                                   0.00
Less Fee Strips Paid by Servicer                                            0.00
LESS FEES & EXPENSES PAID BY/TO SERVICER
Special Servicing Fees                                                      0.00
Workout Fees                                                                0.00
Liquidation Fees                                                            0.00
Interest Due Serv on Advances                                               0.00
Non Recoverable Advances                                                    0.00
Misc. Fees & Expenses                                                       0.00
                                                                            ----
Total Unscheduled Fees & Expenses                                           0.00
                                                                            ----
Total Interest Due Trust                                                    0.00
                                                                            ----
LESS FEES & EXPENSES PAID BY/TO TRUST
Trustee Fee                                                                 0.00
Fee Strips                                                                  0.00
Misc. Fees                                                                  0.00
Interest Reserve Withholding                                                0.00
Plus Interest Reserve Deposit                                               0.00
                                                                            ----
Total                                                                       0.00
                                                                            ----

                                PRINCIPAL SUMMARY

SCHEDULED PRINCIPAL:
Current Scheduled Principal                                                 0.00
Advanced Scheduled Principal                                                0.00
                                                                            ----
Scheduled Principal                                                         0.00
                                                                            ----
UNSCHEDULED PRINCIPAL:
Curtailments                                                                0.00
Prepayments in Full                                                         0.00
Liquidation Proceeds                                                        0.00
Repurchase Proceeds                                                         0.00
Other Principal Proceeds                                                    0.00
                                                                            ----
Total Unscheduled Principal                                                 0.00
                                                                            ----
Remittance Principal                                                        0.00
                                                                            ----
Remittance P&I Due Trust                                                    0.00
                                                                            ----
Remittance P&I Due Certs                                                    0.00
                                                                            ----

                              POOL BALANCE SUMMARY

                                                                 Balance   Count
                                                                 -------   -----
Beginning Pool                                                      0.00       0
Scheduled Principal                                                 0.00       0
Unscheduled Principal                                               0.00       0
Deferred Interest                                                   0.00
Liquidations                                                        0.00       0
Repurchases                                                         0.00       0
                                                                    ----     ---
Ending Pool                                                         0.00       0
                                                                    ----     ---

                            SERVICING ADVANCE SUMMARY

                                                                          Amount
                                                                          ------
Prior Outstanding
Plus Current Period
Less Recovered
Less Non Recovered
Ending Outstanding

                              SERVICING FEE SUMMARY

Current Servicing Fees                                                      0.00
Plus Fees Advanced for PPIS                                                 0.00
Less Reduction for PPIS                                                     0.00
Plus Delinquent Servicing Fees                                              0.00
                                                                            ----
Total Servicing Fees                                                        0.00
                                                                            ----

                               CAP LEASE ACCRETION

Accretion Amt                                                               0.00
Distributable Interest                                                      0.00
Distributable Principal                                                     0.00

                                  PPIS SUMMARY

Gross PPIS                                                                  0.00
Reduced by PPIE                                                             0.00
Reduced by Shortfalls in Fees                                               0.00
Reduced by Other Amounts                                                    0.00
                                                                            ----
PPIS Reducing Scheduled Interest                                            0.00
                                                                            ----
PPIS Reducing Servicing Fee                                                 0.00
                                                                            ----
PPIS Due Certificate                                                        0.00
                                                                            ----

                   ADVANCE SUMMARY (ADVANCE MADE BY SERVICER)

                                                            Principal   Interest
                                                            ---------   --------
Prior Outstanding                                                0.00       0.00
Plus Current Period                                              0.00       0.00
Less Recovered                                                   0.00       0.00
Less Non Recovered                                               0.00       0.00
Ending Outstanding                                               0.00       0.00

                                                                    PAGE 3 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                       BOND INTEREST RECONCILIATION DETAIL

           Accrual                                 Accrued       Total       Total
        -------------   Opening   Pass-Through   Certificate    Interest    Interest
Class   Method   Days   Balance       Rate         Interest    Additions   Deductions
-----   ------   ----   -------   ------------   -----------   ---------   ----------

                                    Current     Remaining             Credit
        Distributable   Interest     Period    Outstanding            Support
         Certificate    Payment    Shortfall     Interest    ----------------------
Class      Interest      Amount     Recovery    Shorfalls    Original   Current (1)
-----   -------------   --------   ---------   -----------   --------   -----------

(1)  Determined as follows: (A) the ending balance of all the classes less (B)
     the sum of (i) the ending balance of the class and (ii) the ending balance of all classes which are not subordinate to the class divided by (A).

                                                                    PAGE 4 OF 23

[LaSalle Bank ABN AMRO LOGO]      LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:   16-Mar-07
                               COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:     16-Mar-07
                                               SERIES 2007-C1                   Prior Payment:          N/A
                                                                                Next Payment:     17-Apr-07
                                                                                Record Date:      28-Feb-07

                                 ABN AMRO ACCT:
                       BOND INTEREST RECONCILIATION DETAIL

                                                            Additions
                              --------------------------------------------------------------------
                                                Interest
          Prior     Current                     Accrual                                   Other
        Interest   Interest   Prior Interest    on Prior   Prepayment      Yield        Interest
Class   Due Date   Due Date    Shortfall Due   Shortfall    Premiums    Maintenance   Proceeds (1)
-----   --------   --------   --------------   ---------   ----------   -----------   ------------

                       Deductions
        -------------------------------------
                    Deferred &                  Distributable   Interest
        Allocable   Accretion      Interest      Certificate     Payment
Class      PPIS      Interest    Loss Expense      Interest      Amount
-----   ---------   ----------   ------------   -------------   --------

(1)  Other Interest Proceeds are additional interest amounts specifically allocated to the bond(s) and used in determining the Bondholder's
     Distributable Interest.

                                                                    PAGE 5 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                          INTEREST ADJUSTMENTS SUMMARY

SHORTFALL ALLOCATED TO THE BONDS:

Net Prepayment Int. Shortfalls Allocated to the Bonds   0.00
Special Servicing Fees                                  0.00
Workout Fees                                            0.00
Liquidation Fees                                        0.00
Legal Fees                                              0.00
Misc. Fees & Expenses Paid by/to Servicer               0.00
Interest Paid to Servicer on Outstanding Advances       0.00
ASER Interest Advance Reduction                         0.00
Interest Not Advanced (Current Period)                  0.00
Recoup of Prior Advances by Servicer                    0.00
Servicing Fees Paid Servicer on Loans Not Advanced      0.00
Misc. Fees & Expenses Paid by Trust                     0.00
Shortfall Due to Rate Modification                      0.00
Other Interest Loss                                     0.00
                                                        ----
Total Shortfall Allocated to the Bonds                  0.00
                                                        ====

EXCESS ALLOCATED TO THE BONDS:

Other Interest Proceeds Due the Bonds                   0.00
Prepayment Interest Excess Due the Bonds                0.00
Interest Income                                         0.00
Yield Maintenance Penalties Due the Bonds               0.00
Prepayment Penalties Due the Bonds                      0.00
Recovered ASER Interest Due the Bonds                   0.00
Recovered Interest Due the Bonds                        0.00
ARD Excess Interest                                     0.00
                                                        ----
Total Excess Allocated to the Bonds                     0.00
                                                        ====

              AGGREGATE INTEREST ADJUSTMENT ALLOCATED TO THE BONDS

Total Excess Allocated to the Bonds                     0.00
Less Total Shortfall Allocated to the Bonds             0.00
                                                        ----
Total Interest Adjustment to the Bonds                  0.00
                                                        ====

                                                                    PAGE 6 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
          ASSET-BACKED FACTS ~ 15 MONTH HISTORICAL LOAN STATUS SUMMARY

                                          Delinquency Aging Categories
              ------------------------------------------------------------------------------------
Distribution   Delinq 1 Month  Delinq 2 Months  Delinq 3+ Months    Foreclosure          REO
    Date
                 #    Balance     #    Balance     #     Balance     #    Balance     #    Balance
------------  ------  -------  ------  -------  ------  --------  ------  -------  ------  -------

                  0     0.00       0     0.00       0        0        0     0.00       0     0.00
  6/16/2006
               0.00%    0.00%   0.00%    0.00%   0.00%    0.00%    0.00%    0.00%   0.00%    0.00%

                  0     0.00       0     0.00       0        0        0     0.00       0     0.00
  3/17/2006
               0.00%    0.00%   0.00%    0.00%   0.00%    0.00%    0.00%    0.00%   0.00%    0.00%

                  0     0.00       0     0.00       0        0        0     0.00       0     0.00
  2/17/2006
               0.00%    0.00%   0.00%    0.00%   0.00%    0.00%    0.00%    0.00%   0.00%    0.00%

                          Special Event Categories (1)
              ----------------------------------------------------
Distribution   Modifications   Specially Serviced     Bankruptcy
    Date
                 #    Balance     #      Balance      #    Balance
------------  ------  -------  -------  ---------  ------  -------

                  0     0.00        0      0.00        0     0.00
  6/16/2006
               0.00%    0.00%    0.00%     0.00%    0.00%    0.00%

                  0     0.00        0      0.00        0     0.00
  3/17/2006
               0.00%    0.00%    0.00%     0.00%    0.00%    0.00%

                  0     0.00        0      0.00        0     0.00
  2/17/2006
               0.00%    0.00%    0.00%     0.00%    0.00%    0.00%

(1)  Note: Modification, Specially Serviced & Bankruptcy Totals are Included in
     the Appropriate Delinquency Aging Category

                                                                    PAGE 7 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
          ASSET-BACKED FACTS ~ 15 MONTH HISTORICAL PAYOFF/LOSS SUMMARY

Distribution  Ending Pool (1)    Payoffs (2)       Penalties    Appraisal Reduct. (2)  Liquidations (2)  Realized Losses (2)
    Date
                 #    Balance     #    Balance     #    Amount      #       Balance       #     Balance     #       Amount
------------  ------  -------  ------  -------  ------  ------  --------  -----------  ------  --------  ------  -----------

 16-Jun-06       1       1         0        0      0       0         0           0         0        0        0         0
                                0.00%    0.00%                    0.00%       0.00%     0.00%    0.00%    0.00%     0.00%

 17-Mar-06       1       1         0        0      0       0         0           0         0        0        0         0
                                0.00%    0.00%                    0.00%       0.00%     0.00%    0.00%    0.00%     0.00%

 17-Feb-06       1       1         0        0      0       0         0           0         0        0        0         0
                                0.00%    0.00%                    0.00%       0.00%     0.00%    0.00%    0.00%     0.00%

Distribution  Remaining Term  Curr Weighted Avg.
    Date
               Life    Amort   Coupon    Remit
------------  ------  ------  -------  ---------

 16-Jun-06       0              0.00%    0.00%

 17-Mar-06       0              0.00%    0.00%

 17-Feb-06       0              0.00%    0.00%

(1)  Percentage based on pool as of cutoff.

(2)  Percentage based on pool as of beginning of period.

                                                                    PAGE 8 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                         MORTGAGE LOAN CHARACTERISTICS

                       DISTRIBUTION OF PRINCIPAL BALANCES

                                                               Weighted Average
   Current Scheduled       # of     Scheduled      % of    ----------------------
        Balance           Loans      Balance      Balance  Term  Coupon  PFY DSCR
------------------------  -----  ---------------  -------  ----  ------  --------

                           ---   --------------    ----
                             0                0    0.00%
                           ---   --------------    ----
Average Schedule Balance                      0
Maximum Schedule Balance         (9,999,999,999)
Minimum Schedule Balance          9,999,999,999

                DISTRIBUTION OF REMAINING TERM (FULLY AMORTIZING)

                                                               Weighted Average
    Fully Amortizing      # of      Scheduled      % of    ----------------------
     Mortgage Loans       Loans      Balance      Balance  Term  Coupon  PFY DSCR
------------------------  -----  ---------------  -------  ----  ------  --------

                           ---              ---    -----
                             0                0    0.00%
                           ---              ---    -----

                     DISTRIBUTION OF MORTGAGE INTEREST RATES

                                                               Weighted Average
     Current Mortgage     # of      Scheduled       % of   ----------------------
       Interest Rate      Loans      Balance      Balance  Term  Coupon  PFY DSCR
------------------------  -----  ---------------  -------  ----  ------  --------

                           ---        ---------    -----
                             0                0    0.00%
                           ---        ---------    -----
Minimum Mortgage
Interest Rate                         ,900.000%
Maximum Mortgage
Interest Rate                         ,900.000%

                    DISTRIBUTION OF REMAINING TERM (BALLOON)

                                                               Weighted Average
        Balloon           # of      Scheduled      % of    ----------------------
     Mortgage Loans       Loans      Balance      Balance  Term  Coupon  PFY DSCR
------------------------  -----  ---------------  -------  ----  ------  --------

                           ---              ---    -----
                             0                0    0.00%
                           ---              ---    -----

                                                                    PAGE 9 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                          MORTGAGE LOAN CHARACTERISTICS

                           DISTRIBUTION OF DSCR (PFY)

 Debt Service     # of   Scheduled     % of
Coverage Ratio   Loans    Balance    Balance   WAMM   WAC   PFY DSCR
--------------   -----   ---------   -------   ----   ---   --------

                  ---       ---        ----
                    0         0        0.00%
                  ---       ---        ----

Maximum DSCR   0.000
Minimum DSCR   0.000

                         DISTRIBUTION OF DSCR (CUTOFF)

 Debt Service     # of   Scheduled     % of
Coverage Ratio   Loans    Balance    Balance   WAMM   WAC   PFY DSCR
--------------   -----   ---------   -------   ----   ---   --------

                  ---       ---        ----
                    0         0        0.00%
                  ---       ---        ----

Maximum DSCR   0.000
Minimum DSCR   0.000

                             GEOGRAPHIC DISTRIBUTION

  Geographic      # of   Scheduled     % of
   Location      Loans    Balance    Balance   WAMM   WAC   PFY DSCR
--------------   -----   ---------   -------   ----   ---   --------

                  ---       ---        ----
                    0         0        0.00%
                  ---       ---        ----

                                                                   PAGE 10 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                          MORTGAGE LOAN CHARACTERISTICS

                         DISTRIBUTION OF PROPERTY TYPES

                     # of   Scheduled     % of
Property Types      Loans    Balance    Balance   WAMM   WAC   PFY DSCR
-----------------   -----   ---------   -------   ----   ---   --------

                     ---       ---        ----
                       0         0        0.00%
                     ---       ---        ----

                       DISTRIBUTION OF AMORTIZATION TYPE

                     # of   Scheduled     % of
Amortization Type   Loans    Balance    Balance   WAMM   WAC   PFY DSCR
-----------------   -----   ---------   -------   ----   ---   --------

                     ---       ---        ----
                       0         0        0.00%
                     ---       ---        ----

                         DISTRIBUTION OF LOAN SEASONING

                     # of   Scheduled    % of
Number of Months    Loans    Balance    Balance   WAMM   WAC   PFY DSCR
-----------------   -----   ---------   -------   ----   ---   --------

                     ---       ---        ----
                       0         0        0.00%
                     ---       ---        ----

                      DISTRIBUTION OF YEAR LOANS MATURING

                     # of   Scheduled     % of
       Year         Loans    Balance    Balance   WAMM    WAC    PFY DSCR
-----------------   -----   ---------   -------   ----   -----   --------
       2007            0         0        0.00%     0    0.00%     0.00
       2008            0         0        0.00%     0    0.00%     0.00
       2009            0         0        0.00%     0    0.00%     0.00
       2010            0         0        0.00%     0    0.00%     0.00
       2011            0         0        0.00%     0    0.00%     0.00
       2012            0         0        0.00%     0    0.00%     0.00
       2013            0         0        0.00%     0    0.00%     0.00
       2014            0         0        0.00%     0    0.00%     0.00
       2015            0         0        0.00%     0    0.00%     0.00
       2016            0         0        0.00%     0    0.00%     0.00
       2017            0         0        0.00%     0    0.00%     0.00
  2018 & Greater       0         0        0.00%     0    0.00%     0.00
                     ---       ---        ----
                       0         0        0.00%
                     ---       ---        ----

                                                                   PAGE 11 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                             DELINQUENT LOAN DETAIL

            Paid               Outstanding  Out. Property                  Special
Disclosure  Thru  Current P&I      P&I        Protection   Loan Status     Servicer    Foreclosure  Bankruptcy   REO
 Control #  Date    Advance     Advances**     Advances      Code (1)   Transfer Date      Date        Date     Date
----------  ----  -----------  -----------  -------------  -----------  -------------  -----------  ----------  ----

TOTAL

A. IN GRACE PERIOD

B. LATE PAYMENT BUT < 1 MONTH DELINQ.

1. DELINQ. 1 MONTH

2. DELINQ. 2 MONTHS

3. DELINQUENT 3 + MONTHS

4. PERFORMING MATURED BALLOON

5. NON PERFORMING MATURED BALLOON

7. FORECLOSURE

9. REO

**   Outstanding P&I Advances include the current period P&I Advances and may include Servicer Advances.

                                                                   PAGE 12 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                                LOAN LEVEL DETAIL

                                             Operating              Ending                                              Loan
Disclosure         Property  Maturity   PFY  Statement    Geo.    Principal  Note  Scheduled  Prepayment  Prepayment   Status
Control #   Group    Type      Date    DSCR     Date    Location   Balance   Rate     P&I       Amount       Date     Code (1)
----------  -----  --------  --------  ----  ---------  --------  ---------  ----  ---------  ----------  ----------  --------

*    NOI and DSCR, if available and reportable under the terms of the trust agreement, are based on information obtained from the related borrower, and no other party to the agreement shall be held liable for the accuracy or methodology used to determine such figures.

(1)  Legend:

A.   In Grace Period

B.   Late Payment but < 1 month delinq

1.   Delinquent 1 month

2.   Delinquent 2 months

3.   Delinquent 3+ months

4.   Performing Matured Balloon

5.   Non Performing Matured Ballon

7.   Foreclosure

9.   REO

                                                                   PAGE 13 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                              REALIZED LOSS DETAIL

                                          Beginning            Gross Proceeds   Aggregate       Net       Net Proceeds
        Disclosure  Appraisal  Appraisal  Scheduled   Gross     as a % of      Liquidation  Liquidation     as a % of    Realized
Period   Control #     Date      Value     Balance   Proceeds  Sched. Balance   Expenses *    Proceeds   Sched. Balance    Loss
------  ----------  ---------  ---------  ---------  --------  --------------  -----------  -----------  --------------  --------

CURRENT TOTAL
CUMULATIVE

*    Aggregate liquidation expenses also include outstanding P&I advances and unpaid servicing fees, unpaid trustee fees, etc..

                                                                   PAGE 14 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                  BOND/COLLATERAL REALIZED LOSS RECONCILIATION

                                                                                               Interest
                                                                                              (Shortages)/
                       Beginning                    Prior Realized    Amounts Covered by   Excesses applied
                    Balance of the    Aggregate    Loss Applied to  Overcollateralization    to Realized
Prospectus              Loan at     Realized Loss    Certificates      and other Credit         Losses
    ID      Period    Liquidation     on Loans            A                   B                    C
----------  ------  --------------  -------------  ---------------  ---------------------  ----------------

CUMULATIVE

                                        Additional
                 Modification         (Recoveries)/                                               (Recoveries)/
            Adjustments/Appraisal  Expenses applied to  Current Realized Loss  Recoveries of     Realized Losses
Prospectus   Reduction Adjustment    Realized Losses         Applied to        Realized Loss       Applied to
    ID                D                     E               Certificates *      paid as Cash  Certificate Interest
----------  ---------------------  -------------------  ---------------------  -------------  --------------------

CUMULATIVE

*    In the Initial Period the Current Realized Loss Applied to Certificates
     will equal Aggregate Realized Loss on Loans - B - C - D + E instead of A -
     C - D + E

Description of Fields

A    Prior Realized Loss Applied to Certificates

B    Reduction to Realized Loss applied to bonds (could represent OC, insurance policies, reserve accounts, etc)

C    Amounts classified by the Master as interest adjustments from general collections on a loan with a Realized Loss

D    Adjustments that are based on principal haircut or future interest foregone due to modification

E    Realized Loss Adjustments, Supplemental Recoveries or Expenses on a
     previously liquidated loan

                                                                   PAGE 15 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                           APPRAISAL REDUCTION DETAIL

                                                                             Remaining Term                               Appraisal
Disclosure  Appraisal  Scheduled    AR    Current P&I        Note  Maturity  --------------  Property  Geographic        -----------
 Control#   Red. Date   Balance   Amount    Advance    ASER  Rate    Date    Life              Type     Location   DSCR  Value  Date
----------  ---------  ---------  ------  -----------  ----  ----  --------  ----            --------  ----------  ----  -----  ----

                                                                   PAGE 16 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
              MATERIAL BREACHES AND MATERIAL DOCUMENT DEFECT DETAIL

               Ending    Material
Disclosure   Principal    Breach    Material Breach and Material Document Defect
 Control #    Balance      Date                       Description
----------   ---------   --------   --------------------------------------------

   Material breaches of pool asset representation or warranties or transaction covenants.

                                                                   PAGE 17 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                  HISTORICAL COLLATERAL LEVEL PREPAYMENT REPORT

Disclosure   Payoff   Initial                Payoff   Penalty   Prepayment   Maturity   Property   Geographic
 Control #   Period   Balance       Type     Amount    Amount      Date        Date       Type      Location
----------   ------   -------   ----------   ------   -------   ----------   --------   --------   ----------

                                CURRENT
                                CUMULATIVE

                                                                   PAGE 18 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
            SPECIALLY SERVICED (PART I) ~ LOAN DETAIL (END OF PERIOD)

                        Loan         Balance                             Remaining
Disclosure  Servicing   Status  ----------------             Maturity  -------------
Control #   Xfer Date  Code(1)  Schedule  Actual  Note Rate    Date    Life
----------  ---------  -------  --------  ------  ---------  --------  ----

Disclosure  Property    Geo.                              NOI
Control #     Type    Location     NOI        DSCR       Date
----------  --------  --------  ---------  ---------  ---------

                                Not Avail  Not Avail  Not Avail

(1)  Legend:

A.   P&I Adv - in Grace Period

B.   P&I Adv - < one month delinq

1.   P&I Adv - delinquent 1 month

2.   P&I Adv - delinquent 2 months

3.   P&I Adv - delinquent 3+ months

4.   Mat. Balloon/Assumed P&I

5.   Non Performing Mat. Balloon

7.   Foreclosure

9.   REO

                                                                   PAGE 19 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
  SPECIALLY SERVICED LOAN DETAIL (PART II) ~ SERVICER COMMENTS (END OF PERIOD)

Disclosure  Resolution
 Control #   Strategy   Comments
----------  ----------  --------

                                                                   PAGE 20 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:
                           MATURITY EXTENSION SUMMARY

LOANS WHICH HAVE HAD THEIR MATURITY DATES EXTENDED
   Number of Loans:                                                       0
   Stated Principal Balance outstanding:                               0.00
   Weighted Average Extension Period:                                     0

LOANS IN THE PROCESS OF HAVING THEIR MATURITY DATES EXTENDED
   Number of Loans:                                                       0
   Stated Principal Balance outstanding:                               0.00
   Weighted Average Extension Period:                                     0

LOANS IN THE PROCESS OF HAVING THEIR MATURITY DATES FURTHER EXTENDED
   Number of Loans:                                                       0
   Cutoff Principal Balance:                                           0.00
   Weighted Average Extension Period:                                     0

LOANS PAID-OFF THAT DID EXPERIENCE MATURITY DATE EXTENSIONS
   Number of Loans:                                                       0
   Cutoff Principal Balance:                                           0.00
   Weighted Average Extension Period:                                     0

LOANS PAID-OFF THAT DID NOT EXPERIENCE MATURITY DATE EXTENSIONS
   Number of Loans:                                                       0
   Cutoff Principal Balance:                                           0.00

                                                                   PAGE 21 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:

                               RATING INFORMATION

                   ORIGINAL RATINGS     RATING CHANGE/CHANGE DATE(1)
                ---------------------   ---------------------------
CLASS   CUSIP   FITCH   MOODY'S   S&P      FITCH   MOODY'S   S&P
-----   -----   -----   -------   ---      -----   -------   ---

NR - Designates that the class was not rated by the rating agency.

(1)  Changed ratings provided on this report are based on information provided by the applicable rating agency via electronic transmission. It shall be understood that this transmission will generally have been provided to
     LaSalle within 30 days of the payment date listed on this statement.
     Because ratings may have changed during the 30 day window, or may not be being provided by the rating agency in an electronic format and therefore not being updated on this report, LaSalle recommends that investors obtain current rating information directly from the rating agency.

                                                                   PAGE 22 OF 23

[LaSalle Bank ABN AMRO LOGO OMITTED]    LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C1      Statement Date:  16-Mar-07
                                     COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,   Payment Date:    16-Mar-07
                                                    SERIES 2007-C1                   Prior Payment:          N/A
                                                                                      Next Payment:    17-Apr-07
                                                                                       Record Date:    28-Feb-07

                                 ABN AMRO ACCT:

                                     LEGEND

Until this statement/report is filed with the Commission with respect to the
Trust pursuant to Section 15(d) of the Securities Exchange Act of 1934, as
amended, the recipient hereof shall be deemed to keep the information contained herein confidential and such information will not, without the prior consent of the Master Servicer or the Trustee, be disclosed by such recipient or by its officers, directors, partners, employees, agents or representatives in any manner whatsoever, in whole or in part.

                                                                   PAGE 23 OF 23

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX E

REFERENCE RATE SCHEDULE

Months	Interest Accrual Period*	Reference Rate (%)
1	February-07	5.88537
2	March-07	6.08548
3	April-07	5.88752
4	May-07	6.08559
5	June-07	5.88764
6	July-07	6.08571
7	August-07	6.08577
8	September-07	5.88780
9	October-07	6.08588
10	November-07	5.88792
11	December-07	6.08600
12	January-08	5.88805
13	February-08	5.88812
14	March-08	6.08619
15	April-08	5.88822
16	May-08	6.08632
17	June-08	5.88834
18	July-08	6.08644
19	August-08	6.08650
20	September-08	5.88852
21	October-08	6.08663
22	November-08	5.88864
23	December-08	5.90582
24	January-09	5.90886
25	February-09	5.90892
26	March-09	6.10773
27	April-09	5.90907
28	May-09	6.10788
29	June-09	5.90921
30	July-09	6.10802
31	August-09	6.10809
32	September-09	5.90942
33	October-09	6.10824
34	November-09	5.90957
35	December-09	5.90963
36	January-10	5.90967
37	February-10	5.90987
38	March-10	6.10853
39	April-10	5.90983
40	May-10	6.10864
41	June-10	5.90993
42	July-10	6.10874
43	August-10	6.10879
44	September-10	5.91008
45	October-10	6.10890

*	Reflects calendar month in which subject interest accrual period begins.

E-1

Months	Interest Accrual Period*	Reference Rate (%)
46	November-10	5.91019
47	December-10	5.91026
48	January-11	5.91031
49	February-11	5.91053
50	March-11	6.10919
51	April-11	5.91047
52	May-11	6.10931
53	June-11	5.91058
54	July-11	6.10942
55	August-11	6.08490
56	September-11	5.85948
57	October-11	6.05873
58	November-11	5.86029
59	December-11	6.05527
60	January-12	5.86047
61	February-12	5.86065
62	March-12	6.05777
63	April-12	5.86076
64	May-12	6.05797
65	June-12	5.86096
66	July-12	6.05818
67	August-12	6.05827
68	September-12	5.86125
69	October-12	6.05848
70	November-12	5.86145
71	December-12	5.86156
72	January-13	5.86165
73	February-13	5.86206
74	March-13	6.05903
75	April-13	5.86198
76	May-13	6.05924
77	June-13	5.86219
78	July-13	6.01651
79	August-13	6.01659
80	September-13	5.82090
81	October-13	6.01695
82	November-13	5.82125
83	December-13	5.82134
84	January-14	5.82131

* Reflects calendar month in which subject interest accrual period begins.

E-2

ANNEX F

CLASS A-AB TARGETED PRINCIPAL BALANCE

Distribution Date	Planned Principal Balance
March-07	95,000,000.00
April-07	95,000,000.00
May-07	95,000,000.00
June-07	95,000,000.00
July-07	95,000,000.00
August-07	95,000,000.00
September-07	95,000,000.00
October-07	95,000,000.00
November-07	95,000,000.00
December-07	95,000,000.00
January-08	95,000,000.00
February-08	95,000,000.00
March-08	95,000,000.00
April-08	95,000,000.00
May-08	95,000,000.00
June-08	95,000,000.00
July-08	95,000,000.00
August-08	95,000,000.00
September-08	95,000,000.00
October-08	95,000,000.00
November-08	95,000,000.00
December-08	95,000,000.00
January-09	95,000,000.00
February-09	95,000,000.00
March-09	95,000,000.00
April-09	95,000,000.00
May-09	95,000,000.00
June-09	95,000,000.00
July-09	95,000,000.00
August-09	95,000,000.00
September-09	95,000,000.00
October-09	95,000,000.00
November-09	95,000,000.00
December-09	95,000,000.00
January-10	95,000,000.00
February-10	95,000,000.00
March-10	95,000,000.00
April-10	95,000,000.00
May-10	95,000,000.00
June-10	95,000,000.00
July-10	95,000,000.00
August-10	95,000,000.00
September-10	95,000,000.00
October-10	95,000,000.00
November-10	95,000,000.00
December-10	95,000,000.00

Distribution Date	Planned Principal Balance
January-11	95,000,000.00
February-11	95,000,000.00
March-11	95,000,000.00
April-11	95,000,000.00
May-11	95,000,000.00
June-11	95,000,000.00
July-11	95,000,000.00
August-11	95,000,000.00
September-11	95,000,000.00
October-11	95,000,000.00
November-11	95,000,000.00
December-11	95,000,000.00
January-12	94,337,905.74
February-12	92,956,000.00
March-12	91,168,000.00
April-12	89,771,000.00
May-12	88,168,000.00
June-12	86,756,000.00
July-12	85,139,000.00
August-12	83,712,000.00
September-12	82,279,000.00
October-12	80,640,000.00
November-12	79,191,000.00
December-12	77,538,000.00
January-13	76,074,000.00
February-13	74,603,000.00
March-13	72,534,000.00
April-13	71,046,000.00
May-13	69,354,000.00
June-13	67,850,000.00
July-13	66,143,000.00
August-13	64,623,000.00
September-13	63,096,000.00
October-13	61,366,000.00
November-13	59,823,000.00
December-13	58,000,000.00
January-14	57,142,891.85
February-14	55,555,000.00
March-14	53,366,000.00
April-14	51,760,000.00
May-14	49,949,000.00
June-14	48,327,000.00
July-14	46,499,000.00
August-14	44,860,000.00
September-14	43,212,000.00
October-14	41,361,000.00
November-14	39,696,000.00
December-14	37,827,000.00
January-15	36,145,000.00

Distribution Date	Planned Principal Balance
February-15	34,455,000.00
March-15	32,172,000.00
April-15	30,463,000.00
May-15	28,550,000.00
June-15	26,823,000.00
July-15	24,893,000.00
August-15	23,148,000.00
September-15	21,393,000.00
October-15	19,438,000.00
November-15	17,666,000.00
December-15	15,693,000.00
January-16	13,902,000.00
February-16	12,102,000.00
March-16	9,912,000.00
April-16	8,093,000.00
May-16	6,074,000.00
June-16	4,236,000.00
July-16	2,199,000.00
August-16	0.00
and thereafter

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX G

GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

Except in limited circumstances, the globally offered LB-UBS Commercial Mortgage Trust 2007-C1, Commercial Mortgage Pass-Through Certificates, Series 2007-C1, Class X-CP, Class X-W, Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E and Class F, will be available only in book-entry form.

The book-entry certificates will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

Secondary market trading between investors holding book-entry certificates through Clearstream and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional Eurobond practice, which is seven calendar days’ settlement.

Secondary market trading between investors holding book-entry certificates through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

Secondary cross-market trading between member organizations of Clearstream or Euroclear and DTC participants holding book-entry certificates will be accomplished on a delivery against payment basis through the respective depositaries of Clearstream and Euroclear, in that capacity, as DTC participants.

As described under ‘‘U.S. Federal Income Tax Documentation Requirements’’ below, non-U.S. holders of book-entry certificates will be subject to U.S. withholding taxes unless those holders meet specific requirements and deliver appropriate U.S. tax documents to the securities clearing organizations of their participants.

Initial Settlement

All certificates of each class of offered certificates will be held in registered form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the book-entry certificates will be represented through financial institutions acting on their behalf as direct and indirect DTC participants. As a result, Clearstream and Euroclear will hold positions on behalf of their member organizations through their respective depositaries, which in turn will hold positions in accounts as DTC participants.

Investors’ securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their book-entry certificates through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional Eurobonds, except that there will be no temporary global security and no ‘‘lock up’’ or restricted period. Global securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC Participants.    Secondary market trading between DTC participants will be settled in same-day funds.

Trading between Clearstream and/or Euroclear Participants.    Secondary market trading between member organizations of Clearstream or Euroclear will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

Trading between DTC Seller and Clearstream or Euroclear Purchaser.    When book-entry certificates are to be transferred from the account of a DTC participant to the account of a member organization of Clearstream or Euroclear, the purchaser will send instructions to Clearstream or Euroclear through that member organization at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct the respective depositary to receive the book-entry certificates against payment. Payment will include interest accrued on the book-entry certificates from and including the 11th day of the calendar month in which the last coupon distribution date occurs (or, if no coupon distribution date has occurred, from and including February 11, 2007) to and excluding the settlement date, calculated on a 30/360 Basis.

Payment will then be made by the respective depositary to the DTC participant’s account against delivery of the book-entry certificates. After settlement has been completed, the book-entry certificates will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the account of the member organization of Clearstream or Euroclear, as the case may be. The securities credit will appear the next day, European time, and the cash debit will be back-valued to, and the interest on the book-entry certificates will accrue from, the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed on the intended value date, which means the trade fails, the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

Member organizations of Clearstream and Euroclear will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the book-entry certificates are credited to their accounts one day later.

As an alternative, if Clearstream or Euroclear has extended a line of credit to them, member organizations of Clearstream or Euroclear can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, the member organizations purchasing book-entry certificates would incur overdraft charges for one day, assuming they cleared the overdraft when the book-entry certificates were credited to their accounts. However, interest on the book-entry certificates would accrue from the value date. Therefore, in many cases the investment income on the book-entry certificates earned during that one-day period may substantially reduce or offset the amount of those overdraft charges, although this result will depend on the cost of funds of the respective member organization of Clearstream or Euroclear.

Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry certificates to the respective depositary for the benefit of member organizations of Clearstream or Euroclear. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

Trading between Clearstream or Euroclear Seller and DTC Purchaser.    Due to time zone differences in their favor, member organizations of Clearstream or Euroclear may employ their customary procedures for transactions in which book-entry certificates are to be transferred by the respective clearing system, through the respective depositary, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a member organization of Clearstream or Euroclear at least one business day prior to settlement. In these cases, Clearstream or Euroclear, as appropriate, will instruct the respective depositary to deliver the book-entry certificates to the DTC participant’s account against payment. Payment will include interest accrued on the book-entry certificates from and including the 11th day of the calendar month in which the last coupon distribution date occurs (or, if no coupon distribution date has occurred, from and including February 11, 2007) to and excluding the settlement date, calculated on a 30/360 Basis. The payment will then be reflected in the account of the member organization of Clearstream or Euroclear the following day, and receipt of the cash proceeds in the account of that member organization of Clearstream or Euroclear would be back-valued to the value date, which would be the preceding day, when settlement occurred in New York. Should the member organization of Clearstream or Euroclear have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over the one-day period. If settlement is not completed on the intended value date, which means the trade fails, receipt of the cash proceeds in the account of the member organization of Clearstream or Euroclear would be valued instead as of the actual settlement date.

Finally, day traders that use Clearstream or Euroclear and that purchase book-entry certificates from DTC participants for delivery to member organizations of Clearstream or Euroclear should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Clearstream or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts, in accordance with the clearing system’s customary procedures;

•	borrowing the book-entry certificates in the United States from a DTC participant no later than one day prior to settlement, which would allow sufficient time for the book-entry certificates to be reflected in their Clearstream or Euroclear accounts in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the member organization of Clearstream or Euroclear.

Certain U.S. Federal Income Tax Documentation Requirements

A holder that is not a ‘‘United States person’’ (a ‘‘U.S. person’’) within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a ‘‘non-U.S. holder’’) holding a book-entry certificate through Clearstream, Euroclear or DTC may be subject to U.S. withholding tax unless such holder provides certain documentation to the issuer of such holder’s book-entry certificate, the paying agent or any other entity required to withhold tax (any of the foregoing, a ‘‘U.S. withholding agent’’) establishing an exemption from withholding. A non-U.S. holder may be subject to withholding unless each U.S. withholding agent receives:

1.	from a non-U.S. holder that is classified as a corporation for U.S. federal income tax purposes or is an individual, and is eligible for the benefits of the portfolio interest exemption or an exemption (or reduced rate) based on a treaty, a duly completed and executed IRS Form W-8BEN (or any successor form);

2.	from a non-U.S. holder that is eligible for an exemption on the basis that the holder’s income from the certificate is effectively connected to its U.S. trade or business, a duly completed and executed IRS Form W-8ECI (or any successor form);

3.	from a non-U.S. holder that is classified as a partnership for U.S. federal income tax purposes, a duly completed and executed IRS Form W-8IMY (or any successor form) with all supporting documentation (as specified in the U.S. Treasury Regulations) required to substantiate exemptions from withholding on behalf of its partners; certain partnerships may enter into agreements with the IRS providing for different documentation requirements and it is recommended that such partnerships consult their tax advisors with respect to these certification rules;

4.	from a non-U.S. holder that is an intermediary (i.e., a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a certificate):

(a)	if the intermediary is a ‘‘qualified intermediary’’ within the meaning of section 1.1441-1(e)(5)(ii) of the U.S. Treasury Regulations (a ‘‘qualified intermediary’’), a duly completed and executed IRS Form W-8IMY (or any successor or substitute form)—

(i)	stating the name, permanent residence address and qualified intermediary employer identification number of the qualified intermediary and the country under the laws of which the qualified intermediary is created, incorporated or governed,

(ii)	certifying that the qualified intermediary has provided, or will provide, a withholding statement as required under section 1.1441-1(e)(5)(v) of the U.S. Treasury Regulations,

(iii)	certifying that, with respect to accounts it identifies on its withholding statement, the qualified intermediary is not acting for its own account but is acting as a qualified intermediary, and

(iv)	providing any other information, certifications, or statements that may be required by the IRS Form W-8IMY or accompanying instructions in addition to, or in lieu of, the information and certifications described in section 1.1441-1(e)(3)(ii) or 1.1441-1(e)(5)(v) of the U.S. Treasury Regulations; or

(b)	if the intermediary is not a qualified intermediary (a ‘‘nonqualified intermediary’’), a duly completed and executed IRS Form W-8IMY (or any successor or substitute form)—

(i)	stating the name and permanent residence address of the nonqualified intermediary and the country under the laws of which the nonqualified intermediary is created, incorporated or governed,

(ii)	certifying that the nonqualified intermediary is not acting for its own account,

(iii)	certifying that the nonqualified intermediary has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of such nonqualified intermediary’s beneficial owners, and

(iv)	providing any other information, certifications or statements that may be required by the IRS Form W-8IMY or accompanying instructions in addition to, or in lieu of, the information, certifications, and statements described in section 1.1441-1(e)(3)(iii) or (iv) of the U.S. Treasury Regulations; or

5.	from a non-U.S. holder that is a trust, depending on whether the trust is classified for U.S. federal income tax purposes as the beneficial owner of the certificate, either an IRS Form W-8BEN or W-8IMY; any non-U.S. holder that is a trust is encouraged to consult its tax advisors to determine which of these forms it should provide.

All non-U.S. holders will be required to update the above-listed forms and any supporting documentation in accordance with the requirements under the U.S. Treasury Regulations. These forms generally remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. Under certain circumstances, an IRS Form W-8BEN, if furnished with a taxpayer identification number, remains in effect until the status of the beneficial owner changes, or a change in circumstances makes any information on the form incorrect.

In addition, all holders, including holders that are U.S. persons, holding book-entry certificates through Clearstream, Euroclear or DTC may be subject to backup withholding unless the holder—

•	provides the appropriate IRS Form W-8 (or any successor or substitute form), duly completed and executed, if the holder is a non-U.S. holder;

•	provides a duly completed and executed IRS Form W-9, if the holder is a U.S. person; or

•	can be treated as an ‘‘exempt recipient’’ within the meaning of section 1.6049-4(c)(1)(ii) of the U.S. Treasury Regulations (e.g., a corporation or a financial institution such as a bank).

This summary does not deal with all of the aspects of U.S. federal income tax withholding or backup withholding that may be relevant to investors that are non-U.S. holders. Such holders are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of book-entry certificates.

PROSPECTUS

Structured Asset Securities Corporation II,

the Depositor

Mortgage Pass-Through Certificates,
Issuable in Series

We are Structured Asset Securities Corporation II, the depositor with respect to each series of certificates offered by this prospectus. We intend to offer from time to time mortgage pass-through certificates, issuable in series. These offers may be made through one or more different methods, including offerings through underwriters. We do not currently intend to list the offered certificates of any series on any national securities exchange or the NASDAQ stock market. See ‘‘Method of Distribution.’’

The Offered Certificates:	The Trust Assets:
The offered certificates will be issuable in series. The issuing entity for each series of offered certificates will be a statutory or common law trust created at our direction. Each series of offered certificates will—

•   have its own series designation, and

•   consist of one or more classes with various payment characteristics.

No governmental agency or instrumentality will insure or guarantee payment on the offered certificates. The offered certificates will represent interests only in the issuing entity. They will not represent interests in or obligations of us, any sponsor or any of our or their respective affiliates. Neither we nor any of our affiliates are responsible for making payments on the offered certificates if collections on the related trust assets are insufficient.	The assets of each issuing entity will include—

•   mortgage loans secured by first and/or juniorliens on, or security interests in, various interestsin commercial and multifamily real properties,

•   mortgage-backed securities that directly or indirectly evidence interests in, or are directly or indirectly secured by, those types of mortgage loans, or

•   some combination of those types of mortgage loans and mortgage-backed securities.

Trust assets may also include cash, permitted investments, letters of credit, surety bonds, insurance policies, guarantees, reserve funds, guaranteed investment contracts, interest rate exchange agreements, interest rate cap or floor agreements, currency exchange agreements, or other similar instruments and agreements.

In connection with each offering, we will prepare a supplement to this prospectus in order to describe in more detail the particular certificates being offered and the related trust assets. In that document, we will also state the price to the public for each class of offered certificates or explain the method for determining that price, identify the applicable lead or managing underwriter(s), if any, and provide information regarding the relevant underwriting arrangements and the underwriters’ compensation. We will identify in each prospectus supplement the sponsor or sponsors for the subject securitization transaction.

Structural credit enhancement will be provided for the respective classes of offered certificates through overcollateralization, excess cash flow and/or the subordination of more junior classes of offered and/or non-offered certificates, the use of a letter of credit, a surety bond, an insurance policy or a guarantee, the establishment of one or more reserve funds or any combination of the foregoing. Payments on a class of offered certificates may occur monthly, bi-monthly, quarterly, semi-annually or at any other specified interval, commencing on the distribution date specified in the related prospectus supplement.

You should carefully consider the risk factors beginning on page 18 in this prospectus, as well as those set forth in the related prospectus supplement, prior to investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 6, 2007.

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IMPORTANT NOTICE ABOUT THE INFORMATION PRESENTED IN THIS PROSPECTUS	6
AVAILABLE INFORMATION	6
SUMMARY OF PROSPECTUS	7
RISK FACTORS	18
The Investment Performance of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans; and Those Payments, Defaults and Losses May Be Highly Unpredictable	18
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	20
The Various Types of Multifamily and Commercial Properties that May Secure Mortgage Loans Underlying a Series of Offered Certificates May Present Special Risks	25
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	43
Borrower Concentration Within a Trust Exposes Investors to Greater Risk of Default and Loss	45
Loan Concentration Within a Trust Exposes Investors to Greater Risk of Default and Loss	45
Geographic Concentration Within a Trust Exposes Investors to Greater Risk of Default and Loss	45
Changes in Pool Composition Will Change the Nature of Your Investment	46
The Borrower’s Form of Entity May Cause Special Risks and/or Hinder Recovery	46
Borrower Bankruptcy Proceedings Can Delay and Impair Recovery on a Mortgage Loan Underlying Your Offered Certificates	47
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	48
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	49
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on an Actual Ownership Interest in a Real Property	50
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	50
Jurisdictions With One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	52
Additional Secured Debt Increases the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates; Co-Lender, Intercreditor and Similar Agreements May Limit a Mortgage Lender’s Rights	52
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May be Unenforceable	53
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Real Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	53
World Events and Natural Disasters Could Have an Adverse Impact on the Real Properties Securing the Mortgage Loans Underlying Your Offered Certificates and Consequently Could Reduce the Cash Flow Available to Make Payments on the Offered Certificates	53
Lack of Insurance Coverage Exposes a Trust to Risk for Particular Special Hazard Losses	54
Changes in Zoning Laws May Adversely Affect the Use or Value of a Real Property	55

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Redevelopment and Renovation at the Mortgaged Properties May Have Uncertain and Adverse Results	55
Compliance with the Americans with Disabilities Act of 1990 May Be Expensive	55
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	55
Taxes on Foreclosure Property Will Reduce Amounts Available to Make Payments on the Offered Certificates	56
Residual Interests in a Real Estate Mortgage Investment Conduit Have Adverse Tax Consequences	56
Potential Conflicts of Interest Can Affect a Person’s Performance	57
Property Managers and Borrowers May Each Experience Conflicts of Interest in Managing Multiple Properties	58
With Respect to Certain Mortgage Loans Included in Our Trusts, the Mortgaged Property or Properties that Secure the Subject Mortgage Loan in the Trust Also Secure One or More Related Mortgage Loans That Are Not in the Trust; The Interests of the Holders of Those Non-Trust Mortgage Loans May Conflict with Your Interests	58
Adjustable Rate Mortgage Loans May Entail Greater Risks of Default to Lenders Than Fixed Rate Mortgage Loans	59
Limited Information Causes Uncertainty	59
The Risk of Terrorism in the United States and Military Action May Adversely Affect the Value of the Offered Certificates and Payments on the Mortgage Assets	59
Problems with Book-Entry Registration	59
Lack of Liquidity Will Impair Your Ability to Sell Your Offered Certificates and May Have an Adverse Effect on the Market Value of Your Offered Certificates	59
The Market Value of Your Offered Certificates May Be Adversely Affected by Factors Unrelated to the Performance of Your Offered Certificates and the Underlying Mortgage Assets, such as Fluctuations in Interest Rates and the Supply and Demand of CMBS Generally	60
Certain Classes of the Offered Certificates are Subordinate to, and are Therefore Riskier than, One or More Other Classes of Certificates of the Same Series	60
Payments on the Offered Certificates Will Be Made Solely from the Limited Assets of the Related Trust, and Those Assets May Be Insufficient to Make All Required Payments on Those Certificates	61
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	61
The Interests of Certain Certificateholders With Rights and Powers Over Certain Servicing Actions and to Cure and Purchase Certain Mortgage Loans May Be in Conflict with the Interests of the Offered Certificateholders of the Same Series	61
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	62
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Assets	62
CAPITALIZED TERMS USED IN THIS PROSPECTUS	63
THE TRUST FUND	63
Description of the Trust Assets	63
Mortgage Loans	63
Mortgage-Backed Securities	67
Substitution, Acquisition and Removal of Mortgage Assets	67
Cash, Accounts and Permitted Investments	69
Credit Support	69
Arrangements Providing Reinvestment, Interest Rate and Currency Related Protection	69

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4

5

IMPORTANT NOTICE ABOUT THE INFORMATION PRESENTED
IN THIS PROSPECTUS

When deciding whether to invest in any of the offered certificates, you should only rely on the information contained in this prospectus and the related prospectus supplement. We have not authorized any dealer, salesman or other person to give any information or to make any representation that is different. In addition, information in this prospectus or any related prospectus supplement is current only as of the date on its cover. By delivery of this prospectus and any related prospectus supplement, we are not offering to sell any securities, and are not soliciting an offer to buy any securities, in any state where the offer and sale is not permitted.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the certificates offered by this prospectus. The Securities Act registration statement number for that registration statement is 333-129849. This prospectus is part of that registration statement, but the registration statement contains additional information. Any materials, including our registration statement and the exhibits to it, that we file with the Securities and Exchange Commission may be read and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, in addition to copies of these materials, and that internet website is located at http://www.sec.gov.

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SUMMARY OF PROSPECTUS

This summary contains selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of a particular offering of certificates, you should read carefully this prospectus and the related prospectus supplement in full.

The Depositor	We are Structured Asset Securities Corporation II, the depositor with respect to each series of offered certificates. We are a special purpose Delaware corporation. Our principal offices are located at 745 Seventh Avenue, New York, New York 10019. Our main telephone number is 212-526-7000. We will acquire the mortgage assets that are to back each series of offered certificates and transfer them to the issuing entity. See ‘‘Transaction Participants—The Depositor.’’

The Sponsor	Lehman Brothers Holdings Inc., which is our affiliate, will be a sponsor with respect to each securitization transaction involving the issuance of a series of offered certificates, unless otherwise specified in the prospectus supplement. If and to the extent there are other sponsors with respect to any securitization transaction involving the issuance of a series of offered certificates, we will identify each of those sponsors and include relevant information with respect thereto in the related prospectus supplement. With respect to any securitization transaction involving the issuance of a series of offered certificates, a sponsor will be a person or entity that organizes and initiates that securitization transaction by selling or transferring assets, either directly or indirectly, including through an affiliate, to the issuing entity. See ‘‘Transaction Participants—The Sponsor.’’

The Issuing Entity	The issuing entity with respect to each series of offered certificates will be a statutory trust or common law trust created at our direction. Each such trust will own and hold the related mortgage assets and be the entity in whose name the subject offered certificates are issued. See ‘‘Transaction Participants—The Issuing Entity.’’

The Originators	Some or all of the mortgage loans backing a series of offered certificates may be originated by Lehman Brothers Holdings Inc. or by one of our other affiliates. In addition, there may be other third-party originators of the mortgage loans backing a series of offered certificates. See ‘‘Transaction Participants —The Originators’’ and ‘‘Transaction Participants—The Sponsor.’’ We will identify in the prospectus supplement for each series of offered certificates any originator or group of affiliated originators—apart from a sponsor and/or its affiliates —that originated or is expected to originate mortgage loans representing 10% or more of the related mortgage asset pool, by balance.

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The Securities Being Offered	The securities that will be offered by this prospectus and the related prospectus supplements consist of mortgage pass-through certificates. These certificates will be issued in series, and each series will, in turn, consist of one or more classes. Each class of offered certificates must, at the time of issuance, be assigned an investment grade rating by at least one nationally recognized statistical rating organization. We will identify in the related prospectus supplement, with respect to each class of offered certificates, each applicable rating agency and the minimum rating to be assigned. Typically, the four highest rating categories, within which there may be sub-categories or gradations to indicate relative standing, signify investment grade. See ‘‘Rating.’’

Each series of offered certificates will evidence beneficial ownership interests in a trust established by us and containing the assets described in this prospectus and the related prospectus supplement.

The Offered Certificates May Be Issued with Other Certificates	We may not publicly offer all the mortgage pass-through certificates evidencing interests in one of our trusts. We may elect to retain some of those certificates, to place some privately with institutional investors, to place some with investors outside the United States or to deliver some to the applicable seller as partial consideration for the related mortgage assets. In addition, some of those certificates may not satisfy the rating requirement for offered certificates described under ‘‘—The Securities Being Offered’’ above.

The Governing Documents	In general, a pooling and servicing agreement or other similar agreement or collection of agreements will govern, among other things—

•	the issuance of each series of offered certificates,

•	the creation of and transfer of assets to the issuing entity, and

•	the servicing and administration of those assets.

The parties to the governing document(s) for a series of offered certificates will always include us and a trustee. We will be responsible for establishing the issuing entity for each series of offered certificates. In addition, we will transfer or arrange for the transfer of the initial trust assets to each issuing entity. In general, the trustee for a series of offered certificates will be responsible for, among other things, making payments and preparing and disseminating various reports to the holders of those offered certificates.

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If the trust assets for a series of offered certificates include mortgage loans, the parties to the applicable governing document(s) will also include—

•	one or more master servicers that will generally be responsible for performing customary servicing duties with respect to those mortgage loans that are not defaulted, nonperforming or otherwise problematic in any material respect, and

•	one or more special servicers that will generally be responsible for servicing and administering (a) those mortgage loans that are defaulted, nonperforming or otherwise problematic in any material respect, including the performance of work-outs and foreclosures with respect to those mortgage loans, and (b) real estate assets acquired as part of the related trust with respect to defaulted mortgage loans.

The same person or entity, or affiliated entities, may act as both master servicer and special servicer for one of our trusts.

If the trust assets for a series of offered certificates include mortgage-backed securities, the parties to the applicable governing document(s) may also include a manager that will be responsible for performing various administrative duties with respect to those mortgage-backed securities. If the related trustee assumes those duties, however, there will be no manager.

Compensation arrangements for a trustee, master servicer, special servicer or manager for one of our trusts may vary from securitization transaction to securitization transaction. In general, that compensation will be payable out of the related trust assets.

In the related prospectus supplement, we will identify the trustee and any master servicer, special servicer or manager for each series of offered certificates and will describe their respective duties and compensation in further detail. See ‘‘Description of the Governing Documents.’’

Any servicer, master servicer or special servicer for one of our trusts may perform any or all of its servicing duties under the applicable governing document(s) through one or more sub-servicers. In the related prospectus supplement, we will identify any such sub-servicer that, at the time of initial issuance of the subject offered certificates, is (a) affiliated with us or with the issuing entity or any sponsor for the subject securitization transaction or (b) services 10% or more of the related mortgage assets, by balance.

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Characteristics of the Mortgage Assets	The trust assets with respect to any series of offered certificates will, in general, include mortgage loans. Each of those mortgage loans will constitute the obligation of one or more persons to repay a debt. The performance of that obligation will be secured by a first or junior lien on, or security interest in, the fee, leasehold or other interest(s) of the related borrower or another person in or with respect to one or more commercial or multifamily real properties. In particular, those properties may include:

•	rental or cooperatively-owned buildings with multiple dwelling units;

•	retail properties related to the sale of consumer goods and other products, or related to providing entertainment, recreational or personal services, to the general public;

•	office buildings;

•	hospitality properties;

•	casino properties;

•	health care-related facilities;

•	industrial facilities;

•	warehouse facilities, mini-warehouse facilities and self-storage facilities;

•	restaurants, taverns and other establishments involved in the food and beverage industry;

•	manufactured housing communities, mobile home parks and recreational vehicle parks;

•	recreational and resort properties;

•	arenas and stadiums;

•	churches and other religious facilities;

•	parking lots and garages;

•	mixed use properties;

•	other income-producing properties; and/or

•	unimproved land.

The mortgage loans underlying a series of offered certificates may have a variety of payment terms. For example, any of those mortgage loans—

•	may provide for the accrual of interest at a mortgage interest rate that is fixed over its term, that resets on one or more specified dates or that otherwise adjusts from time to time;

•	may provide for the accrual of interest at a mortgage interest rate that may be converted at the borrower’s election from an adjustable to a fixed interest rate or from a fixed to an adjustable interest rate;

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•	may provide for no accrual of interest;

•	may provide for level payments to stated maturity, for payments that reset in amount on one or more specified dates or for payments that otherwise adjust from time to time to accommodate changes in the mortgage interest rate or to reflect the occurrence of specified events;

•	may be fully amortizing or, alternatively, may be partially amortizing or nonamortizing, with a substantial payment of principal due on its stated maturity date;

•	may permit the negative amortization or deferral of accrued interest;

•	may prohibit some or all voluntary prepayments or require payment of a premium, fee or charge in connection with those prepayments;

•	may permit defeasance and the release of real property collateral in connection with that defeasance;

•	may provide for payments of principal, interest or both, on due dates that occur monthly, bi-monthly, quarterly, semi-annually, annually or at some other interval; and/or

•	may have two or more component parts, each having characteristics that are otherwise described in this prospectus as being attributable to separate and distinct mortgage loans.

Most, if not all, of the mortgage loans underlying a series of offered certificates will be secured by liens on real properties located in the United States, its territories and possessions. However, some of those mortgage loans may be secured by liens on real properties located outside the United States, its territories and possessions, provided that foreign mortgage loans do not represent more than 10% of the related mortgage asset pool, by balance.

Neither we nor any of our affiliates will guarantee or insure repayment of any of the mortgage loans underlying a series of offered certificates. Unless we expressly state otherwise in the related prospectus supplement, no governmental agency or instrumentality will guarantee or insure repayment of any of the mortgage loans underlying a series of offered certificates.

The trust assets with respect to any series of offered certificates may also include mortgage participations, mortgage pass-through certificates, collateralized mortgage obligations and other mortgage-backed securities, that evidence an interest in, or are secured by a pledge of, one or more mortgage loans of the type described above. We will not include a mortgage participation, mortgage pass-through certificate, collateralized mortgage obligation or other mortgage-backed security among the trust assets with respect to any series of offered certificates unless—

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•	the security has been registered under the Securities Act of 1933, as amended, or

•	we would be free to publicly resell the security without registration.

In addition to the asset classes described above in this ‘‘—Characteristics of the Mortgage Assets’’ subsection, we may include in the trust with respect to any series of offered certificates other asset classes, provided that such other asset classes in the aggregate will not exceed 10% by principal balance of the related asset pool.

We will describe the specific characteristics of the mortgage assets underlying a series of offered certificates in the related prospectus supplement.

The trust assets with respect to a series of offered certificates will also include cash, including in the form of initial deposits and collections on the related mortgage assets and other related trust assets, bank accounts, permitted investments and, following foreclosure, acceptance of a deed in lieu of foreclosure or any other enforcement action, real property and other collateral for defaulted mortgage loans.

See ‘‘The Trust Fund.’’

Substitution, Acquisition and Removal of Mortgage Assets	We will generally acquire the mortgage assets to be included in our trusts from Lehman Brothers Holdings Inc. or another of our affiliates or from another seller of commercial and multifamily mortgage loans. We will then transfer those mortgage assets to the issuing entity for the related securitization transaction.

In general, the total outstanding principal balance of the mortgage assets transferred by us to any particular trust will equal or exceed the initial total outstanding principal balance of the related series of certificates. If the total outstanding principal balance of the related mortgage assets initially delivered by us to the related trustee is less than the initial total outstanding principal balance of any series of certificates, and if the subject securitization transaction contemplates a prefunding period, then we will deposit or arrange for the deposit of cash or liquid investments on an interim basis with the related trustee to cover the shortfall. For 90 days—or such other period as may be specified in the related prospectus supplement—following the date of initial issuance of that series of certificates, which 90-day or other period will be the prefunding period, we or our designee will be entitled to obtain a release of the deposited cash or investments if we deliver or arrange for delivery of a corresponding amount of mortgage assets. If we fail, however, to deliver mortgage assets sufficient to make up the entire shortfall, any of the cash or, following liquidation, investments remaining on

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deposit with the related trustee will be used by the related trustee to pay down the total principal balance of the related series of certificates, as described in the related prospectus supplement.

If so specified in the related prospectus supplement, we or another specified person or entity may be permitted, at our or its option, but subject to the conditions specified in that prospectus supplement, to acquire from the related trust particular mortgage assets underlying a series of certificates in exchange for:

•	cash that would be applied to pay down the principal balances of certificates of that series; and/or

•	other mortgage loans or mortgage-backed securities that—

1. conform to the description of mortgage assets in this prospectus, and

2. satisfy the criteria set forth in the related prospectus supplement.

In addition, if so specified in the related prospectus supplement, a special servicer or other specified party for one of our trusts may be obligated, under the circumstances described in that prospectus supplement, to sell on behalf of the trust a delinquent or defaulted mortgage asset.

Further, if so specified under circumstances described in the related prospectus supplement, following the date on which the total principal balances of the offered certificates are reduced to zero, all of the remaining certificateholders (which may exclude any holders of a class of certificates evidencing a residual interest in a REMIC) of a given series of certificates, acting together, may exchange those certificates for all of the mortgage loans, REO properties and mortgage-backed securities remaining in the mortgage pool underlying those certificates.

If and to the extent described in the related prospectus supplement, we, a mortgage asset seller and/or another specified person or entity may make or assign to or for the benefit of one of our trusts various representations and warranties, or may be obligated to deliver to one of our trusts various documents, in either case relating to some or all of the mortgage assets transferred to that trust. Upon the discovery of a material breach of any such representation or warranty or a material defect with respect to those documents, in each case that is material and adverse in accordance with a standard set forth in the related prospectus supplement, we or such other party may be required, at our or its option, to either repurchase the affected mortgage asset(s) out of the related trust or to replace the affected mortgage asset(s) with other mortgage asset(s) that satisfy the criteria set forth in the related prospectus supplement.

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No replacement of mortgage assets or acquisition of new mortgage assets will be permitted if it would result in a qualification, downgrade or withdrawal of the then-current rating assigned by any rating agency to any class of affected offered certificates.

Characteristics of the Offered Certificates	As more particularly described under ‘‘Description of the Certificates—General’’ and ‘‘—Payments on the Certificates,’’ an offered certificate may entitle the holder to receive:

•	payments of interest;

•	payments of principal;

•	payments of all or part of the prepayment or repayment premiums, fees and charges, equity participation payments or any other specific items or amounts received on the related mortgage assets; and/or

•	payments of residual amounts remaining after required payments have been made with respect to other classes of certificates of the same series.

Any class of offered certificates may be senior or subordinate to or pari passu with one or more other classes of certificates of the same series, including a non-offered class of certificates of that series, for purposes of some or all payments and/or allocations of losses.

A class of offered certificates may have two or more component parts, each having characteristics that are otherwise described in this prospectus as being attributable to separate and distinct classes.

Payments on a class of offered certificates may occur monthly, bi-monthly, quarterly, semi-annually or at any other specified interval, commencing on the distribution date specified in the related prospectus supplement.

We will describe the specific characteristics of each class of offered certificates in the related prospectus supplement, including payment characteristics and authorized denominations. Among other things, in the related prospectus supplement, we will summarize the flow of funds, payment priorities and allocations among the respective classes of offered certificates of any particular series, the respective classes of non-offered certificates of that series, and fees and expenses, to the extent necessary to understand the payment characteristics of those classes of offered certificates, and we will identify any events in the applicable governing document(s) that would alter the transaction structure or flow of funds. See ‘‘Description of the Certificates.’’

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Credit Support and Reinvestment, Interest Rate and Currency Related Protection for the Offered Certificates	Some classes of offered certificates may be protected in full or in part against defaults and losses, or select types of defaults and losses, on the related mortgage assets by overcollateralization and/or excess cash flow or through the subordination of one or more other classes of certificates of the same series or by other types of credit support. The other types of credit support may include a letter of credit, a surety bond, an insurance policy, a guarantee or a reserve fund. We will describe the credit support, if any, for each class of offered certificates and, if applicable, we will identify the provider of that credit support, in the related prospectus supplement. In addition, we will summarize in the related prospectus supplement how losses not covered by credit enhancement or support will be allocated to the subject series of offered certificates.

The trust assets with respect to any series of offered certificates may also include any of the following agreements:

•	guaranteed investment contracts in accordance with which moneys held in the funds and accounts established with respect to those offered certificates will be invested at a specified rate;

•	interest rate exchange agreements, interest rate cap agreements and interest rate floor agreements; and

•	currency exchange agreements.

We will describe the types of reinvestment, interest rate and currency related protection, if any, for each class of offered certificates and, if applicable, we will identify the provider of that protection, in the related prospectus supplement.

See ‘‘Risk Factors,’’ ‘‘The Trust Fund’’ and ‘‘Description of Credit Support.’’

Advances with Respect to the Mortgage Assets	If the trust assets for a series of offered certificates include mortgage loans, then, as and to the extent described in the related prospectus supplement, the related master servicer, the related special servicer, the related trustee, any related provider of credit support and/or any other specified person may be obligated to make, or may have the option of making, advances with respect to those mortgage loans to cover—

•	delinquent scheduled payments of principal and/or interest, other than balloon payments,

•	property protection expenses,

•	other servicing expenses, or

•	any other items specified in the related prospectus supplement.

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Any party making advances will be entitled to reimbursement from subsequent recoveries on the related mortgage loan and as otherwise described in this prospectus or the related prospectus supplement. That party may also be entitled to receive interest on its advances for a specified period. See ‘‘Description of the Governing Documents—Advances.’’

If the trust assets for a series of offered certificates include mortgage-backed securities, we will describe in the related prospectus supplement any comparable advancing obligations with respect to those mortgage-backed securities or the underlying mortgage loans.

Optional or Mandatory Redemption or Termination	We will describe in the related prospectus supplement any circumstances in which a specified party is permitted or obligated to purchase or sell any of the mortgage assets underlying a series of offered certificates. In particular, a master servicer, special servicer or other designated party may be permitted or obligated to purchase or sell—

•	all the mortgage assets in any particular trust, thereby resulting in a termination of the trust, or

•	that portion of the mortgage assets in any particular trust as is necessary or sufficient to retire one or more classes of offered certificates of the related series.

See ‘‘Description of the Certificates—Termination and Redemption.’’

Federal Income Tax Consequences	Any class of offered certificates will constitute or evidence ownership of:

•	regular interests or residual interests in a real estate mortgage investment conduit under Sections 860A through 860G of the Internal Revenue Code of 1986; or

•	interests in a grantor trust under Subpart E of Part I of Subchapter J of the Internal Revenue Code of 1986.

See ‘‘Federal Income Tax Consequences.’’

ERISA Considerations	If you are a fiduciary or any other person investing assets of an employee benefit plan or other retirement plan or arrangement, you are encouraged to review with your legal advisor whether the purchase or holding of offered certificates could give rise to a transaction that is prohibited under the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986. See ‘‘ERISA Considerations.’’

Legal Investment	If your investment authority is subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to

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restrictions on investment in the offered certificates. You are encouraged to consult your legal advisor to determine whether and to what extent the offered certificates constitute a legal investment for you. We will specify in the related prospectus supplement which classes of the offered certificates, if any, will constitute mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. See ‘‘Legal Investment.’’

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RISK FACTORS

You should consider the following factors, as well as the factors set forth under ‘‘Risk Factors’’ in the related prospectus supplement, in deciding whether to purchase offered certificates.

The Investment Performance of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans; and Those Payments, Defaults and Losses May Be Highly Unpredictable

The Terms of the Underlying Mortgage Loans Will Affect Payments on Your Offered Certificates.    Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

•	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

•	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

The Terms of the Underlying Mortgage Loans Do Not Provide Absolute Certainty as Regards the Rate, Timing and Amount of Payments on Your Offered Certificates.    Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

•	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

•	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used. If the trust assets underlying your offered certificates include mortgage-backed securities, the terms of those securities may soften or enhance the effects to you that may result from prepayments, defaults and losses on the mortgage loans that ultimately back those securities.

Prepayments on the Underlying Mortgage Loans Will Affect the Average Life of Your Offered Certificates; and the Rate and Timing of Those Prepayments May Be Highly Unpredictable.    Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the related mortgage assets. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred. The rate and timing

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of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

•	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates of the same series, or

•	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

We will describe the terms and provisions of your offered certificates more fully in the related prospectus supplement.

Prepayments on the Underlying Mortgage Loans Will Affect the Yield on Your Offered Certificates; and the Rate and Timing of Those Prepayments May Be Highly Unpredictable.    If you purchase your offered certificates at a discount or premium, the yield on your offered certificates will be sensitive to prepayments on the underlying mortgage loans. If you purchase your offered certificates at a discount, you should consider the risk that a slower than anticipated rate of principal payments on the underlying mortgage loans could result in your actual yield being lower than your anticipated yield. Alternatively, if you purchase your offered certificates at a premium, you should consider the risk that a faster than anticipated rate of principal payments on the underlying mortgage loans could result in your actual yield being lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios. The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates.

Delinquencies, Defaults and Losses on the Underlying Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates; and the Rate and Timing of Those Delinquencies and Defaults, and the Severity of Those Losses, Are Highly Unpredictable.    The rate and timing of delinquencies and defaults, and the severity of losses, on the underlying mortgage loans will impact the amount and timing of payments on a series of offered certificates to the extent that their effects are not offset by delinquency advances or some form of credit support.

Unless otherwise covered by delinquency advances or some form of credit support, defaults on the underlying mortgage loans may delay payments on a series of offered certificates while the defaulted mortgage loans are worked-out or liquidated. However, liquidations of defaulted mortgage loans prior to maturity could affect the yield and average life of an offered certificate in a manner similar to a voluntary prepayment.

If you calculate your anticipated yield to maturity based on an assumed rate of default and amount of losses on the underlying mortgage loans that is lower than the default rate and amount of losses actually experienced, then, to the extent that you are required to bear the additional losses, your actual yield to

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maturity will be lower than you calculated and could, under some scenarios, be negative. Furthermore, the timing of losses on the underlying mortgage loans can affect your yield. In general, the earlier you bear any loss on an underlying mortgage loan, the greater the negative effect on your yield.

See ‘‘—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance’’ below.

There Is an Increased Risk of Default Associated with Balloon Payments.    Any of the mortgage loans underlying your offered certificates may be nonamortizing or only partially amortizing. The borrower under a mortgage loan of that type is required to make substantial payments of principal and interest, which are commonly called balloon payments, on the maturity date of the loan. The ability of the borrower to make a balloon payment depends upon the borrower’s ability to refinance or sell the real property securing the loan. The ability of the borrower to refinance or sell the property will be affected by a number of factors, including:

•	the fair market value and condition of the underlying real property;

•	the level of interest rates;

•	the borrower’s equity in the underlying real property;

•	the borrower’s financial condition;

•	occupancy levels at or near the time of refinancing;

•	the operating history of the underlying real property;

•	changes in zoning and tax laws;

•	changes in competition in the relevant geographic area;

•	changes in rental rates in the relevant area;

•	changes in governmental regulation and fiscal policy;

•	prevailing general and regional economic conditions;

•	the state of the fixed income and mortgage markets; and

•	the availability of credit for multifamily rental or commercial properties.

See ‘‘—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance’’ below.

Neither we nor any of our affiliates will be obligated to refinance any mortgage loan underlying your offered certificates.

The related master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The related master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Nonrecourse.    You should consider all of the mortgage loans underlying your offered certificates to be nonrecourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. If the income generated by a real property were to decline as a

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result of the poor economic performance of that property, and as a result the property could not support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

•	the sufficiency of the net operating income of the applicable real property;

•	the market value of the applicable real property at or prior to maturity; and

•	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

Unless we state otherwise in the related prospectus supplement, none of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

•	the successful operation and value of the related mortgaged property, and

•	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See ‘‘—The Various Types of Multifamily and Commercial Properties that May Secure Mortgage Loans Underlying a Series of Offered Certificates May Present Special Risks’’ below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.    The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

•	the location, age, functionality, design and construction quality of the subject property;

•	perceptions regarding the safety, convenience and attractiveness of the property;

•	the characteristics of the neighborhood where the property is located;

•	the degree to which the subject property competes with other properties in the area;

•	the proximity and attractiveness of competing properties;

•	the existence and construction of competing properties;

•	the adequacy of the property’s management and maintenance;

•	tenant mix and concentration;

•	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

•	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

•	demographic factors;

•	customer confidence, tastes and preferences;

•	retroactive changes in building codes and other applicable laws;

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•	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

•	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

•	an increase in interest rates, real estate taxes and other operating expenses;

•	an increase in the capital expenditures needed to maintain the property or make improvements;

•	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

•	an increase in vacancy rates;

•	a decline in rental rates as leases are renewed or replaced;

•	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

•	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

•	the length of tenant leases;

•	the creditworthiness of tenants;

•	the rental rates at which leases are renewed or replaced;

•	the percentage of total property expenses in relation to revenue;

•	the ratio of fixed operating expenses to those that vary with revenues; and

•	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self-storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.    Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

•	to pay for maintenance and other operating expenses associated with the property;

•	to fund repairs, replacements and capital improvements at the property; and

•	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

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Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

•	a general inability to lease space;

•	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

•	an increase in tenant payment defaults or any other inability to collect rental payments;

•	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

•	an increase in the capital expenditures needed to maintain the property or to make improvements;

•	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

•	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing a series of offered certificates, you should anticipate that, unless the related mortgaged real property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged real property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged real property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged real property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged real properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.    In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

•	the business operated by the tenants;

•	the creditworthiness of the tenants; and

•	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.    The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under the U.S. Bankruptcy Code, a tenant has the option of assuming or

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rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

•	the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition or any earlier surrender of the leased premises, plus

•	an amount, not to exceed three years’ rent, equal to the greater of one year’s rent and 15% of the remaining reserved rent.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.    The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, could be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at a income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.    Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

•	changes in interest rates;

•	the availability of refinancing sources;

•	changes in governmental regulations, licensing or fiscal policy;

•	changes in zoning or tax laws; and

•	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.    The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

•	responding to changes in the local market;

•	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

•	operating the property and providing building services;

•	managing operating expenses; and

•	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self-storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

•	maintain or improve occupancy rates, business and cash flow,

•	reduce operating and repair costs, and

•	preserve building value.

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On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Maintaining a Property in Good Condition Is Expensive.    The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.    Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

•	rental rates;

•	location;

•	type of business or services and amenities offered; and

•	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

•	offers lower rents;

•	has lower operating costs;

•	offers a more favorable location; or

•	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Prospective Performance of the Multifamily and Commercial Mortgage Loans to be Included in Any of Our Trusts Should be Evaluated Separately from the Performance of the Multifamily and Commercial Mortgage Loans in Any of Our Other Trusts.    Notwithstanding that there are many common factors affecting the profitability and value of income producing properties in general, those factors do not apply equally to all income producing properties and, in many cases, there are special factors that will affect the profitability and/or value of a particular income producing property. See, for example, ‘‘—The Various Types of Multifamily and Commercial Properties that May Secure Mortgage Loans Underlying a Series of Offered Certificates May Present Special Risks’’ below. Each income producing property represents a separate and distinct business venture; and, as a result, each of the multifamily and commercial mortgage loans included in one of our trusts requires a unique underwriting analysis. Furthermore, economic conditions, whether worldwide, national, regional or local, vary over time. The performance of a mortgage pool originated and outstanding under one set of economic conditions may vary dramatically from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions. Accordingly, investors should evaluate the mortgage loans underlying a series of offered certificates independently from the performance of the mortgage loans underlying any other series of offered certificates.

The Various Types of Multifamily and Commercial Properties that May Secure Mortgage Loans Underlying a Series of Offered Certificates May Present Special Risks

General.    The mortgage loans underlying a series of offered certificates may be secured by numerous types of multifamily and commercial properties. As discussed under ‘‘—Repayment of a Commercial or Multifamily Mortgage Loan Depends on the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which

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There is No Assurance’’ above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. The relative importance of any factor affecting the value or operation of an income-producing property will depend on the type and use of the property and the type and use of a particular income-producing property may present special risks. Additionally, many types of commercial properties are not readily convertible to alternative uses if the original use is not successful or may require significant capital expenditures to effect any conversion to an alternative use. As a result, the liquidation value of any of those types of property would be substantially less than would otherwise be the case. Set forth below is a discussion of some of the various factors that may affect the value and operations of the indicated types of multifamily and commercial properties.

Multifamily Rental Properties.

Factors affecting the value and operation of a multifamily rental property include:

•	the physical attributes of the property, such as its age, appearance, amenities and construction quality in relation to competing buildings;

•	the types of services or amenities offered at the property;

•	the location of the property;

•	distance from employment centers and shopping areas;

•	the characteristics of the surrounding neighborhood, which may change over time;

•	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

•	the ability of management to provide adequate maintenance and insurance;

•	the property’s reputation;

•	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

•	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

•	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

•	the ability of management to respond to competition;

•	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

•	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

•	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

•	local factory or other large employer closings;

•	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

•	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

•	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

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•	the extent to which increases in operating costs may be passed through to tenants; and

•	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship of an owner and its tenants at a multifamily rental property. Among other things, these states may—

•	require written leases;

•	require good cause for eviction;

•	require disclosure of fees;

•	prohibit unreasonable rules;

•	prohibit retaliatory evictions;

•	prohibit restrictions on a resident’s choice of unit vendors;

•	limit the bases on which a landlord may increase rent; or

•	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

•	fixed percentages,

•	percentages of increases in the consumer price index,

•	increases set or approved by a governmental agency, or

•	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property.

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Cooperatively-Owned Apartment Buildings.    Some multifamily properties are owned or leased by cooperative corporations. In general, each shareholder in the corporation is entitled to occupy a particular apartment unit under a long-term proprietary lease or occupancy agreement.

A tenant/shareholder of a cooperative corporation must make a monthly maintenance payment to the corporation. The monthly maintenance payment represents a tenant/shareholder’s pro rata share of the corporation’s—

•	mortgage loan payments,

•	real property taxes,

•	maintenance expenses, and

•	other capital and ordinary expenses of the property.

These monthly maintenance payments are in addition to any payments of principal and interest the tenant/shareholder must make on any loans of the tenant/shareholder secured by its shares in the corporation.

A cooperative corporation is directly responsible for building maintenance and payment of real estate taxes and hazard and liability insurance premiums. A cooperative corporation’s ability to meet debt service obligations on a mortgage loan secured by, and to pay all other operating expenses of, the cooperatively owned property depends primarily upon the receipt of—

•	maintenance payments from the tenant/shareholders, and

•	any rental income from units or commercial space that the cooperative corporation might control.

A cooperative corporation may have to impose special assessments on the tenant/shareholders in order to pay unanticipated expenditures. Accordingly, a cooperative corporation is highly dependent on the financial well being of its tenant/shareholders. A cooperative corporation’s ability to pay the amount of any balloon payment due at the maturity of a mortgage loan secured by the cooperatively owned property depends primarily on its ability to refinance the property. Additional factors likely to affect the economic performance of a cooperative corporation include—

•	the failure of the corporation to qualify for favorable tax treatment as a ‘‘cooperative housing corporation’’ each year, which may reduce the cash flow available to make debt service payments on a mortgage loan secured by cooperatively owned property; and

•	the possibility that, upon foreclosure, if the cooperatively owned property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the ensuing rental property as a whole.

In a typical cooperative conversion plan, the owner of a rental apartment building contracts to sell the building to a newly formed cooperative corporation. Shares are allocated to each apartment unit by the owner or sponsor. The current tenants have a specified period to subscribe at prices discounted from the prices to be offered to the public after that period. As part of the consideration for the sale, the owner or sponsor receives all the unsold shares of the cooperative corporation. In general the sponsor controls the corporation’s board of directors and management for a limited period of time. If the sponsor of the cooperative corporation holds the shares allocated to a large number of apartment units, the lender on a mortgage loan secured by a cooperatively owned property may be adversely affected by a decline in the creditworthiness of that sponsor.

Many cooperative conversion plans are non-eviction plans. Under a non-eviction plan, a tenant at the time of conversion who chooses not to purchase shares is entitled to reside in its apartment unit as a subtenant from the owner of the shares allocated to that unit. Any applicable rent control or rent stabilization laws would continue to be applicable to the subtenancy. In addition, the subtenant may be entitled to renew its lease for an indefinite number of years with continued protection from rent increases above those permitted by any applicable rent control and rent stabilization laws. The owner/shareholder

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is responsible for the maintenance payments to the cooperative corporation without regard to whether it receives rent from the subtenant or whether the rent payments are lower than maintenance payments on the unit. Newly-formed cooperative corporations typically have the greatest concentration of non-tenant/ shareholders.

Retail Properties.    The term ‘‘retail property’’ encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

•	shopping centers,

•	factory outlet centers,

•	malls,

•	automotive sales and service centers,

•	consumer oriented businesses,

•	department stores,

•	grocery stores,

•	convenience stores,

•	specialty shops,

•	gas stations,

•	movie theaters,

•	fitness centers,

•	bowling alleys,

•	salons, and

•	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

•	the strength, stability, number and quality of the tenants;

•	tenants’ sales;

•	tenant mix;

•	whether the property is in a desirable location;

•	the physical condition and amenities of the building in relation to competing buildings;

•	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be, are particularly important factors; and

•	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

•	lower rents,

•	grant a potential tenant a free rent or reduced rent period,

•	improve the condition of the property generally, or

•	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

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A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

•	competition from other retail properties;

•	perceptions regarding the safety, convenience and attractiveness of the property;

•	perceptions regarding the safety of the surrounding area;

•	demographics of the surrounding area;

•	the strength and stability of the local, regional and national economies;

•	traffic patterns and access to major thoroughfares;

•	the visibility of the property;

•	availability of parking;

•	the particular mixture of the goods and services offered at the property;

•	customer tastes, preferences and spending patterns; and

•	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect

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to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

•	an anchor tenant’s failure to renew its lease;

•	termination of an anchor tenant’s lease;

•	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

•	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

•	a loss of an anchor tenant’s ability to attract shoppers.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

•	factory outlet centers;

•	discount shopping centers and clubs;

•	catalogue retailers;

•	home shopping networks and programs;

•	internet web sites and electronic media shopping; and

•	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

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Office Properties.    Factors affecting the value and operation of an office property include:

•	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

•	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

•	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

•	the location of the property with respect to the central business district or population centers;

•	demographic trends within the metropolitan area to move away from or towards the central business district;

•	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

•	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

•	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

•	the quality and philosophy of building management;

•	access to mass transportation;

•	accessibility from surrounding highways/streets;

•	changes in zoning laws; and

•	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

•	rental rates;

•	the building’s age, condition and design, including floor sizes and layout;

•	access to public transportation and availability of parking; and

•	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

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The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

•	the cost and quality of labor;

•	tax incentives; and

•	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Hospitality Properties.    Hospitality properties may involve different types of hotels and motels, including:

•	full service hotels;

•	resort hotels with many amenities;

•	limited service hotels;

•	hotels and motels associated with national or regional franchise chains;

•	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

•	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

•	the location of the property and its proximity to major population centers or attractions;

•	the seasonal nature of business at the property;

•	the level of room rates relative to those charged by competitors;

•	quality and perception of the franchise affiliation;

•	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

•	the existence or construction of competing hospitality properties;

•	nature and quality of the services and facilities;

•	financial strength and capabilities of the owner and operator;

•	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

•	increases in operating costs, which may not be offset by increased room rates;

•	the property’s dependence on business and commercial travelers and tourism;

•	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

•	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

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Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

•	the continued existence and financial strength of the franchisor;

•	the public perception of the franchise service mark; and

•	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

Casino Properties.    Factors affecting the economic performance of a casino property include:

•	location, including proximity to or easy access from major population centers;

•	appearance;

•	economic conditions, either local, regional or national, which may limit the amount of disposable income that potential patrons may have for gambling;

•	the existence or construction of competing casinos;

•	dependence on tourism; and

•	local or state governmental regulation.

Competition among major casinos may involve attracting patrons by—

•	providing alternate forms of entertainment, such as performers and sporting events, and

•	offering low-priced or free food and lodging.

Casino owners may expend substantial sums to modernize, refurbish and maintain existing facilities.

Because of their dependence on disposable income of patrons, casino properties are likely to respond quickly to a downturn in the economy.

The ownership, operation, maintenance and/or financing of casino properties is often subject to local or state governmental regulation. A government agency or authority may have jurisdiction over or

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influence with respect to the foreclosure of a casino property or the bankruptcy of its owner or operator. In some jurisdictions, it may be necessary to receive governmental approval before foreclosing, thereby resulting in substantial delays to a lender. Gaming licenses are not transferable, including in connection with a foreclosure. There can be no assurance that a lender or another purchaser in foreclosure or otherwise will be able to obtain the requisite approvals to continue operating the foreclosed property as a casino.

Any given state or municipality that currently allows legalized gambling could pass legislation banning it.

The loss of a gaming license for any reason would have a material adverse effect on the value of a casino property.

Health Care-Related Properties.    Health care-related properties include:

•	hospitals;

•	medical offices;

•	skilled nursing facilities;

•	nursing homes;

•	congregate care facilities; and

•	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

•	statutory and regulatory changes;

•	retroactive rate adjustments;

•	administrative rulings;

•	policy interpretations;

•	delays by fiscal intermediaries; and

•	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are also subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

•	federal and state licensing requirements;

•	facility inspections;

•	rate setting;

•	disruptions in payments;

•	reimbursement policies;

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•	audits, which may result in recoupment of payments made or withholding of payments due;

•	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

•	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or ‘‘granny cams’’, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

•	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider agreements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

The Deficit Reduction Act of 2006 (‘‘DRA’’) is expected to increase government anti-fraud efforts. Among other things, the DRA requires organizations, such as nursing facilities and assisted living facilities, that receive $5 million or more in Medicaid payments to train their work forces on the federal false claims act and its whistle blower provisions by January 1, 2007. The statute also encourages states to pass their own false claims laws by giving states a larger share of the money recovered from false claims cases. The effect of the DRA may be to create more whistle blowers and give rise to more false claims act prosecutions. There can be no assurance that government officials responsible for false claims act enforcement will not assert that one or more of a borrower’s arrangements, practices, nursing facilities, or assisted living facilities are in violation of such laws.

Each state also has a Medicaid Fraud Control Unit (‘‘MFCU’’), which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into

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alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are MFCU and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged real property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Industrial Properties.    Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

•	location of the property, the desirability of which in a particular instance may depend on—

1.	availability of labor services,

2.	proximity to supply sources and customers, and

3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

•	building design of the property, the desirability of which in a particular instance may depend on—

1.	ceiling heights,

2.	column spacing,

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3.	number and depth of loading bays,

4.	divisibility,

5.	floor loading capacities,

6.	truck turning radius,

7.	overall functionality, and

8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

•	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types.

Warehouse, Mini-Warehouse and Self-Storage Facilities.    Warehouse, mini-warehouse and self-storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self-storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self-storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self-storage property depends on—

•	building design,

•	location and visibility,

•	tenant privacy,

•	efficient access to the property,

•	proximity to potential users, including apartment complexes or commercial users,

•	services provided at the property, such as security,

•	age and appearance of the improvements, and

•	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self-storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self-storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

Restaurants and Taverns.    Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

•	competition from facilities having businesses similar to a particular restaurant or tavern;

•	perceptions by prospective customers of safety, convenience, services and attractiveness;

•	the cost, quality and availability of food and beverage products;

•	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

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•	changes in demographics, consumer habits and traffic patterns;

•	the ability to provide or contract for capable management; and

•	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

•	market segment,

•	product,

•	price,

•	value,

•	quality,

•	service,

•	convenience,

•	location, and

•	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

•	lower operating costs,

•	more favorable locations,

•	more effective marketing,

•	more efficient operations, or

•	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

•	actions and omissions of any franchisor, including management practices that—

1.	adversely affect the nature of the business, or

2.	require renovation, refurbishment, expansion or other expenditures;

•	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

•	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Chain restaurants may be operated under franchise agreements. Those agreements typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated

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without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks.    Manufactured housing communities and mobile home parks consist of land that is divided into ‘‘spaces’’ or ‘‘home sites’’ that are primarily leased to owners of the individual mobile homes or other housing units. The home owner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The land owner typically provides private roads within the park, common facilities and, in many cases, utilities. Due to relocation costs and, in some cases, demand for homesites, the value of a mobile home or other housing unit in place in a manufactured housing community or mobile home park is generally higher, and can be significantly higher, than the value of the same unit not placed in a manufactured housing community or mobile home park. As a result, a well-operated manufactured housing community or mobile home park that has achieved stabilized occupancy is typically able to maintain occupancy at or near that level. For the same reason, a lender that provided financing for the home of a tenant who defaulted in his or her space rent generally has an incentive to keep rental payments current until the home can be resold in place, rather than to allow the unit to be removed from the park. In general, the individual mobile homes and other housing units will not constitute collateral for a mortgage loan underlying a series of offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. In general, parks that lease recreational vehicle spaces can be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes. However, it is not unusual for the owner of a recreational vehicle to leave the vehicle at the park on a year-round basis or to use the vehicle as low cost housing and reside in the park indefinitely.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include:

•	location of the manufactured housing property;

•	the ability of management to provide adequate maintenance and insurance;

•	the number of comparable competing properties in the local market;

•	the age, appearance, condition and reputation of the property;

•	the quality of management; and

•	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

•	multifamily rental properties,

•	cooperatively-owned apartment buildings,

•	condominium complexes, and

•	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks are special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing

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community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

•	fixed percentages,

•	percentages of increases in the consumer price index,

•	increases set or approved by a governmental agency, or

•	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

Recreational and Resort Properties.    Any mortgage loan underlying a series of offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

•	the location and appearance of the property;

•	the appeal of the recreational activities offered;

•	the existence or construction of competing properties, whether or not they offer the same activities;

•	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;

•	geographic location and dependence on tourism;

•	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;

•	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;

•	sensitivity to weather and climate changes; and

•	local, regional and national economic conditions.

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

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Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Arenas and Stadiums.    The success of an arena or stadium generally depends on its ability to attract patrons to a variety of events, including:

•	sporting events;

•	musical events;

•	theatrical events;

•	animal shows; and/or

•	circuses.

The ability to attract patrons is dependent on, among others, the following factors:

•	the appeal of the particular event;

•	the cost of admission;

•	perceptions by prospective patrons of the safety, convenience, services and attractiveness of the arena or stadium;

•	perceptions by prospective patrons of the safety of the surrounding area; and

•	the alternative forms of entertainment available in the particular locale.

In some cases, an arena’s or stadium’s success will depend on its ability to attract and keep a sporting team as a tenant. An arena or stadium may become unprofitable, or unacceptable to a tenant of that type, due to decreased attendance, competition and age of improvements. Often, substantial expenditures must be made to modernize, refurbish and/or maintain existing facilities.

Arenas and stadiums are special purpose properties which cannot be readily convertible to alternative uses. This will adversely affect their liquidation value.

Churches and Other Religious Facilities.    Churches and other religious facilities generally depend on charitable donations to meet expenses and pay for maintenance and capital expenditures. The extent of those donations is dependent on the attendance at any particular religious facility and the extent to which attendees are prepared to make donations, which is influenced by a variety of social, political and economic factors. Donations may be adversely affected by economic conditions, whether local, regional or national. Religious facilities are special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Parking Lots and Garages.    The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;

•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

•	the amount of alternative parking spaces in the area;

•	the availability of mass transit; and

•	the perceptions of the safety, convenience and services of the lot or garage.

Unimproved Land.    The value of unimproved land is largely a function of its potential use. This may depend on—

•	its location,

•	its size,

•	the surrounding neighborhood, and

•	local zoning laws.

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Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

•	the successful operation of the property, and

•	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be nonrecourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

•	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

•	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. We will provide a more detailed discussion of its calculation in the related prospectus supplement.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

•	make the loan payments on the related mortgage loan,

•	cover operating expenses, and

•	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

•	some health care-related facilities,

•	hotels and motels,

•	recreational vehicle parks, and

•	mini-warehouse and self-storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

•	warehouses,

•	retail stores,

•	office buildings, and

•	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

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Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

•	increases in energy costs and labor costs;

•	increases in interest rates and real estate tax rates; and

•	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

•	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

•	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

•	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

•	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of a series of offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

•	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

•	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

•	the income capitalization method, which takes into account the property’s projected net cash flow; or

•	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

•	it is often difficult to find truly comparable properties that have recently been sold;

•	the replacement cost of a property may have little to do with its current market value; and

•	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related

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property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

We believe that the foregoing considerations are important factors that generally distinguish mortgage loans secured by liens on income-producing real estate from single-family mortgage loans. However, the originators of the mortgage loans underlying your offered certificates may not have considered all of those factors for all or any of those loans.

See ‘‘—Repayment of a Commercial or Multifamily Mortgage Loan Depends on the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance’’ above.

Borrower Concentration Within a Trust Exposes Investors to Greater Risk of Default and Loss

A particular borrower or group of related borrowers may be associated with multiple real properties securing the mortgage loans underlying a series of offered certificates. The bankruptcy or insolvency of, or other financial problems with respect to, that borrower or group of borrowers could have an adverse effect on—

•	the operation of all of the related real properties, and

•	the ability of those properties to produce sufficient cash flow to make required payments on the related mortgage loans.

For example, if a borrower or group of related borrowers that owns or controls several real properties experiences financial difficulty at one of those properties, it could defer maintenance at another of those properties in order to satisfy current expenses with respect to the first property. That borrower or group of related borrowers could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on all the related mortgage loans for an indefinite period. In addition, multiple real properties owned by the same borrower or related borrowers are likely to have common management. This would increase the risk that financial or other difficulties experienced by the property manager could have a greater impact on the owner of the related loans.

Loan Concentration Within a Trust Exposes Investors to Greater Risk of Default and Loss

Any of the mortgage assets in one of our trusts may be substantially larger than the other assets in that trust. In general, the inclusion in a trust of one or more mortgage assets that have outstanding principal balances that are substantially larger than the other mortgage assets in the trust can result in losses that are more severe, relative to the size of the related mortgage asset pool, than would be the case if the total principal balance of that pool were distributed more evenly.

Geographic Concentration Within a Trust Exposes Investors to Greater Risk of Default and Loss

If a material concentration of mortgage loans underlying a series of offered certificates is secured by real properties in a particular locale, state or region, then the holders of those certificates will have a greater exposure to:

•	any adverse economic developments that occur in the locale, state or region where the properties are located;

•	changes in the real estate market where the properties are located;

•	changes in governmental rules and fiscal policies in the governmental jurisdiction where the properties are located; and

•	acts of nature, including floods, tornadoes and earthquakes, in the areas where properties are located.

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Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying any series of offered certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the related mortgage asset pool will change over time.

If you purchase offered certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

The Borrower’s Form of Entity May Cause Special Risks and/or Hinder Recovery

Some of the mortgage loans underlying a series of offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged real property, the borrower may be engaged in activities unrelated to the subject mortgaged real property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own or have previously owned other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged real property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

•	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

•	individuals that have personal liabilities unrelated to the property.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged real property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

However, any borrower, even an entity structured to be bankruptcy-remote, as an owner of real estate will be subject to certain potential liabilities and risks. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

Furthermore, with respect to any related borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of

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such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates. See ‘‘—Borrower Bankruptcy Proceedings Can Delay and Impair Recovery on a Mortgage Loan Underlying Your Offered Certificates’’ below and ‘‘Legal Aspects of Mortgage Loans— Bankruptcy Laws.’’

The mortgage loans underlying a series of offered certificates may have borrowers that own the related mortgaged real properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged real property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

Borrower Bankruptcy Proceedings Can Delay and Impair Recovery on a Mortgage Loan Underlying Your Offered Certificates

Under the U.S. Bankruptcy Code, the filing of a petition in bankruptcy by or against a borrower will stay the sale of a real property owned by that borrower, as well as the commencement or continuation of a foreclosure action.

In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

•	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

•	reduce monthly payments due under a mortgage loan;

•	change the rate of interest due on a mortgage loan; or

•	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as one of our trusts, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under the U.S. Bankruptcy Code, a lender will be stayed from enforcing a borrower’s assignment of rents and leases. The U.S. Bankruptcy Code also may interfere with a lender’s ability to enforce lockbox

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requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

•	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

•	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

•	that the results of the environmental testing were accurately evaluated in all cases;

•	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

•	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

•	tenants at the property, such as gasoline stations or dry cleaners, or

•	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various environmental laws may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, there are laws that impose liability for release of asbestos containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure the costs of cleanup. Depending on the state, this lien may have priority over the lien of an existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for personal injury associated with exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an ‘‘owner’’ or ‘‘operator’’ of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

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•	agents or employees of the lender are deemed to have participated in the management of the borrower, or

•	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

•	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

•	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

Property owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the offered certificates will be secured by—

•	the related borrower’s interest in a commercial condominium unit or multiple units in a residential condominium project, and

•	the related voting rights in the owners’ association for the subject building, development or project.

Condominiums may create risks for lenders that are not present when lending on properties that are not condominiums. In the case of condominiums, a condominium owner is generally responsible for the payment of common area maintenance charges. In the event those charges are not paid when due, the condominium association may have a lien for those unpaid charges against the owner of the subject condominium unit, and, in some cases, pursuant to the condominium declaration, the lien of the mortgage for a related mortgage loan is subordinate to that lien for unpaid common area maintenance charges. In addition, pursuant to many condominium declarations, the holders of the remaining units would become responsible for the common area maintenance charges that remain unpaid by any particular unit holder.

Further, in the case of condominiums, a board of managers generally has discretion to make decisions affecting the condominium building and there is no assurance that the borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers. Thus, decisions made by that board of managers, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium building, restoration following a casualty and many other decisions affecting the maintenance of that building, may not be consistent with the mortgage loan documents and may have an adverse impact on the mortgage loans that are secured by real properties consisting of such condominium interests.

There can be no assurance that the related board of managers will act in the best interests of the borrower under those mortgage loans. Further, because of the nature of condominiums, a default on the part of the borrower with respect to such real properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominiums. The rights of other unit owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In

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addition, in the event of a casualty with respect to the subject real property, because of the possible existence of multiple loss payees on any insurance policy covering the property, there could be a delay in the restoration of the property and/or the allocation of related insurance proceeds, if any. Consequently, if any of the mortgage loans underlying the offered certificates are secured by the related borrower’s interest in a condominium, servicing and realizing upon such mortgage loan could subject the holders of such offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on an Actual Ownership Interest in a Real Property

In order to secure a mortgage loan, a borrower may grant a lien on its leasehold interest in a real property as tenant under a ground lease. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

In addition, upon the bankruptcy of a landlord or a tenant under a ground lease, the debtor entity has the right to assume or reject the ground lease. If a debtor landlord rejects the lease, the tenant has the right to remain in possession of its leased premises at the rent reserved in the lease for the term, including renewals. If a debtor tenant rejects any or all of its leases, the tenant’s lender may not be able to succeed to the tenant’s position under the lease unless the landlord has specifically granted the lender that right. If both the landlord and the tenant are involved in bankruptcy proceedings, the trustee for your offered certificates may be unable to enforce the bankrupt tenant’s obligation to refuse to treat as terminated a ground lease rejected by a bankrupt landlord. In those circumstances, it is possible that the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the lease or mortgage loan documents.

Further, in a recent decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 2003 U.S. App. LEXIS 7612 (7th Cir. Apr. 23, 2003)), the court ruled that where a statutory sale of the leased property occurs under Section 363(f) of the U.S. Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, there can be no assurance that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the Bankruptcy Code, the lessee may be able to maintain possession of the property under the ground lease. In addition, there can be no assurance that the lessee and/or the lender (to the extent it can obtain standing to intervene) will be able to recuperate the full value of the leasehold interest in bankruptcy court.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.    It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

•	the bankrupt party—

1.	was insolvent at the time of granting the lien,

2.	was rendered insolvent by the granting of the lien,

3.	was left with inadequate capital, or

4.	was not able to pay its debts as they matured; and

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•	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization.

Prepayment Premiums, Fees and Charges.    Under the laws of a number of states, the enforceability of any mortgage loan provisions that require payment of a prepayment premium, fee or charge upon an involuntary prepayment, is unclear. If those provisions were unenforceable, borrowers would have an incentive to default in order to prepay their loans.

Due-on-Sale and Debt Acceleration Clauses.    Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

•	the related real property, or

•	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

•	the default is deemed to be immaterial,

•	the exercise of those remedies would be inequitable or unjust, or

•	the circumstances would render the acceleration unconscionable.

Assignments of Leases.    Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See ‘‘Legal Aspects of Mortgage Loans—Bankruptcy Laws.’’

Defeasance.    A mortgage loan underlying a series of offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

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Jurisdictions With One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one ‘‘judicial action’’ to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which ‘‘one action,’’ ‘‘security first’’ and/or ‘‘anti-deficiency’’ rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional—and perhaps significant additional—delay and expense in foreclosing on the underlying real properties located in states affected by ‘‘one action,’’ ‘‘security first’’ or ‘‘anti-deficiency’’ rules. See ‘‘Legal Aspects of Mortgage Loans—Foreclosure—One Action and Security First Rules’’ and ‘‘—Foreclosure—Anti-Deficiency Legislation’’.

Additional Secured Debt Increases the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates; Co-Lender, Intercreditor and Similar Agreements May Limit a Mortgage Lender’s Rights

With respect to one or more of the mortgage loans included in one of our trusts, the related borrower may have encumbered, or be permitted to encumber, the related real property collateral with additional secured debt. In addition, one or more mortgage loans underlying a series of offered certificates may each be part of a loan combination or split loan structure that includes one or more additional mortgage loans —not included in the related trust—that are secured by the same mortgage instrument(s) encumbering the same mortgaged property or properties, as applicable, as is the subject underlying mortgage loan. See ‘‘The Trust Fund—Mortgage Loans—Loan Combinations.’’

Even if a mortgage loan prohibits further encumbrance of the related real property, a violation of this prohibition may not become evident until the affected mortgage loan otherwise defaults. Accordingly, a lender, such as one of our trusts, may not realistically be able to prevent a borrower from incurring additional secured debt.

The existence of any additional secured indebtedness may adversely affect the related borrower’s financial viability and/or the subject trust’s security interest in the related real property collateral. For example, the existence of additional secured indebtedness increases the difficulty of refinancing a mortgage loan at the loan’s maturity. In addition, the related borrower may have difficulty repaying multiple loans. The existence of other debt, secured or otherwise, may also increase the likelihood of a borrower bankruptcy. Moreover, the filing of a petition in bankruptcy by, or on behalf of, a junior lienholder may stay the senior lienholder from taking action to foreclose out the junior lien. See ‘‘Legal Aspects of Mortgage Loans—Subordinate Financing.’’

In addition, if any mortgage loan underlying a series of offered certificates is secured by a mortgaged real property encumbered by other mortgage debt, and if that other mortgage debt is not part of the related trust, then the related trust may be subject to a co-lender, intercreditor or similar agreement with the other affected mortgage lenders that, among other things:

•	grants any such other mortgage lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

•	limits modifications of the payment terms of the subject underlying mortgage loan; and/or

•	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

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See also ‘‘—With Respect to Certain Mortgage Loans Included in Our Trusts, the Mortgaged Property or Properties that Secure the Subject Mortgage Loan in the Trust Also Secure One or More Related Mortgage Loans That Are Not in the Trust; The Interests of the Holders of Those Non-Trust Mortgage Loans May Conflict with Your Interests’’ below.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May be Unenforceable

One or more mortgage loans included in one of our trusts may be part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by the Bankruptcy Code. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trustee’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Real Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in one of our trusts, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged real property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan underlying a series of offered certificates, equity interests in the related borrower have been pledged to secure mezzanine debt, then the related trust may be subject to an intercreditor or similar agreement that, among other things:

•	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

•	limits modifications of payment terms of the subject underlying mortgage loan; and/or

•	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged real property and therefore may reduce its incentive to invest cash in order to support that mortgaged real property.

World Events and Natural Disasters Could Have an Adverse Impact on the Real Properties Securing the Mortgage Loans Underlying Your Offered Certificates and Consequently Could Reduce the Cash Flow Available to Make Payments on the Offered Certificates

The economic impact of the United States’ military operations in Iraq and other parts of the world, as well as the possibility of any terrorist attacks domestically or abroad, is uncertain, but could have a

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material effect on general economic conditions, consumer confidence, and market liquidity. We can give no assurance as to the effect of these events on consumer confidence and the performance of the loans held by the applicable trust fund. Any adverse impact resulting from these events would be borne by the holders of one or more classes of the affected certificates. In addition, natural disasters, including earthquakes, floods and hurricanes, also may adversely affect the real properties securing the mortgage loans that back your offered certificates. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States. The underlying mortgage loans do not all require the maintenance of flood insurance for the related real properties. We cannot assure you that any damage caused by hurricanes, windstorms, floods or tornadoes would be covered by insurance.

Lack of Insurance Coverage Exposes a Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

•	war,

•	riot, strike and civil commotion,

•	terrorism,

•	nuclear, biological or chemical materials,

•	revolution,

•	governmental actions,

•	floods and other water-related causes,

•	earth movement, including earthquakes, landslides and mudflows,

•	wet or dry rot,

•	mold,

•	vermin, and

•	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

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Changes in Zoning Laws May Adversely Affect the Use or Value of a Real Property

Due to changes in zoning requirements since construction, an income-producing property may not comply with current zoning laws, including density, use, parking and set back requirements. Accordingly, the property may be a permitted non-conforming structure or the operation of the property may be a permitted non-conforming use. This means that the owner is not required to alter the property’s structure or use to comply with the new law, but the owner may be limited in its ability to rebuild the premises ‘‘as is’’ in the event of a substantial casualty loss. This may adversely affect the cash flow available following the casualty. If a substantial casualty were to occur, insurance proceeds may not be sufficient to pay a mortgage loan secured by the property in full. In addition, if the property were repaired or restored in conformity with the current law, its value or revenue-producing potential may be less than that which existed before the casualty.

Redevelopment and Renovation at the Mortgaged Properties May Have Uncertain and Adverse Results

Some mortgage loans underlying a series of offered certificates may be secured by mortgaged real properties that are undergoing or are expected to undergo redevelopment or renovation in the future. There can be no assurance that current or planned redevelopment or renovation will be completed, that such redevelopment or renovation will be completed in the time frame contemplated, or that, when and if redevelopment or renovation is completed, such redevelopment or renovation will improve the operations at, or increase the value of, the subject property. Failure of any of the foregoing to occur could have a material negative impact on the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs of work completed or material delivered in connection with such ongoing redevelopment or renovation, the portion of the mortgaged real property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

Compliance with the Americans with Disabilities Act of 1990 May Be Expensive

Under the Americans with Disabilities Act of 1990, all public accommodations are required to meet federal requirements related to access and use by disabled persons. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

From time to time, there may be legal proceedings pending or threatened against the borrowers and their affiliates relating to the business of, or arising out of the ordinary course of business of, the borrowers and their affiliates. It is possible that legal proceedings may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

•	breach of contract involving a tenant, a supplier or other party;

•	negligence resulting in a personal injury, or

•	responsibility for an environmental problem.

Litigation will divert the owner’s attention from operating its property. If the litigation were decided adversely to the owner, the award to the plaintiff may adversely affect the owner’s ability to repay a mortgage loan secured by the property.

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From time to time, there may be condemnations pending or threatened against one or more of the mortgaged real properties securing the mortgage loans in one of our trusts. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged real property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged real property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Taxes on Foreclosure Property Will Reduce Amounts Available to Make Payments on the Offered Certificates

One of our trusts may be designated, in whole or in part, as a real estate mortgage investment conduit for federal income tax purposes. If that trust acquires a real property through a foreclosure or deed in lieu of foreclosure, then the related special servicer may be required to retain an independent contractor to operate and manage the property. Receipt of the following types of income on that property will subject the trust to federal, and possibly state or local, tax on that income at the highest marginal corporate tax rate:

•	any net income from that operation and management that does not consist of qualifying rents from real property within the meaning of Section 856(d) of the Internal Revenue Code of 1986, and

•	any rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of building involved.

The risk of taxation being imposed on income derived from the operation of foreclosed real property is particularly present in the case of hospitality and health care-related properties. These taxes, and the cost of retaining an independent contractor, would reduce the net proceeds available for payment with respect to the related offered certificates.

In addition, in connection with the trust’s acquisition of a real property, through foreclosure or similar action, and/or its liquidation of such property, the trust may in certain jurisdictions, particularly in New York and California, be required to pay state or local transfer or excise taxes. Such state or local taxes may reduce net proceeds available for distribution to the offered certificates.

Residual Interests in a Real Estate Mortgage Investment Conduit Have Adverse Tax Consequences

Inclusion of Taxable Income in Excess of Cash Received.    If you own a certificate that evidences a residual interest in a real estate mortgage investment conduit, or REMIC, for federal income tax purposes, you will have to report on your income tax return as ordinary income your pro rata share of the taxable income of that REMIC, regardless of the amount or timing of your possible receipt of any cash on the certificate. As a result, your offered certificate may have phantom income early in the term of the REMIC because the taxable income from the certificate may exceed the amount of economic income, if any, attributable to the certificate. While you will have a corresponding amount of tax losses later in the term of the REMIC, the present value of the phantom income may significantly exceed the present value of the tax losses. Therefore, the after-tax yield on any REMIC residual certificate may be significantly less than that of a corporate bond or other instrument having similar cash flow characteristics. In fact, some offered certificates that are residual interests, may have a negative value.

You will have to report your share of the taxable income and net loss of the REMIC until all the certificates in the related series have a principal balance of zero. See ‘‘Federal Income Tax Consequences —REMICs.’’

Some Taxable Income of a Residual Interest Cannot Be Offset Under the Internal Revenue Code of 1986.    A portion of the taxable income from a REMIC residual certificate may be treated as excess inclusions under the Internal Revenue Code of 1986. You will have to pay tax on the excess inclusions regardless of whether you have other credits, deductions or losses. In particular, the tax on excess inclusion:

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•	generally will not be reduced by losses from other activities,

•	for a tax-exempt holder, will be treated as unrelated business taxable income, and

•	for a foreign holder, will not qualify for any exemption from withholding tax.

Individuals and Certain Entities Should Not Invest in REMIC Residual Certificates.    The fees and non-interest expenses of a REMIC will be allocated pro rata to certificates that are residual interests in the REMIC. However, individuals will only be able to deduct these expenses as miscellaneous itemized deductions, which are subject to numerous restrictions and limitations under the Internal Revenue Code of 1986. Therefore, the certificates that are residual interests generally are not appropriate investments for:

•	individuals,

•	estates,

•	trusts beneficially owned by any individual or estate, and

•	pass-through entities having any individual, estate or trust as a shareholder, member or partner.

In addition, the REMIC residual certificates will be subject to numerous transfer restrictions. These restrictions will reduce your ability to liquidate a REMIC residual certificate. For example, unless we indicate otherwise in the related prospectus supplement, you will not be able to transfer a REMIC residual certificate to—

•	a foreign person under the Internal Revenue Code of 1986, or

•	a U.S. person that is classified as a partnership under the Internal Revenue Code of 1986, unless all of its beneficial owners are U.S. persons, or

•	a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of a U.S. person.

It is possible that a class of offered certificates would also evidence a residual interest in a REMIC and therefore that class of offered certificates or the portion thereof that represents the residual interest in the REMIC would exhibit the characteristics, and be subject to the risks, described above in this ‘‘—Residual Interests in a Real Estate Mortgage Investment Conduit Have Adverse Tax Consequences’’ section.

See ‘‘Federal Income Tax Consequences—REMICs—Taxation of Owners of REMIC Residual Certificates.’’

Potential Conflicts of Interest Can Affect a Person’s Performance

A master servicer, special servicer or sub-servicer for one of our trusts, or any of their respective affiliates, may purchase certificates evidencing interests in that trust.

In addition, a master servicer, special servicer or sub-servicer for one of our trusts, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

In servicing mortgage loans in any of our trusts, a master servicer, special servicer or sub-servicer will each be required to observe the terms of the governing document(s) for the related series of offered certificates—or, in the case of a sub-servicer, a consistent sub-servicing agreement—and, in particular, to act in accordance with the servicing standard described in the related prospectus supplement. You should consider, however, that if any of these parties or an affiliate owns certificates or has financial interests in or other financial dealings with any of the related borrowers, then it may have interests when dealing with the mortgage loans underlying your offered certificates that are in conflict with your interests. For example, if the related special servicer or an affiliate thereof or any other related entity owns any certificates, and in particular a class of non-offered certificates, it could seek to mitigate the potential loss on its certificates from a troubled mortgage loan by delaying acceleration or other enforcement in the hope of realizing greater proceeds in the future. However, this action or failure to take immediate action

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by a special servicer could pose a greater risk to the trust and ultimately result in a lower recovery to the related trust than would have been the case if the special servicer had not delayed in taking enforcement action.

Furthermore, a master servicer, special servicer or sub-servicer for any of our trusts may service existing and new loans for third parties, including portfolios of loans similar to the mortgage loans included in that trust. The properties securing these other loans may be in the same markets as and compete with the properties securing mortgage loans in our trust. Accordingly, that master servicer, special servicer or sub-servicer may be acting on behalf of parties with conflicting interests.

Property Managers and Borrowers May Each Experience Conflicts of Interest in Managing Multiple Properties

In the case of many of the mortgage loans underlying the offered certificates, the related property managers and borrowers may experience conflicts of interest in the management and/or ownership of the related real properties because:

•	the real properties may be managed by property managers that are affiliated with the related borrowers;

•	the property managers also may manage additional properties, including properties that may compete with those real properties; or

•	affiliates of the property managers and/or the borrowers, or the property managers and/or the borrowers themselves, also may own other properties, including properties that may compete with those real properties.

With Respect to Certain Mortgage Loans Included in Our Trusts, the Mortgaged Property or Properties that Secure the Subject Mortgage Loan in the Trust Also Secure One or More Related Mortgage Loans That Are Not in the Trust; The Interests of the Holders of Those Non-Trust Mortgage Loans May Conflict with Your Interests

One or more mortgage loans underlying a series of offered certificates may each be part of a loan combination or split loan structure that includes one or more additional mortgage loans—not included in the related trust—that are secured by the same mortgage instrument(s) encumbering the same mortgaged property or properties, as applicable, as is the subject underlying mortgage loan. See ‘‘The Trust Fund—Mortgage Loans—Loan Combinations.’’ Pursuant to one or more co-lender or similar agreements, a holder of a particular non-trust mortgage loan in a subject loan combination, or a group of holders of non-trust mortgage loans in a subject loan combination (acting together), may be granted various rights and powers that affect the mortgage loan in that loan combination that is in our trust, including (a) cure rights with respect to the mortgage loan in our trust, (b) a purchase option with respect to the mortgage loan in our trust, (c) the right to advise, direct and/or consult with the applicable servicer regarding various servicing matters, including certain modifications, affecting that loan combination, and/or (d) the right to replace the applicable special servicer—without cause—with respect to that loan combination. In some cases, those rights and powers may be assignable or may be exercised through a representative or designee. In connection with exercising any of the foregoing rights afforded to it, the holder of any of the non-trust mortgage loans in a loan combination—or, if applicable, any representative, designee or assignee thereof with respect to the particular right—that includes a mortgage loan in our trust will likely not be an interested party with respect to the related series of certificates, will have no obligation to consider the interests of, or the impact of exercising such rights on, the related series of certificates and may have interests that conflict with your interests. If any such non-trust mortgage loan is included in a securitization, then the representative, designee or assignee exercising any of the rights of the holder of that non-trust mortgage loan may be a securityholder, an operating advisor, a controlling class representative or other comparable party or a servicer from that other unrelated securitization. You should expect that the holder or beneficial owner of a non-trust mortgage loan will exercise its rights and powers to protect its own economic interests, and will not be liable to the related series of certificateholders for so doing.

In addition, if any mortgage loan included in one of our trusts is part of a loan combination, then that mortgage loan may be serviced and administered pursuant to the servicing agreement for the securitization

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of a non-trust mortgage loan that is part of the same loan combination. Consequently, the certificateholders of the related series of certificates would have limited ability to control the servicing of that loan combination and the parties with control over the servicing of that loan combination may have interests that conflict with your interests. See ‘‘Description of the Governing Documents—Servicing Mortgage Loans That Are Part of a Loan Combination.’’

Adjustable Rate Mortgage Loans May Entail Greater Risks of Default to Lenders Than Fixed Rate Mortgage Loans

Some or all of the mortgage loans underlying a series of offered certificates may provide for adjustments to their respective mortgage interest rates and corresponding adjustments to their respective periodic debt service payments. As the periodic debt service payment for any of those mortgage loans increases, the likelihood that cash flow from the underlying real property will be insufficient to make that periodic debt service payment and pay operating expenses also increases.

Limited Information Causes Uncertainty

Some of the mortgage loans that will be included in our trusts are loans that were made to enable the related borrower to acquire the related real property. Accordingly, for some of these loans limited or no historical operating information is available with respect to the related real property. As a result, you may find it difficult to analyze the historical performance of those properties.

The Risk of Terrorism in the United States and Military Action May Adversely Affect the Value of the Offered Certificates and Payments on the Mortgage Assets

It is impossible to predict the extent to which terrorist activities may occur in the United States. Furthermore, it is uncertain what effects any past or future terrorist activities and/or consequent actions on the part of the United States Government and others, including military action, will have on U.S. and world financial markets; local, regional and national economies; real estate markets across the U.S.; and/or particular business segments, including those that are important to the performance of the real properties that secure the mortgage loans underlying any series of offered certificates. Among other things, reduced investor confidence could result in substantial volatility in securities markets and a decline in real estate-related investments. In addition, reduced consumer confidence, as well as a heightened concern for personal safety, could result in a material decline in personal spending and travel.

As a result of the foregoing, defaults on commercial real estate loans could increase; and, regardless of the performance of the mortgage loans underlying any series of offered certificates, the liquidity and market value of those offered certificates may be impaired.

Problems with Book-Entry Registration

Your offered certificates may be issued in book-entry form through the facilities of the Depository Trust Company. As a result—

•	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

•	you may have only limited access to information regarding your offered certificates;

•	you may suffer delays in the receipt of payments on your offered certificates; and

•	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See ‘‘Description of the Certificates—Book-Entry Registration and Definitive Certificates.’’

Lack of Liquidity Will Impair Your Ability to Sell Your Offered Certificates and May Have an Adverse Effect on the Market Value of Your Offered Certificates

The offered certificates may have limited or no liquidity. We cannot assure you that a secondary market for your offered certificates will develop. There will be no obligation on the part of anyone to

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establish a secondary market. Furthermore, a particular investor or a few investors may acquire a substantial portion of a given class of offered certificates, thereby limiting trading in that class. Even if a secondary market does develop for your offered certificates, it may provide you with less liquidity than you anticipated and it may not continue for the life of your offered certificates.

We will describe in the related prospectus supplement the information that will be available to you with respect to your offered certificates. The limited nature of the information may adversely affect the liquidity of your offered certificates.

We do not currently intend to list the offered certificates on any national securities exchange or the NASDAQ stock market.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

If you decide to sell your offered certificates, you may have to sell them at a discount from the price you paid for reasons unrelated to the performance of your offered certificates or the related mortgage assets. Pricing information regarding your offered certificates may not be generally available on an ongoing basis.

The Market Value of Your Offered Certificates May Be Adversely Affected by Factors Unrelated to the Performance of Your Offered Certificates and the Underlying Mortgage Assets, such as Fluctuations in Interest Rates and the Supply and Demand of CMBS Generally

The market value of your offered certificates can decline even if those certificates and the underlying mortgage assets are performing at or above your expectations.

The market value of your offered certificates will be sensitive to fluctuations in current interest rates. However, a change in the market value of your offered certificates as a result of an upward or downward movement in current interest rates may not equal the change in the market value of your offered certificates as a result of an equal but opposite movement in interest rates.

The market value of your offered certificates will also be influenced by the supply of and demand for commercial mortgage-backed securities generally. The supply of commercial mortgage-backed securities will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolio, that are available for securitization. A number of factors will affect investors’ demand for commercial mortgage-backed securities, including—

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid,

•	legal and other restrictions that prohibit a particular entity from investing in commercial mortgage-backed securities or limit the amount or types of commercial mortgage-backed securities that it may acquire,

•	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on mortgage loans secured by income-producing properties, and

•	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial and multifamily real estate markets.

If you decide to sell your offered certificates, you may have to sell at discount from the price you paid for reasons unrelated to the performance of your offered certificates or the related mortgage assets. Pricing information regarding your offered certificates may not be generally available on an ongoing basis.

Certain Classes of the Offered Certificates are Subordinate to, and are Therefore Riskier than, One or More Other Classes of Certificates of the Same Series

If you purchase any offered certificates that are subordinate to one or more other classes of offered certificates of the same series, then your offered certificates will provide credit support to such other

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classes of certificates of the same series that are senior to your offered certificates. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of those other classes of certificates of the same series that are senior to your offered certificates.

When making an investment decision, you should consider, among other things—

•	the payment priorities of the respective classes of the certificates of the same series,

•	the order in which the principal balances of the respective classes of the certificates of the same series with balances will be reduced in connection with losses and default-related shortfalls, and

•	the characteristics and quality of the mortgage loans in the related trust.

Payments on the Offered Certificates Will Be Made Solely from the Limited Assets of the Related Trust, and Those Assets May Be Insufficient to Make All Required Payments on Those Certificates

The offered certificates will represent interests solely in, and will be payable solely from the limited assets of, the related trust. The offered certificates will not represent interests in or obligations of us, any sponsor or any of our or their respective affiliates, and no such person or entity will be responsible for making payments on the offered certificates if collections on the related trust assets are insufficient. No governmental agency or instrumentality will guarantee or insure payment on the offered certificates. Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on some or all of the related trust assets. If the related trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. Any advances made by a master servicer or other party with respect to the mortgage assets underlying your offered certificates are intended solely to provide liquidity and not credit support. The party making those advances will have a right to reimbursement, probably with interest, which is senior to your right to receive payment on your offered certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The Amount of Credit Support Will Be Limited.    The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See ‘‘Description of the Certificates—Allocation of Losses and Shortfalls’’ and ‘‘Description of Credit Support.’’ If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

Credit Support May Not Cover All Types of Losses.    The credit support, if any, for your offered certificates may not cover all of your potential losses. For example, some forms of credit support may not cover or may provide limited protection against losses that you may suffer by reason of fraud or negligence or as a result of uninsured casualties at the real properties securing the underlying mortgage loans. You may be required to bear any losses which are not covered by the credit support.

Disproportionate Benefits May Be Given to Some Classes and Series to the Detriment of Others.    If a form of credit support covers multiple classes or series and losses exceed the amount of that credit support, it is possible that the holders of offered certificates of another series or class will be disproportionately benefited by that credit support to your detriment.

The Interests of Certain Certificateholders With Rights and Powers Over Certain Servicing Actions and to Cure and Purchase Certain Mortgage Loans May Be in Conflict with the Interests of the Offered Certificateholders of the Same Series

The holder(s) or beneficial owner(s) of all or a specified portion of particular certificates, or a particular group or class of certificates, of any series that includes offered certificates may be entitled to: (a) direct and advise the related master servicer and/or special servicer with respect to various actions, and subject to various conditions, that will be described in the related prospectus supplement, which actions

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may include specified servicing actions with respect to all or any one or more particular mortgage loans and/or foreclosure properties in the related trust;(b) replace the special servicer with respect to one or more mortgage loans and/or foreclosure properties in the related trust, subject to satisfaction of the conditions described in the related prospectus supplement; and (c) exercise cure rights and/or purchase options with respect to mortgage loans, or one or more particular mortgage loans, in the related trust as to which specified defaults have occurred or are reasonably foreseeable. Some of the foregoing rights and powers may be assignable or may be exercisable through a representative.

The certificateholders and/or certificate owners possessing—directly or through representatives—the rights and powers described above will generally be, at least initially, the holders or beneficial owners of non-offered certificates. Those certificateholders and/or certificate owners are therefore likely to have interests that conflict with those of the holders of the offered certificates of the same series. You should expect that those certificateholders and/or certificate owners—directly or through representatives—will exercise their rights and powers solely in their own best interests and will not be liable to the holders or beneficial owners of any other class of certificates of the subject series for so doing.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

To the extent described in the related prospectus supplement, the master servicer, the special servicer, the trustee and any fiscal agent will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage assets. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage asset, that mortgage asset will become specially serviced and the related special servicer will be entitled to compensation for performing special servicing functions pursuant to the related governing document(s). The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Assets

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is structured as a percentage of the stated principal balance of each mortgage asset, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

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CAPITALIZED TERMS USED IN THIS PROSPECTUS

From time to time we use capitalized terms in this prospectus. Frequently used capitalized terms will have the respective meanings assigned to them in the ‘‘Glossary’’ attached to this prospectus.

THE TRUST FUND

Description of the Trust Assets

The trust assets backing a series of offered certificates will collectively constitute the related trust fund. Each such trust fund will primarily consist of:

•	various types of multifamily and/or commercial mortgage loans;

•	mortgage participations, pass-through certificates, collateralized mortgage obligations or other mortgage-backed securities that directly or indirectly evidence interests in, or are secured by pledges of, one or more of various types of multifamily and/or commercial mortgage loans; or

•	a combination of mortgage loans and mortgage-backed securities of the types described above.

In addition to the asset classes described above in this ‘‘Description of the Trust Assets’’ section, we may include in the trust with respect to any series of offered certificates other asset classes, provided that such other asset classes in the aggregate do not exceed 10% by principal balance of the related asset pool. We will describe the specific characteristics of the mortgage assets underlying a series of offered certificates in the related prospectus supplement.

Unless we indicate otherwise in the related prospectus supplement, we will acquire, directly or through one of our affiliates, in the secondary market, any mortgage-backed security to be included in one of our trusts.

Neither we nor any of our affiliates will guarantee payment on any of the mortgage assets included in one of our trusts. Furthermore, unless we indicate otherwise in the related prospectus supplement, no governmental agency or instrumentality will guarantee or insure payment on any of those mortgage assets.

Mortgage Loans

General.    Each mortgage loan underlying the offered certificates will constitute the obligation of one or more persons to repay a debt. That obligation will be evidenced by a promissory note or bond. In addition, that obligation will be secured by a mortgage, deed of trust or other security instrument that creates a first or junior lien on, or security interest in, an interest in one or more of the following types of real property:

•	rental or cooperatively-owned buildings with multiple dwelling units;

•	retail properties related to the sale of consumer goods and other products to the general public, such as shopping centers, malls, factory outlet centers, automotive sales centers, department stores and other retail stores, grocery stores, specialty shops, convenience stores and gas stations;

•	retail properties related to providing entertainment, recreational and personal services to the general public, such as movie theaters, fitness centers, bowling alleys, salons, dry cleaners and automotive service centers;

•	office properties;

•	hospitality properties, such as hotels, motels and other lodging facilities;

•	casino properties;

•	health care-related properties, such as hospitals, skilled nursing facilities, nursing homes, congregate care facilities and, in some cases, assisted living centers and senior housing;

•	industrial properties;

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•	warehouse facilities, mini-warehouse facilities and self-storage facilities;

•	restaurants, taverns and other establishments involved in the food and beverage industry;

•	manufactured housing communities, mobile home parks and recreational vehicle parks;

•	recreational and resort properties, such as golf courses, marinas, ski resorts and amusement parks;

•	arenas and stadiums;

•	churches and other religious facilities;

•	parking lots and garages;

•	mixed use properties;

•	other income-producing properties; and

•	unimproved land.

The adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth above under ‘‘Risk Factors—The Various Types of Multifamily and Commercial Properties that May Secure Mortgage Loans Underlying a Series of Offered Certificates May Present Special Risks’’ is a discussion of some of the various factors that may affect the value and operations of each of the indicated types of multifamily and commercial properties.

The real property interests that may be encumbered in order to secure a mortgage loan underlying your offered certificates, include—

•	a fee interest or estate, which consists of ownership of the property for an indefinite period,

•	an estate for years, which consists of ownership of the property for a specified period of years,

•	a leasehold interest or estate, which consists of a right to occupy and use the property for a specified period of years, subject to the terms and conditions of a lease,

•	shares in a cooperative corporation which owns the property, or

•	any other real estate interest under applicable local law.

Any of these real property interests may be subject to deed restrictions, easements, rights of way and other matters of public record with respect to the related property. In addition, the use of, and improvements that may be constructed on, any particular real property will, in most cases, be subject to zoning laws and other legal restrictions.

Most, if not all, of the mortgage loans underlying a series of offered certificates will be secured by liens on real properties located in the United States, its territories and possessions. However, some of those mortgage loans may be secured by liens on real properties located outside the United States, its territories and possessions, provided that foreign mortgage loans do not represent more than 10% of the related mortgage asset pool, by balance.

Junior Mortgage Loans.    If we so indicate in the related prospectus supplement, one or more of the mortgage loans underlying a series of offered certificates may be secured by a junior lien on the related real property. However, the loan or loans secured by the more senior liens on that property may not be included in the related trust fund. The primary risk to the holder of a mortgage loan secured by a junior lien on a real property is the possibility that the foreclosure proceeds remaining after payment of the loans secured by more senior liens on that property will be insufficient to pay the junior loan in full. In a foreclosure proceeding, the sale proceeds are generally applied—

•	first, to the payment of court costs and fees in connection with the foreclosure,

•	second, to the payment of real estate taxes, and

•	third, to the payment of any and all principal, interest, prepayment or acceleration penalties, and other amounts owing to the holder of the senior loans.

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The claims of the holders of the senior loans must be satisfied in full before the holder of the junior loan receives any payments with respect to the junior loan. If a lender forecloses on a junior loan, it does so subject to any related senior loans.

Delinquent Mortgage Loans.    If we so indicate in the related prospectus supplement, the mortgage loans underlying a series of offered certificates may be delinquent as of the date the certificates are initially issued. In those cases, we will describe in the related prospectus supplement—

•	the period of the delinquency,

•	any forbearance arrangement then in effect,

•	the condition of the related real property, and

•	the ability of the related real property to generate income to service the mortgage debt.

We will not, however, transfer any mortgage loan to a trust if we know that the mortgage loan is, at the time of transfer, more than 90 days delinquent with respect to any scheduled payment of principal or interest or in foreclosure. Furthermore, delinquent mortgage loans will not constitute 20% or more, as measured by dollar volume, of the mortgage asset pool for a series of offered certificates as of the relevant measurement date.

Payment Provisions of the Mortgage Loans.    Each of the mortgage loans included in one of our trusts will have the following features:

•	an original term to maturity of not more than approximately 40 years; and

•	scheduled payments of principal, interest or both, to be made on specified dates, that occur monthly, bi-monthly, quarterly, semi-annually, annually or at some other interval.

A mortgage loan included in one of our trusts may also include terms that:

•	provide for the accrual of interest at a mortgage interest rate that is fixed over its term, that resets on one or more specified dates or that otherwise adjusts from time to time;

•	provide for the accrual of interest at a mortgage interest rate that may be converted at the borrower’s election from an adjustable to a fixed interest rate or from a fixed to an adjustable interest rate;

•	provide for no accrual of interest;

•	provide for level payments to stated maturity, for payments that reset in amount on one or more specified dates or for payments that otherwise adjust from time to time to accommodate changes in the coupon rate or to reflect the occurrence of specified events;

•	be fully amortizing or, alternatively, may be partially amortizing or nonamortizing, with a substantial payment of principal due on its stated maturity date;

•	permit the negative amortization or deferral of accrued interest;

•	permit defeasance and the release of the real property collateral in connection with that defeasance; and/or

•	prohibit some or all voluntary prepayments or require payment of a premium, fee or charge in connection with those prepayments.

Mortgage Loan Information in Prospectus Supplements.    We will describe in the related prospectus supplement the characteristics of the mortgage loans that we will include in any of our trusts. In general, we will provide in the related prospectus supplement, among other items, the following information on the particular mortgage loans in one of our trusts:

•	the total outstanding principal balance and the largest, smallest and average outstanding principal balance of the mortgage loans;

•	the type or types of property that provide security for repayment of the mortgage loans;

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•	the earliest and latest origination date and maturity date of the mortgage loans;

•	the original and remaining terms to maturity of the mortgage loans, or the range of each of those terms to maturity, and the weighted average original and remaining terms to maturity of the mortgage loans;

•	loan-to-value ratios of the mortgage loans either at origination or as of a more recent date, or the range of those loan-to-value ratios, and the weighted average of those loan-to-value ratios;

•	the mortgage interest rates of the mortgage loans, or the range of those mortgage interest rates, and the weighted average mortgage interest rate of the mortgage loans;

•	if any mortgage loans have adjustable mortgage interest rates, the index or indices upon which the adjustments are based, the adjustment dates, the range of gross margins and the weighted average gross margin, and any limits on mortgage interest rate adjustments at the time of any adjustment and over the life of the loan;

•	information on the payment characteristics of the mortgage loans, including applicable prepayment restrictions;

•	debt service coverage ratios of the mortgage loans either at origination or as of a more recent date, or the range of those debt service coverage ratios, and the weighted average of those debt service coverage ratios; and

•	the geographic distribution of the properties securing the mortgage loans on a state-by-state basis.

If we are unable to provide the specific information described above at the time a series of offered certificates is initially offered, to the extent such information is not otherwise required to be included in the related prospectus supplement pursuant to the Securities Act, we will provide—

•	more general information in the related prospectus supplement, and

•	specific information in a report which will be filed with the SEC as part of a Current Report on Form 8-K following the issuance of those certificates.

In addition, with respect to any obligor or group of affiliated obligors with respect to any pool asset or group of pool assets, or property or group of related properties securing any pool asset or group of pool assets, if such pool asset or group of pool assets represents a material concentration within the mortgage asset pool, we will include in the related prospectus supplement financial statements or other financial information on the related real property or properties as required under the Securities Act and the Exchange Act.

Loan Combinations.    Certain of the mortgage loans included in one of our trust funds may be part of a loan combination. A loan combination will generally consist of the particular mortgage loan or loans that we will include in the subject trust fund and one or more other mortgage loans that we will not include in the trust fund. Each mortgage loan comprising a particular loan combination is evidenced by a separate promissory note. The aggregate debt represented by the entire loan combination, however, is secured by the same mortgage(s) or deed(s) of trust on the related mortgaged property or properties. The mortgage loans constituting a particular loan combination are obligations of the same borrower and, in general, are cross-defaulted. The allocation of payments to the respective mortgage loans comprising a loan combination, whether on a senior/subordinated or a pari passu basis (or some combination thereof), is either effected through a co-lender agreement or other intercreditor arrangement to which the respective holders of the subject promissory notes are parties and/or may be reflected in the subject promissory notes, a common loan agreement or other common loan document. Such co-lender agreement or other intercreditor arrangement will, in general, govern the respective rights of the noteholders, including in connection with the servicing of the respective mortgage loans comprising a loan combination. Further, each such co-lender agreement or other intercreditor arrangement may impose restrictions of the transferability of the ownership of any mortgage loan that is part of a loan combination. ‘‘Risk Factors— With Respect to Certain Mortgage Loans Included in Our Trusts, the Mortgaged Property or Properties that Secure the Subject Mortgage Loan in the Trust Also Secure One or More Related

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Mortgage Loans That Are Not in the Trust; The Interests of the Holders of Those Non-Trust Mortgage Loans May Conflict with Your Interests.’’

Real Property and Other Collateral.    Following a foreclosure, acceptance of a deed in lieu of foreclosure or any enforcement action, trust assets may include real property or other collateral for a defaulted mortgage loan pending the liquidation of that collateral.

Mortgage-Backed Securities

The mortgage-backed securities underlying a series of offered certificates may include:

•	mortgage participations, mortgage pass-through certificates, collateralized mortgage obligations or other mortgage-backed securities that are not insured or guaranteed by any governmental agency or instrumentality, or

•	certificates issued and/or insured or guaranteed by Freddie Mac, Fannie Mae, Ginnie Mae, Farmer Mac, or another federal or state governmental agency or instrumentality.

In addition, each of those mortgage-backed securities will directly or indirectly evidence an interest in, or be secured by a pledge of, multifamily and/or commercial mortgage loans.

Each mortgage-backed security included in one of our trusts—

•	will have been registered under the Securities Act, or

•	will be exempt from the registration requirements of that Act, or

•	will have been held for at least the holding period specified in Rule 144(k) under that Act, or

•	may otherwise be resold by us publicly without registration under that Act.

We will describe in the related prospectus supplement the characteristics of the mortgage-backed securities that we will include in any of our trusts. In general, we will provide in the related prospectus supplement, among other items, the following information on the particular mortgage-backed securities included in one of our trusts:

•	the initial and outstanding principal amount(s) and type of the securities;

•	the original and remaining term(s) to stated maturity of the securities;

•	the pass-through or bond rate(s) of the securities or the formula for determining those rate(s);

•	the payment characteristics of the securities;

•	the identity of the issuer(s), servicer(s) and trustee(s) for the securities;

•	a description of the related credit support, if any;

•	the type of mortgage loans underlying the securities;

•	the circumstances under which the related underlying mortgage loans, or the securities themselves, may be purchased prior to maturity;

•	the terms and conditions for substituting mortgage loans backing the securities; and

•	the characteristics of any agreements or instruments providing interest rate protection to the securities.

With respect to any mortgage-backed security included in one of our trusts, we will provide in our reports filed under the Exchange Act, the same information regarding the security as is provided by the issuer of the security in its own reports filed under that Act, if the security was publicly offered, or in the reports the issuer of the security provides to the related trustee, if the security was privately issued.

Substitution, Acquisition and Removal of Mortgage Assets

We will generally acquire the mortgage assets to be included in our trusts from Lehman Brothers Holdings Inc. or another of our affiliates or from another seller of commercial and multifamily mortgage loans. We will then transfer those mortgage assets to the issuing entity for the related securitization transaction.

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In general, the total outstanding principal balance of the mortgage assets transferred by us to any particular trust will equal or exceed the initial total outstanding principal balance of the related series of certificates. If the total outstanding principal balance of the related mortgage assets initially delivered by us to the related trustee is less than the initial total outstanding principal balance of any series of certificates, and if the subject securitization transaction contemplates a prefunding period, then we will deposit or arrange for the deposit of cash or liquid investments on an interim basis with the related trustee to cover the shortfall. For 90 days—or such other period as may be specified in the related prospectus supplement—following the date of initial issuance of that series of certificates, which 90-day or other period will be the prefunding period, we or our designee will be entitled to obtain a release of the deposited cash or investments if we deliver or arrange for delivery of a corresponding amount of mortgage assets. If we fail, however, to deliver mortgage assets sufficient to make up the entire shortfall, any of the cash or, following liquidation, investments remaining on deposit with the related trustee will be used by the related trustee to pay down the total principal balance of the related series of certificates, as described in the related prospectus supplement.

If the subject securitization transaction involves a prefunding period, then we will indicate in the related prospectus supplement, among other things:

•	the term or duration of the prefunding period;

•	the amount of proceeds to be deposited in the related prefunding account and the percentage of the mortgage asset pool represented by those proceeds; and

•	any limitation on the ability to add pool assets.

If so specified in the related prospectus supplement, we or another specified person or entity may be permitted, at our or its option, but subject to the conditions specified in that prospectus supplement, to acquire from the related trust particular mortgage assets underlying a series of offered certificates in exchange for:

•	cash that would be applied to pay down the principal balances of the certificates of that series; and/or

•	other mortgage loans or mortgage-backed securities that—

1.	conform to the description of mortgage assets in this prospectus, and

2.	satisfy the criteria set forth in the related prospectus supplement.

For example, if a mortgage loan backing a series of offered certificates defaults, then it may be subject to (a) a purchase option on the part of another lender whose loan is secured by a lien on the same real estate collateral or by a lien on an equity interest in the related borrower, (b) a purchase option on the part of the holder(s) or beneficial owner(s) of all or a specified portion of particular certificates, or a particular group or class of certificates, of the subject series and/or (c) a fair value purchase option under the applicable governing document(s) for the subject securitization transaction or another servicing agreement. In some cases, those purchase options may be assignable or exercisable by a specified designee.

In addition, if so specified in the related prospectus supplement, a special servicer or other specified party for one of our trusts may be obligated, under the circumstances described in that prospectus supplement, to sell on behalf of the trust a delinquent or defaulted mortgage asset.

Further, if so specified in the related prospectus supplement, but subject to the conditions specified in that prospectus supplement, following the date on which the total principal balances of the offered certificates are reduced to zero, all of the remaining certificateholders (which may exclude any holders of a class of certificates evidencing a residual interest in a REMIC) of a given series of certificates, acting together, may exchange those certificates for all of the mortgage loans, REO properties and mortgage-backed securities remaining in the mortgage pool underlying those certificates.

If and to the extent described in the related prospectus supplement, we, a mortgage asset seller and/or another specified person or entity may make or assign to or for the benefit of one of our trusts

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various representations and warranties, or may be obligated to deliver to one of our trusts various documents, in either case relating to some or all of the mortgage assets transferred to that trust. Upon the discovery of a material breach of any such representation or warranty or a material defect with respect to those documents, in each case that is material and adverse in accordance with a standard set forth in the related prospectus supplement, we or such other party may be required, at our or its option, to either repurchase the affected mortgage asset(s) out of the related trust or to replace the affected mortgage asset(s) with other mortgage asset(s) that satisfy the criteria set forth in the related prospectus supplement.

No replacement of mortgage assets or acquisition of new mortgage assets will be permitted if it would result in a qualification, downgrade or withdrawal of the then-current rating assigned by any rating agency to any class of affected offered certificates.

See also ‘‘Description of the Certificates—Termination and Redemption.’’

Cash, Accounts and Permitted Investments

The trust assets underlying a series of offered certificates will include cash from various sources, including initial deposits and payments and collections received or advanced on the related mortgage assets and other related trust assets.

The trust assets underlying a series of offered certificates will include one or more accounts established and maintained on behalf of the holders. All initial deposits, payments and collections received or advanced on the mortgage assets and other trust assets and other cash held by one of our trusts will be deposited and held in those accounts. We will identify and describe those accounts, and will further describe the deposits to and withdrawals from those accounts, in the related prospectus supplement.

Funds on deposit in any account established and maintained on behalf of certificateholders may be invested in permitted investments. In the related prospectus supplement, we will provide a summary description of those permitted investments and identify the beneficiary of any interest and other income earned on funds in an account established and maintained on behalf of certificateholders.

Credit Support

The holders of any class of offered certificates may be the beneficiaries of credit support designed to protect them partially or fully against all or particular defaults and losses on the related mortgage assets. The types of credit support that may benefit the holders of a class of offered certificates include:

•	overcollateralization and/or excess cash flow;

•	the subordination of one or more other classes of certificates of the same series;

•	a letter of credit;

•	a surety bond;

•	an insurance policy;

•	a guarantee; and/or

•	a reserve fund.

In the related prospectus supplement, we will describe the amount and types of any credit support benefiting the holders of a class of offered certificates and, if applicable, we will identify the provider of that credit support. In addition, we will summarize in the related prospectus supplement how losses not covered by credit enhancement or support will be allocated to the subject series of offered certificates.

Arrangements Providing Reinvestment, Interest Rate and Currency Related Protection

The trust assets for a series of offered certificates may include guaranteed investment contracts in accordance with which moneys held in the funds and accounts established for that series will be invested.

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For so long as it is in effect, a guaranteed investment contract will provide a specified rate of return on any and all moneys invested with the provider of that contract.

Trust assets may also include:

•	interest rate exchange agreements;

•	interest rate cap agreements;

•	interest rate floor agreements; or

•	currency exchange agreements.

In the related prospectus supplement, we will describe any agreements or other arrangements designed to protect the holders of a class of offered certificates against shortfalls resulting from movements or fluctuations in interest rates or currency exchange rates. If applicable, we will also identify any obligor under the agreement or other arrangement.

TRANSACTION PARTICIPANTS

The Sponsor

General Character of the Sponsor’s Business.    Unless otherwise specified in the prospectus supplement, Lehman Brothers Holdings Inc. will act as the sole sponsor or a co-sponsor of the trust fund. Any other entity which acts as sponsor or co-sponsor with Lehman Brothers Holdings Inc. will be described in the prospectus supplement.

Lehman Brothers Holdings Inc., a Delaware corporation (‘‘Lehman Holdings’’), together with its subsidiaries and affiliates, are collectively referred to in this ‘‘—The Sponsor’’ section as ‘‘Lehman Brothers.’’ Lehman Brothers, through predecessor entities, was founded in 1850. Its executive offices are located at 745 Seventh Avenue, New York, New York 10019, U.S.A.

Lehman Brothers provides global financing services to corporations, governments and municipalities, institutional clients and individuals worldwide. Lehman Brothers provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services. It has global headquarters in New York, regional headquarters in London and Tokyo, and offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. Lehman Brothers is a global market-maker in all major equity and fixed income products. To facilitate its market-making activities, Lehman Brothers is a member of all principal securities and commodities exchanges in the United States, as well as NASD, Inc., and it holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Paris, Milan and Australian stock exchanges.

Lehman Brothers operates in the three business segments described below in this ‘‘—General Character of the Sponsor’s Business’’ section, which include investment banking, capital markets and investment management.

Investment Banking.    The investment banking business segment of Lehman Brothers is made up of ‘‘advisory services’’ and ‘‘global finance’’ activities that serve Lehman Brothers’ corporate and government clients. The investment banking segment is organized into several global industry groups, which consist of communications, consumer/retailing, financial institutions, financial sponsors, healthcare, industrial, media, natural resources, power, real estate and technology, each of which include bankers with industry specific knowledge and expertise geared to meeting clients’ objectives. Specialized product groups within ‘‘advisory services’’ include mergers and acquisitions and restructuring. ‘‘Global finance’’ includes underwriting, private placements, leveraged finance and other activities associated with debt and equity products. Product groups are partnered with relationship managers in the global industry groups to provide comprehensive financial solutions for clients.

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Capital Markets.

General.    The capital markets business segment includes institutional customer-flow activities, prime brokerage, research, and secondary-trading and financing activities in fixed income and equity products. These products include a wide range of cash, derivative, secured financing and structured instruments and investments. Lehman Brothers is a global market-maker in numerous equity and fixed income products including U.S., European and Asian equities, government and agency securities, money market products, corporate high grade, high yield and emerging market securities, mortgage- and asset-backed securities, preferred stock, municipal securities, bank loans, foreign exchange, financing and derivative products. Lehman Brothers is one of the largest investment banks in terms of U.S. and pan-European listed equities trading volume, and Lehman Brothers maintains a major presence in over-the-counter U.S. stocks, major Asian large capitalization stocks, warrants, convertible debentures and preferred issues. In addition, the secured financing business manages Lehman Brothers’ equity and fixed income matched book activities, supplies secured financing to institutional clients and customers, and provides secured funding for Lehman Brothers’ inventory of equity and fixed income products. The capital markets segment also includes proprietary activities as well as investing in real estate and private equity.

Mortgage- and Asset-Backed Securities.    Lehman Brothers is an underwriter of and market-maker in residential and commercial mortgage-and asset-backed securities and is active in all areas of secured lending, structured finance and securitized products. Lehman Brothers underwrites and makes markets in the full range of U.S. agency-backed mortgage products, mortgage-backed securities, asset-backed securities and whole loan products. It is also active in the global market for residential and commercial mortgages (including multi-family financing) and leases. Lehman Brothers originates commercial and residential mortgage loans through Lehman Holdings and Lehman Brothers Bank, FSB, and other subsidiaries in the U.S., Europe and Asia. Lehman Brothers Bank, FSB offers traditional and online mortgage and banking services nationally to individuals as well as institutions and their customers. Lehman Brothers Bank, FSB is a major part of Lehman Brothers’ institutional mortgage business, providing an origination pipeline for mortgages and mortgage-backed securities.

Investment Management.    The investment management business segment consists of Lehman Brothers’ global ‘‘private investment management’’ and ‘‘asset management’’ businesses. Private investment management provides comprehensive investment, wealth advisory and capital markets execution services to high-net-worth individuals and businesses, leveraging all the resources of Lehman Brothers. Asset management provides proprietary asset management products across traditional and alternative asset classes, through a variety of distribution channels, to individuals and institutions. It includes both the Neuberger Berman and Lehman Brothers Asset Management brands as well as Lehman Brothers’ Private Equity business.

The Sponsor’s Securitization Program

Lehman Holdings, together with its affiliates, engages in mortgage- and asset-backed securitizations and other structured financing arrangements. Lehman Holdings has been engaged in the securitization of assets since 1987 and in the securitization of commercial mortgage loans since 1991.

Lehman Holdings and its affiliates, directly or through correspondents, also originate multifamily and commercial mortgage loans throughout the United States and abroad. Lehman Holdings and its affiliates have been engaged in the origination of commercial mortgage loans since 1994. The multifamily and commercial mortgage loans originated and securitized by Lehman Holdings and its affiliates include both fixed-rate loans and floating-rate loans and both conduit balance loans and large balance loans. Most of the multifamily and commercial mortgage loans included in commercial mortgage securitizations sponsored by Lehman Holdings and its affiliates have been originated, directly or through correspondents, by Lehman Holdings or an affiliate.

In addition, in the normal course of its securitization program, Lehman Holdings and its affiliates, including Lehman Bank, FSB, may also acquire multifamily and commercial mortgage assets from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by Lehman Holdings or any of its affiliates. The trust fund relating to a series of offered certificates may include mortgage loans originated by one or more of these third parties.

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Lehman Holdings and its affiliates may also originate mortgage loans in conjunction with third-party correspondents and, in those cases, the third-party correspondents would perform the underwriting based on various criteria established or reviewed by Lehman Holdings, and Lehman Holdings or an affiliate would originate the subject mortgage loan on a specified closing date prior to inclusion in the subject securitization.

In connection with its commercial mortgage securitization transactions, Lehman Holdings or an affiliate generally transfers the mortgage assets to the depositor, who then transfers such assets to the issuing entity for the related securitization. In return for the transfer of the mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage assets.

Lehman Holdings and its affiliates also work with rating agencies, mortgage loan sellers and servicers in structuring the securitization transaction. Lehman Holdings will generally act as sponsor, originator and mortgage loan seller in its commercial mortgage securitization transactions. With respect to certain of its commercial mortgage securitization transactions, there may be a co-sponsor and/or other mortgage loan sellers and originators. We will identify any co-sponsor in the related prospectus supplement. Neither Lehman Holdings nor any of its affiliates acts as servicer of the multifamily and commercial mortgage loans in its commercial mortgage securitizations. Instead, Lehman Holdings and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans on its behalf.

If and to the extent that we agree under the applicable governing document to deliver certain mortgage loan documents to the trustee or the applicable servicer or to effect certain filings of and/or certain recordations of mortgage loan documents or assignments thereof, Lehman Holdings. or, in some cases, an affiliate, will have a corresponding obligation to deliver those mortgage loan documents to the trustee or the applicable servicer and to effect such filings of and/or recordations of such mortgage loan documents or assignments, generally pursuant to a mortgage loan purchase agreement between us and one or more Lehman Holdings entities. See ‘‘Description of the Governing Documents—Assignment of Mortgage Assets.’’

If and to the extent that we make representations and warranties to the trustee regarding any one or more of the mortgage assets included in a commercial mortgage securitization, generally pursuant to the applicable governing document, Lehman Holdings or, in some cases, an affiliate will make corresponding representations and warranties to us regarding those mortgage assets, generally pursuant to a mortgage loan purchase agreement between us and Lehman Holdings and/or an affiliate thereof. See ‘‘Description of the Governing Documents—Representations and Warranties with Respect to Mortgage Assets.’’

If it is later determined that any mortgage asset contributed by Lehman Holdings or an affiliate thereof fails to conform to the specified representations and warranties or there is a defect in or an omission with respect to certain specified documents related to that mortgage asset, which breach, defect or omission, as the case may be, is determined to have a material adverse effect on the value of the subject mortgage asset or such other standard as is described in the related prospectus supplement, and if we are required to repurchase such mortgage asset from the trustee, cure the subject breach, defect or omission or pay a loss of value amount with respect to the subject defect, breach or omission, then Lehman Holdings or such affiliate will generally have a corresponding obligation to repurchase such mortgage asset from us, cure the subject breach, defect or omission or pay a loss of value amount with respect to the subject defect, breach or omission, as the case may be.

Underwriting Standards.

General.    Set forth below is a discussion of certain general underwriting guidelines of Lehman Holdings with respect to multifamily and commercial mortgage loans originated by Lehman Holdings. In the case of a multifamily or commercial mortgage loan originated by Lehman Holdings through a correspondent, that correspondent generally collects certain relevant information for analysis by Lehman Holdings, and assists in the origination of the subject mortgage loan on documents approved by Lehman Holdings. The underwriting guidelines described below generally do not apply to multifamily and commercial mortgage loans acquired by Lehman Holdings or its affiliates from third-party originators.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular

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multifamily or commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship and/or performance history. Consequently, there can be no assurance that the underwriting of any particular multifamily or commercial mortgage loan will conform to the general guidelines described in this ‘‘—Underwriting Standards’’ section.

Loan Analysis.    Lehman Holdings credit underwriting is generally performed by Lehman Holdings risk-management employees. Lehman Holdings performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan it originates. The credit analysis of the borrower includes a review of third-party credit reports, reports resulting from judgment, lien, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower and principals of the borrower. Generally, borrowers are required to be single-purpose entities, although exceptions are made, particularly with respect to mortgage loans that are in the amount of $15,000,000 or less. The collateral analysis includes an analysis, in each case to the extent available, of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. With respect to certain large balance mortgage loans or investment grade rated mortgage loans, historical cash flow verification may be performed by staff of a ‘‘big four’’ accounting firm and reviewed by Lehman Holdings’ underwriting staff. Depending on the type of real property collateral involved and other relevant circumstances, Lehman Holdings’ underwriting staff and/or legal counsel will review leases of significant tenants. Lehman Holdings also performs a limited qualitative review with respect to certain tenants located at the real property collateral, particularly significant tenants, credit tenants and sole tenants. Lehman Holdings generally requires third-party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Each report is reviewed for acceptability by a Lehman Holdings staff member and the staff member approves or rejects the report. The results of these reviews are incorporated into the underwriting report.

Loan Approval.    Prior to commitment, all multifamily and commercial mortgage loans to be originated by Lehman Holdings must be approved by one or more—depending on loan size—specified officers of Lehman Holdings. The officer or officers responsible for loan approval may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio.    The repayment of a multifamily or commercial mortgage loan is typically dependent upon the successful operation of the related real property collateral and the ability of that property to generate income sufficient to make payments on the loan. Accordingly, in connection with the origination of any multifamily or commercial mortgage loan, Lehman Holdings will analyze whether cash flow expected to be derived from the subject real property collateral will be sufficient to make the required payments under that mortgage loan. The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

•	the amount of income derived or expected to be derived from the related real property collateral for a 12-month period that is available to pay debt service on the subject mortgage loan, to

•	the annualized payments of principal and/or interest on the subject mortgage loan and any other loans that are secured by liens of senior or equal priority on the related real property collateral.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral.

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For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, Lehman Holdings may utilize annual net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following:

•	the assumption that a particular tenant at the subject real property collateral that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date;

•	the assumption that an unexecuted lease that is currently being negotiated with respect to a particular tenant at the subject real property collateral or is out for signature will be executed and in place on a future date;

•	the assumption that a portion of currently vacant and unleased space at the subject real property collateral will be leased at current market rates and consistent with occupancy rates of comparable properties in the subject market;

•	the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period or has not yet taken occupancy, will be paid commencing on such future date;

•	assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject real property collateral and the anticipated effect on capital and re-leasing expenditures; and

•	various additional lease-up assumptions and other assumptions regarding the payment of rent not currently being paid.

There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance.

Although frequently the debt service coverage ratio for multifamily and commercial mortgage loans originated by Lehman Holdings, calculated as described above, is not below 1.20x (subject to the discussion under ‘‘—Additional Debt’’ below), exceptions are made when consideration is given to circumstances particular to the mortgage loan or related real property collateral. For example, Lehman Holdings may originate a multifamily or commercial mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, amortization features of the subject mortgage loan, the type of tenants and leases at the subject real property collateral, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Lehman Holdings’ judgment of improved property performance in the future and/or other relevant factors.

We expect to provide in the related prospectus supplement debt service coverage ratios for most mortgage loans backing a series of offered certificates and a more detailed discussion of the calculation of net cash flow used in determining those debt service coverage ratios.

Loan-to-Value Ratio.    Lehman Holdings also looks at the loan-to-value ratio of a prospective multifamily or commercial mortgage loan in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

•	the then outstanding principal balance of the mortgage loan and any other senior or pari passu loans that are secured by the related real property collateral, to

•	the estimated value of the related real property collateral based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Although frequently the loan-to-value ratio for multifamily and commercial mortgage loans originated by Lehman Holdings, calculated as described above, is not above 80% (subject to the discussion under ‘‘—Additional Debt’’ below), exceptions are made when consideration is given to circumstances particular to the mortgage loan or related real property collateral. For example, Lehman Holdings may originate a multifamily or commercial mortgage loan with a loan-to-value ratio above 80% based on,

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among other things, amortization features of the subject mortgage loan, the type of tenants and leases at the subject real property collateral, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Lehman Holdings’ judgment of improved property performance in the future and/or other relevant factors.

We expect to provide in the related prospectus supplement loan-to-value ratios for most mortgage loans backing a series of offered certificates and the property valuation used in determining those loan-to-value ratios.

Additional Debt.    When underwriting a multifamily or commercial mortgage loan, Lehman Holdings will take into account whether the subject real property collateral and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Lehman Holdings or an affiliate will be the lender on that additional debt.

The debt service coverage ratios described above under ‘‘—Debt Service Coverage Ratio’’ and the loan-to-value ratios described above under ‘‘—Loan-to-Value Ratio’’ may be below 1.20x and above 80%, respectively, based on the existence of additional debt secured by the related real property collateral or directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition.    As part of the underwriting process, Lehman Holdings will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Lehman Holdings may, subject to certain exceptions, inspect or retain a third party to inspect the property and will obtain the property assessments and reports described below.

Appraisals.    Lehman Holdings will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser or an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers. In addition, Lehman Holdings will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Lehman Holdings may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment.    Lehman Holdings will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Lehman Holdings may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Lehman Holdings might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Lehman Holdings or the environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, Lehman Holdings may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral.

Engineering Assessment.    In connection with the origination process, Lehman Holdings will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Lehman Holdings will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

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Seismic Report.    If the subject real property collateral includes any material improvements and is located in California or in seismic zones 3 or 4, Lehman Holdings may require a report to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. If that loss is in excess of 20% of the estimated replacement cost for the improvements at the property, Lehman Holdings may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price. It should be noted, however, that because the seismic assessments may not necessarily have used the same assumptions in assessing probable maximum loss, it is possible that some of the real properties that were considered unlikely to experience a probable maximum loss in excess of 20% of estimated replacement cost might have been the subject of a higher estimate had different assumptions been used.

Zoning and Building Code Compliance.    In connection with the origination of a multifamily or commercial mortgage loan, Lehman Holdings will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a property as currently operated is a permitted nonconforming use and/or structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Lehman Holdings will analyze whether—

•	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

•	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Lehman Holdings to be sufficient to pay off the related mortgage loan in full;

•	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Lehman Holdings’ judgment constitute adequate security for the related mortgage loan; and/or

•	to require the related borrower to obtain law and ordinance insurance.

Escrow Requirements.    Based on its analysis of the real property collateral, the borrower and the principals of the borrower, Lehman Holdings may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. Lehman Holdings conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by Lehman Holdings. Furthermore, Lehman Holdings may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a parent guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Notwithstanding the foregoing discussion under this ‘‘—The Sponsor—Underwriting Standards’’ section, we may purchase mortgage loans for inclusion in a trust fund which vary from, or do not comply with, Lehman Holding’s underwriting guidelines. In addition, in some cases, Lehman Holding’s and/or its affiliates may not have strictly applied these underwriting guidelines as the result of a case by case permitted exception based upon other compensating factors.

The Depositor

We are Structured Asset Securities Corporation II, the depositor with respect to each series of certificates offered by this prospectus. We were incorporated in the state of Delaware on October 25, 2002. We are a wholly owned, direct subsidiary of Lehman Commercial Paper Inc. Lehman Commercial Paper Inc. is a wholly-owned, direct subsidiary of Lehman Brothers Inc., which is a wholly owned, direct subsidiary of Lehman Brothers Holdings Inc. Our principal executive offices are located at 745 Seventh

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Avenue, New York, New York 10019. Our telephone number is 212-526-7000. There can be no assurance that at any particular time we will have any significant assets.

We do not file with the SEC annual reports on Form 10-K or any other reports with respect to ourselves or our financial condition pursuant to Section 13(a) or 15(d) of the Exchange Act.

We were organized, among other things, for the purposes of:

•	acquiring, holding, transferring and assigning mortgage loans, or interests in those loans, secured by first or junior liens on commercial and multifamily real properties;

•	acquiring, holding, transferring and assigning mortgage-backed securities that evidence interests in mortgage loans that are secured by commercial and multifamily real properties;

•	forming pools of mortgage loans and mortgage-backed securities; and

•	acting as depositor of one or more trusts formed to issue, sell and deliver bonds, certificates of interest or other evidences of indebtedness that are secured by a pledge or assignment of, or represent interests in, pools of mortgage loans and mortgage-backed securities; and

•	doing all such things as are reasonable or necessary to enable us to carry out any of the above, including entering into loan agreements, servicing agreements and reimbursements agreements and selling certificates of interest in any trust for which we serve as depositor.

Since our incorporation in 2002, we have been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. We generally acquire the commercial and multifamily mortgage loans from Lehman Holdings or another of our affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

After the issuance of a series of offered certificates, we may be required, to the extent specified in the related governing document, to perform certain actions on a continual basis, including but not limited to:

•	with respect to any mortgage loans contributed by Lehman Holdings or another of our affiliates, the delivery of mortgage loan documents and certain assignments thereof to the trustee and/or the master servicer, as described under ‘‘Description of the Governing Documents—Assignment of the Mortgage Assets;’’

•	with respect to any mortgage loans contributed by Lehman Holdings or another of our affiliates, upon the discovery of a material breach of any representation or warranty made by us, or a material defect or omission with respect to certain specified mortgage loan documents delivered by us, if that breach, defect or omission is material and adverse in accordance with a standard set forth in the related prospectus supplement, to effect a remedy for that breach or defect, which may include, at our option, making a partial loss of value payment to the trust, effecting a partial cure, repurchasing such mortgage loan out of the trust or substituting another qualifying mortgage loan, as further described in the related prospectus supplement;

•	to remove the trustee upon the occurrence of certain specified events, including certain events of bankruptcy or insolvency, failure to deliver certain required reports or imposition of a tax upon the trust fund, and thereupon appoint a successor trustee;

•	to appoint a successor trustee in the event the trustee resigns, is removed or becomes ineligible to continue serving in such capacity under the related governing document;

•	to provide the trustee, the master servicer or the special servicer with any reports, certifications and information, other than with respect to the mortgage loans, that it may reasonably require to comply with the terms of the related governing document;

•	to provide to the related tax administrator in respect of the related trust such information as it may reasonably require to perform its reporting and other tax compliance obligations under the related governing document; and

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•	to terminate at any time the agency of any tax administrator and to appoint a successor tax administrator upon such termination or upon the resignation of the tax administrator.

Generally, however, it is expected that the functions and/or duties set out under this ‘‘—The Depositor’’ section will be performed by our agents or affiliates.

The Issuing Entity

The issuing entity with respect to each series of offered certificates is the entity that will own and hold the related mortgage assets and in whose name those certificates will be issued. Each issuing entity will be a statutory trust or a common law trust organized at our direction under the laws of the State of New York or another jurisdiction specified in the related prospectus supplement. As described in the related prospectus supplement, the Governing Document for each series of offered certificates will set forth the permissible activities and restrictions on the activities of the related issuing entity and will govern the servicing and administration of the related trust assets. Each series of offered certificates will represent interests only in, and be payable solely from assets of, the related trust. However, a series of offered certificates may be issued together with other certificates of the same series, which other certificates will not be offered pursuant to this prospectus. Accordingly, the assets of one of our trusts may back one or more classes of certificates other than the related offered certificates. The trust assets for each series will be held by the related trustee for the benefit of the related certificateholders.

The Originators

Some or all of the mortgage loans included in one of our trusts may be originated by Lehman Brothers Holdings Inc. or by one of our other affiliates. In addition, there may be other third-party originators of the mortgage loans backing a series of offered certificates. Accordingly, we will acquire each of the mortgage loans to be included in one of our trusts from the originator or a subsequent assignee, in privately negotiated transactions. See ‘‘Transaction Participants—The Sponsor.’’ We will identify in the related prospectus supplement for each series of offered certificates any originator or group of affiliated originators—apart from a sponsor and/or its affiliates—that originated or is expected to originate mortgage loans representing 10% or more of the related mortgage asset pool, by balance.

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DESCRIPTION OF THE GOVERNING DOCUMENTS

General

The ‘‘Governing Document’’ for purposes of issuing the offered certificates of each series will be a pooling and servicing agreement or other similar agreement or collection of agreements. In general, the parties to the Governing Document for a series of offered certificates will include us, a trustee, one or more master servicers and one or more special servicers. However, if the related trust assets include mortgage-backed securities, the Governing Document may include a manager as a party, but may not include a master servicer, special servicer or other servicer as a party. We will identify in the related prospectus supplement the parties to the Governing Document for the subject series of offered certificates.

If we so specify in the related prospectus supplement, the originator of the mortgage assets or a party from whom we acquire mortgage assets or one of their respective affiliates may perform the functions of master servicer, special servicer, sub-servicer or manager for the trust to which we transfer those assets. The same person or entity may act as both master servicer and special servicer for one of our trusts.

Any party to the Governing Document for a series of offered certificates, or any of its affiliates, may own certificates issued thereunder. However, except in limited circumstances, including with respect to required consents to amendments to the Governing Document for a series of offered certificates, certificates that are held by the related master servicer, special servicer or manager will not be allocated voting rights.

A form of a pooling and servicing agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. However, the provisions of the Governing Document for each series of offered certificates will vary depending upon the nature of the certificates to be issued thereunder and the nature of the related trust assets. The following summaries describe select provisions that may appear in the Governing Document for each series of offered certificates. The prospectus supplement for each series of offered certificates will provide material additional information regarding the Governing Document for that series. The summaries in this prospectus do not purport to be complete, and you should refer to the provisions of the Governing Document for your offered certificates and, further, to the description of those provisions in the related prospectus supplement. We will provide a copy of the Governing Document, exclusive of exhibits, that relates to your offered certificates, without charge, upon written request addressed to our principal executive offices specified under ‘‘Transaction Participants—The Depositor.’’

Assignment of Mortgage Assets

At the time of initial issuance of any series of offered certificates, we will acquire and assign, or cause to be directly assigned, to the designated trustee those mortgage assets and any other assets to be included in the related trust fund. We will specify in the related prospectus supplement all material documents to be delivered, and all other material actions to be taken, by us or any prior holder of the related mortgage assets in connection with that assignment. We will also specify in the related prospectus supplement any remedies available to the related certificateholders, or the related trustee on their behalf, in the event that any of those material documents are not delivered or any of those other material actions are not taken as required. Concurrently with that assignment, the related trustee will deliver to us or our designee the certificates of that series in exchange for the mortgage assets and the other assets to be included in the related trust.

Each mortgage asset included in one of our trusts will be identified in a schedule appearing as an exhibit to the related Governing Document. That schedule generally will include detailed information about each mortgage asset transferred to the related trust, including:

•	in the case of a mortgage loan—

1.	the address of the related real property,

2.	the mortgage interest rate and, if applicable, the applicable index, gross margin, adjustment date and any rate cap information,

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3.	the remaining term to maturity,

4.	if the mortgage loan is a balloon loan, the remaining amortization term, and

5.	the outstanding principal balance; and

•	in the case of a mortgage-backed security—

1.	the outstanding principal balance, and

2.	the pass-through rate or coupon rate.

Representations and Warranties with Respect to Mortgage Assets

If and to the extent set forth in the prospectus supplement for any series of offered certificates, we will, with respect to each mortgage asset in the related trust, make or assign, or cause to be made or assigned, a limited set of representations and warranties covering, by way of example:

•	the accuracy of the information set forth for each mortgage asset on the schedule of mortgage assets appearing as an exhibit to the Governing Document for that series;

•	the warranting party’s title to each mortgage asset and the authority of the warranting party to sell that mortgage asset; and

•	in the case of a mortgage loan—

1.	the enforceability of the related mortgage note and mortgage,

2.	the existence of title insurance insuring the lien priority of the related mortgage, and

3.	the payment status of the mortgage loan.

We will identify the warranting party, and give a more detailed summary of the representations and warranties made thereby, in the related prospectus supplement. In most cases, the warranting party will be a prior holder of the particular mortgage assets. We will also specify in the related prospectus supplement any remedies against the warranting party available to the related certificateholders, or the related trustee on their behalf, in the event of a material breach of any of those representations and warranties.

Collection and Other Servicing Procedures with Respect to Mortgage Loans

The Governing Document for each series of offered certificates will govern the servicing and administration of any mortgage loans included in the related trust.

In general, the related master servicer and special servicer, directly or through sub-servicers, will be obligated to service and administer for the benefit of the related certificateholders the mortgage loans in any of our trusts. The master servicer and the special servicer will be required to service and administer those mortgage loans in accordance with applicable law and, further, in accordance with the terms of the related Governing Document, the mortgage loans themselves and any instrument of credit support included in that trust. Subject to the foregoing, the master servicer and the special servicer will each have full power and authority to do any and all things in connection with that servicing and administration that it may deem necessary and desirable.

As part of its servicing duties, each of the master servicer and the special servicer for one of our trusts will be required to make reasonable efforts to collect all payments called for under the terms and provisions of the related mortgage loans that it services. In general, each of the master servicer and the special servicer for one of our trusts will be obligated to follow those collection procedures as are consistent with the servicing standard set forth in the related Governing Document. Consistent with the foregoing, the master servicer and the special servicer will each be permitted, in its discretion, to waive any default interest or late payment charge in connection with collecting a late payment on any defaulted mortgage loan.

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The master servicer and/or the special servicer for one or our trusts, directly or through sub-servicers, will also be required to perform various other customary functions of a servicer of comparable loans, including:

•	maintaining escrow or impound accounts for the payment of taxes, insurance premiums, ground rents and similar items, or otherwise monitoring the timely payment of those items;

•	ensuring that the related properties are properly insured;

•	attempting to collect delinquent payments;

•	supervising foreclosures;

•	negotiating modifications;

•	responding to borrower requests for partial releases of the encumbered property, easements, consents to alteration or demolition and similar matters;

•	protecting the interests of certificateholders with respect to senior lienholders;

•	conducting inspections of the related real properties on a periodic or other basis;

•	collecting and evaluating financial statements for the related real properties;

•	managing or overseeing the management of real properties acquired on behalf of the trust through foreclosure, deed-in-lieu of foreclosure or otherwise; and

•	maintaining servicing records relating to mortgage loans in the trust.

We will specify in the related prospectus supplement when, and the extent to which, servicing of a mortgage loan is to be transferred from a master servicer to a special servicer. In general, a special servicer for any of our trusts will be responsible for the servicing and administration of:

•	mortgage loans that are delinquent with respect to a specified number of scheduled payments;

•	mortgage loans as to which there is a material non-monetary default;

•	mortgage loans as to which the related borrower has—

1.	entered into or consented to bankruptcy, appointment of a receiver or conservator or similar insolvency proceeding, or

2.	become the subject of a decree or order for such a proceeding which has remained in force undischarged or unstayed for a specified number of days; and

•	real properties acquired as part of the trust with respect to defaulted mortgage loans.

The related Governing Document may also provide that if, in the judgment of the related master servicer or other specified party, a payment default or a material non-monetary default is reasonably foreseeable, the related master servicer may elect or be required to transfer the servicing of that mortgage loan, in whole or in part, to the related special servicer. When the circumstances no longer warrant a special servicer’s continuing to service a particular mortgage loan, such as when the related borrower is paying in accordance with the forbearance arrangement entered into between the special servicer and that borrower, the master servicer will generally resume the servicing duties with respect to the particular mortgage loan.

A borrower’s failure to make required mortgage loan payments may mean that operating income from the related real property is insufficient to service the mortgage debt, or may reflect the diversion of that income from the servicing of the mortgage debt. In addition, a borrower that is unable to make mortgage loan payments may also be unable to make timely payment of taxes and otherwise to maintain and insure the related real property. In general, with respect to each series of offered certificates, the related special servicer will be required to monitor any mortgage loan in the related trust that is in default, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related real property, initiate corrective action in cooperation with the mortgagor if cure is likely, inspect the related real property and take any other actions as it deems

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necessary and appropriate. A significant period of time may elapse before a special servicer is able to assess the success of any corrective action or the need for additional initiatives. The time period within which a special servicer can—

•	make the initial determination of appropriate action,

•	evaluate the success of corrective action,

•	develop additional initiatives,

•	institute foreclosure proceedings and actually foreclose, or

•	accept a deed to a real property in lieu of foreclosure, on behalf of the certificateholders of the related series,

may vary considerably depending on the particular mortgage loan, the related real property, the borrower, the presence of an acceptable party to assume the mortgage loan and the laws of the jurisdiction in which the related real property is located. If a borrower files a bankruptcy petition, the special servicer may not be permitted to accelerate the maturity of the defaulted loan or to foreclose on the related real property for a considerable period of time. See ‘‘Legal Aspects of Mortgage Loans—Bankruptcy Laws.’’

A special servicer for one of our trusts may also perform limited duties with respect to mortgage loans in that trust for which the related master servicer is primarily responsible, such as—

•	performing property inspections and collecting, and

•	evaluating financial statements.

A master servicer for one of our trusts may perform limited duties with respect to any mortgage loan in that trust for which the related special servicer is primarily responsible, such as—

•	continuing to receive payments on the mortgage loan,

•	making calculations with respect to the mortgage loan, and

•	making remittances and preparing reports to the related trustee and/or certificateholders with respect to the mortgage loan.

The duties of the master servicer and special servicer for your series will be more fully described in the related prospectus supplement.

If and to the extent set forth in the related prospectus supplement, the master servicer for your series will be responsible for filing and settling claims with respect to particular mortgage loans for your series under any applicable instrument of credit support. See ‘‘Description of Credit Support’’ in this prospectus.

Servicing Mortgage Loans That Are Part of a Loan Combination

One or more of the mortgage loans that are included in any of our trusts may be part of a loan combination as described under ‘‘The Trust Fund—Mortgage Loans—Loan Combinations.’’ With respect to any of those mortgage loans, the entire loan combination may be serviced under the applicable Governing Document for our trust, in which case the servicers under that Governing Document will have to service the loan combination with regard to and considering the interests of the holders of the non-trust mortgage loans included in the related loan combination. With respect to one or more other mortgage loans in any of our trusts that are part of a loan combination, the entire loan combination may be serviced under a servicing agreement for the securitization of a related non-trust loan in that loan combination, in which case our servicers and the certificateholders of the related series of certificates will have limited ability to control the servicing of those mortgage loans. In any event, the related non-trust mortgage loan noteholders may be permitted to exercise certain rights and direct certain servicing actions with respect to the entire loan combination, including the mortgage loan in one of our trusts. See ‘‘Risk Factors—With Respect to Certain Mortgage Loans Included in Our Trusts, the Mortgaged Property or Properties that Secure the Subject Mortgage Loan in the Trust Also Secure One or More Related Mortgage Loans That Are Not in the Trust; The Interests of the Holders of Those Non-Trust Mortgage Loans May Conflict with Your Interests.’’

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Sub-Servicers

A master servicer or special servicer may delegate its servicing obligations to one or more third-party servicers and sub-servicers. In addition, an originator or a seller of a mortgage loan may act as sub-servicer with respect to that mortgage loan after it is included in one of our trusts. A sub-servicer with respect to a particular mortgage loan will often have direct contact with the related borrower and may effectively perform all of the related servicing functions (other than special servicing functions), with related collections and reports being forwarded by the sub-servicer to the master servicer for aggregation of such items with the remaining mortgage pool. However, unless we specify otherwise in the related prospectus supplement, the master servicer or special servicer will remain obligated for performance of the delegated duties under the related Governing Document. Each sub-servicing agreement between a master servicer or special servicer, as applicable, and a sub-servicer must provide for servicing of the applicable mortgage loans consistent with the related Governing Document.

Unless we specify otherwise in the related prospectus supplement, any master servicer or special servicer for one of our trusts will be solely liable for all fees owed by it to any sub-servicer, regardless of whether the master servicer’s or special servicer’s compensation under the related Governing Document is sufficient to pay those fees. Each sub-servicer will be entitled to reimbursement from the related trust, through the master servicer or special servicer, as the case may be, that retained it, for expenditures that it makes, generally to the same extent that such master servicer or special servicer, as the case may be, would be reimbursed under the related Governing Document.

We will identify in the related prospectus supplement any sub-servicer that, at the time of initial issuance of the subject offered certificates, is affiliated with us or with the issuing entity or any sponsor for the subject securitization transaction or is expected to be a servicer of mortgage loans representing 10% or more of the related mortgage asset pool, by balance.

Collection of Payments on Mortgage-Backed Securities

Unless we specify otherwise in the related prospectus supplement, if a mortgage-backed security is included among the trust assets underlying any series of offered certificates, then—

•	that mortgage-backed security will be registered in the name of the related trustee or its designee;

•	the related trustee will receive payments on that mortgage-backed security; and

•	subject to any conditions described in the related prospectus supplement, the related trustee or a designated manager will, on behalf and at the expense of the trust, exercise all rights and remedies with respect to that mortgaged-backed security, including the prosecution of any legal action necessary in connection with any payment default.

Advances

As and to the extent described in the related prospectus supplement, the related master servicer, the related special servicer, the related trustee, any related provider of credit support and/or any other specified person may be obligated to make, or may have the option of making, advances with respect to the mortgage loans included in the subject securitization to cover—

•	delinquent payments of principal and/or interest, other than balloon payments,

•	property protection expenses,

•	other servicing expenses, or

•	any other items specified in the related prospectus supplement.

If there are any limitations with respect to a party’s advancing obligations, we will discuss those limitations in the related prospectus supplement.

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Advances are intended to maintain a regular flow of scheduled interest and principal payments to certificateholders. Advances are not a guarantee against losses. The advancing party will be entitled to recover all of its advances out of—

•	subsequent recoveries on the related mortgage loans, including amounts drawn under any fund or instrument constituting credit support, and

•	any other specific sources identified in the related prospectus supplement.

If and to the extent that we so specify in the related prospectus supplement, any entity making advances will be entitled to receive interest on some or all of those advances for a specified period during which they are outstanding at the rate specified in that prospectus supplement. That entity may be entitled to payment of interest on its outstanding advances—

•	periodically from general collections on the mortgage assets in the related trust, prior to any payment to the related series of certificateholders, or

•	at any other times and from any sources as we may describe in the related prospectus supplement.

If any trust established by us includes mortgage-backed securities, we will discuss in the related prospectus supplement any comparable advancing obligations with respect to those securities or the mortgage loans that back them.

Matters Regarding the Master Servicer, the Special Servicer, the Manager and Us

Unless we specify otherwise in the related prospectus supplement, the master servicer, special servicer or manager for any of our trusts may each resign from its obligations in that capacity, upon—

•	the appointment of, and the acceptance of that appointment by, a successor to the resigning party and receipt by the related trustee of written confirmation from each applicable rating agency that the resignation and appointment will not result in a withdrawal or downgrade of any rating assigned by that rating agency to any class of certificates of the related series, or

•	a determination that those obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by the resigning party.

In general, no resignation will become effective until the related trustee or other successor has assumed the obligations and duties of the resigning master servicer, special servicer or manager, as the case may be. The appointment of a successor master servicer may require our consent, but if we have not responded to a request for consent to a successor within the requisite time period, that consent may be deemed to have been given. If the duties of the master servicer or the special servicer are transferred to a successor thereto, the master servicing fee and the special servicing fee and, except as otherwise described in the related prospectus supplement, any workout fee and/or any liquidation fee, as applicable, that accrues or otherwise becomes payable under the Governing Document from and after the date of such transfer will be payable to such successor. The Governing Document will require the resigning master servicer or special servicer to pay all costs and expenses in connection with such resignation and the resulting transfer of servicing.

With respect to each series of offered certificates, we and the related master servicer, special servicer and/or manager, if any, will, in each case, be obligated to perform only those duties specifically required under the related Governing Document.

In no event will we, any master servicer, special servicer or manager for one of our trusts, or any of our or their respective members, managers, directors, officers, employees or agents, be under any liability to that trust or the related certificateholders for any action taken, or not taken, in good faith under the related Governing Document or for errors in judgment. However, subject to any exceptions disclosed in the related prospectus supplement, neither we nor any of those other parties to the related Governing Document will be protected against any liability that would otherwise be imposed by reason of—

•	willful misfeasance, bad faith or gross negligence in the performance of obligations or duties under the related Governing Document for any series of offered certificates, or

•	reckless disregard of those obligations and duties.

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Furthermore, the Governing Document for each series of offered certificates will entitle us, the master servicer, special servicer and/or manager for the related trust, and our and their respective members, managers, directors, officers, employees and agents, to indemnification out of the related trust assets for any loss, liability or expense incurred in connection with any legal action or claim that relates to that Governing Document or series of offered certificates or to the related trust. However, subject to any exceptions disclosed in the related prospectus supplement, the indemnification will not extend to any such loss, liability or expense:

•	specifically required to be borne by the relevant party, without right of reimbursement, under the terms of that Governing Document;

•	incurred in connection with any legal action or claim against the relevant party resulting from any breach of a representation or warranty made in that Governing Document; or

•	incurred in connection with any legal action or claim against the relevant party resulting from any willful misfeasance, bad faith or gross negligence in the performance of obligations or duties under that Governing Document or reckless disregard of those obligations and duties.

Neither we nor any master servicer, special servicer or manager for the related trust will be under any obligation to appear in, prosecute or defend any legal action unless:

•	the action is related to the respective responsibilities of that party under the Governing Document for the affected series of offered certificates; and

•	either—

1.	that party is specifically required to bear the expense of the action, or

2.	the action will not, in its opinion, involve that party in any ultimate expense or liability for which it would not be reimbursed under the Governing Document for the affected series of offered certificates.

However, we and each of those other parties may undertake any legal action that may be necessary or desirable with respect to the enforcement or protection of the rights and duties of the parties to the Governing Document for any series of offered certificates and the interests of the certificateholders of that series under that Governing Document. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the related trust and payable out of related trust assets.

With limited exception, any person or entity—

•	into which we or any related master servicer, special servicer or manager may be merged or consolidated, or

•	resulting from any merger or consolidation to which we or any related master servicer, special servicer or manager is a party, or

•	succeeding to all or substantially all of our business or the business of any related master servicer, special servicer or manager,

will be the successor of us or that master servicer, special servicer or manager, as the case may be, under the Governing Document for a series of offered certificates.

Compensation arrangements for a master servicer, special servicer or manager for one of our trusts may vary from securitization transaction to securitization transaction. The compensation arrangements with respect to any master servicer, special servicer or manager for any of our trusts will be set forth in the related prospectus supplement. In general, that compensation will be payable out of the related trust assets.

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Events of Default

We will identify in the related prospectus supplement the various events of default under the Governing Document for each series of offered certificates for which any related master servicer, special servicer or manager may be terminated in that capacity. In general, the Governing Document for each series of offered certificates will provide that if the defaulting party is terminated as a result of any such event of default, and if a non-defaulting party to that Governing Document incurs any costs or expenses in connection with the termination of the defaulting party and the transfer of the defaulting party’s duties under that Government Document, then those costs and expenses of such non-defaulting party must be borne by the defaulting party, and if not paid by the defaulting party within 90 days after the presentation of reasonable documentation of such costs and expenses, such non-defaulting party will be entitled to indemnification for those costs and expenses from the related trust fund, although the defaulting party will not thereby be relieved of its liability for those costs and expenses.

Amendment

The Governing Document for each series of offered certificates may be amended by the parties thereto, without the consent of any of the holders of those certificates, or of any non-offered certificates of the same series, for the following reasons:

1.	to cure any ambiguity;

2.	to correct, modify or supplement any provision in the Governing Document which may be inconsistent with any other provision in that document or with the description of that document set forth in this prospectus or the related prospectus supplement;

3.	to add any other provisions with respect to matters or questions arising under the Governing Document that are not inconsistent with the existing provisions of that document;

4.	to the extent applicable, to relax or eliminate any requirement under the Governing Document imposed by the provisions of the Internal Revenue Code relating to REMICs or grantor trusts if the provisions of the Internal Revenue Code are amended or clarified so as to allow for the relaxation or elimination of that requirement;

5.	to relax or eliminate any requirement under the Governing Document imposed by the Securities Act, or the rules under that Act if that Act or those rules are amended or clarified so as to allow for the relaxation or elimination of that requirement;

6.	to comply with any requirements imposed by the Internal Revenue Code or any final, temporary or, in some cases, proposed regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws, or to avoid a prohibited transaction or reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any REMIC or grantor trust created under the Governing Document;

7.	to the extent applicable, to modify, add to or eliminate the transfer restrictions relating to the certificates which are residual interests in a REMIC;

8.	to further clarify or amend any provision of the Governing Document to reflect the new agreement between the parties regarding SEC reporting and filing obligations and related matters; or

9.	to otherwise modify or delete existing provisions of the Governing Document.

However, no such amendment of the Governing Document for any series of offered certificates that is covered solely by clauses 3. or 8. above, may adversely affect in any material respect the interests of any holders of offered or non-offered certificates of that series. In addition, if the related trust is intended to be a ‘‘qualifying special purpose entity’’ under FASB 140, then no such amendment may significantly change the activities of the related trust.

In general, the Governing Document for a series of offered certificates may also be amended by the parties to that document, with the consent of the holders of offered and non-offered certificates

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representing, in total, not less than 66 2/3%, or any other percentage specified in the related prospectus supplement, of all the voting rights allocated to those classes of that series that are affected by the amendment. However, the Governing Document for a series of offered certificates may not be amended to—

•	reduce in any manner the amount of, or delay the timing of, payments received on the related mortgage assets that are required to be distributed on any offered or non-offered certificate of that series without the consent of the holder of that certificate; or

•	adversely affect in any material respect the interests of the holders of any class of offered or non-offered certificates of that series in any other manner without the consent of the holders of all certificates of that class; or

•	if the related trust is intended to be a ‘‘qualifying special purpose entity’’ under FASB 140, significantly change the activities of the related trust without the consent of the holders of offered and/or non-offered certificates of that series representing, in total, not less than 51% of the voting rights for that series, not taking into account certificates of that series held by us or any of our affiliates or agents; or

•	modify the provisions of the Governing Document relating to amendments of that document without the consent of the holders of all offered and non-offered certificates of that series then outstanding; or

•	modify the specified percentage of voting rights which is required to be held by certificateholders to consent, approve or object to any particular action under the Governing Document without the consent of the holders of all offered and non-offered certificates of that series then outstanding.

List of Certificateholders

Upon written request of three or more certificateholders of record of any series made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the related Governing Document, the related trustee or other certificate registrar of that series will afford the requesting certificateholders access during normal business hours to the most recent list of certificateholders of that series. However, the trustee may first require a copy of the communication that the requesting certificateholders propose to send.

Eligibility Requirements for the Trustee

The trustee for each series of offered certificates will be named in the related prospectus supplement.

The trustee for a series of offered certificates is at all times required to be a bank, banking association, banking corporation or trust company organized and doing business under the laws of the U.S. or any State of the U.S. or the District of Columbia. In addition, the trustee must at all times—

•	be authorized under those laws to exercise trust powers;

•	with limited exception, have a combined capital and surplus of at least $50,000,000; and

•	be subject to supervision or examination by a federal or state banking authority.

If the bank, banking association, banking corporation or trust company in question publishes reports of condition at least annually, in accordance with law or the requirements of the supervising or examining authority, then the combined capital and surplus of that bank, banking association, banking corporation or trust company will be deemed to be its combined capital and surplus as described in its most recent published report of condition.

The bank, banking association, banking corporation or trust company that serves as trustee for any series of offered certificates may have typical banking relationships with us and our affiliates and with any of the other parties to the related Governing Document and its affiliates.

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Duties of the Trustee

If no event of default has occurred and is continuing under the related Governing Document, the trustee for a series of offered certificates will be required to perform only those duties specifically required under the related Governing Document. However, upon receipt of any of the various certificates, reports or other instruments required to be furnished to it under the related Governing Document, the trustee must examine those documents and determine whether they conform to the requirements of that Governing Document.

The trustee for a series of offered certificates will not—

•	make any representation as to the validity or sufficiency of those certificates, the related Governing Document or any underlying mortgage asset or related document, or

•	be accountable for the use or application by or on behalf of any other party to the related Governing Document of any funds paid to that party with respect to those certificates or the underlying mortgage assets.

The trustee for each series of offered certificates will be entitled to execute any of its trusts or powers and perform any of its duties under the related Governing Document, either directly or by or through agents or attorneys. However, the trustee will remain responsible for the acts and omissions of any such agent or attorney acting within the scope of its employment to the same extent as it is responsible for its own acts and omissions under the related Governing Document.

In addition, for purposes of meeting the legal requirements of some local jurisdictions, the trustee will have the power to appoint a co-trustee or separate trustee of all or any part of the trust assets. All rights, powers, duties and obligations conferred or imposed upon the trustee will then be conferred or imposed upon the trustee and the separate trustee or co-trustee jointly. In any jurisdiction in which the trustee is incompetent or unqualified to perform some acts, all rights, powers, duties and obligations conferred or imposed upon the trustee will then be conferred or imposed singly upon the separate trustee or co-trustee, which will exercise and perform its rights, powers, duties and obligations solely at the direction of the trustee.

Rights, Protections, Indemnities and Immunities of the Trustee

As and to the extent described in the related prospectus supplement, the fees and normal disbursements of the trustee for any series of offered certificates may be the expense of the related master servicer or other specified person or may be required to be paid out of the related trust assets.

The trustee for each series of offered certificates and each of its directors, officers, employees and agents will be entitled to indemnification, out of related trust assets, for any loss, liability or expense incurred by that trustee or any of those other persons in connection with that trustee’s acceptance or administration of its trusts under the related Governing Document. However, the indemnification of a trustee or any of its directors, officers, employees and agents will not extend to any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence on the part of the trustee in the performance of its obligations and duties under the related Governing Document.

No trustee for any series of offered certificates will be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the related Governing Document. Furthermore, no trustee for any series of offered certificates will be liable for an error in judgment, unless the trustee was negligent in ascertaining the pertinent facts.

The trustee for a series of offered certificates may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the trustee for a series of offered certificates may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the related Governing Document in good faith and in accordance therewith.

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No trustee for any series of offered certificates will be under any obligation to exercise any of the trusts or powers vested in it by the related Governing Document, or to make any investigation of matters arising under that Governing Document or to institute, conduct or defend any litigation under or in relation to that Governing Document, at the request, order or direction of any of the certificateholders of that series, pursuant to the provisions of that Governing Document, unless those certificateholders have offered the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

No trustee for any series of offered certificates will be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the related Governing Document, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

The protections, immunities and indemnities afforded to the trustee for one of our trusts will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, tax administrator and custodian for that trust.

Resignation and Removal of the Trustee

The trustee for any series of offered certificates may resign at any time by giving written notice thereof to, among others, us. Upon receiving that notice, we will be obligated to appoint a successor to a resigning trustee. If no successor trustee has been appointed and has accepted appointment within 30 days after the giving of that notice of resignation, the resigning trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

In general, if, among other things—

•	the trustee ceases to be eligible to act in that capacity under the related Governing Document and fails to resign after we make a written request for the trustee to resign, or

•	the trustee becomes incapable of acting in that capacity under the related Governing Document, or is adjudged bankrupt or insolvent, or a receiver of the trustee or of its property is appointed, or any public officer takes charge or control of the trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or

•	the trustee fails (other than by reason of the failure of either the master servicer or the special servicer to timely perform its obligations or as a result of other circumstances beyond the trustee’s reasonable control) to timely deliver or otherwise make available in accordance with the Governing Document certain reports or statements required under the Governing Document and such failure continues unremedied for a period set forth in the Governing Document after receipt of written notice by the trustee of such failure, or

•	if a tax is imposed or threatened with respect to the trust fund by any state in which the trustee is located or in which it holds any portion of the trust fund,

then we may remove the trustee and appoint a successor trustee acceptable to us and the master servicer by written instrument, in duplicate, which instrument must be delivered to the trustee so removed and to the successor trustee.

In addition, unless we indicate otherwise in the related prospectus supplement, the holders of the offered and non-offered certificates of a subject series of certificates evidencing not less than 51%—or any other percentage specified in the related prospectus supplement—of the voting rights for that series may at any time remove the trustee and appoint a successor trustee by written instrument(s), signed by such holders or their attorneys-in-fact, delivered to the master servicer, the trustee so removed and the successor trustee so appointed.

In the event that the trustee for any series of offered certificates is terminated or removed, all of its rights and obligations under the related Governing Document and in and to the related trust assets will be terminated, other than any rights or obligations that accrued prior to the date of such termination or

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removal, including the right to receive all fees, expenses, advances, interest on advances and other amounts accrued or owing to it under the Governing Document with respect to periods prior to the date of such termination or removal, and no termination without cause will be effective until the payment of those amounts to the outgoing trustee. Any resignation or removal of a trustee and appointment of a successor trustee will not become effective until acceptance of appointment by the successor trustee. The Governing Document will generally provide that the predecessor trustee is required to deliver to the successor trustee for any series of offered certificates all documents related to the mortgage assets held by it or its agent and statements held by it under the Governing Document.

The Governing Document will also generally provide that if a trustee thereunder resigns or is terminated or removed, then any and all costs and expenses associated with transferring the duties of that trustee to a successor trustee, including those associated with the transfer of mortgage files and other documents and statements held by the predecessor trustee to the successor trustee, are to be paid: (a) by the predecessor trustee, if such predecessor trustee has resigned or been removed with cause, including by us as described in the third preceding paragraph; (b) by the certificateholders that effected the removal, if the predecessor trustee has been removed without cause by certificateholders of the subject series as described in the second preceding paragraph; and (c) out of the related trust assets, if such costs and expenses are not paid by the predecessor trustee or the subject certificateholders, as contemplated by the immediately preceding clauses (a) and (b), within a specified period after they are incurred (except that such predecessor trustee or such subject certificateholders, as applicable, will remain liable to the related trust for those costs and expenses).

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DESCRIPTION OF THE CERTIFICATES

General

Each series of offered certificates, together with any non-offered certificates of the same series, will represent the entire beneficial ownership interest in a trust created at our direction. Each series of offered certificates will consist of one or more classes. Any non-offered certificates of that series will likewise consist of one or more classes.

A series of certificates consists of all those certificates that—

•	have the same series designation;

•	were issued under the same Governing Document; and

•	represent beneficial ownership interests in the same trust.

A class of certificates consists of all those certificates of a particular series that—

•	have the same class designation; and

•	have the same payment terms.

The respective classes of offered and non-offered certificates of any series may have a variety of payment terms. An offered certificate may entitle the holder to receive:

•	a stated principal amount, which will be represented by its principal balance, if any;

•	interest on a principal balance or notional amount, at a fixed, floating, adjustable or variable pass-through rate, which pass-through rate may change as of a specified date or upon the occurrence of specified events as described in the related prospectus supplement;

•	specified, fixed or variable portions of the interest, principal or other amounts received on the related mortgage assets;

•	payments of principal, with disproportionate, nominal or no payments of interest;

•	payments of interest, with disproportionate, nominal or no payments of principal;

•	payments of interest on a deferred or partially deferred basis, which deferred interest may be added to the principal balance, if any, of the subject class of offered certificates or which deferred interest may or may not itself accrue interest, all as set forth in the related prospectus supplement;

•	payments of interest or principal that commence only as of a specified date or only after the occurrence of specified events, such as the payment in full of the interest and principal outstanding on one or more other classes of certificates of the same series;

•	payments of interest or principal that are, in whole or in part, calculated based on or payable specifically or primarily from payments or other collections on particular related mortgage assets;

•	payments of principal to be made, from time to time or for designated periods, at a rate that is—

1.	faster and, in some cases, substantially faster, or

2.	slower and, in some cases, substantially slower,

than the rate at which payments or other collections of principal are received on the related mortgage assets;

•	payments of principal to be made, subject to available funds, based on a specified principal payment schedule or other methodology;

•	payments of principal that may be accelerated or slowed in response to a change in the rate of principal payments on the related mortgage assets in order to protect the subject class of offered certificates or, alternatively, to protect one or more other classes of certificates of the same series from prepayment and/or extension risk;

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•	payments of principal out of amounts other than payments or other collections of principal on the related mortgage assets, such as excess spread on the related mortgage assets or amounts otherwise payable as interest with respect to another class of certificates of the same series, which other class of certificates provides for the deferral of interest payments thereon;

•	payments of residual amounts remaining after required payments have been made with respect to other classes of certificates of the same series; or

•	payments of all or part of the prepayment or repayment premiums, fees and charges, equity participation payments or other specified items or amounts received on the related mortgage assets.

Any class of offered certificates may be senior or subordinate to or pari passu with one or more other classes of certificates of the same series, including a non-offered class of certificates of that series, for purposes of some or all payments and/or allocations of losses or other shortfalls.

A class of offered certificates may have two or more component parts, each having characteristics that are described in this prospectus as being attributable to separate and distinct classes. For example, a class of offered certificates may have a total principal balance on which it accrues interest at a fixed, floating, adjustable or variable rate. That class of offered certificates may also accrue interest on a total notional amount at a different fixed, floating, adjustable or variable rate. In addition, a class of offered certificates may accrue interest on one portion of its total principal balance or notional amount at one fixed, floating, adjustable or variable rate and on another portion of its total principal balance or notional amount at a different fixed, floating, adjustable or variable rate. Furthermore, a class of offered certificates may be senior to another class of certificates of the same series in some respects, such as receiving payments out of payments and other collections on particular related mortgage assets, but subordinate in other respects, such as receiving payments out of the payments and other collections on different related mortgage assets.

Each class of offered certificates will be issued in minimum denominations corresponding to specified principal balances, notional amounts or percentage interests, as described in the related prospectus supplement. A class of offered certificates may be issued in fully registered, definitive form and evidenced by physical certificates or may be issued in book-entry form through the facilities of The Depository Trust Company. Offered certificates held in fully registered, definitive form may be transferred or exchanged, subject to any restrictions on transfer described in the related prospectus supplement, at the location specified in the related prospectus supplement, without the payment of any service charges, except for any tax or other governmental charge payable in connection with the transfer or exchange. Interests in offered certificates held in book-entry form will be transferred on the book-entry records of DTC and its participating organizations. If we so specify in the related prospectus supplement, we will arrange for clearance and settlement through Clearstream Banking Luxembourg or the Euroclear System, for so long as they are participants in DTC.

Investor Requirements and Transfer Restrictions

A Governing Document may impose minimum standards, restrictions or suitability requirements regarding potential investors in purchasing the subject offered certificates and/or restrictions on ownership or transfer of the subject offered certificates. If so, we will discuss any such standards, restrictions and/or requirements in the related prospectus supplement if and to the extent that we do not already do so in this prospectus.

Payments on the Certificates

General.    Payments on a series of offered certificates may occur monthly, bi-monthly, quarterly, semi-annually, annually or at any other specified interval. Payments and other collections on or with respect to the related mortgage assets will be the primary source of funds payable on a series of offered certificates. In the prospectus supplement for each series of offered certificates, we will identify:

•	the frequency of distributions on, and the periodic distribution date for, that series;

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•	the relevant collection period, which may vary from mortgage asset to mortgage asset, for payments and other collections on or with respect to the related mortgage assets that are payable on that series on any particular distribution date; and

•	the record date as of which certificateholders entitled to payments on any particular distribution date will be established.

All payments with respect to a class of offered certificates on any distribution date will be allocated pro rata among the outstanding certificates of that class in proportion to the respective principal balances, notional amounts or percentage interests, as the case may be, of those certificates. Payments on an offered certificate will be made to the holder entitled thereto either—

•	by wire transfer of immediately available funds to the account of that holder at a bank or similar entity, provided that the holder has furnished the party making the payments with wiring instructions no later than the applicable record date or, in most cases, a specified number of days —generally not more than five—prior to that date, and has satisfied any other conditions specified in the related prospectus supplement, or

•	by check mailed to the address of that holder as it appears in the certificate register, in all other cases.

In general, the final payment on any offered certificate will be made only upon presentation and surrender of that certificate at the location specified to the holder in notice of final payment.

In connection with the offering and issuance of each series of offered certificates, we will include the following information in the related prospectus supplement:

•	the flow of funds for the transaction, including the payment allocations, rights and distribution priorities among all classes of the subject offered certificates, and within each class of those offered certificates, with respect to cash flows;

•	any specified changes to the transaction structure that would be triggered upon a default or event of default on the related trust assets or the failure to make any required payment on any class of certificates of the subject series, such as a change in distribution priority among classes;

•	any credit enhancement or other support and any other structural features designed to enhance credit, facilitate the timely payment of monies due on the mortgage assets or owing to certificateholders, adjust the rate of return on those offered certificates, or preserve monies that will or might be distributed to certificateholders;

•	how cash held pending distribution or other uses is held and invested, the length of time cash will be held pending distributions to certificateholders, the identity of the party or parties with access to cash balances and the authority to invest cash balances, the identity of the party or parties making decisions regarding the deposit, transfer or disbursement of mortgage asset cash flows and whether there will be any independent verification of the transaction accounts or account activity; and

•	an itemized list (in tabular format) of fees and expenses to be paid or payable out of the cash flows from the related mortgage assets.

In the flow of funds discussion in any prospectus supplement, we will provide information regarding any directing of cash flows from the trust assets—such as to reserve accounts, cash collateral accounts or expenses—and the purpose and operation of those requirements.

Payments of Interest.    In the case of each class of interest-bearing offered certificates, interest will accrue from time to time, at the applicable pass-through rate and in accordance with the applicable interest accrual method, on the total outstanding principal balance or notional amount of that class. However, in some cases, the interest payable with respect to a class of interest-bearing offered certificates will equal a specified percentage or other specified portion, calculated as described in the related prospectus supplement, of the interest accrued or payable, as applicable, on some or all of the related mortgage assets or on one or more particular related mortgage assets.

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The pass-through rate for a class of interest-bearing offered certificates may be fixed, floating, adjustable or variable. For example, the pass-through rate for a class of interest-bearing offered certificates may be:

•	a specified fixed rate;

•	a rate based on the interest rate for a particular related mortgage asset;

•	a rate based on a weighted average of the interest rates for some or all of the related mortgage assets, except that for purposes of calculating that weighted average rate any or all of the underlying rates may first be subject to a cap or floor or be increased or decreased by a specified spread or percentage or by a spread or percentage calculated based on a specified formula, with any such underlying rate adjustments permitted to vary from mortgage asset to mortgage asset or, in the case of any particular mortgage asset, from one accrual or payment period to another;

•	a rate that resets periodically based upon, and that varies either directly or indirectly with, the value from time to time of a designated objective index, such as the London interbank offered rate, a particular prime lending rate, a particular Treasury rate, the average cost of funds of one or more financial institutions or other similar index rate, as determined from time to time as set forth in the related prospectus supplement;

•	a rate that is equal to the product of (a) a rate described in any of the foregoing bullets in this sentence, multiplied by (b) a specified percentage or a percentage calculated based on a specified formula, which specified percentage or specified formula may vary from one accrual or payment period to another;

•	a rate that is equal to (a) a rate described in any of the foregoing bullets in this sentence, increased or decreased by (b) a specified spread or a spread calculated based on a specified formula, which specified spread or specified formula may vary from one accrual or payment period to another;

•	a floating, adjustable or otherwise variable rate that is described in any of the foregoing bullets in this sentence, except that it is limited by (a) a cap or ceiling that establishes either a maximum rate or a maximum number of basis points by which the rate may increase from one accrual or payment period to another or over the life of the subject offered certificates or (b) a floor that establishes either a minimum rate or a maximum number of basis points by which the rate may decrease from one accrual or payment period to another or over the life of the subject offered certificates;

•	a rate that is described in any of the foregoing bullets in this sentence, except that it is subject to a limit on the amount of interest to be paid on the subject offered certificates in any accrual or payment period that is based on the total amount available for distribution;

•	the highest, lowest or average of any two or more of the rates described in the foregoing bullets in this sentence, or the differential between any two of the rates described in the foregoing bullets in this sentence; or

•	a rate that is based on (a) one fixed rate during one or more accrual or payment periods and a different fixed rate or rates, or any other rate or rates described in any of the foregoing bullets in this sentence, during other accrual or payment periods or (b) a floating, adjustable or otherwise variable rate described in any of the foregoing bullets in this sentence, during one or more accrual or payment periods and a fixed rate or rates, or a different floating, adjustable or otherwise variable rate or rates described in any of the foregoing bullets in this sentence, during other accrual or payment periods.

We will specify in the related prospectus supplement the pass-through rate for each class of interest-bearing offered certificates or, in the case of a floating, adjustable or variable pass-through rate, the method for determining that pass-through rate and how frequently it will be determined. If the rate to be paid with respect to any class of offered certificates can be a combination of two or more rates, we will provide information in the related prospectus supplement regarding each of those rates and when it applies.

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Interest may accrue with respect to any offered certificate on the basis of:

•	a 360-day year consisting of 12 30-day months,

•	the actual number of days elapsed during each relevant period in a year assumed to consist of 360 days,

•	the actual number of days elapsed during each relevant period in a normal calendar year, or

•	any other method identified in the related prospectus supplement.

We will identify the interest accrual method for each class of offered certificates in the related prospectus supplement.

Subject to available funds and any adjustments to interest entitlements described in the related prospectus supplement, accrued interest with respect to each class of interest-bearing offered certificates will normally be payable on each distribution date. However, in the case of some classes of interest-bearing offered certificates, payments of accrued interest will only begin on a particular distribution date or under the circumstances described in the related prospectus supplement. Prior to that time, the amount of accrued interest otherwise payable on that class will be added to its total principal balance on each date or otherwise deferred as described in the related prospectus supplement.

If a class of offered certificates accrues interest on a total notional amount, that total notional amount, in general, will be either:

•	based on the principal balances of some or all of the related mortgage assets; or

•	equal to the total principal balances of one or more other classes of certificates of the same series.

Reference to the notional amount of any certificate is solely for convenience in making calculations of interest and does not represent the right to receive any payments of principal.

We will describe in the related prospectus supplement the extent to which the amount of accrued interest that is payable on, or that may be added to the total principal balance of, a class of interest-bearing offered certificates may be reduced as a result of any contingencies, including shortfalls in interest collections due to prepayments, delinquencies, losses and deferred interest on the related mortgage assets.

Payments of Principal.    An offered certificate may or may not have a principal balance. If it does, that principal balance outstanding from time to time will represent the maximum amount that the holder of that certificate will be entitled to receive as principal out of the future cash flow on the related mortgage assets and the other related trust assets.

The total outstanding principal balance of any class of offered certificates will be reduced by—

•	payments of principal actually made to the holders of that class, and

•	if and to the extent that we so specify in the related prospectus supplement, losses of principal on the related mortgage assets that are allocated to or are required to be borne by that class.

A class of interest-bearing offered certificates may provide that payments of accrued interest will only begin on a particular distribution date or under the circumstances described in the related prospectus supplement. If so, the total outstanding principal balance of that class may be increased by the amount of any interest accrued, but not currently payable, on that class.

We will describe in the related prospectus supplement any other adjustments to the total outstanding principal balance of a class of offered certificates.

We will specify the expected initial total principal balance of each class of offered certificates in the related prospectus supplement. Unless we so state in the related prospectus supplement, the initial total principal balance of a series of certificates will not be greater than the total outstanding principal balance of the related mortgage assets transferred by us to the related trust. If applicable, we will express, as a percentage, in the related prospectus supplement, the extent to which the initial total principal balance of a series of certificates is greater than or less than the total outstanding principal balance of the related mortgage assets that we transfer to the related trust.

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The payments of principal to be made on a series of offered certificates from time to time will, in general, be a function of the payments, other collections and advances of principal received or made with respect to the related mortgage assets. Payments of principal on a series of offered certificates may also be made from the following sources:

•	amounts attributable to interest accrued but not currently payable on one or more other classes of certificates of the applicable series;

•	interest received or advanced on the underlying mortgage assets that is in excess of the interest currently accrued on the certificates of the applicable series;

•	prepayment premiums, fees and charges, payments from equity participations or any other amounts received on the underlying mortgage assets that do not constitute interest or principal; or

•	any other amounts described in the related prospectus supplement.

We will describe in the related prospectus supplement the principal entitlement of each class of offered certificates on each distribution date, including any principal distribution schedules and formulas for calculating principal distributions from cash flows on the trust assets. Payment priorities among, principal distribution schedules for and formulas for calculating principal distributions from cash flows on the related trust assets with respect to various classes of certificates of any particular series may be affected by and/or subject to change based upon defaults and/or losses with respect to the related trust assets or one or more particular trust assets and/or liquidation, amortization, performance or similar triggers or events with respect to the related trust assets or one or more particular trust assets. We will identify in the related prospectus supplement the rights of certificateholders and changes to the transaction structure or flow of funds in response to the events or triggers described in the preceding sentence.

The offered certificates will not have maturity dates in a traditional sense, and it will not be an event of default if a class of offered certificates is not paid in full by a specified date. However, if the offered certificates of any particular class or series are not paid in full by a specified date, then, as and to the extent described in the related prospectus supplement, the applicable Governing Document may provide for a liquidation of a sufficient amount of related mortgage assets to retire that class or series.

Allocation of Losses and Shortfalls

If and to the extent that any losses or shortfalls in collections on the mortgage assets in any of our trusts are not covered or offset by delinquency advances or draws on any reserve fund or under any instrument of credit support, they will be allocated among the various classes of certificates of the related series in the priority and manner, and subject to the limitations, specified in the related prospectus supplement. As described in the related prospectus supplement, the allocations may be effected as follows:

•	by reducing the entitlements to interest and/or the total principal balances of one or more of those classes; and/or

•	by establishing a priority of payments among those classes.

Different types of losses and shortfalls, or losses and/or shortfalls with respect to different mortgage assets, may be allocated differently among the various classes of certificates of the related series.

See ‘‘Description of Credit Support.’’

Incorporation of Certain Documents by Reference; Reports Filed with the SEC

All documents filed for the trust relating to a series of offered certificates after the date of this prospectus and before the end of the related offering with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, are incorporated by reference into this prospectus and are a part of this prospectus from the date of their filing. Any statement contained in a document incorporated by reference

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in this prospectus is modified or superseded for all purposes of this prospectus to the extent that a statement contained in this prospectus—or in the related prospectus supplement—or in any other subsequently filed document that also is incorporated by reference differs from that statement. Any statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

We or another transaction party on behalf of the trust for a series of offered certificates will file the reports required under the Securities Act and under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. These reports include but are not limited to:

•	Reports on Form 8-K (Current Report), following the issuance of the series of certificates of the related trust fund, including as Exhibits to the Form 8-K, various agreements or other documents specified in the related prospectus supplement, if applicable;

•	Reports on Form 8-K (Current Report), following the occurrence of events specified in Form 8-K requiring disclosure, which are required to be filed within the time-frame specified in Form 8-K related to the type of event;

•	Reports on Form 10-D (Asset-Backed Issuer Distribution Report), containing the distribution and pool performance information required on Form 10-D, which are required to be filed 15 days following each related distribution date; and

•	Report on Form 10-K (Annual Report), containing the items specified in Form 10-K with respect to a fiscal year and filing or furnishing, as appropriate, the required exhibits and the certification delivered pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002.

We do not intend, and no other transaction party will be required, to file with the SEC any reports required under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with respect to any of our trusts following completion of the reporting period required by Rule 15d-1 or Regulation 15D under the Securities Exchange Act of 1934. Unless specifically stated in the report, the reports and any information included in the report will neither be examined nor reported on by an independent public accountant. Each of our trusts will have a separate file number assigned by the SEC, which unless otherwise specified in the related prospectus supplement is not available until filing of the final prospectus supplement related to the series. Reports filed with the SEC with respect to one of our trusts after the final prospectus supplement is filed will be available under the trust’s specific number, which will be a series number assigned to the file number for our registration statement as shown under ‘‘Available Information.’’

We anticipate that, with respect to each of our trusts, the annual reports on Form 10-K, the distribution reports on Form 10-D, the current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act will be made available on the website of the related trustee or the website of such other transaction party as may be identified in the prospectus supplement for the related series of offered certificates, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. If this is the case, we will identify in the applicable prospectus supplement the address of that website. If the foregoing reports will not be made available in this manner, then we will, in the related prospectus supplement, state whether an identified transaction party voluntarily will provide electronic or paper copies of the subject filings free of charge upon request.

We will, or will cause another transaction party to, provide to each person, including any beneficial owner, to whom this prospectus is delivered in connection with any offered certificates, free of charge upon written or oral request, a copy of any and all of the information that is incorporated by reference in this prospectus but not delivered with this prospectus. Unless we state otherwise, in the related prospectus supplement, requests for this information should be directed to the corporate trust office of the trustee specified in the related prospectus supplement.

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Reports to Certificateholders

On or about each distribution date, the related master servicer, manager or trustee will forward, upon request, or otherwise make available, to each offered certificateholder a statement substantially in the form, or specifying the information, set forth in the related prospectus supplement. In general, that statement will include information regarding—

•	the payments made on that distribution date with respect to the applicable class of offered certificates, and

•	the recent performance of the mortgage assets.

Within a reasonable period of time after the end of each calendar year, upon request, the related master servicer, manager or trustee, as the case may be, will be required to furnish to each person who at any time during the calendar year was a holder of an offered certificate a statement containing information regarding the principal, interest and other amounts paid on the applicable class of offered certificates, aggregated for—

•	that calendar year, or

•	the applicable portion of that calendar year during which the person was a certificateholder.

The obligation to provide that annual statement will be deemed to have been satisfied by the related master servicer, manager or trustee, as the case may be, to the extent that substantially comparable information is provided in accordance with any requirements of the Internal Revenue Code.

If one of our trusts includes mortgage-backed securities, the ability of the related master servicer, manager or trustee, as the case may be, to include in any distribution date statement information regarding the mortgage loans that back those securities will depend on comparable reports being received with respect to them.

Except as described in the related prospectus supplement, neither the master servicer nor any other party to a Governing Document will be required to provide certificateholders, or a trustee on their behalf, periodic evidence of the absence of a default under, or of compliance with the terms of, that Governing Document.

Voting Rights

Voting rights will be allocated among the respective classes of offered and non-offered certificates of each series in the manner described in the related prospectus supplement. Certificateholders will generally not have a right to vote, except—

•	with respect to those amendments to the Governing Documents described under ‘‘Description of the Governing Documents—Amendment,’’ or

•	as otherwise specified in this prospectus or in the related prospectus supplement.

As and to the extent described in the related prospectus supplement, the certificateholders entitled to a specified amount of the voting rights for a particular series will have the right to act as a group to remove or replace the related trustee, master servicer, special servicer or manager. In general, that removal or replacement must be for cause. We will identify exceptions in the related prospectus supplement.

Termination and Redemption

The trust for each series of offered certificates will terminate and cease to exist following:

•	the final payment or other liquidation of the last mortgage asset in that trust; and

•	the payment, or provision for payment (i) to the certificateholders of that series of all amounts required to be paid to them and (ii) to the trustee, the fiscal agent, the master servicer, the special servicer and the members, managers, officers, directors, employees and/or agents of each of them of all amounts which may have become due and owing to any of them under the Governing Document.

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Written notice of termination of a trust will be given to each affected certificateholder. The final payment will be made only upon presentation and surrender of the certificates of the related series at the location to be specified in the notice of termination.

If we so specify in the related prospectus supplement, one or more designated parties will be entitled to purchase all of the mortgage assets underlying a series of offered certificates, thereby effecting early retirement of the certificates and early termination of the related trust. We will describe in the related prospectus supplement which parties may exercise that purchase option, the circumstances under which those parties may exercise that purchase option and the price or the formula for determining the price.

Further, if so specified in the related prospectus supplement, but subject to the conditions specified in that prospectus supplement, following the date on which the total principal balances of the offered certificates are reduced to zero, all of the remaining certificateholders (which may exclude any holders of a class of certificates evidencing a residual interest in a REMIC) of a given series of certificates, acting together, may exchange all of those certificates for all of the mortgage loans, REO properties and mortgage-backed securities remaining in the mortgage pool underlying those certificates, thereby effecting the early termination of the related trust. Upon receipt by the related trustee of all amounts due and owing in connection with such exchange, the trustee will transfer or cause to be transferred to a designee of all of the remaining certificateholders all of the remaining mortgage assets.

In addition, if we so specify in the related prospectus supplement, on a specified date or upon the reduction of the total principal balance of a specified class or classes of certificates by a specified percentage or amount, a party designated in the related prospectus supplement may be authorized or required to solicit bids for the purchase of all the mortgage assets of the related trust or of a sufficient portion of the mortgage assets to retire that class or those classes of certificates. The solicitation of bids must be conducted in a commercially reasonable manner, and assets will, in general, be sold at their fair market value. If the price at which the mortgage assets are sold is less than their unpaid balance, plus accrued interest, then the holders of one or more classes of certificates may receive an amount less than the total principal balance of, and accrued and unpaid interest on, their certificates.

The title for any class of offered certificates with an optional redemption or termination feature that may be exercised when 25% or more of the original principal balance of the related mortgage asset pool —or, in the case of a master trust, of the particular series in which the class was issued—is still outstanding, will include the word ‘‘callable.’’

Book-Entry Registration

General.    Any class of offered certificates may be issued in book-entry form through the facilities of DTC. If so, that class will be represented by one or more global certificates registered in the name of DTC or its nominee. If we so specify in the related prospectus supplement, we will arrange for clearance and settlement through the Euroclear System or Clearstream Banking Luxembourg,, for so long as they are participants in DTC.

DTC, Euroclear and Clearstream.    DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a ‘‘banking corporation’’ within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code, and

•	a ‘‘clearing agency’’ registered under the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for participants in the DTC system and to facilitate the clearance and settlement of securities transactions between those participants through electronic computerized book-entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates. Organizations that maintain accounts with DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. DTC is owned by a number of its participating organizations and by the New York Stock Exchange, Inc., the American Stock

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Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that directly or indirectly clear through or maintain a custodial relationship with one of the organizations that maintains an account with DTC. The rules applicable to DTC and its participating organizations are on file with the SEC.

It is our understanding that Clearstream holds securities for its member organizations and facilitates the clearance and settlement of securities transactions between its member organizations through electronic book-entry changes in accounts of those organizations, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in a variety of currencies, including United States dollars. Clearstream provides to its member organizations, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 39 countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg. It is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream’s customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream’s U.S. customers are limited to securities brokers and dealers, and banks. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream and Euroclear have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

It is our understanding that Euroclear holds securities for its member organizations and facilitates the clearance and settlement of securities transactions between its member organizations through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Over 210,000 different securities are accepted for settlement through Euroclear, the majority of which are domestic securities from over 30 markets. Transactions may be settled in Euroclear in a variety of currencies, including United States dollars. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below in this ‘‘—Book-Entry Registration’’ section. Euroclear is operated by Euroclear Bank S.A./N.V., as Euroclear Operator, under a license agreement with Euroclear Clearance System Public Limited Company. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not ECSPLC. ECSPLC establishes policy for the Euroclear system on behalf of more than 120 member organizations of Euroclear. Those member organizations include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a member organization of Euroclear, either directly or indirectly. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Euroclear Terms and Conditions. The Euroclear Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of member organizations of Euroclear and has no record of or relationship with persons holding through those member organizations.

The information in this prospectus concerning DTC, Euroclear and Clearstream, and their book-entry systems, has been obtained from sources believed to be reliable, but we do not take any responsibility for the accuracy or completeness of that information.

Holding and Transferring Book-Entry Certificates.    Purchases of book-entry certificates under the DTC system must be made by or through, and will be recorded on the records of, the Financial Intermediary that maintains the beneficial owner’s account for that purpose. In turn, the Financial

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Intermediary’s ownership of those certificates will be recorded on the records of DTC or, alternatively, if the Financial Intermediary does not maintain an account with DTC, on the records of a participating firm that acts as agent for the Financial Intermediary, whose interest will in turn be recorded on the records of DTC. A beneficial owner of book-entry certificates must rely on the foregoing procedures to evidence its beneficial ownership of those certificates. DTC has no knowledge of the actual beneficial owners of the book-entry certificates. DTC’s records reflect only the identity of the direct participants to whose accounts those certificates are credited, which may or may not be the actual beneficial owners. The participants in the DTC system will remain responsible for keeping account of their holdings on behalf of their customers.

Transfers between participants in the DTC system will be effected in the ordinary manner in accordance with DTC’s rules and will be settled in same-day funds. Transfers between direct account holders at Euroclear and Clearstream, or between persons or entities participating indirectly in Euroclear or Clearstream, will be effected in the ordinary manner in accordance with their respective procedures and in accordance with DTC’s rules.

Cross-market transfers between direct participants in DTC, on the one hand, and member organizations at Euroclear or Clearstream, on the other, will be effected through DTC in accordance with DTC’s rules and the rules of Euroclear or Clearstream, as applicable. These cross-market transactions will require, among other things, delivery of instructions by the applicable member organization to Euroclear or Clearstream, as the case may be, in accordance with the rules and procedures and within deadlines, Brussels time, established in Euroclear or Clearstream, as the case may be. If the transaction complies with all relevant requirements, Euroclear or Clearstream, as the case may be, will then deliver instructions to its depositary to take action to effect final settlement on its behalf.

Because of time-zone differences, the securities account of a member organization of Euroclear or Clearstream purchasing an interest in a global certificate from a DTC participant that is not a member organization, will be credited during the securities settlement processing day, which must be a business day for Euroclear or Clearstream, as the case may be, immediately following the DTC settlement date. Transactions in interests in a book-entry certificate settled during any securities settlement processing day will be reported to the relevant member organization of Euroclear or Clearstream on the same day. Cash received in Euroclear or Clearstream as a result of sales of interests in a book-entry certificate by or through a member organization of Euroclear or Clearstream, as the case may be, to a DTC participant that is not a member organization will be received with value on the DTC settlement date, but will not be available in the relevant Euroclear or Clearstream cash account until the business day following settlement in DTC. The related prospectus supplement will contain additional information regarding clearance and settlement procedures for the book-entry certificates and with respect to tax documentation procedures relating to the book-entry certificates.

Conveyance of notices and other communications by DTC to DTC participants, and by DTC participants to Financial Intermediaries and beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payments on the book-entry certificates will be made to DTC. DTC’s practice is to credit DTC participants’ accounts on the related distribution date in accordance with their respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that date. Disbursement of those payments by DTC participants to Financial Intermediaries and beneficial owners will be—

•	governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name, and

•	the sole responsibility of each of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

Under a book-entry system, beneficial owners may receive payments after the related distribution date.

The only ‘‘certificateholder’’ of book-entry certificates will be DTC or its nominee. Parties to the applicable governing documents for any series of offered certificates need not recognize beneficial owners

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of book-entry certificates as ‘‘certificateholders.’’ The beneficial owners of book-entry certificates will be permitted to exercise the rights of ‘‘certificateholders’’ only indirectly through the DTC participants, who in turn will exercise their rights through DTC. We have been informed that DTC will take action permitted to be taken by a ‘‘certificateholder’’ only at the direction of one or more DTC participants. DTC may take conflicting actions with respect to the book-entry certificates to the extent that those actions are taken on behalf of Financial Intermediaries whose holdings include those certificates.

Because DTC can act only on behalf of DTC participants, who in turn act on behalf of Financial Intermediaries and beneficial owners of the applicable book-entry securities, the ability of a beneficial owner to pledge its interest in a class of book-entry certificates to persons or entities that do not participate in the DTC system, or otherwise to take actions with respect to its interest in a class of book-entry certificates, may be limited due to the lack of a physical certificate evidencing that interest.

Issuance of Definitive Certificates.    Unless we specify otherwise in the related prospectus supplement, beneficial owners of affected offered certificates initially issued in book-entry form will not be able to obtain physical certificates that represent those offered certificates, unless:

•	we advise the related trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to those offered certificates and we are unable to locate a qualified successor; or

•	we notify DTC of our intent to terminate the book-entry system through DTC with respect to those offered certificates and, in the event applicable law and/or DTC’s procedures require that the DTC participants holding beneficial interests in those offered certificates submit a withdrawal request to DTC in order to so terminate the book-entry system, we additionally notify those DTC participants and they submit a withdrawal request with respect to such termination.

Upon the occurrence of either of the two events described in the prior paragraph, the trustee or other designated party will be required to notify all DTC participants, through DTC, of the availability of physical certificates with respect to the affected offered certificates. Upon surrender by DTC of the certificate or certificates representing a class of book-entry offered certificates, together with instructions for registration, the related trustee or other designated party will be required to issue to the beneficial owners identified in those instructions physical certificates representing those offered certificates.

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YIELD AND MATURITY CONSIDERATIONS

General

The yield on your offered certificates will depend on—

•	the price you paid for your offered certificates,

•	the pass-through rate on your offered certificates,

•	the amount and timing of payments on your offered certificates.

The following discussion contemplates a trust established by us that consists only of mortgage loans. If one of our trusts also includes a mortgage-backed security, the payment terms of that security will soften or enhance the effects that the characteristics and behavior of mortgage loans backing that security can have on the yield to maturity and/or weighted average life of a class of offered certificates. If one of our trusts includes a mortgage-backed security, we will discuss in the related prospectus supplement the effect, if any, that the security may have on the yield to maturity and weighted average lives of the related offered certificates.

Pass-Through Rate

A class of interest-bearing offered certificates may have a fixed, variable or adjustable pass-through rate. We will specify in the related prospectus supplement the pass-through rate for each class of interest-bearing offered certificates or, if the pass-through rate is variable or adjustable, the method of determining the pass-through rate.

Payment Delays

There will be a delay between the date on which payments on the underlying mortgage loans are due and the date on which those payments are passed through to you and other investors. That delay will reduce the yield that would otherwise be produced if those payments were passed through on your offered certificates on the same date that they were due.

Yield and Prepayment Considerations

The yield to maturity on your offered certificates will be affected by the rate of principal payments on the underlying mortgage loans and the allocation of those principal payments to reduce the principal balance or notional amount of your offered certificates. The rate of principal payments on those mortgage loans will be affected by the following:

•	the amortization schedules of the mortgage loans, which may change from time to time to reflect, among other things, changes in mortgage interest rates or partial prepayments of principal;

•	the dates on which any balloon payments are due; and

•	the rate of principal prepayments on the mortgage loans, including voluntary prepayments by borrowers and involuntary prepayments resulting from liquidations, casualties or purchases of mortgage loans.

Because the rate of principal prepayments on the mortgage loans underlying your offered certificates will depend on future events and a variety of factors, we cannot give you any assurance as to that rate.

The extent to which the yield to maturity of your offered certificates may vary from your anticipated yield will depend upon—

•	whether you purchased your offered certificates at a discount or premium and, if so, the extent of that discount or premium, and

•	when, and to what degree, payments of principal on the underlying mortgage loans are applied or otherwise result in the reduction of the principal balance or notional amount of your offered certificates.

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If you purchase your offered certificates at a discount, then you should consider the risk that a slower than anticipated rate of principal payments on the underlying mortgage loans could result in an actual yield to you that is lower than your anticipated yield. If you purchase your offered certificates at a premium, then you should consider the risk that a faster than anticipated rate of principal payments on the underlying mortgage loans could result in an actual yield to you that is lower than your anticipated yield.

If your offered certificates entitle you to payments of interest, with disproportionate, nominal or no payments of principal, then you should consider that your yield will be extremely sensitive to prepayments on the underlying mortgage loans and, under some prepayment scenarios, may be negative.

If a class of offered certificates accrues interest on a notional amount, that notional amount will, in general, either—

•	be based on the principal balances of some or all of the mortgage assets in the related trust, or

•	equal the total principal balance, or a designated portion of the total principal balance, of one or more of the other classes of certificates of the same series.

Accordingly, the yield on that class of certificates will be inversely related to, as applicable, the rate at which—

•	payments and other collections of principal are received on the mortgage assets referred to in the first bullet point of the prior sentence, and/or

•	payments are made in reduction of the total principal balance, or a designated portion of the total principal balance, of any class of certificates referred to in the second bullet point of the prior sentence.

The extent of prepayments of principal of the mortgage loans underlying your offered certificates may be affected by a number of factors, including:

•	the availability of mortgage credit;

•	the relative economic vitality of the area in which the related real properties are located;

•	the quality of management of the related real properties;

•	the servicing of the mortgage loans;

•	possible changes in tax laws; and

•	other opportunities for investment.

In general, those factors that increase—

•	the attractiveness of selling or refinancing a commercial or multifamily property, or

•	the likelihood of default under a commercial or multifamily mortgage loan,

would be expected to cause the rate of prepayment to accelerate. In contrast, those factors having an opposite effect would be expected to cause the rate of prepayment to slow.

The rate of principal payments on the mortgage loans underlying your offered certificates may also be affected by the existence and enforceability of prepayment restrictions, such as—

•	prepayment lock-out periods, and

•	requirements that voluntary principal prepayments be accompanied by prepayment premiums, fees or charges.

If enforceable, those provisions could constitute either an absolute prohibition, in the case of a prepayment lock-out period, or a disincentive, in the case of a prepayment premium, fee or charge, to a borrower’s voluntarily prepaying its mortgage loan, thereby slowing the rate of prepayments.

The rate of prepayment on a pool of mortgage loans is likely to be affected by prevailing market interest rates for mortgage loans of a comparable type, term and risk level. As prevailing market interest

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rates decline, a borrower may have an increased incentive to refinance its mortgage loan. Even in the case of adjustable rate mortgage loans, as prevailing market interest rates decline, the related borrowers may have an increased incentive to refinance for the following purposes:

•	to convert to a fixed rate loan and thereby lock in that rate, or

•	to take advantage of a different index, margin or rate cap or floor on another adjustable rate mortgage loan.

Subject to prevailing market interest rates and economic conditions generally, a borrower may sell a real property in order to—

•	realize its equity in the property,

•	meet cash flow needs or

•	make other investments.

Additionally, some borrowers may be motivated by federal and state tax laws, which are subject to change, to sell their properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to—

•	the particular factors that will affect the prepayment of the mortgage loans underlying any series of offered certificates,

•	the relative importance of those factors,

•	the percentage of the principal balance of those mortgage loans that will be paid as of any date, or

•	the overall rate of prepayment on those mortgage loans.

Weighted Average Life and Maturity

The rate at which principal payments are received on the mortgage loans underlying any series of offered certificates will affect the ultimate maturity and the weighted average life of one or more classes of those certificates. In general, weighted average life refers to the average amount of time that will elapse from the date of issuance of an instrument until each dollar allocable as principal of that instrument is repaid to the investor.

The weighted average life and maturity of a class of offered certificates will be influenced by the rate at which principal on the underlying mortgage loans is paid to that class, whether in the form of—

•	scheduled amortization, or

•	prepayments, including—

1.	voluntary prepayments by borrowers, and

2.	involuntary prepayments resulting from liquidations, casualties or condemnations and purchases of mortgage loans out of the related trust.

In the prospectus supplement for a series of offered certificates, we will include tables, if applicable, setting forth—

•	the projected weighted average life of each class of those offered certificates with principal balances, and

•	the percentage of the initial total principal balance of each class of those offered certificates that would be outstanding on specified dates,

based on the assumptions stated in that prospectus supplement, including assumptions regarding prepayments on the underlying mortgage loans. Those tables and assumptions illustrate the sensitivity of the weighted average lives of those offered certificates to various assumed prepayment rates and are not intended to predict, or to provide information that will enable you to predict, the actual weighted average lives of your offered certificates.

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Prepayment Models

Prepayment rates on loans are commonly measured relative to a prepayment standard or model, such as the CPR prepayment model or the SPA prepayment model. CPR represents an assumed constant rate of prepayment each month, expressed as an annual percentage, relative to the then outstanding principal balance of a pool of mortgage loans for the life of those loans. SPA represents an assumed variable rate of prepayment each month, expressed as an annual percentage, relative to the then outstanding principal balance of a pool of mortgage loans, with different prepayment assumptions often expressed as percentages of SPA. For example, a prepayment assumption of 100% of SPA assumes prepayment rates of 0.2% per annum of the then outstanding principal balance of those loans in the first month of the life of the loans and an additional 0.2% per annum in each month thereafter until the 30th month. Beginning in the 30th month, and in each month thereafter during the life of the loans, 100% of SPA assumes a constant prepayment rate of 6% per annum each month.

Neither CPR nor SPA nor any other prepayment model or assumption is a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any particular pool of mortgage loans. Moreover, the CPR and SPA models were developed based upon historical prepayment experience for single-family mortgage loans. It is unlikely that the prepayment experience of the mortgage loans underlying your offered certificates will conform to any particular level of CPR or SPA.

Other Factors Affecting Yield, Weighted Average Life and Maturity

Balloon Payments; Extensions of Maturity.    Some or all of the mortgage loans underlying a series of offered certificates may require that balloon payments be made at maturity. The ability of a borrower to make a balloon payment typically will depend upon its ability either—

•	to refinance the loan, or

•	to sell the related real property.

If a borrower is unable to refinance or sell the related real property, there is a possibility that the borrower may default on the mortgage loan or that the maturity of the mortgage loan may be extended in connection with a workout. If a borrower defaults, recovery of proceeds may be delayed by—

•	the bankruptcy of the borrower, or

•	adverse economic conditions in the market where the related real property is located.

In order to minimize losses on defaulted mortgage loans, the related master servicer or special servicer may be authorized within prescribed limits to modify mortgage loans that are in default or as to which a payment default is reasonably foreseeable. Any defaulted balloon payment or modification that extends the maturity of a mortgage loan may delay payments of principal on your offered certificates and extend the weighted average life of your offered certificates.

Negative Amortization.    The weighted average life of a class of offered certificates can be affected by mortgage loans that permit negative amortization to occur. Those are the mortgage loans that provide for the current payment of interest calculated at a rate lower than the rate at which interest accrues on the mortgage loan, with the unpaid portion of that interest being added to the related principal balance. Negative amortization most commonly occurs with respect to an adjustable rate mortgage loan that:

•	limits the amount by which its scheduled payment may adjust in response to a change in its mortgage interest rate;

•	provides that its scheduled payment will adjust less frequently than its mortgage interest rate; or

•	provides for constant scheduled payments regardless of adjustments to its mortgage interest rate.

Negative amortization on one or more mortgage loans in any of our trusts may result in negative amortization on a related class of offered certificates. We will describe in the related prospectus supplement, if applicable, the manner in which negative amortization with respect to the underlying mortgage loans is allocated among the respective classes of a series of offered certificates.

The portion of any mortgage loan negative amortization allocated to a class of offered certificates may result in a deferral of some or all of the interest payable on those certificates. Deferred interest may

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be added to the total principal balance of a class of offered certificates. In addition, an adjustable rate mortgage loan that permits negative amortization would be expected during a period of increasing interest rates to amortize, if at all, at a slower rate than if interest rates were declining or were remaining constant. This slower rate of mortgage loan amortization would be reflected in a slower rate of amortization for one or more classes of certificates of the related series. Accordingly, there may be an increase in the weighted average lives of those classes of certificates to which any mortgage loan negative amortization would be allocated or that would bear the effects of a slower rate of amortization of the underlying mortgage loans.

The extent to which the yield on your offered certificates may be affected by any negative amortization on the underlying mortgage loans will depend, in part, upon whether you purchase your offered certificates at a premium or a discount.

During a period of declining interest rates, the scheduled payment on an adjustable rate mortgage loan may exceed the amount necessary to amortize the loan fully over its remaining amortization schedule and pay interest at the then applicable mortgage interest rate. The result is the accelerated amortization of the mortgage loan. The acceleration in amortization of a mortgage loan will shorten the weighted average lives of those classes of certificates that entitle their holders to a portion of the principal payments on the mortgage loan.

Foreclosures and Payment Plans.    The weighted average life of and yield on your offered certificates will be affected by—

•	the number of foreclosures with respect to the underlying mortgage loans; and

•	the principal amount of the foreclosed mortgage loans in relation to the principal amount of those mortgage loans that are repaid in accordance with their terms.

Servicing decisions made with respect to the underlying mortgage loans, including the use of payment plans prior to a demand for acceleration and the restructuring of mortgage loans in bankruptcy proceedings or otherwise, may also affect the payment patterns of particular mortgage loans and, as a result, the weighted average life of and yield on your offered certificates.

Losses and Shortfalls on the Mortgage Assets.    The yield on your offered certificates will directly depend on the extent to which you are required to bear the effects of any losses or shortfalls in collections on the underlying mortgage loans and the timing of those losses and shortfalls. In general, the earlier that you bear any loss or shortfall, the greater will be the negative effect on the yield of your offered certificates.

The amount of any losses or shortfalls in collections on the mortgage assets in any of our trusts will, to the extent not covered or offset by draws on any reserve fund or under any instrument of credit support, be allocated among the various classes of certificates of the related series in the priority and manner, and subject to the limitations, that we specify in the related prospectus supplement. As described in the related prospectus supplement, those allocations may be effected by the following:

•	a reduction in the entitlements to interest and/or the total principal balances of one or more classes of certificates; and/or

•	the establishment of a priority of payments among classes of certificates.

If you purchase subordinated certificates, the yield to maturity on those certificates may be extremely sensitive to losses and shortfalls in collections on the underlying mortgage loans.

Additional Certificate Amortization.    If your offered certificates have a principal balance, then they entitle you to a specified portion of the principal payments received on the underlying mortgage loans. They may also entitle you to payments of principal from the following sources:

•	amounts attributable to interest accrued but not currently payable on one or more other classes of certificates of the applicable series;

•	interest received or advanced on the underlying mortgage assets that is in excess of the interest currently accrued on the certificates of the applicable series;

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•	prepayment premiums, fees and charges, payments from equity participations or any other amounts received on the underlying mortgage assets that do not constitute interest or principal; or

•	any other amounts described in the related prospectus supplement.

The amortization of your offered certificates out of the sources described in the prior paragraph would shorten their weighted average life and, if your offered certificates were purchased at a premium, reduce their yield to maturity.

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DESCRIPTION OF CREDIT SUPPORT

General

Credit support may be provided with respect to one or more classes of the offered certificates of any series or with respect to the related mortgage assets. That credit support may be in the form of any of the following:

•	overcollateralization and/or excess cash flow;

•	the subordination of one or more other classes of certificates of the same series;

•	the use of a letter of credit, a surety bond, an insurance policy or a guarantee;

•	the establishment of one or more reserve funds; or

•	any combination of the foregoing.

If and to the extent described in the related prospectus supplement, any of the above forms of credit support may provide credit enhancement for non-offered certificates, as well as offered certificates, or for more than one series of certificates.

If you are the beneficiary of any particular form of credit support, that credit support may not protect you against all risks of loss and will not guarantee payment to you of all amounts to which you are entitled under your offered certificates. If losses or shortfalls occur that exceed the amount covered by that credit support or that are of a type not covered by that credit support, you will bear your allocable share of deficiencies. Moreover, if that credit support covers the offered certificates of more than one class or series and total losses on the related mortgage assets exceed the amount of that credit support, it is possible that the holders of offered certificates of other classes and/or series will be disproportionately benefited by that credit support to your detriment.

If you are the beneficiary of any particular form of credit support, we will include in the related prospectus supplement a description of the following:

•	the nature and amount of coverage under that credit support;

•	any conditions to payment not otherwise described in this prospectus;

•	any conditions under which the amount of coverage under that credit support may be reduced and under which that credit support may be terminated or replaced; and

•	the material provisions relating to that credit support.

Additionally, we will set forth in the related prospectus supplement information with respect to the obligor, if any, under any instrument of credit support.

Subordinate Certificates

If and to the extent described in the related prospectus supplement, one or more classes of certificates of any series may be subordinate to one or more other classes of certificates of that series. If you purchase subordinate certificates, your right to receive payments out of collections and advances on the related trust assets on any distribution date will be subordinated to the corresponding rights of the holders of the more senior classes of certificates. If and to the extent described in the related prospectus supplement, the subordination of a class of certificates may not cover all types of losses or shortfalls. In the related prospectus supplement, we will set forth information concerning the method and amount of subordination provided by a class or classes of subordinate certificates in a series and the circumstances under which that subordination will be available.

If the mortgage assets in any trust established by us are divided into separate groups, each supporting a separate class or classes of certificates of the related series, credit support may be provided by cross-support provisions requiring that payments be made on senior certificates evidencing interests in one group of those mortgage assets prior to payments on subordinate certificates evidencing interests in a different group of those mortgage assets. We will describe in the related prospectus supplement the manner and conditions for applying any cross-support provisions.

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Overcollateralization and Excess Cash Flow

If and to the extent described in the related prospectus supplement, the mortgage assets underlying any series of offered certificates may generate cashflows for the benefit of the related trust that, in the absence of default, will be in excess of the amount needed to make all required payments with respect to the offered and non-offered certificates of that series. This may be as a result of excess spread or because the mortgage assets have a greater total principal balance than the total principal balance of the certificates of the subject series. As and to the extent described in the related prospectus supplement, the additional cashflow may be available to cover losses or other shortfalls on one or more classes of related offered certificates and/or to amortize one or more classes of related offered certificates.

Letters of Credit

If and to the extent described in the related prospectus supplement, deficiencies in amounts otherwise payable on a series of offered certificates or select classes of those certificates will be covered by one or more letters of credit, issued by a bank or other financial institution specified in the related prospectus supplement. The issuer of a letter of credit will be obligated to honor draws under that letter of credit in a total fixed dollar amount, net of unreimbursed payments under the letter of credit, generally equal to a percentage specified in the related prospectus supplement of the total principal balance of some or all of the related mortgage assets as of the date the related trust was formed or of the initial total principal balance of one or more classes of certificates of the applicable series. The letter of credit may permit draws only in the event of select types of losses and shortfalls. The amount available under the letter of credit will, in all cases, be reduced to the extent of the unreimbursed payments thereunder and may otherwise be reduced as described in the related prospectus supplement. The obligations of the letter of credit issuer under the letter of credit for any series of offered certificates will expire at the earlier of the date specified in the related prospectus supplement or the termination of the related trust.

Insurance Policies, Surety Bonds and Guarantees

If and to the extent described in the related prospectus supplement, deficiencies in amounts otherwise payable on a series of offered certificates or select classes of those certificates will be covered by insurance policies, surety bonds or guarantees provided by one or more insurance companies, sureties or other credit support providers. These instruments may cover, with respect to one or more classes of the offered certificates of the related series, timely payments of interest and principal or timely payments of interest and payments of principal on the basis of a schedule of principal payments set forth in or determined in the manner specified in the related prospectus supplement. We will describe in the related prospectus supplement any limitations on the draws that may be made under any of those instruments.

Alternatively, the mortgage assets, or one or more particular mortgage assets, included in any trust established by us may be covered for some default and/or loss risks by insurance policies, surety bonds or guarantees. If so, we will describe in the related prospectus supplement the nature of those default and/or loss risks and the extent of that coverage.

Reserve Funds

If and to the extent described in the related prospectus supplement, deficiencies in amounts otherwise payable on a series of offered certificates or select classes of those certificates will be covered, to the extent of available funds, by one or more reserve funds in which cash, a letter of credit, permitted investments, a demand note or a combination of the foregoing, will be deposited, in the amounts specified in the related prospectus supplement. If and to the extent described in the related prospectus supplement, the reserve fund for the related series of offered certificates may also be funded over time.

Amounts on deposit in any reserve fund for a series of offered certificates will be applied for the purposes, in the manner, and to the extent specified in the related prospectus supplement. If and to the extent described in the related prospectus supplement, reserve funds may be established to provide protection only against select types of losses and shortfalls. Following each distribution date for the related series of offered certificates, amounts in a reserve fund in excess of any required balance may be released from the reserve fund under the conditions and to the extent specified in the related prospectus supplement.

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Credit Support with Respect to MBS

If and to the extent described in the related prospectus supplement, any mortgage-backed security included in one of our trusts and/or the mortgage loans that back that security may be covered by one or more of the types of credit support described in this prospectus. We will specify in the related prospectus supplement, as to each of those forms of credit support, the information indicated above with respect to that mortgage-backed security, to the extent that the information is material and available.

LEGAL ASPECTS OF MORTGAGE LOANS

Most, if not all, of the mortgage loans underlying a series of offered certificates will be secured by multifamily and commercial properties in the United States, its territories and possessions. However, some of those mortgage loans may be secured by multifamily and commercial properties outside the United States, its territories and possessions.

The following discussion contains general summaries of select legal aspects of mortgage loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the mortgage loans underlying the offered certificates is situated. Accordingly, you should be aware that the summaries are qualified in their entirety by reference to the applicable laws of those states. See ‘‘The Trust Fund—Mortgage Loans.’’

If a significant percentage of mortgage loans underlying a series of offered certificates, are secured by properties in a particular state, we will discuss the relevant state laws, to the extent they vary materially from this discussion, in the related prospectus supplement.

General

Each mortgage loan underlying a series of offered certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as ‘‘mortgages.’’ A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

•	the terms of the mortgage,

•	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

•	the knowledge of the parties to the mortgage, and

•	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

•	a mortgagor, who is the owner of the encumbered interest in the real property, and

•	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

•	the trustor, who is the equivalent of a mortgagor,

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•	the trustee to whom the real property is conveyed, and

•	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

•	the express provisions of the related instrument,

•	the law of the state in which the real property is located,

•	various federal laws, and

•	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The mortgage loans underlying your offered certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

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Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a mortgage loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in one of our trusts even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

•	without a hearing or the lender’s consent, or

•	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See ‘‘—Bankruptcy Laws’’ below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General.    Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.    The two primary methods of foreclosing a mortgage are—

•	judicial foreclosure, involving court proceedings, and

•	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

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A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure.    A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

•	all parties having a subordinate interest of record in the real property, and

•	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.    United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

•	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

•	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

•	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

•	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

•	upheld the reasonableness of the notice provisions, or

•	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.    In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

•	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

•	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

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In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

•	record a notice of default and notice of sale, and

•	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.    A third party may be unwilling to purchase a mortgaged property at a public sale because of—

•	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

•	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

As a result of the foregoing, it is common for the lender to purchase the mortgaged property and become its owner, subject to the borrower’s right in some states to remain in possession during a redemption period. In that case, the lender will have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make repairs necessary to render the property suitable for sale. The costs of operating and maintaining a commercial or multifamily residential property may be significant and may be greater than the income derived from that property. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Whether, the ultimate proceeds of the sale of the property equal the lender’s investment in the property depends upon market conditions. Moreover, because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on the related mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.    The purposes of a foreclosure action are—

•	to enable the lender to realize upon its security, and

•	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are

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given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.    Some states (including California) have laws that prohibit more than one ‘‘judicial action’’ to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term ‘‘judicial action’’ broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property mortgage loan is secured by real properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where such ‘‘one action’’ and/or ‘‘security first’’ rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with ‘‘one action’’ rules might be precluded because of a prior first action, even if such first action occurred in a state without ‘‘one action’’ rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a ‘‘one action’’ or ‘‘security first’’ jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.    Some or all of the mortgage loans underlying a series of offered certificates may be nonrecourse loans. Recourse in the case of a default on a non-recourse mortgage loan will generally be limited to the underlying real property and any other assets that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the ‘‘power of sale’’ under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

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Leasehold Considerations.    Some or all of the mortgage loans underlying a series of offered certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold mortgage loans are subject to some risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

•	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

•	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

•	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some mortgage loans underlying a series of offered certificates, however, may be secured by ground leases which do not contain these provisions.

Cooperative Shares.    Some or all of the mortgage loans underlying a series of offered certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, ‘‘foreclosure’’ on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Laws

Operation of the U.S. Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the U.S. Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the U.S. Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

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Under the U.S. Bankruptcy Code, the amount and terms of a mortgage loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

•	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

•	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

•	extend or shorten the term to maturity of the loan;

•	permit the bankrupt borrower to cure of the subject loan default by paying the arrearage over a number of years; or

•	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. A lender may be stayed from enforcing the assignment under the U.S. Bankruptcy Code. In addition, the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. However, recent amendments to the U.S. Bankruptcy Code may minimize the impairment of the lender’s ability to enforce the borrower’s assignment of rents and leases. In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, the amendments provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

A borrower’s ability to make payment on a mortgage loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the U.S. Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

•	past due rent,

•	accelerated rent,

•	damages, or

•	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the U.S. Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

•	assume the lease and either retain it or assign it to a third party, or

•	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The U.S. Bankruptcy Code also limits a lessor’s damages for lease rejection to:

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•	the rent reserved by the lease without regard to acceleration for the greater of one year, or 15%, not to exceed three years, of the remaining term of the lease, plus

•	unpaid rent to the earlier of the surrender of the property or the lessee’s bankruptcy filing.

Environmental Considerations

General.    A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws.    Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, that lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to that superlien.

CERCLA.    The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past ‘‘owners’’ and ‘‘operators’’ of contaminated real property for the costs of clean-up. A secured lender may be liable as an ‘‘owner’’ or ‘‘operator’’ of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of ‘‘owner’’ or ‘‘operator,’’ however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called ‘‘secured creditor exemption.’’

The Asset Conservation, Lender Liability and Deposit Insurance Act of 1996 (the ‘‘Lender Liability Act’’) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that ‘‘merely having the capacity to influence, or unexercised right to control’’ operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

•	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

•	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (‘‘RCRA’’), which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an ‘‘owner’’ or ‘‘operator’’ so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the

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UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.    Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

•	impose liability for releases of or exposure to asbestos-containing materials, and

•	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.    The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the related trust and occasion a loss to the related certificateholders.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially.

Due-on-Sale and Due-on-Encumbrance Provisions

Some or all of the mortgage loans underlying a series of offered certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan

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if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the mortgage loans and the number of mortgage loans which may extend to maturity.

Junior Liens; Rights of Holders of Senior Liens

Any of our trusts may include mortgage loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of mortgage loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

•	first, to the payment of court costs and fees in connection with the foreclosure;

•	second, to real estate taxes;

•	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

•	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior mortgage loan.

Subordinate Financing

Some mortgage loans underlying a series of offered certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

•	the borrower may have difficulty servicing and repaying multiple loans;

•	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

•	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

•	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

•	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the

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amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (‘‘Title V’’) provides that state usury limitations shall not apply to various types of residential, including multifamily, first mortgage loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent ‘‘readily achievable.’’ In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The ‘‘readily achievable’’ standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the ‘‘readily achievable’’ standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s mortgage loan, including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on an affected mortgage loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of certificates of the related series, and would not be covered by advances or, unless otherwise specified in the related prospectus supplement, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a master servicer or special servicer to foreclose on an affected mortgage loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on mortgage loans by residents in such states who are called into active duty with the National Guard or the

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reserves will be deferred. These state laws may also limit the ability of the master servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the mortgage loans that would be borne by certificateholders.

Forfeitures in Drug, RICO and Money Laundering Proceedings

Federal law provides that property purchased or improved with assets derived from criminal activity or otherwise tainted, or used in the commission of certain offenses can be seized by and ordered forfeited to the United States of America. The offenses which can trigger such a seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering laws and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the ‘‘USA Patriot Act’’) and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties ‘‘known to have an alleged interest in the property,’’ including the holders of mortgage loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

•	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before any other crime upon which the forfeiture is based, or

•	the lender was, at the time of execution of the mortgage, ‘‘reasonably without cause to believe that the property was subject to forfeiture.’’

However, there is no assurance that such defense will be successful.

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FEDERAL INCOME TAX CONSEQUENCES

General

This is a general discussion of the anticipated material federal income tax consequences of purchasing, owning and transferring the offered certificates. This discussion is directed to certificateholders that hold the offered certificates as capital assets within the meaning of Section 1221 of the Internal Revenue Code. It does not discuss all federal income tax consequences that may be relevant to owners of offered certificates, particularly as to investors subject to special treatment under the Internal Revenue Code, including:

•	banks,

•	insurance companies,

•	foreign investors.

•	tax exempt investors,

•	holders whose ‘‘functional currency’’ is not the United States dollar,

•	United States expatriates, and

•	holders holding the offered certificates as part of a hedge, straddle, or conversion transaction.

Further, this discussion and any legal opinions referred to in this discussion are based on current provisions and interpretations of the Internal Revenue Code and the accompanying Treasury regulations and on current judicial and administrative rulings. All of these authorities are subject to change and any change can apply retroactively. No rulings have been or will be sought from the IRS with respect to any of the federal income tax consequences discussed below. Accordingly, the IRS may take contrary positions.

Investors and preparers of tax returns should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is—

•	given with respect to events that have occurred at the time the advice is rendered, and

•	is directly relevant to the determination of an entry on a tax return.

Accordingly, even if this discussion addresses an issue regarding the tax treatment of the owner of the offered certificates, investors are encouraged to consult their own tax advisors regarding that issue. Investors should do so not only as to federal taxes, but also as to state and local taxes. See ‘‘State and Other Tax Consequences.’’

The following discussion addresses securities of two general types:

•	REMIC certificates, representing interests in a trust, or a portion of the assets of that trust, as to which a specified person or entity will make a real estate mortgage investment conduit, or REMIC, election under sections 860A through 860G of the Internal Revenue Code; and

•	grantor trust certificates, representing interests in a trust, or a portion of the assets of that trust, as to which no REMIC election will be made.

We will indicate in the prospectus supplement for each series of offered certificates whether the related trustee, another party to the related Governing Document or an agent appointed by that trustee or other party will act as tax administrator for the related trust. If the related tax administrator is required to make a REMIC election, we also will identify in the related prospectus supplement all regular interests and residual interests in the resulting REMIC.

The following discussion is limited to certificates offered under this prospectus. In addition, this discussion applies only to the extent that the related trust holds only mortgage loans. If a trust holds assets other than mortgage loans, such as mortgage-backed securities, we will disclose in the related prospectus supplement the tax consequences associated with those other assets being included. In addition, if

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agreements other than guaranteed investment contracts are included in a trust to provide interest rate protection for the related offered certificates, the anticipated material tax consequences associated with those agreements also will be discussed in the related prospectus supplement. See ‘‘The Trust Fund— Arrangements Providing Reinvestment, Interest Rate and Currency Related Protection.’’

The following discussion is based in part on the rules governing original issue discount in sections 1271-1273 and 1275 of the Internal Revenue Code and in the Treasury regulations issued under those sections. It is also based in part on the rules governing REMICs in sections 860A-860G of the Internal Revenue Code and in the Treasury regulations issued or proposed under those sections. The regulations relating to original issue discount do not adequately address all issues relevant to, and in some instances provide that they are not applicable to, securities such as the offered certificates.

REMICs

General.    With respect to each series of offered certificates as to which the related tax administrator will make a REMIC election, our counsel will deliver its opinion generally to the effect that, assuming compliance with all provisions of the related Governing Document, and subject to any other assumptions set forth in the opinion:

•	the related trust, or the relevant designated portion of the trust, will qualify as a REMIC, and

•	those offered certificates will represent—

1.	regular interests in the REMIC, or

2.	residual interests in the REMIC.

Any and all offered certificates representing interests in a REMIC will be either—

•	REMIC regular certificates, representing regular interests in the REMIC, or

•	REMIC residual certificates, representing residual interests in the REMIC.

If an entity electing to be treated as a REMIC fails to comply with the ongoing requirements of the Internal Revenue Code for REMIC status, it may lose its REMIC status. If so, the entity may become taxable as a corporation. Therefore, the related certificates may not be given the tax treatment summarized below. Although the Internal Revenue Code authorizes the Treasury Department to issue regulations providing relief in the event of an inadvertent termination of REMIC status, the Treasury Department has not done so. Any relief mentioned above, moreover, may be accompanied by sanctions. These sanctions could include the imposition of a corporate tax on all or a portion of a trust’s income for the period in which the requirements for REMIC status are not satisfied. The Governing Document with respect to each REMIC will include provisions designed to maintain its status as a REMIC under the Internal Revenue Code.

Characterization of Investments in REMIC Certificates.    Unless we state otherwise in the related prospectus supplement, the offered certificates that are REMIC certificates will be treated as—

•	‘‘real estate assets’’ within the meaning of section 856(c)(5)(B) of the Internal Revenue Code in the hands of a real estate investment trust, and

•	‘‘loans secured by an interest in real property’’ or other assets described in section 7701(a)(19)(C) of the Internal Revenue Code in the hands of a thrift institution,

in the same proportion that the assets of the related REMIC are so treated.

However, to the extent that the REMIC assets constitute mortgage loans on property not used for residential or other prescribed purposes, the related offered certificates will not be treated as assets qualifying under section 7701(a)(19)(C) of the Internal Revenue Code. If 95% or more of the assets of the REMIC qualify for any of the foregoing characterizations at all times during a calendar year, the related offered certificates will qualify for the corresponding status in their entirety for that calendar year.

In addition, unless we state otherwise in the related prospectus supplement, offered certificates that are REMIC regular certificates will be ‘‘qualified mortgages’’ within the meaning of section 860G(a)(3) of the Internal Revenue Code in the hands of another REMIC.

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Finally, interest, including original issue discount, on offered certificates that are REMIC regular certificates, and income allocated to offered certificates that are REMIC residual certificates, will be interest described in section 856(c)(3)(B) of the Internal Revenue Code if received by a real estate investment trust, to the extent that these certificates are treated as ‘‘real estate assets’’ within the meaning of section 856(c)(5)(B) of the Internal Revenue Code.

The related tax administrator will determine the percentage of the REMIC’s assets that constitute assets described in the above-referenced sections of the Internal Revenue Code with respect to each calendar quarter based on the average adjusted basis of each category of the assets held by the REMIC during that calendar quarter. The related tax administrator will report those determinations to certificateholders in the manner and at the times required by applicable Treasury regulations.

The assets of the REMIC will include, in addition to mortgage loans—

•	collections on mortgage loans held pending payment on the related offered certificates, and

•	any property acquired by foreclosure held pending sale, and may include amounts in reserve accounts.

It is unclear whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the mortgage loans, or whether these assets otherwise would receive the same treatment as the mortgage loans for purposes of the above-referenced sections of the Internal Revenue Code. In addition, in some instances, the mortgage loans may not be treated entirely as assets described in those sections of the Internal Revenue Code. If so, we will describe in the related prospectus supplement those mortgage loans that are characterized differently. The Treasury regulations do provide, however, that cash received from collections on mortgage loans held pending payment is considered part of the mortgage loans for purposes of section 856(c)(5)(B) of the Internal Revenue Code, relating to real estate investment trusts.

To the extent a REMIC certificate represents ownership of an interest in a mortgage loan that is secured in part by the related borrower’s interest in a bank account, that mortgage loan is not secured solely by real estate. Accordingly:

•	a portion of that certificate may not represent ownership of ‘‘loans secured by an interest in real property’’ or other assets described in section 7701(a)(19)(C) of the Internal Revenue Code;

•	a portion of that certificate may not represent ownership of ‘‘real estate assets’’ under section 856(c)(5)(B) of the Internal Revenue Code; and

•	the interest on that certificate may not constitute ‘‘interest on obligations secured by mortgages on real property’’ within the meaning of section 856(c)(3)(B) of the Internal Revenue Code.

Tiered REMIC Structures.    For some series of REMIC certificates, the related tax administrator may make two or more REMIC elections as to the related trust for federal income tax purposes. As to each of these series of REMIC certificates, our counsel will opine that each portion of the related trust as to which a REMIC election is to be made will qualify as a REMIC. Each of these series will be treated as interests in one REMIC solely for purposes of determining:

•	whether the related REMIC certificates will be ‘‘real estate assets’’ within the meaning of section 856(c)(5)(B) of the Internal Revenue Code,

•	whether the related REMIC certificates will be ‘‘loans secured by an interest in real property’’ under section 7701(a)(19)(C) of the Internal Revenue Code, and

•	whether the interest/income on the related REMIC certificates is interest described in section 856(c)(3)(B) of the Internal Revenue Code.

Taxation of Owners of REMIC Regular Certificates.

General.    Except as otherwise stated in this discussion, the Internal Revenue Code treats REMIC regular certificates as debt instruments issued by the REMIC and not as ownership interests in the REMIC or its assets. Holders of REMIC regular certificates that otherwise report income under the cash method of accounting must nevertheless report income with respect to REMIC regular certificates under the accrual method.

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Original Issue Discount.    Some REMIC regular certificates may be issued with original issue discount within the meaning of section 1273(a) of the Internal Revenue Code. Any holders of REMIC regular certificates issued with original issue discount generally will have to include original issue discount in income as it accrues, in accordance with a constant yield method, prior to the receipt of the cash attributable to that income. The Treasury Department has issued regulations under sections 1271 to 1275 of the Internal Revenue Code generally addressing the treatment of debt instruments issued with original issue discount. section 1272(a)(6) of the Internal Revenue Code provides special rules applicable to the accrual of original issue discount on, among other things, REMIC regular certificates. The Treasury Department has not issued regulations under that section. You should be aware, however, that section 1272(a)(6) and the regulations under sections 1271 to 1275 of the Internal Revenue Code do not adequately address all issues relevant to, or are not applicable to, prepayable securities such as the offered certificates. We recommend that you consult with your own tax advisor concerning the tax treatment of your offered certificates.

The Internal Revenue Code requires, in computing the accrual of original issue discount on REMIC regular certificates, that a reasonable assumption be used concerning the rate at which borrowers will prepay the mortgage loans held by the related REMIC. Further, adjustments must be made in the accrual of that original issue discount to reflect differences between the prepayment rate actually experienced and the assumed prepayment rate. The prepayment assumption is to be determined in a manner prescribed in Treasury regulations that the Treasury Department has not yet issued. The Committee Report indicates that the regulations should provide that the prepayment assumption used with respect to a REMIC regular certificate is determined once, at initial issuance, and must be the same as that used in pricing. The prepayment assumption used in reporting original issue discount for each series of REMIC regular certificates will be consistent with this standard and will be disclosed in the related prospectus supplement. However, neither we nor any other person will make any representation that the mortgage loans underlying any series of REMIC regular certificates will in fact prepay at a rate conforming to the prepayment assumption or at any other rate or that the IRS will not challenge on audit the prepayment assumption used.

The original issue discount, if any, on a REMIC regular certificate will be the excess of its stated redemption price at maturity over its issue price.

The issue price of a particular class of REMIC regular certificates will be the first cash price at which a substantial amount of those certificates are sold, excluding sales to bond houses, brokers and underwriters. If less than a substantial amount of a particular class of REMIC regular certificates is sold for cash on or prior to the related date of initial issuance of those certificates, the issue price for that class will be the fair market value of that class on the date of initial issuance.

Under the Treasury regulations, the stated redemption price of a REMIC regular certificate is equal to the total of all payments to be made on that certificate other than qualified stated interest. Qualified stated interest is interest that is unconditionally payable at least annually, during the entire term of the instrument, at:

•	a single fixed rate,

•	a ‘‘qualified floating rate,’’

•	an ‘‘objective rate,’’

•	a combination of a single fixed rate and one or more ‘‘qualified floating rates,’’

•	a combination of a single fixed rate and one ‘‘qualified inverse floating rate,’’ or

•	a combination of ‘‘qualified floating rates’’ that does not operate in a manner that accelerates or defers interest payments on the REMIC regular certificate.

In the case of REMIC regular certificates bearing adjustable interest rates, the determination of the total amount of original issue discount and the timing of the inclusion of that discount will vary according to the characteristics of those certificates. If the original issue discount rules apply to those certificates, we will describe in the related prospectus supplement the manner in which those rules will be applied with respect to those certificates in preparing information returns to the certificateholders and the IRS.

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Some classes of REMIC regular certificates may provide that the first interest payment with respect to those certificates be made more than one month after the date of initial issuance, a period that is longer than the subsequent monthly intervals between interest payments. Assuming the accrual period for original issue discount is the monthly period that ends on each distribution date, then, as a result of this long first accrual period, some or all interest payments may be required to be included in the stated redemption price of the REMIC regular certificate and accounted for as original issue discount. Because interest on REMIC regular certificates must in any event be accounted for under an accrual method, applying this analysis would result in only a slight difference in the timing of the inclusion in income of the yield on the REMIC regular certificates.

In addition, if the accrued interest to be paid on the first distribution date is computed with respect to a period that begins prior to the date of initial issuance, a portion of the purchase price paid for a REMIC regular certificate will reflect that accrued interest. In those cases, information returns provided to the certificateholders and the IRS will be based on the position that the portion of the purchase price paid for the interest accrued prior to the date of initial issuance is treated as part of the overall cost of the REMIC regular certificate. Therefore, the portion of the interest paid on the first distribution date in excess of interest accrued from the date of initial issuance to the first distribution date is included in the stated redemption price of the REMIC regular certificate. However, the Treasury regulations state that all or some portion of this accrued interest may be treated as a separate asset, the cost of which is recovered entirely out of interest paid on the first distribution date. It is unclear how an election to do so would be made under these regulations and whether this election could be made unilaterally by a certificateholder.

Notwithstanding the general definition of original issue discount, original issue discount on a REMIC regular certificate will be considered to be de minimis if it is less than 0.25% of the stated redemption price of the certificate multiplied by its weighted average maturity. For this purpose, the weighted average maturity of a REMIC regular certificate is computed as the sum of the amounts determined, as to each payment included in the stated redemption price of the certificate, by multiplying:

•	the number of complete years, rounding down for partial years, from the date of initial issuance, until that payment is expected to be made, presumably taking into account the prepayment assumption, by

•	a fraction—

1.	the numerator of which is the amount of the payment, and

2.	the denominator of which is the stated redemption price at maturity of the certificate.

Under the Treasury regulations, original issue discount of only a de minimis amount, other than de minimis original issue discount attributable to a so-called ‘‘teaser’’ interest rate or an initial interest holiday, will be included in income as each payment of stated principal is made, based on the product of:

•	the total amount of the de minimis original issue discount, and

•	a fraction—

1.	the numerator of which is the amount of the principal payment, and

2.	the denominator of which is the outstanding stated principal amount of the subject REMIC regular certificate.

The Treasury regulations also would permit you to elect to accrue de minimis original issue discount into income currently based on a constant yield method. See ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates—Market Discount’’ below for a description of that election under the applicable Treasury regulations.

If original issue discount on a REMIC regular certificate is in excess of a de minimis amount, the holder of the certificate must include in ordinary gross income the sum of the daily portions of original issue discount for each day during its taxable year on which it held the certificate, including the purchase date but excluding the disposition date. In the case of an original holder of a REMIC regular certificate, the daily portions of original issue discount will be determined as described below in this ‘‘—Original Issue Discount’’ subsection.

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As to each accrual period, the related tax administrator will calculate the original issue discount that accrued during that accrual period. For these purposes, an accrual period is, unless we otherwise state in the related prospectus supplement, the period that begins on a date that corresponds to a distribution date, or in the case of the first accrual period, begins on the date of initial issuance, and ends on the day preceding the next following distribution date. The portion of original issue discount that accrues in any accrual period will equal the excess, if any, of:

•	the sum of:

1.	the present value, as of the end of the accrual period, of all of the payments remaining to be made on the subject REMIC regular certificate, if any, in future periods, presumably taking into account the prepayment assumption, and

2.	the payments made on that certificate during the accrual period of amounts included in the stated redemption price, over

•	the adjusted issue price of the subject REMIC regular certificate at the beginning of the accrual period.

The adjusted issue price of a REMIC regular certificate is:

•	the issue price of the certificate, increased by

•	the total amount of original issue discount previously accrued on the certificate, reduced by

•	the amount of all prior payments of amounts included in its stated redemption price.

The present value of the remaining payments referred to in item 1. of the second preceding sentence will be calculated:

•	assuming that payments on the REMIC regular certificate will be received in future periods based on the related mortgage loans being prepaid at a rate equal to the prepayment assumption;

•	using a discount rate equal to the original yield to maturity of the certificate, based on its issue price and the assumption that the related mortgage loans will be prepaid at a rate equal to the prepayment assumption; and

•	taking into account events, including actual prepayments, that have occurred before the close of the accrual period.

The original issue discount accruing during any accrual period, computed as described above, will be allocated ratably to each day during the accrual period to determine the daily portion of original issue discount for that day.

A subsequent purchaser of a REMIC regular certificate that purchases the certificate at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, that is less than its remaining stated redemption price, will also be required to include in gross income the daily portions of any original issue discount with respect to the certificate. However, the daily portion will be reduced, if the cost is in excess of its adjusted issue price, in proportion to the ratio that the excess bears to the total original issue discount remaining to be accrued on the certificate. The adjusted issue price of a REMIC regular certificate, as of any date of determination, equals the sum of:

•	the adjusted issue price or, in the case of the first accrual period, the issue price, of the certificate at the beginning of the accrual period which includes that date of determination, and

•	the daily portions of original issue discount for all days during that accrual period prior to that date of determination.

If the foregoing method for computing original issue discount results in a negative amount of original issue discount as to any accrual period with respect to a REMIC regular certificate held by you, the amount of original issue discount accrued for that accrual period will be zero. You may not deduct the negative amount currently. Instead, you will only be permitted to offset it against future positive original issue discount, if any, attributable to the certificate. Although not free from doubt, it is possible that you

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may be permitted to recognize a loss to the extent your basis in the certificate exceeds the maximum amount of payments that you could ever receive with respect to the certificate. However, the loss may be a capital loss, which is limited in its deductibility. The foregoing considerations are particularly relevant to certificates that have no, or a disproportionately small, amount of principal because they can have negative yields if the mortgage loans held by the related REMIC prepay more quickly than anticipated. See ‘‘Risk Factors—The Investment Performance of Your Offered Certificate Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans; and Those Payments, Defaults and Losses May Be Highly Unpredictable.’’

The Treasury regulations in some circumstances permit the holder of a debt instrument to recognize original issue discount under a method that differs from that used by the issuer. Accordingly, it is possible that you may be able to select a method for recognizing original issue discount that differs from that used by the trust in preparing reports to you and the IRS. Prospective purchasers of the REMIC regular certificates are encouraged to consult their tax advisors concerning the tax treatment of these certificates in this regard.

The Treasury Department proposed regulations on August 24, 2004 concerning the accrual of interest income by the holders of REMIC regular interests. The proposed regulations would create a special rule for accruing original issue discount on REMIC regular certificates that provide for a delay between record and distribution dates, such that the period over which original issue discount accrues coincides with the period over which the certificate holder’s right to interest payment accrues under the governing contract provisions rather than over the period between distribution dates. If the proposed regulations are adopted in the same form as proposed, certificate holders would be required to accrue interest from the issue date to the first record date, but would not be required to accrue interest after the last record date. The proposed regulations are limited to REMIC regular certificates with delayed payment periods of fewer than 32 days. The proposed regulations are proposed to apply to any REMIC regular certificate issued after the date the final regulations are published in the Federal Register. The proposed regulations provide automatic consent for the holder of a REMIC regular certificate to change its method of accounting for original issue discount under the final regulations. The change is proposed to be made on a cut-off basis and, thus, does not affect REMIC regular interests certificates before the date the final regulations are published in the Federal Register.

The Treasury Department issued a notice of proposed rulemaking on the timing of income and deductions attributable to interest-only regular interests in a REMIC on August 24, 2004. In this notice, the Treasury Department and the IRS requested comments on whether to adopt special rules for taxing regular interests in a REMIC that are entitled only to a specified portion of the interest in respect of one or more mortgage loans held by the REMIC (‘‘REMIC IOs’’), high-yield REMIC regular interests, and apparent negative-yield instruments. The Treasury Department and the IRS also requested comments on different methods for taxing the foregoing instruments, including the possible recognition of negative amounts of original issue discount, the formulation of special guidelines for the application of Code Section 166 to REMIC IOs and similar instruments, and the adoption of a new alternative method applicable to REMIC IOs and similar instruments. It is uncertain whether IRS actually will propose any regulations as a consequence of the solicitation of comments and when any resulting new rules would be effective.

Market Discount.    You will be considered to have purchased a REMIC regular certificate at a market discount if—

•	in the case of a certificate issued without original issue discount, you purchased the certificate at a price less than its remaining stated principal amount, or

•	in the case of a certificate issued with original issue discount, you purchased the certificate at a price less than its adjusted issue price.

If you purchase a REMIC regular certificate with more than a de minimis amount of market discount, you will recognize gain upon receipt of each payment representing stated redemption price. Under section 1276 of the Internal Revenue Code, you generally will be required to allocate the portion of each payment representing some or all of the stated redemption price first to accrued market discount not previously

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included in income. You must recognize ordinary income to that extent. You may elect to include market discount in income currently as it accrues rather than including it on a deferred basis in accordance with the foregoing. If made, this election will apply to all market discount bonds acquired by you on or after the first day of the first taxable year to which this election applies.

The Treasury regulations also permit you to elect to accrue all interest and discount, including de minimis market or original issue discount, in income as interest, and to amortize premium, based on a constant yield method. Your making this election with respect to a REMIC regular certificate with market discount would be deemed to be an election to include currently market discount in income with respect to all other debt instruments with market discount that you acquire during the taxable year of the election or thereafter, and possibly previously acquired instruments. Similarly, your making this election as to a certificate acquired at a premium would be deemed to be an election to amortize bond premium, with respect to all debt instruments having amortizable bond premium that you own or acquire. See ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates—Premium’’ below.

Each of the elections described above to accrue interest and discount, and to amortize premium, with respect to a certificate on a constant yield method or as interest would be irrevocable except with the approval of the IRS.

However, market discount with respect to a REMIC regular certificate will be considered to be de minimis for purposes of section 1276 of the Internal Revenue Code if the market discount is less than 0.25% of the remaining stated redemption price of the certificate multiplied by the number of complete years to maturity remaining after the date of its purchase. In interpreting a similar rule with respect to original issue discount on obligations payable in installments, the Treasury regulations refer to the weighted average maturity of obligations. It is likely that the same rule will be applied with respect to market discount, presumably taking into account the prepayment assumption. If market discount is treated as de minimis under this rule, it appears that the actual discount would be treated in a manner similar to original issue discount of a de minimis amount. See ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount’’ above. This treatment would result in discount being included in income at a slower rate than discount would be required to be included in income using the method described above.

Section 1276(b)(3) of the Internal Revenue Code specifically authorizes the Treasury Department to issue regulations providing for the method for accruing market discount on debt instruments, the principal of which is payable in more than one installment. Until regulations are issued by the Treasury Department, the relevant rules described in the Committee Report apply. The Committee Report indicates that in each accrual period, you may accrue market discount on a REMIC regular certificate held by you, at your option:

•	on the basis of a constant yield method,

•	in the case of a certificate issued without original issue discount, in an amount that bears the same ratio to the total remaining market discount as the stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the certificate as of the beginning of the accrual period, or

•	in the case of a certificate issued with original issue discount, in an amount that bears the same ratio to the total remaining market discount as the original issue discount accrued in the accrual period bears to the total amount of original issue discount remaining on the certificate at the beginning of the accrual period.

The prepayment assumption used in calculating the accrual of original issue discount is also used in calculating the accrual of market discount.

To the extent that REMIC regular certificates provide for monthly or other periodic payments throughout their term, the effect of these rules may be to require market discount to be includible in income at a rate that is not significantly slower than the rate at which the discount would accrue if it were original issue discount. Moreover, in any event a holder of a REMIC regular certificate generally will be required to treat a portion of any gain on the sale or exchange of the certificate as ordinary income to the

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extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income.

Further, section 1277 of the Internal Revenue Code may require you to defer a portion of your interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a REMIC regular certificate purchased with market discount. For these purposes, the de minimis rule referred to above applies. Any deferred interest expense would not exceed the market discount that accrues during the related taxable year and is, in general, allowed as a deduction not later than the year in which the related market discount is includible in income. If you have elected, however, to include market discount in income currently as it accrues, the interest deferral rule described above would not apply.

Premium.    A REMIC regular certificate purchased at a cost, excluding any portion of the cost attributable to accrued qualified stated interest, that is greater than its remaining stated redemption price will be considered to be purchased at a premium. You may elect under section 171 of the Internal Revenue Code to amortize the premium over the life of the certificate. If you elect to amortize bond premium, bond premium would be amortized on a constant yield method and would be applied as an offset against qualified stated interest. If made, this election will apply to all debt instruments having amortizable bond premium that you own or subsequently acquire. The IRS has issued regulations on the amortization of bond premium, but they specifically do not apply to holders of REMIC regular certificates.

The Treasury regulations also permit you to elect to include all interest, discount and premium in income based on a constant yield method, further treating you as having made the election to amortize premium generally. See ‘‘—Taxation of Owners of REMIC Regular Certificates—Market Discount’’ above. The Committee Report states that the same rules that apply to accrual of market discount and require the use of a prepayment assumption in accruing market discount with respect to REMIC regular certificates without regard to whether those certificates have original issue discount, will also apply in amortizing bond premium under section 171 of the Internal Revenue Code.

Whether you will be treated as holding a REMIC regular certificate with amortizable bond premium will depend on—

•	the purchase price paid for your offered certificate, and

•	the payments remaining to be made on your offered certificate at the time of its acquisition by you.

If you acquire an interest in any class of REMIC regular certificates issued at a premium, you are encouraged to consider consulting your own tax advisor regarding the possibility of making an election to amortize the premium.

Realized Losses.    Under section 166 of the Internal Revenue Code, if you are either a corporate holder of a REMIC regular certificate or a noncorporate holder of a REMIC regular certificate that acquires the certificate in connection with a trade or business, you should be allowed to deduct, as ordinary losses, any losses sustained during a taxable year in which your offered certificate becomes wholly or partially worthless as the result of one or more realized losses on the related mortgage loans. However, if you are a noncorporate holder that does not acquire a REMIC regular certificate in connection with a trade or business, it appears that—

•	you will not be entitled to deduct a loss under section 166 of the Internal Revenue Code until your offered certificate becomes wholly worthless, which is when its principal balance has been reduced to zero, and

•	the loss will be characterized as a short-term capital loss.

You will also have to accrue interest and original issue discount with respect to your REMIC regular certificate, without giving effect to any reductions in payments attributable to defaults or delinquencies on the related mortgage loans, until it can be established that those payment reductions are not recoverable. As a result, your taxable income in a period could exceed your economic income in that period. If any of

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those amounts previously included in taxable income are not ultimately received due to a loss on the related mortgage loans, you should be able to recognize a loss or reduction in income. However, the law is unclear with respect to the timing and character of this loss or reduction in income.

Taxation of Owners of REMIC Residual Certificates.

General.    Although a REMIC is a separate entity for federal income tax purposes, the Internal Revenue Code does not subject a REMIC to entity-level taxation, except with regard to prohibited transactions and the other transactions described under ‘‘—REMICs—Prohibited Transactions Tax and Other Taxes’’ below. Rather, a holder of REMIC residual certificates must generally include in income the taxable income or net loss of the related REMIC. Accordingly, the Internal Revenue Code treats the REMIC residual certificates much differently than it would if they were direct ownership interests in the related mortgage loans or as debt instruments issued by the related REMIC.

Holders of REMIC residual certificates generally will be required to report their daily portion of the taxable income or, subject to the limitations noted in this discussion, the net loss of the related REMIC for each day during a calendar quarter that they own those certificates. For this purpose, the taxable income or net loss of the REMIC will be allocated to each day in the calendar quarter ratably using a ‘‘30 days per month/90 days per quarter/360 days per year’’ convention unless we otherwise disclose in the related prospectus supplement. These daily amounts then will be allocated among the holders of the REMIC residual certificates in proportion to their respective ownership interests on that day. Any amount included in the residual certificateholders’ gross income or allowed as a loss to them by virtue of this paragraph will be treated as ordinary income or loss. The taxable income of the REMIC will be determined under the rules described below in ‘‘—REMICs—Taxation of Owners of REMIC Residual Certificates—Taxable Income of the REMIC.’’ Holders of REMIC residual certificates must report the taxable income of the related REMIC without regard to the timing or amount of cash payments by the REMIC until the REMIC’s termination. Income derived from the REMIC residual certificates will be ‘‘portfolio income’’ for the purposes of the limitations under section 469 of the Internal Revenue Code on the deductibility of ‘‘passive losses.’’

A holder of a REMIC residual certificate that purchased the certificate from a prior holder also will be required to report on its federal income tax return amounts representing its daily share of the taxable income, or net loss, of the related REMIC for each day that it holds the REMIC residual certificate. These daily amounts generally will equal the amounts of taxable income or net loss determined as described above. The Committee Report indicates that modifications of the general rules may be made, by regulations, legislation or otherwise to reduce, or increase, the income of a holder of a REMIC residual certificate. These modifications would occur when a holder purchases the REMIC residual certificate from a prior holder at a price other than the adjusted basis that the REMIC residual certificate would have had in the hands of an original holder of that certificate. The Treasury regulations, however, do not provide for these modifications.

Any payments that you receive from the seller of a REMIC residual certificate in connection with the acquisition of that certificate will be income to you.

The Treasury Department has issued final regulations, effective May 11, 2004, which address the federal income tax treatment of ‘‘inducement fees’’ received by transferees of noneconomic REMIC residual interests. The final regulations require inducement fees to be included in income over a period reasonably related to the period in which the related REMIC residual interest is expected to generate taxable income or net loss to its holder. The final regulations provide two safe harbor methods which permit transferees to include inducement fees in income, either (a) in the same amounts and over the same period that the taxpayer uses for financial reporting purposes, provided that such period is not shorter than the period the REMIC is expected to generate taxable income or (b) ratably over the remaining anticipated weighted average life of all the regular and residual interests issued by the REMIC, determined based on actual distributions projected as remaining to be made on such interests under the prepayment assumption. If the holder of a REMIC residual interest sells or otherwise disposes of the residual certificate, any unrecognized portion of the inducement fee must be taken into account at the time of the sale or disposition. The final regulations also provide that an inducement fee shall be treated as income from sources within the United States. In addition, the IRS has issued administrative guidance

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addressing the procedures by which transferees of noneconomic REMIC residual interests may obtain automatic consent from the IRS to change the method of accounting for REMIC inducement fee income to one of the safe harbor methods provided in these final regulations (including a change from one safe harbor method to the other safe harbor method). Prospective purchasers of the REMIC residual certificates are encouraged consult with their tax advisors regarding the effect of these final regulations and the related guidance regarding the procedures for obtaining automatic consent to change the method of accounting.

Tax liability with respect to the amount of income that holders of REMIC residual certificates will be required to report, will often exceed the amount of cash payments received from the related REMIC for the corresponding period. Consequently, you should have—

•	other sources of funds sufficient to pay any federal income taxes due as a result of your ownership of REMIC residual certificates, or

•	unrelated deductions against which income may be offset.

See, however, the rules discussed below relating to:

•	excess inclusions,

•	residual interests without significant value, and

•	noneconomic residual interests.

The fact that the tax liability associated with this income allocated to you may exceed the cash payments received by you for the corresponding period may significantly and adversely affect their after-tax rate of return. This disparity between income and payments may not be offset by corresponding losses or reductions of income attributable to your REMIC residual certificates until subsequent tax years. Even then, the extra income may not be completely offset due to changes in the Internal Revenue Code, tax rates or character of the income or loss. Therefore, REMIC residual certificates will ordinarily have a negative value at the time of issuance. See ‘‘Risk Factors—Residual Interests in a Real Estate Mortgage Investment Conduit Have Adverse Tax Consequences.’’

Taxable Income of the REMIC.    The taxable income of a REMIC will equal:

•	the income from the mortgage loans and other assets of the REMIC; plus

•	any cancellation of indebtedness income due to the allocation of realized losses to those REMIC certificates constituting regular interests in the REMIC; less the following items—

1.	the deductions allowed to the REMIC for interest, including original issue discount but reduced by any premium on issuance, on any class of REMIC certificates constituting regular interests in the REMIC, whether offered or not,

2.	amortization of any premium on the mortgage loans held by the REMIC,

3.	bad debt losses with respect to the mortgage loans held by the REMIC, and

4.	except as described below in this ‘‘—Taxable Income of the REMIC’’ subsection, servicing, administrative and other expenses.

For purposes of determining its taxable income, a REMIC will have an initial aggregate basis in its assets equal to the sum of the issue prices of all REMIC certificates, or in the case of REMIC certificates not sold initially, their fair market values. The aggregate basis will be allocated among the mortgage loans and the other assets of the REMIC in proportion to their respective fair market values. The issue price of any REMIC certificates offered hereby will be determined in the manner described above under ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount.’’ The issue price of a REMIC certificate received in exchange for an interest in mortgage loans or other property will equal the fair market value of the interests in the mortgage loans or other property. Accordingly, if one or more classes of REMIC certificates are retained initially rather than sold, the related tax administrator may be required to estimate the fair market value of these interests in order to determine the basis of the REMIC in the mortgage loans and other property held by the REMIC.

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Subject to possible application of the de minimis rules, the method of accrual by a REMIC of original issue discount income and market discount income with respect to mortgage loans that it holds will be equivalent to the method for accruing original issue discount income for holders of REMIC regular certificates. That method is a constant yield method taking into account the prepayment assumption. However, a REMIC that acquires loans at a market discount must include that market discount in income currently, as it accrues, on a constant yield basis. See ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates’’ above, which describes a method for accruing the discount income that is analogous to that required to be used by a REMIC as to mortgage loans with market discount that it holds.

A REMIC will acquire a mortgage loan with discount, or premium, to the extent that the REMIC’s basis, determined as described in the preceding paragraph, is different from its stated redemption price. Discount will be includible in the income of the REMIC as it accrues, in advance of receipt of the cash attributable to that income, under a method similar to the method described above for accruing original issue discount on the REMIC regular certificates. A REMIC probably will elect under section 171 of the Internal Revenue Code to amortize any premium on the mortgage loans that it holds. Premium on any mortgage loan to which this election applies may be amortized under a constant yield method, presumably taking into account the prepayment assumption.

A REMIC will be allowed deductions for interest, including original issue discount, on all of the certificates that constitute regular interests in the REMIC, whether or not offered hereby, as if those certificates were indebtedness of the REMIC. Original issue discount will be considered to accrue for this purpose as described above under ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates— Original Issue Discount.’’ However, the de minimis rule described in that section will not apply in determining deductions.

If a class of REMIC regular certificates is issued at a price in excess of the stated redemption price of that class, the net amount of interest deductions that are allowed to the REMIC in each taxable year with respect to those certificates will be reduced by an amount equal to the portion of that excess that is considered to be amortized in that year. It appears that this excess should be amortized under a constant yield method in a manner analogous to the method of accruing original issue discount described above under ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount.’’

As a general rule, the taxable income of a REMIC will be determined as if the REMIC were an individual having the calendar year as its taxable year and using the accrual method of accounting. However, no item of income, gain, loss or deduction allocable to a prohibited transaction will be taken into account. See ‘‘—REMICs—Prohibited Transactions Tax and Other Taxes’’ below. Further, the limitation on miscellaneous itemized deductions imposed on individuals by section 67 of the Internal Revenue Code will not be applied at the REMIC level so that the REMIC will be allowed full deductions for servicing, administrative and other non-interest expenses in determining its taxable income. All those expenses will be allocated as a separate item to the holders of the related REMIC certificates, subject to the limitation of section 67 of the Internal Revenue Code. See ‘‘—REMICs—Taxation of Owners of REMIC Residual Certificates—Possible Pass-Through of Miscellaneous Itemized Deductions’’ below. If the deductions allowed to the REMIC exceed its gross income for a calendar quarter, the excess will be the net loss for the REMIC for that calendar quarter.

Basis Rules, Net Losses and Distributions.    The adjusted basis of a REMIC residual certificate will be equal to:

•	the amount paid for that REMIC residual certificate,

•	increased by amounts included in the income of the holder of that REMIC residual certificate, and

•	decreased, but not below zero, by payments made, and by net losses allocated, to the holder of that REMIC residual certificate.

A holder of a REMIC residual certificate is not allowed to take into account any net loss for any calendar quarter to the extent that the net loss exceeds the adjusted basis to that holder as of the close of that calendar quarter, determined without regard to that net loss. Any loss that is not currently

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deductible by reason of this limitation may be carried forward indefinitely to future calendar quarters and, subject to the same limitation, may be used only to offset income from the REMIC residual certificate.

Any distribution on a REMIC residual certificate will be treated as a nontaxable return of capital to the extent it does not exceed the holder’s adjusted basis in the REMIC residual certificate. To the extent a distribution on a REMIC residual certificate exceeds the holder’s adjusted basis, it will be treated as gain from the sale of that REMIC residual certificate.

A holder’s basis in a REMIC residual certificate will initially equal the amount paid for the certificate and will be increased by that holder’s allocable share of taxable income of the related REMIC. However, these increases in basis may not occur until the end of the calendar quarter, or perhaps the end of the calendar year, with respect to which the related REMIC’s taxable income is allocated to that holder. To the extent the initial basis of the holder of a REMIC residual certificate is less than the distributions to that holder, and increases in the initial basis either occur after these distributions or, together with the initial basis, are less than the amount of these payments, gain will be recognized to that holder on these distributions. This gain will be treated as gain from the sale of its REMIC residual certificate.

The effect of these rules is that a holder of a REMIC residual certificate may not amortize its basis in a REMIC residual certificate, but may only recover its basis:

•	through distributions,

•	through the deduction of any net losses of the REMIC, or

•	upon the sale of its REMIC residual certificate.

See ‘‘—REMICs—Sales of REMIC Certificates’’ below.

For a discussion of possible modifications of these rules that may require adjustments to income of a holder of a REMIC residual certificate other than an original holder see ‘‘—REMICs—Taxation of Owners of REMIC Residual Certificates—General’’ above. These adjustments could require a holder of a REMIC residual certificate to account for any difference between the cost of the certificate to the holder and the adjusted basis of the certificate would have been in the hands of an original holder.

Excess Inclusions.    Any excess inclusions with respect to a REMIC residual certificate will be subject to federal income tax in all events. In general, the excess inclusions with respect to a REMIC residual certificate for any calendar quarter will be the excess, if any, of:

•	the daily portions of REMIC taxable income allocable to that certificate, over

•	the sum of the daily accruals for each day during the quarter that the certificate was held by that holder.

The daily accruals of a holder of a REMIC residual certificate will be determined by allocating to each day during a calendar quarter its ratable portion of a numerical calculation. That calculation is the product of the adjusted issue price of the REMIC residual certificate at the beginning of the calendar quarter and 120% of the long-term Federal rate in effect on the date of initial issuance. For this purpose, the adjusted issue price of a REMIC residual certificate as of the beginning of any calendar quarter will be equal to:

•	the issue price of the certificate, increased by

•	the sum of the daily accruals for all prior quarters, and decreased, but not below zero, by

•	any payments made with respect to the certificate before the beginning of that quarter.

The issue price of a REMIC residual certificate is the initial offering price to the public at which a substantial amount of the REMIC residual certificates were sold, but excluding sales to bond houses, brokers and underwriters or, if no sales have been made, their initial value. The long-term Federal rate is an average of current yields on Treasury securities with a remaining term of greater than nine years, computed and published monthly by the IRS.

Although it has not done so, the Treasury Department has authority to issue regulations that would treat the entire amount of income accruing on a REMIC residual certificate as excess inclusions if the REMIC residual interest evidenced by that certificate is considered not to have significant value.

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For holders of REMIC residual certificates, excess inclusions:

•	will not be permitted to be offset by deductions, losses or loss carryovers from other activities,

•	will be treated as unrelated business taxable income to an otherwise tax-exempt organization, and

•	will not be eligible for any rate reduction or exemption under any applicable tax treaty with respect to the 30% United States withholding tax imposed on payments to holders of REMIC residual certificates that are foreign investors.

See, however, ‘‘—REMICs—Foreign Investors in REMIC Certificates’’ below.

Furthermore, for purposes of the alternative minimum tax:

•	excess inclusions will not be permitted to be offset by the alternative tax net operating loss deduction, and

•	alternative minimum taxable income may not be less than the taxpayer’s excess inclusions.

This last rule has the effect of preventing non-refundable tax credits from reducing the taxpayer’s income tax to an amount lower than the alternative minimum tax on excess inclusions.

In the case of any REMIC residual certificates held by a real estate investment trust, or REIT, the total excess inclusions with respect to these REMIC residual certificates will be allocated among the shareholders of the REIT in proportion to the dividends received by the shareholders from the REIT. Any amount so allocated will be treated as an excess inclusion with respect to a REMIC residual certificate as if held directly by the shareholder. The total excess inclusions referred to in the previous sentence will be reduced, but not below zero, by any REIT taxable income, within the meaning of section 857(b)(2) of the Internal Revenue Code, other than any net capital gain. Treasury regulations yet to be issued could apply a similar rule to:

•	regulated investment companies,

•	common trusts, and

•	some cooperatives.

The Treasury regulations, however, currently do not address this subject.

Noneconomic REMIC Residual Certificates.    Under the Treasury regulations, transfers of noneconomic REMIC residual certificates will be disregarded for all federal income tax purposes if ‘‘a significant purpose of the transfer was to enable the transferor to impede the assessment or collection of tax.’’ If a transfer is disregarded, the purported transferor will continue to remain liable for any taxes due with respect to the income on the noneconomic REMIC residual certificate. The Treasury regulations provide that a REMIC residual certificate is noneconomic unless, based on the prepayment assumption and on any required or permitted clean up calls, or required liquidation provided for in the related Governing Document:

•	the present value of the expected future payments on the REMIC residual certificate equals at least the present value of the expected tax on the anticipated excess inclusions, and

•	the transferor reasonably expects that the transferee will receive payments with respect to the REMIC residual certificate at or after the time the taxes accrue on the anticipated excess inclusions in an amount sufficient to satisfy the accrued taxes.

The present value calculation referred to above is calculated using the applicable Federal rate for obligations whose term ends on the close of the last quarter in which excess inclusions are expected to accrue with respect to the REMIC residual certificate. This rate is computed and published monthly by the IRS.

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Accordingly, all transfers of REMIC residual certificates that may constitute noneconomic residual interests will be subject to restrictions under the terms of the related Governing Document that are intended to reduce the possibility of any transfer being disregarded. These restrictions will require an affidavit:

•	from each party to the transfer, stating that no purpose of the transfer is to impede the assessment or collection of tax,

•	from the prospective transferee, providing representations as to its financial condition and that it understands that, as the holder of a non-economic REMIC residual certificate, it may incur tax liabilities in excess of any cash flows generated by the REMIC residual certificate and that such transferee intends to pay its taxes associated with holding such REMIC residual certificate as they become due, and

•	from the prospective transferor, stating that it has made a reasonable investigation to determine the transferee’s historic payment of its debts and ability to continue to pay its debts as they come due in the future.

Final Treasury regulations issued on July 18, 2002 (the ‘‘Safe Harbor Regulations’’), provide that transfers of noneconomic residual interests must meet two additional requirements to qualify for the safe harbor: (a) the transferee must represent that it will not cause income from the noneconomic residual interest to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty, hereafter a ‘‘foreign branch’’) of the transferee or another U.S. taxpayer, and (b) the transfer must satisfy either an ‘‘asset test’’ or a ‘‘formula test’’ provided under the REMIC Regulations. A transfer to an ‘‘eligible corporation,’’ generally a domestic corporation, will satisfy the asset test if: at the time of the transfer, and at the close of each of the transferee’s two fiscal years preceding the transferee’s fiscal year of transfer, the transferee’s gross and net assets for financial reporting purposes exceed $100 million and $10 million, respectively, in each case, exclusive of any obligations of certain related persons, the transferee agrees in writing that any subsequent transfer of the interest will be to another eligible corporation in a transaction that satisfies the asset test, and the transferor does not know or have reason to know, that the transferee will not honor these restrictions on subsequent transfers, and a reasonable person would not conclude, based on the facts and circumstances known to the transferor on or before the date of the transfer (specifically including the amount of consideration paid in connection with the transfer of the noneconomic residual interest) that the taxes associated with the residual interest will not be paid. In addition, the direct or indirect transfer of the residual interest to a foreign branch of a domestic corporation is not treated as a transfer to an eligible corporation under the asset test. The ‘‘formula test’’ makes the safe harbor unavailable unless the present value of the anticipated tax liabilities associated with holding the residual interest did not exceed the sum of:

•	the present value of any consideration given to the transferee to acquire the interest,

•	the present value of the expected future distributions on the interest, and

•	the present value of the anticipated tax savings associated with the holding of the interest as the REMIC generates losses.

Present values must be computed using a discount rate equal to the applicable Federal short-term rate.

If the transferee has been subject to the alternative minimum tax in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate, then it may use the alternative minimum tax rate in lieu of the corporate tax rate. In addition, the direct or indirect transfer of the residual interest to a foreign branch of a domestic corporation is not treated as a transfer to an eligible corporation under the formula test.

The Governing Document will require that all transferees of residual certificates furnish an affidavit as to the applicability of one of the safe harbors of the Safe Harbor Regulations, unless the transferor has waived the requirement that the transferee do so.

Prospective investors are encouraged consult their own tax advisors as to the applicability and effect of these alternative safe harbor tests.

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Prior to purchasing a REMIC residual certificate, prospective purchasers should consider the possibility that a purported transfer of a REMIC residual certificate to another party at some future date may be disregarded in accordance with the above-described rules. This would result in the retention of tax liability by the transferor with respect to that purported transfer.

We will disclose in the related prospectus supplement whether the offered REMIC residual certificates may be considered noneconomic residual interests under the Treasury regulations. However, we will base any disclosure that a REMIC residual certificate will not be considered noneconomic upon various assumptions. Further, we will make no representation that a REMIC residual certificate will not be considered noneconomic for purposes of the above-described rules.

See ‘‘—REMICs—Foreign Investors in REMIC Certificates’’ below for additional restrictions applicable to transfers of REMIC residual certificates to foreign persons.

Mark-to-Market Rules.    Regulations under section 475 of the Internal Revenue Code require that a securities dealer mark to market securities held for sale to customers. This mark-to-market requirement applies to all securities owned by a dealer, except to the extent that the dealer has specifically identified a security as held for investment. These regulations provide that for purposes of this mark-to-market requirement, a REMIC residual certificate is not treated as a security for purposes of section 475 of the Internal Revenue Code. Thus, a REMIC residual certificate is not subject to the mark-to-market rules. We recommend that prospective purchasers of a REMIC residual certificate consult their tax advisors regarding these regulations.

Transfers of REMIC Residual Certificates to Investors That Are Foreign Persons.    Unless we otherwise state in the related prospectus supplement, transfers of REMIC residual certificates to investors that are foreign persons under the Internal Revenue Code will be prohibited under the related Governing Documents.

Pass-Through of Miscellaneous Itemized Deductions.    Fees and expenses of a REMIC generally will be allocated to the holders of the related REMIC residual certificates. The applicable Treasury regulations indicate, however, that in the case of a REMIC that is similar to a single class grantor trust, all or a portion of these fees and expenses should be allocated to the holders of the related REMIC regular certificates. Unless we state otherwise in the related prospectus supplement, however, these fees and expenses will be allocated to holders of the related REMIC residual certificates in their entirety and not to the holders of the related REMIC regular certificates.

If the holder of a REMIC certificate receives an allocation of fees and expenses in accordance with the preceding discussion, and if that holder is:

•	an individual,

•	an estate or trust, or

•	a Pass-Through Entity beneficially owned by one or more individuals, estates or trusts,

then—

•	an amount equal to this individual’s, estate’s or trust’s share of these fees and expenses will be added to the gross income of this holder, and

•	the individual’s, estate’s or trust’s share of these fees and expenses will be treated as a miscellaneous itemized deduction allowable subject to the limitation of section 67 of the Internal Revenue Code, which permits the deduction of these fees and expenses only to the extent they exceed, in total, 2% of a taxpayer’s adjusted gross income.

In addition, section 68 of the Internal Revenue Code currently provides that the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount will be reduced by the lesser of:

•	3% of the excess, if any, of such taxpayer’s adjusted gross income, or

•	80% of the amount of itemized deductions otherwise allowable for such tax year.

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Under current law, the applicable reduction will be two-thirds of the above amount for taxable years beginning in 2006 and 2007, and one-third of the above amount for taxable years beginning in 2008 and 2009. For taxable years beginning after December 31, 2009, the reduction of itemized deductions is repealed. Furthermore, in determining the alternative minimum taxable income of a holder of a REMIC certificate that is—

•	an individual,

•	an estate or trust, or

•	a Pass-Through Entity beneficially owned by one or more individuals, estates or trusts,

no deduction will be allowed for the holder’s allocable portion of servicing fees and other miscellaneous itemized deductions of the REMIC, even though an amount equal to the amount of these fees and other deductions will be included in the holder’s gross income.

The amount of additional taxable income reportable by holders of REMIC certificates that are subject to the limitations of either section 67 or Section 68 of the Internal Revenue Code, or the complete disallowance of the related expenses for alternative minimum tax purposes, may be substantial.

Accordingly, REMIC certificates to which these expenses are allocated will generally not be appropriate investments for:

•	an individual,

•	an estate or trust, or

•	a Pass-Through Entity beneficially owned by one or more individuals, estates or trusts.

We recommend that those prospective investors consult with their tax advisors prior to making an investment in a REMIC certificate to which these expenses are allocated.

Sales of REMIC Certificates.    If a REMIC certificate is sold, the selling certificateholder will recognize gain or loss equal to the difference between the amount realized on the sale and its adjusted basis in the REMIC certificate. The adjusted basis of a REMIC regular certificate generally will equal:

•	the cost of the certificate to that certificateholder, increased by

•	income reported by that certificateholder with respect to the certificate, including original issue discount and market discount income, and reduced, but not below zero, by

•	payments on the certificate received by that certificateholder, amortized premium and realized losses allocated to the certificate and previously deducted by the certificateholder.

The adjusted basis of a REMIC residual certificate will be determined as described above under ‘‘—REMICs—Taxation of Owners of REMIC Residual Certificates—Basis Rules, Net Losses and Distributions.’’ Except as described below in this ‘‘—Sales of REMIC Certificates’’ subsection, any gain or loss from your sale of a REMIC certificate will be capital gain or loss, provided that you hold the certificate as a capital asset within the meaning of section 1221 of the Internal Revenue Code, which is generally property held for investment.

In addition to the recognition of gain or loss on actual sales, the Internal Revenue Code requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that—

•	entitle the holder to a specified principal amount,

•	pay interest at a fixed or variable rate, and

•	are not convertible into the stock of the issuer or a related party,

cannot be the subject of a constructive sale for this purpose. Because most REMIC regular certificates meet this exception, section 1259 will not apply to most REMIC regular certificates. However, REMIC regular certificates that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

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Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include the net capital gain in total net investment income for the taxable year. A taxpayer would do so because of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer’s net investment income.

As of the date of this prospectus, the Internal Revenue Code provides for lower rates as to long-term capital gains than those applicable to the short-term capital gains and ordinary income recognized or received by individuals. No similar rate differential exists for corporations. In addition, the distinction between a capital gain or loss and ordinary income or loss is relevant for other purposes to both individuals and corporations.

Gain from the sale of a REMIC regular certificate that might otherwise be a capital gain will be treated as ordinary income to the extent that the gain does not exceed the excess, if any, of:

•	the amount that would have been includible in the seller’s income with respect to that REMIC regular certificate assuming that income had accrued on the certificate at a rate equal to 110% of the applicable Federal rate determined as of the date of purchase of the certificate, which is a rate based on an average of current yields on Treasury securities having a maturity comparable to that of the certificate based on the application of the prepayment assumption to the certificate, over

•	the amount of ordinary income actually includible in the seller’s income prior to that sale.

In addition, gain recognized on the sale of a REMIC regular certificate by a seller who purchased the certificate at a market discount will be taxable as ordinary income in an amount not exceeding the portion of that discount that accrued during the period the certificate was held by the seller, reduced by any market discount included in income under the rules described above under ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates—Market Discount’’ and ‘‘—Premium.’’

REMIC certificates will be ‘‘evidences of indebtedness’’ within the meaning of Section 582(c)(1) of the Internal Revenue Code, so that gain or loss recognized from the sale of a REMIC certificate by a bank or thrift institution to which that section of the Internal Revenue Code applies will be ordinary income or loss.

A portion of any gain from the sale of a REMIC regular certificate that might otherwise be capital gain may be treated as ordinary income to the extent that a holder holds the certificate as part of a ‘‘conversion transaction’’ within the meaning of section 1258 of the Internal Revenue Code. A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk, if substantially all of the taxpayer’s return is attributable to the time value of the taxpayer’s net investment in that transaction. The amount of gain so realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer’s net investment at 120% of the appropriate applicable Federal rate at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.

Except as may be provided in Treasury regulations yet to be issued, a loss realized on the sale of a REMIC residual certificate will be subject to the ‘‘wash sale’’ rules of section 1091 of the Internal Revenue Code, if during the period beginning six months before, and ending six months after, the date of that sale the seller of that certificate:

•	reacquires that same REMIC residual certificate,

•	acquires any other residual interest in a REMIC, or

•	acquires any similar interest in a taxable mortgage pool, as defined in section 7701(i) of the Internal Revenue Code.

In that event, any loss realized by the holder of a REMIC residual certificate on the sale will not be recognized or deductible currently, but instead will be added to that holder’s adjusted basis in the newly-acquired asset.

Prohibited Transactions Tax and Other Taxes.    The Internal Revenue Code imposes a tax on REMICs equal to 100% of the net income derived from prohibited transactions. In general, subject to specified exceptions, a prohibited transaction includes:

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•	the disposition of a non-defaulted mortgage loan,

•	the receipt of income from a source other than a mortgage loan or other permitted investments,

•	the receipt of compensation for services, or

•	the gain from the disposition of an asset purchased with collections on the mortgage loans for temporary investment pending payment on the REMIC certificates.

It is not anticipated that any REMIC will engage in any prohibited transactions as to which it would be subject to this tax.

In addition, some contributions to a REMIC made after the day on which the REMIC issues all of its interests could result in the imposition of a tax on the REMIC equal to 100% of the value of the contributed property. The related Governing Document will include provisions designed to prevent the acceptance of any contributions that would be subject to this tax.

REMICs also are subject to federal income tax at the highest corporate rate on Net Income From Foreclosure Property, determined by reference to the rules applicable to REITs. The related Governing Documents may permit the special servicer to conduct activities with respect to a mortgaged property acquired by one of our trusts in a manner that causes the trust to incur this tax, if doing so would, in the reasonable discretion of the special servicer, maximize the net after-tax proceeds to certificateholders. However, under no circumstance may the special servicer allow the acquired mortgaged property to cease to be a ‘‘permitted investment’’ under section 860G(a)(5) of the Internal Revenue Code.

Unless we state otherwise in the related prospectus supplement, and to the extent permitted by then applicable laws, any tax on prohibited transactions, particular contributions or Net Income From Foreclosure Property, and any state or local income or franchise tax, that may be imposed on the REMIC will be borne by the related trustee, tax administrator, master servicer, special servicer or manager, in any case out of its own funds, provided that—

•	the person has sufficient assets to do so, and

•	the tax arises out of a breach of that person’s obligations under select provisions of the related Governing Document.

Any tax not borne by one of these persons would be charged against the related trust resulting in a reduction in amounts payable to holders of the related REMIC certificates.

Tax and Restrictions on Transfers of REMIC Residual Certificates to Particular Organizations.    If a REMIC residual certificate is transferred to a Disqualified Organization, a tax will be imposed in an amount equal to the product of:

•	the present value of the total anticipated excess inclusions with respect to the REMIC residual certificate for periods after the transfer, and

•	the highest marginal federal income tax rate applicable to corporations.

The value of the anticipated excess inclusions is discounted using the applicable Federal rate for obligations whose term ends on the close of the last quarter in which excess inclusions are expected to accrue with respect to the REMIC residual certificate.

The anticipated excess inclusions must be determined as of the date that the REMIC residual certificate is transferred and must be based on:

•	events that have occurred up to the time of the transfer,

•	the prepayment assumption, and

•	any required or permitted clean up calls or required liquidation provided for in the related Governing Document.

The tax on transfers to Disqualified Organizations generally would be imposed on the transferor of the REMIC residual certificate, except when the transfer is through an agent for a Disqualified

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Organization. In that case, the tax would instead be imposed on the agent. However, a transferor of a REMIC residual certificate would in no event be liable for the tax with respect to a transfer if:

•	the transferee furnishes to the transferor an affidavit that the transferee is not a Disqualified Organization, and

•	as of the time of the transfer, the transferor does not have actual knowledge that the affidavit is false.

In addition, if a Pass-Through Entity includes in income excess inclusions with respect to a REMIC residual certificate, and a Disqualified Organization is the record holder of an interest in that entity, then a tax will be imposed on that entity equal to the product of:

•	the amount of excess inclusions on the certificate that are allocable to the interest in the Pass-Through Entity held by the Disqualified Organization, and

•	the highest marginal federal income tax rate imposed on corporations.

A Pass-Through Entity will not be subject to this tax for any period, however, if each record holder of an interest in that Pass-Through Entity furnishes to that Pass-Through Entity:

•	the holder’s social security number and a statement under penalties of perjury that the social security number is that of the record holder, or

•	a statement under penalties of perjury that the record holder is not a Disqualified Organization.

If an Electing Large Partnership holds a REMIC residual certificate, all interests in the Electing Large Partnership are treated as held by Disqualified Organizations for purposes of the tax imposed on pass-through entities described in the second preceding paragraph. This tax on Electing Large Partnerships must be paid even if each record holder of an interest in that partnership provides a statement mentioned in the prior paragraph.

In addition, a person holding an interest in a Pass-Through Entity as a nominee for another person will, with respect to that interest, be treated as a Pass-Through Entity.

Moreover, an entity will not qualify as a REMIC unless there are reasonable arrangements designed to ensure that:

•	the residual interests in the entity are not held by Disqualified Organizations, and

•	the information necessary for the application of the tax described in this prospectus will be made available.

We will include in the related Governing Document restrictions on the transfer of REMIC residual certificates and other provisions that are intended to meet this requirement, and we will discuss those restrictions and provisions in any prospectus supplement relating to the offering of any REMIC residual certificate.

Termination.    A REMIC will terminate immediately after the distribution date following receipt by the REMIC of the final payment with respect to the related mortgage loans or upon a sale of the REMIC’s assets following the adoption by the REMIC of a plan of complete liquidation. The last payment on a REMIC regular certificate will be treated as a payment in retirement of a debt instrument. In the case of a REMIC residual certificate, if the last payment on that certificate is less than the REMIC residual certificateholder’s adjusted basis in the certificate, that holder should, but may not, be treated as realizing a capital loss equal to the amount of that difference.

Reporting and Other Administrative Matters.    Solely for purposes of the administrative provisions of the Internal Revenue Code, a REMIC will be treated as a partnership and holders of the related REMIC residual certificates will be treated as partners. Unless we otherwise state in the related prospectus supplement, the related tax administrator will file REMIC federal income tax returns on behalf of the REMIC, and will be designated as and will act as or on behalf of the tax matters person with respect to the REMIC in all respects.

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As, or as agent for, the tax matters person, the related tax administrator, subject to applicable notice requirements and various restrictions and limitations, generally will have the authority to act on behalf of the REMIC and the holders of the REMIC residual certificates in connection with the administrative and judicial review of the REMIC’s—

•	income,

•	deductions,

•	gains,

•	losses, and

•	classification as a REMIC.

Holders of REMIC residual certificates generally will be required to report these REMIC items consistently with their treatment on the related REMIC’s tax return. In addition, these holders may in some circumstances be bound by a settlement agreement between the related tax administrator, as, or as agent for, the tax matters person, and the IRS concerning any REMIC item. Adjustments made to the REMIC’s tax return may require these holders to make corresponding adjustments on their returns. An audit of the REMIC’s tax return, or the adjustments resulting from that audit, could result in an audit of a holder’s return.

No REMIC will be registered as a tax shelter under section 6111 of the Internal Revenue Code. Any person that holds a REMIC residual certificate as a nominee for another person may be required to furnish to the related REMIC, in a manner to be provided in Treasury regulations, the name and address of that other person, as well as other information.

Reporting of interest income, including any original issue discount, with respect to REMIC regular certificates is required annually, and may be required more frequently under Treasury regulations. These information reports generally are required to be sent or made readily available through electronic means to individual holders of REMIC regular certificates and the IRS. Holders of REMIC regular certificates that are—

•	corporations,

•	trusts,

•	securities dealers, and

•	various other non-individuals,

will be provided interest and original issue discount income information and the information set forth in the following paragraphs. This information will be provided upon request in accordance with the requirements of the applicable regulations. The information must be provided by the later of:

•	30 days after the end of the quarter for which the information was requested, or

•	two weeks after the receipt of the request.

Reporting with respect to REMIC residual certificates, including—

•	income,

•	excess inclusions,

•	investment expenses, and

•	relevant information regarding qualification of the REMIC’s assets,

will be made as required under the Treasury regulations, generally on a quarterly basis.

As applicable, the REMIC regular certificate information reports will include a statement of the adjusted issue price of the REMIC regular certificate at the beginning of each accrual period. In addition, the reports will include information required by regulations with respect to computing the accrual of any market discount. Because exact computation of the accrual of market discount on a constant yield method

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would require information relating to the holder’s purchase price that the REMIC may not have, the regulations only require that information pertaining to the appropriate proportionate method of accruing market discount be provided. See ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates— Market Discount.’’

Unless we otherwise specify in the related prospectus supplement, the responsibility for complying with the foregoing reporting rules will be borne by the related tax administrator for the subject REMIC.

Backup Withholding with Respect to REMIC Certificates.    Payments of interest and principal, as well as payments of proceeds from the sale of REMIC certificates, may be subject to the backup withholding tax under Section 3406 of the Internal Revenue Code if recipients of these payments:

•	fail to furnish to the payor information regarding, among other things, their taxpayer identification numbers, or

•	otherwise fail to establish an exemption from this tax.

Any amounts deducted and withheld from a payment to a recipient would be allowed as a credit against the recipient’s federal income tax. Furthermore, penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.

Foreign Investors in REMIC Certificates.    Unless we otherwise disclose in the related prospectus supplement, a holder of a REMIC regular certificate that is—

•	a foreign person, and

•	not subject to federal income tax as a result of any direct or indirect connection to the United States in addition to its ownership of that certificate,

will normally not be subject to United States federal income or withholding tax with respect to a payment on a REMIC regular certificate. To avoid withholding or tax, that holder must comply with applicable identification requirements. These requirements include delivery of a statement, signed by the certificateholder under penalties of perjury, certifying that the certificateholder is a foreign person and providing the name, address and such other information with respect to the certificateholder as may be required by regulations issued by the Treasury Department. Special rules apply to partnerships, estates and trusts, and in certain circumstances certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof.

For these purposes, a foreign person is anyone other than a U.S. Person.

It is possible that the IRS may assert that the foregoing tax exemption should not apply with respect to a REMIC regular certificate held by a person or entity that owns directly or indirectly a 10% or greater interest in the related REMIC residual certificates. If the holder does not qualify for exemption, payments of interest, including payments in respect of accrued original issue discount, to that holder may be subject to a tax rate of 30%, subject to reduction under any applicable tax treaty.

It is possible, under regulations promulgated under Section 881 of the Internal Revenue Code concerning conduit financing transactions, that the exemption from withholding taxes described above may also not be available to a holder who is a foreign person and either—

•	owns 10% or more of one or more underlying mortgagors, or

•	if the holder is a controlled foreign corporation, is related to one or more mortgagors in the applicable trust.

Further, it appears that a REMIC regular certificate would not be included in the estate of a nonresident alien individual and would not be subject to United States estate taxes. However, it is recommended that certificateholders who are nonresident alien individuals consult their tax advisors concerning this question.

Unless we otherwise state in the related prospectus supplement, the related Governing Document will prohibit transfers of REMIC residual certificates to investors that are:

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•	foreign persons, or

•	U.S. Persons, if classified as a partnership under the Internal Revenue Code, unless all of their beneficial owners are U.S. Persons and the partnership agreement prohibits transfers of partnership interests to non-U.S. Persons.

Grantor Trusts

Classification of Grantor Trusts.    With respect to each series of grantor trust certificates, our counsel will deliver its opinion to the effect that, assuming compliance with all provisions of the related Governing Document, the related trust, or relevant portion of that trust, will be classified as a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code and not as a partnership or an association taxable as a corporation.

A grantor trust certificate may be classified as either of the following types of certificate:

•	a grantor trust fractional interest certificate representing an undivided equitable ownership interest in the principal of the mortgage loans constituting the related grantor trust, together with interest, if any, on those loans at a pass-through rate; or

•	a grantor trust strip certificate representing ownership of all or a portion of the difference between—

1.	interest paid on the mortgage loans constituting the related grantor trust, minus

2.	the sum of:

•	normal administration fees, and

•	interest paid to the holders of grantor trust fractional interest certificates issued with respect to that grantor trust

A grantor trust strip certificate may also evidence a nominal ownership interest in the principal of the mortgage loans constituting the related grantor trust.

Characterization of Investments in Grantor Trust Certificates.

Grantor Trust Fractional Interest Certificates.    Unless we otherwise disclose in the related prospectus supplement, any offered certificates that are grantor trust fractional interest certificates will generally represent interests in:

•	‘‘loans . . . secured by an interest in real property’’ within the meaning of section 7701(a)(19)(C)(v) of the Internal Revenue Code, but only to the extent that the underlying mortgage loans have been made with respect to property that is used for residential or other prescribed purposes;

•	‘‘obligation[s] (including any participation or certificate of beneficial ownership therein) which . . . [are] principally secured by an interest in real property’’ within the meaning of section 860G(a)(3) of the Internal Revenue Code; and

•	‘‘real estate assets’’ within the meaning of section 856(c)(5)(B) of the Internal Revenue Code.

In addition, interest on offered certificates that are grantor trust fractional interest certificates will, to the same extent, be considered ‘‘interest on obligations secured by mortgages on real property or on interests in real property’’ within the meaning of section 856(c)(3)(B) of the Internal Revenue Code.

Grantor Trust Strip Certificates.    Even if grantor trust strip certificates evidence an interest in a grantor trust—

•	consisting of mortgage loans that are ‘‘loans . . . secured by an interest in real property’’ within the meaning of section 7701(a)(19)(C)(v) of the Internal Revenue Code,

•	consisting of mortgage loans that are ‘‘real estate assets’’ within the meaning of section 856(c)(5)(B) of the Internal Revenue Code, and

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•	the interest on which is ‘‘interest on obligations secured by mortgages on real property’’ within the meaning of section 856(c)(3)(B) of the Internal Revenue Code, it is unclear whether the grantor trust strip certificates, and the income from those certificates, will be so characterized. We recommend that prospective purchasers to which the characterization of an investment in grantor trust strip certificates is material consult their tax advisors regarding whether the grantor trust strip certificates, and the income from those certificates, will be so characterized.

The grantor trust strip certificates will be ‘‘obligation[s] (including any participation or certificate of beneficial ownership therein) which . . . [are] principally secured by an interest in real property’’ within the meaning of section 860G(a)(3)(A) of the Internal Revenue Code.

Taxation of Owners of Grantor Trust Fractional Interest Certificates.

General.    Holders of a particular series of grantor trust fractional interest certificates generally:

•	will be required to report on their federal income tax returns their shares of the entire income from the underlying mortgage loans, including amounts used to pay reasonable servicing fees and other expenses, and

•	will be entitled to deduct their shares of any reasonable servicing fees and other expenses.

Because of stripped interests, market or original issue discount, or premium, the amount includible in income on account of a grantor trust fractional interest certificate may differ significantly from interest paid or accrued on the underlying mortgage loans.

Section 67 of the Internal Revenue Code allows an individual, estate or trust holding a grantor trust fractional interest certificate directly or through some types of pass-through entities a deduction for any reasonable servicing fees and expenses only to the extent that the total of the holder’s miscellaneous itemized deductions exceeds two percent of the holder’s adjusted gross income.

Section 68 of the Internal Revenue Code currently reduces the amount of itemized deductions otherwise allowable for an individual whose adjusted gross income exceeds a specified amount. Under current law, the applicable reduction will be two-thirds of the above amount for taxable years beginning in 2006 and 2007, and one-third of the above amount for taxable years beginning in 2008 and 2009. For taxable years beginning after December 31, 2009, the reduction of itemized deductions is repealed.

The amount of additional taxable income reportable by holders of grantor trust fractional interest certificates who are subject to the limitations of either section 67 or section 68 of the Internal Revenue Code may be substantial. Further, certificateholders, other than corporations, subject to the alternative minimum tax may not deduct miscellaneous itemized deductions in determining their alternative minimum taxable income.

Although it is not entirely clear, it appears that in transactions in which multiple classes of grantor trust certificates, including grantor trust strip certificates, are issued, any fees and expenses should be allocated among those classes of grantor trust certificates. The method of this allocation should recognize that each class benefits from the related services. In the absence of statutory or administrative clarification as to the method to be used, we currently expect that information returns or reports to the IRS and certificateholders will be based on a method that allocates these fees and expenses among classes of grantor trust certificates with respect to each period based on the payments made to each class during that period.

The federal income tax treatment of grantor trust fractional interest certificates of any series will depend on whether they are subject to the stripped bond rules of section 1286 of the Internal Revenue Code. Grantor trust fractional interest certificates may be subject to those rules if:

•	a class of grantor trust strip certificates is issued as part of the same series, or

•	we or any of our affiliates retain, for our or its own account or for purposes of resale, a right to receive a specified portion of the interest payable on an underlying mortgage loan.

Further, the IRS has ruled that an unreasonably high servicing fee retained by a seller or servicer will be treated as a retained ownership interest in mortgage loans that constitutes a stripped coupon. We will include in the related prospectus supplement information regarding servicing fees paid out of the assets of the related trust to:

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•	a master servicer,

•	a special servicer,

•	any sub-servicer, or

•	their respective affiliates.

With respect to certain categories of debt instruments, section 1272(a)(6) of the Internal Revenue Code requires the use of a reasonable prepayment assumption in accruing original issue discount, and adjustments in the accrual of original issue discount when prepayments do not conform to the prepayment assumption.

Legislation enacted in 1997 extended the scope of that section to cover investments in any pool of debt instruments the yield on which may be affected by reason of prepayments. The precise application of section 1272(a)(6) of the Internal Revenue Code to pools of debt instruments is unclear in certain respects. For example, it is uncertain whether a prepayment assumption will be applied collectively to all of a taxpayer’s investments in these pools of debt instruments, or on an investment-by-investment basis. Similarly, it is not clear whether the assumed prepayment rate as to investments in grantor trust fractional interest certificates is to be determined based on conditions at the time of the first sale of the certificate or, with respect to any holder, at the time of purchase of the certificate by that holder.

We recommend that certificateholders consult their tax advisors concerning reporting original issue discount, market discount and premium with respect to grantor trust fractional interest certificates.

If Stripped Bond Rules Apply.    If the stripped bond rules apply, each grantor trust fractional interest certificate will be treated as having been issued with original issue discount within the meaning of section 1273(a) of the Internal Revenue Code. This is subject, however, to the discussion below regarding:

•	the treatment of some stripped bonds as market discount bonds, and

•	de minimis market discount.

See ‘‘—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates— Market Discount’’ below.

The holder of a grantor trust fractional interest certificate will report interest income from its grantor trust fractional interest certificate for each month to the extent it constitutes ‘‘qualified stated interest’’ in accordance with its normal method of accounting. See ‘‘REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount’’ in this prospectus for a description of qualified stated interest.

The original issue discount on a grantor trust fractional interest certificate will be the excess of the certificate’s stated redemption price over its issue price. The issue price of a grantor trust fractional interest certificate as to any purchaser will be equal to the price paid by that purchaser of the grantor trust fractional interest certificate. The stated redemption price of a grantor trust fractional interest certificate will be the sum of all payments to be made on that certificate, other than qualified stated interest, if any, and the certificate’s share of reasonable servicing fees and other expenses.

See ‘‘—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—If Stripped Bond Rules Do Not Apply’’ for a definition of ‘‘qualified stated interest.’’ In general, the amount of that income that accrues in any month would equal the product of:

•	the holder’s adjusted basis in the grantor trust fractional interest certificate at the beginning of the related month, as defined in ‘‘—Grantor Trusts—Sales of Grantor Trust Certificates,’’ and

•	the yield of that grantor trust fractional interest certificate to the holder.

The yield would be computed at the rate, that, if used to discount the holder’s share of future payments on the related mortgage loans, would cause the present value of those future payments to equal the price at which the holder purchased the certificate. This rate is compounded based on the regular interval between distribution dates. In computing yield under the stripped bond rules, a certificateholder’s share of future payments on the related mortgage loans will not include any payments made with respect

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to any ownership interest in those mortgage loans retained by us, a master servicer, a special servicer, a sub-servicer or our or their respective affiliates, but will include the certificateholder’s share of any reasonable servicing fees and other expenses and is based generally on the method described in section 1272(a)(6) of the Internal Revenue Code. The precise means of applying that method is uncertain in various respects. See ‘‘—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—General.’’

In the case of a grantor trust fractional interest certificate acquired at a price equal to the principal amount of the related mortgage loans allocable to that certificate, the use of a prepayment assumption generally would not have any significant effect on the yield used in calculating accruals of interest income. In the case, however, of a grantor trust fractional interest certificate acquired at a price less than or greater than the principal amount, respectively, the use of a reasonable prepayment assumption would increase or decrease the yield. Therefore, the use of this prepayment assumption would accelerate or decelerate, respectively, the reporting of income.

In the absence of statutory or administrative clarification, we currently expect that information reports or returns to the IRS and certificateholders will be based on:

•	a prepayment assumption determined when certificates are offered and sold hereunder, which we will disclose in the related prospectus supplement, and

•	a constant yield computed using a representative initial offering price for each class of certificates.

However, neither we nor any other person will make any representation that—

•	the mortgage loans in any of our trusts will in fact prepay at a rate conforming to the prepayment assumption used or any other rate, or

•	the prepayment assumption will not be challenged by the IRS on audit.

Certificateholders also should bear in mind that the use of a representative initial offering price will mean that the information returns or reports that we send, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.

Under Treasury regulation section 1.1286-1, some stripped bonds are to be treated as market discount bonds. Accordingly, any purchaser of that bond is to account for any discount on the bond as market discount rather than original issue discount. This treatment only applies, however, if immediately after the most recent disposition of the bond by a person stripping one or more coupons from the bond and disposing of the bond or coupon:

•	there is no original issue discount or only a de minimis amount of original issue discount, or

•	the annual stated rate of interest payable on the original bond is no more than one percentage point lower than the gross interest rate payable on the related mortgage loans, before subtracting any servicing fee or any stripped coupon.

If interest payable on a grantor trust fractional interest certificate is more than one percentage point lower than the gross interest rate payable on the related mortgage loans, we will disclose that fact in the related prospectus supplement. If the original issue discount or market discount on a grantor trust fractional interest certificate determined under the stripped bond rules is less than the product of:

•	0.25% of the stated redemption price, and

•	the weighted average maturity of the related mortgage loans,

then the original issue discount or market discount will be considered to be de minimis. Original issue discount or market discount of only a de minimis amount will be included in income in the same manner as de minimis original issue discount and market discount described in ‘‘—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—If Stripped Bond Rules Do Not Apply’’ and ‘‘—Market Discount’’ below.

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If Stripped Bond Rules Do Not Apply.    Subject to the discussion below on original issue discount, if the stripped bond rules do not apply to a grantor trust fractional interest certificate, the certificateholder will be required to report its share of the interest income on the related mortgage loans in accordance with the certificateholder’s normal method of accounting. In that case, the original issue discount rules will apply, even if the stripped bond rules do not apply, to a grantor trust fractional interest certificate to the extent it evidences an interest in mortgage loans issued with original issue discount.

The original issue discount, if any, on mortgage loans will equal the difference between:

•	the stated redemption price of the mortgage loans, and

•	their issue price.

For a definition of ‘‘stated redemption price,’’ see ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount’’ above. In general, the issue price of a mortgage loan will be the amount received by the borrower from the lender under the terms of the mortgage loan. If the borrower separately pays points to the lender that are not paid for services provided by the lender, such as commitment fees or loan processing costs, the amount of those points paid reduces the issue price.

The stated redemption price of a mortgage loan will generally equal its principal amount. The determination as to whether original issue discount will be considered to be de minimis will be calculated using the same test as in the REMIC discussion. See ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount’’ above.

In the case of mortgage loans bearing adjustable or variable interest rates, we will describe in the related prospectus supplement the manner in which these rules will be applied with respect to the mortgage loans by the related trustee or master servicer, as applicable, in preparing information returns to certificateholders and the IRS.

If original issue discount is in excess of a de minimis amount, all original issue discount with respect to a mortgage loan will be required to be accrued and reported in income each month, based generally on the method described in section 1272(a)(6) of the Internal Revenue Code. The precise means of applying that method is uncertain in various respects, however. See ‘‘—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—General.’’

A purchaser of a grantor trust fractional interest certificate may purchase the grantor trust fractional interest certificate at a cost less than the certificate’s allocable portion of the total remaining stated redemption price of the underlying mortgage loans. In that case, the purchaser will also be required to include in gross income the certificate’s daily portions of any original issue discount with respect to those mortgage loans. However, each daily portion will be reduced, if the cost of the grantor trust fractional interest certificate to the purchaser is in excess of the certificate’s allocable portion of the aggregate adjusted issue prices of the underlying mortgage loans. The reduction will be approximately in proportion to the ratio that the excess bears to the certificate’s allocable portion of the total original issue discount remaining to be accrued on those mortgage loans.

The adjusted issue price of a mortgage loan on any given day equals the sum of:

•	the adjusted issue price or the issue price, in the case of the first accrual period, of the mortgage loan at the beginning of the accrual period that includes that day, and

•	the daily portions of original issue discount for all days during the accrual period prior to that day.

The adjusted issue price of a mortgage loan at the beginning of any accrual period will equal:

•	the issue price of the mortgage loan, increased by

•	the total amount of original issue discount with respect to the mortgage loan that accrued in prior accrual periods, and reduced by

•	the amount of any payments made on the mortgage loan in prior accrual periods of amounts included in its stated redemption price.

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In the absence of statutory or administrative clarification, we currently expect that information reports or returns to the IRS and certificateholders will be based on:

•	a prepayment assumption determined when the certificates are offered and sold hereunder and disclosed in the related prospectus supplement, and

•	a constant yield computed using a representative initial offering price for each class of certificates.

However, neither we nor any other person will make any representation that—

•	the mortgage loans will in fact prepay at a rate conforming to the prepayment assumption or any other rate, or

•	the prepayment assumption will not be challenged by the IRS on audit.

Certificateholders also should bear in mind that the use of a representative initial offering price will mean that the information returns or reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.

Market Discount.    If the stripped bond rules do not apply to a grantor trust fractional interest certificate, a certificateholder may be subject to the market discount rules of Sections 1276 through 1278 of the Internal Revenue Code to the extent an interest in a mortgage loan is considered to have been purchased at a market discount. A mortgage loan is considered to have been purchased at a market discount if—

•	in the case of a mortgage loan issued without original issue discount, it is purchased at a price less than its remaining stated redemption price, or

•	in the case of a mortgage loan issued with original issue discount, it is purchased at a price less than its adjusted issue price.

If market discount is in excess of a de minimis amount, the holder generally must include in income in each month the amount of the discount that has accrued, under the rules described below, through that month that has not previously been included in income. However, the inclusion will be limited, in the case of the portion of the discount that is allocable to any mortgage loan, to the payment of stated redemption price on the mortgage loan that is received by or, for accrual method certificateholders, due to the trust in that month. A certificateholder may elect to include market discount in income currently as it accrues, under a constant yield method based on the yield of the certificate to the holder, rather than including it on a deferred basis in accordance with the foregoing. Such market discount will be accrued based generally on the method described in section 1272(a)(6) of the Internal Revenue Code. The precise means of applying that method is uncertain in various respects, however. See ‘‘Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—General.’’

We recommend that certificateholders consult their own tax advisors concerning accrual of market discount with respect to grantor trust fractional interest certificates. Certificateholders should also refer to the related prospectus supplement to determine whether and in what manner the market discount will apply to the underlying mortgage loans purchased at a market discount.

To the extent that the underlying mortgage loans provide for periodic payments of stated redemption price, you may be required to include market discount in income at a rate that is not significantly slower than the rate at which that discount would be included in income if it were original issue discount.

Market discount with respect to mortgage loans may be considered to be de minimis and, if so, will be includible in income under de minimis rules similar to those described under ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount’’ above.

Further, under the rules described under ‘‘—REMICs—Taxation of Owners of REMIC Regular Certificates—Market Discount’’ above, any discount that is not original issue discount and exceeds a de minimis amount may require the deferral of interest expense deductions attributable to accrued market discount not yet includible in income, unless an election has been made to report market discount currently as it accrues. This rule applies without regard to the origination dates of the underlying mortgage loans.

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Premium.    If a certificateholder is treated as acquiring the underlying mortgage loans at a premium, which is a price in excess of their remaining stated redemption price, the certificateholder may elect under section 171 of the Internal Revenue Code to amortize the portion of that premium allocable to mortgage loans originated after September 27, 1985 using a constant yield method. Amortizable premium is treated as an offset to interest income on the related debt instrument, rather than as a separate interest deduction. However, premium allocable to mortgage loans originated before September 28, 1985 or to mortgage loans for which an amortization election is not made, should:

•	be allocated among the payments of stated redemption price on the mortgage loan, and

•	be allowed as a deduction as those payments are made or, for an accrual method certificateholder, due.

It appears that a prepayment assumption should be used in computing amortization of premium allowable under section 171 of the Internal Revenue Code similar to that described for calculating the accrual of market discount of grantor trust fractional interest certificates based generally on the method described in section 1272(a)(6) of the Internal Revenue Code. The precise means of applying that method is uncertain in various respects, however. See ‘‘Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—General.’’

Taxation of Owners of Grantor Trust Strip Certificates.    The stripped coupon rules of section 1286 of the Internal Revenue Code will apply to the grantor trust strip certificates. Except as described above under ‘‘—Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—If Stripped Bond Rules Apply,’’ no regulations or published rulings under section 1286 of the Internal Revenue Code have been issued and some uncertainty exists as to how it will be applied to securities, such as the grantor trust strip certificates. Accordingly, we recommend that you consult your tax advisors concerning the method to be used in reporting income or loss with respect to those certificates.

The Treasury regulations promulgated under the original discount rules do not apply to stripped coupons, although they provide general guidance as to how the original issue discount sections of the Internal Revenue Code will be applied.

Under the stripped coupon rules, it appears that original issue discount will be required to be accrued in each month on the grantor trust strip certificates based on a constant yield method. In effect, you would include as interest income in each month an amount equal to the product of your adjusted basis in the grantor trust strip certificate at the beginning of that month and the yield of the grantor trust strip certificate to you. This yield would be calculated based on:

•	the price paid for that grantor trust strip certificate by you, and

•	the projected payments remaining to be made on that grantor trust strip certificate at the time of the purchase, plus

•	an allocable portion of the projected servicing fees and expenses to be paid with respect to the underlying mortgage loans.

Such yield will accrue based generally on the method described in section 1272(a)(6) of the Internal Revenue Code. The precise means of applying that method is uncertain in various respects, however. See ‘‘Grantor Trusts—Taxation of Owners of Grantor Trust Fractional Interest Certificates—General.’’

If the method for computing original issue discount under section 1272(a)(6) results in a negative amount of original issue discount as to any accrual period with respect to a grantor trust strip certificate, the amount of original issue discount allocable to that accrual period will be zero. That is, no current deduction of the negative amount will be allowed to you. You will instead only be permitted to offset that negative amount against future positive original issue discount, if any, attributable to that certificate. Although not free from doubt, it is possible that you may be permitted to deduct a loss to the extent his or her basis in the certificate exceeds the maximum amount of payments you could ever receive with respect to that certificate. However, the loss may be a capital loss, which is limited in its deductibility. The foregoing considerations are particularly relevant to grantor trust certificates with no, or disproportionately small, amounts of principal, which can have negative yields under circumstances that are not default

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related. See ‘‘Risk Factors—The Investment Performance of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans; and Those Payments, Defaults and Losses May Be Highly Unpredictable’’ above.

The accrual of income on the grantor trust strip certificates will be significantly slower using a prepayment assumption than if yield is computed assuming no prepayments. In the absence of statutory or administrative clarification, we currently expect that information returns or reports to the IRS and certificateholders will be based on:

•	the prepayment assumption we will disclose in the related prospectus supplement, and

•	a constant yield computed using a representative initial offering price for each class of certificates.

However, neither we nor any other person will make any representation that—

•	the mortgage loans in any of our trusts will in fact prepay at a rate conforming to the prepayment assumption or at any other rate or

•	the prepayment assumption will not be challenged by the IRS on audit.

We recommend that prospective purchasers of the grantor trust strip certificates consult their tax advisors regarding the use of the prepayment assumption.

Certificateholders also should bear in mind that the use of a representative initial offering price will mean that the information returns or reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders of each series who bought at that price.

Sales of Grantor Trust Certificates.    Any gain or loss recognized on the sale or exchange of a grantor trust certificate by an investor who holds that certificate as a capital asset, will be capital gain or loss, except as described below in this ‘‘—Sales of Grantor Trust Certificates’’ subsection. The amount recognized equals the difference between:

•	the amount realized on the sale or exchange of a grantor trust certificate, and

•	its adjusted basis.

The adjusted basis of a grantor trust certificate generally will equal:

•	its cost, increased by

•	any income reported by the seller, including original issue discount and market discount income, and reduced, but not below zero, by

•	any and all previously reported losses, amortized premium, and payments with respect to that grantor trust certificate.

As of the date of this prospectus, the Internal Revenue Code provides for lower rates as to long-term capital gains than those applicable to the short-term capital gains and ordinary income realized or received by individuals. No similar rate differential exists for corporations. In addition, the distinction between a capital gain or loss and ordinary income or loss remains relevant for other purposes.

Gain or loss from the sale of a grantor trust certificate may be partially or wholly ordinary and not capital in some circumstances. Gain attributable to accrued and unrecognized market discount will be treated as ordinary income. Gain or loss recognized by banks and other financial institutions subject to Section 582(c) of the Internal Revenue Code will be treated as ordinary income.

Furthermore, a portion of any gain that might otherwise be capital gain may be treated as ordinary income to the extent that the grantor trust certificate is held as part of a ‘‘conversion transaction’’ within the meaning of Section 1258 of the Internal Revenue Code. A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk, if substantially all of the taxpayer’s return is attributable to the time value of the taxpayer’s net investment in the transaction. The amount of gain realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have

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accrued on the taxpayer’s net investment at 120% of the appropriate applicable Federal rate at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.

The Internal Revenue Code requires the recognition of gain upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that—

•	entitle the holder to a specified principal amount,

•	pay interest at a fixed or variable rate, and

•	are not convertible into the stock of the issuer or a related party,

cannot be the subject of a constructive sale for this purpose. Because most grantor trust certificates meet this exception, this Section will not apply to most grantor trust certificates. However, some grantor trust certificates have no, or a disproportionately small amount of, principal and these certificates can be the subject of a constructive sale.

Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include the net capital gain in total net investment income for the relevant taxable year. This election would be done for purposes of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer’s net investment income.

Grantor Trust Reporting.    Unless otherwise provided in the related prospectus supplement, the related tax administrator will furnish or make readily available through electronic means to each holder of a grantor trust certificate with each payment a statement setting forth the amount of the payment allocable to principal on the underlying mortgage loans and to interest on those loans at the related pass-through rate. In addition, the related tax administrator will furnish, within a reasonable time after the end of each calendar year, to each person or entity that was the holder of a grantor trust certificate at any time during that year, information regarding:

•	the amount of servicing compensation received by a master servicer or special servicer, and

•	all other customary factual information the reporting party deems necessary or desirable to enable holders of the related grantor trust certificates to prepare their tax returns.

The reporting party will furnish comparable information to the IRS as and when required by law to do so.

Because the rules for accruing discount and amortizing premium with respect to grantor trust certificates are uncertain in various respects, there is no assurance the IRS will agree with the information reports of those items of income and expense. Moreover, those information reports, even if otherwise accepted as accurate by the IRS, will in any event be accurate only as to the initial certificateholders that bought their certificates at the representative initial offering price used in preparing the reports.

On January 24, 2006, the Treasury Department published final regulations, which establish a reporting framework for interests in ‘‘widely held fixed investment trusts’’ and place the responsibility of reporting on the person in the ownership chain who holds an interest for a beneficial owner. A widely-held fixed investment trust is defined as an arrangement classified as a ‘‘trust’’ under Treasury regulation section 301.7701-4(c) in which any interest is held by a middleman, which includes, but is not limited to:

•	a custodian of a person’s account,

•	a nominee, and

•	a broker holding an interest for a customer in street name.

The trustee, or its designated agent, will be required to calculate and provide information to requesting persons with respect to the trust in accordance with these new regulations beginning with

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respect to the 2007 calendar year. The trustee (or its designated agent), or the applicable middleman (in the case of interests held through a middleman), will be required to file information returns with the IRS and provide tax information statements to holders in accordance with these new regulations after December 31, 2007.

Backup Withholding.    In general, the rules described under ‘‘—REMICs—Backup Withholding with Respect to REMIC Certificates’’ above will also apply to grantor trust certificates.

Foreign Investors.    In general, the discussion with respect to REMIC regular certificates under ‘‘—REMICs—Foreign Investors in REMIC Certificates’’ above applies to grantor trust certificates. However, unless we otherwise specify in the related prospectus supplement, grantor trust certificates will be eligible for exemption from U.S. withholding tax, subject to the conditions described in the discussion above, only to the extent the related mortgage loans were originated after July 18, 1984.

To the extent that interest on a grantor trust certificate would be exempt under sections 871(h)(1) and 881(c) of the Internal Revenue Code from United States withholding tax, and the certificate is not held in connection with a certificateholder’s trade or business in the United States, the certificate will not be subject to United States estate taxes in the estate of a nonresident alien individual.

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STATE AND OTHER TAX CONSEQUENCES

In addition to the federal income tax consequences described in ‘‘Federal Income Tax Consequences,’’ potential investors should consider the state and local tax consequences concerning the offered certificates. State tax law may differ substantially from the corresponding federal law, and the discussion above does not purport to describe any aspect of the tax laws of any state or other jurisdiction. Therefore, we recommend that prospective investors consult their tax advisors with respect to the various tax consequences of investments in the offered certificates.

ERISA CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, as amended, imposes various requirements on—

•	ERISA Plans, and

•	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, ERISA Plans include corporate pension and profit sharing plans as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Internal Revenue Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Internal Revenue Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Internal Revenue Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

•	investment prudence and diversification, and

•	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a Party in Interest with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Internal Revenue Code contains similar prohibitions applicable to transactions involving the assets of an I.R.C. Plan. For purposes of this discussion, Plans include ERISA Plans as well as individual retirement accounts, Keogh plans and other I.R.C. Plans.

The types of transactions between Plans and Parties in Interest that are prohibited include:

•	sales, exchanges or leases of property;

•	loans or other extensions of credit; and

•	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Internal Revenue Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

Plan Asset Regulations

A Plan’s investment in offered certificates may cause the underlying mortgage assets and other assets of the related trust to be deemed assets of that Plan. Section 2510.3-101 of the Plan Asset Regulations,

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as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include both Plans and entities using assets of Plans, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons:

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the related trustee, the related master servicer, the related special servicer or any other party with discretionary authority over the related trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

•	has discretionary authority or control over the management or disposition of the assets of that Plan, or

•	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the related trustee, master servicer or special servicer, or affiliates of any of these parties, may be—

•	deemed to be a fiduciary with respect to the investing Plan, and

•	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Internal Revenue Code. For example, if a borrower with respect to a mortgage loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of offered certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a ‘‘guaranteed governmental mortgage pool certificate,’’ the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a ‘‘guaranteed governmental mortgage pool certificate’’ some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not ‘‘guaranteed governmental mortgage pool certificates’’ within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of offered certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the related trustee, master servicer or special servicer or any related underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in the related prospectus supplement before purchasing any offered certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the offered certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

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•	Prohibited Transaction Class Exemption 75-1, which exempts particular transactions involving Plans and broker-dealers, reporting dealers and banks;

•	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

•	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

•	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of an ERISA Plan by a ‘‘qualified professional asset manager;’’

•	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

•	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an ‘‘in-house asset manager.’’

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any class of offered certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment. The prospectus supplement with respect to the offered certificates of any series may contain additional information regarding the availability of other exemptions, with respect to those certificates.

Underwriter’s Exemption

It is expected that Lehman Brothers Inc. will be the sole underwriter or the lead or co-lead managing underwriter in each underwritten offering of certificates made by this prospectus. The U.S. Department of Labor issued Prohibited Transaction Exemption 91-14 to a predecessor in interest to Lehman Brothers Inc. Subject to the satisfaction of the conditions specified in that exemption, PTE 91-14, as amended by PTE 97-34, PTE 2000-58 and PTE 2002-41, generally exempts from the application of the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code, various transactions relating to, among other things—

•	the servicing and operation of some mortgage assets pools, such as the types of mortgage assets pools that will be included in our trusts, and

•	the purchase, sale and holding of some certificates evidencing interests in those pools that are underwritten by Lehman Brothers Inc. or any person affiliated with Lehman Brothers Inc., such as particular classes of the offered certificates.

The related prospectus supplement will state whether PTE 91-14 is or may be available with respect to any offered certificates underwritten by Lehman Brothers Inc.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Internal Revenue Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA

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and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in offered certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Consultation with Counsel

If you are a fiduciary for a Plan and you intend to purchase offered certificates on behalf of or with assets of that Plan, you should:

•	consider your general fiduciary obligations under ERISA, and

•	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Internal Revenue Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Internal Revenue Code will be subject to federal income taxation to the extent that its income is ‘‘unrelated business taxable income’’ within the meaning of Section 512 of the Internal Revenue Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See ‘‘Federal Income Tax Consequences—REMICs—Taxation of Owners of REMIC Residual Certificates—Excess Inclusions’’ in this prospectus.

LEGAL INVESTMENT

If and to the extent specified in the related prospectus supplement, certain classes of the offered certificates of any series will constitute mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

Generally, the only classes of offered certificates that will qualify as ‘‘mortgage related securities’’ will be those that: (1) are rated in one of two highest rating categories by at least one nationally recognized statistical rating organization; and (2) are part of a series evidencing interests in a trust fund consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate. The appropriate characterization of offered certificates not qualifying as ‘‘mortgage related securities’’ for purposes of SMMEA under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase such certificates, may be subject to significant interpretive uncertainties. All investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities are encouraged consult with their own legal advisors in determining whether and to what extent the offered certificates constitute legal investments for them.

‘‘Mortgage related securities’’ are legal investments for persons, trusts, corporations, partnerships, associations, business trusts, and business entities, including depository institutions, insurance companies, trustees and pension funds—

•	that are created or existing under the laws of the United States or any state, including the District of Columbia and Puerto Rico, and

•	whose authorized investments are subject to state regulations,

to the same extent that, under applicable law, obligations issued by or guaranteed as to principal and interest by the United States or any of its agencies or instrumentalities are legal investments for those entities.

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Under SMMEA, a number of states enacted legislation, on or prior to the October 3, 1991 cut-off for those enactments, limiting to various extents the ability of some entities (in particular, insurance companies) to invest in ‘‘mortgage related securities’’ secured by liens on residential, or mixed residential and commercial properties, in most cases by requiring the affected investors to rely solely upon existing state law, and not SMMEA. Pursuant to Section 347 of the Riegle Community Development and Regulatory Improvement Act of 1994, which amended the definition of ‘‘mortgage related security’’ to include, in relevant part, certificates satisfying the rating and qualified originator requirements for ‘‘mortgage related securities,’’ but evidencing interests in a trust fund consisting, in whole or in part, of first liens on one or more parcels of real estate upon which are located one or more commercial structures, states were authorized to enact legislation, on or before September 23, 2001, specifically referring to Section 347 and prohibiting or restricting the purchase, holding or investment by state-regulated entities in those types of certificates. Accordingly, the investors affected by any state legislation overriding the preemptive effect of SMMEA will be authorized to invest in offered certificates qualifying as ‘‘mortgage related securities’’ only to the extent provided in that legislation.

SMMEA also amended the legal investment authority of federally chartered depository institutions as follows:

•	federal savings and loan associations and federal savings banks may invest in, sell or otherwise deal in ‘‘mortgage related securities’’ without limitation as to the percentage of their assets represented by those securities; and

•	federal credit unions may invest in ‘‘mortgage related securities’’ and national banks may purchase ‘‘mortgage related securities’’ for their own account without regard to the limitations generally applicable to investment securities prescribed in 12 U.S.C. § 24 (Seventh), subject in each case to the regulations that the applicable federal regulatory authority may prescribe.

Effective December 31, 1996, the OCC amended 12 C.F.R. Part 1 to authorize national banks to purchase and sell for their own account, without limitation as to a percentage of the bank’s capital and surplus, but subject to compliance with certain general standards concerning ‘‘safety and soundness’’ and retention of credit information in 12 C.F.R. Section 1.5, some ‘‘Type IV securities,’’ which are defined in 12 C.F.R. Section 1.2(m) to include certain commercial mortgage-related securities and residential mortgage-related securities. As defined, ‘‘commercial mortgage-related security’’ and ‘‘residential mortgage-related security’’ mean, in relevant part, a ‘‘mortgage related security’’ within the meaning of SMMEA, provided that, in the case of a ‘‘commercial mortgage-related security,’’ it ‘‘represents ownership of a promissory note or certificate of interest or participation that is directly secured by a first lien on one or more parcels of real estate upon which one or more commercial structures are located and that is fully secured by interests in a pool of loans to numerous obligors.’’ In the absence of any rule or administrative interpretation by the OCC defining the term ‘‘numerous obligors,’’ we make no representation as to whether any class of offered certificates will qualify as ‘‘commercial mortgage-related securities,’’ and thus as ‘‘Type IV securities,’’ for investment by national banks.

The NCUA has adopted rules, codified at 12 C.F.R. Part 703, which permit federal credit unions to invest in ‘‘mortgage related securities’’ (other than stripped mortgage related securities (unless the credit union complies with the requirements of 12 C.F.R. Section 703.16 for investing in those securities) under limited circumstances, residual interests in mortgage related securities and commercial mortgage related securities), subject to compliance with general rules governing investment policies and practices; however, credit unions approved for the NCUA’s ‘‘investment pilot program’’ under 12 C.F.R. § 703.19 may be able to invest in those prohibited forms of securities, while ‘‘RegFlex credit unions’’ may invest in commercial mortgage related securities under certain conditions pursuant to 12 C.F.R. § 742.4(b)(2).

The OTS has issued Thrift Bulletin 13a (December 1, 1998), ‘‘Management of Interest Rate Risk, Investment Securities, and Derivatives Activities,’’ and Thrift Bulletin 73a (December 18, 2001), ‘‘Investing in Complex Securities,’’ which thrift institutions subject to the jurisdiction of the OTS should consider before investing in any of the offered certificates.

All depository institutions considering an investment in the offered certificates are encouraged review the ‘‘Supervisory Policy Statement on Investment Securities and End-User Derivatives Activities’’

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of the Federal Financial Institutions Examination Council, which has been adopted by the Board of Governors of the Federal Reserve System, the FDIC, the OCC and the OTS effective May 26, 1998, and by the NCUA effective October 1, 1998. That statement sets forth general guidelines which depository institutions must follow in managing risks, including market, credit, liquidity, operational (transaction), and legal risks, applicable to all securities, including mortgage pass-through securities and mortgage-derivative products used for investment purposes.

Investors whose investment activities are subject to regulation by federal or state authorities are encouraged review rules, policies, and guidelines adopted from time to time by those authorities before purchasing any offered certificates, as certain classes may be deemed unsuitable investments, or may otherwise be restricted, under those rules, policies, or guidelines (in certain instances irrespective of SMMEA).

The foregoing does not take into consideration the applicability of statutes, rules, regulations, orders, guidelines, or agreements generally governing investments made by a particular investor, including, but not limited to, ‘‘prudent investor’’ provisions, percentage-of-assets limits, provisions that may restrict or prohibit investment in securities that are not ‘‘interest-bearing’’ or ‘‘income-paying,’’ and, with regard to any offered certificates issued in book-entry form, provisions that may restrict or prohibit investments in securities that are issued in book-entry form.

Except as to the status of some classes as ‘‘mortgage related securities,’’ we make no representations as to the proper characterization of any class of offered certificates for legal investment, financial institution regulatory or other purposes. Also, we make no representations as to the ability of particular investors to purchase any class of offered certificates under applicable legal investment restrictions. These uncertainties (and any unfavorable future determinations concerning legal investment or financial institution regulatory characteristics of the certificates) may adversely affect the liquidity of any class of offered certificates. Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities, you are encouraged consult with your legal advisors in determining whether and to what extent—

•	the offered certificates of any class and series constitute legal investments or are subject to investment, capital or other restrictions; and

•	if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

USE OF PROCEEDS

Unless otherwise specified in the related prospectus supplement, the net proceeds to be received from the sale of the offered certificates of any series will be applied by us to the purchase of assets for the related trust or will be used by us to cover expenses related to that purchase and the issuance of those certificates. We expect to sell the offered certificates from time to time, but the timing and amount of offerings of those certificates will depend on a number of factors, including the volume of mortgage assets acquired by us, prevailing interest rates, availability of funds and general market conditions.

METHOD OF DISTRIBUTION

The certificates offered by this prospectus and the related prospectus supplements will be offered in series through one or more of the methods described in the next paragraph. The prospectus supplement prepared for the offered certificates of each series will describe the method of offering being utilized for those certificates and will state the net proceeds to us from the sale of those certificates.

We intend that offered certificates will be offered through the following methods from time to time. We further intend that offerings may be made concurrently through more than one of these methods or that an offering of the offered certificates of a particular series may be made through a combination of two or more of these methods. The methods are as follows:

1.	by negotiated firm commitment or best efforts underwriting and public offering by one or more underwriters specified in the related prospectus supplement;

2.	by placements by us with institutional investors through dealers; and

3.	by direct placements by us with institutional investors.

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In addition, if specified in the related prospectus supplement, the offered certificates of a series may be offered in whole or in part to the seller of the mortgage assets that would back those certificates. Furthermore, the related trust assets for any series of offered certificates may include other securities, the offering of which was registered under the registration statement of which this prospectus is a part.

If underwriters are used in a sale of any offered certificates, other than in connection with an underwriting on a best efforts basis, the offered certificates will be acquired by the underwriters for their own account. These certificates may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices to be determined at the time of sale or at the time of commitment therefor. The managing underwriter or underwriters with respect to the offer and sale of offered certificates of a particular series will be described on the cover of the prospectus supplement relating to the series and the members of the underwriting syndicate, if any, will be named in the relevant prospectus supplement.

Underwriters may receive compensation from us or from purchasers of the offered certificates in the form of discounts, concessions or commissions. Underwriters and dealers participating in the payment of the offered certificates may be deemed to be underwriters in connection with those certificates. In addition, any discounts or commissions received by them from us and any profit on the resale of those offered certificates by them may be deemed to be underwriting discounts and commissions under the Securities Act.

It is anticipated that the underwriting agreement pertaining to the sale of the offered certificates of any series will provide that—

•	the obligations of the underwriters will be subject to various conditions precedent,

•	the underwriters will be obligated to purchase all the certificates if any are purchased, other than in connection with an underwriting on a best efforts basis, and

•	in limited circumstances, we will indemnify the several underwriters and the underwriters will indemnify us against civil liabilities relating to disclosure in our registration statement, this prospectus or any of the related prospectus supplements, including liabilities under the Securities Act, or will contribute to payments required to be made with respect to any liabilities.

The prospectus supplement with respect to any series offered by placements through dealers will contain information regarding the nature of the offering and any agreements to be entered into between us and purchasers of offered certificates of that series.

We anticipate that the offered certificates will be sold primarily to institutional investors. Purchasers of offered certificates, including dealers, may, depending on the facts and circumstances of the purchases, be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act, in connection with reoffers and sales by them of offered certificates. Holders of offered certificates are encouraged to consult with their legal advisors in this regard prior to any reoffer or sale.

It is expected that Lehman Brothers Inc. will be the sole underwriter or the lead or co-lead managing underwriter in each underwritten offering of certificates made by this prospectus. Lehman Brothers Inc. is our affiliate and an affiliate of Lehman Holdings.

We may not publicly offer all the mortgage pass-through certificates evidencing interests in one of our trusts. We may elect to retain some of those certificates, to place some privately with institutional investors, to place some with investors outside the United States or to deliver some to the applicable seller as partial consideration for the related mortgage assets.

LEGAL MATTERS

Unless otherwise specified in the related prospectus supplement, particular legal matters in connection with the certificates of each series, including some federal income tax consequences, will be passed upon for us by—

•	Sidley Austin LLP;

•	Cadwalader, Wickersham & Taft LLP;

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•	Skadden, Arps, Slate, Meagher & Flom LLP; or

•	Thacher Proffitt & Wood LLP.

FINANCIAL INFORMATION

A new trust will be formed with respect to each series of offered certificates. None of those trusts will engage in any business activities or have any assets or obligations prior to the issuance of the related series of offered certificates. Accordingly, no financial statements with respect to any trust will be included in this prospectus or in the related prospectus supplement. We have determined that our financial statements will not be material to the offering of any offered certificates.

RATING

It is a condition to the issuance of any class of offered certificates that, at the time of issuance, at least one nationally recognized statistical rating organization has rated those certificates in one of its generic rating categories which signifies investment grade. Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade. We will, in the related prospectus supplement, with respect to each class of offered certificates, identify the applicable rating agency or agencies and specify the minimum rating(s) that must be assigned to each such class.

Ratings on mortgage pass-through certificates address the likelihood of receipt by the holders of all payments of interest and/or principal to which they are entitled. These ratings address the structural, legal and issuer-related aspects associated with the certificates, the nature of the underlying mortgage assets and the credit quality of any third-party credit enhancer. The rating(s) on a class of offered certificates will not represent any assessment of—

•	whether the price paid for those certificates is fair;

•	whether those certificates are a suitable investment for any particular investor;

•	the tax attributes of those certificates or of the related trust;

•	the yield to maturity or, if they have principal balances, the average life of those certificates;

•	the likelihood or frequency of prepayments of principal on the underlying mortgage loans;

•	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;

•	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

•	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans; or

•	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each security rating should be evaluated independently of any other security rating.

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GLOSSARY

The following capitalized terms will have the respective meanings assigned to them in this ‘‘Glossary’’ section whenever they are used in this prospectus.

‘‘ADA’’ means the Americans with Disabilities Act of 1990, as amended.

‘‘CERCLA’’ means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

‘‘Clearstream’’ means Clearstream Banking Luxembourg.

‘‘Committee Report’’ means the Conference Committee Report accompanying the Tax Reform Act of 1986.

‘‘CPR’’ means an assumed constant rate of prepayment each month, which is expressed on a per annum basis, relative to the then outstanding principal balance of a pool of mortgage loans for the life of those loans.

‘‘Disqualified Organization’’ means:

•	the United States,

•	any State or political subdivision of the United States,

•	any foreign government,

•	any international organization,

•	any agency or instrumentality of the foregoing, except for instrumentalities described in Section 168(h)(2)(D) of the Internal Revenue Code or the Freddie Mac,

•	any organization, other than a cooperative described in Section 521 of the Internal Revenue Code, that is exempt from federal income tax, except if it is subject to the tax imposed by Section 511 of the Internal Revenue Code, or

•	any organization described in Section 1381(a)(2)(C) of the Internal Revenue Code.

‘‘DRA’’ means the Deficit Reduction Act of 2006.

‘‘DTC’’ means The Depository Trust Company.

‘‘Electing Large Partnership’’ means any partnership having more than 100 members during the preceding tax year which elects to apply simplified reporting provisions under the Internal Revenue Code, except for some service partnerships and commodity pools.

‘‘EPA’’ means the Environmental Protection Agency.

‘‘ERISA’’ means the Employee Retirement Income Security Act of 1974, as amended.

‘‘ERISA Plan’’ means any employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA.

‘‘ECSPLC’’ means Euroclear Clearance System Public Limited Company.

‘‘Euroclear Operator’’ means Euroclear Bank, S.A./N.V., as operator of the Euroclear System, or any successor entity in that capacity.

‘‘Euroclear Terms and Conditions’’ means the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and, to the extent that it applies to the operation of the Euroclear System, Belgian law.

‘‘Exchange Act’’ means the Securities Exchange Act of 1934, as amended.

‘‘Fannie Mae’’ means the Federal National Mortgage Association.

‘‘Farmer Mac’’ means the Federal Agricultural Mortgage Corporation.

‘‘FASB 140’’ means the Financial Accounting Standards Board’s Statement No. 140, entitled ‘‘Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,’’ issued in September 2002.

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‘‘FDIC’’ means the Federal Deposit Insurance Corporation.

‘‘Financial Intermediary’’ means a brokerage firm, bank, thrift institution or other financial intermediary that maintains an account of a beneficial owner of securities.

‘‘Freddie Mac’’ means the Federal Home Loan Mortgage Corporation.

‘‘Ginnie Mae’’ means the Government National Mortgage Association.

‘‘Governing Document’’ means the pooling and servicing agreement or other similar agreement or collection of agreements, which governs the issuance of a series of offered certificates.

‘‘Internal Revenue Code’’ means the Internal Revenue Code of 1986, as amended.

‘‘I.R.C. Plan’’ means a plan, arrangement or account that is subject to Section 4975 of the Internal Revenue Code, including individual retirement accounts and certain Keogh plans.

‘‘IRS’’ means the Internal Revenue Service.

‘‘Lender Liability Act’’ means the Asset Conservation Lender Liability and Deposit Insurance Act of 1996, as amended.

‘‘Net Income From Foreclosure Property’’ means income from foreclosure property other than qualifying rents and other qualifying income for a REIT.

‘‘NCUA’’ means the National Credit Union Administration.

‘‘OCC’’ means the Office of the Comptroller of the Currency.

‘‘OTS’’ means the Office of Thrift Supervision.

‘‘Party In Interest’’ means any person that is a ‘‘party in interest’’ within the meaning of ERISA or a ‘‘disqualified person’’ within the meaning of Section 4975 of the Internal Revenue Code.

‘‘Pass-Through Entity’’ means any:

•	regulated investment company,

•	real estate investment trust,

•	trust,

•	partnership, or

•	other entities described in Section 860E(e)(6) of the Internal Revenue Code.

‘‘Plan’’ means an ERISA Plan or an I.R.C. Plan.

‘‘Plan Asset Regulations’’ means the regulations of the U.S. Department of Labor promulgated under ERISA describing what constitutes the assets of a Plan.

‘‘PTE’’ means a Prohibited Transaction Exemption issued by the U.S. Department of Labor.

‘‘RCRA’’ means the federal Resource Conservation and Recovery Act.

‘‘REIT’’ means a real estate investment trust within the meaning of Section 856(a) of the Internal Revenue Code.

‘‘Relief Act’’ means the Servicemembers Civil Relief Act.

‘‘REMIC’’ means a real estate mortgage investment conduit, within the meaning of, and formed in accordance with, the Tax Reform Act of 1986 and Sections 860A through 860G of the Internal Revenue Code.

‘‘Safe Harbor Regulations’’ means the final Treasury regulations issued on July 18, 2002.

‘‘SEC’’ means the Securities and Exchange Commission.

‘‘Securities Act’’ means the Securities Act of 1933, as amended.

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‘‘SMMEA’’ means the Secondary Mortgage Market Enhancement Act of 1984, as amended.

‘‘SPA’’ means standard prepayment assumption.

‘‘Title V’’ means Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980.

‘‘Treasury Department’’ means the United States Department of the Treasury.

‘‘UCC’’ means, for any jurisdiction, the Uniform Commercial Code as in effect in that jurisdiction.

‘‘USA Patriot Act’’ means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

‘‘U.S. Person’’ means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any state or the District of Columbia;

•	an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

•	a trust as to which—

1.	a court in the United States is able to exercise primary supervision over the administration of the trust, and

2.	one or more United States persons have the authority to control all substantial decisions of the trust.

In addition, to the extent provided in the Treasury Regulations, a trust will be a U.S. Person if it was in existence on August 20, 1996 and it elected to be treated as a U.S. Person.

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The attached diskette contains one spreadsheet file that can be put on a user-specified hard drive or network drive. This spreadsheet file is ‘‘LBUBS07C1.xls.’’ The spreadsheet file ‘‘LBUBS07C1.xls’’ is a Microsoft Excel(1), Version 5.0 spreadsheet. The file provides, in electronic format, some of the statistical information that appears under the caption ‘‘Description of the Mortgage Pool’’ in, and on Annexes A-1, A-5 and A-6 to, this prospectus supplement. Capitalized terms used, but not otherwise defined, in the spreadsheet file will have the respective meanings assigned to them in this prospectus supplement. All the information contained in the spreadsheet file is subject to the same limitations and qualifications contained in this prospectus supplement. Prospective investors are strongly urged to read this prospectus supplement and the accompanying base prospectus in its entirety prior to accessing the spreadsheet file.

(1)     Microsoft Excel is a registered trademark of Microsoft Corporation.

Prospectus Supplement

Until May 23, 2007, all dealers that effect transactions in the offered certificates, whether or not participating in this offering, may be required to deliver this prospectus supplement and the accompanying base prospectus. This delivery requirement is in addition to the obligation of dealers to deliver this prospectus supplement and the accompanying prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$3,457,895,000
(Approximate)

LB-UBS Commercial
Mortgage Trust 2007-C1

Commercial Mortgage Pass-Through
Certificates, Series 2007-C1

Class A-1, Class A-2, Class A-3, Class A-AB,
Class A-4, Class A-1A, Class A-M,
Class A-J, Class B, Class C, Class D, Class E,
Class F, Class X-CP and Class X-W

PROSPECTUS SUPPLEMENT

UBS GLOBAL ASSET MANAGEMENT

LEHMAN BROTHERS

WACHOVIA SECURITIES

February 15, 2007